As filed with the Securities and Exchange Commission on November 16, 2020
Registration No. 333-240094

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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AMENDMENT NO. 3 TO
FORM F-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
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FIAT CHRYSLER AUTOMOBILES N.V.
(Exact name of Registrant as specified in its charter)
N/A
(Translation of Registrant’s name into English)
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The Netherlands	3711	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

25 St. James’s Street
London SW1A 1HA
United Kingdom
Tel. No.: +44 (0)20 7766 0311
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)
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Richard K. Palmer
25 St. James’s Street
London SW1A 1HA
United Kingdom
Tel. No.: +44 (0)20 7766 0311
(Name, address, including zip code and telephone number including area code, of agent for service)
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Copies to:

Scott Miller Sullivan & Cromwell LLP 125 Broad Street New York, NY 10004 Tel. No.: 212-558-4000	Giorgio Fossati Fiat Chrysler Automobiles N.V. 25 St. James’s Street London SW1A 1HA United Kingdom Tel. No.: +44 (0)20 7766 0311	George Stephanakis Cravath, Swaine & Moore LLP CityPoint, 1 Ropemaker Street London EC2Y 9HR United Kingdom Tel. No.: +44 (0)20 7453 1040	Mark Rollinger Peugeot S.A. Route de Gisy 78140 Vélizy-Villacoublay France Tel No.: +33 (0) 1 55 948100
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Approximate date of commencement of proposed sale to the public: As promptly as practicable after the date this Registration Statement becomes effective and upon the satisfaction or waiver of all other conditions to the consummation of the merger described in this prospectus.
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If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.
Emerging growth company  
If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.
† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.
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The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this preliminary prospectus is subject to completion or amendment. A registration statement relating to the securities subject to this preliminary prospectus has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This preliminary prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of such securities, in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to appropriate registration or qualification under the securities laws of such jurisdiction.
PRELIMINARY PROSPECTUS
SUBJECT TO AMENDMENT AND COMPLETION, DATED NOVEMBER 16, 2020
Merger of Peugeot S.A. with and into
Fiat Chrysler Automobiles N.V.
(incorporated in the Netherlands as a naamloze vennootschap)
TO BE RENAMED
Stellantis N.V.
WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY
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On December 17, 2019, Fiat Chrysler Automobiles N.V. (“FCA”) and Peugeot S.A. (“PSA”) entered into a combination agreement (the “original combination agreement”) providing for the combination of FCA and PSA through a cross-border merger (the “merger”), with FCA as the surviving company in the merger. On September 14, 2020, the parties entered into an amendment to the original combination agreement (the “combination agreement amendment”, and together with the original combination agreement, the “combination agreement”), amending certain terms of the combination. On the day immediately following the completion of the merger described in this prospectus, FCA will be renamed Stellantis N.V. (“Stellantis”) and in this prospectus we also sometimes refer to the surviving company after the merger as the “combined group.” This prospectus relates to the common shares of FCA (the “FCA common shares” or, at or after the effective time of the merger, the “Stellantis common shares”) to be issued to holders of PSA ordinary shares in connection with the merger.
The combination agreement provides that, subject to requisite shareholder approvals and the other conditions precedent included in the combination agreement and described in this prospectus, PSA shareholders will receive 1.742 FCA common shares for each PSA ordinary share that they hold immediately prior to completion of the merger. The exchange ratio is fixed and will not be adjusted for changes in the market value of FCA common shares or PSA ordinary shares.
Holders of PSA ordinary shares will vote on the merger at an extraordinary meeting of shareholders and a special meeting of shareholders entitled to double voting rights scheduled for [●] and [●], respectively. Separately, holders of FCA common shares will vote on the merger at an extraordinary meeting of shareholders scheduled for [●]. Subject to the satisfaction and/or waiver of the other conditions precedent contained in the combination agreement, the merger will not become effective unless (a) a resolution approving the merger is passed at (i) the extraordinary meeting of holders of PSA ordinary shares (the “PSA General Meeting Approval”) with a two-thirds majority of the votes cast by the shareholders present or represented at such meeting, provided that at least 25 percent of the PSA ordinary shares carrying voting rights are present or represented at the first convening of such meeting, or at least 20 percent of the PSA ordinary shares carrying voting rights are present or represented at the second convening of such meeting, and at (ii) the special meeting of PSA shareholders entitled to double voting rights (the “PSA Special Meeting Approval” and, together with the PSA General Meeting Approval, the “PSA Shareholders Approval”) with a two-thirds majority of the votes cast by the shareholders entitled to double voting rights present or represented at such meeting, provided that at least one-third of the PSA ordinary shares carrying double voting rights are present or represented at the first convening of such meeting, or at least 20 percent of the PSA ordinary shares carrying double voting rights are present or represented at the second convening of such meeting, and (b) a resolution approving the merger is passed at the extraordinary meeting of holders of FCA common shares (the “FCA Shareholders Approval”) with the affirmative vote of the holders of (i) a majority of the votes cast at the FCA shareholders’ meeting (provided that one half or more of the issued and outstanding share capital of FCA is represented at such meeting) or (ii) if less than one half of the issued and outstanding share capital of FCA is represented at the FCA shareholders’ meeting, at least two-thirds of the votes cast at such meeting. As of October 31, 2020, (a) Établissements Peugeot Frères and FFP, owned, directly through their wholly-owned subsidiary Maillot I (“Maillot” and, together with Établissements Peugeot Frères and FFP, “EPF/FFP”) 12.36 percent of PSA’s share capital and 18.01 percent of the total voting rights of PSA, (b) Bpifrance Participations S.A. (“BPI S.A.”) owned, directly and indirectly through its wholly-owned subsidiary Lion Participations SAS (“Lion SAS”, and, together with BPI S.A., “BPI”), 12.36 percent of PSA’s share capital and 18.01 percent of the total voting rights of PSA, and (c) Dongfeng Motor Group Company Ltd. (“DFG”) and Dongfeng Motor (Hong-Kong) International Co Ltd. (“DMHK”, and, together with DFG, “Dongfeng”) owned 11.24 percent of PSA’s share capital and 16.38 percent of the total voting rights of PSA. Each of EPF/FFP, BPI and Dongfeng has agreed to vote in favor of the merger. As of November 13, 2020, Exor N.V. (“Exor” and, together with EPF/FFP, BPI and Dongfeng, the “Reference Shareholders”) owned 28.54 of FCA’s issued and outstanding common shares, and, based on the loyalty voting system of FCA, 44.40 percent of the total voting rights in FCA. Exor has agreed to vote in favor of the merger.
Based on the number of FCA common shares and PSA ordinary shares outstanding on the date of the combination agreement, and without giving effect to the repurchase of PSA ordinary shares by PSA from Dongfeng as described under “The Combination Agreement and Cross Border Merger Terms—The Combination Agreement and Shareholders Undertakings—Shareholders Undertakings—Lock-up”, upon effectiveness of the merger the pre-merger PSA shareholders would collectively hold approximately 50 percent of the Stellantis common shares, and the pre-merger shareholders of FCA would collectively hold the remaining approximately 50 percent of the Stellantis common shares. The merger will become effective at 00:00 a.m. Central European Time on the first day after the date on which the notarial deed of merger between FCA and PSA is executed. Based on the number of PSA ordinary shares outstanding on October 31, 2020, FCA will issue up to 1,545,221,900 FCA common shares as part of the merger, of which 520,767,016 FCA common shares have been registered pursuant to the registration statement of which this prospectus forms a part, as they will be issued in respect of PSA ordinary shares held directly by U.S. residents as of such date (plus an additional amount of shares to cover potential flowback into the United States).
The businesses currently carried out by FCA and its subsidiaries and PSA and its subsidiaries will be combined under Stellantis following the merger.
WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND A PROXY. If you hold PSA ordinary shares or FCA common shares through an intermediary such as a broker/dealer or clearing agency, you should consult with that intermediary about how to obtain information on the relevant shareholders’ meetings of PSA and FCA. The supervisory board of PSA (the “PSA Supervisory Board”) has unanimously recommended that PSA shareholders vote in favor of the merger and the board of directors of FCA (the “FCA Board”) has unanimously recommended that FCA shareholders vote in favor of the merger. Separate materials will be made available to shareholders of FCA and PSA shareholders in connection with their respective extraordinary general meetings in accordance with applicable Dutch and French laws.
FCA common shares are currently traded on the New York Stock Exchange (“NYSE”) under the ticker symbol “FCAU” and on the Mercato Telematico Azionario (“MTA”) organized and managed by Borsa Italiana S.p.A. under the ticker symbol “FCA”. FCA will apply to list supplementally the Stellantis common shares to be issued in the merger on the NYSE and on the MTA. FCA will also apply for admission to listing and trading of the Stellantis common shares on the regulated market of Euronext in Paris (“Euronext Paris”), on which PSA ordinary shares are currently listed. The admission to listing and trading on Euronext Paris is expected to occur prior to the merger, subject to the approval by the competent authorities.
None of the Securities and Exchange Commission (“SEC”), the French Autorité des marchés financiers (the “AMF”), the Commissione Nazionale per le Società e la Borsa (“CONSOB”), the Dutch Stichting Autoriteit Financiële Markten (the “AFM”) nor any other securities commission of any jurisdiction has approved or disapproved of the securities offered in this prospectus, passed on the merits or fairness of the transactions described in this prospectus or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense. This prospectus does not constitute an offer to buy or sell, or a solicitation of an offer to buy or sell, any securities, or a solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. For the avoidance of doubt, this prospectus does not constitute an offer to buy or sell securities or a solicitation of an offer to buy or sell any securities in France, in Italy or any member state of the European Economic Area or the United Kingdom (each, a “Relevant State”), nor a solicitation of a proxy under the laws of France or Italy or any Relevant State, and it is not intended to be, and is not, a prospectus or an offer document for the purposes of Regulation (EU) 2017/1129 of the European Parliament and of the Council of June 14, 2017 (as amended, the “Prospectus Regulation”). You should inform yourself about and observe any such restrictions, and none of FCA, PSA or Stellantis accepts any liability in relation to any such restrictions.
We encourage you to read this prospectus carefully in its entirety, including the “Risk Factors” section that begins on page 28.
Prospectus dated [●], 2020

WHERE YOU CAN FIND MORE INFORMATION
This prospectus incorporates important business and financial information about FCA that is not included in or delivered with this prospectus. FCA is a “foreign private issuer” and, under the rules adopted under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is exempt from certain of the requirements of the Exchange Act, including the proxy and information provisions of Section 14 of the Exchange Act. FCA files annual reports on Form 20-F with the SEC and also furnishes reports on Form 6-K to the SEC. Documents filed with the SEC by FCA are also available at no cost on the website maintained by the SEC (www.sec.gov). In addition, you may obtain free copies of the documents FCA files with and furnishes to the SEC by going to FCA’s website at http://www.fcagroup.com under “Investors”.
PSA files certain reports and other documents with the AMF, which are made publicly available pursuant to Regulation (EU) No 596/2014 of the European Parliament and of the Council of 16 April 2014 or the laws and regulations implementing Directive 2004/109/EC of the European Parliament and of the Council of 15 December 2004 (as amended by Directive 2013/50/EU of the European Parliament and of the Council of 22 October 2013). These reports, including PSA’s annual and interim reports, are available on PSA’s website at http://www.groupe-psa.com/en under “Analysts & Investors”. The website addresses of the SEC, FCA and PSA are provided solely for the information of prospective investors and are not intended to be active links. FCA is not incorporating the contents of the websites of the SEC, FCA, PSA or any other entity into this prospectus.
FCA has filed a registration statement on Form F-4, as amended, to register with the SEC the FCA common shares to be issued in the merger. This prospectus is a part of the registration statement on Form F-4. As permitted by rules and regulations of the SEC, this prospectus does not contain all the information included in the registration statement. You should refer to the registration statement on Form F-4 (file no. 333-240094), as amended, for information omitted from this prospectus.
A separate prospectus prepared in accordance with Article 3 of the Prospectus Regulation, subject to the approval of the AFM and passported into France and Italy in accordance with applicable laws, will also be made available to the public in connection with the merger in accordance with the Prospectus Regulation and applicable Dutch, Italian and French laws. In addition, separate materials will be made available to shareholders of FCA and PSA in accordance with applicable Dutch and French laws in connection with the extraordinary general meetings of shareholders of FCA and PSA to be held on [●]. Such materials will set forth the proposals on which shareholders of PSA and FCA will be asked to vote in connection with the merger at their respective extraordinary general meetings.
You may also request a copy of such documents at no cost by contacting FCA, no later than five business days before the date of the extraordinary general meeting of FCA, for holders of FCA common shares, and no later than five business days before the date of the extraordinary general meeting and special meeting of PSA, for holders of PSA ordinary shares.
Incorporation by Reference
The SEC allows FCA to “incorporate by reference” important business and/or information in this prospectus that has been previously filed with or furnished to the SEC in other documents, which means that FCA can disclose important information to you by referring you to those documents. Incorporated documents are considered part of this prospectus, and information in this prospectus automatically updates and supersedes information in earlier documents that are incorporated by reference in this prospectus, and information filed with or furnished to the SEC after the date of this prospectus automatically updates and supersedes information in this prospectus.
FCA incorporates the following documents in this prospectus by reference:
•FCA’s Annual Report on Form 20-F (the “FCA 2019 Form 20-F”), which was filed with the SEC on February 25, 2020;
•pages 1 to 40 and pages 42 to 78 of exhibit 99.1 to FCA’s Report on Form 6-K (the “FCA Q2 2020 Report on Form 6-K”) furnished to the SEC on July 31, 2020, and the amendment thereto furnished to the SEC on September 23, 2020, relating to FCA’s 2020 semi-annual results; and
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•exhibit 99.1 to FCA’s Report on Form 6-K (the “FCA Q3 2020 Report on Form 6-K”) furnished to the SEC on October 28, 2020, relating to FCA’s 2020 third quarter results.
FCA also incorporates by reference in this prospectus each of the following documents that FCA files with the SEC after the date of this prospectus until the later of the date of PSA’s extraordinary shareholders’ meeting or the date of FCA’s extraordinary shareholders’ meeting:
•any annual reports filed under Section 13(a), 13(c) or 15(d) of the Exchange Act; and
•any reports filed or furnished on Form 6-K that indicate that they are incorporated by reference in this prospectus.
In the event of conflicting information in this prospectus in comparison to any document incorporated by reference into this prospectus, or among documents incorporated by reference, the information in the latest filed document prevails.
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You should rely only on the information contained in, or incorporated by reference into, this prospectus to vote on the merger. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this prospectus. This prospectus is dated [●], 2020. You should not assume that the information contained in, or incorporated by reference into, this prospectus is accurate as of any date other than that date, or the date of such information incorporated by reference.
This prospectus is made available in connection with the merger pursuant to the Securities Act of 1933, as amended (the “Securities Act”). This prospectus does not constitute an offer to buy or sell, or a solicitation of an offer to buy or sell, any securities, or a solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.
This prospectus does not constitute an offer to buy or sell securities or a solicitation of an offer to buy or sell any securities in France, in Italy or any Relevant State, nor a solicitation of a proxy under the laws of France, Italy or any Relevant State. This prospectus is not intended to be, and is not, a prospectus or an offer document for the purposes of the Prospectus Regulation.
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QUESTIONS AND ANSWERS ABOUT THE MERGER
The following are some questions that you may have regarding the merger and the extraordinary shareholders’ meetings called to vote on the merger and brief answers to those questions. These questions and answers may not address all questions that may be important to you. You should read carefully the remainder of this prospectus because the information in this section does not provide all the information that might be important to you with respect to the merger and the extraordinary shareholders’ meetings. Please see “Where You Can Find More Information”.
Q: Why am I receiving this prospectus?
A: You are receiving this prospectus because, as of the relevant record date, you owned one or more FCA common shares and/or one or more PSA ordinary shares. FCA and PSA have entered into a combination agreement pursuant to which, inter alia, if the requisite approval by the shareholders of each of FCA and PSA is obtained, PSA will be merged with and into FCA, which will be renamed “Stellantis N.V.” on the day immediately following the completion of the merger. This prospectus describes FCA’s proposal to the shareholders of FCA to approve the merger and related matters on which FCA would like FCA shareholders to vote and PSA’s proposal to the shareholders of PSA to approve the merger and related matters on which PSA would like PSA shareholders to vote. This prospectus also gives you information about FCA and PSA and other background information to assist you in making an informed decision.
Q: What is the merger?
A: The merger is a business combination transaction in which PSA will merge with and into FCA, and FCA, renamed as Stellantis, will continue as the sole surviving company and will succeed to all of the assets and liabilities of PSA. The merger of PSA into FCA will be effective (the “Effective Time”) at 00:00 a.m. Central European Time on the first day after the date on which a Dutch civil law notary executes a notarial deed of cross-border merger with respect to the merger between FCA and PSA in accordance with applicable Dutch and French law. If the merger is completed, Stellantis common shares will continue to be listed on the NYSE, and the MTA organized and managed by Borsa Italiana S.p.A., where the FCA common shares are currently listed, and will also be listed on Euronext Paris, where the PSA ordinary shares are currently listed.
Q: What will I receive in the merger?
A: As described in more detail under “The Combination Agreement and Cross Border Merger Terms—The Combination Agreement and Shareholders Undertakings—Merger Consideration”, at the Effective Time each PSA ordinary share will entitle its holder to receive 1.742 FCA common shares. To the extent one or several PSA shareholders will not be entitled to a round number of FCA common shares based on the exchange ratio of 1.742, the financial intermediaries acting for the former holders of PSA ordinary shares who are entitled to a fraction of an FCA common share will aggregate such fractional entitlements of such holders, sell the corresponding number of FCA common shares on behalf of such holders in the market for cash and subsequently distribute the net cash proceeds to such shareholders proportionate to each such holder’s fractional entitlements. Without prejudice to the foregoing, each holder of PSA ordinary shares that benefits from a fractional entitlement to an FCA common share may waive this right or any cash consideration in respect to such fractional entitlement. Please refer to “The Combination Agreement and Cross Border Merger Terms—The Combination Agreement and Shareholders Undertakings—Fractional Entitlement to FCA Common Shares”.
At the Effective Time, the PSA ordinary shares will no longer be outstanding and automatically cease to exist, and each issued and outstanding FCA common share will remain unchanged as one common share in FCA. Therefore, if you own FCA common shares you will continue to hold those common shares after the merger.

Q: Is the exchange ratio subject to adjustment based on changes in the prices of FCA common shares or PSA ordinary shares? Can it be adjusted for other reasons?
A: As merger consideration, PSA shareholders will receive a fixed number of FCA common shares, not a number of shares that will be determined based on any fixed market value. The market value of FCA common shares and the market value of PSA ordinary shares at the Effective Time may vary significantly from their respective values on the date that the combination agreement was executed or at other dates, such as the date of this prospectus or the dates of the shareholder meetings of FCA and PSA. Share price changes may result from a variety of factors that are beyond the control of FCA or PSA, including changes in their respective businesses, operations or prospects, regulatory considerations, legal proceedings or in the general business, market, industry or economic conditions. The exchange ratio will not be adjusted for changes in the value of FCA common shares or PSA ordinary shares or for changes in the relative value of the businesses of FCA and PSA before the merger is completed.
However, the exchange ratio of 1.742 will be appropriately adjusted to provide to the shareholders of both PSA and FCA the same economic effect as contemplated by the combination agreement in the event that the outstanding PSA ordinary shares or FCA common shares change into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination, consolidation or exchange of shares, or any similar event prior to the Effective Time.
Q: When is the merger expected to be completed?
A: The merger is currently expected to be completed before the end of the first quarter of 2021, subject, however, to the satisfaction of certain conditions precedent set forth in the combination agreement, several of which are not under the control of FCA or PSA. For additional details regarding these conditions precedent, see “Risk Factors—Risks Related to the Merger—The merger is subject to receipt of antitrust approvals from several competition authorities. As a condition to obtaining the required antitrust approvals, the relevant regulatory authorities may impose conditions that could have an adverse effect on the combined group or, if such approvals are not obtained, could prevent the consummation of the merger”, “The Combination Agreement and Cross Border Merger Terms— The Combination Agreement and Shareholders Undertakings—Closing Conditions” and “The Merger—Regulatory Approvals Required to Complete the Merger”.
Q: If the merger is completed, will my Stellantis common shares be listed for trading?
A: FCA common shares are currently listed on the NYSE and on the MTA. FCA will apply to list supplementally the Stellantis common shares to be issued in the merger on the NYSE and on the MTA. FCA will also apply for admission to listing and trading of the Stellantis common shares on Euronext Paris. The admission to listing and trading on Euronext Paris is expected to occur prior to the merger, subject to the approval of the competent authorities.
Q: When will I receive the merger consideration?
A: The FCA common shares issued as part of the merger and represented by the book-entry positions referred to below, will be issued and allotted to Cede & Co, as nominee for DTC, for inclusion in the centralized depositary and clearing systems of DTC and Euroclear France, and ultimately, directly or indirectly, on behalf and for the benefit of the former holders of PSA ordinary shares.
Each book-entry position previously representing PSA ordinary shares (other than any PSA ordinary shares held in treasury by FCA or PSA) held in (a) pure registered form (nominatif pur); (b) administered registered form (nominatif administré); or (c) bearer form (au porteur), will, following the implementation of the merger, be exchanged for book-entry positions representing FCA common shares.
Depending on each PSA shareholder’s custodian/depositary, the book-entry positions representing FCA common shares are expected to be recorded in the securities accounts of the PSA shareholders between the first business day following the Effective Time and the effective delivery date of the positions in Euroclear France (which is expected to be the third business day after the Effective Time).

Q: Are FCA shareholders and/or PSA shareholders entitled to exercise dissenters’, appraisal, cash exit or similar rights?
A: Neither FCA shareholders nor PSA shareholders are entitled to exercise dissenters’, appraisal, cash exit or similar rights in connection with the merger.
Q: Do the FCA Board and the PSA Supervisory Board recommend the approval of the merger?
A: Yes. On October 23, 2020, the FCA Board carefully considered the proposed merger and unanimously recommended that FCA shareholders vote in favor of the merger and the transactions contemplated by the combination agreement. On October 27, 2020, the PSA Supervisory Board carefully considered the proposed merger and unanimously recommended that PSA shareholders vote in favor of the merger and the transactions contemplated by the combination agreement.
Q: Is the closing of the merger subject to the exercise of creditors’ rights?
A: Yes, the effectiveness of the merger is subject to the exercise of creditors’ rights with respect to FCA pursuant to Dutch law for a period of one month following the date of filing of the Cross-Border Merger Terms (as defined in “The Combination Agreement and Cross Border Merger Terms—Cross Border Merger Terms”) with the Dutch Trade Register and the announcement of the filing. The Cross-Border Merger Terms were filed with the Dutch Trade Register on November 13, 2020, and the filing will be published in a Dutch national daily newspaper as soon as reasonably practicable thereafter and in any case prior to the convocation of the extraordinary general meeting of the FCA shareholders.
During the one-month waiting period following the filing of the Cross-Border Merger Terms with the Dutch Trade Register and the announcement of the filing, FCA’s creditors may file an opposition to the merger before the Amsterdam District Court.
The effectiveness of the merger is also subject to the exercise of creditor’s rights with respect to PSA pursuant to French law. For a period of 30 days following the later of the publication of the Cross-Border Merger Terms in the French official bulletin of civil and commercial announcement (BODACC) or in the Journal Spécial des Sociétés that publishes legal notices in Yvelines, PSA’s creditors, other than PSA’s bondholders, may file an opposition against the merger with the Clerk of the Commercial Court of Versailles. The Cross-Border Merger terms were published in the BODACC on November 13, 2020, and are expected to be published in the French official bulletin of legal notices (BALO) on [●], 2020 and in the Journal Spécial des Sociétés on [●], 2020. Such opposition does not prevent the notarial deed of merger from being executed or the merger from being completed. However, the Commercial Court of Versailles may, in its discretion, order either the repayment of the debt or the granting of further collateral (which will be offered by FCA and has to be deemed sufficient by the court), or it may reject such opposition.
In addition, in accordance with French law, holders of each tranche of bonds issued by PSA are grouped together in a bondholders’ assembly (masse), which is required to vote to approve the decision of the PSA Supervisory Board to enter into the merger. Such approval was received by PSA on November 13, 2020.
Q: What happens if the merger is not completed?
A: If the FCA shareholders or the PSA shareholders do not approve the merger and related matters at the shareholder meetings or if the merger is not completed for any other reason, then FCA and PSA shareholders will continue to hold their FCA common shares or PSA ordinary shares, as applicable. FCA will remain a publicly traded company listed on the NYSE and MTA. PSA will remain a publicly traded company listed on Euronext Paris. FCA and PSA shareholders will continue to be subject to the same risks and opportunities as they currently are with respect to their ownership of the FCA common shares and PSA ordinary shares, respectively. For more information, see “The Combination Agreement and Cross Border Merger Terms—The Combination Agreement and Shareholders Undertakings—Termination of the Combination Agreement.”
If the combination agreement is terminated in certain circumstances, one party will be required to pay an agreed amount to the other party. For further details, see “The Combination Agreement and Cross Border Merger Terms—The Combination Agreement and Shareholders Undertakings—Termination Fees.”

Q: Are there any risks in the merger that I should consider?
A: There are risks associated with the merger. These risks are discussed in the section entitled “Risk Factors.”
Q: Will I have the right to elect to participate in the loyalty voting structure?
A: Following the completion of the merger, Stellantis will adopt a loyalty voting structure granting long-term shareholders an extra voting right through a special voting share, without entitling such shareholders to any additional economic rights, other than those pertaining to the Stellantis common shares. Stellantis shareholders will be able to request that Stellantis registers all or some of their common shares in a separate register (the “Loyalty Register”) of Stellantis’s shareholders’ register. The registration of common shares in the Loyalty Register blocks such shares from trading in the regular trading systems. Shareholders of Stellantis common shares that have been so registered in the Loyalty Register for an uninterrupted period of three years in the name of the same shareholder become eligible to receive one class A special voting share for each such qualifying common share. The specific terms of the loyalty voting structure are described in more detail in “The Stellantis Shares, Articles of Association and Terms and Conditions of the Special Voting Shares—Loyalty Voting Structure, General Meeting and Voting Rights—Loyalty Voting Structure”. The special voting shares through which the loyalty voting structure is implemented will not be listed on the NYSE, MTA or Euronext Paris and will not be transferrable or tradable. The sole purpose of the special voting shares is to implement the loyalty voting structure under Dutch law whereby eligible electing shareholders effectively receive two votes for each Stellantis common share held by them. A transfer of the Stellantis common shares by a Stellantis shareholder holding special voting shares will result in a mandatory transfer of the related special voting shares to Stellantis for no consideration (om niet).
Q: What will happen to my existing FCA special voting shares?
A: Following the Effective Time, there will be no carryover of the existing double voting rights currently held by Exor in FCA pursuant to the existing FCA loyalty voting structure. At the Effective Time, all special voting shares of FCA held by Exor will be repurchased by FCA for no consideration (om niet). With respect to the outstanding special voting shares of FCA held by shareholders other than Exor, such shares will constitute class B special voting shares of Stellantis, par value of €0.01 per share, in accordance with, and upon the effectiveness of, Stellantis’s articles of association. Differences in the rights of class B special voting shares and class A special voting shares (those issuable after the merger) are limited and described under “The Stellantis Shares, Articles of Association and Terms and Conditions of the Special Voting Shares—Reduction of Share Capital”.
Q: What are the material tax consequences of the merger to PSA shareholders?
A: The tax consequences of the merger for any particular shareholder will depend on the shareholder’s particular facts and circumstances. Moreover, the description below and elsewhere in this prospectus does not relate to the tax laws of any jurisdiction other than the United States, the Netherlands, the United Kingdom, France and Italy. Accordingly, shareholders are urged to consult their tax advisors to determine the tax consequences of the merger to them in light of their particular circumstances, including the effect of any state, local or national law.
U.S. tax consequences
It is intended that, for U.S. federal income tax purposes, the merger will generally qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations therein (the “Code”). However, the completion of the merger is not conditioned on the merger qualifying as a “reorganization” within the meaning of Section 368(a) or upon the receipt of an opinion of counsel to that effect. In addition, neither PSA nor FCA intends to request a ruling from the IRS regarding the United States federal income tax consequences of the merger. Accordingly, even if PSA and FCA conclude that the merger qualifies as a “reorganization” within the meaning of Section 368(a), no assurance can be given that the IRS will not challenge that conclusion or that a court would not sustain such a challenge.
Assuming that the merger is treated as a “reorganization” within the meaning of Section 368(a) of the Code:
•a U.S. shareholder (as defined in “Material Tax Considerations—Material U.S. Federal Income Tax Considerations”) will not recognize gain or loss when the U.S. shareholder exchanges PSA ordinary shares for Stellantis common shares;

•a U.S. shareholder’s aggregate tax basis in the Stellantis common shares received in the merger (including any fractional entitlement to shares deemed to be received and exchanged for cash) will equal the U.S. shareholder’s aggregate tax basis in the PSA ordinary shares surrendered; and
•a U.S. shareholder’s holding period for the Stellantis common shares received in the merger will include the U.S. shareholder’s holding period for the PSA ordinary shares surrendered in the exchange.
For additional information (including on the tax treatment of fractional entitlements to shares), please refer to the section entitled “Material Tax Considerations—Material U.S. Federal Income Tax Considerations”.
Dutch tax consequences
For holders of PSA ordinary shares that are tax residents or carry out certain activities in the Netherlands the exchange of PSA ordinary shares into Stellantis common shares pursuant to the merger is, under Dutch law, considered a disposal of such holders’ PSA ordinary shares for Dutch income tax and Dutch corporate tax purposes. Such disposal will result in the recognition of a capital gain or a capital loss. As a consequence of the United Kingdom leaving the European Union (“Brexit”) and depending on the outcome of the Brexit negotiations, such PSA shareholders may not be able to apply a roll-over facility for the recognized capital gain. If the roll-over facility may be applied, the Stellantis common shares received as merger consideration must be reported in the balance sheet for Dutch tax purposes at the same tax book value as the divested shares in PSA.
For additional information (including on the tax treatment of fractional entitlements to shares), please refer to the section entitled “Material Tax Considerations—Material Netherlands Tax Consequences.”
U.K. tax consequences
The receipt of Stellantis common shares by a U.K. shareholder (as defined in the section entitled “Material Tax Considerations—Material United Kingdom Tax Consequences”) of PSA ordinary shares is not expected to give rise to U.K. capital gains tax or corporation tax on the basis that the merger should be treated as a scheme of reconstruction.
For additional information (including on the tax treatment of fractional entitlements to shares), please refer to the section entitled “Material Tax Considerations—Material United Kingdom Tax Consequences—Material U.K. tax consequences of the merger.”
French tax consequences
For PSA shareholders who are not resident in France for tax purposes (as defined and subject to the matters described in the section entitled “Material Tax Considerations—Material French Tax Considerations”), the exchange of PSA ordinary shares into Stellantis common shares pursuant to the merger should generally not be taxable in France.
For PSA shareholders who are resident in France for tax purposes, the exchange of PSA ordinary shares into Stellantis common shares should be considered as a disposal of such holders’ PSA ordinary shares for French tax purposes.
French holders should, however, be eligible (on the basis and subject to the matters described in the section entitled “Material Tax Considerations—Material French Tax Considerations”) to a deferral regime for the recognized capital gain or loss resulting from such exchange (in respect of French legal entities only, the benefit of such deferral regime is subject to a specific election).
The merger should not trigger any registration duties or financial transaction tax in France for the PSA shareholders.
For additional information (including on the tax treatment of fractional entitlements to shares), please refer to the section entitled “Material Tax Considerations—Material French Tax Considerations.”
Italian tax consequences

For Italian income tax purposes, the exchange of PSA ordinary shares into Stellantis common shares pursuant to the merger is not expected to trigger any taxable event for Italian resident shareholders. Stellantis common shares received by the Italian holders of PSA ordinary shares upon the merger will have the same aggregate tax basis as the PSA ordinary shares held by such Italian holders had before the merger.
For additional information (including on the tax treatment of fractional entitlements to shares), please refer to the section entitled “Material Tax Considerations—Material Italian Tax Consequences.”
Q: When and where will the shareholder meetings be held?
A: The extraordinary general meeting of the FCA shareholders will be held on [●], 2020, beginning at [●] (Central European Time) at [●]. The extraordinary general meeting of the PSA shareholders will be held on [●], 2020, beginning at [●] (Central European Time) at [●]. A special meeting of the PSA shareholders entitled to double voting rights will also be held on [●], 2020, beginning at [●] (Central European Time) at [●].
Q: What matters will be voted on at the extraordinary general meeting of the FCA shareholders and at the shareholder meetings of the PSA shareholders?
A: The FCA shareholders will be asked to consider and vote, among other things, on the following resolutions at the extraordinary general meeting of the FCA shareholders:
•to approve the merger, in accordance with the Cross-Border Merger Terms, and related corporate matters;
•to approve the resolution of the FCA Board to make the FCA Extraordinary Dividend; and
•to approve the amendments to the articles of association of Stellantis, following the merger, to increase and, subsequently, decrease Stellantis’s issued share capital.
The PSA shareholders will be asked to consider and vote, among other things, on the following resolutions at the extraordinary general meeting of the PSA shareholders and at the special meeting of the PSA shareholders entitled to double voting rights:
•to approve the merger, in accordance with the Cross-Border Merger Terms, and related corporate matters; and
•to approve the removal of the double voting rights attached to the PSA ordinary shares.
Q: Who is entitled to vote the FCA common shares and the PSA ordinary shares at the shareholder meetings?
A: The FCA share record date is [●], 2020, which is the 28th day prior to the date of the meeting. Holders of FCA common shares on the FCA share record date are entitled to attend and vote at the FCA extraordinary general meeting. Holders of FCA common shares may appoint a proxy holder to vote on their behalf.
The PSA share record date is [●], 2020, which is two business days prior to the date of the shareholder meetings. Holders of PSA ordinary shares on the PSA share record date are entitled to attend and vote at the extraordinary general meeting of the PSA shareholders and holders of PSA ordinary shares with double voting rights are entitled to attend and vote at the special meeting of the PSA shareholders. Holders of PSA ordinary shares may appoint a proxy holder to vote on their behalf.

Q: What happens if I transfer or sell my FCA common shares or PSA ordinary shares before the relevant shareholder meeting or before completion of the merger?
A: The FCA share record date and the PSA share record date are earlier than the date of the extraordinary general meeting of FCA and the extraordinary general meeting and special meeting of PSA, respectively, the date of the special meeting of the PSA shareholders entitled to double voting rights and the date on which the merger is expected to be completed. If you transfer or sell your FCA common shares or PSA ordinary shares after the relevant share record date but before the relevant extraordinary general meeting or special meeting, as the case may be, you will retain your right to vote at the extraordinary general meeting and the special meeting, as the case may be. However, if you are a PSA shareholder, you will have transferred the right to receive the merger consideration in the merger. In order to receive the merger consideration, you must hold your PSA ordinary shares through the Effective Time. If you acquire FCA common shares or PSA ordinary shares after the relevant record date but before the extraordinary general meeting of FCA and the extraordinary general meeting and special meeting of PSA, respectively, you will not be able to exercise the voting rights attached to such shares at the respective meetings.
Q: When will the extraordinary general meeting of the FCA shareholders be considered regularly convened and the resolutions at such extraordinary general meeting validly adopted?
A: No quorum requirements apply to the extraordinary general meeting of the FCA shareholders. At an extraordinary general meeting of the FCA shareholders, resolutions are adopted with an absolute majority of the votes validly cast. Abstentions and broker non-votes will not be counted as votes “IN FAVOR” nor as votes “AGAINST” the proposal. However, if less than one half of the issued and outstanding share capital of FCA is present or represented at the meeting, the resolution upon the merger must be adopted with a majority of at least two-thirds of the votes cast.
As of November 13, 2020, FCA directors and executive officers and their affiliates held and were entitled to vote approximately 0.16 percent of the shares entitled to vote at the extraordinary general meeting of FCA shareholders.
As of November 13, 2020, Exor owned 28.54 percent of the issued and outstanding common shares of FCA and 44.40 percent of the voting rights. Exor has agreed to vote all its FCA common shares in favor of the merger.
Q: When will the extraordinary general meeting of the PSA shareholders and the special meeting of PSA shareholders be considered regularly convened and the resolutions at such extraordinary general meeting and special meeting validly adopted?
A: At least 25 percent of the shares carrying voting rights are required to constitute a quorum for the extraordinary general meeting of the PSA shareholders when the meeting is convened for the first time. At least 20 percent of the shares carrying voting rights are required to constitute a quorum when an extraordinary shareholders’ meeting is reconvened. At an extraordinary general meeting of the PSA shareholders, resolutions are adopted with a two-thirds majority of the votes cast by the shareholders present or represented. Votes cast at the extraordinary general meeting of PSA shareholders include votes with respect to PSA ordinary shares carrying double voting rights, but do not include voting rights attached to the PSA ordinary shares for which shareholders did not take part in the vote, abstained, or returned a blank or invalid vote.
At least one third of the shares carrying double voting rights are required to constitute a quorum for the special meeting of the PSA shareholders when the meeting is convened for the first time. At least 20 percent of the shares carrying double voting rights are required to constitute a quorum when the special meeting is reconvened. At a special meeting of the PSA shareholders, resolutions are adopted with a two-thirds majority of the votes cast by the shareholders present or represented. Votes cast at a shareholder meeting do not include voting rights attached to the PSA ordinary shares for which shareholders did not take part in the vote, abstained, or returned a blank or invalid vote.
As of October 31, 2020, PSA directors and executive officers held and were entitled to vote 0.12 percent of the shares entitled to vote at the extraordinary general meeting and the special meeting of PSA shareholders. This percentage does not reflect the PSA ordinary shares held by EPF/FFP which may be deemed to be beneficially owned by Robert Peugeot and the PSA ordinary shares that FFP may acquire pursuant to an equity swap agreement with an investment services provider.

As of October 31, 2020, each of EPF/FFP and BPI owned 12.36 percent of PSA’s share capital, corresponding to approximately 18.01 percent of voting rights, and Dongfeng owned 11.24 percent of PSA’s share capital, corresponding to approximately 16.38 percent of voting rights. EPF/FFP, BPI, and Dongfeng have agreed to vote all their PSA ordinary shares in favor of the merger.
Q: How do I vote the FCA common shares that are registered in my name?
A: If FCA common shares are registered in your name as of the FCA share record date, you may vote online or by means of a proxy in accordance with applicable law and the FCA articles of association:
•You may appoint a proxy in writing, using the proxy form provided on FCA’s website (https://www.fcagroup.com). You may issue a proxy to Computershare S.p.A., as agent for FCA (if you hold shares in a Monte Titoli participant account) or you may use a U.S. proxy (if you hold shares in a DTC participant account).
•You may vote online following the instructions provided on FCA’s website (https://www.fcagroup.com).
Additionally, other methods for exercising your vote may be set forth in the convening notice of the extraordinary general meeting of the FCA shareholders, which will be published on FCA’s website on or about November 23, 2020.
Anyone acquiring FCA common shares subsequent to the FCA share record date will not be entitled to vote such shares at the extraordinary general meeting of FCA.
No voting materials will be mailed to you. In order to vote your FCA common shares and special voting shares at the extraordinary general meeting of FCA, you must vote as directed above.
This prospectus is not a proxy statement and we are not asking you to deliver proxies to FCA or PSA.
Q: How do I vote the PSA ordinary shares that are registered in my name or held in bearer form?
A: If you hold PSA ordinary shares, either in registered or bearer form as of the PSA share record date, you may:
•attend the extraordinary general meeting and the special meeting of the PSA shareholders entitled to double voting rights, as applicable and vote in person by requesting an admission card;
•vote either by mail or online; or
•provide your proxy to the chairman of the extraordinary general meeting or appoint your spouse, civil partner, another shareholder or any legal or natural person of your choice as a proxy. In accordance with French law, with respect to any blank proxy forms, the chairman of the extraordinary general meeting will vote for the adoption of the resolutions proposed or approved by the PSA Supervisory Board, and against the adoption of any other resolution.
The methods for exercising your vote will be further detailed in the preliminary notices (avis de reunion) to the extraordinary general meeting and the special meeting of the PSA shareholders, which will be made available on PSA’s website.
In accordance with applicable law and in light of potential restrictions that may be imposed as a result of the COVID-19 pandemic, the PSA Managing Board may decide to modify the method through which the PSA shareholders may participate in the extraordinary general meeting and the special meeting of the PSA shareholders. In particular, the PSA Managing Board may decide that the extraordinary general meeting and the special meeting of the PSA shareholders will be held without the physical presence of the shareholders and other persons entitled to attend such meetings, in which case admission cards will not be delivered to the shareholders of PSA. PSA will publish a press release (which will be available on PSA’s website) describing in detail the method through which the PSA shareholders may participate in the extraordinary general meeting and the special meeting of the PSA shareholders, in the event the PSA Managing Board decides to modify the method through which the PSA shareholders may participate in such meetings.

Anyone acquiring PSA ordinary shares subsequent to the PSA share record date will not be entitled to vote such shares at the extraordinary general meeting of PSA.
In accordance with the French commercial code, when a shareholder has already voted by mail or online, sent a proxy, or requested an admission card or a shareholding certificate to attend the shareholders’ meeting, such shareholder may no longer choose to participate through a different method at the extraordinary general meeting or the special meeting of PSA shareholders entitled to double voting rights, as the case may be.
Q: If my FCA common shares or PSA ordinary shares are held through a bank or a broker (e.g., in “street name”), will my bank or broker vote my shares for me?
A: If you are a beneficial owner and your FCA common shares or PSA ordinary shares are held through a bank or broker or a custodian (e.g., in “street name”), you will receive or should seek information from the bank, broker or custodian holding your FCA common shares or PSA ordinary shares, as applicable, concerning how to instruct your bank, broker or custodian as to how to vote your FCA common shares or PSA ordinary shares, as applicable. Alternatively, if you wish to vote in person or online then you need to:
•obtain a proxy from your bank, broker or other custodian authorizing you to vote the FCA common shares or PSA ordinary shares, as applicable, held for you by that bank, broker or custodian; or
•become a registered FCA shareholder and/or PSA shareholder, as applicable, no later than the applicable share record date.
Q: Can I revoke my proxy?
A: If you are a shareholder of FCA, you may revoke your proxy vote, provided that the deadline for voting by proxy is seven days before the extraordinary general meeting of the FCA shareholders. The procedure to revoke your proxy vote is further described under “The FCA Extraordinary General Meeting—Revocation of Proxies”.
If you are a record holder of PSA ordinary shares, you may revoke your proxy within the timeframe specified for the relevant shareholder meeting. The procedure to revoke your proxy is further described under “The PSA Shareholder Meeting—Revocation of Proxies”.
Q: Will I have to pay brokerage commissions in connection with the exchange of my PSA ordinary shares?
A: You should consult with your bank, broker or custodian as to whether you are required to pay brokerage commissions in connection with the exchange of your PSA ordinary shares.
Q: How can I attend the PSA shareholder meetings in person?
A: The extraordinary general meeting of the PSA shareholders will be held on [●], 2020, beginning at [●] (Central European Time) at [●]. If you are a PSA shareholder and you wish to attend the extraordinary general meeting of PSA in person, you may request an admission card. If you hold registered shares, you may request an admission card by mail to Société Générale – Service des Assemblées – CS 30812 - 44308 Nantes Cedex 3, using the prepaid reply envelope enclosed with the invitation letter or by logging on to the website www.sharinbox.societegenerale.com with your usual login details. If you hold bearer shares, you may request an admission card through your authorized intermediary. If you hold bearer shares and have not received your admission card as of [●], 2020, you must request an individual certificate of attendance from your authorized intermediary.
The special meeting of the PSA shareholders entitled to double voting rights will be held on [●], 2020, beginning at [●] (Central European Time) at [●]. If you are a PSA shareholder with double voting rights and you wish to attend the special meeting of PSA shareholders in person, you may request an admission card. You may request an admission card by mail to Société Générale – Service des Assemblées – CS 30812-44308 Nantes Cedex 3, using the prepaid reply envelope enclosed with the invitation letter or by logging on to the website https://peugeot.voteassemblee.com.

However, as noted further above, as a result of the COVID-19 pandemic, the PSA Managing Board may decide that the extraordinary general meeting and the special meeting of the PSA shareholders will be held without the physical presence of the shareholders and other persons entitled to attend such meetings, in which case admission cards will not be delivered to the shareholders of PSA.
Q: What is the effect if I do not cast my vote?
A: If a record holder of FCA common shares does not cast his or her vote in any permitted fashion, no votes will be cast on behalf of such holder on any of the items on the agenda of the extraordinary general meeting of FCA. If a beneficial owner of FCA common shares does not instruct his or her bank, broker or custodian on how to vote on any of the proposal at the extraordinary general meeting of FCA in any permitted fashion, no votes will be cast on behalf of such beneficial owner with respect to such items on the agenda at the extraordinary general meeting of FCA.
If a record holder of PSA ordinary shares does not cast his or her vote in any permitted manner, no votes will be cast on behalf of such holder on any of the items on the agenda of the extraordinary general meeting and the special meeting of the PSA shareholders entitled to double voting rights, as applicable. If a holder of PSA ordinary shares does not instruct his or her bank, broker or custodian on how to vote on any of the proposal at the extraordinary general meeting or the special meeting, as applicable, in any permitted fashion, no votes will be cast on behalf of such beneficial owner with respect to such items on the agenda at the extraordinary general meeting or the special meeting, as applicable, of PSA.
Q: Do any of PSA’s and FCA’s directors or executive officers have interests in the merger that may differ from those of other shareholders?
A: Yes. Some of FCA’s and PSA’s directors and executive officers have interests in the merger that may differ from, or be in addition to, those of other shareholders, including: the appointment of certain executive officers of FCA or PSA as executive officers of Stellantis, the appointment of certain directors of FCA or PSA as directors of Stellantis, the directors’ and officers’ liability insurance that Stellantis is required to maintain under the combination agreement, the treatment of their FCA and PSA equity awards in the merger, certain retention arrangements and the interests certain executive officers of FCA or PSA have by reason of their respective employment arrangements. See “The Merger—Interests of Certain Persons in the Merger” for a more detailed discussion of how some of FCA’s and PSA’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of FCA’s and PSA’s other shareholders generally.
Q: How will FCA’s directors and executive officers vote at the extraordinary general meeting on the resolutions to approve the merger and related matters?
A: FCA currently expects that all directors, executive officers and their affiliates who beneficially own FCA common shares will vote all of their FCA common shares (representing approximately 0.16 percent of the shares entitled to vote at the extraordinary general meeting of FCA shareholders as of November 13, 2020, without taking into consideration FCA share grants granted to the directors and executive officers) in favor of approval of the resolution to approve the merger plan and related matters.
Q: How will PSA directors and executive officers vote at the extraordinary general meeting or the special meeting on the resolutions to approve the merger and related matters?
A: PSA currently expects that all directors and executive officers who own PSA ordinary shares will vote all of their PSA ordinary shares (representing approximately 0.12 percent of the outstanding PSA ordinary shares as of October 31, 2020) in favor of approval of the resolution to approve the merger plan and related matters. This percentage does not reflect the PSA ordinary shares held by EPF/FFP which may be deemed to be beneficially owned by Robert Peugeot and the PSA ordinary shares that FFP may acquire pursuant to an equity swap agreement with an investment services provider. For more information see “Stellantis—Share Ownership of the Stellantis Directors”.
Q: What else do I need to know?

A: You are urged to carefully read this prospectus, including its annexes and the documents incorporated by reference into this prospectus. You may also want to review the documents referenced under “Where You Can Find More Information” and consult with your accounting, legal and tax advisors. Once you have considered all relevant information, you are encouraged to vote in person, by proxy, online or by instructing your broker, so that your FCA common shares or PSA ordinary shares are represented and voted at the applicable extraordinary general meeting.
If you hold your FCA common shares or PSA ordinary shares in “street name” through a broker or custodian, you must instruct your broker or custodian as to how to vote your FCA common shares and/or PSA ordinary shares using the instructions provided to you by your broker or custodian.
Q: Who can help answer my questions?
A: If you have any further questions about the merger or if you need additional copies of this prospectus, you can contact:
Fiat Chrysler Automobiles N.V.
Investor Relations
Via Plava, 80 - Loft 2 - 10135 Turin, Italy
Tel: +39 011 00 56318
1000 Chrysler Drive, Auburn Hills, MI USA 48326-2766, CIMS 485-12-94
Tel: +1 248 512 2950
Fax: +1 248 512 3114
E-mail: investor.relations@fcagroup.com
Peugeot S.A.
Investor Relations
Andrea Bandinelli
Head of Investor Relations and Financial Communication
2 boulevard de l’Europe 78300 Poissy - France
Tel: +33 (0)6 82 58 86 04
E-mail: andrea.bandinelli@mpsa.com
Q: Where can I find more information about the companies?
A: You can find more information about FCA and PSA in the documents described under “Where You Can Find More Information.”

CERTAIN DEFINED TERMS
In this prospectus, references to “FCA” mean Fiat Chrysler Automobiles N.V. or Fiat Chrysler Automobiles N.V. together with its consolidated subsidiaries, or any one or more of them, as the context may require. References to “PSA” mean Peugeot S.A. or Peugeot S.A. together with its consolidated subsidiaries, or any one or more of them, as the context may require. References to “Stellantis” mean FCA, which will be renamed Stellantis on the date immediately following the completion of the merger. References to “FCA shareholders” also refer to FCA shareholders acting in their capacity, where applicable, as holders of special voting shares in FCA’s share capital. For a description of the FCA special voting shares and the rights attached thereto, see the section “Corporate Governance—Loyalty Voting Structure” in the FCA 2019 Form 20-F incorporated by reference in this prospectus.

NOTE ON PRESENTATION
This prospectus includes the audited consolidated financial statements of PSA as of and for the financial years ended December 31, 2019, 2018 and 2017, which have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”), and in accordance with IFRS as adopted by the European Union. There is no effect on these consolidated financial statements resulting from differences between IFRS as issued by the IASB and IFRS as adopted by the European Union. The audited consolidated financial statements of PSA and the notes to the audited consolidated financial statements of PSA are collectively referred to as the “PSA Consolidated Financial Statements”. In addition, this prospectus also includes the condensed interim unaudited consolidated financial statements of PSA at June 30, 2020 and for the six months ended June 30, 2020 and 2019, which have also been prepared in accordance with IFRS as issued by the IASB, and in accordance with IFRS as adopted by the European Union. The condensed interim unaudited consolidated financial statements of PSA together with the notes thereto are referred to as the “PSA Interim Unaudited Consolidated Financial Statements”.
This prospectus also incorporates by reference the audited consolidated financial statements of FCA as of and for the financial years ended December 31, 2019, 2018 and 2017, contained in the FCA 2019 Form 20-F, which have been prepared in accordance with IFRS as issued by the IASB, as well as IFRS as adopted by the European Union. There is no effect on these consolidated financial statements resulting from differences between IFRS as issued by the IASB and IFRS as adopted by the European Union. The audited consolidated financial statements of FCA together with the notes thereto are referred to as the “FCA Consolidated Financial Statements”. In addition, this prospectus also incorporates by reference the unaudited semi-annual condensed consolidated financial statements of FCA as of and for the six months ended June 30, 2020 and the unaudited interim condensed consolidated financial statements of FCA as of and for the three and nine months ended September 30, 2020, which have been also prepared in accordance with IFRS as issued by the IASB, as well as IFRS as adopted by the European Union.
All references in this prospectus to “euro” and “€” refer to the currency issued by the European Central Bank. The financial information is presented in euro. All references to “U.S. dollars”, “U.S. dollar”, “U.S.$” and “$” refer to the currency of the United States of America (“U.S.”).
The language of the prospectus is English. Certain legislative references and technical terms have been cited in their original language in order that the correct technical meaning may be ascribed to them under applicable law.
In this prospectus, unless a contrary indication appears, a reference to the “issue of shares to PSA shareholders” in connection with the merger means, from a Dutch perspective, the allotment of shares (toekenning van aandelen) (and all related references, including “to be issued” and “issued”, should be construed accordingly).
Share ownership and voting power information in respect of FCA shareholders included in this prospectus is based on the information in FCA’s shareholder register, regulatory filings with the AFM and the SEC and other sources available to FCA as of the date indicated.
Certain totals in the tables included in this prospectus may not add due to rounding.

MARKET AND INDUSTRY INFORMATION
In this prospectus, we include, incorporate by reference or refer to industry and market data, including market share, ranking and other data, derived from or based upon a variety of official, non-official and internal sources, such as internal surveys and management estimates, market research, publicly available information and industry publications. Market share, ranking and other data contained or incorporated by reference in this prospectus may also be based on our good faith estimates, our own knowledge and experience and such other sources as may be available. Market share data may change and cannot always be verified with complete certainty due to limits on the availability and reliability of raw data, the voluntary nature of the data-gathering process, different methods used by different sources to collect, assemble, analyze or compute market data, including different definitions of vehicle segments and descriptions and other limitations and uncertainties inherent in any statistical survey of market shares or size. Industry publications and surveys and forecasts generally state that the information contained in such publications, surveys and forecasts has been obtained from sources believed to be reliable, but there can be no assurance as to the accuracy or completeness of the included information. Although we believe that this information is reliable, we have not independently verified the data from third-party sources. In addition, FCA typically estimates its market share for automobiles and commercial vehicles based on registration data.
In markets where registration data are not available, we calculate our market share based on estimates relating to sales to final customers. Such data may differ from data relating to shipments to our dealers and distributors. While we believe our internal estimates with respect to our industry are reliable, our internal company surveys and management estimates have not been verified by an independent expert, and we cannot guarantee that a third party using different methods to assemble, analyze or compute market data would obtain or generate the same result. The market share data presented or incorporated by reference in this prospectus represents the best estimates available from the sources indicated as of the date of this prospectus or such incorporated document but, in particular as they relate to market share and our future expectations, involve risks and uncertainties and are subject to change based on various factors, including those discussed in the section “Risk Factors” of this prospectus.

CAUTIONARY STATEMENTS CONCERNING FORWARD-LOOKING STATEMENTS
Statements contained in this prospectus or in documents incorporated by reference in this prospectus, particularly those regarding possible or assumed future performance, competitive strengths, costs, dividends, reserves and growth of FCA and PSA, industry growth and other trends and projections, and those regarding synergistic benefits of the merger and estimated company earnings, particularly those set forth under “The Merger” and “PSA”, are “forward-looking statements” that contain risks and uncertainties. In some cases, words such as “may”, “will”, “expect”, “could”, “should”, “intend”, “aim”, “estimate”, “anticipate”, “believe”, “remain”, “on track”, “design”, “target”, “objective”, “goal”, “forecast”, “projection”, “outlook”, “prospects”, “plan”, “can”, “would”, “future”, “possible”, “potential”, “predict” or similar terms are used to identify forward-looking statements. These forward-looking statements reflect the respective current views of FCA and PSA with respect to future events and involve significant risks and uncertainties that could cause actual results to differ materially. These factors include, without limitation:
•the satisfaction of the conditions precedent to the consummation of the merger, including the ability to obtain antitrust and other regulatory approvals in a timely manner, and any conditions to obtaining the required antitrust approvals that the regulatory authorities may impose;
•the ability of the parties to complete the merger in a timely manner or at all;
•the exercise by contractual counterparties of rights arising as a result of the merger under the provisions included in agreements to which FCA or PSA is a party, and the potential impact of the announcement and pendency of the merger on FCA’s and PSA’s business relationships with third parties;
•the combined group’s ability to realize the anticipated benefits of the merger, including cost savings, synergies and growth opportunities;
•the incurrence of significant transaction costs in connection with the merger and integration costs following the closing of the merger;
•the combined group’s ability to attract and retain management personnel and other key employees;
•the fact that the exchange ratio will not be adjusted for changes in the value of FCA common shares or PSA ordinary shares or for developments in the businesses of FCA and PSA before the merger is completed;
•the fact that the Faurecia distribution may not occur promptly following the closing of the merger, or at all, or on the terms contemplated by FCA and PSA;
•the fact that FCA may not have discovered with respect to PSA, and PSA may not have discovered with respect to FCA, certain matters which may adversely affect the future financial performance of the combined group;
•business interruptions, including disruptions to the manufacturing and sale of the combined group’s products and the provision of its services, resulting from the COVID-19 outbreak;
•the combined group’s ability to maintain vehicle shipment volumes, expand certain of its brands globally and launch products successfully;
•changes in global financial markets, general economic conditions and changes in demand for automotive products, which is subject to cyclicality;
•changes in local economic and political conditions, including as a result of Brexit;
•changes in trade policy, the imposition of tariffs, the enactment of tax reforms and other changes in laws and regulations;

•disruptions arising from political, social and economic instability, or civil unrest;
•the combined group’s ability to offer innovative, attractive products, and to develop, manufacture and sell vehicles with advanced features, including enhanced electrification, connectivity and automated-driving characteristics;
•various types of claims, lawsuits, governmental investigations and other contingencies, including product liability and warranty claims, vehicle recalls and environmental claims, investigations and lawsuits;
•material operating expenditures in relation to compliance with environmental, health and safety regulations;
•the intense level of competition in the automotive industry, which may increase due to consolidation;
•the combined group’s failure to accurately forecast demand for its vehicles;
•the combined group’s ability to provide or arrange for access to adequate financing for its dealers and retail customers;
•the combined group’s liquidity and ability to access funding to execute its business plan and improve its business, financial condition and results of operations;
•a significant malfunction, disruption or security breach compromising information technology systems or the electronic control systems contained in the combined group’s vehicles;
•the combined group’s ability to realize anticipated benefits from joint venture arrangements in certain emerging markets;
•risks arising from disruptions to the combined group’s dealers, including as a result of the COVID-19 pandemic;
•disruptions to the combined group’s supply chain, shortages of raw materials or increases in the cost of raw materials and components used by the combined group;
•developments in labor and industrial relations, including any work stoppages, and developments in applicable labor laws;
•exchange rate fluctuations, interest rate changes, credit risk and other market risks;
•exposure to shortfalls in the funding of FCA’s defined benefit pension plans; and
•other factors discussed elsewhere in this prospectus and in the documents incorporated by reference in this prospectus.
Furthermore, in light of the inherent difficulty in forecasting future results, any estimates or forecasts of particular periods that are provided in this prospectus are uncertain. Accordingly, investors should not place undue reliance on such forward-looking statements. Actual results could differ materially from those anticipated in such forward-looking statements. We do not undertake an obligation to update or revise publicly any forward-looking statements.
Additional factors which could cause actual results and developments to differ from those expressed or implied by the forward-looking statements are included in the section “Risk Factors” of this prospectus.

SUMMARY
This summary highlights selected information from this prospectus and might not contain all of the information that is important to you. You should read carefully the entire prospectus, including the Appendices, and the other documents which are incorporated by reference in this prospectus and to which this prospectus refers to understand fully the merger and the related transactions. Each item in this summary includes a page reference directing you to a more complete description of that topic in this prospectus. See also the section entitled “Where You Can Find More Information”.
FCA
FCA is a global automotive group engaged in designing, engineering, manufacturing, distributing and selling vehicles, components and production systems worldwide through over a hundred manufacturing facilities and over forty research and development centers. FCA has operations in more than forty countries and sells its vehicles directly or through distributors and dealers in more than a hundred and thirty countries. FCA designs, engineers, manufactures, distributes and sells vehicles for the mass-market under the Abarth, Alfa Romeo, Chrysler, Dodge, Fiat, Fiat Professional, Jeep, Lancia and Ram brands and the SRT performance vehicle designation. For its mass-market vehicle brands, FCA has centralized design, engineering, development and manufacturing operations, which allows it to efficiently operate on a global scale. FCA supports its vehicle shipments with the sale of related service parts and accessories, as well as service contracts, worldwide under the Mopar brand name for mass-market vehicles. In addition, FCA designs, engineers, manufactures, distributes and sells luxury vehicles under the Maserati brand. FCA makes available retail and dealer financing, leasing and rental services through its subsidiaries, joint ventures and commercial arrangements with third party financial institutions. In addition, FCA operates in the components and production systems sectors under the Teksid and Comau brands.
FCA common shares are currently traded on the NYSE and on the MTA organized and managed by Borsa Italiana S.p.A. FCA’s principal office is located at 25 St. James’s Street, London SW1A 1HA, United Kingdom (telephone number: +44 (0) 20 7766 0311). Its agent for U.S. federal securities law purposes is Christopher J. Pardi, c/o FCA US LLC, 1000 Chrysler Drive, Auburn Hills, Michigan 48326.
PSA
PSA is the second largest car manufacturer in Europe based on the volume of sold vehicles in 2019. It operates 17 production sites and five R&D hubs across the world, and has a presence in 160 countries, where it sells its vehicles and products through independent dealers and distributors, joint ventures and its network of wholly owned subsidiaries. PSA’s automotive division designs, engineers, manufactures, distributes and sells vehicles under its Peugeot, Citroën, DS, Opel and Vauxhall brands and provides spare parts and, after-sales, maintenance repair services. PSA’s finance division, which corresponds to the operations of Banque PSA Finance, is present in 17 countries and provides retail finance and insurance products to PSA’s customers, as well as wholesale financing to the brands’ dealer networks, primarily through two major partnerships in Europe, with Group Santander Consumer Finance and BNP Paribas Personal Finance. PSA’s automotive equipment division, which corresponds to the operations of Faurecia, manufactures and sells automotive equipment to other automotive original equipment manufacturers.
Following agreement between PSA and FCA, on October 29, 2020, PSA sold 9,663,000 ordinary shares of Faurecia, representing approximately seven percent of the share capital of Faurecia with proceeds of approximately €308 million. FCA and PSA intend that, promptly following the Effective Time, Stellantis will distribute to its shareholders through a dividend or other form of distribution (including through a reduction of the share capital of Stellantis) (i) its remaining Faurecia ordinary shares, representing approximately 39 percent of the share capital of Faurecia, and (ii) cash equal to the proceeds of the sale of the Faurecia ordinary shares described above ((i) and (ii), collectively, the “Faurecia Distribution”), subject to any corporate approvals required in relation thereto (including the prior approval of the Stellantis Board and the Stellantis shareholders), which will be sought promptly following the closing of the merger. For further information on the Faurecia Distribution see “The Combination Agreement and Cross Border Merger Terms—The Combination Agreement and Shareholders Undertakings—Certain Covenants—Faurecia Distribution” included elsewhere in this prospectus.
PSA’s ordinary shares are listed on Euronext Paris under the symbol “UG” and are part of the CAC 40 index. The principal executive offices of PSA are located at Route de Gisy, 78140 Vélizy-Villacoublay, France. PSA’s telephone number is +33 (0)1 55 94 81 00.

The Merger
The terms and conditions of the merger are set forth in the combination agreement entered into by FCA and PSA on December 17, 2019, which is attached to this prospectus as Appendix A, as amended on September 14, 2020 by the combination agreement amendment attached to this prospectus as Appendix B. You should read the combination agreement and shareholders undertakings carefully as they are the legal documents that govern the terms of the merger.
If the merger is approved by the requisite votes of the FCA and PSA shareholders and the other conditions precedent to the merger are satisfied or, to the extent permitted under the combination agreement and by applicable law, waived, PSA will be merged with and into FCA, which will be renamed “Stellantis N.V.” on the day immediately following the date on which the closing of the merger occurs.
The merger will be effective at the Effective Time (00:00 a.m. Central European Time on the first day after the date on which a Dutch civil law notary executes a notarial deed of cross-border merger with respect to the merger between FCA and PSA in accordance with applicable Dutch and French law), at which time, the separate corporate existence of PSA will cease, and Stellantis will continue as the sole surviving corporation, and, by operation of law, Stellantis, as successor to PSA, will succeed to and assume all of the rights and obligations and other legal relationships, as well as the assets and liabilities, of PSA in accordance with Dutch law and French law. Pursuant to the combination agreement (and subject to applicable Dutch law and French law), the merger will be deemed to enter into effect retroactively as from the first day of the calendar year during which the Effective Time occurs.
At the Effective Time, by virtue of the merger and without any action on the part of any holder of PSA ordinary shares or FCA common shares, FCA will issue for each outstanding PSA ordinary share (other than any PSA ordinary share held in treasury by PSA or held by FCA, if any) 1.742 FCA common shares (the “Exchange Ratio”), the PSA ordinary shares will no longer be outstanding and automatically cease to exist and each issued and outstanding common share of FCA will remain unchanged as one common share in Stellantis. The Exchange Ratio is fixed and will not be adjusted for changes in the market value of FCA common shares or PSA ordinary shares.
Prior to the Effective Time (i) FCA intends to declare a cash distribution of €2.9 billion (the “FCA Extraordinary Dividend”) to be paid to its shareholders (with a record date prior to the closing of the merger, and which will be paid to such shareholders of record on a payment date as soon as practicable after the closing of the merger), (ii) an ordinary dividend for an amount of €1.1 billion (or a lower amount that represents the lowest maximum distributable amount of either party) in respect of the fiscal year ending December 31, 2019 may be paid by each of FCA and PSA and (iii) if the closing of the merger has not occurred before the 2021 annual general meetings of PSA and FCA, an ordinary dividend in respect of the fiscal year ending December 31, 2020 for an amount to be agreed by FCA and PSA on the basis of their respective distributable amounts, may be paid by each of PSA and FCA. On May 13, 2020 the parties decided that, in light of the impact from the COVID-19 crisis, neither FCA nor PSA will pay an ordinary dividend in 2020 relating to the fiscal year 2019. Following agreement between PSA and FCA, on October 29, 2020, PSA sold 9,663,000 ordinary shares of Faurecia, representing approximately seven percent of the share capital of Faurecia with proceeds of approximately €308 million. FCA and PSA intend that, promptly following the Effective Time, Stellantis will distribute to its shareholders through a dividend or other form of distribution (including through a reduction of the share capital of Stellantis) (i) its remaining Faurecia ordinary shares, representing approximately 39 percent of the share capital of Faurecia, and (ii) cash equal to the proceeds of the sale of the Faurecia ordinary shares described above, subject to any corporate approvals required in relation thereto (including the prior approval of the Stellantis Board and the Stellantis shareholders), which will be sought promptly following the closing of the merger. PSA has undertaken (i) to convert, prior to the closing, the manner in which it holds its remaining Faurecia ordinary shares, resulting in the loss of the double voting rights attached to such Faurecia ordinary shares and (ii) to cause its representatives on the board of directors of Faurecia to resign effective the day preceding the Effective Time, which will collectively eliminate PSA’s influence over Faurecia and result in a loss of control prior to the Effective Time. FCA and PSA have also undertaken that Stellantis will not exercise control over Faurecia following the closing of the merger. PSA has agreed that prior to the closing of the merger there will be no material changes in any currently existing commercial arrangements between PSA and Faurecia, other than amendments in the ordinary course, and that it will not effect the Faurecia Distribution prior to the closing of the merger. Pursuant to the combination agreement amendment, FCA and PSA have agreed that PSA will review with the PSA Managing Board and the PSA Supervisory Board and FCA will review with the FCA Board a potential distribution of €500 million to be paid by each party to its shareholders prior to the closing of the merger, but solely if such distribution is paid by both parties, or, in the alternative, a potential cash distribution of €1.0 billion to be paid by Stellantis to its shareholders following the closing of the merger.

It is intended that, for French corporate income tax purposes, the merger benefits from the favorable regime set forth in Article 210 A of the French Tax Code (Code général des impôts), with PSA assets and liabilities to be allocated to a French permanent establishment of Stellantis pursuant to the merger. A ruling has been requested from the French tax authorities to confirm the applicability of such regime. As required by law, a tax ruling request has also been filed with the French tax authorities in order to allow for the transfer of a large majority of the French tax losses carried forward of the existing PSA French tax consolidated group. For additional information, please refer to the section entitled “The Merger—Tax Treatment”.
Closing Conditions
The obligation of each party to effect the merger is subject to certain closing conditions, including:
•the absence of a Material Adverse Effect with respect to the other party (which condition may be waived only by FCA in the event of a Material Adverse Effect with respect to PSA and only by PSA in the event of a Material Adverse Effect with respect to FCA);
•approval of the merger by both the FCA shareholders and PSA shareholders;
•approval from the NYSE, Euronext Paris and the MTA for listing of the Stellantis common shares;
•the effectiveness of FCA’s registration statement on Form F-4 and the obtaining of all necessary consents of the AFM with respect to the European listing prospectus;
•the obtaining of the Competition Approvals;
•the obtaining of the Consents, other than Competition Approvals and Consents for which the failure to be obtained or made would not, individually or in the aggregate, have a Substantial Detriment;
•the obtaining of the ECB Clearance;
•no injunctions or restraints of a governmental entity that prohibit or make illegal the consummation of the merger, but only to the extent that any failure to comply with such prohibition would, individually or in the aggregate, reasonably be expected to have a Substantial Detriment; and
•delivery of relevant closing documents to implement the merger (i.e., pre-merger certificates issued by the relevant French and Dutch authorities attesting the proper completion of the pre-combination acts and formalities under French and Dutch law, respectively).
Risk Factors
In evaluating the merger, FCA shareholders and PSA shareholders should carefully review and consider the risk factors set forth under the section entitled “Risk Factors” beginning on page 28 of this prospectus. The occurrence of one or more of the events or circumstances described in those risk factors, alone or in combination with other events or circumstances, may adversely affect the combined group’s ability to complete or realize the anticipated benefits of the merger, and may have a material adverse effect on the business, cash flows, financial condition or results of operations of FCA, PSA or the combined group following the merger. These risks include the following:
•The exchange ratio is fixed and therefore a shareholder will not be compensated for changes in the value of FCA common shares or PSA ordinary shares, as applicable, prior to the effectiveness of the merger.
•The merger is subject to receipt of antitrust approvals from several competition authorities. As a condition to obtaining the required antitrust approvals, the relevant regulatory authorities may impose conditions that could have an adverse effect on the combined group or, if such approvals are not obtained, could prevent the consummation of the merger.
•Stellantis may fail to realize some or all of the anticipated benefits of the merger, which could adversely affect the value of the shares of the combined group.

•Business interruptions resulting from the coronavirus (COVID-19) pandemic could continue to cause disruption to the manufacture and sale of the combined group’s products and the provision of its services and adversely impact its business.
•If the combined group’s vehicle shipment volumes deteriorate, particularly shipments of pickup trucks and larger sport utility vehicles in the U.S. market for FCA brands, and shipments of vehicles in the European market for PSA brands, the combined group’s results of operations and financial condition will suffer.
•The combined group’s businesses may be adversely affected by global financial markets, general economic conditions, enforcement of government incentive programs, and geopolitical volatility as well as other macro developments over which the combined group will have little or no control.
•The combined group may be unsuccessful in efforts to increase the growth of some of its brands that it believes have global appeal and reach, which could have material adverse effects on the combined group’s business.
•The automotive industry is highly competitive and cyclical, and the combined group may suffer from those factors more than some of its competitors.
•Vehicle retail sales depend heavily on affordable interest rates and availability of credit for vehicle financing and a substantial increase in interest rates could adversely affect the combined group’s business.
•Current and more stringent future or incremental laws, regulations and governmental policies, including those regarding increased fuel efficiency requirements and reduced greenhouse gas and tailpipe emissions, may have a significant effect on how the combined group does business and may increase its cost of compliance, result in additional liabilities and negatively affect its operations and results.
•The combined group will remain subject to ongoing diesel emissions investigations by several governmental agencies and to a number of related private lawsuits, which may lead to further claims, lawsuits and enforcement actions, and result in additional penalties, settlements or damage awards and may also adversely affect the combined group’s reputation with consumers.
•The combined group’s business operations and reputation may be impacted by various types of claims, lawsuits, and other contingencies.
•Limitations on the combined group’s liquidity and access to funding, as well as its significant outstanding indebtedness, may restrict the combined group’s financial and operating flexibility and its ability to execute its business strategies, obtain additional funding on competitive terms and improve its financial condition and results of operations.
•The French tax authorities may not grant or may deny or revoke in whole or in part the benefit of the rulings confirming the neutral tax treatment of the merger for PSA and the PSA shareholders and the transfer of tax losses carried forward of the existing PSA French tax consolidated group.

Shareholder Approvals
Holders of PSA ordinary shares will vote on the merger at an extraordinary meeting of shareholders and a special meeting of shareholders entitled to double voting rights scheduled for [●] and [●], respectively. Separately, holders of FCA common shares will vote on the merger at an extraordinary meeting of shareholders scheduled for [●]. Subject to the satisfaction and/or waiver of the other conditions precedent contained in the combination agreement, the merger will not become effective unless (a) a resolution approving the merger is passed at (i) the extraordinary meeting of holders of PSA ordinary shares with a two-thirds majority of the votes cast by the shareholders present or represented at such meeting, provided that at least 25 percent of the PSA ordinary shares carrying voting rights are present or represented at the first convening of such meeting, or at least 20 percent of the PSA ordinary shares carrying voting rights are present or represented at the second convening of such meeting, and at (ii) the special meeting of PSA shareholders entitled to double voting rights with a two-thirds majority of the votes cast by the shareholders entitled to double voting rights present or represented at such meeting, provided that at least one-third of the PSA ordinary shares carrying double voting rights are present or represented at the first convening of such meeting, or at least 20 percent of the PSA ordinary shares carrying double voting rights are present or represented at the second convening of such meeting, and (b) a resolution approving the merger is passed at the extraordinary meeting of holders of FCA common shares with the affirmative vote of the holders of (i) a majority of the votes cast at the FCA shareholders’ meeting (provided that one half or more of the issued and outstanding share capital of FCA is represented at such meeting) or (ii) if less than one half of the issued and outstanding share capital of FCA is represented at the FCA shareholders’ meeting, at least two-thirds of the votes cast at such meeting. As of October 31, 2020, (a) EPF/FFP owned 12.36 percent of PSA’s share capital and 18.01 percent of the total voting rights of PSA, (b) BPI owned, directly and indirectly, 12.36 percent of PSA’s share capital and 18.01 percent of the total voting rights of PSA and (c) Dongfeng owned 11.24 percent of PSA’s share capital and 16.38 percent of the total voting rights in PSA. Each of EPF/FFP, BPI and Dongfeng has agreed to vote in favor of the merger. As of November 13, 2020, Exor owned 28.54 percent of FCA’s issued and outstanding common shares, and, based on the loyalty voting system of FCA, 44.40 percent of the total voting rights in FCA. Exor has agreed to vote in favor of the merger.
In connection with their respective extraordinary general meetings, separate materials will be made available to the shareholders of FCA and PSA in accordance with applicable Dutch and French law.
Recommendation of the Board of Directors of FCA
The FCA Board, having received extensive legal and financial advice, and having given due and careful consideration to the strategic and financial aspects and consequences of the merger, at a meeting held on December 17, 2019, unanimously approved the merger and, at a meeting held on September 14, 2020, unanimously approved amendments to certain of the terms of the merger. On October 23, 2020, the FCA Board unanimously resolved to approve the Cross-Border Merger Terms. Accordingly, the FCA Board supports and unanimously recommends the merger and recommends that FCA shareholders vote “FOR” adoption and approval of the Cross-Border Merger Terms and the transactions contemplated by the combination agreement.
Recommendation of the Supervisory Board of PSA
The PSA Supervisory Board, having received extensive legal and financial advice, and having given due and careful consideration to the strategic and financial aspects and consequences of the merger, at a meeting held on December 17, 2019, unanimously approved the merger and, at a meeting held on September 14, 2020, unanimously approved amendments to certain of the terms of the merger. On October 27, 2020, the PSA Supervisory Board unanimously resolved to approve the Cross-Border Merger Terms. Accordingly, the PSA Supervisory Board supports and unanimously recommends the merger and recommends that PSA shareholders vote “FOR” adoption and approval of the Cross-Border Merger Terms and the transactions contemplated by the combination agreement.

Opinions of the Financial Advisors to the Board of Directors of FCA
Goldman Sachs International
Goldman Sachs International delivered its opinion to the FCA Board that, as of December 17, 2019, and taking into account the FCA Extraordinary Dividend (in the amount of €5.5 billion as provided in the original combination agreement) and based upon and subject to the factors and assumptions set forth in such opinion, the exchange ratio pursuant to the definitive cross-border merger documentation (the “Definitive Documentation”) to be entered into pursuant to the combination agreement was fair from a financial point of view to FCA. On September 14, 2020, FCA and PSA entered into the combination agreement amendment, amending certain terms of the merger, as described under “The Combination Agreement and the Cross Border Merger Terms—The Combination Agreement and Shareholders’ Undertakings—The Combination Agreement Amendment”. FCA has determined that the combination agreement amendment does not materially alter the value of the combination to its shareholders, and, therefore, FCA has not obtained a new fairness opinion from Goldman Sachs International in connection with the combination agreement amendment. Therefore, the Definitive Documentation reviewed by Goldman Sachs International for the purpose of its opinion does not include the combination agreement amendment.
The full text of the written opinion of Goldman Sachs International, dated December 17, 2019, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Appendix C. Goldman Sachs International provided advisory services and its opinion for the information and assistance of the FCA Board in connection with its consideration of the merger. The Goldman Sachs International opinion is not a recommendation as to how any holder of FCA common shares should vote with respect to the merger or any other matter. Pursuant to an engagement letter between FCA and Goldman Sachs International, FCA has agreed to pay Goldman Sachs International a transaction fee of $35 million, $7.5 million of which became payable at the announcement of the combination agreement on December 18, 2019, and the remainder of which is contingent upon consummation of the merger.
d’Angelin & Co.
At a meeting of the FCA Board held on December 17, 2019, d’Angelin & Co. Ltd. (“d’Angelin”) rendered to the FCA Board its opinion, which d’Angelin subsequently confirmed by delivery of a written opinion dated as of December 18, 2019 (the “Opinion Date”) to the effect that, as of December 17, 2019 and the Opinion Date, respectively, and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by d’Angelin described in d’Angelin’s opinion, the exchange ratio pursuant to the combination agreement was fair, from a financial point of view, to FCA. On September 14, 2020, FCA and PSA entered into the combination agreement amendment, amending certain terms of the merger, as described under “The Combination Agreement and the Cross Border Merger Terms—The Combination Agreement and Shareholders’ Undertakings—The Combination Agreement Amendment”. FCA has determined that the combination agreement amendment does not materially alter the value of the combination to its shareholders, and, therefore, FCA has not obtained a new fairness opinion from d’Angelin in connection with the combination agreement amendment. Therefore, the documentation reviewed by d’Angelin for the purpose of its opinion does not include the combination agreement amendment.
The full text of d’Angelin’s written opinion, dated December 18, 2019, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by d’Angelin in delivering its opinion, is attached as Appendix D. d’Angelin’s financial advisory services and its opinion were provided for the information and benefit of the FCA Board (in its capacity as such) in connection with its evaluation of the proposed merger. d’Angelin’s opinion does not constitute a recommendation to the FCA Board or to any other person in respect of the merger, including as to how any holder of FCA common shares should vote or act with respect to the merger. Pursuant to the terms of d’Angelin’s engagement letter with FCA, FCA has paid or agreed to pay d’Angelin fees for its services with respect to the merger in the aggregate amount of approximately €6.5 million, €2 million of which became payable in connection with advice relating to the merger and the delivery of a fairness opinion and €4.5 million of which will become payable contingent upon completion of the merger.

Opinion of the Financial Advisor to the PSA Supervisory Board
Perella Weinberg UK Limited
The PSA Supervisory Board retained Perella Weinberg UK Limited (“Perella Weinberg”) to act as its financial advisor in connection with a potential transaction involving FCA. On September 14, 2020, Perella Weinberg rendered to the PSA Supervisory Board its oral opinion, subsequently confirmed in writing, that as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth in their opinion, the Exchange Ratio provided for in the combination agreement, was fair from a financial point of view to the holders of PSA ordinary shares.
The full text of Perella Weinberg’s written opinion, dated September 14, 2020, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by Perella Weinberg, is attached to this Prospectus as Appendix E and is incorporated by reference in this prospectus. Holders of PSA ordinary shares are urged to read Perella Weinberg’s opinion carefully and in its entirety. Perella Weinberg’s opinion was addressed to the PSA Supervisory Board for information and assistance in connection with, and for the purposes of its evaluation of, the merger. Perella Weinberg’s opinion was not intended to be and does not constitute a recommendation to any holder of PSA ordinary shares or FCA common shares as to how such holders should vote or otherwise act with respect to the merger or any other matter.
Pursuant to the terms of the engagement letter between Perella Weinberg and the PSA Supervisory Board dated October 28, 2019, as amended on September 14, 2020, PSA (i) paid Perella Weinberg monthly retainer fees since August 1, 2019 for a total amount paid to date of €175,000 (creditable against the other fees) and an announcement fee of €1 million, and (ii) further agreed to pay Perella Weinberg €1 million (creditable against the success fee) upon the delivery of Perella Weinberg’s opinion, as well as a success fee of €6 million upon the consummation of the Amended Transaction (as defined under “The Merger—Opinion of the Financial Advisor to the PSA Supervisory Board”) and a discretionary fee of up to €1 million. PSA has agreed to indemnify Perella Weinberg and related persons for certain liabilities and other items that may arise out of its engagement by the PSA Supervisory Board and the rendering of its opinion.
Interests of Certain Persons in the Merger
FCA
Certain of the directors and executive officers of FCA may have interests in the merger that are different from, or in addition to, the interests of the FCA shareholders, which may include positions in Stellantis, treatment of equity awards, retention and severance arrangements, and directors’ and officers’ liability insurance. The FCA Board was aware of, and considered, these interests during its deliberations on the merits of the merger or approved the related arrangements in the context of the discussions regarding the merger.
PSA
Certain of the directors and executive officers of PSA may have interests in the merger that are different from, or in addition to, the interests of the PSA shareholders, which may include positions in Stellantis, treatment of equity awards, retention arrangements, and directors’ and officers’ liability insurance. The PSA Supervisory Board was aware of, and considered, these interests during its deliberations on the merits of the merger or approved the related arrangements in the context of the discussions regarding the merger.
Dissenters’, Appraisal, Cash Exit or Similar Rights
Neither FCA shareholders nor PSA shareholders will have dissenters’, appraisal, cash exit or similar rights in connection with the merger. Please refer to “The FCA Extraordinary General Meeting—Dissenters’, Appraisal, Cash Exit or Similar Rights” and “The PSA Shareholder Meeting—Dissenters’, Appraisal, Cash Exit or Similar Rights”.

Accounting Treatment
The merger will be accounted for using the acquisition method of accounting in accordance with IFRS 3, Business Combinations (“IFRS 3”), which requires the identification of the acquirer and the acquiree for accounting purposes. Based on the assessment of the indicators under IFRS 3 and consideration of all pertinent facts and circumstances, FCA and PSA’s management determined that PSA is the acquirer for accounting purposes and as such, the merger is accounted for as a reverse acquisition.
Regulatory Approvals Required to Complete the Merger
The combination agreement provides that before the merger may be completed, any waiting period (or extension of such waiting period) applicable to the merger must have expired or been terminated, and any competition approvals, consents or clearances required in connection with the merger must have been received, in each case, under the applicable antitrust laws of the EU, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and under the competition laws of the Federative Republic of Brazil, the Republic of Chile, the United Mexican States, the People’s Republic of China, Japan, the Republic of India, the Republic of South Africa, the Kingdom of Morocco, Israel, the Swiss Confederation, Ukraine, the Russian Federation, the Republic of Serbia and the Republic of Turkey. In addition, FCA and PSA must obtain CFIUS approval in the United States and certain regulatory approvals related to their financing operations in the Kingdom of Belgium, Grand Duchy of Luxembourg, Russian Federation, Federative Republic of Brazil, Federal Republic of Germany, Italian Republic, French Republic, United Kingdom, Republic of Malta and Kingdom of Spain. For details on which of these regulatory approvals have been obtained to date, see the section entitled “The Merger—Regulatory Approvals Required to Complete the Merger”.
Selected Unaudited Pro Forma Condensed Combined Financial Information
The following tables provide certain unaudited pro forma condensed combined financial information. For additional details regarding unaudited pro forma condensed combined financial information, see “Unaudited Pro Forma Condensed Combined Financial Information”.
The following unaudited pro forma condensed combined financial information included in this prospectus, which has been prepared using the historical consolidated financial statements of FCA and PSA, is presented for illustrative purposes only and should not be considered to be an indication of the results of operations or financial position of Stellantis following the merger.
The unaudited pro forma condensed combined financial information presented in this prospectus should be read in conjunction with the historical 2019 consolidated financial statements, and the unaudited interim condensed consolidated financial statements as of and for the six months ended June 30, 2020, of PSA and FCA, the accompanying notes thereto and the other information contained in or incorporated by reference into this prospectus.
The merger will be accounted for using the acquisition method of accounting in accordance with IFRS 3, which requires the identification of the acquirer and the acquiree for accounting purposes. Based on the assessment of the indicators under IFRS 3 and consideration of all pertinent facts and circumstances, FCA and PSA’s management determined that PSA is the acquirer for accounting purposes and, as such, the merger is accounted for as a reverse acquisition. In identifying PSA as the acquiring entity, notwithstanding that the merger is being effected through an issuance of FCA shares, the most significant indicators were (i) the composition of the combined group’s board, which is composed of eleven directors, six of whom are to be nominated by PSA, PSA shareholders or PSA employees, or are current PSA executives, (ii) the combined group’s first CEO, who is vested with the full authority to individually represent the combined group, and is the current president of the PSA Managing Board, and (iii) the payment of a premium by pre-merger shareholders of PSA.

The unaudited pro forma condensed combined statement of financial position as of June 30, 2020 gives effect to the merger, as well as, the FCA Extraordinary Dividend and the loss of control of Faurecia, as if they had occurred on June 30, 2020. The unaudited pro forma condensed combined statements of income for the six months ended June 30, 2020 and the year ended December 31, 2019 give effect to the merger and the loss of control of Faurecia as if they had occurred on January 1, 2019. As a consequence of the combination agreement amendment, it is currently expected that the Faurecia Distribution will occur promptly after closing following approval by the Stellantis Board and the Stellantis shareholders, and as such it is not considered directly attributable to the merger. The unaudited pro forma condensed combined statement of financial position does not reflect the payment of the €1.1 billion ordinary dividends contemplated by the combination agreement, due to the fact that on May 13, 2020, the parties decided that, in light of the impact from the COVID-19 crisis, neither FCA nor PSA would pay an ordinary dividend in 2020 relating to the fiscal year 2019. The pro forma condensed combined financial information is not adjusted for the potential distribution of €500 million which may be paid by each of FCA and PSA to their respective shareholders prior to the Effective Time as it is not directly attributable to the merger because it is subject to the performance of FCA and PSA leading up to the Effective Time. The pro forma condensed combined financial information is also not adjusted for the effects of the separation of Comau, as it is considered neither directly attributable to the merger because it is subject to decision by the Stellantis Board after the closing of the merger, nor a significant subsidiary.
The unaudited pro forma condensed combined financial information is prepared in accordance with Article 11 of SEC Regulation S-X. The unaudited pro forma condensed combined financial information is illustrative and is not intended to represent or be indicative of the consolidated results of operations or financial position that would have been reported had the merger been completed as of the dates presented, and should not be taken as representative of the future consolidated results of operations or financial position of the combined group following the merger. The actual financial position and results of operations of the combined group following the merger may differ significantly from the unaudited pro forma condensed combined financial information reflected herein due to a variety of factors. The unaudited pro forma condensed combined financial information is based upon available information and certain assumptions that management believes are reasonable.
In addition, the Faurecia Distribution is considered probable and significant. As such, the unaudited pro forma combined condensed statement of financial position as of June 30, 2020, after giving effect to the merger, has been further adjusted to reflect the intended Faurecia Distribution as if it had occurred on June 30, 2020.
The global spread of COVID-19 has significantly increased the volatility of prices and economic conditions in various markets around the world, affecting the determination of fair value measurements either directly or indirectly. Therefore, preliminary fair value estimates and the resulting preliminary goodwill may change as additional information becomes available, and some changes could be material, as certain valuations and other studies have yet to commence or progress to a stage where there is sufficient information for a definitive measurement.
Selected Unaudited Pro Forma Condensed Combined Statement of Financial Position
The following table provides selected pro forma financial information as derived from the unaudited pro forma condensed combined statement of financial position, to correspond to the selected financial data provided for both FCA and PSA in “Selected Financial Information”. Refer to “Unaudited Pro Forma Condensed Combined Financial Information” for further detail.

	At June 30, 2020
	Pro Forma Financial Information Before Faurecia Distribution	Pro Forma Financial Information Post Faurecia Distribution
	(€ million)
Cash and cash equivalents	€24,422	€24,114
Total assets	137,809	135,514
Non-current financial liabilities	21,500	21,551
Current financial liabilities	6,174	6,174
Total equity	37,250	34,904
Total stockholders' equity	37,041	34,695
Non controlling interests	€209	€209

Selected Unaudited Pro Forma Condensed Combined Statement of Income
The following table provides selected pro forma financial information as derived from the unaudited pro forma condensed combined statement of income, to correspond to the selected financial data provided for both FCA and PSA in “Selected Financial Information”. Refer to “Unaudited Pro Forma Condensed Combined Financial Information” for further detail.

	Six months ended June 30, 2020		Year ended December 31, 2019
	Pro Forma Financial Information Before Faurecia Distribution	Pro Forma Financial Information Post Faurecia Distribution	Pro Forma Financial Information Before Faurecia Distribution	Pro Forma Financial Information Post Faurecia Distribution
	(€ million, except for per share amounts)
Revenue	€51,655	€51,655	€166,748	€166,748
Operating income (loss)	(449)	(449)	9,293	9,293
Consolidated profit (loss) from continuing operations	(1,749)	(1,749)	6,348	6,348
Attributable to Owners of the parent	(1,742)	(1,742)	6,343	6,343
Attributable to Non controlling interests	€(7)	€(7)	€5	€5
Earnings per €1 par value share from continuing operations attributable to the owners of the parent
Basic earnings per €1 par value share of continuing operations - attributable to Owners of the parent	€(0.56)	€(0.56)	€2.03	€2.03
Diluted earnings per €1 par value share of continuing operations - attributable to Owners of the parent	€(0.56)	€(0.56)	€1.97	€1.97

Summary of Material Tax Consequences
United States
It is intended that, for U.S. federal income tax purposes, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (referred to in this prospectus as the Code). Assuming that the merger is treated as a “reorganization” within the meaning of Section 368(a) of the Code, U.S. shareholders (as defined in the section entitled “Material Tax Considerations—Material U.S. Federal Income Tax Considerations—General”) will generally not recognize gain or loss on the exchange of PSA ordinary shares for Stellantis common shares, except to the extent of any cash received in lieu of a fractional share of Stellantis common shares.
United Kingdom
The receipt of Stellantis common shares by a U.K. shareholder (as defined in “Material Tax Considerations—Material United Kingdom Tax Consequences”) of PSA ordinary shares is not expected to give rise to U.K. capital gains tax or corporation tax on the basis that the merger should be treated as a scheme of reconstruction. For additional information (including on the tax treatment of fractional entitlements to shares), please refer to the section entitled “Material Tax Considerations—Material United Kingdom Tax Consequences—Material U.K. tax consequences of the merger”.

Netherlands
For holders of PSA ordinary shares that are tax residents or carry out certain activities in the Netherlands the exchange of PSA ordinary shares into Stellantis common shares pursuant to the merger is, under Dutch law, considered a disposal of such holders’ PSA ordinary shares for Dutch income tax and Dutch corporate tax purposes. Such disposal will result in the recognition of a capital gain or a capital loss. As a consequence of Brexit and depending on the outcome of the Brexit negotiations, such PSA shareholders may not be able to apply a roll-over facility for the recognized capital gain. If the roll-over facility may be applied, the Stellantis common shares received as merger consideration must be reported in the balance sheet for Dutch tax purposes at the same tax book value as the divested shares in PSA. For additional information (including on the tax treatment of fractional entitlements to shares), please refer to the section entitled “Material Tax Considerations—Material Netherlands Tax Consequences”.
Italy
For Italian tax purposes, the merger is intended to fall within the scope of Directive (EU) 2017/1132 of the European Parliament and of the Council of June 14, 2017 (as implemented under French and Dutch corporate legislation, respectively). Consequently, it will be in principle tax neutral at the level of the permanent establishment in Italy of FCA, assuming that all the assets, liabilities and functions remain allocated to it after the merger. Moreover, it will not trigger any taxable event for Italian tax purposes for the holders of FCA common shares or PSA ordinary shares. For additional information (including on the tax treatment of fractional entitlement to shares), please refer to the section entitled “Material Tax Considerations—Material Italian Tax Consequences—Tax Consequences of the Merger”.
France
For PSA shareholders who are not resident in France for tax purposes (as defined and subject to the matters described in the section entitled “Material Tax Considerations—Material French Tax Considerations”), the exchange of PSA ordinary shares into Stellantis common shares pursuant to the merger should generally not be taxable in France. For PSA shareholders who are resident in France for tax purposes, the exchange of PSA ordinary shares into Stellantis common shares should be considered as a disposal of such holders’ PSA ordinary shares for French tax purposes. French holders should, however, be eligible (on the basis and subject to the matters described in the section entitled “Material Tax Considerations—Material French Tax Considerations”) to a deferral regime for the recognized capital gain or loss resulting from such exchange (in respect of French legal entities only, the benefit of such deferral regime is subject to a specific election). The merger should not trigger any registration duties or financial transaction tax in France for the PSA shareholders. For additional information (including on the tax treatment of fractional entitlements to shares), please refer to the section entitled “Material Tax Considerations—Material French Tax Considerations”.
Listing of Stellantis Common Shares
Upon the closing of the merger, Stellantis common shares will be listed on the NYSE and the MTA organized and managed by Borsa Italiana S.p.A., where FCA common shares are currently listed, and on Euronext Paris, where PSA ordinary shares are currently listed.

RISK FACTORS
By voting in favor of the merger, PSA shareholders will be choosing to invest in Stellantis common shares. Investing in Stellantis common shares involves risks, some of which are related to the merger. In considering whether to vote for the proposed merger, you should carefully consider the risks described below, as well as the matters addressed in the section of this prospectus entitled “Cautionary Statements Concerning Forward-Looking Statements” of this prospectus and the other information included in or incorporated by reference into this prospectus. The occurrence of one or more of the events or circumstances described in these risk factors as well as other risks and uncertainties not currently known to FCA and PSA or not currently deemed to be material may adversely affect the ability to complete or realize the anticipated benefits of the merger, and may have a material adverse effect on the business of Stellantis, as well as its cash flows, financial condition or results of operations.
Please see “Where You Can Find More Information” for information on where you can find the periodic reports and other documents that FCA has filed with or furnished to the SEC and which are incorporated into this prospectus by reference.
Risks Related to the Merger
The exchange ratio is fixed and therefore a shareholder will not be compensated for changes in the value of FCA common shares or PSA ordinary shares, as applicable, prior to the effectiveness of the merger.
Upon the consummation of the merger, PSA shareholders will be entitled to receive 1.742 FCA common shares for each PSA ordinary share that they own. This exchange ratio will not be adjusted for changes in the value of FCA common shares or the value of PSA ordinary shares, or for changes in the relative value of the businesses of FCA or PSA between the date of the combination agreement and the date of the closing of the merger. Share price changes may result from a variety of factors, including changes in their respective businesses, operations or prospects, regulatory considerations, legal proceedings or in the general business, market, industry or economic conditions. Market assessments of the benefits of the merger and of the likelihood that the merger will be completed, and related arbitrage activities, may also have an effect on share prices. If the value of FCA common shares relative to the value of PSA ordinary shares increases or decreases (or the value of FCA business increases or decreases relative to the value of the PSA business) prior to the effectiveness of the merger, the market value of the Stellantis common shares that shareholders will hold following the merger may be higher or lower than the relative values of their shares on a standalone basis at the date of the combination agreement, the date of this document or at the date of the extraordinary general meetings.
The merger is subject to receipt of antitrust approvals from several competition authorities. As a condition to obtaining the required antitrust approvals, the relevant regulatory authorities may impose conditions that could have an adverse effect on the combined group or, if such approvals are not obtained, could prevent the consummation of the merger.
Before the merger may be completed, any waiting period (or extension of such waiting period) applicable to the merger must have expired or been terminated, and any competition approvals, consents or clearances required in connection with the merger must have been received, in each case, under the applicable competition laws of the European Union and under the competition laws of the following countries, where approvals remain outstanding at the date of this prospectus: the Republic of Chile, Ukraine and the Republic of Turkey. While clearance has been obtained in the Federative Republic of Brazil, a waiting period of 15 calendar days from the publication of a summary of the clearance decision must be observed before the decision is declared final, during which period the clearance decision could be challenged. The antitrust and other regulatory approval processes in certain jurisdictions may be impacted by the entry into the combination agreement amendment on September 14, 2020, which may potentially result in a delay in obtaining approvals in those jurisdictions.
The consummation of the merger might be delayed due to the time required to fulfill the requests for information by the relevant regulatory authorities. In addition, in certain jurisdictions there may be unforeseen or other extensions of deadlines by the relevant antitrust authorities for the review of the merger. Such extensions are more likely to happen in the context of the current COVID-19 crisis. The terms and conditions of any antitrust approvals, consents and clearances that are ultimately granted may impose conditions, terms, obligations or restrictions on the conduct of Stellantis’s business.

FCA and PSA are obligated under the combination agreement to take all actions necessary to consummate the merger as soon as reasonably practicable, including the relevant competition approvals and to undertake and comply with such commitments as the regulatory authorities may require as a condition for such competition approvals. As an exception to the foregoing, neither FCA nor PSA is required to nor may, without the consent of the other party, undertake or comply with any commitments or take any action (i) if any such commitment or action, individually or in the aggregate, would, or would reasonably be expected to, result in a substantial detriment to the combined group or (ii) unless any such commitment or action is conditioned upon the consummation of the merger.
Regulatory authorities may impose conditions, and any such conditions may have the effect of delaying the consummation of the merger or imposing additional material costs on, or materially limiting, the revenues of the combined group following the consummation of the merger. In addition, any such conditions may result in the delay or abandonment of the merger. FCA and PSA may each terminate the combination agreement if the merger has not been completed by June 30, 2021 as a result of a failure to obtain the required approvals from the applicable antitrust regulatory authorities. For a more detailed description of the competition approval process, see the section entitled “The Merger—Regulatory Approvals Required to Complete the Merger”. If the merger is abandoned because of a failure to obtain required antitrust approvals, FCA, PSA and the FCA shareholders and PSA shareholders would be adversely affected because of the inability to achieve the expected benefits of the merger while having suffered the costs of the transaction, distraction of management resources and potential lost opportunities during the pendency of the merger. If the merger is delayed because of the timing of antitrust approvals, the benefit of the synergies would be delayed, thereby adversely affecting the results of the two companies in the interim period or going forward. These impacts are more fully described under “Failure to timely complete the merger could negatively affect FCA’s and PSA’s business plans and operations and share price”.
Stellantis may fail to realize some or all of the anticipated benefits of the merger, which could adversely affect the value of the shares of the combined group.
FCA and PSA currently operate, and up to the closing of the merger will continue to operate, independently as separate companies. The success of the merger will depend, in part, on Stellantis’s ability to realize the anticipated cost savings, synergies, growth opportunities and other benefits from combining the businesses. The achievement of the anticipated benefits of the merger is subject to a number of uncertainties, including general competitive factors in the marketplace and whether FCA and PSA are able to integrate their businesses in an efficient and effective manner and establish and implement effective operational principles and procedures. Failure to achieve these anticipated benefits could result in increased costs, decreases in the revenues of the combined group and diversion of management’s time and energy, and could materially impact Stellantis’s business, cash flows, financial condition or results of operations. If Stellantis is not able to successfully achieve these objectives, the anticipated cost savings, synergies, growth opportunities and other benefits that FCA and PSA expect to achieve as a result of the merger may not be realized fully, or at all, or may take longer than expected to realize.
The combined group will have to devote significant management attention and resources to integrating the business practices and operations of FCA and PSA. Potential difficulties that the combined group may encounter as part of the integration process include complexities associated with managing the business of the combined group, such as difficulty integrating manufacturing processes, systems and technology, in a seamless manner, as well as integration of the workforces of the two companies. In addition, the integration of FCA’s and PSA’s businesses may result in additional and unforeseen expenses, capital investments and financial risks, such as the incurrence of unexpected write-offs, the possible effect of adverse tax treatments and unanticipated or unknown liabilities relating to FCA, PSA or the merger. All of these factors could decrease or delay the expected accretive effect of the merger.
It is possible that the integration process could take longer or be more costly than anticipated or could result in the loss of key employees, the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the ability of Stellantis to maintain relationships with suppliers, customers and employees, achieve the anticipated benefits of the merger or maintain quality standards. An inability to realize the full extent of, or any of, the anticipated benefits of the merger, as well as any delays encountered in the integration process, could have an adverse effect on Stellantis’s business, cash flows, financial condition or results of operations, which may affect the value of Stellantis common shares following the consummation of the merger.

Failure to timely complete the merger could negatively affect FCA’s and PSA’s business plans and operations and share prices.
Although FCA and PSA expect to complete the merger within 12-15 months from the date of the combination agreement, the obligation of each party to effect the merger is subject to various closing conditions, which are largely beyond FCA’s and PSA’s control and any of which may prevent, delay or otherwise materially adversely affect the consummation of the merger. The consummation of the merger is conditioned upon, among other conditions, (i) the approval of the merger by each of the FCA shareholders and PSA shareholders; (ii) the approval from the NYSE, Euronext Paris and the MTA for listing of the Stellantis common shares; (iii) the effectiveness of FCA’s registration statement on Form F-4; (iv) the receipt of the required approvals from antitrust authorities; (v) the receipt of any consents necessary to be obtained in order to consummate the merger; (vi) the receipt of clearance from the European Central Bank; and (vii) the absence of injunctions or restraints of any governmental entity that prohibit or make illegal the consummation of the merger, but only to the extent that any failure to comply with such prohibition would reasonably be expected to result in a substantial detriment to the combined group. FCA and PSA cannot provide any assurance as to when these conditions will be satisfied or waived, if at all, or that other events will not intervene to delay or result in the failure to complete the merger. Any delay in completing the merger could prevent or delay the combined group from realizing some or all of the anticipated cost savings, synergies, growth opportunities and other benefits that FCA and PSA expect to achieve if the merger is successfully completed within the expected time frame.
The market price of FCA common shares and PSA ordinary shares currently, and in the period prior to termination, if the combination agreement were to be terminated, may reflect a market assumption that the merger will occur. If the merger is not completed for any reason, including as a result of FCA and PSA shareholders failing to approve the merger, the business, cash flows, financial condition or results of operations of FCA and PSA may be materially adversely affected. Without realizing any of the anticipated benefits of completing the merger, FCA and PSA would be subject to a number of risks, including:
•FCA and PSA may experience negative reactions from the financial markets, including a decline of their respective share prices;
•FCA and PSA may experience negative reactions from their customers, suppliers, regulators, employees and other stakeholders; and
•FCA and PSA may be adversely affected by the substantial commitments of time and resources undertaken by their respective management teams in connection with the merger, which would otherwise have been devoted to day-to-day operations and other opportunities that may have been beneficial to FCA and PSA had the merger not been contemplated. If the merger is completed but delayed, this could prevent or delay the combined group from realizing some or all of the anticipated cost savings, synergies, growth opportunities and other benefits that FCA and PSA expect to achieve if the merger is successfully completed within the expected time frame.
The pendency of the merger could adversely affect each of FCA’s and PSA’s business, cash flows, financial condition or results of operations.
The pendency of the merger could cause disruptions in and create uncertainty surrounding FCA’s and PSA’s business, including with respect to FCA’s and PSA’s relationships with existing and future customers, suppliers and employees, which could have an adverse effect on FCA’s or PSA’s business, cash flows, financial condition or results of operations, irrespective of whether the merger is completed. The business relationships of FCA or PSA may be subject to disruption as customers, suppliers and other persons with whom FCA or PSA have a business relationship may delay or defer certain business decisions or might decide to seek to terminate, change or renegotiate their relationships or consider entering into business relationships with other parties. The risk, and adverse effect, of any such disruptions could be exacerbated by a delay in the consummation of the merger.

Stellantis, FCA and PSA will incur significant transaction costs in connection with the merger and, if the merger is consummated, the combined group will incur significant integration costs.
FCA and PSA have incurred, and expect to continue to incur, significant costs in connection with the merger, including the fees of their respective professional advisors. FCA and PSA may also incur unanticipated costs associated with the transaction, the listings on the NYSE, Euronext Paris and the MTA of the Stellantis common shares and the migration of Stellantis’s headquarters to the Netherlands as required in connection with the merger, and these unanticipated costs may have an adverse impact on the results of operations of Stellantis following the effectiveness of the merger. In addition, if the merger is consummated, the combined group will incur integration costs following the consummation of the merger. FCA and PSA cannot provide assurance that the realization of efficiencies related to the integration of the businesses of FCA and PSA will offset the incremental transaction and integration costs in the near term, if at all.
Uncertainties associated with the merger may cause a loss of management personnel or other key employees of FCA or PSA which could adversely affect the future business and operations of Stellantis.
FCA and PSA depend on the experience and industry knowledge of their management personnel and other key employees to execute their respective business plans. Stellantis’s success after the consummation of the merger will also depend, in part, upon the ability of Stellantis to attract and retain management personnel and other key employees. Current employees of FCA and PSA may experience uncertainty about their roles within the combined group following the consummation of the merger, which may have an adverse effect on the ability of FCA and PSA to retain management and other key personnel.
While the merger is pending, FCA and PSA are subject to restrictions on their business activities.
Under the combination agreement, FCA and PSA are subject to certain restrictions on the conduct of their respective businesses and generally must operate in the ordinary course and consistent with past practice (subject to certain exceptions agreed between the parties in the combination agreement), which may restrict FCA’s and PSA’s ability to carry out certain of their respective business strategies. These restrictions may prevent FCA and PSA from pursuing otherwise attractive business opportunities, making certain investments or acquisitions, selling assets, engaging in capital expenditures in excess of certain agreed limits, incurring certain indebtedness or making changes to FCA’s and PSA’s respective businesses prior to the completion of the merger or termination of the combination agreement, as applicable. These restrictions could have an adverse effect on FCA’s and PSA’s respective businesses, cash flows, financial condition, results of operations or share price.
For a discussion of the combination agreement and the restrictions imposed on the operations of FCA and PSA prior to completion of the merger, see “The Combination Agreement and Cross Border Merger Terms”.
Certain of FCA’s and PSA’s directors and executive officers have benefit arrangements and other interests that may result in their interests in the merger being different from those of other FCA shareholders or PSA shareholders.
Some of FCA’s and PSA’s directors who recommend that shareholders vote in favor of the merger and the transactions contemplated thereby, as well as some of FCA’s and PSA’s executive officers, have benefit arrangements and other interests that may provide them with interests in the merger that may be different from those of FCA or PSA shareholders generally. For example, the prospect of a management position in the combined group, or compensation that would not be payable if the merger did not occur, provide an interest in the merger that is not shared by shareholders. The receipt of compensation or other benefits in connection with the merger may influence these persons in making their recommendation that shareholders vote in favor of approval of the merger and the transactions contemplated thereby. Please see “The Merger—Interests of Certain Persons in the Merger”.

The unaudited pro forma condensed combined financial information of FCA and PSA is presented for illustrative purposes only and may not be indicative of the results of operations or financial condition of Stellantis following the merger.
The unaudited pro forma condensed combined financial information included in this prospectus has been prepared using the consolidated historical financial statements of FCA and PSA, is presented for illustrative purposes only and should not be considered to be an indication of the results of operations or financial condition of Stellantis following the merger. In addition, the unaudited pro forma condensed combined financial information included in this prospectus is based in part on certain adjustments, assumptions and preliminary estimates regarding the merger. These adjustments, assumptions and preliminary estimates are based on the information available at the time of the preparation of this prospectus and are subject to change. They may prove to be inaccurate, and other factors may affect Stellantis’s results of operations or financial condition following the merger. Accordingly, the historical and pro forma financial information included in this prospectus does not represent Stellantis’s results of operations or financial condition had FCA and PSA operated as a combined entity during the periods presented, or of Stellantis’s results of operations or financial condition following completion of the merger. Stellantis’s potential for future business success and operating profitability must be considered in light of the risks, uncertainties, expenses and difficulties typically encountered by recently combined companies. For additional details regarding unaudited pro forma condensed combined financial information, see “Unaudited Pro Forma Condensed Combined Financial Information”.
FCA may not have discovered with respect to PSA, and PSA may not have discovered with respect to FCA, certain matters which may adversely affect the future financial performance of Stellantis.
In the course of the due diligence review that each of FCA and PSA conducted prior to the execution of the combination agreement, FCA and PSA may not have discovered, or may have been unable to properly quantify, issues relating to the other party which may lead the combined group to write down or write off assets or incur impairment or other charges that could result in losses and such losses may be significant. In addition, even if the due diligence review conducted by each of FCA and PSA successfully identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with each company’s preliminary risk analysis. The shareholders of FCA and PSA would not be compensated for any such losses.
There can be no assurance that the Faurecia Distribution will occur promptly following the closing of the merger, or at all, and until it occurs, the terms of the Faurecia Distribution may change.
Following agreement between PSA and FCA, on October 29, 2020, PSA sold 9,663,000 ordinary shares of Faurecia, representing approximately seven percent of the share capital of Faurecia with proceeds of approximately €308 million. FCA and PSA intend that, promptly following the Effective Time, Stellantis will distribute to its shareholders through a dividend or other form of distribution (including through a reduction of the share capital of Stellantis) (i) its remaining Faurecia ordinary shares, representing approximately 39 percent of the share capital of Faurecia, and (ii) cash equal to the proceeds of the sale of the Faurecia ordinary shares described above, subject to any corporate approvals required in relation thereto (including the prior approval of the Stellantis Board and the Stellantis shareholders), which will be sought promptly following the Effective Time. The Faurecia Distribution is subject to approval by the Stellantis Board following the closing of the merger, and until the Faurecia Distribution occurs, Stellantis will have discretion to determine and change the terms of the distribution or decide not to proceed with the distribution. In addition, the Stellantis shareholders will be required to approve the Faurecia Distribution, and they may decline to do so. Therefore, there can be no assurance that the Faurecia Distribution will occur promptly following the closing of the merger, or at all, or on the terms contemplated by the parties. For further information on the Faurecia Distribution see “The Combination Agreement and Cross Border Merger Terms—The Combination Agreement and Shareholders Undertakings—Certain Covenants—Faurecia Distribution” included elsewhere in this prospectus.

The consummation of the merger may trigger provisions in certain agreements to which FCA or PSA is a party.
FCA and PSA are a party to joint ventures, supply agreements, license agreements, financing and other agreements and instruments, some of which contain provisions that may be triggered by the merger, such as change of control provisions, default provisions, termination provisions, acceleration provisions and/or mandatory repurchase provisions. The counterparties to such agreements may request contractual modifications and/or financial compensation as a condition to granting a waiver or consent under those agreements, and FCA and PSA cannot provide assurance that such counterparties will not exercise their rights under the provisions included in such agreements that are triggered by the merger, including termination rights where available. If FCA or PSA is unable to obtain any necessary waiver or consent, the operation of such provisions may cause the loss of contractual rights and benefits, the termination of joint venture agreements, supply agreements, licensing agreements or may require the renegotiation of financing agreements and/or the payment of fees.
Risks Related to the Ownership of Stellantis Shares
The Stellantis common shares to be received by the PSA shareholders in connection with the merger will have different rights from the PSA ordinary shares; in addition, the rights of FCA shareholders will also change following the merger.
At the Effective Time, FCA will issue 1.742 FCA common shares for each outstanding PSA ordinary share (other than any PSA ordinary shares held in treasury by PSA or held by FCA, if any), and each outstanding FCA common share will remain unchanged as an FCA common share. Upon the effectiveness of the merger, the PSA ordinary shares will automatically cease to exist and will no longer be outstanding, and PSA shareholders will no longer be holders of PSA ordinary shares, but will instead become holders of Stellantis common shares. There are differences between current rights as a holder of PSA ordinary shares and the rights to which a holder of Stellantis common shares is entitled. In addition, the Stellantis articles of association will differ in some respects from the FCA articles of association, and therefore, the rights of FCA shareholders will change following the merger. For a detailed discussion of the differences between the current rights of PSA shareholders, FCA shareholders and the rights of holders of Stellantis common shares, please see “Comparison of Rights of Shareholders of PSA and Stellantis” and “Comparison of Rights of Shareholders of FCA and Stellantis”.
Upon completion of the merger, PSA shareholders will become Stellantis shareholders, and the market for Stellantis common shares may be affected by factors different from those that historically have affected both PSA and FCA.
Upon completion of the merger, PSA shareholders will become Stellantis shareholders. Stellantis’s businesses will combine the businesses currently carried out by FCA and PSA, and accordingly, the results of operations of Stellantis will be affected by some factors that may be different from those currently affecting the results of operations of PSA and FCA. For example, while PSA does not currently have a significant U.S. business, Stellantis will, and therefore Stellantis will be exposed to the U.S. automotive market to a much larger extent compared to PSA. In turn, Stellantis will have an increased exposure to the European automotive market compared to FCA currently. For a discussion of the businesses of PSA and FCA, please see “PSA” and “FCA”.
Stellantis’s maintenance of three exchange listings may adversely affect liquidity in the market for Stellantis common shares and result in pricing differentials of Stellantis common shares between the three exchanges.
FCA common shares are currently traded on the NYSE and on MTA. PSA ordinary shares are currently listed on Euronext Paris. FCA will apply to list the Stellantis common shares on the NYSE and on MTA as required in connection with the merger. FCA will also apply for admission to listing and trading of the Stellantis common shares on Euronext Paris, subject to approval by the competent authorities. It is not possible to predict how trading will develop on these markets. The tripartite listing of Stellantis common shares may adversely affect the liquidity of the shares in one or several markets. In addition, the tripartite listing of Stellantis common shares may result in price differentials between the exchanges. Differences in the trading schedules, as well as volatility in the exchange rate of the trading currencies, among other factors, may result in different trading prices for Stellantis common shares on the three exchanges.

Resales of Stellantis common shares following the merger may cause the market value of Stellantis common shares to decline.
FCA expects that it will issue up to 1,545,221,900 FCA common shares in connection with the merger. Several reference shareholders of Stellantis will be subject to restrictions on share sales for a three-year period following the merger, but will be free to sell once those restrictions expire. See “The Combination Agreement and Cross Border Merger Terms”. Furthermore, if Dongfeng does not exercise the right to sell 20.7 million PSA ordinary shares to PSA by the earlier of December 31, 2020 and the Effective Time, Dongfeng is required to sell such PSA ordinary shares (or the corresponding number of Stellantis common shares following the merger) to third parties by December 31, 2022; in addition, Dongfeng is not subject to any resale restriction relating to its Stellantis common shares following the merger. Please see “The Combination Agreement and Cross Border Merger Terms—The Combination Agreement and Shareholders Undertakings—Shareholders Undertakings—Lock-up”. All other shareholders, which will own the majority of Stellantis common shares following the merger, are not subject to any resale restrictions. The resale of such shares in the public market from time to time, particularly on the part of Dongfeng, or on the part of any Reference Shareholder following expiration of the lock-up, or the perception that such resales may occur could have the effect of depressing the market value for Stellantis common shares.
The loyalty voting structure to be implemented in connection with the merger may concentrate voting power in a small number of Stellantis shareholders and such concentration may increase over time.
Following the merger, shareholders who hold Stellantis common shares for an uninterrupted period of at least three years may elect to receive one special voting share in addition to each Stellantis common share held, provided that such shares have been registered in the Loyalty Register upon application by the relevant holder. If Stellantis shareholders holding a significant number of Stellantis common shares for an uninterrupted period of at least three years elect to receive special voting shares, a relatively large proportion of the voting power of Stellantis could be concentrated in a relatively small number of shareholders who would have significant influence over Stellantis. As a result, the ability of other Stellantis shareholders to influence the decisions of Stellantis would be reduced.
The loyalty voting structure may affect the liquidity of the Stellantis common shares and reduce the Stellantis share price.
Stellantis’s loyalty voting structure could reduce the liquidity of the Stellantis common shares and adversely affect the trading prices of the Stellantis common shares. The loyalty voting structure is intended to reward Stellantis shareholders for maintaining long-term share ownership by granting persons holding shares continuously for at least three years at any time following the effectiveness of the merger the option to elect to receive special voting shares. Special voting shares cannot be traded and, immediately prior to the transfer of Stellantis common shares from the Loyalty Register, any corresponding special voting shares will be transferred to Stellantis for no consideration (om niet). This loyalty voting structure is designed to encourage a stable shareholder base for Stellantis and, conversely, it may deter trading by those shareholders who are interested in gaining or retaining special voting shares. Therefore, the loyalty voting structure may reduce liquidity in Stellantis common shares and adversely affect their trading price.
The loyalty voting structure may prevent or frustrate attempts by Stellantis shareholders to change Stellantis’s management and hinder efforts to acquire a controlling interest in Stellantis, and the market price of Stellantis common shares may be lower as a result.
Stellantis’s loyalty voting structure may make it more difficult for a third party to acquire, or attempt to acquire, control of Stellantis, even if a change of control were considered favorably by shareholders holding a majority of Stellantis common shares. As a result of the loyalty voting structure, a relatively large proportion of the voting power of Stellantis could be concentrated in a relatively small number of shareholders, which may make it more difficult for third parties to seek to acquire control of Stellantis by purchasing shares that do not benefit from the additional voting power of the special voting shares. The possibility or expectation of a change of control transaction typically leads to higher trading prices and conversely, if that possibility is low, trading prices may be lower. The loyalty voting structure may also prevent or discourage shareholders’ initiatives aimed at changing Stellantis’s management.

Risks Related to the Combined Group’s Business, Strategy and Operations
Business interruptions resulting from the coronavirus (COVID-19) pandemic could continue to cause disruption to the manufacture and sale of the combined group’s products and the provision of its services and adversely impact its business.
Public health crises such as pandemics or similar outbreaks could adversely impact the combined group’s business. On March 11, 2020, the COVID-19 outbreak was declared a global pandemic by the World Health Organization (“WHO”), leading to government-imposed quarantines, travel restrictions, “stay-at-home” orders and similar mandates for many individuals to substantially restrict daily activities and for businesses to curtail or cease normal operations. The impact of COVID-19, including changes in consumer behavior, pandemic fears and market downturns, as well as restrictions on business and individual activities, has led to a global economic slowdown and a significant decrease in demand in the global automotive market, which may persist even after certain restrictions related to the COVID-19 outbreak are lifted.
FCA and PSA took a number of steps as a result of the pandemic, in line with advice provided by the WHO and the public health measures imposed in the countries in which they operate. For example, FCA implemented a temporary suspension of production across its facilities: in APAC, starting with China on January 23, 2020; in EMEA, starting with Italy from March 11, 2020; in North America, phased in progressively from March 18, 2020; and in LATAM, on March 23, 2020. On February 19, 2020 and February 24, 2020, production restarted at FCA’s GAC Fiat Chrysler Automobiles Co. joint venture plants in Guangzhou and Changsha, China, respectively. On April 27, 2020, production restarted at FCA’s Sevel joint venture plant in Atessa, Italy. Production restarted in all North American plants by June 1, 2020; in India on May 18, 2020; and in Latin America by May 11, 2020. European production has resumed and a full restart is expected in the third quarter of 2020.
PSA also temporarily suspended operations at its facilities. After closing its production sites in China in mid-January 2020, PSA announced, beginning on March 16, 2020, the successive closure of its European production sites followed by the rest of the world. PSA’s production sites in China restarted operations in mid-March 2020, while production sites in Europe and the rest of the world gradually restarted operations beginning on May 4, 2020, with all production facilities having resumed operations by mid-August 2020.
As a result of the restrictions described above, and consumers’ reaction to the COVID-19 outbreak in general, showroom traffic at FCA’s and PSA’s dealers has dropped significantly and many dealers have temporarily ceased operations, thereby reducing the demand for FCA’s and PSA’s products and leading to dealers purchasing fewer vehicles, parts and accessories. In addition, the COVID-19 outbreak may cause significant disruptions of the supply chains of FCA, PSA and the combined group. These disruptions may negatively impact the availability and price at which FCA, PSA or the combined group are able to source components and raw materials globally, which could reduce the number of vehicles FCA, PSA or the combined group will be able to manufacture and sell. FCA, PSA or the combined group may not be able to pass on increases in the price of components and raw materials to their customers, which may adversely impact their results of operations. Furthermore, the COVID-19 pandemic may lead to financial distress for FCA’s, PSA’s or the combined group’s suppliers or dealers, as a result of which they may have to permanently discontinue or substantially reduce their operations. The pandemic may also lead to downward pressure on vehicle prices and contribute to an already challenging pricing environment in the automotive industry. In addition, the COVID-19 outbreak has led to higher working capital needs and reduced liquidity or limitations in the supply of credit, which may lead to higher costs of capital for FCA, PSA and the combined group. Lastly, COVID-19 has resulted in a sharp increase in unemployment rates compared to pre-COVID-19 levels. FCA and PSA expect that the economic uncertainty and higher unemployment may result in higher defaults in their consumer financing portfolio and prolonged unemployment may negatively impact demand for both new and used vehicles. These and other factors arising from the COVID-19 pandemic have had, and could continue to have, a material adverse impact on FCA’s, PSA’s or the combined group’s business, financial condition and results of operations.
FCA’s and PSA’s automotive operations generally realize minimal revenue while their respective plants are shut down, but they continue to incur expenses. The negative cash impact is exacerbated by the fact that, despite not producing vehicles, FCA and PSA have to continue to pay suppliers for components purchased earlier in a high volume environment. In addition, FCA and PSA deferred a significant number of capital expenditure programs, delayed or eliminated non-essential spending, and significantly reduced marketing expenses. These measures could have a material adverse effect on FCA’s and PSA’s ability to reach, and subsequently maintain, full production levels.

Further, even if restrictions on movement and business operations are eased, FCA, PSA or the combined group may still elect to continue the shutdown of some, or all, of its production sites and other facilities, either in the event of an outbreak of COVID-19 among their employees, or as a preventive measure to contain the spread of the virus and protect the health of their workforce and their respective communities. Such restrictions on movement and business operations may be reimposed by governments in response to a recurrence or “multiple waves” of the outbreak.
In addition, government-sponsored liquidity or stimulus programs in response to the COVID-19 pandemic may not be available to FCA’s and PSA’s customers, suppliers, dealers, or the combined group, and if available, the terms may be unattractive or may be insufficient to address the impact of COVID-19.
The extent to which the COVID-19 pandemic will impact the combined group’s results will depend on the scale, duration, severity and geographic reach of future developments, which are highly uncertain and cannot be predicted, including notably the possibility of a recurrence or “multiple waves” of the outbreak. There have been instances where local lockdowns have been re-imposed where infection rates have started to increase again and there is a risk that widespread measures such as strict social distancing and curtailing or ceasing normal business activities may be reintroduced in the future until effective treatments or vaccines have been developed. Recently, in response to a rapid acceleration of infections, the governments of several European countries including France, Germany, Italy and the United Kingdom have started re-imposing increasingly stringent measures. In addition, the ultimate impact of the COVID-19 outbreak will also depend on any new information which may emerge concerning the severity of the COVID-19 pandemic, its impact on customers, dealers, and suppliers, how quickly normal economic conditions, operations and demand for vehicles can resume, the severity of the current recession, any permanent behavioral changes that the pandemic may cause and any additional actions to contain the spread or mitigate the impact of the outbreak, whether government-mandated or elected by FCA, PSA or the combined group. For example, in the event manufacturing operations are again suspended, fully ramping up production schedules to prior levels may take several months, depending, in part, on developments in global demand for vehicles and whether FCA’s, PSA’s and the combined group’s suppliers will have resumed normal operations. The future impact of COVID-19 developments will be greater if the regions and markets that are most profitable for FCA and PSA are particularly affected. See “If the combined group’s vehicle shipment volumes deteriorate, particularly shipments of pickup trucks and larger sport utility vehicles in the U.S. market for FCA brands, and shipments of vehicles in the European market for PSA brands, the combined group’s results of operations and financial condition will suffer”. These disruptions could have a material adverse effect on the combined group’s business, financial condition and results of operations. In addition, the COVID-19 pandemic may exacerbate many of the other risks described in this prospectus, including, but not limited to, the general economic conditions in which the combined group will operate, increases in the cost of raw materials and components and disruptions to the combined group’s supply chain and liquidity.
If the combined group’s vehicle shipment volumes deteriorate, particularly shipments of pickup trucks and larger sport utility vehicles in the U.S. market for FCA brands, and shipments of vehicles in the European market for PSA brands, the combined group’s results of operations and financial condition will suffer.
As is typical for automotive manufacturers, FCA and PSA have, and the combined group will have, significant fixed costs primarily due to their substantial investment in product development, property, plant and equipment and the requirements of collective bargaining agreements and other applicable labor relations regulations. As a result, changes in certain vehicle shipment volumes could have a disproportionately large effect on the combined group’s profitability. In particular, FCA’s profitability would be impacted in the event of lower volumes of pickup trucks and larger SUVs in North America, and PSA’s profitability would be impacted in the event of overall lower volumes in Europe.
FCA’s profitability in North America, a region which contributed a majority of FCA’s profit in each of the last three years, is particularly dependent on demand for pickup trucks and larger SUVs. FCA’s pickup trucks and larger SUVs have historically been more profitable than other FCA vehicles and accounted for approximately 71 percent of FCA’s total U.S. retail vehicle shipments in 2019. A shift in consumer demand away from these vehicles within the North America region, and towards compact and mid-size passenger cars, whether in response to higher fuel prices or other factors, could adversely affect the combined group’s profitability.

FCA’s dependence within the North America region on pickup trucks and larger SUVs remained high in 2019 as FCA continued the implementation of its plan to reallocate more production capacity to these vehicle types after it ceased production in the region of compact and mid-size passenger cars in 2016. Dependence on these vehicles is expected to continue for the combined group. For additional information on factors affecting FCA’s vehicle profitability, see the section entitled “Financial Overview—Management’s Discussion and Analysis of the Financial Condition and Results of Operations of the Group—Trends, Uncertainties and Opportunities—Vehicle Profitability” in the FCA 2019 20-F, incorporated by reference in this prospectus.
Historically, PSA’s operating results have reflected a dependence on European markets, which increased with the purchase of the Opel and Vauxhall brands in August 2017. PSA generated a substantial majority of its profits and approximately 77 and 79 percent of its revenue in the European markets in the six months ended June 30, 2020 and the fiscal year 2019, respectively. In addition, Faurecia generated 49 percent of its revenue in the European markets during each of the six months ended June 30, 2020 and the financial year ended December 31, 2019. Therefore, PSA and Faurecia are particularly exposed to a slowdown or downturn in economic conditions in Europe, as well as enhanced competition in, or a deterioration of, the European vehicle market, that would trigger a decline in vehicle shipments in that market. In addition, PSA’s larger vehicles, such as SUVs, tend to be priced higher and be more profitable on a per vehicle basis than smaller vehicles, both across and within vehicle lines. In recent years, the profitability of these models has been supported by strong consumer preference for SUVs, but there is no guarantee that this trend will continue in the future. For additional information on factors affecting PSA’s vehicle profitability, see “PSA—Management’s Discussion and Analysis of Financial Condition and Results of Operations of PSA—Key Factors Affecting Results of Operations—Profitability”.
Moreover, the combined group is expected to operate with negative working capital as it will generally receive payment for vehicles within a few days of shipment, whereas there will be a lag between the time when parts and materials are received from suppliers and when the combined group pays for such parts and materials; therefore, in periods in which vehicle shipments decline materially, the combined group may suffer a significant negative impact on cash flow and liquidity as it continues to pay suppliers for components purchased in a high-volume environment during a period in which it will receive lower proceeds from vehicle shipments. If vehicle shipments decline, or if they were to fall short of the combined group’s assumptions, due to recessionary conditions, changes in consumer confidence, geopolitical events, inability to produce sufficient quantities of certain vehicles, enhanced competition in certain markets, loss of market share, limited access to financing or other factors, such decline or shortfall could have a material adverse effect on the combined group’s business, financial condition and results of operations.
The combined group’s businesses may be adversely affected by global financial markets, general economic conditions, enforcement of government incentive programs, and geopolitical volatility as well as other macro developments over which the combined group will have little or no control.
With operations worldwide, the combined group’s business, financial condition and results of operations may be influenced by macroeconomic factors within the various countries in which it will operate, including changes in gross domestic product, the level of consumer and business confidence, changes in interest rates for or availability of consumer and business credit, the rate of unemployment, foreign currency controls and changes in exchange rates, as well as geopolitical risks, such as government instability, social unrest, the rise of nationalism and populism and disputes between sovereign states.
The combined group will be subject to other risks, such as increases in energy and fuel prices and fluctuations in prices of raw materials, including as a result of tariffs or other protectionist measures, changes to vehicle purchase incentive programs, and contractions in infrastructure spending in the jurisdictions in which the combined group will operate. In addition, these factors may also have an adverse effect on the combined group’s ability to fully utilize its industrial capacity in some of the jurisdictions in which it operates. Unfavorable developments in any one or a combination of these risks (which may vary from country to country) could have a material adverse effect on the combined group’s business, financial condition and results of operations and on its ability to execute planned strategies. For further discussion of risks related to the automotive industry, see “Risk Factors—Risks Related to the Industry in which the Combined Group Will Operate”.
The combined group will have operations in a number of emerging markets, including Turkey, China, Brazil, Argentina, India and Russia. The combined group will be particularly susceptible to risks relating to local political conditions, import and/or export restrictions (including the imposition of tariffs on raw materials and components it will procure and on the vehicles it will sell), and compliance with local laws and regulations in these markets.

For example, in Brazil, FCA has historically received certain tax benefits and other government grants, which have favorably affected FCA’s results of operations. These tax benefits were recently extended through 2025. Expiration of these tax benefits and government grants without their renewal or any change in the amount of such tax benefits or government grants could have a material adverse effect on the combined group’s business, financial condition and results of operations.
The combined group will also be subject to other risks inherent to operating globally. For a discussion of certain tax-related risks related to the group operating globally, see “Risk Factors—Risks Related to Taxation—Stellantis and its subsidiaries will be subject to tax laws and treaties of numerous jurisdictions. Future changes to such laws or treaties could adversely affect Stellantis and its subsidiaries. In addition, the interpretation of these laws and treaties is subject to challenge by the relevant governmental authorities”. European developments in data and digital taxation may also negatively affect some of the combined group’s automated driving and infotainment connected services. Unfavorable developments in any one or a combination of these risk areas (which may vary from country to country) could have a material adverse effect on the combined group’s business, financial condition and results of operations and on its ability to execute planned strategies.
On June 23, 2016, a majority of voters in a national referendum in the United Kingdom voted in favor of Brexit. The United Kingdom left the European Union on January 31, 2020 and, pursuant to a negotiated withdrawal agreement, there will be an 11-month transition period, ending on December 31, 2020, during which EU rules will continue to apply in the United Kingdom. During this period, the United Kingdom and the European Union will seek to reach an agreement on their future relationship. An agreement with regard to future trade and cooperation may not be reached prior to the end of the transition period. In addition, such an agreement may result in greater restrictions on imports and exports between the United Kingdom and the European Union (including tariffs of ten percent on vehicles and approximately 3.5 percent on spare parts if no trade agreement is reached), difficulties in the procurement of parts as a result of the reintroduction of customs formalities and additional regulatory complexity as well as further global economic uncertainty, all of which could have a material adverse effect on the combined group’s business, financial condition and results of operations. Furthermore, Brexit could lead to fluctuations in the exchange rate between the pound sterling and the euro, which could adversely impact the sale of vehicles the combined group imports into, or exports from, the United Kingdom. In 2019, PSA sold approximately 395,000 vehicles in the United Kingdom, which represented approximately 11.4 percent of total vehicles sold by PSA during that period.
In recent years, there has been a significant increase in activity and speculation regarding tariffs and other barriers to trade imposed between governments in various regions, in particular the United States and its trading partners, China and the European Union. For example, FCA manufactures a significant percentage of its vehicles outside the United States (particularly in Canada, Mexico and Italy) for import into the United States. FCA also manufactures vehicles in the United States that are exported to China. Tariffs or duties that would impact the combined group’s products could reduce consumer demand, make the combined group’s products less profitable or the cost of required raw materials more expensive or delay or limit the combined group’s access to these raw materials, each of which could have a material adverse effect on the combined group’s business, financial condition and results of operations. In addition, a continued escalation in tariff or duty activity between the United States and its major trading partners could negatively impact global economic activity, which could in turn reduce demand for the combined group’s products.
The combined group may be unsuccessful in efforts to increase the growth of some of its brands that it believes have global appeal and reach, which could have material adverse effects on the combined group’s business.
The combined group will focus on volume growth and margin expansion strategies, which include the renewal of key products, the launch of white-space products, the implementation of various electrified powertrain applications and partnerships relating to the development of autonomous driving technologies. FCA has experienced challenges in expanding the product range and global sales of certain brands, in particular, Alfa Romeo. As a result, FCA has rationalized its product plans, which resulted in the recognition of impairment charges in the third quarter of 2019. PSA has experienced challenges with respect to the visibility of its brands in China and Russia, which has led to reduced sales for PSA’s products in those markets. In addition, PSA may not be successful in positioning its DS brand as a premium brand in light of competition from established premium brands that benefit from favorable reputations and significant marketing budgets.

The combined group’s strategies will continue to require significant investments in products, powertrains, production facilities, marketing and distribution networks. If the combined group is unable to achieve its volume growth and margin expansion goals, it may be unable to earn a sufficient return on these investments, which could have a material adverse effect on the combined group’s business, financial condition and results of operations. The combined group’s growth and investment strategy may also be adversely impacted by future potential developments of the COVID-19 pandemic. See “Business interruptions resulting from the coronavirus (COVID-19) pandemic could continue to cause disruption to the manufacture and sale of the combined group’s products and the provision of its services and adversely impact its business”.
The combined group’s future performance depends on its ability to offer innovative, attractive and fuel efficient products.
The combined group’s success will depend on, among other things, its ability to develop innovative, high-quality products that are attractive to consumers and provide adequate profitability.
The combined group may not be able to effectively compete with other automakers with regard to electrification, autonomous driving, mobility, artificial intelligence and other emerging trends in the industry. In addition, the combined group may fail to sufficiently adapt its business model to new forms of mobility, such as car-sharing, car-pooling and connected services. Such changes to mobility may also lead to a decrease in sales, as new forms of mobility gain market acceptance as alternatives to outright vehicle ownership by end users.
In certain cases, the technologies that the combined group plans to employ are not yet commercially practical and depend on significant future technological advances by the combined group, its partners and suppliers. These advances may not occur in a timely or feasible manner, the combined group may not obtain rights to use these technologies and the funds that the combined group will have budgeted or expended for these purposes may not be adequate. Further, the combined group’s competitors and others are pursuing similar and other competing technologies, and they may acquire and implement similar or superior technologies sooner than the combined group will or on an exclusive basis or at a significant cost advantage. Even where the combined group is able to develop competitive technologies, it may not be able to profit from such developments as anticipated. For example, the advent of electric and plug-in hybrid vehicles has fueled highly competitive pricing among automakers in order to win market share, which may significantly and adversely affect profits with respect to the sale of such vehicles. Furthermore, technological capabilities acquired through costly investment may prove short-lived, for example, if hybrid cars were replaced by fully electric cars sooner than expected. In addition, vehicle electrification may negatively affect after-sales revenues as electric vehicles are expected to require fewer repairs.
Further, as a result of the extended product development cycle and inherent difficulty in predicting consumer acceptance, a vehicle that is expected to be attractive may not generate sales in sufficient quantities and at high enough prices to be profitable. It takes several years to design and develop a new vehicle, and a number of factors may lengthen that schedule. For example, if the combined group determines that a safety or emissions defect, mechanical defect or non-compliance with regulation exists with respect to a vehicle model prior to retail launch, the launch of such vehicle could be delayed until the combined group remedies the defect or non-compliance. Various elements may also contribute to consumers’ acceptance of new vehicle designs, including competitors’ product introductions, fuel prices, general economic conditions and changes in consumer preferences. In addition, vehicles developed by the combined group in order to comply with government regulations, particularly those related to fuel efficiency, greenhouse gas and tailpipe emissions standards, may not be attractive to consumers or may not generate sales in sufficient quantities and at high enough prices to be profitable.
If the combined group fails to develop products that contain desirable technologies and are attractive to and accepted by consumers, the residual value of its vehicles could be negatively impacted. In addition, the increasing pace of inclusion of new innovations and technologies in the combined group’s and its competitors’ vehicles could also negatively impact the residual value of its vehicles. A deterioration in residual value could increase the cost that consumers pay to lease the combined group’s vehicles or increase the amount of subvention payments that the combined group makes to support its leasing programs.
The failure to develop and offer innovative, attractive and relevant products on a timely basis could have a material adverse effect on the combined group’s business, financial condition and results of operations.

The combined group’s success will largely depend on the ability of its management team to operate and manage effectively and the combined group’s ability to attract and retain experienced management and employees.
The combined group’s success will largely depend on the ability of its senior executives and other members of management to effectively manage the combined group and individual areas of the business. The combined group’s management team will be critical to the execution of its direction and the implementation of its strategies. The combined group may not be able to replace these individuals with persons of equivalent experience and capabilities. Attracting and retaining qualified and experienced personnel in each of the combined group’s regions will be critical to its competitive position in the automotive industry. If the combined group is unable to find adequate replacements or to attract, retain and incentivize senior executives, other key employees or new qualified personnel, such inability could have a material adverse effect on the combined group’s business, financial condition and results of operations.
Labor laws and collective bargaining agreements with the combined group’s labor unions could impact its ability to increase the efficiency of its operations, and the combined group may be subject to work stoppages in the event it is unable to agree on collective bargaining agreement terms or has other disagreements.
Substantially all of the combined group’s production employees will be represented by trade unions, covered by collective bargaining agreements or protected by applicable labor relations regulations that may restrict the combined group’s ability to modify operations and reduce personnel costs quickly in response to changes in market conditions and demand for its products. As of December 31, 2019, approximately 87.3 percent of FCA’s employees and 94 percent of PSA’s employees were covered by collective bargaining agreements. See the section “PSA—Trade Unions and Collective Bargaining” of this prospectus and “Group Overview—Employees” in the 2019 FCA Form 20-F, incorporated by reference in this prospectus for a description of these arrangements with regard to each of PSA and FCA. These and other provisions in the combined group’s collective bargaining agreements may impede its ability to restructure its business successfully in order to compete more effectively, especially with automakers whose employees are not represented by trade unions or are subject to less stringent regulations, which could have a material adverse effect on the combined group’s business, financial condition and results of operations. In addition, the combined group may be subject to work stoppages in the event that the combined group and its labor unions are unable to agree on collective bargaining agreement terms or have other disagreements. Any such work stoppage could have a material adverse effect on the combined group’s business, financial condition and results of operations.
If the combined group fails to accurately forecast demand for its vehicles, its profitability may be affected.
The combined group will take steps to improve efficiency in its manufacturing, supply chain and logistics processes. This includes planning production based on sales forecasts, and in particular producing certain vehicle models with specified features based on forecasted dealer and end customer orders, which is expected to allow the combined group to more efficiently and cost effectively manage its supply chain. This practice may result in higher finished goods inventory in certain periods when the combined group anticipates increased dealer and end customer orders. Further, while it is expected that the combined group’s analytical tools should enable it to align production with dealer and end customer orders, if such orders do not meet the combined group’s forecasts, its profitability on these vehicles may be affected.
The combined group’s reliance on partnerships in order to offer consumers and dealers financing and leasing services will expose the combined group to risks, including that its competitors may be able to offer consumers and dealers financing and leasing services on better terms than the combined group’s consumers and dealers are able to obtain.
The combined group’s dealers will enter into wholesale financing arrangements to purchase vehicles from it to hold in inventory and facilitate retail sales, and retail consumers use a variety of finance and lease programs to acquire vehicles. Unlike many of its competitors, the combined group will not own and operate a wholly-owned finance company dedicated solely to its mass-market vehicle operations in the United States and the majority of key markets in Europe, Asia and South America. The combined group will instead partner with specialized financial services providers through joint ventures and commercial agreements with third parties, including third party financial institutions, in order to provide financing to its dealers and retail consumers including in the United States and key markets in Europe, Asia and South America. The combined group’s reliance on partnerships in these key markets may increase the risk that its dealers and retail consumers will not have access to sufficient financing on acceptable terms, which may adversely affect its vehicle sales in the future.

Furthermore, many of the combined group’s prospective competitors are better able to implement financing programs designed to maximize vehicle sales in a manner that optimizes profitability for them and their finance companies on an aggregate basis. Since the combined group’s ability to compete will depend on access to appropriate sources of financing for dealers and retail consumers, its reliance on partnerships in those markets could have a material adverse effect on the combined group’s business, financial condition and results of operations.
Potential capital constraints may impair the financial services providers’ ability to provide competitive financing products to the combined group’s dealers and retail consumers. For example, any financial services provider, including the combined group’s joint ventures and controlled finance companies, will also face other demands on its capital, including the need or desire to satisfy funding requirements for dealers or consumers of the combined group’s competitors as well as liquidity issues relating to other investments. Furthermore, they may be subject to regulatory changes that may increase their cost of capital or capital requirements.
To the extent that a financial services provider is unable or unwilling to provide sufficient financing at competitive rates to the combined group’s dealers and retail consumers, such dealers and retail consumers may not have sufficient access to financing to purchase or lease vehicles. As a result, the combined group’s vehicle sales and market share may suffer, which could have a material adverse effect on its business, financial condition and results of operations.
The combined group will face risks related to changes in product distribution methods.
The combined group will be exposed to risks inherent in certain new methods of distribution, including the digitalization of points of sale and, more broadly, the transformation of its sales network in order to respond to developing trends in the automotive industry such as consumers’ shift towards online sales. Delays in the digital transformation of distribution methods, both at points of sale and in sales networks, as well as increased costs, whether as a result of the transformation of the combined group’s sales network or new distribution methods, could impact the combined group’s ability to effectively compete with other automakers. In addition, the combined group’s employees may lack the necessary skills or training to implement or utilize such new distribution methods. If there is a delay or failure to implement new distribution methods or such transitions are not successful, there may be a material adverse effect on the combined group’s business, financial condition and results of operations.
A significant security breach compromising the electronic control systems contained in the combined group’s vehicles could damage the combined group’s reputation, disrupt its business and adversely impact its ability to compete.
The combined group’s vehicles, as well as vehicles manufactured by other original equipment manufacturers (“OEMs”), will contain complex systems that control various vehicle processes including engine, transmission, safety, steering, brakes, window and door lock functions. These electronic control systems, which are increasingly connected to external cloud-based systems, are susceptible to cybercrime, including threats of intentional disruptions, loss of control over the vehicle, loss of functionality or services and theft of personal information. These disruptions are likely to increase in terms of sophistication and frequency as the level of connectivity and autonomy in the combined group’s vehicles increases. In addition, the combined group may have to rely on third parties for connectivity and automation technology and services, including for the collection of its customers’ data. These third parties could unlawfully resell or otherwise misuse such information, or suffer data breaches. A significant malfunction, disruption or security breach compromising the electronic control systems contained in the combined group’s vehicles could damage its reputation, expose it to significant liability and could have a material adverse effect on its business, financial condition and results of operations.

A significant malfunction, disruption or security breach compromising the operation of the combined group’s information technology systems could damage the combined group’s reputation, disrupt its business and adversely impact its ability to compete.
The combined group’s ability to keep its business operating effectively will depend on the functional and efficient operation of its information, data processing and telecommunications systems, including its vehicle design, manufacturing, inventory tracking and billing and payment systems, as well as other central information systems and applications, employee workstations and other IT equipment. In addition, the combined group’s vehicles will be increasingly connected to external cloud-based systems while its industrial facilities will become more computerized. The combined group’s systems, and in particular those of the combined group’s financing activities and joint venture partners following the digitalization of their operations, will be susceptible to cybercrime and will regularly be the target of threats from third parties, which could result in data theft, loss of control of data processed in an external cloud, compromised IT networks and stoppages in operations. A significant or large-scale malfunction or interruption of any one of the combined group’s computer or data processing systems, including through the exploitation of a weakness in its systems or the systems of the combined group’s suppliers or service providers, could have a material adverse effect on its ability to manage and keep its manufacturing and other operations running effectively, and may damage its reputation. A malfunction or security breach that results in a wide or sustained disruption to the combined group’s business could have a material adverse effect on its business, financial condition and results of operations.
In addition to supporting its operations, the combined group’s systems will collect and store confidential and sensitive data, including information about its business, consumers and employees. As technology continues to evolve, it is expected that the combined group will collect and store even more data in the future and that its systems will increasingly use remote communication features that are sensitive to both willful and unintentional security breaches. Much of the combined group’s value will be derived from its confidential business information, including vehicle design, proprietary technology and trade secrets, and to the extent the confidentiality of such information is compromised, the combined group may lose its competitive advantage and its vehicle shipments may suffer. The combined group will also collect, retain and use personal information, including data gathered from consumers for product development and marketing purposes, and data obtained from employees. In the event of a breach in security that allows third parties access to this personal information, the combined group will be subject to a variety of ever-changing laws on a global basis that could require it to provide notification to the data owners and subject it to lawsuits, fines and other means of regulatory enforcement.
For example, the General Data Protection Regulation (Regulation (EU) 2016/679) (the “GDPR”) has increased the stringency of European Union data protection requirements and related penalties. Non-compliance with the GDPR can result in fines of the higher of €20 million or four percent of annual worldwide revenue. GDPR has required changes to FCA’s and PSA’s existing business practices and systems in order to ensure compliance and address concerns of customers and business partners. In addition, the California Consumer Privacy Act of 2018 became effective on January 1, 2020 and provides California residents with new data privacy rights. Several other U.S. states are also considering adopting laws and regulations imposing obligations regarding the handling of personal data. Complying with any new data protection-related regulatory requirements could force the combined group to incur substantial expenses or require it to change its business practices in a manner that has a material adverse effect on its business, financial condition and results of operations.
The combined group’s reputation could also suffer in the event of a data breach, which could cause consumers to purchase their vehicles from its competitors. Ultimately, any significant compromise in the integrity of its data security could have a material adverse effect on the combined group’s business, financial condition and results of operations.
The combined group’s reliance on joint arrangements in certain emerging markets may adversely affect the development of its business in those regions.
The combined group will operate, or is expected to expand its presence, in emerging markets, such as China and India, through partnerships and joint ventures. For instance, FCA operates the GAC FCA joint venture with Guangzhou Automobiles Group Co., Ltd., which locally produces the Jeep Cherokee, Jeep Renegade, Jeep Compass, Jeep Grand Commander and Jeep Commander PHEV (plug-in hybrid electric vehicle) primarily for the Chinese market, expanding the portfolio of Jeep SUVs currently available to Chinese consumers. FCA also has a joint operation with TATA Motors Limited for the production of certain of its vehicles, engines and transmissions in India. Similarly, PSA operates a joint venture in China with Dongfeng Motor Group, namely Dongfeng Peugeot Citroën Automobile (“DPCA”), which manufactures vehicles under the Dongfeng Peugeot and Dongfeng Citroën brands in China, and Dongfeng Peugeot Citroën Automobile Sales Co (“DPCS”), which markets the vehicles produced by DPCA in China.

Although sales of FCA and PSA in the markets where these arrangements exist are currently limited, the ability of the combined group to grow in this market is important to its strategy and any issues with these arrangements may adversely affect those growth prospects. The combined group’s reliance on joint arrangements to enter or expand its presence in emerging markets may expose it to the risk of conflict with its joint arrangement partners and the need to divert management resources to oversee these arrangements. Further, as these arrangements require cooperation with third party partners, these joint arrangements may not be able to make decisions as quickly as the combined group would if it were operating on its own or may take actions that are different from what the combined group would do on a standalone basis in light of the need to consider its partners’ interests. As a result, the combined group may be less able to respond timely to changes in market dynamics, which could have a material adverse effect on its business, financial condition and results of operations.
Risks Related to the Industry in which the Combined Group Will Operate
The automotive industry is highly competitive and cyclical, and the combined group may suffer from those factors more than some of its competitors.
Substantially all of the combined group’s revenues will be generated in the automotive industry, which is highly competitive and cyclical, encompassing the production and distribution of passenger cars, light commercial vehicles and components and systems. The combined group will face competition from other international passenger car and light commercial vehicle manufacturers and distributors and components suppliers in Europe, North America, Latin America, the Middle East, Africa and the Asia Pacific region. These markets are all highly competitive in terms of product quality, innovation, the introduction of new technologies, response to new regulatory requirements, pricing, fuel economy, reliability, safety, consumer service and financial services offered. Some of the combined group’s competitors will also be better capitalized than the combined group and command larger market shares, which may enable them to compete more effectively in these markets. In addition, the combined group will be exposed to the risk of new entrants in the automotive market, which may have technological, marketing and other capabilities, or financial resources, that are superior to those of the combined group and of other traditional automobile manufacturers and may disrupt the industry in a way that is detrimental to the combined group. For example, the combined group will face increased competition from new local market entrants in China, against the backdrop of a softening economy that led to a significant decline in vehicle sales in this market in 2019.
If the combined group’s competitors are able to successfully integrate with one another and the combined group is not able to adapt effectively to increased competition, its competitors’ integration could have a material adverse effect on the combined group’s business, financial condition and results of operations.
In the automotive business, sales to consumers and fleet customers are cyclical and subject to changes in the general condition of the economy, the readiness of consumers and fleet customers to buy and their ability to obtain financing, as well as the possible introduction of measures by governments to stimulate demand, particularly related to new technologies (for example, technologies related to compliance with evolving emissions regulations). The automotive industry is characterized by the constant renewal of product offerings through frequent launches of new models and the incorporation of new technologies in those models. A negative trend in the automotive industry or the combined group’s inability to adapt effectively to external market conditions, coupled with more limited capital than its principal competitors, could have a material adverse effect on the combined group’s business, financial condition and results of operations.
Intense competition, excess global manufacturing capacity and the proliferation of new products being introduced in key segments is expected to continue to put downward pressure on inflation-adjusted vehicle prices and contribute to a challenging pricing environment in the automotive industry for the foreseeable future. In the event that industry shipments decrease and overcapacity intensifies, the combined group’s competitors may attempt to make their vehicles more attractive or less expensive to consumers by adding vehicle enhancements, providing subsidized financing or leasing programs, or by reducing vehicle prices whether directly or by offering option package discounts, price rebates or other sales incentives in certain markets. Manufacturers in countries that have lower production costs may also choose to export lower-cost automobiles to more established markets. In addition, FCA’s, PSA’s and the combined group’s profitability will depend in part on their ability to adjust pricing to reflect increasing technological costs (see “—The combined group’s future performance depends on its ability to offer innovative, attractive and fuel efficient products”). An increase in any of these risks could have a material adverse effect on the combined group’s business, financial condition and results of operations.

Vehicle retail sales depend heavily on affordable interest rates and availability of credit for vehicle financing and a substantial increase in interest rates could adversely affect the combined group’s business.
In certain regions, including Europe and North America, financing for new vehicle sales has been available at relatively low interest rates for several years due to, among other things, expansive government monetary policies. If interest rates rise, market rates for new vehicle financing will generally be expected to rise as well, which may make the combined group’s vehicles less affordable to retail consumers or steer consumers to less expensive vehicles that would be less profitable for the combined group, adversely affecting its financial condition and results of operations. Additionally, if consumer interest rates increase substantially or if financial service providers tighten lending standards or restrict their lending to certain classes of credit, consumers may not desire or be able to obtain financing to purchase or lease the combined group’s vehicles. Furthermore, because purchasers of the combined group’s vehicles may be relatively more sensitive to changes in the availability and adequacy of financing and macroeconomic conditions, its vehicle sales may be disproportionately affected by changes in financing conditions relative to the vehicle sales of its competitors. As a result, a substantial increase in consumer interest rates or tightening of lending standards could have a material adverse effect on the combined group’s business, financial condition and results of operations.
The combined group will face risks associated with increases in costs, disruptions of supply or shortages of raw materials, parts, components and systems used in its vehicles.
The combined group will use a variety of raw materials in its business, including steel, aluminum, lead, polymers, elastomers, resin and copper, and precious metals such as platinum, palladium and rhodium, as well as electricity and natural gas. Also, as the combined group begins to implement various electrified powertrain applications throughout its portfolio, it will also depend on a significant supply of lithium, nickel and cobalt, which are used in lithium-ion batteries. The prices for these raw materials fluctuate, and market conditions can affect the combined group’s ability to manage its costs. Increased market power of raw material suppliers may contribute to such prices increasing. Additionally, as production of electric vehicles increases, the combined group may face shortages of raw materials and lithium cells and be forced to pay higher prices to obtain them. The combined group may not be successful in managing its exposure to these risks. Substantial increases in the prices for raw materials would increase the combined group’s operating costs and could reduce profitability if the increased costs cannot be offset by higher vehicle prices or productivity gains. In particular, certain raw materials are sourced from a limited number of suppliers and from a limited number of countries, particularly those needed in catalytic converters and lithium-ion batteries. From time to time these may be susceptible to supply shortages or disruptions. It is not possible to guarantee that the combined group will be able to maintain arrangements with suppliers that assure access to these raw materials at reasonable prices. In addition, the combined group’s industrial efficiency will depend in part on the optimization of the raw materials and components used in the manufacturing processes. If the combined group fails to optimize these processes, it may face increased production costs.
The combined group will also be exposed to the risk of price fluctuations and supply disruptions and shortages, including due to supplier disputes, particularly with regard to warranty recovery claims, supplier financial distress, tight credit markets, trade restrictions, tariffs, natural or man-made disasters, epidemics or pandemics of diseases, or production difficulties. Fluctuations in the price of parts and components can adversely affect the combined group’s costs and profitability, and any such effect may be material. Further, trade restrictions and tariffs may be imposed, leading to increases in the cost of raw materials and delayed or limited access to purchases of raw materials, each of which could have a material adverse effect on the combined group’s business, financial condition and results of operations.
Any interruption in the supply or any increase in the cost of raw materials, parts, components and systems could negatively impact the combined group’s ability to achieve its vehicle shipment objectives and profitability and delay commercial launches. The potential impact of an interruption is particularly high in instances where a part or component is sourced exclusively from a single supplier. Long-term interruptions in the supply of raw materials, parts, components and systems may result in a material impact on vehicle production, vehicle shipment objectives, and profitability. Cost increases which cannot be recouped through increases in vehicle prices, or countered by productivity gains, could have a material adverse effect on the combined group’s business, financial condition and results of operations. This risk can increase during periods of economic uncertainty such as the crisis resulting from the outbreak of COVID-19, or as a result of regional economic disruptions such as that experienced in LATAM due to the deterioration in Argentina’s economic condition in recent years. With respect to the impact of the current outbreak of COVID-19 on the supply chain of FCA and PSA, see “—Business interruptions resulting from the coronavirus (COVID-19) pandemic could continue to cause disruption to the manufacture and sale of the combined group’s products and the provision of its services and adversely impact its business”.

The combined group will be subject to risks related to natural and industrial disasters, terrorist attacks and climatic or other catastrophic events.
The combined group’s production facilities will be subject to risks related to natural disasters, such as earthquakes, fires, floods, hurricanes, other climatic phenomena, environmental disasters and other events beyond the combined group’s control, such as power loss and uncertainties arising out of armed conflicts or terrorist attacks.
Any catastrophic loss or significant damage to any of the combined group’s facilities would likely disrupt its operations, delay production, and adversely affect its product development schedules, shipments and revenue. For example, in 2011, the earthquake off the coast of Fukushima in Japan disrupted part of PSA’s diesel engine production due to a supply shortage at one of its Japanese suppliers.
The occurrence of a major incident at a single manufacturing site could compromise the production and sale of several hundred thousand vehicles. In addition, any such catastrophic loss or significant damage could result in significant expense to repair or replace the facility and could significantly curtail the combined group’s research and development efforts in the affected area, which could have a material adverse consequence on the combined group’s business, financial condition and results of operations.
Measures taken, particularly in Europe, to protect against climate change, such as implementing an energy management plan, which sets out steps to reuse lost heat from industrial processes, making plants more compact and reducing logistics-related CO2 emissions, as well as using renewable energy, may also lead to increased capital expenditures.
The combined group will be subject to risks associated with exchange rate fluctuations, interest rate changes and credit risk.
The combined group will operate in numerous markets worldwide and be exposed to risks stemming from fluctuations in currency and interest rates. The exposure to currency risk will be mainly linked to differences in the geographic distribution of the combined group’s manufacturing and commercial activities, resulting in cash flows from sales being denominated in currencies different from those of purchases or production activities. Additionally, a significant portion of the combined group’s operating cash flow will be generated in U.S. Dollars and, although a portion of its debt will be denominated in U.S. Dollars, the majority of its indebtedness will be denominated in Euro.
The combined group will use various forms of financing to cover funding requirements for its activities. Moreover, liquidity for industrial activities will also be principally invested in variable and fixed rate or short-term financial instruments. FCA’s financial services businesses normally operate a matching policy to offset the impact of differences in rates of interest on the financed portfolio and related liabilities. Banque PSA Finance also operates a matching policy by using appropriate financial instruments to match interest rates on its loans and related liabilities. Nevertheless, changes in interest rates can affect the combined group’s net revenues, finance costs and margins.
In addition, although the combined group will manage risks associated with fluctuations in currency and interest rates through financial hedging instruments, fluctuations in currency or interest rates could have a material adverse effect on its business, financial condition and results of operations.
The combined group’s financial services activities will also be subject to the risk of insolvency of dealers and retail consumers. Despite the combined group’s efforts to mitigate such risks through the credit approval policies applied to dealers and retail consumers, it may not be able to successfully mitigate such risks.

Risks Related to the Legal and Regulatory Environment in which the Combined Group Will Operate
Current and more stringent future or incremental laws, regulations and governmental policies, including those regarding increased fuel efficiency requirements and reduced greenhouse gas and tailpipe emissions, may have a significant effect on how the combined group does business and may increase its cost of compliance, result in additional liabilities and negatively affect its operations and results.
As the combined group seeks to comply with government regulations, particularly those related to fuel efficiency, vehicle safety and greenhouse gas and tailpipe emissions standards, it will have to devote significant financial and management resources, as well as vehicle engineering and design attention, to these legal requirements. Greenhouse gas emissions standards will also apply to the combined group’s production facilities in several jurisdictions in which it will operate, which may require investments to upgrade facilities and increase operating costs. In addition, a failure to decrease the energy consumption of plants may lead to penalties, each of which may adversely affect the combined group’s profitability. In addition, the European Union’s Green Deal could result in changes to laws and regulations, including requiring, or incentivizing, financial institutions to reduce lending to industries responsible for significant greenhouse gas emissions, which could result in an increase in the cost of European financings for the combined group.
The combined group’s production facilities will also be subject to a broad range of additional requirements governing environmental, health and safety matters, including those relating to registration, use, storage and disposal of hazardous materials and discharges to water and air (including emissions of sulphur oxide, nitrogen oxide, volatile organic compounds and other pollutants). A failure by the combined group to comply with such requirements, or additional requirements imposed in the future, may result in substantial penalties, claims and liabilities which could have a material adverse effect on its business, financial condition and results of operations. The combined group could also incur substantial cleanup costs and third-party claims as a result of environmental impacts that may be associated with its current or former properties or operations.
Regulatory requirements in relation to CO2 emissions from vehicles, such as the Corporate Average Fuel Efficiency (CAFE) standards in the United States, have been established worldwide and are increasingly stringent. An increasing number of cities globally have also introduced restricted traffic zones, which do not permit entry to vehicles unless they meet strict emissions standards. As a result, consumer demand may shift towards vehicles that are able to meet these standards, which in turn could lead to higher research and development costs and production costs for the combined group. A failure by the combined group to comply with applicable emissions standards may lead to significant fines, vehicle recalls, the suspension of sales and third-party claims and may adversely affect its reputation. The combined group will be particularly exposed to the risk of such penalties, given its prospective sale of light vehicles in markets where regulations on fuel consumption are very stringent, particularly in Europe. In addition, the harmful effects of atmospheric pollutants, including greenhouse gases, on ecosystems and human health have become an area of major public concern and media attention. As a result, the combined group may suffer significant adverse reputational consequences, in addition to penalties, in the event of non-compliance with applicable regulations.
The number and scope of regulatory requirements, along with the costs associated with compliance, are expected to increase significantly in the future, particularly with respect to vehicle emissions. These costs could be difficult to pass through to consumers, particularly if consumers are not prepared to pay more for lower-emission vehicles. For a further discussion of the regulations applicable to FCA and PSA, see the section “PSA—Environmental and Other Regulatory Matters” of this prospectus and “Group Overview—Environmental and Other Regulatory Matters” included in the FCA 2019 20-F, incorporated by reference in this prospectus. For example, EU regulations governing passenger car and LCV fleet average CO2 emissions became significantly more stringent in 2020, imposing material penalties if targets are exceeded. The increased cost of producing lower-emitting vehicles may lead to lower margins and/or lower volumes of vehicles sold. Given the significant portion of the combined group’s prospective sales in Europe, its vehicles will be particularly exposed to such regulatory changes, as well as other European regulatory developments (including surcharges), which may have a serious impact on the number of cars sold by the combined group in this region and therefore on its profitability.

On August 31, 2020, the U.S. Court of Appeals for the Second Circuit vacated a final rule published by the National Highway Safety Administration (“NHTSA”) in July 2019 that had reversed NHTSA’s 2016 increase to the base rate of the CAFE penalty from $5.50 to $14.00. The base rate applies to each tenth of a mile per gallon (“MPG”) that a manufacturer’s fleet-wide average MPG is below the CAFE standard, and is multiplied by the number of vehicles in the manufacturer’s fleet to arrive at an aggregate penalty. FCA has accrued estimated amounts for any probable CAFE penalty based on the $5.50 rate. The possible effect of the August 31, 2020 ruling is not yet clear. NHTSA filed a petition for rehearing with the court of appeals which was subsequently denied on November 2, 2020. Although the mandate was issued on November 9, 2020 and the ruling is now effective, it is not clear whether NHTSA will appeal the ruling to the U.S. Supreme Court. It is also uncertain if the ruling will only apply prospectively or if NHTSA or the plaintiffs will seek to apply the $14.00 rate retrospectively to the 2019 Model Year notwithstanding that automakers including FCA relied on the July 2019 rulemaking. FCA or industry representatives could challenge any retrospective application of the reinstated 2016 regulations. If the higher rate were applied retrospectively to the 2019 Model Year, FCA may need to accrue additional amounts due to increased CAFE penalties and additional amounts owed under certain agreements for the purchase of regulatory emissions credits. The amounts accrued could be up to €500 million depending on, among other things, FCA’s ability to implement future product actions or other actions to modify the utilization of credits.
The U.S. federal government has also challenged the jurisdiction of U.S. states such as California to impose their own environmental regulatory requirements on the vehicles that the combined group sells, resulting in uncertainty regarding the applicability of these regulations. Uncertainty regarding these regulations, and the outcome of these proceedings, may increase the combined group’s costs of compliance. Furthermore, some of the combined group’s competitors may be capable of responding more swiftly to increased regulatory requirements, or may bear lower compliance costs, thereby strengthening their competitive position compared to the combined group. See “The automotive industry is highly competitive and cyclical, and the combined group may suffer from those factors more than some of its competitors”.
Most of the combined group’s suppliers will face similar environmental requirements and constraints. A failure by the combined group’s suppliers to meet applicable environmental laws or regulations may lead to a disruption of the combined group’s supply chain or an increase in the cost of raw materials and components used in production and could have a material adverse effect on its business, financial condition and results of operations.
The combined group will remain subject to ongoing diesel emissions investigations by several governmental agencies and to a number of related private lawsuits, which may lead to further claims, lawsuits and enforcement actions, and result in additional penalties, settlements or damage awards and may also adversely affect the combined group’s reputation with consumers.
On January 10, 2019, FCA announced that FCA US reached final settlements on civil environmental and consumer claims with the U.S. Environmental Protection Agency (“EPA”), U.S. Department of Justice, the California Air Resources Board, the State of California, 49 other States and U.S. Customs and Border Protection, for which €748 million was accrued during the year ended December 31, 2018. Approximately €350 million of the accrual was related to civil penalties to resolve differences over diesel emissions requirements. A portion of the accrual was attributable to settlement of a putative class action on behalf of consumers in connection with which FCA US agreed to pay an average $2,800 per vehicle for eligible customers affected by the recall. FCA continues to defend individual claims from approximately 3,200 consumers that have exercised their right to opt out of the class action settlement and pursue their own individual claims against FCA (the “Opt-Out Litigation”). FCA has engaged in further discovery in the Opt-Out Litigation and participated in court-sponsored settlement conferences, but has reached settlement agreements with less than 100 of these remaining plaintiffs.
In the United States, FCA remains subject to a diesel emissions-related investigation by the U.S. Department of Justice, Criminal Division. In September 2019, the U.S. Department of Justice filed criminal charges against an employee of FCA US for, among other things, fraud, conspiracy, false statements and violations of the Clean Air Act primarily in connection with efforts to obtain regulatory approval of the vehicles that were the subject of the civil settlements described above. FCA has continued discussions with the U.S. Department of Justice, Criminal Division to determine whether it can reach an appropriate resolution of the investigation as it relates to FCA, which may involve the payment of penalties and other non-financial sanctions. FCA also remains subject to a number of related private lawsuits. In September 2020, FCA settled the diesel emissions-related investigation with the U.S. Securities and Exchange Commission for an amount that is not material to FCA.

FCA has also received inquiries from other regulatory authorities in a number of jurisdictions as they examine the on-road tailpipe emissions of several automakers’ vehicles and, when jurisdictionally appropriate, FCA will continue to cooperate with these governmental agencies and authorities.
In Europe, FCA is working with the Italian Ministry of Transport (“MIT”) and the Dutch Vehicle Regulator (“RDW”), the authorities that certified FCA diesel vehicles for sale in the European Union, and the U.K. Driver and Vehicle Standards Agency in connection with their review of several of its vehicles.
FCA also initially responded to inquiries from the German authority, the Kraftfahrt-Bundesamt (“KBA”), regarding emissions test results for its vehicles, and it discussed the KBA-reported test results, its emission control calibrations and the features of the vehicles in question. After these initial discussions, the MIT, which has sole authority for regulatory compliance of the vehicles it has certified, asserted its exclusive jurisdiction over the matters raised by the KBA, tested the vehicles, determined that the vehicles complied with applicable European regulations and informed the KBA of its determination. Thereafter, mediations have been held under European Commission (“EC”) rules, between the MIT and the German Ministry of Transport and Digital Infrastructure, which oversees the KBA, in an effort to resolve their differences. The mediation was concluded with no action being taken with respect to FCA. In May 2017, the EC announced its intention to open an infringement procedure against Italy regarding Italy’s alleged failure to respond to the EC’s concerns regarding certain FCA emission control calibrations. The MIT has responded to the EC’s allegations by confirming that the vehicles’ approval process was properly performed.
In December 2019, the MIT notified FCA that the Dutch Ministry of Infrastructure and Water Management (“I&W”) had been communicating with the MIT regarding certain irregularities allegedly found by the RDW and the Dutch Center of Research TNO in the emission levels of certain Jeep Grand Cherokee Euro 5 models and a vehicle model of another OEM that contains a Euro 6 diesel engine supplied by FCA. In January 2020, the Dutch Parliament published a letter from the I&W summarizing the conclusions of the RDW regarding those vehicles and engines and indicating an intention to order a recall and report their findings to the public prosecutor, the EC and other Member States. FCA has engaged with the RDW to present its positions and cooperate to reach an appropriate resolution of this matter. FCA has proposed certain updates to the relevant vehicles that have been tested and approved by the RDW and are now being implemented. In addition, at the request of the French Consumer Protection Agency, the Juge d’Instruction du Tribunal de Grande Instance of Paris is investigating diesel vehicles of a number of automakers including FCA, regarding whether the sale of those vehicles violated French consumer protection laws. In July 2020, unannounced inspections took place at several FCA sites in Germany, Italy and the UK at the initiative of the public prosecutors of Frankfurt am Main and of Turin, as part of their investigations of potential violations of diesel emissions regulations and consumer protection laws. FCA is cooperating with the investigations. Several FCA companies and FCA’s Dutch dealers were recently served with a purported class action filed in the Netherlands by a Dutch foundation seeking monetary damages and vehicle buybacks in connection with alleged emissions non-compliance of certain FCA E5 and E6 diesel vehicles.
In December 2018, the Korean Ministry of Environment (“MOE”) announced its determination that approximately 2,400 FCA vehicles imported into Korea during 2015, 2016 and 2017 were not emissions compliant and that the vehicles with a subsequent update of the emission control calibrations voluntarily performed by FCA, although compliant, would have required re-homologation of the vehicles concerned. In May 2019, the MOE revoked certification of the above-referenced vehicles and announced an administrative fine for an amount not material to FCA. FCA has appealed the MOE’s decision. FCA’s subsidiary in Seoul, Korea is also cooperating with local criminal authorities in connection with their review of this matter, with the Korean Fair Trade Commission regarding a purported breach of the Act on Fair Labeling and Advertisement in connection with the subject vehicles and with the MOE in connection with their review of other FCA vehicles.
In April 2016, the French Directorate General for Competition, Consumer Affairs and Fraud Control (“DGCCRF”) initiated an investigation regarding emissions from diesel engines, including engines used in PSA vehicles. In February 2017, the French Ministry of Economy issued a press release announcing that the DGCCRF referred the case to the prosecutor’s office of Versailles. None of PSA or its employees have been charged with any criminal offence. PSA continues to cooperate with the relevant French judicial authorities and present PSA’s position on any concerns raised during this investigation.

PSA is performing recalls of 95,781 Opel vehicles built by Adam Opel GmbH between 2013 and 2016 to update the emissions control system software. After Opel initiated voluntary field campaigns on these vehicles, as agreed with the KBA, the KBA ordered in 2018 that these campaigns be changed into mandatory recalls to update all outstanding vehicles. More than 75 percent of the vehicles have so far received the software update, and specifically in Germany, more than 95 percent. Opel Automobile GmbH also faces a number of related private lawsuits (not class actions) and a related investigation by the Frankfurt public prosecutor in Germany.
The results of the unresolved governmental inquiries and private litigation cannot be predicted at this time and these inquiries and litigation may lead to further enforcement actions, penalties or damage awards, any of which may have a material adverse effect on the combined group’s business, financial condition and results of operations. It is also possible that these matters and their ultimate resolution may adversely affect the combined group’s reputation with consumers, which may negatively impact demand for its vehicles and consequently could have a material adverse effect on its business, financial condition and results of operations.
The combined group’s business operations and reputation may be impacted by various types of claims, lawsuits, and other contingencies.
The combined group will be involved in various disputes, claims, lawsuits, investigations and other legal proceedings relating to several matters, including product liability, warranty, vehicle safety, emissions and fuel economy, product performance, asbestos, personal injury, dealers, suppliers and other contractual relationships, alleged violations of law, environment, securities, labor, antitrust, intellectual property, tax and other matters. The combined group will estimate such potential claims and contingent liabilities and, where appropriate, record provisions to address these contingent liabilities. The ultimate outcome of the legal proceedings pending against the combined group is uncertain, and such proceedings could have a material adverse effect on the combined group’s financial condition or results of operations. Furthermore, additional facts may come to light or the combined group could, in the future, be subject to judgments or enter into settlements of lawsuits and claims that could have a material adverse effect on its business, financial condition and results of operations. While the combined group will maintain insurance coverage with respect to certain claims, not all claims or potential losses can be covered by insurance, and even if claims could be covered by insurance, the combined group may not be able to obtain such insurance on acceptable terms in the future, if at all, and any such insurance may not provide adequate coverage against any such claims. For additional information with regard to FCA and PSA see also Note 20, Provisions, and Note 25, Guarantees granted, commitments and contingent liabilities within the FCA Consolidated Financial Statements and Note 17, Off-Balance Sheet Commitments and Contingent Liabilities within the PSA Consolidated Financial Statements included elsewhere in this prospectus. Further, publicity regarding such investigations and lawsuits, whether or not they have merit, may adversely affect the combined group’s reputation and the perception of its vehicles with retail customers, which may adversely affect demand for its vehicles, and have a material adverse effect on its business, financial condition and results of operations.
For example, in November 2019, General Motors LLC and General Motors Company (collectively, “GM”) filed a lawsuit in the U.S. District Court for the Eastern District of Michigan against FCA US, FCA NV and certain individuals, claiming violations of the Racketeer Influenced and Corrupt Organizations (RICO) Act, unfair competition and civil conspiracy in connection with allegations that FCA US paid bribes to UAW officials that corrupted the bargaining process with the UAW and as a result FCA US enjoyed unfair labor costs and operational advantages that caused harm to GM. GM also claimed that FCA US had made concessions to the UAW in collective bargaining that the UAW was then able to extract from GM through pattern bargaining which increased costs to GM in an effort to force a merger between GM and FCA NV. The court dismissed the lawsuit with prejudice on July 8, 2020 on the basis that the alleged conduct did not constitute a violation of RICO. On August 3, 2020, GM filed a motion requesting that the court amend or alter its judgment, which the court denied. On August 17, 2020, GM provided notice of appeal to the U.S. Court of Appeals for the Sixth Circuit. GM has also filed an action against FCA in Michigan state court, making substantially the same claims as it made in the federal litigation.
In addition, FCA and other Brazilian taxpayers have significant disputes with the Brazilian tax authorities regarding the application of Brazilian tax law. FCA believes that it is more likely than not that there will be no significant impact from these disputes. However, given the current economic conditions and uncertainty in Brazil, new tax laws or more significant changes such as tax reform may be introduced and enacted. Changes to the application of existing tax laws may also occur or the realization of accumulated tax benefits may be limited, delayed or denied. Any of these events could have a material adverse effect on the combined group’s business, financial condition and results of operations.

For additional risks regarding certain proceedings, see “The combined group will remain subject to ongoing diesel emissions investigations by several governmental agencies and to a number of related private lawsuits, which may lead to further claims, lawsuits and enforcement actions, and result in additional penalties, settlements or damage awards and may also adversely affect the combined group’s reputation with consumers”.
The combined group will face risks related to quality and vehicle safety issues, which could lead to product recalls and warranty obligations that may result in direct costs, and any resulting loss of vehicle sales could have material adverse effects on the combined group’s business.
The combined group’s performance will be, in part, dependent on complying with quality and safety standards, meeting customer expectations and maintaining the combined group’s reputation for designing, building and selling safe, high-quality vehicles. Given the global nature of the combined group’s business, these standards and expectations may vary according to the markets in which it will operate. For example, vehicle safety standards imposed by regulations are increasingly stringent. In addition, consumers’ focus on vehicle safety may increase further with the advent of autonomous and connected cars. If the combined group fails to meet or adhere to required vehicle safety standards, it may face penalties, become subject to other claims or liabilities or be required to recall vehicles.
The automotive industry in general has experienced a sustained increase in recall activity to address performance, compliance or safety-related issues. For example, in November 2019, FCA voluntarily recalled more than 700,000 SUVs worldwide due to problems with an electrical connection that could result in a vehicle stall. FCA’s costs related to vehicle recalls have been significant and typically include the cost of replacement parts and labor to remove and replace parts. The combined group’s costs related to vehicle recalls could increase in the future.
Recall costs substantially depend on the nature of the remedy and the number of vehicles affected and may arise many years after a vehicle’s sale. Product recalls may also harm the combined group’s reputation, force it to halt the sale of certain vehicles and cause consumers to question the safety or reliability of its products. Given the intense regulatory activity across the automotive industry, ongoing compliance costs are expected to remain high. Any costs incurred, or lost vehicle sales, resulting from product recalls could materially adversely affect the combined group’s financial condition and results of operations. Moreover, if the combined group faces consumer complaints, or receives information from vehicle rating services that calls into question the safety or reliability of one of its vehicles and the combined group does not issue a recall, or if it does not do so on a timely basis, its reputation may also be harmed and it may lose future vehicle sales. The combined group will also be obligated under the terms of its warranty agreements to make repairs or replace parts in its vehicles at its expense for a specified period of time. These factors, including any failure rate that exceeds the combined group’s assumptions, could have a material adverse effect on its business, financial condition and results of operations.
The combined group will be subject to laws and regulations relating to corruption and bribery, as well as stakeholder expectations relating to human rights in the supply chain and a failure by the combined group to meet these legislative and stakeholder standards could lead to enforcement actions, penalties or damage awards and may also adversely affect its reputation with consumers.
The combined group will be subject to laws and regulations relating to corruption and bribery, including those of the United States, the United Kingdom and France, which have an international reach and which will cover the entirety of the combined group’s value chain in all countries in which it will operate. The combined group will continue to have significant interactions with governments and governmental agencies in the areas of licensing, permits, regulatory, compliance and environmental matters among others. A failure by the combined group to comply with laws and regulations relating to corruption and bribery may lead to significant penalties and enforcement actions and could also have a long-term impact on the combined group’s presence in one, or more, of the markets in which such compliance failures have occurred.
In addition, customers of the combined group may have expectations relating to the production conditions and origin of the products they will purchase. Therefore, it will be important for the combined group to demonstrate transparency across the entire supply chain, which may result in additional costs being incurred. A failure by the combined group, or any of its suppliers or subcontractors, to comply with employment or other production standards and expectations may result in adverse consequences to the combined group’s reputation, disruptions to its supply chain and increased costs as a result of remedial measures needing to be undertaken to meet stakeholder expectations, which could have a material adverse effect on the combined group’s business, financial condition and results of operations.

The combined group may not be able to adequately protect its intellectual property rights, which may harm its business.
The combined group’s success will depend, in part, on its ability to protect its intellectual property rights. If the combined group fails to protect its intellectual property rights, others may be able to compete against the combined group using intellectual property that is the same as or similar to its own. In addition, there can be no guarantee that the combined group’s intellectual property rights will be sufficient to provide it with a competitive advantage against others who offer products similar to its products. For example, another OEM has been producing a vehicle closely resembling one of FCA’s Jeep models for sale in the United States. FCA has brought proceedings to stop these practices and, while initial rulings have been in FCA’s favor, FCA cannot be certain of the final outcome. More generally, despite the combined group’s efforts, it may be unable to prevent third parties from infringing its intellectual property and using its technology for their competitive advantage. Any such infringement could have a material adverse effect on the combined group’s business, financial condition and results of operations.
The laws of some countries in which the combined group will operate do not offer the same protection of intellectual property rights as do the laws of the United States or Europe. In addition, effective intellectual property enforcement may be unavailable or limited in certain countries, making it difficult for the combined group to protect its intellectual property from misuse or infringement there. The combined group’s inability to protect its intellectual property rights in some countries could have a material adverse effect on its business, financial condition and results of operations.
It may be difficult to enforce U.S. judgments against the combined group.
The combined group will be incorporated under the laws of the Netherlands, and a substantial portion of its assets will be outside of the United States. Most of its directors and senior management and its independent auditors will be resident outside the United States, and all or a substantial portion of their respective assets may be located outside the United States. As a result, it may be difficult for U.S. investors to effect service of process within the United States upon these persons. It may also be difficult for U.S. investors to enforce within the United States judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof. In addition, there is uncertainty as to whether the courts outside the United States would recognize or enforce judgments of U.S. courts obtained against the combined group or its directors and officers predicated upon the civil liability provisions of the securities laws of the United States or any state thereof. Therefore, it may be difficult to enforce U.S. judgments against the combined group, its directors and officers and its independent auditors.
As an employer with a large workforce, the combined group will face risks related to the health and safety of its employees, as well as reputational risk related to diversity, inclusion and equal opportunity.
The combined group will employ a significant number of people who are exposed to health and safety risks as a result of their employment. Working conditions can cause stress or discomfort that can impact employees’ health and may result in adverse consequences for the combined group’s productivity. In addition, as an automotive manufacturer, a significant number of the combined group’s employees will be shift workers in production facilities, involving physical demands which may lead to occupational injury or illness. The use or presence of certain chemicals in production processes may adversely affect the health of the combined group’s employees or create a safety risk. As a result, the combined group could be exposed to liability from claims brought by current or former employees and the combined group’s reputation, productivity, business, financial condition and results of operations may be affected.
The combined group’s stakeholders are expected to place increased emphasis on the importance of diversity, inclusion and equal opportunity in the workplace, against a backdrop of developing legal requirements in these areas. The combined group may suffer adverse effects on its reputation if it fails to meet its stakeholders’ expectations, which could result in an adverse effect on its business, financial condition and results of operations.

Risks Related to the Combined Group’s Liquidity and Existing Indebtedness
Limitations on the combined group’s liquidity and access to funding, as well as its significant outstanding indebtedness, may restrict the combined group’s financial and operating flexibility and its ability to execute its business strategies, obtain additional funding on competitive terms and improve its financial condition and results of operations.
The combined group’s performance will depend on, among other things, its ability to finance debt repayment obligations and planned investments from operating cash flow, available liquidity, the renewal or refinancing of existing bank loans and/or facilities and possible access to capital markets or other sources of financing. The combined group’s indebtedness may have important consequences on the combined group’s operations and financial results, including:
•the combined group may not be able to secure additional funds for working capital, capital expenditures, debt service requirements or general corporate purposes;
•the combined group may need to use a portion of its projected future cash flow from operations to pay principal and interest on its indebtedness, which may reduce the amount of funds available to it for other purposes, including product development; and
•the combined group may not be able to adjust rapidly to changing market conditions, which may make it more vulnerable to a downturn in general economic conditions or its business.
The COVID-19 pandemic has put significant pressure on FCA’s and PSA’s liquidity, leading to an increase in the level of net indebtedness, which could increase the aforementioned risks. During the six months ended June 30, 2020, FCA took several actions to secure its liquidity and financial position, including drawing on existing bilateral lines of credit totaling €1.5 billion, completing an offering of €3.5 billion of notes under its Medium Term Note Programme, drawing its €6.25 billion syndicated revolving credit facility, and entering into a new €6.3 billion credit facility with Intesa Sanpaolo, Italy’s largest banking group. PSA also took several actions during the six months ended June 30, 2020 in order to secure its liquidity and financial position. In April 2020, PSA signed a new €3 billion syndicated line of credit, which was undrawn as of the date of this prospectus, and in May 2020, PSA issued €1 billion of 2.75 percent notes due 2026 under its European Medium-Term Notes program. In addition, the combined group’s liquidity could be adversely affected if its vehicle shipments decline materially, whether as a result of COVID-19 or otherwise. For a discussion of factors impacting FCA’s and PSA’s liquidity, see the section “PSA—Management’s Discussion and Analysis of Financial Condition and Results of Operations of PSA—Liquidity and Capital Resources” of this prospectus and “Financial Overview—Liquidity and Capital Resources” in the 2019 FCA Form 20-F, incorporated by reference in this prospectus. In addition, the majority of FCA’s credit ratings are below investment grade, while PSA’s credit ratings are investment grade, and any deterioration may significantly affect the combined group’s funding and prospects.
The combined group could, therefore, find itself in the position of having to seek additional financing or having to refinance existing debt, including in unfavorable market conditions, with limited availability of funding and a general increase in funding costs. Any limitations on the combined group’s liquidity, due to a decrease in vehicle shipments, the amount of, or restrictions in, its existing indebtedness, conditions in the credit markets, general economic conditions or otherwise, may adversely impact its ability to execute its business strategies and impair its financial condition and results of operations. In addition, any actual or perceived limitations of the combined group’s liquidity may limit the ability or willingness of counterparties, including dealers, consumers, suppliers, lenders and financial service providers, to do business with the combined group, which could have a material adverse effect on its business, financial condition and results of operations.

The combined group may be exposed to shortfalls in its pension plans which may increase the combined group’s pension expenses and required contributions and, as a result, could constrain liquidity and materially adversely affect its financial condition and results of operations.
Certain of FCA’s defined benefit pension plans are currently underfunded. For example, as of December 31, 2019, FCA’s defined benefit pension plans were underfunded by approximately €4.3 billion and may be subject to significant minimum contributions in future years. The combined group’s pension funding obligations may increase significantly if the investment performance of plan assets does not keep pace with benefit payment obligations. Mandatory funding obligations may increase because of lower than anticipated returns on plan assets, whether as a result of overall weak market performance or particular investment decisions, changes in the level of interest rates used to determine required funding levels, changes in the level of benefits provided for by the plans, or any changes in applicable law related to funding requirements. FCA’s defined benefit plans currently hold significant investments in equity and fixed income securities, as well as investments in less liquid instruments such as private equity, real estate and certain hedge funds. The external funds covering PSA’s pension obligations are invested in equity and fixed income securities. Due to the complexity and magnitude of certain investments, additional risks may exist, including the effects of significant changes in investment policy, insufficient market capacity to complete a particular investment strategy and an inherent divergence in objectives between the ability to manage risk in the short term and the ability to quickly re-balance illiquid and long-term investments.
To determine the appropriate level of funding and contributions to its defined benefit plans, as well as the investment strategy for the plans, the combined group will be required to make various assumptions, including an expected rate of return on plan assets and a discount rate used to measure the obligations under defined benefit pension plans. Interest rate increases generally will result in a decline in the value of investments in fixed income securities and the present value of the obligations. Conversely, interest rate decreases will generally increase the value of investments in fixed income securities and the present value of the obligations. See Note 2, Basis of preparation—Significant accounting policies—Employee benefits within the FCA Consolidated Financial Statements included elsewhere in this prospectus and Note 7, Employee Benefits Expense in the PSA Consolidated Financial Statements included elsewhere in this prospectus.
Any reduction in the discount rate or the value of plan assets, or any increase in the present value of obligations, may increase the combined group’s pension expenses and required contributions and, as a result, could constrain liquidity and materially adversely affect its financial condition and results of operations. If FCA, and after the closing, the combined group fails to make required minimum funding contributions to FCA’s U.S. pension plans, it could be subject to reportable event disclosure to the U.S. Pension Benefit Guaranty Corporation, as well as interest and excise taxes calculated based upon the amount of any funding deficiency.
Risks Related to Taxation
The French tax authorities may not grant or may deny or revoke in whole or in part the benefit of the rulings confirming the neutral tax treatment of the merger for PSA and the PSA shareholders and the transfer of tax losses carried forward of the existing PSA French tax consolidated group.
Several tax ruling requests have been filed with the French tax authorities regarding certain tax consequences of the merger, which have not been granted yet.
In particular, a confirmation from the French tax authorities has been requested (i) that the merger will fulfill the conditions to benefit from the favorable corporate income tax regime set forth in Article 210 A of the French Tax Code (which mainly provides for a deferral of taxation of the capital gains realized by PSA as a result of the transfer of all its assets and liabilities pursuant to the merger) and (ii) that the French tax deferral regimes available to PSA shareholders will be applicable. In addition, as required by law, a tax ruling request has also been filed with the French tax authorities in order to allow for the transfer of a large majority of the French tax losses carried forward of the existing PSA French tax consolidated group to the French permanent establishment of Stellantis and for the carry-forward of French tax losses transferred to the French permanent establishment of Stellantis against future profits of the French permanent establishment of Stellantis and certain companies of the existing PSA French tax consolidated group pursuant to Articles 223 I-6 and 1649 nonies of the French Tax Code.
Such tax regimes and tax rulings are subject to certain conditions being met and may be based on certain declarations, representations and undertakings of PSA and FCA towards the French tax authorities.

If the French tax authorities consider that the applicable conditions are not fulfilled, the French tax authorities could deny the benefit of such regimes and therefore refuse to grant the requested tax rulings. They could also revoke in the future the rulings that have been granted if the relevant declarations, representations and undertakings, as the case may be, were not correct or complied with.
A decision by the French tax authorities to refuse to grant the tax rulings or to revoke them in the future would likely result in significant adverse tax consequences to Stellantis that could have a significant effect on Stellantis’s results of operations or financial position and to the PSA shareholders (resulting, as the case may be, in tax consequences that differ from those described in the section entitled “Material Tax Considerations”). If the requested tax rulings are denied, the main adverse tax consequences would be that (i) the merger would trigger the taxation in France of all unrealized capital gains at the level of PSA; (ii) the merger would trigger the taxation in France of the capital gains derived by certain PSA shareholders upon the exchange of their PSA ordinary shares for Stellantis common shares; and (iii) the tax losses carried forward currently available at the level of PSA would be forfeited.
It is intended that Stellantis will operate so as to be treated exclusively as a resident of the Netherlands for tax purposes after the transfer of its tax residency to the Netherlands, but the tax authorities of other jurisdictions may treat it as also being a resident of another jurisdiction for tax purposes.
It is intended that Stellantis, which is incorporated in the Netherlands, will have its residency for tax purposes (including, for the avoidance of doubt, withholding tax and tax treaty eligibility purposes) exclusively in the Netherlands with effect from the Governance Effective Time (as defined in the combination agreement) (or such other date as PSA and FCA may agree sufficiently in advance of the closing of the merger) and hold permanent establishments in France and in Italy.
Since Stellantis is incorporated under Dutch law, it is considered to be resident in the Netherlands for Dutch corporate income tax and Dutch dividend withholding tax purposes. In addition, it is intended that, with effect from the Governance Effective Time (or such other date as PSA and FCA may agree), Stellantis will set up and maintain its management and organizational structure in such a manner that it should not be regarded as a tax resident of any other jurisdiction (and in particular of France or Italy) either for domestic law purposes or for the purposes of any applicable tax treaty (notably any applicable tax treaty with the Netherlands) and should be deemed resident only in the Netherlands, including for the purposes of the France-Netherlands and Italy-Netherlands tax treaties.
However, the determination of Stellantis’s tax residency primarily depends upon Stellantis’s place of effective management, which is a question of fact based on all circumstances. Because the determination of Stellantis’s residency is highly fact sensitive, no assurance can be given regarding the final determination of Stellantis’s tax residency.
If Stellantis were concurrently resident in the Netherlands and in another jurisdiction (applying the tax residency rules of that jurisdiction), it may be treated as being tax resident in both jurisdictions, unless such other jurisdiction has a double tax treaty with the Netherlands that includes either (i) a tie-breaker provision which allocates exclusive residence to one jurisdiction only or (ii) a rule providing that the residency needs to be determined based on a mutual agreement procedure and the jurisdictions involved agree (or, as the case may be, are compelled to agree through arbitration) that Stellantis is resident in one jurisdiction exclusively for treaty purposes. In the latter case, if no agreement is reached in respect of the determination of the residency, the treaty may not apply and Stellantis could be treated as being tax resident in both jurisdictions.
A failure to achieve or maintain exclusive tax residency in the Netherlands could result in significant adverse tax consequences to Stellantis, its subsidiaries and Stellantis shareholders and could result in tax consequences for the Stellantis shareholders that differ from those described in the section entitled “Material Tax Considerations”. The impact of this risk would differ based on the views taken by each relevant tax authority and, in respect of the taxation of Stellantis shareholders and holders of special voting shares, on the specific situation of each Stellantis shareholder or each holder of special voting shares.

Stellantis may not qualify for benefits under the tax treaties entered into between the Netherlands and other countries.
It is intended that, with effect from the Governance Effective Time (or such other date as PSA and FCA may agree sufficiently in advance of the closing of the merger), Stellantis will operate in a manner such that it will be eligible for benefits under the tax treaties entered into between the Netherlands and other countries, notably France, Italy and the United States. However, the ability of Stellantis to qualify for such benefits will depend upon (i) Stellantis being treated as a Dutch tax resident for purposes of the relevant tax treaty, (ii) the fulfillment of the requirements contained in each applicable treaty as modified by the Multilateral Convention to Implement Tax Treaty Related Measures to Prevent Base Erosion and Profit Shifting (including, but not limited to, any principal purpose test clause) and applicable domestic laws, (iii) the facts and circumstances surrounding Stellantis’s operations and management and (iv) the interpretation of the relevant tax authorities and courts.
The failure by Stellantis to qualify for benefits under the tax treaties entered into between the Netherlands and other countries could result in significant adverse tax consequences to Stellantis, its subsidiaries and Stellantis shareholders and could result in tax consequences for Stellantis shareholders that differ from those described in the section entitled “Material Tax Considerations”.
The tax consequences of the Loyalty Voting Structure are uncertain.
No statutory, judicial or administrative authority directly discusses how the receipt, ownership, or disposition of special voting shares should be treated for French, Italian, U.K., or U.S. tax purposes, and as a result, the tax consequences in those jurisdictions are uncertain.
In addition, the fair market value of the special voting shares, which may be relevant to the tax consequences, is a factual determination and is not governed by any guidance that directly addresses such a situation. Because, among other things, the special voting shares are not transferrable and a shareholder will receive amounts in respect of the special voting shares only if Stellantis is liquidated, FCA and PSA believe and intend to take the position that the value of each special voting share is minimal. However, the relevant tax authorities could assert that the value of the special voting shares as determined by Stellantis is incorrect, which could result in significant adverse tax consequences to shareholders holding special voting shares.
The tax treatment of the loyalty voting structure is unclear and shareholders are urged to consult their tax advisors in respect of the consequences of acquiring, owning and disposing of special voting shares. See “Material Tax Considerations” for further discussion.
There can be no assurances that existing U.S. shareholders will not be required to recognize a gain or loss for U.S. federal income tax purposes upon the exchange of PSA ordinary shares for Stellantis common shares in the merger.
Although it is intended that, for U.S. federal income tax purposes, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, there can be no assurances that the merger will so qualify. The completion of the merger, moreover, is not conditioned on the merger qualifying as a “reorganization” within the meaning of Section 368(a) or upon the receipt of an opinion of counsel to that effect. In addition, neither PSA nor FCA intends to request a ruling from the IRS regarding the United States federal income tax consequences of the merger. Accordingly, even if PSA and FCA conclude that the merger qualifies as a “reorganization” within the meaning of Section 368(a), no assurance can be given that the IRS will not challenge that conclusion or that a court would not sustain such a challenge.
If the merger does not qualify as a “reorganization” within the meaning of Section 368(a) of the Code, existing U.S. shareholders will be required to recognize gain or loss for U.S. federal income tax purposes upon the exchange of PSA ordinary shares for Stellantis common shares in the merger. See the section entitled “Material Tax Considerations—Material U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Consequences of the Merger” for further discussion of the U.S. federal income tax consequences of the merger.

There may be potential Passive Foreign Investment Company tax considerations for U.S. Shareholders.
Stellantis would be a “passive foreign investment company” (a “PFIC”) for U.S. federal income tax purposes with respect to a U.S. shareholder (as defined in “Material Tax Considerations—Material U.S. Federal Income Tax Considerations”) if for any taxable year in which such U.S. shareholder held Stellantis common shares, after the application of applicable “look-through rules” (i) 75% or more of Stellantis’s gross income for the taxable year consists of “passive income” (including dividends, interest, gains from the sale or exchange of investment property and rents and royalties other than rents and royalties which are received from unrelated parties in connection with the active conduct of a trade or business, as defined in applicable Treasury Regulations), or (ii) at least 50% of its assets for the taxable year (averaged over the year and determined based upon value) produce or are held for the production of “passive income”. U.S. persons who own shares of a PFIC are subject to a disadvantageous U.S. federal income tax regime with respect to the income derived by the PFIC, the dividends they receive from the PFIC, and the gain, if any, they derive from the sale or other disposition of their shares in the PFIC.
In particular, if Stellantis were treated as a PFIC for U.S. federal income tax purposes for any taxable year during which a U.S. shareholder owned the Stellantis common shares, then any gain realized by the U.S. shareholder on the sale or other disposition of the Stellantis common shares would in general not be treated as capital gain. Instead, a U.S. shareholder would be treated as if it had realized such gain ratably over its holding period for the Stellantis common shares. Amounts allocated to the year of disposition and to years before Stellantis became a PFIC would be taxed as ordinary income and amounts allocated to each other taxable year would be taxed at the highest tax rate applicable to individuals or corporations, as appropriate, in effect for each such year to which the gain was allocated, together with an interest charge in respect of the tax attributable to each such year. Similar treatment may apply to certain “excess distributions” as defined in the Code. In addition, if PSA was or had been in the past a PFIC, the exchange of PSA ordinary shares for Stellantis common shares could be taxable to U.S. shareholders.
While FCA and PSA believe that Stellantis common shares are not stock of a PFIC for U.S. federal income tax purposes, this conclusion is a factual determination made annually and thus may be subject to change. Moreover, Stellantis may become a PFIC in future taxable years if there were to be changes in Stellantis’s assets, income or operations. In addition, because the determination of whether a foreign corporation is a PFIC is primarily factual and because there is little administrative or judicial authority on which to rely to make a determination, the IRS may take the position that Stellantis is a PFIC. See “Material Tax Considerations—Material U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Consequences of Owning Stellantis Common Shares—PFIC Considerations” for a further discussion.
The IRS may not agree with the determination that Stellantis should not be treated as a domestic corporation for U.S. federal income tax purposes, and adverse tax consequences could result to Stellantis and its shareholders if the IRS were to successfully challenge such determination.
Section 7874 of the Code provides that, under certain circumstances, a non-U.S. corporation will be treated as a U.S. “domestic” corporation for U.S. federal income tax purposes. In particular, certain mergers of foreign corporations with U.S. subsidiaries can, in certain circumstances, implicate these rules.
FCA and PSA do not believe that Stellantis should be treated as a U.S. “domestic” corporation for U.S. federal income tax purposes. However, the relevant law is not entirely clear, is subject to detailed but relatively new regulations (the application of which is uncertain in various respects, and whose interaction with general principles of U.S. tax law remains untested) and is subject to various other uncertainties. Therefore, the IRS could assert that Stellantis should be treated as a U.S. corporation (and, therefore, a U.S. tax resident) for U.S. federal income tax purposes pursuant to Code Section 7874. In addition, changes to Section 7874 of the Code or the U.S. Treasury Regulations promulgated thereunder, or interpretations thereof, could affect Stellantis’s status as a foreign corporation. Such changes could potentially have retroactive effect. If the IRS successfully challenged Stellantis’s status as a foreign corporation, significant adverse tax consequences would result for Stellantis and for certain of Stellantis’s shareholders. For example, if Stellantis were treated as a domestic corporation in the U.S., Stellantis would be subject to U.S. federal income tax on its worldwide income as if it were a U.S. domestic corporation, and dividends Stellantis pays to non-U.S. shareholders would generally be subject to U.S. federal withholding tax, among other adverse tax consequences. If Stellantis were treated as a U.S. domestic corporation, such treatment could materially increase Stellantis’s U.S. federal income tax liability.

The closing of the merger is not conditioned on Stellantis not being treated as a domestic corporation for U.S. federal income tax purposes or upon a receipt of an opinion of counsel to that effect. In addition, neither FCA nor PSA intends to request a ruling from the IRS regarding the U.S. federal income tax consequences of the merger. Accordingly, while FCA and PSA do not believe that Stellantis will be treated as a domestic corporation, no assurance can be given that the IRS will agree, or that if it challenges such treatment, it will not succeed.
The existence of a permanent establishment in France for Stellantis is a question of fact based on all the circumstances.
It is intended that Stellantis will maintain a permanent establishment in France to which the assets and liabilities of PSA will be allocated for French tax purposes. However, no assurance can be given regarding the existence of a permanent establishment in France and the allocation of each asset and liability to such permanent establishment because such determination is highly fact sensitive and may vary in case of future changes in the combined group’s management and organizational structure.
The failure by Stellantis to maintain a permanent establishment in France and to allocate assets and liabilities to such permanent establishment could result in significant adverse tax consequences to Stellantis and its subsidiaries. If, at the time of the Merger, Stellantis were to fail to maintain a permanent establishment in France or to allocate any of PSA’s assets and liabilities to such establishment, the main adverse tax consequences would be that (i) the merger would trigger the taxation in France of all unrealized capital gains at the level of PSA and (ii) the tax losses carried forward currently available at the level of PSA would be forfeited. In the future, if Stellantis were to fail to maintain a permanent establishment in France, the main adverse tax consequences would be that (i) all unrealized capital gains at the level of the permanent establishment at that time would be taxed and (ii) the tax losses carried forward that may still be available at that time would be forfeited. In addition, if, in the future, any of PSA’s assets and liabilities cease to be allocated to such establishment, this may result in (i) Stellantis being taxed in France on unrealized capital gains or profits with respect to the assets and liabilities deemed transferred outside of France and (ii) a portion of the tax losses carried forward that may still be available at the time being forfeited.
Stellantis and its subsidiaries will be subject to tax laws and treaties of numerous jurisdictions. Future changes to such laws or treaties could adversely affect Stellantis and its subsidiaries and Stellantis’s shareholders and holders of special voting shares. In addition, the interpretation of these laws and treaties is subject to challenge by the relevant governmental authorities.
Stellantis and its subsidiaries will be subject to tax laws, regulations and treaties in the Netherlands, France, Italy, the United States and the numerous other jurisdictions in which Stellantis and its affiliates will operate. These laws, regulations and treaties could change on a prospective or retroactive basis, and any such change could adversely affect Stellantis and its subsidiaries and Stellantis’s shareholders and holders of special voting shares.
Furthermore, these laws, regulations and treaties are inherently complex and Stellantis and its subsidiaries will be obligated to make judgments and interpretations about the application of these laws, regulations and treaties to Stellantis and its subsidiaries and their operations and businesses. The interpretation and application of these laws, regulations and treaties could differ from that of the relevant governmental authority, which could result in administrative or judicial procedures, actions or sanctions, which could be material.

COMPARATIVE PER SHARE DATA
The following tables provide certain per share data of each of FCA and PSA on a stand-alone basis and the unaudited pro forma combined per share data as of June 30, 2020, after giving effect to the merger as if it had occurred as of June 30, 2020 and the unaudited pro forma combined per share data for the six months ended June 30, 2020 and for the year ended December 31, 2019, after giving effect to the merger as if it had occurred as of January 1, 2019.
The unaudited pro forma combined per share data below is presented for both the unaudited pro forma combined per share data reflecting the terms of the merger (“Pro Forma Financial Information Before Faurecia Distribution”) and the unaudited pro forma combined per share data further adjusted to reflect the intended Faurecia Distribution (“Pro Forma Financial Information Post Faurecia Distribution”). The Faurecia Distribution is expected to occur promptly after closing subject to approval by the Stellantis Board and the Stellantis shareholders. Refer to “Unaudited Pro Forma Condensed Combined Financial Information” for further detail.
The historical book value per share is calculated by dividing total stockholders’ equity of both PSA and FCA, by the number of outstanding shares of PSA and FCA (excluding treasury shares and FCA special voting shares), respectively, at the end of the period. The unaudited pro forma combined book value per share is calculated by dividing the unaudited pro forma stockholders’ equity by the unaudited pro forma number of shares outstanding at the end of the period (excluding treasury shares and FCA special voting shares). The unaudited pro forma book value per share gives effect to the merger as if it had occurred as of June 30, 2020.
The unaudited pro forma earnings per share of the combined group is calculated by dividing the unaudited pro forma profit from continuing operations attributable to the combined group’s shareholders by, in the case of unaudited basic pro forma earnings per share, the unaudited pro forma weighted-average of Stellantis’s common shares outstanding over the period, and, in the case of unaudited diluted pro forma earnings per share, such outstanding Stellantis’s common shares plus the impact of instruments that have been determined to be dilutive in the event of a share issuance. The unaudited pro forma earnings per share for the six months ended June 30, 2020 and for the year ended December 31, 2019 give effect to the merger as if it had occurred as of January 1, 2019.
The unaudited pro forma earnings per share and unaudited pro forma book value per share, are not intended to represent or be indicative of the consolidated results of operations or financial position that would have been reported had the merger been completed as of the dates presented, and should not be taken as representative of the future consolidated results of operations or financial position of the combined group following the merger. The actual financial position and results of operations of the combined group following the merger may significantly differ from the unaudited pro forma condensed combined financial information reflected in this prospectus due to a variety of factors. The unaudited pro forma condensed combined financial information is based upon available information and certain assumptions that management believes are reasonable. For additional details regarding unaudited pro forma condensed combined financial information, see “Unaudited Pro Forma Condensed Combined Financial Information”.
The PSA unaudited pro forma equivalent book value per share, and the PSA unaudited pro forma equivalent post Faurecia Distribution per share, is calculated by multiplying the unaudited pro forma combined book value per share by the exchange ratio of 1.742. The PSA unaudited pro forma equivalent earnings per share, and the PSA unaudited pro forma equivalent post Faurecia Distribution earnings per share, is calculated by multiplying the unaudited pro forma earnings per share of the combined group by the exchange ratio of 1.742.

The following tables provide the historical financial data as of and for the six months ended June 30, 2020 and as of and for the year ended December 31, 2019, for PSA and FCA, respectively, and the historical financial data as of and for the three months ended March 31, 2020, as of and for the three months ended June 30, 2020, and as of and for the three and nine months ended September 30, 2020 for FCA only. The following tables also provide the unaudited pro forma condensed combined financial information and the PSA unaudited pro forma equivalent as of and for the six months ended June 30, 2020 and for the year ended December 31, 2019:

	At September 30, 2020	At June 30, 2020						At March 31, 2020	At December 31, 2019
	FCA	FCA	PSA	Pro Forma Financial Information Before Faurecia Distribution	PSA Unaudited Pro Forma Equivalent Before Faurecia Distribution	Pro Forma Financial Information Post Faurecia Distribution	PSA Unaudited Pro Forma Equivalent Post Faurecia Distribution	FCA	FCA	PSA
Book value per share	€15.91	€15.74	€21.83	€11.87	€20.68	€11.12	€19.37	€16.82	€18.21	€21.31

	Nine months ended September 30, 2020	Six months ended June 30, 2020						Three months ended
								September 30, 2020	June 30, 2020	March 31, 2020
	FCA	FCA	PSA	Pro Forma Financial Information Before Faurecia Distribution	PSA Unaudited Pro Forma Equivalent Before Faurecia Distribution	Pro Forma Financial Information Post Faurecia Distribution	PSA Unaudited Pro Forma Equivalent Post Faurecia Distribution	FCA	FCA	FCA
Earnings/(Loss) per share from continuing operations
Basic (loss)/earnings per share	€(0.98)	€(1.74)	€0.66	€(0.56)	€(0.98)	€(0.56)	€(0.98)	€0.76	€(0.66)	€(1.08)
Diluted (loss)/earnings per share	€(0.98)	€(1.74)	€0.63	€(0.56)	€(0.98)	€(0.56)	€(0.98)	€0.76	€(0.66)	€(1.08)
Dividends paid, per share
Ordinary dividends paid, per share	€—	€—	€—	€—	€—	€—	€—	€—	€—	€—
Extraordinary dividends paid, per share	€—	€—	€—	€—	€—	€—	€—	€—	€—	€—

	Year ended December 31, 2019
	FCA	PSA	Pro Forma Financial Information Before Faurecia Distribution	PSA Unaudited Pro Forma Equivalent Before Faurecia Distribution	Pro Forma Financial Information Post Faurecia Distribution	PSA Unaudited Pro Forma Equivalent Post Faurecia Distribution
Earnings/(Loss) per share from continuing operations
Basic (loss)/earnings per share	€1.72	€3.58	€2.03	€3.54	€2.03	€3.54
Diluted (loss)/earnings per share	€1.71	€3.40	€1.97	€3.43	€1.97	€3.43
Dividends paid, per share
Ordinary dividends paid, per share(1)(2)	€0.65	€—	€—	€—	€—	€—
Extraordinary dividends paid, per share	€1.30	€—	€—	€—	€—	€—
________________________________________________________________________________________________________________________________________________
(1)FCA’s ordinary dividends paid, per share are included in the financial year to which the dividends were paid, as these dividends are normally approved and paid in the financial year following the financial year to which they relate. The €0.65 dividend per ordinary share which was approved by FCA and paid in 2019, is the dividend for the financial year 2018. In respect of financial year 2019, the Board of Directors intended to recommend to the Annual General Meeting of Shareholders an annual ordinary dividend distribution to holders of FCA common shares of €0.70 (approximately US$0.79, based on the closing spot rate at December 31, 2019) per common share. On May 13, 2020, the board of directors of Fiat Chrysler Automobiles N.V. announced the decision to not distribute an ordinary dividend in 2020 related to financial year 2019, in light of the impact from the COVID-19 crisis.
(2) PSA’s ordinary dividends paid, per share are included in the financial year to which the dividends relate, although dividends are normally approved and paid in the financial year following the financial year to which they relate. For example, the €0.78 dividend per ordinary share for the financial year ended December 31, 2018 is the dividend for the financial year 2018, which was approved by PSA and paid in 2019. On May 13, 2020, the PSA Managing Board announced its decision to not distribute an ordinary dividend in 2020 related to financial year 2019, in light of the impact from the COVID-19 crisis.

COMPARATIVE MARKET PRICES
FCA common shares are currently traded on the NYSE and on the MTA. PSA ordinary shares are currently traded on Euronext Paris.
The following table shows the closing sales prices of FCA common shares (as reported on the NYSE and MTA) and PSA ordinary shares (as reported on Euronext Paris) on October 30, 2019, the last full trading day prior to the first public announcement of the proposed merger on October 31, 2019, and on December 17, 2019, the last full trading day prior to the announcement of the signing of the combination agreement.

Closing price per share October 30, 2019
FCA common shares – NYSE	$14.98
FCA common shares – MTA	€12.87
PSA ordinary shares – Euronext Paris	€26.05

Closing price per share December 17, 2019
FCA common shares – NYSE	$15.33
FCA common shares – MTA	€13.60
PSA ordinary shares – Euronext Paris	€22.11

The following table shows the equivalent per share closing sales price of PSA ordinary shares. The equivalent per share closing sales price of PSA ordinary shares was calculated by multiplying the Exchange Ratio by the closing sales price of FCA common shares as reported on the NYSE and MTA on October 30, 2019, the last full trading day prior to the first public announcement of the proposed merger on October 31, 2019, and on December 17, 2019, the last full trading day prior to the announcement of the signing of the original combination agreement.

	Closing price per share October 30, 2019	Closing price per share December 17, 2019
Equivalent per share information for PSA ordinary shares - NYSE	$26.10	$26.70
Equivalent per share information for PSA ordinary shares - MTA	€22.42	€23.69

THE MERGER
This discussion of the merger is qualified in its entirety by reference to the combination agreement, a copy of which is incorporated by reference in its entirety and included in this prospectus as Appendix A. You should read the combination agreement in its entirety because it, and not this prospectus, is the legal document that governs the merger.
Background to the Merger
The PSA Managing Board, the PSA Supervisory Board and the FCA Board continually review their respective companies’ results of operations and competitive positions in the industries in which they operate, as well as their strategic alternatives. In connection with these reviews, each of PSA and FCA, from time to time, has evaluated a range of potential transactions that would further its strategic objectives, including participation in industry consolidation. In particular, FCA has for several years advocated the merits of consolidation in the automotive industry as a means to promote and enable the capital investments required for the transformation towards electric, connected and autonomous driving. Both FCA and PSA have recently completed significant consolidation transactions, FCA with the merger of Fiat and Chrysler, and PSA with the acquisition of Opel Vauxhall.
During the third and fourth quarters of 2018, executives of PSA had several interactions with executives of FCA in order to explore potential limited cooperation programs. These types of projects are common in the automotive industry and are typically limited to certain vehicle models or powertrains. At that stage there were no discussions regarding the opportunity of a potential business combination of the two companies, nor was any acquisition of either party by the other discussed.
On December 21, 2018, Carlos Tavares, PSA’s Chief Executive Officer, contacted Michael Manley, FCA’s Chief Executive Officer, proposing a meeting during the 2019 Geneva International Motor Show, scheduled to be held between March 7 and March 19, 2019 in Switzerland. The meeting was organized in order to explore the possibility of a business combination of the two companies, in addition to the cooperation projects previously discussed. On the same day, Michael Manley confirmed his willingness to participate in such a meeting.
On February 28, 2019, Olivier Bourges, PSA’s Executive Vice President, Programs & Strategy, contacted Doug Ostermann, FCA’s Vice President, Global Head of Business Development and Group Treasurer, in order to discuss the agenda for the upcoming meeting between Carlos Tavares and Michael Manley, as well as certain organizational matters intended to facilitate the discussions between the parties.
On March 4, 2019, Carlos Tavares and Michael Manley met in Geneva, Switzerland ahead of the Geneva International Motor Show. At that meeting, Carlos Tavares and Michael Manley, together with other representatives from FCA and PSA, reviewed the potential cooperation programs previously identified by the parties and discussed a potential business combination between the companies and how to assess the potential synergies resulting from such business combination.
On April 1, 2019, PSA and FCA entered into a confidentiality agreement for the exchange of information in connection with a potential business combination.
On April 2 and April 3, 2019, PSA executives Olivier Bourges and Christophe Pineau travelled to Detroit in order to discuss with Doug Ostermann the possibility of FCA joining a battery joint venture project with PSA. Olivier Bourges took this opportunity to follow-up on the Geneva discussions regarding the potential business combination between the two companies and confirm whether FCA was prepared to assess the potential synergies resulting from such business combination.
On April 16, 2019, Doug Ostermann met with Olivier Bourges in Paris to discuss how the synergies and benefits of a potential business combination could be assessed.

From April 23 to April 25, 2019, members of PSA’s and FCA’s management teams held several meetings at the Paris offices of Bredin Prat, legal advisor to PSA, to explore further the process for estimating the synergies and benefits that could be achieved in a potential business combination, including the potential convergence of vehicle platforms and powertrains. As part of these conversations, the parties also reflected on the status of their preliminary discussions, including organizational and regulatory aspects regarding a reciprocal due diligence investigation and certain regulatory aspects of a potential business combination.
On May 14, 2019, Carlos Tavares and Michael Manley, together with other representatives of FCA and PSA, met to review the merits of the potential business combination of PSA and FCA based on synergies analyses jointly prepared by the PSA and FCA teams over the previous weeks with the support of McKinsey & Company as strategic consultant. Carlos Tavares and Michael Manley exchanged their respective preliminary views on, among other matters, the value creation of such a business combination and the governance of the combined group.
On May 27, 2019, FCA announced that it had delivered a non-binding letter to the board of Groupe Renault proposing a combination of their respective businesses as a 50/50 merger, following discussions between the two companies. As a result, the discussions between PSA and FCA ceased.
On June 6, 2019, FCA issued a press release announcing that the FCA Board had decided to withdraw with immediate effect the merger proposal it had made to Groupe Renault. On the same day, Carlos Tavares contacted Michael Manley, proposing that PSA and FCA restart their discussions regarding a potential business combination of the two companies.
On June 19, 2019, Robert Peugeot, permanent representative of PSA’s shareholder FFP on the PSA Supervisory Board, contacted John Elkann, requesting a meeting in order to restart prior discussions regarding a potential business combination between PSA and FCA.
On July 4, 2019, Robert Peugeot and John Elkann met in Paris to discuss the preliminary terms of a potential business combination, including potential transaction structures and relative valuation levels. The potential terms outlined by Robert Peugeot envisaged an acquisition of FCA by PSA structured in two steps: an initial extraordinary cash dividend distribution by FCA to its shareholders in an amount equal to €4.25bn, followed by a cash and stock offer from PSA to FCA’s shareholders.
On July 7, 2019, Robert Peugeot outlined to John Elkann the terms of a potential business combination in the form of an offer by PSA to acquire FCA at a premium, with the acquisition consideration consisting of both cash and PSA shares, with a similar structure to the one discussed during the meeting held on July 4, 2019. That proposal did not result in any agreement at that stage. Mr. Elkann in particular objected to the structure of the transaction whereby FCA shareholders would be significantly diluted following the combination.
On July 22, 2019, Erik Maris of Messier Maris & Associés (“MMA”), PSA’s financial advisor, met with Alain Minc, one of FCA’s advisors, in Paris. Erik Maris presented to Alain Minc a new proposal by PSA for FCA’s consideration regarding a potential business combination of PSA and FCA on the basis of a “merger of equals” (i.e., a transaction in which the shareholders of each of PSA and FCA would own an equal stake in the combined group), which would be reflected in the initial composition and set-up of the combined group’s governing bodies and other management positions, and contemplated both parties making certain pre-merger distributions to their respective shareholders to reflect the relative value of the two companies. PSA proposed that it distribute to its shareholders its stake in Faurecia and FCA distribute to its shareholders an amount in cash corresponding to the value of PSA’s stake in Faurecia.
On July 28, 2019, representatives of MMA and Goldman Sachs International (“Goldman Sachs”), FCA’s financial advisor, met telephonically to discuss the new proposal. Goldman Sachs, on behalf of FCA, noted that, while the structure had improved as compared to the prior proposal, the economic terms, including the amount of the cash distribution, had worsened for FCA and did not sufficiently reflect the relative value of the two companies.
From August 1 to August 7, 2019, representatives of MMA held various telephonic meetings with Alain Minc in order to discuss potential improvements to the terms of PSA’s proposal, including the amount of the respective pre-merger distributions to the shareholders of each company in the context of the potential business combination.

On August 5, 2019, representatives of MMA and Morgan Stanley, PSA’s financial advisors, Goldman Sachs and d’Angelin & Co (“d’Angelin”), FCA’s financial advisors, met telephonically to discuss the potential business combination of PSA and FCA and the economic terms of this merger. During this conference call, Goldman Sachs provided feedback on the prior proposals made by PSA, including an analysis supporting a larger cash distribution (compared to the July 4 proposal) to FCA’s shareholders prior to a merger of equals in the €6-7 billion range.
On August 8, 2019, Erik Maris contacted Alain Minc to organize a meeting among Carlos Tavares, Louis Gallois, chairman of the PSA Supervisory Board, and John Elkann.
On August 10, 2019, John Elkann met with Carlos Tavares, Louis Gallois and Erik Maris in Boulogne-Billancourt, France, in order to receive a revised proposal from PSA encompassing a merger of equals between PSA and FCA, including a revision to the proposed pre-merger distributions to FCA’s shareholders. However, no agreement was reached, mainly due to a disagreement between PSA and FCA on the amount of the pre-merger distribution to FCA’s shareholders and, as a result, the discussions were terminated by John Elkann.
On September 11, 2019, Carlos Tavares met with Michael Manley at the Frankfurt International Car Show where they discussed the termination of previous discussions between PSA and FCA regarding a potential merger between the two companies. In the course of these discussions, Carlos Tavares invited Michael Manley to visit PSA’s automotive proving ground to test PSA’s hybrid and electric vehicles.
During October 2019, various calls took place between MMA and Goldman Sachs, where MMA signaled PSA’s willingness to restart discussions on the basis of a new proposal including more significant pre-merger distributions to shareholders of both parties.
On October 11, 2019, Carlos Tavares and Michael Manley met at PSA’s test center in La Ferté-Vidame, France. During this meeting, Carlos Tavares indicated PSA’s willingness to restart the negotiations that were terminated in August 2019. Carlos Tavares and Michael Manley discussed potential synergies and benefits that could be achieved in the proposed business combination, reviewed various options with respect to structuring the governance and management of the combined group and shared their respective views regarding the relative valuation of the two companies and the proposed structure of the merger. Carlos Tavares and Michael Manley also discussed a potential framework for restarting negotiations which in the first stage would only involve MMA and Goldman Sachs. Following this meeting, Michael Manley confirmed that John Elkann was in agreement with the proposed process.
During the second half of October 2019, representatives of MMA and Goldman Sachs held various conference calls, during which they discussed a potential increase of the amounts of the respective pre-merger distributions by PSA and FCA to their shareholders and the governance structure of the combined group, including the composition of the board of directors of the combined group and the future positions of Carlos Tavares and John Elkann.
On October 23, 2019, Erik Maris sent to Goldman Sachs, and Goldman Sachs shared with FCA on the same day, an outline of the main terms of the proposed merger, which reiterated the proposal to structure it as a merger of equals and included a description of the pre-merger distributions to be made by PSA (its stake in Faurecia) and FCA (a €5.5bn extraordinary dividend and its stake in Comau S.p.A. (“Comau”)) to their respective shareholders, elements regarding the future composition of the board of directors of the combined group and the respective roles of Carlos Tavares, as Chief Executive Officer, and John Elkann, as Chairman of the combined group, as well as a list of undertakings to be requested from PSA’s and FCA’s main shareholders.
Between October 25, 2019 and October 27, 2019, PSA informed the representatives of EPF/FFP, BPI and Dongfeng of the terms of the proposed business combination.
On October 27, 2019, Carlos Tavares met with John Elkann in Versailles, France. During this meeting, the parties agreed, subject to approval by the PSA Supervisory Board and the FCA Board, on the main terms of the business combination structured as a merger of equals, including the distribution by FCA, prior to the completion of the merger, of a €5.5 billion extraordinary dividend as well as FCA’s interest in Comau to its shareholders while PSA would, in parallel, distribute its 46% stake in Faurecia to its shareholders. They also discussed the next steps of the process, including due diligence, as well as the timing and process for the preparation of the combination agreement and related documents.

On October 29, 2019, The Wall Street Journal and, over the following days, several other media outlets reported that PSA and FCA were engaged in discussions regarding a potential business combination.
On October 30, 2019, PSA and FCA each issued a press release confirming that the two parties were engaged in ongoing discussions regarding a possible business combination.
On October 30, 2019, the PSA Supervisory Board approved in principle the terms of the contemplated merger.
On October 30, 2019, the FCA Board approved in principle the terms of the contemplated merger.
On October 31, 2019, PSA and FCA issued a joint press release announcing that their respective boards had each unanimously agreed to work towards a full combination of their respective businesses by way of a merger of equals and had given the mandate to their respective management teams to finalize their discussions in order to reach a binding agreement in the coming weeks. The joint press release also highlighted the main terms of the contemplated merger, including estimated synergies, the exchange listings of the combined group’s securities, the agreed governance structure of the combined group as well as information regarding the distributions to be made by the parties to their respective shareholders in advance of the merger.
On November 4, 2019, Sullivan & Cromwell LLP, legal advisor to FCA, sent a summary of the terms of the combination agreement to Bredin Prat, setting out in more detail the terms of a merger of equals between PSA and FCA.
Also on November 4, 2019, representatives of PSA and FCA attended various kick-off meetings in Paris, with the goal of outlining and coordinating the next steps of the process. On the same day, representatives of FCA and PSA, with the assistance of their respective advisors, commenced a reciprocal due diligence investigation of the respective companies’ businesses. On November 6, 2019, in order to facilitate certain aspects of the due diligence process, the parties entered into a “clean team” agreement, amending and supplementing the confidentiality agreement dated April 1, 2019. The parties’ reciprocal due diligence continued until November 23, 2019.
On November 5, 2019, Olivier Bourges and Christophe Pineau together with Doug Ostermann and Silvia Vernetti, the project managers with respect to the contemplated merger of PSA and FCA, respectively, met in Paris in order to prepare the final negotiation process and the reciprocal due diligence as well as to discuss other practical matters, including the timing of the finalization of the contractual documentation.
Between November 12, 2019 and November 19, 2019, PSA sent to EPF/FFP, BPI and Dongfeng a first draft of the undertaking letter agreement, which included, among other things, a commitment by each such shareholder to vote, or cause to be voted, all shares owned or controlled by it in favor of any decision in furtherance of the approval of the merger between PSA and FCA, as well as standstill and lock-up commitments.
On November 27, 2019, Carlos Tavares, Michael Manley and John Elkann met in Turin together with their respective teams and advisors, including representatives of MMA, Goldman Sachs, Sullivan & Cromwell LLP and Bredin Prat, to continue discussions regarding the contemplated merger, including the valuation of the two companies, the governance structure of the combined group, such as the future composition of the board of directors, the terms and structure of the combination agreement, as well as the final steps of the negotiation process.
Between November 4, 2019 and December 17, 2019, PSA and FCA engaged in negotiations with respect to the terms of the contemplated merger including, among others, the future governance of the combined group and its organization (including the location of its statutory and operational seats), the valuation of and the timing of the proposed distribution of FCA’s stake in Comau, the amount of payments in the event of the termination of the combination agreement and other contractual terms relating to representations and warranties, operating covenants and other obligations to be satisfied by the two parties before the consummation of the merger. As a result of continuing discussion among the parties regarding the relative values of the two companies, it was determined that the distribution of FCA’s stake in Comau would be made to the shareholders of the combined group after the closing of the merger, subject to decision by the Stellantis Board. Following the end of the works council consultation process in France and the subsequent approval of the proposed merger by the PSA employee representatives, PSA and FCA reached final agreement on the combination agreement.

On December 17, 2019, PSA’s main shareholders, EPF/FFP, BPI and Dongfeng, executed their respective undertaking letters and FCA’s main shareholder, Exor, executed its undertaking letter, pursuant to which each such shareholder agreed, among other things, to vote its shares in favor of the merger at the extraordinary general meeting of shareholders of PSA and FCA, respectively. In addition, PSA and Dongfeng entered into an agreement pursuant to which PSA agreed to purchase and Dongfeng agreed to sell 30,700,000 of the PSA ordinary shares held by Dongfeng before the closing of the merger.
On December 17, 2019, the PSA Supervisory Board met and, following discussion, approved the merger between FCA and PSA (including the governance structure of the combined entity and the exchange ratio of 1.742 Stellantis common shares for each outstanding ordinary share of PSA, which implied a value of approximately €23.69 per PSA ordinary share based upon the €13.60 closing price per FCA common share on December 17, 2019). The FCA Board met on the same day to consider the terms of the combination agreement. At the meeting of the FCA Board, representatives of each of Goldman Sachs and d’Angelin reviewed a presentation regarding its respective financial analysis of the merger with the FCA Board. Following the presentation, each of Goldman Sachs and d’Angelin rendered its respective oral opinion to the FCA Board, subsequently confirmed by delivery of its respective written opinion dated December 17, 2019 and December 18, 2019, respectively, to the effect that, as of the date of such opinions, taking into account the pre-merger distribution to FCA’s shareholders and based upon and subject to the factors and assumptions described in the opinions to FCA, the exchange ratio of 1.742 Stellantis common shares for each ordinary share of PSA was fair, from a financial point of view to FCA (the full text of the written opinions of Goldman Sachs and d’Angelin, which set forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with such opinions, are attached to this prospectus as Appendix C and Appendix D, respectively). Following deliberations, the FCA Board approved the terms of, and the merger contemplated by, the combination agreement. On the night of December 17, 2019, PSA and FCA entered into the binding combination agreement.
On December 18, 2019, prior to the opening of trading markets in Europe, PSA and FCA issued a joint press release announcing the signing of the combination agreement.
On May 23, 2020, Carlos Tavares and John Elkann discussed telephonically, among other matters, the impact of the COVID-19 pandemic on the businesses of the two companies and the possibility that amendments to the agreed terms of the combination would be appropriate in order to take into account the pandemic’s impact on the expected balance sheet of Stellantis at the closing of the merger. Carlos Tavares and John Elkann agreed to instruct MMA and Goldman Sachs to start exploring such potential amendments.
During the months of June and July 2020, representatives of MMA and Goldman Sachs held several preparatory phone calls in order to exchange views on potential amendments to the initial terms of the combination that would take into account the impact of the COVID-19 pandemic on the expected balance sheet of Stellantis at the closing of the merger, while respecting the balance of the initial economic terms of the combination.
On August 6, 2020, following the publication of PSA’s and FCA’s respective semi-annual financial reports, representatives of MMA and Goldman Sachs met by telephone and discussed a revised structure for the combination in which (i) PSA’s stake in Faurecia would be distributed after the closing of the merger for the benefit of all Stellantis shareholders and (ii) the extraordinary dividend to be distributed by FCA to its shareholders pre-closing would be reduced to account for the value of PSA’s retained stake in Faurecia.
Between August 8, 2020 and August 11, 2020, representatives of MMA and Goldman Sachs held several meetings, during which they discussed the amount by which the extraordinary cash dividend to be distributed by FCA to its shareholders pre-closing would be reduced, with MMA proposing a reduction corresponding to the value of PSA’s stake in Faurecia at the time of the announcement of the intention to merge in October 2019, and Goldman Sachs proposing a reduction corresponding to the value of PSA’s stake in Faurecia in August 2020.
On August 11, 2020, Carlos Tavares and John Elkann had a meeting during which they agreed in principle to propose amendments to the initial terms of the combination by reducing the extraordinary dividend to be distributed by FCA to its shareholders pre‑closing and distributing PSA’s stake in Faurecia after the closing of the merger for the benefit of all Stellantis shareholders.

On August 13, 2020, a summary of terms was exchanged between MMA and Goldman Sachs, which included a broad outline of the proposed terms of the revised merger, including notably (1) reducing the extraordinary cash dividend to be distributed by FCA as described above, (2) distributing PSA’s stake in Faurecia after the closing of the merger for the benefit of all of the Stellantis shareholders, subject to receipt of the requisite corporate approvals, (3) requesting that PSA’s reference shareholders, EPF/FFP, BPI, and Dongfeng, and FCA’s reference shareholder, Exor, amend their respective undertaking letter agreements to include lock‑up commitments with respect to the Faurecia ordinary shares after the distribution of the Faurecia ordinary shares post-closing, (4) providing that each of PSA and FCA would consider a potential distribution of €500 million to their respective shareholders prior to the closing of the merger, provided that each party makes such a distribution, or alternatively a potential €1 billion cash distribution by Stellantis to its shareholders following the closing of the merger and (5) both parties working on an amendment to the combination agreement reflecting the terms above and related matters with the goal of presenting the revised terms of the combination to the PSA Supervisory Board and the FCA Board by mid-September, with a public announcement of the amendment to the combination to follow upon approval by the respective boards.
On August 14, 2020, following further discussions between their respective financial advisors, Carlos Tavares and John Elkann agreed in principle to reduce the extraordinary cash dividend to be distributed by FCA to its shareholders pre-closing by €2.6bn, from €5.5bn as contemplated by the initial terms of the combination to €2.9bn, and to distribute PSA’s stake in Faurecia after the closing of the merger for the benefit of all Stellantis shareholders.
On August 24, 2020 and August 25, 2020 PSA informed EPF/FFP and BPI, and Dongfeng, respectively, of the amended terms of the combination agreement.
On August 28, 2020, Sullivan & Cromwell, counsel to FCA, circulated a more detailed term sheet to Bredin Prat, counsel to PSA, reflecting the summary of terms and supplementing certain non-economic terms of the original combination agreement. Between August 20, 2020 and September 7, 2020, the parties engaged in negotiations on the term sheet and on September 7, 2020, a draft amendment was delivered by Sullivan & Cromwell to Bredin Prat which included a term intended to confirm that the shareholder undertakings executed in connection with the original combination agreement would remain in effect. On September 11, 2020, the parties conducted a management due diligence session regarding Faurecia.
On September 13, 2020, the FCA Board held a meeting by means of video conference and, following discussion, approved the combination agreement amendment. At the meeting, representatives of Goldman Sachs and d’Angelin reviewed the financial aspects of the proposed revised terms of the merger and a representative of Sullivan & Cromwell reviewed the other terms of the proposed amendment. Goldman Sachs presented to the FCA Board materials discussing the history of the share prices and certain financial metrics with respect to FCA, PSA and certain other publicly traded automobile manufacturers since October 29, 2019 (i.e., the day preceding the announcement by FCA and PSA of their engagement in ongoing discussions regarding a possible business combination). The materials also included a comparison of the proposed revised terms of the merger with the terms of the merger as approved by the FCA Board on October 30, 2019, noting in particular that such revised terms included a reduction in the amount of the pre-closing FCA dividend and, as a result of this change, the retention of additional cash by Stellantis, and also the distribution of the Faurecia stake to the Stellantis shareholders promptly after the completion of the merger. Following the presentations, the FCA Board discussed the proposed amendment and after discussion, unanimously determined to approve the revised terms and to reaffirm its recommendation of the merger.
On September 14, 2020, the PSA Supervisory Board met to consider the terms of the proposed amendment to the combination agreement. At the meeting of the PSA Supervisory Board, representatives of Perella Weinberg reviewed a presentation regarding their analysis of the financial terms of the proposed amendment to the combination agreement with the PSA Supervisory Board. Following the presentation, Perella Weinberg rendered to the PSA Supervisory Board its oral opinion, subsequently confirmed in writing, that as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth in their opinion, the Exchange Ratio provided for in the combination agreement was fair from a financial point of view to the holders of PSA ordinary shares (the full text of the written opinion of Perella Weinberg, which sets forth, among other things, the various assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by Perella Weinberg, is attached to this prospectus as Appendix E and is incorporated by reference in this prospectus). Following deliberations, the PSA Supervisory Board approved unanimously the terms of the combination agreement amendment.
On September 14, 2020, PSA and FCA entered into the amendment to the combination agreement.

On September 14, 2020, after the closing of trading markets in Europe and the United States, PSA and FCA issued a joint press release announcing the signing of the amendment to the combination agreement following unanimous approval by the companies’ boards and strong support by their respective reference shareholders.
Between September 14, 2020 and September 17, 2020, each of PSA’s reference shareholders, EPF/FFP, BPI and Dongfeng, and FCA’s reference shareholder, Exor, entered into undertaking letter agreements providing lock-up commitments with respect to their Faurecia ordinary shares until the end of a six-month period following the completion of the proposed distribution of PSA’s stake in Faurecia to all Stellantis shareholders post-closing.
FCA’s Reasons for the Merger
The FCA Board after due consideration and consultation with FCA’s management and external legal and financial advisors, at a meeting held on December 17, 2019, unanimously approved the original combination agreement and the transactions contemplated by the original combination agreement and, at a meeting held on September 14, 2020, unanimously approved amendments to certain of the terms of the merger. In doing so, the FCA Board considered the business, assets and liabilities, results of operations, financial performance, strategic direction and prospects of FCA and PSA, with a view to the best interests of FCA and its stakeholders, including shareholders, employees, debtholders and other creditors, customers, governments and the environment. In making its determination, the FCA Board considered a number of factors, including the following expected benefits:
Operational and Strategic Benefits
•A New Industry Leader. The merger will create an industry leader with the management, capabilities, resources and scale to successfully capitalize on the opportunities presented by the new era in sustainable mobility. Following the merger, the combined group is expected to be the fourth largest global automotive OEM by volume based on 2019 results. The combined group will have a balanced and profitable global presence with a highly complementary and iconic brand portfolio covering all key vehicle segments from luxury, premium, and mainstream passenger cars through to SUVs and trucks & light commercial vehicles;
•Greater Geographic Balance. The merger will add scale and substantial geographic balance, in addition to product diversity. Thanks to FCA’s strength in North America and Latin America and PSA’s solid position in Europe, the combined group will have much greater geographic balance compared to each of FCA and PSA, with approximately 46% of revenues derived from Europe, Middle East & Africa and Eurasia and approximately 44% from North America, based on combined 2019 revenues, excluding Faurecia. The merger will also create opportunities for the combined group to reshape the strategy in other geographic regions, including China;
•Stronger Platform for Innovation. With an already strong global R&D footprint comprised of 51 R&D centers and over 33,000 dedicated employees in the aggregate as of December 31, 2019, excluding Faurecia, the combined group will have a robust platform to foster innovation and further drive development of transformational capabilities in new energy vehicles, sustainable mobility, autonomous driving and connectivity. The combined group will be able to leverage on the best among a broad set of platforms, powertrains and vehicles and to converge new vehicle launches on the most efficient technology. Compared to FCA and PSA separately, the combined group will have the capacity to accelerate the deployment of electrification technologies and to improve the ability to identify CO2 abating technologies preferred by customers. The combined group would be able to deploy these technologies across its broad range of brands in a shorter timeframe and react more quickly to changes in regulation and customer preferences;

•Synergies. FCA expects synergies to be achieved in the following four areas: (i) technology, platforms and products: the sharing and convergence of PSA’s and FCA’s respective platforms, products and powertrains along with the optimization of R&D investments and manufacturing processes is expected to create significant efficiencies, in particular, as investments will be amortized over the combined production of FCA and PSA; (ii) purchasing: procurement savings are expected to result from leveraging the group’s enlarged scale, leading to lower product costs and broader access to new suppliers (in particular in respect to electric or high tech components), as well as from the harmonization of platforms; (iii) selling, general and administrative expenses (SG&A): savings are expected from the integration of functions such as sales and marketing, and the optimization of costs in regions where both parties have a well-established presence (i.e., EMEA and LATAM); and (iv) all other functions: synergies are expected from the optimization of other functions, including logistics, where savings are expected from the optimization of logistics for new cars and the effect of the procurement volume increase on FCA’s and PSA’s combined expenditures, as well as supply chain, quality and after-market operations. The annual industrial synergies are expected to be in excess of €5 billion, with approximately 80 percent of synergies to be achieved after four years from the closing of the merger. Approximately 75 percent of synergies are expected to arise from technology, platform and product convergences and procurement savings, approximately 7 percent from SG&A, and the remaining synergies are expected from all other functions. The annual run-rate synergies are expected to exceed the costs necessary to achieve such synergies within the first year following the closing of the merger, and the total one-time cost to achieve the synergies is estimated at approximately €4 billion; and
•Greater resilience. The transaction will create a more stable and resilient group, significantly improving its ability to withstand economic downturns, which, in the automotive industry, are typically exacerbated by high cyclicality and low margins. FCA expects that the more solid balance sheet and financial flexibility resulting from the merger, together with the benefit of the synergies and the improved business balance across geographies, will enhance the resilience of the combined group across market cycles.
Valuation, Governance, Deal Certainty
•Exchange Ratio. FCA believes that the Exchange Ratio is appropriate in light of FCA’s and PSA’s relative market capitalization before the merger was announced, their respective prospects and earnings potential, and the expected synergies from the combination, and taking into account the distributions expected to be made prior to the closing of the merger. A fixed Exchange Ratio that will not be adjusted for fluctuations in the market price of PSA ordinary shares or FCA common shares is also consistent with the principles underlying a “merger of equals”;
•History of Acquisitions. Each of PSA and FCA has a history of acquisitions and business combinations demonstrating each party’s ability to execute acquisitions and integrate separate businesses and diverse cultures quickly and successfully;
•Balanced and Effective Governance Structure. Stellantis’s balanced governance structure is designed to promote strong performance and enable continuity of management, with a strong executive team drawn from both FCA and PSA, while ensuring contribution from the experience of long-term shareholders and a majority of independent directors;
•Stable and Supportive Shareholder Base. FCA expects that Stellantis will continue to benefit from the support of a group of long-term shareholders in FCA and PSA which include entities controlled by the founding families of Fiat and Peugeot, respectively. The loyalty voting program adopted by Stellantis is designed to further promote and enhance long-term shareholding. For a description of the principal shareholders of Stellantis, including lock-up commitments of several reference shareholders, see “Major Shareholders of FCA and PSA and Related Party Transactions—Major Shareholders of FCA”, “Major Shareholders of FCA and PSA and Related Party Transactions—Major Shareholders of PSA” and “The Combination Agreement and Cross Border Merger Terms—The Combination Agreement and Shareholders Undertakings—Shareholders Undertakings—Lock-up”; and

•Deal Certainty. Each of the Reference Shareholders has committed to vote its shares in favor of the approval of the merger at the relevant shareholders’ meeting. In addition, the parties have committed to a very high standard of efforts to obtain regulatory approvals, by agreeing that all necessary commitments must be offered to regulators in order to obtain competition approvals, with limited exceptions. FCA believes there is a high likelihood that the conditions to the merger set forth in the combination agreement as described under “The Combination Agreement and Cross Border Merger Terms—The Combination Agreement and Shareholders Undertakings—Closing Conditions” will be satisfied.
The following provisions of the combination agreement, though reciprocal with PSA, are favorable to FCA:
•The ability of the FCA Board, in specified circumstances, to change its recommendation to FCA shareholders concerning the merger, as further described under “The Combination Agreement and Cross Border Merger Terms—Certain Covenants—Board of Directors Recommendations; Change in Recommendations”;
•The restrictions on PSA’s ability to solicit alternative business combination transactions and to provide confidential due diligence information to, or engage in discussions with, a third party interested in pursuing an alternative business combination transaction with PSA, as further discussed under “The Combination Agreement and Cross Border Merger Terms—The Combination Agreement and Shareholders Undertakings—Certain Covenants—Exclusivity; No Solicitation; Superior Proposal”;
•The obligation of PSA to pay FCA a termination fee of €500 million or €250 million upon termination of the merger agreement under specified circumstances as described under “The Combination Agreement and Cross Border Merger Terms— The Combination Agreement and Shareholders Undertakings—Termination Fees”;
•The ability of FCA to terminate the combination agreement in the event of a Material Adverse Effect in respect of PSA (as described under “The Combination Agreement and Cross Border Merger Terms—The Combination Agreement and Shareholders Undertakings—Termination of the Combination Agreement”); and
•The ability of the FCA shareholders to vote on the proposed merger, and that approval of the proposed merger by FCA shareholders is a condition to FCA’s obligation to complete the merger.
In connection with its deliberations relating to the merger, the FCA Board also considered potential risks and negative factors concerning the merger and the other transactions contemplated by the combination agreement, including the following:
•The risk that the transaction might not be completed in a timely manner or at all;
•The effect that the length of time from announcement until closing could have on the market price of FCA common shares, FCA’s operating results and the relationships with FCA’s employees, shareholders, customers, suppliers, regulators, partners and others that do business with FCA;
•The risk that the anticipated benefits of the merger will not be realized in full or in part, including the risk that expected synergies will not be achieved or not be achieved in the expected timeframe;
•The risk that the regulatory approval process could result in undesirable conditions, impose burdensome terms or result in increased transaction costs;
•The risk of diverting the attention of FCA’s senior management from other strategic priorities to implement the merger and make arrangements for the integration of FCA’s and PSA’s operations and infrastructure following the merger;
•The fact that the Exchange Ratio is fixed and will not be adjusted in the event of a significant decrease in the market price of PSA’s ordinary shares;
•The potential impact on the market price of Stellantis common shares as a result of the issuance of the merger consideration to PSA shareholders;

•The potential challenges and difficulties relating to integrating the operations of FCA and PSA, including the costs to achieve the estimated synergies;
•The costs and expenses that FCA has incurred and will incur in connection with the proposed merger, regardless of whether the merger is completed; and
•The fact that FCA shareholders will own approximately 50 percent of the combined group’s outstanding ordinary shares and, as such, will have less influence over the combined company than current FCA shareholders have over FCA.
The following provisions of the combination agreement, though reciprocal with PSA, are unfavorable to FCA:
•The inability of FCA to terminate the combination agreement in the event of a third party proposal for an alternative business combination, unless such proposal meets the value standards set forth in the combination agreement (as described under “The Combination Agreement and Cross Border Merger Terms—The Combination Agreement and Shareholders Undertakings—Certain Covenants—Exclusivity; No Solicitation; Superior Proposal”) and FCA complies with certain procedures;
•The restrictions on FCA’s ability to solicit alternative business combination transactions and to provide confidential due diligence information to, or engage in discussions with, a third party interested in pursuing an alternative business combination transaction with FCA, as described under “The Combination Agreement and Cross Border Merger Terms—The Combination Agreement and Shareholders Undertakings—Certain Covenants—Exclusivity; No Solicitation; Superior Proposal”; and
•The obligation of FCA to pay PSA a termination fee of €500 million or €250 million upon termination of the merger agreement under specified circumstances, as described under “The Combination Agreement and Cross Border Merger Terms—The Combination Agreement and Shareholders Undertakings—Termination Fees”.
After consideration of these factors, the FCA Board determined that, overall, the potential benefits of the merger outweighed the potential risks.
The foregoing discussion of factors considered by the FCA Board is not intended to be exhaustive and may not include all the factors considered. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the FCA Board did not attempt to quantify, rank or otherwise assign any relative or specific weights to the factors that it considered in reaching its determination to approve the merger and the combination agreement. In addition, individual members of the FCA Board may have given differing weights to different factors. The FCA Board conducted an overall review of the factors described above and other material factors, including through discussions with, and inquiry of, PSA’s management and outside legal and financial advisors.
The foregoing description of FCA’s consideration of the factors supporting the merger is forward-looking in nature. This information should be read in light of the factors discussed in the section entitled “Cautionary Statements Regarding Forward-Looking Statements”.

Recommendation of the Board of Directors of FCA
The FCA Board, having received extensive legal and financial advice, and having given due and careful consideration to the strategic and financial aspects and consequences of the merger, at a meeting held on December 17, 2019, unanimously approved the merger and, at a meeting held on September 14, 2020, unanimously approved amendments to certain of the terms of the merger. On October 23, 2020, the FCA Board unanimously resolved to approve the Cross-Border Merger Terms. Accordingly, the FCA Board supports and unanimously recommends the merger and recommends that FCA shareholders vote “FOR” adoption and approval of the Cross-Border Merger Terms and the transactions contemplated by the combination agreement.
In considering the recommendation of the FCA Board with respect to voting “FOR” adoption and approval of the Cross-Border Merger Terms and the transactions contemplated by the combination agreement, you should be aware that certain members of the FCA Board and executive officers of FCA may have interests in the merger which are different from, or in addition to, your interests. The FCA Board was aware of and considered these interests, among other matters, in evaluating and negotiating the transaction agreements and the merger and in recommending that FCA shareholders vote “FOR” adoption and approval of the Cross-Border Merger Terms and the transactions contemplated by the combination agreement. For a discussion of these interests, see “The Merger—Interests of Certain Persons in the Merger.”
PSA’s Reasons for the Merger
The PSA Supervisory Board, after due consideration and consultation with PSA’s management and external legal and financial advisors, at a meeting held on December 17, 2019, unanimously approved the merger in accordance with the original combination agreement, as well as the transactions contemplated by the original combination agreement and, at a meeting held on September 14, 2020, unanimously approved amendments to certain of the terms of the merger. In doing so, the PSA Supervisory Board considered a variety of substantive factors, both positive and negative, and the potential benefits and detriments of the merger to PSA, including the business, assets and liabilities, results of operations, financial performance, strategic direction and prospects of PSA and FCA, with a view to the best interests of PSA and its shareholders, employees and other stakeholders. In making its determination, the PSA Supervisory Board considered a number of factors, including the following expected benefits:
Operational and Strategic Benefits
•A New Industry Leader. The merger will create an industry leader with the management, capabilities, resources and scale to address the opportunities and challenges of the new era of sustainable mobility. Following the closing of the merger, the combined group is expected to be the fourth largest global automotive OEM by volume based on 2019 results. The combined group will have a balanced and profitable global presence with a complementary and well-established brand portfolio;
•Broader Product Range. The combined group will be able to offer an expanded range of models and brands as well as services to better meet customers’ changing needs, with a portfolio of vehicles that will cover all key vehicle segments, from luxury, premium, and mainstream passenger cars to SUVs, trucks and light commercial vehicles;
•Greater Geographic Balance. The merger will accelerate PSA’s entry into significant markets such as North America, leading to enhanced scale across key regions and geographic balance. PSA’s solid position in Europe and FCA’s strength in North America will result in a much greater geographic balance for the combined group compared to each of PSA and FCA, with approximately 46% of revenues derived from Europe, Middle East & Africa and Eurasia and approximately 44% from North America, based on combined 2019 revenues, excluding Faurecia. The merger will also create opportunities for the combined group to reshape strategy in other geographic regions, including China;

•Stronger Platform for Innovation. With an already strong global R&D footprint comprised of 51 R&D centers and over 33,000 dedicated employees in the aggregate as of December 31, 2019, excluding Faurecia, the combined group will be able to take advantage of investment efficiencies across a larger scale in order to develop innovative solutions and advanced technologies for new energy vehicles, sustainable mobility, autonomous driving and connectivity, allowing it to effectively compete with other automakers in these emerging trends in the automotive industry. The combined group will benefit from a broad set of platforms, powertrains and vehicles, allowing it to converge new vehicle launches on the most efficient technology. The combined group would be able to deploy these technologies across its broad range of brands in a shorter timeframe and react more quickly to changes and customer preferences, in particular with respect to new energy vehicles. In addition, the combined group would be able to adapt more easily to changes in regulations that impose increasingly stringent requirements, particularly with respect to fuel economy and emissions of CO2 and other pollutants;
•Synergies. PSA expects synergies to be achieved in the following four areas: (i) technology, platforms and products: the sharing and convergence of PSA’s and FCA’s respective platforms, products and powertrains along with the optimization of R&D investments and manufacturing processes is expected to create significant efficiencies, in particular, as investments will be amortized over the combined production of PSA and FCA; (ii) purchasing: procurement savings are expected to result from the combined group’s enhanced scale, leading to lower production costs and broader access to new suppliers (in particular in respect of electric or high tech components), as well as from the convergence of platforms; (iii) selling, general and administrative expenses (SG&A): savings are expected from the integration of functions such as sales and marketing, and the optimization of costs in regions where both parties have a well-established presence (i.e., EMEA and LATAM); and (iv) all other functions: synergies are expected from the optimization of other functions, including logistics, where savings are expected from the optimization of logistics for new cars and the effect of the procurement volume increase on PSA’s and FCA’s combined expenditure, as well as supply chain, quality and after-market operations. The annual industrial synergies are expected to be in excess of €5 billion, with approximately 80 percent of synergies to be achieved after four years from the closing of the merger. Approximately 75 percent of synergies are expected to arise from technology, platform and product convergences and procurement savings, approximately 7 percent from SG&A, and the remaining synergies are expected from all other functions. The annual run-rate synergies are expected to exceed the costs necessary to achieve such synergies within the first year following the closing of the merger, and the total one-time cost to achieve the synergies is estimated at approximately €4 billion; and
•Greater resilience. The transaction will create a more stable and resilient group, significantly improving its ability to withstand economic downturns, which, in the automotive industry, are typically exacerbated by high cyclicality; PSA expects that the more robust combined balance sheet and financial flexibility resulting from the merger, together with the benefit of the synergies and the improved business balance across geographies, will enhance the resilience of the combined group across market cycles.
Valuation, Governance, Support for the Merger
•Exchange Ratio. PSA believes that the Exchange Ratio is appropriate in light of PSA’s and FCA’s relative market capitalization before the merger was announced, their respective prospects and earnings potential, and the expected synergies from the combination, and taking into account the distributions expected to be made prior to the closing of the merger. A fixed Exchange Ratio that will not be adjusted for fluctuations in the market price of PSA ordinary shares or FCA common shares is also consistent with the principles underlying the “merger of equals” structure of the combination;
•History of Acquisitions. Each of PSA’s and FCA’s management teams has a strong track record in relation to acquisitions and business combinations, demonstrating each party’s ability to execute acquisitions and integrate separate businesses and diverse cultures quickly and successfully;

•Balanced and Effective Governance Structure. Stellantis’s proposed governance and management structure is expected to enable continuity of management, with a strong executive team drawn from both PSA and FCA, and an effective and timely integration of the two companies’ operations, reflecting the fact that the transaction was structured as a “merger of equals” rather than an acquisition by one party of the other. See “Stellantis—Senior Management of Stellantis”. In addition, Stellantis’s initial governance structure ensures the involvement of experienced long-term shareholders and includes a majority of independent directors;
•Stable and Supportive Shareholder Base. PSA expects that Stellantis will continue to benefit from the support of a group of long-term shareholders in PSA and FCA, who will be represented on the board of Stellantis and include entities controlled by the founding families of Fiat and Peugeot, respectively, as well as BPI. The loyalty voting program adopted by Stellantis is designed to further promote long-term shareholding. For a description of the principal shareholders of Stellantis, including lock-up commitments of several reference shareholders, see “Major Shareholders of FCA and PSA and Related Party Transactions—Major Shareholders of FCA”, “Major Shareholders of FCA and PSA and Related Party Transactions—Major Shareholders of PSA” and “The Combination Agreement and Cross Border Merger Terms—The Combination Agreement and Shareholders Undertakings—Shareholders Undertakings—Lock-up”;
•Support for the Merger. Each of the Reference Shareholders has committed to vote its shares in favor of the approval of the merger at the relevant shareholders’ meeting. In addition, the parties have committed to a very high standard of efforts to obtain regulatory approvals by agreeing that all necessary commitments must be offered to regulators in order to obtain competition approvals, with limited exceptions. PSA believes there is a high likelihood that the conditions to the merger set forth in the combination agreement as described under “The Combination Agreement and Cross Border Merger Terms—The Combination Agreement and Shareholders Undertakings—Closing Conditions” will be satisfied.
The following provisions of the combination agreement, although reciprocal with FCA, are favorable to PSA:
•The ability of the PSA Supervisory Board, in specified circumstances, to change its recommendation to PSA shareholders concerning the merger, as further described under “The Combination Agreement and Cross Border Merger Terms—Certain Covenants—Board of Directors Recommendations; Change in Recommendations”;
•The restrictions on FCA’s ability to solicit alternative business combination transactions and to provide confidential due diligence information to, or engage in discussions with, a third party interested in pursuing an alternative business combination transaction with FCA, as further discussed under “The Combination Agreement and Cross Border Merger Terms—The Combination Agreement and Shareholders Undertakings—Certain Covenants—Exclusivity; No Solicitation; Superior Proposal”;
•The obligation of FCA to pay PSA a termination fee of €500 million or €250 million upon termination of the merger agreement under specified circumstances as described under “The Combination Agreement and Cross Border Merger Terms—The Combination Agreement and Shareholders Undertakings—Termination Fees”;
•The ability of PSA to terminate the combination agreement in the event of a Material Adverse Effect in respect of FCA (as described under “The Combination Agreement and Cross Border Merger Terms—The Combination Agreement and Shareholders Undertakings—Termination of the Combination Agreement”); and
•The ability of the PSA shareholders to vote on the proposed merger, and that approval of the proposed merger by PSA shareholders is a condition to PSA’s obligation to complete the merger.
In connection with its deliberations relating to the merger, the PSA Supervisory Board also considered potential risks and negative factors concerning the merger and the other transactions contemplated by the combination agreement, including the following:
•The risk that the transaction might not be completed in a timely manner or at all, including as a result of the failure of the PSA shareholders to approve the proposed merger or the failure of the FCA shareholders to approve the proposed merger;

•The effect that the length of time from announcement until closing could have on the market price of PSA ordinary shares, PSA’s operating results and the relationships with PSA’s employees, shareholders, customers, suppliers, regulators, partners and others that do business with PSA;
•The risk that the anticipated benefits of the merger will not be realized in full or in part, including the risk that expected synergies will not be achieved or not be achieved in the expected timeframe;
•The risk that the regulatory approval process could result in undesirable conditions, burdensome terms or increased transaction costs;
•The risk of diverting the attention of PSA’s senior management from other strategic priorities in order to implement the merger and make arrangements for the integration of PSA’s and FCA’s operations and infrastructure following the merger;
•The fact that the Exchange Ratio is fixed and will not be adjusted in the event of a significant decrease in the market price of FCA’s common shares;
•The potential impact on the market price of Stellantis common shares as a result of the issuance of the merger consideration to PSA shareholders;
•The potential challenges and difficulties relating to integrating the operations of PSA and FCA, including the costs to achieve the estimated synergies;
•The costs and expenses that PSA has incurred and will incur in connection with the proposed merger, regardless of whether the merger is completed;
•The fact that PSA shareholders will own approximately 50 percent of the combined group’s outstanding ordinary shares and, as such, will have less influence over the combined company than current PSA shareholders have over PSA;
•The obligation of PSA to pay FCA a termination fee of €500 million or €250 million upon termination of the merger agreement under specified circumstances as described under “The Combination Agreement and Cross Border Merger Terms—The Combination Agreement and Shareholders Undertakings—Termination Fees”; and
•The other risks described in the section entitled “Risk Factors”.
After consideration of these factors, the PSA Supervisory Board determined that, overall, the potential benefits of the merger outweighed the potential risks.
The foregoing discussion of factors considered by the PSA Supervisory Board is not intended to be exhaustive and may not include all the factors considered. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the PSA Supervisory Board did not attempt to quantify, rank or otherwise assign any relative or specific weights to the factors that it considered in reaching its determination to approve the merger and the combination agreement. In addition, individual members of the PSA Supervisory Board may have given differing weights to different factors. The PSA Supervisory Board conducted an overall review of the factors described above and other material factors, including through discussions with, and inquiry of, FCA’s management and outside legal and financial advisors.
The foregoing description of PSA’s consideration of the factors supporting the merger is forward-looking in nature. This information should be read in light of the factors discussed in the section entitled “Cautionary Statements Regarding Forward-Looking Statements”.

Recommendation of the Supervisory Board of PSA
The PSA Supervisory Board, having received extensive legal and financial advice, and having given due and careful consideration to the strategic and financial aspects and consequences of the merger, at a meeting held on December 17, 2019, unanimously approved the merger and, at a meeting held on September 14, 2020, unanimously approved amendments to certain of the terms of the merger. On October 27, 2020, the PSA Supervisory Board unanimously resolved to approve the Cross-Border Merger Terms. Accordingly, the PSA Supervisory Board supports and unanimously recommends the merger and recommends that PSA shareholders vote “FOR” adoption and approval of the Cross-Border Merger Terms and the transactions contemplated by the combination agreement.
In considering the recommendation of the PSA Supervisory Board with respect to voting “FOR” adoption and approval of the Cross-Border Merger Terms and the transactions contemplated by the combination agreement, you should be aware that certain members of the PSA Supervisory Board and executive officers of PSA may have interests in the merger which are different from, or in addition to, your interests. The PSA Supervisory Board was aware of and considered these interests, among other matters, in evaluating and negotiating the transaction agreements and the merger and in recommending that PSA shareholders vote “FOR” adoption and approval of the Cross-Border Merger Terms and the transactions contemplated by the combination agreement. For a discussion of these interests, see “The Merger—Interests of Certain Persons in the Merger.”
Opinions of the Financial Advisors to the Board of Directors of FCA
Below is a description of the opinions rendered and financial analyses performed by Goldman Sachs International and d’Angelin in connection with FCA’s entry into the original combination agreement signed on December 17, 2019. On September 14, 2020, FCA and PSA entered into the combination agreement amendment, amending certain terms of the merger, as described under “The Combination Agreement and the Cross Border Merger Terms—The Combination Agreement and Shareholders’ Undertakings—The Combination Agreement Amendment”. FCA has determined that the combination agreement amendment does not materially alter the value of the combination to its shareholders, and, therefore, FCA has not obtained a new fairness opinion from Goldman Sachs International or from d’Angelin in connection with the combination agreement amendment. Therefore, the Definitive Documentation reviewed by Goldman Sachs International and the documentation reviewed by d’Angelin for the purpose of their opinions does not include the combination agreement amendment.
Goldman Sachs International
Goldman Sachs International (“Goldman Sachs”) rendered its opinion to the FCA Board that, as of December 17, 2019, and taking into account the FCA Extraordinary Dividend (in the amount of €5.5 billion as provided in the original combination agreement) and based upon and subject to the factors and assumptions set forth in such opinion, the exchange ratio pursuant to the Definitive Documentation to be entered into pursuant to the combination agreement was fair from a financial point of view to FCA.
The full text of the written opinion of Goldman Sachs, dated December 17, 2019, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached hereto as Appendix C. Goldman Sachs provided advisory services and its opinion for the information and assistance of the FCA Board in connection with its consideration of the merger. The Goldman Sachs opinion is not a recommendation as to how any holder of FCA common shares should vote with respect to the merger or any other matter.
In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:
•the combination agreement;
•annual reports to shareholders and annual reports on Form 20-F of FCA and the registration documents of PSA and Faurecia S.E. (“Faurecia”), in each case for the three years ended December 31, 2018;
•interim reports to shareholders of FCA, PSA and Faurecia for the periods ended June 30, 2019 and September 30, 2019;

•certain other communications from FCA and PSA to their respective shareholders;
•certain publicly available research analyst reports for FCA, PSA and Faurecia;
•certain publicly available management guidance for PSA and Faurecia; and
•certain internal financial analyses and forecasts for PSA (excluding Faurecia) on a standalone basis, as prepared by the management of PSA and approved for Goldman Sachs’ use by FCA, which are referred to as the “PSA Forecasts”; and certain internal financial analyses and forecasts for FCA on a standalone basis and pro forma for the merger (including certain operating synergies, net of implementation costs, projected to result from the merger, as prepared by third-party consultants engaged by FCA and approved for Goldman Sachs’ use by FCA, which are referred to as the “Synergies”), in each case as prepared by the management of FCA and approved for Goldman Sachs’ use by FCA, which are referred to as the “FCA Forecasts”.
Goldman Sachs also held discussions with members of the senior managements of FCA and PSA regarding their assessment of the strategic rationale for, and the potential benefits of, the merger and the past and current business operations, financial condition, and future prospects of PSA and with members of the senior management of FCA regarding their assessment of the past and current business operations, financial condition and future prospects of FCA; reviewed the reported price and trading activity for the FCA common shares, the PSA ordinary shares and the ordinary shares of Faurecia; compared certain financial and stock market information for FCA and PSA with similar information for certain other companies the securities of which are publicly traded; and performed such other studies and analyses, and considered such other factors as it deemed appropriate.
For purposes of rendering its opinion, Goldman Sachs, with FCA’s consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by it, without assuming any responsibility for independent verification of any such information. In that regard, Goldman Sachs assumed with FCA’s consent that the PSA Forecasts and the FCA Forecasts, including the Synergies, were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of FCA. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of FCA, PSA or Faurecia or any of their respective subsidiaries and it was not furnished with any such evaluation or appraisal. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on FCA or PSA or on the expected benefits of the merger in any way meaningful to its analysis. Goldman Sachs also assumed that the merger will be consummated on the terms set forth in the combination agreement, in each case without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis. Goldman Sachs also assumed that the terms set forth in the Definitive Documentation will not differ from those set forth in the combination agreement in any way meaningful to its analysis. In addition, Goldman Sachs assumed with FCA’s consent that the FCA Extraordinary Dividend will have been paid in an amount of €5.50 billion, and that the Faurecia Distribution (contemplating, in accordance with the original combination agreement, the distribution by PSA to its shareholders prior to the closing of the merger, by special or interim dividend, of all of the shares held by PSA in Faurecia) will have been completed, in each case prior to the closing of the merger.

Goldman Sachs’ opinion does not address the underlying business decision of FCA to engage in the merger or the relative merits of the merger as compared to any strategic alternatives that may be available to FCA; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs’ opinion addresses only the fairness from a financial point of view to FCA, as of the date of the opinion and taking into account the payment of the FCA Extraordinary Dividend (in the amount of €5.50 billion, as provided under the original combination agreement), of the Exchange Ratio pursuant to the combination agreement. Goldman Sachs’ opinion does not express any view on, and does not address, any other term or aspect of the combination agreement or the merger or any term or aspect of any other agreement or instrument contemplated by the combination agreement or entered into or amended in connection with the merger, any modifications to the voting rights of the FCA common shares as a result of the merger, the fairness of the merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of FCA; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of FCA or PSA, or class of such persons, in connection with the merger, whether relative to the Exchange Ratio pursuant to the combination agreement or otherwise. Goldman Sachs’ opinion was necessarily based on economic, monetary, market and other conditions, as in effect on, and the information made available to it as of the date of the opinion and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. In addition, Goldman Sachs does not express any opinion as to the prices at which the FCA common shares will trade at any time or as to the impact of the merger on the solvency or viability of FCA or PSA or the ability of FCA or PSA to pay its obligations when they come due. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.
The following is a summary of the material financial analyses delivered by Goldman Sachs to the FCA Board in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before (i) October 29, 2019 for FCA, PSA and Faurecia (i.e., the last undisturbed market price before the publication of rumors relating to the merger) and (ii) December 11, 2019 for the Selected Companies (as defined below), and is not necessarily indicative of current market conditions.
Illustrative Present Value of Future Share Price Analysis
Goldman Sachs performed illustrative analyses of the implied present value of an illustrative future price per FCA common share on a standalone basis and pro forma for the merger. These analyses are designed to provide an indication of the present value of a theoretical future value of a company’s equity as a function of such company’s estimated future earnings and financial multiples.

FCA Standalone
Goldman Sachs first calculated illustrative values per FCA common share as of October 29, 2021, for FCA on a standalone basis exclusive of FCA’s net industrial cash position, by applying illustrative price to the next twelve months (“NTM”) cash adjusted earnings per share (“Cash Adjusted P/E”) multiples of 3.5x to 5.5x to estimates of 2022 earnings per share using the FCA Forecasts, as adjusted to exclude interest income on the net industrial cash positions as of December 31, 2021 at an illustrative interest rate of 0.5% per annum and a 25% tax rate. This illustrative range of multiples was derived by Goldman Sachs utilizing its professional judgment and experience, taking into account the current and historical NTM Cash Adjusted P/E multiple ranges for the FCA common shares, the PSA ordinary shares, the ordinary shares of Faurecia and the securities of the Selected Companies, which multiples were calculated in the manner described under “—Selected Companies Trading Multiples”. Goldman Sachs then added to such illustrative values the value of FCA’s estimated net industrial cash position as of December 31, 2021, and discounted the sum to present value as of October 29, 2019 using a range of illustrative discount rates of 9.5% to 10.5%, reflecting an estimate of FCA’s cost of equity. Goldman Sachs derived such discount rates by application of the capital asset pricing model (“CAPM”), which requires certain company-specific inputs, including a beta for the FCA common shares as well as certain financial metrics for the European financial markets generally. Goldman Sachs then added to such values the present value of the cumulative dividends expected to be paid to the FCA shareholders in the second quarter of 2020 (presumed to be Є1.1 billion in the aggregate pursuant to the combination agreement) and in 2021, based on the FCA Forecasts, an illustrative assumed payout ratio of 20% and illustrative discount rates ranging from 9.5% to 10.5%. This analysis indicated a range of illustrative implied present values per FCA common share, rounded to the nearest Euro, of €17 to €26.
Pro Forma Combined Group
Goldman Sachs first calculated illustrative values per share of common stock of the pro forma combined group as of October 29, 2021, exclusive of the value of the pro forma combined group’s estimated net industrial cash position, by applying illustrative NTM Cash Adjusted P/E multiples of 3.5x to 5.5x to estimates of the pro forma combined group’s 2022 earnings per share, as adjusted to exclude interest income on the pro forma net industrial cash positions as of December 31, 2021 at an illustrative interest rate of 0.5% per annum and a weighted average tax rate of 23% (reflecting the relative contributions of FCA and PSA (excluding Faurecia) to adjusted earnings before interest and taxes (“EBIT”) in 2022), for the pro forma combined group, based on the FCA Forecasts and the PSA Forecasts, (A) without the Synergies (the “No Synergies Analysis”), (B) taking into account only a portion of the Synergies for 2022 (the “Phased Synergies Analysis”), and (C) taking into account the run-rate Synergies as projected (the “Run-rate Synergies Analysis”). This illustrative range of multiples was derived by Goldman Sachs utilizing its professional judgment and experience, taking into account the current and historical NTM Cash Adjusted P/E multiple ranges for the FCA common shares, the PSA ordinary shares, the ordinary shares of Faurecia and the securities of the Selected Companies as described above under “—FCA Standalone”. Goldman Sachs then added to such illustrative values the value of the pro forma combined group’s estimated net industrial cash position as of December 31, 2021 (calculated as the combined net industrial cash position of FCA and PSA (excluding Faurecia) using the FCA Forecasts and the PSA Forecasts, less the FCA Extraordinary Dividend, plus cash flows from the Synergies realizable in 2021), and discounted the sum to present value as of October 29, 2019 using illustrative discount rates ranging from 9.0% to 10.0%, reflecting an estimate of the pro forma combined group’s cost of equity. Goldman Sachs derived such discount rates by application of CAPM, which requires certain company-specific inputs, including a beta for the pro forma combined group, as well as certain financial metrics for the European financial markets generally. Goldman Sachs then added to such values the FCA Extraordinary Dividend per FCA common share and the present value of the cumulative dividends expected to be paid to the FCA shareholders in the second quarter of 2020 and in 2021, determined based on the FCA Forecasts, an illustrative assumed payout ratio of 20% per guidance from the management of FCA and a range of illustrative discount rates of 9.0% to 10.0%.
No Synergies
For the No Synergies Analysis, Goldman Sachs took into account no Synergies in the estimate of 2022 cash adjusted earnings per share. This analysis indicated a range of illustrative implied equity values per FCA common share, rounded to the nearest Euro, of €20 to €27.

Phased Synergies
For the Phased Synergies Analysis, Goldman Sachs took into account only a portion of the Synergies potentially realizable in 2022, based on a schedule prepared by the management of FCA and approved for Goldman Sachs’ use by FCA, and taxed at a weighted average tax rate of 23%, to the estimate of 2022 cash adjusted earnings per share while Goldman Sachs assumed that the estimated pro forma net industrial cash position as of December 31, 2021 included the estimated cash flow from the Synergies realizable in 2021. This analysis indicated a range of illustrative implied equity values per FCA common share, rounded to the nearest Euro, of €21 to €29.
Run-rate Synergies
For the Run-rate Synergies Analysis, Goldman Sachs took into account the run-rate Synergies as projected, taxed at a weighted average tax rate of 23%, to the estimate of 2022 cash adjusted earnings per share while Goldman Sachs assumed the estimated pro forma net industrial cash position as of December 31, 2021 included the estimated cash flow from the Synergies realizable in 2021. This analysis indicated a range of illustrative implied equity values per FCA common share, rounded to the nearest Euro, of €23 to €32.
Illustrative Discounted Cash Flow Analysis
Using the FCA Forecasts, the PSA Forecasts and the Synergies, Goldman Sachs performed illustrative discounted cash flow analyses with respect to FCA on a standalone basis and pro forma for the merger.
FCA Standalone
Using discount rates ranging from 7.0% to 9.0%, reflecting estimates of FCA’s weighted average cost of capital (“WACC”), Goldman Sachs discounted to present value as of June 30, 2019 (i) estimates of the projected unlevered free cash flow for FCA for the six months ended December 31, 2019 and calendar years 2020 through 2022, and (ii) a range of illustrative terminal values for FCA derived by applying enterprise value, which is the market value of common equity plus net debt, to earnings before interest, taxes, depreciation and amortization (“EBITDA”) multiples (“EV/EBITDA multiples”) ranging from 1.5x to 3.0x to a terminal year estimate of FCA’s EBITDA as reflected in the FCA Forecasts (which multiples mathematically implied negative perpetuity growth rates ranging from (3.7)% to (15.2)%). The range of EV/EBITDA multiples was derived by Goldman Sachs utilizing its professional judgment and experience, taking into account current and historical last 12 months’ EV/EBITDA multiples for FCA, PSA, Faurecia and the Selected Companies. Goldman Sachs derived such discount rates by application of CAPM, taking into account certain company-specific inputs including FCA’s target capital structure weightings, the cost of long-term debt, after-tax yield on permanent excess cash, if any, future applicable marginal cash tax rate and a beta for the FCA common shares, as well as certain financial metrics for the European financial markets generally. Goldman Sachs derived the ranges of illustrative enterprise values for FCA by adding the ranges of present values it derived as described above. Goldman Sachs then added to such a range of illustrative enterprise values the amount of FCA’s net industrial cash as of June 30, 2019, and subtracted therefrom (x) the amount of FCA’s unfunded pension liabilities, taxed at an illustrative tax rate of 25%, and (y) FCA’s non-controlling interests as of June 30, 2019, as provided by the management of FCA, to derive a range of illustrative equity values for FCA as of June 30, 2019. Goldman Sachs then accreted the illustrative equity values for FCA as of June 30, 2019 to present values as of October 29, 2019, by using an illustrative cost of equity of 10%. This analysis indicated a range of illustrative implied equity values per FCA common share, rounded to the nearest Euro, of €21 to €37.

Pro Forma Combined Group
No Synergies
Using discount rates ranging from 7.0% to 9.0%, reflecting estimates of WACC for the pro forma combined group, Goldman Sachs discounted to present value as of June 30, 2019 (i) estimates of the projected unlevered free cash flow for the pro forma combined group for the six months ended December 31, 2019, and calendar years 2020 through 2022 and (ii) a range of illustrative terminal values for the pro forma combined group derived by applying EV/EBITDA multiples ranging from 1.5x to 3.0x to a terminal year estimated EBITDA of the pro forma combined group as reflected in the FCA Forecasts and the PSA Forecasts (which multiples mathematically implied negative perpetuity growth rates ranging from (4.8)% to (16.9)%). The range of EV/EBITDA multiples was derived by Goldman Sachs utilizing its professional judgment and experience, taking into account the current and historical last 12 months’ EV/EBITDA multiples for FCA, PSA, Faurecia and the Selected Companies. Goldman Sachs derived such discount rates by application of CAPM, taking into account certain company-specific inputs including the pro forma combined group’s target capital structure weightings, the cost of long-term debt, after-tax yield on permanent excess cash, if any, future applicable marginal cash tax rate and a beta for the pro forma combined group, as well as certain financial metrics for the European financial markets generally. Goldman Sachs derived the ranges of illustrative enterprise values for the pro forma combined group by adding the ranges of present values it derived as described above. Goldman Sachs then added to such a range of illustrative enterprise values the amount of the estimated net industrial cash of the pro forma combined group as of June 30, 2019 (before the FCA Extraordinary Dividend is deducted), and subtracted therefrom (x) the amount of unfunded pension liabilities of each of FCA and PSA (excluding Faurecia) as of June 30, 2019, taxed at an illustrative tax rate of 25% and 20%, respectively, and (y) estimated pro forma non-controlling interests as of June 30, 2019, as provided by the management of FCA, to derive a range of illustrative equity values for the pro forma combined group as of June 30, 2019. Goldman Sachs then accreted the illustrative equity values for the pro forma combined group as of June 30, 2019 to present values as of October 29, 2019, by using an illustrative cost of equity of 9.5%, and deducted from such values the amount of the FCA Extraordinary Dividend per share of common stock of the pro forma combined group. Goldman Sachs then added to the illustrative equity values per share of common stock of the pro forma combined group the amount of the FCA Extraordinary Dividend per FCA common share. This analysis indicated a range of illustrative implied equity values per FCA common share, rounded to the nearest Euro, of €22 to €34.
Including Synergies
Goldman Sachs also performed an illustrative discounted cash flow analysis to determine the net present value of the Synergies. Using discount rates ranging from 7.0% to 9.0%, reflecting estimates of WACC for the pro forma combined group, Goldman Sachs discounted to present value as of October 29, 2019 (i) estimates of the projected unlevered free cash flow comprising the Synergies for calendar years 2021 to 2029, and (ii) a range of illustrative terminal values for the Synergies by applying the same range of EV/EBITDA multiples (1.5x to 3.0x) to a terminal year estimated EBIT contribution of the Synergies. This analysis indicated a range of illustrative present values of €13 billion to €17 billion, which values were added to the range of illustrative implied equity values for the pro forma combined group described above. The sum was then divided by the number of fully diluted outstanding shares of the pro forma combined group to arrive at per share values. This analysis indicated a range of illustrative implied equity values per FCA common share, rounded to the nearest Euro, of €26 to €40.
Selected Companies Trading Multiples
For purposes of the Illustrative Present Value of Future Stock Price Analysis and the Illustrative Discounted Cash Flow Analysis described above, using publicly available information, Goldman Sachs calculated the following for FCA, PSA excluding Faurecia, PSA and each of General Motors Corporation (“GM”); Ford Motor Company (“Ford”); Volkswagen AG (“VW”); Daimler AG (“Daimler”); and Bayerische Motoren Werke AG (“BMW” and, together with GM, Ford, VW and Daimler, the “Selected Companies”): (i) the share price to earnings ratio calculated using estimated earnings for 2020 (“2020E P/E”); (ii) Cash Adjusted P/E multiples using estimated earnings for 2020, computed by reducing the share price by the amount of net cash per share and reducing the earnings by the implied loss of interest income corresponding to the deemed elimination of cash (assuming a 0.5% per annum interest rate and a tax rate of 25%); in computing 2020E Cash Adjusted P/E multiples, Goldman Sachs used the net industrial cash position as of June 30, 2019 for FCA, PSA excluding Faurecia and PSA, and as of September 30, 2019 for the Selected Companies; and (iii) enterprise value (“EV”), which is the market value of common equity plus net industrial debt as of June 30, 2019 for FCA, PSA excluding Faurecia and PSA, and as of September 30, 2019 for the Selected Companies, as a multiple of estimated EBITDA for 2019 (“2019E EV/ EBITDA”) and 2020 (“2020E EV/ EBITDA”).

The following table presents the multiples calculated by Goldman Sachs:

	FCA	PSA ex-Faurecia	PSA	GM	Ford	VW	Daimler	BMW	Median of the Selected Companies
2020E P/E	4.1x	6.1x	6.3x	5.5x	6.9x	6.2x	9.5x	7.9x	6.6x
2020E Cash Adjusted P/E	3.4x	3.0x	4.2x	5.1x	5.6x	5.7x	7.8x	5.3x	5.5x
2019E EV/EBITDA	1.8x	1.7x	2.2x	2.7x	3.4x	3.0x	3.6x	2.7x	2.9x
2020E EV/EBITDA	1.7x	1.6x	2.2x	2.4x	3.0x	3.0x	3.1x	2.5x	2.7x
Although none of the Selected Companies is directly comparable to FCA and PSA, the Selected Companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of FCA and PSA.
The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to FCA or PSA or the contemplated merger.
Goldman Sachs prepared these analyses for purposes of Goldman Sachs providing its opinion to the FCA Board as to the fairness from a financial point of view to FCA, as of the date of the opinion and taking into account the payment of the FCA Extraordinary Dividend (in the amount of €5.50 billion, as provided under the original combination agreement), of the Exchange Ratio pursuant to the Definitive Documentation to be entered into pursuant to the combination agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of FCA, PSA, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecasted.
The Exchange Ratio was determined through arm’s-length negotiations between FCA and PSA and was approved by the FCA Board. Goldman Sachs provided advice to FCA during these negotiations. Goldman Sachs did not, however, recommend any specific exchange ratio to FCA or its board of directors or that any specific exchange ratio constituted the only appropriate exchange ratio for the merger.
As described above, Goldman Sachs’ opinion to the FCA Board was one of many factors taken into consideration by the FCA Board in making its determination to approve the combination agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached hereto as Appendix C.

Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of FCA, PSA, any of their respective affiliates and third parties, including Exor, a significant shareholder of FCA, EPF/FFP, a significant shareholder of PSA, Dongfeng, a significant shareholder of PSA, and BPI, a significant shareholder of PSA, and their respective affiliates and, as applicable, portfolio companies, or any currency or commodity that may be involved in the transaction contemplated by the combination agreement. Goldman Sachs acted as financial advisor to FCA in connection with, and participated in certain of the negotiations leading to, the merger. Goldman Sachs has provided certain financial advisory and/or underwriting services to FCA and its affiliates from time to time for which the Investment Banking Division of Goldman Sachs has received, and may receive, compensation, including having acted as financial advisor to FCA with respect to its sale of Magneti Marelli S.p.A. in May 2019. During the two-year period ended December 17, 2019, Goldman Sachs has recognized compensation for financial advisory and/or underwriting services provided by its Investment Banking Division to FCA and/or its affiliates (excluding Exor and/or its affiliates) of approximately $6.2 million. Goldman Sachs also has provided certain financial advisory and/or underwriting services to PSA and its affiliates from time to time for which the Investment Banking Division of Goldman Sachs has received, and may receive, compensation, including having acted as bookrunner to Faurecia with respect to its offering of 3.125% senior notes due 2026 (aggregate principal amount €500,000,000) in March 2019. During the two-year period ended December 17, 2019, Goldman Sachs has recognized compensation for financial advisory and/or underwriting services provided by its Investment Banking Division to PSA and/or its affiliates (excluding EPF/FFP, Dongfeng, BPI and their respective affiliates) of approximately $0.3 million. Goldman Sachs also has provided certain financial advisory and/or underwriting services to Exor and its affiliates from time to time for which the Investment Banking Division of Goldman Sachs has received, and may receive, compensation, including having acted as bookrunner to CNH Industrial Capital LLC, an affiliate of Exor, with respect to the public offering of its 4.200% notes due 2024 (aggregate principal amount $500,000,000) in August 2018; as bookrunner to PartnerRe Limited, an affiliate of Exor, with respect to the public offering of its 3.700% senior notes due 2029 (aggregate principal amount $500,000,000); and as bookrunner to CNH Industrial N.V., an affiliate of Exor, with respect to the public offering of its 1.625% notes due 2029 (aggregate principal amount €500,000,000) in June 2019. During the two-year period ended December 17, 2019, Goldman Sachs has recognized compensation for financial advisory and/or underwriting services provided by its Investment Banking Division to Exor and/or its affiliates of approximately $4.0 million. Goldman Sachs also has provided certain financial advisory and/or underwriting services to BPI and its affiliates from time to time for which the Investment Banking Division of Goldman Sachs has received, and may receive, compensation, including having acted as bookrunner to Bpifrance Financement S.A., an affiliate of BPI, in connection with the public offering of its 0.250% notes due 2023 (aggregate principal amount €1,000,000,000) in February 2018; as bookrunner to Bpifrance Financement S.A. in connection with the public offering of its 0.625% notes due 2026 (aggregate principal amount €750,000,000) in July 2019; and as bookrunner to BPI France Investissement, an affiliate of Bpifrance, with respect to the public offering of its 0.875% notes due 2028 (aggregate principal amount €50,000,000) in July 2019. During the two-year period ended December 17, 2019, based on Goldman Sachs’ books and records, Goldman Sachs has recognized compensation for financial advisory and/or underwriting services provided by its Investment Banking Division to BPI and/or its affiliates of approximately $0.6 million. Goldman Sachs also has provided certain financial advisory and/or underwriting services to the government of the People’s Republic of China (including its agencies and instrumentalities), a significant shareholder of Dongfeng, and their respective affiliates from time to time for which the Investment Banking Division of Goldman Sachs has received, and may receive, compensation. Goldman Sachs may also in the future provide financial advisory and/or underwriting services to PSA, PSA, Exor, EPF/FFP, Dongfeng, BPI, the government of the People’s Republic of China (including its agencies and instrumentalities) and their respective affiliates and, as applicable, portfolio companies, for which the Investment Banking Division of Goldman Sachs may receive compensation. Affiliates of Goldman Sachs & Co. LLC also may have co-invested with Exor and its affiliates from time to time and may have invested in limited partnership units of affiliates of Exor from time to time and may do so in the future.

The FCA Board selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger. Pursuant to a letter agreement dated November 4, 2019, FCA engaged Goldman Sachs to act as its financial advisor in connection with the merger. The engagement letter between FCA and Goldman Sachs provides for a transaction fee that is estimated, based on the information available as of the date of announcement, at approximately $35 million, $7.5 million of which became payable at announcement of the combination agreement, and the remainder of which is contingent upon consummation of the merger. In addition, FCA has agreed to reimburse Goldman Sachs for certain of its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.
d’Angelin & Co.
FCA has retained d’Angelin & Co. Ltd. (“d’Angelin”) to act as its financial advisor in connection with the merger. FCA selected d’Angelin to act as its financial advisor based on its employees’ qualifications and experience, d’Angelin’s reputation as an internationally recognized investment banking firm and d’Angelin’s familiarity with FCA. As part of this engagement, FCA requested that d’Angelin evaluate the fairness to FCA, from a financial point of view, of the exchange ratio pursuant to the combination agreement, subject to the FCA Extraordinary Dividend (in the amount of €5.50 billion, as provided under the original combination agreement) and the Faurecia Distribution (contemplating, in accordance with the original combination agreement, the distribution by PSA to its shareholders prior to the closing of the merger, by special or interim dividend, of all of the shares held by PSA in Faurecia) (together, the “Proposed Distributions”).
At a meeting of the FCA Board held on December 17, 2019, d’Angelin rendered to the FCA Board its opinion, which d’Angelin subsequently confirmed by delivery of a written opinion dated as of December 18, 2019 (the “Opinion Date”) to the effect that, as of December 17, 2019 and the Opinion Date, respectively, and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by d’Angelin described in d’Angelin’s opinion, the exchange ratio pursuant to the combination agreement was fair, from a financial point of view, to FCA.
The full text of d’Angelin’s written opinion, dated December 18, 2019, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by d’Angelin in delivering its opinion, is attached as Appendix D to this prospectus and is incorporated in this prospectus by reference in its entirety. The description of d’Angelin’s written opinion set forth in this prospectus is qualified in its entirety by the full text of such opinion. d’Angelin’s opinion does not constitute a recommendation to the FCA Board or to any other persons in respect of the merger, including as to how any holder of FCA common shares should vote or act with respect to the merger. We encourage you to read d’Angelin’s opinion carefully and in its entirety.
In connection with delivering its opinion, d’Angelin, among other things:
•reviewed a draft of the combination agreement in the form provided to d’Angelin;
•reviewed certain publicly available financial statements and other business and financial information of FCA, PSA and Faurecia;
•reviewed FCA’s and PSA’s internal business plan financial projections for the period 2019 through 2022 (“Management Figures”), which were provided to d’Angelin, and approved for d’Angelin’s use, by FCA’s management;
•reviewed certain publicly available research analysts’ consensus financial forecasts for FCA, PSA and Faurecia for the period 2019 through 2022 (“Consensus Figures”);
•reviewed certain estimates relating to certain strategic, financial and operational benefits anticipated from the merger, including projected synergies (“Synergies”), which were provided to d’Angelin, and approved for d’Angelin’s use, by FCA’s management;
•discussed the past and current operations and financial condition and the prospects of FCA with senior executives of FCA;

•reviewed the pro forma impact of the transaction on earnings per share to the holders of FCA shares and certain other financial metrics, including the potential value creation and investment returns;
•reviewed the reported prices and trading activity for the listed and or reported trading of the FCA shares, PSA ordinary shares and Faurecia shares;
•compared, to the extent publicly available, the financial performance of FCA and PSA and the prices and trading activity of the FCA shares and PSA ordinary shares, with those of certain other publicly traded companies that were deemed relevant, and their securities; and
•performed such other analyses and reviewed such other material and information as deemed appropriate.
For purposes of its analysis and opinion, d’Angelin assumed and relied upon the accuracy and completeness of the financial and other information publicly available, and all of the information supplied or otherwise made available to d’Angelin by FCA, without any independent verification of such information (and does not assume responsibility or liability for any independent verification of such information), and further relied upon the assurance of the management of FCA that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Management Figures and the Synergies, d’Angelin assumed with FCA’s consent that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of FCA as to the future financial performance of FCA and PSA and the other matters covered thereby. d’Angelin relied, at the direction of FCA, on the assessments of the managements of FCA and PSA as to the ability to achieve the Synergies. d’Angelin expressed no view as to the Management Figures and the Synergies, or the assumptions on which they are based.
For purposes of its analysis and opinion, d’Angelin assumed, in all respects material to its analysis, that (i) the representations and warranties of each party contained in the combination agreement were true and correct, (ii) the Proposed Distributions will occur prior to the merger, (iii) each party would perform all of the covenants and agreements required to be performed by it under the combination agreement, (iv) all conditions to the completion of the merger would be satisfied without waiver or modification of such conditions, and (v) the definitive combination agreement would not differ in any material respect from the draft of the combination agreement furnished to d’Angelin. d’Angelin further assumed, in all respects material to d’Angelin’s analysis, that all governmental, regulatory or other consents, approvals or releases necessary for the completion of the merger would be obtained without any delay, limitation, restriction or condition that would have an adverse effect on FCA, PSA or the completion of the merger or reduce the contemplated benefits to FCA of the merger.
d’Angelin was not asked to pass upon, and expressed no opinion with respect to, any matter other than the fairness to FCA, from a financial point of view, of the Exchange Ratio (which, for the avoidance of doubt, contemplates the consummation of the Proposed Distributions prior to the merger) as of the Opinion Date. d’Angelin did not express any view on, and d’Angelin’s opinion did not address, the fairness of the proposed merger to, or any consideration received in connection therewith by the officers, directors or employees of FCA or PSA, or any class of such persons, whether relative to the consideration to be paid to the holders of FCA common shares in the merger or otherwise. d’Angelin was not asked to, nor did it express any view on, and d’Angelin’s opinion did not address, the valuation of the Faurecia stake distributed to PSA shareholders other than the value observable in the market on December 12, 2019, nor any other term or aspect of the combination agreement or the merger, including, without limitation, the Proposed Distributions, the structure or form of the merger, or any term or aspect of any other agreement or instrument contemplated by the combination agreement or entered into or amended in connection with the combination agreement. d’Angelin’s opinion did not address the relative merits of the merger as compared to other business or financial strategies that might be available to FCA, nor did it address the underlying business decision of FCA to engage in the merger. d’Angelin did not express any view on, and d’Angelin’s opinion did not address, what the value of FCA common shares actually would be when issued or the prices at which FCA common shares would trade at any time, including following announcement or completion of the merger. d’Angelin is not a legal, regulatory, accounting or tax advisor and relied upon, without independent verification, the accuracy and completeness of assessments by FCA and its advisors with respect to legal, regulatory, accounting and tax matters.

Set forth below is a summary of the material financial analyses reviewed by d’Angelin with the FCA Board on December 17, 2019 in connection with rendering its opinion. The following summary, however, does not purport to be a complete description of the analyses performed by d’Angelin. The order of the analyses described and the results of these analyses do not represent relative importance or weight given to these analyses by d’Angelin. Except as otherwise noted, d’Angelin’s opinion summarized below was based upon information made available to d’Angelin as of the Opinion Date and financial, economic, monetary, market, regulatory and other conditions and circumstances as they existed and as could be evaluated on such date, with the exception of FCA and PSA share prices and Consensus Figures, which were reviewed as of October 29, 2019 (the “Undisturbed Date”). d’Angelin has no obligation to update, revise or reaffirm its opinion based on subsequent developments.
For purposes of its analyses and reviews, d’Angelin considered general business, economic, market and financial conditions, industry sector performance and other matters, as they existed and could be evaluated as of the Opinion Date, many of which are beyond the control of FCA and PSA. These include, among other things, the impact of competition on the business of FCA, PSA and the automotive and automotive finance industries generally, industry growth, and the absence of any material adverse change in the financial condition and prospects of FCA, PSA and the automotive and automotive finance industries, or in the financial markets in general. The estimates contained in d’Angelin’s analyses and reviews, and the ranges of valuations resulting from any particular analysis or review, are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by d’Angelin’s analyses and reviews. In addition, analyses and reviews relating to the value of companies, businesses or securities do not purport to be appraisals or to reflect the prices at which companies, businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, d’Angelin’s analyses and reviews are inherently subject to substantial uncertainty and d’Angelin assumes no responsibility if future results are materially different from those forecasted in such estimates.
The following summary of d’Angelin’s financial analyses includes information presented in tabular format. In order to fully understand the analyses, the tables should be read together with the full text of each summary. The tables are not intended to stand alone and alone do not constitute a complete description of d’Angelin’s financial analyses. Considering the tables below without considering the full narrative description of d’Angelin’s financial analyses, including the methodologies and assumptions underlying such analyses, could create a misleading or incomplete view of such analyses. Furthermore, mathematical analysis is not in itself a meaningful method of using the data referred to below.
Summary of d’Angelin’s Financial Analyses
For the purposes of the valuation analyses set forth in the sections below, d’Angelin reviewed and compared certain financial information of FCA and PSA to corresponding financial multiples and ratios for the following selected publicly traded companies in the automotive Original Equipment Manufacturer (“OEM”) industry, referred to as the Automotive Peers:
•Bayerische Motoren Werke AG, referred to as BMW;
•Daimler AG, referred to as Daimler;
•Ford Motor Company, referred to as Ford;
•General Motors Company, referred to as GM;
•Renault SA, referred to as Renault; and
•Volkswagen AG, referred to as VW.

For each of the Automotive Peers, in addition to FCA and PSA, d’Angelin calculated:
•Total industrial enterprise value (defined as market capitalization, less financial services equity value, plus preferred stock, plus net industrial debt, plus non-controlling interests, plus unfunded pension obligations, less investments in unconsolidated affiliates) as a multiple of estimated calendar year 2020 EBIT (defined as Earnings Before Interest and Taxes) and EBITDA (defined as earnings before interest, taxes, depreciation and amortization), referred to as 2020E EV/EBIT and 2020E EV/EBITDA, respectively;
•Total enterprise value as a multiple of next-twelve-months EBIT and EBITDA, calculated on a daily basis for the three years prior to December 12, 2019, referred to as Historical EV/EBIT and Historical EV/EBITDA, respectively; and
•The price of a share of common stock as a multiple of estimated calendar year 2020 EPS (defined as earnings per share), referred to as 2020E P/E.
In evaluating the Automotive Peers, d’Angelin made judgments and assumptions with regard to general business, economic and market conditions affecting the Automotive Peers and other matters, as well as differences in the Automotive Peers’ financial, business and operating characteristics. Such analysis involves complex considerations and judgments regarding many factors that could affect the relative values of the Automotive Peers and the multiples derived from the Automotive Peers, including market positioning, geographical exposure and specific business perspectives. Mathematical analysis, such as determining the mean or median of valuation multiples cannot, in itself, be deemed a meaningful method of using the data of the Automotive Peers.
When conducting valuation analyses involving Automotive Peers’ trading multiples, d’Angelin assessed the value of FCA and PSA based on both Management Figures and Consensus Figures. For all other valuation analyses, d’Angelin focused primarily on Management Figures. Financial data of the Automotive Peers was based on S&P Capital IQ, public filings and other publicly available information.
In calculating the implied exchange ratios as reflected in the financial analyses described below, d’Angelin used the ranges of implied share prices of FCA and PSA, adjusted for the FCA Extraordinary Dividend (€5.5bn) and the Faurecia Distribution (at market value as of December 12, 2019 and contemplating, in accordance with the original combination agreement, the distribution by PSA to its shareholders prior to the closing of the merger, by special or interim dividend, of all of the shares held by PSA in Faurecia), respectively (the “Distribution-Adjusted Share Prices”). d’Angelin divided the lowest Distribution-Adjusted Share Price for PSA by the highest Distribution-Adjusted Share Price for FCA, to obtain the low end of the exchange ratio range; and divided the highest Distribution-Adjusted Share Price for PSA by the lowest Distribution-Adjusted Share Price for FCA, to obtain the high end of the exchange ratio range.
In valuing FCA and PSA shares, d’Angelin used both sum-of-the-parts (“SOTP”) valuation methodologies and consolidated valuation methodologies (see below), as set forth in the sections below. Under SOTP valuation methodologies, d’Angelin assessed the valuation of core industrial activities (“Industrial Activities”) separately from financial services activities (“Financial Services”) for both FCA and PSA. Under consolidated valuation methodologies, Industrial Activities and Financial Services were valued together on a consolidated basis.

SOTP Valuation Methodologies
FCA
Financial Services Valuation
For the purpose of valuing FCA’s Financial Services separately from Industrial Activities, d’Angelin reviewed (i) Price-to-Book Value (“P/BV”) multiples from listed trading comparables, (ii) P/BV from PSA’s acquisition of GM’s European Financial Services, and (iii) P/BV implied from a regression analysis of P/BV – LTM RoE from a list of banking peers, each in an attempt to provide an implied value of FCA’s Financial Services by comparing it to companies conducting similar activities that are publicly traded and a transaction in the industry in which it operates, respectively. Based on the foregoing and based on its professional judgment and experience, d’Angelin applied the P/BV multiple ranges summarized in the table below:

Valuation Methodology	P/BV Range	FCA Financial Services Implied Equity Valuation
PSA’s Acquisition of GM’s European Financial Services	0.8x	€1.6 bn
Trading Comparables	1.1x	€2.2 bn
RoE - P/BV Regression	0.9x - 1.1x	€1.8 bn - €2.2 bn
Selected Range	0.8x - 1.1x	€1.6 bn - €2.2 bn
Industrial Activities Valuation | Based on Trading Multiples
d’Angelin performed a comparable company trading analysis in an attempt to provide an implied value of FCA’s Industrial Activities by comparing it to companies conducting similar activities that are publicly traded. For the purpose of valuing FCA’s Industrial Activities using trading multiples, d’Angelin split FCA’s Industrial Activities into (i) North America, (ii) rest of the world (“ROW”), and (iii) Maserati, each valued separately on an EV/EBITDA basis, in line with research analysts’ methodology in valuing U.S. automotive businesses. Based on selected Automotive Peers’ EV/EBITDA and based on its professional judgment and experience, d’Angelin derived the following valuation, using both Management Figures and Consensus Figures:

Valuation Based on Management Figures
Division	2020E Implied Industrial EV/EBITDA	FCA Industrial Activities Implied Enterprise Value
Industrial Activities (North America + ROW + Maserati)	2.4x - 2.9x	€31.5 bn - €37.9 bn

Valuation Based on Consensus Figures
Division	2020E Implied Industrial EV/EBITDA	FCA Industrial Activities Implied Enterprise Value
Industrial Activities (North America + ROW + Maserati)	2.4x - 2.9x	€29.4 bn - €35.4 bn

Industrial Activities Valuation | Based on Discounted Cash Flows (DCF)
d’Angelin performed a discounted cash flow analysis, which is designed to provide an implied value of FCA’s Industrial Activities by calculating the present value of the estimated future cash flows and terminal value of FCA’s Industrial Activities. For the purpose of such valuation, d’Angelin calculated the estimated present value of Industrial Activities’ unlevered, after-tax free cash flows that FCA was forecasted to generate during FCA’s fiscal years 2019 through 2022 based on Management Figures. For purposes of this analysis, unlevered after-tax free cash flows were calculated as EBITDA, less taxes, plus / minus change in net working capital and less capital expenditures. d’Angelin calculated terminal values for FCA’s Industrial Activities by applying an exit EV/EBIT multiple range of 2.5-3.0x, based on Automotive Peers’ Historical EV/EBIT multiples and d’Angelin’s professional judgment and experience, to a terminal year estimate of the unlevered, after-tax free cash flows that FCA was forecasted to generate based on Management Figures. The cash flows and terminal values in each case were then discounted to present value as of December 12, 2019 using the mid-year cash flow discounting convention and a discount rate of 8.1%, which discount rate was selected, upon the application of d’Angelin’s professional judgment and experience, to reflect a weighted average cost of capital calculation for FCA Industrial Activities. The DCF assumptions and implied valuation are summarized in the table below:

DCF Assumptions
WACC	Exit EBIT Margin	Exit NTM EV/EBIT	FCA Industrial Activities Implied Enterprise Value
8.1%	6.0% - 8.0%	2.5x - 3.5x	€32.2 bn - €39.7 bn
Sum-of-the-Parts
Using the foregoing valuations of FCA’s Financial Services and Industrial Activities, along with FCA’s forecasts and the number of fully diluted outstanding FCA common shares as provided to d’Angelin by FCA’s management, this valuation analysis indicated the following ranges of equity value of FCA and implied per share equity value for FCA common shares:

Industrial Activities Valuation Methodology	Industrial Activities Enterprise Value (EV)	Industrial EV Bridge	Financial Services Equity Value	Implied FCA Equity Value	Implied FCA Share Price
Trading Multiples (Mgmt Case)	€31.5 bn - €37.9 bn	€(2.6) bn	€1.6 bn - €2.2 bn	€30.4 bn - €37.5 bn	€19.19 - €23.66
Trading Multiples (Cons. Case)	€29.4 bn - €35.4 bn	€(2.6) bn	€1.6 bn - €2.2 bn	€28.4 bn - €35.0 bn	€17.89 - €22.05
DCF (Management Case)	€32.2 bn - €39.7 bn	€(2.6) bn	€1.6 bn - €2.2 bn	€31.2 bn - €39.3 bn	€19.64 - €24.78
________________________________________________________________________________________________________________________________________________
Note: Industrial EV Bridge is defined as the negative sum of net industrial debt, plus non-controlling interests, plus unfunded pension obligations, less investments in unconsolidated affiliates

PSA
Financial Services Valuation
For the purpose of valuing PSA’s Financial Services, and in line with the valuation performed for FCA’s Financial Services, d’Angelin reviewed (i) P/BV multiples from listed trading comparables, (ii) P/BV from PSA’s acquisition of GM’s European Financial Services, and (iii) P/BV implied from a regression analysis of P/BV – LTM RoE from a list of European banking peers, each in an attempt to provide an implied value of PSA’s Financial Services by comparing it to companies conducting similar activities that are publicly traded and a transaction in the industry in which it operates, respectively. Based on the foregoing and based on its professional judgment and experience, d’Angelin applied the P/BV multiple ranges summarized in the table below:

Valuation Methodology	P/BV Range	PSA Financial Services Implied Equity Valuation
PSA’s Acquisition of GM’s European Financial Services	0.8x	€2.4 bn
Trading Comparables	1.1x	€3.3 bn
RoE - P/BV Regression	0.9x - 1.1x	€2.7 bn - €3.3 bn
Selected Range	0.8x - 1.1x	€2.4 bn - €3.3 bn
Industrial Activities Valuation | Based on Trading Multiples
d’Angelin performed a comparable company trading analysis in an attempt to provide an implied value of PSA’s Industrial Activities by comparing it to companies conducting similar activities that are publicly traded. For the purpose of valuing PSA’s Industrial Activities using trading multiples, d’Angelin valued Industrial Activities on an EV/EBIT basis, in line with research analysts’ methodology in valuing European automotive businesses. Based on selected Automotive Peers’ EV/EBIT and based on its professional judgment and experience, d’Angelin applied the trading multiple reference ranges summarized in the table below:

Valuation Based on Management Figures
Division	Selected Multiples 2020E Implied Industrial EV/EBIT	PSA Industrial Activities Implied Enterprise Value
Industrial Activities (Peugeot-Citroen + Opel-Vauxhall)	4.0x - 4.5x	€22.6 bn - €25.1 bn

Valuation Based on Consensus Figures
Division	Selected Multiples 2020E Implied Industrial EV/EBIT	PSA Industrial Activities Implied Enterprise Value
Industrial Activities (Peugeot-Citroen + Opel-Vauxhall)	4.0x - 4.5x	€18.4 bn - €20.4 bn

Industrial Activities Valuation | Based on Discounted Cash Flows
d’Angelin performed a discounted cash flow analysis, which is designed to provide an implied value of PSA’s Industrial Activities by calculating the present value of the estimated future cash flows and terminal value of PSA’s Industrial Activities. For the purpose of such valuation, d’Angelin calculated the estimated present value of Industrial Activities’ unlevered, after-tax free cash flows that PSA was forecasted to generate during PSA’s fiscal years 2019 through 2022 based on Management Figures. For purposes of this analysis, unlevered after-tax free cash flows were calculated as EBITDA, less taxes, plus / minus change in net working capital and less capital expenditures. d’Angelin calculated terminal values for PSA’s Industrial Activities by applying an exit EV/EBIT multiple range of 2.5-3.0x, based on Automotive Peers’ Historical EV/EBIT multiples and d’Angelin’s professional judgment and experience, to a terminal year estimate of the unlevered, after-tax free cash flows that PSA was forecasted to generate based on Management Figures. The cash flows and terminal values in each case were then discounted to present value as of December 12, 2019 using the mid-year cash flow discounting convention and a discount rate of 8.4%, which discount rate was selected, upon the application of d’Angelin’s professional judgment and experience, to reflect a weighted average cost of capital calculation for PSA’s Industrial Activities. The DCF assumptions and implied valuation are summarized in the table below:

DCF Assumptions
WACC	Exit EBIT Margin	Exit NTM EV/EBIT	PSA Industrial Activities Implied Enterprise Value
8.4%	6.0% - 8.0%	2.5x - 3.5x	€22.0 bn - €26.1 bn
Sum-of-the-Parts
Using the foregoing valuations of PSA’s Financial Services and Industrial Activities, along with PSA’s forecasts and the number of fully diluted outstanding PSA ordinary shares as provided to d’Angelin by FCA’s management, this valuation analysis indicated the following ranges of equity value of PSA and implied per share equity value for PSA ordinary shares:

Industrial Activities Valuation Methodology	Industrial Activities Enterprise Value (EV)	Industrial EV Bridge	Financial Services Equity Value	Implied PSA Equity Value	Implied PSA Share Price
Trading Multiples (Management Case)	€22.6 bn - €25.1 bn	€5.4 bn	€2.4 bn - €3.3 bn	€33.5 bn - €36.9 bn	€35.57 - €39.17
Trading Multiples (Consensus Case)	€18.4 bn - €20.4 bn	€5.4 bn	€2.4 bn - €3.3 bn	€29.3 bn - €32.3 bn	€31.12 - €34.23
DCF (Management Case)	€22.0 bn - €26.1 bn	€5.4 bn	€2.4 bn - €3.3 bn	€33.0 bn - €38.0 bn	€35.02 - €40.25
________________________________________________________________________________________________________________________________________________
Note: Industrial EV Bridge is defined as the negative sum of net industrial debt, plus non-controlling interests, plus unfunded pension obligations, less investments in unconsolidated affiliates
Implied Exchange Ratios
Utilizing the implied equity value reference ranges derived for FCA and PSA described above, d’Angelin calculated the following implied exchange ratio ranges (as explained above), in each case compared to the Exchange Ratio of 1.742 pursuant to the combination agreement:

Sum-of-the-Parts (SOTP) Valuation
Valuation Methodology	Range of Implied Exchange Ratios
Trading Multiples (Management Case)	1.59x - 2.28x
Trading Multiples (Consensus Case)	1.49x - 2.14x
Discounted Cash Flows (Management Case)	1.48x - 2.28x

Consolidated Valuation | Based on Trading Multiples
FCA
For the purpose of valuing FCA’s consolidated business using trading multiples, d’Angelin used a trading P/E valuation methodology. Based on selected Automotive Peers’ P/E and based on its professional judgment and experience, d’Angelin applied the trading multiple reference ranges summarized in the table below:

Valuation Based on Management Figures
Division	Selected Multiples 2020E P/E	PSA Implied Share Price
Consolidated (Industrial Activities + Financial Services)	5.7x - 7.7x	€23.45 - €31.46

Valuation Based on Consensus Figures
Division	Selected Multiples 2020E P/E	PSA Implied Share Price
Consolidated (Industrial Activities + Financial Services)	5.7x - 7.7x	€22.07 - €29.62
PSA
For the purpose of valuing PSA’s consolidated business using trading multiples, d’Angelin used a trading P/E valuation methodology. Based on selected Automotive Peers’ P/E and based on its professional judgment and experience, d’Angelin applied the trading multiple reference ranges summarized in the table below:

Valuation Based on Management Figures
Division	Selected Multiples 2020E P/E	FCA Implied Share Price
Consolidated (Industrial Activities + Financial Services)	5.7x - 7.7x	€17.69 - €23.74

Valuation Based on Consensus Figures
Division	Selected Multiples 2020E P/E	PSA Implied Share Price
Consolidated (Industrial Activities + Financial Services)	5.7x - 7.7x	€15.58 - €20.90
Implied Exchange Ratios
Utilizing the implied equity value reference ranges derived for FCA and PSA described above, d’Angelin calculated the following implied exchange ratio ranges (as explained above), in each case compared to the Exchange Ratio of 1.742 pursuant to the combination agreement:

Consolidated Valuation
Valuation Methodology	Range of Implied Exchange Ratios
Trading Multiples (Management Case)	0.99x - 1.97x
Trading Multiples (Consensus Case)	1.07x - 2.17x
Other Factors
d’Angelin also noted certain other factors, which were not considered material to its financial analyses with respect to its opinion, but were referenced for informational purposes only, including, among other things, the following:

52-Week Trading Range Analysis
FCA
d’Angelin reviewed historical trading prices of FCA common shares during the 12-month period ended on the Undisturbed Date, noting that the low and high closing prices during such period ranged from approximately €10.71 to approximately €13.15 per FCA common share, respectively, and a range of equity value of €17.0 billion to €20.9 billion, respectively.
PSA
d’Angelin reviewed historical trading prices of PSA ordinary shares during the 12-month period ended on the Undisturbed Date, noting that the low and high closing prices during such period ranged from approximately €16.63 to approximately €25.04 per PSA ordinary share, respectively, and a range of equity value of €15.7 billion to €23.6 billion, respectively.
Exchange Ratio
The 52-week trading range analysis implies an exchange ratio range of 1.37x - 2.99x.
Equity Research Analyst Target Prices
FCA
d’Angelin reviewed selected public market trading price targets for the FCA common shares prepared and published by equity research analysts that were publicly available prior to the Undisturbed Date. These price targets, which ranged from €12.00 to €14.70 per FCA common share (excluding first and last quartiles, to remove outliers), reflect analysts’ estimates of the future public market trading price of the FCA common shares at the time the price target was published. The price targets range implied a range of equity value of approximately €19.0 billion to approximately €23.3 billion. Public market trading price targets published by equity research analysts do not necessarily reflect current market trading prices for the FCA common shares and these target prices and the analysts’ earnings estimates on which they were based are subject to risk and uncertainties, including factors affecting the financial performance of FCA and future general industry and market conditions.
PSA
d’Angelin reviewed selected public market trading price targets for the PSA ordinary shares prepared and published by equity research analysts that were publicly available prior to the Undisturbed Date. These price targets, which ranged from €21.00 to €28.25 per PSA ordinary share (excluding first and last quartiles, to remove outliers), reflect analysts’ estimates of the future public market trading price of the PSA ordinary shares at the time the price target was published. The price targets range implied a range of equity value of approximately €19.8 billion to approximately €26.6 billion. Public market trading price targets published by equity research analysts do not necessarily reflect current market trading prices for the FCA common shares and these target prices and the analysts’ earnings estimates on which they were based are subject to risk and uncertainties, including factors affecting the financial performance of FCA and future general industry and market conditions.
Exchange Ratio
The equity research analyst target prices imply an exchange ratio range of 1.57x - 2.91x.

Internal Rate of Return (IRR) Analysis
d’Angelin reviewed the illustrative IRR to FCA shareholders, calculated over a three-year period, under several scenarios: (i) FCA standalone, (ii) FCA merger with PSA assuming phased synergies (with potential re-rating), and (iii) FCA merger with PSA assuming phased synergies until 2022 and steady state synergies by 2023 (with potential re-rating). The analysis assumes the purchase of one FCA share on the Undisturbed Date, 20% payout ratio during the three-year period and the payment of FCA’s €5.5 billion special dividend. Under Management Figures, this analysis resulted in an illustrative IRR to FCA shareholders of 29.2% - 66.6% under the two merger scenarios above, compared to 21.3% standalone. Under Consensus Figures, this analysis resulted in an illustrative IRR to FCA shareholders of 19.3% - 49.7% under merger scenarios, compared to 11.1% standalone.
Miscellaneous
The foregoing summary of d’Angelin’s financial analyses does not purport to be a complete description of the analyses or data presented by d’Angelin to the FCA Board. In connection with the review of the merger by the FCA Board, d’Angelin performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary described above, without considering the analyses as a whole, could create an incomplete view of the processes underlying d’Angelin’s opinion. In arriving at its fairness determination, d’Angelin considered the results of all the analyses and did not draw, in isolation, conclusions from or with regard to any one analysis or factor considered by it for purposes of its opinion. Rather, d’Angelin made its determination as to fairness on the basis of its professional judgment and experience after considering the results of all the analyses. In addition, d’Angelin may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above should not be taken to be the view of d’Angelin with respect to the actual value of the FCA common shares at any time. Rounding may result in total sums set forth in this section not equaling the total of the figures shown.
d’Angelin’s financial advisory services and its opinion were provided for the information and benefit of the FCA Board (in its capacity as such) in connection with its evaluation of the proposed merger. The issuance of d’Angelin’s opinion was approved by d’Angelin’s Fairness Opinion Committee in accordance with d’Angelin’s customary practice. d’Angelin’s opinion and its presentation to the FCA Board was one of many factors taken into consideration by the FCA Board in deciding to consider, approve and declare the advisability of the combination agreement and the transactions contemplated thereby. Consequently, the analyses described above should not be viewed as determinative of the opinion of the FCA Board with respect to the Exchange Ratio pursuant to the combination agreement or of whether the FCA Board would have been willing to agree to a different exchange ratio.
The Exchange Ratio was determined by FCA and PSA through arm’s-length negotiations and was approved by the FCA Board. d’Angelin did not recommend any specific exchange ratio to FCA or the FCA Board or opine that any specific exchange ratio constituted the only appropriate exchange ratio for the merger.
d’Angelin acted as financial advisor to FCA in connection with, and participated in certain of the negotiations leading to, the merger. d’Angelin has provided certain financial advisory services to FCA and its affiliates from time to time, in particular starting from January 2019, for which d’Angelin received, and may receive, compensation, including acting as financial advisor to FCA with respect to FCA’s exploration of a potential business combination with Groupe Renault. During the two-year period prior to the Opinion Date d’Angelin recognized compensation for its financial advisory services provided to FCA and/or its affiliates of approximately €0.4 million. In addition, pursuant to the terms of d’Angelin’s engagement letter dated March 4, 2019 and subsequent addendums with FCA, FCA paid or agreed to pay d’Angelin fees for its services with respect to the merger in the aggregate amount of approximately €6.5 million, €2 million of which became payable in connection with advice relating to the merger and the delivery of a fairness opinion and €4.5 million of which will become payable upon completion of the merger. FCA has also agreed to reimburse d’Angelin for its expenses and to indemnify d’Angelin against certain liabilities arising out of its engagement.
In addition, during the two-year period prior to the Opinion Date, d’Angelin was not engaged to provide financial advisory or other services to PSA and d’Angelin did not receive any compensation from PSA. d’Angelin may provide financial advisory or other services to FCA and PSA in the future in connection with which d’Angelin may receive compensation.

d’Angelin regularly engages in a wide range of activities for its own accounts and the accounts of customers, including corporate finance, mergers and acquisitions, capital markets advisory and related activities.
Opinion of the Financial Advisor to the PSA Supervisory Board
Perella Weinberg UK Limited
The PSA Supervisory Board retained Perella Weinberg to act as its financial advisor in connection with a potential transaction involving FCA. PSA selected Perella Weinberg based on Perella Weinberg’s qualifications, expertise and reputation and its knowledge of the business and affairs of PSA and the industries in which PSA conducts its business. Perella Weinberg, as part of its investment banking business, is continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, leveraged buyouts and other transactions as well as for corporate and other purposes.
On September 14, 2020, Perella Weinberg rendered to the PSA Supervisory Board its oral opinion, subsequently confirmed in writing that, as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth in its opinion, the Exchange Ratio provided for in the combination agreement was fair from a financial point of view to the holders of PSA ordinary shares.
The full text of Perella Weinberg’s written opinion, dated September 14, 2020, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by Perella Weinberg, is attached to this prospectus as Appendix E and is incorporated by reference in such prospectus. Holders of PSA ordinary shares are urged to read Perella Weinberg’s opinion carefully and in its entirety. Perella Weinberg’s opinion is for the information and assistance of the PSA Supervisory Board in connection with, and for the purposes of its evaluation of, the contemplated revised merger pursuant to the combination agreement (the “Amended Transaction”). Perella Weinberg’s opinion was not intended to be and does not constitute a recommendation to any holder of PSA ordinary shares or FCA common shares as to how such holders should vote or otherwise act with respect to the Amended Transaction or any other matter and does not in any manner address the prices at which the PSA ordinary shares or FCA common shares will trade at any time. In addition, Perella Weinberg expressed no opinion as to the fairness of the Amended Transaction to, or any consideration received in connection with the Amended Transaction by, the holders of any other class of securities, creditors or other constituencies of PSA. This summary of the opinion of Perella Weinberg is qualified in its entirety by reference to the full text of the opinion.
In arriving at its opinion, Perella Weinberg, among other things:
•reviewed certain publicly available financial statements and other business and financial information with respect to PSA, Faurecia, and FCA, including research analyst reports;
•reviewed certain publicly available financial forecasts prepared by research analysts relating to PSA and FCA (the “Public Forecasts”);
•reviewed estimates of synergies anticipated by PSA’s management to result from the Amended Transaction (collectively, the “Anticipated Synergies”);
•discussed the past and current business, operations, financial condition and prospects of PSA, including the Anticipated Synergies and matters relating to Faurecia, with members of the PSA Supervisory Board, and discussed the past and current business, operations, financial condition and prospects of FCA with the PSA Supervisory Board;
•reviewed the relative financial contributions of PSA and FCA to the future financial performance of Stellantis on a pro forma basis;
•compared the financial performance of PSA and FCA with that of certain publicly-traded companies which Perella Weinberg believed to be generally relevant;
•compared the financial terms of the Amended Transaction with the publicly available financial terms of certain transactions which Perella Weinberg believed to be generally relevant;

•reviewed the historical trading prices and trading activity for the PSA ordinary shares and the FCA common shares, and compared such price and trading activity of the PSA ordinary shares and FCA common shares with each other and with that of securities of certain publicly-traded companies which Perella Weinberg believed to be generally relevant;
•participated in discussions with certain representatives of PSA and the PSA Supervisory Board, and their respective advisors;
•reviewed the original combination agreement and a draft, dated September 10, 2020, of the combination agreement amendment (the “Draft Amendment”); and
•conducted such other financial studies, analyses and investigations, and considered such other factors, as Perella Weinberg deemed appropriate.
In arriving at its opinion, Perella Weinberg assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information supplied or otherwise made available to it (including information that is available from generally recognized public sources) for purposes of its opinion and further relied upon the assurances of the PSA Supervisory Board that, to the PSA Supervisory Board’s knowledge, the information furnished, or approved for Perella Weinberg’s use, by the PSA Supervisory Board for purposes of Perella Weinberg’s analysis did not contain any material omissions or misstatements of material fact. Perella Weinberg assumed with the PSA Supervisory Board’s consent that there were no material undisclosed liabilities of PSA or FCA for which adequate reserves or other provisions had not been made. As the PSA Supervisory Board was aware, Perella Weinberg had not been provided with, and did not have access to, financial forecasts relating to PSA or FCA, prepared either by the management of PSA or FCA. In that regard, Perella Weinberg had been advised by the PSA Supervisory Board and assumed, with the PSA Supervisory Board’s consent, that the Public Forecasts were a reasonable basis upon which to evaluate the future financial performance of PSA and FCA and Perella Weinberg used the Public Forecasts in performing its analysis. Perella Weinberg assumed, with the PSA Supervisory Board’s consent, that the Anticipated Synergies and potential strategic implications and operational benefits (including the amount, timing and achievability thereof) anticipated by the management of PSA to result from the Amended Transaction would be realized in the amounts and at the times projected by the management of PSA, and Perella Weinberg expressed no view as to the assumptions on which they were based. Perella Weinberg relied without independent verification upon the assessment by the management of PSA and the PSA Supervisory Board of the timing and risks associated with the integration of PSA and FCA. In arriving at its opinion, Perella Weinberg did not make any independent valuation or appraisal of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of PSA or FCA, nor was it furnished with any such valuations or appraisals, nor did it assume any obligation to conduct, nor has it conducted, any physical inspection of the properties or facilities of PSA or FCA. In addition, Perella Weinberg did not evaluate the solvency of any party to the combination agreement, including under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. Perella Weinberg assumed that the final combination agreement amendment would not differ in any material respect from the Draft Amendment reviewed by them and that the Amended Transaction would be consummated in accordance with the terms set forth in the combination agreement, without material modification, waiver or delay, in particular regarding the FCA Extraordinary Dividend, and that all representations and warranties in the original combination agreement were true and correct when made and that all representations and warranties in the combination agreement would be true and correct as of the closing of the Amended Transaction. In addition, Perella Weinberg assumed that in connection with the receipt of all the necessary approvals of the proposed Amended Transaction, no delays, limitations, conditions or restrictions would be imposed that could have an adverse effect on PSA, FCA or the contemplated benefits expected to be derived in the Amended Transaction. Perella Weinberg relied as to all legal matters relevant to rendering its opinion upon the advice of counsel.

Perella Weinberg’s opinion addressed only the fairness from a financial point of view, as of the date thereof, of the Exchange Ratio provided for in the combination agreement to the holders of the PSA ordinary shares. Perella Weinberg was not asked to, nor did it, offer any opinion as to any other term of the combination agreement or any other document contemplated by or entered into in connection with the combination agreement or the form or structure of the Amended Transaction or the likely timeframe in which the Amended Transaction would be consummated. In addition, Perella Weinberg expressed no opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the combination agreement, or any class of such persons, whether relative to the Exchange Ratio or otherwise. Perella Weinberg did not express any opinion as to any tax or other consequences that may result from the transactions contemplated by the combination agreement or any other related document, nor did its opinion address any legal, tax, regulatory or accounting matters, as to which it understood PSA had received such advice as it deemed necessary from qualified professionals. Perella Weinberg’s opinion does not address PSA’s underlying business decision to enter into the combination agreement or the relative merits of the Amended Transaction as compared with any other strategic alternative which may be available to PSA. Perella Weinberg was not authorized to solicit, and did not solicit, indications of interest in a transaction with PSA from any party.
Perella Weinberg’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Perella Weinberg as of, the date of its opinion. In particular, the financial, credit and stock markets had been experiencing unusual volatility and Perella Weinberg expressed no view or opinion as to the potential effects of such volatility on PSA, FCA or the Amended Transaction. It should be understood that subsequent developments may affect Perella Weinberg’s opinion and the assumptions used in preparing it, and Perella Weinberg does not have any obligation to update, revise, or reaffirm its opinion. The issuance of Perella Weinberg’s opinion was approved by a fairness opinion committee of Perella Weinberg.
For the avoidance of doubt, Perella Weinberg’s opinion was not delivered pursuant to Article 261-1 of the Règlement général of the AMF (the “RG-AMF”) and should not be considered a “rapport d’expert indépendant” nor an “expertise indépendante” or “attestation d’équité”, nor shall Perella Weinberg UK Limited or its affiliates be considered an “expert indépendant”, in each case within the meaning of the RG‑AMF (in particular Book II, Title VI thereof).
Summary of Financial Analyses
The following is a summary of the material financial analyses performed by Perella Weinberg and reviewed by the PSA Supervisory Board in connection with Perella Weinberg’s opinion relating to the Amended Transaction and does not purport to be a complete description of the financial analyses performed by Perella Weinberg. The order of analyses described below does not represent the relative importance or weight given to those analyses by Perella Weinberg.
Some of the summaries of the financial analyses include information presented in tabular format. In order to fully understand Perella Weinberg’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Perella Weinberg’s financial analyses.
Selected Publicly-Traded Companies Analysis
Perella Weinberg performed a selected publicly-traded companies analysis, which is a method of deriving an implied value range for a company’s equity securities based on a review of selected publicly-traded companies generally deemed relevant for comparative purposes. Perella Weinberg reviewed financial market multiples and ratios of the following selected publicly-traded companies:
•General Motors Company;
•Ford Motor Company;
•Volkswagen AG;
•Groupe Renault.

Although none of the above companies is identical to PSA or FCA, Perella Weinberg selected these companies because they had publicly traded equity securities and were deemed to be similar to PSA and FCA in one or more respects.
For each of the selected public-traded companies, Perella Weinberg calculated and compared financial information and financial market multiples and ratios based on company filings for historical information and consensus third party research estimates for forecasted information.
For each of the selected publicly-traded companies, Perella Weinberg reviewed (i) the ratio of automobile enterprise value (which represents fully diluted equity value based on such company’s closing share price as of September 9, 2020 less net industrial cash, plus unfunded pension obligations post tax, plus non-controlling interests, less equity accounted investments and less the value of the company’s financing services divisions (“Auto EV”)) to estimated calendar year 2021 earnings before interest, taxes, depreciation and amortization (“EBITDA”) adjusted for capitalized R&D expenses and financial services contribution (“Adjusted EBITDA”) based on consensus third party research estimates and (ii) the ratio of fully diluted equity value based on such company’s closing share price as of September 9, 2020 less net industrial cash to estimated calendar year 2021 net income (“Cash P/E”) based on consensus third party research estimates. The results of these analyses are summarized in the following table:

	2021E Auto EV / Adjusted EBITDA	2021E Cash P/ E
General Motors Company	4.7x	8.3x
Ford Motor Company	3.4x	13.2x
Volkswagen AG	1.9x	5.3x
Groupe Renault	2.2x	n.m.
Based on the analysis of the relevant metrics described above and on professional judgments made by Perella Weinberg, Perella Weinberg selected and applied a median multiple from Groupe Renault and Volkswagen AG of 2.00x, implying a range of multiples of 1.75x to 2.25x, to the 2021E Adjusted EBITDA of PSA using the Public Forecasts, and applied a median multiple from Groupe Renault, Volkswagen AG, Ford Motor Company and General Motors Company of 2.75x implying a range of multiples of 2.50x to 3.00x, to the 2021E Adjusted EBITDA of FCA using the Public Forecasts.
For the purpose of valuing PSA and FCA’s financing services, Perella Weinberg reviewed PSA’s acquisition multiple of General Motors Company’s European Financial Services of 0.8x Price-to-book Value, and the valuation of Original Equipment Manufacturers’ Financial Services by selected equity research analysts at 0.8x Price-to-Book Value. Perella Weinberg applied such ratio to the book value of each of PSA’s and FCA’s respective financing services business to determine the value of such businesses.
From these analyses, Perella Weinberg derived ranges of implied equity values per share for each of PSA and FCA. Perella Weinberg calculated implied values per share by dividing the implied equity values by the applicable fully diluted shares (based upon the number of issued and outstanding shares and the number of shares resulting from dilutive instruments) (“Implied Values per Share”). The ranges of Implied Values per Share derived from these calculations are summarized in the following table:

	Metric	Implied Value Range Per Share
PSA
Public Forecasts	2021E Adjusted EBITDA	€17.2 - €21.3
FCA
Public Forecasts	2021E Adjusted EBITDA	€9.1 - €11.9

Although the selected publicly-traded companies were used for comparison purposes, no business of any selected company was either identical or directly comparable to PSA’s or FCA’s business. Perella Weinberg’s comparison of selected publicly-traded companies to PSA and FCA and analysis of the results of such comparisons were not purely mathematical, but instead necessarily involved complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the relative values of the selected publicly-traded multiples.
Standalone Discounted Cash Flow Analysis
Perella Weinberg performed a standalone discounted flow analysis, which is a method of deriving an implied value for a company’s equity securities based on the sum of the company’s unlevered after tax free cash flows over a forecast period and the terminal value at the end of the forecast period. In performing this analysis, Perella Weinberg used the Public Forecasts and:
•calculated, in each case, the present value as of June 30, 2020 of the estimated standalone unlevered after tax free cash flows that each of PSA and FCA could generate from July 1, 2020 through the end of fiscal year 2022 using the Public Forecasts, and using discount rates ranging from 8.25% to 9.25% for PSA and 8.75% to 9.75% for FCA, in each case based on estimates of the weighted average cost of capital of each company; and
•calculated, in each case, the present value of terminal values for each of PSA and FCA by applying an exit Enterprise Value / EBITDA last twelve months multiple, as of 2022, of 1.7x for PSA and 2.1x for FCA based on historical observations of such multiples and upon the application of Perella Weinberg professional judgment and experience, and using discount rates ranging from 8.25% to 9.25% for PSA and 8.75% to 9.75% for FCA, in each case based on estimates of the weighted average cost of capital of each company.
The standalone discounted cash flow analysis did not consider the Anticipated Synergies resulting from the proposed merger.
From these analyses, Perella Weinberg derived ranges of implied equity values per share for each of PSA and FCA. The ranges of Implied Values per Share derived from these calculations are summarized in the following table:

Implied Value Range Per Share
PSA	€25.7 - €30.8
FCA	€12.5 - €16.3
Historical Stock Trading Analysis
Perella Weinberg reviewed the historical closing market prices for each of the PSA ordinary shares and FCA common shares for the 52-week period ended October 29, 2019 and used a range midpoint defined as the October 29, 2019 last three months Volume Weighted Average Price (“VWAP”) trading price per PSA ordinary share and per FCA common share. The midpoint and the ranges of Implied Values per Share derived from these calculations are summarized in the following table:

	Metric	Value Per Share or Value Range Per Share
PSA
Historical Stock Trading	Last three months VWAP	€22.1
Historical Stock Trading	52-week trading range	€17.2 - €25.0
FCA
Historical Stock Trading	Last three months VWAP	€11.9
Historical Stock Trading	52-week trading range	€11.1 - €15.2

Equity Research Target Price Analysis
Perella Weinberg reviewed target prices for PSA and FCA from publicly available research reports covering both companies: (i) ten selected equity research reports publicly available prior to October 29, 2019 and (ii) twelve selected equity research reports publicly available prior to September 9, 2020. Perella Weinberg noted that the range of these equity research analyst target prices was (i) €21.0 to €32.0 per PSA ordinary share and €10.0 to €16.5 per FCA common share as of October 29, 2019 and (ii) €9.3 to €25.0 per PSA ordinary share and €4.6 to €14.9 per FCA common share as of September 9, 2020.
Implied Adjusted Exchange Ratio
Perella Weinberg then calculated the implied adjusted exchange ratio (the “Implied Adjusted Exchange Ratio”) for each PSA ordinary share, based on the ratio between PSA’s and FCA’s value per share, for each of the selected valuation methodologies. In calculating the Implied Adjusted Exchange Ratio, Perella Weinberg adjusted the FCA value per share determined by the selected valuation methodology for the payment of the FCA Extraordinary Dividend divided by FCA’s fully diluted number of common shares.

Valuation Methodology	Implied Adjusted Exchange Ratio
Publicly-Traded Companies	1.658x – 2.855x
Standalone Discounted Cash Flow	1.726x – 2.798x
Historical Stock Trading (as of 29-Oct-19)	1.242x – 2.629x
Equity Research Target Price
As of 29-Oct-19	1.883x – 2.856x
As of 09-Sep-20	1.622x – 3.307x
For the Equity Research Target Price Analysis, Perella Weinberg divided the value per share for PSA by the value per share for FCA, adjusted for the value per share of the payment of the FCA Extraordinary Dividend for each equity research report covering both companies. Perella Weinberg then retained (i) the lowest of these ratios to obtain the low end of the Implied Adjusted Exchange Ratio range; and (ii) the highest of these ratios to obtain the high end of the Implied Adjusted Exchange Ratio range.
For the other selected valuation methodologies, Perella Weinberg divided the lowest value per share for PSA by the highest value per share for FCA, adjusted for the value per share of the payment of the FCA Extraordinary Dividend, to obtain the low end of the Implied Adjusted Exchange Ratio range; and divided the highest value per ordinary share for PSA by the lowest value per common share for FCA, adjusted for the value per share of the payment of the FCA Extraordinary Dividend, to obtain the high end of the Implied Adjusted Exchange Ratio range.
Miscellaneous
The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth in this prospectus, without considering the analyses or the summary as a whole, could create an incomplete view of the processes underlying Perella Weinberg’s opinion. In arriving at its fairness determination, Perella Weinberg considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered. Rather, Perella Weinberg made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the analyses described in this prospectus as a comparison is directly comparable to PSA, FCA or the Amended Transaction.

Perella Weinberg prepared the analyses described in this prospectus for purposes of providing its opinion to the PSA Supervisory Board as to the fairness, from a financial point of view, as of the date of its opinion, of the Exchange Ratio provided in the combination agreement to the holders of PSA ordinary shares. These analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Perella Weinberg’s analyses were based on third party research analyst estimates, which are not necessarily indicative of actual future results, and which may be significantly more or less favorable than suggested by Perella Weinberg’s analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties to the combination agreement or their respective advisors, none of PSA, FCA, Perella Weinberg or any other person assumes responsibility if future results are materially different from those forecasted by the third parties.
As described above, the opinion of Perella Weinberg to the PSA Supervisory Board was one of many factors taken into consideration by the PSA Supervisory Board in making its determination to approve the Amended Transaction. Perella Weinberg was not asked to, and did not, recommend the Exchange Ratio provided for in the combination agreement, which consideration was determined through arm-length negotiations between PSA and FCA. Perella Weinberg did not recommend any specific exchange ratio to the holders of PSA ordinary shares or the PSA Supervisory Board or that any specific exchange ratio constituted the only appropriate exchange ratio or consideration for the Amended Transaction.
Pursuant to the terms of the engagement letter between Perella Weinberg and the PSA Supervisory Board dated October 28, 2019, as amended on September 14, 2020, PSA (i) paid Perella Weinberg monthly retainer fees since August 1, 2019 for a total amount paid to date of €175,000 (creditable against the other fees) and an announcement fee of €1 million, and (ii) further agreed to pay Perella Weinberg €1 million (creditable against the success fee) upon the delivery of Perella Weinberg’s opinion, as well as a success fee of €6 million upon the consummation of the Amended Transaction and a discretionary fee of up to €1 million. PSA has agreed to indemnify Perella Weinberg and related persons for certain liabilities and other items that may arise out of its engagement by the PSA Supervisory Board and the rendering of its opinion.
During the two-year period prior to the date of its opinion, neither Perella Weinberg nor its affiliates have had material relationships, other than the services provided in connection with the Amended Transaction and the rendering of its opinion, with PSA or FCA or their respective affiliates for which compensation was received or is intended to be received by Perella Weinberg or its affiliates. Perella Weinberg and its affiliates may in the future provide investment banking and other financial services to PSA, FCA and their respective affiliates and for which it would expect to receive compensation for the rendering of such services. In the ordinary course of their business activities, Perella Weinberg or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for their own account or the accounts of customers or clients, in debt or equity or other securities (or related derivative securities) or financial instruments (including bank loans or other obligations) of PSA, FCA or any of their respective affiliates.
Interests of Certain Persons in the Merger
FCA
Certain of the directors and officers of FCA may have interests in the merger that are different from, or in addition to, the interests of the FCA shareholders. The FCA Board was aware of and considered these interests during its deliberations on the merits of the merger or approved the related arrangements in the context of, or following, the discussions regarding the merger. For purposes of the disclosure below, FCA’s officers consist of John Elkann, Chairman; Michael Manley, Chief Executive Officer; Richard Palmer, Chief Financial Officer; Pietro Gorlier, Chief Operating Officer EMEA and Global Head of Parts & Service; Antonio Filosa, Chief Operating Officer LATAM; Mark Stewart, Chief Operating Officer North America; Davide Grasso, Chief Operating Officer Maserati; and Giorgio Fossati, General Counsel. These interests include the following:
•Positions in Stellantis. The combination agreement provides that Mr. Elkann will serve as the Chairman of Stellantis effective as of the Governance Effective Time. Additionally, certain directors and officers of FCA may continue to serve as directors or officers of Stellantis following the merger.

•Treatment of Equity Awards. At the effective time of the merger, each holder of outstanding FCA equity awards will be entitled to receive a substitute Stellantis restricted share unit award, with respect to a number of Stellantis common shares equal to the number of FCA shares subject to the original FCA equity award (assuming performance at target or, in the event that FCA’s performance exceeds the target level as assessed by the FCA Board or a committee of the FCA Board immediately before the effective time of the merger, at that assessed level). Each Stellantis restricted share unit award will continue to be governed by the same terms and conditions (including service-based vesting terms, but not performance-based vesting terms) as were applicable to the relevant FCA equity awards immediately prior to the effective time of the merger.
•Retention Arrangements. Certain officers of FCA are entitled to retention benefits under which they are eligible to receive a one-time cash award, payable either entirely at the time of closing of the merger or 50 percent at the time of closing of the merger and 50 percent on the 12-month anniversary of the closing of the merger. The officers eligible to receive these retention benefits in connection with the merger consist of Messrs. Pietro Gorlier, Antonio Filosa, Mark Stewart, Davide Grasso and Giorgio Fossati. Additionally, under FCA’s Equity Incentive Plan, certain changes in role following the closing of the Merger (including no longer serving as a member of the board of directors) entitle plan participants to a qualifying termination of employment, with accelerated vesting of all outstanding awards under the plan and severance payments as contemplated by their employment agreement as applicable. With respect to Michael Manley, FCA’s Chief Executive Officer, such entitlements have been replaced with the right to receive a cash retention award, which is payable on a specified date after closing of the merger upon the satisfaction of certain conditions. Mr. Manley’s entitlement will (1) replace, effective as of the closing of the merger, Mr. Manley’s outstanding FCA performance share units and FCA restricted share units, with such portion of the retention award calculated based on the value of such awards at the closing of the Merger , (2) replace certain other severance rights, with such portion of the retention award equal to one times Mr. Manley’s annual base salary, and (3) provide Mr. Manley a recognition award with a value equivalent to approximately five times his annual base salary. In addition Mr. Manley will be entitled to certain facilitations regarding the purchase of vehicles manufactured by FCA. With respect to Richard Palmer, FCA’s Chief Financial Officer, the above mentioned entitlements have been replaced with the right to receive a cash retention award, payable on a specified date after closing of the merger upon satisfaction of certain conditions Mr. Palmer’s entitlement will (1) replace, effective as of the closing of the merger, Mr. Palmer’s outstanding FCA performance share units and FCA restricted share units, with such portion of the retention award calculated based on the value of such awards at the closing of the Merger, (2) replace certain other severance rights, with such portion of the retention award equal to two times Mr. Palmer’s annual base salary, and (3) provide Mr. Palmer a recognition award with a value equivalent to approximately two times his annual base salary. Each of FCA’s Chief Executive Officer and Chief Financial Officer will also be subject to a non-competition covenant and non-solicitation of employees covenant, which continue for two years and three years, respectively, following any termination of his employment.
•Severance Arrangements. Officers in the United States are employed by FCA on the basis of an employment agreement for an indefinite period of time and are employed at will, meaning that either party can terminate the employment relationship at any time. In the event of a termination of employment without cause or by the officer for good reason (as defined in the employment agreements) within 24 months after a change of control of FCA, the officer would be entitled to severance and accelerated vesting of outstanding awards under FCA’s Equity Incentive Plan. Severance equals not more than two times the officer’s base salary, and generally is subject to non-competition and other restrictive covenants. Officers outside the United States are employed by FCA either on the basis of an employment agreement, or in some cases pursuant to labor agreements. Severance payable to officers outside the United States in the event of a qualifying termination of employment after a change of control of FCA generally requires up to 12 months’ notice of termination and entitles the officer to severance of between 10 and 36 months’ base salary, which generally is subject to non-competition and other restrictive covenants. In the event of a change of control of FCA, those officers also would be entitled to accelerated vesting of outstanding awards under FCA’s Equity Incentive Plan and, in certain cases, a payment calculated by reference to certain retirement plan contributions. The relevant severance amounts for FCA’s Chairman, Chief Executive Officer and Chief Financial Officer would be 12 months, 12 months and 24 months of base salary, respectively; provided that such severance rights for FCA’s Chief Executive Officer and Chief Financial Officer generally will be replaced by their retention awards as discussed above. The Compensation Committee of the FCA Board has determined that the consummation of the merger will be a change of control of FCA for purposes of FCA’s Equity Incentive Plan.

•Directors’ and Officers’ Liability Insurance. The combination agreement requires Stellantis to maintain directors’ and officers’ liability insurance for a period of at least six years from the effective time of the merger covering all persons covered by FCA’s or PSA’s directors’ and officers’ liability insurance policies prior to the effective time of the merger for actions taken by such persons prior to the effectiveness of the merger on terms no less favorable than the terms of such prior insurance coverage.
PSA
Certain of the directors and officers of PSA may have interests in the merger that are different from, or in addition to, the interests of the PSA shareholders. The PSA Supervisory Board was aware of, and considered, these interests during its deliberations on the merits of the merger or approved the related arrangements in the context of the discussions regarding the merger. For purposes of the disclosure below, PSA’s officers consist of: Carlos Tavares, Chairman of the Managing Board, Jean-Philippe Imparato, Executive Vice President Peugeot Brand, Vincent Cobée, Executive Vice President Citroën Brand, Béatrice Foucher, Executive Vice President DS Automobiles Brand, Michael Lohscheller, Executive Vice President Opel Automobile GmbH, Patrice Lucas, Executive Vice President Latin America Region, Maxime Picat, Executive Vice President, Director Europe Region, Samir Cherfan, Executive Vice President, Middle-East and Africa Region, Emmanuel Delay, Executive Vice President India-Asia-Pacific Region, Michelle Wen, Executive Vice President, Global Purchasing and Supplier Quality, Philippe de Rovira, Chief Financial Officer, Arnaud Deboeuf, Executive Vice President, Manufacturing and Supply Chain, Olivier Bourges, Executive Vice President, Programs and Strategy, Nicolas Morel, Executive Vice President Research & Development, Xavier Chéreau, Executive Vice President, Human Resources and Transformation, Digital and Real Estate, Brigitte Courtehoux, Executive Vice President Free2Move Brand, Grégoire Olivier, General Secretary, Executive Vice President China and Jean-Christophe Quémard, Executive Vice-President Quality and Customer Satisfaction. These interests include the following:
•Positions in Stellantis. The combination agreement provides that Mr. Tavares will serve as Chief Executive Officer and Executive Director of Stellantis effective as of the Governance Effective Time. Additionally, Robert Peugeot, who is the Chairman and Managing Director of FFP, will serve as a non-executive director of Stellantis. Certain officers of PSA may continue to serve as officers of Stellantis following the merger.
•Treatment of PSA Equity Awards. At the Effective Time, each holder of equity incentive awards with respect to PSA ordinary shares will be entitled to have such award converted into a restricted share unit award with respect to a number of Stellantis common shares equal to the product of the number of PSA ordinary shares underlying the PSA equity incentive award and the Exchange Ratio (with the number of Stellantis common shares to be received by each holder rounded down to the nearest whole number without any cash compensation paid or due to such holder). In determining the number of PSA ordinary shares underlying an equity incentive award subject to performance conditions, the PSA Managing Board, subject to the approval of the PSA Supervisory Board, will examine whether the performance conditions should be deemed satisfied (and, as the case may be, if such performance conditions are satisfied in full or in part) prior to the Effective Time. Following the Effective Time, each such restricted share unit will continue to be governed by the same terms and conditions (including service-based vesting terms, but not, subject to the abovementioned decisions, performance-based vesting terms) as were applicable to it immediately prior to the Effective Time.
PSA equity awards held by PSA’s officers consist solely of annual performance share awards that will be treated as described above in connection with the merger. Awards are not subject to accelerated vesting upon a termination of employment, including following the completion of the merger, other than in the case of death, disability or retirement. Members of the PSA Supervisory Board do not hold any PSA equity awards.
•Incentive Payments. Each of Messrs. Carlos Tavares, Olivier Bourges, Grégoire Olivier, Philippe de Rovira and Xavier Chéreau are eligible to receive incentive payments in connection with the merger, in order to retain and incentivize these individuals in connection with the consummation of the merger.

Incentive payments for Messrs. Tavares and Bourges are equal to €1,700,000 and €580,000, respectively, and will be payable upon the completion of the merger, subject to continued employment through the completion and the achievement of performance conditions related to the merger, as approved by the PSA Supervisory Board. Awards for other eligible officers will be paid 50 percent on completion of the merger and 50 percent on the one-year anniversary of the completion of the merger, in each case, subject to continued employment through the applicable date and the achievement of performance conditions related to the merger, as approved by the PSA Supervisory Board, including, in the case of the second tranche, implementation of a plan confirming the announced synergy gains.
•Other Compensation. As disclosed to PSA shareholders in connection with the PSA general shareholders’ meeting on June 25, 2020, PSA has proposed increasing the base compensation and annual bonus targets for certain of its officers in consideration of their enhanced responsibilities, including in connection with the merger.
•Indemnification and Insurance. Pursuant to the combination agreement, Stellantis is required to maintain directors’ and officers’ liability insurance for a period of at least six years from the Effective Time covering all persons who were previously covered by PSA’s directors’ and officers’ liability insurance policies prior to the Effective Time for actions taken by such persons prior to the completion of the merger on terms no less favorable than the terms of such prior insurance coverage.
Dissenters’, Appraisal, Cash Exit or Similar Rights
FCA
FCA shareholders will not have dissenters’, appraisal, cash exit or similar rights in connection with the merger.
PSA
PSA shareholders will not have dissenters’, appraisal, cash exit or similar rights in connection with the merger.
Accounting Treatment
The merger will be accounted for using the acquisition method of accounting in accordance with IFRS 3, Business Combinations (“IFRS 3”), which requires the identification of the acquirer and the acquiree for accounting purposes. Based on the assessment of the indicators under IFRS 3 and consideration of all pertinent facts and circumstances, FCA and PSA’s management determined that PSA is the acquirer for accounting purposes and as such, the merger is accounted for as a reverse acquisition.
In identifying PSA as the acquiring entity, notwithstanding that the merger is being effected through an issuance of FCA shares, the most significant indicators were (i) the composition of the combined group’s board, which will comprise 11 directors, six of whom are to be nominated by PSA, PSA shareholders or PSA employees, or are current PSA executives, (ii) the combined group’s first CEO, who is vested with the full authority to individually represent the combined group, is the current president of the PSA Managing Board, and (iii) the payment of a premium by pre-merger PSA shareholders.
As a result, PSA will apply the acquisition method of accounting and the assets and liabilities of FCA will be recorded, as of the completion of the merger, at their respective fair values. Any excess of the consideration transferred over the fair value of FCA’s assets acquired and liabilities assumed will be recorded as goodwill. PSA’s assets and liabilities together with PSA’s operations will continue to be recorded at their pre-merger historical carrying values for all periods presented in the consolidated financial statements of the combined group. Following the completion of the merger, the earnings of the combined group will reflect the impacts of purchase accounting adjustments, including any changes in amortization and depreciation expense for acquired assets.
The final amount of the consideration transferred will be determined as of the date of the completion of the merger. The purchase accounting adjustments have not yet been completed. The completion of the purchase accounting, in which FCA’s assets acquired and liabilities assumed will be recognized at their respective fair values, will be finalized after the completion of the merger and could result in significantly different valuations, as well as differences in amortization, depreciation and other expenses, compared to those presented in the unaudited pro forma financial information.

Tax Treatment
It is intended that, for French corporate income tax purposes, the merger benefits from the favorable regime set forth in Article 210 A of the French Tax Code, with PSA’s assets and liabilities to be allocated to a French permanent establishment of Stellantis pursuant to the merger. This tax regime mainly provides for a deferral of taxation of the capital gains realized by PSA in connection with the transfer of all its assets and liabilities as a result of the merger. A ruling has been requested from the French tax authorities to confirm the applicability of such regime.
In addition, it is also intended that a new French tax consolidated group is set up by the French permanent establishment of Stellantis, with effect as from January 1 of the tax year during which the merger is completed, and includes certain companies of the existing PSA French tax consolidated group. As required by law, a tax ruling request has been filed with the French tax authorities in order to allow for the transfer of a large majority of the French tax losses carried forward of the existing PSA French tax consolidated group to the French permanent establishment of Stellantis and for the carry-forward of French tax losses transferred to the French permanent establishment of Stellantis against future profits of the French permanent establishment of Stellantis and certain companies of the existing PSA French tax consolidated group.
Fees and Expenses Relating to the Merger
Whether or not the merger is completed, pursuant to the combination agreement, each party will bear its own financial, accounting and other costs in connection with the merger and the other transactions contemplated by the combination agreement, except that the parties will share equally in any material filing or similar fees in connection with any governmental or self-regulatory review, registration, approval, permit or license, stock exchange listing or similar requirements with respect to the merger and the other transactions contemplated by the combination agreement.
Regulatory Approvals Required to Complete the Merger
Pursuant to the combination agreement, the merger is subject to certain conditions precedent, including (i) the expiry or termination of all waiting periods (and any extensions thereof) in connection with the Competition Approvals (as defined below) and the granting of the Competition Approvals, (ii) the obtaining of the Consents (as defined below), other than Competition Approvals and Consents for which the failure to be obtained or made would not, individually or in the aggregate, have a substantial detriment, and (iii) the obtaining of the ECB Clearance. For additional information on the conditions precedent to the Merger, see “The Combination Agreement and Cross Border Merger Terms―The Combination Agreement and Shareholder Undertakings―Closing Conditions” (where “Competition Approvals” and “Consents” are defined). Below is a summary description of the current status of such approvals.
Antitrust
The combination agreement provides that before the merger may be completed, any waiting period (or extension of such waiting period) applicable to the merger must have expired or been terminated, and any competition approvals, consents or clearances required in connection with the merger must have been received, in each case, under the applicable antitrust laws of the European Union, under the HSR Act, and under the competition laws of the Federative Republic of Brazil, the Republic of Chile, the United Mexican States, the People’s Republic of China, Japan, the Republic of India, the Republic of South Africa, the Kingdom of Morocco, Israel, the Swiss Confederation, Ukraine, the Russian Federation, the Republic of Serbia and the Republic of Turkey. The consummation of the merger might be delayed due to the time required to fulfill the requests for information by the relevant regulatory authorities. In addition, in certain jurisdictions, there can be unforeseen or other extensions of deadlines by the relevant antitrust authorities for the review of the merger. Such extensions are more likely to happen in the context of the current COVID-19 crisis. The terms and conditions of any antitrust approvals, consents and clearances that are ultimately granted may impose conditions, terms, obligations or restrictions on the conduct of Stellantis’s business.

FCA and PSA are obligated under the combination agreement to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part to consummate and make effective the merger and the other transactions contemplated by the combination agreement as soon as reasonably practicable after the date of the combination agreement, including the relevant competition approvals and to offer and comply with such commitments to the relevant regulatory authorities as would be necessary to enable the regulatory authorities to grant such competition approvals. As an exception to the foregoing, neither FCA nor PSA may, without the consent of the other party, offer or comply with any commitments or take any action (i) with respect to any assets, businesses or interests other than those of Stellantis, FCA, PSA or their respective subsidiaries and non-consolidated joint ventures; (ii) if any such commitment or action, individually or in the aggregate, would, or would reasonably be expected to, result in a substantial detriment to the combined group; or (iii) unless any such commitment or action is conditioned upon the consummation of the merger and the other transactions contemplated by the combination agreement.
Regulatory authorities may impose conditions, and any such conditions may have the effect of delaying the consummation of the merger or imposing additional material costs on, or materially limiting the revenues of, the combined group following the consummation of the merger. In addition, any such conditions may result in the delay or abandonment of the merger. FCA and PSA may each terminate the combination agreement if the merger has not been completed by June 30, 2021. Refer to “The Combination Agreement and Cross Border Merger Terms—The Combination Agreement and Shareholders Undertakings—Termination of the Combination Agreement” for details.
As of the date of this prospectus and as set out in more detail below, competition approvals have been obtained in twelve jurisdictions including in the United States of America, the People’s Republic of China, the Republic of India, Japan, the Republic of South Africa, Israel, the Republic of Serbia, the Kingdom of Morocco, the Swiss Confederation, the United Mexican States, the Federative Republic of Brazil and the Russian Federation. As of the date of this prospectus, the review of the merger by antitrust authorities is ongoing in four jurisdictions including the European Union, the Republic of Chile, the Republic of Turkey and Ukraine. The parties have also made a notification in respect of the merger in the Argentine Republic, where the review of the merger is ongoing, but the merger control regime is currently non-suspensory. With respect to the People’s Democratic Republic of Algeria, FCA and PSA have determined that antitrust approval from the competition authority will not be required in this jurisdiction and, pursuant to the combination agreement amendment, agreed to exclude such jurisdiction from those whose approval is a condition precedent to the consummation of the merger. In addition, the period during which an EU member state (or the United Kingdom) can request a referral of the merger has expired and, therefore, the merger will not be subject to the review by a national competition authority of an EU member state (or the United Kingdom).
Jurisdictions where antitrust approvals have been granted
In the United States of America, the HSR filings relating to the merger were submitted to the U.S. Federal Trade Commission and the U.S. Department of Justice Antitrust Division on April 10, 2020 and the HSR waiting period expired on May 11, 2020. Following the entry into the combination agreement amendment on September 14, 2020, the Staff of the U.S. Federal Trade Commission advised that new filings were required to be submitted as a result of the revised terms of the merger. These filings were submitted on October 7, 2020, and the relevant waiting period expired on November 6, 2020.
In the People’s Republic of China, the notification of the merger to the State Administration for Market Regulation was submitted on February 25, 2020 and unconditional antitrust approval was granted on May 7, 2020.
In the Republic of India, the notification of the merger to the Competition Commission of India was submitted on April 15, 2020 and unconditional clearance was granted on June 4, 2020.
In Japan, the notification of the merger to the Japan Fair Trade Commission was submitted on April 17, 2020 and unconditional clearance was granted on May 8, 2020.
In the Republic of South Africa, the notification of the merger to the Competition Commission in South Africa was submitted on February 19, 2020 and conditional clearance was granted on April 28, 2020. The Competition Commission approved the transaction subject to certain employment conditions providing that the combined group will not retrench any employees in South Africa as a result of the merger for a period of two years after closing.
In Israel, the notification of the merger to the Israel Competition Authority was submitted on January 23, 2020 and unconditional clearance was granted on March 11, 2020.

In the Republic of Serbia, the notification of the merger to the Commission for Protection of Competition was submitted on February 28, 2020 and unconditional clearance was granted on May 26, 2020.
In the Kingdom of Morocco, the notification of the merger to the Competition Council (Conseil de la concurrence) was submitted on February 7, 2020 and unconditional clearance was granted on June 5, 2020.
In the Swiss Confederation, the notification of the merger to the Secretariat of the Competition Commission was submitted on May 11, 2020 and unconditional clearance was granted on June 9, 2020.
In the United Mexican States, the notification of the merger to the Comisión Federal de Competencia Económica (“COFECE”) was submitted on February 14, 2020 and unconditional clearance was granted on September 10, 2020. Following the entry into the combination agreement amendment, the parties determined that a new notification of the merger was required, which was submitted to COFECE on October 2, 2020. On October 22, 2020, COFECE granted unconditional clearance.
In the Federative Republic of Brazil, the notification was submitted to the Brazilian Administrative Council for Economic Defense (Conselho Administrativo de Defesa Econômica) (“CADE”) on May 6, 2020 and unconditional clearance was granted on November 3, 2020. A waiting period of 15 calendar days from the publication of a summary of the clearance decision by CADE must be observed (i.e., until November 20, 2020) before the merger can be closed. CADE will declare the clearance to be final after this waiting period has expired and there has been no challenge of the decision during this period.
In the Russian Federation, the notification of the merger to the Federal Antimonopoly Service (“FAS”) was originally submitted on February 14, 2020, and unconditional clearance had been granted on May 6, 2020. Following the entry into the combination agreement amendment, the parties determined that a new notification was required, which was submitted to the FAS on October 13, 2020. On November 12, 2020, the FAS granted unconditional clearance.
Jurisdictions where the merger review is ongoing
European Union
As of the date of this prospectus, the review of the merger by the European Commission is ongoing. The Form CO for notifying the European Commission of the merger was submitted formally on May 8, 2020. The Phase 1 review period is 25 business days from formal submission of the Form CO and is extendable by ten additional business days if a remedy is proposed in Phase 1 or if an EU member state (or the United Kingdom) requests referral of the merger for review by its national competition authority. As indicated above, the period during which an EU member state (or the United Kingdom) can request a referral of the transaction has expired and, therefore, the merger will not be subject to review by any national competition authority of an EU member state (or the United Kingdom). In addition, on June 4, 2020, FCA and PSA informed the European Commission that they do not intend to propose a remedy in Phase 1. On June 17, 2020, the European Commission adopted a decision triggering a Phase 2 investigation.
The Phase 2 review period is 90 business days from the decision of the European Commission to initiate proceedings and is extendable by (i) 15 additional business days if remedies are offered by the notifying parties between 55 to 65 business days since the inception of Phase 2, and (ii) by up to 20 additional business days with the consent of the notifying parties. On July 3, 2020, following agreement with FCA and PSA, the European Commission extended the period within which to complete its Phase 2 investigation by 15 business days. On July 20, 2020, the European Commission suspended the review period because it determined that it requires further information from the parties. The suspension of the review period ended on September 28, 2020. On September 25, 2020, the parties submitted commitments to the European Commission.
Argentine Republic

In the Argentine Republic, the review of the merger by the National Commission of Competition Defense of Argentina (Comisión Nacional de Defensa de la Competencia) (“CNDC”) is ongoing. The notification relating to the merger was submitted on April 23, 2020. The CNDC has a 45 business day review period, extendable by up to 120 additional business days if a preliminary statement of objection is issued. However, the review period is suspended each time the CNDC sends an information request until the CNDC considers that it has received a satisfactory response. Reviews of transactions with substantive overlaps can take in excess of 24 months. If the CNDC does not issue a decision within the relevant review period (including extensions), the transaction will be deemed approved. The merger control regime in the Argentine Republic is currently non suspensory.
In response to the COVID-19 crisis, the CNDC has suspended all deadlines until October 25, 2020, without prejudice to the validity of the acts that were already carried out. As a result of this suspension, the statutory review period commenced on October 26, 2020.
Republic of Chile
In the Republic of Chile, the review of the merger by the Chilean competition authority (Fiscalía Nacional Económica) (“FNE”) is ongoing. The notification of the merger was submitted on March 3, 2020. In Chile, the Phase 1 review period of the merger is of up to 30 business days. On May 19, 2020, FCA and PSA agreed with the FNE to a suspension of the Phase 1 review period for 20 business days.
On June 26, 2020, the FNE opened a Phase 2 investigation. The Phase 2 review period is of up to 90 additional business days. The FNE and the notifying parties can agree to suspend the review periods once for up to 30 business days during Phase 1 and up to 60 business days during Phase 2. If the notifying parties offer remedies, the procedure is suspended for up to ten business days during Phase 1 and up to 15 business days during Phase 2. The legal maximum total review period is 130 business days (approximately seven months), excluding pre-notification and any suspensions of the review periods. If the FNE does not issue a decision within the relevant review period (Phase 1 or Phase 2, including extensions), the merger will be deemed approved. On October 7, 2020, the parties submitted remedies to the FNE, which suspended the review period by 15 business days. On November 11, 2020, the parties submitted revised remedies to the FNE, which suspended the review period by 15 business days (i.e., until December 2, 2020).
In response to the COVID-19 crisis, the FNE continues to accept and review notifications but has requested that notifying parties limit notifications to urgent and essential ones.
Republic of Turkey
In the Republic of Turkey, the review of the merger by the Turkish Competition Authority (“TCA”) is ongoing. The notification of the merger was submitted on February 21, 2020. The Phase 1 review period is up to 30 calendar days from formal notification. The TCA can re-start the Phase 1 review period by issuing a request for information. Following multiple requests for information issued in Phase 1, which restarted the statutory review period, the TCA opened a Phase 2 investigation by a decision dated July 17, 2020.
The Phase 2 review period is of up to six calendar months from July 17, 2020, extendable by up to six additional calendar months at the discretion of the TCA. This period may be followed by a maximum of two written responses by the notifying parties and a final oral hearing before the competition board (the deciding organ of the TCA) until the adoption of the final decision of the competition board. The maximum total review period under normal conditions is approximately 21 calendar months, excluding the re-starts of the Phase 1 review.
Notwithstanding the COVID-19 crisis, the TCA is still accepting and reviewing notifications according to the pre-existing statutory procedures. There have been no announcements about delays or extensions.

Ukraine
In Ukraine, the review of the merger by the Anti-Monopoly Committee (“AMC”) is ongoing. The notification of the merger was submitted on February 13, 2020. The pre-review period is of up to 15 calendar days. The Phase 1 review period is of up to 30 additional calendar days. The AMC cannot suspend the review period during Phase 1. On March 27, 2020, the AMC opened a Phase 2 investigation. The Phase 2 review period is of up to 135 calendar days from the day on which the Phase 2 notice is sent to the parties, unless the parties request the AMC to prolong such period due to the necessity to submit additional information. The deadline of the Phase 2 review under Ukrainian law was August 12, 2020. However, given that the AMC provided additional requests for information and the parties agreed to provide their response to such requests, the review period is extended until the AMC has enough information to make its decision.
Notwithstanding the COVID-19 crisis, the AMC is still accepting and reviewing notifications according to the pre-existing statutory procedures. There have been no announcements about delays or extensions.
CFIUS
On May 15, 2020, the parties submitted a joint voluntary notice (“Notice”) to the Committee on Foreign Investment in the United States (“CFIUS”) regarding the merger. CFIUS formally accepted the Notice and began its review of the merger on June 9, 2020.
On September 4, 2020, CFIUS approved the merger.
Regulatory approvals for financing companies
In connection with the merger, certain regulatory approvals are required with respect to the regulated finance activities of FCA and PSA. The Italian, French and German prudential regulators have acknowledged completeness of the filings submitted in Italy, France and Germany by FCA and PSA. FCA and PSA expect to receive the non-opposition decision by the ECB as well as the regulators in Germany, Italy and France in December. Regulatory approvals have been obtained thus far in the United Kingdom, the Republic of Malta, the Russian Federation, the Kingdom of Belgium, the Federative Republic of Brazil, the Kingdom of Spain and the Grand Duchy of Luxembourg.
Settlement
The FCA common shares issued as part of the merger and represented by the book-entry positions referred to below, will be issued and allotted to Cede & Co, as nominee for DTC, for inclusion in the centralized depository and clearing systems of DTC and Euroclear France, and ultimately, directly or indirectly, on behalf and for the benefit of the former holders of PSA ordinary shares.
Each book-entry position previously representing PSA ordinary shares (other than any PSA ordinary shares held in treasury by PSA or by FCA, if any (collectively, the “excluded PSA shares”)), which includes all PSA ordinary shares (other than any excluded PSA shares) held in:
(a)pure registered form (nominatif pur);
(b)administered registered form (nominatif administré); and
(c)bearer form (au porteur),
will following the implementation of the merger be exchanged for book-entry positions representing FCA common shares issued and allotted in accordance with the Exchange Ratio, provided that:
(a)the book-entry positions representing PSA ordinary shares held in pure registered form (nominatif pur) will be exchanged for book-entry positions representing FCA common shares in pure registered form (nominatif pur);
(b)the book-entry positions representing PSA ordinary shares held in administered registered form (nominatif administré) will be exchanged for book-entry positions representing FCA common shares in administered registered form (nominatif administré);

(c)at no time will there be any conversion of book-entry positions representing PSA ordinary shares held (i) in pure registered form (nominatif pur) or (ii) in administered registered form (nominatif administré) into book-entry positions in bearer form (au porteur); and
(d)the book-entry positions representing FCA common shares in pure registered form (nominatif pur) will be recorded by Société Générale Securities Services within Euroclear France.
Depending on each PSA shareholder’s custodian/depository, the book-entry positions representing FCA common shares are expected to be recorded in the securities accounts of the PSA shareholders between the first business day following the Effective Time and the effective delivery date of the positions in Euroclear France (which is expected to be the third business day after the Effective Time).
No fractional FCA common shares will be issued and allotted and any fractional entitlements in connection with the merger will be settled as further described under “The Combination Agreeement and Cross Border Merger Terms—The Combination Agreement and Shareholders Undertakings—Fractional Entitlement to Stellantis Common Shares”.
Each excluded PSA share, if any, will be cancelled by operation of law in accordance with Article 2:325(4) of the Dutch Civil Code and no consideration will be delivered in exchange for such excluded PSA share.
Following implementation of the merger, any holder of FCA common shares registered in the name of Cede & Co, as nominee for DTC, and included in the centralized depository and clearing systems of DTC and Euroclear France is entitled to request, through its intermediary for such FCA common shares, to be registered in its own name in FCA’s shareholders’ register, provided that such FCA common shares will no longer be included in the centralized depository and clearing systems of DTC and Euroclear France and may no longer be traded on Euronext Paris.
Security over PSA ordinary shares or a security account in which PSA ordinary shares are registered
PSA shareholders that have granted a right of pledge or security interest over PSA ordinary shares or a security account in which PSA ordinary shares are registered, whether such ordinary shares are held in (a) pure registered form (nominatif pur), (b) administered registered form (nominatif administré) or (c) bearer form (au porteur), as well as related pledgees should note that any such right of pledge or security interest may not automatically apply over the book-entry positions representing FCA common shares to be received by those PSA shareholders under the merger. As a result, the right of pledge or security interest could cease to exist as a result of the merger which may give rise to a default or trigger rights of the pledgees, or recipients of such right of pledge or security interest, including termination rights where available. If any PSA shareholder or pledgee is in any doubt about the impact of the merger on any right of pledge or security interest granted over PSA ordinary shares or the securities accounts in which PSA ordinary shares are registered, such PSA shareholder or pledgee is urged to seek her own independent advice immediately.

THE COMBINATION AGREEMENT AND CROSS BORDER MERGER TERMS
The Combination Agreement and Shareholders Undertakings
The following summary of the combination agreement and shareholders undertakings is qualified in all respects by reference to the complete text of the combination agreement and shareholders undertakings, which is incorporated by reference in this prospectus in its entirety and attached to this prospectus as Appendix A. You should read the combination agreement and shareholders undertakings carefully as they are the legal documents that govern the terms of the merger.
The combination agreement was entered into by FCA and PSA on December 17, 2019 and subsequently amended by the parties on September 14, 2020. In addition, certain shareholders of FCA and PSA have made undertakings to support the merger and, among other things, vote their shares in favor of the merger at the respective extraordinary general meetings of shareholders.
Transaction Structure and Effectiveness of the Merger
If the merger is approved by the requisite votes of the FCA shareholders and the PSA shareholders and the other conditions precedent to the merger are satisfied or, to the extent permitted under the combination agreement and by applicable law, waived, PSA will be merged with and into FCA, which will be renamed “Stellantis N.V.” on the day immediately following the date on which the closing of the merger occurs.
Unless another time, date and place is mutually agreed upon in writing by PSA and FCA, the closing of the merger will take place on the second Friday after satisfaction or (to the extent permitted under the combination agreement and applicable law) waiver of the closing conditions described under “—Closing Conditions.”
The merger will be effective at the Effective Time (00:00 a.m. Central European Time on the first day after the date on which a Dutch civil law notary executes a notarial deed of cross-border merger with respect to the merger between FCA and PSA in accordance with applicable Dutch law and French law (the “Merger Deed”)), at which Effective Time, the separate corporate existence of PSA will cease, and FCA will continue as the sole surviving corporation, and, by operation of law, FCA, as successor to PSA, will succeed to and assume all of the rights and obligations and other legal relationships, as well as the assets and liabilities, of PSA in accordance with Dutch law and French law. FCA will be renamed Stellantis at the Governance Effective Time. Pursuant to the combination agreement (and subject to applicable Dutch law and French law), the merger will be deemed to enter into effect retroactively as from the first day of the calendar year during which the Effective Time occurs (the “Retroactive Effective Date”), so that (i) Stellantis will be deemed to have had the use of all the assets of PSA as from the Retroactive Effective Date, (ii) all transactions of PSA as from the Retroactive Effective Date will be treated as being those of Stellantis, and (iii) all of the profits and losses derived from such transactions for the period starting as from the Retroactive Effective Date will be deemed realized by Stellantis.
Merger Consideration
At the Effective Time, by virtue of the merger and without any action on the part of any holder of PSA ordinary shares or FCA common shares, FCA will issue for each outstanding PSA ordinary share (other than any PSA ordinary share held in treasury by PSA or held by FCA, if any) 1.742 FCA common shares, the PSA ordinary shares will no longer be outstanding and automatically cease to exist and each issued and outstanding common share of FCA will remain unchanged as one common share in FCA.
In the event that, between the date of the combination agreement and the Effective Time, the outstanding PSA ordinary shares or FCA common shares change into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination, consolidation or exchange of shares, or any similar event will have occurred, then any number or amount contemplated in the combination agreement (including the Exchange Ratio) which is based upon the number of PSA ordinary shares or FCA common shares, as the case may be, will be appropriately adjusted to provide to the shareholders of both PSA and FCA the same economic effect as contemplated by the combination agreement prior to such event.

Fractional Entitlement to FCA Common Shares
No fractional FCA common shares will be issued and allotted as part of the merger consideration. Any fractional entitlements in connection with the merger will be settled as follows: (A) with respect to fractional entitlements of the former holders of PSA ordinary shares held in administered registered form (nominatif administré) or bearer form (au porteur), each relevant authorized intermediary in the centralized depository and clearing systems of Euroclear France will (i) aggregate such fractional entitlements of such holders, (ii) sell the corresponding FCA common shares on behalf of such holders in the market for cash and subsequently (iii) distribute the net cash proceeds to such holders proportionate to each such holder’s fractional entitlements; and (B) with respect to fractional entitlements of former holders of PSA ordinary shares held in pure registered form (nominatif pur), Société Générale Securities Services will (i) aggregate such fractional entitlements of such holders, (ii) sell the corresponding FCA common shares on behalf of such holders in the market for cash and subsequently (iii) distribute the net cash proceeds to such holders proportionate to each such holder’s fractional entitlements. Without prejudice to the foregoing, each holder of PSA ordinary shares that benefits from a fractional entitlement to an FCA common share may waive this right or any cash consideration in respect thereto. In addition, FCA and PSA have agreed that PSA will be permitted to acquire or sell up to 1,000 PSA ordinary shares to ensure that FCA may issue to former PSA shareholders a round number of new FCA common shares upon the closing of the merger.
In the event where the number of FCA common shares to be issued upon the merger calculated in accordance with the Exchange Ratio would not be a rounded number, the total number of issued and allotted FCA common shares would be rounded down to the nearest full number and any fractional entitlement would be paid in cash, such cash amount to be calculated based on the stock market quotation upon the closing of the market of the FCA common shares on the last trading day before the day on which a Dutch civil law notary executes the Dutch notarial deed of cross-border merger to effect the merger.
Treatment of Loyalty Voting Shares
After the effectiveness of the merger, there will be no carryover of the existing double voting rights currently held by Exor in FCA pursuant to the existing FCA loyalty voting structure. To that end, the combination agreement provides that at the Effective Time all special voting shares of FCA held by Exor will be repurchased by FCA for no consideration. With respect to the outstanding special voting shares of FCA held by shareholders other than Exor, such shares will constitute class B special voting shares of Stellantis in accordance with, and upon the effectiveness of, Stellantis Articles of Association. Additionally, the annual general meeting of the shareholders of FCA held in June 2020 has resolved to suspend the right of any such shareholders to register additional FCA common shares in the loyalty register of FCA. For a description of the loyalty voting structure contemplated for Stellantis after the merger, please refer to “The Stellantis Shares, Articles of Association and Terms and Conditions of the Special Voting Shares—Loyalty Voting Structure, General Meeting and Voting Rights—Voting Limitations”.
Treatment of Warrants
At the Effective Time, each outstanding warrant with respect to PSA ordinary shares will, except to the extent they have been cancelled prior to the Effective Time, automatically and without any required action on the part of the holder of such warrant, cease to represent an equity warrant giving entitlement to subscribe for PSA ordinary shares and will be converted into one equity warrant giving entitlement to subscribe for a number of FCA common shares equal to the exercise ratio of the outstanding warrants with respect to PSA ordinary shares in effect immediately prior to the Effective Time, multiplied by the Exchange Ratio at an exercise price per equity warrant with respect to FCA common shares equal to one euro. Following the Effective Time, each such warrant will continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to it immediately prior to the Effective Time.

Treatment of Equity Awards
At the Effective Time, each outstanding equity incentive award with respect to PSA ordinary shares will, automatically and without any required action on the part of the holder of such award, be converted into restricted share unit awards with respect to FCA common shares (“FCA RSUs”). Each FCA RSU will represent the right to receive one FCA common share. The number of FCA RSUs into which an equity incentive award with respect to PSA ordinary shares is converted will equal the product of the number of PSA ordinary shares underlying such equity incentive award and the Exchange Ratio (with the number of FCA RSUs to be received by each holder to be rounded down to the nearest whole number without any cash compensation paid or due to such holder). In determining the number of PSA ordinary shares underlying an equity incentive award subject to performance conditions, the PSA Managing Board, subject to the approval of the PSA Supervisory Board, will examine whether performance conditions should be deemed satisfied or not (and, as the case may be, if such performance conditions are satisfied in full or in part) prior to the Effective Time. Following the Effective Time, each such FCA RSU will continue to be governed by the same terms and conditions (including service-based vesting terms, but not, subject to the abovementioned decision, performance-based vesting terms) as were applicable to the relevant equity incentive award immediately prior to the Effective Time.
Following the Effective Time, each outstanding FCA performance share unit and outstanding FCA restricted share unit under the FCA equity incentive plan will continue to be governed by the same terms and conditions (including service-based vesting terms, but not performance-based vesting conditions, which will be eliminated) as were applicable to such FCA equity award immediately prior to the Effective Time. In determining the number of FCA ordinary shares underlying each outstanding FCA performance share unit, performance conditions will be deemed satisfied at target level or, in the event that FCA’s performance exceeds the target level, as assessed by the FCA Board or a committee of the FCA Board immediately before the Effective Time, at that assessed level.
Representations and Warranties
The combination agreement contains representations and warranties made by FCA to PSA and representations and warranties made by PSA to FCA. These representations and warranties were made solely for the benefit of the parties to the combination agreement. In reviewing the combination agreement and this summary, please note that they have been included to provide you with information regarding the terms of the combination agreement and are not intended to provide any other factual information about PSA, FCA or any of their respective subsidiaries or affiliates. The statements embodied in those representations and warranties were made for purposes of the combination agreement and are subject to important qualifications and limitations agreed by the parties in connection with the negotiation of the terms of the combination agreement (including the fact that all of FCA’s and PSA’s representations and warranties are qualified by any and all information fairly disclosed in all of FCA’s filings with the SEC and all public reports and/or filings made by PSA pursuant to applicable laws setting forth the transparency requirements for French public companies, in each case, made on or after December 31, 2018 and on or before the business day preceding the date of the combination agreement). In addition, some of those representations and warranties may be subject to a contractual standard of materiality that is different from that generally applicable to shareholders or from what may be viewed as material by shareholders or other investors, may have been made for the principal purposes of establishing the circumstances in which a party to the combination agreement may have the right not to close the merger if the representations and warranties of the other party proved to be untrue due to a change in circumstance or otherwise, and may be for the purpose of allocating risks between the parties to the combination agreement rather than establishing matters as facts. Moreover, information concerning the subject matter of the representations and warranties, which does not purport to be accurate as of the date of this prospectus, may have changed since the date of the combination agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this prospectus. Finally, the representations and warranties in the combination agreement will not survive the Effective Time or the termination of the combination agreement. For the foregoing reasons, the representations, warranties and covenants or any description of those provisions should not be read alone, but instead should be read together with the information provided elsewhere in this prospectus and in the documents incorporated by reference into this prospectus. See the section entitled “Where You can Find More Information”.
Each of PSA and FCA will be deemed to reiterate their respective representations and warranties on the closing date of the merger (giving effect to the materiality and de minimis exceptions set forth in the combination agreement) as a condition to the closing. The representation and warranties of FCA and PSA will not survive the effectiveness of the merger.

Each of FCA and PSA made representations and warranties to the other, including in particular the following:
•due organization, existence, good standing and authority to carry on its and its subsidiaries’ businesses;
•corporate power and authority to execute, deliver and perform its obligations under the combination agreement and, consummate the transactions contemplated by the combination agreement, and the enforceability of the combination agreement;
•capitalization, information on its option, restricted share unit, performance unit and share appreciation right plans, the absence of preemptive rights, options, commitments, or rights of any kind obligating it or any of its subsidiaries to issue or sell any shares, other equity interests or any securities (whether voting or otherwise);
•required consents and approvals and absence of any violation of or default under its organizational documents, any contract, law or order;
•their respective annual reports in the relevant form being compliant in all material respects with applicable laws and regulations and not misleading;
•absence of certain changes or events constituting a Material Adverse Effect (as described below) since their respective latest audited financial statements;
•their respective last annual and interim consolidated financial statements and internal accounting controls;
•since January 1, 2017 compliance with applicable law, including anti-bribery and anti-money-laundering laws and laws relating to employment;
•absence of sanctions;
•the absence of certain defaults or breaches under any contracts;
•continuation of relationship with suppliers following the closing of the merger;
•litigation (including labor disputes);
•taxes;
•absence of defective product claims, product recalls or investigations;
•environmental matters;
•financial advisors; and
•intellectual property and IT.

Many of the representations and warranties in the combination agreement made by each of FCA and PSA are qualified as to “materiality” or “Material Adverse Effect.” For purposes of the combination agreement, a “Material Adverse Effect” with respect to FCA or PSA means any facts, circumstances, changes, events or developments (including any material worsening of any existing fact, circumstance or event) which may occur from the date of the combination agreement that, individually or in the aggregate, materially adversely affect (or is reasonably likely to materially adversely affect) the business, financial condition or results of operations, taken as a whole, of the FCA Group (as defined in the combination agreement) or the PSA Group (as defined in the combination agreement) (or in each case the Combined Group (as defined in the combination agreement)), respectively; provided that the following, alone or in combination, will not in and of itself or themselves constitute a Material Adverse Effect: (A) any change or development in general economic or regulatory, legislative or political conditions or securities, credit, financial or other capital markets conditions, in each case in any jurisdiction; (B) any change or development affecting the global automotive industry generally; (C) any change or development to the extent resulting from any failure of the FCA Group, the PSA Group or the Combined Group, respectively, to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts and circumstances giving rise to such failure may be deemed to constitute, and may be taken into account in determining whether there has been, a Material Adverse Effect); (D) any change in the market price, credit rating (with respect to such party or its securities) or trading volume of such party’s securities (it being understood that the facts and circumstances giving rise to such change may be deemed to constitute, and may be taken into account in determining whether there has been, a Material Adverse Effect); (E) any change in applicable law, regulation or IFRS (or any authoritative interpretation of such applicable law, regulation or IFRS) of general applicability; (F) geopolitical conditions, the outbreak or escalation of hostilities, any acts of war (whether or not declared) or terrorism, or any escalation or worsening of any such acts of war or terrorism threatened or underway as of the date of the combination agreement; or (G) any hurricane, tornado, flood, earthquake or other weather or natural disaster; provided, further, that, with respect to clauses (A), (B), (E), (F) and (G), such change or development will be taken into account in determining whether a Material Adverse Effect has occurred or is reasonably likely to occur to the extent (and only to the extent) it disproportionately affects the FCA Group or the PSA Group (or in each case the Combined Group), respectively. Pursuant to the combination agreement amendment, each of FCA and PSA agreed that any reference to a “Material Adverse Effect” in the combination agreement will take into account facts and circumstances occurring or existing subsequent to the date of the combination agreement amendment, and prior to the date of the combination agreement amendment only to the extent to which a party invoking a Material Adverse Effect had not received notice of and was not otherwise aware of such facts or circumstances on or prior to the date of the combination agreement amendment.
Pursuant to the combination agreement amendment, each of FCA and PSA confirmed than no facts or circumstances occurring or existing on or prior to the date of the combination agreement amendment of which it was aware on or prior to such date will give rise to a claim of breach of any representation, warranty or covenant under the combination agreement. Each of FCA and PSA ratified any actions taken or failed to be taken by the other party, notice of which has been given or of which it is otherwise aware prior to the date of the combination agreement amendment.
Conduct of Business Prior to Closing
Under the combination agreement, each of FCA and PSA has agreed that, subject to certain exceptions agreed between the parties, from the date of the combination agreement until the Effective Time, FCA and PSA will (i) conduct their respective activities in all material respects in the ordinary course of business consistent with past practice (the “ordinary course”), (ii) use their commercially reasonable efforts to preserve intact their business organizations and maintain in all material respects their relationships with material customers, suppliers and others having significant business dealings with them, and (iii) not take any action that would reasonably be likely to cause any of their respective representations and warranties in the combination agreement to be untrue in any material respect as of any date any such representations and warranties are made or deemed to be made, or prevent, impair or materially delay the consummation of the merger and the other transactions contemplated by the combination agreement.

Subject to certain exceptions agreed between FCA and PSA (including the Pre-Merger Distributions and the preparation of the Comau Separation (each as defined and described below)) from the date of the combination agreement until the Effective Time, without the prior written consent of the other party (which will not be unreasonably withheld, delayed or conditioned), except as otherwise expressly contemplated by the combination agreement, as required by applicable law or publicly announced by such party before the date of the combination agreement (other than with respect to the Comau Separation), each party will not and will not permit its subsidiaries to, among other things:
•set aside or make any dividend, distribution or other payments related to equity interests (other than the payment of the Pre-Merger Distributions and intra-group dividends in the ordinary course);
•amend its organizational documents, except as otherwise required by applicable law or to make ministerial changes, or effect a split or reclassification or other adjustment of its capital stock or other equity interests or a recapitalization of such capital stock or other equity interests (other than internal reorganizations of such party’s subsidiaries (including the dissolution or liquidation of such subsidiaries) that do not adversely impact the transactions contemplated by the combination agreement (including by preventing, impairing or delaying the closing of the merger) or the intended French and U.S. tax treatments of the merger);
•make or change any material tax election or adopt or change any material method of tax accounting, or settle or compromise any tax claim or proceeding resulting in a tax liability in excess of €250 million, unless and to the extent such tax liability is specifically reserved for in the financial statements of the relevant party (or subsidiary), for the fiscal year ending December 31, 2018 or any subsequently published interim financial statements on or prior to the date of the combination agreement;
•except for the withholding or disposition of shares of capital stock or other equity interests in connection with the forfeiture of FCA equity awards or PSA equity awards, as applicable (or to satisfy withholding tax obligations with respect to such FCA equity awards or PSA equity awards), in each case outstanding on or awarded prior to the date of the combination agreement or otherwise granted in accordance with the combination agreement, repurchase, redeem or otherwise acquire any shares of its capital stock or other equity interests or securities convertible in shares of its capital stock or other equity interests, as applicable;
•acquire (including by merger or consolidation) any entity, business or division of an entity or business, or any equity interest (other than acquisitions of portfolio assets and acquisitions in the ordinary course) in a transaction (or series of related transactions) that would be reasonably likely, individually or in the aggregate, to prevent, impair or materially delay the closing of the merger, or for a consideration exceeding €250 million on an individual basis and €500 million in the aggregate, other than intra-group transactions;
•except in connection with intra-group internal reorganizations in the ordinary course or otherwise pursuant to contracts in existence as of the date of the combination agreement, which, in each case, will not adversely affect the intended French and U.S. tax treatments of the merger, effect any issuance or sale of securities or create any encumbrance on any securities, except (A) in respect of capital stock or securities convertible into or exchangeable or exercisable for capital stock with a fair value or sale price in excess of €250 million of any subsidiary of a party, or (B) shares issuable or transferable pursuant to the FCA equity awards or PSA equity awards outstanding on or awarded prior to the date of the combination agreement or otherwise granted in accordance with the combination agreement;
•effect dispositions or encumber any material portion of the assets of a party, including the capital stock or other equity securities of any subsidiary of a party, not in the ordinary course and with a fair value or sale price, individually or in the aggregate, in excess of €250 million (other than intra-group transactions);
•dispose of, encumber or license any material intellectual property, other than non-exclusive licenses, covenants not to sue, releases, waivers or other rights under intellectual property rights, in each case, granted in the ordinary course (other than intra-group transactions);
•discharge or satisfy any indebtedness in excess of €500 million, other than when due in accordance with its terms as of the date of the combination agreement or intra-group indebtedness;

•incur, assume or otherwise become liable for any indebtedness for borrowed money or issue any debt securities, or change the material terms of any existing indebtedness for borrowed money except (i) in connection with refinancings of existing indebtedness for borrowed money upon market terms and conditions, (ii) for drawdowns of credit facilities outstanding as of the date of the combination agreement (or refinancings of such credit facilities permitted under clause (i)) in the ordinary course, (iii) for an amount not to exceed €1,000 million, (iv) as to FCA, for the purpose of financing the FCA Extraordinary Dividend, or (v) intra-group indebtedness;
•other than as is required by the terms of a benefit plan or collective bargaining agreement, in each case, as outstanding on the date of the combination agreement or as adopted or modified in accordance with the combination agreement or as agreed between the parties, (i) increase the compensation or benefits of any of its employees (except for increases in salary or wages in the ordinary course with respect to employees who are not legal representatives, directors or officers) or grant or pay any bonus in relation to the merger, (ii) grant any severance or termination pay to any of its employees not provided under any benefit plan, (iii) establish, amend or terminate, grant any awards under, increase or promise to increase the funding under or exercise any discretion to accelerate the time of payment or vesting of any compensation or benefits under any benefit plan or (iv) forgive any loans to any of its employees;
•liquidate, dissolve or wind up itself or any of its subsidiaries;
•adopt, enter into, amend or terminate in any material respect any material collective bargaining agreement, except in the ordinary course (including as a result of the expiration of any such agreements) or as required by applicable law;
•enter into any agreement or arrangement that grants “most favored nation” status to any counterparty or contains “exclusivity,” “non-compete” or other similar provisions outside of the ordinary course or, in any case, that would materially restrict, following the closing of the merger, the business of Stellantis or any of its successors and its subsidiaries taken as a whole;
•enter into any purchase orders, commitments or agreements, in each case for capital expenditures, outside of the ordinary course exceeding €250 million in the aggregate in connection with any single project or group of related projects (other than those contemplated in the applicable party’s current business plan or budget);
•enter into any contract with any of its shareholders or their affiliates, other than (i) in the ordinary course and (ii) intra-group transactions;
•enter into or amend any contract with Faurecia, or have any other dealing with Faurecia, other than in the ordinary course;
•adopt any change in financial accounting principles, policies or practices, except to the extent that any such changes are required by IFRS;
•agree to any settlement which would result in a payment or liability in excess of €500 million, unless and to the extent such payment or liability is specifically reserved for in the financial statements of the relevant party for the fiscal year ending December 31, 2018 or any subsequently published interim financial statements on or prior to the date of the combination agreement;
•take any action that is reasonably expected to prevent, impair or materially delay the consummation of the merger or any of the other transactions contemplated by the combination agreement (including the satisfaction of the conditions precedent to the merger set forth in the combination agreement); and
•agree to any of the foregoing.
The foregoing restrictions do not apply to Faurecia (in respect of PSA), provided that PSA has agreed to use commercially reasonable efforts to avoid any action by Faurecia that could reasonably be expected to result in a breach of such covenants.

Certain Covenants
FCA and PSA each have agreed to take certain actions between the date of the combination agreement and the Effective Time and following the Effective Time. Among other things, FCA and PSA have undertaken as follows:
Listing of Stellantis Common Shares
FCA and PSA will cause the Stellantis common shares, including the common shares issued in the merger, to be approved for listing on the NYSE, Euronext Paris and the MTA.
Pre-Merger Distributions
Prior to the Effective Time (i) the FCA Extraordinary Dividend may be declared by FCA to be paid to its shareholders (with a record date prior to the closing of the merger, and which will be paid to such shareholders of record on a payment date as soon as practicable after the closing of the merger), (ii) an ordinary dividend for an amount of €1.1 billion (or a lower amount that represents the lowest maximum distributable amount of either party) (the “2019 Ordinary Dividend”) in respect of the fiscal year ending December 31, 2019 may be paid by each of FCA and PSA, and (iii) if the closing of the merger has not occurred before the 2021 annual general meetings of PSA and FCA, an ordinary dividend (together with the FCA Extraordinary Dividend and the 2019 Ordinary Dividend, the “Pre-Merger Distributions”) in respect of the fiscal year ending December 31, 2020 for an amount to be agreed by FCA and PSA on the basis of their respective distributable amounts, may be paid by each of PSA and FCA. On May 13, 2020 the parties decided that, in light of the impact of the COVID-19 crisis, neither FCA nor PSA will pay an ordinary dividend in 2020 relating to the fiscal year 2019. Pursuant to the combination agreement amendment, the parties agreed that the amount of the FCA Extraordinary Dividend would be reduced to €2.9 billion (from €5.5 billion, as was provided in the original combination agreement).
Faurecia Distribution
Following agreement between PSA and FCA, on October 29, 2020, PSA sold 9,663,000 ordinary shares of Faurecia, representing approximately seven percent of the share capital of Faurecia with proceeds of approximately €308 million. FCA and PSA intend that, promptly following the Effective Time, Stellantis will distribute to its shareholders through a dividend or other form of distribution (including through a reduction of the share capital of Stellantis) (i) its remaining Faurecia ordinary shares, representing approximately 39 percent of the share capital of Faurecia, and (ii) cash equal to the proceeds of the sale of the Faurecia ordinary shares described above, subject to any corporate approvals required in relation thereto (including the prior approval of the Stellantis Board and the Stellantis shareholders), which will be sought promptly following the closing of the merger. PSA has undertaken (i) to convert, prior to the closing, the manner in which it holds its remaining Faurecia ordinary shares, resulting in the loss of the double voting rights attached to such Faurecia ordinary shares and (ii) to cause its representatives on the board of directors of Faurecia to resign effective the day preceding the Effective Time, which will collectively eliminate PSA’s influence over Faurecia and result in a loss of control prior to the Effective Time. FCA and PSA have also undertaken that Stellantis will not exercise control over Faurecia following the closing of the merger. PSA has agreed that prior to the closing of the merger there will be no material changes in any currently existing commercial arrangements between PSA and Faurecia, other than amendments in the ordinary course, and that it will not effect the Faurecia Distribution prior to the closing of the merger. The parties will, prior to the closing of the merger, work diligently to prepare for the Faurecia Distribution in order to enable the Faurecia Distribution to be completed promptly following the closing of the merger, including by making any filings, seeking any consents, authorizations or other permits as necessary or desirable with respect to the Faurecia Distribution (but in all events subject to the aforementioned corporate approvals).
Comau Separation
Promptly following the Effective Time, Stellantis is permitted to allocate to its shareholders through a demerger or similar transaction all the shares held by Stellantis in Comau or implement other value-creating alternative structures, including the sale of all the shares held by Stellantis in Comau (each of such transactions, the “Comau Separation”). FCA will, prior to the closing of the merger, work diligently to prepare for the Comau Separation to enable the Comau Separation to be completed promptly following the closing of the merger, including by establishing the perimeter, capital structure and governance of Comau in consultation with PSA and, if applicable, preparing all necessary documentation for the listing of Comau shares on the appropriate securities exchange.

Additional Distribution
Pursuant to the combination agreement amendment, FCA and PSA have agreed that PSA will review with the PSA Managing Board and the PSA Supervisory Board and FCA will review with the FCA Board a potential distribution of €500 million to be paid by each party to its shareholders prior to the closing of the merger, but solely if such distribution is paid by both parties, or, in the alternative, a potential cash distribution of €1.0 billion to be paid by Stellantis to its shareholders following the closing of the merger.
Incentive Plans
FCA and PSA have agreed to coordinate between the date of the combination agreement and the closing of the merger regarding the issuance of equity or other long-term incentive awards, with the intent that any awards granted will be consistent, including with respect to value, with awards granted by FCA and PSA in the ordinary course prior to the date of the combination agreement.
Regulatory Filings
Pursuant to the combination agreement, other than with respect to the ECB Clearance (as defined below) each of FCA and PSA agreed to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part to consummate and make effective the merger and the other transactions contemplated by the combination agreement as soon as reasonably practicable after the date of the combination agreement, including (i) preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, authorizations and other permits (including the required approvals from the relevant antitrust authorities (the “Competition Approvals”)) (collectively, the “Consents”) necessary to be obtained (if any) in order to consummate the merger and the other transactions contemplated by the combination agreement, (ii) offering and complying with such commitments to the relevant regulatory authorities as would be necessary to enable the regulatory authorities to grant the Consents, and (iii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by the combination agreement and to fully carry out the purposes of the combination agreement; provided that such undertakings will not require FCA or PSA to, and neither FCA nor PSA may, without the consent of the other party, offer or comply with any commitment to any person, governmental entity or self-regulatory organization, or take any action (i) with respect to any assets, businesses or interests other than those of Stellantis, FCA, PSA or their respective subsidiaries and non-consolidated joint ventures; (ii) if any such commitment or action, individually or in the aggregate, would, or would reasonably be expected to, result in a Substantial Detriment (as defined below); or (iii) without limiting clause (ii) above, unless any such commitment or action is conditioned on the consummation of the merger and the other transactions contemplated by the combination agreement. For purposes of the combination agreement, a “Substantial Detriment” means, individually or in the aggregate, a material adverse impact (or a reasonably likely material adverse impact) on the value of the Combined Group after the closing of the merger (taking into account the parties’ contemplated plans for combining the businesses of PSA and FCA after the closing of the merger and the value reasonably expected to be realized in connection with the merger) or the imposition (or the reasonably likely imposition) of criminal penalties or sanctions.
Pursuant to the combination agreement amendment, FCA and PSA agreed to take or cause to be taken any and all actions necessary, proper or advisable in light of such amendment to obtain or confirm, to the extent necessary, all Consents, including those obtained prior to the date of the combination agreement amendment required in order to consummate the merger and the other transactions contemplated by the combination agreement.

In connection with the obtaining of the approval of the merger and the other transactions contemplated by the combination agreement from the European Central Bank (the “ECB Clearance”), FCA and PSA agreed pursuant to the combination agreement to cooperate with each other and take (and cause their respective subsidiaries to take) or cause to be taken all actions, and do or cause to be done, as promptly as practicable, all things, necessary, proper or advisable under the combination agreement and applicable law, including:
•taking, and causing their subsidiaries to take, any and all actions necessary to avoid, eliminate and resolve any and all impediments under applicable law that may be asserted by the European Central Bank, the French banking regulator (Autorité de contrôle prudentiel et de resolution) or any other person or governmental entity with respect to the ECB Clearance and to obtain all consents, approvals and waivers in connection with the ECB Clearance; provided that PSA and FCA will not be obligated to take any action (i) unless such action is expressly conditioned upon the consummation of the transactions contemplated by the combination agreement, and (ii) if such action is reasonably expected to have, individually or in the aggregate, a Substantial Detriment; and
•if any action or proceeding is instituted (or threatened) challenging the granting of the ECB Clearance or otherwise delaying or prohibiting the consummation of the transactions contemplated by the combination agreement, taking any and all actions necessary to contest and defend any such claim, cause of action, or proceeding to avoid entry of, or to have vacated, lifted, reversed, repealed, rescinded or terminated, any decree, order, judgment or injunction (whether temporary, preliminary or permanent) that prohibits, prevents or restricts consummation of the merger and other transactions contemplated by the combination agreement.
The combination agreement contains certain other covenants and agreements, including covenants relating to, among other matters:
•the parties providing each other with the opportunity to review and comment upon all submissions and filings to any governmental entity or self-regulatory organization (if applicable) in connection with the merger and the other transactions contemplated in the combination agreement;
•each party keeping the other one appraised of the status of matters related to the completion of the transactions contemplated by the combination agreement and promptly notifying the other party of material developments related to the Consents;
•the treatment of sensitive or privileged information in connection with the Consents; and
•subject to confidentiality obligations and applicable law, access by each party to the other party’s employees and properties as well as certain information about the other party during the period prior to the Effective Time.
Exclusivity; No Solicitation; Superior Proposal
Pursuant to the combination agreement, each of FCA and PSA agreed, subject to certain limitations set forth in the combination agreement, that, from and after the date of the combination agreement until the earlier of the closing of the merger and the termination of the combination agreement, neither it nor any of its subsidiaries nor any of their respective officers, directors or employees may, and each of them will instruct and cause its and its subsidiaries’ representatives not to, directly or indirectly:
•initiate, solicit, encourage, facilitate, or induce any inquiry or the making, submission or announcement of, any proposal or offer that constitutes, or could reasonably be expected to result in, an Acquisition Proposal (as defined below);
•have any discussion with any person relating to any Acquisition Proposal (other than to decline to engage in discussions), engage in any negotiations concerning an Acquisition Proposal, or facilitate any effort or attempt to make an Acquisition Proposal;
•provide any information or data to any person in relation to an Acquisition Proposal;
•approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal; or

•approve or recommend, propose publicly to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, memorandum of understanding, merger agreement, acquisition agreement, business combination agreement or other similar agreement or propose publicly or agree to do any of the foregoing related to any Acquisition Proposal.
Notwithstanding the foregoing, if at any time following the date of the combination agreement in the case of FCA, prior to the receipt of the FCA Shareholders Approval and in the case of PSA, prior to the receipt of the PSA Shareholders Approval:
•FCA or PSA, as applicable, has received a bona fide written Acquisition Proposal from a third party that did not result from a violation of the foregoing limitations, which the FCA Board or the PSA Supervisory Board, as applicable, determines in good faith constitutes, or could reasonably be expected to result in, a Superior Proposal (as defined below); and
•the FCA Board or the PSA Supervisory Board, as applicable, determines in good faith that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law, then FCA or PSA, as applicable, may (A) furnish information (including non-public information) to such person that has delivered the bona fide written Acquisition Proposal and (B) engage in discussions or negotiations with such person with respect to the Acquisition Proposal; provided that (1) prior to so furnishing such information or engaging in any such discussion or negotiations, as the case may be, the applicable party receives from such person an executed confidentiality agreement on terms no less restrictive, in the aggregate, than those contained in the confidentiality agreement currently in force between PSA and FCA, and (2) any non-public information concerning FCA or PSA, as applicable, provided or made available to such person will, to the extent not previously provided or made available to FCA or PSA, as applicable, be provided or made available to such party as promptly as reasonably practicable (and in no event later than 24 hours) after it is provided or made available to such person.
For purposes of the combination agreement, “Acquisition Proposal”, with respect to FCA or PSA, as applicable, means any offer or proposal for, or any indication of interest in:
•any combination, sale, transfer, tender offer, share exchange, merger, consolidation or similar transaction involving all or a substantial portion of the shares or assets of FCA, PSA or any of their respective material subsidiaries;
•an acquisition or purchase by any third party of the voting securities of, or equity interest in, FCA, PSA or any of their respective material subsidiaries or significant investees; and
•any other transaction that would reasonably be expected to prevent, impair or delay the consummation of the merger or any of the other transactions contemplated by the combination agreement.

For purposes of the combination agreement, “Superior Proposal” means, with respect to FCA or PSA, as applicable, a bona fide written Acquisition Proposal that did not result from a breach of the covenants described above in this section for or in respect of two-thirds or more of the issued and outstanding share capital of FCA or PSA, as applicable, or all or substantially all of the assets of FCA and its subsidiaries, on a consolidated basis, or PSA and its subsidiaries, on a consolidated basis, as applicable, in each case on terms that the FCA Board or the PSA Supervisory Board, as applicable, determines in good faith, taking into account, among other things: (i) all legal, financial, regulatory, timing and other aspects of the Acquisition Proposal and the combination agreement reasonably deemed relevant by the FCA Board or the PSA Supervisory Board, as applicable (including conditions to, expected timing and risks of consummation of, and the ability of the party making such proposal to obtain financing for such Acquisition Proposal, if applicable), (ii) in the case of FCA, all other factors that the FCA Board is permitted to consider pursuant to Dutch law, (iii) in the case of PSA, the corporate interest (intérêt social) of PSA and all other factors that the PSA Supervisory Board is permitted to consider pursuant to French law, and (iv) any improved terms that the other party may have offered pursuant to provisions described under “—Board of Directors Recommendations; Change in Recommendations” are substantially more favorable to FCA or PSA and their respective shareholders and other stakeholders, as the case may be, than the transactions contemplated by the combination agreement (after taking into account any such improved terms), if applicable; provided that the PSA Supervisory Board and the FCA Board, as applicable, may not, given the substantial strategic benefits of the transactions contemplated by the combination agreement, determine an Acquisition Proposal to be substantially more favorable unless it constitutes at least a ten percent premium to the value reasonably expected to be realized by such party’s shareholders through the transactions contemplated by the combination agreement.
Board of Directors Recommendations; Change in Recommendations
Each of PSA and FCA agreed pursuant to the combination agreement to cause their respective boards to recommend the respective shareholders of PSA and FCA approve the Cross-Border Merger Terms and the transactions contemplated by the Cross-Border Merger Terms and the combination agreement (in this prospectus, such recommendations are referred to as the “FCA Recommendation” or “PSA Recommendation,” as applicable). See “The Merger—Approval of the Merger by the Board of Directors of FCA” and “The Merger—Approval of the Merger by the Supervisory Board of PSA.”
Notwithstanding the foregoing, at any time prior to the earlier of (i) receipt of the FCA Shareholders Approval or the PSA Shareholders Approval, as the case may be, and (ii) the termination of the combination agreement, the FCA Board or the PSA Supervisory Board will be entitled to effect a Change in Recommendation (as defined below), in each case, if such party receives an Acquisition Proposal that did not result from a breach of the covenants described above under “—Exclusivity; No Solicitation; Superior Proposal” and which the applicable board reasonably determines in good faith it constitutes a Superior Proposal; provided, however, that the FCA Board or the PSA Supervisory Board will be entitled to effect a Change in Recommendation, in each case, only to the extent such board has first complied with its obligations described in the following paragraph and then reasonably determines in good faith that the failure to effect such a Change in Recommendation would be inconsistent with the directors’ fiduciary duties under applicable law. For the purposes of the combination agreement “Change in Recommendation” means that the board of the relevant party (1) determines to make no recommendation for the merger, (2) fails to include the FCA Recommendation or PSA Recommendation, as applicable, in the relevant shareholders’ circular, registration statement or information document, (3) withdraws, modifies or qualifies (or publicly proposes or publicly resolves to withdraw, modify or qualify) its recommendation for the merger in a manner that is adverse to the other party, or (4) fails to recommend against any Acquisition Proposal structured as a public offer (openbaar bod) (or any material modification thereto) within five business days after commencement of such offer (or such material modification).

Neither the FCA Board nor the PSA Supervisory Board will be entitled to effect a Change in Recommendation unless the party that intends to take such action has provided the other party with a written notice to that effect (the “Change in Recommendation Notice”), which notice includes, as applicable, an un-redacted copy of the Superior Proposal that is the basis of such action (including the identity of the person making the Superior Proposal). During the five business day period following the receipt of the Change in Recommendation Notice, the notifying party will, and will cause its representatives to, negotiate with the other party in good faith (to the extent such other party desires to negotiate) to make such adjustments in the terms and conditions of the combination agreement so that such Superior Proposal ceases to constitute a Superior Proposal; and following the end of the five business day period, the board of the notifying party will determine in good faith, taking into account any changes to the combination agreement proposed in writing by the other party in response to the Change in Recommendation Notice or otherwise, whether the Superior Proposal giving rise to the Change in Recommendation Notice continues to constitute a Superior Proposal. Any amendment to the financial terms or any other material amendment of such Superior Proposal will require a new Change in Recommendation Notice and the party intending to make a Change in Recommendation will be required to comply again with the requirements and procedure described in the combination agreement; provided, however, that for purposes of this sentence, references to the five business day period above will be deemed to be references to a three business day period.
Each party is entitled to terminate the combination agreement in the event of a Change in Recommendation of the other party and upon such termination the party terminating the agreement will be entitled to the payment by the other party of a termination fee in an amount of €500 million.
Governance Arrangements
The combination agreement provides for certain arrangements relating to the governance of Stellantis, including causing Stellantis to adopt, as of the Governance Effective Time, new articles of association (“Stellantis Articles of Association”), board regulations (“Stellantis Board Regulations”) and a loyalty voting program in agreed form. The principal terms of such governance arrangements are summarized below.
Initial Stellantis Board Composition
After the Governance Effective Time the board of directors of Stellantis (the “Stellantis Board”) will be a single-tier board and initially composed of 11 members, including the following initial directors as of the day immediately following the date on which the merger occurs:
•the CEO of Stellantis;
•two (2) Independent Directors (as defined below) nominated by FCA;
•two (2) Independent Directors nominated by PSA;
•two (2) directors nominated by Exor;
•one (1) director nominated by BPI (or EPF/FFP, as further described below);
•one (1) director nominated by EPF/FFP; and
•two (2) employee representatives: one such employee representative nominated through a process involving one or more bodies representing FCA employees prior to the closing and one such employee representative nominated by a body representing PSA employees prior to the closing.
Pursuant to Stellantis Board Regulations, each director will have one vote and no director will have a casting vote on any decision.
For these purposes, “Independent Director” means a director meeting the independence requirements under the Dutch Corporate Governance Code and, with respect to members of the Audit Committee, also meeting the independence requirements of Rule 10A-3 under the Exchange Act, and the NYSE listing requirements.

Additionally, the parties agreed that Stellantis will follow the Dutch Corporate Governance Code and applicable international best practices (except, in each case, as otherwise agreed by the parties), and will ensure that (i) a majority of the non-executive members of the Stellantis Board qualifies as Independent Directors, and (ii) the members of the Stellantis Board have appropriate diversity in expertise, geography and gender.
Nomination Rights
The rights of Exor, EPF/FFP and BPI (each a “Nominating Shareholder”) to nominate the number of directors mentioned above also apply to future terms of office of the Stellantis Board; provided that:
•if the number of Stellantis common shares held by BPI, and/or any of its affiliates, or EPF/FFP, and/or any of their affiliates, falls below the number of shares corresponding to five percent of the issued and outstanding Stellantis common shares, such Nominating Shareholder will no longer be entitled to nominate a director (in which case, any director nominated by BPI or EPF/FFP, as the case may be, will be required to promptly, and in any case within ten days of the relevant threshold no longer being met, resign); and
•if, at the Effective Time, at any time within the six years following the closing of the merger or on the sixth anniversary of the closing of the merger, both (i) the number of Stellantis common shares held by EPF/FFP and/or their affiliates increases to eight percent or more of the issued and outstanding Stellantis common shares, and (ii) the number of Stellantis common shares held by BPI and/or its affiliates falls below the number of shares corresponding to five percent of the issued and outstanding Stellantis common shares, then EPF/FFP will be entitled to nominate a second director to the Stellantis Board to replace the BPI nominee (the “EPF/FFP Additional Director”).
As an exception to the foregoing paragraph, if, at the closing of the merger or at any time within the six years following the closing of the merger:
•the number of Stellantis common shares held by BPI and its affiliates, on the one hand, or EPF/FFP and their affiliates, on the other hand, represents between four percent and five percent of the issued and outstanding Stellantis common shares (the “Threshold Stake”);
•either BPI or EPF/FFP has not otherwise lost its right to nominate a director in accordance with the preceding paragraph; and
•the number of Stellantis common shares held by BPI, EPF/FFP and their respective affiliates represents, in aggregate, eight percent or more of the issued and outstanding Stellantis common shares, the Nominating Shareholder which holds the Threshold Stake will maintain its right to nominate a director to the Stellantis Board until the sixth (6th) anniversary of the closing of the merger (it being understood that while BPI is entitled to nominate a director pursuant to this exception, EPF/FFP will not be entitled to nominate the EPF/FFP Additional Director).
Additionally, Exor’s right to nominate directors will decrease in the event Exor and/or its affiliates reduce their equity ownership in Stellantis as follows:
•if the number of shares held by Exor and/or its affiliates falls below the number of shares corresponding to eight percent of the issued and outstanding Stellantis common shares, Exor will be entitled to nominate one director instead of two; and
•if the number of shares held by Exor and/or its affiliates falls below the number of shares corresponding to five percent of the issued and outstanding Stellantis common shares, Exor will no longer be entitled to nominate a director.
In such cases, the director designated by Exor for resignation from among the directors nominated by Exor will be required to resign as promptly as reasonably practicable after the number of Stellantis common shares held by Exor and/or its affiliates falls below the applicable threshold.

Pursuant to Stellantis Articles of Association, the nomination rights of a Nominating Shareholder lapses upon a Change of Control (as defined in Stellantis Articles of Association) of such Nominating Shareholder as further described under “The Stellantis Shares, Articles of Association and Terms and Conditions of the Special Voting Shares—Board of Directors—Nomination Rights”. Additionally, the general meeting of Stellantis may at all times overrule a binding nomination for the appointment of a director by a two-thirds majority of the votes cast, with such two-thirds majority of the votes cast representing more than half of the issued and outstanding share capital of Stellantis.
Any event or series of events (including any issue of new shares) other than a transfer (including transfer under universal title) of PSA ordinary shares or Stellantis common shares will be disregarded for the purpose of determining whether the applicable Nominating Shareholder reaches the relevant threshold(s).
Initial Management of Stellantis
The combination agreement provides that the following positions will be filled by the following individuals from the day immediately following the date on which the closing of the merger occurs:
•Chairman: John Elkann;
•CEO: Carlos Tavares;
•Vice Chairman: a director nominated by EPF/FFP; and
•Senior Independent Director: an Independent Director nominated by PSA.
The initial term of office of each of the Chairman, CEO, Senior Independent Director and Vice Chairman will be five years, in each case beginning on the day immediately following the date on which the closing of the merger occurs. The initial term of office for each of the other directors will be four years. Mr. Elkann and Mr. Tavares will be the only executive directors. Following the initial term, the members of the Stellantis Board will be elected for successive two-year terms.
Stellantis Board Regulations provide that in addition to the Chairman’s powers set out in Stellantis Board Regulations, including the power to convene the Stellantis Board and the general meetings of Stellantis, if the Chairman is an executive director, he or she will be consulted and work together with the CEO on that basis on important strategic matters affecting Stellantis (without prejudice to the powers of the Stellantis Board) as described in the section entitled “Stellantis”.
In addition to his/her powers set out in Stellantis Articles of Association and Stellantis Board Regulations, including the power to convene the Stellantis Board and the general meetings of Stellantis, the CEO will be responsible for the management of Stellantis in accordance with the Dutch Civil Code and will be vested with full authority to represent Stellantis individually.
The Senior Independent Director (acting as the voorzitter under Dutch Law) is expected to preside at the meetings of the Stellantis Board and will have the power to convene the Stellantis Board and general meetings of Stellantis.
The decisions of the Stellantis Board will require the approval of a simple majority of the Directors present at any meeting at which a quorum (i.e., the majority of the total number of Directors in office at that time) is present. As an exception to the foregoing, the approval of any amendment of Stellantis Board Regulations or any decision of the Stellantis Board that relates to the powers and authority of the Chairman, the CEO, the Senior Independent Director or the Vice Chairman, requires a two-third majority of the votes cast at a meeting at which a quorum is present.

Voting Limitations
The combination agreement provides that under Stellantis Articles of Association no shareholder, acting alone or in concert, together with votes exercised by affiliates of such shareholder or pursuant to proxies or other arrangements conferring the right to vote, may cast 30 percent (the “Voting Threshold”) or more of the votes that could be cast at any general meeting of shareholders of Stellantis, including after giving effect to any voting rights exercisable through Stellantis special voting shares. Any voting right in excess of the Voting Threshold will be suspended. Furthermore, Stellantis Articles of Association will provide that, before each general meeting, any shareholder holding voting rights in excess of the Voting Threshold is required to notify Stellantis, in writing, of its shareholding and total voting rights in Stellantis and provide, upon written request by Stellantis, any information necessary to ascertain the composition, nature and size of the equity interest of that person and any other person acting in concert with it. The Voting Threshold restriction (i) may be removed following a resolution passed to that effect at a meeting of Stellantis shareholders with a majority of at least two-thirds of the votes cast (for the avoidance of doubt, without giving effect to any voting rights exercisable through Stellantis special voting shares, and subject to the Voting Threshold), and (ii) will lapse upon any person holding more than 50 percent of the issued Stellantis common shares (other than Stellantis special voting shares) as a result of a public offer for Stellantis common shares.
Shareholders Undertakings
Each of the Reference Shareholders, in its capacity as shareholder of PSA or FCA, as applicable, has entered into a letter agreement (a “Letter Agreement”) with PSA or FCA, as applicable, setting forth, among other things, the following undertakings relating to the merger and the future governance of Stellantis:
Support of the Merger
Each Reference Shareholder has undertaken pursuant to its Letter Agreement to:
•appear in person or by proxy at each and every meeting of the shareholders of the relevant party at which any of the transactions contemplated by the combination agreement is proposed for approval and causing all shares owned or controlled by it or as to which it has the power to vote to be counted as present in accordance with any procedures applicable to such meeting whether for purposes of determining the presence of a quorum or otherwise;
•vote (or cause to be voted) all shares owned or controlled by it or as to which it has the power to vote in favor of any decision in furtherance of the approval of the transactions contemplated by the combination agreement that is submitted to the shareholders;
•vote (or cause to be voted) against (A) any other transaction, proposal, agreement or action made in opposition to or which is inconsistent with the transactions contemplated by the combination agreement, including any Acquisition Proposal that is submitted to the shareholders, and (B) any other action, agreement or transaction that is intended to, that would be reasonably expected to, or the effect of which would be reasonably expected to, impede, delay, discourage or adversely affect the transactions contemplated by the combination agreement or the performance by the relevant Reference Shareholder of its obligations under its Letter Agreement; and
•vote in favor of the adoption of any relevant governance document (e.g., articles of association and board internal rules) of Stellantis and any decision submitted to the governance bodies or shareholders of the relevant party which, in each case, implement the governance set forth in the combination agreement.
In addition, each Reference Shareholder has undertaken pursuant to its Letter Agreement (i) not to solicit, initiate or encourage any Acquisition Proposal or enter into, continue or participate in any discussions or negotiations with a third party regarding any Acquisition Proposal, (ii) to cease and cause to be terminated the participation of any of its representatives in all discussions or negotiations with any person conducted prior the date of the relevant Letter Agreement with respect to any proposal that constitutes or would reasonably be expected to lead to an Acquisition Proposal and (iii) not to accept, approve, recommend or enter into any agreement, in respect of an Acquisition Proposal.

Standstill
Pursuant to the Letter Agreements, each Reference Shareholder will be restricted from buying shares to increase its interest in PSA, FCA (before the merger) or Stellantis for a period ending seven years following the Effective Time, except that EPF/FFP may increase its shareholding in Stellantis by up to a maximum of 2.5 percent of the Stellantis share capital (or five percent of the PSA share capital) by acquiring shares from BPI and/or Dongfeng and/or on the market, provided that market acquisitions may not represent more than one percent of the Stellantis common shares or two percent of the PSA ordinary shares plus, if applicable, the percentage of Stellantis common shares (or PSA ordinary shares) sold by BPI to any buyers other than EPF/FFP or any of its affiliates.
After the closing of the merger, each Reference Shareholder may be released from its respective standstill obligation with respect to Stellantis common shares with the consent of the Stellantis Board, provided that, other than with regard to Dongfeng (that will be released if and to the extent any other Reference Shareholder is so released), such consent will not be adopted without the favorable vote of each of the directors nominated by the other Reference Shareholders that remain bound by their undertakings pursuant to their respective Letter Agreements.
After the closing of the merger, Stellantis agrees to release each Reference Shareholder from its respective standstill obligation in the event (a) the Stellantis Board recommends a transaction in which a person or group would acquire 50 percent or more of Stellantis common shares (including a merger of Stellantis with or into another entity unless the shareholders of Stellantis immediately prior to the merger are entitled to receive more than the majority of the ordinary share capital and voting rights in the surviving entity of the merger), or (b) a person or group not acting in concert with the relevant Reference Shareholder formally files an offer to acquire 50 percent or more of the outstanding Stellantis common shares by means of a tender or exchange offer.
Lock-up
Pursuant to their respective Letter Agreements, from the date of the combination agreement until three years after the closing of the merger, Exor, BPI and EPF/FFP and their respective affiliates will be subject to a lock-up in respect of their shareholdings in the relevant party before the closing of the merger and in Stellantis thereafter, except that BPI will be permitted to reduce its shareholdings by a stake that is no higher than five percent of the PSA ordinary shares or 2.5 percent of the Stellantis common shares, as the case may be. In addition, Dongfeng and PSA have entered into a share repurchase agreement dated as of December 17, 2019 (the “Share Repurchase Agreement”), pursuant to which Dongfeng has agreed to sell, and PSA has agreed to buy, 30.7 million PSA ordinary shares prior to the closing of the merger (and any PSA ordinary shares so acquired will be cancelled) or, if the merger has not yet occurred, by December 31, 2020. In connection with the entry by FCA and PSA into the combination agreement amendment, (1) pursuant to the terms of the Share Repurchase Agreement, PSA purchased 10 million PSA ordinary shares from Dongfeng on September 23, 2020 through an off-market transaction as part of PSA’s share buyback program at a price of €16.385 per PSA ordinary share, which represents a total purchase price of €163,850,000 (excluding costs), and those PSA ordinary shares were cancelled after the settlement of the transaction on September 25, 2020, and (2) PSA and Dongfeng have agreed to amend the Share Repurchase Agreement to provide that if Dongfeng does not exercise its right to sell to PSA the additional 20.7 million PSA ordinary shares covered by the Share Repurchase Agreement by the earlier of December 31, 2020 and the Effective Time, Dongfeng is required to sell such PSA ordinary shares (or the corresponding number of Stellantis common shares after having applied the exchange ratio, following the merger) to third parties by December 31, 2022. Pursuant to its Letter Agreement, Dongfeng is subject to a lock-up until the Effective Time for the balance of its participation in PSA, resulting in an ownership of 5.6 percent in FCA immediately after the Effective Time, assuming that the sale to PSA and cancellation of the additional 20.7 million PSA ordinary shares covered by the Share Repurchase Agreement will not take place prior to the closing of the merger and Dongfeng will not have otherwise sold such PSA ordinary shares prior to the closing of the merger. See “—Major Shareholders of Stellantis” for further details.
After the closing of the merger, Stellantis agrees to release each Reference Shareholder (other than Dongfeng) from its respective lock-up obligation in the event the Stellantis Board recommends a transaction in which a person or group would acquire 50 percent or more of the Stellantis common shares (including a merger of Stellantis with or into another entity unless the shareholders of Stellantis immediately prior to the merger are entitled to receive more than the majority of the share capital and voting rights in the surviving entity of the merger).

Faurecia Lock-up
In connection with the entry by FCA and PSA into the combination agreement amendment, each of the Reference Shareholders, in its capacity as shareholder of FCA or PSA, as applicable, has entered into a letter agreement with FCA or PSA, as applicable. Pursuant to such letter agreements, from the date of the combination agreement amendment until the date which is 180 days after the completion of the Faurecia Distribution, each Reference Shareholder and their respective affiliates will be subject to a lock-up in respect of their shareholdings in Faurecia. Such restriction will not apply to any transfer of Faurecia shares to another Reference Shareholder or pursuant to any tender offer for the shares of Faurecia or any merger of Faurecia with any other entity or similar transaction.
Closing Conditions
The obligation of each party to effect the merger is subject to the satisfaction or waiver (by both parties, to the extent permitted by applicable law) of the following closing conditions:
•the absence of a Material Adverse Effect with respect to the other party (which condition may be waived only by FCA in the event of a Material Adverse Effect with respect to PSA and only by PSA in the event of a Material Adverse Effect with respect to FCA);
•approval of the merger and of other corporate actions required to implement the transactions contemplated under the combination agreement by both the FCA shareholders and PSA shareholders;
•approval from the NYSE, Euronext Paris and the MTA for listing of the Stellantis common shares;
•the effectiveness of FCA’s registration statement on Form F-4 and the obtaining of all necessary consents of the AFM with respect to the European listing prospectus;
•the obtaining of the Competition Approvals;
•the obtaining of the Consents, other than Competition Approvals and Consents for which the failure to be obtained or made would not, individually or in the aggregate, have a Substantial Detriment;
•the obtaining of the ECB Clearance;
•no injunctions or restraints of a governmental entity that prohibit or make illegal the consummation of the merger, but only to the extent that any failure to comply with such prohibition would, individually or in the aggregate, reasonably be expected to have a Substantial Detriment;
•delivery of relevant closing documents to implement the merger (i.e., pre-merger certificates issued by the relevant French and Dutch authorities attesting the proper completion of the pre-combination acts and formalities under French and Dutch law, respectively).
With respect to most of these conditions, the closing of the merger without satisfying such conditions would either be impossible or give rise to penalties or other sanctions. For example, the merger cannot close unless it is approved by the FCA shareholders and the PSA shareholders, and closing the merger without Competition Approvals would, in most cases, be a violation of applicable law. Therefore, it would be impossible or unlikely as a practical matter that the parties would be in a position to waive satisfaction of those conditions.

Employee Matters
The combination agreement provides that the employees of each of FCA, PSA and their respective subsidiaries at the closing of the merger who continue to remain employed with Stellantis, will, during the period commencing at the closing of the merger and ending on December 31, 2021, be provided with a base salary, severance benefit protections and pension and welfare benefits that are no less favorable, in the aggregate, than those provided to employees of FCA, PSA and their respective subsidiaries, as applicable, immediately prior to the closing of the merger. On June 25, 2020, PSA’s shareholders meeting decided, in accordance with applicable law, to waive the setting up of, and negotiation with, the special negotiating body required under EU law, as contemplated by the combination agreement. Pursuant to the combination agreement, FCA intends that the extraordinary general meeting of the FCA shareholders will decide, in accordance with applicable law, to waive the setting up of, and negotiation with, the special negotiating body required under EU law.
Indemnification; Directors’ and Officers’ Insurance
The combination agreement provides that, from and after the closing of the merger, Stellantis will indemnify and hold harmless each present and former director and officer of each party to the merger or any of its subsidiaries (in each case, when acting in such capacity), determined as of the closing of the merger (the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the closing of the merger and related to their respective roles as director of officer of the relevant party or its relevant subsidiary, whether asserted or claimed prior to, at or after the closing; provided that the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification.
Prior to the closing of the merger, each party to the combination agreement will (and if such party is unable to, Stellantis will) effective as of the Effective Time, obtain and fully pay for “tail” insurance policies with a claims period of at least six years from and after the closing of the merger from an insurance carrier with the same or better credit rating as such party’s insurance carrier as of the date of the combination agreement with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with benefits and levels of coverage at least as favorable as such party’s existing policies as of the date of the combination agreement with respect to matters existing or occurring at or prior to the closing of the merger (including in connection with the combination agreement and the other transactions contemplated by the combination agreement). If such party and Stellantis for any reason fail to obtain such “tail” insurance policies as of the closing of the merger, Stellantis will continue to maintain in effect for a period of at least six years from and after the closing of the merger the D&O Insurance in place as of the date of the combination agreement with benefits and levels of coverage at least as favorable as provided in such party’s existing policies as of the date of the combination agreement.
The rights of the Indemnified Parties under the combination agreement are in addition to any rights such Indemnified Parties may have under Stellantis Articles of Association, any other applicable organizational documents, contract or law.
Termination of the Combination Agreement
The combination agreement may be terminated:
•by either PSA or FCA:
◦if the closing of the merger will not have occurred by June 30, 2021 (such date, the “Longstop Date”); provided, however, that the Longstop Date may be extended for only one additional 90-day period at the option of either FCA and PSA (each in its sole discretion) if the only conditions that have not been met as at the Longstop Date are the obtaining of the Competition Approvals and/or the ECB Clearance (or the existence of injunctions or restraints of a governmental entity related thereto); provided, further, that neither (x) the right to extend the Longstop Date nor (y) the right to terminate the combination agreement pursuant to this paragraph, may be exercised by any party whose failure to perform any material covenant or obligation under the combination agreement has been the primary cause of, or primarily resulted in, the failure of a condition to the consummation of the merger to be satisfied on or before the Longstop Date;

◦if the FCA Shareholders Approval or the PSA Shareholders Approval has not been obtained; provided that the right to terminate the combination agreement pursuant to this paragraph may not be exercised by any party whose failure to perform any material covenant or obligation under the combination agreement has been the primary cause of, or primarily resulted in, the failure to obtain the FCA Shareholders Approval or the PSA Shareholders Approval on or before the Longstop Date; or
◦if any governmental entity responsible for granting a Consent required as a condition precedent has (1) denied such Consent in writing and such denial has become final, binding and non-appealable, or (2) issued, promulgated, enforced or entered any order or decision permanently restraining, enjoining or otherwise prohibiting the consummation of the merger that has become final and non-appealable, or (3) enacted, issued, promulgated, enforced or entered any order or decision that requires a party or any of its subsidiaries to take or commit to take any actions constituting, or that would reasonably be expected to result in, a Substantial Detriment, or would otherwise constitute or reasonably be expected to result in a Substantial Detriment, in each case, that has become final and non-appealable, or (4) indicated to the parties definitively that it will grant the relevant Consent only if a party or any of its subsidiaries takes, or commits to take, any actions constituting, or that would reasonably be expected to result in, a Substantial Detriment; provided that the party seeking to terminate the combination agreement pursuant to this paragraph will have complied with its obligations under the combination agreement to (x) prevent the denial of such Consent, (y) prevent the entry of and to remove such order or decision, or (z) cause the relevant regulatory authority to grant the relevant Consent without a party or any of its subsidiaries taking, or committing to take, any actions constituting, or that would reasonably be expected to result in, a Substantial Detriment, as applicable; provided, further, that the right to terminate the combination agreement pursuant to this paragraph may not be exercised by any party whose failure to perform any material covenant or obligation under the combination agreement has been the primary cause of, or primarily resulted in, such denial or order or decision, as applicable.
•by FCA:
◦if the PSA Supervisory Board will have effected a Change in Recommendation;
◦if the PSA Supervisory Board will have failed to hold a vote of the PSA shareholders in order to obtain the PSA Shareholders Approval prior to March 31, 2021;
◦(i) if PSA (A) willfully breaches or fails to perform any of its covenants or agreements contained in the combination agreement in any material respect (and such breach is not curable prior to the Longstop Date, or if curable prior to the Longstop Date, has not been cured within the earlier of (x) 30 days after giving notice of such breach or failure to perform by FCA to PSA and (y) three business days prior to the Longstop Date) or (B) breaches or fails to perform any of its covenants or agreements in the combination agreement in a manner that would be reasonably likely to prevent or materially delay completion of the transactions contemplated by the combination agreement or result in a Substantial Detriment; or (ii) if any of the representations or warranties of PSA contained in the combination agreement fails to be true (subject to the materiality qualifications provided for in the combination agreement); provided, however, that the right to terminate this combination agreement pursuant to this paragraph will not be available if FCA is then in material breach of any of its representations, warranties, covenants or other agreements under the combination agreement (the cause of the termination described in the combination agreement is referred to as the “FCA Material Breach Termination”); or
◦in the event of a Material Adverse Effect with respect to PSA.
•by PSA:
◦if the FCA Board will have effected a Change in Recommendation;
◦if the FCA Board will have failed to hold a vote of the shareholders of FCA in order to obtain the FCA Shareholders Approval prior to March 31, 2021;

◦(i) if FCA (A) willfully breaches or fails to perform any of its covenants or agreements contained in the combination agreement in any material respect (and such breach is not curable prior to the Longstop Date, or if curable prior to the Longstop Date, has not been cured within the earlier of (x) 30 days after giving notice of such breach or failure to perform by PSA to FCA and (y) three business days prior to the Longstop Date) or (B) breaches or fails to perform any of its covenants or agreements in the combination agreement in a manner that would be reasonably likely to prevent or materially delay completion of the transactions contemplated by the combination agreement or result in a Substantial Detriment; or (ii) if any of the representations or warranties of FCA contained in the combination agreement fails to be true (subject to the materiality qualifications provided for in the combination agreement); provided, however, that the right to terminate the combination agreement pursuant to this paragraph will not be available if PSA is then in material breach of any of its representations, warranties, covenants or other agreements under the combination agreement (the cause of the termination described in the combination agreement is referred to as the “PSA Material Breach Termination” and, together with the FCA Material Breach Termination, each a “Material Breach Termination”); or
◦in the event of a Material Adverse Effect with respect to FCA.
Termination Fees
In the event that the combination agreement is terminated by one party because the other party made a Change in Recommendation, then such other party will pay or cause to be paid to the party terminating the combination agreement an amount equal to €500 million (the “Termination Payment”) (exclusive of any applicable value-added tax).
In the event that the combination agreement is terminated by either party because the FCA Shareholders Approval or PSA Shareholders Approval has not been obtained, then the party whose shareholders’ approval was not obtained will pay or cause to be paid to the other party €250 million (exclusive of any applicable value-added tax).
In the event that the combination agreement is terminated by one party because the other party failed to hold a vote of its shareholders in order to obtain the relevant shareholders’ approval prior to March 31, 2021, then the breaching party will pay or cause to be paid to the non-breaching party the Termination Payment.
In the event that the combination agreement is terminated by one party pursuant to the applicable Material Breach Termination, then the breaching party will pay or cause to be paid to the non-breaching party the Termination Payment.
Amendment
The combination agreement may be amended by the parties at any time before or after the approval of the merger by the PSA shareholders and the FCA shareholders, but after the approval of the PSA and the FCA shareholders has been obtained, no amendment may be made to the combination agreement for which applicable laws or the rules of any relevant stock exchange require further approval by either the PSA shareholders or the FCA shareholders without first obtaining the requisite approval of such shareholders. The combination agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.
Waiver
At any time prior to the Effective Time, subject to applicable law, the parties may extend the time for the performance of any of the obligations or other acts of the other parties, waive any inaccuracies in the representations and warranties contained in the combination agreement or in any document delivered pursuant to the combination agreement or waive compliance with any of the agreements or the satisfaction of any of the conditions contained in the combination agreement. Any agreement on the part of a party to any such extension or waiver will be valid only if set forth in an instrument in writing, signed on behalf of such party. The failure of any party to the combination agreement to assert any of its rights under the combination agreement or otherwise will not constitute a waiver of those rights.
Governing Law
The combination agreement is governed by, and construed and enforced in accordance with, Dutch law.

Arbitration
Any dispute or claim arising out of or relating to the combination agreement will be referred to and finally resolved by an arbitration tribunal pursuant to the rules of arbitration of the International Chamber of Commerce and with the place of arbitration in Geneva, Switzerland; provided, that the foregoing will be without prejudice to the right of each party to seek interim or conservatory relief before a competent court in the Netherlands, whether before or after the commencement of any arbitration.
The Combination Agreement Amendment
On September 14, 2020, FCA and PSA agreed to amend certain terms of the original combination agreement in order to address the liquidity impact on the automotive industry of the COVID-19 pandemic while preserving the economic value and fundamental balance of the original combination agreement. The amendment to the original combination agreement is described above in this section, and is attached to this prospectus as Appendix B.
Cross Border Merger Terms
FCA and PSA have prepared the cross-border merger terms for the merger in accordance with Directive (EU) 2017/1132 of 14 June 2017 relating to certain aspects of company law (codification), as amended from time to time, and, in the case of FCA, Part 7, Sections 2, 3 and 3A of Book 2 of the Dutch Civil Code and, in the case of PSA, Articles L. 236-25 et seq. and R. 236-13 et seq. of the French Commercial Code (the “Cross-Border Merger Terms”). The Cross-Border Merger Terms set out the main terms and conditions of the merger and include provisions consistent with the combination agreement that comply with the requirements of Dutch law and French law, as applicable.
The FCA Board approved the Cross-Border Merger Terms and the transactions contemplated in the Cross-Border Merger Terms on October 23, 2020. The PSA Supervisory Board and the PSA Managing Board approved the Cross-Border Merger Terms and the transactions contemplated in the Cross-Border Merger Terms on October 27, 2020.
The Cross-Border Merger Terms were filed with the Clerk of the Commercial Court of Versailles (Greffe du Tribunal de Commerce de Versailles) on November 4, 2020 and with the Dutch Trade Register on November 13, 2020. The Cross-Border Merger Terms are available on PSA’s and FCA’s corporate websites, and the other documents required under French law and Dutch law will be also made available on PSA’s and FCA’s corporate websites and at their offices. The above mentioned filings will be publicly announced in a Dutch daily newspaper, the Dutch State Gazette (Staatscourant) and in the Journal Spécial des Sociétés that publishes legal notices in Yvelines, the French official bulletin of civil and commercial announcements (BODACC) and the French official bulletin of legal notices (BALO).
Pursuant to the combination agreement, and in accordance with applicable law, the Cross-Border Merger Terms and the transactions contemplated by the Cross-Border Merger Terms will be submitted to the vote of the shareholders of FCA and PSA. See “The PSA Shareholder Meeting” and “The FCA Extraordinary General Meeting.”
Subject to the approval of the merger by the requisite votes of the FCA shareholders and the PSA shareholders and the satisfaction or waiver of the other conditions precedents to the merger, the Cross-Border Merger Terms provide that the merger will be effective at the Effective Time, at which time, the separate corporate existence of PSA will cease, and FCA will continue as the sole surviving corporation, and, by operation of law, FCA, as successor to PSA, will succeed to and assume all of the rights and obligations and other legal relationships, as well as the assets and liabilities, of PSA in accordance with Dutch law and French law. At the Governance Effective Time, FCA will be renamed Stellantis.
The Cross-Border Merger Terms provide that the merger will enter into effect retroactively as from the Retroactive Effective Date, so that (i) Stellantis will be deemed to have had the use of all the assets (genot) of PSA as from the Retroactive Effective Date, (ii) all transactions of PSA as from the Retroactive Effective Date will be treated as being those of Stellantis, and (iii) all of the profits and losses derived from such transactions for the period starting as from the Retroactive Effective Date will be deemed realized by Stellantis.

THE PSA SHAREHOLDER MEETING
Date, Time, Place and Matters to be Considered at PSA Shareholder Meeting
PSA will take, in accordance with applicable law, the applicable rules and regulations of the AMF and Euronext Paris and its organizational documents, all action necessary to convene a special general meeting of its shareholders entitled to double voting rights (the “PSA Special General Meeting”) and an extraordinary general meeting of its shareholders (the “PSA Extraordinary General Meeting”, and together with the PSA Special General Meeting, the “PSA Shareholder Meeting”), as promptly as practicable after the later of (x) the expiration of any creditor rights opposition period under French law or Dutch law and (y) the date which is 40 business days after the date on which the Registration Statement is declared effective. The PSA Shareholder Meeting will be convened to approve the merger in accordance with the Cross-Border Merger Terms and related corporate matters, and the removal of the double voting rights attached to the PSA ordinary shares.
Quorum—Vote Required—Shareholders Entitled to Vote
At the PSA Extraordinary General Meeting, resolutions will be adopted by a two-thirds majority of the votes cast by the shareholders present or represented, provided that at least 25 percent of the PSA ordinary shares carrying voting rights are present or represented at the first convening of such meeting, or at least 20 percent of the PSA ordinary shares carrying voting rights are present or represented at the second convening of such meeting.
At the PSA Special General Meeting, resolutions will be adopted by a two-thirds majority of votes cast by the shareholders entitled to double voting rights present or represented; provided that at least one-third of the PSA ordinary shares carrying double voting rights are present or represented at the first convening of such meeting, or at least 20 percent of the PSA ordinary shares carrying double voting rights are present or represented at the second convening of such meeting.
Votes cast at the PSA Extraordinary General Meeting or the PSA Special General Meeting do not include voting rights attached to the PSA ordinary shares for which shareholders did not take part in the vote, abstained, or returned a blank or invalid vote.
As of October 31, 2020, 887,037,978 PSA ordinary shares were issued and outstanding, and the maximum number of votes entitled to be exercised at a meeting of PSA shareholders at which the holders of all outstanding PSA ordinary shares are present was 1,228,378,065, reflecting that certain PSA ordinary shares have accrued double voting rights pursuant to Article L. 225-123 of the French Commercial Code and PSA Articles of Association.
Any PSA shareholder, regardless of the number of shares he/she holds, will be entitled to participate in the PSA Extraordinary General Meeting physically or may otherwise vote by proxy or by mail (correspondance) in accordance with applicable laws and regulations. Only PSA shareholders entitled to double voting rights will be permitted to participate in the PSA Special General Meeting.
The right to participate in the PSA Shareholder Meeting is subject to the registration of the shares in the name of the shareholder or of its intermediary registered on its behalf, at 00:00 (Paris time) at least two business days prior to the date on which the PSA Shareholder Meeting will be held (the “PSA Record Date”), in the registered share accounts (comptes de titres nominatifs) held by PSA (or its agent) or in the bearer share accounts kept by an authorized intermediary.
The preliminary notice (avis de réunion) for the PSA Shareholder Meeting will be published in the French legal gazette (Bulletin des Annonces Légales Obligatoires – “BALO”) at least 35 days prior to the PSA Shareholder Meeting.
Record Date
The PSA Record Date for the PSA Shareholder Meeting will be [●], i.e., the date that is two business days prior to the PSA Shareholder Meeting.
Dissenters’, Appraisal, Cash Exit or Similar Rights
PSA shareholders will not have dissenters’, appraisal, cash exit or similar rights in connection with the merger.

Recommendation of the Supervisory Board of PSA
On October 27, 2020, after careful consideration, the PSA Supervisory Board unanimously (i) approved the terms of the merger as reflected in the Cross-Border Merger Terms and the execution of the Cross-Border Merger Terms, (ii) directed that the Cross-Border Merger Terms be submitted to a vote at a general meeting of PSA shareholders and (iii) resolved to recommend that PSA shareholders vote to approve the Cross-Border Merger Terms. The PSA Supervisory Board unanimously recommends that PSA shareholders vote “FOR” the merger proposal.
Interests in the Transaction
For a description of the interests of directors and executive officers of PSA in the transaction, see “The Merger—Interests of Certain Persons in the Merger”.
Revocation of Proxies
You may revoke your proxy in the same manner as required for the appointment of proxies and provided that PSA is notified of such revocation within the timeframe specified for the PSA Shareholder Meeting.

THE FCA EXTRAORDINARY GENERAL MEETING
Date, Time, Place and Matters to Be Considered
At the extraordinary general meeting of FCA, to be held on [●] at [●] (Central European Time) at [●], FCA’s shareholders will vote on the following proposals:
•to approve the merger, in accordance with the Cross-Border Merger Terms, and related corporate matters;
•to approve the resolution of the FCA Board to make the FCA Extraordinary Dividend; and
•to approve the amendments to the articles of association of Stellantis, following the merger, to increase and, subsequently, decrease Stellantis’s issued share capital.
Quorum—Vote Required—Shareholders Entitled to Vote
At general meetings of FCA, resolutions are in general adopted with an absolute majority of the votes validly cast at the meeting. If less than one-half of the issued and outstanding share capital is present or represented at the meeting, the resolution to merge must be adopted with a majority of at least two-thirds of the votes cast. No quorum requirements apply to the general meetings of FCA shareholders. Blank votes will not be counted as votes cast. As of November 13, 2020, there were 1,574,714,499 FCA common shares and 449,618,514 FCA special voting shares outstanding. Every share (whether common or special voting) is entitled to one vote.
As a prerequisite to attending the general meeting and, to the extent applicable, exercising voting rights, the shareholders entitled to attend the meeting are required to inform the FCA Board in writing within the time frame mentioned in the convening notice. At the latest, this notice must be received by the FCA Board on the day mentioned in the convening notice. Shareholders and those permitted by Dutch law to attend the general meetings of FCA shareholders may cause themselves to be represented at any meeting by a proxy duly authorized in writing; provided they notify FCA in writing of their wish to be represented at such time and place as will be stated in the notice of the meeting (if applicable). For the avoidance of doubt, such attorney is also authorized in writing if the proxy is documented electronically. The FCA Board may determine further rules concerning the deposit of the powers of attorney, such rules to be mentioned in the notice of the meeting. The chairman of the meeting will decide on the admittance to the meeting of persons other than those who are entitled to attend.
For each general meeting of FCA shareholders, the FCA Board may decide that shareholders will be entitled to attend, address and exercise voting rights at such a meeting through the use of electronic means of communication; provided that shareholders who participate in the meeting are capable of being identified through the electronic means of communication and have direct cognizance of the discussions at the meeting and the exercising of voting rights (if applicable). The FCA Board may set requirements for the use of electronic means of communication and state these in the convening notice. Furthermore, the FCA Board may, for each general meeting of FCA shareholders, decide that votes cast by the use of electronic means of communication prior to the meeting and received by the FCA Board will be considered to be votes cast at the meeting. Such votes may not be cast prior to the FCA Record Date (as defined below). Whether the provision of the foregoing two sentences applies and the procedure for exercising the rights referred to in those sentences will be stated in the notice.
Prior to being allowed admittance to a meeting, a shareholder and each person entitled to attend the meeting must be registered on the attendance list for the meeting. In the event that it concerns an attorney of a shareholder or another person entitled to attend the meeting, the name(s) of the person(s) on whose behalf the attorney is acting must also be stated. The chairman of the meeting may decide that other persons present at the meeting must also be registered on the attendance list for the meeting.
Persons with the right to vote or attend the general meeting will be those persons who, as at [●], which is 28 days prior to such meeting (the “FCA Record Date”), are registered in the register established for that purpose by the FCA Board.
FCA is exempt from the proxy rules under the U.S. Securities Exchange Act of 1934, as amended.

Shareholders will be informed of the FCA extraordinary general meeting by issuance of a press release and notice on FCA’s website not less than 42 days prior to the scheduled date of the meeting.
Record Date
The FCA Record Date for the extraordinary general meeting of FCA shareholders is [●], which is 28 days prior to such meeting.
Dissenters’, Appraisal, Cash Exit or Similar Rights
FCA shareholders will not have dissenters’, appraisal, cash exit or similar rights in connection with the merger.
Recommendation of the Board of Directors of FCA
After careful consideration, the FCA Board has unanimously (i) determined that the combination agreement and the transactions contemplated by the combination agreement are in the best interests of, FCA and its shareholders, (ii) approved and declared advisable the combination agreement and the transactions contemplated by the combination agreement, (iii) directed that the combination agreement be submitted to a vote at a general meeting of FCA shareholders and (iv) resolved to recommend that FCA shareholders vote to approve the proposal. The FCA Board unanimously recommends that FCA shareholders vote “FOR” the merger proposal.
Interests in the Transaction
For a description of the interests of directors and executive officers of FCA in the transaction see “The Merger—Interests of Certain Persons in the Merger”.
Revocation of Proxies
You may revoke your proxy vote, provided that the deadline for voting by proxy is seven days before the extraordinary general meeting of FCA shareholders. The procedure to revoke your proxy is further described below.
Shareholders holding common shares in a DTC Participant Account
If you are a shareholder holding FCA common shares in a DTC participant account, you should follow the voting instructions on your proxy card provided to you by, or on behalf of, your DTC participant (being your bank or broker). For further assistance you should call the phone number listed on your proxy card or on your voting instruction form or contact your U.S. bank or broker.
Holders of FCA special voting shares and Registered Shareholders
Holders of FCA special voting shares may submit a revised instruction online in the same way followed to submit your previous online vote. U.S. registered shareholders seeking to amend or revoke their voting instruction should either (a) submit a revised instruction online via www.investorvote.com\FCAU, or (b) contact Computershare via web.queries@computershare.com to request a replacement proxy card. In each case, holders of FCA special voting shares and registered shareholders should ensure that their revised instruction is received no later than the seventh day prior to the meeting.
Shareholders holding common shares in a Monte Titoli Participant Account
If you are a shareholder holding FCA common shares in a Monte Titoli participant account, you may revoke your proxy or your online vote posted through FCA’s website following the instruction reported on the proxy form or in the online voting platform provided through FCA’s website.

STELLANTIS
Group Structure
FCA is the parent company of the FCA group. For a list of FCA’s significant subsidiaries owned directly by FCA see “Note 3 (Scope of consolidation) to the Consolidated Financial Statements” in the FCA 2019 Form 20-F incorporated by reference in this prospectus. Upon completion of the merger, PSA will merge with and into FCA, and Stellantis will acquire all of the interests held, directly or indirectly, by PSA in the companies that are currently part of the PSA group. A list of PSA’s subsidiaries is included in Note 21 to the PSA Consolidated Financial Statements included elsewhere in this prospectus.
Directors of Stellantis
Pursuant to Stellantis Articles of Association, the Stellantis Board may have three or more directors (the “Directors”).
The Stellantis Board as a whole will be responsible for the strategy of Stellantis. The Stellantis Board will initially be composed of two executive Directors (i.e., the Chairman and the Chief Executive Officer), having the roles and responsibilities described below, and nine non-executive Directors, who do not have day-to-day responsibilities within Stellantis. Pursuant to Stellantis Articles of Association, the general authority to represent Stellantis will be vested in the Stellantis Board and the Chief Executive Officer (the “CEO”) acting individually.
As of the date of this prospectus, the following persons have been nominated for appointment to the Stellantis Board effective on the day immediately following the completion of the merger and will be submitted for election at the extraordinary general meeting of FCA to be held on [●]:

Name	Year of Birth	Position with Stellantis	Citizenship
John Elkann	1976	Chairman and Executive Director	Italian - American
Carlos Tavares	1958	Chief Executive Officer and Executive Director	Portuguese
Robert Peugeot	1950	Vice Chairman and Non-Executive Director	French
Henri de Castries	1954	Senior Independent Director and Non-Executive Director	French
Andrea Agnelli	1975	Non-Executive Director	Italian
Fiona Clare Cicconi	1966	Non-Executive Director	British - Italian
Jacques de Saint-Exupéry	1957	Non-Executive Director	French
Nicolas Dufourcq	1963	Non-Executive Director	French
Ann Frances Godbehere	1955	Non-Executive Director	Canadian - British
Wan Ling Martello	1958	Non-Executive Director	American
James Kevin Scott	1972	Non-Executive Director	American
The initial term of office of each of the Chairman, Chief Executive Officer, Senior Independent Director and Vice Chairman will be five years, in each case beginning on the day immediately following the date on which the closing of the merger occurs. The initial term of office for each of the other directors will be four years. Mr. Elkann and Mr. Tavares will be the only executive directors.
In accordance with the combination agreement, James Kevin Scott and Wan Ling Martello have been nominated by FCA; Henri de Castries and Ann Godbehere by PSA; John Elkann and Andrea Agnelli by Exor; Nicolas Dufourcq by BPI; Robert Peugeot by EPF/FFP; and Fiona Clare Cicconi and Jacques de Saint-Exupéry in representation of FCA and PSA employees, respectively.

Stellantis Board Regulations provide that, in addition to the Chairman’s other powers set out in Stellantis Board Regulations, if the Chairman is an executive Director, he or she will be consulted and work together with the CEO on that basis on important strategic matters affecting Stellantis:
•budget/long-term strategic planning;
•mergers and acquisition transactions, including significant joint-ventures, investments and divestments;
•strategic evolution of the brand portfolio and significant product investment;
•appointments, succession planning and compensation for key positions in the global executive committee;
•institutional relationships, including relationships with key governmental stakeholders, particularly on matters of strategic significance;
•significant public relations matters and major communication events/topics;
•interaction with principal shareholders and key partners; and
•providing leadership to the Stellantis Board and, in crisis circumstances, to the executive management on governance matters and ad hoc crisis management, in each case, without prejudice to the powers of the Stellantis Board.
The CEO will have the powers set out in Stellantis Articles of Association and Stellantis Board Regulations. In addition, he or she will be responsible for the management of Stellantis in accordance with the Dutch Civil Code and will be vested with full authority to represent Stellantis individually.
The Senior Independent Director (acting as the voorzitter under Dutch law) will preside over the meetings of the Stellantis Board and will be vested with the powers to convene the board and the general meetings of Stellantis.
The initial term of office of the Stellantis Board members is four years, except that the initial term of office of each of the Chairman, CEO, Senior Independent Director and Vice Chairman will be five years, in each case beginning on the day immediately following the date on which the closing of the merger occurs. Following the applicable initial term, the members of the Stellantis Board will be elected for successive two-year terms, unless Stellantis general meeting resolves otherwise upon a proposal of the Stellantis Board. Please refer to “The Stellantis Shares, Articles of Association and Terms and Conditions of the Loyalty Voting Structure—Board of Directors”.
Summary biographies of the Directors are set out below.
John Elkann (Chairman and Executive Director) – John Elkann is currently Chairman and Executive Director of FCA and will become Chairman and Executive Director of Stellantis following the closing of the merger. He was appointed Chairman of Fiat S.p.A. on April 21, 2010 where he previously served as Vice Chairman beginning in 2004 and as a board member from 1997 and he became Chairman of FCA on October 12, 2014. John Elkann is also Chairman and Chief Executive Officer of Exor N.V. and Chairman of Giovanni Agnelli B.V.
Born in New York in 1976, John Elkann obtained a scientific baccalaureate from the Lycée Victor Duruy in Paris, and graduated in Engineering from Politecnico, the Engineering University of Turin (Italy). While at university, he gained work experience in various companies of the FCA group in the United Kingdom and Poland (manufacturing) as well as in France (sales and marketing). He started his professional career in 2001 at General Electric as a member of the Corporate Audit Staff, with assignments in Asia, the United States and Europe. John Elkann is Chairman of Ferrari N.V. and Ferrari S.p.A., Chairman of GEDI Gruppo Editoriale S.p.A. and a board member of PartnerRe Ltd. He also was a board member of The Economist Group from 2009 to 2020. John Elkann is a member of the Board of Trustees and of the Nominating Committee of the Museum of Modern Art (MoMA). He also serves as Chairman of the Giovanni Agnelli Foundation.

Carlos Tavares (Chief Executive Officer and Executive Director) – Carlos Tavares is currently Chairman of the PSA Managing Board and will become Chief Executive Officer and Executive Director of Stellantis following the closing of the merger. He joined the PSA Managing Board on January 1, 2014 and was appointed as Chairman of the PSA Managing Board on March 31, 2014. Born in Portugal in 1958, Carlos Tavares graduated from École Centrale de Paris.
He held various positions within the Renault Group between 1981 and 2004, before joining the Nissan Group. Carlos Tavares was appointed Executive Vice President, Chairman of the Management Committee Americas and President of Nissan North America in 2009, before being appointed as Chief Operating Officer of Renault, a position he held until 2013. Carlos Tavares also serves as a director of Airbus Holding S.A., and is a member of the board of directors of the European Automobile Manufacturers’ Association (ACEA).
Robert Peugeot (non-executive Director) – Robert Peugeot, chairman of FFP’s board, is currently the permanent representative of FFP on the PSA Supervisory Board, a member of PSA’s Finance and Audit Committee and chairman of PSA’s Strategic Committee. He will serve as Vice Chairman and non-executive Director of Stellantis following the closing of the merger. Robert Peugeot joined the PSA Supervisory Board as permanent representative of FFP on April 25, 2014. Born in France in 1950, Robert Peugeot is a graduate of École Centrale de Paris and Institut Européen d’Administration des Affaires (INSEAD).
Robert Peugeot has held various executive positions within PSA. From 1998 to 2007, he was vice-president for innovation and quality, and a member of the PSA’s Executive Committee. In addition, Robert Peugeot serves as chairman of the board of FFP S.A.; director of Établissements Peugeot Frères S.A.; director of Faurecia S.E.; director of FFP Investment UK Ltd.; chairman of F&P S.A.S.; managing director of S.A.R.L. CHP Gestion; managing director of SC Rodom; permanent representative of F&P S.A.S. on the board of directors of Safran S.A.; member of the supervisory board of Signa Prime; director of Sofina S.A.; member of the supervisory board of Soparexo S.C.A.; director of Tikehau Capital Advisors S.A.S; and permanent representative of Maillot II S.A.S, on the board of directors of Sicav Armene 2.
He is a Knight of the French National Order of Merit and a Knight of the French Legion of Honour.
Henri de Castries (non- executive Director) – Henri de Castries will serve as Senior Independent Director and non-executive Director of Stellantis following the closing of the merger. Born in France in 1954, he is a graduate of École des Hautes Etudes Commerciales (HEC) and École Nationale d’Administration (ENA).
Henri de Castries was the chairman of the management board of AXA S.A. from 2000 and chairman and chief executive officer from April 2010 until September 2016. He previously worked for the French Finance Ministry Inspection Office and the French Treasury Department. In addition, Henri de Castries currently serves as director of Argus Media Ltd; chairman of Europe and special advisor of General Atlantic; chairman of the board of directors of AXA Assurances IARD Mutuelle; chairman of the board of directors of AXA Assurances Vie Mutuelle; member of the global advisory council of Leapfrog Investments Ltd; director of HSBC Holdings plc.; and vice-chairman of the board of directors of Nestlé S.A.
Andrea Agnelli (non-executive Director) – Andrea Agnelli will serve as non-executive Director of Stellantis following the closing of the merger. Andrea Agnelli is Chairman of Lamse (since 2007), a financial holding company, Chairman of Juventus Football Club S.p.A. (since 2010), Chairman of “Fondazione del Piemonte per l’Oncologia” (since 2017) and Chairman of the “European Club Association” (since 2017, board member since 2012).
Born in Turin in 1975, he studied at Oxford (St. Clare’s International College) and Milan (Università Commerciale Luigi Bocconi). Andrea Agnelli began his professional career in 1999 at Ferrari Idea in Lugano before moving to Lausanne to join Philip Morris International, from 2001 to 2004. In 2005, he returned to Turin to work in strategic development for IFIL Investments S.p.A. (now EXOR N.V.).
Andrea Agnelli is also a board member of Giovanni Agnelli B.V., board member of EXOR N.V., a member of UEFA’s Executive Committee and a member of the Advisory Board of BlueGem Capital Partners LLP. Previously he served as board member of Lega Serie A and as board member of the “Fondazione per la mutualità generale negli sport professionistici”.Andrea Agnelli was appointed to the board of directors of Fiat S.p.A. on May 30, 2004 and became a member of the board of directors of FCA on October 12, 2014.

Fiona Clare Cicconi (non-executive Director) – Fiona Clare Cicconi will serve as an employee representative on the Stellantis Board following the closing of the merger. Born in London in 1966, Fiona Clare Cicconi is executive vice-president and chief human resources officer at AstraZeneca PLC since 2014. Fiona Clare Cicconi started her career at General Electric, where she held various human resources roles within the oil and gas business. Subsequently, she spent a number of years at Cisco, overseeing human resources in Southern Europe and then industrial and employee relations in EMEA, before joining F. Hoffmann La Roche in 2006. There, she was most recently responsible for global human resources for Global Technical Operations.
Fiona Clare Cicconi holds a diploma in international business studies from Leeds Metropolitan University.
Jacques de Saint-Exupéry (non-executive Director) – Jacques de Saint-Exupéry will serve as an employee representative on the Stellantis Board following the closing of the merger. Born in France in 1957, Jacques de Saint-Exupéry graduated from the Bordeaux Business School.
Jacques de Saint-Exupéry has held various positions within PSA since 1984. Since 2011, he has been working within the management control team covering the activities of the corporate finance and treasury department as well as the financial communication department.
In addition, Jacques de Saint-Exupéry has been involved in trade-union activity since 2008, including as secretary of the works council of PSA.
Nicolas Dufourcq (non-executive Director) – Nicolas Dufourcq will serve as non-executive Director of Stellantis following the closing of the merger. Born in France in 1963, Nicolas Dufourcq is a graduate of École des Hautes Etudes Commerciales (HEC) and École Nationale d’Administration (ENA).
Nicolas Dufourcq began his career at the French Ministry of Economy and Finance in 1988 and then joined the French Ministry of Health and Social Affairs in 1992, before joining France Telecom in 1994. In 1998, he created Wanadoo, the internet access leader, a subsidiary of France Telecom, and listed it for €20bn in 2000. Between 1998 and 2003, he was CEO of Wanadoo and executive director of France Telecom in charge of the internet, cable and pay TV. Nicolas Dufourcq joined Capgemini in 2003, where he was in charge of the central and southern Europe region. From 2004 to 2013, he served as chief financial officer and deputy chief executive officer of Capgemini. Since February 7, 2013, Nicolas Dufourcq has been the chief executive officer of Bpifrance SA. In addition, Nicolas Dufourcq serves as chief executive officer of Bpifrance Financement S.A.; chief executive officer of Bpifrance Investissement S.A.S.; chief executive officer of Bpifrance Assurance Export S.A.S.; chairman and chief executive officer of Bpifrance Participations S.A.; permanent representative of Bpifrance Participations S.A. on the board of directors of Orange; vice-chairman of the supervisory board of STMicroelectronics N.V.; and member of the supervisory committee of Doctolib S.A.S.
Ann Frances Godbehere (non–executive Director) – Ann Frances Godbehere will serve as non-executive Director of Stellantis following the closing of the merger. Ann Frances Godbehere was born in Canada in 1955.
Ann Frances Godbehere started her career with Sun Life of Canada in 1976 in Montreal, Canada, and joined M&G Group in 1981, where she served as senior vice president and controller for life and health, and property and casualty businesses throughout North America. She joined Swiss Re in 1996, after it acquired the M&G Group, and served as chief financial officer from 2003 to 2007. From 2008 to 2009, she was interim chief financial officer and an executive director of Northern Rock bank in the initial period following its nationalization. Ann Frances Godbehere has also held several non-executive director positions at Prudential plc, British American Tobacco plc, UBS AG, and UBS Group AG. Most recently, and until May 2019, Ann Frances Godbehere served as a non-executive director of Rio Tinto plc and Rio Tinto Limited. She was also a senior independent director of Rio Tinto plc. In addition, Ann Frances Godbehere serves as non-executive director of Royal Dutch Shell plc. She is also a fellow of the Institute of Chartered Professional Accountants and a fellow of the Certified General Accountants Association of Canada.
Wan Ling Martello (non-executive Director) – Wan Ling Martello will serve as non-executive Director of Stellantis following the closing of the merger. Born in Manila, the Philippines, in 1958, Wan Ling Martello currently serves as a partner and cofounder at BayPine, a private equity firm, a role she has held since 2020. From 2015 to 2018, Wan Ling Martello served as executive vice president and chief executive officer of the Asia, Oceania, and sub-Saharan Africa regions at Nestlé.

From 2012 to 2015, Wan Ling Martello served as Nestlé’s chief financial officer, and from 2011 to 2012 she served as Nestlé’s executive vice president. From 2005 to 2011, Wan Ling Martello was a senior executive at Walmart Stores, Inc., a retail corporation, where she served as executive vice president for global ecommerce and executive vice president, chief financial officer & strategy. Wan Ling Martello has served on the board of directors of Alibaba Group since 2015 and of Uber Technologies, Inc. since 2017.
Wan Ling Martello holds an MBA from the University of Minnesota and a BS from the University of the Philippines.
James Kevin Scott (non-executive Director) – Kevin Scott will serve as non-executive Director of Stellantis following the closing of the merger. Born in Lynchburg, Virginia, in 1972, Kevin Scott is executive vice president of technology & research, and the chief technology officer of Microsoft since 2017. Kevin Scott’s 20-year career in technology spans both academia and industry as researcher, engineer and leader.
Prior to joining Microsoft, Kevin Scott was senior vice president of engineering and operations at LinkedIn from 2011 to 2016. Earlier in his career, Kevin Scott oversaw mobile ads engineering at Google, including the integration of Google’s acquisition of AdMob. At AdMob, Kevin Scott was responsible for engineering and operations for the world’s leading platform for mobile monetization. Before joining AdMob, Kevin Scott held numerous leadership positions at Google in the search and advertising divisions of the company.
Kevin Scott is the founder of the non-profit organization Behind the Tech, a member of the Anita Borg Institute’s board of trustees and a director of The Scott Foundation.
Kevin Scott holds an M.S. in computer science from Wake Forest University, a B.S. in computer science from University of Lynchburg, and has completed most of his Ph.D. in computer science at the University of Virginia.
Messrs. John Elkann and Andrea Agnelli, both nominated to be appointed as Directors, are cousins.
Committees
Pursuant to Stellantis Articles of Association and Stellantis Board Regulations, the Stellantis Board will have power to appoint any committees, composed of Directors and officers of the company and of group companies. The Stellantis Board will determine the specific functions, tasks and procedures, as well as the duration of any such committees.
As contemplated by the combination agreement, the committees of the Stellantis Board will consist of (i) an audit committee (the “Audit Committee”), (ii) a remuneration committee (the “Remuneration Committee”) and (iii) a governance committee (the “Governance Committee”). The parties to the combination agreement will mutually agree upon the members of each of the Audit Committee, Remuneration Committee and Governance Committee, as well as the chairs of each such committee, subject to the following requirements set forth in the combination agreement:
•the Audit Committee will comprise only Independent Directors;
•the chair of the Governance Committee will be selected from among the Independent Directors nominated by PSA (or his or her replacement); and
•the chair of the Remuneration Committee will be selected from among the Independent Directors nominated by FCA (or his or her replacement).
The Audit Committee
Effective upon completion of the merger, the Stellantis Board will establish an Audit Committee.

The Audit Committee will be responsible for assisting and advising the Stellantis Board oversight of, inter alia: (i) the integrity of the company’s financial statements, including any published interim reports; (ii) the company’s policy on tax planning; (iii) the company’s financing; (iv) the company’s application of information and communication technology; (v) the systems of internal controls that management and the board of directors have established; (vi) the company’s compliance with legal and regulatory requirements; (vii) the company’s compliance with recommendations and observations of internal and independent auditors; (viii) the company’s policies and procedures for addressing certain actual or perceived conflicts of interest; (ix) the independent auditors’ qualifications, independence, remuneration and any non-audit services for the company; (x) the performance of the company’s internal auditors and of the independent auditors; (xi) risk management guidelines and policies; and (xii) the implementation and effectiveness of the company’s ethics and compliance program.
The Audit Committee will be appointed by the Stellantis Board after the closing of the merger and will be comprised of only Independent Directors. The Senior Independent Director or a former executive Director will not be able to serve as chairman of the Audit Committee. Audit Committee members will also be required (i) not to have any material relationship with the company or to serve as auditors or accountants for the company; (ii) to be “independent”, for purposes of NYSE rules, Rule 10A-3 of the Exchange Act and the Dutch Corporate Governance Code; and (iii) to be “financially literate” and have “accounting or selected financial management expertise” (as determined by the Stellantis Board). At least one member of the Audit Committee will be a “financial expert” as defined by the Sarbanes-Oxley Act and the rules of the SEC and section 2(3) of the Decree on the establishment of an audit committee. No Audit Committee member may serve on more than four audit committees for other public companies, absent a waiver from the Stellantis Board which must be disclosed in the company’s annual report. Unless decided otherwise by the Audit Committee, the independent auditors of the company, the chief financial officer and the head of internal audit attend its meetings while the CEO is entitled to attend meetings of the Audit Committee unless the Audit Committee determines otherwise and will attend the meetings of the Audit Committee if the Audit Committee so requires. The Audit Committee will meet with the independent auditors at least once per year outside the presence of the executive Directors and management.
The Remuneration Committee
Effective upon completion of the merger, the Stellantis Board will establish a Remuneration Committee.
The Remuneration Committee will be responsible for, inter alia, assisting and advising the Stellantis Board in: (i) determining executive compensation consistent with the company’s remuneration policy; (ii) reviewing and approving the remuneration structure for the executive Directors; (iii) administering equity incentive plans and deferred compensation benefit plans; (iv) discussing with management the company’s policies and practices related to compensation and issuing recommendations with respect to such compensation; and (v) to prepare the remuneration report.
The Remuneration Committee will be appointed by the Stellantis Board after the closing of the merger and is comprised of at least three non-executive Directors. More than half of its members will be independent under the Dutch Corporate Governance Code. The chair of the Remuneration Committee will be selected from among the Independent Directors nominated by FCA (or his or her replacement). Unless decided otherwise by the Remuneration Committee, the head of human resources of the company attends its meetings.
The Governance Committee
Effective upon completion of the merger, the Stellantis Board will establish a Governance Committee.
The Governance Committee will be responsible for, inter alia, assisting and advising the Stellantis Board with: (i) the recommendation of the criteria, professional and personal qualifications for candidates to serve as Directors; (ii) periodic assessment of the size and composition of the Stellantis Board; (iii) periodic assessment of the performance of individual Directors and reporting on this to the Stellantis Board; (iv) proposals for appointment of executive and non-executive Directors; (v) supervision of the selection criteria and appointment procedure for senior management; (vi) monitoring and evaluating reports on the group’s sustainable development policies and practices, management standards, strategy, performance and governance globally; and (vii) reviewing, assessing and making recommendations as to strategic guidelines for sustainability-related issues, and reviewing the annual sustainability report.

The Governance Committee will be appointed by the Stellantis Board after the closing of the merger and will be comprised of at least three Directors. More than half of its members will be independent under the Dutch Corporate Governance Code. The chair of the Governance Committee will be selected from among the Independent Directors nominated by PSA (or his or her replacement).
Senior Management of Stellantis
The Chief Executive Officer of Stellantis is responsible for the management of Stellantis in accordance with the Dutch Civil Code and will be supported by the senior management of Stellantis.
It is expected that the Chief Executive Officer of Stellantis, following approval by the Stellantis Board, will be Carlos Tavares. For the biography of Mr. Tavares, see “—Directors of Stellantis”.
The other members of the senior management of Stellantis have not yet been appointed.
Remuneration of the Stellantis Directors
For information regarding the compensation paid, and benefits in kind granted, for the fiscal year ended December 31, 2019 by FCA and its subsidiaries to Messrs. Elkann and Agnelli, as well as information regarding their pension, retirement or similar benefits, please refer to the FCA 2019 Form 20-F, under the caption “Corporate Governance—Remuneration Report”, which is incorporated by reference in this prospectus.
Ms. Fiona Clare Cicconi, Ms. Wan Ling Martello and Mr. James Kevin Scott did not receive any compensation, benefits in kind or pension, retirement or similar benefits from FCA or its subsidiaries for the fiscal year ended December 31, 2019.
Carlos Tavares
Mr. Tavares is currently Chairman of the PSA Managing Board and will become Chief Executive Officer and Executive Director of Stellantis following the closing of the merger.
The annual remuneration for Mr. Tavares as PSA’s Chairman is determined by the Appointments, Compensation and Governance committee of the PSA Supervisory Board and approved at the annual meeting of PSA shareholders. In 2019, it consisted of a fixed and variable cash component, an exceptional cash component related to the Opel Vauxhall “PACE!” recovery plan, certain benefits in kind and an equity-based, long-term incentive plan. Mr. Tavares also participates in PSA’s pension plan, pursuant to which he receives the pension top-up contribution described below.

The below table shows the total remuneration paid by PSA to Mr. Tavares for the fiscal year ended December 31, 2019, including the value of performance shares awarded.

Year ended December 31, 2019 (in euro)
Paid in 2019
Fixed compensation(1)	1,500,000
Variable compensation(2)	2,483,496(3)
Exceptional compensation(2)	1,250,000
Pension top-up contribution(2)	1,012,347
Company car	2,796
Medical insurance benefit	1,224
Sub-total (annual compensation)	6,249,863
Value of the performance shares allocated during the fiscal year(2)	130,000 shares valued €2,299,440 (fair value estimated according to IFRS)
Sub-total (performance shares)	€2,299,440
TOTAL	€8,549,303
________________________________________________________________________________________________________________________________________________
(1) Represents Mr. Tavares’s annual base salary for 2019.
(2) For additional details, see the relevant section below.
(3) Represents Mr. Tavares’s variable compensation paid in 2019. The amount of variable compensation allocated to Mr. Tavares for the year ended December 31, 2019 was €2,549,388.
Annual Variable Compensation
Under PSA’s annual variable compensation plan, variable compensation is set as a percentage of the fixed personal compensation. In the fiscal year 2019, the at-target variable compensation component for Mr. Tavares was 170 percent of his fixed compensation, capped at 200 percent in case of extraordinary performance. Payment of the variable compensation is conditional upon satisfaction of a triple trigger threshold applicable to all beneficiaries of PSA’s variable compensation plan, the satisfaction of collective group targets for the PSA Managing Board and the satisfaction of Mr. Tavares’s personal targets. In the fiscal year 2019, the collective group target and the personal target accounted for 70 percent and 30 percent, respectively, of Mr. Tavares’s maximum achievable variable compensation. No stock subscription or purchase option plan is in effect with respect to Mr. Tavares.
The triple trigger threshold, collective group targets and Mr. Tavares’s personal targets for 2019 are set out below:

Threshold Distribution/Targets	Thresholds	2019 Outcome
Triple trigger threshold	Automotive division adjusted operating income	Attained
	Operating free cash flow for 2019 of the manufacturing and sales companies (excluding restructuring and non-recurring items)	Attained
	CO2 level of vehicles (car manufacturer and dealer network in Europe) in stock at December 31, 2019.	Attained

Threshold Distribution/Targets	Objectives	Percentage of the Variable Part	Percentage of target met
Collective Group Targets	Automotive division adjusted operating margin (30 percent of the Collective Group Targets)	21 percent	125 percent
	Operating free cash flow from manufacturing and sales companies (excluding restructuring and non-recurring items) (30 percent of Collective Group Targets)	21 percent	125 percent
	Profit (loss) for the period attributable to owners of the parent (20 percent of Collective Group Targets)	14 percent	125 percent
	Group sales points recommendation rate (10 percent of the Collective Group Targets)	7 percent	125 percent
	Group World Automotive quality failure rate (10 percent of collective Group targets)	7 percent	125 percent
Individual Targets for Carlos Tavares	China recurring operating income (recurring operating income of JVs in China in IFRS)	10 percent	100 percent
	DPCA free cash flow	10 percent	0 percent
	Workplace safety	5 percent	100 percent
	Percentage of women in group top management	5 percent	100 percent
Exceptional Compensation
In 2019, Mr. Tavares was entitled to exceptional compensation related to Opel Vauxhall’s “PACE!” recovery plan. The payment of exceptional compensation was subject to the satisfaction of certain targets related to Opel Vauxhall’s adjusted operating income and operating free cash flow during the fiscal year 2019. Each component accounts for 50 percent of the exceptional compensation calculation. The exceptional compensation was capped at 125 percent of the target exceptional compensation in the event of extraordinary performance. Payment of the exceptional compensation was approved at the general meeting of PSA’s shareholders on June 25, 2020.
Pension Top-up Contribution
Mr. Tavares is a participant in a retirement plan that provides an annual benefit that is directly tied to PSA’s results and performance. The plan provides for the payment of an annual top-up contribution, of which 50 percent is in the form of contributions to an external fund as part of an optional defined contribution pension plan that can only be withdrawn when the plan participant retires, and the other 50 percent is in cash (based on a system of upfront taxation).
The contribution is equivalent to 25 percent of the amount represented by Mr. Tavares’s fixed compensation and variable compensation allocated for the year (i.e., €1,500,000 and €2,549,388, respectively). The purpose of including the bonus in the calculation base is to ensure that the contribution is tied to PSA’s performance. In respect of the fiscal year 2019, the annual top-up contribution awarded to Carlos Tavares for the performance of his duties amounted to €1,012,347 (this amount is subject to payroll taxes and income tax, and the net payment will be approximately 50 percent of the amount shown).

Long-term Incentive Plan
Mr. Tavares also participates in PSA’s equity-based, long-term incentive plan (the “PSA LTI”). Under the PSA LTI, he is required to (i) retain in registered form, and for the duration of his position as chairman of the PSA Managing Board, at least 25 percent of the number of vested shares and (ii) commit to refrain from carrying out transactions to hedge risks related to the performance shares. Under the 2019 PSA LTI, Mr. Tavares was allocated 130,000 PSA ordinary shares. The performance shares vest in two tranches, with 50 percent vesting after three years and 50 percent after four years from the date of allocation. The final number of performance shares vested at the end of each vesting period will be determined based on PSA’s actual performance for three consecutive fiscal years (2019-2021), measured across the following performance conditions:

Fraction of Shares Initially Allocated	Type of Performance Objective	Trigger Threshold	Target
Fraction 1 For 70 percent of shares	Automotive division adjusted operating margin (2019-2021 average)	50 percent of fraction 1 shares will vest if the trigger threshold is reached. If this trigger threshold is not attained, no shares will vest.	Beyond the trigger threshold, the number of shares that will vest will vary on a linear basis up to 100 percent of the shares vested if the performance objective is achieved.
Fraction 2 For 15 percent of shares	Group World Automotive quality failure rate (2019-2021 average)	50 percent of fraction 2 shares will vest if the trigger threshold is reached. If the trigger threshold is not reached, no shares will be vested.	Beyond the trigger threshold, the number of shares that will vest will vary on a linear basis up to 100 percent of the shares vested if the performance objective is achieved.
Fraction 3 For 15 percent of shares	Level of CO2 emissions from vehicles sold in Europe in 2020-2021	The vesting of 100 percent of fraction 3 shares is conditional upon the performance objective being met.
In 2019 the members of the PSA Managing Board, including Mr. Tavares, did not receive any compensation or attendance fees for other companies of the PSA group. See also Note 7.2.B to the PSA Consolidated Financial Statements for a description of the performance share plan established in 2019.
Robert Peugeot
Mr. Peugeot is currently the permanent representative of FFP on the PSA Supervisory Board and will become the permanent representative of FFP on the Stellantis Board following the closing of the merger.
As a member of the PSA Supervisory Board, Mr. Peugeot’s remuneration is determined by the PSA Supervisory Board and approved by the annual general meeting of PSA’s shareholders. Mr. Peugeot’s remuneration consists of fixed and variable components for attendance at meetings of the PSA Supervisory Board and its committees, as well as additional fixed compensation where travel is required in order to attend such meetings.
In fiscal year 2019, the aggregate amount of remuneration for Mr. Peugeot was as follows:

Year ended December 31, 2019 (in euro)(1)
Attendance fees	40,000
Attendance fees (committee meetings)	35,000
________________________________________________________________________________________________________________________________________________
(1) In fiscal year 2019, Mr. Peugeot also received attendance fees, with respect to the fiscal year ended December 31, 2018, in the amount of €50,000 as a member of the management committee of Faurecia. As a former executive of PSA, Mr. Peugeot receives an additional pension of €160,030 per year.
Henri de Castries, Nicolas Dufourcq and Ann Godbehere did not receive any compensation, benefits in kind or pension, retirement or similar benefits from PSA or its subsidiaries for the fiscal year ended December 31, 2019.

Share Ownership of the Stellantis Directors
As of November 13, 2020, Mr. Elkann and Mr. Agnelli owned, respectively, 298,435 and 36,102 FCA common shares, in each case representing less than one percent of the FCA common shares outstanding.
As of November 13, 2020, Mr. Tavares owned 326,000 PSA ordinary shares, representing 0.04 percent of PSA ordinary shares issued and outstanding as of such date.
As of November 13, 2020, Mr. Peugeot directly owned 1,000 PSA ordinary shares. In addition, as a result of his position as Chairman of the FFP board, Mr. Peugeot may be deemed to beneficially own 110,622,220 PSA ordinary shares that are indirectly owned by FFP through Maillot I (FFP being the Chairman and majority shareholder of Maillot I) and 18,096,564 PSA ordinary shares that Maillot I may acquire pursuant to an equity swap agreement with an investment services provider (as further described below). Collectively, these shareholdings amount to a total of 128,719,784 PSA ordinary shares, representing 14.51 percent of PSA’s outstanding ordinary shares as of such date.
As of November 13, 2020, Mr. Peugeot also directly owned 500 ordinary shares of Faurecia. In addition, as a result of his position as Chairman of the FFP board, Mr. Peugeot may be deemed to beneficially own 510,000 ordinary shares of Faurecia that are indirectly owned by FFP through Maillot I (FFP being the Chairman and majority shareholder of Maillot I).
Lastly, as of November 13, 2020, Mr. Peugeot directly owned 9,682 ordinary shares of FFP.
On March 6, 2020, FFP entered into an equity swap agreement with an investment services provider that will expire on June 30, 2021, with such swap agreement having been subsequently transferred to Maillot I. Under this equity swap agreement, Maillot I may in its discretion acquire up to 18,096,564 ordinary shares of PSA for a total amount of €228 million, which would represent approximately 2 percent of PSA’s outstanding ordinary shares.
In addition, as of November 13, 2020, Mr. de Saint-Exupéry, who is expected to serve as a director representing the PSA employees on the Stellantis Board following the closing of the merger, held 200 PSA ordinary shares and 562 units in the PSA Employee Stock Ownership Fund.

CAPITALIZATION AND INDEBTEDNESS
The tables below set forth PSA’s and FCA’s unaudited consolidated capitalization and indebtedness as of August 31, 2020 on an actual basis and as adjusted to give effect to the merger and the Faurecia Distribution. All actual information has been derived from FCA’s and PSA’s accounting records as of August 31, 2020. These tables should be read in conjunction with: (i) the FCA Consolidated Financial Statements contained in the FCA 2019 Form 20-F and incorporated by reference into this prospectus and FCA’s unaudited semi-annual financial statements as of and for the six months ended June 30, 2020, contained in the FCA Q2 2020 Report on Form 6-K and incorporated by reference into this prospectus; (ii) the PSA Interim Unaudited Consolidated Financial Statements, and the PSA Consolidated Financial Statements, each included in this prospectus; and (iii) the “Management Discussion and Analysis of Financial Condition and Results of Operation of FCA”, “Management’s Discussion and Analysis of Financial Condition and Results of Operation of PSA” and “Unaudited Pro Forma Condensed Combined Financial Information” sections. The column “Combined Group as adjusted for the Merger - Before Faurecia Distribution” includes, where applicable, the pro forma adjustments as described in the “Unaudited Pro Forma Condensed Combined Financial Information” section, including the deconsolidation of Faurecia following the loss of control, based on accounting records as of August 31, 2020. The column “Combined Group as adjusted for the Merger - Post Faurecia Distribution” gives effect to the Faurecia distribution.

Capitalization

	As of August 31, 2020
	Actual PSA	Actual FCA	Combined Group as adjusted for the Merger - Before Faurecia Distribution	Ref	Combined Group as adjusted for the Merger - Post Faurecia Distribution	Ref
			(1)		(1)
	(€ million)
Total current debt (including current portion of non-current debt)	€2,386	€4,817	€5,525	(a)	€5,525	(a)
Guaranteed(4)	2	103	105		105
Secured(5)	373	546	712		712
Unguaranteed/unsecured	2,011	4,168	4,708		4,708

Total non-current debt (excluding current portion of non-current debt)	11,660	20,848	27,301	(a)	27,352	(a)
Guaranteed(4)	4	3,904	3,937		3,937
Secured(5)	1,431	1,714	2,393		2,393
Unguaranteed/unsecured	10,225	15,230	20,971		21,022

Shareholder's equity(2)	19,584	24,776	37,041		34,695
Share capital	905	20	31	(b)	31	(b)
Legal reserve(3)	90	13,089	13,179		13,179
Other reserves	18,589	11,667	23,831	(c)	21,485	(d)

Total	€33,630	€50,441	€69,867		€67,572
________________________________________________________________________________________________________________________________________________
(1) Includes adjustments consistent with the Unaudited Pro Forma Condensed Combined Financial information included in this prospectus:
(a) Based on August 31, 2020 balances (i) elimination of amounts as a result of the Loss of Control of Faurecia, (ii) elimination of the commitment to repurchase PSA shares from Dongfeng under the share repurchase agreement, and (iii) the fair value of the FCA financial liabilities;
(b) Reflects the share capital of Stellantis which is the former FCA N.V. as the acquirer for legal purposes, after the issuance of shares to the shareholders of the legal acquiree, Peugeot S.A., assuming a par value of €0.01 per share, consistent with the current par value of the FCA Common Shares;
(c) The Other reserves of the Combined Group include adjustments to reflect the FCA Extraordinary Dividend, the Preliminary Purchase Price Allocation, the Other Adjustments and the Loss of Control of Faurecia as reflected in the Unaudited Pro Forma Condensed Combined Financial information, adjusted for changes in share capital in item (b) above; and
(d) Reflects the adjustments in note (c) and the adjustment for the Faurecia Distribution.
(2) Equity attributable to the owners of the parent.
(3) The legal reserves comprise the legal reserves for PSA, as maintained pursuant to French law and its articles of association and for FCA, as maintained pursuant to Dutch law and its articles of association as of August 31, 2020. The actual legal reserves for the Combined Group following the Merger may differ materially due to matters that are uncertain at this time, including, but not limited to, remeasurement of the Combined Group's assets and liabilities, change in applicable legal framework and the dependency on Stellantis's stand-alone accounts.
(4) Primarily represent the Intesa Sanpaolo Credit Facility, which is partially guaranteed by SACE (Italy's export credit agency). SACE will guarantee 80 percent of the borrowings under this facility pursuant to the recently enacted Italian Liquidity Decree.
(5) The secured debt is primarily related to lease liabilities.

Indebtedness

		As of August 31, 2020
		Actual PSA	Actual FCA	Combined Group as adjusted for the Merger - Before Faurecia Distribution	Combined Group as adjusted for the Merger - Post Faurecia Distribution
				(1)	(1)
		(€ million)
A	Cash(2)	€4,053	€9,858	€9,187	€8,879
B	Cash equivalents(2)	11,409	11,068	22,350	22,350
C	Other current financial assets	631	170	789	789
D	Liquidity (A + B + C)	16,093	21,096	32,326	32,018

E	Current financial debt (including debt instruments, but excluding current portion of non-current financial debt)	1,836	2,199	2,612	2,612
F	Current portion of non-current financial debt	550	2,618	2,913	2,913
G	Current financial indebtedness (E + F)	2,386	4,817	5,525	5,525

H	Net current financial indebtedness (G – D)	(13,707)	(16,279)	(26,801)	(26,493)

I	Non-current financial debt (excluding current portion and debt instruments)	3,823	13,557	14,690	14,741
J	Debt instruments	7,837	7,291	12,611	12,611
K	Non-current trade and other payables	91	86	177	177
L	Non-current financial indebtedness (I + J + K)	11,751	20,934	27,478	27,529

M	Total financial indebtedness (H + L)	€(1,956)	€4,655	€677	€1,036
________________________________________________________________________________________________________________________________________________
(1) Includes adjustments consistent with the Unaudited Pro Forma Condensed Combined Financial information included in this prospectus, refer to Capitalization above.
(2) FCA's cash and cash equivalents contain the same elements as set out in Note 17 (Cash and cash equivalents) to the FCA Consolidated Financial Statements. PSA's cash and cash equivalents contain the same elements as set out in Note 12.4 B (Cash and cash equivalents) to the PSA Consolidated Financial Statements.

Indirect and contingent indebtedness
As of August 31, 2020 and on the date of this prospectus, the amount of indirect or contingent indebtedness of PSA has not changed significantly compared to the off-balance sheet commitments and contingent liabilities presented in Note 16, and to the current and non-current provisions presented in Note 9, of the PSA Interim Unaudited Consolidated Financial Statements, included in this prospectus, as well as compared to the off-balance sheet commitments and contingent liabilities presented in Note 17 and current and non-current provisions presented in Note 10 of the PSA Consolidated Financial Statements, included in this prospectus.
As of August 31, 2020 and on the date of this prospectus, the amount of indirect or contingent indebtedness of FCA has not changed significantly compared to the information presented in Notes 12 - Employee benefits liabilities, 13 - Provisions and 18 - Guarantees granted, commitments and contingent liabilities, contained in the FCA Q2 2020 Report on Form 6-K and incorporated by reference into this prospectus as well as compared to Notes 19 - Employee benefits liabilities, 20 - Provisions, 25 - Guarantees granted, commitments and contingent liabilities presented in the FCA Consolidated Financial Statements, contained in the FCA 2019 Form 20-F incorporated by reference into this prospectus.

SELECTED FINANCIAL INFORMATION

FCA
The following tables set forth selected historical consolidated financial and other data of FCA and have been derived, in part, from:
•the interim condensed consolidated financial statements of FCA as of September 30, 2020 and for the three and nine months ended September 30, 2020 and 2019 that are incorporated by reference in this prospectus;
•the semi-annual condensed consolidated financial statements of FCA as of June 30, 2020 and for the three and six months ended June 30, 2020 and 2019 that are incorporated by reference in this prospectus;
•the interim condensed consolidated financial statements of FCA as of March 31, 2020 and for the three months ended March 31, 2020 and 2019 that are not included in this prospectus;
•the consolidated financial statements of FCA as of December 31, 2019 and 2018 and for the years ended December 31, 2019, 2018 and 2017 that are incorporated by reference in this prospectus; and
•the consolidated financial statements of FCA as of December 31, 2017, 2016 and 2015, for the years ended December 31, 2016 and 2015, except for the classification of Magneti Marelli as a discontinued operation, which are not included in this prospectus.
This data should be read in conjunction with Presentation of Financial and Other Data, Risk Factors, the Financial Overview section and the FCA Consolidated Financial Statements and related notes that are incorporated by reference in this prospectus.

FCA Consolidated Income Statement Data

	Years ended December 31,
	2019(1)	2018(1)	2017(1)	2016(1)	2015(1,2)

Net revenues	€108,187	€110,412	€105,730	€105,798	€105,859
(Loss)/profit before taxes	€4,021	€4,108	€5,879	€2,950	€99
Net (loss)/profit from continuing operations	€2,700	€3,330	€3,291	€1,713	€(15)
Profit from discontinued operations, net of tax	€3,930	€302	€219	€101	€392
Net (loss)/profit	€6,630	€3,632	€3,510	€1,814	€377

Net (loss)/profit attributable to:
Owners of the parent	€6,622	€3,608	€3,491	€1,803	€334
Non-controlling interests	€8	€24	€19	€11	€43

(Loss)/earnings per share from continuing operations
Basic earnings/(loss) per share	€1.72	€2.15	€2.14	€1.13	€(0.01)
Diluted earnings/(loss) per share	€1.71	€2.12	€2.11	€1.12	€(0.01)

Earnings per share from discontinued operations
Basic earnings per share	€2.51	€0.18	€0.14	€0.06	€0.23
Diluted earnings per share	€2.50	€0.18	€0.13	€0.06	€0.23

(Loss)/earnings per share from continuing and discontinued operations
Basic earnings per share	€4.23	€2.33	€2.27	€1.19	€0.22
Diluted earnings per share	€4.22	€2.30	€2.24	€1.18	€0.22

Other Statistical Information (unaudited):
Combined shipments (in thousands of units)(3)	4,418	4,842	4,740	4,720	4,738
Consolidated shipments (in thousands of units)(4)	4,272	4,655	4,423	4,482	4,602
________________________________________________________________________________________________________________________________________________
(1) The operating results of FCA for the years ended December 31, 2019, 2018, 2017, 2016 and 2015 exclude Magneti Marelli following the classification of Magneti Marelli as a discontinued operation for the year ended December 31, 2018, and until its deconsolidation on completion of the sale transaction on May 2, 2019; Magneti Marelli operating results were excluded from FCA’s continuing operations and are included in profit from discontinued operations, net of taxes, within the Consolidated Income Statement data for the years ended December 31, 2019, 2018, 2017, 2016 and 2015 presented above, until its deconsolidation on completion of the sale transaction on May 2, 2019.
(2) The operating results of FCA for the year ended December 31, 2015 exclude Ferrari following the classification of Ferrari as a discontinued operation for the year ended December 31, 2015; Ferrari operating results were excluded from the FCA’s continuing operations and are included in profit from discontinued operations, net of taxes, within the Consolidated Income Statement data for the year ended December 31, 2015.
(3) Combined shipments include shipments by FCA’s consolidated subsidiaries and unconsolidated joint ventures.
(4) Consolidated shipments only include shipments by FCA’s consolidated subsidiaries.

	Nine months ended		Six months ended
	September 30, 2020	September 30, 2019	June 30, 2020	June 30, 2019
	(€ million, except per share amounts)
Net revenues	€58,088	€78,544	€32,274	€51,222
(Loss)/profit before taxes	€(412)	€2,091	€(2,052)	€1,830
Net (loss)/profit from continuing operations	€(1,537)	€1,122	€(2,742)	€1,301
Profit from discontinued operations, net of tax	€—	€3,970	€—	€3,970
Net (loss)/profit	€(1,537)	€5,092	€(2,742)	€5,271

Net (loss)/profit attributable to:
Owners of the parent	€(1,536)	€5,086	€(2,734)	€5,265
Non-controlling interests	€(1)	€6	€(8)	€6

(Loss)/earnings per share from continuing operations
Basic (loss)/earnings per share	€(0.98)	€0.72	€(1.74)	€0.83
Diluted (loss)/earnings per share	€(0.98)	€0.71	€(1.74)	€0.83

Earnings per share from discontinued operations
Basic earnings per share	€—	€2.54	€—	€2.54
Diluted earnings per share	€—	€2.53	€—	€2.53

(Loss)/earnings per share from continuing and discontinued operations
Basic (loss)/earnings per share	€(0.98)	€3.25	€(1.74)	€3.37
Diluted (loss)/earnings per share	€(0.98)	€3.24	€(1.74)	€3.35

Other Statistical Information (unaudited):
Combined shipments (in thousands of units)(1)	2,268	3,253	1,242	2,194
Consolidated shipments (in thousands of units)(2)	2,155	3,159	1,188	2,128
________________________________________________________________________________________________________________________________________________
(1) Combined shipments include shipments by FCA’s consolidated subsidiaries and unconsolidated joint ventures.
(2) Consolidated shipments only include shipments by FCA’s consolidated subsidiaries.

	Three months ended
	September 30, 2020	September 30, 2019	June 30, 2020	June 30, 2019	March 31, 2020	March 31, 2019
	(€ million, except per share amounts)
Net revenues	€25,814	€27,322	€11,707	€26,741	€20,567	€24,481
Profit/(loss) before taxes	€1,640	€261	€(1,183)	€1,110	€(869)	€720
Net profit/(loss) from continuing operations	€1,205	€(179)	€(1,048)	€793	€(1,694)	€508
Profit from discontinued operations, net of tax	€—	€—	€—	€3,859	€—	€111
Net profit/(loss)	€1,205	€(179)	€(1,048)	€4,652	€(1,694)	€619

Net profit/(loss) attributable to:
Owners of the parent	€1,198	€(179)	€(1,038)	€4,650	€(1,696)	€615
Non-controlling interests	€7	€—	€(10)	€2	€2	€4

Earnings/(loss) per share from continuing operations
Basic earnings/(loss) per share	€0.76	€(0.11)	€(0.66)	€0.50	€(1.08)	€0.33
Diluted earnings/(loss) per share	€0.76	€(0.11)	€(0.66)	€0.50	€(1.08)	€0.32

Earnings per share from discontinued operations
Basic earnings per share	€—	€—	€—	€2.46	€—	€0.07
Diluted earnings per share	€—	€—	€—	€2.46	€—	€0.07

Earnings/(loss) per share from continuing and discontinued operations
Basic earnings/(loss) per share	€0.76	€(0.11)	€(0.66)	€2.97	€(1.08)	€0.40
Diluted earnings/(loss) per share	€0.76	€(0.11)	€(0.66)	€2.96	€(1.08)	€0.39

Other Statistical Information (unaudited):
Combined shipments (in thousands of units)(1)	1,026	1,059	424	1,157	818	1,037
Consolidated shipments (in thousands of units)(2)	967	1,031	392	1,128	796	1,000
________________________________________________________________________________________________________________________________________________
(1) Combined shipments include shipments by FCA’s consolidated subsidiaries and unconsolidated joint ventures.
(2) Consolidated shipments only include shipments by FCA’s consolidated subsidiaries.

FCA Consolidated Statement of Financial Position Data

	At September 30, 2020(1)	At June 30, 2020(1)	At March 31, 2020(1)	At December 31,
				2019(1,2)	2018(1)	2017(1)	2016(1)	2015(1,3)
	(€ million, except per share amounts)
Cash and cash equivalents	€26,016	€13,914	€12,134	€15,014	€12,450	€12,638	€17,318	€20,662
Total assets(4)	€104,248	€93,608	€95,515	€98,044	€96,873	€96,299	€104,343	€105,753
Debt(4)	€26,413	€20,452	€14,213	€12,901	€14,528	€17,971	€24,048	€27,786
Total equity	€25,181	€24,900	€26,520	€28,675	€24,903	€20,987	€19,353	€16,968
Equity attributable to owners of the parent	€25,051	€24,776	€26,385	€28,537	€24,702	€20,819	€19,168	€16,805
Non-controlling interests	€130	€124	€135	€138	€201	€168	€185	€163

Share capital	€20	€20	€20	€20	€19	€19	€19	€17

Shares issued (in thousands)
Common(5)	1,574,154	1,573,950	1,568,241	1,567,519	1,550,618	1,540,090	1,527,966	1,288,956
Special Voting(5)	449,611	449,611	449,611	408,942	408,942	408,942	408,942	408,942

Dividends paid, per share
Ordinary dividends paid, per share(6)	€—	€—	€—	€0.65	€—	€—	€—	€—
Extraordinary dividends paid, per share	€—	€—	€—	€1.30	€—	€—	€—	€—
______________________________________________________________________________________________________________________________
(1) The assets and liabilities of the cast iron automotive components business of Teksid were classified as Assets held for sale and Liabilities held for sale within the Interim Condensed Consolidated Financial Statement of Financial Position at March 31, 2020, at June 30,2020, at September 30, 2020, and the Consolidated Statement of Financial Position at December 31, 2019, while the assets and liabilities of the cast iron automotive components business of Teksid have not been classified as such within the comparative Consolidated Statements of Financial Position at December 31, 2018, 2017, 2016 and 2015. Refer to Note 3, Scope of consolidation within the FCA Consolidated Financial Statements incorporated by reference in this prospectus.
(2) The assets and liabilities of Magneti Marelli were classified as Assets held for sale and Liabilities held for sale within the Consolidated Statement of Financial Position at December 31, 2018, while the assets and liabilities of Magneti Marelli have not been classified as such within the comparative Consolidated Statements of Financial Position at December 31, 2017, 2016 and 2015.
(3) The assets and liabilities of Ferrari were classified as Assets held for distribution and Liabilities held for distribution within the Consolidated Statement of Financial Position at December 31, 2015.
(4) Refer to Note 2, Basis of preparation within the FCA Consolidated Financial Statements as of December 31, 2019, incorporated by reference in this prospectus for detail on the adoption of IFRS 16, Leases.
(5) Refer to Note 26, Equity, within the FCA Consolidated Financial Statements incorporated by reference in this prospectus.
(6) FCA’s ordinary dividends paid, per share are included in the financial year to which the dividends were paid, as these dividends are normally approved and paid in the financial year following the financial year to which they relate. The €0.65 dividend per ordinary share which was approved by FCA and paid in 2019, is the dividend for the financial year 2018. In respect of financial year 2019, the Board of Directors intended to recommend to the Annual General Meeting of Shareholders an annual ordinary dividend distribution to holders of FCA common shares of €0.70 (approximately US$0.79, based on the closing spot rate at December 31, 2019) per common share. On May 13, 2020, the board of directors of Fiat Chrysler Automobiles N.V. announced the decision to not distribute an ordinary dividend in 2020 related to financial year 2019, in light of the impact from the COVID-19 crisis.

SELECTED FINANCIAL AND OTHER INFORMATION

PSA

The following tables set forth selected historical consolidated financial and other data of PSA. The selected financial data in the tables have been derived from:

•the condensed interim unaudited consolidated financial statements of PSA at June 30, 2020 and for the six months ended June 30, 2020 and 2019, which are included in this prospectus;

•the consolidated financial statements of PSA at December 31, 2019, 2018 and 2017 and for the years ended December 31, 2019, 2018 and 2017, which are included in this prospectus; and

•the consolidated financial statements of PSA at December 31, 2016 and 2015 and for the years ended December 31, 2016 and 2015, which are not included in this prospectus.

This data should be read in conjunction with Note on Presentation, Risk Factors, the PSA Consolidated Financial Statements and related notes and other financial information included in this prospectus.

PSA Consolidated Statement of Income Data

	Six months ended June 30,		Years ended December 31,
	2020	2019	2019(1)	2018		2017		2016(2)		2015(2)
			(€ million, except per share amounts)
Revenue	€25,120	€38,340	€74,731	€74,027		€62,256		€54,030		€54,676
Income (loss) before tax of fully consolidated companies	€534	€2,325	€4,324	€3,954		€2,836		€2,343		€1,334
Consolidated profit (loss) from continuing operations	€376	€2,048	€3,584	€3,295		€2,354		€1,944		€951
Consolidated profit (loss) from discontinued operations(3), (4)	€—	€—	€—	€—		€(7)		€205	(3)	€251
Consolidated profit (loss) for the period	€376	€2,048	€3,584	€3,295		€2,347		€2,149		€1,202
Consolidated profit (loss) for the period attributable to
Owners of the parent	€595	€1,832	€3,201	€2,827		€1,924		€1,730		€899
Non-controlling interests	€(219)	€216	€383	€468		€423		€419		€303
Earnings per €1 par value share from continuing operations attributable to the owners of the parent
Basic earnings per €1 par value share of continuing operations attributable to Owners of the parent	€0.66	€2.05	€3.58	€3.16		€2.18		€1.90		€0.82
Diluted earnings per €1 par value share of continuing operations attributable to Owners of the parent	€0.63	€1.95	€3.40	€3.01		€2.05		€1.70		€0.70
Earnings per €1 par value share attributable to the owners of the parent
Basic earnings per €1 par value share attributable to Owners of the parent	€0.66	€2.05	€3.58	€3.16		€2.17		€2.16		€1.14
Diluted earnings per €1 par value share attributable to Owners of the parent	€0.63	€1.95	€3.40	€3.01		€2.04		€1.93		€0.96

Other Statistical Information (unaudited):
World sales(5)	1,033	1,902	3,479	3,878	(6)	3,632	(7)	3,146	(8)	2,973
______________________________________________________________________________________________________________________________
(1)The consolidated statements of income of PSA for the years ended December 31, 2018, 2017, 2016 and 2015 have not been restated to reflect the effects of the application of IFRS 16 on the consolidated financial statements of PSA, which has been adopted effective January 1, 2019 applying the modified retrospective approach as described in Note 2.3 to the PSA Consolidated Financial Statements.
(2)The consolidated statements of income of PSA for the years ended December 31, 2015 and 2016 have not been restated to reflect the effects of the application of IFRS 15, which was adopted retrospectively by PSA on January 1, 2018. The consolidated statements of income of PSA for the years ended December 31, 2017, 2018 and 2019 and the condensed interim unaudited consolidated statements of income of PSA for the six months ended June 30, 2019 and 2020 reflect the effects of the application of IFRS 15.
(3)Consolidated profit (loss) from discontinued operations for the year ended December 31, 2016 relates to (i) the Faurecia’s Automotive Exteriors business which was sold to Plastic Omnium on July 29, 2016, as well as (ii) the reclassification of revenues and expenses of subsidiaries within PSA’s Finance segment that were reorganized as partnerships in connection with the partnership agreement between Banque PSA Finance and Santander Consumer Finance which was initiated in 2015 and completed by the end of 2016.
(4) Consolidated profit (loss) from discontinued operations for the year ended December 31, 2015, relates to (i) the Faurecia’s Automotive Exteriors business which was sold to Plastic Omnium on July 29, 2016 and the Peugeot Motocycles business 51 percent of which was sold by PSA to Mahindra & Mahindra Group on January 19, 2015 as well as (ii) the reclassification of revenues and expenses of subsidiaries within PSA’s Finance segment that were reorganized as partnerships in connection with the partnership agreement between Banque PSA Finance and Santander Consumer Finance which was initiated in 2015 and completed by the end of 2016.
(5) World sales is defined as the number of vehicles invoiced by (i) PSA to independent dealers and distributors, (ii) PSA’s joint ventures to independent dealers, (iii) PSA’s wholly owned dealers to end-customers and (iv) third-parties to end-customers and independent dealers for vehicles produced under a PSA license. World sales includes built-up vehicles and CKDs (complete knock-down kits containing the complete non-assembled parts of a vehicle). In addition, World Sales includes vehicles sold with a buyback commitment. PSA records only manufacturing royalties in its revenue for vehicles invoiced by PSA’s joint ventures to independent dealers and vehicles produced under a PSA license that are invoiced by third-parties to end-customers and independent dealers.
(6)Including approximately 144,000 vehicles sold in 2018 in Iran by Iran Khodro and IKAP of which 141,000 were sold under a Peugeot license. In compliance with the United States’ withdrawal decision from the JCPOA, PSA wound down its activities in the Iranian automotive sector by August 6, 2018.
(7) Including approximately 444,000 vehicles sold in 2017 in Iran by Iran Khodro and IKAP of which 443,000 were sold under a Peugeot license.
(8) Including approximately 233,000 vehicles sold in 2016 in Iran by IKAP under a Peugeot license following the signing of the joint venture agreement with Iran Khodro on June 21, 2016.

PSA Consolidated Statement of Financial Position Data

	Six months ended June 30,		At December 31,
	2020	2019	2019(1)	2018	2017	2016(2)	2015(2)
			(€ million, except per share amounts)
Cash and cash equivalents	€ 15,786	€ 16,616	€17,833	€15,426	€11,894	€12,098	€10,896
Total assets	€ 67,422	€ 68,681	€69,766	€61,952	€57,915	€45,153	€49,110
Non-current financial liabilities	€ 11,565	€ 7,878	€8,917	€5,257	€4,778	€4,526	€4,267
Current financial liabilities	€ 2,301	€ 2,086	€2,520	€2,182	€2,531	€1,661	€3,215
Financing liabilities - finance companies	€ 251	€ 334	€272	€327	€407	€421	€354
Total equity	€ 21,994	€ 20,778	€21,801	€19,594	€16,706	€14,618	€12,219
Share capital	€ 905	€ 905	€905	€905	€905	€860	€808
Treasury shares	€ (183)	€ (240)	€(240)	€(270)	€(270)	€(238)	€(238)
Retained earnings and other accumulated equity, excluding non controlling interests	€ 18,862	€ 17,575	€18,409	€16,450	€13,929	€12,035	€9,985
Non-controlling interests	€ 2,410	€ 2,538	€2,727	€2,509	€2,142	€1,961	€1,664

Total number of shares issued(3)	904,828,213	904,828,213	904,828,213	904,828,213	904,828,213	859,924,895	808,597,336
Number of shares carrying double voting rights	351,294,562	353,547,475	353,282,107	241,281,679	215,852,328	332,840,827	103,264,870

Dividends paid, per share(4)	€ —	€ —	€—	€0.78	€0.53	€0.48	€—
______________________________________________________________________________________________________________________________
(1) The consolidated statements of financial position of PSA for the years ended December 31, 2018, 2017, 2016 and 2015 have not been restated to reflect the effects of the application of IFRS 16 on the consolidated financial statements of PSA, which has been adopted effective January 1, 2019 applying the modified retrospective approach as described in Note 2.3 to the PSA Consolidated Financial Statements.
(2) The consolidated statements of financial position of PSA for the years ended December 31, 2015 and 2016 have not been restated to reflect the effects of the application of IFRS 15, which was adopted retrospectively by PSA on January 1, 2018. The consolidated statements of financial position of PSA for the years ended December 31, 2017, 2018 and 2019 and the condensed interim unaudited consolidated statements of financial position of PSA for the six months ended June 30, 2019 and 2020 reflect the effects of the application of IFRS 15.
(3) The number of PSA ordinary shares outstanding (excluding treasury shares) was 895,639,395 and 893,920,145 as of June 30, 2020 and June 30, 2019, respectively, and the number of PSA ordinary shares outstanding (excluding treasury shares) was 894,402,311, 893,512,478, 886,113,459, 802,566,768 and 787,640,535, as of December 31, 2019, 2018, 2017, 2016 and 2015 respectively.
(4) PSA’s ordinary dividends paid, per share are included in the financial year to which the dividends relate, although dividends are normally approved and paid in the financial year following the financial year to which they relate. For example, the €0.78 dividend per ordinary share for the financial year ended December 31, 2018 is the dividend for the financial year 2018, which was approved by PSA and paid in 2019. On May 13, 2020, the PSA Managing Board announced its decision to not distribute an ordinary dividend in 2020 related to financial year 2019, in light of the impact from the COVID-19 crisis.

FCA
OVERVIEW
FCA is a global automotive group engaged in designing, engineering, manufacturing, distributing and selling vehicles, components and production systems worldwide through over a hundred manufacturing facilities and over forty research and development centers. FCA has operations in more than forty countries and sells its vehicles directly or through distributors and dealers in more than a hundred and thirty countries. FCA designs, engineers, manufactures, distributes and sells vehicles for the mass-market under the Abarth, Alfa Romeo, Chrysler, Dodge, Fiat, Fiat Professional, Jeep, Lancia and Ram brands and the SRT performance vehicle designation. For its mass-market vehicle brands, FCA has centralized design, engineering, development and manufacturing operations, which allows it to efficiently operate on a global scale. FCA supports its vehicle shipments with the sale of related service parts and accessories, as well as service contracts, worldwide under the Mopar brand name for mass-market vehicles. In addition, FCA designs, engineers, manufactures, distributes and sells luxury vehicles under the Maserati brand. FCA makes available retail and dealer financing, leasing and rental services through its subsidiaries, joint ventures and commercial arrangements with third party financial institutions. In addition, FCA operates in the components and production systems sectors under the Teksid and Comau brands. Refer to “Note 3 (Scope of consolidation) to the Consolidated Financial Statements” included in FCA 2019 Form 20-F for detail on the announced sale of Teksid’s cast iron automotive components business. As announced in December 2019, FCA will continue work on the separation of its holding in Comau, which will be separated promptly following closing of the merger.
See the section entitled “Group Overview” in FCA 2019 Form 20-F, which is incorporated by reference in this prospectus, for a detailed description of FCA’s history, industry overview, strategy and description of business. See “Where You Can Find More Information.”
New Products and Services
FCA’s activities in North America continued for three new Jeep models. The all-new Grand Wagoneer concept, a large SUV, was revealed in September 2020, with production expected to start in the second quarter of 2021. Production of an all-new 3-row full-size SUV will begin in the first quarter of 2021 and production of the next generation Grand Cherokee will start in the third quarter of 2021. The Jeep brand also introduced its new Wrangler “4xe” PHEV in September 2020, which will begin arriving at dealerships in early 2021.
In LATAM, the all-new Fiat Strada pick-up truck saw its commercial launch at the end of June 2020.
Efforts in EMEA focused on the anticipated introductions of the Made-in-Europe PHEVs Jeep Renegade and Compass “4xe”, whose production started in June 2020 at the Melfi plant in Italy. In addition, the all-new Fiat 500 full battery electric vehicle, whose first limited edition was launched in March 2020, started being available in FCA’s European showrooms in November 2020. This model is manufactured at the Mirafiori plant in Turin, Italy. Finally, the all-new full electric Ducato light commercial vehicle will begin production in the fourth quarter of 2020 at the Sevel plant in Atessa, Italy.
In July 2020, Maserati debuted the new Ghibli Hybrid. In addition, the brand started production in September 2020 of the refreshed versions of the Ghibli, Quattroporte and Levante. On September 9 and 10, Maserati hosted the “MMXX: Time to be Audacious” event in Modena, Italy, to reaffirm its commitment to invest in and elevate the iconic brand. The event started with the world premiere of the all-new Maserati MC20 super sport car, equipped with the new Maserati-built Nettuno engine. A fully electric version of the MC20 will also be available.
2020 Outlook
FCA published the following guidance for the year 2020 in the FCA Q3 2020 Interim Report as incorporated by reference in this Prospectus:
•Adjusted EBIT between €3.0 - €3.5 billion
•Industrial free cash flows between €(1.0) - €0.0 billion
The above guidance assumes no further significant disruptions from COVID-19.

Adjusted EBIT and Industrial free cash flows are non-GAAP measures and are defined and described in more detail under the caption “Financial Overview—Non-GAAP financial measures” in the FCA 2019 20-F, incorporated by reference in this prospectus. The forward-looking Adjusted EBIT and Industrial free cash flows provided above are non-GAAP measures. FCA has not provided a reconciliation of the forward-looking Adjusted EBIT and Industrial free cash flows to the most directly comparable GAAP measures because items that impact such most directly comparable GAAP measures and are excluded from FCA’s measures of Adjusted EBIT and Industrial free cash flows are uncertain and not predictable. As a result, such reconciliation is not available without unreasonable efforts and FCA is unable to determine the probable significance of the unavailable information.
The principal assumptions upon which such expectations are based are set out below.
•FCA's actions regarding reduction of costs will continue in the fourth quarter of 2020.
•Pricing and mix of vehicles shipped to generally be in line with the third quarter of 2020.
•Investments by FCA in tangible and intangible assets are assumed to be between €8.0 billion and €8.5 billion for full year 2020.
•No further significant disruptions from COVID-19, other than disruptions that have already occurred during 2020.
•No change in the general trading or economic conditions, competitive environment or levels of demand in the countries and vehicle segments in which FCA operates that would materially affect FCA’s business.
•No changes in exchange rates, interest rates, bases of taxes, tax laws or interpretations, or legislative or regulatory requirements from those currently prevailing that would have a material impact on FCA’s operations or its accounting policies.
•No material deviations from the expectations regarding industry demand for cars and light commercial vehicles for the full year 2020, as compared to the prior year, which expectations are as follows: North America down 17%; EU-27, UK and EFTA down 24%; LATAM and Brazil both down 29% and China down 7%.
Actual results could differ materially from these expectations. Please refer to “Cautionary Statements Concerning Forward-Looking Statements” in this prospectus for additional information.
Additional factors which could cause actual results and developments to differ from those expressed or implied by the forward-looking statements are included under “Risk Factors” in this prospectus.
Regulatory Developments
On August 31, 2020, the U.S. Court of Appeals for the Second Circuit vacated a final rule published by the NHTSA in July 2019 that had reversed NHTSA’s 2016 increase to the base rate of the CAFE penalty from $5.50 to $14.00. The base rate applies to each tenth of a MPG that a manufacturer’s fleet-wide average MPG is below the CAFE standard, and is multiplied by the number of vehicles in the manufacturer’s fleet to arrive at an aggregate penalty. FCA has accrued estimated amounts for any probable CAFE penalty based on the $5.50 rate. The possible effect of the August 31, 2020 ruling is not yet clear. NHTSA filed a petition for rehearing with the court of appeals which was subsequently denied on November 2, 2020. Although the mandate was issued on November 9, 2020 and the ruling is now effective, it is not clear whether NHTSA will appeal the ruling to the U.S. Supreme Court. It is also uncertain if the ruling will only apply prospectively or if NHTSA or the plaintiffs will seek to apply the $14.00 rate retrospectively to the 2019 Model Year notwithstanding that automakers including FCA relied on the July 2019 rulemaking. FCA or industry representatives could challenge any retrospective application of the reinstated 2016 regulations. If the higher rate were applied retrospectively to the 2019 Model Year, FCA may need to accrue additional amounts due to increased CAFE penalties and additional amounts owed under certain agreements for the purchase of regulatory emissions credits. The amounts accrued could be up to €500 million depending on, among other things, FCA’s ability to implement future product actions or other actions to modify the utilization of credits.

MANAGEMENT DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF FCA
See the section entitled “Financial Overview” in FCA 2019 Form 20-F, the section entitled “Management Discussion and Analysis” in the FCA Q2 2020 Report on Form 6-K and the section entitled “Management Discussion and Analysis” in the FCA Q3 2020 Report on Form 6-K, which are incorporated by reference in this prospectus. See “Where You Can Find More Information.”

PSA
OVERVIEW
In 2019 PSA was the second largest car manufacturer in Europe based on the volume of vehicles sold. It has a presence in 160 countries and operates 17 production sites across the world. As of December 31, 2019, PSA employed approximately 209,000 employees. PSA sold 1,033,253 and 3,479,096 vehicles and recorded revenue of €25,120 million and €74,731 million and operating income of €482 million and €4,668 million in the six months ended June 30, 2020 and the fiscal year ended December 31, 2019, respectively.
PSA’s business is organized into three main divisions:
•the automotive division, which covers the design, manufacture and sale of passenger vehicles and light commercial vehicles under the Peugeot, Citroën and DS brands (collectively, “PCD”), and Opel and Vauxhall brands (collectively, “OV”), as well as after-sales, maintenance, repair and spare parts operations. The automotive division comprises two reporting segments, the PCD segment and the OV segment. The automotive division recorded revenue of €58,943 million in the fiscal year ended December 31, 2019;
•the automotive equipment division, which comprises the operations of the Faurecia group (“Faurecia”) and comprises four business groups that include interiors, seating, clean mobility (covering exhaust systems technology) and Clarion Electronics (covering cockpit electronics and low-speed advanced drivers’ assistance systems). The automotive equipment division corresponds to the automotive equipment reporting segment. The automotive equipment division recorded revenue of €17,768 million in the fiscal year ended December 31, 2019; and
•the finance division, which comprises the operations of Banque PSA Finance (“BPF”). BPF operates in 17 countries and provides retail financing to customers of the Peugeot, Citroën, DS, Opel and Vauxhall brands, as well as wholesale financing to the brands’ dealer networks. BPF primarily operates through two major partnerships in Europe, with Group Santander Consumer Finance (“Santander”) for the Peugeot, Citroën and DS brands, and with BNP Paribas Personal Finance (“BNP”) for the Opel and Vauxhall brands. BPF is a regulated credit institution overseen by European and French banking regulators, including the European Central Bank and the French Autorité de Contrôle Prudentiel et de Résolution. The finance division corresponds to the finance reporting segment. The finance division recorded revenue of €2,163 million in the fiscal year ended December 31, 2019.
PSA’s other activities are recorded under “Other Businesses”, which mainly includes the activities of PSA’s holding company, Peugeot S.A., a public limited liability company (société anonyme) organized under the laws of France, PSA’s 25 percent interest in the GEFCO Group, an automotive logistics and supply chain management company, and its Free2Move brand, which combines PSA’s connected car and mobility service offerings. Peugeot S.A. ordinary shares are currently listed on Euronext Paris under the symbol “UG” and are part of the CAC 40 index.
The bylaws of PSA provide that PSA will be in existence until December 31, 2058, except in the event PSA is dissolved or its term is extended.
The principal executive offices of PSA are located at Route de Gisy, 78140 Vélizy-Villacoublay, France. PSA’s telephone number is +33 (0)1 55 94 81 00.
History, Development and Trends
History and Development
Peugeot S.A. began manufacturing and selling vehicles to consumers in 1896. Following the legal and financial restructuring of PSA in 1965, Peugeot S.A. was transformed into a holding company, with its operating activities being taken over by its subsidiary, Automobiles Peugeot. During the second part of the twentieth century, PSA expanded its automotive business. In 1974, PSA acquired all of the outstanding shares of Citroën S.A. and then merged the two companies in 1976. In 1978, PSA acquired Chrysler Corporation’s stake in its industrial and commercial subsidiaries in Europe, as well as Chrysler Financial Corporation’s European commercial financing subsidiaries.

The automotive division was reorganized in 1998 to align PSA’s legal structures with the new functional organization introduced that year. Automobiles Peugeot and Automobiles Citroën transferred all of their motor vehicle development and manufacturing assets to Peugeot Citroën Automobiles, while their equipment design and manufacturing operations were transferred to Process Conception Ingénierie.
The automotive equipment division originated with the merger of Aciers et Outillages Peugeot and Cycles Peugeot in 1987 under the name “Ecia”, which was later renamed “Faurecia” following the merger with another automotive equipment manufacturer, Bertrand Faure. In 2001, Faurecia further expanded by acquiring Sommer Allibert’s automotive equipment business.
PSA Finance Holding provided financing for Peugeot and Citroën vehicle sales and was transformed into a bank in 1995, subsequently taking on the name “Banque PSA Finance”. Since 2015, BPF has instituted a business model based on cooperation agreements, including two major partnerships in Europe with Santander for the Peugeot, Citroën and DS brands, and with BNP for the Opel and Vauxhall brands.
In recent years, PSA has expanded its business in the areas of after-sales services and used vehicles. In 2015, PSA acquired Mister Auto, an e-commerce platform for spare parts for all automotive brands on the European market. In 2016, PSA and Aramisauto, a company which sells used vehicles online, entered into a capital and strategic alliance to accelerate the development of online sales of used vehicles and related services.
In the automotive division, PSA acquired the Opel and Vauxhall subsidiaries of General Motors (“GM”) on August 1, 2017.
PSA expanded into new markets by entering into partnerships in multiple regions. In 1992, Shenlong Automobile, a joint venture with DFG was created to produce and sell Citroën vehicles in China. In 2000, the joint venture was extended to Peugeot vehicles and changed its name to Dongfeng Peugeot-Citroën Automobile Co., Ltd. (“DPCA”). In 2011, a new joint venture, Changan PSA Automobiles Co., Ltd. (“CAPSA”), was created with the Changan group to carry out the production and sale of the DS brand in China. In January 2017, PSA and the CK Birla Group signed joint venture agreements to produce and sell vehicles and components in India by 2021.
In December 2017, PSA and Nidec Leroy-Somer Holding, an electromechanical and electronic drive systems manufacturer, decided to work together in the electric traction motor field. The joint venture, Nidec-PSA emotors, operates in France and focuses on designing, engineering, developing, manufacturing and selling electric traction motors.
In October 2019, PSA announced that Mahindra & Mahindra Ltd. would acquire PSA’s 49 percent stake in Peugeot Motocycles, which manufactures scooters and small motorcycles under the Peugeot brand.
On December 17, 2019, PSA and Fiat Chrysler Automobiles N.V. entered into a combination agreement providing for the cross-border merger of their businesses. The combination agreement provides that, prior to the closing of the merger, PSA will distribute to its shareholders by special distribution or interim dividend all of the shares held by it in Faurecia. For additional information, refer to “The Combination Agreement and Cross Border Merger Terms”.
In May 2020, PSA sold its 50 percent stake in CAPSA to Baoneng Investment Group Co. Ltd. (“Baoneng”).

PSA Organization
PSA is organized as follows:

PEUGEOT S.A.

AUTOMOTIVE EQUIPMENT	AUTOMOTIVE						FINANCE
FAURECIA	PSA AUTOMOBILES	OPEL AUTOMOBILES	AUTOMOBILES PEUGEOT	AUTOMOBILES CITROEN	DS	OPEL VAUXHALL	BANQUE PSA FINANCE
Interiors, Seating, Clean Mobility and Clarion Electronics	Design and production		Trade				Retail financing to customers of the five brands and wholesale financing to their dealer networks
	Manufacturing companies and entities jointly owned with other car manufacturers		▪ Subsidiaries and entities in the dealership network (passenger cars and light commercial vehicles) ▪ Subsidiaries and entities in the dealership network for replacement parts

Divisions
Automotive
The following tables set forth revenue and capital expenditure for the automotive division for the six months ended June 30, 2020 and 2019 and the fiscal years ended December 31, 2019, 2018 and 2017.

			Increase/(Decrease)
	Six months ended June 30,		H1 2020 vs. H1 2019
(€ million)	2020	2019	Actual	% Change
Revenue(1)	19,595	30,378	(10,783)	(35.50)
Capital expenditure	1,208	1,850	(642)	(34.70)
(1) Presented (i) after elimination of the inter-company operations between the PCD and OV segments and (ii) before elimination of the inter-company operations between the automotive division, and the automotive equipment and finance divisions.

				Increase/(Decrease)
	Years ended December 31,			2019 vs. 2018		2018 vs. 2017
(€ million)	2019	2018	2017	Actual	% Change	Actual	% Change
Revenue(1)	58,943	58,553	47,145	390	0.67	11,408	24.20
Capital expenditure	3,518	3,287	2,886	231	7.03	401	13.89
________________________________________________________________________________________________________________________________________________
(1) Presented (i) after elimination of the inter-company operations between the PCD and OV segments and (ii) before elimination of the inter-company operations between the automotive division, and the automotive equipment and finance divisions.

Brands
The automotive division operates through five main brands:
•Peugeot. Peugeot is PSA’s most historic brand. The first car to carry the Peugeot brand was produced in 1889, making PSA the world’s second-oldest car manufacturer and the oldest continuous car brand. Present in 160 countries, Peugeot provides consumers with a wide range of models as well as other mobility services. PSA sold 445,221 and 1,453,823 Peugeot vehicles in the six months ended June 30, 2020 and the fiscal year ended December 31, 2019, respectively;
•Citroën. Created by André Citroën, Citroën celebrated its 100-year anniversary in 2019. Supported by its long history and a focus on innovative technology, Citroën has established itself as a popular brand in the automotive market. Citroën is currently focused on the electrification of its vehicle range as well as international expansion, such as the launch of Citroën in India in 2020. PSA sold 303,101 and 989,853 Citroën vehicles in the six months ended June 30, 2020 and the fiscal year ended December 31, 2019, respectively;
•DS. DS is a French premium brand created by Citroën in 2009. DS, which stands for “Distinctive Series”, is offered by Citroën alongside its mainstream cars. Commencing in 2015 (and in 2012 in China), the Citroën brand was dropped from the DS line models, and DS continued as a standalone brand. PSA sold 18,813 and 61,989 DS vehicles in the six months ended June 30, 2020 and the fiscal year ended December 31, 2019, respectively; and
•Opel and Vauxhall. Opel, along with its British sister brand Vauxhall, has a long history in Europe. The Opel and Vauxhall brands aim to provide quality and innovative engineering to a broad range of customers. PSA sold 266,118 and 973,431 Opel and Vauxhall vehicles in the six months ended June 30, 2020 and the fiscal year ended December 31, 2019, respectively.
The following tables set forth world sales by brand for the automotive division for the six months ended June 30, 2020 and 2019 and the fiscal years ended December 31, 2019, 2018 and 2017.

Brand	H1 2020 volume(1)	%	H1 2019 volume(1)	%	H1 2020 vs. H1 2019 % change
Peugeot	445,221	43.09	767,062	40.31	(41.96)
Citroën	303,101	29.33	536,034	28.17	(43.45)
DS	18,813	1.82	32,217	1.69	(41.61)
OV	266,118	25.76	567,649	29.83	(53.12)
PSA Total	1,033,253	100.00	1,902,962	100.00	(45.70)
________________________________________________________________________________________________________________________________________________
(1) Including complete knock-down (“CKD”) kits (i.e., kits containing the complete non-assembled parts of a vehicle).

Brand	2019 volume(1)	%	2018 volume(1)(2)	%	2017 volume(1)(3)	%	2019 vs. 2018 % change	2018 vs. 2017 % change
Peugeot	1,453,823	41.79	1,740,214	44.88	2,119,845	58.36	(16.46)	(17.91)
Citroën	989,853	28.45	1,046,229	26.98	1,055,676	29.06	(5.39)	(0.89)
DS	61,989	1.78	53,265	1.37	52,860	1.46	16,38	0.77
OV	973,431	27.98	1,038,057	26.77	403,933	11.12	(6.23)	156.99
Total	3,479,096	100.00	3,877,765	100.00	3,632,314	100.00	(10.28)	6.76
________________________________________________________________________________________________________________________________________________
(1) Including CKD kits.
(2) Including approximately 144,000 vehicles sold in 2018 in Iran by Iran Khodro and IKAP, of which 141,000 were sold under a Peugeot license.
(3) Including approximately 444,000 vehicles sold in 2017 in Iran by Iran Khodro and IKAP, of which 443,000 were sold under a Peugeot license.

Principal Geographic Markets
PSA carries out its automotive activities in the following six geographic markets:
•Europe. PSA sold 884,524 and 3,019,729 vehicles in Europe in the six months ended June 30, 2020 and the fiscal year ended December 31, 2019, respectively, which represents approximately 86 percent and 87 percent of the total vehicles sold by PSA over these periods, respectively.
•Middle East and Africa. The Middle East and Africa is an important region for PSA’s global development, with 71,285 and 164,266 vehicles sold in the six months ended June 30, 2020 and the fiscal year ended December 31, 2019, respectively. In September 2019, PSA expanded its regional industrial footprint by starting production at a new plant in Kenitra, Morocco.
◦After the signing in 2015 of the Joint Comprehensive Plan of Action (“JCPOA”), commonly referred to as the “Iran deal”, PSA entered into partnerships with:
▪Iran Khodro, establishing the 50-50 joint venture Iran Khodro Automobiles Peugeot Company (“IKAP”), which manufactured vehicles under the Peugeot brand in Iran; and
▪SAIPA, establishing the 50-50 joint venture Saipa Citroën Company (“SCC”), which manufactured vehicles under the Citroën brand in Iran.
In compliance with the United States’ withdrawal decision from the JCPOA, PSA wound down its activities in the Iranian automotive sector by August 6, 2018.
•China and South-East Asia. China is the single largest automotive market in the world and therefore an important market for PSA’s strategic development. PSA sold 22,412 vehicles in China in the six months ended June 30, 2020 and 117,084 vehicles in China and South-East Asia in 2019. In China, PSA operates 50-50 manufacturing joint ventures with Dongfeng Motor Group, specifically:
◦DPCA, which manufactures vehicles under the Dongfeng Peugeot and Dongfeng Citroën brands in China; and
◦Dongfeng Peugeot Citroën Automobiles Sales Co (“DPCS”), which markets the vehicles produced by DPCA in China.
In addition, PSA operated CAPSA, a joint venture with the Changan group that manufactured and marketed vehicles under the DS brand in China until May 2020, when it sold its 50 percent interest to Baoneng.
•Latin America: PSA has maintained a significant presence in this region against a backdrop of economic difficulties and political instabilities affecting many Latin American countries. PSA sold 37,154 and 135,739 vehicles in Latin America in the six months ended June 30, 2020 and the fiscal year ended December 31, 2019, respectively.
•India-Pacific: Including India, Japan, South Korea, Australia and New Zealand, India-Pacific is a region with important prospects for PSA’s brands. Sales in this region totaled 26,639 vehicles in the fiscal year ended December 31, 2019. In the six months ended June 30, 2020, PSA sold 11,864 vehicles in the India and Asia Pacific market.
•Eurasia: Made up of Russia, Ukraine and the Commonwealth of Independent States (nine of the 15 former Soviet Republics), Eurasia is a market with potential growth for PSA’s activities, with 6,014 and 15,639 vehicles sold in the six months ended June 30, 2020 and the fiscal year ended December 31, 2019, respectively. In 2019, PSA relaunched the Opel brand in Russia.

As of January 1, 2020, PSA reorganized its geographic markets, with China becoming a stand-alone market. Sales in South East Asia which were previously recorded in the “China and South East Asia” market are now recorded in the “India and Asia Pacific” market.
The following tables set forth world sales by geographical area for the automotive division for the six months ended June 30, 2020 and 2019 and the fiscal years ended December 31, 2019, 2018 and 2017.

Region	H1 2020 volume(1)	%	H1 2019 volume(1)	%	H1 2020 vs. H1 2019 % change
Europe	884,524	85.61	1,678,126	88.18	(47.29)
Middle East and Africa	71,285	6.90	71,283	3.75	0.00
China	22,412	2.17	59,534	3.13	(62.35)
Latin America	37,154	3.60	69,336	3.64	(46.41)
India and Asia Pacific	11,864	1.15	18,279	0.96	(35.09)
Eurasia	6,014	0.58	6,404	0.34	(6.09)
Total	1,033,253	100.00	1,902,962	100.00	(45.70)
________________________________________________________________________________________________________________________________________________
(1) Including CKD kits.

Region	2019 volume(1)	%	2018 volume(1)(2)	%	2017 volume(1)(3)	%	2019 vs. 2018 % change	2018 vs. 2017 % change
Europe	3,019,729	86.80	3,106,160	80.10	2,378,642	65.49	(2.78)	30.59
Middle East and Africa	164,266	4.71	291,998(2)	7.53	618,827(3)	17.04	(43.74)	(52.81)
China and South-East Asia	117,084	3.37	262,583	6.77	387,302	10.66	(55.41)	(32.20)
Latin America	135,739	3.90	175,257	4.52	206,275	5.68	(22.55)	(15.04)
India-Pacific	26,639	0.77	26,479	0.68	26,053	0.72	0.60	1.64
Eurasia	15,639	0.45	15,288	0.39	15,215	0.42	2.30	0.48
Total	3,479,096	100.00	3,877,765	100.00	3,632,314	100.00	(10.28)	6.76
________________________________________________________________________________________________________________________________________________
(1) Including CKD kits.
(2) Including approximately 144,000 vehicles sold in 2018 in Iran by Iran Khodro and IKAP, of which 141,000 were sold under a Peugeot license.
(3) Including approximately 444,000 vehicles sold in 2017 in Iran by Iran Khodro and IKAP, of which 443,000 were sold under a Peugeot license.
After-Sales, Maintenance, Repair and Spare Parts
Within the automotive division, the PSA Aftermarket business group covers after-sales, maintenance and spare parts operations, through brands such as Eurorepar Car Service, an automotive maintenance and repair retailer with a network of 5,000 garages in 26 countries as of December 31, 2019.
In 2016, PSA launched Distrigo, a spare parts distributor that is supported by a network of 150 spare parts hubs in Europe. PSA also distributes spare parts in Latin America through joint ventures in Brazil and Argentina, which were launched in September and October 2017, respectively, and in China, where it owns a 67 percent and a 15 percent stake in the spare parts distributors Jian Xin and UAP, respectively, since 2018 and a 60 percent stake in LongXinDa since 2019. PSA also provides an online offering with the MisterAuto online parts sales website, established in 19 countries across the world, and the Autobutler platform, which generates online estimates for automotive servicing and repairs.
As of December 31, 2019, PSA’s 28 warehouses managed approximately 400,000 spare-parts items for the PSA brands as well as other brands.

Free2Move
PSA’s Free2Move brand combines its connected car and mobility service offerings, including car-sharing, networked fleet management, shared rental activities and, with respect to corporate customers, connected fleet management system and consulting services on the electro-compatibility of customers’ fleets. In addition, the Free2Move mobile application provides an online platform that allows users to access shared cars, scooters and bikes, and grants users access to the services of approximately 50 independent and wholly-owned operators across 11 European countries.
Automotive Equipment
The following tables set forth the automotive equipment division’s revenue and capital expenditure for the six months ended June 30, 2020 and 2019 and the fiscal years ended December 31, 2019, 2018 and 2017.

			Increase/(Decrease)
	Six months ended June 30,		H1 2020 vs. H1 2019
(€ million)	2020	2019	Actual	% Change
Revenue(1)	6,170	8,972	(2,802)	(31.23)
Capital expenditure	541	605	(64)	(10.58)
________________________________________________________________________________________________________________________________________________
(1) Presented before elimination of the inter-company operations between the automotive equipment division, and the automotive and finance divisions.

				Increase/(Decrease)
	Years ended December 31,			2019 vs. 2018		2018 vs. 2017
(€ million)	2019	2018	2017	Actual	% Change	Actual	% Change
Revenue(1)	17,768	17,525	16,962	243	1.39	563	3.32
Capital expenditure	1,367	1,269	1,217	98	7.72	52	4.27
________________________________________________________________________________________________________________________________________________
(1) Presented before elimination of the inter-company operations between the automotive equipment division, and the automotive and finance divisions.
Overview
Faurecia develops, manufactures and markets automotive equipment through four main business lines: seating (which comprises the production of seat components and the development of safety solutions), interiors (which comprises the production of instrument panels, central consoles and door panels), clean mobility (which comprises the production of a range of complete pollution control systems) and Clarion Electronics (which comprises the development of connectivity systems and human machine interface solutions).
Faurecia is listed on Euronext Paris (ticker symbol: EO). As of June 30, 2020 and December 31, 2019, Peugeot S.A. held 46.34 percent of Faurecia’s share capital and 62.99 percent of its voting rights, giving PSA exclusive control. FCA and PSA intend that, promptly following the closing of the merger, Stellantis will distribute to its shareholders its remaining Faurecia ordinary shares through a dividend or other form of distribution (including through a reduction of the share capital of Stellantis) and that any corporate approvals required in connection thereto (including approval by the Stellantis Board and the Stellantis shareholders) will be sought promptly following the closing of the merger.
In 2019, Faurecia’s major customers were Volkswagen with 18.50 percent of Faurecia’s total revenue, followed by Ford with 14.60 percent, Renault-Nissan-Mitsubishi with 13.80 percent, PSA with 13.10 percent, FCA with 6.70 percent, GM with 5.30 percent, Chinese OEMs, collectively with 4.70 percent, BMW with 3.90 percent, Daimler with 3.30 percent, electric commercial vehicle OEMs with 3.3 percent, Hyundai and Kia Motor Company with 2.8 percent and Jaguar Land Rover with 1.8 percent. For the six months ended June 30, 2020, Faurecia’s major customers were Volkswagen with 20.40 percent of Faurecia’s total revenue, followed by Ford with 13.30 percent, Renault-Nissan-Mitsubishi with 11.60 percent, PSA with 11.80 percent, FCA with 5.60 percent, GM with 5.10 percent, Chinese OEMs, collectively with 4.40 percent, BMW with 4.0 percent, Daimler with 4.0 percent, electric commercial vehicle OEMs with 3.6 percent, Hyundai and Kia Motor Company with 3.1 percent and new market entrants with 3.1 percent.
As at June 30, 2020, Faurecia employed approximately 104,600 people (approximately 115,500 as at December 31, 2019), in 37 countries and operated 272 industrial sites of which 37 were R&D centers.

For the fiscal year ended December 31, 2019, Faurecia generated 49.0 percent of its revenue in Europe (amounting to €8,641 million), 25.0 percent in North America (amounting to €4,483.4 million), 21.0 percent in Asia (amounting to €3,766 million), 4.0 percent in South America (amounting to €696.4 million) and 1.0 percent in the rest of the world (amounting to €181.1 million). For the six months ended June 30, 2020, Faurecia generated 49.0 percent of its revenue in Europe (amounting to €3,027.2 million), 24.0 percent in North America (amounting to €1,474.5), 24.0 percent in Asia (amounting to €1,470.4 million), 2.0 percent in South America (amounting to €156.6 million), and 1.0 percent in the rest of the world (amounting to €41 million).
Business Groups
Seating
Faurecia designs and assembles seats and manufactures seat components, including frames, adjustment mechanisms, foams and upholstery, as well as comfort and safety accessories. In addition, Faurecia is developing solutions for safety and comfort through joint arrangements with other players in the automotive safety market (such as ZF, a global car systems supplier) and in heat and temperature management (such as Mahle, a global automotive parts manufacturer). In 2019, the Seating business group generated 39 percent of Faurecia’s revenue. As of June 30, 2020, it employed 38,548 employees and operated 79 industrial sites and 13 R&D centers.
Interiors
Faurecia designs and produces instrument panels, central consoles and door panels. Faurecia also develops solutions in the areas of smart surfaces, infotainment and human machine interfaces designed to handle human-machine interactions. The expertise of Parrot Automotive, a wholly owned subsidiary of Faurecia that is dedicated to designing and developing infotainment products, and Coagent, a joint-venture controlled by Faurecia dedicated to developing integrated in-vehicle infotainment solutions supports Faurecia’s focus on technological development. In 2019, the Interiors business group generated 30 percent of Faurecia’s revenue. As of June 30, 2020, it employed 36,143 employees and operated 99 industrial sites and 14 R&D centers.
Clean Mobility
Faurecia engineers, manufactures and markets a range of complete pollution control systems. To comply with tightening international emissions standards, Faurecia has a portfolio of technologies for passenger vehicles as well as commercial vehicles and trucks. In 2019, the Clean Mobility business group generated 26 percent of Faurecia’s revenue. As of June 30, 2020, it employed 21,083 employees and operated 86 industrial sites and seven R&D centers.
Clarion Electronics
In 2019, Faurecia acquired the Japanese company Clarion, which develops connectivity and on-board infotainment systems, digital audio solutions, human machine interfaces solutions, advanced driver assistance systems and cloud services. As a result of this acquisition, Faurecia launched a fourth business group known as Clarion Electronics, which brought Clarion together with Parrot Automotive and Coagent Electronics. In 2019, the Clarion Electronics business group generated 5 percent of Faurecia’s revenue. As of June 30, 2020, it employed 6,034 employees and operated eight industrial sites and three R&D centers.

Finance
The following tables set forth the finance division’s revenue and capital expenditure for the six months ended June 30, 2020 and 2019 and the fiscal years ended December 31, 2019, 2018 and 2017.

			Increase/(Decrease)
	Six months ended June 30,		H1 2020 vs. H1 2019
(€ million)	2020	2019	Actual	% Change
Revenue(1)	1,059	1,071	(12)	(1.12)
Capital expenditure	17	17	—	—
________________________________________________________________________________________________________________________________________________
(1) Presented before elimination of the inter-company operations between the finance division, and the automotive and automotive equipment divisions.

				Increase/(Decrease)
	Years ended December 31,			2019 vs. 2018		2018 vs. 2017
(€ million)	2019(2)	2018(2)	2017(2)	Actual	% Change	Actual	% Change
Revenue(1)	2,163	1,989	1,476	174	8.75	513	34.76
Capital expenditure	48	40	30	8	20.00	10	33.33
________________________________________________________________________________________________________________________________________________
(1) Presented before elimination of the inter-company operations between the finance division, and the automotive and automotive equipment divisions.
(2) In accordance with IFRS, BPF’s partnerships are accounted for under the equity method for all periods presented in this prospectus. The net contribution of these equity-accounted investments is included in the line “Share in the net earnings of equity method investments” of PSA’s consolidated income statement. A different presentation is applied for the purposes of the segment information in Note 4 “Segment Information” to the PSA Consolidated Financial Statements and in the section entitled “—Management’s Discussion and Analysis of Financial Condition and Results of Operations of PSA—Results by Segment—2019 compared to 2018, and 2018 compared to 2017” included elsewhere in this prospectus. IFRS 8 “Operating Segments” requires segment information to be aligned with the internal reporting used by management to measure the performance of the different segments and to allocate financial resources between them. Management reporting and accordingly the segment information, are based on a presentation of a full profit and loss statement of BPF’s partnerships, as if they were consolidated.
Overview
BPF operates in 17 countries, mostly alongside partners, to provide financing services designed to support vehicle sales for PSA’s brands. BPF is a regulated credit institution overseen by European and French banking regulators, including the European Central Bank and the French Autorité de Contrôle Prudentiel et de Résolution. BPF is an indirectly wholly owned subsidiary of PSA.
Since 2015, BPF has introduced a business model based on cooperation agreements, including two major partnerships in Europe, with Santander, as regards the PCD brands, and with BNP, as regards the OV brands. BPF also operates in partnership with Santander in Brazil and Mexico and with Banco Bilbao Vizcaya Argentina (“BBVA”) in Argentina. In China, BPF operates a joint finance company with Dongfeng Motor Group, Dongfeng Peugeot Citroën Automobile Finance Company Ltd.
Through its local operating subsidiaries and partnerships, BPF:
•provides dealers of the PSA brands with financing for their inventories of new and used vehicles and spare parts, along with other types of financing, such as financing for working capital requirements; and
•offers individuals and businesses a range of financing and insurance services.
Wholesale financing
BPF, via its subsidiaries and partners, provides financing for new and demonstration vehicles and, where necessary, spare parts for the dealer networks of Peugeot, Citroën, DS, Opel and Vauxhall within the countries where BPF operates. BPF also helps the dealers in the PSA dealer network manage, track and control their financial risks in line with country-specific developments.
Financial services to end customers
BPF offers diversified financing products and services to both individuals and corporate fleets, including:

•loans for the purchase of new and second-hand cars;
•short- and long-term operating leases (hire);
•finance leases (vehicles sold with a buyback commitment); and
•related services, such as insurance, maintenance and extended warranties.
Other services
BPF also offers insurance products, including credit insurance, private health insurance, auto insurance and automotive services coordinated with the PSA brands, such as maintenance contracts and roadside assistance. In addition, BPF offers savings products in France and Germany.
Financing strategy
Pursuant to the terms of the partnerships with Santander and BNP, the financing required by the joint companies is handled in each case by the respective partners. Outside the scope of these partnerships, BPF finances the activities of wholly owned finance companies in Mexico and Russia. For the financing of activities outside the scope of the partnerships with Santander and BNP, BPF relies on a capital structure and an equity ratio that are compliant with applicable regulatory requirements and are backed by the quality of BPF’s assets.
Electric Vehicle Market

The electric vehicle market in which PSA operates consists of battery electric vehicles (“BEV”), which are powered solely by batteries and an electric motor, and plug-in hybrid (“PHEV”) vehicles, which are capable of short-range zero emission driving, but rely on petrol or diesel for longer distances. Major automotive manufacturers offer BEV or PHEV versions for certain of their vehicle models, in order to cater to evolving customer preferences and as a means to comply with increasingly stringent regulatory requirements with respect to fuel economy and emissions of CO2 and other pollutants. For further information on regulatory requirements regarding fuel economy and emissions of CO2, see “PSA—Environmental and Other Regulatory Matters” included elsewhere in this prospectus and “Group Overview-Environmental and Other Regulatory Matters-Automotive Tailpipe Emissions-North America Region” included in the FCA 2019 Form 20-F.
Consumer sentiment increasingly favors electric vehicles as barriers to adoption (such as price, range and variety of models) steadily decline. In addition, public policy measures in various jurisdictions are designed to accelerate the shift to electric vehicles, including city access restrictions for vehicles with older combustion engines, financial incentives and subsidized recharging infrastructure. Corporate fleets are also gradually shifting towards electric vehicles, partly as a result of an increased focus by businesses on sustainability.
Although the current electric vehicle market is small relative to the size of the global automotive market, it is expected to experience rapid growth in the coming years. For example, in Europe, PSA estimates that the electric vehicle market represented approximately 7 percent of vehicle sales for the nine months ended September 30, 2020 compared to 3 percent for the year ended December 31, 2019. The main markets for electric vehicles are Europe, the United States and China, with the rest of the world lagging behind, in part due to lesser governmental commitment to electrification, insufficient charging infrastructure and affordability concerns. Manufacturers have focused a substantial amount of R&D resources on the development of electric vehicles and related technologies, and an increased number of electric or hybrid vehicles have become available in recent years. The increased production capacity of electric and hybrid vehicles together with the potential for growth of this market have led to increased competition between car manufacturers for this segment of the market.
Commencing in 2019, PSA has aimed to offer either an all-electric or a plug-in hybrid version for each of its new models, launching a total of 15 such models since then. For the nine months ended September 30, 2020, PSA estimates that its market share in the European electric vehicle market was approximately 10 percent.

Distribution
PSA sells its vehicles and products to both fleet and retail customers through independent dealers and its network of wholly owned dealers and subsidiaries. In certain markets, sales are conducted through joint ventures and independent distributors.
Research and Development
PSA focuses on innovation and research and development in order to address the challenges faced by the automotive industry, including environmental and safety regulations, emerging mobility trends, networking needs and autonomous driving. PSA aims to address customers’ expectations, limit the environmental impact of its vehicles by reducing their CO2 and other pollutant emissions and offer additional services, such as connectivity and autonomous driving.
Clean technologies
PSA dedicated approximately 40 percent of its research and development budget between 2017 and 2019 to developing technologies that improve the environmental efficiency of its vehicles. PSA’s research and development activities are focused on sustainable mobility in order to develop more environmentally efficient vehicles.
Optimization of internal combustion engines
PSA offers a range of high-performing powertrains. The powertrain of a vehicle comprises the components that generate power, which include the engine, transmission, drive shafts, differentials, axles and wheels. PSA believes that the 3- and 4-cylinder PureTech family of petrol engines is particularly efficient from the standpoint of consumption, weight and emissions. In addition, PSA develops engines that are compatible with alternative fuels.
These technological choices were made in anticipation of the tightening of emissions standards and allowed PSA to fully comply with the Worldwide harmonized Light vehicles Test Procedure (“WLTP”). In 2019, all Peugeot, Citroën, DS, Opel and Vauxhall passenger cars were certified according to the new EURO 6d-TEMP-EVAP-ISC emission standard before it entered into force on September 1, 2019.
In addition, PSA aims to be transparent with customers regarding its vehicles’ consumption and actual emissions. To that end, PSA partnered with the non-governmental organizations Transport & Environment and France Nature Environment and with the Bureau Veritas certification agency to define a protocol for measuring consumption and pollutant emissions (NOx and particulates) in real-world fuel consumption. The protocol was published in October 2016, and its fuel consumption calculator is available on the websites of PSA’s brands enabling customers to choose the most fuel-efficient vehicle models.
New electric powertrains
PSA’s passenger cars are being developed on the following two multi-energy platforms:
•CMP, which covers the smaller B- and C-segment vehicles and has a fully electric version in addition to its internal combustion version; and
•EMP2, which covers the larger C- and D-segment vehicles and has a plug-in hybrid version in addition to its internal combustion version.
Vehicle segmentation is based on the range (the distance a vehicle can travel on a full tank or battery), body type (e.g., SUV) and attribute (e.g., premium) of the vehicle.
The internal combustion version and the electric version of the same model are produced on the same production line, allowing PSA to adapt to market changes.

Vehicle Optimization
PSA has made vehicle mass optimization a central feature of vehicle design. The use of high-performance materials (such as very high and extra high-strength steel, hot-stamped steel, aluminum and composites) and certain processes, platforms and lines has resulted in substantial improvements in vehicle mass.
In order to improve the overall energy efficiency of its vehicles, PSA aims to optimize aerodynamics, tire rolling resistance, mechanical friction losses, such as brakes, bearings, rings, and power consumption. In addition, PSA offers driver assistance that supports drivers in using their vehicles in a more energy efficient manner, while also improving drivers’ safety.
Connected Cars
Connected cars are “open” vehicles with mobile devices connected to the cloud. This requires organizing and managing car data security. PSA is in the process of developing technologies related to the automotive Internet of Things. To this end, PSA has partnered with software development companies to create open source and scalable telematics platforms. These platforms make it possible to incorporate services such as in-vehicle infotainment (“IVI”) and smart antennas in PSA’s vehicles.
PSA is working with technology companies, such as Banma Network Technologies in China, to develop automotive personal assistant solutions, while also participating in several EU-wide research projects, such as the 5G Communication Automotive Research and Innovation and Connected Corridor projects. PSA is a member of industry associations, including the 5G Automotive Association and the Telematics Industry Application Alliance, which aim to advance the development of connected car technologies.
In addition, PSA is also working on the development of V2X technology, which enables cars to communicate with their environment, including nearby cars and infrastructure. PSA has carried out road tests and public demonstrations of this technology since early 2018.
Self-Driving
In order to offer its customers vehicles that assist drivers during adverse driving conditions, PSA is working to launch a wide range of driver assistance functions.
In 2018, PSA introduced a second wave of advanced driver-assistance systems. PSA also introduced Surround Rear vision, which provides drivers with multiple views of their immediate surroundings in real time on the new generation of commercial vehicles (i.e., Peugeot Partner, Citroën Berlingo Van, Opel Combo and Vauxhall Combo). In June 2018, PSA and NuTonomy, a technology start-up company, tested an autonomous Peugeot 3008 in an urban environment in Singapore on the open road and under normal traffic conditions and, in 2019, PSA tested an autonomous shuttle at its Vélizy site. Since 2015, PSA has also been carrying out tests of its autonomous vehicle prototypes on the open road, including construction zones and motorways.
R&D Hubs and Centers
PSA’s global research and development function is structured around five hubs.
The R&D hub in Europe is comprised of:
•a R&D center in France that serves as the main research and development site of PSA and is focused on the design and engineering of vehicles and sub-assemblies, as well as PSA’s core technology strategy, which seeks to develop environmentally-friendly vehicles that support the energy transition, and intelligent, connected and autonomous cars to assist drivers. As at December 31, 2019, there were approximately 8,850 R&D employees in France; and
•a R&D center in Germany that is tasked with developing all new Opel and Vauxhall cars, light commercial vehicles for all of PSA’s brands and the new generation of four-cylinder petrol engines. As at December 31, 2019, this center had approximately 4,990 employees.

The R&D hub in Morocco is focused on vehicle and sub-assembly project development and supports PSA’s growth in the Middle East and Africa region. As of December 31, 2019, the Casablanca hub employed approximately 600 employees.
The R&D hub in China is responsible for the development of vehicles for sale in the Asian market, as well as the adaption of engines, local integration and manufacturing. As of December 31, 2019, the Chinese R&D hub employed approximately 570 people.
The R&D hub in Latin America is dedicated to flex fuel engines, derivative body styles, local integration and manufacturing. As of December 31, 2019, approximately 400 people were employed at the Latin American R&D hub.
The R&D hub in India focuses on developing PSA’s “smart car” program. As of December 31, 2019, approximately 30 people were employed at the Indian R&D hub.
Property, Plant and Equipment
As of December 31, 2019, PSA operated 35 manufacturing facilities, of which 16 were located in France, 15 in the rest of Europe, two in Brazil, one in Argentina and one in Morocco. PSA also owns significant properties, including distribution centers, research laboratories, test tracks, warehouses and office buildings. The total carrying value of PSA’s property, plant and equipment as of December 31, 2019 was €16.92 billion.
The following table sets forth information with respect to PSA’s assembly plants:

		Number of vehicles manufactured in
Assembly plant	Models manufactured at December 31, 2019	2019	2018	2017
Madrid (Spain)	Citroën C4 Cactus	53,116	70,760	59,517
Mangualde (Portugal)	Citroën Partner, Berlingo, Combo	77,590	63,090	53,645
Mulhouse (France)	Peugeot 2008, 508, 508 SW and DS 7 Crossback	232,277	244,713	247,832
Buenos Aires (Argentina)	Peugeot 207, 308, 408 and Citroën C4 Lounge, Partner, Berlingo	8,526	36,006	46,844
Poissy (France)	Peugeot 208 and DS 3	147,872	175,252	233,968
Porto Real (Brazil)	Peugeot 2008, 208 and Citroën C3, C3 Picasso Aircross, C4 Cactus	52,321	77,750	95,900
Rennes (France)	Citroën C5 Aircross and Peugeot 5008	154,081	101,069	89,647
Hordain (France)	Citroën Expert, Peugeot Traveller, Jumpy, Space Tourer, Peugeot Traveller and Opel Vivaro	119,324	137,070	110,730
Sochaux (France)	Peugeot 308, 308 SW, 3008, 5008 and Opel Grandland X	514,684	501,319	424,998
Trnava (Slovakia)	Peugeot 208 and Citroën C3 Aircross	371,152	352,007	335,114
Vigo (Spain)	Peugeot 2008, 301 and Citroën Berlingo, Partner, Combo, C-Elysée, C4 Space Tourer, Grand C4 Space Tourer	406,662	398,340	434,915
Ellesmere Port (England)	Opel Astra, Astra Sports Tourer	61,725	76,963	92,020
Luton (England)	Opel Vivaro, Zafira Life, Citroën Jumpy, Expert, Space Tourer and Peugeot Traveller	55,085	62,643	59,779
Eisenach (Germany)	Opel Corsa, Adam, Grandland X	59,955	84,923	100,136
Gliwice (Poland)	Opel Astra, Cascada	88,180	106,457	165,241
Rüsselsheim (Germany)	Opel Zafira Tourer, Insignia Grand Sport, Insigna Sports Tourer	55,064	123,277	141,962
Zaragoza (Spain)	Citroën C3 Aircross, Opel Adam, Corsa, Corsa Van, Mokka, Crossland X	470,507	447,396	382,238
Kenitra (Morocco)	Peugeot 208	8,373	—	—

The following table sets forth information with respect to PSA’s component manufacturing facilities.

Manufacturing plant	Components manufactured
Caen (France)	Chassis systems and transmissions
Charleville (France)	Aluminum and iron castings
Douvrin Française de Mécanique (France)	Petrol and diesel engines
Hérimoncourt (France)	Engines, gearboxes: small-scale assembly and reconditioning
Metz (France)	Gearboxes
Mulhouse components (France)	Chassis systems and PHEV rear suspensions
Mulhouse foundry (France)	Pressurized aluminum castings, steel forge, tooling
Porto Real (Brazil)	Flex-fuel and petrol engines
Saint-Ouen (France)	Stamping
Sept-Fons (France)	Iron castings and brake parts machining
Trémery (France)	Petrol, diesel and electric engines
Valenciennes (France)	Gearboxes and reduction gears
Rüsselsheim (Germany)	Transmissions
Kaiserslautern (Germany)	Diesel engines
Aspern (Austria)	Petrol engines and gearboxes
Szentgotthard (Hungary)	Petrol and diesel engines
Tychy (Poland)	Petrol engines
In addition, PSA operates two joint ventures for the production of powertrains, PSA AVTEC Powertrain Pvt. Ltd., a joint venture with AVTEC (CK Birla Group) in India and Nidec PSA emotors, a joint venture with Nidec Leroy-Somer Holding in France.
The following table sets forth information with respect to the entities jointly owned with other manufacturers which manufacture vehicles under the PSA brands, as well as cooperation agreements with other auto manufacturers relating to the production of vehicles under the PSA brands:

		Number of vehicles manufactured in
Location	Models manufactured at December 31, 2019	2019	2018	2017
Sevelsud, Società Europea Veicoli Leggeri (Italy)	Peugeot Boxer	72,059	73,432	67,957
	Citroën Jumper	64,372	62,718	60,870
	Total	136,431	128,826	128,826
50% PSA Automobiles SA
50% FCA
DPCA, Dongfeng Peugeot Citroën Automobiles (Wuhan, Chengdu, China)	Citroën C-Elysée, C3-XR, C4, C4 Lounge,
	C4 Aircross, C5 Aircross, C5, C6 and Peugeot 301, 2008, 308, 408, 4008, 5008, 508	106,034	247,601	364,256
	Total	106,034	247,601	364,256
50% PSA Automobiles SA
50% Dongfeng Motors

		Number of vehicles manufactured in
Location	Models manufactured at December 31, 2019	2019	2018	2017

TPCA, Toyota Peugeot Citroën Automobiles (Kolin, Czech Republic)(1)	Peugeot 108	58,347	60,139	54,512
	Citroën C1	52,901	53,134	54,415
	Total	111,248	113,273	108,927
50% PSA Automobiles SA
50% Toyota Motor Corporation

PCMA Rus (Kaluga, Russia)	Space Tourer, Traveller, Jumpy, Expert, Citroën C4, Sedan, Peugeot 408, Opel Zafira Life	4,478	5,242	1,731
	Total	4,478	5,242	1,731
70% PSA Automobiles SA
30% Mitsubishi Motors Company (MMC)

CAPSA, Changan PSA Auto Company Ltd (Shenzhen, China)(2)	DS 7 Crossback	311	4,013	6,170
	Total	311	4,013	6,170
50% PSA Automobiles SA
50% Changan

SCC (Saipa Citroën Company) (Iran)(3)	Citroën C3	—	21	—
	Total	—	21	—
25% Citroën Automobiles
25% PSA Automobiles SA
50% SAIPA

IKAP (Iran Khodro Automobiles) Peugeot Company (Iran)(3)	Peugeot 2008, 301, 208	—	3,084	482
	Total	—	3,084	482
25% Automobiles Peugeot
25% PSA Automobiles SA
50% Iran Khodro

NAM Naza Automotive Manufacturing (Malaysia)	Peugeot 3008, 5008	2,580	—	—
61% PSA Automobiles SA
39% Naza Corporation Holding

Other Cooperation Agreements
Okazaki (Japan)(4)	Citroën C4 Aircross, Peugeot 4008	—	—	2,667
Mitsubishi Motors Company cooperation agreement
Mizushima (Japan)(5)	Citroën C-Zéro, Peugeot iOn	2,232	3,132	2,140

		Number of vehicles manufactured in
Location	Models manufactured at December 31, 2019	2019	2018	2017
Mitsubishi Motors Company cooperation agreement
Bursa (Turkey)(4)	Citroën Nemo, Peugeot Bipper	—	—	14,395
Fiat and Tofas cooperation agreement
Bolloré (Rennes)(6)	Citroën E-Méhari	—	376	122
Bolloré cooperation agreement
NORDEX (Uruguay)	Space Tourer, Traveller, Expert, Jumpy	4,424	4,590	1,069
Nordex cooperation agreement
Dongfeng (China)	Peugeot Pick-Up	860	1,105	878
Dongfeng cooperation agreement
Changwon GMK (South Korea)(7)	Opel Karl, Viva	35,930	43,585	48,591
General Motors cooperation agreement
Bupyeong GMK (South Korea)(8)	Opel Mokka	29,192	72,396	112,451
General Motors cooperation agreement
Orion GMNA (United States)(7)	Opel Ampera-E	4,500	2,110	2,791
General Motors cooperation agreement
TOFAS (Turkey)(9)	Opel Combo	—	11,955	19,331
Fiat and Tofas cooperation agreement
Sandouville (France)(10)	Opel Vivaro	572	879	1,349
Renault cooperation agreement
Batilly (France)	Opel Movano	26,241	23,195	20,490
Renault cooperation agreement
Iran Khodro (Iran)(3)	Peugeot 405, 206, 207	—	141,052	443,217
Iran Khodro cooperation agreement
________________________________________________________________________________________________________________________________________________
(1) PSA entered into an agreement with Toyota Motor Corporation for the sale of PSA’s 50 percent stake in TPCA, with the closing being anticipated to occur by December 2020.
(2) In May 2020, PSA sold its 50 percent stake in CAPSA to Baoneng.
(3) In compliance with the United States’ withdrawal decision from the JCPOA, PSA wound down its activities in the Iranian automotive sector by August 6, 2018.
(4) Operations under this cooperation agreement were terminated in December 2017.
(5) Operations under this cooperation agreement were terminated in March 2020.
(6) Operations under this cooperation agreement were terminated in November 2018.
(7) Operations under this cooperation agreement were terminated in June 2019.
(8) Operations under this cooperation agreement were terminated in September 2019.
(9) Operations under this cooperation agreement were terminated in December 2018.
(10) Operations under this cooperation agreement were terminated in March 2019.
Supply of Raw Materials, Parts and Components
PSA’s automotive division purchases include:
•direct material parts: purchases of vehicle parts, mechanical subassemblies and raw materials. Purchases of serial parts typically represent more than 75 percent of the production cost of a vehicle;
•purchases of spare parts and accessories; and
•indirect machinery and equipment: selling, general and administrative expenses attributable to the automotive division’s purchases and costs related to services, commercial facilities, motorsport, information technology and telecommunications.

The automotive division’s total purchases in 2019 amounted to approximately €42 billion, which corresponds to approximately 57 percent of PSA’s revenue for that year.
In 2019, purchases of raw materials by the automotive division in Europe amounted to nearly €7.3 billion (including raw materials used in the manufacturing of components and systems purchased from suppliers). The main raw materials used were: steel, polymers and elastomers, aluminum and precious metals, which in 2019 represented 34 percent, 28 percent, 7 percent and 5 percent, respectively, of the total cost of production raw materials in Europe.
Long-term relationships with suppliers are important for PSA. Faurecia is both a subsidiary of PSA and a supplier to other car manufacturers which are direct competitors of PSA. Transactions between Faurecia and the other divisions of PSA have been carried out on an arm’s-length basis.
Intellectual Property
PSA has developed a portfolio of valuable innovations protected by intellectual property rights. In 2019, PSA filed 1,183 patent applications in France, including 222 filed by Faurecia, demonstrating PSA’s commitment to protecting and promoting its innovations.
While PSA considers all of its intellectual property to be important, it does not believe that the expiration or termination of any specific subset of its patents, trademarks, design patents or utility model registrations would materially affect PSA’s business.
Employees
At December 31, 2019, PSA employed approximately 209,000 employees, out of which 190,226 were employed on the basis of permanent contracts (91 percent of the workforce). The remaining employment contracts were for a fixed term and included apprenticeships, skill-acquisition contracts and PhD student contracts. Approximately 73 percent of PSA’s employees were based in Europe as of December 31, 2019.
PSA’s employees for the year ended December 31, 2019 consisted of: managers, representing 21 percent, technicians and administrative employees, representing 18 percent and manufacturing employees, representing 61 percent.
The following table provides a breakdown of PSA’s employees as of December 31, 2019, 2018 and 2017:

		Europe	Rest of the world	Total
Automotive	2019	106,336	7,984	114,320
	2018	110,081	7,252	117,333
	2017	78,480	7,317	85,797

Automotive Equipment	2019	45,575	48,124	93,699
	2018	46,052	46,832	92,884
	2017	44,445	41,874	86,319

Other Activities	2019	751	10	761
	2018	785	11	796
	2017	800	11	811

TOTAL	2019	152,662	56,118	208,780
	2018	156,918	54,095	211,013
	2017	123,725	49,202	172,927

Trade Unions and Collective Bargaining
PSA actively supports employee freedom of association and representation and respects the independence and pluralism of unions at all its facilities. As of December 31, 2019, ninety-nine percent of PSA’s employees were represented by unions or by employee representatives. Employees are also represented in PSA’s governance.
PSA implements an active collective agreements policy based on an understanding of the employees’ priorities. In 2019, 177 collective agreements were concluded by PSA. As of December 31, 2019, 94 percent of PSA’s employees worldwide were covered by a collective bargaining agreement.
The Global Works Council of PSA is the body bringing together employee representatives of PSA at the global level. It comprises a European body (Group European Works Council) and an extra-European body. In 2019, the Global Works Council met once and the European Works Council met three times.
PSA has also established a Union-Management Strategy Committee, an international body designed to allow more and earlier involvement of the employee representatives in PSA’s strategy. The French representative organizations and the main unions of the non-French European companies are represented on the Union-Management Strategy Committee. The Union-Management Strategy Committee met twice in 2019.
Seasonality
PSA’s vehicle production and sales are subject to several factors, including general economic conditions, the availability of credit and consumer behavior. Historically, PSA has experienced some seasonal fluctuation in its business, with lower levels of production in August and December. Production also tends to be higher in the first half of the year to meet demand in the spring and summer, which typically include the strongest sales months of the year.
Legal Proceedings
From time to time, PSA may be involved in a variety of claims, suits, investigations and proceedings arising in the ordinary course of business, including government investigations. Such matters are inherently uncertain and could result in fines, penalties, compensatory, treble or other damages, or non-monetary relief.
Automotive equipment
Anticompetitive Practices in the Automotive Equipment Market
The European Commission and the United States Department of Justice (on March 25, 2014), the Competition Commission of South Africa (on November 27, 2014) and the Brazilian competition authority (CADE) (on May 19, 2017) initiated an inquiry covering certain suppliers of emission control systems, including Faurecia, on the basis of allegations of anticompetitive practices in this market involving the exchange of commercially sensitive information between competitors. These investigations have been closed or resolved with respect to Faurecia: the European Commission terminated the investigation on April 28, 2017; an agreement was reached with the CADE on September 5, 2018; in December 2018, the United States Department of Justice informed Faurecia that it was no longer subject to an inquiry; and on May 18, 2020 an agreement was reached with the Competition Commission of South Africa, involving the payment of a non-material settlement amount by Faurecia.
Faurecia has reached agreements, for non-material amounts, with plaintiffs in all three class actions that were filed in the United States District Court for the Eastern District of Michigan against several suppliers of emissions control systems, including Faurecia, alleging anticompetitive practices with respect to exhaust systems. The settlement agreements have been validated by the court. On November 7, 2017, two class actions for similar allegations were also filed in Canada and remain ongoing.
The consequences of the remaining cases cannot be predicted. Therefore, no accruals were accounted for as of December 31, 2019 in the PSA Audited Financial Statements or as of June 30, 2020 in the PSA Interim Unaudited Consolidated Financial Statements.
Finance

On January 9, 2019, the Italian Competition Authority issued a decision following its investigation of the alleged exchange of sensitive information, in part through trade associations, between captive finance companies. BPF, BANCA PSA ITALIA SpA and Opel Vauxhall Finance Italy (operating jointly with General Motors Company) have been fined €38.5 million, €6.1 million and €10 million, respectively. BPF, BANCA PSA ITALIA SpA and Opel Vauxhall Finance Italy have appealed this decision.
Diesel Emissions Investigation and Recalls
In April 2016, the French Directorate General for Competition, Consumer Affairs and Fraud Control (“DGCCRF”) initiated an investigation regarding emissions from diesel engines, including engines used in PSA vehicles. In February 2017, the French Ministry of Economy issued a press release announcing that the DGCCRF referred the case to the prosecutor’s office of Versailles. None of PSA or its employees have been charged with any criminal offence. PSA continues to cooperate with the relevant French judicial authorities and present PSA’s position on any concerns raised during this investigation.
PSA is performing recalls of 95,781 Opel vehicles built by Adam Opel GmbH between 2013 and 2016 to update the emissions control system software. After Opel initiated voluntary field campaigns on these vehicles, as agreed with the KBA, the KBA ordered in 2018 that these campaigns be changed into mandatory recalls to update all outstanding vehicles. More than 75 percent of the vehicles have so far received the software update, and specifically in Germany, more than 95 percent. Opel Automobile GmbH also faces a number of related private lawsuits (not class actions) and a related investigation by the Frankfurt public prosecutor in Germany.
Environmental and Other Regulatory Matters
PSA’s operations, vehicles and services are subject to various requirements in the jurisdictions in which it conducts business relating to environmental, health and safety matters, including those governing vehicle emissions, fuel economy, emission control software calibration and on-board diagnostics and, with respect to its manufacturing facilities, discharges in air and water, management of hazardous materials and waste, site contamination and workers’ health and safety. PSA’s vehicles and the engines it manufactures must also comply with extensive regional, national and local laws and regulations and industry self-regulations (including those that regulate end-of-life vehicles and the chemical content of parts, such as the prohibition on the use of lead and other heavy metals).
Compliance with these requirements involves significant ongoing costs. PSA expects that these requirements, including those relating to vehicle safety and emissions, will become increasingly more stringent over time. PSA may incur significant additional costs in order to comply with new or more strict requirements, or as a result of a violation of or claims or liabilities pursuant to, such requirements in the future.
Tailpipe Emissions
There is a significant number of laws and regulations that limit automotive emissions, including vehicle exhaust emission standards, vehicle evaporative emission standards, emission control software calibration and onboard diagnostic system requirements. Emission standards are subject to increased global scrutiny by regulators and consumers, and PSA expects that such standards and their enforcement will continue to become more rigorous worldwide.
European Union
In Europe, emission control requirements imposed by the European Commission (“EC”) apply to vehicles sold in all EU member states. Vehicles must meet emissions requirements and receive approval from an appropriate member state authority before they can be sold in any EU member state. These regulatory requirements include random testing of newly assembled vehicles as well as testing of vehicles already put in use. EU member states can also provide tax incentives for the purchase of vehicles that meet emissions standards earlier than the applicable compliance date.

Euro 6 emission levels that came into effect for all passenger cars and light commercial vehicles in September 2014 require additional technologies and further increase the cost of diesel engines compared to the prior Euro 5 standards. These new technologies have put additional cost pressure on the already challenging European market for small and mid-size diesel-powered vehicles. Further requirements for the Euro 6 standards became effective for all new passenger cars registered after September 1, 2018. In addition, since September 2017, vehicle approvals for passenger cars under the Euro 6 regulations require that two measurement protocols be applied. These include the WLTP, which is performed in a laboratory, and the Real Driving Emissions (“RDE”) procedure, which is conducted on the road in real-life driving conditions. These complementary measurement protocols aim to be more representative of real-life driving conditions in order to reduce the discrepancy between the emissions levels determined in laboratory conditions and those determined on the road in real-life driving conditions. More recently, on September 1, 2019, the EC amended its in-service conformity procedure to test vehicles using different procedures, including WLTP, RDE and low-temperature emission testing. Furthermore, on January 1, 2020, new regulations became effective, reducing the NOx conformity factor (i.e., the ratio between NOx emissions measured using the RDE procedure and the prescribed emissions limit) to one and requiring all new vehicles to be equipped with on-board fuel and energy consumption monitoring devices.
Latin America
In Brazil, vehicle emission standards have been in place since 1988 for passenger cars and light commercial vehicles. Brazil’s National Council for the Environment has approved new emissions standards for such vehicles that will become effective in January 2022, with a second, more stringent, phase of standards expected to be introduced in January 2025. Argentina, Chile and Mexico have implemented regulations that mirror the EC’s previous Euro 4 and Euro 5 standards for all new vehicles.
Asia Pacific
The China 5 standards, which mirror the Euro 5 standards, are currently in place in most regions of China. The China 6 standards were released in 2016 and will be required throughout China, beginning in July 2020 with the China 6a thresholds and in July 2023 with the China 6b thresholds. Some regions within China have implemented or will implement the China 6b thresholds prior to July 2023, including Beijing (where they were implemented in early 2020) and Tianjin, Shanghai, Guangzhou and Shenzhen (where they were implemented in July 2019), with more regions expected to follow. The China 6a and, in particular, the China 6b standards have more stringent tailpipe emissions thresholds than the Euro 6 regulations and add the EU’s RDE requirements as well as certain U.S. emission control requirements. Japan has implemented regulations, which include the WLTP and mirror certain EC RDE requirements. South Korea’s regulatory framework mirrors EC standards for diesel passenger cars and light commercial vehicles and U.S. standards for gasoline passenger cars, light commercial vehicles and electric vehicles. FCA provides a description of the U.S. standards in the section entitled “Group Overview—Environmental and Other Regulatory Matters—Automotive Tailpipe Emissions—North America Region” in the FCA 2019 Form 20-F, incorporated by reference into this prospectus. India has developed its own set of regulations similar to the EC’s Euro 6 standard, which are being implemented in two stages: Bharat Stage VI 1st step, effective from April 2020, and Bharat Stage VI 2nd step, effective from April 2023.
Globally, other countries apply regulations endorsed by the United Nations Economic Commission for Europe or their own regulations, which mirror either EU or U.S. standards.
Fuel Economy and Greenhouse Gas Emissions
PSA complies with fuel economy and greenhouse gas regulations in the markets in which it operates by developing and manufacturing vehicles with better fuel economy and lower emissions.

European Union
The European Union has adopted an industry fleet average target of 95 grams of CO2 per kilometer for passenger cars beginning in 2021, with a phase-in period starting in 2020, compared to the previous average target of 130g/km. Each automobile manufacturer is required to meet a specific sales-weighted fleet average target for CO2 emissions, which is determined based on average vehicle weight. In order to promote the sale of ultra-efficient vehicles, automobile manufacturers that sell vehicles emitting less than 50 grams of CO2 per kilometer earn additional CO2 credits from 2020 to 2022. Furthermore, automobile manufacturers using innovative technologies, or eco-innovations, which improve real-world fuel economy that may not be captured in the test cycles, such as solar panels or LED lighting, may gain a non-transferable average credit for the manufacturer’s fleet of up to 7.5 grams of CO2 per kilometer. The EU has also adopted standards that require new light commercial vehicles to meet a fleet average CO2 target of 147 grams of CO2 per kilometer in 2020, compared to 175 grams of CO2 per kilometer prior to 2020.
New CO2 emissions targets will be implemented by the EC in 2025 and 2030, namely a 15 percent reduction from the 2021 levels to be achieved by 2025 (applicable to both passenger cars and light commercial vehicles) and a 37.5 percent reduction for passenger cars and 31 percent reduction for light commercial vehicles from the 2021 levels to be achieved by 2030. The new testing procedures under the WLTP is expected to provide CO2 emissions and fuel consumption values that are more representative of real driving conditions.
Latin America
In 2012, the Brazilian government issued a CO2 reduction decree providing indirect tax incentives to manufacturers who meet vehicle energy efficiency targets on vehicles sold from October 1, 2016 to September 30, 2017, and maintain the required level to receive tax reductions until September 2020. Additional tax incentives are available if further targets are met, depending on the magnitude and timing of such further targets. In 2018, regulations related to a new energy efficiency program were enacted under Rota 2030, a long-term program with three five-year cycles applying to all vehicles sold in Brazil. The next phase of the program, beginning in 2022, incorporates three fleets, which include passenger vehicles, large SUVs and light commercial vehicles. Among other things, the program rewards improved sugar cane ethanol combustion efficiency and also provides energy efficiency credits for technologies that provide benefits in conditions not captured by standardized government test cycles. In 2012, Mexico adopted a fleet average target of 155.1-199.5 grams of CO2 per kilometer. The annual target is based on the footprint of each vehicle and since 2012 the stringency of the annual target has increased annually and will do so until 2025, when it will reach 85-116.7 grams of CO2 per kilometer. The Mexican government has also made available CO2 credits for the use of efficient technologies, including electric vehicles, off-cycle technologies and efficient air conditioning systems.
Asia Pacific
In China, Phase IV of the Corporate Average Fuel Consumption (“CAFC”) is currently in place and provides an industry target of 5.0 liters per 100 kilometers for new vehicles sold in 2020. Each vehicle manufacturer must meet a specific fleet average fuel consumption target based on vehicle weight. The phase-in period of this fleet average requirement began in 2016, with increasingly more stringent requirements being introduced each year through 2020. Additional requirements under Phase IV of CAFC include meeting a quota for New Energy Vehicles (“NEVs”) beginning with ten percent in 2019 and rising to 12 percent in 2020. NEVs consist of plug-in electric hybrids, battery electric vehicles, and fuel cell vehicles. In September 2017, China’s Ministry of Industry and Information Technology released administrative rules regarding CAFC and NEV credits that became effective in April 2018. Under these administrative rules, non-compliance with the CAFC target can be offset by carrying forward CAFC credits, transferring CAFC credits within affiliates and vehicle manufacturers using their own NEV credits or purchasing NEV credits. However, non-compliance with the NEV targets can only be offset through the purchase of NEV credits or the carrying forward of NEV credits. The homologation of new products that exceed CAFC targets will be suspended for vehicle manufacturers that are unable to offset CAFC and/or NEV deficits until the deficits are offset. In addition, the Chinese government has published its plans on phase V of the CAFC, which provides for an industry target of 4.6 liters per 100 kilometers, measured using WLTP, for vehicles sold in 2025 or later. This corresponds to an industry target of 4.0 liters per 100 kilometers when measured using the procedure that was applicable prior to the introduction of WLTP. Phase V of the CAFC will be introduced over the 2021-2025 period.

Additional markets within the China & ASEAN region have enacted fuel consumption and greenhouse gas targets. For example, South Korea has implemented a new phase of fuel economy and greenhouse gas standards beginning in 2016 with more stringent targets being introduced in 2020. In Japan, auto manufacturers were required to achieve the 2015 fuel economy standards for each vehicle weight class through 2019. In 2020, Japan introduced new fuel economy standards for passenger vehicles that are required to be met by 2030.
Management of end-of-life products
In European markets, pursuant to the EU End-of-Life Vehicle Directive (2000/53/EC) (the “EU ELV Directive”), all vehicle manufacturers are required to collect and recycle their own branded vehicles from the vehicles’ last owners or holders, when such cars have reached the end of their lives. For that purpose and by following the different national requirements, PSA has built up collection networks in each EU member state. The EU has decided to review the EU ELV Directive. The European Automobile Manufacturers Association (Association des Constructeurs Européens d’Automobiles) is currently focusing on defining country-specific best-practice processes for the treatment of ELVs in order to ensure better environmental results.
In accordance with Directive No. 2006/66/EC, PSA has implemented collection and treatment procedures for its high-voltage batteries used in hybrid and electric vehicles sold in Europe.
Vehicle Safety
European Union
Vehicles sold in the European Union are subject to vehicle safety regulations established by the European Union or, in limited cases, individual member states. The European Union established uniform regulations for vehicle safety, known as the “General Safety Regulation” (“GSR”) aimed at incorporating relevant United Nations standards, which became effective in 2012. In 2018, the EU introduced requirements related to automatic emergency call systems and in 2019, it adopted a revised GSR, which is expected to lead to the implementation of passive and active safety technologies, depending on vehicle type and classification. The significant active safety requirements for vehicles include advanced emergency braking, intelligent speed assistance, emergency lane keeping, driver drowsiness and attention warning, advanced driver distraction warning and reversing detection. With respect to passive safety, requirements include new crash tests for full frontal, pole side, rear and pedestrian impact and an expansion in scope for front and side crash testing. In addition, the GSR also introduced requirements relating to the cybersecurity of vehicles, as well as the cybersecurity management system of manufacturers. These requirements will be introduced in 2022.
Latin America
Vehicles sold in the Latin America region are subject to different vehicle safety regulations according to each country, generally based on EU and United Nations standards. For example, Brazil published a draft of its ten-year safety regulatory roadmap in 2017 that provides a phased approach to the implementation of new testing requirements and active safety technology. The more costly safety technologies are scheduled for implementation after 2024. In addition, in 2018, regulations were adopted relating to mandatory safety requirements for all vehicles sold in Brazil.
Asia Pacific
Many countries in the Asia Pacific region, including China, South Korea and Japan, have adopted or are in the process of adopting measures for pedestrian protection and vehicle safety regulations. For example, China published the Regulation for Administration of Recall of Defective Vehicles effective in 2013 and the Implementation Provisions on the Regulation for Administration of Recall of Defective Vehicles effective in 2016. Furthermore, the Chinese government is preparing a package of standards and regulations on Intelligent Connected Vehicles concerning the automation and the connectivity of vehicles, including cybersecurity. These regulations are currently only recommended standards, but some may become mandatory in the next years, which may have an impact on the design and cost of future vehicle generations in China. In addition, in South Korea, amendments to major provisions relating to vehicle accidents, fire incidents, defect reporting and recall procedures were introduced in 2015 and 2020, and these amendments may increase the liabilities and penalties of vehicle manufacturers.

Globally, other countries apply regulations endorsed by the United Nations Economic Commission for Europe or their own regulations which mirror either EU standards or U.S. standards. FCA provides a description of the U.S. standards in the section entitled “Group Overview—Environmental and Other Regulatory Matters—Automotive Tailpipe Emissions—North America Region” in the FCA 2019 Form 20-F, incorporated by reference into this prospectus.
Other Environmental Matters
PSA’s operations are subject to a wide range of laws and regulations relating to the protection of the environment, including those governing air emissions, water discharges, waste management and environmental cleanup. PSA could incur significant costs, including civil and criminal fines, penalties and other sanctions, environmental investigation and cleanup costs and third-party claims for personal injury or property damage, as a result of violations of or liabilities under such laws and regulations.
Many of PSA’s manufacturing facilities have a history of industrial operations. PSA maintains financial guarantees for some of its facilities in France at levels required by applicable environmental law to conduct its operations at such locations. In accordance with Decree No. 2012-633 of May 3, 2012, since July 2014 PSA has established financial guarantees of €4.9 million as security for some installations at its French facilities which are classified as environmentally sensitive. Although PSA is addressing contamination at certain current and former sites, including in Germany, where it has established financial reserves in the amount of €4.2 million to cover remediation activities, it is not aware of any such sites at which it expects to incur material costs for such activities. PSA may incur significant additional costs, however, as a result of the discovery of additional contamination or the imposition of additional obligations at these or other sites in the future.
PSA maintains environmental management systems at its manufacturing plants. This includes methodologies and processes designed to prevent or reduce the environmental impact of PSA’s manufacturing activities. At December 31, 2019, the majority of PSA’s manufacturing facilities had environmental management systems in place certified under ISO 14001, an internationally agreed standard that sets out the requirements for such systems.
Workplace Health and Safety
PSA’s global health and safety policy was revised in September 2019 and is aimed at eliminating avoidable workplace injuries and illnesses for every individual working for PSA, including temporary employees and contractors. It promotes employee awareness and safe behavior and its principles are implemented using PSA’s workplace health and safety management system, which is based on the health and safety recommendations of the International Labour Organization (ILO-OSH 2001). The workplace health and safety management system supports the evaluation, monitoring and control of health and safety risks.
In addition, workstation improvement plans are implemented annually in an effort to prevent occupational illnesses, in particular the risk of musculoskeletal disorders, which account for the majority of occupational illnesses in PSA’s employees. Moreover, all managers are required to participate in training on workplace well-being. In addition, PSA provides access to occupational health staff and a first-aid network and engages with employee unions to improve risk prevention strategies. PSA also considers applicable risk prevention strategies during the development of any new products, process or organization.
The application of the global health and safety policy is monitored by joint management-worker health and safety committees and more than 95 percent of PSA’s employees are represented by such committees.

Applicability of Banking Law and Regulation to Financial Services
PSA’s finance companies, which provide financial services to its customers, are regulated as financial institutions in the jurisdictions in which they operate. In EU member states, certain finance companies are subject to the supervision of European Central Bank (“ECB”) and/or national central banks and/or local regulators: in France, Compagnie pour la location de véhicules (CLV), Crédipar, Opel Bank SA and PSA Banque France are subject to the supervision of ECB and the French local supervisory banking authority. In Germany, PSA Bank Deutschland GmbH is subject to the supervision of the ECB and the German local supervisory banking authority. In Italy, Banca PSA Italia S.p.A. is subject to the supervision of the ECB and the Bank of Italy. In Spain, PSA Financial Services Spain EFC SA is subject to the supervision of the Bank of Spain. In the EU jurisdictions, other subsidiaries and branches of PSA are only supervised by local supervisory financial or banking authorities. In the non-EU jurisdictions, certain subsidiaries of PSA are subject to the supervision of national central banks and/or local regulators: in Argentina, PSA Finance Argentina Compania Financiera S.A. is subject to the supervision of the Central Bank of Argentina. In Brazil, Banco PSA Finance Brasil S.A. is subject to the supervision of the Central Bank of Brazil. In China, Dongfeng Peugeot Citroën Auto Finance Company Ltd and Dongfeng Peugeot Citroën Financial Leasing are subject to the supervision of the China Banking and Insurance Regulatory Commission. In Russia, Banque PSA Finance Rus is subject to the supervision of the Central Bank of Russia. In the non-EU jurisdictions, other subsidiaries of PSA are only supervised by local supervisory financial or banking authorities (which are not central banks). As a result, those companies are subject to regulations concerning a wide range of areas, including solvency, capital requirements, reporting, customer protection and account administration. PSA’s business model with respect to its finance business is based on partnerships and therefore, with the exception of Banque PSA Finance Rus, which is wholly owned by PSA, the entities described above represent joint ventures with financial institutions.
List of Subsidiaries
A list of PSA’s subsidiaries is included in Note 21 to the PSA Consolidated Financial Statements included elsewhere in this prospectus.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF PSA
The following information should be read in conjunction with the PSA Consolidated Financial Statements and the PSA Interim Unaudited Consolidated Financial Statements included elsewhere in this prospectus and the financial information presented in the section entitled “Selected Financial Information”. Unless otherwise stated, the annual information and the interim information included in this section are based on PSA’s audited consolidated financial statements and PSA’s condensed interim unaudited consolidated financial statements prepared in accordance with IFRS as adopted by the European Union and in accordance with IFRS as issued by the IASB. The following discussion contains forward-looking statements that reflect PSA’s plans, estimates and beliefs. Refer to the section entitled “Cautionary Statements Concerning Forward-Looking Statements”.
Overview
In 2019, PSA was the second largest car manufacturer in Europe based on the volume of sold vehicles. It has a presence in 160 countries and operates 17 production sites across the world. As of December 31, 2019, PSA employed approximately 209,000 employees. PSA’s business is organized into three divisions: automotive, automotive equipment and finance. PSA generated revenue of €25,120 million and €74,731 million and operating income of €482 million and €4,668 million in the six months ended June 30, 2020 and the fiscal year ended December 31, 2019, respectively.
The automotive division covers the design, manufacture and sale of passenger vehicles and light commercial vehicles (“LCVs”), as well as after-sales, maintenance, repair and spare parts operations under PSA’s five brands, Peugeot, Citroën, DS, Opel and Vauxhall. The automotive division comprises two reporting segments, the Peugeot, Citroën and DS (“PCD”) reporting segment and the Opel and Vauxhall (“OV”) reporting segment.
The automotive equipment division corresponds to the operations of the Faurecia group (“Faurecia”) and comprises four business groups, which include interiors, seating, clean mobility (covering exhaust systems technology), and Clarion Electronics (covering cockpit electronics and low-speed advanced driver assistance systems (“ADAS”)). The automotive equipment division corresponds to the automotive equipment reporting segment. As of December 31, 2019, Peugeot S.A. held 46.34 percent of Faurecia’s share capital and 62.99 percent of its voting rights, giving PSA exclusive control.
The finance division corresponds to Banque PSA Finance (“BPF”), which operates in 17 countries and provides retail financing to customers of the Peugeot, Citroën, DS, Opel and Vauxhall brands, as well as wholesale financing to the brands’ dealer networks. BPF primarily operates through two major partnerships in Europe, with Group Santander Consumer Finance (“Santander”) for the PCD brands, and with BNP Paribas Personal Finance (“BNP”) for the OV brands. BPF is a regulated credit institution overseen by European and French banking regulators, including the European Central Bank and the French Autorité de Contrôle Prudentiel et de Résolution. The finance division corresponds to the finance reporting segment.
PSA’s other activities are reported under “Other Businesses”, which mainly includes the activities of PSA’s holding company, Peugeot S.A., PSA’s 25 percent interest in the GEFCO Group, an automotive logistics and supply chain management company, and its Free2Move brand, which combines PSA’s connected car and mobility service offerings.
Key Factors Affecting Results of Operations
PSA’s results of operations are driven by a combination of factors affecting the automotive industry as a whole and various operating factors specific to PSA, some of which are outlined below. In addition, important factors that could cause PSA’s actual results of operations to differ materially from those expressed or implied below, include, but are not limited to, factors described in the section entitled “Risk Factors”.
The COVID-19 Pandemic
The COVID-19 pandemic and the actions taken in response to it have caused a significant decline in the demand for PSA’s products, disruptions in its manufacturing operations, lower capacity utilization or shutdowns at nearly all of PSA’s facilities and unfavorable working capital movements.

In the six months ended June 30, 2020 (“H1 2020”), the number of new vehicle registrations decreased by 39 percent in Europe, 37 percent in Latin America and 22 percent in China, in each case compared to the six months ended June 30, 2019 (“H1 2019”). As a result of the COVID-19 outbreak and the related reduction in demand for PSA’s products, PSA’s global vehicles sales by volume fell by 46 percent in H1 2020, and its vehicles sales by volume in Europe fell by 47 percent, in China by 62 percent and in Latin America by 46 percent, in each case compared to H1 2019. In the same period, PSA’s revenue decreased by 35 percent compared to H1 2019.
In response to the COVID-19 pandemic, PSA temporarily suspended operations at its facilities. After closing its production sites in China in mid-January 2020, PSA announced, beginning on March 16, 2020, the successive closure of its European production sites followed by the rest of the world. PSA’s production sites in China restarted operations in mid-March 2020, while production sites in Europe and the rest of the world gradually restarted operations starting on May 4, 2020, with all production facilities having resumed operations by mid-August 2020. The relaunch of PSA’s production has been gradual and consistent with the level of demand for its vehicles. PSA has also followed the health and safety procedures it has implemented in response to COVID-19, including physical distancing guidance, enhanced deep cleaning procedures and use of personal protective equipment to protect employees. The remote work arrangements implemented in the first quarter have been extended, with PSA adopting permanent remote working arrangements.
In addition, PSA took measures to reduce its cash expenditures by delaying non-core expenses and significantly reducing general and administrative expenses and marketing costs. As regards R&D costs, PSA has maintained its new product development programs, while slightly adapting the development timeline in some cases and engaging in cost-cutting with respect to R&D support functions. The negative cash impact of the pandemic is exacerbated by the fact that, despite not selling vehicles, PSA has to continue to pay suppliers for components purchased earlier in a high volume environment. PSA has also focused on the management of its inventories, reducing its inventories of new vehicles (both at the manufacturer and dealer level) by 24 percent in H1 2020, compared to H1 2019, in order to preserve vehicle sales prices, protect the residual values of its models and limit the negative impact of excessive inventory levels on PSA’s working capital. Faurecia also took steps to limit its cash expenditures by reducing development expenses and investments, selling, general and administrative expenses and other costs, including by putting employees on temporary unemployment.
Further, PSA took several actions during the six months ended June 30, 2020 in order to secure its liquidity and financial position. In April 2020, PSA signed a new €3,000 million syndicated line of credit, which was undrawn as of the date of this prospectus, and in May 2020, PSA issued €1,000 million of 2.75 percent notes due 2026 under its European Medium-Term Notes (“EMTN”) program. In addition, in April 2020, Faurecia and its lenders agreed to an additional €800 million syndicated loan which was fully drawn as of April 2020 and was subsequently refinanced with the proceeds from Faurecia’s issuance in July 2020 of €300 million of 2.625 percent notes due 2025 and €700 million of 3.75 percent notes due 2028. On May 13, 2020 PSA also decided that, in light of the impact of the COVID-19 crisis, PSA will not pay an ordinary dividend in 2020 relating to the fiscal year 2019. Similarly, on June 26, 2020, Faurecia’s shareholders approved the decision of the Faurecia board of directors to not pay an ordinary dividend in 2020 relating to the fiscal year 2019 due to the impact of the COVID-19 pandemic.
Lastly, PSA also implemented remote working arrangements, where feasible, across all regions at various stages during the first quarter. These arrangements were structured to ensure the continuity of critical activities, including, but not limited to, the appropriate functioning of internal controls and financial reporting systems and processes.
Similarly, production at Faurecia’s sites was mainly suspended between mid-February to early March 2020 in China, mid-March to early May 2020 in Europe and late March to mid-May 2020 in North America. Production resumed in line with the restart of Faurecia’s customers’ production plants and in compliance with local regulations on COVID-19. By June 30, 2020, production had resumed at all Faurecia sites. Faurecia has also implemented safety protocols for its employees.
During H1 2020, PSA also took actions to support the wider community by donating to charities and providing to its employees protective masks that were produced by PSA using a newly installed production line.
For 2020, PSA anticipates a significant decrease in the automotive market in the various regions in which it operates. Given the dynamic nature of the outbreak, the extent to which COVID-19 will in the future impact PSA’s business, results of operations and financial condition remains highly uncertain and cannot be accurately predicted at this time.

New Products and Services Development
PSA’s performance is driven by its ability to expand and renew its portfolio of products and services. However, the success and acceptance of new products depends on numerous factors, many of which cannot be anticipated. The decision to develop new vehicle models and subassemblies and introduce them in the market is supported by marketing and profitability studies carried out several years prior to their actual launch. In the context of an increasingly fast-changing automotive market, this time gap leads to potential financial risks as new vehicles may not generate the forecasted volumes or sales at high enough prices to be profitable.
Consumers’ acceptance of new vehicles depends on several factors, including vehicle design, competitors’ product offerings, general economic conditions and changes in consumer preferences. For example, the automotive industry is impacted by consumers shifting away from diesel-powered vehicles following recent emissions scandals, higher taxes on diesel and an increased focus on environmental considerations among consumers, which have caused a decrease in diesel sales across the industry. Consistent with this consumer trend, PSA has experienced a decrease in the total volume of PCD diesel vehicles sales of 7.63 percent and 4.13 percent in 2018 and 2019, respectively.
In addition, the development of vehicles and subassemblies is exposed to rapid changes in regulations, which have imposed increasingly stringent requirements, particularly with respect to fuel economy and emissions of CO2 and other pollutants. Compliance with emissions regulations, together with other market-shaping forces, such as changes in governmental subsidies for environmentally efficient vehicles, may lead to structural modifications in the market, including changes in the mix of internal-combustion, PHEV (plug-in hybrid electric vehicle) and electric engines, to which PSA’s product development strategy and manufacturing facilities may not be able to adapt quickly.
The development of new vehicle models and services is also critical for PSA’s ability to effectively compete with other automakers with respect to emerging trends in the automotive industry. For example, new forms of mobility have emerged, such as car-sharing, car-pooling and connected services, which are increasingly popular alternatives to car ownership. PSA offers mobility services through its Free2Move brand, including car-sharing, networked fleet management and shared rental activities. PSA’s ability to respond through product innovation to new and developing trends in the automotive market, including mobility, electrification and autonomous driving, will directly impact its performance and competitive position in the market.
In order to meet the expected changes in consumer demand, automotive trends and regulatory requirements, PSA has invested significant resources in the development of products and services as well as research and development. In H1 2020, PSA’s capitalized R&D expenditure was €951 million and non-capitalized R&D expenditure was €763 million. In 2019, PSA’s capitalized R&D expenditure was €2,179 million and non-capitalized R&D expenditure was €2,111 million. PSA dedicated approximately 40 percent of its research and development budget between 2017 and 2019 to developing technologies that improve the environmental efficiency and performance of its vehicles. Research and development expenses include the cost of scientific and technical research, intellectual property rights and the education and training necessary for the development, production and marketing of new or substantially improved materials, products or services. These costs can impact PSA’s results of operations and its ability to recoup them depends on the success of its new services and vehicles. For example, consumers may remain or become reluctant to adopt electric or hybrid vehicles due to the lack of fully developed charging infrastructure, long charging times or increased costs of purchase and charging. Consequently, consumer demand may fail to shift in favor of electric or hybrid vehicles, or may do so with a delay, and these market segments may remain comparatively small in the coming years.
Profitability
PSA’s results of operations depend on its ability to maintain and improve the profitability of the vehicles and automotive equipment it sells. PSA operates in an environment of rapid change for the automotive industry, including significant technological development, changing consumer patterns and new competitive forces. Maintaining profitability against this backdrop depends on several factors, including vehicle models, cost of materials and components, brand positioning and the mix of internal-combustion, electric and hybrid engines.

PSA’s larger vehicles, such as SUVs, tend to be priced higher and be more profitable on a per vehicle basis than smaller vehicles, both across and within vehicle lines. In recent years, the profitability of these models has been supported by strong consumer preference for SUVs, but there is no guarantee that this trend will continue in the future. In addition, newly introduced internal-combustion models are generally more profitable than older models, and vehicles equipped with a lot of options are generally more profitable than those with fewer options. As a result, PSA’s ability to offer attractive vehicle options and upgrades is critical to its ability to increase profitability on these vehicles. Strong brand recognition among consumers also favorably impacts profitability of vehicle models. Brand recognition may be tied to the long history of some of PSA’s brands or to consumers identifying certain models as being more modern and responsive to customer needs. Lastly, PSA focuses on cost-cutting initiatives across the business with savings achieved from such cost reductions supporting PSA’s profitability.
With respect to Faurecia, which manufactures and sells original automotive equipment to other OEMs, profitability depends on the levels of production and sales of such OEMs that are primarily driven by the success of the models for which Faurecia provides components and interior modules. Therefore, Faurecia is exposed to a deterioration in the financial condition or the levels of production of the OEMs for whom it manufactures and supplies automotive equipment, in particular its five largest customers for the six months ended June 30, 2020, Volkswagen, Ford, PSA, Renault-Nissan-Mitsubishi and FCA, which collectively accounted for approximately 62.7 percent of Faurecia’s revenue for the same period (with the same five customers accounting for approximately 66.7 percent of Faurecia’s revenue for the fiscal year ended December 31, 2019).
In addition, compliance with tightening regulatory requirements, particularly those related to fuel efficiency, vehicle safety and emissions standards, is expected to increase the cost of vehicle production, which in some cases may exceed the perceived benefit to the consumer. Given the backdrop of excess manufacturing capacity and intense competition in the automotive industry, the costs of compliance with increasingly stringent regulatory requirements could negatively impact PSA’s profitability. For example, PSA’s vehicle models that are equipped with electric or PHEV engines tend to be less profitable than those equipped with internal-combustion engines, with the significant costs of batteries largely accounting for this differential. In addition, competition for market share in the growing electric vehicle and PHEV market has led to a price war between manufacturers which has also adversely affected profitability. The increasing share of electrified powertrains, whose batteries require rare raw materials, could also potentially lead to higher production costs. Although battery prices are expected to gradually decline in the coming years and are partially offset in some cases by governmental subsidies and tax exemptions, such as those introduced by several European governments, PSA expects that in the near term the profitability of vehicles equipped with electric or PHEV engines will continue to lag behind those equipped with internal-combustion engines.
Regulatory Environment
PSA is subject to extensive regulations in the areas of vehicle safety, fuel economy and emissions of CO2 and other pollutants. In recent years, these regulations have become more stringent, with increasingly more active enforcement regimes, particularly in Europe and China, where regulators have introduced strict regulations relating to greenhouse gas and noxious vehicle emissions. In 2009, European regulators introduced mandatory emission reduction targets for new vehicles, the first set of which started applying in 2015, with stricter targets becoming applicable from 2021 onwards and a phase-in period starting in 2020. In addition, in 2019, the European Parliament and the European Council adopted Regulation (EU) 2019/631, which mandates a further 15 percent reduction in emissions standards for new passenger cars and light commercial vehicles from 2025 onwards, with stricter targets coming into effect in 2030. PSA is on track to comply with the 2020 phase-in regulations, in line with its focus on the development of electric and hybrid models. However, designing, engineering and manufacturing vehicles that comply with environmental legislation in the different markets in which PSA operates requires significant expenditure of management time and financial resources. The increased focus on compliance with emissions regulations and the associated costs may impact PSA’s vehicle sales as well as its profitability and reputation.
In addition, PSA’s performance is impacted by public policy incentives for the purchase of new vehicles, in particular electric and hybrid models, as well as unfavorable changes in tax or customs regulations in the countries in which it operates. Refer to “Risk Factors—The combined group’s businesses may be adversely affected by global financial markets, general economic conditions, enforcement of government incentive programs, and geopolitical volatility as well as other macro developments over which the combined group will have little or no control” for more information.

General Economic Conditions
PSA’s results of operations depend on general economic conditions in the markets in which it operates. The deterioration of key economic metrics in these markets, such as the growth rate, interest rates and inflation, or reduced availability of competitive financing as a result of weakening macroeconomic conditions, can lead to a decrease in the demand for new vehicles and automotive equipment. In addition, the automotive industry is generally cyclical, with economic slowdowns negatively affecting demand for automotive products, which depends on many factors, including employment levels, consumer confidence and disposable income.
Having a significant global presence, PSA is exposed to such changing economic conditions in all of its international markets. For example, historically, PSA’s operating results have reflected a dependence on European markets, which was accentuated with the purchase of the Opel and Vauxhall brands in August 2017. In light of this dependence, declining macroeconomic trends and potential instability in the European markets, including as a result of uncertainties regarding the future trade agreement between the United Kingdom and the European Union following Brexit, may directly adversely affect PSA’s results of operations. Furthermore, PSA’s vehicle volumes in China & ASEAN decreased by 32.20 percent and 55.41 percent in 2018 and 2019, respectively, primarily driven by slow economic growth in China and, with respect to 2019, weak sales of electric and hybrid vehicles after the Chinese government halted most subsidies for these models in June 2019. Vehicle volumes in Latin America decreased by 15.04 percent and 22.55 percent in 2018 and 2019, respectively, mainly due to the economic deterioration and hyperinflationary conditions experienced by Argentina since 2018.
In addition, PSA is vulnerable to disruptions in its global supply chain from changes in government regulations, tax and currency changes, strikes, boycotts, public health crises and other disruptive events. PSA has not experienced any material disruptions to its supply chain as a result of the COVID-19 outbreak, but may face such disruptions in the future. Refer to “—Key Factors Affecting Results of Operations—The COVID-19 Pandemic” and “Risk Factors—Risks Related to the Combined Group’s Business, Strategy and Operations—Business interruptions resulting from the coronavirus (COVID-19) outbreak could continue to cause disruption to the manufacture and sale of the combined group’s products and the provision of its services and adversely impact its business” for more information.
Pricing
PSA’s profitability depends in part on its ability to maintain or improve pricing on vehicles and automotive equipment sales. Intense competition, excess global manufacturing capacity and the proliferation of new products being introduced in key segments is expected to continue to put downward pressure on inflation-adjusted vehicle prices and contribute to a challenging pricing environment in the automotive industry for the foreseeable future. In addition, PSA expects that its profitability will be significantly impacted by its ability to adjust its pricing in order to reflect the increasingly higher technological costs associated with environmental regulatory compliance as well as emerging trends in the automotive and the automotive equipment industry, such as electrification, autonomous driving, mobility and connected cars.
In order to stimulate demand, participants in the automotive market offer customers and dealers price reductions on vehicles, automotive equipment and services, which lead to increased price pressure and sharpened competition within the industry. PSA offers sales incentives to customers and dealers, including retail financing at a significant discount to market interest rates. The amount and type of sales incentives depend on several factors, including vehicle models, market competition, consumer demand, marketing strategy and general economic conditions. Special sales incentives and increased price pressures in the new car business also influence price levels in the spare component and used car market, with a particularly negative impact on vehicle resale values. PSA expects to continue to offer sales incentives in order to manage the profitability of its vehicle portfolio.

Production Costs
Production costs are a key driver of PSA’s performance. These comprise purchases of raw materials, components and supplies, costs associated with product warranties and labor costs. The cost of raw materials has historically accounted for a substantial portion of PSA’s production costs, with the PCD, OV and automotive equipment segments being exposed to fluctuations in the prices of raw materials, either as a result of direct purchases or indirectly through the impact of these changes on suppliers’ costs. In 2019, purchases of raw materials in Europe for the PCD and OV segments amounted to nearly €7,300 million or around 23 percent of PSA’s total purchasing budget (including raw materials used in the manufacturing of components and systems purchased from suppliers). The main raw materials used in 2019 were steel, polymers and elastomers, aluminum and precious metals, accounting for 34 percent, 28 percent, 7 percent and 5 percent, respectively, of the total cost of production raw materials. With respect to Faurecia, the main raw materials used in 2019 were steel and plastics, which accounted for approximately 21 percent of Faurecia’s total purchases in this period.
PSA manages commodity risk and seeks to minimize its exposure to volatility in raw material prices by using financial hedging instruments, commercial negotiations and inventory management. In 2019 and H1 2020, commodity hedges covered purchases of aluminum, copper, lead, platinum, palladium, rhodium, electricity, gas and precious metals. The PCD and OV segments aim to hedge between 40 to 80 percent of their raw material purchases. Faurecia does not use derivative instruments to hedge its commodity and energy purchases, and instead addresses these risks through a policy of price negotiations with customers, inventory management and, where possible, the inclusion in sales contracts of indexation clauses based on commodity prices.
Fluctuations in production costs are primarily related to the number of vehicles produced, which are generally driven by expectations of consumer demand. In addition, production costs are affected by shifts in vehicle mix, as newer models generally have more technologically advanced components, which lead to higher costs per unit. For example, some of PSA’s electric and hybrid models are powered by batteries that integrate rare raw materials, which are exposed to heightened shortage risks and potentially rising procurement costs. Production costs related to raw materials and components have also increased as a result of tariffs introduced in recent years in the context of heightened trade tensions between the United States, China and the European Union. Lastly, production costs also include the import duties that PSA is required to pay on sold vehicles in many of the markets in which it operates.
PSA aims to recover production costs through its pricing strategy. However, PSA is not always able to pass along increases in production costs to dealers and end-customers without this negatively impacting its competitive position in the market. Even when competitive conditions allow PSA to reflect higher production costs in the prices charged to consumers, there may be a time lag between the increase in costs and PSA’s ability to realize improved pricing. PSA’s inability to recover these costs through its pricing policy has adversely affected, and will continue to adversely affect, its profitability.
Dealer and Customer Financing
The availability and cost of financing for vehicle purchases is a significant factor affecting PSA’s results of operations. PSA offers financing through BPF, which operates in 17 countries, mostly alongside partners, to provide financing for the PSA brands. Since 2015, BPF has instituted a business model based on cooperation agreements, including two major partnerships in Europe with Santander for the Peugeot, Citroën and DS brands, and with BNP for the Opel and Vauxhall brands. Outside the scope of the partnerships with Santander and BNP, BPF finances activities in Mexico and Russia.
In recent years, the prevailing low interest rate environment has reduced the effective cost of vehicle ownership. While interest rates in Europe have been at historically low levels, this may change in the coming years, which will directly impact the availability and cost of consumer financing and therefore PSA’s results of operations. The availability and cost of vehicle financing also affects the mix of products sold by PSA, as greater and more affordable financing enables customers to purchase higher priced vehicles, whereas constrained customer financing could shift the vehicle mix sold to customers towards less expensive vehicles.

Effect of Foreign Exchange Rates
PSA is sensitive to fluctuations in currency exchange rates as a result of its significant activities in international markets. Specifically, PSA is exposed to translation and transaction risks associated with foreign currency movements. Translation risk is derived from the consolidation of the financial statements of subsidiaries that have a functional currency other than the euro, PSA’s functional currency and the reporting currency for its consolidated financial statements. Given PSA’s presence in 160 countries, with a significant number of such countries outside of the Eurozone, a decline in the value of foreign currencies against the euro would have a negative effect on its results of operations. PSA is particularly exposed to such risks as a result of its operations in the United Kingdom, China, Russia, Turkey, Brazil and Argentina, as the currencies in these countries have recently tended to fluctuate in value against the euro. For example, the negative impact of currency fluctuations on PSA’s operating income for the PCD and OV segments amounted to €85 million and €243 million in H1 2020 and fiscal year 2019, respectively, in each case largely driven by the weakening of the Argentinian peso and the Turkish lira against the euro.
PSA is also exposed to transactional foreign exchange risk when its subsidiaries enter into transactions in currencies other than the subsidiaries’ functional currency. PSA manages its foreign exchange positions on transactions denominated in foreign currencies with the objective of hedging the risk of fluctuations in exchange rates. For additional information, refer to Notes 12.6 and 13.4 to the PSA Consolidated Financial Statements included elsewhere in this prospectus.
PSA-FCA Merger
Completion of the PSA-FCA merger is subject to several conditions beyond the control of PSA that may prevent, delay or otherwise adversely affect its completion. In addition, even if the PSA-FCA merger is completed, challenges in the integration process may arise and the synergies we expect to realize may not be realized in a timely manner or at all. Refer to “Risk Factors—Risks Related to the Merger—Stellantis may fail to realize some or all of the anticipated benefits of the merger, which could adversely affect the value of the shares of the combined group” and “The Merger—Regulatory Approvals Required to Complete the Merger” for more information.
Internationalization
Historically, PSA’s operating results have reflected a dependence on European markets, which increased with the purchase of the Opel and Vauxhall brands in August 2017. PSA generated a substantial majority of its profits and approximately 77 and 79 percent of its revenue in the European markets in H1 2020 and fiscal year 2019, respectively. In addition, Faurecia generated 49 percent of its revenue in the European markets during each of the six months ended June 30, 2020 and the financial year ended December 31, 2019. To address this dependence, PSA constantly seeks opportunities to expand into new markets and strengthen its presence in existing international markets by growing the portfolio of brands and models offered to dealers and consumers. In 2019, PSA re-entered the Russian market with Opel and announced that it intends to expand its geographic footprint by entering into the North American market with Peugeot and the Indian market with Citroën. In addition, PSA aims to expand its presence and develop strategic markets in Indonesia, Malaysia and Vietnam. PSA has also focused on increasing the international visibility of its DS brand. Lastly, PSA expanded its regional industrial footprint by starting production at a new plant in Kenitra, Morocco in September 2019. Internationalization provides PSA with the opportunity to reach more customers, diversify its sources of revenue and access new talent pools through local labor in new markets. However, internationalization also exposes PSA to a range of risks and challenges, including cultural differences, difficulties in managing overseas operations, multiple tax regimes, restrictions on foreign trade and the burden of complying with a wide variety of foreign laws and regulations. In addition, PSA has in recent years experienced an underutilization of its global manufacturing capacity in certain markets in which it operates, such as China, which has adversely impacted its ability to offset its fixed costs.
Financial Information
Acquisitions and Disposals
On August 1, 2017, PSA completed the acquisition of the manufacturing and sales operations of the OV brands from General Motors Company (the “OV Acquisition”) for a purchase price of €1,018 million. As a result of the OV Acquisition, PSA’s consolidated financial statements for the fiscal year ended December 31, 2017 reflect the results of these operations for the five-month period commencing August 1, 2017, rather than the full-year period.

On November 1, 2017, BPF, a wholly owned subsidiary of PSA, and BNP Paribas Personal Finance, a wholly owned subsidiary of BNP Paribas, completed the joint acquisition of the European finance operations of GM Financial, encompassing Opel Bank, Opel Financial Services and the Vauxhall Finance brands for a purchase price, as regards BPF only, of €489 million. The OV finance operations are accounted for under the equity method in the PSA Consolidated Financial Statements as significant influence investments in partnerships. As a result of this acquisition, PSA’s consolidated financial statements for the fiscal year ended December 31, 2017 account for the results of the OV finance operations for the two-month period commencing November 1, 2017, rather than the full-year period.
In December 2017, PSA and Nidec Leroy-Somer Holding, a Japanese manufacturer of electric engines, entered into an agreement to establish a 50-50 joint venture dedicated to the design, development, manufacture and sale of electric engines.
In March 2018, Faurecia completed the acquisition of Hug Engineering, a Swiss company specializing in complete exhaust gas purification systems for high horsepower engines.
In October 2018, Faurecia acquired from Parrot SA the remaining 80 percent stake in Parrot Faurecia Automotive, which focuses on the design and development of infotainment and audio solutions for the automotive industry.
In March 2019, Faurecia, through its subsidiary Hannape Six SAS, acquired Clarion, a Japanese manufacturer of automotive navigation systems and other automotive components, through a tender offer followed by a squeeze-out procedure, resulting in Clarion becoming a wholly owned indirect subsidiary of Faurecia on March 28, 2019. On April 1, 2019, Faurecia introduced Clarion Electronics as its fourth business group, which, in addition to Clarion, includes Parrot Faurecia Automotive, a French automotive infotainment design company, and Coagent Electronics, a Chinese manufacturer of automotive infotainment products. The purchase price for this acquisition amounted to €1,099 million. As a result of this acquisition, PSA’s consolidated financial statements for the fiscal year ended December 31, 2019 reflect the results of Clarion Electronics for the nine-month period commencing April 1, 2019, rather than the full-year period.
In April 2019, PSA and Punch Powertrain, a supplier of fuel efficient powertrains, entered into an agreement to establish a joint venture for the assembly of electric transmissions at PSA’s facility in Metz, France, starting in 2022.
In April 2019, Faurecia acquired a majority stake in Creo Dynamics AB, a Swedish company which provides solutions in acoustics, fluid dynamics and smart structures to the automotive and aerospace industries.
In October 2019, PSA sold to Mahindra & Mahinda Ltd its remaining 49 percent stake in Peugeot Motocycles, which manufactures scooters and small motorcycles under the Peugeot brand.
In November 2019, Faurecia and Michelin SCA, established Symbio, a joint venture, to develop, produce and market hydrogen fuel systems for light and commercial vehicles, trucks and other areas of electromobility.
In January 2020, Faurecia acquired Continental’s 50 percent stake in their joint venture SAS Autosystemtechnik GmbH und Co KG (“SAS”), which focuses on complex interior module assembly and logistics.
In May 2020, PSA sold its 50 percent stake in Changan PSA Auto Company Ltd (“CAPSA”), a joint venture with the Changan group that manufactured and marketed vehicles under the DS brand in China, to Baoneng Investment Group Co. Ltd (“Baoneng”). In connection with this sale, PSA entered into a servicing agreement with CAPSA (renamed Shenzhen Baoneng Motor Co. Ltd), allowing CAPSA to continue to manufacture DS vehicles exclusively for PSA.
In June 2020, PSA and Punch Powertrain established a second joint venture, in which PSA holds a 39 percent stake, to manufacture and supply transmissions for hybrid and electric vehicles. This joint venture became operational in the third quarter of 2020.
In July 2020, Faurecia acquired IRYStec Software Inc., a Canadian start-up which has developed a software platform to optimize the user experience of cockpit display systems. This technology is expected to be launched in the second half of 2020.
In August 2020, PSA and Saft Groupe S.A., a subsidiary of Total SE, established the Automotive Cells Company, a joint venture, which focuses on the development and manufacture of high-performance batteries for the automotive industry.

Overview of Segmental Reporting
PSA’s business is organized into four reporting segments: PCD, OV, automotive equipment and finance.
The PCD segment covers the design, manufacture and sale of passenger cars and LCVs under the Peugeot, Citroën and DS brands.
The OV segment covers the design, manufacture and sale of passenger cars and LCVs under the Opel and Vauxhall brands.
In addition, the PCD and OV segments include the aftermarket business, which covers PSA’s after-sales, maintenance, repair and spare parts operations through brands such as Eurorepar Car Service and Mister Auto.
The automotive equipment segment corresponds to the Faurecia group. Faurecia is organized in four main business groups: interiors, seating, clean mobility (covering exhaust systems technology), and Clarion Electronics (covering cockpit electronics and ADAS). Faurecia is listed on the Euronext Paris stock exchange. As of December 31, 2019, Peugeot S.A. held 46.34 percent of Faurecia’s capital and 62.99 percent of its voting rights, giving PSA exclusive control.
The finance segment corresponds to BPF, which provides retail financing to customers of the Peugeot, Citroën, DS, Opel and Vauxhall brands, as well as wholesale financing to the brands’ dealer networks.
Overview. BPF, a wholly owned subsidiary of PSA, operates in 17 countries. In almost all of these countries, BPF’s operations are conducted through partnerships with financial institutions, which provide retail financing to customers and financing to dealers for their inventories of new and used vehicles and spare parts, along with other types of financing, such as financing for working capital requirements.
Partnerships. Since 2015, BPF has instituted a business model based on cooperation agreements, which includes two major partnerships in Europe with:
•Santander, which covers the financing of the Peugeot, Citroën and DS brands’ operations in France, the United Kingdom, Malta, Spain, Italy, the Netherlands, Belgium, Germany, Austria and Poland; and
•BNP, which covers the financing of the Opel and Vauxhall brands’ operations in Germany, France, the Netherlands, the United Kingdom, Sweden, Switzerland, Portugal and Poland.
BPF also operates in partnership with Santander in Brazil and Mexico, with Banco Bilbao Vizcaya Argentina in Argentina and with BNP in Turkey.
In China, BPF operates a joint finance company with the Dongfeng Motor Group (“Dongfeng”), which covers the financing of the Dongfeng Peugeot and Dongfeng Citroën brands in China.
Accounting Treatment. In accordance with IFRS, BPF’s financing partnerships are accounted for under the equity method as significant influence investments for all periods presented in this prospectus. The net contribution of these equity-accounted investments is included in the line item entitled “Share in the net earnings of equity method investments” of PSA’s consolidated statement of income. A different presentation is applied for the purposes of the segment information in Note 4 “Segment information” to the PSA Consolidated Financial Statements and in the sections entitled “Results by Segment—H1 2020 compared to H1 2019” and “Results by Segment—2019 compared to 2018, and 2018 compared to 2017” below. IFRS 8 “Operating Segments” requires segment information to be aligned with the internal reporting used by management to measure the performance of the different segments and to allocate financial resources between them. Management reporting and, accordingly, the segment information are based on a presentation of a full profit and loss statement of BPF’s financing partnerships, as if they were consolidated.
Other Financing Activities. Outside of the scope of its partnerships, BPF finances activities in Mexico and Russia. These operations are consolidated in PSA’s audited financial statements.

PSA’s other activities are housed under “Other Businesses”, which mainly includes the activities of PSA’s holding company, Peugeot S.A., PSA’s 25 percent interest in the GEFCO Group, an automotive logistics and supply chain management company, and its Free2Move brand, which combines PSA’s connected car and mobility service offerings.
Other Equity Investments
In addition to the financing partnerships, PSA operates manufacturing joint ventures with Dongfeng, specifically:
•Dongfeng Peugeot Citroën Automobile (“DPCA”), which manufactures vehicles under the Dongfeng Peugeot and Dongfeng Citroën brands in China; and
•Dongfeng Peugeot Citroën Automobile Sales Co (“DPCS”), which markets the vehicles produced by DPCA in China.
PSA also operated CAPSA, a joint venture with the Changan group that manufactured and marketed vehicles under the DS brand in China until May 2020, when PSA sold its 50 percent stake to Baoneng.
PSA’s manufacturing joint ventures are accounted for under the equity method in the PSA Consolidated Financial Statements in accordance with IFRS.
Intra-group eliminations
For purposes of the discussion of PSA’s results at the group level in the sections entitled “Group Results—H1 2020 compared to H1 2019” and “Group Results—2019 compared to 2018, and 2018 compared to 2017”, each segment’s revenue is presented after elimination of the intra-company operations between the PCD, OV, automotive equipment and finance segments.
For purposes of the discussion of PSA’s results at the segment level in the sections entitled “Results by Segment—H1 2020 compared to H1 2019” and “Results by Segment—2019 compared to 2018, and 2018 compared to 2017”, each segment’s revenue is presented before elimination of intra-company operations between the PCD, OV, automotive equipment and finance segments.
IFRS 16 – Leases
PSA adopted IFRS 16 — Leases effective January 1, 2019, applying the modified retrospective approach. The consolidated financial statements of PSA for the years ended December 31, 2018 and 2017 have not been restated to reflect the effects of the application of IFRS 16. Refer to Notes 2.2 and 2.3 to the PSA Consolidated Financial Statements for additional information, including the impact of the application of IFRS 16 for the fiscal year ended December 31, 2019.
IFRS 15 – Revenue from Contracts with Customers
PSA adopted IFRS 15 — Revenue from Contracts with Customers retrospectively on January 1, 2018. The opening and closing consolidated statements of financial position, the consolidated statement of income as well as the consolidated statement of cash flows for the fiscal year ended December 31, 2017 have been restated. Refer to Note 2.4 to the PSA Consolidated Financial Statements for additional information, including the impact of the application of IFRS 15 for the fiscal year ended December 31, 2017.

Key Performance Indicator
World Sales
World sales is defined as the number of vehicles invoiced by (i) PSA to independent dealers and distributors, (ii) PSA’s joint ventures to independent dealers, (iii) PSA’s wholly owned dealers to end-customers and (iv) third-parties to end-customers and independent dealers for vehicles produced under a PSA license. World sales includes built-up vehicles and CKDs (complete knock-down kits containing the complete non-assembled parts of a vehicle). In addition, world sales includes vehicles sold with a buyback commitment. PSA’s revenue as recorded in PSA’s consolidated financial statements reflects only manufacturing royalties for (i) vehicles invoiced by PSA’s joint ventures to independent dealers and (ii) vehicles produced under a PSA license that are invoiced by third-parties to end-customers and independent dealers. World sales is used by management to assess the relative performance of PSA and its brands in regions in which PSA operates. PSA’s management believes that this measure is useful to investors to understand the relative performance of PSA and its brands in these regions.
Description of Key Line Items in the Consolidated Statements of Income
Revenue
Revenue for the PCD and OV segments is recorded based on the amounts received from customers for the sale of new and used vehicles as well as spare parts. The transfer of control, and therefore revenue recognition, takes place at the same time as the transfer of risks and rewards of the ownership of goods sold. For new vehicles, this transfer generally corresponds to the date when the vehicles are made available to independent dealers or, in the case of direct sales to end-customers through owned dealers, the delivery date of the vehicle to end-customers. The cost of current and future sales incentive programs is accounted for in operating income in the period in which the sales are recorded. They are provided country by country on the basis of historical costs for the previous three months. In cases where the cost of the program varies directly according to sales, it is deducted from revenue. PSA’s incentive programs include retail financing granted at a significant discount to market interest rates. The corresponding cost is recognized at the time of the sale, as a deduction from revenue. Sales of new vehicles with a buyback commitment are not recognized in revenue at the time of delivery of the vehicle, but are accounted for as leases when it is probable that the vehicle will be bought back. The difference between the sale price and the buyback price is recognized as rental revenue on a straight-line basis over the duration of the buyback commitment. PSA provides services to its customers (mostly servicing and maintenance contracts and warranty extensions) for payment or free of charge. These represent distinct performance obligations under IFRS 15, for which the associated revenue is recognized over time as and when the service is performed.
The automotive equipment segment generates revenue by performing development work and manufacturing or purchasing specific tooling in order to produce parts or modules for programs covered by specific customer orders. Revenue from parts is recognized when the control of ownership is transferred to the customer, which generally corresponds to when the parts are shipped. With respect to tools, the transfer of control usually takes place shortly before the launch of production, and revenue is recognized at such time. Development work is generally considered as a capitalizable pre-production expense that is recognized under intangible assets. This is not considered a separate performance obligation from parts sales and therefore does not trigger a recognition of revenue that is separate from the revenue from the parts. For more details, refer to Note 5.3.A to the PSA Consolidated Financial Statements.
PSA’s finance companies and the finance partnerships provide wholesale financing to dealer networks and retail financing to customers of PSA’s brands. Sales financing revenue is recorded using the yield-to-maturity method, so as to recognize a constant rate of interest over the life of the loan. Most of PSA’s finance activities are managed by BPF in partnership with Santander and BNP, with the revenue of these operations not being included in PSA’s consolidated revenue as these partnerships are accounted for under the equity method. For additional information, refer to “—Financial Information—Overview of Segmental Reporting”.
Cost of goods and services sold
Cost of goods and services sold mainly relate to cost of production (such as purchases, depreciation and personnel costs) and car transportation to dealers.

Selling, general and administrative expenses
Selling, general and administrative expenses include general administrative expenses (including personnel costs, fees for administrative services, costs related to outsourcing and information technology), indirect selling expenses (mainly marketing expenses) and warranty costs.
Research and development expenses
Research and development expenses include the cost of scientific and technical activities, intellectual property rights and the education and training necessary for the development, production or implementation and marketing of new or substantially improved materials, methods, products, processes, systems or services.
Restructuring Costs
Restructuring costs include employee termination costs and other costs related to the reconfiguration of plants, research and development and information technology systems.
Impairment of CGUs
A cash-generating unit (“CGU”) is defined as the smallest identifiable group of assets that generates cash inflows that are largely independent of the cash inflows from other assets or groups of assets.
Impairment of CGUs includes the loss of value resulting from impairment testing in accordance with IAS 36 (“Impairment of Assets”) on CGUs. An impairment loss is recognized when the net book value of the asset or group of assets tested for impairment is higher than their recoverable amount, which is the higher of their value in use (based on the net present value of estimated future cash flows) and their fair value less costs to sell. For brands, the recoverable value is estimated by reference to market royalties. Impairment may relate to goodwill, indefinite useful life assets (mainly brands) or definite useful life intangible or tangible assets. For additional information, refer to Note 8.3 to the PSA Consolidated Financial Statements.
Operating income (loss)
Operating income (loss) corresponds to profit (loss) before net financial income or expense, current and deferred taxes and PSA’s share in the net earnings of equity-accounted investments. It includes revenue, cost of goods and services sold, selling, general and administrative expenses (general administrative expenses, indirect selling expenses and warranty costs) as well as research and development expenses, restructuring costs, impairment of CGUs and other operating income and expense.
Net financial income (expense)
Net financial income (expense) corresponds to the sum of interest income, other financial income, finance costs and other net financial expenses. Financial cost comprises mainly interest on borrowings and bank overdraft, interest on lease liabilities after the adoption of IFRS 16 and foreign exchange gain (loss) on financial transactions. Other financial income and other net financial expenses comprise interest income on pension plan assets, interest cost on defined employee benefit obligations, the ineffective portion of the change in fair value of financial instruments and the discount gains and losses related to long-term liabilities and other financial income and expenses.
Income taxes
Income taxes correspond to the sum of current and deferred taxes. Current taxes represent the amounts paid or currently due to tax authorities for the current year, calculated in accordance with the tax regulations and rates in effect in the various countries where PSA operates. In France, Peugeot S.A. and its French subsidiaries that are at least 95 percent-owned maintained their election to determine French income taxes on a consolidated basis in the fiscal years 2017, 2018 and 2019. Deferred taxes are calculated for all temporary differences between the tax base of assets and liabilities and their carrying amount. Deferred tax liabilities are systematically recognized, while deferred tax assets are recognized only when there is a reasonable expectation that they will be recovered.

Share in net earnings of equity method investments
Share in net earnings of equity method investments comprises the share of net earnings of investments accounted for under the equity method, including notably the companies operated in partnership with Santander, BNP, Dongfeng and Changan.
Consolidated profit (loss) for the period
The consolidated profit (loss) for the period is the sum of consolidated profit (loss) from continuing operations and consolidated profit (loss) from discontinued operations, each including the part attributable to owners of PSA’s parent company and the part attributable to non-controlling interests. The consolidated profit (loss) from continuing operations is the sum of operating income, net financial income, income taxes and shares in net earnings of equity method investments.
Recent Developments
Group Results Q3 2020
Revenue
The following table sets forth PSA’s revenue for the three months ended September 30, 2020 (“Q3 2020”) and 2019 (“Q3 2019”).

			Increase/(Decrease)
	Three months ended September 30,		2020 vs. 2019
(€ million)	2020	2019	Actual	% Change
Revenue	€15,453	€15,579	(126)	(0.81)

PSA’s revenue decreased by 0.81 percent from €15,579 million in Q3 2019 to €15,453 million in Q3 2020.

Results by Segment-Q3 2020
Revenue
The following table sets forth revenue for the PCD, OV and automotive equipment segments for the three months ended September 30, 2020 and 2019. Each segment’s revenue is presented before elimination of intra-company operations between the PCD, OV and automotive equipment segments. For a definition of certain operational drivers, refer to “—Results by Segment”.

			Increase/(Decrease)
	Three months ended September 30,		2020 vs. 2019
(€ million)	2020	2019	Actual	% Change
PCD	€9,792	€9,242	550	5.95
OV	€3,204	€3,583	(379)	(10.58)
Automotive equipment	€3,874	€4,185	(311)	(7.43)

Peugeot Citroën DS
Revenue in the PCD segment increased by 5.95 percent from €9,242 million in Q3 2019 to €9,792 million in Q3 2020, primarily driven by the effect of product mix, which had a positive effect of 4.3 percentage points (approximately €395 million) as a result of recent vehicle launches, including the Citroën C5 Aircross PHEV and Peugeot 208 and Peugeot 2008, each available in a battery electric vehicle and internal combustion engine version, the positive effect of pricing across PCD models and brands, which had a positive impact of 2.7 percentage points (approximately €247 million), other effects, which had a positive impact of 2.4 percentage points (approximately €226 million), increased sales to partners, which had a positive impact of 0.9 percentage points (approximately €82 million) and the effect of country mix, which had a positive impact of 0.6 percentage points (approximately €59 million). These factors were partially offset by a decrease in the volume of vehicles sold, which had a negative impact of 2.9 percentage points (approximately €268 million) and exchange rate fluctuations, mainly related to the weakening of the Argentinian peso and the Turkish lira against the euro, which had a negative impact of 2.1 percentage points (approximately €191 million).
Opel Vauxhall
Revenue in the OV segment decreased by 10.58 percent from €3,583 million in Q3 2019 to €3,204 million in Q3 2020, primarily driven by the decrease in the volume of vehicles sold by OV, which had a negative impact of 15.9 percentage points (approximately €569 million), the effect of pricing across OV models and brands, which had a negative impact of 2.1 percentage points (approximately €76 million) and exchange rate fluctuations, mainly related to the weakening of the Turkish lira against the euro, which had a negative impact of 1.5 percentage points (approximately €55 million), decreased sales to partners, which had a negative impact of 1.0 percentage points (approximately €37 million) and the effect of country mix, which had a negative impact of 0.6 percentage points (approximately €20 million). These factors were partially offset by the effect of product mix, which had a positive impact of 8.3 percentage points (approximately €296 million) related to recent vehicle launches, including the Opel Vauxhall Corsa, which is available in a battery electric vehicle and internal combustion engine version, as well as the other effects, which had a positive impact of 2.3 percentage points (approximately €81 million).
Automotive Equipment
Revenue in the automotive equipment segment decreased by 7.43 percent from €4,185 million in Q3 2019 to €3,874 million in Q3 2020, reflecting a decrease of 4.5 percent (representing approximately €71 million) in the seating business group and a decrease of 8.2 percent (representing approximately €92 million) in the clean mobility business group. In the same period, revenue also decreased by 2.4 percent (representing approximately €28 million) in the interiors business group, despite the consolidation of SAS into PSA’s consolidated financial statements following the acquisition by Faurecia of the remaining 50 percent stake in SAS in January 2020 (which had a positive contribution on the interiors business group of €160 million), and 40 percent (representing approximately €121 million) in the Clarion Electronics business group, with such decrease in the Clarion Electronics business group mainly resulting from a decline in sales to Nissan, one of its major customers. The decline in demand as a result of the COVID-19 pandemic and unfavorable currency fluctuations also contributed to the decrease in revenue in the automotive equipment segment.
World Sales-Q3 2020
Peugeot Citroën DS
The following tables set forth world sales by brand and geographical region for the PCD segment for the three months ended September 30, 2020 and 2019. For a definition of world sales, refer to “Financial Information—Key Performance Indicator—World Sales”.

Brand	Q3 2020 volume(1)	%	Q3 2019 volume(1)	%	2020 vs. 2019 % change
Peugeot	264,932	45.01	272,013	40.33	(2.60)
Citroën	164,524	27.95	196,773	29.17	(16.39)
DS	8,187	1.39	11,487	1.70	(28.73)
PCD Total	437,643	74.36	480,273	71.21	(8.88)
PSA Total	588,576	100	674,463	100	(12.73)
________________________________________________________________________________________________________________________________________________

(1) Including CKD kits.

Region	Q3 2020 volume(1)	%	Q3 2019 volume(1)	%	2020 vs. 2019 % change
Europe	360,187	61.20	383,303	56.83	(6.03)
Middle East and Africa	32,199	5.47	25,645	3.80	25.56
China	8,827	1.50	27,469	4.07	(67.87)
Latin America	24,983	4.24	32,697	4.85	(23.59)
India and Asia Pacific	7,095	1.21	7,526	1.12	(5.73)
Eurasia	4,352	0.74	3,633	0.54	19.79
PCD Total	437,643	74.36	480,273	71.21	(8.88)
PSA Total	588,576	100	674,463	100	(12.73)
________________________________________________________________________________________________________________________________________________
(1) Including CKD kits.
World sales in the PCD segment decreased by 8.88 percent from 480,273 vehicles in Q3 2019 to 437,643 vehicles in Q3 2020.
Opel Vauxhall
The following tables set forth world sales of the OV segment, including a breakdown by geographical region for the three months ended September 30, 2020 and 2019. For a definition of world sales, refer to “Financial Information—Key Performance Indicator—World Sales”.

Brand	Q3 2020 volume(1)	%	Q3 2019 volume(1)	%	2020 vs. 2019 % change
OV	150,933	25.64	194,190	28.79	(22.28)
PSA Total	588,576	100	674,463	100	(12.73)
________________________________________________________________________________________________________________________________________________
(1) Including CKD kits.

Region	Q3 2020 volume(1)	%	Q3 2019 volume(1)	%	2020 vs. 2019 % change
Europe	135,394	23.00	185,566	27.51	(27.04)
Middle East and Africa	14,625	2.48	8,081	1.20	80.98
Latin America	316	0.05	355	0.05	(10.99)
India and Asia Pacific	230	0.04	11	0.00	1,990.91
Eurasia	368	0.06	177	0.03	107.91
OV Total	150,933	25.64	194,190	28.79	(22.28)
PSA Total	588,576	100	674,463	100	(12.73)
________________________________________________________________________________________________________________________________________________
(1) Including CKD kits.
World sales in the OV segment decreased by 22.28 percent from 194,190 vehicles in Q3 2019 to 150,933 vehicles in Q3 2020.

Group Results—H1 2020 compared to H1 2019
The following is a discussion of PSA’s results of operations for the six months ended June 30, 2020 and 2019.

	Six months ended June 30,
(€ million)	2020	2019
Revenue	€25,120	€38,340
Cost of goods and services sold	(21,052)	(30,250)
Selling, general and administrative expenses	(2,372)	(3,409)
Research and development expenses	(1,179)	(1,343)
Restructuring costs	(132)	(656)
Impairment of CGUs	(289)	(177)
Other operating income (expense)	386	(14)
Operating income (loss)	482	2,491
Net financial income (expense)	52	(166)
Income taxes	(222)	(325)
Share in net earnings of equity method investments	64	48
Consolidated profit (loss) for the period	€376	€2,048
Revenue

			Increase/(Decrease)
	Six months ended June 30,		2020 vs. 2019
(€ million)	2020	2019	Actual	% Change
Revenue	€25,120	€38,340	(13,220)	(34.48)
Revenue decreased from €38,340 million in H1 2019 to €25,120 million in H1 2020, primarily as a result of a decline of 35.50 percent in the PCD and OV segments’ revenue which decreased from €30,378 million in H1 2019 to €19,595 million in H1 2020 and a decline of 30.57 percent in the automotive equipment segment’s revenue from €7,930 million in H1 2019 to €5,506 million in H1 2020. These decreases in the revenue of the PCD, OV and automotive equipment segments were mainly due to the temporary suspension of production and lower consumer demand for vehicles and automotive equipment parts as a result of the COVID-19 pandemic.
Revenue decreased by 36.51 percent in Europe from €30,599 million in H1 2019 to €19,427 million in H1 2020, 47.64 percent in Latin America from €1,757 million in H1 2019 to €920 million in H1 2020, 17.14 percent in China from €1,313 million in H1 2019 to €1,088 million in H1 2020 and 7.99 percent in the Middle East and Africa from €1,340 million in H1 2019 to €1,233 million in H1 2020.
Cost of goods and services sold

			Increase/(Decrease)
	Six months ended June 30,		2020 vs. 2019
(€ million)	2020	2019	Actual	% Change
Cost of goods and services sold	€(21,052)	€(30,250)	(9,198)	(30.41)

Cost of goods and services sold decreased by 30.41 percent from €30,250 million in H1 2019 to €21,052 million in H1 2020, mainly driven by a reduction of €7,626 million in the cost of goods and services sold of the PCD and OV segments from €23,563 million in H1 2019 to €15,937 million in H1 2020, as well as a decrease of €1,599 million in the cost of goods and services sold in the automotive equipment segment from €6,716 million in H1 2019 to €5,117 million in H1 2020, in each case as a result of lower volumes, mainly due to the temporary suspension of production and demand disruptions, as well as changes in labor arrangements, as a result of the COVID-19 pandemic.
Selling, general and administrative expenses

			Increase/(Decrease)
	Six months ended June 30,		2020 vs. 2019
(€ million)	2020	2019	Actual	% Change
Selling, general and administrative expenses	€(2,372)	€(3,409)	(1,037)	(30.42)
Selling, general and administrative expenses decreased by 30.42 percent from €3,409 million in H1 2019 to €2,372 million in H1 2020, mainly driven by a reduction of €1,083 million in the PCD and OV segments’ selling, general and administrative expenses from €3,012 million in H1 2019 to €1,929 million in H1 2020, primarily due to a significant reduction in selling expenses in response to new market conditions and cost-cutting initiatives with respect to general and administrative expenses in response to the COVID-19 pandemic, as well as a reduction of €16 million in the automotive equipment segment’s selling, general and administrative expenses from €382 million in H1 2019 to €366 million in H1 2020.
Research and development expenses

			Increase/(Decrease)
	Six months ended June 30,		2020 vs. 2019
(€ million)	2020	2019	Actual	% Change
Research and development expenses	€(1,179)	€(1,343)	(164)	(12.21)
Research and development expenses decreased by 12.21 percent from €1,343 million in H1 2019 to €1,179 million in H1 2020, driven by a decrease of €149 million in the research and development expenses of the PCD and OV segments from €1,145 million in H1 2019 to €996 million in H1 2020 and a decrease of €15 million in the research and development expenses of the automotive equipment segment, in each case as a result of PSA’s cost-cutting initiatives in response to the COVID-19 pandemic with respect to R&D support functions and savings resulting from the adjustment of the development timetable for new product development programs.
Restructuring Costs

			Increase/(Decrease)
	Six months ended June 30,		2020 vs. 2019
(€ million)	2020	2019	Actual	% Change
Restructuring costs	€(132)	€(656)	(524)	(79.88)
Restructuring costs decreased by 79.88 percent from €656 million in H1 2019 to €132 million in H1 2020, primarily driven by a significant decrease in termination costs for employees from €549 million in H1 2019 to €28 million in H1 2020, mainly due to the PCD and OV segments recording a positive contribution to their termination costs for employees of €47 million in H1 2020, compared to a negative contribution of €483 million in H1 2019. The positive contribution was related to the impact of the COVID-19 pandemic on the OV segment’s voluntary departure plan, because fewer employees were expected to sign up and therefore the previously recorded provision was partially reversed. This was partially offset by termination costs for employees in the automotive equipment segment, which increased from €60 million in H1 2019 to €75 million in H1 2020, as a result of redundancy and site relocation payments.

Impairment of CGUs

			Increase/(Decrease)
	Six months ended June 30,		2020 vs. 2019
(€ million)	2020	2019	Actual	% Change
Impairment of CGUs	€(289)	€(177)	112	63.28
Impairment of CGUs increased by 63.28 percent from €177 million in H1 2019 to €289 million in H1 2020, mainly driven by a €150 million impairment of Faurecia’s Clarion Electronics CGU in H1 2020 as a result of new market conditions caused by the COVID-19 pandemic. In addition, PSA recognized a €80 million impairment of the PCD segment’s research and development assets in China, a €18 million impairment of its Latin America CGU and a €26 million impairment of its Eurasia CGU, in each case due to decreased projections of volumes and profit as a result of new market conditions caused by the COVID-19 pandemic.
Operating income (loss)

			Increase/(Decrease)
	Six months ended June 30,		2020 vs. 2019
(€ million)	2020	2019	Actual	% Change
Operating income (loss)	€482	€2,491	(2,009)	(80.65)
Operating income decreased by 80.65 percent from €2,491 million in H1 2019 to €482 million in H1 2020, primarily driven by a decline in demand in the automotive markets as a result of the COVID-19 pandemic. This was partially offset by a decrease in PSA’s cost of goods sold, selling and general and administrative expenses as a result of lower volumes, mainly due to the temporary suspension of production, demand disruptions and changes in labor arrangements in response to the COVID-19 pandemic, as well as the decrease in the restructuring costs described above.
Net financial income (expense)

			Increase/(Decrease)
	Six months ended June 30,		2020 vs. 2019
(€ million)	2020	2019	Actual	% Change
Net financial income (expense)	€52	€(166)	218	131.33
Net financial income increased from an expense of €166 million in H1 2019 to an income of €52 million in H1 2020, primarily driven by interest income, which increased from €45 million in H1 2019 to €250 million in H1 2020 mainly as a result of the revaluation by PSA at the end of June 2020 of its financial liability related to its commitment to purchase 30.7 million PSA ordinary shares from Dongfeng prior to the closing of the merger, which had a positive impact of €216 million due to the lower price of PSA ordinary shares as of June 30, 2020 compared to December 31, 2019. For details, please refer to the section entitled “Liquidity and Capital Resources—Bonds and Other Borrowings” below.
Income taxes

			Increase/(Decrease)
	Six months ended June 30,		2020 vs. 2019
(€ million)	2020	2019	Actual	% Change
Income taxes	€(222)	€(325)	(103)	(31.69)
Income taxes decreased by 31.69 percent from €325 million in H1 2019 to €222 million in H1 2020, driven by the decrease in PSA’s operating income described above. This was partially offset by the decrease in the capitalization of deferred tax assets on previously unrecognized tax loss carryforwards concerning the PCD, OV and automotive equipment segments to €45 million in H1 2020, compared to €205 million in H1 2019. The effective tax rate of PSA increased to 41.6 percent in H1 2020 compared to 14.0 percent in H1 2019, primarily as a result of the less favorable effect of differences in foreign tax rates and the decrease in capitalization of deferred tax assets in H1 2020, in each case as compared to H1 2019.

Share in net earnings of equity method investments

			Increase/(Decrease)
	Six months ended June 30,		2020 vs. 2019
(€ million)	2020	2019	Actual	% Change
Share in net earnings of equity method investments	€64	€48	16	33.33
Share in net earnings of equity method investments increased by 33.33 percent from €48 million in H1 2019 to €64 million in H1 2020, with the positive contributions of the financing partnerships with Santander and BNP being partially offset by the negative contributions of the manufacturing and sales joint ventures with Dongfeng, DPCA and DPCS, which continued to be impacted by reduced consumer demand in the Chinese automotive market, further exacerbated by the COVID-19 pandemic. The increase in share in net earnings of equity method investments was driven by an improvement in the contributions of the manufacturing and sales joint ventures with Dongfeng, DPCA and DPCS, from a negative contribution of €163 million in H1 2019 to a negative contribution of €84 million in H1 2020 due to the negative impact in H1 2019 of impairments amounting to €113 million (of which €92 million related to the impairment of deferred tax assets) compared to impairments amounting to €3 million in H1 2020. This was partially offset by a decrease in the positive contribution of the financing partnerships with Santander and BNP from €175 in H1 2019 to €163 million in H1 2020. The positive contribution of the financing partnership with Santander remained relatively stable, amounting to €132 million in H1 2019 compared to €138 million in H1 2020 while the financing partnership with BNP had a lower positive contribution amounting to €43 million in H1 2019 compared to €25 million in H1 2020 due to fewer financed vehicles. CAPSA had a negative contribution of €9 million in H1 2020, compared to no contribution in H1 2019. PSA sold its stake in CAPSA to Baoneng in May 2020.
Consolidated profit (loss) for the period

			Increase/(Decrease)
	Six months ended June 30,		2020 vs. 2019
(€ million)	2020	2019	Actual	% Change
Consolidated profit (loss) for the period	€376	€2,048	(1,672)	(81.64)
Consolidated profit for the period decreased by 81.64 percent from €2,048 million in H1 2019 to €376 million in H1 2020 as a result of the reasons mentioned above.

Group Results
2019 compared to 2018, and 2018 compared to 2017
The following is a discussion of PSA’s results of operations for the fiscal years ended December 31, 2019, 2018 and 2017.

	Years ended December 31,
(€ million)	2019	2018	2017
Revenue	€74,731	€74,027	€62,256
Cost of goods and services sold	(59,083)	(59,233)	(49,872)
Selling, general and administrative expenses	(6,472)	(6,623)	(6,253)
Research and development expenses	(2,852)	(2,482)	(2,153)
Restructuring costs	(1,531)	(1,051)	(951)
Impairment of CGUs	(283)	(299)	(96)
Other operating income (expense)	158	61	143
Operating income (loss)	4,668	4,400	3,074
Net financial income (expense)	(344)	(446)	(238)
Income taxes	(716)	(615)	(699)
Share in net earnings of equity method investments	(24)	(44)	217
Consolidated profit (loss) for the period	€3,584	€3,295	€2,347
Revenue

				Increase/(Decrease)
	Years ended December 31,			2019 vs. 2018		2018 vs. 2017
(€ million)	2019	2018	2017	Actual	% Change	Actual	% Change
Revenue	€74,731	€74,027	€62,256	704	0.95	11,771	18.91
Revenue increased slightly from €74,027 million in 2018 to €74,731 million in 2019, supported by stable results in the PCD and OV segments, where revenue amounted to €58,551 million in 2018 and €58,942 million in 2019, and an increase of 2.08 percent in the automotive equipment segment, from €15,418 million in 2018 to €15,738 million in 2019. The results of the PCD and OV segments in 2019 were supported by the Citroën brand, primarily driven by the C5 Aircross SUV, which was launched in January 2019, the DS brand, which was primarily driven by the success of its renewed range and the expansion of an exclusive DS network in France, the brand’s main market, and the OV brands, which were primarily driven by Grandland X, Crossland X and the LCVs models. The results of the automotive equipment segment benefited from the contribution of the Clarion business following its acquisition in April 2019, which amounted to €586 million in 2019. This was partially offset by the termination of production with respect to certain of Faurecia’s seating programs and lower sales to General Motors, one of Faurecia’s main customers, as a result of its labor strike in the second half of 2019.
Revenue increased by 1.29 percent in Europe, from €58,007 million in 2018 to €58,758 million in 2019, mainly supported by the results of the PCD and OV segments as described above, and by a 7.6 percent increase in Middle East and Africa, from €2,802 million in 2018 to €3,015 million in 2019, primarily supported by PSA’s performance in Turkey, Egypt and Morocco. This was partially offset by poor performance in Latin America where revenue decreased by 11.9 percent from €3,842 million in 2018 to €3,383 in 2019, mainly due to economic and political instability in Argentina. Revenue in China & ASEAN increased slightly by 2.7 percent from €3,147 million in 2018 to €3,232 million in 2019, mainly driven by the automotive equipment segment, in particular as a result of the acquisition of Clarion, which was partially offset by a decrease in the revenue of the PCD segment in China due to reduced demand.

Revenue increased by 18.91 percent from €62,256 million in 2017 to €74,027 million in 2018. This increase reflected the inclusion in the PSA Consolidated Financial Statements of the full-year contribution of the OV segment, which amounted to €16,913 million in 2018, compared to its five-month contribution of €6,864 million in 2017. In addition, the PCD segment’s revenue increase was driven by growth in European markets, where each of Peugeot and Citroën recorded roughly 5 percent volume increases while DS recorded a 6.7 percent volume increase, driven by the launch of the DS7 Crossback model. The growth of these brands was driven by strong consumer demand for SUV and LCV models in 2018, with the latter being supported by the launch of new ranges of compact vans, including the successful launch and production of two LCV models in Eurasia and a promising start of the comprehensive range of LCV products and services in Latin America. The automotive equipment segment recorded a 2.83 percent growth in revenue from €14,993 million in 2017 to €15,418 million in 2018, mainly driven by growth in the seating business group.
The positive results in Europe, where revenue increased by 25.37 percent from €46,269 million in 2017 to €58,007 million in 2018, mainly supported by the results of the PCD and OV segments as described above, were partially offset by lower sales in Middle East and Africa where revenue decreased by 5.82 percent from €2,975 million in 2017 to €2,802 in 2018, primarily driven by the economic downturn in the Turkish market, and in Latin America where revenue decreased by 14.43 percent from €4,490 million in 2017 to €3,842 in 2018, mainly driven by the economic deterioration and hyperinflationary conditions experienced by Argentina, coupled with difficult economic conditions in Brazil. Revenue in China & ASEAN increased by 7.8 percent from €2,920 million in 2017 to €3,147 million in 2018, mainly driven by growth in the automotive equipment segment.
Cost of goods and services sold

				Increase/(Decrease)
	Years ended December 31,			2019 vs. 2018		2018 vs. 2017
(€ million)	2019	2018	2017	Actual	% Change	Actual	% Change
Cost of goods and services sold	€59,083	€59,233	€49,872	(150)	(0.25)	9,361	18.77
Cost of goods and services sold decreased slightly from €59,233 million in 2018 to €59,083 million in 2019, mainly driven by a reduction of €186 million in the cost of goods and services sold of the PCD and OV segments from €46,017 million in 2018 to €45,832 million in 2019 as a result of PSA’s cost-cutting initiatives, which was partially offset by an increase of €40 million in the cost of goods and services sold of the automotive equipment segment from €13,197 million in 2018 to €13,313 million in 2019.
Cost of goods and services sold increased by 18.77 percent from €49,872 million in 2017 to €59,233 million in 2018. This was mainly driven by the OV segment, where cost of goods and services sold increased by €8,007 million from €5,970 million in 2017 to €13,977 million in 2018, primarily reflecting the inclusion in the PSA Consolidated Financial Statements of the cost of goods and services sold of the OV segment for the full year in 2018, compared to only five months in 2017, which was partially offset by savings from PSA’s cost-cutting initiatives in connection with its turnaround plan for the OV business following the OV Acquisition. In addition, cost of goods and services sold in the PCD segment increased by €780 million from €31,249 million in 2018 to €32,029 million in 2019, mainly driven by the mix of vehicles and models sold by PSA. The cost of goods and services sold in the automotive equipment segment increased by €318 million from €12,879 million in 2017 to €13,197 million in 2018 in line with this segment’s revenue growth.

Selling, general and administrative expenses

				Increase/(Decrease)
	Years ended December 31,			2019 vs. 2018		2018 vs. 2017
(€ million)	2019	2018	2017	Actual	% Change	Actual	% Change
Selling, general and administrative expenses	€6,472	€6,623	€6,253	(151)	(2.28)	370	5.92
Selling, general and administrative expenses decreased by 2.28 percent from €6,623 million in 2018 to €6,472 million in 2019, mainly driven by a reduction of €198 million in the PCD and OV segments’ selling, general and administrative expenses from €5,841 million in 2018 to €5,643 million in 2019 due to PSA’s cost-cutting initiatives as well as synergies achieved as a result of the OV Acquisition. These were partially offset by an increase of €74 million in the automotive equipment segment’s selling, general and administrative expenses from €704 million in 2018 to €778 million in 2019, primarily as a result of the acquisition of Clarion in April 2019.
Selling, general and administrative expenses increased by 5.92 percent from €6,253 million in 2017 to €6,623 million in 2018. This was mainly driven by an increase of €690 million in the PCD and OV segments’ selling, general and administrative expenses from €5,151 million in 2017 to €5,841 million in 2018, primarily reflecting the inclusion in the PSA Consolidated Financial Statements of the selling, general and administrative expenses of the OV segment for the full year in 2018, compared to only five months in 2017. This was partially offset by savings from PSA’s cost-cutting initiatives in connection with its turnaround plan for the OV business following the OV Acquisition.
Research and development expenses

				Increase/(Decrease)
	Years ended December 31,			2019 vs. 2018		2018 vs. 2017
(€ million)	2019	2018	2017	Actual	% Change	Actual	% Change
Research and development expenses	€2,852	€2,482	€2,153	370	14.91	329	15.28
Research and development expenses increased by 14.9 percent from €2,482 million in 2018 to €2,852 million in 2019, driven by an increase of €204 million in the research and development expenses of the PCD and OV segments from €2,227 million in 2018 to €2,431 million in 2019 as a result of increased investment in the development of new products and technologies and an increase of €166 million in the research and development expenses of the automotive equipment segment primarily relating to Clarion Electronics and the development of new products and technologies.
Research and development expenses increased by 15.28 percent from €2,153 million in 2017 to €2,482 million in 2018. This was mainly driven by an increase of €238 million in the research and development expenses of the PCD and OV segments from €1,989 million in 2017 to €2,227 million in 2018, mainly reflecting the research and development expenses of the OV segment for the full year in 2018, compared to only five months in 2017, partially offset by savings achieved by PSA following the integration of the PCD and OV businesses’ R&D functions as a result of the OV Acquisition.

Restructuring Costs

				Increase/(Decrease)
	Years ended December 31,			2019 vs. 2018		2018 vs. 2017
(€ million)	2019	2018	2017	Actual	% Change	Actual	% Change
Restructuring costs	€1,531	€1,051	€951	480	45.67	100	10.52
Restructuring costs increased by 45.67 percent from €1,051 million in 2018 to €1,531 million in 2019, driven by costs related to the reconfiguration of plants, research and development and information technology systems, which increased from €296 million in 2018 to €490 million in 2019 due to costs related to the information technology convergence between the PCD and OV businesses, which amounted to €328 million, and costs related to the transfer of certain Opel research and development activities to SEGULA Technologies, a French engineering firm with which PSA has a strategic partnership for the development of an engineering campus in Russelsheim, Germany. In addition, termination costs for employees increased from €755 million in 2018 to €1,041 million in 2019, due mainly to workforce restructuring plans, including early pensions and voluntary and senior leaves covering the industrial OV sites in Europe, which amounted to €855 million in 2019. Of PSA’s total restructuring costs for 2019, the automotive equipment segment’s restructuring costs represented €194 million, reflecting a €91 million increase from €103 million in 2018, mainly as a result of the restructuring of Faurecia’s Clarion Electronics business group, which amounted to €62 million and additional workforce restructuring plans to address challenging market conditions.
Restructuring costs increased by 10.52 percent from €951 million in 2017 to €1,051 million in 2018. The PCD business recorded restructuring costs of €426 million in 2017 compared to €432 million in 2018, consisting of €306 million for restructuring plans covering PSA’s industrial sites in Europe, compared to €375 million in 2017, and €58 million for the reorganization of its commercial operations in Europe, compared to €32 million in 2017. The OV business recorded restructuring costs of €440 million in 2017 compared to €512 million in 2018, consisting of €448 million for restructuring plans related to PSA’s industrial sites in Europe and €64 million for the reorganization of its commercial operations in Europe. The automotive equipment segment recorded restructuring costs of €103 million in 2018, compared to €86 million in 2017, representing redundancy costs, mainly in Germany, France, Spain and the United States.
Impairment of CGUs

				Increase/(Decrease)
	Years ended December 31,			2019 vs. 2018		2018 vs. 2017
(€ million)	2019	2018	2017	Actual	% Change	Actual	% Change
Impairment of CGUs	€283	€299	€96	(16)	(5.35)	203	211.46
Impairment of CGUs decreased by 5.35 percent from €299 million in 2018 to €283 million in 2019. The amounts in 2019 were mainly driven by a €173 million impairment of research and development assets dedicated to PSA’s activities in China, in addition to the amounts recognized in 2018 as described below, and a €80 million impairment of research and development assets and industrial assets in Latin America. The amounts recognized in 2019 were due to decreased projections of volumes and profitability.
Impairment of CGUs increased from €96 million in 2017 to €299 million in 2018, mainly driven by a €30 million impairment of capital expenditures in Russia and a €168 million impairment of various assets in Iran, due to PSA winding down its activities in the Iranian automotive sector by August 6, 2018 in compliance with the United States’ withdrawal from the Joint Comprehensive Plan of Action (“JCPOA”). The amounts recognized in 2017 were due to a €78 million impairment of research and development assets dedicated to PSA’s activities in China and a €17 million impairment of industrial assets in Russia, in each case due to decreased projections of volumes and profitability.

Operating income (loss)

				Increase/(Decrease)
	Years ended December 31,			2019 vs. 2018		2018 vs. 2017
(€ million)	2019	2018	2017	Actual	% Change	Actual	% Change
Operating income	€4,668	€4,400	€3,074	268	6.09	1,326	43.14
Operating income increased by 6.09 percent from €4,400 million in 2018 to €4,668 million in 2019, driven by growth in the PCD and OV segments, primarily as a result of the positive impact of pricing and product mix, synergies between the PCD and OV businesses resulting from the OV Acquisition and related cost-cutting initiatives, which were partially offset by the impact of the restructuring costs described above.
Operating income increased by 43.14 percent from €3,074 million in 2017 to €4,400 million in 2018, mainly driven by the inclusion in the PSA Consolidated Financial Statements of the full-year contribution of the OV segment in 2018 compared to only five months in 2017, improvement in the profitability of the PCD business, primarily as a result of the positive effect of pricing and product mix, as well as savings from PSA’s cost-cutting initiatives. These were partially offset by the impact of the restructuring costs described above.
Net financial income (expense)

				Increase/(Decrease)
	Years ended December 31,			2019 vs. 2018		2018 vs. 2017
(€ million)	2019	2018	2017	Actual	% Change	Actual	% Change
Net financial income (expense)	€344	€446	€238	(102)	(22.87)	208	87.39
Net financial expense decreased by 22.87 percent from €446 million in 2018 to €344 million in 2019, mainly driven by a decrease in financial expenses in the PCD and OV segments from €283 million in 2018 to €125 million in 2019 due to a decrease in financial expenses related to loans and overdrafts and the effects of hedging. This was partially offset by an increase in financial expenses in the automotive equipment segment from €164 million in 2018 to €220 million in 2019, mainly due to the impact of IFRS 16.
Net financial expense increased by 87.39 percent from €238 million in 2017 to €446 million in 2018, mainly driven by an increase in financial expenses in the PCD and OV segments from €105 million in 2017 to €283 million in 2018 due to the impact of foreign exchange fluctuations, particularly in Argentina, as well as a decrease in capitalized interest charges.
Income taxes

				Increase/(Decrease)
	Years ended December 31,			2019 vs. 2018		2018 vs. 2017
(€ million)	2019	2018	2017	Actual	% Change	Actual	% Change
Income taxes	€716	€615	€699	101	16.42	(84)	(12.02)
Income taxes increased by 16.42 percent from €615 million in 2018 to €716 million in 2019, mainly driven by the increase in PSA’s operating income. The effective tax rate of PSA increased to 16.6 percent in 2019 compared to 15.6 percent in 2018. Current tax liability decreased by €192 million from a tax liability of €1,008 million in 2018 to a tax liability of €816 million in 2019. Deferred taxes assets decreased by €293 million from €393 million in 2018 to €100 million in 2019. This resulted in a net decrease of €101 million in 2019 compared to 2018.
Income taxes decreased by 12.02 percent from €699 million in 2017 to €615 million in 2018, mainly driven by the recognition of deferred tax assets on previously unrecognized tax loss carryforwards concerning the PCD, OV and automotive equipment segments. The effective tax rate of PSA decreased to 15.6 percent in 2018 compared to 24.6 percent in 2017.

Share in net earnings of equity method investments

				Increase/(Decrease)
	Years ended December 31,			2019 vs. 2018		2018 vs. 2017
(€ million)	2019	2018	2017	Actual	% Change	Actual	% Change
Share in net earnings of equity method investments	€(24)	€(44)	€217	20	45.45	(261)	(120.28)
Share in net earnings of equity method investments recorded an improvement of 45.45 percent from a loss of €44 million in 2018 to a loss of €24 million in 2019, with the positive contributions of the financing partnerships with Santander and BNP being partially offset by the negative contributions of the Chinese manufacturing and sales joint ventures, CAPSA, DPCA and DPCS, which continued to be impacted by reduced consumer demand in the Chinese automotive market. The positive contribution of the financing partnership with Santander amounted to €241 million in 2018, compared to €280 million in 2019, and the contribution of the financing partnership with BNP amounted to €106 million in 2018, compared to €76 million in 2019, in each case as a result of an increase in the number of vehicles financed. The contribution of the manufacturing and sales joint ventures with Dongfeng, DPCA and DPCS, amounted to a loss of €234 million in 2018, compared to a loss of €383 million in 2019. CAPSA’s contribution recorded a slight improvement from a negative contribution of €68 million in 2018 to a negative contribution of €50 million in 2019. For additional information, refer to Notes 11.3 and 11.4 to the PSA Consolidated Financial Statements.
Share in net earnings of equity method investments decreased from a positive contribution of €217 million in 2017 to a loss of €44 million in 2018, primarily driven by the negative contribution of the Chinese manufacturing and sales joint ventures, CAPSA, DPCA and DPCS, as a result of reduced consumer demand in the Chinese automotive market, which was partially offset by the positive contributions of the financing partnerships with Santander and BNP. The contributions of the manufacturing and sales joint ventures DPCA and DPCS amounted to a loss of €30 million in 2017, compared to a loss of €234 million in 2018. CAPSA’s contribution also amounted to a loss of €24 million in 2017, compared to a loss of €68 million in 2018. These were partially offset by the positive contribution of the financing partnership with Santander, which increased from €201 million in 2017 to €241 million in 2018, and the financing partnership with BNP, which increased from €8 million in 2017 to €106 million in 2018, reflecting the full-year contribution of this partnership in 2018, compared to only two months in 2017. For additional information, refer to Notes 11.3 and 11.4 to the PSA Consolidated Financial Statements.
Consolidated profit (loss) for the period

				Increase/(Decrease)
	Years ended December 31,			2019 vs. 2018		2018 vs. 2017
(€ million)	2019	2018	2017	Actual	% Change	Actual	% Change
Consolidated profit (loss) for the period	€3,584	€3,295	€2,347	289	8.77	948	40.39
Consolidated profit for the period increased by 8.77 percent from €3,295 million in 2018 to €3,584 million in 2019 as a result of the reasons mentioned above.
Consolidated profit for the period increased by 40.39 percent from €2,347 million in 2017 to €3,295 million in 2018 as a result of the reasons mentioned above.
Results by Segment
PSA reviews changes in revenue and adjusted operating income for the PCD and OV segments with the following operational drivers:
•Product Mix – generally reflects the overall mix of brands and models sold by PSA during a period, which is driven by PSA’s existing vehicle portfolio and the introduction of new models with additional options and new technologies. Product mix also reflects the overall mix of spare parts and used vehicles sold by PSA during a period.

•Pricing – primarily reflects changes in prices to PSA’s customers with respect to PSA’s existing vehicle portfolio, excluding new models and net of discounts and other sales incentive programs.
•Volume – reflects changes in the number of vehicles, including used vehicles and spare parts invoiced by PSA to its customers, primarily dealers. Changes in volume are primarily driven by changes in market conditions, market share and dealer stock levels. Volume is calculated based on world sales, excluding CKDs and vehicles produced and sold by CAPSA and DPCA.
•Exchange Rate – reflects the impact of exchange rate fluctuations on the change in PSA’s revenue and adjusted operating income between two periods.
•Sales to partners – reflects sales of vehicles produced by PSA to other OEMs and intra-company sales between the PCD and OV segments.
Each such operational driver isolates the impact of the relevant driver on the movement in PSA’s revenue and adjusted operating income between two periods, which allows PSA to determine the extent to which PSA’s results in a certain period are driven by one driver relative to other relevant drivers.
H1 2020 compared to H1 2019
The following is a discussion of each segment’s revenue, adjusted operating income and capital expenditure for the periods ended June 30, 2020 and 2019, and world sales for the PCD and OV segments for the periods ended June 30, 2020 and 2019.
Revenue
The following table sets forth revenue for the PCD, OV, automotive equipment and finance segments for the periods ended June 30, 2020 and 2019. Each segment’s revenue is presented before elimination of intra-company operations between the PCD, OV, automotive equipment and finance segments.

			Increase/(Decrease)
	Six months ended June 30,		2020 vs. 2019
(€ million)	2020	2019	Actual	% Change
PCD	16,028	23,272	(7,244)	(31.13)
OV	5,426	9,318	(3,892)	(41.77)
Automotive equipment	6,170	8,972	(2,802)	(31.23)
Finance(1)	1,059	1,071	(12)	(1.12)
________________________________________________________________________________________________________________________________________________
(1) In accordance with IFRS, BPF’s financing partnerships are accounted for under the equity method in the PSA Consolidated Financial Statements for all periods presented in this prospectus. The net contribution of these equity-accounted investments is included in the line “Share in the net earnings of equity method investments” of PSA’s consolidated income statement. A different presentation is applied for the purposes of this segmental discussion. IFRS 8 “Operating Segments” requires segment information to be aligned with the internal reporting used by management to measure the performance of the different segments and to allocate financial resources between them. Management reporting and, accordingly, the segment information are based on a presentation of a full profit and loss statement of BPF’s financing partnerships with Santander and BNP, as if they were consolidated.
Peugeot Citroën DS
Revenue in the PCD segment decreased by 31.13 percent from €23,272 million in H1 2019 to €16,028 million in H1 2020, primarily driven by the decline in the volume of vehicles sold by PCD, due to the COVID-19-related downturn in the European automotive market, in particular in the British, French, Italian and Spanish automotive markets, which had a negative impact of 34.6 percentage points (approximately €8,094 million) on the PCD segment’s revenue, and lower sales to partners, which had a negative impact of 1.6 percentage points (approximately €362 million). These were partially offset by the effect of product mix, which had a positive effect of 2.7 percentage points (approximately €631 million) on the PCD segment’s revenue as a result of new model launches, including the new Peugeot 208 and Peugeot 2008.

The following table sets forth revenue for the PCD segment for the six months ended June 30, 2020 and 2019 by geographic region.

			Increase/(Decrease)
(€ million)	Six months ended June 30,		2020 vs. 2019
Region	2020	2019	Actual	% Change
Europe	€14,186	€20,754	(6,569)	(31.65)
Middle East and Africa	€840	€898	(58)	(6.46)
China(1)	€63	€196	(133)	(67.86)
Latin America	€520	€980	(460)	(46.94)
India and Asia Pacific(1)	€278	€296	(18)	(6.08)
Eurasia	€141	€148	(7)	(4.73)
Total	€16,028	€23,272	(7,245)	(31.13)
________________________________________________________________________________________________________________________________________________
(1) As of January 1, 2020 PSA reorganized its geographic regions, with China becoming a stand-alone region. Revenue in Southeast Asia, which was previously recorded in the “China and South East Asia” region, is now recorded in the “India and Asia Pacific” region. The revenue recorded for China and India and Asia Pacific is presented on the reorganized basis for the six months ended June 30, 2020 and 2019.

Opel Vauxhall
Revenue in the OV segment decreased by 41.77 percent from €9,318 million in H1 2019 to €5,426 million in H1 2020, primarily driven by the decline in the volume of vehicles sold by OV due to the COVID-19-related downturn in the European automotive market, in particular in the British, French, Italian and Spanish automotive markets, which had a negative impact of 45.7 percentage points (approximately €4,261 million) on the OV segment’s revenue, and lower sales to partners, which had a negative impact of 1.5 percentage points (approximately €144 million). These were partially offset by the effect of product mix, which had a positive effect of 4.4 percentage (approximately €407 million) points on the OV segment’s revenue as a result of new model launches, including the new Opel Corsa and Opel Grandland X.
The following table sets forth revenue for the OV segment for the six months ended June 30, 2020 and 2019 by geographic region.

			Increase/(Decrease)
(€ million)	Six months ended June 30,		2020 vs. 2019
Region	2020	2019	Actual	% Change
Europe	€4,858	€8,802	(3,944)	(44.81)
Middle East and Africa	€252	€196	56	28.57
China(1)	€4	€17	(13)	(76.47)
Latin America	€28	€61	(33)	(54.10)
India and Asia Pacific(1)	€70	€98	(28)	(28.57)
Eurasia	€14	€5	9	180.00
North America	€200	€139	61	43.88
Total	€5,426	€9,318	€(3,892)	(41.77)
________________________________________________________________________________________________________________________________________________
(1) As of January 1, 2020 PSA reorganized its geographic regions, with China becoming a stand-alone region. Revenue in Southeast Asia, which was previously recorded in the “China and South East Asia” region, is now recorded in the “India and Asia Pacific” region. The revenue recorded for China and India and Asia Pacific is presented on the reorganized basis for the six months ended June 30, 2020 and 2019.

Automotive Equipment
Revenue in the automotive equipment segment decreased by 31.23 percent from €8,972 million in H1 2019 to €6,170 million in H1 2020, despite the consolidation of the SAS business into PSA’s consolidated financial statements following the acquisition by Faurecia of the remaining 50 percent stake in January 2020 and the contribution of Clarion Electronics for the entire six-month period in H1 2020 compared to only part of the six-month period in H1 2019. This decrease was mainly driven by a decline in demand as a result of the COVID-19 pandemic. Revenue in the clean mobility and interiors business groups each decreased by 30 percent compared to H1 2019 (approximately €824 million and approximately €705 million, respectively), while revenue in the seating business group decreased by 37.6 percent (approximately €1,370 million) and revenue in the Clarion Electronics business group increased by 41 percent compared to H1 2019 (approximately €96 million for Clarion Electronics and reflecting the contribution of Clarion Electronics for the entire six-month period in H1 2020 compared to only part of the six-month period in H1 2019). Sales to the automotive equipment segment’s four main customers (Volkswagen, Ford, PSA and Renault-Nissan-Mitsubishi) decreased to 57.1 percent of revenue in H1 2020 compared to 60 percent in H1 2019.
The following table sets forth revenue for the automotive equipment segment for the six months ended June 30, 2020 and 2019 by geographic region.

			Increase/(Decrease)
(€ million)	Six months ended June 30,		2020 vs. 2019
Region	2020	2019	Actual	% Change
Europe	€2,838	€4,242	(1,404)	(33.10)
Middle East and Africa	€147	€249	(102)	(40.96)
China(1)	€1,022	€1,344	(322)	(23.96)
Latin America	€394	€733	(339)	(46.25)
India and Asia Pacific(1)	€452	€377	75	19.89
Eurasia	€69	€111	(42)	(37.84)
North America	€1,248	€1,916	(668)	(34.86)
Total	€6,170	€8,972	(2,802)	(31.23)
________________________________________________________________________________________________________________________________________________
(1) As of January 1, 2020 PSA reorganized its geographic regions, with China becoming a stand-alone region. Revenue in Southeast Asia, which was previously recorded in the “China and South East Asia” region, is now recorded in the “India and Asia Pacific” region. The revenue recorded for China and India and Asia Pacific is presented on the reorganized basis for the six months ended June 30, 2020 and 2019.
Finance
Revenue in the finance segment decreased by 1.12 percent from €1,071 million in H1 2019 to €1,059 million in H1 2020, mainly driven by a decrease in the number of vehicles financed by BPF together with its partners in H1 2020 compared to H1 2019.
The following table sets forth revenue for the finance segment for the six months ended June 30, 2020 and 2019 by geographic region.

			Increase/(Decrease)
(€ million)	Six months ended June 30,		2020 vs. 2019
Region	2020	2019	Actual	% Change
Europe	€1,029	€1,024	2	0.20
Middle East and Africa	€—	€1	(1)	(100.00)
Latin America	€29	€42	(13)	(30.95)
Eurasia	€1	€4	(3)	(75.00)
Total	€1,059	€1,071	(15)	(1.40)

Adjusted operating income (loss)
PSA’s main performance indicator with respect to its segments is adjusted operating income (loss). Adjusted operating income (loss) is presented in accordance with IFRS 8, which requires for PSA to present its segment information in line with the indicators used internally by management to measure the performance of PSA’s different segments and allocate financial resources between them. Adjusted operating income (loss) is defined as operating income excluding adjustments comprising restructuring costs, impairment of CGUs and other operating income (expense) considered rare or discrete events that are infrequent in nature.
Adjusted operating income (loss) is a non-IFRS measure. PSA believes that this non-IFRS measure is useful because it excludes items that it does not believe are indicative of PSA’s ongoing operating performance and allows management to view operating trends, perform analytical comparisons and benchmark performance between periods and among segments. PSA also believes that adjusted operating income (loss) is useful for analysts and investors to understand how management assesses PSA’s ongoing operating performance on a consistent basis. This and similar measures are widely used in the automotive industry; however, this financial measure may not be comparable to other similarly titled measures of other companies and is not intended to be considered in isolation or as a substitute for measures of financial performance as prepared in accordance with IFRS as adopted by the European Union and in accordance with IFRS as issued by the IASB. PSA compensates for these limitations by relying primarily on the IFRS results and using non-IFRS measures only for supplemental purposes.
The following table sets forth PSA’s consolidated profit from continuing operations for the periods ended June 30, 2020 and 2019.

			Increase/(Decrease)
	Six months ended June 30,		2020 vs. 2019
(€ million)	2020	2019	Actual	% Change
Consolidated profit from continuing operations	€376	€2,048	(1,672)	(81.64)
The following table sets forth adjusted operating income (loss) for the PCD, OV, automotive equipment and finance segments for the periods ended June 30, 2020 and 2019.

			Increase/(Decrease)
	Six months ended June 30,		2020 vs. 2019
(€ million)	2020	2019	Actual	% Change
PCD	629	1,940	(1,311)	(67.58)
OV	110	717	(607)	(84.66)
Automotive equipment	(159)	634	(793)	(125.08)
Finance(1)	463	513	(50)	(9.75)
________________________________________________________________________________________________________________________________________________
(1) In accordance with IFRS, BPF’s financing partnerships are accounted for under the equity method in the PSA Consolidated Financial Statements for all periods presented in this prospectus. The net contribution of these equity-accounted investments is included in the line “Share in the net earnings of equity method investments” of PSA’s consolidated income statement. A different presentation is applied for the purposes of this segmental discussion. IFRS 8 “Operating Segments” requires segment information to be aligned with the internal reporting used by management to measure the performance of the different segments and to allocate financial resources between them. Management reporting and, accordingly, the segment information are based on a presentation of a full profit and loss statement of BPF’s financing partnerships with Santander and BNP, as if they were consolidated.

Reconciliation
The following table provides the reconciliation of adjusted operating income (loss) to consolidated profit (loss) from continuing operations.

	Six months ended June 30,
(€ million)	2020	2019
Consolidated profit (loss) from continuing operations	€376	€2,048
Shares in net earnings of equity method investments	64	48
Income taxes expense	(222)	(325)
Net financial income (expense)	52	(166)
Operating income (loss)	482	2,491
Other operating income (expense)(1)	386	(14)
Impairment of CGUs	(289)	(177)
Restructuring costs	(132)	(656)
Adjusted operating income (loss)	€517	€3,338
________________________________________________________________________________________________________________________________________________
(1) In H1 2020, other operating income (expense) amounted to €386 million and were related primarily to the disposal of CAPSA, which amounted to €204 million and the revaluation of SAS, following Faurecia’s acquisition of Continental’s 50 percent stake in their joint venture SAS, which amounted to €178 million. In H1 2019, other operating income (expense) amounted to €14 million and related mainly to Faurecia’s other expenses.
Peugeot Citroën DS
Adjusted operating income in the PCD segment decreased by 67.58 percent from €1,940 million in H1 2019 to €629 million in H1 2020. This decrease was driven by the negative impact of the COVID-19-related decline in market demand of €1,990 million, the negative impact of foreign exchange fluctuations of €110 million, mainly caused by the weakening of the Argentinian peso and Turkish lira against the euro and the negative impact of a decrease of the PCD segment’s market share based on volume of vehicles sold of €41 million. These were partially offset by the positive effect of product mix of €28 million, as a result of new model launches, including the new Peugeot 208 and Peugeot 2008, the positive effect of pricing of €50 million, the positive impact of lower production costs of €202 million and the positive impact of lower selling, administrative and general expenses of €323 million, mainly as a result of lower volumes, due to the temporary suspension of production and demand disruptions, as well as changes in labor arrangements in response to the COVID-19 pandemic and the positive impact of lower research and development costs of €112 million.
Opel Vauxhall
Adjusted operating income in the OV segment decreased by 84.66 percent from €717 million in H1 2019 to €110 million in H1 2020. This decrease was driven by the negative impact of the COVID-19-related decline in market demand of €715 million, the negative impact of the decrease of the OV segment’s market share based on volume of vehicles sold of €160 million and the negative effect of pricing of €98 million. These were partially offset by the positive effect of product mix of €159 million, as a result of new model launches, including the new Opel Corsa and Opel Grandland X, the positive impact of lower production costs of €38 million and the positive impact of lower selling, general and administrative expenses of €198 million, mainly as a result of lower volumes, due to the temporary suspension of production and demand disruptions, as well as changes in labor arrangements in response to the COVID-19 pandemic and the positive impact of lower research and development costs of €42 million.
Automotive Equipment
Adjusted operating income in the automotive equipment segment decreased from an income of €634 million in H1 2019 to a loss of €159 million in H1 2020, primarily driven by the negative impact of the decrease in volumes as a result of the COVID-19-related decline in market demand, which amounted to €1,284 million. These were partially offset by the positive impact of lower production costs of €112 million, lower labor costs of €334 million and lower research and development and selling, general and administrative expenses of €90 million, mainly related to lower volumes, due to the temporary suspension of production and demand disruptions, as well as changes in labor arrangements in response to the COVID-19 pandemic.

Finance
Adjusted operating income in the finance segment decreased by 9.75 percent from €513 million in H1 2019 to €463 million in H1 2020, mainly driven by a decrease in the number of vehicles financed by BPF together with its partners in H1 2020 compared to H1 2019.
Capital expenditure
The following table sets forth capital expenditure for the PCD, OV, automotive equipment and finance segments for the six months ended June 30, 2020 and 2019. Capital expenditure is defined as cash outflows related to the acquisition of tangible assets and capitalized intangible assets. Capital expenditure does not include sales with a buyback commitment as these sales do not give rise to a cash outflow when reclassifying such vehicles from inventories to tangible assets at the time the vehicles are sold with a buyback commitment.

			Increase/(Decrease)
	Six months ended June 30,		2020 vs. 2019
(€ million)	2020	2019	Actual	% Change
PCD	1,108	1,527	(419)	(27.44)
OV	100	323	(223)	(69.04)
Automotive equipment	541	605	(64)	(10.58)
Finance(1)	17	17	—	—
________________________________________________________________________________________________________________________________________________
(1) In accordance with IFRS, BPF’s financing partnerships are accounted for under the equity method in the PSA Consolidated Financial Statements for all periods presented in this prospectus. The net contribution of these equity-accounted investments is included in the line “Share in the net earnings of equity method investments” of PSA’s consolidated income statement. A different presentation is applied for the purposes of this segmental discussion. IFRS 8 “Operating Segments” requires segment information to be aligned with the internal reporting used by management to measure the performance of the different segments and to allocate financial resources between them. Management reporting and, accordingly, the segment information are based on a presentation of a full profit and loss statement of BPF’s financing partnerships, as if they were consolidated.
Peugeot Citroën DS
Capital expenditure in the PCD segment decreased by 27.44 percent from €1,527 million in H1 2019 to €1,108 million in H1 2020, mainly driven by cost-cutting initiatives in response to the COVID-19 pandemic in all of the PCD segment’s operating regions.
Opel Vauxhall
Capital expenditure in the OV segment decreased by 69.04 percent from €323 million in H1 2019 to €100 million in H1 2020, mainly driven by cost-cutting initiatives in response to the COVID-19 pandemic in Europe.
Automotive Equipment
Capital expenditure in the automotive equipment segment decreased by 10.58 percent from €605 million in H1 2019 to €541 million in H1 2020, mainly driven by the deferral of investments in response to the COVID-19 pandemic in all of the automotive equipment segment’s operating regions.
Finance
Capital expenditure in the finance segment remained stable, amounting to €17 million in H1 2020 and H1 2019.

World Sales
Peugeot Citroën DS
The following tables set forth world sales by brand and geographical region for the PCD segment for the periods ended June 30, 2020 and 2019. For a definition of world sales, refer to “Financial Information—Key Performance Indicator—World Sales”.

Brand	H1 2020 volume(1)	%	H1 2019 volume(1)	%	2020 vs. 2019 % change
Peugeot	445,221	43.09	767,062	40.31	(41.96)
Citroën	303,101	29.33	536,034	28.17	(43.45)
DS	18,813	1.82	32,217	1.69	(41.61)
PCD Total	767,135	74.24	1,335,313	70.17	(42.55)
PSA Total	1,033,253	100	1,902,962	100	(45.70)
________________________________________________________________________________________________________________________________________________
(1) Including CKD kits.

Region	H1 2020 volume(1)	%	H1 2019 volume(1)	%	2020 vs. 2019 % change
Europe	637,673	61.72	1,124,041	59.07	(43.27)
Middle East and Africa	52,904	5.12	58,620	3.08	(9.75)
China	22,412	2.17	59,534	3.13	(62.35)
Latin America	36,801	3.56	68,831	3.62	(46.53)
India and Asia Pacific	11,798	1.14	18,058	0.95	(34.67)
Eurasia	5,547	0.54	6,229	0.33	(10.95)
PCD Total	767,135	74.24	1,335,313	70.17	(42.55)
PSA Total	1,033,253	100	1,902,962	100	(45.70)
________________________________________________________________________________________________________________________________________________
(1) Including CKD kits.

World sales in the PCD segment decreased by 42.55 percent from 1,335,313 vehicles in H1 2019 to 767,135 vehicles in H1 2020, mainly driven by the decrease in demand for vehicles across the regions in which PSA operates as a result of the COVID-19 pandemic.
Opel Vauxhall
The following tables set forth world sales of the OV segment, including a breakdown by geographical region for the periods ended June 30, 2020 and 2019. For a definition of world sales, refer to “Financial Information—Key Performance Indicator—World Sales”.

Brand	H1 2020 volume(1)	%	H1 2019 volume(1)	%	2020 vs. 2019 % change
OV	266,118	25.76	567,649	29.83	(53.12)
PSA Total	1,033,253	100	1,902,962	100	(45.70)
________________________________________________________________________________________________________________________________________________
(1) Including CKD kits.

Region	H1 2020 volume(1)	%	H1 2019 volume(1)	%	2020 vs. 2019 % change
Europe	246,851	23.89	554,085	29.12	(55.45)
Middle East and Africa	18,381	1.78	12,663	0.67	(45.16)
Latin America	353	0.03	505	0.03	(30.10)
India and Asia Pacific	66	0.01	221	0.01	(70.14)
Eurasia	467	0.05	175	0.01	166.86
OV Total	266,118	25.76	567,649	29.83	(53.12)
PSA Total	1,033,253	100	1,902,962	100	(45.70)
________________________________________________________________________________________________________________________________________________
(1) Including CKD kits.

World sales in the OV segment decreased by 53.12 percent from 567,649 vehicles in H1 2019 to 266,118 vehicles in H1 2020, mainly driven by the decrease in demand for vehicles as a result of the COVID-19 pandemic.
2019 compared to 2018, and 2018 compared to 2017
The following is a discussion of each segment’s revenue, adjusted operating income and capital expenditure for the fiscal years ended December 31, 2019, 2018 and 2017, and world sales for the PCD and OV segments for the fiscal years ended December 31, 2019, 2018 and 2017.
Revenue
The following table sets forth revenue for the PCD, OV, automotive equipment and finance segments for the fiscal years ended December 31, 2019, 2018 and 2017. Each segment’s revenue is presented before elimination of intra-company operations between the PCD, OV, automotive equipment and finance segments.

				Increase/(Decrease)
	Years ended December 31,			2019 vs. 2018		2018 vs. 2017
(€ million)	2019	2018	2017	Actual	% Change	Actual	% Change
PCD	46,096	43,027	40,735	3,069	7.13	2,292	5.63
OV	17,368	18,306	7,238(1)	(938)	(5.12)	11,068	152.92
Automotive equipment	17,768	17,525	16,962	243	1.39	563	3.32
Finance(2)	2,163	1,989	1,476(3)	174	8.75	513	34.76
________________________________________________________________________________________________________________________________________________
(1) The PSA consolidated financial statements for the fiscal year ended December 31, 2017 reflect the results of the OV segment for the five-month period commencing August 1, 2017 following the OV Acquisition, rather than the full-year period.
(2) In accordance with IFRS, BPF’s financing partnerships are accounted for under the equity method in the PSA Consolidated Financial Statements for all periods presented in this prospectus. The net contribution of these equity-accounted investments is included in the line “Share in the net earnings of equity method investments” of PSA’s consolidated income statement. A different presentation is applied for the purposes of this segmental discussion. IFRS 8 “Operating Segments” requires segment information to be aligned with the internal reporting used by management to measure the performance of the different segments and to allocate financial resources between them. Management reporting and, accordingly, the segment information are based on a presentation of a full profit and loss statement of BPF’s financing partnerships, as if they were consolidated.
(3) The PSA consolidated financial statements for the fiscal year ended December 31, 2017 account for the results of the OV finance operations for the two-month period commencing November 1, 2017 following their acquisition, rather than the full-year period.
Peugeot Citroën DS
Revenue in the PCD segment increased by 7.13 percent from €43,027 million in 2018 to €46,096 million in 2019. This increase was due to the effect of product mix, which had a positive impact of 5.4 percentage points on the PCD segment revenue, the effect of pricing across PCD models and brands, which had a positive impact of 1.7 percentage points (approximately €747 million) and increased sales to partners, which had a positive impact of 1.9 percentage points (approximately €820 million). These were partially offset by a decrease in the volume of vehicles sold by PCD, which had a negative impact of 1.2 percentage points (approximately €502 million) and exchange rate fluctuations, mainly related to the weakening of the Argentinian peso and the Turkish lira against the euro, which had a negative impact of 0.7 percentage points (approximately €321 million).

Revenue in the PCD segment increased by 5.63 percent from €40,735 million in 2017 to €43,027 million in 2018. This increase was due to the effect of product mix, which had a positive impact of 4.0 percentage points (approximately €1,644 million) on the PCD segment revenue, the effect of pricing across PCD models and brands, which had a positive impact of 1.3 percentage points (approximately €515 million), an increase in the volume of vehicles sold by PCD, which had a positive impact of 1.2 percentage points (approximately €490 million), mainly driven by PCD’s market share improvements in Europe, and an increase in sales to partners, which had a positive impact of 1.7 percentage points (approximately €674 million). These were partially offset by exchange rate fluctuations, mainly related to the weakening of the Argentinian peso against the euro, which had a negative impact of 2.7 percentage points (approximately €1,104 million).
The following table sets forth revenue for the PCD segment for the fiscal years ended December 31, 2019, 2017 and 2018 by geographic region.

				Increase/(Decrease)
(€ million)	Years ended December 31,			2019 vs. 2018		2018 vs. 2017
Region	2019	2018	2017	Actual	% Change	Actual	% Change
Europe	€40,881	€37,610	€34,337	€3,271	8.70	€3,273	9.53
Middle East and Africa	€2,031	€1,829	€2,140	€202	11.04	€(311)	(14.53)
China & ASEAN	€359	€458	€544	€(99)	(21.62)	€(86)	(15.81)
Latin America	€1,870	€2,266	€2,947	€(396)	(17.48)	€(681)	(23.11)
India-Pacific	€595	€540	€506	€55	10.19	€34	6.72
Eurasia	€360	€324	€261	€36	11.11	€63	24.14
North America
Total	€46,096	€43,027	€40,735	€3,069	7.13	€2,292	5.63
Opel Vauxhall
Revenue in the OV segment decreased by 5.12 percent from €18,306 million in 2018 to €17,368 million in 2019. This decrease was driven by a decrease in the volume of vehicles sold in the OV segment, which had a negative impact on the OV segment revenue of 5.6 percentage points (approximately €1,017 million), the effect of pricing across OV models and brands, which had a negative impact of 0.3 percentage points (approximately €53 million) and a decrease in sales to partners, which had a negative impact of 0.7 percentage points (approximately €132 million). These were partially offset by the effect of product mix, which had a positive impact of 1.2 percentage points (approximately €222 million).
Revenue in the OV segment increased from €7,238 million in 2017 to €18,306 million in 2018. This increase primarily reflects the inclusion in the PSA Consolidated Financial Statements of the full-year contribution of the OV segment in 2018, compared to its five-month contribution in 2017.
The following table sets forth revenue for the OV segment for the fiscal years ended December 31, 2019, 2017 and 2018 by geographic region.

				Increase/(Decrease)
(€ million)	Years ended December 31,			2019 vs. 2018		2018 vs. 2017
Region	2019	2018	2017	Actual	% Change	Actual	% Change
Europe	€16,254	€16,795	€6,530	€(541)	(3.22)	€10,265	157.20
Middle East and Africa	€503	€516	€345	€(13)	(2.52)	€171	49.57
China & ASEAN	€17	€52	€8	€(35)	(67.31)	€44	550.00
Latin America	€123	€162	€63	€(39)	(24.07)	€99	157.14
India-Pacific	€203	€326	€134	€(123)	(37.73)	€192	143.28
Eurasia	€11	€7	€6	€4	57.14	€1	16.67
North America	€257	€448	€152	€(191)	(42.63)	€296	194.74
Total	€17,368	€18,306	€7,238	€(938)	(5.12)	€11,068	152.92

Automotive Equipment
Revenue in the automotive equipment segment increased slightly by 1.39 percent from €17,525 million in 2018 to €17,768 million in 2019, reflecting the contribution of the Clarion business after its acquisition in April 2019, which amounted to €771 million. The clean mobility and interiors business groups remained stable in 2019, recording slight increases of 0.83 percent (approximately €39 million) and 0.14 percent (approximately €8 million), respectively, which reflected stable results across all regions. This was partially offset by a decline of 6.25 percent in the seating business group due to the termination of production of certain programs in the second half on 2019 (approximately €465 million). Sales to the automotive equipment segment’s four main customers (Volkswagen, Ford, PSA and Renault-Nissan-Mitsubishi) remained relatively stable, accounting for 60.00 percent of revenue in 2019 compared to 61.28 percent in 2018.
Revenue in the automotive equipment segment increased by 3.32 percent from €16,962 million in 2017 to €17,525 million in 2018. This increase was primarily driven by the success of certain of PSA’s models in Europe. In addition, revenue in the seating business group increased by 4.33 percent (approximately €309 million), mainly as a result of a new agreement with Volkswagen to supply seating components for a new vehicle at its assembly plant in Slovakia and the contribution of two of Faurecia’s joint ventures: Faurecia (Liuzhou) Automotive Seating Co., Ltd with Liuzhuo Wuling Automotive Industry Co., Ltd, which was established in July 2017 and focuses on developing and manufacturing automotive seating products and Shenzen Faurecia Automotive Parts Co., Ltd with BYD Automotive Industry Co., Ltd, which was established in October 2017 and develops and manufactures seating solutions for BYD-affiliated OEMs. The interiors and clean mobility business groups recorded slight increases of 1.94 percent (approximately €104 million) and 3.35 percent (approximately €150 million), respectively, compared to 2017, which were partially driven by higher sales to FCA as a result of the launch of its new models in the United States. Sales to the automotive equipment segment’s four main customers (Volkswagen, Ford, PSA and Renault-Nissan-Mitsubishi) remained relatively stable, accounting for 61.28 percent of revenue in 2018 compared to 63.75 percent in 2017.
The following table sets forth revenue for the automotive equipment segment for the fiscal years ended December 31, 2019, 2017 and 2018 by geographic region.

				Increase/(Decrease)
(€ million)	Years ended December 31,			2019 vs. 2018		2018 vs. 2017
Region	2019	2018	2017	Actual	% Change	Actual	% Change
Europe	€8,050	€8,359	€8,028	€(309)	(3.70)	€331	4.12
Middle East and Africa	€497	€456	€493	€41	8.99	€(37)	(7.51)
China & ASEAN	€2,859	€2,644	€2,339	€215	8.13	€305	13.04
Latin America	€1,435	€1,475	€1,540	€(40)	(2.71)	€(65)	(4.22)
India-Pacific	€907	€613	€601	€294	47.96	€12	2.00
Eurasia	€234	€233	€205	€1	0.43	€28	13.66
North America	€3,786	€3,745	€3,756	€41	1.09	€(11)	(0.29)
Total	€17,768	€17,525	€16,962	€243	1.39	€563	3.32
Finance
Revenue in the finance segment increased by 8.75 percent from €1,989 million in 2018 to €2,163 million in 2019. This was primarily driven by an increase of 5.70 percent in the number of vehicles financed by BPF together with its partners in 2019 compared to 2018.
Revenue in the finance segment increased by 34.76 percent from €1,476 million in 2017 to €1,989 million in 2018. This was primarily driven by an increase of 27.10 percent in the number of vehicles financed by BPF together with its partners in 2018 compared to 2017 and the full-year contribution of the OV finance business in 2018, compared to two months in 2017.
The following table sets forth revenue for the finance segment for the fiscal years ended December 31, 2019, 2017 and 2018 by geographic region.

				Increase/(Decrease)
(€ million)	Years ended December 31,			2019 vs. 2018		2018 vs. 2017
Region	2019	2018	2017	Actual	% Change	Actual	% Change
Europe	€2,074	€1,885	€1,312	€189	10.03	€573	43.67
Middle East and Africa	€2	€2	€1	€—	—	€1	100.00
Latin America	€81	€94	€151	€13	(13.83)	€57	(37.75)
Eurasia	€6	€8	€12	€2	(25.00)	€4	(33.33)
Total	€2,163	€1,989	€1,476	€174	8.75	€513	34.76
Adjusted operating income (loss)
For the definition and a detailed discussion of adjusted operating income (loss), refer to the section entitled “Results by Segment—H1 2020 compared to H1 2019—Adjusted operating income (loss)”.
The following table sets forth PSA’s consolidated profit (loss) from continuing operations for the fiscal years ended December 31, 2019, 2018 and 2017.

				Increase/(Decrease)
	Years ended December 31,			2019 vs. 2018		2018 vs. 2017
(€ million)	2019	2018	2017	Actual	% Change	Actual	% Change
Consolidated profit from continuing operations	€3,584	€3,295	€2,354	289	8.77	941	39.97
The following table sets forth adjusted operating income (loss) for the PCD, OV, automotive equipment and finance segments for the fiscal years ended December 31, 2019, 2018 and 2017.

				Increase/(Decrease)
	Years ended December 31,			2019 vs. 2018		2018 vs. 2017
(€ million)	2019	2018	2017	Actual	% Change	Actual	% Change
PCD	3,923	3,617	2,966	306	8.46	651	21.95
OV	1,121	859	(179)(1)	262	30.50	1,038	579.89
Automotive equipment	1,227	1,263	1,156	(36)	(2.85)	107	9.26
Finance(2)	1,012	939	632(3)	73	7.77	307	48.58
________________________________________________________________________________________________________________________________________________
(1) The PSA consolidated financial statements for the fiscal year ended December 31, 2017 reflect the results of the OV segment for the five-month period commencing August 1, 2017 following the OV Acquisition, rather than the full-year period.
(2) In accordance with IFRS, BPF’s financing partnerships are accounted for under the equity method in the PSA Consolidated Financial Statements for all periods presented in this prospectus. The net contribution of these equity-accounted investments is included in the line “Share in the net earnings of equity method investments” of PSA’s consolidated income statement. A different presentation is applied for the purposes of this segmental discussion. IFRS 8 “Operating Segments” requires segment information to be aligned with the internal reporting used by management to measure the performance of the different segments and to allocate financial resources between them. Management reporting and, accordingly, the segment information are based on a presentation of a full profit and loss statement of BPF’s financing partnerships with Santander and BNP, as if they were consolidated.
(3) The PSA consolidated financial statements for the fiscal year ended December 31, 2017 account for the results of the OV finance operations for the two-month period commencing November 1, 2017 following their acquisition, rather than the full-year period.

Reconciliation
The following table provides the reconciliation of adjusted operating income (loss) to consolidated profit (loss) from continuing operations.

	Years ended December 31,
(€ million)	2019	2018	2017
Consolidated profit (loss) from continuing operations	€3,584	€3,295	€2,354
Shares in net earnings of equity method investments	(24)	(44)	217
Income taxes expense	(716)	(615)	(699)
Net financial income (expense)	(344)	(446)	(238)
Operating income (loss)	4,668	4,400	3,074
Other operating income (expense)(1)	158	61	143
Impairment of CGUs	(283)	(299)	(96)
Restructuring costs	(1,531)	(1,051)	(951)
Adjusted operating income (loss)	€6,324	€5,689	€3,978
________________________________________________________________________________________________________________________________________________
(1) In 2019, Other operating income (expense) relates mainly to disposals of equity investments which amounted to €119 million. In 2018, Other operating income (expense) relates mainly to sales of property, which amounted to €311 million in 2018, partially offset by provisions for risk and onerous contracts. In 2017, Other operating income (expense) relates mainly to sales of property.
Peugeot Citroën DS
Adjusted operating income in the PCD segment increased by 8.46 percent from €3,617 million in 2018 to €3,923 million in 2019. This increase was primarily driven by the positive effect of product mix of €607 million, the positive effect of pricing across PCD models and brands of €261 million, as well as the positive impact of lower production and fixed costs of €126 million, which mainly reflected synergies achieved by PSA as a result of the OV Acquisition and costs-cutting initiatives across the business. These were partially offset by the negative impact of foreign exchange fluctuations of €351 million, mainly caused by the weakening of the Argentinian peso and Turkish lira against the euro, the negative impact of increased raw materials and wage costs of €108 million, the negative impact of a decrease of the PCD segment’s market share based on volume of vehicles sold of €82 million, as well as the negative impact of the overall market decrease of €42 million and higher research and development costs of €170 million.
Adjusted operating income in the PCD segment increased by 21.95 percent from €2,966 million in 2017 to €3,617 million in 2018. This increase was primarily driven by the positive effect of product mix of €536 million, the positive effect of pricing across PCD models and brands of €328 million, as well as the positive impact of lower production and fixed costs of €588 million, mainly reflecting synergies achieved by PSA as a result of the OV Acquisition and cost-cutting initiatives across the business. These were partially offset by the negative impact of foreign exchange fluctuations of €466 million, mainly due to the weakening of the Argentinian peso against the euro, higher raw materials and wage costs, which had a negative impact of €279 million and higher research and development costs, which had a negative impact of €63 million.
Opel Vauxhall
Adjusted operating income in the OV segment increased by 30.50 percent from €859 million in 2018 to €1,121 million in 2019, primarily driven by the positive effect of product mix of €208 million, as well as the positive impact of lower production and fixed costs of €413 million, which mainly reflected the synergies achieved by PSA as a result of the OV Acquisition and costs-cutting initiatives across the business. These were partially offset by the negative impact of a decrease in the OV segment’s market share based on volume of vehicles sold of €185 million and the negative effect of pricing across OV models and brands of €160 million.
Adjusted operating income in the OV segment increased from a loss of €179 million in 2017 to income of €859 million in 2018. Growth in the OV segment primarily reflected the inclusion in the PSA Consolidated Financial Statements of the full-year contribution of the OV segment in 2018, compared to its five-month contribution in 2017, and increased profitability in the OV segment as a result of the cost-cutting initiatives implemented by PSA following the OV Acquisition.

Automotive Equipment
Adjusted operating income in the automotive equipment segment decreased by 2.85 percent from €1,263 million in 2018 to €1,227 million in 2019, mainly driven by an increase in the amortization of intangible assets acquired in business combinations, which increased from €10.9 million in 2018 to €56.4 million in 2019, as a result of the acquisition of Clarion in April 2019 and to a lesser extent the acquisition of Parrot Automotive in October 2018.
Adjusted operating income in the automotive equipment segment increased by 9.26 percent from €1,156 million in 2017 to €1,263 million in 2018, driven by operating margin improvements across all business groups, primarily in Europe and North America.
Finance
Adjusted operating income in the finance segment increased by 7.77 percent from €939 million in 2018 to €1,012 million in 2019. This was driven by the overall growth of the activity of BPF’s partnerships with Santander and BNP.
Adjusted operating income in the finance segment increased by 48.58 percent from €632 million in 2017 to €939 million in 2018. This was primarily driven by the full-year contribution of the OV finance business in 2018, compared to two months in 2017.
Capital expenditure
The following table sets forth capital expenditure for the PCD, OV, automotive equipment and finance segments for the fiscal years ended December 31, 2019, 2018 and 2017. Capital expenditure is defined as cash outflows related to the acquisition of tangible assets and capitalized intangible assets. Capital expenditure does not include sales with a buyback commitment as these sales do not give rise to a cash outflow when reclassifying such vehicles from inventories to tangible assets at the time the vehicles are sold with a buyback commitment.

				Increase/(Decrease)
	Years ended December 31,			2019 vs. 2018		2018 vs. 2017
(€ million)	2019	2018	2017	Actual	% Change	Actual	% Change
PCD	3,012	2,746	2,717	266	9.69	29	1.07
OV	506	541	169(1)	(35)	(6.47)	372	220.12
Automotive equipment	1,367	1,269	1,217	98	7.72	52	4.27
Finance(2)	48	40	30(3)	8	20.00	10	33.33
________________________________________________________________________________________________________________________________________________
(1) The PSA consolidated financial statements for the fiscal year ended December 31, 2017 reflect the capital expenditure of the OV segment for the five-month period commencing August 1, 2017 following the OV Acquisition, rather than the full-year period.
(2) In accordance with IFRS, BPF’s financing partnerships are accounted for under the equity method in the PSA Consolidated Financial Statements for all periods presented in this prospectus. The net contribution of these equity-accounted investments is included in the line “Share in the net earnings of equity method investments” of PSA’s consolidated income statement. A different presentation is applied for the purposes of this segmental discussion. IFRS 8 “Operating Segments” requires segment information to be aligned with the internal reporting used by management to measure the performance of the different segments and to allocate financial resources between them. Management reporting and, accordingly, the segment information are based on a presentation of a full profit and loss statement of BPF’s financing partnerships, as if they were consolidated.
(3) The PSA consolidated financial statements for the fiscal year ended December 31, 2017 account for the capital expenditure of the OV finance operations for the two-month period commencing November 1, 2017 following their acquisition, rather than the full-year period.
Peugeot Citroën DS
Capital expenditure in the PCD segment increased by 9.69 percent from €2,746 million in 2018 to €3,012 million in 2019, driven by increased investment in fixed assets in Europe, Russia and India.
Capital expenditure in the PCD segment increased by 1.07 percent from €2,717 million in 2017 to €2,746 million in 2018, driven by increased investment in fixed assets in Europe and the construction of a new production plant in Kenitra, Morocco.

Opel Vauxhall
Capital expenditure in the OV segment decreased by 6.47 percent from €541 million in 2018 to €506 million in 2019, primarily driven by decreased investment in fixed assets in Europe.
Capital expenditure in the OV segment increased from €169 million in 2017 to €541 million in 2018, mainly reflecting the capital expenditure related to the OV segment for the full-year in 2018, compared to the five-month period in 2017. The increase in the OV segment’s capital expenditure was also driven by investment in fixed assets in Europe.
Automotive Equipment
Capital expenditure in the automotive equipment segment increased by 7.72 percent from €1,269 million in 2018 to €1,367 million in 2019, mainly driven by program development activities with respect to commercial vehicles, high performance engines, technologies related to zero emissions vehicles and cockpit development. In addition, in 2019, the automotive equipment segment’s capital expenditure reflected capital expenditure related to the Clarion business group following its acquisition in April 2019.
Capital expenditure in the automotive equipment segment increased by 4.27 percent from €1,217 million in 2017 to €1,269 million in 2018, mainly driven by program development activities with respect to commercial vehicles, high performance engines, technologies related to zero emissions vehicles and cockpit development.
Finance
Capital expenditure in the finance segment increased by 20.00 percent from €40 million in 2018 to €48 million in 2019.
Capital expenditure in the finance segment increased by 33.33 percent from €30 million in 2017 to €40 million in 2018, mainly reflecting capital expenditure related to the OV finance business with respect to the full-year period in 2018, compared to the two-month period in 2017.
World Sales
Peugeot Citroën DS
The following tables set forth world sales by brand and geographical region for the PCD segment for the fiscal years ended December 31, 2019, 2018 and 2017. For a definition of world sales, refer to “—Key Performance Indicator—World Sales”.

Brand	2019 volume(1)	%	2018 volume(1)	%	2017 volume(1)	%	2019 vs. 2018 % change	2018 vs. 2017 % change
Peugeot	1,453,823	41.79	1,740,214	44.88	2,119,845	58.36	(16.46)	(17.91)
Citroën	989,853	28.45	1,046,229	26.98	1,055,676	29.06	(5.39)	(0.89)
DS	61,989	1.78	53,265	1.37	52,860	1.46	16.38	0.77
PCD Total	2,505,665	72.02	2,839,708	73.23	3,228,381	88.88	(11.76)	(12.04)
PSA Total	3,479,096	100	3,877,765(2)	100	3,632,314(3)	100	(10.28)	6.76
________________________________________________________________________________________________________________________________________________
(1) Including CKD kits.
(2) Including approximately 144,000 vehicles sold in 2018 in Iran by Iran Khodro and IKAP, of which 141,000 were sold under a Peugeot license. In compliance with the United States’ withdrawal decision from the JCPOA, PSA wound down its activities in the Iranian automotive sector by August 6, 2018.
(3) Including approximately 444,000 vehicles sold in 2017 in Iran by Iran Khodro and IKAP, of which 443,000 were sold under a Peugeot license.

Region	2019 volume(1)	%	2018 volume(1)	%	2017 volume(1)	%	2019 vs. 2018 % change	2018 vs. 2017 % change
Europe	2,083,415	59.88	2,101,963	54.21	2,002,262	55.12	(0.88)	4.98
Middle East and Africa	129,074	3.71	260,009	6.71	592,018	16.30	(50.36)	(56.08)
China & ASEAN	116,836	3.36	262,002	6.76	387,007	10.65	(55.41)	(32.30)
Latin America	134,645	3.87	174,147	4.49	206,133	5.67	(22.68)	(15.52)
India-Pacific	26,639	0.77	26,479	0.68	26,053	0.72	0.60	1.64
Eurasia	15,063	0.43	15,108	0.39	14,908	0.41	(0.30)	1.34
PCD Total	2,505,665	72.02	2,839,708	73.23	3,228,381	88.88	(11.76)	(12.04)
PSA Total	3,479,096	100	3,877,765(2)	100	3,632,314(3)	100	(10.28)	6.76
________________________________________________________________________________________________________________________________________________
(1) Including CKD kits.
(2) Including approximately 144,000 vehicles sold in 2018 in Iran by Iran Khodro and IKAP, of which 141,000 were sold under a Peugeot license.
(3) Including approximately 444,000 vehicles sold in 2017 in Iran by Iran Khodro and IKAP, of which 443,000 were sold under a Peugeot license.
World sales in the PCD segment decreased by 11.76 percent from 2,839,708 vehicles in 2018 to 2,505,665 vehicles in 2019, mainly driven by a decrease in world sales in the Middle East and Africa and China & ASEAN.
World sales in the PCD segment decreased by 12.04 percent from 3,228,381 vehicles in 2017 to 2,839,708 vehicles in 2018, mainly driven by a decrease in world sales in the Middle East and Africa and China & ASEAN, which was partially offset by an increase in world sales in Europe.
Opel Vauxhall
The following tables set forth world sales of the OV segment, including a breakdown by geographical region for the fiscal years ended December 31, 2019, 2018 and 2017. For a definition of world sales, refer to “—Key Performance Indicator—World Sales”.

Brand	2019 volume(1)	%	2018 volume(1)	%	2017 volume(1)	%	2019 vs. 2018 % change	2018 vs. 2017 % change
OV	973,431	27.98	1,038,057	26.77	403,933	11.12	(6.23)	156.99
PSA Total	3,479,096	100	3,877,765	100	3,632,314	100	(10.28)	6.76
________________________________________________________________________________________________________________________________________________
(1) Including CKD kits.

Region	2019 volume(1)	%	2018 volume(1)	%	2017 volume(1)	%	2019 vs. 2018 % change	2018 vs. 2017 % change
Europe	936,321	26.91	1,004,197	25.90	376,380	10.36	(6.76)	166.80
Middle East and Africa	35,192	1.01	31,989	0.82	26,809(1)	0.74	10.01	19.32
China & ASEAN	248	0.10	581	0.01	295	0.01	(57.31)	96.95
Latin America	1,094	0.03	1,110	0.03	142	—	(1.44)	681.69
India-Pacific	—	—	—	—	26,053	0.72	—	(100)
Eurasia	576	0.02	180	—	307	0.01	220	(41.37)
OV Total	973,431	27.98	1,038,057	26.77	403,933	11.12	(6.23)	156.99
PSA Total	3,479,096	100	3,877,765	100	3,632,314	100	(10.28)	6.76
________________________________________________________________________________________________________________________________________________
(1) Including CKD kits.
World sales in the OV segment decreased in 2019 by 6.23 percent from 1,038,057 vehicles in 2018 to 973,431 vehicles in 2019, mainly driven by a decrease in world sales in Europe, which was partially offset by an increase in world sales in the Middle East and Africa.

World sales in the OV segment increased in 2018 from 403,933 vehicles in 2017 to 1,038,057 vehicles in 2018. This increase primarily reflected the full-year contribution of the OV segment in 2018, compared to its five-month contribution in 2017.
Liquidity and Capital Resources
Overview
PSA relies on a diversified financing strategy and a conservative liquidity policy in order to meet its general financing needs. PSA’s liquidity requirements arise primarily from the need to fund general working capital and operational requirements, service its debt, make dividend payments and fund capital expenditure related to new product and services development, manufacturing efficiency, improved capacity and compliance with regulatory and environmental requirements. PSA’s liquidity sources are cash holdings, cash generated from operations, proceeds from bonds issuances under its EMTN program, bank borrowings in France and abroad, sales of receivables, available borrowings under confirmed lines of credit and, if necessary, issuances of convertible bonds or other debt instruments. PSA may also raise funds through capital increases.
As of June 30, 2020, PSA’s cash and cash equivalents, which mainly include money mutual funds, bank deposits, money market notes and commercial paper totaled €15,786 million and PSA had €6,600 million available in undrawn lines of credit. As of December 31, 2019, PSA’s cash and cash equivalents totaled €17,833 million and PSA had €4,200 million available in undrawn lines of credit. As of June 30, 2020 and December 31, 2019, cash and cash equivalents were primarily held in euro.
PSA uses multiple sources of short-term financing and overdraft facilities, which as of June 30, 2020 included €634 million of commercial paper (€391 million as of December 31, 2019), €368 million of short-term loans (€512 million as of December 31, 2019), €267 million of bank overdrafts (€250 million as of December 31, 2019), €29 million of payments issued but not yet debited from bank accounts (€26 million as of December 31, 2019) and €1 million of factoring liabilities on assets that have not been derecognized (€43 million as of December 31, 2019).
The PCD, OV and automotive equipment segments meet part of their funding needs by selling receivables to financial institutions. The financing of receivables by the PCD and OV segments’ dealers with BPF’s financing partnerships with Santander and BNP amounted to €6,648 million in H1 2020 (compared to €7,854 million for H1 2019) and €8,383 million for the fiscal year ended December 31, 2019 (compared to €7,748 million for the fiscal year ended December 31, 2018). Receivables financed by other third-party financial institutions amounted to €2,842 million, of which €174 million were sold but not derecognized, in H1 2020 (compared to €3,705 million, of which €249 million were sold but not derecognized, in H1 2019) and to €3,284 million, of which €213 million were sold but not derecognized, for the fiscal year ended December 31, 2019 (compared to €3,174 million, of which €239 million were sold but not derecognized, for the fiscal year ended December 31, 2018). Refer to Note 6.2 to the PSA Consolidated Financial Statements for the criteria used to derecognize receivables.
PSA believes that cash provided by operating activities, available borrowings under its debt arrangements and funds currently available are sufficient for PSA’s present requirements and will enable PSA to meet its obligations and fund its businesses including working capital needs, as well as fulfill its obligations to repay its debt in the ordinary course of business.
PSA’s capital expenditure mainly corresponds to the introduction of new products, enhancement of manufacturing efficiency, improvement of capacity, maintenance of existing facilities and the purchases of property, plant and equipment. PSA’s capital expenditure with respect to the development of new products in Europe amounted to approximately €483 million and approximately €1,399 million in H1 2020 and fiscal year 2019, respectively. PSA’s capital expenditure with respect to the enhancement of manufacturing efficiency, improvement of capacity and maintenance of existing facilities in Europe amounted to approximately €90 million and approximately €211 million in H1 2020 and fiscal year 2019, respectively. PSA’s capital expenditure with respect to the development of new products and the enhancement of manufacturing efficiency, improvement of capacity and maintenance of existing facilities outside of Europe amounted to approximately €103 million and approximately €251 million in H1 2020 and fiscal year 2019, respectively. Please refer to Note 8.2 to the PSA Consolidated Financial Statements for details on PSA’s property, plant and equipment.

As of June 30, 2020, PSA’s capital expenditure commitments included capital commitments primarily related to the acquisition of non-current assets in the amount of €1,436 million (€1,405 million as of December 31, 2019) and non-cancellable lease commitments (for leases that are not reflected on the statement of financial position under IFRS 16) in the amount of €135 million (€301 million as of December 31, 2019). PSA plans to fund its capital expenditures with cash generated from operating activities, as well as with available borrowings under its credit lines.
PSA’s available liquidity is subject to intra-month and seasonal fluctuations resulting from business and collection payment cycles as well as to changes in foreign exchange conversion rates. PSA’s liquidity resources are also subject to change as market and general economic conditions evolve. Decreases in liquidity could result from lower than expected cash flows from operations, including decreases caused by weaker demand or lower selling prices for PSA’s products, or higher production costs. PSA’s liquidity could also be impacted by any limitations on the availability of its existing debt as a result of financing covenants and its ability to refinance existing debt or raise additional debt as well as the terms of such debt.
In response to the COVID-19 pandemic, PSA took several actions during the six months ended June 30, 2020 in order to secure its liquidity and financial position. In April 2020, PSA signed a new €3,000 million syndicated line of credit, which was undrawn as of the date of this prospectus, and in May 2020, PSA issued €1,000 million of 2.75 percent notes due 2026 under its EMTN program. In addition, in April 2020, Faurecia and its lenders agreed to an additional €800 million syndicated loan which was fully drawn as of April 2020 and subsequently refinanced with the proceeds from Faurecia’s issuance in July 2020 of €300 million of 2.625 percent notes due 2025 and €700 million of 3.75 percent notes due 2028. Further, PSA took measures to reduce its cash outflow by delaying non-core expenses and significantly reducing general and administrative expenses and marketing costs. The ongoing COVID-19 pandemic and associated governmental responses have had and may continue to have an adverse effect on PSA’s liquidity. For additional information on risks related to the COVID-19 pandemic, refer to “Risk Factors-Risks Related to the Combined Group’s Business, Strategy and Operations-Business interruptions resulting from the coronavirus (COVID-19) outbreak could continue to cause disruption to the manufacture and sale of the combined group’s products and the provision of its services and adversely impact its business”. Any actual or perceived limitations on PSA’s liquidity may limit the ability or willingness of its counterparties, including dealers, consumers, suppliers, lenders and financial services providers, to do business with PSA. PSA’s liquidity levels are subject to a number of risks and uncertainties, including those described in the section entitled “Risk Factors”.
PSA’s subsidiaries are subject to applicable legal and regulatory restrictions in connection to any transfer of funds, as stipulated by, among others, governmental bodies or tax regulations in the countries in which PSA operates. PSA’s subsidiaries are subject to additional restrictions as a result of finance agreement covenants, but these and other restrictions described above have not had a material impact on PSA’s ability to meet its ongoing obligations.
Cash Flows for H1 2020 and H1 2019
The following table summarizes PSA’s cash flows from operating, investing and financing activities of continuing operations for the periods ended June 30, 2020 and 2019.

	Six months ended June 30,
(€ million)	2020	2019
Net cash from (used in) operating activities of continuing operations	€(2,740)	€4,997
Net cash from (used in) investing activities of continuing operations	€(1,913)	€(3,365)
Net cash from (used in) financing activities of continuing operations	€2,838	€(559)

H1 2020 compared to H1 2019
Net cash from (used in) operating activities of continuing operations
In H1 2020, PSA recorded net cash used in operating activities of continuing operations of €2,740 million, compared to net cash from operating activities of continuing operations of €4,997 million in H1 2019. This was mainly driven by a decrease in consolidated profit from continuing operations to €376 million in H1 2020 from €2,048 million in H1 2019, a decrease in the contribution of change in carrying amount of leased vehicles to a negative contribution of €93 million in H1 2020 from a positive contribution of €424 million in H1 2019 and a decrease in the contribution of changes in working capital to a negative contribution of €4,343 million in H1 2020 from a positive contribution of €575 million in H1 2019, mainly reflecting a decrease in trade payables of €4,502 million in H1 2020 compared to an increase in trade payables of €958 million in H1 2019, which was partially offset by a lower increase in trade receivables of €73 million in H1 2020, compared to an increase in trade receivables of €895 million in H1 2019.
Net cash from (used in) investing activities of continuing operations
Net cash used in investing activities of continuing operations decreased by 43.15 percent from €3,365 million in H1 2019 to €1,913 million in H1 2020, primarily driven by a decrease in acquisitions of consolidated subsidiaries and equity method investments to €228 million in H1 2020 from €1,153 million in H1 2019 and a decrease in investments in property, plant and equipment to €833 million in H1 2020 from €1,401 million in H1 2019.
Net cash from (used in) financing activities of continuing operations
In H1 2020, PSA recorded net cash from financing activities of continuing operations of €2,838 million, compared to net cash used in financing activities of continuing operations of €559 million, primarily as a result of PSA’s decision not to pay a dividend to its shareholders in H1 2020 with respect to the fiscal year ended December 31, 2019, compared to the payment of a dividend of €697 million in H1 2019 with respect to the fiscal year ended December 31, 2018 and an increase in changes in other financial assets and liabilities to €3,033 million in H1 2020 from €446 million in H1 2019, primarily as a result of an increase in borrowings from €1,468 million in H1 2019 to €2,637 million in H1 2020.
Cash Flows for 2019, 2018 and 2017
The following table summarizes PSA’s cash flows from operating, investing and financing activities of continuing operations.

	Years ended December 31,
(€ million)	2019	2018	2017
Net cash from (used in) operating activities of continuing operations	€8,705	€8,395	€5,459
Net cash from (used in) investing activities of continuing operations	€(5,972)	€(4,739)	€(5,156)
Net cash from (used in) financing activities of continuing operations	€(309)	€(7)	€(361)
2019 Compared to 2018
Net cash from operating activities of continuing operations
Net cash from operating activities of continuing operations increased by 3.69 percent from €8,395 million in 2018 to €8,705 million in 2019, mainly driven by an increase in consolidated profit from continuing operations from €3,295 million in 2018 to €3,584 million in 2019 and an increase in adjustments for depreciation, amortization and impairment from €2,995 million in 2018 to €3,717 million in 2019. These were partially offset by a decrease in the positive contribution of changes in working capital from €1,661 million in 2018 to €1,132 million in 2019, mainly reflecting an increase in trade receivables of €197 million in 2019, compared to a decrease of €1,342 in 2018, which was partially offset by an increase in trade payables of €745 million in 2019, compared to €294 million in 2018.

Net cash (used in) investing activities of continuing operations
Net cash used in investing activities of continuing operations increased by 26.02 percent from €4,739 million in 2018 to €5,972 million in 2019, mainly driven by increased investment in property, plant and equipment, which amounted to €2,765 million in 2019 compared to €2,510 million in 2018, investments in intangible assets, mostly in the PCD and OV segments, amounting to €2,146 million in 2019 compared to €2,061 million in 2018, as well as acquisitions of consolidated subsidiaries and equity method investments, which amounted to €1,293 million in 2019 compared to €713 million in 2018, primarily due to the acquisition of Clarion by Faurecia for €969 million in April 2019.
Net cash (used in) financing activities of continuing operations
Net cash used in financing activities of continuing operations increased from €7 million in 2018 to €309 million in 2019, mainly driven by an increase in dividends paid to PSA shareholders from €474 million in 2018 to €697 million in 2019, as well as the payment of lease liabilities, which amounted to €377 million in 2019 following the application of IFRS 16. For additional details, refer to “Financial Information—IFRS 16 – Leases”. This increase was partially offset by an increase in the positive contribution of changes in other financial assets and liabilities from €631 million in 2018 to €923 million in 2019, primarily as a result of an increase in borrowings from €1,647 million in 2018 to €2,512 million in 2019.
2018 Compared to 2017
Net cash from (used in) operating activities of continuing operations
Net cash from operating activities of continuing operations increased by 53.78 percent from €5,459 million in 2017 to €8,395 million in 2018, primarily due to the increase in consolidated profit from continuing operations from €2,354 million in 2017 to €3,295 million in 2018 as a result of the inclusion in the PSA Consolidated Financial Statements of the full-year contribution of the OV segment in 2018, compared to its five-month contribution in 2017. In addition, PSA recorded an increase in the positive contribution of changes in working capital to €1,661 million in 2018 from €46 million in 2017, mainly reflecting a decrease in trade receivables of €1,342 million in 2018, compared to an increase of €476 million in 2017, partially offset by an increase in trade payables of €294 million in 2018, compared to €1,177 million in 2017, which were related primarily to the OV segment.
Net cash from (used in) investing activities of continuing operations
Net cash used in investing activities of continuing operations decreased by 8.09 percent from €5,156 million in 2017 to €4,739 million in 2018, mainly driven by acquisitions of consolidated subsidiaries and equity method investments, which decreased to €713 million in 2018 compared to €1,095 million in 2017, and proceeds from disposals of property, plant and equipment and of intangible assets, which increased to €509 million in 2018 from €323 million in 2017 and was mainly related to the sale of PSA’s R&D center in La Garenne for €261 million in 2018.
Net cash from (used in) financing activities of continuing operations
In 2018, net cash used in financing activities of continuing operations decreased by 98.06 percent from €361 million in 2017 to €7 million in 2018, mainly driven by an increase in the positive contribution of changes in other financial assets and liabilities from €42 million in 2017 to €631 million in 2018, primarily as a result of a decrease in current financial assets of €557 million in 2018, compared to an increase of €548 million in 2017, which was partially offset by an increase in dividends paid to PSA shareholders from €431 million in 2017 to €474 million in 2018 and a decrease in proceeds from issuance of shares from €305 million in 2017 to €27 million in 2018.

Bonds and Other Borrowings
The tables below show the total borrowings of the manufacturing and sales companies of PSA and Faurecia as of June 30, 2020 and December 31, 2019:

	Carrying amount at June 30, 2020		Issuance
(€ million)	Non-current(2)	Current(3)	Currency	Due Date
Manufacturing and sales companies (excluding Faurecia) – principal amount
2003 bond issue – €600m	789(4)	28	EUR	Q3/2033
2016 bond issue – €500m	498	3	EUR	Q2/2023
2017 bond issue – €600m	598	3	EUR	Q1/2024
2017 bond issue – €100m	100	1	EUR	Q1/2024
2018 bond issue – €650m	646	4	EUR	Q1/2025
2019 bond issue – €600m	590	5	EUR	Q3/2029
2020 bond issue – €1000m	992	3	EUR	Q2/2026
Schuldschein 2019 – €522m	522	1	EUR	2023 to 2027
Faurecia
2018 bond issue – €700m	682	1	EUR	Q2/2025
2019 bond issue – €700m	681	1	EUR	Q2/2027
2019 bond issue – €750m	754	1	EUR	Q2/2025
Total bond issuances	6,852	51	EUR

Peugeot S.A.
Commitment to repurchase shares from Dongfeng(1)	—	451	EUR	na

Manufacturing and sales companies (excluding Faurecia) – principal amount
EIB loan – €250m	245	—	EUR	Q1/2024
Borrowings – Morocco	138	—	EUR	2021 to Q4/2025
Borrowings – China	—	1	EUR	2019
Borrowings – Spain	81	21	EUR	2018 to 2026
Borrowings – Other France	81	—	EUR	2021
Borrowings – Other	61	21	EUR	na
Borrowings – Brazil	22	8	BRL	2020 to 2024
Other borrowings	51	24	na	na
Faurecia
Other borrowings	2,511	61	EUR / USD	2022 to 2024
Total other borrowings	3,190	587
________________________________________________________________________________________________________________________________________________
(1) In connection with the merger, Dongfeng and PSA have entered into a share repurchase agreement dated as of December 17, 2019 (the “Share Repurchase Agreement”), pursuant to which Dongfeng has agreed to sell, and PSA has agreed to buy, 30.7 million PSA ordinary shares prior to the closing of the merger (and any PSA ordinary shares so acquired will be cancelled) or, if the merger has not yet occurred, by December 31, 2020. In connection with the entry by FCA and PSA into the combination agreement amendment, (1) pursuant to the terms of the Share Repurchase Agreement, PSA purchased 10 million PSA ordinary shares from Dongfeng on September 23, 2020 through an off-market transaction as part of PSA’s share buyback program at a price of €16.385 per PSA ordinary share, which represents a total purchase price of €163,850,000 (excluding costs), and those PSA ordinary shares were cancelled after the settlement of the transaction on September 25, 2020, and (2) PSA and Dongfeng have agreed to amend the Share Repurchase Agreement to provide that if Dongfeng does not exercise its right to sell to PSA the additional 20.7 million PSA ordinary shares covered by the Share Repurchase Agreement by the earlier of December 31, 2020 and the Effective Time, Dongfeng is required to sell such PSA ordinary shares (or the corresponding number of Stellantis common shares after having applied the exchange ratio, following the merger) to third parties by December 31, 2022.
(2) Reflects liabilities due after 12 months, including principal amount, interest expense and unamortized debt issuance costs.
(3) Reflects liabilities due within 12 months, including interest expense and unamortized debt issuance costs.
(4) Includes gains achieved on an interest rate swap in connection with this bond, which amounted to €299 million at the time the interest rate swap was unwound in 2012, of which €197.1 million reflected the remaining amount to be amortized in the PSA Consolidated Financial Statements.

	Carrying amount at December 31, 2019		Issuance
(€ million)	Non-current(2)	Current(3)	Currency	Due Date
Manufacturing and sales companies (excluding Faurecia) – principal amount
2003 bond issue – €600m	797(4)	10	EUR	Q3/2033
2016 bond issue – €500m	497	9	EUR	Q2/2023
2017 bond issue – €600m	597	9	EUR	Q1/2024
2017 bond issue – €100m	100	2	EUR	Q1/2024
2018 bond issue – €650m	645	10	EUR	Q1/2025
2019 bond issue – €600m	590	1	EUR	Q3/2029
Schuldschein 2019 – €522m	522	3	EUR	2023 to 2027
Faurecia
2018 bond issue – €700m	680	1	EUR	Q2/2025
2019 bond issue – €700m	680	2	EUR	Q2/2027
2019 bond issue – €750m	755	1	EUR	Q2/2025
Total bond issuances	5,863	48	EUR

Peugeot S.A.
Commitment to repurchase shares from Dongfeng(1)	—	667	EUR	na

Manufacturing and sales companies (excluding Faurecia) – principal amount
EIB loan – €250m	244	—	EUR	Q1/2024
FDES loan – Zero coupon	—	24	EUR	Q1/2020
Borrowings – Morocco	138	—	EUR	2021 to Q4/2025
Borrowings – China	—	1	EUR	2019
Borrowings – Spain	79	20	EUR	2018 to 2026
Borrowings – Other France	72	—	EUR	2021
Borrowings – Other	62	68	EUR	na
Borrowings – Brazil	37	15	BRL	2019 to 2024
Other borrowings	41	12	na	na
Faurecia
Other borrowings	971	120	EUR / USD	2018 to 2024
Total other borrowings	1,644	927
________________________________________________________________________________________________________________________________________________
(1) In connection with the merger, Dongfeng and PSA have entered into a share repurchase agreement dated as of December 17, 2019 (the “Share Repurchase Agreement”), pursuant to which Dongfeng has agreed to sell, and PSA has agreed to buy, 30.7 million PSA ordinary shares prior to the closing of the merger (and any PSA ordinary shares so acquired will be cancelled) or, if the merger has not yet occurred, by December 31, 2020. In connection with the entry by FCA and PSA into the combination agreement amendment, (1) pursuant to the terms of the Share Repurchase Agreement, PSA purchased 10 million PSA ordinary shares from Dongfeng on September 23, 2020 through an off-market transaction as part of PSA’s share buyback program at a price of €16.385 per PSA ordinary share, which represents a total purchase price of €163,850,000 (excluding costs), and those PSA ordinary shares were cancelled after the settlement of the transaction on September 25, 2020, and (2) PSA and Dongfeng have agreed to amend the Share Repurchase Agreement to provide that if Dongfeng does not exercise its right to sell to PSA the additional 20.7 million PSA ordinary shares covered by the Share Repurchase Agreement by the earlier of December 31, 2020 and the Effective Time, Dongfeng is required to sell such PSA ordinary shares (or the corresponding number of Stellantis common shares after having applied the exchange ratio, following the merger) to third parties by December 31, 2022.
(2) Reflects liabilities due after 12 months, including principal amount, interest expense and unamortized debt issuance costs.
(3) Reflects liabilities due within 12 months, including interest expense and unamortized debt issuance costs.
(4) Includes gains achieved on an interest rate swap in connection with this bond, which amounted to €299 million at the time the interest rate swap was unwound in 2012, of which €197.1 million reflected the remaining amount to be amortized in the PSA Consolidated Financial Statements.
In addition, in May 2020, PSA issued €1,000 million of 2.75 percent notes due 2026 under its EMTN program and in July 2020, Faurecia issued €300 million of 2.625 percent notes due 2025 and €700 million of 3.75 percent notes due 2028 in order to refinance its €800 million syndicated loan facility drawn in April 2020.

The tables below show the total borrowings of BPF as of June 30, 2020 and December 31, 2019:

	Carrying amount at June 30, 2020		Issuance
(€ million)	Non-current(5)	Current(6)	Currency	Due Date
Banque PSA Finance(1)
Bonds + BMTN(2)	—	223	USD	1 to 5 years
Other(3)	—	3	USD	<1 year
Bank Facilities(4)	—	19	—	<6 months
Total borrowings	—	245
________________________________________________________________________________________________________________________________________________
(1) Reflects only financing arrangements by the financing entities that are consolidated in the PSA Consolidated Financial Statements and does not include the financing arrangements of BPF’s financing partnerships, including notably the financing partnerships with Santander and BNP.
(2) “BMTN” refers to Negotiable Medium Term Notes (Bons à Moyen Terme Négociables).
(3) “Other” refers to accrued interest not yet due.
(4) Bank facilities are denominated in Mexican Peso, Russian Ruble, Pound Sterling and Polish Zloty.
(5) Reflects liabilities due after 12 months, including principal amount, interest expense and unamortized debt issuance costs.
(6) Reflects liabilities due within 12 months, including interest expense and unamortized debt issuance costs.

	Carrying amount at December 31, 2019		Issuance
(€ million)	Non-current(5)	Current(6)	Currency	Due Date
Banque PSA Finance(1)
Bonds + BMTN(2)	223	—	USD	1 to 5 years
Other(3)	—	3	USD	<1 year
Bank Facilities(4)	—	40	—	<6 months
Total borrowings	223	43
________________________________________________________________________________________________________________________________________________
(1) Reflects only financing arrangements by the financing entities that are consolidated in the PSA Consolidated Financial Statements and does not include the financing arrangements of BPF’s financing partnerships, including notably the financing partnerships with Santander and BNP.
(2) “BMTN” refers to Negotiable Medium Term Notes (Bons à Moyen Terme Négociables).
(3) “Other” refers to accrued interest not yet due.
(4) Bank facilities are denominated in Mexican Peso, Russian Ruble, Pound Sterling and Polish Zloty.
(5) Reflects liabilities due after 12 months, including principal amount, interest expense and unamortized debt issuance costs.
(6) Reflects liabilities due within 12 months, including interest expense and unamortized debt issuance costs.
Lines of Credit
In April 2014, PSA entered into a €3,000 million syndicated credit facility, which was amended several times, most recently in May 2018 in order to improve economic terms, which matures in May 2023 with respect to €190 million and in May 2024 with respect to the remaining €2,810 million, and has a one-year extension option from May 2024 to May 2025, subject to the lenders’ approval. The facility was undrawn as of the date of this prospectus. Independent of Peugeot S.A., Faurecia has a €1,200 million syndicated credit facility due June 2024, with two one-year extension options, which was undrawn as of the date of this prospectus and a ¥30,000 million (equivalent to approximately €247 million as of June 30, 2020, converted at a rate of €1:¥121.24) credit facility comprising a loan and a renewable credit line of ¥15,000 million (equivalent to approximately €123 million as of June 30, 2020), respectively, due in February 2025, of which ¥10,000 million (equivalent to approximately €82 million as of June 30, 2020) remained undrawn as of June 30, 2020. BPF had undrawn revolving bilateral bank facilities totaling €140 million as of the date of this prospectus. In response to the COVID-19 pandemic, in April 2020, PSA signed a new €3,000 million syndicated line of credit, which matures in April 2021 and pursuant to which PSA benefits from two three-month extension options. This €3,000 million syndicated line of credit was undrawn as of the date of this prospectus. In addition, in April 2020, Faurecia and its lenders agreed to an additional €800 million syndicated loan which was fully drawn and subsequently refinanced using the proceeds of Faurecia’s €300 million and €700 million notes issuances in July 2020.

Covenants
Certain debt issued by the manufacturing and sales companies of PSA, other than Faurecia, contains customary covenants and events of default, which are common for debt of companies in the automotive industry. These include “negative pledge” clauses whereby the borrower undertakes, subject to certain exceptions, not to grant any collateral to any third parties, “material adverse changes” clauses, which apply in the event of a major negative change in the results of operations or financial condition of PSA, “pari passu” clauses, which ensure that lenders enjoy the same treatment as other creditors, “cross-default” clauses, whereby if one loan goes into default other loans become repayable immediately, clauses whereby the borrower undertakes to provide regular information to the lenders, clauses whereby the borrower undertakes to comply with applicable legislation and change of control clauses. Other than Faurecia, none of the manufacturing and sales companies’ borrowings are subject to specific acceleration clauses based on minimum credit ratings.
In addition, the European Investment Bank (“EIB”) loans are dependent on PSA carrying out the projects being financed under such loans.
In the event Peugeot S.A. loses its investment grade rating, drawings under the €3,000 million syndicated credit facility entered into in 2014, would become subject to PSA’s manufacturing and sales companies maintaining net debt of less than €6,000 million and a ratio of net debt to consolidated equity of less than one. PSA was in compliance with the covenants in its debt instruments as of June 30, 2020.
In addition to the covenants described above, Faurecia’s €1,200 million syndicated line of credit contains a covenant that sets limits on the incurrence of debt. Faurecia’s ¥30,000 million credit facility contains substantially the same covenants as its €1,200 million syndicated line of credit. Faurecia was in compliance with the covenants in its debt instruments as of June 30, 2020.
In addition to the covenants described above, BPF’s credit facilities are subject to customary acceleration covenants. Additionally, the facility requires BPF to retain its bank status and comply with a “Common Equity Tier One” capital ratio of at least 11 percent. BPF was in compliance with the covenants in its debt instruments as of June 30, 2020.
Provision for Warranties
The provision for warranties concerns sales of new vehicles and covers the expected cost of warranty claims related to vehicles and replacement parts for a period of two years. When PSA provides warranties to customers, it records a provision to cover the estimated cost of vehicle and spare part warranties at the time of the sale to independent dealer networks or end-customers. Provision for warranties totaled €1,419 million for the fiscal year ended December 31, 2019 compared to €1,563 million for the fiscal year ended December 31, 2018.
Critical Accounting Estimates
PSA has selected accounting policies that it believes provide an accurate, true and fair view of its consolidated financial condition and results of operations. These accounting policies are applied in a consistent manner, unless stated otherwise, which will mainly be a result of the application of new accounting pronouncements. For a summary of all of PSA’s significant accounting policies, refer to Note 2 to the PSA Consolidated Financial Statements included elsewhere in this prospectus.
The preparation of consolidated financial statements in accordance with IFRS requires management to make estimates and assumptions in order to determine the reported amounts of certain assets, liabilities, income and expense items, as well as certain amounts disclosed in the explanatory notes to the financial statements relating to contingent assets and liabilities. The estimates and assumptions used are those deemed by management to be the most pertinent and accurate in view of PSA’s circumstances and past experience. Given the uncertainty inherent in any projections, actual results may differ from initial estimates.

Recoverable amount of intangible assets and property, plant and equipment and of equity method investments
In accordance with IAS 36 “Impairment of Assets”, the recoverable amount of property, plant and equipment and intangible assets is tested whenever there are indications of impairment (and at least once a year for assets with indefinite useful lives, which are primarily goodwill and brands). Indications of impairment are, in particular, a significant fall in volume, deteriorating profitability, and technological or regulatory developments that adversely impact the business.
The recoverable amount of an asset is the higher of its value in use and its fair value less costs to sell. For impairment testing, the carrying value of the asset or group of assets tested is usually compared to its estimated value in use and, if lower than its carrying value, with its fair value less costs to sell. Value in use is usually measured as the net present value of estimated future cash flows. The recoverable value of brands is estimated by reference to market royalties.
For purposes of impairment testing, the recoverable amount is determined for an individual, unless the asset does not generate cash inflows that are largely independent of those from other assets or groups of assets, in which case the asset is tested as part of a CGU to which the asset belongs.
In assessing the value in use of an asset or CGU, the estimated future cash flows are discounted to their present value using a discount rate that reflects current market assessments of the time value of money and the risks specific to the asset or CGU that are not reflected in the estimated future cash flows.
For purpose of impairment testing, CGUs of PSA are as follows:
•in the PCD and OV segments, CGUs are based on geography for Peugeot Citroën DS with Opel Vauxhall considered as a separate CGU;
•in the automotive equipment segment, each business group constitutes a CGU that is tested separately. The Faurecia CGU as a whole is considered for the purpose of the Faurecia goodwill testing at the PSA level;
•BPF partnerships with Santander Consumer France and with BNP are each a CGU; and
•several CGUs corresponding to other businesses, in particular the goodwill and brands of Celor/Aramis and Free2Move.
Furthermore, at a lower level, brands (e.g., Opel and Vauxhall) are tested annually. If impairments are indicated, technologies (e.g., diesel and electric) and vehicles (including related technology and tooling specific to a vehicle) are tested based on cash flows associated with such assets or group assets through the PCD and OV segments.
Recognition of development expenditures as assets
Research and development expenses include the cost of scientific and technical activities, intellectual property rights, and the education and training necessary for the development, production or implementation and marketing of new or substantially improved materials, methods, products, processes, systems or services.
Under IAS 38—Intangible Assets, development expenditure is recognized as an intangible asset if the entity can demonstrate its intention to complete the intangible asset, the availability of adequate technical, financial and other resources for this purpose, that it is probable that the future economic benefits attributable to the development expenditure will flow to the entity, and that the cost of the asset can be measured reliably. Capitalized development costs include related borrowing costs. Expenses for the year include research costs, non-capitalized study and development costs under the above criteria, and the depreciation of capitalized development costs.

Provisions
Pensions and Other Post-Employment Benefits
In addition to pension benefits paid in accordance with the laws and regulations of the countries in which they operate, PSA companies are liable for the payment of supplementary pensions and retirement bonuses. These benefits are paid under defined contribution and defined benefit plans. For defined contribution plans, contributions made during the year are expensed.
In accordance with IAS 19 − Employee Benefits, obligations under defined benefit plans are measured by independent actuaries using the projected unit credit method. The main assumptions underpinning the measurement of the commitment are the retirement date, wage increases, staff turnover, a discount rate and an inflation rate.
Current and Non-Current Provisions
In accordance with IAS 37 − Provisions, Contingent Liabilities and Contingent Assets, a provision is recognized when, as of the date of a statement of financial position, PSA has a present obligation towards a third party, and it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation, and no inflow of resources of an equivalent amount is expected. Provisions for restructuring costs are recognized only when the restructuring has been announced and PSA has drawn up or has started to implement a detailed formal plan.
Provisions are discounted only when the effect is material. In this case, the discount rate is based on a risk-free rate.
Warranties
Under IFRS 15, when warranties provided to customers are designed to cover defects in the vehicles sold, a provision is recorded to cover the estimated cost of vehicle and spare part warranties at the time of sale to independent dealer networks or end-customers.
Sales Incentives
The cost of current and future sales incentive programs is accounted for in operating income in the period in which the sales were recorded. They are provided country by country on the basis of historical costs for the previous three months. In cases where the cost of the program varies directly according to sales, it is deducted from revenue.
PSA’s incentive programs include retail financing granted at a significant discount to market interest rates. The corresponding cost is recognized at the time of the sale, as a deduction from revenue.
Residual values of vehicles sold with buyback commitments
Residual values of vehicles sold with buyback commitment are determined by PSA’s car residual value committee. This committee is responsible for periodically defining the residual values of existing and newly launched vehicles and reviewing the performance of the residual value assumptions compared to the market value of the relevant vehicle. It also conducts market surveys to ensure the residual values remain competitive and proposes appropriate measures to strengthen the residual values of the vehicles.
Deferred tax assets
In accordance with IAS 12 − Income Taxes, deferred taxes are calculated for all temporary differences between the tax base of assets and liabilities and their carrying amount. Deferred tax liabilities are systematically recognized, while deferred tax assets are recognized only when there is a reasonable expectation that they will be recovered.
A deferred tax liability is recognized for all taxable temporary differences associated with investments in subsidiaries and equity method investments for the variance between their tax and accounting value, except to the extent that both of the following conditions are satisfied: (i) PSA is able to control the timing of the reversal of the temporary difference and (ii) it is probable that the temporary difference will not be reversed in the foreseeable future.

In practice this means that for fully consolidated subsidiaries, a deferred tax liability is recognized only in respect of distribution taxes on dividends that will be paid by the subsidiary in the following year by decision of PSA. For equity method investments, a deferred tax liability on dividend distributions is recognized for all differences between the tax base of the shares and their carrying amount, and where current tax benefits generated by intragroup provisions and sales are not cancelled out by recognizing deferred tax liabilities (except when the difference is considered to be temporary, for example, when PSA plans to divest the subsidiary).
New Accounting Standards
Refer to Note 2 to the PSA Consolidated Financial Statements, included elsewhere in this prospectus, for information concerning new accounting standards, including IFRS 9 − Financial Instruments, IFRS 15 − Revenue from Contracts with Customers and IFRS 16 Leases, and the impact of the implementation of these standards on PSA’s financial statements.
Research and Development
PSA has focused its R&D on the development of cars that are more environmentally friendly and support PSA’s energy transition initiatives, as well as cars that are intelligent, connected and autonomous. In 2019, as a result of its research and development efforts, PSA filed 1,183 patent applications in France compared to 1,074 in 2018 and 1,021 applications in 2017.
As of December 31, 2019, research and development expense, net amounted to €2,852 million, reflecting non-capitalized expenditure of €2,111 million and amortization of capitalized development expenditure of €741 million. For additional information on PSA’s research and development policies, refer to “PSA—Research and Development”.

Contractual Obligations and Contingencies
The following tables summarize PSA’s contractual obligations as of June 30, 2020 and December 31, 2019. It shows undiscounted cash flows from financial liabilities and derivative instruments. The amounts presented reflect principal amounts and exclude the related interest expense that will be paid when due, discounts, premiums and debt issuance costs. See “—Bonds and Other Borrowings” above. Foreign currency cash flows and variable indexed cash flows have been determined based on market data as of June 30, 2020 and December 31, 2019, respectively.

	Payments due by period as of June 30, 2020
(€ million)	Within one year	Between one and three years	Between three and five years	After five years	Total
Bonds—principal repayments
Manufacturing and sales companies—excluding Faurecia	—	(500)	(1,550)	(2,522)	(4,572)
Faurecia	—	—	(700)	(1,450)	(2,150)
Other long-term debt—principal repayments
Manufacturing and sales companies—excluding Faurecia	(207)	(111)	(335)	(3)	(656)
Faurecia	(61)	(1,344)	(1,068)	—	(2,473)
Total bonds and other borrowings
Manufacturing and sales companies—excluding Faurecia	(207)	(611)	(1,885)	(2,525)	(5,228)
Faurecia	(61)	(1,344)	(1,768)	(1,450)	(4,623)
Commitment to repurchase shares from Dongfeng(1)	(451)				(451)
Lease liabilities
Manufacturing and sales companies—excluding Faurecia	(174)	(284)	(184)	(235)	(877)
Faurecia	(184)	(285)	(202)	(314)	(985)
Total derivative instruments	(118)	—	—	—	(118)
Non-cancellable lease commitments(2)	(21)	(16)	(14)	(83)	(134)
Capital commitments for the acquisition of non-current assets and other(3)	(974)	(435)	(26)	(62)	(1,497)
Pensions(4)	(6)	—	—	—	(6)
Liabilities related to vehicles sold with a buyback commitment(5)	(1,572)	(2,620)	(314)	(1)	(4,507)
Total	(3,769)	(5,595)	(4,392)	(4,670)	(18,426)
________________________________________________________________________________________________________________________________________________
(1) In connection with the merger, Dongfeng and PSA have entered into a share repurchase agreement dated as of December 17, 2019 (the “Share Repurchase Agreement”), pursuant to which Dongfeng has agreed to sell, and PSA has agreed to buy, 30.7 million PSA ordinary shares prior to the closing of the merger (and any PSA ordinary shares so acquired will be cancelled) or, if the merger has not yet occurred, by December 31, 2020. In connection with the entry by FCA and PSA into the combination agreement amendment, (1) pursuant to the terms of the Share Repurchase Agreement, PSA purchased 10 million PSA ordinary shares from Dongfeng on September 23, 2020 through an off-market transaction as part of PSA’s share buyback program at a price of €16.385 per PSA ordinary share, which represents a total purchase price of €163,850,000 (excluding costs), and those PSA ordinary shares were cancelled after the settlement of the transaction on September 25, 2020, and (2) PSA and Dongfeng have agreed to amend the Share Repurchase Agreement to provide that if Dongfeng does not exercise its right to sell to PSA the additional 20.7 million PSA ordinary shares covered by the Share Repurchase Agreement by the earlier of December 31, 2020 and the Effective Time, Dongfeng is required to sell such PSA ordinary shares (or the corresponding number of Stellantis common shares after having applied the exchange ratio, following the merger) to third parties by December 31, 2022.
(2) For H1 2020, non-cancellable lease commitments include commitments with respect to leases with variable lease payments, leases with terms of 12 months or less and leases of low-value assets, which are not recognized as lease liabilities under IFRS 16. These leases are entered into in the normal course of business and consist mainly of leases on commercial property and vehicles. The lease terms reflect local practices in each country. For 2018 and 2017, non-cancellable lease commitments include operating lease commitments accounted for under IAS 17 – Leases. Refer to Note 8.4 to the PSA Consolidated Financial Statements included elsewhere in this prospectus.
(3) Corresponds mainly to commitments to purchase property, plant and equipment and also includes PSA’s commitment towards the Fonds d’Avenir Automobile (FAA—tier 1 and tier 2; “FAA”), two funds set up to support automotive equipment manufacturers. PSA’s total commitment to FAA amounted to €204 million as of June 30, 2020. As of June 30, 2020, PSA had already paid €155 million into these two funds.
(4) Includes the annual contribution of PSA to external pension funds. For more details, refer to Note 7.1.C to the PSA Consolidated Financial Statements included elsewhere in this prospectus.
(5) Sales of new vehicles with a buyback commitment are not recognized in revenue at the time of delivery of the vehicle but are accounted for as leases when it is probable that the vehicle will be bought back. Buyback commitments are either unconditional or subject to the customer’s exercise option. The difference between the sale price and the buyback price is recognized as rental revenue on a straight-line basis over the duration of the buyback commitment. Refer to Note 5.1 to the PSA Audited Financial Statements for more details.

In July 2020, Faurecia issued €300 million of 2.625 percent notes due 2025 and €700 million of 3.75 percent notes due 2028.

	Payments due by period as of December 31, 2019
(€ million)	Within one year	Between one and three years	Between three and five years	After five years	Total
Bonds—principal repayments
Manufacturing and sales companies—excluding Faurecia	—	—	(1,400)	(2,172)	(3,572)
Faurecia	—	—	—	(2,150)	(2,150)
Other long-term debt—principal repayments
Manufacturing and sales companies—excluding Faurecia	(206)	(132)	(374)	(57)	(769)
Faurecia	(121)	(454)	(424)	(92)	(1,091)
Total bonds and other borrowings
Manufacturing and sales companies—excluding Faurecia	(206)	(132)	(1,774)	(2,229)	(4,341)
Faurecia	(121)	(454)	(424)	(2,242)	(3,241)
Commitment to repurchase shares from Dongfeng(1)	(667)				(667)
Lease liabilities
Manufacturing and sales companies—excluding Faurecia	(149)	(234)	(156)	(269)	(808)
Faurecia	(173)	(247)	(171)	(315)	(906)
Total derivative instruments	(142)	—	—	—	(142)
Non-cancellable lease commitments(2)	(55)	(80)	(84)	(82)	(301)
Capital commitments for the acquisition of non-current assets and other(3)	(1,016)	(335)	(52)	(67)	(1,470)
Pensions(4)	(62)	—	—	—	(62)
Liabilities related to vehicles sold with a buyback commitment(5)	(2,634)	(1,395)	(217)	(1)	(4,247)
Total	(5,225)	(2,877)	(2,878)	(5,205)	(16,185)
________________________________________________________________________________________________________________________________________________
(1) In connection with the merger, Dongfeng and PSA have entered into a share repurchase agreement dated as of December 17, 2019 (the “Share Repurchase Agreement”), pursuant to which Dongfeng has agreed to sell, and PSA has agreed to buy, 30.7 million PSA ordinary shares prior to the closing of the merger (and any PSA ordinary shares so acquired will be cancelled) or, if the merger has not yet occurred, by December 31, 2020. In connection with the entry by FCA and PSA into the combination agreement amendment, (1) pursuant to the terms of the Share Repurchase Agreement, PSA purchased 10 million PSA ordinary shares from Dongfeng on September 23, 2020 through an off-market transaction as part of PSA’s share buyback program at a price of €16.385 per PSA ordinary share, which represents a total purchase price of €163,850,000 (excluding costs), and those PSA ordinary shares were cancelled after the settlement of the transaction on September 25, 2020, and (2) PSA and Dongfeng have agreed to amend the Share Repurchase Agreement to provide that if Dongfeng does not exercise its right to sell to PSA the additional 20.7 million PSA ordinary shares covered by the Share Repurchase Agreement by the earlier of December 31, 2020 and the Effective Time, Dongfeng is required to sell such PSA ordinary shares (or the corresponding number of Stellantis common shares after having applied the exchange ratio, following the merger) to third parties by December 31, 2022.
(2) For 2019, non-cancellable lease commitments include commitments with respect to leases with variable lease payments, leases with terms of 12 months or less and leases of low-value assets, which are not recognized as lease liabilities under IFRS 16. These leases are entered into in the normal course of business and consist mainly of leases on commercial property and vehicles. The lease terms reflect local practices in each country. For 2018 and 2017, non-cancellable lease commitments include operating lease commitments accounted for under IAS 17 – Leases. Refer to Note 8.4 to the PSA Consolidated Financial Statements included elsewhere in this prospectus.
(3) Corresponds mainly to commitments to purchase property, plant and equipment and also includes PSA’s commitment towards the Fonds d’Avenir Automobile (FAA—tier 1 and tier 2; “FAA”), two funds set up to support automotive equipment manufacturers. PSA’s total commitment to FAA amounted to €204 million as of December 31, 2019. As of December 31, 2019, PSA had already paid €150 million into these two funds.
(4) Includes the annual contribution of PSA to external pension funds. For more details, refer to Note 7.1.C to the PSA Consolidated Financial Statements included elsewhere in this prospectus.
(5) Sales of new vehicles with a buyback commitment are not recognized in revenue at the time of delivery of the vehicle but are accounted for as leases when it is probable that the vehicle will be bought back. Buyback commitments are either unconditional or subject to the customer’s exercise option. The difference between the sale price and the buyback price is recognized as rental revenue on a straight-line basis over the duration of the buyback commitment. Refer to Note 5.1 to the PSA Audited Financial Statements for more details.

Off-Balance Sheet Arrangements

	Years ended December 31,
(€ million)	2019	2018	2017
Capital commitments for the acquisition of non-current assets	€1,405	€1,350	€1,284
Non-cancellable lease commitments	301	1,809	1,867
Guarantees given	724	610	579
Pledged or mortgaged assets	177	228	478
Total	€2,607	€3,997	€4,208
Capital commitments for the acquisition of non-current assets
This item corresponds mainly to commitments to purchase property, plant and equipment. It also includes PSA’s commitment towards the Fonds d’Avenir Automobile (FAA—tier 1 and tier 2), two funds set up to support automotive equipment manufacturers. PSA’s total commitment to FAA amounted to €204 million as of December 31, 2019. As of December 31, 2019, PSA had already paid €150 million into these two funds.
Non-cancellable lease commitments
For 2019, non-cancellable lease commitments include commitments with respect to leases with variable lease payments, leases with terms of 12 months or less and leases of low-value assets, which are not recognized as lease liabilities under IFRS 16. These leases are entered into in the normal course of business and consist mainly of leases on commercial property and vehicles. The lease terms reflect local practices in each country. For 2018 and 2017, this includes operating lease commitments accounted for under IAS 17 – Leases. Refer to Note 8.4 to the PSA Consolidated Financial Statements included elsewhere in this prospectus.
Guarantees given
Guarantees given include commitments to purchase R&D services (which relate to commitments given to a third party to purchase R&D services during a certain period of time), orders of marketing or other services, guarantees given on dealers’ residual value risk and commitments to manufacture and deliver vehicles. Guarantees given increased from €610 million in 2018 to €724 million in 2019.
Commitments to manufacture and deliver vehicles relate primarily to commitments of the OV business to manufacture and deliver vehicles to General Motors for the fiscal years ended December 31, 2017 and 2018 that were put in place prior to, and were transferred to PSA as result of, the OV Acquisition.
Pledged or mortgaged assets
Pledged or mortgaged assets include French government bonds given as collateral for loans from the European Investment Bank. When maturities of French government bonds do not correspond to those of the loans, commitments are covered in cash. Pledged or mortgaged assets decreased from €228 million in 2018 to €177 million in 2019.
Contingent Liabilities
Automotive
The customs agreement governing the automotive industry between Brazil and Argentina provides for the payment of penalties by the Argentinian automotive industry if the average ratio of imports to exports vis-à-vis Brazil exceed a certain threshold over the 2015–2029 period. Penalties may be payable by PSA if the automotive industry as a whole and PSA do not hit the required ratio. No provision has been made with respect to this matter due to the uncertainties surrounding developments in the automotive markets in Argentina and Brazil and the steps that PSA could take between now and 2029.

Commitment related to the GEFCO Group
In 2012, JSC Russian Railways (RZD) acquired from PSA a 75 percent stake in the GEFCO group. Following this acquisition, PSA entered into certain logistics and transportation service agreements with the GEFCO group pursuant to which PSA gave guarantees regarding the satisfactory performance of the logistics contracts and a five-year exclusivity clause until 2021 following an extension in 2016. At December 31, 2019, PSA had not identified any material risks associated with these guarantees.
Quantitative and Qualitative Disclosures about Market Risk
In the course of its business, PSA is exposed to liquidity risks, as well as interest rate, counterparty, currency and other market risks, which arise in the normal course of business from PSA’s operations and its source of finance. PSA’s overall risk management program focuses on the unpredictability of financial markets and commodity prices and seeks to minimize potential adverse effects on its performance. PSA International S.A. (“PSAI”) is primarily responsible for the central management of currency, interest rate and commodity risks under the supervision of the PSA Managing Board. With the exception of certain proprietary transactions involving currency instruments that are subject to very strict exposure limits and have very limited impact on consolidated profit, PSA uses derivative instruments only for purposes of hedging exposures to currency, interest rate and commodity risks.
Liquidity Risk
PSA’s financing and liquidity strategy aims to secure financing for PSA’s business and development projects. The strategy is defined by the PSA Managing Board based on its cash forecasts, financing needs and interest payments, as well as income and expenses. The strategy is submitted to the PSA finance and audit committee and is implemented by the corporate finance and treasury department under the direction of the Chief Financial Officer. PSA’s cash forecasts, financing needs and interest income and expenses, as well as its level of financial security are reviewed at monthly meetings of the treasury and foreign exchange committee.
In order to manage liquidity risk, PSA seeks to rely on the broadest range of funding sources, matching the maturity of its assets to its liabilities. To that end, PSA issues bonds under its EMTN program, uses bank borrowings in France and abroad, sells receivables, arranges lines of credit, and, where necessary, issues convertible bonds. PSA may also raise funds through a capital increase. Under its financing strategy, Faurecia relies on a mix of funding from both financial institutions and capital markets.
BPF’s financing strategy is defined under the direction of the governing bodies of BPF, which include the asset and liability management and risk management committees, and focuses in particular on monitoring and forecasting compliance with regulatory liquidity ratios. BPF’s capital structure and equity ratio comply with the applicable regulatory requirements, reflecting the quality of the bank’s assets. As of December 31, 2019, the bank also had liquidity reserves of €453 million.
Interest Rate Risk
PSA’s interest rate risk management policy is defined by the PSA Managing Board. Hedging decisions are made on a monthly basis by the treasury and foreign exchange committee, which is chaired by PSA’s Chief Financial Officer, and are implemented by PSAI. Cash reserves and short-term financing needs of the manufacturing and sales companies, other than Faurecia, are mainly centralized at the level of GIE PSA Trésorerie, which invests net cash reserves in short-term instruments that are indexed to variable or fixed rates. PSA seeks to hedge its interest rate risk by utilizing financial instruments in order to match its interest rate exposure to its assets and liabilities.
The mid- to long-term gross borrowings of manufacturing and sales companies, other than Faurecia, consist mainly of fixed-rate long-term loans. The proportion of the manufacturing and sales companies’ long-term borrowings, other than Faurecia, at variable rates of interest was less than one percent as of December 31, 2019, based on the principal borrowed.

Faurecia independently manages hedging of interest rate risks on a centralized basis through Faurecia’s finance and treasury department, which reports to its executive committee. Hedging decisions are made on a monthly basis by the market and risk committee and aim to reduce the impact of changes in short-term interest rates on earnings. A significant part of Faurecia’s gross borrowings are at variable rates and Faurecia uses various derivative financing instruments to manage this risk. The hedges entered into by Faurecia comprise mainly euro-denominated interest rate swaps with two- and three-year maturities. Faurecia is the only entity within PSA that holds cash flow hedges of interest rate risks.
BPF’s policy measures interest rate risk in the context of stress scenarios and, if necessary, aims to reduce the impact of changes in interest rates using appropriate financial instruments to match interest rates on the loans and any related refinancings. The implementation of this policy is monitored by the governing bodies of BPF. For more details, refer to Note 12.6.A(2) to the PSA Consolidated Financial Statements included elsewhere in this prospectus.
In order to assess the potential impact of changes in interest rates on financial liabilities, PSA segregates fixed rate financial debt instruments (for which the impact is assessed in terms of fair value) from floating rate financial debt instruments (for which the impact is assessed in terms of profit and loss).
A hypothetical 50 basis points change in interest rates would have resulted in a potential decrease in fair value of fixed rate financial debt instruments and interest rate derivative financial instruments of approximately €188 million held at December 31, 2019 (approximately €122 million at December 31, 2018).
A hypothetical 50 basis points change in short-term interest rates at December 31, 2019, applied to floating rate financial debt instruments, would have resulted in a potential decrease in net profit before taxes, on an annual basis, of approximately €6 million (approximately €5 million at December 31, 2018).
This analysis is based on the assumption there is an increase of 50 basis points across all interest rate financial instruments. The analysis applies a 50 basis points variation in line with PSA’s average interest rate for new debt, which has been significantly below 5 percent since 2016.
Currency Risk
The manufacturing and sales companies manage their foreign exchange positions on transactions denominated in foreign currencies with the objective of hedging the risk of fluctuations in exchange rates as soon as foreign currency invoices are booked into PSA’s accounts. The PCD and OV segments’ currency risks are managed centrally, for the most part by PSAI, which is responsible for hedging PSA’s currency risks, under the supervision of executive management. Currency risks are hedged using instruments covered by International Swaps and Derivatives Master (“ISDA”) agreements.
PSA’s currency risks are managed by requiring manufacturing companies to bill sales companies in their local currency (except in rare cases or where this is not allowed under local regulations). Currency risks on these intragroup billings are also hedged using forward foreign exchange contracts. In most cases, foreign currency intragroup loans of companies in the PCD and OV segments are also hedged. In addition, the foreign currency policy includes the hedging of future flows for companies in the PCD and OV segments. As of December 31, 2019, companies in the PCD and OV segments had cash flow hedges on the following currencies: GBP, JPY and PLN.
BPF’s policy in relation to currency risk is to match liabilities with assets in the same currency, entity-by-entity, using appropriate financial instruments. It uses cross currency swaps, currency swaps and forward exchange contracts. BPF does not hedge its net investment in foreign operations.
PSAI carries out proprietary transactions involving currency instruments. These transactions are subject to very strict exposure limits and are closely monitored. These transactions are the only non-hedging transactions carried out by PSA and have very limited impact on consolidated profit.

Currency risks relating to the commercial transactions of Faurecia’s subsidiaries are managed independently and centrally by Faurecia using forward purchase and sale contracts and options, as well as foreign currency financing. Faurecia manages the hedging of currency risks through its group finance and treasury department. Currency risks on forecasted transactions are hedged on the basis of estimated cash flows determined when budgets are prepared and validated by executive management. Subsidiaries located outside the Eurozone are granted intragroup loans in their functional currency. These loans are refinanced in euro and the related currency risk is hedged by swaps. For more details, refer to Note 12.6.A(4) to the PSA Consolidated Financial Statements included elsewhere in this prospectus.
The potential loss in fair value of derivative financial instruments held for foreign currency exchange rate risk management at December 31, 2019 resulting from a ten percent increase in the year-end exchange rate would have been approximately €204 million (€228 million at December 31, 2018).
This analysis assumes that a hypothetical, unfavorable ten percent change in exchange rates as at year-end is applied in the measurement of the fair value of derivative financial instruments. It is reasonable to assume that changes in market exchange rates would produce the opposite effect on the underlying transactions that have been hedged.
Commodity Risk
The production costs of the PCD and OV segments and Faurecia are exposed to the risk of changes in certain raw material prices, either as a result of their direct purchases or indirectly through the impact of these changes on their suppliers’ costs. These raw materials include industrial products, such as steel and plastics, for which prices are negotiated directly with vendors and commodities, such as aluminum, copper, lead and precious metals, for which prices are based directly on the prices quoted on the relevant market. The PCD and OV segments’ exposure to commodity risks is tracked jointly by the purchasing department and PSAI, while Faurecia’s risks are managed independently. The PCD and OV segments’ commodity risks are reviewed on a quarterly basis by the metals committee, which is chaired by PSA’s Chief Financial Officer. This committee monitors hedging ratios, hedging gains and losses, reviews each quoted commodity that may have a material impact on PSA’s operating income and sets hedging targets in terms of volumes and prices over periods of up to three years. As of 2019, the OV segment has been fully integrated within the scope of PSA’s hedging transactions.
PSA aims to reduce the impact of pricing volatility in certain metals used in its manufacturing processes. PSA hedges its exposure to both base metals (aluminum, copper and lead) and precious metals (platinum, palladium and rhodium) using derivative contracts.
In connection with the commodity price derivate contracts outstanding at December 31, 2019, a hypothetical ten percent change in the price of the commodities at that date would have caused a fair value loss of €91 million (€35.6 million at December 31, 2018). It is reasonable to assume that changes in commodity prices would produce the opposite effect on the underlying transactions that have been hedged.
To the extent that Faurecia’s sales contracts with customers do not include any indexation clause based on commodity prices, the risk of an unfavorable change in commodity prices is addressed through a policy of price negotiations with customers and inventory management. Faurecia does not use derivative instruments to hedge its commodity and energy purchases. For more details, refer to Note 12.6.A(5) to the PSA Consolidated Financial Statements included elsewhere in this prospectus.
Counterparty and credit risk
The PCD and OV segments focus on guaranteeing the security of payments for the goods and services delivered to customers. Relations with Peugeot, Citroën, DS and OV dealers are managed within the framework of the BPF sales financing system. Payments from other customers are secured by arrangements with counterparties that are validated by the PSA treasury committee.
For Faurecia, the main counterparties are other leading automakers, whose creditworthiness is tracked customer-by-customer.

BPF’s exposure to credit risk corresponds to the risk of losses due to borrower default or borrower failure to fulfill contractual obligations. The counterparties concerned are Peugeot, Citroën, DS and OV dealers and the dealers’ retail customers. Lending decisions for fleet customers and dealers are based on detailed risk assessments in accordance with rules on lending limits.
Other counterparty risks concern investments and transactions involving currency, interest rate and commodity derivatives. These transactions are carried out solely with leading financial partners approved by the PSA treasury committee. The related counterparty risks are managed through a system of exposure limits by amount and by commitment duration. The limits are determined according to a range of criteria including the results of specific financial analyses by counterparty, the counterparty’s credit rating and the amount of its equity capital.
Available cash is invested either in money market securities issued by approved counterparties, or in mutual funds or deposit accounts. The majority of money market securities in PSA’s portfolio are issued by leading banks and the remainder by non-financial sector issuers. Mutual funds are selected according to guidelines specifying minimum fund credit ratings and maximum maturities of underlying assets. In addition, the amount invested in each fund is capped based on the fund’s total assets under management. Derivatives transactions are governed by standard ISDA or Fédération Bancaire Française agreements and contracts with the most frequently used counterparties provide for weekly margin calls. For more details, refer to Note 12.6.A(3) to the PSA Consolidated Financial Statements included elsewhere in this prospectus.

MAJOR SHAREHOLDERS OF FCA AND PSA AND RELATED PARTY TRANSACTIONS
Major Shareholders of FCA
Exor is the largest shareholder of FCA through its 28.54 percent shareholding interest in FCA issued common shares (as of November 13, 2020). As a result of the loyalty voting mechanism, Exor’s voting power is 44.40 percent.
Consequently, Exor could strongly influence all matters submitted to a vote of FCA shareholders, including approval of annual dividends, election and removal of directors and approval of extraordinary business combinations.
Exor is controlled by Giovanni Agnelli B.V. (“GA”), which holds 52.99 percent of its share capital. GA is a private limited liability company under Dutch law with its capital divided in shares and currently held by members of the Agnelli and Nasi families, descendants of Giovanni Agnelli, the founder of Fiat S.p.A. Its present principal business activity is to purchase, administer and dispose of equity interests in public and private entities and, in particular, to ensure the cohesion and continuity of the administration of its controlling equity interests. The directors of GA are John Elkann, Tiberto Brandolini d’Adda, Alessandro Nasi, Andrea Agnelli, Benedetto Della Chiesa, Luca Ferrero de’ Gubernatis Ventimiglia, Jeroen Preller and Florence Hinnen.
Based on the information in FCA’s shareholder register, regulatory filings with the AFM and the SEC and other sources available to FCA, the following persons owned, directly or indirectly, in excess of three percent of FCA’s capital and/or voting interest as of November 13, 2020:

FCA Shareholders	Number of Issued Common Shares	Percentage Owned
Exor N.V.(1)	449,410,092	28.54
BlackRock, Inc.(2)	66,230,261	4.21
______________________________________________________________________________________________________________________________
(1)In addition, Exor N.V. holds 449,410,092 special voting shares; Exor N.V.’s beneficial ownership in FCA is 44,40 percent, calculated as the ratio of (i) the aggregate number of common and special voting shares owned by Exor N.V. and (ii) the aggregate number of outstanding common shares and issued special voting shares.
(2) BlackRock, Inc. beneficially owns 66,230,261 common shares (3.27 percent of total issued shares, which is the aggregate number of outstanding common shares and issued special voting shares) and 77,260,142 voting rights (4.91 percent of outstanding common shares and 3.82 percent of total issued shares).
Based on the information in FCA’s shareholder register and other sources available to it, as of November 13, 2020, approximately 450 million FCA common shares, or approximately 29 percent of the FCA common shares, were held in the United States. As of the same date, approximately 780 record holders had registered addresses in the United States.
Major Shareholders of PSA
As of October 31, 2020 the largest shareholders of PSA were EPF/FFP and BPI, each holding a 12.36 percent stake in the share capital of PSA, and Dongfeng, holding a 11.24 percent stake in the share capital of PSA.

The following table sets forth the number of shares, percentage of share capital, exercisable and theoretical voting rights for each shareholder owning, directly or indirectly, in excess of five percent of PSA’s capital and/or voting interest as of October 31, 2020:

	As of October 31, 2020
Major shareholders(1)	Number of shares	% of share capital	% of exercisable voting rights	% of theoretical voting rights
The Groupe Familial Peugeot (EPF/FFP)(2)(3)(4)	110,622,220	12.36	18.01	17.90
Dongfeng Motor Group Company Ltd. (DFG) and Dongfeng Motor (Hong Kong) International Co. Limited (DMHK)(5)	100,622,220	11.24	16.38	16.28
Bpifrance Participations S.A. via Lion Participation SAS (BPI S.A.)	110,622,220	12.36	18.01	17.90
TOTAL	321,866,660	35.96	52.40	52.08
______________________________________________________________________________________________________________________________
(1) Source: Euroclear TPI, Nasdaq and Société Générale Securities Services on October 31, 2020.
(2) EPF (Établissements Peugeot Frères) is a holding company. FFP is controlled by EPF.
(3) On March 6, 2020, FFP entered into an equity swap agreement with an investment services provider that will expire on June 30, 2021. Under this equity swap agreement, FFP may, in its discretion, acquire up to 18,096,564 ordinary shares of PSA for a total amount of €228 million, which would represent approximately 2% of PSA’s outstanding ordinary shares. The figures presented in the table above with respect to FFP do not reflect the PSA ordinary shares FFP may acquire pursuant to this equity swap agreement.
(4) On September 16, 2020, EPF and FFP contributed all of their PSA ordinary shares to Maillot I, a French simplified joint stock company (société par actions simplifiée), which is wholly owned by EPF and FFP. On September 18, 2020, Maillot I acceded to EPF/FFP’s undertaking letter dated December 17, 2019, pursuant to which, EPF/FFP agreed, among other things, to vote their PSA ordinary shares in favor of the merger at the extraordinary general meeting of shareholders of PSA.
(5) In connection with the merger, Dongfeng and PSA have entered into a share repurchase agreement dated as of December 17, 2019 (the “Share Repurchase Agreement”), pursuant to which Dongfeng has agreed to sell, and PSA has agreed to buy, 30.7 million PSA ordinary shares prior to the closing of the merger (and any PSA ordinary shares so acquired will be cancelled) or, if the merger has not yet occurred, by December 31, 2020. In connection with the entry by FCA and PSA into the combination agreement amendment, (1) pursuant to the terms of the Share Repurchase Agreement, PSA purchased 10 million PSA ordinary shares from Dongfeng on September 23, 2020 through an off-market transaction as part of PSA’s share buyback program at a price of €16.385 per PSA ordinary share, which represents a total purchase price of €163,850,000 (excluding costs), and those PSA ordinary shares were cancelled after the settlement of the transaction on September 25, 2020, and (2) PSA and Dongfeng have agreed to amend the Share Repurchase Agreement to provide that if Dongfeng does not exercise its right to sell to PSA the additional 20.7 million PSA ordinary shares covered by the Share Repurchase Agreement by the earlier of December 31, 2020 and the Effective Time, Dongfeng is required to sell such PSA ordinary shares (or the corresponding number of Stellantis common shares after having applied the exchange ratio, following the merger) to third parties by December 31, 2022.
Based on the information in PSA’s shareholder register and other sources available to it, as of June 30, 2020, approximately 194 million PSA ordinary shares, or approximately 21 percent of the PSA ordinary shares, were held in the United States. As of the same date, PSA estimates that 300 record holders had registered addresses in the United States.
Major Shareholders of Stellantis
Based on the shareholding information of FCA and PSA as of November 13, 2020 and October 31, 2020, respectively, the Exchange Ratio and the shareholders undertakings described under “The Combination Agreement and Cross Border Merger Terms—The Combination Agreement and Shareholders Undertakings—Shareholders Undertakings”, it is expected that the following persons will own, directly or indirectly, in excess of three percent of Stellantis’s share capital immediately following completion of the merger:

Stellantis Shareholders	Anticipated Ownership Percentage at Closing
Exor	14.4%
EPF/FFP	7.2%
BPI	6.2%
Dongfeng	5.6%

The percentages in the table above reflect certain factual assumptions, and therefore the actual percentages of ownership following the merger may vary. Such assumptions include:
•Dongfeng has the right to sell to PSA 20.7 million PSA ordinary shares before December 31, 2020, in which case such PSA ordinary shares will be cancelled. The table above does not give effect to any such potential sale or cancellation. For further details see “—Major Shareholders of PSA”; and

•FFP’s right, in its discretion, to acquire up to 18,096,564 PSA ordinary shares for a total maximum amount of euro 228 million, representing approximately two percent of PSA’s ordinary shares, under an equity swap agreement dated March 6, 2020 with an investment services provider which will expire on June 30, 2021. The ownership percentage of EPF/FFP in the table above assumes that FFP will acquire all of such 18,096,564 PSA ordinary shares before the closing of the merger.
Related Party Transactions
FCA
In accordance with IAS 24 - Related Party Disclosures, the related parties of FCA are determined as those entities and individuals capable of exercising control, joint control or significant influence over FCA and its subsidiaries. Related parties include companies belonging to Exor (the largest shareholder of FCA through its 28.54 percent common shares shareholding interest and 44.40 percent voting power at November 13, 2020), which include Ferrari N.V. and CNH Industrial N.V. (“CNHI”). Related parties also include associates, joint ventures and unconsolidated subsidiaries of FCA, members of the FCA Board, executives with strategic responsibilities and certain members of their families.
Transactions carried out by FCA with its related parties are on commercial terms that are normal in the respective markets, considering the characteristics of the goods or services involved, and primarily relate to:
•the purchase of engines and engine components for Maserati vehicles from Ferrari N.V.;
•the purchase of powertrain systems for light commercial vehicles from CNHI;
•the sale of powertrain and other components to the companies of CNHI;
•the provision of services (accounting, payroll, tax administration, information technology and security) to the companies of CNHI;
•the sale of vehicles to the leasing and renting subsidiaries of the joint ventures FCA Bank and Koç Fiat Kredi;
•the sale of engines, other components and production systems to and the purchase of light commercial vehicles from Sevel S.p.A., a 50 percent-owned joint operation with Groupe PSA, based in Atessa, Italy;
•the purchase of light commercial vehicles and passenger cars from the joint venture Tofas;
•the provision of services and the sale of goods to the GAC FCA JV;
•the purchase of vehicles from, the provision of services and the sale of goods to the joint operation Fiat India Automobiles Private Limited; and
•the sale of automotive lighting and automotive components, which was included within discontinued operations, to Ferrari N.V.
The most significant financial transactions with related parties generated receivables from financing activities of FCA’s financial services companies from joint ventures and asset-backed financing relating to amounts due to FCA Bank for the sale of receivables, which do not qualify for derecognition under IFRS 9 – Financial Instruments.
Please see Note 24, Related party transactions, within the FCA Consolidated Financial Statements as of December 31, 2019 included elsewhere in this prospectus for details on FCA’s related party transactions.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following unaudited pro forma condensed combined financial information included in this prospectus, which has been prepared using the historical consolidated financial statements of FCA and PSA, is presented for illustrative purposes only and should not be considered to be an indication of the results of operations or financial position of Stellantis following the merger.
The unaudited pro forma condensed combined financial information includes the unaudited pro forma condensed combined statement of financial position at June 30, 2020 and the unaudited pro forma condensed combined statements of income for the six months ended June 30, 2020 and for the year ended December 31, 2019 with the related explanatory notes.
On December 17, 2019, FCA and PSA entered into a combination agreement providing for the combination of FCA and PSA through a cross-border merger, with FCA as the surviving legal entity in the merger. On the day immediately following the completion of the merger described in this prospectus, FCA will be renamed. In this prospectus we sometimes refer to the surviving legal entity after the merger as Stellantis or the combined group.
The combination agreement provides that, subject to requisite shareholder approvals and the other conditions precedent included in the combination agreement and described in this prospectus, PSA shareholders will receive 1.742 FCA common shares for each PSA ordinary share that they hold immediately prior to completion of the merger. The exchange ratio is fixed and will not be adjusted for changes in the market value of FCA common shares or PSA ordinary shares. The FCA Special Voting Shares held by Exor will be purchased by FCA for no consideration. The accrued double voting rights of PSA shares will be cancelled.
On September 14, 2020, FCA and PSA agreed to amend the combination agreement. According to the combination agreement amendment, the FCA Extraordinary Dividend, to be paid to former FCA shareholders was reduced to €2.9 billion, with PSA’s 46 percent stake in Faurecia planned to be distributed to all Stellantis shareholders promptly after closing following approval by the Stellantis Board and shareholders. Following agreement between FCA and PSA, PSA announced on October 29, 2020 the sale of approximately 9.7 million ordinary shares of Faurecia, representing approximately seven percent of Faurecia’s outstanding share capital, with proceeds of approximately €308 million. The proceeds of this sale, along with the remainder of PSA’s stake in Faurecia, are planned to be distributed to all Stellantis shareholders promptly after the closing following approval by the Stellantis Board and shareholders. In addition, PSA has undertaken (i) to convert, prior to the Effective Time, the manner in which it holds its remaining Faurecia ordinary shares resulting in the loss of the double voting rights attached to such Faurecia ordinary shares and (ii) to cause its representatives on the board of directors of Faurecia to resign effective the day preceding the Effective Time, which will collectively eliminate PSA’s influence over Faurecia and result in a loss of control prior to the Effective Time. FCA and PSA have also undertaken that Stellantis will not exercise control over Faurecia following the closing of the merger.
In the context of the contemplated merger, under the share repurchase agreement signed on December 17, 2019 between PSA and Dongfeng, Dongfeng has agreed to sell to PSA or third parties and PSA has agreed to buy 30.7 million shares of PSA if not sold to third parties.
Pursuant to the terms of the share repurchase agreement Dongfeng has sold to PSA 10 million common shares of PSA. These shares were repurchased by PSA on September 23, 2020 through an off-market transaction at a price of €16.385 per share which represents a total purchase price of €163,850,000. These shares have been cancelled after the settlement of the transaction that took place on September 25, 2020, in accordance with the share repurchase agreement.
In addition, PSA and Dongfeng have also agreed to amend the share repurchase agreement signed on December 17, 2019 to provide that, in the event Dongfeng has not sold the remaining 20.7 million shares to PSA or to third parties before the earlier of December 31, 2020 and the Effective Time, Dongfeng must sell the remaining 20.7 million shares of PSA to third parties by December 31, 2022. After the earlier of December 31, 2020, and the Effective Time PSA nor Stellantis will have any obligation to buy back the shares.
For the purpose of the unaudited pro forma condensed combined financial information, the repurchase of the 20.7 million shares by PSA from Dongfeng is not factually supportable therefore the liability recognized in PSA’s statement of financial position has been eliminated as described in Note 1 – The merger.

Consummation of the merger is subject to customary closing conditions, including approval by both companies’ shareholders at their respective Extraordinary General Meetings and the satisfaction of antitrust and other regulatory requirements subject to certain conditions. The merger is expected to close before the end of the first quarter of 2021.
Basis of presentation
The merger will be accounted for using the acquisition method of accounting in accordance with IFRS 3, which requires the identification of the acquirer and the acquiree for accounting purposes. Based on the assessment of the indicators under IFRS 3 and consideration of all pertinent facts and circumstances, FCA and PSA’s management determined that PSA is the acquirer for accounting purposes and as such, the merger is accounted for as a reverse acquisition. In identifying PSA as the acquiring entity, notwithstanding that the merger is being effected through an issuance of FCA shares, the most significant indicators were (i) the composition of the combined group’s board, which is composed of eleven directors, six of whom are to be nominated by PSA, PSA shareholders or PSA employees, or are current PSA executives, (ii) the combined group’s first CEO, who is vested with the full authority to individually represent the combined group, and is the current president of the PSA Managing Board, and (iii) the payment of a premium by pre-merger shareholders of PSA.
The IFRS 3 acquisition method of accounting applies the fair value concepts defined in IFRS 13 - Fair Value Measurement (“IFRS 13”) and requires, among other things, most of the assets acquired and the liabilities assumed in a business combination to be recognized by the acquirer at their fair values as of the acquisition date. As a result, PSA will apply the acquisition method of accounting and the assets and liabilities of FCA will be recorded, at the date of the completion of the merger, at their respective fair values, with limited exceptions as permitted by IFRS 3. Any excess of the consideration transferred over the fair value of FCA’s assets acquired and liabilities assumed will be recorded as goodwill. PSA’s assets and liabilities together with PSA’s operations will continue to be recorded at their pre-merger historical carrying values for all periods presented in the consolidated financial statements of the combined group. Following the completion of the merger, the earnings of the combined group will reflect the impacts of purchase accounting adjustments, including any changes in amortization and depreciation expense for acquired assets.
Fair value is defined in IFRS 13 as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. It is possible the application of reasonable judgment could develop different assumptions resulting in a range of alternative estimates using the same facts and circumstances.
The final amount of the consideration transferred will be determined at the Effective Time. The purchase accounting adjustments have not yet been completed. The completion of the purchase accounting adjustments, in which FCA’s assets acquired and liabilities assumed will be recognized at their respective fair values, with certain limited exceptions, will be finalized after the completion of the merger and could result in significantly different valuations, as well as, differences in amortization, depreciation and other expenses, compared to those presented in the unaudited pro forma condensed combined financial information.
The global spread of COVID-19 has significantly increased the volatility of prices and economic conditions in various markets around the world, affecting the determination of fair value measurements either directly or indirectly. As a result of the COVID-19 pandemic, governments around the world have mandated various restrictive measures to contain the pandemic, including social distancing, quarantine, “shelter in place” or similar orders, travel restrictions and suspension of non-essential business activities, which have impacted the ability to perform certain activities and procedures (i.e. physical site visits and inspections). Therefore, preliminary fair value estimates and the resulting preliminary goodwill may change as additional information becomes available, and some changes could be material, as certain valuations and other studies have yet to commence or progress to a stage where there is sufficient information for a definitive measurement.
The computation of the preliminary consideration transferred and purchase accounting presented herein are therefore preliminary and were made solely for the purpose of preparing this unaudited pro forma condensed combined financial information.
Following consummation of the merger, final valuations will be completed and the fair values assigned to the assets acquired and liabilities assumed will be finalized during the one year measurement period provided for by IFRS 3.

Differences between the preliminary purchase accounting presented herein and the final purchase accounting may occur and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial information including differences in fair value estimations of assets and liabilities, amortization, depreciation and other expenses, and the combined group’s future results of operations and financial position.
The unaudited pro forma condensed combined financial information presented in this prospectus is derived from (i) the interim consolidated statement of financial position and interim consolidated statement of income included in the unaudited condensed interim consolidated financial statements of PSA as of and for the six months ended June 30, 2020, and the consolidated statement of income included in the audited consolidated financial statements of PSA as of and for the year ended December 31, 2019, included in this prospectus, and (ii) FCA’s unaudited semi-annual condensed consolidated statement of financial position and semi-annual condensed consolidated income statement as of and for the six months ended June 30, 2020, contained in its Semi-Annual Report on Form 6-K furnished to the SEC on July 31, 2020, incorporated by reference into this prospectus and the consolidated income statement included in FCA’s audited consolidated financial statements as of and for the year ended December 31, 2019 contained in its Annual Report on Form 20-F filed with the SEC on February 25, 2020 and incorporated by reference into this prospectus.
The historical consolidated financial statements of PSA and FCA are prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) and in accordance with IFRS as adopted by the European Union. There is no effect on these consolidated financial statements resulting from differences between IFRS as issued by the IASB and IFRS as adopted by the European Union.
The unaudited pro forma condensed combined financial information presented in this prospectus should be read in conjunction with the historical 2019 consolidated financial statements, and the unaudited interim condensed consolidated financial statements as of and for the six months ended June 30, 2020, of PSA and FCA, the accompanying notes thereto and the other information contained in or incorporated by reference into this prospectus.
The unaudited pro forma condensed combined statement of financial position as of June 30, 2020 gives effect to the merger, as well as, the FCA Extraordinary Dividend and the loss of control of Faurecia, as if they had occurred on June 30, 2020. The unaudited pro forma condensed combined statements of income for the six months ended June 30, 2020 and the year ended December 31, 2019 give effect to the merger and the loss of control of Faurecia as if they had occurred on January 1, 2019. As a consequence of the combination agreement amendment, it is currently expected that the Faurecia Distribution will occur promptly after closing following approval by the Stellantis Board and the Stellantis shareholders, and as such it is not considered directly attributable to the merger. The unaudited pro forma condensed combined statement of financial position does not reflect the payment of the €1.1 billion ordinary dividends contemplated by the combination agreement, due to the fact that on May 13, 2020, the parties decided that, in light of the impact from the COVID-19 crisis, neither FCA nor PSA would pay an ordinary dividend in 2020 relating to the fiscal year 2019. The pro forma condensed combined financial information is not adjusted for the potential distribution of €500 million which may be paid by each of FCA and PSA to their respective shareholders prior to the Effective Time as it is not directly attributable to the merger because it is subject to the performance of FCA and PSA leading up to the Effective Time. The pro forma condensed combined financial information is also not adjusted for the effects of the separation of Comau, as it is considered neither directly attributable to the merger because it is subject to decision by the Stellantis Board after the closing of the merger, nor a significant subsidiary.
The unaudited pro forma condensed combined financial information is prepared in accordance with Article 11 of SEC Regulation S-X. The historical consolidated financial information has been adjusted in the accompanying unaudited pro forma condensed combined financial information to give effect to unaudited pro forma events that are (1) directly attributable to the merger, (2) factually supportable, and (3) with respect to the unaudited pro forma condensed combined statements of income, are expected to have a continuing impact on the results of operations of the combined group.
In addition, the Faurecia Distribution is considered probable and significant. As such, the unaudited pro forma combined condensed statement of financial position as of June 30, 2020, after giving effect to the merger, has been further adjusted to reflect the intended Faurecia Distribution as if it had occurred on June 30, 2020.

The unaudited pro forma condensed combined statements of income information do not reflect any non-recurring charges directly related to the merger that the combined group may incur following consummation of the merger. Further, the unaudited pro forma condensed combined financial information does not reflect any anticipated synergies, operating efficiencies, cost savings that may be achieved or any integration costs that may be incurred following the completion of the merger. In addition, any effects from benefits that executive officers and management would become entitled to as a result of the merger, or any compensation expense for replacement awards issued by Stellantis to employees, have not been reflected.
A preliminary review has been completed to assess if adjustments are necessary to conform FCA’s accounting policies to PSA’s accounting policies (PSA being the accounting acquirer). The accounting policies of FCA are similar in most material respects to those of PSA. Refer to Note 4 – FCA Reclassifications below for the adjustments included in the unaudited pro forma condensed combined financial information. Upon consummation of the merger, a detailed comparison of PSA and FCA’s accounting policies will be conducted. As a result of that comparison, additional differences between the two companies may be identified with respect to recognition, measurement or presentation. Although it is believed that the adjustments to FCA’s historical consolidated financial statements represent the known material adjustments to conform to PSA accounting policies, the accompanying unaudited pro forma adjustments are preliminary and are subject to further adjustments as additional information becomes available and as additional analyses are performed.
Certain amounts in PSA and FCA’s historical consolidated financial statements have been aggregated, as described further in Note 2 – PSA Historical Condensed and Note 3 – FCA Historical Condensed to the unaudited pro forma condensed combined financial information.
The unaudited pro forma condensed combined financial information is illustrative and is not intended to represent or be indicative of the consolidated results of operations or financial position that would have been reported had the merger been completed as of the dates presented, and should not be taken as representative of the future consolidated results of operations or financial position of the combined group following the merger. The actual financial position and results of operations of the combined group following the merger may differ significantly from the unaudited pro forma condensed combined financial information reflected herein due to a variety of factors. The unaudited pro forma condensed combined financial information is based upon available information and certain assumptions that management believes are reasonable.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF FINANCIAL POSITION
AS OF JUNE 30, 2020

	At June 30, 2020
	PSA Historical Condensed	FCA Historical Condensed	FCA Reclass-ifications		FCA Extra- ordinary Dividend	Preliminary Purchase Price Allocations		Other Adjustments		Loss of Control of Faurecia	Pro Forma Financial Information Before Faurecia Distribution	Faurecia Distribution	Pro Forma Financial Information Post Faurecia Distribution
	Note 2	Note 3	Note 4		Note 5	Note 6		Note 7		Note 8		Note 9
	(€ million)
Assets
Goodwill	€4,385	€—	€11,097	(a)	€—	€(4,896)	(a)	€—		€(2,392)	€8,194	€—	€8,194
Goodwill and intangible assets with indefinite useful lives	—	14,299	(14,299)	(a)	—	—		—		—	—	—	—
Intangible assets	10,543	—	15,911	(a), (d)	—	3,880	(b)	—		(2,787)	27,547	—	27,547
Other intangible assets	—	12,715	(12,715)	(a)	—	—		—		—	—	—	—
Property, plant and equipment	16,530	28,063	832	(b), (d)	—	(3,528)	(c)	—		(3,900)	37,997	—	37,997
Equity method investments	3,139	1,953	—		—	284	(d)	—		(155)	5,221	—	5,221
Deferred tax assets	1,043	1,181	—		—	17	(e)	—		(467)	1,774	—	1,774
Other non-current receivables and assets	2,561	3,421	(2,442)	(c)	—	(77)	(h)	—		(205)	3,258	51	3,309
Total non-current assets	38,201	61,632	(1,616)		—	(4,320)		—		(9,906)	83,991	51	84,042
Inventories	6,399	9,639	—		—	414	(f)	—		(1,731)	14,721	—	14,721
Assets sold with a buy-back commitment	—	1,318	(1,318)	(b)	—	—		—		—	—	—	—
Trade and other receivables	6,088	5,994	2,442	(c)	—	—		(293)	(a)	(3,644)	10,587	—	10,587
Current financial assets	808	805	—		—	—		—		2,029	3,642	(2,038)	1,604
Cash and cash equivalents	15,786	13,914	—		(2,900)	—		(164)	(b)	(2,214)	24,422	(308)	24,114
Assets held for sale	140	306	—		—	—		—		—	446	—	446
Total current assets	29,221	31,976	1,124		(2,900)	414		(457)		(5,560)	53,818	(2,346)	51,472
TOTAL ASSETS	67,422	93,608	(492)	(d)	(2,900)	(3,906)		(457)		(15,466)	137,809	(2,295)	135,514

Equity and liabilities
Equity
Total stockholders' equity	19,584	24,776	—		(2,900)	(5,220)		232	(c)	569	37,041	(2,346)	34,695
Non controlling interests	2,410	124	—		—	(45)	(i)	—		(2,280)	209	—	209
Total equity	21,994	24,900	—		(2,900)	(5,265)		232		(1,711)	37,250	(2,346)	34,904
Non-current financial liabilities	11,565	15,648	—		—	(273)	(g)	—		(5,440)	21,500	51	21,551
Other non-current liabilities	5,008	2,607	(819)	(d)	—	—		—		(5)	6,791	—	6,791
Non-current provisions	1,362	13,490	(5,313)	(e)	—	1,066	(h)	—		(480)	10,125	—	10,125
Deferred tax liabilities	872	1,778	—		—	531	(e)	—		(96)	3,085	—	3,085
Total non-current liabilities	18,807	33,523	(6,132)		—	1,324		—		(6,021)	41,501	51	41,552
Current provisions	4,332	7,603	5,313	(e)	—	—		—		(268)	16,980	—	16,980
Trade payables	10,280	15,957	—		—	—		(252)	(d)	(4,314)	21,671	—	21,671
Other current payables	9,626	5,938	327	(d)	—	15	(e)	(17)	(e)	(1,912)	13,977	—	13,977
Current financial liabilities	2,301	5,513	—		—	20	(g)	(420)	(f)	(1,240)	6,174	—	6,174
Liabilities held for sale	82	174	—		—	—		—		—	256	—	256
Total current liabilities	26,621	35,185	5,640		—	35		(689)		(7,734)	59,058	—	59,058
TOTAL EQUITY AND LIABILITIES	€67,422	€93,608	€(492)	(d)	€(2,900)	€(3,906)		€(457)		€(15,466)	€137,809	€(2,295)	€135,514
See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME FOR THE SIX MONTHS ENDED JUNE 30, 2020

	For the six months ended June 30, 2020
	PSA Historical Condensed	FCA Historical Condensed	FCA Reclass-ifications		Preliminary Purchase Price Allocations		Other Adjustments		Loss of Control of Faurecia	Pro Forma Financial Information Before Faurecia Distribution	Faurecia Distribution	Pro Forma Financial Information Post Faurecia Distribution
	Note 2	Note 3	Note 4		Note 6		Note 7		Note 8		Note 9
	(€ million, except per share amounts)
Continuing operations
Revenue	€25,120	€32,274	€—		€—		€(233)	(g)	€(5,506)	€51,655	€—	€51,655
Cost of goods and services sold	(21,052)	(29,921)	1,418	(f), (g)	191	(c), (f), (h)	233	(g)	5,117	(44,014)	—	(44,014)
Selling, general and administrative expenses	(2,372)	(2,480)	(1,070)	(f)	—		61	(h)	365	(5,496)	—	(5,496)
Research and development expenses	(1,179)	(1,509)	295	(g)	259	(b)	—		183	(1,951)	—	(1,951)
Restructuring costs	(132)	(43)	—		—		—		90	(85)	—	(85)
Impairment of CGUs	(289)	—	(643)	(g)	—		—		160	(772)	—	(772)
Other operating income (expense)	386	4	—		—		—		(176)	214	—	214
Operating income (loss)	482	(1,675)	—		450		61		233	(449)	—	(449)
Net financial income (expense)	52	(450)	—		(36)	(g)	(216)	(i)	108	(542)	—	(542)
Income (loss) before tax of fully consolidated companies	534	(2,125)	—		414		(155)		341	(991)	—	(991)
Income taxes	(222)	(690)	—		(44)	(j)	(18)	(j)	67	(907)	—	(907)
Share in net earnings of equity method investments	64	73	—		—		—		12	149	—	149
Consolidated profit (loss) from continuing operations	€376	€(2,742)	€—		€370		€(173)		€420	€(1,749)	€—	€(1,749)
Attributable to Owners of the parent	€595	€(2,734)	€—		€366		€(173)		€204	(1,742)	€—	€(1,742)
Attributable to Non controlling interests	€(219)	€(8)	€—		€4	(i)	€—		€216	(7)	€—	€(7)

Basic earnings per €1 par value share of continuing operations - attributable to Owners of the parent	€0.66	€(1.74)								€(0.56)		€(0.56)
Basic weighted average number of shares (thousand)	895,639	1,569,721								3,119,935		3,119,935
Diluted earnings per €1 par value share of continuing operations - attributable to Owners of the parent	€0.63	€(1.74)								€(0.56)		€(0.56)
Diluted weighted average number of shares (thousand)	943,610	1,569,721								3,119,935		3,119,935

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME FOR THE YEAR ENDED DECEMBER 31, 2019

	For the year ended December 31, 2019
	PSA Historical Condensed	FCA Historical Condensed	FCA Reclass-ifications		Preliminary Purchase Price Allocations		Other Adjustments		Loss of Control of Faurecia	Pro Forma Financial Information Before Faurecia Distribution	Faurecia Distribution	Pro Forma Financial Information Post Faurecia Distribution
	Note 2	Note 3	Note 4		Note 6		Note 7		Note 8		Note 9
	(€ million, except per share amounts)
Continuing operations
Revenue	€74,731	€108,187	€—		€—		€(432)	(g)	€(15,738)	€166,748	€—	€166,748
Cost of goods and services sold	(59,083)	(93,164)	3,622	(f), (g)	22	(c), (f)	432	(g)	13,312	(134,859)	—	(134,859)
Selling, general and administrative expenses	(6,472)	(6,455)	(3,059)	(f)	—		42	(h)	780	(15,164)	—	(15,164)
Research and development expenses	(2,852)	(3,612)	949	(g)	757	(b)	—		420	(4,338)	—	(4,338)
Restructuring costs	(1,531)	(154)	—		—		—		194	(1,491)	—	(1,491)
Impairment of CGUs	(283)	—	(1,512)	(g)	—		—		—	(1,795)	—	(1,795)
Other operating income (expense)	158	15	—		—		—		19	192	—	192
Operating income (loss)	4,668	4,817	—		779		42		(1,013)	9,293	—	9,293
Net financial income (expense)	(344)	(1,005)	—		(54)	(g)	(17)	(i)	219	(1,201)	—	(1,201)
Income (loss) before tax of fully consolidated companies	4,324	3,812	—		725		25		(794)	8,092	—	8,092
Income taxes	(716)	(1,321)	—		(13)	(j)	(8)	(j)	167	(1,891)	—	(1,891)
Share in net earnings of equity method investments	(24)	209	—		—		—		(38)	147	—	147
Consolidated profit (loss) from continuing operations	€3,584	€2,700	€—		€712		€17		€(665)	€6,348	€—	€6,348
Attributable to Owners of the parent	€3,201	€2,694	€—		€703		€17		€(272)	6,343	€—	€6,343
Attributable to Non controlling interests	€383	€6	€—		€9	(i)	€—		€(393)	5	€—	€5

Basic earnings per €1 par value share of continuing operations - attributable to Owners of the parent	€3.58	€1.72								€2.03		€2.03
Basic weighted average number of shares (thousand)	894,402	1,564,114								3,119,935		3,119,935
Diluted earnings per €1 par value share of continuing operations - attributable to Owners of the parent	€3.40	€1.71								€1.97		€1.97
Diluted weighted average number of shares (thousand)	941,732	1,570,850								3,227,562		3,227,562

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1 – The Merger
The merger will be accounted for under the acquisition method of accounting in accordance with IFRS 3, with PSA identified as the accounting acquirer (reverse acquisition accounting). Any excess of the equity consideration of PSA deemed to be transferred to FCA shareholders over the fair value of FCA’s net assets will be recorded as goodwill.
Computation of the preliminary consideration transferred
PSA shareholders will receive FCA shares as consideration in connection with the merger as discussed above. However, as required in IFRS 3, the consideration transferred will be calculated as if PSA, as the accounting acquirer, issues shares to the shareholders of the accounting acquiree, FCA, and therefore the unaudited pro forma condensed combined financial information reflects the preliminary consideration transferred as the estimated fair value of equity that would have been issued by PSA. This preliminary value of the consideration transferred has been measured based on the closing price of PSA’s shares of €18.40 per share on November 10, 2020. The value of the preliminary consideration transferred below is not necessarily indicative of the actual consideration that will be transferred at the Effective Time of the merger. The total consideration transferred will be based on the fair value of the equity deemed to be issued by PSA based on PSA’s share price at the Effective Time.
The number of PSA shares that PSA is deemed to issue to FCA shareholders under reverse acquisition accounting should provide the former FCA shareholders with the same ownership in the combined group as they will obtain in the merger. Based on the number of shares of FCA and PSA that are issued and outstanding as of June 30, 2020, adjusted for (i) the changes in issued and outstanding shares of FCA and PSA through November 10, 2020, and (ii) the 10 million of PSA shares repurchased by PSA from Dongfeng on September 23, 2020, which were cancelled, under the share repurchase agreement, the respective percentages of ownership of PSA and the former FCA shareholders would be as follows:

	Number of shares issued and outstanding as of November 10, 2020		Exchange Ratio	Adjusted number of shares on completion (i.e. Stellantis shares)		Exchange Ratio	Deemed number of shares for consideration transferred calculation
	(a)		(b)	(c) = (a) * (b)		(d)	(e) = (c) / (d)
PSA	887,037,978	(1)	1.742	1,545,220,158	49.53%	1.742	887,037,978	49.53%
FCA	1,574,714,499	(2)	1	1,574,714,499	50.47%	1.742	903,969,288	50.47%
Total				3,119,934,657			1,791,007,266
________________________________________________________________________________________________________________________________________________
(1) Number of shares as of November 10, 2020, net of 7.8 million treasury shares and after deduction of 10 million shares repurchased by PSA from Dongfeng on September 23, 2020 as provided in the share repurchase agreement. The related liability of €451 million recorded by PSA in Current financial liabilities in the consolidated statement of financial position as of June 30, 2020 has been adjusted in the unaudited pro forma condensed combined financial information as an elimination of the liability with a reduction in cash for €164 million and an increase in equity for €287 million, as described in the table below. Refer to Note 7 – Other adjustments for additional information.
(2) The number of shares as of November 10, 2020 includes 7.2 million shares that vested during 2020 in connection with FCA’s Equity Incentive Plan.
The table below shows the amount recognized in the unaudited pro forma condensed combined financial information as the estimated adjustment to reduce the balance of the current liability after giving effect to the repurchase of 10 million shares which occurred on September 23, 2020 and considering the assumption that the liability has been eliminated as the option for Dongfeng to sell to PSA expires at the Effective Time. Refer to Note 7 – Other adjustments for additional information.

(€ million)
Current financial liability as of June 30, 2020	€451
Less: 10 million PSA shares repurchased by PSA on September 23, 2020	164
Elimination of the remaining liability through equity	€287

The computation of the PSA’s preliminary consideration transferred under reverse acquisition accounting is summarized as follows:

Number of shares of PSA deemed to be issued to FCA shareholders under reverse acquisition accounting	Number of shares	903,969,288
Market price of PSA share as of November 10, 2020	€	€18.40
Fair value of common shares deemed to be issued to FCA shareholders as of November 10, 2020	€ million	€16,633
Preliminary Purchase Accounting
Under the acquisition method of accounting, FCA’s assets and liabilities will generally be recorded at their fair values at the date of the completion of the merger. The unaudited pro forma adjustments are preliminary and based on estimates of the fair value and useful lives of the assets as of June 30, 2020 and have been prepared to illustrate the estimated effect of the merger.
For the purpose of the unaudited pro forma condensed combined financial information, a preliminary fair value exercise has been performed focusing on selected items of Property, Plant and Equipment, Research and Development expenditures including In Process Research & Development and Trademarks that were deemed as potentially exposed to significant fair value adjustments.
The purchase accounting is dependent upon certain valuations and other studies that have not yet been fully completed. Accordingly, the preliminary purchase accounting is subject to further adjustments as additional information becomes available and as additional analyses and final valuations are conducted at and following the completion of the merger. The final valuations could differ materially from the preliminary fair valuations presented below and, as such, no assurances can be provided regarding the preliminary purchase accounting.
The FCA net assets acquired have been adjusted for the FCA Extraordinary Dividend.

The following table summarizes the preliminary purchase accounting and the determination of the preliminary goodwill, with the excess of the preliminary consideration to be transferred to FCA shareholders over the fair value of FCA’s net asset reflected as goodwill:

(€ million)
Calculation of preliminary goodwill
Fair value of common shares deemed to be issued to FCA shareholders as of November 10, 2020	€16,633

Carrying amount of identifiable assets acquired and liabilities assumed:
Total assets acquired	93,608
Total liabilities assumed	(68,832)
Carrying amount of net assets acquired as of June 30, 2020	24,776
Less: transaction costs estimated to be incurred after June 30, 2020 by FCA	(23)
Less: FCA Extraordinary Dividend	(2,900)
Adjusted carrying amount of assets acquired	21,853
Less: pre-existing FCA Goodwill	(11,097)
Fair value adjustments on Intangibles	3,880
Fair value adjustments on Property, plant and equipment	(3,528)
Fair value adjustments on Inventories	414
Fair value adjustments on Equity method investments	284
Deferred tax impact of fair value adjustments	(362)
Impairment of deferred tax assets and other tax effects	(167)
Employee benefits adjustment	(1,143)
Fair value adjustments to Non-controlling interest	45
Fair value adjustments on Financial liabilities	253
Preliminary fair value of net assets acquired	10,432
Preliminary goodwill	€6,201
Sensitivity Analysis in connection with PSA share price
The following table provides a sensitivity analysis for changes in the PSA share price and the impact on the preliminary consideration transferred:

	PSA share price	Preliminary consideration transferred	Preliminary Goodwill
	€	€ million	€ million
PSA share price at November 10, 2020	€18.40	€16,633	€6,201
PSA share price +5% compared to base case	19.32	17,465	7,033
PSA share price -5% compared to base case	€17.48	€15,801	€5,369

Note 2 – PSA Historical Condensed
For the purpose of the unaudited pro forma condensed combined financial information, the unaudited historical consolidated statement of financial position as of June 30, 2020 and historical condensed consolidated statement of income for the six months ended June 30, 2020 and historical condensed consolidated statement of income for the year ended December 31, 2019 are derived, respectively, from PSA’s interim consolidated statement of financial position as of June 30, 2020, and interim consolidated statement of income for the six months ended June 30, 2020 and consolidated statement of income for the year ended December 31, 2019.

	At June 30, 2020
	PSA Historical Consolidated	Aggregation		PSA Historical Condensed
	(€ million)
Assets
Goodwill	€4,385	€—		€4,385
Intangible assets	10,543	—		10,543
Property, plant and equipment	16,530	—		16,530
Equity method Investments - manufacturing and sales companies	547	(547)	(i)	—
Equity method investments - finance companies	2,592	(2,592)	(i)	—
Equity method investments	—	3,139	(i)	3,139
Other non-current financial assets - manufacturing and sales companies	667	(667)	(ii)	—
Other non-current financial assets - finance companies	1	(1)	(ii)	—
Other non-current assets	1,893	(1,893)	(ii)	—
Deferred tax assets	1,043	—		1,043
Other non-current receivables and assets	—	2,561	(ii)	2,561
Total non-current assets	38,201	—		38,201
Loans and receivables - finance companies	34	(34)	(iii)	—
Short-term investments - finance companies	71	(71)	(iii)	—
Inventories	6,399	—		6,399
Trade receivables	2,485	(2,485)	(iii)	—
Current taxes	245	(245)	(iii)	—
Other receivables	3,122	(3,122)	(iii)	—
Derivative financial instruments on operating - assets	131	(131)	(iii)	—
Trade and other receivables	—	6,088	(iii)	6,088
Current financial assets	808	—		808
Cash and cash equivalents - manufacturing and sales companies	15,283	(15,283)	(iv)	—
Cash and cash equivalents - finance companies	503	(503)	(iv)	—
Cash and cash equivalents	—	15,786	(iv)	15,786
Assets held for sale	—	140	(vii)	140
Total current assets	29,081	140		29,221
Assets held for sale	140	(140)	(vii)	—
TOTAL ASSETS	€67,422	€—		€67,422

	At June 30, 2020
(€ million)	PSA Historical Consolidated	Aggregation		PSA Historical Condensed
	(€ million)
Equity and Liabilities
Equity
Share capital	€905	€(905)	(v)	€—
Treasury shares	(183)	183	(v)	—
Retained earnings and other accumulated equity, excluding non controlling interests	18,862	(18,862)	(v)	—
Total stockholders' equity	—	19,584	(v)	19,584
Non controlling interests	2,410	—		2,410
Total equity	21,994	—		21,994
Non-current financial liabilities	11,565	—		11,565
Other non-current liabilities	5,008	—		5,008
Non-current provisions	1,362	—		1,362
Deferred tax liabilities	872	—		872
Total non-current liabilities	18,807	—		18,807
Financing liabilities - finance companies	251	(251)	(vi)	—
Current provisions	4,332	—		4,332
Trade payables	10,280	—		10,280
Current taxes	510	(510)	(vi)	—
Other payables	8,770	(8,770)	(vi)	—
Derivative financial instruments on operating - liabilities	95	(95)	(vi)	—
Other current payables	—	9,626	(vi)	9,626
Current financial liabilities	2,301	—		2,301
Liabilities held for sale	—	82	(vii)	82
Total current liabilities	26,539	82		26,621
Liabilities held for sale	82	(82)	(vii)	—
TOTAL EQUITY AND LIABILITIES	€67,422	€—		€67,422
Regarding PSA’s unaudited historical interim consolidated statement of financial position, as permitted, the following aggregations have been made:
(i)Equity method investments – Manufacturing and sales companies and Equity method investment – Finance companies are grouped together within Equity method investments;
(ii)Other non-current financial assets - manufacturing and sales companies, Other non-current financial assets - finance companies, and Other non-current assets are grouped together within Other non-current receivables and assets;
(iii)Loans and receivables – finance companies, Short-term investments – finance companies, Trade receivables, Other receivables, Current taxes, and Derivative financial instruments on operating – assets are grouped together within Trade and other receivables;
(iv)Cash and cash equivalents - manufacturing and sales companies and Cash and cash equivalents – finance companies are grouped together within Cash and cash equivalents;
(v)Share capital, Treasury shares, Retained earnings and other accumulated equity, excluding non controlling interests are grouped together within Total stockholders’ equity;

(vi)Financing liabilities – finance companies, Current taxes, Other payables and Derivative financial instruments on operating – liabilities are grouped together within Other current payables; and
(vii) Assets and liabilities held for sale have been included in Total current assets and Total current liabilities, respectively.
Regarding PSA’s historical consolidated statements of income, the following line items have been condensed for presentation purposes:
•Financial income (€280 million for June 30, 2020 and €192 million for 2019) and Financial expenses (€-228 million for June 30, 2020 and €-536 million for 2019), aggregate altogether within Net financial income (expense); and
•Current taxes (€-231 million for June 30, 2020 and €-816 million for 2019) and Deferred taxes (€9 million for June 30, 2020 and €100 million for 2019), aggregate altogether within Income taxes.

Note 3 – FCA Historical Condensed
The following reclassifications have been made to present FCA’s historical semi-annual condensed consolidated statement of financial position as of June 30, 2020 consistent with PSA’s condensed presentation in the unaudited pro forma condensed combined statement of financial position as of June 30, 2020. FCA’s historical semi-annual condensed consolidated statement of financial position as of June 30, 2020 is included in the unaudited consolidated financial statements of FCA as of and for the three and six months ended June 30, 2020 contained in FCA’s Semi-Annual Report on Form 6-K filed with the SEC on July 31, 2020 and incorporated by reference into this prospectus.

	At June 30, 2020
	FCA Historical Consolidated	Reclassification		FCA Historical Condensed
	(€ million)
Assets
Goodwill and intangible assets with indefinite useful lives	€14,299	€—		€14,299
Other intangible assets	12,715	—		12,715
Property, plant and equipment	28,063	—		28,063
Investments accounted for using the equity method	1,953	(1,953)	(i)	—
Equity method investments	—	1,953	(i)	1,953
Other financial assets	247	(247)	(ii)	—
Deferred tax assets	1,181	—		1,181
Other receivables	1,882	(1,882)	(ii)	—
Tax receivables	103	(103)	(ii)	—
Prepaid expenses and other assets	457	(457)	(ii)	—
Other non-current assets	732	(732)	(ii)	—
Other non-current receivables and assets	—	3,421	(ii)	3,421
Total Non-current assets	61,632	—		61,632
Inventories	9,639	—		9,639
Assets sold with a buy-back commitment	1,318	—		1,318
Trade and other receivables	5,251	(5,251)	(iii)	—
Tax receivables	248	(248)	(iii)	—
Prepaid expenses and other assets	495	(495)	(iii)	—
Trade and other receivables	—	5,994	(iii)	5,994
Other financial assets	805	—		805
Cash and cash equivalents	13,914	—		13,914
Asset held for sale	306	—		306
Total current assets	31,976	—		31,976
Total Assets	€93,608	€—		€93,608

	At June 30, 2020
	FCA Historical Consolidated	Reclassification		FCA Historical Condensed
	(€ million)
Equity and liabilities
Equity attributable to owners of the parent	€24,776	€(24,776)	(iv)	€—
Total stockholders' equity	—	24,776	(iv)	24,776
Non-controlling interests	124	(124)	(iv)	—
Non controlling interests	—	124	(iv)	124
Total equity	24,900	—		24,900
Long-term debt	15,625	(15,625)	(v)	—
Non-current financial liabilities	—	15,648	(v)	15,648
Employee benefits liabilities	8,551	(8,551)	(vi)	—
Provisions	4,939	(4,939)	(vi)	—
Non-current provisions	—	13,490	(vi)	13,490
Other financial liabilities	23	(23)	(v)	—
Deferred tax liabilities	1,778	—		1,778
Tax liabilities	281	(281)	(vii)	—
Other liabilities	2,326	(2,326)	(vii)	—
Other non-current liabilities	—	2,607	(vii)	2,607
Total Non-current liabilities	33,523	—		33,523
Trade payables	15,957	—		15,957
Short-term debt and current portion of long-term debt	4,827	(4,827)	(viii)	—
Current financial liabilities	—	5,513	(viii)	5,513
Employee benefit liabilities	477	(477)	(ix)	—
Provisions	7,126	(7,126)	(ix)	—
Current provisions	—	7,603	(ix)	7,603
Other financial liabilities	686	(686)	(viii)	—
Tax liabilities	101	(101)	(x)	—
Other liabilities	5,837	(5,837)	(x)	—
Other current payables	—	5,938	(x)	5,938
Liabilities held for sale	174	—		174
Total current liabilities	35,185	—		35,185
Total Equity and liabilities	€93,608	€—		€93,608
Regarding FCA’s unaudited historical semi-annual condensed consolidated statement of financial position, as permitted, the following reclassifications have been made:
(i)Investments accounted for using the equity method are reclassified to Equity method investments;
(ii)Non-current: Other financial assets, Other receivables, Tax receivables, Prepaid expenses and other assets and Other non-current assets are all reclassified to Other non-current receivables and assets;
(iii)Current: Trade and other receivables, Tax receivables, Prepaid expenses and other assets are all reclassified to Trade and other receivables;
(iv)Equity attributable to owners of the parent is reclassified to Total stockholders’ equity, and Non-controlling interests is reclassified to non controlling interests;
(v)Long-term debt and Other financial liabilities are reclassified to Non-current financial liabilities;

(vi)Non-current: Employee benefit liabilities and Provisions are reclassified to Non-current provisions;
(vii)Non-current: Tax liabilities and Other liabilities are reclassified to Other non-current liabilities;
(viii)Short-term debt and current portion of long-term debt and Other financial liabilities are reclassified to Current financial liabilities;
(ix)Current: Employee benefit liabilities and Provisions are reclassified to Current provisions; and
(x)Current: Tax liabilities, Other liabilities are reclassified to Other current payables.
The following reclassifications have been made to present FCA’s historical semi-annual condensed consolidated income statement for the six months ended June 30, 2020 consistent with PSA’s condensed presentation in the unaudited pro forma condensed combined statement of income for the six months ended June 30, 2020. FCA’s historical semi-annual condensed consolidated income statement for the six months ended June 30, 2020 is included in the unaudited semi-annual condensed consolidated financial statements of FCA as of and for the three and six months ended June 30, 2020 contained in FCA’s Semi-Annual Report on Form 6-K filed with the SEC on July 31, 2020 and incorporated by reference into this prospectus.

	For the six months ended June 30, 2020
	FCA Historical Consolidated	Reclassification		FCA Historical Condensed
	(€ million)
Net revenues	€32,274	€(32,274)	(i)	€—
Revenue	—	32,274	(i)	32,274
Cost of revenues	29,921	(29,921)	(ii)	—
Cost of goods and service sold	—	29,921	(ii)	29,921
Selling, general and other costs	2,480	(2,480)	(iii)	—
Selling, general and administrative expenses	—	2,480	(iii)	2,480
Research and development costs	1,509	(1,509)	(iv)	—
Research and development expenses	—	1,509	(iv)	1,509
Result from investments	73	(73)	(v)	—
Gains on disposal of investments	4	(4)	(vi)	—
Restructuring costs	43	—		43
Other operating income (expense)	—	4	(vi)	4
Operating Income (loss)				(1,675)
Net financial expenses	450	(450)	(vii)	—
Net financial income (expenses)	—	450	(vii)	450
Profit before taxes	(2,052)
Income (loss) before tax of fully consolidated companies				(2,125)
Tax expense	690	(690)	(viii)	—
Income taxes	—	690	(viii)	690
Net profit from continuing operations	(2,742)
Share in net earnings of equity method investments		73	(v)	73
Consolidated profit (loss) from continuing operations				€(2,742)

The following reclassifications have been made to present FCA’s historical consolidated income statement for the financial year ended December 31, 2019 consistent with PSA’s condensed presentation in the unaudited pro forma condensed combined statement of income for the year ended December 31, 2019. FCA’s historical consolidated income statement for the year ended December 31, 2019 is included in the audited consolidated financial statements of FCA as of and for the year ended December 31, 2019 contained in FCA’s Annual Report on Form 20-F filed with the SEC on February 25, 2020 and incorporated by reference into this prospectus.

	For the year ended December 31, 2019
	FCA Historical Consolidated	Reclassification		FCA Historical Condensed
	(€ million)
Net revenues	€108,187	€(108,187)	(i)	€—
Revenue	—	108,187	(i)	108,187
Cost of revenues	93,164	(93,164)	(ii)	—
Cost of goods and service sold	—	93,164	(ii)	93,164
Selling, general and other costs	6,455	(6,455)	(iii)	—
Selling, general and administrative expenses	—	6,455	(iii)	6,455
Research and development costs	3,612	(3,612)	(iv)	—
Research and development expenses	—	3,612	(iv)	3,612
Result from investments	209	(209)	(v)	—
Gains on disposal of investments	15	(15)	(vi)	—
Restructuring costs	154	—		154
Other operating income (expense)	—	15	(vi)	15
Operating Income (loss)				4,817
Net financial expenses	1,005	(1,005)	(vii)	—
Net financial income (expenses)	—	1,005	(vii)	1,005
Profit before taxes	4,021
Income (loss) before tax of fully consolidated companies				3,812
Tax expense	1,321	(1,321)	(viii)	—
Income taxes	—	1,321	(viii)	1,321
Net profit from continuing operations	2,700
Share in net earnings of equity method investments		209	(v)	209
Consolidated profit (loss) from continuing operations				€2,700
Regarding FCA’s historical consolidated income statement, the following reclassifications have been made:
(i)Net revenues are reclassified to Revenue;
(ii)Cost of revenues are reclassified to Cost of goods and services sold;
(iii)Selling, general and other costs are reclassified to Selling, general and administrative expenses;
(iv)Research and development costs are reclassified to Research and development expenses;
(v)Results from investments are reclassified to Share in net earnings of equity method investments;
(vi)Gains on disposal of investments are reclassified to Other operating income (expense);
(vii)Net financial expenses are reclassified to Net financial income (expenses); and
(viii)Tax Expense are reclassified to Income taxes.

Note 4 - FCA Reclassifications
The following reclassifications have been made to align FCA’s historical semi-annual condensed consolidated statement of financial position as of June 30, 2020 and FCA’s historical semi-annual condensed consolidated income statement for the six months ended June 30, 2020 and FCA’s historical consolidated income statement for the financial year ended December 31, 2019 with PSA’s presentation and accounting policies in the unaudited pro forma condensed combined statement of financial position as of June 30, 2020 and the unaudited pro forma condensed combined statements of income for the six months ended June 30, 2020 and for the year ended December 31, 2019. FCA’s historical semi-annual condensed consolidated statement of financial position as of June 30, 2020 and FCA’s historical semi-annual condensed consolidated income statement for the six months ended June 30, 2020 are included in FCA’s unaudited Semi-Annual Report filed with the SEC on July 31, 2020 and incorporated by reference in this prospectus. FCA’s historical consolidated income statement for the financial year ended December 31, 2019 is included in the audited consolidated financial statements of FCA as of and for the year ended December 31, 2019 contained in FCA’s Annual Report on Form 20-F filed with the SEC on February 25, 2020 and incorporated by reference into this prospectus.
(a)Represents the reclassification of historical FCA semi-annual condensed consolidated statement of financial position as of June 30, 2020 to conform to PSA’s financial statement presentation. Intangibles with indefinite useful life €3,202 million have been reclassified together with the Other intangible asset to the Intangible assets line item. In addition, Intangible assets have been reduced for government grants of €6 million, in accordance with PSA’s accounting policy as allowed by IAS 20;
(b)Represents the reclassification of historical FCA semi-annual condensed consolidated statement of financial position as of June 30, 2020 of Assets sold with a buy-back commitment to Property, plant and equipment for €1,318 million to conform to PSA’s financial statement presentation;
(c)Represents the reclassification of historical FCA semi-annual condensed consolidated statement of financial position as of June 30, 2020 for line items; Non-Current Other receivables of €1,882 million, Non-current Prepaid expenses and other assets of €457 million, Non-current Tax receivables of €103 million, all to the line item Trade and other receivables to conform to PSA’s financial statement presentation;
(d)Primarily represents the reclassification of historical FCA semi-annual condensed consolidated statement of financial position as of June 30, 2020 of Property, plant and equipment that has been adjusted to give effect to PSA’s accounting policy election under IAS 20 to record government grants of €486 million, as a reduction of assets. Such amounts along with the €6 million in note a) above were previously recorded by FCA as deferred revenue, as permitted under IAS 20, of which €63 million was recorded in Current liabilities and €429 million was recorded in Non-current liabilities in the historical FCA consolidated statement of financial position;
(e)Represents the reclassifications of historical FCA semi-annual condensed consolidated statement of financial position as of June 30, 2020 in order to conform to PSA’s classification of Current provisions and Non-current provisions, which are based on the operating cycle. FCA’s historical Non-current provision of €4,939 million is reclassified to Current provision, the Non-current portion of the Employee benefit liabilities - Other provision for employees of €603 million is reclassified to Current provision and the current Employee benefit liabilities of €229 million, of which Pension benefits of €36 million, Health care and life insurance plans of €132 million and Other post-employment benefits of €61 million, is reclassified to Non-current provisions;
(f)Represents the reclassification of product warranty and recall campaign costs from Cost of goods and service sold to Selling, general and administrative expenses to conform to PSA’s financial statement presentation;
(g)Represents the reclassification of €348 million from Cost of goods and service sold and €295 million from Research and development costs to Impairment of CGUs to conform to PSA’s financial statement presentation for the six months ended June 30, 2020, and the reclassification of €563 million from Cost of goods and service sold and €949 million from Research and development costs to Impairment of CGUs for the year ended December 31, 2019.

Note 5 – FCA Extraordinary Dividend
Represents the FCA Extraordinary Dividend of €2.9 billion that, in accordance with the combination agreement amendment, is intended to be distributed to the former FCA shareholders.

Note 6 – Preliminary Purchase Price Allocations
The following is a description of each significant preliminary fair value adjustment:
(a)Preliminary goodwill
The following table presents the calculation of preliminary goodwill and the estimated preliminary pro forma adjustment to goodwill at June 30, 2020:

At June 30, 2020
(€ million)
Preliminary consideration for PSA acquisition of FCA	€16,633
Less: preliminary fair value of FCA's net assets acquired	10,432
Preliminary goodwill	6,201
Less: Pre-existing FCA Goodwill	(11,097)
Net preliminary adjustment to goodwill	€(4,896)

The following table presents a summary of the preliminary fair values of the FCA’s net assets acquired by PSA:

At June 30, 2020
(€ million)
Intangible assets	€19,791
Property, plant and equipment	25,367
Equity method investments	2,237
Deferred tax assets	1,198
Inventories	10,053
Trade and other receivables	8,436
Cash and cash equivalents	11,014
Other assets	1,707
Assets held for sale	306
Total assets	80,109

Financial liabilities	20,908
Provisions	22,159
Deferred tax liabilities	2,309
Trade payables	15,980
Other liabilities	8,068
Non-controlling interests	79
Liabilities held for sale	174
Total liabilities and non-controlling interests	69,677

Preliminary fair value of net assets acquired	€10,432
The significant preliminary fair value adjustments are presented below:
(b)Intangible assets
The preliminary fair value adjustment to intangible assets is summarized below:

	At June 30, 2020
	€ million	Estimated weighted average remaining useful life in years
Estimated preliminary fair value of intangible assets
Brands	€10,367	Indefinite
Research and development costs	4,560	10
Dealer network	76	12
Other intangible assets(2)	4,788
	19,791
Less: net historical carrying value(1)	15,911
Estimated preliminary pro forma adjustment	€3,880
________________________________________________________________________________________________________________________________________________
(1) Comprised of €3,202 million of brands and €12,715 million of other intangible assets from FCA’s historical semi-annual condensed consolidated statement of financial position as of June 30, 2020, net of €6 million of government grants to align with PSA’s financial statement presentation.
(2) Other intangible assets are those intangibles whose carrying values approximates their fair values, which are primarily Research and development costs for approximately €3.0 billion, as well as, patents, concessions, licenses, and regulatory credits for the remaining €1.8 billion.

The preliminary fair value of brands was determined through an income approach based on the relief from royalty method, which requires an estimate of future expected cash flows. The useful life associated with the brands is determined to be indefinite and therefore no amortization charge with respect to brands has been included.
For Research and development costs, the preliminary fair value has been assessed according to a multi-criteria approach based on relief from royalty method and an excess-earning method. The preliminary fair value for the Dealer network has been assessed using the replacement cost method.
Amortization has been calculated on the estimated preliminary fair value adjustments taking into account the estimated remaining useful life of the acquired assets. Their estimated remaining useful lives are based on a preliminary evaluation; as further evaluation is performed, there could be changes in the estimated remaining useful lives. The related change in amortization as a result of the preliminary fair value adjustments was a decrease of amortization expense of €259 million and €757 million for the six months ended June 30, 2020 and for the year ended December 31, 2019, respectively, which have been recorded within Research and development costs in the unaudited pro forma condensed combined statements of income.
(c)Property, plant and equipment
The preliminary fair value adjustment to property, plant and equipment is summarized below:

	At June 30, 2020
	€ million	Estimated weighted average remaining useful life in years
Estimated preliminary fair value of Property, plant and equipment	€25,367	10
Less: net historical carrying value(1)	28,895
Estimated preliminary pro forma adjustment	€(3,528)
________________________________________________________________________________________________________________________________________________
(1) Comprised of €28,063 million of property, plant and equipment from FCA’s historical semi-annual condensed consolidated statements of financial position as of June 30, 2020, plus €1,318 million of assets sold with a buy-back commitment and less €486 million of government grants to align with PSA’s financial statement presentation.
The preliminary fair value of property, plant and equipment was determined primarily through the replacement cost method, which requires an estimation of the physical, functional and economic obsolescence of the related assets. A market approach, which requires the comparison of the subject assets to transactions involving comparable assets, was applied to determine the preliminary fair value of land.
Depreciation has been calculated on the estimated preliminary fair value adjustments taking into account the estimated remaining useful life of the acquired assets. Their estimated remaining useful lives are based on a preliminary evaluation; as further evaluation is performed, there could be changes in the estimated remaining useful lives. The related change in depreciation as a result of the preliminary fair value adjustments was a decrease in depreciation expense of €177 million and €436 million for the six months ended June 30, 2020 and for the year ended December 31, 2019, respectively, which have been recorded within Cost of goods and service sold in the unaudited pro forma condensed combined statements of income.
(d)Equity method investments
The preliminary fair value adjustment to equity method investments is summarized below:

At June 30, 2020
(€ million)
Estimated preliminary fair value of Equity method investments	€2,237
Less: net historical carrying value	1,953
Estimated preliminary pro forma adjustment	€284

The preliminary fair value of equity method investments was determined based on quoted market prices, where available, or through a combination of the dividend discount model, the trading multiples method and the regression analysis method.
(e)Deferred taxes
Represents the combined effects of the following (i) tax effects on the preliminary fair value adjustments reflected in the unaudited pro forma condensed combined financial information, resulting in an increase in Deferred tax assets of €169 million and an increase in Deferred tax liabilities of €531 million; and (ii) the impairment of Deferred tax assets of €152 million and the recognition of a tax liability of €15 million, all as a consequence of the change in FCA’s tax residency from the UK to the Netherlands.
The tax effects of the preliminary fair value adjustments were calculated based on statutory tax rates applicable in the relevant jurisdictions where the related temporary differences are expected to reverse in future periods. Deferred tax assets were only recognized to the extent it is probable that they will be recovered.
(f)Inventories
The preliminary fair value adjustment to inventories is summarized below:

At June 30, 2020
(€ million)
Estimated preliminary fair value of Inventories	€10,053
Less: net historical carrying value	9,639
Estimated preliminary pro forma adjustment	€414
The preliminary fair value adjustment to work-in-process and finished goods Inventories was determined as the estimated selling prices, less the sum of (i) the cost to complete work-in-process, (ii) the cost of disposal, (iii) a reasonable profit allowance for the selling effort, (iv) an implied brand royalty charge and (v) holding costs. The book value of raw materials, which are measured at the lower of cost and net realizable value and which have a high turnover, is considered to approximate fair value.
The increase in the value of inventories has been recognized within Cost of goods and service sold in the unaudited pro forma condensed combined statement of income for the year ended 2019.
(g)Financial liabilities
Reflects the preliminary fair value adjustment to financial liabilities not measured at fair value in FCA’s historical audited consolidated financial statements at June 30, 2020, resulting in a step down of Non-current financial liabilities of €273 million and a step up of Current financial liabilities of €20 million based on quoted market prices for listed debt and based on discounted cash flow models for debt that is not listed. The fair value adjustment to financial liabilities resulted in an increase in interest expense (due to the increase of the effective interest rate), of €36 million and €54 million for the six months ended June 30, 2020 and for the year ended December 31, 2019, respectively, which have been recorded in Net financial income (expense) in the unaudited pro forma condensed combined statements of income.
(h)Employee benefits
Reflects the preliminary fair value adjustment to the employee benefits liabilities and plan assets. The present value of defined benefit obligations has been measured using actuarial techniques and actuarial assumptions by using the Projected Unit Credit Method. Plan assets have been measured at fair value.
•€1,066 million was recorded to increase pension obligations within Non-current provisions in the unaudited pro forma condensed combined statement of financial position as of June 30, 2020;
•€77 million was recorded to decrease the plan assets within Other Non-current receivables and assets in the unaudited pro forma condensed combined statement of financial position as of June 30, 2020;

•€14 million was recorded to decrease cost of goods and service sold in the unaudited pro forma condensed combined statement of income for the six months ended June 30, 2020.
(i)Non-controlling interest
Reflects the portion of preliminary fair value adjustments attributable to non-controlling interests.
(j)Income taxes
Represents the tax effects of the preliminary purchase price allocation adjustments.

Note 7 – Other adjustments
(a)Represents the elimination of the intercompany balances of Sevel S.p.A. (“Sevel”) with PSA (€-157 million) and FCA (€-136 million). Sevel is a joint operation owned 50 percent each by both PSA and FCA, and upon completion of the merger, the combined group will hold 100 percent of Sevel, which will be fully consolidated from that date;
(b)Represents €164 million paid for the 10 million PSA shares repurchased on September 23, 2020 (Refer to Note 1 – The Merger);
(c)Represents the combined effects of (i) the non-recurring adjustment of €287 million resulting from the reassessment and elimination of the commitment to repurchase PSA shares from Dongfeng under the amended share repurchase agreement (Refer to Note 1 – The Merger) and (ii) the expected transaction costs to be incurred prior to the closing of the merger by PSA (€32 million, net of income tax of €17 million) and by FCA (€23 million);
(d)Represents the combined effects of (i) the expected additional transaction costs to be incurred prior to the closing of the merger by PSA (€49 million) and FCA (€23 million) and (ii) the elimination of the intercompany balances of Sevel, in the historical PSA consolidated statement of financial position as of June 30, 2020 (€-157 million) and in the historical FCA consolidated statement of financial position as of June 30, 2020 (€-167 million);
(e)Represents the tax effects related to the expected additional transaction costs to be incurred by PSA prior to the closing of the merger (€17 million);
(f)Represents the combined effects of (i) the elimination of the commitment as of June 30, 2020, to repurchase PSA shares from Dongfeng under the share repurchase agreement (€451 million) (Refer to Note 1 – The Merger) and (ii) the elimination of the intercompany balances with Sevel, in the historical FCA consolidated statement of financial position as of June 30, 2020 (€31 million);
(g)Represents the elimination of the intercompany transactions with Sevel, in the historical PSA consolidated statement of income (€-155 million for June 30, 2020 and €-227 million for 2019) and in the historical FCA consolidated income statement (€-78 million for June 30, 2020 and €-205 million for 2019);
(h)Represents the elimination of the incurred merger related transaction costs in the historical PSA consolidated statement of income (€54 million for June 30, 2020 and €25 million for 2019) and in the historical FCA consolidated income statement (€7 million for June 30, 2020 and €17 million for 2019);
(i)Represents the elimination of the re-measurement of the commitment to repurchase PSA shares from Dongfeng under the share repurchase agreement; and
(j)Represents the tax effects of the merger related transaction costs incurred by PSA.

Note 8 - Loss of control of Faurecia
To reflect PSA’s loss of control in Faurecia, Faurecia’s assets and liabilities, as of June 30, 2020, included in PSA’s historical consolidated statement of financial position are eliminated in the unaudited pro forma condensed combined statement of financial position. The revenues and expenses of Faurecia, for the six months ended June 30, 2020 and for the year ended 2019 included in PSA’s historical consolidated statement of income are eliminated in the unaudited pro forma condensed combined statements of income and adjusted to reflect those intercompany transactions between PSA and Faurecia which will become third party transactions following the loss of control of Faurecia.
Following agreement between FCA and PSA, PSA announced on October 29, 2020 the sale of approximately 9.7 million ordinary shares of Faurecia, representing approximately seven percent of Faurecia’s outstanding share capital, with proceeds of approximately €308 million, which has been reflected as an increase in Cash and cash equivalents. In accordance with IFRS10 – Consolidated financial statements, as the sale transaction does not result in a loss of control, the entire proceeds of the sale are recognized in equity. After (i) having converted, prior to the Effective Time, the manner in which it holds its remaining Faurecia ordinary shares resulting in the loss of the double voting rights attached to such Faurecia ordinary shares and (ii) having caused its representatives on the board of directors of Faurecia to resign effective the day preceding the Effective Time, which will collectively eliminate PSA’s influence over Faurecia and result in a loss of control prior to the Effective Time, the remaining 54.3 million shares have been classified as an increase in Current financial assets of €2,038 million.
In accordance with IFRS 10, the loss of control, prior to the Effective Time, will give rise to a gain recognized through income.
Based on the Faurecia share price of €37.54 as of November 10, 2020, the gain is €432 million, calculated as the difference between PSA’s remaining carrying value of the net assets of Faurecia, including the reclassification of the currency translation reserve, and the fair value of the shares. The expected tax impact of the gain is immaterial. The one-time gain is not reflected in the unaudited pro forma condensed combined statement of income as it is a non-recurring item.

Note 9 – Faurecia Distribution
The Faurecia Distribution is considered probable and significant. After giving effect to the merger, the unaudited pro forma condensed combined statement of financial position as of June 30, 2020 has been adjusted to reflect the intended Faurecia Distribution based on the Faurecia share price of €37.54 as a reduction of Current financial asset and Cash and cash equivalents for €2,038 million and €308 million respectively.

The 39,727,324 GM warrants issued by PSA in 2017 that will become exercisable in May 2022 (one PSA share for one warrant at the exercise price of €1) are entitled to receive the same dividends as paid to ordinary shareholders of PSA from the subscription date of the GM warrants to the date the GM warrants are exercised. Therefore, as a consequence of the Faurecia Distribution, and assuming said distribution would take the form of a distribution of reserves, a €51 million pro forma adjustment has been made to the unaudited pro forma condensed combined statement of financial position reflecting (i) as a liability in Non-current financial liabilities the 1.4 million fixed number of Faurecia shares that would be delivered to GM when the GM warrants are exercised and (ii) as an asset, in Other non-current receivables and assets, the 1.4 million non-consolidated Faurecia securities that would be retained by Stellantis at the time of the Faurecia Distribution. The €51 million impact has been determined as follows:

			At November 10, 2020
Number of shares of Stellantis outstanding adjusted for the share repurchase agreement	Number of shares	(a)	3,119,934,657
Number of GM warrants converted with the exchange ratio of 1.742	Number of shares	(b)	69,204,998
Number of Faurecia shares held by PSA(1)	Number of shares	(c)	63,960,006
Rights of GM warrants to Faurecia distribution, in number of Faurecia shares	Number of shares	(d) = (b) / ((a)+(b)) * (c)	1,387,946
Preliminary value of Faurecia distribution	€ million	(e)	€2,346
GM warrant liability estimation	€ million	(f) = ((e) / (c)) * (d)	€51
________________________________________________________________________________________________________________________________________________
(1) Including the 9.7 million shares sold on November 2, 2020.

Note 10 – Pro forma Earnings per share
Pro forma basic earnings per share is calculated by dividing the pro forma profit from continuing operations attributable to equity owners of Stellantis by the pro forma weighted average number of shares outstanding, as adjusted for the merger.
Pro forma diluted earnings per share is calculated by adjusting the historical diluted weighted average number of shares outstanding with the pro forma weighted average number of dilutive shares outstanding, as adjusted for the merger. For the year ended December 31, 2019, for the purposes of the calculation of the pro forma diluted earnings per share, there were no instruments excluded from this calculation because of an anti-dilutive impact. For the six months ended June 30, 2020, for the purposes of the calculation of the pro forma diluted loss per share, as a result of the consolidated loss from continuing operations for the six months ended June 30, 2020, the theoretical effect that would arise if all outstanding instruments awards were exercised was not taken into consideration in this calculation as this would have had an anti-dilutive effect.

		For the six months ended June 30 2020		For the year ended December 31, 2019
Pro forma profit from continuing operations attributable to the owners of Stellantis - Before Faurecia Distribution	€ million	€(1,742)		€6,343
Pro forma profit from continuing operations attributable to the owners of Stellantis - Post Faurecia Distribution	€ million	(1,742)		6,343

Pro forma basic weighted average number of shares	Millions of shares	3,119.9	(i)	3,119.9	(i)
Equity warrants delivered to General Motors Group	Millions of shares	—		69.2	(ii)
PSA - Performance share plans	Millions of shares	—		15.9	(iii)
FCA - Restricted and Performance share units	Millions of shares	—		22.6	(iv)
Pro forma diluted weighted average number of shares	Millions of shares	3,119.9		3,227.6

Pro forma basic earnings per share from continuing operations - Before Faurecia Distribution	€	€(0.56)		€2.03
Pro forma basic earnings per share from continuing operations - Post Faurecia Distribution	€	€(0.56)		€2.03

Pro forma diluted earnings per share from continuing operations - Before Faurecia Distribution	€	€(0.56)		€1.97
Pro forma diluted earnings per share from continuing operations - Post Faurecia Distribution	€	€(0.56)		€1.97
Regarding the pro forma basic and diluted earnings per share from continuing operations:
(i)Pro forma weighted average number of outstanding Stellantis common shares at the date of closing of the merger;
(ii)The number of the equity warrants on PSA shares delivered to General Motors, amounting to 39,727,324, have been included in the diluted number of shares and converted with the exchange ratio of 1.742; and
(iii)Pro forma weighted average number of outstanding Stellantis common shares resulting from dilutive equity instruments performance share plans issued by PSA and converted with the exchange ratio of 1.742; and
(iv)Pro forma weighted average number of outstanding Stellantis common shares resulting from the equity instruments issued under FCA’s Equity Incentive Plan.

THE STELLANTIS SHARES, ARTICLES OF ASSOCIATION AND TERMS AND CONDITIONS OF THE SPECIAL VOTING SHARES
At the Effective Time, PSA will be merged with and into FCA. Pursuant to the combination agreement, FCA will take all necessary actions to adopt Stellantis Articles of Association, the new name “Stellantis N.V.” and the terms and conditions in respect of the special voting shares (the “Terms and Conditions of Special Voting Shares”), effective at 01:00 Central European Time on the day immediately following the date on which the merger becomes effective.
The following is a summary of material information relating to Stellantis, the Stellantis common shares, certain provisions of Stellantis Articles of Association and the Terms and Conditions of Special Voting Shares, and the applicable Dutch law in effect at the date of this prospectus. The summaries of Stellantis Articles of Association and the Terms and Conditions of Special Voting Shares as set forth in this prospectus are qualified in their entirety by reference to the full text of the form of Stellantis Articles of Association, an English translation of which is attached hereto as Appendix F, and the form of the Terms and Conditions of Special Voting Shares, attached hereto as Appendix G, respectively.
Corporate Offices and Home Member State
FCA is (and, as of the Governance Effective Time, Stellantis will be) incorporated under the laws of the Netherlands. It has its corporate seat (statutaire zetel) in Amsterdam, the Netherlands. Stellantis will have its place of effective management in the Netherlands with effect from the Governance Effective Time (or such other date as PSA and FCA may agree sufficiently in advance of the closing of the merger).
The business address of FCA is 25 St. James’s Street, London SW1A 1HA, United Kingdom.
FCA is (and, as of the Governance Effective Time, Stellantis will be) registered at the Dutch trade register under number 60372958.
The Netherlands will be Stellantis’s home member state for purposes of the EU Transparency Directive (Directive 2004/109/EC, as amended).
Share Capital
As of the Governance Effective Time Stellantis’s authorized share capital will amount to €90,000,000, divided into 4,500,000,000 common shares with a nominal value of €0.01 each, 4,050,000,000 class A special voting shares with a nominal value of €0.01 each (the “class A special voting shares”) and 450,000,000 class B special voting shares with a nominal value of €0.01 each (the “class B special voting shares” and, together with the class A special voting shares, the “special voting shares”). Following the deposit by the Stellantis Board of a declaration at the Dutch Trade Register that the class B special voting shares held by Stellantis on the Effective Date have been canceled, the authorized share capital of Stellantis will amount to €90,000,000, divided into 4,500,000,000 common shares with a nominal value of €0.01 each, 4,499,750,000 class A special voting shares and 250,000 class B special voting shares.
FCA shares have been, and, as of the Governance Effective Time, Stellantis common shares and special voting shares will be, created under the laws of the Netherlands.
Stellantis common shares will be registered shares represented by an entry in the share register of Stellantis. The Stellantis Board may determine that, for the purpose of trading and transfer of shares on a foreign stock exchange, share certificates will be issued in such a form as will comply with the requirements of such a foreign stock exchange and Dutch law. A register of shareholders is maintained by Stellantis in the Netherlands and a branch register is maintained in the United States on Stellantis’s behalf by Computershare Trust Company, N.A., which serves as Stellantis’s branch registrar and transfer agent in the United States.
Beneficial interests in Stellantis common shares that are traded on the NYSE are held through the book-entry system provided by The Depository Trust Company (“DTC”) and are registered in Stellantis’s register of shareholders in the name of Cede & Co., as DTC’s nominee. Beneficial interests in Stellantis common shares traded on the MTA are held through Monte Titoli S.p.A., the Italian central clearing and settlement system, as a participant (through Euroclear Bank) in DTC. Beneficial interests in Stellantis common shares traded on Euronext Paris are held through Euroclear France and its intermediaries Euroclear Bank and J.P. Morgan, the latter acting as a participant in DTC.

Special voting shares will be registered shares represented by an entry in the share register of Stellantis. No share certificates will be issued with respect to the special voting shares. No right of pledge may be established on special voting shares and the voting rights attributable to special voting shares may not be assigned to a usufructuary.
No Liability to Further Capital Calls
All of the outstanding Stellantis common shares will be fully paid and non-assessable.
Discriminating Provisions
Except for the voting limitations described in this section under “—Loyalty Voting Structure, General Meeting and Voting Rights —Voting Limitations”, there are no provisions of Stellantis Articles of Association that discriminate against a shareholder because of its ownership of a certain number of shares.
Additional Issuances and Rights of Preference
Issuance of Shares
The general meeting of Stellantis (“Stellantis general meeting”), or alternatively the Stellantis Board if it has been designated to do so by Stellantis general meeting, will have authority to resolve on any issuance of shares and rights to subscribe for shares.
As of the Governance Effective Time, the Stellantis Board will be irrevocably authorized, for a period of three years from the Effective Time, to issue common shares and rights to subscribe for common shares up to in aggregate (i) ten percent of the issued common shares for general corporate purposes as of the Effective Time, plus (ii) an additional ten percent of the issued common shares as of such date, if the issuance and/or the granting of rights to subscribe for common shares occurs in connection with the acquisition of an enterprise or a corporation, or, if such issuance and/or the granting of rights to subscribe for common shares is otherwise necessary in the opinion of the Stellantis Board. The Stellantis Board will also be designated, for a period of three years from the Effective Time, as the authorized body to limit or exclude the rights of pre-emption of shareholders in connection with the foregoing authority of the Stellantis Board to issue Stellantis common shares and grant rights to subscribe for Stellantis common shares. Please refer to “—Rights of Pre-emption”. The existing authorizations of the FCA Board to issue FCA common shares and to grant rights to subscribe for FCA common shares, and to limit or exclude pre-emptive rights in that regard, which authorizations were granted at FCA’s annual general meeting held on June 26, 2020, will lapse at the Governance Effective Time.
Stellantis general meeting, or the Stellantis Board if so designated in accordance with Stellantis Articles of Association, will decide on the price and the further terms and conditions of issuance, with due observance of what is required in relation thereto under Dutch law and Stellantis Articles of Association.
If the Stellantis Board is designated by Stellantis general meeting to have authority to decide on the issuance of shares or rights to subscribe for shares, such a designation will specify the class of shares and the maximum number of shares or rights to subscribe for shares that can be issued under such a designation. When making such designation the duration of the Stellantis Board’s relevant authority, which will not be for more than five years, will be resolved upon at the same time. The designation may be extended from time to time for periods not exceeding five years. The designation may not be withdrawn unless otherwise provided in the resolution in which the designation is made.
Payment for shares will be made in cash unless another form of consideration has been agreed. Payment in a currency other than euro may only be made with the consent of the Stellantis Board.

Rights of Pre-emption
Under Dutch law and Stellantis Articles of Association, each Stellantis shareholder will have a right of pre-emption in proportion to the aggregate nominal value of its common shares upon the issuance of new Stellantis common shares, or the granting of rights to subscribe for Stellantis common shares. Exceptions to this right of pre-emption include the issuance of new Stellantis common shares, or the granting of rights to subscribe for Stellantis common shares: (i) to employees of Stellantis or another member of its group pursuant to an equity incentive plan of Stellantis; (ii) against payment in kind (contribution other than in cash); and (iii) to persons exercising a previously granted right to subscribe for Stellantis common shares. Shareholders do not have any right of pre-emption in connection with the issuance of special voting shares. Rights of pre-emption may be exercised during a period of at least two weeks after the announcement of an issuance of new Stellantis common shares in the Dutch State Gazette.
Stellantis general meeting may resolve to limit or exclude the rights of pre-emption upon an issuance of Stellantis common shares, which resolution requires approval of at least two-thirds of the votes cast if less than one-half of the issued and outstanding share capital is represented at Stellantis general meeting. If more than one-half of the issued and outstanding share capital is present or represented at Stellantis general meeting, an absolute majority of the votes cast is required. Stellantis Articles of Association, or Stellantis general meeting, may also designate the Stellantis Board to resolve to limit or exclude the rights of pre-emption in relation to the issuance of Stellantis common shares. Pursuant to Dutch law, the designation by Stellantis general meeting may be granted to the Stellantis Board for a specified period of time of not more than five years and only if the Stellantis Board has also been designated or is simultaneously designated the authority to resolve to issue Stellantis common shares. In the proposal to Stellantis general meeting in respect of the Stellantis Board’s authority to resolve to limit or exclude such rights of pre-emption, the reasons for the proposal and the choice of the intended price of issue will be explained in writing.
The Stellantis Board is irrevocably designated in Stellantis Articles of Association as the competent body to exclude or limit rights of pre-emption for an initial period of three years from the Effective Time in connection with the relevant authority to issue Stellantis common shares referred to under “—Issuance of Shares”, which designation may be extended by Stellantis general meeting for additional periods up to a maximum of five years per period. The existing authorizations of the FCA Board to issue FCA common shares and to grant rights to subscribe for FCA common shares, and to limit or exclude pre-emptive rights in that regard, which authorizations were granted at FCA’s annual general meeting held on June 26, 2020, will lapse at the Governance Effective Time.
Repurchase of Shares
Upon agreement with the relevant Stellantis shareholder, Stellantis may acquire fully paid-up shares in its own share capital at any time for no consideration (om niet), or, subject to certain provisions of Dutch law and Stellantis Articles of Association, for consideration if: (i) Stellantis’s shareholders’ equity less the payment required to make the acquisition does not fall below the sum of called-up and paid-in share capital and any reserves to be maintained pursuant to Dutch law and Stellantis Articles of Association; (ii) Stellantis would thereafter not hold a pledge over Stellantis common shares, or together with its subsidiaries, hold Stellantis common shares with an aggregate nominal value exceeding 50 percent of Stellantis’s issued share capital; and (iii) the Stellantis Board has been authorized to do so by Stellantis general meeting.
Stellantis’s equity, as shown in the last confirmed and adopted balance sheet, after deduction of the acquisition price for shares in the share capital of Stellantis, the amount of the loans as referred to in Article 2:98c of the Dutch Civil Code and distributions from profits or reserves to any other persons that became due by the company and its subsidiary companies after the date of the balance sheet, will be decisive for purposes of items (i) and (ii) referred to in the immediately preceding paragraph. If no annual accounts have been confirmed and adopted when more than six months have expired after the end of any financial year, then an acquisition in reliance on the immediately preceding paragraph will not be allowed until the relevant annual accounts are adopted.

The acquisition of fully paid-up shares by Stellantis other than for no consideration (om niet) requires authorization by Stellantis general meeting. Such authorization may be granted to the Stellantis Board for a period not exceeding 18 months and will specify the number of shares, the manner in which the shares may be acquired and the price range within which shares may be acquired. The authorization is not required for the acquisition by Stellantis of shares for employees of Stellantis, or another member of its group, under a scheme applicable to such employees and no authorization is required for repurchase of shares acquired in certain other limited circumstances in which the acquisition takes place by operation of law, such as pursuant to mergers or demergers. In case of acquisition of shares by Stellantis for employees of Stellantis, such shares must be officially listed on the price list of an exchange.
Stellantis may, jointly with its subsidiaries, hold Stellantis common shares in its own capital exceeding one-tenth of its issued and outstanding capital for no more than three years after acquisition of such Stellantis common shares for no consideration (om niet) or in certain other limited circumstances in which the acquisition takes place by operation of law, such as pursuant to mergers or demergers. Any Stellantis common shares held by Stellantis in excess of the amount permitted will transfer to all members of the Stellantis Board jointly at the end of the last day of such three-year period. Each member of the Stellantis Board will be jointly and severally liable to compensate Stellantis for the value of the Stellantis common shares at such a time, with interest payable at the statutory rate on such shares. The term Stellantis common shares as used in this paragraph will include depositary receipts for shares and shares in respect of which Stellantis holds a right of pledge.
No votes may be cast at a Stellantis general meeting on the Stellantis common shares held by Stellantis or its subsidiaries. In addition, no voting rights may be cast at a Stellantis general meeting in respect of Stellantis common shares for which depositary receipts have been issued that are owned by Stellantis. Nonetheless, the holders of a right of usufruct or pledge in respect of shares held by Stellantis and its subsidiaries in Stellantis share capital are not excluded from the right to vote on such shares if the right of usufruct or pledge was granted prior to the time such shares were acquired by Stellantis or its subsidiaries. Neither Stellantis nor any of its subsidiaries may cast votes in respect of a share on which it or its subsidiaries holds a right of usufruct or pledge.
Reduction of Share Capital
The Stellantis common shares held in treasury by Stellantis and all issued class A special voting shares may be cancelled, and the nominal value of shares may be reduced, with the approval of Stellantis general meeting.
A resolution to reduce the share capital requires a majority of at least two-thirds of the votes cast at Stellantis general meeting if less than one-half of the issued and outstanding share capital is present or represented at the meeting. If more than one-half of the issued and outstanding share capital is present or represented at Stellantis general meeting, an absolute majority of the votes cast is required.
Class A special voting shares may be cancelled by resolution taken by a majority of at least two-thirds of the votes cast at Stellantis general meeting, subject to the approval of the meeting of holders of the class A special voting shares. Cancellation of class A special voting shares will take place without the repayment of the nominal value of the special voting shares, which nominal value will be added to the special capital reserve.
Any reduction of the nominal value of the Stellantis common shares without repayment must be made pro rata on all common shares. Any reduction of the nominal value of the special voting shares will take place without repayment.
A partial repayment on Stellantis common shares will only be allowed in implementation of a resolution to reduce the nominal value of the Stellantis common shares. Such partial repayment must be made in respect of all Stellantis common shares on a pro rata basis. The pro rata requirement may be waived with the consent of all the holders of Stellantis common shares.
Any proposal for a cancellation or reduction of nominal value is subject to general requirements of Dutch law with respect to reductions of share capital.
Transfer of Shares
In accordance with the provisions of Dutch law, pursuant to Article 13 of Stellantis Articles of Association, the transfer of Stellantis common shares or the creation of a right in rem in such shares requires a deed intended for that purpose and, save when Stellantis is a party to the deed, written acknowledgment by Stellantis of the transfer.

Common shares that have been entered into DTC’s book-entry system will be registered in the name of Cede & Co. as nominee for DTC and transfers of beneficial ownership of shares held through DTC will be effected by electronic transfer made by DTC participants. Article 13 of Stellantis Articles of Association does not apply to the trading of such Stellantis common shares on a regulated market or the equivalent of a regulated market.
Transfers of shares held outside of (i) DTC or another direct registration system maintained by Computershare Trust Company, N.A., Stellantis’s transfer agent in New York, (ii) Monte Titoli S.p.A. or (iii) Euroclear France (collectively, the “Regular Trading Systems”) and not represented by certificates are effected by a deed intended for that purpose (including a stock transfer instrument) and, save where Stellantis is a party to the deed, require written acknowledgement by Stellantis. Transfer of common shares for which registered certificates have been issued is effected by presenting and surrendering the certificates to the transfer agent. A valid transfer requires the registered certificates to be properly endorsed for transfer as provided for in the certificates and accompanied by proper instruments of transfer and stock transfer tax stamps for, or funds to pay, any applicable stock transfer taxes. Stellantis may acknowledge the transfer by making an annotation on such certificate as proof of the acknowledgement or by replacing the surrendered certificate by a new share certificate registered in the name of the transferee.
Stellantis common shares are freely transferable. The number of Stellantis common shares registered in the Loyalty Register pursuant to Stellantis’s loyalty voting structure and special voting shares is subject to the transfer restrictions described under “—Loyalty Voting Structure, General Meeting and Voting Rights—Terms and Conditions of the Special Voting Shares—Withdrawal of Special Voting Shares”.
Payment of Dividends
Stellantis may make distributions to the shareholders and other persons entitled to distributions only to the extent that its shareholders’ equity exceeds the sum of the paid-up and called-up portion of the share capital and the reserves that must be maintained in accordance with Dutch law and Stellantis Articles of Association. No distribution of profits or other distributions may be made to Stellantis itself for shares that Stellantis holds in its own share capital.
Stellantis may make a distribution of profits to the shareholders after the adoption of its statutory annual accounts. The Stellantis Board, or Stellantis general meeting upon a proposal of the Stellantis Board, may resolve to make distributions from Stellantis’s share premium reserve or from any other reserve (other than the special capital reserve), provided that payments from reserves other than the Special Dividend Reserve may only be made to holders of Stellantis common shares.
Holders of special voting shares will not receive any dividends in respect of the special voting shares; however, Stellantis will maintain a separate dividend reserve for the special voting shares for the sole purpose of the allocation of the mandatory minimal profits that accrue to the special voting shares (as further described under “—Loyalty Voting Structure, General Meeting and Voting Rights—Loyalty Voting Structure”). A distribution from the Special Dividend Reserve or the (partial) release of the Special Dividend Reserve, will require a prior proposal from the Stellantis Board and a subsequent resolution of the meeting of holders of special voting shares, and will be made exclusively to the holders of special voting shares in proportion to the aggregate nominal value of their special voting shares.
From the profits shown in the annul accounts, as adopted, such amounts will be reserved as the Stellantis Board may determine. The profits remaining thereafter will first be applied to allocate and add to the Special Dividend Reserve an amount equal to one percent of the aggregate nominal amount of all special voting shares outstanding at the end of the financial year to which the annual accounts pertain. The special voting shares will not carry any other entitlement to the profits.
Insofar as the profits have not been distributed or allocated to the reserves, they may, by resolution of Stellantis general meeting, be distributed as dividends on the Stellantis common shares only. The Stellantis Board may resolve that distributions will be made payable either in euro or in another currency. The Stellantis Board, or Stellantis general meeting upon a proposal by the Stellantis Board, may resolve that a distribution will, wholly or partially, be made other than in cash, including in the form of Stellantis common shares or shares in another listed company, provided that, in case of a distribution in the form of Stellantis common shares, the Stellantis Board has been designated as the body competent to pass a resolution for the issuance of shares.
The Stellantis Board will have the power to declare one or more interim dividends or other distributions, subject to certain provisions of Dutch law and certain conditions set forth in Stellantis Articles of Association.

Dividends and other distributions will be made payable in the manner and at such date(s) as the Stellantis Board or Stellantis general meeting upon a proposal by the Stellantis Board will determine.
The right to dividends and distributions will lapse if the dividends or distributions are not claimed within five years following the day after the date on which they first became payable. Any dividends or other distributions made in violation of Stellantis Articles of Association or Dutch law will have to be repaid by the shareholders who knew, or should have known, of such violation.
Board of Directors
Stellantis Board Composition
Pursuant to Stellantis Articles of Association, the Stellantis Board will consist of three or more Directors, comprising both Directors having responsibility for the day-to-day management of Stellantis (executive Directors) and Directors not having such day-to-day responsibility (non-executive Directors), in each case subject to the allocation of tasks among executive Directors and non-executive Directors in accordance with Stellantis Board Regulations. The Stellantis Board as a whole will be responsible for the strategy of Stellantis. The majority of the Directors will be non-executive Directors. The members of the Stellantis Board are appointed by Stellantis general meeting, taking into account the binding nomination rights set out in Stellantis Articles of Association and further described under “—Nomination Rights”.
The total number of Directors will be determined by the Stellantis Board. As of the Governance Effective Time the Stellantis Board will initially be composed of 11 members, including the following initial Directors:
•the CEO of Stellantis;
•two (2) Independent Directors nominated by FCA;
•two (2) Independent Directors nominated by PSA;
•two (2) Directors nominated by Exor;
•one (1) Director nominated by BPI (or EPF/FFP, as further described below);
•one (1) Director nominated by EPF/FFP; and
•two (2) employee representatives (the “Employee Representatives”): one such employee representative nominated through a process involving one or more bodies representing FCA employees prior to the closing and one such employee representative nominated by a body representing PSA employees prior to the closing.
Additionally, the combination agreement provides that Stellantis will follow the Dutch Corporate Governance Code (see “—Dutch Corporate Governance Code”) and applicable international best practices (except, in each case, as otherwise agreed by the parties to the combination agreement), and will ensure that (i) a majority of the non-executive Directors of the Stellantis Board qualifies as Independent Directors, and (ii) the members of the Stellantis Board have appropriate diversity in expertise, geography and gender.
Stellantis Board Quorum and Action
Except as otherwise required by applicable law or Stellantis Articles of Association, the presence either in person or by proxy of a majority of the total number of Directors will constitute a quorum for the transaction of business, including the adoption of resolutions. If at any meeting of the Stellantis Board a quorum is not present, the Directors present or the presiding Director may adjourn the meeting until a quorum is present.
Acts of the Stellantis Board will be taken with the vote of the majority of the Directors present at any meeting at which a quorum is present, except that the approval of any amendment of Stellantis Board Regulations or any decision of the Stellantis Board that relates to the powers and authority of the Chairman, the CEO, the Senior Independent Director or the Vice-Chairman requires a two-thirds majority of the votes cast at a meeting at which a quorum is present.

Nomination Rights
The rights of each Nominating Shareholder to nominate the number of Directors mentioned above are set forth in Stellantis Articles of Association and will also apply to future terms of office of the Stellantis Board, provided that:
•if the number of Stellantis common shares held by BPI, and/or any of its affiliates, or EPF/FFP, and/or any of their affiliates, falls below the number of shares corresponding to five percent of the issued and outstanding Stellantis common shares, such shareholder will no longer be entitled to nominate a Director (in which case, any Director nominated by BPI or EPF/FFP, as the case may be, will be required to resign as promptly as reasonably practicable (and in any case, within ten days of the relevant threshold no longer being met)); and
•if, at any time within the six years following the Effective Time or on the sixth anniversary of the Effective Time, both (i) the number of Stellantis common shares held by EPF/FFP and/or their affiliates increases to a number of shares corresponding to eight percent or more of the issued and outstanding Stellantis common shares and (ii) the number of Stellantis common shares held by BPI and/or its affiliates falls below the number of shares corresponding to five percent of the issued and outstanding Stellantis common shares, then EPF/FFP will be entitled to nominate a second Director to the Stellantis Board in replacement of the BPI nominee (the “EPF/FFP Additional Director”).
As an exception to the foregoing paragraph, if at any time within the six years following the Effective Time:
•the number of Stellantis common shares held by BPI and its affiliates, on the one hand, or EPF/FFP and their affiliates, on the other hand, represents the Threshold Stake;
•either BPI or EPF/FFP has not otherwise lost its right to nominate a Director in accordance with the preceding paragraph; and
•the number of Stellantis common shares held by BPI, EPF/FFP and their respective affiliates represents, in aggregate, eight percent or more of the issued and outstanding Stellantis common shares, the Nominating Shareholder which holds the Threshold Stake will maintain its right to nominate a Director (the “Residual Director”) to the Stellantis Board until the sixth anniversary of the Effective Time (it being understood that while BPI is entitled to nominate a Director pursuant to this exception, EPF/FFP will not be entitled to nominate the EPF/FFP Additional Director).
Additionally, Exor’s right to nominate representative(s) to the Stellantis Board will decrease in the event Exor and/or its affiliates reduce their equity ownership in Stellantis as follows:
•if the number of shares held by Exor and/or its affiliates falls below the number of shares corresponding to eight percent of the issued and outstanding Stellantis common shares, Exor will be entitled to nominate one Director instead of two; and
•if the number of shares held by Exor and/or its affiliates falls below the number of shares corresponding to five percent of the issued and outstanding Stellantis common shares, Exor will no longer be entitled to nominate a Director.
In such cases, the Director designated by Exor for resignation from among the Directors nominated by Exor will be required to resign as promptly as reasonably practicable (and in any case, within ten days of the relevant threshold no longer being met) after the number of Stellantis common shares held by Exor and/or its affiliates falls below the applicable threshold.
Any event or series of events (including any issue of new shares) other than a transfer (including transfer under universal title) of Stellantis common shares will be disregarded for the purpose of determining whether the applicable Nominating Shareholder reaches the relevant threshold(s).

Pursuant to Stellantis Articles of Association, Stellantis general meeting may at all times overrule a binding nomination for the appointment of a Director by a two-thirds majority of the votes cast, with such two-thirds majority of the votes cast representing more than half of the issued and outstanding share capital of Stellantis.
Additionally, Stellantis Articles of Association provide that the nomination rights of a Nominating Shareholder lapse upon a Change of Control of such Nominating Shareholder. A “Change of Control” is defined in Article 1.1. of Stellantis Articles of Association as any direct or indirect transfer carried out by a shareholder that is not an individual through one or a series of related transactions as a result of which (i) a majority of the voting rights in such shareholder; (ii) the de facto ability to direct the casting of a majority of the votes exercisable at general meetings of such shareholder; and/or (iii) the ability to appoint or remove a majority of the directors, executive directors or board members or executive officers of such shareholder or to direct the casting of a majority of the voting rights at meetings of the board of directors, management board or similar governing body of such shareholder has been transferred to the transferee of such shares, provided that no Change of Control will be deemed to have occurred if (a) the transfer of ownership and/or control is an intragroup transfer under the same controlling person, (b) the transfer of ownership and/or control is the result of the succession or the liquidation of assets between spouses or the inheritance, inter vivos donation or other transfer to a spouse or a relative up to and including the fourth degree, (c) the fair market value of the Qualifying Common Shares (as defined under “—Loyalty Voting Structure, General Meeting and Voting Rights—Loyalty Voting Structure”) held by such shareholder represents less than 20 percent of the total assets of the Transferred Group at the time of the transfer and the Qualifying Common Shares held by such shareholder, in the sole judgment of Stellantis, are not otherwise material to the Transferred Group or the change of control transaction.
Article 1.1 of Stellantis Articles of Association defines “Transferred Group” as the relevant shareholder together with its affiliates, if any, over which control was transferred as part of the same Change of Control transaction.
Term of Office; Suspension; Dismissal; Conflict of Interest
The initial term of office of each of the Chairman, CEO, Senior Independent Director and Vice Chairman will be five years, in each case beginning at the Governance Effective Time. The initial term of office for each of the other Directors will be four years.
Under Stellantis Articles of Association, after the initial term, the term of office of Directors will be for a period of two years, provided that unless a Director has resigned at an earlier date the term of office will lapse immediately after the close of the first annual Stellantis general meeting held two years following the appointment. The ordinary two-year term of office may be deviated from by resolution of Stellantis general meeting at the proposal of the Stellantis Board, provided that:
•the term of office of the Employee Representatives will be four years from the Effective Time;
•the Directors nominated by a Nominating Shareholder pursuant to the nomination rights described above will resign (if earlier than the ordinary two-year term of office) ten days after the date on which the relevant Nominating Shareholder (and its relevant affiliates) no longer holds the relevant thresholds to exercise its nomination right; and
•the Residual Director will resign six years after the Effective Time.
Each Director may be reappointed for an unlimited number of terms.
Any Director may be suspended or dismissed at any time by resolution of Stellantis general meeting. A resolution of Stellantis general meeting to suspend or dismiss a Director appointed upon a binding nomination will require a majority of at least two-thirds of the votes cast, with such two-thirds majority of the votes cast representing more than half of the issued and outstanding share capital, unless the person who made the binding nomination for such director supports the suspension or dismissal (as the case may be).
A Director will not take part in any vote on a subject or transaction in relation to which he has a conflict of interest with Stellantis. If all Directors have such a conflict of interests, the preceding sentence does not apply and the Stellantis Board will maintain its authority to resolve upon the relevant matter, subject to the approval of Stellantis general meeting.

Liability of Directors
Under Dutch law, the management of a company with a one-tier board structure like Stellantis is a joint undertaking and each member of the Stellantis Board can be held jointly and severally liable to Stellantis for damages in the event of improper or negligent performance of his or her duties. Furthermore, members of the Stellantis Board can be held liable to third parties based on tort pursuant to certain provisions of the Dutch Civil Code. All Directors are jointly and severally liable for failure of one or more co-directors. An individual Director is only exempted from liability if he or she proves that he or she cannot be held culpable for the mismanagement and that he or she has not been negligent in seeking to prevent the consequences of the mismanagement. In this regard a Director may, however, refer to the allocation of tasks between the Directors. In certain circumstances, Directors may incur additional specific civil and criminal liabilities.
Indemnification of Directors and Officers
Under Dutch law, indemnification provisions may be included in a company’s articles of association. Under Stellantis Articles of Association, Stellantis is required to indemnify any and all of its Directors, officers, former Directors, former officers (including former directors and officers of PSA) and any person who may have served at its request as a director or officer of another company in which it owns shares or of which it is a creditor who were or are made a party or are threatened to be made a party or are involved in, any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative or investigative (each, a “Proceeding”), or any appeal in such a Proceeding or any inquiry or investigation that could lead to such a Proceeding against any and all liabilities, damages, reasonable and documented expenses (including reasonably incurred and substantiated attorney’s fees), financial effects of judgments, fines, penalties (including excise and similar taxes and punitive damages) and amounts paid in settlement in connection with such Proceeding by any of them. Notwithstanding the above, no indemnification will be made in respect of any claim, issue or matter as to which any of the above-mentioned indemnified persons will be adjudged in a final and non-appealable decision to be liable for gross negligence or willful misconduct in the performance of such person’s duty to Stellantis. This indemnification by Stellantis is not exclusive of any other rights to which those indemnified may be entitled otherwise.
Loyalty Voting Structure, General Meeting and Voting Rights
Loyalty Voting Structure
Following the Governance Effective Time, Stellantis will adopt the loyalty voting structure summarized below.
After the Governance Effective Time, shareholders of Stellantis may at any time elect to participate in the loyalty voting structure by requesting that Stellantis registers all or some of their common shares in the Loyalty Register. The registration of common shares in the Loyalty Register blocks such shares from trading in the Regular Trading Systems. If such number of common shares (the “Electing Common Shares”) have been registered in the Loyalty Register (and thus blocked from trading in the Regular Trading Systems) for an uninterrupted period of three years in the name of the same shareholder, such shares become eligible to receive class A special voting shares (the “Qualifying Common Shares”) and the relevant shareholder will be entitled to receive one special voting share for each such Qualifying Common Share. If, at any time, such common shares are de-registered from the Loyalty Register for whatever reason, the relevant shareholder will lose its entitlement to hold a corresponding number of special voting shares. As of the Governance Effective Time, shareholders will only be able to receive class A special voting shares and not class B special voting shares. Class B special voting shares will be created at the Governance Effective Time and will only be held by FCA shareholders other than Exor who held FCA special voting shares prior to the Effective Time. The Stellantis Board may resolve at any time that class B special voting shares will be exchanged for class A special voting shares in accordance with the Terms and Conditions of Special Voting Shares.
A holder of Electing Common Shares or Qualifying Common Shares may at any time request the de-registration of some or all of the number of such shares from the Loyalty Register, which will allow such shareholder to freely trade such common shares. From the moment of such a request, the holder of Electing Common Shares or Qualifying Common Shares will be considered to have waived his or her rights to cast any votes associated with such special voting shares to be de-registered from the Loyalty Register. Upon the de-registration from the Loyalty Register, the relevant number of common shares will therefore cease to be Electing Common Shares or Qualifying Common Shares. Any de-registration request would automatically trigger a mandatory transfer requirement pursuant to which the relevant special voting shares will be acquired by Stellantis for no consideration (om niet) in accordance with the Terms and Conditions of Special Voting Shares.

Stellantis common shares are freely transferable. However, any transfer or disposal of Stellantis common shares with which special voting shares are associated would trigger the de-registration of such common shares from the Loyalty Register and the transfer of all relevant special voting shares to Stellantis. Special voting shares are not admitted to listing and are transferable only in very limited circumstances (including, among other things, transfers to affiliates or to relatives through succession, donation or other transfers, provided that the corresponding Qualifying Common Shares are also transferred to such party, or transfers with the approval of the Stellantis Board). In particular, no shareholder will, directly or indirectly: (a) sell, dispose of or transfer any special voting share or otherwise grant any right or interest in any special voting share, other than as permitted pursuant to Stellantis Articles of Association or the Terms and Conditions of Special Voting Shares; or (b) create or permit to exist any pledge, lien, fixed or floating charge or other encumbrance over any special voting share or any interest in any special voting share.
The purpose of the loyalty voting structure is to grant long-term shareholders an extra voting right by means of granting a special voting share (shareholders holding special voting shares are entitled to exercise one vote for each special voting share held and one vote for each Stellantis common share held), without entitling such shareholders to any economic rights, other than those pertaining to the common shares. However, under Dutch law, the special voting shares cannot be totally excluded from economic entitlements. As a result, pursuant to Stellantis Articles of Association, holders of special voting shares are entitled to a minimum dividend, which is allocated to a separate special dividend reserve (the “Special Dividend Reserve”). A distribution from the Special Dividend Reserve or the (partial) release of the Special Dividend Reserve will require a prior proposal from the Stellantis Board and a subsequent resolution of the meeting of holders of special voting shares. The powers to vote upon the distribution from the Special Dividend Reserve and the cancellation of all class A special voting shares are the only powers that are granted to that meeting pursuant to Stellantis Articles of Association, which can only be convened by the Stellantis Board as it deems necessary. The special voting shares do not have any other economic entitlement.
Section 11 of the Terms and Conditions of Special Voting Shares includes liquidated damages provisions intended to discourage any attempt by holders to violate the Terms and Conditions of Special Voting Shares. These liquidated damages provisions may be enforced by Stellantis by means of a legal action brought by Stellantis in the courts of Amsterdam, the Netherlands. In particular, a violation of the provisions of the Terms and Conditions of Special Voting Shares concerning the transfer of special voting shares may lead to the imposition of liquidated damages.
Pursuant to Section 13 of the Terms and Conditions of Special Voting Shares, any amendment to the Terms and Conditions of Special Voting Shares (other than merely technical, non-material amendments) may only be made with the approval of Stellantis general meeting.
Special Voting Shares Foundation
Pursuant to Stellantis Articles of Association, a Dutch foundation (stichting) (the “SVS Foundation”) has the right to subscribe for a number of class A special voting shares up to the number of class A special voting shares included in Stellantis’s authorized share capital from time to time. This option right can only be exercised by the SVS Foundation to facilitate the loyalty voting structure as set forth in Stellantis Articles of Association and the Terms and Conditions of Special Voting Shares. An option right can be granted to the SVS Foundation for an unlimited period and is intended to ensure that holders of Qualifying Common Shares in the future will receive their special voting shares without requiring a resolution from the general meeting. Under the structure of the SVS Foundation, once a shareholder of Stellantis becomes entitled to receive one special voting share for each Qualifying Common Share, Stellantis issues such special voting shares to the SVS Foundation pursuant to the SVS Foundation’s exercise of its option right and, thereafter, the SVS Foundation transfers the special voting shares to such shareholder.
Terms and Conditions of Special Voting Shares
The Terms and Conditions of Special Voting Shares apply to the issuance, allocation, acquisition, holding, repurchase and transfer of special voting shares in the issued share capital of Stellantis and to certain aspects of Electing Common Shares, Qualifying Common Shares and Stellantis common shares which will be registered in the Loyalty Register.

Special Capital Reserve
Stellantis will maintain a separate capital reserve for the purpose of facilitating any issuance or cancellation of special voting shares. No distribution will be made from the special capital reserve, except that the Stellantis Board will be authorized to resolve upon (i) any distribution out of the special capital reserve to pay up special voting shares or (ii) re-allocation of amounts to credit or debit the special capital reserve against or in favor of the share premium reserve.
Withdrawal of Special Voting Shares
Following a mandatory transfer to Stellantis of special voting shares after a de-registration of Qualifying Common Shares from the Loyalty Register, Stellantis may continue to hold the special voting shares as treasury stock, but will not be entitled to vote any such treasury stock. Alternatively, Stellantis may withdraw and cancel the special voting shares held in treasury, as a result of which the nominal value of such shares will be allocated to the special capital reserves of Stellantis. Stellantis may also cancel all issued and outstanding class A special voting shares subject to approval of the meeting of holders of the class A special voting shares. Consequently, the loyalty voting feature will terminate as to the relevant Qualifying Common Shares being deregistered from the Loyalty Register. No shareholder required to transfer special voting shares to Stellantis pursuant to the Terms and Conditions of Special Voting Shares will be entitled to any consideration for such special voting shares and each shareholder expressly waives any rights in that respect as a condition to participation in the loyalty voting structure.
Change of Control
A shareholder with common shares registered in the Loyalty Register must promptly notify Stellantis in the event of a Change of Control (as defined above) with respect to such shareholder and must make a de-registration request with respect to his or her Qualifying Common Shares or Electing Common Shares registered in the Loyalty Register. The de-registration request leads to a withdrawal of the special voting shares as described under “—Withdrawal of Special Voting Shares”. Notwithstanding Stellantis not receiving any such notification, it may, upon becoming aware of a Change of Control, initiate the de-registration of the relevant shareholder’s Qualifying Common Shares or Electing Common Shares.
General Meetings
At least one Stellantis general meeting will be held every year, with such meeting to be held within six months after the close of the financial year. The purpose of the annual Stellantis general meeting is, inter alia, the adoption of the annual accounts, the allocation of profits (including the proposal to distribute dividends), granting discharge to Directors in respect of the performance of their duties, the appointment of Directors, if applicable, and the discussion of any other item duly included in the agenda.
Furthermore, Stellantis general meetings will be held as often as the Stellantis Board, the Chairman, the Senior Independent Director or the CEO deem it necessary to hold them or as otherwise required by Dutch law (including in the event Stellantis’s equity has decreased to an amount equal to or less than one-half of the paid-up and called-up part of Stellantis’s issued capital, as referred to in Section 2:108a of the Dutch Civil Code), without prejudice to what is provided in the next paragraph.
Shareholders individually or jointly representing at least ten percent of the issued share capital may request in writing, stating the matters to be dealt with, that the Stellantis Board call a Stellantis general meeting. If the Stellantis Board fails to take the necessary steps to ensure a meeting can be held within eight weeks, then such shareholders may, on their application, be authorized by the interim provisions judge of the court (voorzieningenrechter van de rechtbank) to convene a Stellantis general meeting. The interim provisions judge (voorzieningenrechter van de rechtbank) will reject the application if he or she is not satisfied that the applicants have previously requested in writing, stating the exact subjects to be discussed, that the Stellantis Board convene a Stellantis general meeting.
Stellantis general meetings will be held in Amsterdam or Haarlemmermeer (Schiphol Airport), the Netherlands, and will be called by the Stellantis Board, the Chairman, the Senior Independent Director or the CEO, in such manner as is required to comply with the law and the applicable stock exchange regulations, no later than on the 42nd day prior to the day of the meeting. All convocations of Stellantis general meetings and all announcements, notifications and communications to shareholders will be made by means of an announcement on Stellantis’s corporate website and such an announcement will remain accessible until the relevant general meeting.

Any communication to be addressed to Stellantis general meeting by virtue of Dutch law or Stellantis Articles of Association may be either included in the notice referred to in the preceding sentence or, to the extent provided for in such notice, on Stellantis’s corporate website and/or in a document made available for inspection at the office of Stellantis and such other place(s) as the Stellantis Board will determine. Convocations of Stellantis general meetings may be sent to shareholders entitled to attend through the use of an electronic means of communication to the address provided by such shareholders to Stellantis for this purpose. The notice will state the place, date and hour of the meeting and the agenda of the meeting as well as the other information required by law and Stellantis Articles of Association. An item proposed in writing by such a number of shareholders who, individually or in the aggregate, hold at least three percent of Stellantis’s issued share capital, will be included in the notice or will be announced in a manner similar to the announcement of the notice, provided that Stellantis has received the relevant request, including the reasons for putting the relevant item on the agenda, no later than the 60th day before the day of the meeting.
Convocation, Agenda, Minutes and Attendance
The agenda of Stellantis annual general meeting will contain, inter alia, the following items:
(a)adoption of the annual accounts;
(b)non-binding advisory vote on the remuneration report;
(c)discussion of the policy of Stellantis on additions to reserves and on dividends, if any;
(d)granting of discharge to the Directors in respect of the performance of their duties in the relevant financial year;
(e)if applicable, the appointment of Directors;
(f)if applicable, the proposal to pay a dividend;
(g)if applicable, discussion of any substantial change in the corporate governance structure of Stellantis; and
(h)any matters decided upon by the person(s) convening the meeting and any matters placed on the agenda with due observance of applicable Dutch law.
The Stellantis Board will provide Stellantis general meeting with all requested information, unless this would be contrary to an overriding interest of Stellantis. If the Stellantis Board invokes an overriding interest, it must give reasons.
When convening Stellantis general meeting, the Stellantis Board will determine that, for the purpose of Article 24 and Article 26 of Stellantis Articles of Association, persons with the right to vote or attend meetings will be considered those persons who have these rights at the 28th day prior to the day of the meeting (the “Stellantis Record Date”) and are registered as such in a register to be designated by the Stellantis Board for such purpose, irrespective of whether they will have these rights at the date of the meeting. In addition to the Stellantis Record Date, the notice of the meeting will further state the manner in which shareholders and other parties with meeting rights may register themselves, the final registration date for that general meeting (which final registration date will be the seventh day prior to the meeting unless otherwise determined by the Stellantis Board (the “Final Registration Date”)) and the manner in which the right to vote or attend the meeting can be exercised.
Stellantis general meeting will be presided over by the Chairman, or, in his absence, by the Senior Independent Director or, in the absence of both the Chairman and the Senior Independent Director, by the person chosen by the Stellantis Board to act as chairman for such meeting. One of the persons present designated for that purpose by the chairman of the meeting will act as secretary and take minutes of the business transacted. The minutes will be adopted by the chairman and secretary of the meeting and signed by them in witness of such adoption. The minutes of Stellantis general meeting will be made available, on request, to shareholders no later than three months after the end of the meeting, after which shareholders will have the opportunity to react to the minutes in the following three months. In the event an amendment to the minutes is required, the amended minutes will then be adopted by the chairman and the secretary of the meeting and signed by them in witness of such adoption. If an official notarial record is made of the business transacted at the meeting then minutes need not be drawn up and it will suffice that the official notarial record be signed by the notary.

As a prerequisite to attending Stellantis general meeting and, to the extent applicable, exercising voting rights, the shareholders and other persons entitled to attend the meeting will be required to inform the Stellantis Board in writing of their intention to attend the general meeting within the time frame mentioned in the convening notice. At the latest, this notice must be received by the Stellantis Board on the Final Registration Date. Shareholders and those permitted by Dutch law to attend Stellantis general meetings may choose to be represented at any meeting by a proxy duly authorized in writing, provided they notify Stellantis in writing of their wish to be represented at such time and place as will be stated in the notice of the meeting. Such proxy is also authorized in writing if the proxy is documented electronically. The Stellantis Board may determine further rules concerning the deposit of the powers of attorney; these will be mentioned in the notice of the meeting. The chairman of the meeting will decide on the admittance to the meeting of persons other than those who are entitled to attend.
For each Stellantis general meeting, the Stellantis Board may decide that shareholders will be entitled to attend, address and exercise voting rights at such a meeting through the use of electronic means of communication, provided that shareholders who participate in the meeting are capable of being identified through the electronic means of communication and have direct cognizance of the discussions at the meeting and the exercising of voting rights (if applicable). The Stellantis Board may set requirements for the use of electronic means of communication and state these in the convening notice. Furthermore, the Stellantis Board may, for each Stellantis general meeting, decide that votes cast by the use of electronic means of communication prior to the meeting and received by the Stellantis Board will be considered to be votes cast at the meeting. Such votes may not be cast prior to the Stellantis Record Date. The notice will state whether the foregoing provisions regarding electronic voting apply and the procedure for exercising the electronic voting rights.
Prior to being allowed admittance to a Stellantis general meeting, a shareholder and each person entitled to attend the meeting, or its attorney, will sign an attendance list, while stating his or her name and, to the extent applicable, the number of votes to which he or she is entitled. Each shareholder and other person attending a Stellantis general meeting by the use of electronic means of communication and identified in accordance with the above will be registered on the attendance list by the Stellantis Board. In case an attorney attends the meeting on behalf of a shareholder or another person entitled to attend, the name(s) of the person(s) on whose behalf the attorney is acting, will also be stated. The chairman of the meeting may decide that the attendance list must also be signed by other persons present at the meeting.
The chairman of the meeting may determine the time during which shareholders and others entitled to attend Stellantis general meeting may speak, if he or she considers this desirable, with a view to the orderly conduct of the meeting as well as other procedures that the chairman considers desirable for the efficient and orderly conduct of the business of the meeting.
Stellantis is exempt from the proxy rules under the Exchange Act.
Voting Rights at General Meetings
Subject to the restrictions described under “—Voting Limitations,” every Stellantis share (whether common share or special voting share) will confer the right to cast one vote at Stellantis general meeting. Shares in respect of which Dutch law determines that no votes may be cast will be disregarded for the purposes of determining the proportion of shareholders voting, present or represented or the proportion of the share capital present or represented. All resolutions will be passed with an absolute majority of the votes validly cast unless otherwise specified in Stellantis Articles of Association or the Dutch Civil Code. Blank votes will not be counted as votes cast.
All votes will be cast in writing or electronically. The chairman of the meeting may, however, determine that voting by raising hands or in another manner will be permitted. Voting by acclamation will be permitted if none of the shareholders present or represented objects. No voting rights will be exercised in Stellantis general meetings for shares owned by Stellantis or by a subsidiary of Stellantis. However, pledgees and usufructuaries of shares owned by Stellantis and its subsidiaries will not be excluded from exercising their voting rights if the right of pledge or usufruct was created before the shares were owned by Stellantis or a subsidiary. Neither Stellantis nor any of its subsidiaries may exercise voting rights for shares in respect of which it holds a right of pledge or usufruct.
Without prejudice to Stellantis Articles of Association, Stellantis will determine for each resolution passed:
(a)the number of shares on which valid votes have been cast;

(b)the percentage that the number of shares as referred to under (a) represents in the issued and outstanding share capital;
(c)the aggregate number of votes validly cast; and
(d)the aggregate number of votes cast in favor of and against a resolution, as well as the number of abstentions.
Voting Limitations
No shareholder, acting alone or in concert, together with votes exercised by affiliates of such shareholder or pursuant to proxies or other arrangements conferring the right to vote, will be able to exercise, directly or indirectly, voting rights at a Stellantis general meeting reaching or exceeding the Voting Threshold (i.e., 30 percent or more of the votes that could be cast at any Stellantis general meeting), including after giving effect to any voting rights exercisable through Stellantis special voting shares. Any voting right reaching or exceeding the Voting Threshold will be suspended. Furthermore, Stellantis Articles of Association will provide that, before each Stellantis general meeting, any shareholder that would be able to exercise voting rights reaching or exceeding the Voting Threshold must notify Stellantis, in writing, of its shareholding and total voting rights in Stellantis and provide, upon written request by Stellantis, within three days of such request being made, any information necessary to ascertain the composition, nature and size of the equity interest of that person and any other person acting in concert with it. The Voting Threshold restriction (i) may be removed following a resolution passed to that effect by the meeting of Stellantis shareholders with a majority of at least two-thirds of the votes cast (for the avoidance of doubt, without giving effect to any voting rights exercisable through Stellantis special voting shares, and subject to the aforementioned Voting Threshold) and (ii) will lapse upon any person holding more than 50 percent of the issued Stellantis common shares (other than Stellantis special voting shares) as a result of a public offer for Stellantis common shares.
Shareholders’ Votes on Certain Transactions
Any important change in the identity or character of Stellantis must be approved by Stellantis general meeting, including (i) the transfer to a third party of the business of Stellantis or practically the entire business of Stellantis; (ii) the entry into or breaking off of any long-term cooperation of Stellantis or a subsidiary with another legal entity or company or as a fully liable partner of a general partnership or limited partnership, where such entry into or breaking off is of far-reaching importance to Stellantis; and (iii) the acquisition or disposal by Stellantis or a subsidiary of an interest in the capital of a company with a value of at least one-third of Stellantis’s assets according to the consolidated balance sheet with explanatory notes included in the last adopted annual accounts of Stellantis.
Meetings of Holders of Shares of a Specific Class
Meetings of holders of shares of a specific class will be held as frequently and whenever such a meeting is required by virtue of any statutory regulation or any provision in Stellantis Articles of Association.
Meetings of holders of shares of a specific class may be convened no later than on the sixth day before the day of such meeting. The provisions applicable to Stellantis general meetings, except those concerning the frequency, ultimate timing, notice period, right to put an item on the agenda and required agenda items, will apply mutatis mutandis to the meetings of holders of shares of a specific class. See “—Voting Rights at General Meetings” and “—Voting Limitations”.

Annual Accounts and Independent Auditor
Stellantis’s financial year is the calendar year. Within four months after the end of each financial year, the Stellantis Board will prepare and publish the annual accounts, consisting of a balance sheet, a profit and loss account and explanatory notes and which must be accompanied by an annual report and an auditor’s report, alongside any other information that would need to be made public in accordance with the applicable provisions of law and the requirements of any stock exchange on which Stellantis common shares are listed. Stellantis will make such annual accounts, annual report and auditor’s report available for inspection at Stellantis’s office. All members of the Stellantis Board are required to sign the annual accounts and in case the signature of any member is missing, the reason for this must be stated. The annual accounts are to be adopted by the annual Stellantis general meeting. The annual accounts, the annual report and independent auditor’s report are made available through Stellantis’s website to the shareholders for review as from the day of the notice convening the annual Stellantis general meeting. If justified by the activity of Stellantis or the international structure of its group as determined by the Stellantis Board, Stellantis’s annual accounts or its consolidated accounts may be prepared in a currency other than the euro.
Amendments to the Articles of Association, Including Variation of Rights
A resolution of Stellantis general meeting to amend Stellantis Articles of Association or to wind up Stellantis may be approved only if proposed by the Stellantis Board and approved by a vote of an absolute majority of the votes cast, provided that a resolution to amend Stellantis’s corporate seat and/or place of effective management will require a majority of at least two-thirds of the votes cast.
The rights of shareholders may be changed only by amending Stellantis Articles of Association in compliance with Dutch law, provided that rights specific to a Nominating Shareholder set out in Stellantis Articles of Association cannot be amended without the prior written approval of such shareholder.
Dissolution and Liquidation
Stellantis general meeting may resolve to dissolve Stellantis upon a proposal of the Stellantis Board. In the event of dissolution, Stellantis will be liquidated in accordance with Dutch law and Stellantis Articles of Association and the liquidation will be arranged by the members of the Stellantis Board, unless Stellantis general meeting appoints other liquidators. Stellantis general meeting will appoint, and decide on the remuneration of, the liquidators. During liquidation, the provisions of Stellantis Articles of Association will remain in force as long as possible.
If Stellantis is dissolved and liquidated, whatever remains of Stellantis’s equity after all its debts have been discharged will first be applied to distribute the aggregate balance of share premium reserves and other reserves (other than the Special Dividend Reserve) to holders of Stellantis common shares in proportion to the aggregate nominal value of Stellantis common shares held by each holder; secondly, from any balance remaining, an amount equal to the aggregate amount of the nominal value of Stellantis common shares will be distributed to the holders of Stellantis common shares in proportion to the aggregate nominal value of Stellantis common shares held by each of them; thirdly, from any balance remaining, an amount equal to the aggregate amount of the Special Dividend Reserve will be distributed to the holders of special voting shares in proportion to the aggregate nominal value of the special voting shares held by each of them; fourthly, from any balance remaining, the aggregate amount of the nominal value of the special voting shares will be distributed to the holders of special voting shares in proportion to the aggregate nominal value of the special voting shares held by each of them; and, lastly, any balance remaining will be distributed to the holders of Stellantis common shares in proportion to the aggregate nominal value of Stellantis common shares held by each of them.
Dutch Corporate Governance Code
The Dutch Corporate Governance Code contains principles and best practice provisions that regulate, among other things, relations between the board and the shareholders (including the general meeting of shareholders). The Dutch Corporate Governance Code is divided into five chapters which address the following topics: (i) long-term value creation; (ii) effective management and supervision; (iii) remuneration; (iv) the general meeting; and (v) one-tier governance structure.

Dutch companies whose shares are listed on a regulated market, such as the MTA or Euronext Paris, or comparable system, such as the NYSE, are required under Dutch law to disclose in their annual management reports whether or not they apply the provisions of the Dutch Corporate Governance Code and, in the event that they do not apply a certain provision, to explain the reasons why they have chosen to deviate.
While Stellantis will endorse the principles and best practice provisions of the Dutch Corporate Governance Code, as agreed to in the combination agreement, it is envisaged that Stellantis will not apply the following best practice provisions of the Dutch Corporate Governance Code:
•Stellantis will not have a retirement schedule as referred to in best practice provision 2.2.4 of the Dutch Corporate Governance Code, because, pursuant to Stellantis Articles of Association, the term of office of the Directors is approximately two years (subject to certain deviations from this rule, as described under “—Board of Directors—Term of Office; Suspension; Dismissal; Conflict of Interest”).
•Although the Stellantis Board will appoint a non-executive Director with the title of Vice-Chairman, this person will not qualify as a vice-chairperson within the meaning of best practice provision 2.3.7 of the Dutch Corporate Governance Code. The Stellantis Board will however appoint a non-executive Director as the chairperson referred to by Dutch law, with the title Senior Independent Director. Pursuant to Stellantis Board Regulations, the Senior Independent Director, or in his or her absence, any other non-executive Director chosen by a majority of the Directors present at a meeting, will preside at a meeting of the Stellantis Board. In addition, the Chairman of Stellantis acts as contact person for individual Directors regarding any conflict of interest of the Senior Independent Director. It is believed that this is sufficient to ensure that the functions assigned to the vice-chairperson by the Dutch Corporate Governance Code are properly discharged.
Disclosure of Holdings under Dutch Law
As a result of the listing of Stellantis common shares on the MTA and Euronext Paris, pursuant to Chapter 5.3 of the Dutch Financial Markets Supervision Act (“FMSA”), which chapter is an implementation of Directive 2004/109/EC as amended by Directive 2013/50/EU into Dutch law, any person who, directly or indirectly, acquires or disposes of an actual or potential capital interest and/or actual or potential voting rights in Stellantis must without delay notify the AFM of such acquisition or disposal if, as a result of such acquisition or disposal, the percentage of capital interest and/or voting rights held by such person reaches, exceeds or falls below the following thresholds: three percent, five percent, ten percent, 15 percent, 20 percent, 25 percent, 30 percent, 40 percent, 50 percent, 60 percent, 75 percent and 95 percent (the “Notification Thresholds”). A legislative proposal is currently being drafted pursuant to which an additional threshold of two percent will be instituted under Dutch law. It is currently unclear if, when and in what form the legislative proposal will be submitted to the Dutch parliament.
For the purpose of calculating the percentage of capital interest or voting rights, the following interests must, inter alia, be taken into account: (i) shares and/or voting rights directly held (or acquired or disposed of) by any person; (ii) shares and/or voting rights held (or, acquired or disposed of) by such person’s controlled entities or by a third party for such person’s account; (iii) voting rights held (or acquired or disposed of) by a third party with whom such person has concluded an oral or written voting agreement; (iv) voting rights acquired pursuant to an agreement providing for a temporary transfer of voting rights in consideration for a payment; and (v) shares which such person, or any controlled entity or third party referred to above, may acquire pursuant to any option or other right to acquire shares.
As a consequence of the above, special voting shares must be added to Stellantis common shares for the purposes of the above thresholds.
For the purpose of calculating the percentage of capital interest or voting rights, the following instruments qualify as ‘shares’: (i) shares; (ii) depositary receipts for shares (or negotiable instruments similar to such receipts); (iii) negotiable instruments for acquiring the instruments under (i) or (ii) (such as convertible bonds); and (iv) options for acquiring the instruments under (i) or (ii).
Controlled entities (within the meaning of the FMSA) do not themselves have notification obligations under the FMSA as their direct and indirect interests are attributed to their (ultimate) parent. If a person who has a three percent or larger interest in Stellantis’s share capital or voting rights ceases to be a controlled entity it must immediately notify the AFM and all notification obligations under the FMSA will become applicable to such former controlled entity.

Special rules apply to the attribution of shares and/or voting rights which are part of the property of a partnership or other form of joint ownership. A holder of a pledge or right of usufruct in respect of shares can also be subject to notification obligations if such person has, or can acquire, the right to vote on the shares. The acquisition of (conditional) voting rights by a pledgee or beneficial owner may also trigger notification obligations as if the pledgee or beneficial owner were the legal holder of the shares and/or voting rights.
Furthermore, when calculating the percentage of capital interest, a person is also considered to be in possession of shares if (i) such person holds a financial instrument the value of which is (in part) determined by the value of the shares or any distributions associated therewith and which does not entitle such person to acquire any shares; (ii) such person may be required to purchase shares on the basis of an option; or (iii) such person has concluded another contract whereby such person acquires an economic interest comparable to that of holding a share.
If a person’s capital interest and/or voting rights reaches, exceeds or falls below the above-mentioned thresholds as a result of a change in Stellantis’s issued and outstanding share capital or voting rights, such person is required to make a notification not later than on the fourth trading day after the AFM has published Stellantis’s notification as described below.
The notification to the AFM should indicate whether the interest is held directly or indirectly, and whether the interest is an actual or a potential interest.
In addition, each person who is or ought to be aware that, as a result of the exchange of certain financial instruments, such as options for shares, his or her actual capital or voting interest in Stellantis, reaches, exceeds or falls below any of the Notification Thresholds, vis-à-vis his or her most recent notification to the AFM, must give notice to the AFM no later than the fourth trading day after he or she became or ought to be aware of this change.
Stellantis is required to notify the AFM promptly of any change of one percent or more in its issued and outstanding share capital or voting rights since a previous notification. Other changes in Stellantis’s issued and outstanding share capital or voting rights must be notified to the AFM within eight days after the end of the quarter in which the change occurred.
In addition to the above described notification obligations pertaining to capital interest or voting rights, pursuant to Regulation (EU) No. 236/2012, as amended, ESMA Decision of March 16, 2020, ESMA70-155-9546, ESMA Decision of June 10, 2020, ESMA70-155-10189, and ESMA Decision of September 16, 2020, ESMA70-155-11072, notification must be made of any net short position of 0.1 percent in the issued share capital of Stellantis and of every subsequent 0.1 percent above this threshold. Notifications starting at 0.5 percent and every subsequent 0.1 percent above this threshold will be made public via the short selling register of the AFM. To calculate whether a natural person or legal person has a net short position, their short positions and long positions must be set off. A short transaction in a share can only be contracted if a reasonable case can be made that the shares sold can actually be delivered, which requires confirmation of a third party that the shares have been located. Furthermore, gross short positions are required to be notified in the event that a threshold is reached, exceeded or fallen below. With regard to gross short positions, the same disclosure thresholds as for holders of capital interests and/or voting rights apply.
The AFM keeps a public register of all notifications made pursuant to these disclosure obligations and publishes any notification received which can be accessed via www.afm.nl. The notifications referred to in this paragraph should be made through the online notification system of the AFM.
Non-compliance with these disclosure obligations is an economic offense and may lead to criminal prosecution. The AFM may impose administrative penalties for non-compliance and may publish the imposed penalties. In addition, a civil court can impose measures against any person that fails to notify or incorrectly notifies the AFM of matters required to be notified. A claim requiring that such measures be imposed may be instituted by Stellantis and/or by one or more shareholders who alone or together with others represent at least three percent of the issued and outstanding share capital of Stellantis or are able to exercise at least three percent of the voting rights. The measures that the civil court may impose include:
•an order requiring appropriate disclosure;
•suspension of the right to exercise the voting rights for a period of up to three years as determined by the court;

•voiding a resolution adopted by the general meeting, if the court determines that the resolution would not have been adopted but for the exercise of the voting rights of the person with a duty to disclose, or suspension of a resolution adopted by the general meeting until the court makes a decision about such voiding; and
•an order to refrain, during a period of up to five years as determined by the court, from acquiring shares and/or voting rights in Stellantis.
Shareholders are advised to consult with their own legal advisers to determine whether the disclosure obligations apply to them.
Mandatory Bid Requirement
Under Dutch law, any person who, acting alone or in concert with others, directly or indirectly acquires 30 percent or more of Stellantis’s voting rights will be required to launch a public offer for all outstanding shares in Stellantis’s share capital for a fair purchase price determined by law. A fair price is considered a price which is equal to the highest price paid by such person or the persons acting in concert with it for Stellantis’s shares in the year prior to the announcement of the offer or, in the absence of such a purchase, the average share price of Stellantis’s shares in the year prior to the announcement of the offer. At the request of the offeror, Stellantis, or any of the Stellantis shareholders, the Enterprise Chamber of the Court of Appeal in Amsterdam (Ondernemingskamer van het Gerchtshof te Amsterdam) (the “Dutch Enterprise Chamber”) may determine a different fair price. If a 30 percent shareholder fails to make a public offer, the Dutch Enterprise Chamber may require such shareholder to do so upon the request of, among others, Stellantis or any of the Stellantis shareholders.
Public Tender Offers
Certain rules provided for under Italian law with respect to both voluntary and mandatory public tender offers will apply to any offer launched for Stellantis common shares. In particular, among other things, the provisions concerning the tender offer price and the procedure, including the obligation to communicate the decision to launch a tender offer, the content of the offer document and the disclosure of the tender offer will be supervised by CONSOB and will be subject to Italian law.
Compulsory Acquisition
Pursuant to article 2:92a of the Dutch Civil Code, a shareholder who, for its own account, holds at least 95 percent of the issued share capital of Stellantis may institute proceedings against the other shareholders jointly for the transfer of their shares to it. The proceedings are held before the Dutch Enterprise Chamber and can be instituted by means of a writ of summons served upon each of the minority shareholders in accordance with the provisions of the Dutch Code of Civil Procedure. The Dutch Enterprise Chamber may grant the claim for the squeeze-out in relation to all minority shareholders and will determine the price to be paid for the shares, if necessary after appointment of one to three expert(s) who will offer an opinion to the Dutch Enterprise Chamber on the value to be paid for the shares of the minority shareholders. Once the order to transfer becomes final before the Dutch Enterprise Chamber, the person acquiring the shares must give written notice of the date and place of payment and the price to the holders of the shares to be acquired whose addresses are known to it. Unless the addresses of all of them are known to it, it must also publish the same in a Dutch daily newspaper with a national circulation. A shareholder can only appeal against the judgment of the Dutch Enterprise Chamber before the Dutch Supreme Court.
In addition, pursuant to article 2:359c of the Dutch Civil Code, following a public offer, a holder of at least 95 percent of the issued share capital and of voting rights of Stellantis has the right to require the minority shareholders to sell their shares to it. Any such request must be filed with the Dutch Enterprise Chamber within three months after the end of the acceptance period of the public offer. Conversely, pursuant to article 2:359d of the Dutch Civil Code, each minority shareholder has the right to require the holder of at least 95 percent of the issued share capital and the voting rights of Stellantis to purchase its shares in such a case. The minority shareholder must file such a claim with the Dutch Enterprise Chamber within three months after the end of the acceptance period of the public offer.

Disclosure of Trades in Listed Securities
Pursuant to the FMSA, each member of the Stellantis Board must notify the AFM:
•within two weeks after his or her appointment of the number of shares he or she holds and the number of votes he or she is entitled to cast in respect of Stellantis’s issued and outstanding share capital; and
•subsequently of each change in the number of shares he or she holds and of each change in the number of votes he or she is entitled to cast in respect of Stellantis’s issued and outstanding share capital, immediately after the relevant change.
Furthermore, pursuant to Regulation (EU) No 596/2014 of the European Parliament and of the Council of 16 April 2014 (as amended and supplemented, the “Market Abuse Regulation”), each of the members of the Stellantis Board and any other person discharging managerial responsibilities within Stellantis and who in that capacity is authorized to make decisions affecting the future developments and business prospects of Stellantis and has regular access to inside information relating, directly or indirectly, to Stellantis (each, a “PDMR”) must notify the AFM of all transactions, conducted or carried out for his or her own account, relating to Stellantis common shares, special voting shares or financial instruments the value of which is (in part) determined by the value of Stellantis common shares or special voting shares.
In addition, persons that are closely associated with members of the Stellantis Board or any of the other PDMRs must notify the AFM of all transactions conducted for their own account relating to Stellantis’s shares or financial instruments, the value of which is (in part) determined by the value of Stellantis’s shares. The Market Abuse Regulation designates the following categories of persons: (i) the spouse or any partner considered by applicable law as equivalent to the spouse; (ii) dependent children; (iii) other relatives who have shared the same household for at least one year as of the relevant transaction date; and (iv) any legal person, trust or partnership, among other things, whose managerial responsibilities are discharged by a member of the board of directors or any other PDMR or by a person referred to under (i), (ii) or (iii) above.
The notifications pursuant to the Market Abuse Regulation described above must be made to the AFM no later than the third business day following the relevant transaction date by means of a standard form. Such notifications under the Market Abuse Regulation may however be postponed until the date that the value of the transactions carried out on a person’s own account, together with the transactions carried out by the persons associated with that person, reaches or exceeds the amount of €5,000 in the calendar year in question. Any subsequent transaction must be notified as set forth above. The AFM keeps a public register of all notifications made pursuant to the FMSA and the Market Abuse Regulation.
Non-compliance with these reporting obligations could lead to criminal penalties, administrative fines and cease-and-desist orders (and the publication of such penalties, fines and orders), imprisonment or other sanctions.
Shareholder Disclosure and Reporting Obligations under U.S. Law
Holders of Stellantis common shares are subject to certain U.S. reporting requirements under the Exchange Act for shareholders owning more than five percent of any class of equity securities registered pursuant to Section 12 of the Exchange Act. Among the reporting requirements are disclosure obligations intended to keep investors aware of any plans or proposals that may lead to a change of control of an issuer.
Disclosure Requirements under Italian law, French law and European Union law
Further disclosure requirements will apply to Stellantis under Italian law and French law by virtue of the listing of Stellantis’s shares on the MTA and Euronext Paris, respectively. Summarized below are the most significant requirements to be complied with by Stellantis in connection with the admission to trading of Stellantis common shares on the MTA and the admission to listing and trading on Euronext Paris. The breach of the obligations described below may result in the application of fines and criminal penalties (including, for instance, those provided for insider trading and market manipulation).

In particular, the following main disclosure obligations will apply to Stellantis:
•The following articles of Legislative Decree no. 58/1998, or the Italian Financial Act (as well as the implementing regulations enacted by CONSOB thereunder) effective as of the date of this report: article 92 (equal treatment principle), article 113-ter (general provisions on regulated disclosures), article 114 (information to be provided to the public), article 114-bis (information concerning the allocation of financial instruments to corporate officers, employees and collaborators), article 115 (information to be disclosed to CONSOB upon the authority’s request), articles 180 through 187-quaterdecies (relating to insider trading and market manipulation) and article 193 (fines for breach of disclosures duties);
•the General Regulation of the AMF, article 223-16 (obligation to disclose on a monthly basis the total number of shares and voting rights comprising Stellantis’s share capital if these numbers have changed compared to the most recently disclosed numbers) and article 223-20 (obligation to file with the AMF certain changes to Stellantis Articles of Association). The information required to be published in France may be published in French or English; and
•the applicable law concerning market abuse and, in particular, article 7 (Inside information), article 17 (Public disclosure of inside information), article 18 (Insider lists) and article 19 (Managers’ transactions) of the Market Abuse Regulation, as well as implementing regulations promulgated thereunder.
In addition to the above, the applicable provisions set forth under the market rules (including those relating to the timing for the payment of dividends and relevant “ex date” and “record date”) will apply to Stellantis.
The foregoing is based on the current legal framework and, therefore, it may vary following any potential regulatory changes adopted by the concerned member states and competent authorities.
Disclosure of Inside Information – Article 17 of the Market Abuse Regulation
Pursuant to the Market Abuse Regulation, Stellantis has to disclose to the public, without delay, any inside information which: (i) is of a precise nature; (ii) has not been made public; (iii) directly concerns Stellantis; and (iv) if it were made public, would be likely to have a significant effect on the prices of Stellantis’s financial instruments (as such term is defined under the Market Abuse Regulation) or on the price of related derivative financial instruments (the “Inside Information”). In this regard:
•information is deemed to be of a precise nature if: (a) it indicates a set of circumstances which exists or which may reasonably be expected to come into existence, or an event which has occurred, or which may reasonably be expected to occur and (b) it is specific enough to enable a conclusion to be drawn as to the possible effect of that set of circumstances or event on the prices of the financial instruments (e.g., Stellantis’s common shares) or the related derivative financial instrument. In this respect, in the case of a protracted process that is intended to bring about, or that results in, particular circumstances or a particular event, those future circumstances or that future event, and also the intermediate steps of that process which are connected with bringing about or resulting in those future circumstances or that future event, may be deemed to be information of precise nature.
•information which, if it were made public, would be likely to have a significant effect on the prices of financial instruments or the related derivative financial instruments means information a reasonable investor would be likely to use as part of the basis of his or her investment decisions.
An intermediate step in a protracted process is deemed to be Inside Information if, by itself, it satisfies the criteria of Inside Information as referred to above.
The above disclosure requirement has to be complied with through the publication of a press release by Stellantis in accordance with the Market Abuse Regulation and Dutch, Italian and French law, which discloses to the public the relevant Inside Information. In addition, any Inside Information disseminated by Stellantis in any jurisdiction is required to be made public in a manner that permits full and prompt access to, and correct and timely evaluation of, such information by the public in compliance with the Market Abuse Regulation.

Under specific circumstances, the AFM, CONSOB and the AMF may request Stellantis and/or its main shareholders to disclose to the public, or provide, specific information or documentation. For this purpose, the AFM, CONSOB and the AMF have broad powers under applicable EU regulations, as well as Italian and French law, to, among other things, carry out inspections or investigations or request information from the members of the Stellantis Board or the external auditors.
Stellantis may, under its own responsibility, delay disclosure to the public of Inside Information provided that all of the following conditions are met: (a) immediate disclosure is likely to prejudice the legitimate interests of Stellantis; (b) delay of disclosure is not likely to mislead the public; and (c) Stellantis is able to ensure the confidentiality of that information.
In the case of a protracted process that occurs in stages and that is intended to bring about, or that results in, a particular circumstance or a particular event, Stellantis may under its own responsibility delay the public disclosure of Inside Information relating to this process, subject to the conditions set forth under (a), (b) and (c) above.
Insiders’ List – Article 18 of the Market Abuse Regulation
Stellantis, as well as persons acting on its behalf or on its account, are required to draw up and keep regularly updated, a list of all persons who have access to Inside Information and who are working for them under a contract of employment, or otherwise performing tasks pursuant to which they have access to Inside Information, such as advisers, accountants or credit rating agencies (the “insider list”).
Stellantis, or any person acting on its behalf or on its account, is required to take all reasonable steps to ensure that any person on the insider list acknowledges in writing the legal and regulatory duties entailed and is aware of the sanctions applicable to insider dealing and unlawful disclosure of Inside Information.
Prohibition on Insider Dealing – Article 14 of the Market Abuse Regulation
It is prohibited for any person to make use of inside information by acquiring or disposing of, for its own account or for the account of a third party, directly or indirectly, financial instruments to which that information relates, as well as an attempt to do so (“insider dealing”). The use of inside information by cancelling or amending of an order concerning a financial instrument also constitutes insider dealing. In addition, it is prohibited for any person to disclose inside information to anyone else (except where the disclosure is made strictly as part of the person’s regular duty or function) or, whilst in possession of inside information, recommend or induce anyone to acquire or dispose of financial instruments to which the information relates. Furthermore, it is prohibited for any person to engage in or attempt to engage in market manipulation, for instance by conducting transactions which could lead to an incorrect or misleading signal of the supply of, the demand for or the price of a financial instrument.
Prohibition to Trade During Closed Periods – Article 19 of the Market Abuse Regulation
A PDMR is not permitted to (directly or indirectly) conduct any transactions on its own account or for the account of a third party, relating to shares or debt instruments of Stellantis or other financial instruments linked thereto, during a closed period of 30 calendar days before the announcement of an annual or semi-annual financial report of Stellantis.
Transparency Directive
The Netherlands will be Stellantis’s home member state for the purposes of Directive 2004/109/EC of the European Parliament and of the Council of 15 December 2004 (as amended by Directive 2013/50/EU of the European Parliament and of the Council of 22 October 2013) as a consequence of which Stellantis will be subject to the FMSA in respect of certain ongoing transparency and disclosure obligations.
Exchange Controls and Other Limitations Affecting Shareholders
Under Dutch law, there are no exchange control restrictions on investments in, or payments on, Stellantis common shares. There are no special restrictions in Stellantis Articles of Association or Dutch law that limit the right of shareholders who are not citizens or residents of the Netherlands to hold or vote Stellantis common shares.

COMPARISON OF RIGHTS OF SHAREHOLDERS OF FCA AND STELLANTIS
FCA is a Dutch public company with limited liability (naamloze vennootschap or N.V.), and the rights of its shareholders are governed by applicable Dutch law and FCA’s articles of association.
The rights which current FCA shareholders will have as Stellantis shareholders under Dutch law and Stellantis Articles of Association following the merger are largely the same as the current rights of FCA shareholders under Dutch law and FCA’s articles of association, with the following exceptions:
•As of the Governance Effective, Time Stellantis’s authorized share capital will amount to €90,000,000, divided into 4,500,000,000 common shares with a nominal value of €0.01 each, 4,050,000,000 class A special voting shares with a nominal value of €0.01 each and 450,000,000 class B special voting shares with a nominal value of €0.01 each.
•Stellantis common shares will be listed on Euronext Paris, where PSA ordinary shares are currently listed, in addition to the NYSE and the MTA, where FCA common shares are currently listed.
•Pursuant to Stellantis Articles of Association, no shareholder, acting alone or in concert, may cast 30 percent or more of the votes cast at any general meeting. See “The Stellantis Shares, Articles of Association and Terms and Conditions of the Special Voting Shares—Loyalty Voting Structure, General Meeting and Voting Rights—Voting Limitations”.
•The term of office of FCA directors is currently one year. The initial term of office of the Stellantis Board will be four years, other than with respect to the Chairman, the CEO and the Vice-Chairman, the initial term of whom will be five years. Subsequent terms of office of the Stellantis Board will be for a period of two years, provided that unless a Director has resigned at an earlier date the term of office will lapse immediately after the close of the first annual Stellantis general meeting held two years following the appointment. The ordinary two-year term of office may be deviated from by resolution of Stellantis general meeting at the proposal of the Stellantis Board, provided that:
◦the term of office of the Employee Representatives will be four years from the Effective Time;
◦the Directors nominated by a Nominating Shareholder pursuant to the nomination rights described under “The Combination Agreement and Cross Border Merger Terms―The Combination Agreement and Shareholder Undertakings―Governance Arrangements―Nomination Rights” will resign (if earlier than the ordinary two-year term of office) ten days after the date the relevant Nominating Shareholder (and its relevant affiliates) no longer holds the requisite percentage of Stellantis shares needed to exercise its nomination right; and
◦the Residual Director will resign six years after the Effective Time.
•FCA and PSA have agreed to certain arrangements relating to the governance of Stellantis. See “The Stellantis Shares, Articles of Association and Terms and Conditions of the Special Voting Shares”.

COMPARISON OF RIGHTS OF SHAREHOLDERS OF PSA AND STELLANTIS
PSA is a French société anonyme or S.A., and the rights of its shareholders are governed by applicable French law and PSA’s articles of association.
At the Effective Time, PSA will be merged with and into FCA, which immediately following completion of the merger will be renamed “Stellantis N.V.”.
The following is a summary comparison of (a) the current rights of PSA shareholders under French law and PSA’s articles of association (the “PSA Articles of Association”); and (b) the rights that current PSA shareholders will have as Stellantis shareholders under Dutch law and Stellantis Articles of Association following the merger.

Provisions Applicable to Holders of PSA Ordinary Shares	Provisions Applicable to Holders of Stellantis Common Shares

Capitalization – General
There is no concept of authorized share capital under French law.
As of October 31, 2020, the share capital of PSA amounted to €894,828,213 consisting of 894,828,213 shares, with a nominal value of €1.00 each, fully paid-up and all of the same class.

PSA ordinary shares are currently listed on Euronext Paris (Compartment A).

As of the Governance Effective Time Stellantis’s authorized share capital will amount to €90,000,000, divided into 4,500,000,000 common shares with a nominal value of €0.01 each, 4,050,000,000 class A special voting shares with a nominal value of €0.01 each and 450,000,000 class B special voting shares with a nominal value of €0.01 each.

Stellantis common shares will be listed on the NYSE and on the MTA, where FCA common shares are currently listed. Stellantis will also apply for admission to listing and trading of the Stellantis common shares on Euronext Paris, where PSA ordinary shares are currently listed.

Corporate Governance – General
The corporate bodies of PSA are the PSA shareholders’ meeting, the PSA Managing Board and the PSA Supervisory Board, as PSA has a two-tier board structure.	The corporate bodies of Stellantis are Stellantis general meeting, the meeting of holders of shares of a specific class and the Stellantis Board.

Provisions Applicable to Holders of PSA Ordinary Shares	Provisions Applicable to Holders of Stellantis Common Shares
Shareholders’ Meetings – Voting Rights and Quorum
According to French law, a shareholders’ meeting must be held at least once a year within six months of the end of PSA’s financial year, subject to extension by court order.

The right of a shareholder to participate in the PSA shareholders’ meeting is subject to the registration of the shares in the name of the shareholder or of its intermediary registered on its behalf, at 00:00 (Paris time) at least two business days prior to the date of the PSA shareholders’ meeting, in the registered share accounts (comptes de titres nominatifs) held by PSA (or its agent) or in the bearer share accounts kept by an authorized intermediary.

Pursuant to PSA Articles of Association, the shareholders’ meeting will be presided over by the Chairman of the PSA Supervisory Board, or, in his or her absence, by the Vice-Chairman of the PSA Supervisory Board, if one has been appointed, or by any member of the PSA Supervisory Board designated by the PSA Supervisory Board for that purpose, or otherwise, the shareholders’ meeting will appoint its own chairman.

As a general matter, each PSA ordinary share entitles its holder to one vote. However, fully paid-up shares registered in the name of the same holder for at least two years will carry double voting rights at the shareholders’ meeting.

Ordinary shareholders’ meetings are required for matters that are not specifically reserved by law to extraordinary shareholders’ meetings. See “—Supermajority Matters” and “—Amendment to Articles of Association / Issuance of Shares / Reduction of Share Capital”.

Under French law, all resolutions submitted to an ordinary shareholders’ meeting will be passed with a simple majority of the votes cast by the shareholders present or represented.

Under French law, ordinary shareholders’ meetings require the presence of shareholders (in person or represented by proxy) holding at least 20 percent of the shares carrying voting rights when the meeting is convened for the first time. No quorum is required when an ordinary shareholders’ meeting is reconvened, but only questions that were on the agenda of the adjourned meeting may be considered.

According to Dutch law and Stellantis Articles of Association, at least one Stellantis general meeting must be held every year within six months after the end of Stellantis’ s financial year.

Pursuant to Stellantis Articles of Association, persons with the right to vote or attend meetings will be considered those persons who have these rights at the 28th day prior to the day of the meeting and are registered as such in a register to be designated by the Stellantis Board for such purpose, irrespective of whether they will have these rights at the date of the meeting.

In addition to the Stellantis Record Date, the notice of the Stellantis general meeting will further state the manner in which shareholders and other persons with meeting rights may register themselves, the Final Registration Date for that meeting and the manner in which the right to vote or attend may be exercised.

According to Stellantis Articles of Association, shareholders and those permitted by law to attend the meetings may elect to be represented at any meeting by a proxy duly authorized in writing, provided they notify Stellantis in writing of their wish to be represented at such time and place as will be stated in the notice of the meetings. The Stellantis Board may determine further rules concerning the deposit of the powers of attorney; these will be mentioned in the notice of the meeting.

Pursuant to Stellantis Articles of Association, the general meeting will be presided over by the Chairman, or, in his absence, by the Senior Independent Director or, in the absence of both the Chairman and the Senior Independent Director, by the person chosen by the Stellantis Board to act as chairman for such meeting.

Following the completion of the merger, Stellantis will adopt a loyalty voting structure pursuant to which eligible shareholders will be entitled to receive class A special voting shares. The special voting shares cannot be traded and have only minimal economic entitlements. However, they will carry one vote per share as do Stellantis common shares. See “The Stellantis Shares, Articles of Association and Terms and Conditions of the Special Voting Shares”.

All resolutions of Stellantis general meeting will be passed with an absolute majority of the votes validly cast, unless otherwise specified in Stellantis Articles of Association or provided by Dutch law. See “—Supermajority Matters” and “—Amendment to Articles of Association / Issuance of Shares / Reduction of Share Capital”.

Provisions Applicable to Holders of PSA Ordinary Shares	Provisions Applicable to Holders of Stellantis Common Shares
Supermajority Matters
Under French law, matters submitted to an extraordinary shareholders’ meeting require approval by a two-thirds majority of the votes cast by the shareholders present or represented.

Extraordinary shareholders’ meetings are required to approve amendments to PSA’s by-laws, increases or decreases in share capital, stock splits and reverse stock splits, dissolution and mergers.

A quorum of at least 25 percent of the shares carrying voting rights is required for extraordinary shareholders’ meetings when the meeting is convened for the first time. A quorum of at least 20 percent of the shares carrying voting rights is required when an extraordinary shareholders’ meeting is reconvened.

According to Dutch law and/or Stellantis Articles of Association, if in a Stellantis general meeting less than one-half of the issued share capital is present or represented, a resolution adopted with a majority of at least two-thirds of the votes cast is, inter alia, required to approve reduction of the issued share capital and to limit or exclude pre-emptive rights or to grant the Stellantis Board the power to do so, or to enter into a legal merger or legal demerger.

Under Stellantis Articles of Association, a resolution adopted by a majority of two-thirds of the votes cast at a Stellantis general meeting is required, inter alia, to (i) cancel all issued class A special voting shares (subject to approval of the meeting of holders of the class A special voting shares), and (ii) overrule a binding nomination for the appointment of a director by a Nominating Shareholder (with respect to clause (ii) only, such two-thirds majority of the votes cast must represent more than half of the issued share capital).

In addition, under Stellantis Articles of Association, a resolution to remove the notification obligations and voting restrictions relating to the Voting Threshold require a majority of two-thirds of the votes cast at a meeting of holders of Stellantis common shares.

For information on the majorities required to amend Stellantis Articles of Association, see “—Amendment to Articles of Association / Issuance of Shares / Reduction of Share Capital”.

Voting Limitations
PSA Articles of Association do not provide any voting limitations on shareholders in any ordinary or extraordinary meeting of the PSA shareholders.
Pursuant to Stellantis Articles of Association, no shareholder, acting alone or in concert, will be able to exercise 30 percent or more of the voting rights that could be cast at any Stellantis general meeting. See “The Stellantis Shares, Articles of Association and Terms and Conditions of the Special Voting Shares”.

Provisions Applicable to Holders of PSA Ordinary Shares	Provisions Applicable to Holders of Stellantis Common Shares
Notice of Shareholders’ Meetings
Pursuant to French law, a shareholders’ meeting is convened by the PSA Managing Board but may also be convened by the PSA Supervisory Board. In addition, a shareholders’ meeting may be convened by the statutory auditors or by certain shareholders under specific circumstances. See “—Shareholders’ Right to Call a General Meeting”.

A preliminary notice (avis de réunion) of the shareholders’ meeting must be published in the BALO, at least 35 days prior to the shareholders’ meeting.

In addition to the PSA shareholders’ meeting date, hour and place, the preliminary notice of the meeting is required to state the nature of the meeting and its agenda, the final registration date evidencing eligibility as shareholder, a description of how shareholders may attend the meeting and exercise the right to vote (including by proxy, mail or electronically), the website address where shareholders may have access to certain information and documents relating to the shareholders’ meeting, and the procedure and deadlines for shareholders to propose their resolutions and to submit written questions.

Such notice will also state the conditions under which shareholders may have the right to vote by mail or proxy and the place and date of availability of the documentation that any shareholder may consult in the context of such meeting (such as resolutions or agenda items submitted by shareholders in accordance with applicable law). The preliminary notice of the meeting must also include the draft resolutions submitted to a vote at the general meeting.

PSA must make available on its website all information and documents relating to the general meeting for at least 21 days prior to the date of the general meeting.

A second notice (avis de convocation) of the shareholders’ meeting, which includes any resolutions submitted by shareholders, must be published at least 15 days prior to the date of the meeting. This notice must be published in a legal gazette authorized to publish legal announcements in the department of PSA’s registered office and in the BALO, and must also be made available on the company’s website.

Shareholders that have held their shares in registered form (au nominatif) for at least one month must be informed of the shareholders’ meeting by mail or by an electronic means of communication. Representatives of the works council, of the holders of PSA’s bonds (if any) and the statutory auditors must also be informed individually.

A Stellantis general meeting may be called by the Stellantis Board, the Chairman, the Senior Independent Director or the CEO, in such manner as is required to comply with the law and the applicable stock exchange regulations, not later than on the 42nd day prior to the meeting. All convocations of Stellantis general meetings and all announcements, notifications and communications to shareholders and other persons entitled to attend a Stellantis general meeting are required to be made by means of an announcement on Stellantis’s corporate website and such announcement will remain accessible until the relevant general meeting. Any communication to be addressed to Stellantis general meeting by virtue of law or Stellantis Articles of Association may be either included in the notice referred to in the preceding sentence or, to the extent provided for in such notice, posted on Stellantis’s corporate website and/or in a document made available for inspection at the office of Stellantis and such other place(s) as the Stellantis Board will determine. Further, convocations of meetings may be sent to shareholders and other persons entitled to attend Stellantis general meetings through the use of an electronic means of communication to the address provided by such persons to Stellantis for this purpose.

The notice will state the place, date and hour of the meeting and the agenda of the meeting as well as the other information required by law and Stellantis Articles of Association.

Provisions Applicable to Holders of PSA Ordinary Shares	Provisions Applicable to Holders of Stellantis Common Shares
Shareholders’ Right to Call a General Meeting
One or more shareholders, alone or jointly (or represented by a shareholders’ group), representing at least five percent of the share capital of PSA may request the President of the competent commercial court to appoint an agent who will convene a shareholders’ meeting with a specific agenda, if the PSA Managing Board (or the PSA Supervisory Board) has failed to call the relevant shareholders’ meeting.
One or more shareholders alone or jointly representing at least ten percent of the issued share capital may request in writing that the Stellantis Board convene Stellantis general meeting. If the Stellantis Board has not taken the steps necessary to ensure that Stellantis general meeting could be held within eight weeks after the request, the requesting shareholders may be authorized by the interim provisions judge of the court (voorzieningenrechter van de rechtbank) to convene Stellantis general meeting.

Requirements for Submitting Shareholder Proposals
One or more PSA shareholders, acting alone or jointly (or represented by a shareholders’ group), with a combined ownership at least equal to the Threshold Amount may request to include draft resolutions or items on the agenda of any shareholders’ meeting, provided that such request is received by the company at least 25 days prior to the date of the shareholders’ meeting, and is not sent to the company more than 20 days after the date of the publication of the preliminary notice (avis de réunion) of the shareholders’ meeting in the BALO. For purposes of this paragraph, the “Threshold Amount” is equal to the sum of (i) 4% of the first €750,000 of the amount of PSA’s share capital; (ii) 2.5% of the portion of the amount of PSA’s share capital between €750,000 and €7,500,000; (iii) 1% of the portion of the amount of PSA’s share capital between €7,500,000 and €15,000,000; and (iv) 0.5% of the amount of PSA’s share capital above €15,000,000.

Shareholders may also propose amendments to the draft resolutions submitted by the PSA Managing Board during the shareholders’ meeting.

Stellantis Articles of Association and Dutch law provide that one or more Stellantis shareholders representing, individually or jointly, at least three percent of the issued share capital may propose in writing and have an item included in the meeting notice of a Stellantis general meeting, provided that Stellantis has received such request or a proposed resolution, including the reasons for putting the relevant item on the agenda, no later than the 60th day before the day of such Stellantis general meeting.

Proxy Solicitation
Under French law, proxies can be solicited directly or indirectly. The person soliciting proxies must disclose its voting policy (politique de vote) on its website.	Under Dutch law, there is no statutory regime for the solicitation of proxies. Solicitation of proxies is an ad hoc process, generally dealt with by an outside firm.
Meetings of Holders of Shares of a Specific Class
Under French law, any decision of the shareholders’ meeting to amend the rights of the shares of a specific class would be effective only upon the approval of the special meeting of the holders of such outstanding shares. PSA has issued only ordinary shares but it is generally considered that a meeting of holders of the shares entitled to double voting rights would need to be convened to the extent that the rights attached to such outstanding shares are being amended (e.g., the shares are being deprived of their double voting rights).

Meetings of holders of shares of a specific class may only validly deliberate when first convened if the shareholders present or represented hold at least one third of the shares carrying voting rights which confer rights that are to be amended and, if reconvened, 20 percent of those shares.

Under Stellantis Articles of Association, meetings of holders of a specific class will be held as frequently and whenever such a meeting is required by virtue of any statutory regulation or any provision in Stellantis Articles of Association.

Meetings of holders of shares of a specific class may be convened no later than on the sixth day before the day of such meeting. The provisions applicable to Stellantis general meetings, except those concerning the frequency, ultimate timing, notice period, right to put an item on the agenda and required agenda items, will apply mutatis mutandis to the meetings of holders of shares of a specific class.

Provisions Applicable to Holders of PSA Ordinary Shares	Provisions Applicable to Holders of Stellantis Common Shares
Amendment to Articles of Association / Issuance of Shares / Reduction of Share Capital
PSA Articles of Association can only be amended with the approval of shareholders at an extraordinary shareholders’ meeting. Such approval requires a majority of two-thirds of the votes cast by the shareholders present or represented.

However, as an exception, some amendments require the unanimous agreement of the shareholders, such as a capital increase by way of an increase of the nominal value of PSA’s shares (except where such increase is effected by way of capitalization of reserves, profits or premiums) or more generally any amendment to PSA Articles of Association that would increase the commitments of the shareholders. In addition, certain amendments to PSA Articles of Association only require the approval of a majority of the votes cast, such as the decision to increase the share capital of PSA through the incorporation of reserves, profits or premiums.

The decision to increase the share capital, through the issuance of shares or securities giving access to the share capital, is within the sole competence of the extraordinary shareholders’ meeting.

The extraordinary shareholders’ meeting may delegate to the PSA Managing Board the power to increase the share capital (délégation de compétence). In such case, the extraordinary shareholders’ meeting determines the time period during which the delegation of power may be used by the PSA Managing Board (up to a maximum of 26 months) and the maximum amount of such capital increase. The extraordinary shareholders’ meeting of PSA of April 25, 2019 granted a number of delegations of authority to the PSA Managing Board with respect to share capital increases (including delegations (i) to issue securities with preferential subscription rights, (ii) to issue securities without preferential subscription rights (a) through a public offer or through a private placement, (b) in payment for shares contributed to PSA, in connection with a public exchange offer initiated by PSA on the securities of another company, (c) for contributions in kind consisting of shares or securities conferring the right to acquire equity of other companies; and (iii) to issue, in the event of a public offer for the PSA ordinary shares, equity warrants on PSA ordinary shares (bons de souscription d’actions) to be allotted free of charge to shareholders). The extraordinary shareholders’ meeting of PSA of June 25, 2020 also granted delegations of authority to the PSA Managing Board with respect to share capital increases (including delegations to: (i) allocate existing or future performance shares to employees and company officers of PSA or affiliates of PSA, without preferential subscription rights; (ii) in the event of a public offer for the PSA shares, equity warrants on PSA ordinary shares to be allotted free of charge to shareholders; and (iii) to carry out one or several share capital increases reserved for employees).

The extraordinary shareholders’ meeting may also decide to increase the share capital and may delegate to the PSA Managing Board the power to determine the terms and conditions of the capital increase (délégation de pouvoirs).

The extraordinary shareholders’ meeting may resolve to reduce the share capital by way of cancellation of shares or reduction of the nominal value of the shares. Such share capital reduction can be used, inter alia, to offset losses. The extraordinary shareholders’ meeting may delegate the power to implement the share capital reduction to the PSA Managing Board or may authorize the PSA Managing Board to purchase a determined number of shares in order to cancel them.

See above “—Supermajority Matters” for the quorum and majority requirements applicable to extraordinary shareholders’ meetings.

A resolution to amend Stellantis Articles of Association can only be passed by a Stellantis general meeting pursuant to a prior proposal of the Stellantis Board, provided that a resolution to amend Stellantis’s corporate seat and/or place of effective management will require a majority of at least two-thirds of the votes cast.

Any specific rights of Exor, EPF/FFP, and/or BPI, as the case may be, set out in Stellantis Articles of Association cannot be amended without the prior written approval of Exor, EPF/FFP, and/or BPI, as the case may be, until the date such right has lapsed.

Under Dutch law, when a proposal to amend Stellantis Articles of Association is put on the agenda of Stellantis general meeting, a copy of that proposal will be made available for inspection to the shareholders and others who are permitted by law to attend the Stellantis general meeting, at the office of Stellantis, as from the day Stellantis general meeting is called until after the close of that meeting.

Stellantis general meeting or alternatively the Stellantis Board, if it has been designated to do so by Stellantis Articles of Association or Stellantis general meeting, has authority to resolve on any further issue of shares.

As of the Governance Effective Time, the Stellantis Board has been irrevocably authorized, for a period of three years from the Effective Time, to issue shares and rights to subscribe for shares up to in aggregate (i) ten percent of the issued Stellantis common shares for general corporate purposes, plus (ii) an additional ten percent of the issued Stellantis common shares as of such date, if the issuance and/or the granting of rights to subscribe for Stellantis common shares occurs in connection with the acquisition of an enterprise or a corporation, or, if such issuance and/or the granting of rights to subscribe for Stellantis common shares is otherwise necessary in the opinion of the Stellantis Board.

Stellantis general meeting has power to pass a resolution to reduce the issued share capital by the cancellation of Stellantis common shares or class A special voting shares or by reducing the nominal value of the shares by means of an amendment to Stellantis Articles of Association. The shares to which such resolution relates will be stated in the resolution, in addition to how the resolution will be implemented.

For a resolution to reduce the share capital, a majority of at least two-thirds of the votes cast will be required, if less than one-half of the issued capital is represented at Stellantis general meeting. A resolution to cancel all issued class A special voting shares requires a majority of at least two-thirds of the votes cast at a Stellantis general meeting, subject to the approval of the meeting of holders of the class A special voting shares.

Provisions Applicable to Holders of PSA Ordinary Shares	Provisions Applicable to Holders of Stellantis Common Shares
Pre-emptive Rights
Under French law, in the event a company issues any shares or any securities granting rights to subscribe to new shares for cash, the existing shareholders have preferential subscription rights (droits préférentiels de souscription) to the newly issued and outstanding shares on a pro rata basis.
Preferential subscription rights may be exercised during a period of at least five trading days (jours de bourse) from the opening of the subscription period. Such preferential subscription rights may also be sold as from the second business day before the opening of the subscription period relating to a particular offering, and until the second business day before the expiry of the subscription period.

The extraordinary shareholders’ meeting deciding or authorizing the share capital increase can decide to waive the preferential subscription right for all or part of the share capital increase. French law requires the managing board and independent auditors to present reports that specifically address any proposal to the shareholders’ meeting to waive preferential subscription rights. An independent expert must also be appointed by an issuer in the context of a reserved share capital increase resulting in a shareholder acquiring control of the company, where the discount on the issuance price exceeds the maximum discount allowed in case of a share capital increase without preferential subscription rights.

In the event of a share capital increase reserved to a named person or group of persons, the issuance of the new shares must be completed no later than 18 months after the date of the extraordinary shareholders’ meeting which has voted on such share capital increase.
Shareholders may also waive their preferential subscription rights on an individual basis.
When raising capital through a rights offering, in order to ensure compliance with securities laws in the many countries in which shareholders may reside or be a citizen of, French companies may restrict the ability of shareholders in certain jurisdictions to participate in the rights offering.

In the event of an issue of Stellantis common shares, every holder of Stellantis common shares will have pre-emptive rights with regard to the Stellantis common shares to be issued in proportion to the aggregate amount of his or her Stellantis common shares, provided however that no such pre-emptive rights will exist in respect of shares to be issued to employees of Stellantis pursuant to any option plan of Stellantis, shares issued against payment in kind (contribution other than in cash) or shares issued to persons exercising a previously granted right to subscribe for Stellantis common shares.

In the event of an issuance of special voting shares, shareholders will not have any right of pre-emption.

Pre-emptive rights may be exercised during a period of at least two weeks after the announcement of an issuance of new Stellantis common shares in the Dutch State Gazette.

Pre-emptive rights may be limited or excluded by resolution of Stellantis general meeting or resolution of the Stellantis Board if it has been designated to do so by Stellantis Articles of Association or Stellantis general meeting, provided the Stellantis Board has also been authorized to resolve on the issue of shares of Stellantis. In the proposal to Stellantis general meeting in respect of the Stellantis Board’s authority to limit or exclude pre-emptive rights, the reasons for the proposal and the choice of the intended price of issue must be explained in writing.

The Stellantis Board is irrevocably designated in Stellantis Articles of Association as the competent body to issue Stellantis common shares and grant rights to subscribe for Stellantis common shares, as described above, and to limit or exclude pre-emptive rights in respect of the issuance of Stellantis common shares or rights to acquire Stellantis common shares for an initial period of three years from the Effective Time.

When raising capital through a rights offering, in order to ensure compliance with securities laws in the many countries in which shareholders may reside or be a citizen of, Dutch companies may restrict the ability of shareholders in certain jurisdictions to participate in the rights offering.

Provisions Applicable to Holders of PSA Ordinary Shares	Provisions Applicable to Holders of Stellantis Common Shares
Approval of the Financial Statements
PSA must publish and file with the AMF within four months following the end of the financial year an annual financial report (rapport financier annuel) consisting in particular of the annual financial statements, the consolidated financial statements, the management report and the statutory auditors’ reports on the annual financial statements and the consolidated financial statements.

The annual financial statements and the consolidated financial statements of PSA must be approved by an ordinary shareholders’ meeting to be held no later than six months after the end of PSA’s financial year, subject to extension by court order.

The documents prepared in connection with the financial statements for the previous financial year need to be filed with the trade register within one month of the annual shareholders’ meeting or within two months of the annual shareholders’ meeting if such filing is made electronically. In order to satisfy this requirement, issuers will generally file with the trade register their universal registration document, which includes such financial statements.

The Stellantis Board is required to close annually the books of Stellantis as at the last day of every financial year and, within four months thereafter, prepare annual accounts consisting of a balance sheet, a profit and loss account and explanatory notes. Within such four-month period the Stellantis Board is also required to publish the annual accounts, including the accountant’s report, the management report and any other information that would need to be made public in accordance with the applicable provisions of law and the requirements of any stock exchange on which Stellantis common shares are listed.

According to Section 2:394 of the Dutch Civil Code, in conjunction with the Dutch Financial Supervision Act (Wet op het financieel toezicht), the annual accounts, annual report and other documents referred to in Section 2:392 of the Dutch Civil Code must be sent to the AFM within five days after adoption of the annual accounts. The AFM will file the annual accounts with the Dutch trade register within three days upon receipt.

If justified by the activity of Stellantis or the international structure of its group as determined by the Stellantis Board, Stellantis’s annual accounts or its consolidated accounts may be prepared in a currency other than the euro.

Provisions Applicable to Holders of PSA Ordinary Shares	Provisions Applicable to Holders of Stellantis Common Shares
Dividend and Liquidation Rights
Under French law and PSA Articles of Association, dividends may be distributed from distributable profits (bénéfice distribuable), which consist of PSA’s net profits for the prior fiscal year minus any prior losses as well as the sums to be allocated to the legal reserve in accordance with French law as described below or to reserves set forth in PSA Articles of Association (réserve statutaire), plus any profit carried forward. The PSA Articles of Association do not set forth any requirements to allocate certain sums to a reserve account (other than the legal reserve).

From the amount of the profits for a given fiscal year, minus prior losses, if any, an amount equal to at least five percent must be deducted and allocated to the formation of a legal reserve fund. This deduction is no longer required when the amount of the legal reserve has reached one-tenth of the share capital of PSA.
The ordinary shareholders’ meeting can resolve to distribute dividends to the shareholders from all or part of the distributable profits provided that no distribution may be made to the shareholders when the equity is inferior, or would thereby become inferior, to the aggregate value of the share capital and the non-distributable reserves. Any remaining profit may be appropriated to retained profit to be carried forward for the next year or allocated to one or more general or special reserves. The ordinary shareholders’ meeting may also decide to distribute amounts appropriated from reserves, either to provide or supplement an ordinary dividend, or by way of an extraordinary dividend. In this case, the resolution will expressly indicate the reserve items against which these amounts are charged. However, dividends will be paid first from the distributable profits for the prior financial year.
The dividend must be paid at the latest nine months after the end of the financial year or later if this deadline is extended by court order.
No distribution can be made for shares held by PSA in treasury.
The PSA Managing Board may, subject to applicable provisions of French law, distribute interim dividends prior to the approval of the annual financial statements by the shareholders, provided that the amount of any interim dividends does not exceed the amount of distributable profits (excluding distributable reserves).
Dividends not claimed within five years of the day on which they became payable must be paid to the French state pursuant to French law.

Stellantis may make distributions to the shareholders and other persons entitled to distributions only to the extent that its shareholders’ equity exceeds the sum of the paid-up and called-up portion of the share capital and the reserves that must be maintained in accordance with Dutch law and Stellantis Articles of Association.

No distribution of profits may be made to Stellantis itself for shares that Stellantis holds in its own share capital.

According to Stellantis Articles of Association, Stellantis will maintain a separate capital reserve for the purpose of facilitating any issuance or cancellation of special voting shares. No distribution will be made from the special capital reserve, except that the Stellantis Board will be authorized to resolve upon (i) any distribution out of the special capital reserve to pay up special voting shares or (ii) re-allocation of amounts to credit or debit the special capital reserve against or in favor of the share premium reserve.

Stellantis will maintain a Special Dividend Reserve for the special voting shares. The special voting shares will not carry any entitlement to any other reserve of Stellantis. Distributions from the Special Dividend Reserve will be made exclusively to the holders of special voting shares in proportion to the aggregate nominal value of their special voting shares.

From the profits shown in the annual accounts, as adopted, such amounts will be reserved as the Stellantis Board may determine.

The profits remaining thereafter will first be applied to allocate and add to the Special Dividend Reserve an amount equal to one percent of the aggregate nominal amount of all special voting shares outstanding at the end of the financial year to which the annual accounts pertain. The special voting shares will not carry any other entitlement to the profits.

Any profits remaining thereafter will be at the disposal of Stellantis general meeting for distribution of dividends on Stellantis common shares only, subject to the provisions below.

The Stellantis Board will have the power to declare one or more interim dividends or other distributions, subject to certain provisions of Dutch law and certain conditions set forth in Stellantis Articles of Association.

Distributions of profits and other distributions will be made payable in the manner and at such date(s) and notice of such distributions will be given, as the Stellantis Board or Stellantis general meeting, upon a proposal of the Stellantis Board, will determine.

Dividends and other distributions that have not been collected within five years and one day after the same have become payable will become the property of Stellantis.

Provisions Applicable to Holders of PSA Ordinary Shares	Provisions Applicable to Holders of Stellantis Common Shares
In the event of a liquidation, any assets remaining after payment of the debts and liquidation expenses would be distributed first to repay in full the nominal value of PSA ordinary shares. Any surplus would be distributed pro rata among shareholders in proportion to the nominal value of their shareholdings.

According to Stellantis Articles of Association, whatever remains of Stellantis’s equity after all its debts have been discharged:
•will first be applied to distribute the aggregate balance of share premium reserves and other reserves of Stellantis other than the Special Dividend Reserve to the holders of Stellantis common shares in proportion to the aggregate nominal value of the Stellantis common shares held by each of them;
•secondly, from any balance remaining, an amount equal to the aggregate amount of the nominal value of the Stellantis common shares will be distributed to the holders of Stellantis common shares in proportion to the aggregate nominal value of Stellantis common shares held by each of them;
•thirdly, from any balance remaining, an amount equal to the aggregate amount of the Special Dividend Reserve will be distributed to the holders of special voting shares in proportion to the aggregate nominal value of the special voting shares held by each of them;
•fourthly, from any balance remaining, the aggregate amount of the nominal value of the special voting shares will be distributed to the holders of special voting shares in proportion to the aggregate nominal value of the special voting shares held by each of them; and
•lastly, the balance remaining will be distributed to the holders of Stellantis common shares in proportion to the aggregate nominal value of Stellantis common shares held by each of them.

Cash Exit Rights / Appraisal Rights
PSA shareholders will have no appraisal rights and/or cash exit rights as French law does not recognize these concepts.
Shareholders of Stellantis will have no appraisal rights and/or cash exit rights, as Dutch law does not recognize this concept (other than in the context of a cross-border merger whereby Stellantis would be the entity ceasing to exist).

Rights to Inspect Corporate Books and Records
Under French law, shareholders have a right to access documents relating to the three preceding financial years including the standalone financial statements of the parent company, the consolidated financial statements, the minutes and attendance sheets of the shareholders’ meetings and the total amount certified as accurate by the statutory auditors of compensation paid to the ten highest paid persons.

These documents can be inspected by the shareholders personally or via a representative, at any time at the registered office or at the place of administrative management. Shareholders can be assisted by an expert and are allowed to make copies of these documents.
Before each annual shareholders’ meeting, each shareholder has the right to receive documents, such as the annual financial statements, the consolidated financial statements, the list of shareholders holding shares in registered form (au nominatif), the managing board’s reports, the reasons underlying the proposed resolutions and, if applicable, information regarding the directors whose appointment is proposed, and a list of the related party transactions that are submitted for approval at the annual shareholders’ meeting. In addition, the shareholders have the right to inspect certain documents at the registered office before each shareholders’ meeting.

Before an extraordinary shareholders’ meeting held to amend PSA Articles of Association, each shareholder has the right to receive documents, including the draft resolutions to amend PSA Articles of Association, and would have the right to inspect documents including such draft resolutions and the managing board’s report in relation to the draft resolution, at PSA’s registered office.

Under Dutch law, the annual accounts of a company are submitted to the general meeting for their adoption.

Shareholders have the right to obtain a copy of any proposal to amend Stellantis Articles of Association at the same time as meeting notices referring to such proposals are published. (See “—Amendment to Articles of Association / Issuance of Shares / Reduction of Share Capital”).

Upon request and free of charge, Stellantis’s registrar will provide shareholders and those who have a right of usufruct or pledge in respect of Stellantis shares with an extract from the shareholders register and Loyalty Register in respect of their registration.

Provisions Applicable to Holders of PSA Ordinary Shares	Provisions Applicable to Holders of Stellantis Common Shares
Repurchase of Shares
In accordance with French law, the ordinary shareholders’ meeting can authorize the PSA Managing Board to purchase shares representing up to ten percent of PSA’s outstanding share capital. This authorization cannot exceed 18 months and must determine the maximum number of shares to be purchased, the maximum amount and the terms of such purchase, including the objectives of the share repurchase program, which may be to:
•enhance the liquidity of PSA ordinary shares;
•cancel shares representing up to ten percent of the share capital outstanding of PSA over any 24-month period;
•deliver the shares upon the exercise of rights attached to securities granting access to the share capital outstanding of PSA;
•grant shares to employees or corporate officers of PSA; and
•deliver PSA ordinary shares in the context of an external growth transaction, merger, spin-off or contribution, it being specified that these shares cannot represent more than five percent of PSA’s outstanding share capital.

The ordinary shareholders’ meeting of PSA of June 25, 2020 authorized the PSA Managing Board to purchase shares representing up to ten percent of PSA’s outstanding share capital. This authorization was granted for an 18-month period from the date of the ordinary shareholders’ meeting.

The reduction of the outstanding share capital in case of cancellation of shares is decided by the extraordinary shareholders’ meeting, unless such power is delegated to the PSA Managing Board.
PSA may not, at any time, hold treasury shares representing more than ten percent of its share capital.
The repurchase of shares by PSA may not result in PSA’s equity being less than the amount of the share capital of PSA increased by the reserves that PSA may not distribute pursuant to the law.
The reserves of PSA other than the legal reserve must be at least equal to the aggregate value of the shares held by PSA in treasury.
For such time as PSA ordinary shares are held by PSA in treasury, they are deprived of dividend rights and voting rights.

According to Stellantis Articles of Association, Stellantis has the authority to acquire fully paid-up shares in its own share capital, provided that such acquisition is made for no consideration. Stellantis will have authority to acquire fully paid-up shares in its own capital for consideration if:

a.Stellantis general meeting has authorized the Stellantis Board to make such acquisition – which authorization will be valid for no more than eighteen months – and has specified the number of shares which may be acquired, the manner in which they may be acquired and the limits within which the price must be set;
b.Stellantis’s equity, after deduction of the acquisition price of the relevant shares, is not less than the sum of the paid-in and called-up portion of the share capital and the reserves that have to be maintained by provision of law; and
c.the aggregate par value of the shares to be acquired and the shares in its share capital Stellantis already holds, holds as pledgee or are held by a subsidiary company, does not amount to more than one-half of the aggregate par value of the issued and outstanding share capital.

Stellantis’s equity as shown in the last confirmed and adopted balance sheet, after deduction of the acquisition price for shares in the share capital of Stellantis, the amount of the loans as referred to in Article 2:98c of the Dutch Civil Code and distributions from profits or reserves to any other persons that became due by the company and its subsidiary companies after the date of the balance sheet, will be decisive for purposes of items (b) and (c) above. If no annual accounts have been confirmed and adopted when more than six months have expired after the end of any financial year, then an acquisition by Stellantis of fully paid-up shares in its own capital for consideration will not be allowed until such time as the annual accounts have been adopted.

Provisions Applicable to Holders of PSA Ordinary Shares	Provisions Applicable to Holders of Stellantis Common Shares
Class Action, Shareholder Derivative Suits and Other Minority Shareholders’ Rights
Under French law, a single shareholder or a group of shareholders, irrespective of the percentage of shares such shareholder or group of shareholders owns, may initiate a derivative action (action sociale “ut singuli”) on behalf of PSA against one or more members of the PSA Managing Board in order to obtain compensation for losses suffered by PSA. A derivative action may be initiated by a shareholder only to the extent that the legal representative(s) of PSA has failed to bring such action. A derivative action cannot be brought against the members of the PSA Supervisory Board.

A shareholder may also bring a claim against one or more members of the PSA Managing Board and/or of the PSA Supervisory Board to obtain remedy for losses suffered, provided that such shareholder is able to demonstrate that such loss is personal and distinct from the one suffered by PSA.

In the event a third party is liable to PSA, only PSA can bring a civil action against that party. A shareholder could bring an action against such third party only to the extent the shareholder demonstrates that the loss suffered is distinct from the one suffered by PSA.

Minority shareholders holding together at least five percent of PSA’s shares (who can be represented by a shareholders’ group) are entitled to require that the President of the relevant commercial court appoint an expert to review the terms of any management decision taken or to be taken for the company which is suspected of being unlawful (“expertise de gestion”).

In the event a third party is liable to Stellantis, only Stellantis itself can bring a civil action against that party. Individual shareholders do not have the right to bring an action on behalf of the company. Only in the event that the cause for the liability of a third party to the company also constitutes a tortious act directly against a shareholder, does that shareholder have an individual action against such third party in its own name. The Dutch Civil Code provides for the possibility to initiate such actions collectively. A foundation or association whose objective is to protect the rights of a group of persons having similar interests can alternatively institute a collective action. Such collective action can only result in a declaratory judgment. In order to obtain compensation for damages, the foundation or association and the defendant may reach, often on the basis of such declaratory judgment, a settlement. A Dutch court may declare the settlement agreement binding upon all the injured parties with an opt-out choice for an individual injured party.

In the event a director is liable to the company (e.g., for breach of fiduciary duties towards the company) only Stellantis itself can bring a civil action against that director. Individual shareholders do not have the right to bring an action against the director.

Shareholders representing shares with a value of at least €20,000,000 may request the Dutch Enterprise Chamber of the Court of Appeal of Amsterdam to investigate the policy and/or overall activities of Stellantis (over a certain period of time) on the basis that there are valid grounds to question the policy as conducted by Stellantis. The Dutch Enterprise Chamber may order an investigation and grant other measures to remedy the alleged mismanagement, including replacement of Directors, suspension of voting rights and annulment of corporate resolutions.

Provisions Applicable to Holders of PSA Ordinary Shares	Provisions Applicable to Holders of Stellantis Common Shares
Board of Directors – Appointment-Suspension-Dismissal
PSA has a two-tier board structure with the PSA Supervisory Board of PSA in charge of controlling and supervising the management of the company by the PSA Managing Board.

Managing Board

Pursuant to PSA Articles of Association, the PSA Managing Board must be composed of at least two and of no more than seven members. The members of the PSA Managing Board are appointed for a period of four years by the PSA supervisory board. The PSA Supervisory Board is also responsible for appointing the chairman of the PSA Managing Board. Members of the PSA Managing Board may be dismissed by the PSA Supervisory Board or by the ordinary general meeting of shareholders of PSA.

The PSA Managing Board may validly adopt resolutions only if a majority of its members are present or participate in the meeting by some other means. Its decisions are adopted by a majority vote of the members participating in the meeting. Each member has a single vote. In case of a split decision, if the PSA Managing Board has an even number of members, the chairman of the PSA Managing Board has the casting vote.

Supervisory Board

Pursuant to PSA Articles of Association, the PSA Supervisory Board must be composed of at least three and no more than 14 members. In accordance with the shareholders’ agreement entered into on April 28, 2014 between PSA and its main shareholders, the PSA Supervisory Board is currently composed of 13 members with six members appointed upon the proposal from each of the three main PSA shareholders (i.e., Etablissement Peugeot Frères and FFP, Dongfeng via Dongfeng Motor (Hong Kong) International Co. Ltd. and Bpifrance (Lion Participations and Bpifrance Participations)), five independent members, one employee representative and one employee shareholder representative.

The members of the PSA Supervisory Board are appointed for a period of four years by the ordinary general meeting of PSA’s shareholders expiring at the annual shareholders’ meeting held in the year in which the member’s term expires. Members of the PSA Supervisory Board may be dismissed by the ordinary general meeting of shareholders of PSA.

As of December 31, 2019, the chairman of the PSA Supervisory Board is an independent board member. The PSA Supervisory Board also comprises a lead independent director and several vice-chairmen, with each of the three main shareholders being entitled to propose the appointment of one of its representatives at the PSA Supervisory Board as vice-chairman.

The PSA Supervisory Board may only adopt valid resolutions with the majority of the members present. All resolutions are adopted by the majority of the members present or represented at the PSA Supervisory Board. The chairman of the PSA Supervisory Board does not have a casting vote.

Stellantis will have a board of directors, consisting of three or more members, comprising both members having responsibility for the day-to-day management of Stellantis (executive Directors) and members not having such day-to-day responsibility (non-executive Directors). The majority of the members of the Stellantis Board will be non-executive Directors.

The chairman of the Stellantis Board as referred to by law will be a non-executive director with the title Senior Independent Director. The Stellantis Board may grant titles to Directors, including – without limitation – the titles of CEO, Chairman and Senior Independent Director.

The term of office of Directors will be for a period of two years, provided that unless a Director has resigned at an earlier date the term of office will lapse immediately after the close of the first annual Stellantis general meeting held two years following his or her appointment. The ordinary two-year term of office may be deviated from by resolution of any Stellantis general meeting at the proposal of the Stellantis Board. Each Director may be reappointed at any subsequent Stellantis general meeting.

The total number of Directors will be determined by the Stellantis Board. The combination agreement provides that after closing of the merger the Stellantis Board will initially be composed of 11 members.

Under Stellantis Articles of Association, the general meeting appoints certain of the Directors upon a binding nomination by inter alia certain Stellantis shareholders. The general meeting may at all times overrule a binding nomination for the appointment of a director by a two-thirds majority of the votes cast, with such two-thirds majority of the votes cast representing more than half of the issued and outstanding share capital.

The general meeting has at all times the power to suspend or to dismiss any of the Directors. A resolution of the general meeting to suspend or dismiss a director appointed upon a binding nomination requires a majority of at least two-thirds of the votes cast, with such two-thirds majority of the votes cast representing more than half of the issued and outstanding share capital, unless the person who made the binding nomination for such Director supports the suspension or dismissal (as the case may be). For a description of the board composition contemplated for Stellantis after the merger, please refer to “Stellantis– Directors of Stellantis”.

FCA and PSA have agreed to certain arrangements relating to the governance of Stellantis. See “The Stellantis Shares, Articles of Association and Terms and Conditions of the Special Voting Shares.”

Provisions Applicable to Holders of PSA Ordinary Shares	Provisions Applicable to Holders of Stellantis Common Shares

If the office(s) of one or more Directors is vacated or if one or more Directors be otherwise unavailable, the remaining Directors or the remaining Director will temporarily have the full power of the Stellantis Board; provided, however, that in such event the Stellantis Board will have the power to designate one or more persons to be temporarily entrusted with the co-management of Stellantis.

If the offices of all Directors were vacated or if all Directors would be otherwise unable to act, the management will temporarily be vested in the person or persons whom Stellantis general meeting will appoint for that purpose.

Under Dutch law and Stellantis Articles of Association, all board resolutions will be adopted by the favorable vote of the majority of the Directors present or represented at the meeting of the Stellantis Board. Each Director will have one vote.

Pursuant to Stellantis Articles of Association, the Stellantis Board is authorized to adopt resolutions without convening a meeting if all Directors will have expressed their opinions in writing, unless one or more Directors object in writing to the resolution being adopted in this way prior to the adoption of the resolution. A resolution will in this case be adopted if the majority of all Directors will have expressed themselves in favor of the resolution concerned.

Board of Directors – Powers and Duties
The PSA Managing Board has the broadest powers to act in the company’s name in any and all circumstances within the limits of the corporate purpose, except for those matters that by law or pursuant to PSA Articles of Association may only be dealt with by the shareholders’ meeting or the PSA Supervisory Board. The Chairman of the PSA Managing Board represents PSA in its dealings with third parties.
The PSA Supervisory Board exercises ongoing control over the PSA Managing Board.
In addition to the PSA Supervisory Board’s own powers (including authorization of sureties, endorsements and guarantees provided by PSA, appointment of the members of the PSA Managing Board, establishment of the compensation policy for corporate officers, selection of the chairman of the PSA Managing Board, cooptation of the members of the PSA Supervisory Board, approval of related party transactions and the power to convene a shareholders’ meeting), PSA Articles of Association provide for certain decisions, which may not be carried out by the PSA Managing Board without prior approval from the PSA Supervisory Board, including, among other things, the completion of share capital increases (in cash or through the incorporation of reserves), share capital decreases (as authorized by the extraordinary shareholders’ meeting), the issuances of bonds by PSA, the execution of any merger agreement or any agreement for the partial contribution of assets (apport partiel d’actifs), or, more generally, the execution of any major transaction which substantially alters the scope of the business or the balance sheet structure of the company or of the PSA group.

Under French law, certain matters may only be resolved by the shareholders’ meeting, such as appointment of the members of the PSA supervisory board, approval of the annual financial statements, allocation of profits and the distribution of dividends, ex ante and ex post approval of the remuneration of corporate officers (i.e., say on pay), amendments to PSA Articles of Association, approval of related party transactions and decisions regarding certain mergers, contributions in kind or spin-offs.

Under Stellantis Articles of Association, the Stellantis Board is in charge of the management of Stellantis. However, the Stellantis Board will require the approval of Stellantis general meeting for resolutions concerning an important change in Stellantis’s identity or character, including in any case:

•the transfer to a third party of the business of Stellantis or practically the entire business of Stellantis;
•the entry into or breaking off of any long-term cooperation of Stellantis or a subsidiary with another legal entity or company or as a fully liable partner of a general partnership or limited partnership, where such entry into or breaking off is of far-reaching importance to Stellantis; and
•the acquisition or disposal by Stellantis or a subsidiary of an interest in the capital of a company with a value of at least one-third of Stellantis’s assets according to the consolidated balance sheet with explanatory notes included in the last adopted annual accounts of Stellantis.

Provisions Applicable to Holders of PSA Ordinary Shares	Provisions Applicable to Holders of Stellantis Common Shares
Board of Directors – Conflicts of Interest Transactions
Pursuant to French law, transactions entered into between PSA and a member of the PSA Managing Board or of the PSA Supervisory Board (either directly or indirectly through companies owned by such members or companies in which they are corporate officers, board members or managers) or with certain other related parties (including shareholders holding more than ten percent of the voting rights of the company), are subject to the prior approval of the PSA Supervisory Board, except for transactions which are entered into in the ordinary course of business and at arms’ length. Any transaction entered into without the prior consent of the PSA Supervisory Board is voidable if it causes damage to the company, and the related party can be held liable. Such transaction must also be submitted for approval at the next annual ordinary shareholders’ meeting, on the basis of a special report to be prepared by the statutory auditors. If the shareholders reject a resolution regarding a related party transaction, the transaction remains enforceable except in case of fraud but detrimental consequences resulting from the transaction (if any) may be borne by the relevant related party or possibly by other members of the PSA Managing Board. If the related party is a member of the PSA Supervisory Board or a shareholder, such related party must not participate in the vote on the relevant transaction at the board level or at the shareholders’ meeting (as applicable). In addition to the legal regime relating to related party transactions, general corporate law as well as the internal rules of the PSA Supervisory Board (règlement intérieur) provide that board members have to abstain from voting on transactions in certain circumstances to avoid conflicts of interest.
A Director will not take part in any vote on a subject or transaction in relation to which he has a direct or indirect personal conflict of interest with Stellantis. If all Directors have such a conflict of interest, the preceding sentence does not apply and the Stellantis Board will maintain its authority to resolve upon the relevant matter, subject to the approval of Stellantis general meeting.

Committees of Directors
The PSA Supervisory Board may establish specialized committees whose role is to assist the PSA Supervisory Board in the preparation of its deliberations and decisions. The specialized committees issues proposals, recommendations and opinions on matters within their area of expertise. Under French law, board committees do not have any formal decision-making power and are advisory only. The specialized committees are composed of members of the PSA Supervisory Board. Pursuant to the internal rules of the PSA Supervisory Board, the PSA Supervisory Board has established four committees: (i) the strategy committee, (ii) the appointments, remuneration and governance committee, (iii) the finance and audit committee, and (iv) the Asia business development committee.	Pursuant to Stellantis Articles of Association, the Stellantis Board will have the power to appoint any committees, composed of Directors and officers of the company and group companies.
Board of Directors – Liability
Under French law, a member of the PSA Managing Board may be held individually or jointly liable to PSA and its shareholders in the event of a breach of laws and regulations applicable to a société anonyme, a breach of the company’s articles of association or in case of wrongful acts of management. Members of the PSA Managing Board may only be held personally liable vis-à-vis third parties if the wrongful act attributable to him/her can be dissociated from his duties (faute séparable). The PSA Managing Board being a collective body, members of the PSA Managing Board will usually be held jointly liable for the decisions taken by the PSA Managing Board. A member of the PSA Managing Board may only be exempted from liability by proving that he/she behaved in a cautious and diligent manner, notably by having opposed the said decision. Members of the PSA Managing Board may also incur specific criminal liability if they are offenders or co-offenders of, or accomplices to, a criminal offence (such as distributing an unauthorized dividend or using the company’s credit or assets in a manner that is contrary to the company’s corporate interest). A member of the PSA Supervisory Board may be held liable to the company and to a third party only with respect to wrongful acts such member committed personally in the performance of his/her duties. There is no joint liability for the members of the PSA Supervisory Board. The members of the PSA Supervisory Board have no liability for managerial actions and their consequences.

Under Dutch law, the management of a company is a joint undertaking and each member of the Stellantis Board can be held jointly and severally liable to Stellantis for damages in the event of improper or negligent performance of his or her duties.

An individual Director is only exempted from liability if he or she proves that he cannot be held culpable for the mismanagement and that he or she has not been negligent in seeking to prevent the consequences of the mismanagement. In this regard a Director may, however, refer to the allocation of tasks between the Directors.

Further, members of the Stellantis Board may in certain circumstances also be liable to third parties for damages in the event of bankruptcy, default on the payment of taxes, improper or negligent performance of their duties, or tort.

Provisions Applicable to Holders of PSA Ordinary Shares	Provisions Applicable to Holders of Stellantis Common Shares
Rights of Directors and Officers to Obtain Indemnification
French companies do not customarily indemnify board members for liabilities incurred in connection with the exercise of their duties. In addition, French law prohibits any provisions in the articles of association of a company that limit liability of its board members. However, it is common practice for French groups to cover the civil liability of their directors and officers through specific insurances policies. PSA has subscribed a D&O policy for the benefit of the members of the PSA Managing Board and of the PSA Supervisory Board.

The concept of indemnification of directors of a company for liabilities arising from their actions as members of the board as an executive or non-executive director is, in principle, accepted in the Netherlands.

Under Stellantis Articles of Association, Stellantis is required to indemnify its Directors, officers, former Directors, former officers (including former directors and officers of PSA) and any person who may have served at Stellantis’s request as a director or officer of another company in which Stellantis owns shares or of which Stellantis is a creditor who were or are made a party or are threatened to be made a party or are involved in any Proceeding, or any appeal in such a Proceeding or any inquiry or investigation that could lead to such a Proceeding, against any and all liabilities, damages, reasonable and documented expenses (including reasonably incurred and substantiated attorney’s fees), financial effects of judgments, fines, penalties (including excise and similar taxes and punitive damages) and amounts paid in settlement in connection with such Proceeding by any of them. Notwithstanding the above, no indemnification will be made in respect of any claim, issue or matter as to which any of the above-mentioned indemnified persons will be adjudged in a final and non-appealable to be liable for gross negligence or willful misconduct in the performance of such person’s duty to Stellantis. This indemnification by Stellantis is not exclusive of any other rights to which those indemnified may be entitled otherwise.

Disclosure of Significant Share Ownership
Under French law, any person, acting alone or in concert with others, who, directly or indirectly, crosses either upward or downward the thresholds of five percent, ten percent, 15 percent, 20 percent, 25 percent, 30 percent, 33.33 percent, 50 percent, 66.66 percent, 90 percent or 95 percent of the share capital or voting rights of PSA, must notify PSA and the AMF of such change before the close of trading on the fourth trading day following the crossing of the relevant threshold. For purposes of calculating whether such thresholds have been crossed, the shares or voting rights held directly by the notifying person are aggregated with shares or voting rights held by an entity controlled by such notifying person, shares or voting rights held by a third party with whom the notifying person is deemed to be acting “in concert”, and call options, equity swaps and certain cash settled derivatives entered into by any such party. The AMF publishes such notifications on its website.

In addition, PSA Articles of Association provide that any person (acting alone or in concert) who, directly or indirectly, becomes the owner of two percent or more of the share capital or voting rights of PSA is required to notify PSA in writing within four trading days of the crossing of the relevant threshold. Once a shareholder’s ownership exceeds the two percent threshold, such shareholder must notify PSA each time an additional threshold of one percent of the share capital or voting rights is crossed.

Any person, acting alone or in concert with others, who, directly or indirectly, crosses the threshold of ten percent, 15 percent, 20 percent or 25 percent of the share capital or the voting rights of PSA must notify PSA and the AMF, before the close of trading on the fifth trading day following the crossing of the relevant threshold, of its intentions with respect to its shareholding in PSA over the next six months.

Pursuant to the FMSA, any person who, directly or indirectly, acquires or disposes of an actual or potential capital interest or voting rights in Stellantis must without delay notify the AFM of such acquisition or disposal if, as a result of such acquisition or disposal, the percentage of capital interest and/or voting rights held by such person reaches, exceeds or falls below any of the Notification Thresholds (as defined in the section “The Stellantis Shares, Articles of Association and Terms and Conditions of the Special Voting Shares—Disclosure of holdings under Dutch Law”).

If a person’s capital interest and/or voting rights reaches, exceeds or falls below the above-mentioned thresholds as a result of a change in Stellantis’s issued share capital or voting rights, such person is required to make a notification not later than on the fourth trading day after the AFM has published Stellantis’s notification of the change in its issued capital.

Stellantis is required to notify the AFM promptly of any change of one percent or more in its issued share capital or voting rights since a previous notification. Other changes in Stellantis’s issued share capital or voting rights must be notified to the AFM within eight days after the end of the quarter in which the change occurred.

Provisions Applicable to Holders of PSA Ordinary Shares	Provisions Applicable to Holders of Stellantis Common Shares
Mandatory Public Offers
Under French law, as a general rule, any person acting alone or in concert with others, who, directly or indirectly, crosses upward the 30 percent threshold of the share capital or voting rights of PSA, will be required to launch a tender offer for all of PSA’s outstanding shares and securities giving access to the capital of said company. The same obligation applies to any person acting alone or in concert with others, holding directly or indirectly between 30 percent and 50 percent of the share capital or voting rights of PSA, who increases that holding by at least one percent of the total number of the share capital or voting rights of PSA in a period of less than twelve consecutive months. The AMF may grant exceptions from this requirement in certain circumstances.

Under Dutch law, any person, acting alone or in concert with others, who, directly or indirectly, acquires 30 percent or more of voting rights in a company listed on a Dutch or EU regulated market will be required to launch a public offer for all outstanding shares in the company’s share capital.

Under Dutch law, any person who, acting alone or in concert with others, directly or indirectly acquires 30 percent or more of Stellantis’s voting rights will be required to launch a public offer for all outstanding shares in Stellantis’s share capital for a fair purchase price determined by law. A fair price is considered a price which is equal to the highest price paid by such person or the persons acting in concert with it for Stellantis’s shares in the year prior to the announcement of the offer or, in the absence of such a purchase, the average share price of Stellantis’s shares in the year prior to the announcement of the offer. At the request of the offeror, Stellantis or any of the Stellantis shareholders, the Dutch Enterprise Chamber may determine a different fair price.

Provisions Applicable to Holders of PSA Ordinary Shares	Provisions Applicable to Holders of Stellantis Common Shares
Squeeze-Out
Under French law, if an offer for the shares of a company results in the offeror holding at least 90 percent of the share capital and voting rights of such company, the offeror has the statutory right to acquire, within three months following the end of the offer period, the shareholdings of the other shareholders on a compulsory basis (retrait obligatoire). When an offer for the shares of a company is filed with the AMF, the offeror must specify whether it reserves the right to implement a squeeze-out procedure following the completion of the offer in accordance with French law.

In accordance with the AMF General Regulations, no AMF clearance is required for the squeeze-out if the price offered in the squeeze-out is equal to the cash consideration offered in the initial offer and (i) the squeeze-out procedure follows the offer procedure applicable to an offeror, acting alone or in concert, which holds less than half of the share capital or voting rights of the target company or (ii) the AMF has been provided with a valuation of the securities of the company subject to the squeeze-out and a report prepared by an independent expert that covers, in particular, the financial terms of the squeeze-out. If AMF clearance is not required, the offeror must notify the AMF of its intent to implement the squeeze-out procedure, and the AMF must publish the date for the implementation of such squeeze-out procedure.

In all other cases, the proposed squeeze-out must be approved by the AMF and comply with the rules set forth in the AMF General Regulation, including notably the requirement pursuant to which the offeror must provide the AMF with a valuation of the securities of the company subject to the squeeze-out and a report prepared by an independent expert with respect to such valuation. AMF’s approval of the squeeze-out is required to specify the date on which the squeeze-out becomes effective, provided that the period between the AMF’s approval of the squeeze-out and the execution of the squeeze-out is not less than ten days.

The price offered in the squeeze-out procedure must be equal to the cash consideration in the initial offer or, as the case may be, to the price resulting from the application of a valuation method based on objective criteria and usually applied in the context of asset disposals (which takes into account the value of the relevant company’s assets, earnings, subsidiaries (if any), business prospects and the market price of its securities based on an appropriate weighting principle). If the consideration for the initial offer consisted in whole or in part of securities, the consideration offered in the squeeze-out procedure may also consist of securities, provided that cash is offered as an option.

In addition, a majority shareholder, who, acting alone or in concert with other shareholders, holds at least 90 percent of the share capital or voting rights of a company that is listed on a regulated market and whose registered office is located in France, may file a buy-out offer (offre publique de retrait) with the AMF. When a buy-out offer is filed with the AMF, the offeror must specify whether the squeeze-out procedure will be implemented automatically when the buy-out offer closes, or whether the offeror reserves the right to elect whether to apply such procedure.
Under Dutch law, a shareholder who, for its own account, holds at least 95 percent of the issued share capital of Stellantis may institute proceedings against the other shareholders jointly for the transfer of their shares to it. The proceedings are held before the Dutch Enterprise Chamber and can be instituted by means of a writ of summons served upon each of the minority shareholders in accordance with the provisions of the Dutch Code of Civil Procedure. The Dutch Enterprise Chamber may grant the claim for the squeeze-out in relation to all minority shareholders and will determine the price to be paid for the shares, if necessary, after appointment of one to three expert(s) who will offer an opinion to the Dutch Enterprise Chamber on the value to be paid for the shares of the minority shareholders. Once the order to transfer becomes final before the Dutch Enterprise Chamber, the person acquiring the shares must give written notice of the date and place of payment and the price to the holders of the shares to be acquired whose addresses are known to it. Unless the addresses of all of them are known to it, the person acquiring the shares must also publish the same in a Dutch daily newspaper with a national circulation. A shareholder can only appeal against the judgment of the Dutch Enterprise Chamber before the Dutch Supreme Court.

In addition, following a public offer, a holder of at least 95 percent of the issued share capital and of voting rights of Stellantis has the right to require the minority shareholders to sell their shares to it. Any such request must be filed with the Dutch Enterprise Chamber within three months after the end of the acceptance period of the public offer. The Dutch Enterprise Chamber may grant the claim for a squeeze-out in relation to all minority shareholders and determine the price to be paid for the shares, if necessary, after the appointment of one or three experts who will offer an opinion to the Dutch Enterprise Chamber on the value to be paid for the shares of the minority shareholders. In principle, the offer price is considered reasonable if the offer was a mandatory offer or if at least 90 percent of the shares to which the offer related were acquired by way of voluntary offer.

Provisions Applicable to Holders of PSA Ordinary Shares	Provisions Applicable to Holders of Stellantis Common Shares
Sell-Out Rights
Under French law, a minority shareholder has the right to request that the AMF require a shareholder who, alone or in concert with others, holds at least 90 percent of the share capital or voting rights of a company that is listed on a regulated market and whose registered office is located in France to file a draft buy-out offer (projet d’offre publique de retrait) (which will be examined by the AMF before being filed in definitive form).

The AMF reviews such request in light of, inter alia, the market conditions for the relevant securities and the information provided by the requesting party. If the AMF declares the request admissible, it notifies the majority shareholder(s), who must, within a time period set by the AMF, file a draft buy-out offer whose terms are compliant with AMF rules and regulations. Minority shareholders also have the right to be bought out in case of a change of the company’s legal form from a société anonyme to a société en commandite par actions.

In addition, a person who controls (within the meaning of article L. 233-3 of the French Commercial Code) a company listed on a regulated market, and whose registered office is located in France, must notify the AMF if such person intends to submit to the approval of such company’s extraordinary general meeting of shareholders one or more significant amendments to its articles of association.

In addition, the AMF must be notified if such controlling person (within the meaning of article L. 233-3 of the French Commercial Code) decides to (i) merge such company into a company that controls it (or a company controlled by the latter), (ii) sell or contribute all or most of such company’s assets, (iii) fundamentally change such company’s business, or (iv) suspend payments in respect of the share capital of the company (e.g., dividends) for several financial years. The AMF then evaluates the consequences of any such proposals in light of the rights and interests of the holders of the company’s share capital or voting rights and decides whether a buy-out offer by the controlling shareholder should be made.

Under Dutch law, each minority shareholder that has not previously tendered its shares pursuant to a public offer has the right to require the holder of at least 95 percent of the issued share capital and the voting rights of Stellantis to purchase its shares. The minority shareholder must file such a claim with the Dutch Enterprise Chamber within three months after the end of the acceptance period of the public offer.

MATERIAL TAX CONSIDERATIONS
Material U.S. Federal Income Tax Considerations
General
The following discussion sets forth the material U.S. federal income tax consequences of the merger to U.S. shareholders (as defined below) of PSA ordinary shares who exchange their PSA ordinary shares for Stellantis common shares and the material U.S. federal income tax consequences of holding Stellantis common shares. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), the regulations of the U.S. Treasury Department and court and administrative rulings and decisions in effect on the date of this prospectus. These laws may change, possibly retroactively, and any change could affect the continuing validity of this discussion. The discussion under “—U.S. Federal Income Tax Consequences of the Merger” represents the opinion of Cravath, Swaine & Moore LLP, acting as counsel to PSA.
This discussion assumes that you hold your shares as “capital assets” within the meaning of Section 1221 of the Code. This discussion is not a complete description of all of the U.S. federal income tax consequences of the merger and, in particular, does not address any tax consequences arising under the unearned income Medicare contribution tax enacted pursuant to the Health Care and Education Reconciliation Act of 2010, nor does it address any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction, or under any U.S. federal laws other than those pertaining to the income tax. Further, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your individual circumstances or that may be applicable to you if you are subject to special treatment under the U.S. federal income tax laws, including if you are:
•a bank or other financial institution;
•a tax-exempt organization;
•a real estate investment trust or real estate mortgage investment conduit;
•an entity or arrangement classified as a partnership for U.S. federal income tax purposes or other pass-through entity such as a subchapter S corporation (or an investor in such an entity or arrangement);
•an insurance company;
•a regulated investment company or a mutual fund;
•a regulated investment company;
•a dealer or broker in stocks and securities, or currencies;
•a trader in securities that elects mark-to-market treatment;
•a person subject to the alternative minimum tax;
•a person that received shares through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;
•a shareholder of options granted under any PSA or Stellantis benefit plan;
•a person that has a functional currency other than the U.S. dollar;
•an accrual method taxpayer that is required to accelerate the recognition of any item of gross income with respect to PSA ordinary shares or Stellantis common shares as a result of such income being recognized on an applicable financial statement;

•a shareholder who owns, has owned or will (following the merger) own (in each case, applying certain attribution rules) 5% or more of Stellantis common shares (by vote or value);
•a controlled foreign corporation or passive foreign investment company (“PFIC”);
•a person that holds shares as part of a hedge, straddle, constructive sale, conversion or other integrated transaction; or
•a U.S. expatriate.
For purposes of this discussion, the term “U.S. shareholder” is used to mean a beneficial owner of PSA or Stellantis common shares that is for U.S. federal income tax purposes:
•a citizen or resident of the United States;
•a corporation, or any entity treated as a corporation, created or organized under the laws of the United States or any of its political subdivisions;
•a trust that (i) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or
•an estate that is subject to U.S. federal income tax on its income regardless of its source.
If an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes holds PSA or Stellantis common shares, the tax treatment of a partner will generally depend on the status of the partners and the activities of the partnership. If you are a partner of a partnership holding PSA or Stellantis common shares, you should consult your own tax advisors.
ALL SHAREHOLDERS OF PSA OR STELLANTIS COMMON SHARES SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.
U.S. Federal Income Tax Consequences of the Merger
Although it is intended that, for U.S. federal income tax purposes, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, there can be no assurances that the merger will so qualify. The completion of the merger, moreover, is not conditioned on the merger qualifying as a “reorganization” within the meaning of Section 368(a) or upon the receipt of an opinion of counsel to that effect. In addition, neither PSA nor FCA intends to request a ruling from the IRS regarding the United States federal income tax consequences of the merger. Accordingly, even if PSA and FCA conclude that the merger qualifies as a “reorganization” within the meaning of Section 368(a), no assurance can be given that the IRS will not challenge that conclusion or that a court would not sustain such a challenge.
Assuming that the merger is treated as a “reorganization” within the meaning of Section 368(a) of the Code:
•you will not recognize gain or loss when you exchange your PSA ordinary shares for Stellantis common shares, except to the extent of any cash received in lieu of a fractional share of Stellantis common shares;
•your aggregate tax basis in the Stellantis common shares that you receive in the merger (including any fractional share interest you are deemed to receive and exchange for cash) will equal your aggregate tax basis in the PSA ordinary shares you surrender; and
•your holding period for the Stellantis common shares that you receive in the merger will include your holding period for the PSA ordinary shares that you surrender in the exchange.

If you acquired different blocks of PSA ordinary shares at different times or at different prices, your tax basis and holding period in your Stellantis common shares may be determined with reference to each block of PSA ordinary shares.
If, however, the merger does not qualify as a “reorganization” within the meaning of Section 368(a) of the Code, you will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between (1) the fair market value of the Stellantis common shares and the amount of any cash received in lieu of a fractional share of Stellantis common shares, and (2) your adjusted tax basis in the PSA ordinary shares exchanged in the merger. Any such gain or loss would be long-term capital gain or loss if your holding period for the PSA ordinary shares exceeds one year at the effective date of the merger. Long-term capital gains of certain non-corporate U.S. shareholders, including individuals, generally are eligible for preferential rates of U.S. federal income tax. The deductibility of capital losses is subject to limitations.
Cash in lieu of Fractional Shares
You will generally recognize capital gain or loss on any cash received in lieu of a fractional share of Stellantis common shares equal to the difference between the amount of cash received and the tax basis allocated to such fractional share, which will constitute long-term capital gain or loss if your holding period in PSA ordinary shares surrendered in the merger is greater than one year as of the date of the merger.
Information Reporting and Backup Withholding
Any cash received in lieu of a fractional share of Stellantis common shares by a U.S. shareholder in the merger may, under certain circumstances, be subject to information reporting and backup withholding. You will not be subject to backup withholding, however, if you:
•furnish a correct taxpayer identification number and certify that you are not subject to backup withholding; or
•are otherwise exempt from backup withholding.
Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against your U.S. federal income tax liability, provided you timely furnish the required information to the IRS.
This summary of material U.S. federal income tax consequences to PSA shareholders is not tax advice. The determination of the actual tax consequences to a shareholder of PSA ordinary shares will depend on the shareholder’s specific situation. Shareholders of PSA ordinary shares should consult their own tax advisors as to the tax consequences in their particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local, foreign or other tax laws and of changes in those laws.
U.S. Federal Income Tax Consequences of Owning Stellantis Common Shares
Section 7874 Rule Regarding Residency of a Corporation
Section 7874 of the Code provides that, under certain circumstances, a non-U.S. corporation will be treated as a U.S. “domestic” corporation for U.S. federal income tax purposes. In particular, certain mergers of foreign corporations with U.S. subsidiaries can in certain circumstances implicate these rules.

FCA and PSA do not believe that Stellantis should be treated as a U.S. “domestic” corporation for U.S. federal income tax purposes. However, the relevant law is not entirely clear, is subject to detailed but relatively new regulations (the application of which is uncertain in various respects, and whose interaction with general principles of U.S. tax law remains untested) and is subject to various other uncertainties. Therefore, the IRS could assert that Stellantis should be treated as a U.S. corporation (and, therefore, a U.S. tax resident) for U.S. federal income tax purposes pursuant to Code Section 7874. In addition, changes to Section 7874 of the Code or the U.S. Treasury Regulations promulgated thereunder, or interpretations thereof, could affect Stellantis’s status as a foreign corporation. Such changes could potentially have retroactive effect. If the IRS successfully challenged Stellantis’s status as a foreign corporation, significant adverse tax consequences would result for Stellantis and for certain of Stellantis’s shareholders. The closing of the merger is not conditioned on Stellantis not being treated as a domestic corporation for U.S. federal income tax purposes or upon a receipt of an opinion of counsel to that effect. In addition, neither FCA nor PSA intends to request a ruling from the IRS regarding the U.S. federal income tax consequences of the merger. Accordingly, while FCA and PSA do not believe that Stellantis will be treated as a domestic corporation, no assurance can be given that the IRS will agree, or that if it challenges such treatment, it will not succeed.
Unless otherwise explicitly noted, the remainder of the discussion in this section “U.S. Federal Income Tax Consequences of Owning Stellantis Common Shares” assumes that Stellantis will not be treated as a domestic corporation for U.S. federal income tax purposes under Section 7874 of the Code. If the IRS were to successfully challenge this conclusion, the U.S. federal income tax consequences to shareholders of Stellantis could be different from the consequences described below, including differences that could be significantly adverse to such shareholders.
Taxation of Dividends
Under the U.S. federal income tax laws, and subject to the discussion of PFIC taxation below, a U.S. shareholder must include in its gross income the gross amount of any dividend paid by Stellantis to the extent of its current or accumulated earnings and profits (as determined for U.S. federal income tax purposes). Dividends will be taxed as ordinary income to the extent that they are paid out of Stellantis’s current or accumulated earnings and profits. Dividends paid to a non-corporate U.S. shareholder by certain “qualified foreign corporations” that constitute qualified dividend income are taxable to the shareholder at the preferential rates applicable to long-term capital gains provided that the shareholder holds the shares for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date and meets other holding period requirements. For this purpose, stock of Stellantis will be treated as stock of a qualified foreign corporation if Stellantis is eligible for the benefits of an applicable comprehensive income tax treaty with the United States or if such stock is listed on an established securities market in the United States. The common shares of Stellantis will be listed on the NYSE and FCA and PSA expect that Stellantis will be eligible for the benefits of such a treaty. Accordingly, subject to the discussion of PFIC taxation below, FCA and PSA expect that the dividends Stellantis pays with respect to the shares will constitute qualified dividend income, assuming the holding period requirements are met.
A U.S. shareholder must include any foreign tax withheld from the dividend payment in this gross amount even though the shareholder does not in fact receive the amount withheld. The dividend is taxable to a U.S. shareholder when the U.S. shareholder receives the dividend, actually or constructively.
The dividend will not be eligible for the dividends-received deduction allowed to U.S. corporations in respect of dividends received from other U.S. corporations.
Distributions in excess of current and accumulated earnings and profits, as determined for U.S. federal income tax purposes, will be treated as a non-taxable return of capital to the extent of the U.S. shareholder’s basis in Stellantis common shares, causing a reduction in the U.S. shareholder’s adjusted basis in Stellantis common shares, and thereafter as capital gain. However, it is not expected that Stellantis will calculate earnings and profits in accordance with U.S. federal income tax principles. Accordingly, U.S. shareholders should expect to generally treat distributions Stellantis makes as dividends.
Subject to certain limitations, any non-U.S. tax withheld and paid over to a non-U.S. taxing authority is eligible for credit against a U.S. shareholder’s U.S. federal income tax liability except to the extent a refund of the tax withheld is available to the U.S. shareholder under non-U.S. tax law or under an applicable tax treaty. The amount allowed to a U.S. shareholder as a credit is limited to the amount of the U.S. shareholder’s U.S. federal income tax liability that is attributable to income from sources outside the U.S. and is computed separately with respect to different types of income that the U.S. shareholder receives from non-U.S. sources. Subject to the discussion below regarding Section 904(h) of the Code, dividends paid by Stellantis will be foreign source income and depending on the circumstances of the U.S. shareholder, will be either “passive” or “general” income for purposes of computing the foreign tax credit allowable to a U.S. shareholder.

If the distributions by Stellantis are (or are deemed to be) funded from distributions received from certain qualifying foreign subsidiaries, Stellantis may, subject to certain conditions, limitations and exceptions, be permitted to retain a portion of the amounts withheld as Dutch dividend withholding tax (up to a maximum of three percent of the gross dividend from which dividend tax is withheld). The amount of Dutch dividend withholding tax that Stellantis may retain reduces the amount of dividend withholding tax that Stellantis is required to pay to the Dutch tax authorities but does not reduce the amount of tax that Stellantis is required to withhold from dividends paid to U.S. shareholders. The IRS may take the position that withholding tax in the Netherlands eligible for credit should be limited accordingly.
Under Section 904(h) of the Code, dividends paid by a foreign corporation that is treated as 50 percent or more owned, by vote or value, by U.S. persons may be treated as U.S. source income (rather than foreign source income) for foreign tax credit purposes, to the extent the foreign corporation earns U.S. source income. In certain circumstances, U.S. shareholders may be able to choose the benefits of Section 904(h)(10) of the Code and elect to treat dividends that would otherwise be U.S. source dividends as foreign source dividends, but in such a case the foreign tax credit limitations would be separately determined with respect to such “resourced” income. In general, therefore, the application of Section 904(h) of the Code may adversely affect a U.S. shareholder’s ability to use foreign tax credits. FCA and PSA do not believe that Stellantis will be 50 percent or more owned by U.S. persons, but this conclusion is a factual determination and is subject to change; no assurance can therefore be given that Stellantis may not be treated as 50 percent or more owned by U.S. persons for purposes of Section 904(h) of the Code. U.S. shareholders are strongly urged to consult their own tax advisors regarding the possible impact if Section 904(h) of the Code should apply.
Taxation of Capital Gains
Subject to the discussion of PFIC taxation below, a U.S. shareholder that sells or otherwise disposes of its Stellantis common shares will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference between the U.S. dollar value of the amount that the U.S. shareholder realizes and the U.S. shareholder’s tax basis in those shares. Capital gain of a non-corporate U.S. shareholder is generally taxed at preferential rates where the property is held for more than one year. The gain or loss will be U.S. source income or loss for foreign tax credit limitation purposes. The deduction of capital losses is subject to limitations.
Loyalty Voting Structure
No statutory, judicial or administrative authority directly discusses how the receipt, ownership or disposition of special voting shares should be treated for U.S. federal income tax purposes and as a result, the U.S. federal income tax consequences are uncertain. Accordingly, we urge U.S. shareholders to consult their tax advisor as to the tax consequences of the receipt, ownership and disposition of special voting shares.
If a U.S. shareholder receives special voting shares after requesting that all or some of the number of its Stellantis common shares be registered on the Loyalty Register, the tax consequences of the receipt of special voting shares is unclear. While distributions of stock are tax-free in certain circumstances, the distribution of special voting shares would be taxable if it were considered to result in a “disproportionate distribution”. A disproportionate distribution is a distribution or series of distributions, including deemed distributions, that have the effect of the receipt of cash or other property by some shareholders of Stellantis and an increase in the proportionate interest of other shareholders of Stellantis in Stellantis’s assets or earnings and profits. It is possible that the distribution of special voting shares to a U.S. shareholder that has requested all or some number of its Stellantis common shares be registered on the Loyalty Register and a distribution of cash in respect of Stellantis common shares could be considered together to constitute a “disproportionate distribution”. Unless Stellantis has not paid cash dividends in the 36 months prior to a U.S. shareholder’s receipt of special voting shares and Stellantis does not intend to pay cash dividends in the 36 months following a U.S. shareholder’s receipt of special voting shares, Stellantis will treat the receipt of special voting shares as a distribution that is subject to tax as described in “U.S. Federal Income Tax Consequences of Owning Stellantis Common Shares—Taxation of Dividends”. The amount of the dividend should equal the fair market value of the special voting shares received. For the reasons stated above, Stellantis will take the position that the value of each special voting share is minimal. However, because the fair market value of the special voting shares is factual and is not governed by any guidance that directly addresses such a situation, the IRS could assert that the value of the special voting shares (and thus the amount of the dividend) as determined by Stellantis is incorrect.

Ownership of Special Voting Shares
FCA and PSA believe that U.S. shareholders holding special voting shares should not have to recognize income in respect of amounts transferred to the special voting shares dividend reserve that are not paid out as dividends. Section 305 of the Code may, in certain circumstances, require a shareholder of preferred shares to recognize income even if no dividends are actually received on such shares if the preferred shares are redeemable at a premium and the redemption premium results in a “constructive distribution”. Preferred shares for this purpose refers to shares that do not participate in corporate growth to any significant extent. FCA and PSA believe that Section 305 of the Code should not apply to any amounts transferred to the special voting shares dividend reserve that are not paid out as dividends so as to require current income inclusion by U.S. shareholders because, among other things, (i) the special voting shares are not redeemable on a specific date and a U.S. shareholder is only entitled to receive amounts in respect of the special voting shares upon liquidation, (ii) Section 305 of the Code does not require the recognition of income in respect of a redemption premium if the redemption premium does not exceed a de minimis amount and (iii) even if the amounts transferred to the special voting shares dividend reserve that are not paid out as dividends are considered redemption premium, the amount of the redemption premium is likely to be “de minimis” as such term is used in the applicable Treasury Regulations. FCA and PSA therefore intend that Stellantis will take the position that the transfer of amounts to the special voting shares dividend reserve that are not paid out as dividends does not result in a “constructive distribution”, and this determination is binding on all U.S. shareholders of special voting shares other than a U.S. shareholder that explicitly discloses its contrary determination in the manner prescribed by the applicable Treasury Regulations. However, because the tax treatment of the loyalty voting structure is unclear and because Stellantis’s determination is not binding on the IRS, it is possible that the IRS could disagree with Stellantis’s determination and require current income inclusion in respect of such amounts transferred to the special voting shares dividend reserve that are not paid out as dividends.
Disposition of Special Voting Shares
The tax treatment of a U.S. shareholder that has its special voting shares redeemed for zero consideration after removing its common shares from the Loyalty Register is unclear. It is possible that a U.S. shareholder would recognize a loss to the extent of the U.S. shareholder’s basis in its special voting shares. If the special voting shares were received after the requisite holding period on the Loyalty Register, the U.S. shareholder’s basis in its special voting shares should equal the amount that was included in income upon receipt. Such loss would be a capital loss and would be a long-term capital loss if a U.S. shareholder has held its special voting shares for more than one year. It is also possible that a U.S. shareholder would not be allowed to recognize a loss upon the redemption of its special voting shares and instead a U.S. shareholder should increase the basis in its Stellantis common shares by an amount equal to the basis in its special voting shares. Such basis increase in a U.S. shareholder’s Stellantis common shares would decrease the gain, or increase the loss, that a U.S. shareholder would recognize upon the sale or other taxable disposition of its Stellantis common shares.
The U.S. federal income tax treatment of the loyalty voting structure is unclear and U.S. shareholders are urged to consult their tax advisors in respect of the consequences of acquiring, owning, and disposing of special voting shares.
PFIC Considerations
FCA and PSA believe that Stellantis common shares will not be stock of a PFIC for U.S. federal income tax purposes, but this conclusion is based on a factual determination made annually and thus is subject to change. As discussed in greater detail below, if Stellantis common shares were to be treated as stock of a PFIC, gain realized (subject to the discussion below regarding a mark-to-market election) on the sale or other disposition of Stellantis common shares would not be treated as capital gain, and a U.S. shareholder would be treated as if such U.S. shareholder had realized such gain and certain “excess distributions” ratably over the U.S. shareholder’s holding period for its Stellantis common shares and would be taxed at the highest tax rate in effect for each such year to which the gain was allocated, together with an interest charge in respect of the tax attributable to each such year. With certain exceptions, a U.S. shareholder’s Stellantis common shares would be treated as stock in a PFIC if Stellantis were a PFIC at any time during such U.S. shareholder’s holding period in the shares. Dividends received from Stellantis would not be eligible for the special tax rates applicable to qualified dividend income if Stellantis were treated as a PFIC in the taxable years in which the dividends are paid or in the preceding taxable year (regardless of whether the U.S. shareholder held Stellantis common shares in such year) but instead would be taxable at rates applicable to ordinary income.

Stellantis would be a PFIC with respect to a U.S. shareholder if for any taxable year in which the U.S. shareholder held Stellantis common shares, after the application of applicable “look-through rules”:
•75 percent or more of Stellantis’s gross income for the taxable year consists of “passive income” (including dividends, interest, gains from the sale or exchange of investment property and rents and royalties other than rents and royalties which are received from unrelated parties in connection with the active conduct of a trade or business, as defined in applicable Treasury Regulations); or
•at least 50 percent of its assets for the taxable year (averaged over the year and determined based upon value) produce or are held for the production of passive income.
Because the determination whether a foreign corporation is a PFIC is primarily factual and there is little administrative or judicial authority on which to rely to make a determination, the IRS might not agree that Stellantis is not a PFIC. Moreover, no assurance can be given that Stellantis would not become a PFIC for any future taxable year if there were to be changes in Stellantis’s assets, income or operations.
If Stellantis were to be treated as a PFIC for any taxable year (and regardless of whether Stellantis remains a PFIC for subsequent taxable years), each U.S. shareholder that is treated as owning Stellantis common shares for purposes of the PFIC rules (i) would be liable to pay U.S. federal income tax at the highest applicable income tax rates on (a) ordinary income upon the receipt of excess distributions (the portion of any distributions received by the U.S. shareholder on Stellantis common shares in a taxable year in excess of 125 percent of the average annual distributions received by the U.S. shareholder in the three preceding taxable years or, if shorter, the U.S. shareholder’s holding period for the Stellantis common shares) and (b) on any gain from the disposition of Stellantis common shares, plus interest on such amounts, as if such excess distributions or gain had been recognized ratably over the U.S. shareholder’s holding period of the Stellantis common shares, and (ii) may be required to annually file Form 8621 with the IRS reporting information concerning Stellantis.
If Stellantis were to be treated as a PFIC for any taxable year and provided that Stellantis common shares are treated as “marketable stock” within the meaning of applicable Treasury Regulations, which FCA and PSA believe will be the case, a U.S. shareholder may make a mark-to-market election. Under a mark-to-market election, any excess of the fair market value of the Stellantis common shares at the close of any taxable year over the U.S. shareholder’s adjusted tax basis in the Stellantis common shares is included in the U.S. shareholder’s income as ordinary income. These amounts of ordinary income would not be eligible for the favorable tax rates applicable to qualified dividend income or long-term capital gains. In addition, the excess, if any, of the U.S. shareholder’s adjusted tax basis at the close of any taxable year over the fair market value of the Stellantis common shares is deductible in an amount equal to the lesser of the amount of the excess or the amount of the net mark-to-market gains that the U.S. shareholder included in income in prior years. A U.S. shareholder’s tax basis in Stellantis common shares would be adjusted to reflect any such income or loss. Gain realized on the sale, exchange or other disposition of Stellantis common shares would be treated as ordinary income, and any loss realized on the sale, exchange or other disposition of Stellantis common shares would be treated as ordinary loss to the extent that such loss does not exceed the net mark-to-market gains previously included by the U.S. shareholder. It is not expected that the special voting shares would be treated as “marketable stock” and eligible for the mark-to-market election.
The adverse consequences of owning stock in a PFIC could also be mitigated if a U.S. shareholder makes a valid “qualified electing fund” election, or QEF election, which, among other things, would require a U.S. shareholder to include currently in income its pro rata share of the PFIC’s net capital gain and ordinary earnings, based on earnings and profits as determined for U.S. federal income tax purposes. Because of the administrative burdens involved, FCA and PSA do not intend Stellantis to provide information to its shareholders that would be required to make such election effective.
A U.S. shareholder which holds Stellantis common shares during a period when Stellantis is a PFIC will be subject to the foregoing rules for that taxable year and all subsequent taxable years with respect to that U.S. shareholder’s holding of Stellantis common shares, even if Stellantis ceases to be a PFIC, subject to certain exceptions for U.S. shareholders which made a mark-to-market or QEF election. U.S. shareholders are strongly urged to consult their tax advisors regarding the PFIC rules, and the potential tax consequences to them if Stellantis were determined to be a PFIC.

Information Reporting and Backup Withholding
Information reporting requirements for a non-corporate U.S. shareholder, on IRS Form 1099, will apply to:
•dividend payments or other taxable distributions made to such U.S. shareholder within the U.S.; and
•the payment of proceeds to such U.S. shareholder from the sale of Stellantis common shares effected at a U.S. office of a broker.
Additionally, backup withholding (currently at a 24 percent rate) may apply to such payments to a non-corporate U.S. shareholder that:
•fails to provide an accurate taxpayer identification number;
•is notified by the IRS that such U.S. shareholder has failed to report all interest and dividends required to be shown on such U.S. shareholder’s federal income tax returns; or
•in certain circumstances, fails to comply with applicable certification requirements.
A person may obtain a refund of any amounts withheld under the backup withholding rules that exceed the person’s income tax liability by properly filing a refund claim with the IRS.
Information with Respect to Foreign Financial Assets
Owners of “specified foreign financial assets” with an aggregate value in excess of $50,000 (and in some cases, a higher threshold) may be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions, as well as any of the following, but only if they are held for investment and not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons; (ii) financial instruments and contracts that have non-U.S. issuers or counterparties; and (iii) interests in foreign entities. U.S. shareholders are urged to consult their tax advisors regarding the application of this legislation to their ownership of Stellantis common shares.
This summary of material U.S. federal income tax consequences to Stellantis shareholders is not tax advice. The determination of the actual tax consequences to a shareholder of Stellantis common shares will depend on the shareholder’s specific situation. Shareholders of Stellantis common shares should consult their own tax advisors as to the tax consequences in their particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local, foreign or other tax laws and of changes in those laws.
Material Netherlands Tax Consequences
This summary solely addresses the material Dutch tax consequences of (i) the receipt of the FCA Extraordinary Dividend prior to the merger, (ii) the exchange of PSA ordinary shares into Stellantis common shares pursuant to the merger, (iii) the ownership and disposal of Stellantis common shares and, if applicable, Stellantis special voting shares and (iv) the receipt and disposal of Stellantis special voting shares. It does not purport to describe every aspect of Dutch taxation that may be relevant to a particular holder of shares in PSA, FCA and/or Stellantis in special circumstances or who is subject to special treatment under applicable law. Tax matters are complex, and the tax consequences of the merger to a particular holder of PSA ordinary shares will depend in part on such holder’s circumstances. Accordingly, a holder is urged to consult his own tax advisor regarding the Dutch tax consequences of the transaction described above and the ownership of Stellantis common shares and, if applicable, Stellantis special voting shares in his particular circumstances.

Where in this summary English terms and expressions are used to refer to Dutch concepts, the meaning to be attributed to such terms and expressions will be the meaning attributed to the equivalent Dutch concepts under Dutch tax law. Where in this summary the terms “the Netherlands” and “Dutch” are used, these refer solely to the European part of the Kingdom of the Netherlands. This summary assumes that PSA, FCA and Stellantis are organized and that their respective business will be conducted in the manner outlined in this document. This summary also assumes that FCA at the moment of the distribution of the FCA Extraordinary Dividend and at the moment of the merger is organized and that its business will be conducted such that FCA is considered to be tax resident in the United Kingdom for purposes of the tax treaty as concluded between the Netherlands and the United Kingdom. Since it is contemplated that Stellantis will transfer its effective place of management to the Netherlands on the day immediately following the date on which the notarial deed of the merger is executed (or any other date agreed upon between PSA and FCA), in the paragraphs relating to the ownership and disposal of Stellantis common shares and, if applicable, Stellantis special voting shares it is assumed that (i) Stellantis is no longer considered to be a resident of the United Kingdom for purposes of the tax treaty as concluded between the Netherlands and the United Kingdom and (ii) Stellantis is considered to be a resident of the Netherlands for purposes of the tax treaty between the Netherlands and any other jurisdiction. A change to the organizational structure or to the manner in which PSA, FCA and/or Stellantis conduct their business may invalidate the contents of this section, which will not be updated to reflect any such change.
This summary is based on the tax law of the Netherlands (unpublished case law not included) as it stands as of the date of this prospectus. The tax law upon which this summary is based, is subject to changes, possibly with retroactive effect. Any such change may invalidate the contents of this summary, which will not be updated to reflect such change.
The discussion included in the sections “—Dividend withholding tax in connection with implementation of the merger for holders of PSA ordinary shares” and “—Taxes on income and capital gains in connection with implementation of the merger for holders of PSA ordinary shares” represents the opinion of Loyens & Loeff N.V. acting as counsel to FCA.
The summary in this Dutch taxation section does not address the Dutch tax consequences for a holder of PSA ordinary shares, FCA common shares and/or Stellantis common shares and, if applicable, Stellantis special voting shares who:
(i)is a person who may be deemed an owner of PSA ordinary shares, FCA common shares and/or Stellantis common shares and, if applicable, Stellantis special voting shares for Dutch tax purposes pursuant to specific statutory attribution rules in Dutch tax law;
(ii)is, although in principle subject to Dutch corporation tax, in whole or in part, specifically exempt from that tax in connection with income from PSA ordinary shares, FCA common shares and/or Stellantis common shares and, if applicable, Stellantis special voting shares;
(iii)is an investment institution as defined in the Dutch Corporation Tax Act 1969;
(iv)owns PSA ordinary shares, FCA common shares and/ or Stellantis common shares, and, if applicable, Stellantis special voting shares in connection with a membership of a management board or a supervisory board, an employment relationship, a deemed employment relationship or management role;
(v)has a substantial interest in PSA, FCA and/or in Stellantis or a deemed substantial interest in PSA, FCA and/or in Stellantis for Dutch tax purposes. Generally, a person holds a substantial interest if (a) such person, either alone or, in the case of an individual, together with his partner or any of his relatives by blood or by marriage in the direct line (including foster-children) or of those of his partner for Dutch tax purposes, owns or is deemed to own, directly or indirectly, five percent or more of the shares or of any class of shares of PSA, FCA and/or of Stellantis, or rights to acquire, directly or indirectly, such an interest in the shares of PSA, FCA and/or of Stellantis or profit participating certificates relating to five percent or more of the annual profits or to 5% or more of the liquidation proceeds of PSA, FCA and/or of Stellantis, or (b) such person’s shares, rights to acquire shares or profit participating certificates in PSA, FCA and/or in Stellantis are held by him following the application of a non-recognition provision. The Stellantis common shares and the Stellantis special voting shares are considered to be separate classes of shares; or
(vi)is for Dutch tax purposes taxable as a corporate entity and resident of Aruba, Curaçao or Sint Maarten.

Dividend withholding tax in connection with the FCA Extraordinary Dividend prior to the merger
FCA is generally required to withhold Dutch dividend withholding tax at a rate of 15 percent from dividends distributed by it.
As an exception to this rule, FCA may not be required to withhold Dutch dividend withholding tax if it is considered to be a tax resident of both the Netherlands and the United Kingdom, in accordance with the domestic tax residency provisions applied by each of these jurisdictions, while the double tax treaty between the Netherlands and the United Kingdom attributes the tax residency exclusively to the United Kingdom. FCA received a determination letter from the competent authorities confirming that for purposes of such treaty FCA is tax resident of the United Kingdom. The exception does not apply to dividends distributed by FCA to a holder who is resident or deemed to be resident in the Netherlands for Dutch income tax purposes or Dutch corporation tax purposes.
Taxes on income and capital gains in connection with the FCA Extraordinary Dividend prior to the merger
For a description of the income tax consequences and the corporation tax consequences of the receipt of the FCA Extraordinary Dividend please see section “—Taxes on income and capital gains from the ownership and disposition of Stellantis common shares and, if applicable, Stellantis special voting shares”, which will apply mutatis mutandis (whereby “Stellantis should be replaced by “FCA”) as the FCA Extraordinary Dividend is considered to be a benefit derived from the FCA common shares.
Dividend withholding tax in connection with implementation of the merger for holders of PSA ordinary shares
The exchange of PSA ordinary shares for Stellantis common shares pursuant to the merger will not be subject to Dutch dividend withholding tax.
Taxes on income and capital gains in connection with implementation of the merger for holders of PSA ordinary shares
Resident holders of PSA ordinary shares
A holder of PSA ordinary shares who is resident or deemed to be resident in the Netherlands for Dutch tax purposes is fully subject to Dutch income tax if he is an individual or fully subject to Dutch corporation tax if it is a corporate entity, or an entity, including an association, a partnership and a mutual fund, taxable as a corporate entity, as described in the summary below.
Individual holders of PSA ordinary shares deriving profits or deemed to be deriving profits from an enterprise
For an individual holder whose PSA ordinary shares are attributable to an enterprise from which such holder derives profits, whether as an entrepreneur (ondernemer) or pursuant to a co-entitlement to the net value of an enterprise (other than as an entrepreneur or a shareholder), the exchange of PSA ordinary shares for Stellantis common shares pursuant to the merger is considered to be a disposal of such holder’s PSA ordinary shares and will result in recognition of a capital gain or a capital loss. Such benefits are generally subject to Dutch income tax at progressive rates. As a consequence of Brexit and depending on the outcome of the Brexit negotiations, an individual holder of PSA ordinary shares may not be able to apply a roll-over facility for the capital gain. If a roll-over facility may be applied, the Stellantis common shares received as merger consideration must be reported in the balance sheet for Dutch tax purposes at the same tax book value as the divested shares in PSA. The roll-over facility does not apply to any cash consideration received.

Individual holders of PSA ordinary shares deriving benefits from miscellaneous activities
If an individual holder of PSA ordinary shares derives or is deemed to derive any benefits from PSA ordinary shares, that constitute benefits from miscellaneous activities (as outlined below) (resultaat uit overige werkzaamheden), the exchange of such holder’s PSA ordinary shares for Stellantis common shares pursuant to the merger is considered to be a disposal of such holder’s PSA ordinary shares, and will result in recognition of a capital gain or a capital loss. Such benefits are generally subject to Dutch income tax at progressive rates. As a consequence of Brexit and depending on the outcome of the Brexit negotiations, an individual holder of PSA ordinary shares may not be able to apply a roll-over facility for the capital gain. If the roll-over facility may be applied, the Stellantis common shares received as merger consideration must be reported in the balance sheet for Dutch tax purposes at the same tax book value as the divested shares in PSA. The roll-over facility does not apply to any cash consideration received.
An individual holder of PSA ordinary shares may, inter alia, derive, or be deemed to derive, benefits from PSA ordinary shares that are taxable as benefits from miscellaneous activities if such holder’s investment activities go beyond regular active portfolio management.
Other individual holders of PSA ordinary shares
If a holder of PSA ordinary shares is an individual whose situation has not been discussed before in this section “—Taxes on income and capital gains in connection with implementation of the merger for holders of PSA ordinary shares—Resident holders of PSA ordinary shares” benefits from such holder’s PSA ordinary shares will be taxed annually as a benefit from savings and investments (voordeel uit sparen en beleggen). Such benefit is deemed to be 1.79 to 5.28 percent per annum of the holder’s “yield basis” (rendementsgrondslag), generally to be determined at the beginning of the relevant year, to the extent that such yield basis exceeds the “exempt net asset amount” (heffingvrij vermogen) for the relevant year. The benefit is taxed at the rate of 30 percent. The value of the shares forms part of the holder’s yield basis. Under this rule, any capital gain or loss realized upon the exchange of PSA ordinary shares for Stellantis common shares is not as such subject to Dutch income tax.
Corporate holders of PSA ordinary shares
For a corporate holder of PSA ordinary shares, the disposal of such holder’s PSA ordinary shares in exchange for Stellantis common shares pursuant to the merger will result in recognition of a capital gain or a capital loss, except to the extent that the benefits are exempt under the participation exemption as set forth in the Dutch Corporation Tax Act 1969 (Wet op de vennootschapsbelasting 1969). If the participation exemption does not apply in respect of such holder’s PSA ordinary shares such holder may not, depending on the outcome of the Brexit negotiations as a consequence of Brexit, be able to apply a roll-over facility for the capital gain. If a roll-over facility may be applied, the Stellantis common shares received as merger consideration must be reported in the balance sheet for Dutch tax purposes at the same tax book value as the divested shares in PSA. The roll-over facility does not apply to any cash consideration received.
General
A holder of PSA ordinary shares will not be deemed to be resident in the Netherlands for Dutch tax purposes by reason only of the execution and/or enforcement of the Merger Deed.
Non-resident holders of PSA ordinary shares
Individuals
If a holder of PSA ordinary shares is an individual who is neither resident nor deemed to be resident in the Netherlands for purposes of Dutch income tax, he will not be subject to Dutch income tax in respect of the exchange of such holder’s PSA ordinary shares for Stellantis common shares pursuant to the merger, except if:
(i)he derives profits from an enterprise, whether as an entrepreneur or pursuant to a co-entitlement to the net value of such enterprise, other than as a shareholder, and such enterprise is carried on, in whole or in part, through a permanent establishment or a permanent representative in the Netherlands, and his PSA ordinary shares are attributable to such permanent establishment or permanent representative; or

(ii)he derives benefits or is deemed to derive benefits from or in connection with PSA ordinary shares that are taxable as benefits from miscellaneous activities performed in the Netherlands.
If a non-resident individual holder of PSA ordinary shares falls under the exception (i) or (ii), the disposal of such holder’s PSA ordinary shares in exchange for Stellantis common shares pursuant to the merger will result in recognition of a capital gain or a capital loss. In these two cases and provided that the Stellantis common shares received as merger consideration are attributable to such enterprise or such miscellaneous activities in the Netherlands, and depending on the outcome of the Brexit negotiations as a consequence of Brexit, such holder may not be able to apply a roll-over facility for the capital gain. If the roll-over facility may be applied, the Stellantis common shares received as merger consideration must be reported in the balance sheet for Dutch tax purposes at the same tax book value as the divested PSA ordinary shares. The roll-over facility does not apply to any cash consideration received.
Please refer to the above description of the circumstances under which the benefits derived from PSA ordinary shares may be taxable as benefits from miscellaneous activities, with such benefits being taxable in the Netherlands only if such activities are performed or deemed to be performed in the Netherlands.
Corporate entities
If a holder of PSA ordinary shares is a corporate entity, or an entity including an association, a partnership and a mutual fund, taxable as a corporate entity, which is neither resident, nor deemed to be resident in the Netherlands for purposes of Dutch corporation tax, it will not be subject to Dutch corporation tax in respect of the exchange of such holder’s PSA ordinary shares for Stellantis common shares pursuant to the merger, except if:
(i)it derives profits from an enterprise directly which is carried on, in whole or in part, through a permanent establishment or a permanent representative in the Netherlands, and to which permanent establishment or permanent representative its PSA ordinary shares are attributable; or
(ii)it derives profits pursuant to a co-entitlement to the net value of an enterprise which is managed in the Netherlands, other than as a holder of securities, and to which enterprise its PSA ordinary shares are attributable.
If a non-resident corporate holder of PSA ordinary shares falls under the exception (i) or (ii), the disposal of such holder’s PSA ordinary shares in exchange for Stellantis common shares pursuant to the merger will result in recognition of a capital gain or a capital loss. In these two cases and provided that the Stellantis common shares received as merger consideration are attributable to such enterprise or such co-entitlement in the Netherlands, and depending on the outcome of the Brexit negotiations as a consequence of Brexit, such holder may not be able to apply a roll-over facility for the capital gain. If a roll-over facility may be applied, the Stellantis common shares received as merger consideration must be reported in the balance sheet for Dutch tax purposes at the same tax book value as the divested shares in PSA. The roll-over facility does not apply to any cash consideration received.
General
If a holder of PSA ordinary shares is neither resident nor deemed to be resident in the Netherlands, such holder will for Dutch tax purposes not carry on or be deemed to carry on an enterprise, in whole or in part, through a permanent establishment or a permanent representative in the Netherlands by reason only of the execution and/or enforcement of the Merger Deed.
Taxes on income and capital gains from the ownership and disposition of Stellantis common shares and, if applicable, Stellantis special voting shares
Resident holders of Stellantis common shares and, if applicable, Stellantis special voting shares
A holder of Stellantis common shares and, if applicable, Stellantis special voting shares who is resident or deemed to be resident in the Netherlands for Dutch tax purposes is fully subject to Dutch income tax if he is an individual or fully subject to Dutch corporation tax if it is a corporate entity, or an entity, including an association, a partnership and a mutual fund, taxable as a corporate entity, as described in the summary below.

Individuals deriving profits or deemed to be deriving profits from an enterprise
Any benefits derived or deemed to be derived from or in connection with Stellantis common shares and, if applicable, Stellantis special voting shares that are attributable to an enterprise from which an individual derives profits, whether as an entrepreneur or pursuant to a co-entitlement to the net value of an enterprise, other than as a shareholder, are generally subject to Dutch income tax at progressive rates.
Individuals deriving benefits from miscellaneous activities
Any benefits derived or deemed to be derived from or in connection with Stellantis common shares and, if applicable, Stellantis special voting shares that constitute benefits from miscellaneous activities by an individual are generally subject to Dutch income tax at progressive rates.
An individual may, inter alia, derive, or be deemed to derive, benefits from or in connection with Stellantis common shares and, if applicable, Stellantis special voting shares that are taxable as benefits from miscellaneous activities if his investment activities go beyond regular active portfolio management.
Other individuals
If a holder of Stellantis common shares and, if applicable, Stellantis special voting shares is an individual whose situation has not been discussed before in this section “—Taxes on income and capital gains from the ownership and disposition of Stellantis common shares and, if applicable, Stellantis special voting shares—Resident holders of Stellantis common shares and, if applicable, Stellantis special voting shares”, the value of his Stellantis common shares and, if applicable, Stellantis special voting shares forms part of the yield basis for purposes of tax on benefits from savings and investments. A deemed benefit, which is determined on the basis of progressive rates starting from 1.79 percent up to 5.28 percent per annum of this yield basis, is taxed at the rate of 30 percent. Actual benefits derived from or in connection with his Stellantis common shares and, if applicable, Stellantis special voting shares are not subject to Dutch income tax.
Corporate entities
Any benefits derived or deemed to be derived from or in connection with Stellantis common shares and, if applicable, Stellantis special voting shares that are held by a corporate entity, or an entity, including an association, a partnership and a mutual fund, taxable as a corporate entity, are generally subject to Dutch corporation tax, except to the extent that the benefits are exempt under the participation exemption as set forth in the Dutch Corporation Tax Act 1969 (Wet op de vennootschapsbelasting 1969).
Non-resident holders of Stellantis common shares and, if applicable, Stellantis special voting shares
Individuals
If a holder of Stellantis common shares and, if applicable, Stellantis special voting shares is an individual who is neither resident nor deemed to be resident in the Netherlands for purposes of Dutch income tax, he will not be subject to Dutch income tax in respect of any benefits derived or deemed to be derived from or in connection with Stellantis common shares and, if applicable, Stellantis special voting shares, except if:
(i)he derives profits from an enterprise, whether as an entrepreneur or pursuant to a co-entitlement to the net value of such enterprise, other than as a shareholder, and such enterprise is carried on, in whole or in part, through a permanent establishment or a permanent representative in the Netherlands, and his Stellantis common shares and, if applicable, Stellantis special voting shares are attributable to such permanent establishment or permanent representative; or
(ii)he derives benefits or is deemed to derive benefits from or in connection with Stellantis common shares and, if applicable, Stellantis special voting shares that are taxable as benefits from miscellaneous activities performed in the Netherlands.

Corporate entities
If a holder of Stellantis common shares and, if applicable, Stellantis special voting shares is a corporate entity, or an entity including an association, a partnership and a mutual fund, taxable as a corporate entity, which is neither resident, nor deemed to be resident in the Netherlands for purposes of Dutch corporation tax, it will not be subject to Dutch corporation tax in respect of any benefits derived or deemed to be derived from or in connection with Stellantis common shares and, if applicable, Stellantis special voting shares, except if:
(i)it derives profits from an enterprise directly which is carried on, in whole or in part, through a permanent establishment or a permanent representative in the Netherlands, and to which permanent establishment or permanent representative its Stellantis common shares and, if applicable, Stellantis special voting shares are attributable; or
(ii)it derives profits pursuant to a co-entitlement to the net value of an enterprise which is managed in the Netherlands, other than as a holder of securities, and to which enterprise its Stellantis common shares and, if applicable, Stellantis special voting shares are attributable.
Dividend withholding tax in connection with the receipt of Stellantis special voting shares
The issuance of Stellantis special voting shares to shareholders who request that all or some of the number of their Stellantis common shares be registered on the Loyalty Register, is not subject to Dutch dividend withholding tax to the extent the par value of the special voting shares is paid out of capital that is recognized as contributed capital for Dutch dividend withholding tax purposes. For that purpose Stellantis intends to use a special capital reserve, formed out of the recognized share premium reserve to pay up the special voting shares.
Dividend withholding tax in connection with the disposal of Stellantis special voting shares
The disposal of the Stellantis special voting shares for no consideration is not subject to Dutch dividend withholding tax.
Dividend withholding tax after implementation of the merger
General
Stellantis is generally required to withhold Dutch dividend withholding tax at a rate of 15 percent from dividends distributed by it, subject to possible relief under Dutch domestic law, the Treaty on the Functioning of the European Union or an applicable Dutch income tax treaty depending on the tax position of a particular holder of Stellantis common shares and, if applicable, Stellantis special voting shares individual circumstances.
The concept “dividends distributed by Stellantis” as used in this Dutch taxation paragraph includes, but is not limited to, the following:
•distributions in cash or in kind, deemed and constructive distributions and repayments of capital not recognized as paid-in for Dutch dividend withholding tax purposes;
•liquidation proceeds and proceeds of repurchase or redemption of Stellantis common shares and, if applicable, Stellantis special voting shares in excess of the average capital recognized as paid-in for Dutch dividend withholding tax purposes in respect of such class of shares;
•the par value of Stellantis common shares and, if applicable, Stellantis special voting shares issued by Stellantis (other than as mentioned above) to a holder of Stellantis common shares or an increase of the par value of Stellantis common shares and, if applicable, Stellantis special voting shares, as the case may be, to the extent that it does not appear that a contribution, recognized for Dutch dividend withholding tax purposes, has been made or will be made; and

•partial repayment of capital, recognized as paid-in for Dutch dividend withholding tax purposes, if and to the extent that there are net profits, unless (a) Stellantis general meeting has resolved in advance to make such repayment and (b) the par value of the Stellantis common shares and, if applicable, Stellantis special voting shares concerned has been reduced by an equal amount by way of an amendment to Stellantis Articles of Association.
Gift and inheritance taxes after implementation of the merger
No Dutch gift tax or Dutch inheritance tax will arise with respect to an acquisition or deemed acquisition of Stellantis common shares and, if applicable, Stellantis special voting shares by way of gift by, or upon the death of, a holder of Stellantis common shares and, if applicable, Stellantis special voting shares who is neither resident nor deemed to be resident in the Netherlands for purposes of Dutch gift tax or Dutch inheritance tax except if, in the event of a gift whilst not being a resident nor being a deemed resident in the Netherlands for purposes of Dutch gift tax or Dutch inheritance tax, the holder of Stellantis common shares and, if applicable, Stellantis special voting shares becomes a resident or a deemed resident in the Netherlands and dies within 180 days after the date of the gift.
For purposes of Dutch gift tax and Dutch inheritance tax, a gift of Stellantis common shares and, if applicable, Stellantis special voting shares made under a condition precedent is deemed to be made at the time the condition precedent is satisfied.
For example, and without being exhaustive, an individual who has the Dutch nationality is deemed to be resident in the Netherlands at the time of his death or the making of the gift, if he resided in the Netherlands at any time during a period of ten years preceding the time of his death or the time of the gift. In addition, as a further example, and without being exhaustive, any individual who has been resident in the Netherlands and who has made a gift within a period of one year after he has taken up his residence outside the Netherlands is deemed to be resident in the Netherlands at the time of the gift.
Registration taxes and duties
No Dutch registration tax, transfer tax, stamp duty or any other similar documentary tax or duty is payable in the Netherlands in respect of or in connection with the transfer of Stellantis common shares and, if applicable, Stellantis special voting shares.
Material United Kingdom Tax Consequences
General
The following summary describes the material United Kingdom tax consequences of (i) the FCA Extraordinary Dividend, (ii) the merger and (iii) the ownership after the closing of the merger of Stellantis common shares and special voting shares by shareholders who are resident (and, in the case of individuals, domiciled) in (and only in) the United Kingdom for United Kingdom tax purposes and who are the beneficial owners of shares and who have neither lent nor borrowed their shares (“U.K. Shareholders”). Shareholders that do not meet all of these criteria should consult their own tax advisors. This summary is based on existing United Kingdom tax law and our understanding of the practice of Her Majesty’s Revenue and Customs (“HMRC”), as well as applicable tax treaties, as of the date of this prospectus. Legislative, administrative or judicial changes may modify the tax consequences described in this summary, possibly with retroactive effect. Furthermore, we can provide no assurance that the tax consequences contained in this summary will not be challenged by HMRC or will be sustained by a United Kingdom court if they were to be challenged.

The following summary does not constitute tax advice. The following summary relates only to the material consequences of the United Kingdom taxation treatment of U.K. Shareholders (except where express reference is made to the treatment of non-U.K. residents). It may not apply to certain U.K. Shareholders, such as traders, broker-dealers, dealers in securities, intermediaries, insurance companies, collective investment schemes, pension funds, charities, shareholders who have (or are deemed to have) acquired their shares by virtue of an office or employment or shareholders who own ten percent or more of the issued share capital of PSA or Stellantis (including in certain circumstances, shares comprised in a settlement of which the shareholder is a settlor and shares held by a connected person as well as shares transferred by a shareholder pursuant to a repurchase or stock lending arrangement). Such persons may be subject to special rules. The following statements may not apply where Stellantis offers scrip dividends in lieu of cash. Shareholders should consult their own tax advisors about the United Kingdom tax consequences (and the tax consequences under the laws of other relevant jurisdictions), which may arise as a result of the merger and as a result of the acquisition, ownership and disposition of Stellantis common shares and special voting shares in the future.
The discussion included in the section “—Material U.K. tax consequences of the merger” represents the opinion of Sullivan & Cromwell LLP, acting as counsel to FCA.
Material U.K. tax consequences of the FCA Extraordinary Dividend
FCA Extraordinary Dividend
Withholding
No amount will be required to be withheld from the FCA Extraordinary Dividend on account of United Kingdom income tax.
Individual U.K. Shareholders
Dividends received by individual U.K. Shareholders of FCA common shares as pro rata shares of the FCA Extraordinary Dividend will be subject to U.K. income tax. The dividend is taxable in the tax year when the dividend is payable if FCA is resident in the U.K. for tax purposes at that time or otherwise when paid (if different). The tax is charged on the gross amount (translated into sterling at the spot rate when the dividend is payable or paid, as the case may be) of any dividend paid (the “gross dividend”).
U.K. Shareholders who are within the charge to U.K. income tax will pay no tax on their cumulative dividend income in a tax year up to an allowance of £2,000. The rates of income tax on dividends received above the dividend allowance are currently (i) 7.5 percent for basic rate taxpayers; (ii) 32.5 percent for higher rate taxpayers; and (iii) 38.1 percent for additional rate taxpayers. Dividend income that is within the dividend allowance counts towards an individual’s basic or higher rate limits and will therefore affect the rate of tax that is due on any dividend income in excess of the annual dividend allowance. In calculating into which tax band any dividend income over the £2,000 allowance falls, savings and dividend income are treated as the highest part of an individual’s income. Where an individual has both savings and dividend income, the dividend income is treated as the top slice.
Corporate U.K. Shareholders
U.K. Shareholders of FCA common shares who are within the charge to U.K. corporation tax will be subject to U.K. corporation tax on dividends received on the FCA common shares as pro rata shares of the FCA Extraordinary Dividend unless certain conditions for exemption are satisfied. The exemption is of wide application and those U.K. Shareholders will therefore ordinarily not be subject to U.K. corporation tax on the dividends received on the FCA common shares. U.K. Shareholders within the charge to corporation tax should consult their own professional advisors in relation to the implications of the legislation.

Non-U.K.-resident shareholders
A shareholder of FCA common shares that is not resident in the U.K. for U.K. tax purposes will not be liable to account for income or corporation tax in the U.K. on a dividend paid on the shares as a pro rata share of the FCA Extraordinary Dividend unless the shareholder carries on a trade (or profession or vocation) in the U.K. and the dividend is either a receipt of that trade or, in the case of corporation tax, the shares are held by or for a U.K. permanent establishment through which the trade is carried on (unless the trade is carried on through an agent of independent status, such as, if certain conditions are met, an independent broker or investment manager).
A shareholder of FCA common shares that is resident outside the United Kingdom for tax purposes should consult their own tax advisor as to their tax position on a dividend received from FCA as a pro rata share of the FCA Extraordinary Dividend.
Material U.K. tax consequences of the merger
Chargeable gains
Subject to the comments below, the receipt of Stellantis common shares by a U.K. Shareholder of PSA ordinary shares pursuant to the merger should be treated as a scheme of reconstruction for the purposes of capital gains tax or corporation tax on chargeable gains (“CGT”). On that basis, a U.K. Shareholder of PSA ordinary shares should not be treated as making a disposal of their PSA ordinary shares and, therefore, no liability to CGT should arise in respect of the receipt of Stellantis common shares by a U.K. Shareholder of PSA ordinary shares pursuant to the merger. For the purposes of CGT, the Stellantis common shares received by a U.K. Shareholder of PSA ordinary shares should be treated as the same asset, acquired at the same time and for the same amount, as the PSA ordinary shares in respect of which they are issued.
If the “rollover” treatment described above is not available, U.K. Shareholders of PSA ordinary shares will be treated as having made a full disposal of their PSA ordinary shares and may, depending on each shareholder’s personal circumstances, be liable to pay CGT.
Under section 137 of the Taxation of Chargeable Gains Act 1992 (“TCGA”), any U.K. Shareholder of PSA ordinary shares who holds (either alone or together with other persons connected with them) more than five percent of, or of any class of, shares in or debentures of PSA will not receive the “rollover” treatment described above if the merger has not been effected for bona fide commercial reasons or if it forms part of a scheme or arrangement of which the main purpose, or one of the main purposes, is the avoidance of liability to CGT. It is possible to apply for statutory clearance from HMRC under section 138 of the TCGA confirming that this anti-avoidance provision does not apply. No application for clearance has been made to HMRC under section 138 of the TCGA in respect of the receipt of Stellantis common shares pursuant to the merger.
The proceeds of the sale (i.e., cash received) of aggregated Stellantis common shares representing the fractional entitlements of PSA shareholders to Stellantis common shares pursuant to the merger will be paid to the PSA shareholders in proportion to each shareholder’s fractional entitlement. The receipt by a U.K. Shareholder of PSA ordinary shares of their portion of the cash proceeds is expected to be treated as a “small” capital distribution to that shareholder, in which case the proceeds will not give rise to immediate taxation, but instead will reduce the base cost of the relevant holding of Stellantis common shares used to compute any chargeable gain or allowable loss on a subsequent disposal, unless those proceeds are greater than the base cost of the relevant holding of PSA ordinary shares.
U.K. stamp duty and U.K. stamp duty reserve tax (“SDRT”)
No liability to U.K. stamp duty or SDRT should arise on the issue of the Stellantis common shares pursuant to the merger.

Material U.K. tax consequences of holding or disposing of Stellantis common shares
Dividends
Withholding
No amount will be required to be withheld from payments of dividends on Stellantis common shares on account of United Kingdom income tax.
Individual U.K. Shareholders
Dividends received by individual U.K. Shareholders of Stellantis common shares will be subject to U.K. income tax.
The following three paragraphs assume that at the time the dividend is paid Stellantis is not considered to be a resident of the United Kingdom for purposes of the tax treaty concluded between the Netherlands and the United Kingdom (the “Netherlands-U.K. tax treaty”) but is exclusively tax resident in the Netherlands.
The dividend is taxable in the tax year when the dividend is paid. The tax is charged on the gross amount (translated into sterling at the spot rate when the dividend is paid) of any dividend paid (the “gross dividend”). A U.K. Shareholder must include any foreign tax withheld from the dividend payment in the gross dividend even though the shareholder does not in fact receive it.
Subject to certain limitations, any non-U.K. tax withheld and paid over to a non-U.K. taxing authority will be eligible for credit against a U.K. Shareholder’s U.K. tax liability on the same dividend income except to the extent that a refund of some or all of the tax withheld is available under non-U.K. tax law or under an applicable tax treaty to the shareholder or a connected person. As set out above, Stellantis is generally required to withhold Dutch dividend withholding tax at a rate of 15 percent from dividends distributed by it, subject to the possible reliefs mentioned above. Pursuant to the Netherlands-U.K. tax treaty, the U.K. grants a tax credit for withholding levied by the Netherlands on dividends. Should there be any tax withheld in the Netherlands, the amount of the tax credit would be limited to the amount of the Dutch withholding tax payable on the assumption that any relief available under the Netherlands-U.K. tax treaty is claimed (which would, generally, reduce withholding to ten percent of the gross amount of the dividends), to the extent that that amount does not exceed the amount of U.K. tax due with respect to the same dividend. U.K. Shareholders may have to comply with certain formal requirements in order to obtain relief under the Netherlands-U.K. tax treaty. U.K. Shareholders should consult their tax advisors with respect to the formal requirements they would need to comply with in order to obtain such a reduction.
If a refund becomes available after the U.K. Shareholder has submitted their tax return, the U.K. Shareholder will be required to notify HMRC and will lose the credit to the extent of the refund.
U.K. Shareholders who are within the charge to U.K. income tax will pay no tax on their cumulative dividend income in a tax year up to an allowance of £2,000. The rates of income tax on dividends received above the dividend allowance are currently (i) 7.5 percent for basic rate taxpayers; (ii) 32.5 percent for higher rate taxpayers; and (iii) 38.1 percent for additional rate taxpayers. Dividend income that is within the dividend allowance counts towards an individual’s basic or higher rate limits and will therefore affect the rate of tax that is due on any dividend income in excess of the annual dividend allowance. In calculating into which tax band any dividend income over the £2,000 allowance falls, savings and dividend income are treated as the highest part of an individual’s income. Where an individual has both savings and dividend income, the dividend income is treated as the top slice.
Corporate U.K. Shareholders
U.K. Shareholders of Stellantis common shares who are within the charge to U.K. corporation tax will be subject to U.K. corporation tax on any dividends on the Stellantis common shares unless certain conditions for exemption are satisfied. The exemption is of wide application and those U.K. Shareholders will therefore ordinarily not be subject to U.K. corporation tax on the dividends received on the Stellantis common shares. Where a U.K. Shareholder benefits from exemption, no credit will be available for any non-U.K. tax withheld and paid over to a non-U.K. taxing authority. U.K. Shareholders within the charge to corporation tax should consult their own professional advisors in relation to the implications of the legislation.

Non-U.K.-resident shareholders
A shareholder of Stellantis common shares that is not resident in the U.K. for U.K. tax purposes will not be liable to account for income or corporation tax in the U.K. on dividends paid on the shares unless the shareholder carries on a trade (or profession or vocation) in the U.K. and the dividends are either a receipt of that trade or, in the case of corporation tax, the shares are held by or for a U.K. permanent establishment through which the trade is carried on (unless the trade is carried on through an agent of independent status, such as, if certain conditions are met, an independent broker or investment manager).
A shareholder of Stellantis common shares that is resident outside the United Kingdom for tax purposes should consult their own tax advisor as to their tax position on dividends received from Stellantis.
Chargeable gains
U.K. Shareholders
A disposal or deemed disposal of Stellantis common shares by a U.K. Shareholder may, depending on the U.K. Shareholder’s particular circumstances and subject to any available exemption or relief, give rise to a chargeable gain or allowable loss for the purposes of CGT.
Individuals who are temporarily non-resident in the U.K. may, in certain circumstances, be subject to capital gains tax in respect of gains realized on a disposal of Shares during their period of non-residence.
Non-U.K.-resident shareholders
A disposal of Stellantis common shares by a shareholder that is not resident in the United Kingdom for tax purposes but that carries on a trade, profession or vocation in the United Kingdom through a branch, agency or permanent establishment (excluding an agent of independent status such as, if certain conditions are met, an independent broker or investment manager) and has used, held or acquired Stellantis common shares for the purposes of that trade, profession or vocation or that branch, agency or permanent establishment may, depending on individual circumstances, give rise to a chargeable gain or allowable loss.
U.K. stamp duty and U.K. SDRT
Stellantis will not maintain any share register in the U.K. and, accordingly, (i) U.K. stamp duty will not be payable in connection with a transfer of common shares, provided that the instrument of transfer is executed and retained outside the U.K. and no other action is taken in the U.K. by the transferor or transferee, and (ii) no U.K. SDRT will be payable in respect of any agreement to transfer Stellantis common shares.
Material U.K. tax consequences of participating in the loyalty voting structure
NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE RECEIPT, OWNERSHIP OR DISPOSAL OF SPECIAL VOTING SHARES SHOULD BE TREATED FOR U.K. TAX PURPOSES AND AS A RESULT THE U.K. TAX CONSEQUENCES ARE UNCERTAIN. ACCORDINGLY, WE URGE U.K. SHAREHOLDERS TO CONSULT THEIR TAX ADVISORS AS TO THE TAX CONSEQUENCES OF THE RECEIPT, OWNERSHIP AND DISPOSAL OF SPECIAL VOTING SHARES.
Receipt of Special Voting Shares
The receipt of special voting shares is expected to be treated as a capital distribution of “small” value in respect of the relevant Stellantis common shares held on the Loyalty Register. On that basis, a U.K. Shareholder should not be treated as making a taxable part-disposal of their common shares. Rather, it should attribute base cost to special voting shares equal to the fair market value of the special voting shares at the time of issue and the base cost in the common shares should be reduced by the same amount. FCA and PSA believe and intend to take the position that the value of each special voting share is minimal.

Ownership of Special Voting Shares
U.K. Shareholders of special voting shares should not have to recognize income in respect of any amounts transferred to the special voting shares dividend reserve but not paid out as dividends in respect of the special voting shares.
Disposal of Special Voting Shares
A U.K. Shareholder that has their special voting shares redeemed for zero consideration after removing their shares from the Loyalty Register should recognize a loss accordingly; the loss may be allowable. On the basis that the value of each special voting share is minimal, however, the amount of the loss should be minimal.
Stamp duty and stamp duty reserve tax
Stellantis will not maintain any share register in the U.K. and, accordingly, no liability to U.K. stamp duty or SDRT will arise to shareholders on the issue or repurchase of special voting shares.
EACH SHAREHOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES THAT MAY APPLY TO SUCH SHAREHOLDER.
Material Italian Tax Consequences
This section describes the material Italian tax consequences of the FCA Extraordinary Dividend, the exchange of PSA ordinary shares into Stellantis common shares pursuant to the merger and the material Italian income tax consequences of the ownership and disposal of Stellantis common shares and Stellantis special voting shares. It does not purport to describe every aspect of Italian taxation that may be relevant to a particular holder of shares in FCA, PSA or Stellantis in special circumstances or who is subject to special treatment under applicable law and, in particular, does not discuss the treatment of shares that are held in connection with a permanent establishment or a fixed base through which a non-Italian resident shareholder carries on business or performs personal services in Italy.
Where in this summary English terms and expressions are used to refer to Italian concepts, the meaning to be attributed to such terms and expressions will be the meaning attributed to the equivalent Italian concepts under Italian tax law. This summary assumes that FCA, PSA and Stellantis are organized and that their respective business will be conducted in the manner outlined in this prospectus. A change to the organizational structure or to the manner in which FCA, PSA or Stellantis conduct their business may invalidate the contents of this summary, which will not be updated to reflect any such change.

For the purposes of this section, an “Italian Holder” is a beneficial owner of FCA common shares, PSA ordinary shares or the Stellantis common shares that is:
•an Italian resident individual, or
•an Italian resident corporation.
This section does not address the Italian tax consequences for a holder of FCA common shares, PSA ordinary shares or Stellantis common shares who is subject to special regimes, including:
•non-profit organizations, foundations and associations that are not liable or subject to tax;
•Italian business partnerships and assimilated entities (e.g., “società in nome collettivo”, “società in accomandita semplice”);
•Italian nonbusiness partnerships (e.g., “società semplici”);
•individuals holding the shares in connection with the exercise of a business activity (sole proprietors); or
•Italian real estate investment funds (fondi comuni di investimento immobiliare) and Italian real estate SICAFs (società di investimento a capitale fisso immobiliari).
In addition, where specified, this section also applies to Italian pension funds, Italian investment funds (fondi comuni di investimento mobiliare), società di investimento a capitale variabile (SICAVs) and società di investimento a capital fisso (SICAFs) other than real estate SICAFs.
For the purposes of this section, a “Non-Italian Holder” means a beneficial owner of FCA common shares, PSA ordinary shares or Stellantis common shares that is neither an Italian Holder nor a permanent establishment or a fixed base through which a non-Italian resident shareholder carries on business or performs personal services in Italy nor a foreign partnership.
The analysis included in this section is limited to Italian Holders and Non-Italian Holders who directly hold shares that are not substantial shareholdings as defined under Article 67(1)(c) and (c-bis) of Decree No. 917 of December 22, 1986 (the Italian consolidated income tax act – “ITA”) (partecipazioni non qualificate), i.e., equity participations that represent, and have represented in any 12-month period preceding each disposal: (i) a percentage of voting rights in the ordinary shareholders’ meeting not greater than two percent (which applies to listed companies such as FCA, PSA and Stellantis), or (ii) a participation in the share capital of the company not greater than five percent (which applies to listed companies such as FCA, PSA and Stellantis). Italian individual shareholders and Non-Italian Holders who hold substantial shareholdings pursuant to Article 67(1)(c) of ITA (partecipazioni qualificate) should consult their own tax advisors as to the tax consequences of the purchase, ownership and disposal of Stellantis common shares.
This section is based upon tax laws and applicable tax treaties and what is understood to be the practice in Italy in effect on the date of this prospectus which may be subject to changes in the future, even on a retroactive basis. Any such change may invalidate the contents of this section, which will not be updated to reflect such change. Italian Holders and Non-Italian Holders should consult their own tax advisors as to the tax consequences of the purchase, ownership and disposal of PSA ordinary shares or Stellantis common shares in their particular circumstances. The discussion below under “—Tax Consequences of the Merger” represents the opinion of Maisto e Associati, acting as counsel to FCA.

Tax Consequences of the FCA Extraordinary Dividend
The tax consequences for the Italian Holders of the receipt of the FCA Extraordinary Dividend declared prior to the merger depends on the qualification of the amounts distributed from an Italian tax perspective as either dividends or return of equity. Conversely, the FCA Extraordinary Dividend will not trigger any taxable event for Italian income tax purposes for Non-Italian Holders.
Under Article 47(1) ITA, regardless of what the shareholders’ meeting has resolved, current year profits and retained earnings are deemed to be distributed first (except for any portion of such retained earnings earmarked to a tax-deferred reserve or non-distributable reserves) and represent dividends. For Italian Holders, amounts treated as dividends are subject substantially to the same tax regime as described in “Taxes on Income and Capital Gains from the Ownership and Disposition of Stellantis Common Shares—Italian Holders—Taxation of Dividends”.
Subject to the profits distribution priority rule described above, amounts received as distributions out of other types of reserves (such as, for instance, reserves or other funds formed with share premiums or equity, other than share capital, contributions; “Equity Reserves”) reduce the holders’ tax basis in their common shares correspondingly. Distributions out of Equity Reserves that are in excess of Italian Holders’ tax basis in their common shares are treated as:
•dividends for tax purposes if the Italian Holder is an individual (see “—Taxes on Income and Capital Gains from the Ownership and Disposition of Stellantis Common Shares—Italian Holders—Taxation of Dividends”). If there is an Italian-based financial intermediary involved acting as withholding agent, the Italian Holder will communicate its tax basis in the common shares to such withholding agent;
•capital gains for tax purposes if the Italian Holder is a corporation (see “—Taxes on Income and Capital Gains from the Ownership and Disposition of Stellantis Common Shares—Italian Holders—Taxation of Capital Gains”).
Tax Consequences of the Merger
Because the merger will fall within the scope of Directive (EU) 2017/1132 of the European Parliament and of the Council of June 14, 2017 (as implemented under French and Dutch corporate legislation, respectively), it will be in principle tax-free (tax neutral) for tax purposes with respect to the permanent establishment in Italy of FCA. Under Italian tax law, while a cross-border merger is tax-free (tax neutral) with respect to the assets and the liabilities of the companies involved in the merger that remain connected with a permanent establishment in Italy, it triggers the realization, at their fair market value, of the assets and liabilities that do not remain effectively connected to an Italian permanent establishment. Because following the merger Stellantis will maintain a permanent establishment in Italy to which all the (former) FCA’s assets, functions and liabilities, including shareholdings in other companies and tax-deferred reserves, will remain effectively connected, the merger will be tax neutral for FCA for Italian income tax purposes. The existing Italian fiscal unit headed by FCA’s Italian permanent establishment will continue after the merger.
For Italian income tax purposes, the merger will not trigger any taxable event for the Italian Holders of FCA common shares or PSA ordinary shares (other than in respect of fractional shares as described below). Stellantis common shares received by the Italian Holders of PSA ordinary shares upon the merger will have the same aggregate tax basis as the PSA ordinary shares held by such Italian Holders before the merger. The merger will not trigger any taxable event for the Non-Italian Holders of FCA common shares or PSA ordinary shares.
The Italian Holders’ receipt of cash in lieu of fractional shares should give rise to taxable income for Italian tax purposes. Such Italian Holders should recognize income (dividend or capital gain depending on the nature of the Italian Holder) or loss measured by the difference between the cash received for the fractional share and their tax basis in that fractional share.

Taxes on Income and Capital Gains from the Ownership and Disposition of Stellantis Common Shares and Special Voting Shares
This section describes the material Italian tax consequences of the ownership and transfer of Stellantis common shares and special voting shares. The following description is not intended to be a comprehensive description of all the tax considerations that may be relevant to a decision to own or dispose of the Stellantis common shares.
Italian Holders
Taxation of Dividends
The information provided in this subsection summarizes only the Italian tax regime applicable to the distributions by Stellantis, other than in case of reduction of share capital, withdrawal, redemption or liquidation, of amounts that are paid out of current year profits or retained earnings. Holders of Stellantis common shares should consult their own tax advisors as to the tax consequences, in their own particular circumstances, of Stellantis’s distributions of other equity reserves (riserve di capitale), reduction of share capital, withdrawal, redemption or liquidation.
Under Italian income tax laws, dividends paid by Stellantis to Italian Holders who are individuals are generally subject to a 26 percent tax withholding tax levied by financial intermediaries that intervene in the collection / crediting of the dividends. In this case, the Italian-based withholding agent applies the Italian tax on the amount of the dividend net of foreign withholding taxes, if any. This would be the case for those Italian individual shareholders who hold their Stellantis common shares through Monte Titoli. Italian Holders that are individuals and hold their shares outside the Monte Titoli system generally must self-assess and pay the 26 percent tax in their own income tax return, unless there is another Italian-based financial intermediary that intervenes in the collection/crediting of the dividends and is responsible for levying the withholding tax.
If the Italian Holders (a) have entrusted the management of the Stellantis common shares to an authorized intermediary under a discretionary asset management contract, and (b) have elected into the discretionary investment portfolio regime (risparmio gestito) under Article 7 of Legislative Decree No. 461 of November 21, 1997 (“Decree 461”), the dividends are included in the annual accrued management result (risultato maturato annuo di gestione), which is subject to 26 percent substitute tax.
No foreign tax credit can be claimed by Italian Holders who are individuals in relation to taxes paid abroad upon distributions of dividends by Stellantis.
Under Italian income tax laws, dividends paid by Stellantis to Italian Holders that are corporations are not subject to any Italian withholding tax. Italian Holders that are corporations benefit from a 95 percent exclusion on dividends under Article 89 ITA. The remaining five percent of the dividends are included in the taxable business income of such Italian Holders and is subject to Corporate Income Tax (“IRES”) in Italy, which is currently levied at 24 percent. Banks and certain financial intermediaries are subject to a 3.5 percent IRES surtax. In addition, under Article 1(716-718) of Law No. 160 of December 27, 2019, a new IRES surtax may apply for fiscal years 2019 to 2021 to companies that have been granted public licenses (concessioni) to operate and manage highways, airports, harbors, and railroad.
However, for Italian Holders that are corporations, dividends are fully subject to IRES in the following circumstances:
(i)Dividends are paid to corporations that draft their financial statements according to IAS/IFRS international accounting standards in relation to Stellantis common shares qualifying as financial assets held for trading for the purposes of Article 89(2-bis) ITA (the qualification of a financial asset as “held for trading” will be analyzed according to Ministerial Decree of January 10, 2018); or

(ii)Dividends are paid out of profits deriving from companies or entities resident for tax purposes in states or territories having a preferential tax regime as identified pursuant to Article 47-bis ITA that do not meet the condition under Article 47-bis(2)(a) ITA (for these purposes, profits are considered as “deriving from” companies resident in states or territories with a preferential tax regime if the profits relate either to the direct holding of shares in these companies or to participations that grant control, whether direct or indirect (and including de facto control), over companies resident outside of Italy that in turn receive dividends from companies resident in states or territories having a preferential tax regime). Tax regimes available in other EU member states (or states that are party to the Agreement on the European Economic Area and that exchange information with Italy) can never be preferential tax regimes for these purposes; or
(iii)Dividends are paid in relation to Stellantis common shares acquired through repurchase transactions, stock lending and similar transactions, unless the beneficial owner of such dividends would have benefited from the 95 percent exemption described above.
Subject to certain conditions, foreign taxes for Italian Holders that are corporations are allowed as a credit against IRES in proportion to the amount of the dividends included in the IRES taxable base.
For certain companies operating in the financial sector and subject to certain conditions, dividends paid by Stellantis will also be included in the taxable base for the regional tax on productive activities (Imposta regionale sulle attività produttive, “IRAP”).
Dividends paid to Italian pension funds (applying the tax regime under Article 17 of Legislative Decree No. 252 of December 5, 2005) are not subject to withholding taxation, but they must be included in the result of the relevant portfolio accrued at the end of the tax year, which is subject to a 20 percent substitute tax. Subject to certain conditions (including minimum holding period requirement) and limitations, an exemption is granted with respect to dividends and other income from Stellantis common shares that qualify as medium and long-term investments under Article 1(89-92) of Law No. 232 of December 11, 2016 (as subsequently amended) to the extent that investment in the Stellantis common shares (and other qualifying shares or units in undertakings for collective investment investing mainly in qualifying shares) represent no more than ten percent of the gross asset value of the pension fund for the previous year.
Dividends paid to Italian investment funds, SICAVs and SICAFs are subject to neither withholding taxation nor taxation at the level of the fund, the SICAV or the SICAF. A withholding tax may apply in certain circumstances at the rate of 26 percent on distributions made by the fund, the SICAV or the SICAF.
Taxation of Capital Gains
Italian Holders who are individuals and who sell or otherwise dispose of their Stellantis common shares will recognize capital gain or loss. Capital gains are subject to a 26 percent substitute tax (“CGT”). The Italian Holder may opt for any of the following three tax regimes:
(a)Tax return regime (regime della dichiarazione). Under this regime, capital gains and capital losses realized during the tax year must be reported in the income tax return. CGT is computed on capital gains net of capital losses and must be paid by the deadline for paying the balance of the annual income tax. Capital losses in excess of capital gains may be carried forward and offset against capital gains realized in any of the four following tax years. This regime is the default regime if the Italian Holder does not elect into any of the two alternative regimes described in (b) and (c) below.

(b)Nondiscretionary investment portfolio regime (regime del risparmio amministrato) (optional). Under this regime, CGT is applied separately on capital gains realized on each transfer of Stellantis common shares. This regime is allowed subject to (x) the Stellantis common shares being managed or in custody with Italian banks, broker-dealers (società di intermediazione mobiliare) or certain other authorized financial intermediaries; and (y) an express election for the nondiscretionary investment portfolio regime being made in writing in due time by the relevant holder. Under this regime, the financial intermediary is responsible for accounting for and paying (on behalf of the taxpayer) CGT in respect of capital gains realized on each transfer of the common shares (as well as in respect of capital gains realized at termination of the intermediary’s mandate), net of any relevant capital losses. Capital losses may be carried forward and offset against capital gains realized within the same relationship of deposit in the same tax year or in the following tax years up to the fourth. Under this regime, the holder is not required to report capital gains in the annual income tax return.
(c)Discretionary investment portfolio regime (regime del risparmio gestito) (optional). This regime is allowed for those holders who have entrusted the management of their financial assets, including the Stellantis common shares, to an authorized intermediary and have elected in writing into this regime. Under this regime, capital gains accrued on the Stellantis common shares are included in the computation of the annual increase in value of the managed assets accrued (even if not realized) at year-end, which is subject to CGT. The managing authorized intermediary applies the tax on behalf of the Italian Holder. Any decrease in value of the managed assets accrued at year-end may be carried forward and offset against any increase in value of the managed assets accrued in any of the four following tax years. Under this regime, the holder is not required to report capital gains in the annual income tax return.
Italian Holders that are corporations and that sell or otherwise dispose of their Stellantis common shares will recognize capital gain or loss. Capital gains realized through the sale or disposal of Stellantis common shares by Italian Holders that are corporations will benefit from a 95 percent participation exemption if the following conditions are met:
(i)the Stellantis common shares have been held continuously from the first day of the twelfth month preceding the disposal; and
(ii)the Stellantis common shares were accounted for as a long-term investment (noncurrent financial assets) in the first financial statements closed after the acquisition of the shares (for companies adopting IAS/IFRS international accounting standards, shares are considered to be a long-term investment if they are not financial activities “held for trading”).
The two additional conditions set forth by Article 87(1)(c) and (d) ITA to be eligible for the participation exemption regime (i.e., the company is not resident in a state or territory with a preferential tax regime and carries on a business activity) are both met (a) since Stellantis common shares will be listed on regulated markets and (b) based on the assumption that Stellantis will be a holding company whose value will be mainly composed of participations (whether direct or indirect) in companies that carry on a business activity and are not resident in States or territories with a preferential tax regime identified pursuant to Article 47-bis ITA.
The remaining five percent of the amount of the capital gain is included in the aggregate taxable income of the Italian resident corporations and subject to IRES.
If the conditions for the 95 percent participation exemption are met, capital losses from the disposal of Stellantis common shares realized by Italian Holders that are corporations are not deductible from the Italian Holders’ taxable income. Capital gains and capital losses realized through the disposal of Stellantis common shares that do not meet at least one of the aforementioned conditions for the participation exemption are, respectively, fully included in the aggregate taxable income and fully deductible from the same aggregate taxable income, subject to IRES according to ordinary rules and rates. However, if such capital gains are realized upon disposal of Stellantis common shares which have been accounted for as a long-term investment on the last three balance sheets, then if the Italian Holder so chooses the gains can be taxed in equal parts in the year of realization and in the following tax years (up to the fourth).

Capital losses (as well as negative differences between revenues and costs) relating to shares that do not meet the participation exemption requirements are not relevant, and cannot be deducted, to the extent of the non-taxable amount of dividends (or advance dividend) received by the Italian Holder in the 36 (thirty-six) months prior to the transfer (dividend washing rule). This anti-avoidance rule applies to shares acquired in the 36-month period preceding the realization of the capital loss (or the negative difference), provided that requirements under Article 87(1)(c)-(d) ITA (i.e., the company is not resident in a state with a preferential tax regime and carries on a business activity) are met. The anti-avoidance rule does not apply to holders that draft their financial statements according to IAS / IFRS international accounting standards. When the amount of the aforesaid capital losses (and negative differences) deriving from a transaction (or a series of transactions) on shares traded on regulated markets is greater than €50,000, the taxpayer must, under certain circumstances, report the data and the information regarding the transaction to the Italian tax authorities. Moreover, in case of capital losses greater than €5,000,000 deriving from the transfer (or a series of transfers) of shares booked as noncurrent financial assets, the Italian Holder must report the data and the information to the Italian tax authorities. Italian Holders that draft their financial statements according to IAS / IFRS international accounting standards are under no such obligation.
Subject to certain conditions, capital gains realized by Italian corporations operating in the financial sector are also included in the IRAP taxable base.
Under Article 17 of Legislative Decree No. 252 of December 5, 2005, capital gains and capital losses realized by an Italian pension fund must be included in the result of the relevant portfolio accrued at the end of the tax year, which is subject to a 20 percent substitute tax. For a short description of a favorable regime available to pension funds, see “—Taxation of Dividends”.
Capital gains realized by Italian investment funds, SICAVs and SICAFs (other than real estate SICAFs) are not subject to any withholding or substitute tax. Capital gains and capital losses must be included in the annual results of the investment fund, the SICAV or the SICAF, which are not subject to tax. A withholding tax may apply in certain circumstances at the rate of 26 percent on distributions made by the investment fund, the SICAV or the SICAF.
Non-Italian Holders
Taxation of Dividends
Under Italian tax laws, the distribution of dividends by Stellantis will not trigger any taxable event for Italian income tax purposes for Non-Italian Holders.
Taxation of Capital Gains
Under Italian tax laws, capital gains on Stellantis common shares will not trigger any taxable event for Italian income tax purposes for Non-Italian Holders.
Special Voting Shares
No statutory, judicial or administrative authority directly discusses how the receipt, ownership or disposal of special voting shares should be treated for Italian income tax purposes and as a result, the Italian tax consequences are uncertain. Accordingly, we urge Stellantis shareholders to consult their tax advisors as to the tax consequences of the receipt, ownership and disposal of special voting shares.

Receipt of Special Voting Shares
A shareholder that receives special voting shares issued by Stellantis should in principle not recognize any taxable income upon the receipt of special voting shares. Under a possible interpretation, the issue of special voting shares can be treated as the issue of bonus shares free of charge to the shareholders out of existing available reserves of Stellantis. Such issue should not have any material effect on the allocation of the tax basis of a shareholder between its Stellantis common shares and its Stellantis special voting shares. Because the special voting shares are not transferable and their limited economic rights can be enjoyed only at the time of the liquidation of Stellantis, FCA and PSA believe and intend to take the position that the fair market value of each special voting share is minimal. However, because the determination of the fair market value of the special voting shares is not governed by any guidance that directly addresses such a situation and is unclear, the Italian tax authorities could assert that the value of the special voting shares as determined by Stellantis is incorrect.
Ownership of Special Voting Shares
Shareholders of special voting shares should not have to recognize income in respect of any amount transferred to the special voting shares dividend reserve, but not paid out as dividends, in respect of the special voting shares.
Disposition of Special Voting Shares
The tax treatment of a Stellantis shareholder that has its special voting shares redeemed for no consideration after removing its shares from the Loyalty Register is unclear. It is possible that a shareholder should recognize a loss to the extent of the shareholder’s tax basis (if any). The deductibility of such loss depends on individual circumstances and conditions generally required by Italian law. It is also possible that a Stellantis shareholder would not be allowed to recognize a loss upon the redemption of its special voting shares and instead should increase its basis in its Stellantis common shares by an amount equal to the tax basis (if any) in its special voting shares.
Transfer Tax
Contracts or other legal instruments relating to the transfer of securities (including the transfer of the Stellantis common shares) are subject to registration tax as follows: (i) notary deeds (atti pubblici) and private deeds with notarized signatures (scritture private authenticate) executed in Italy must mandatorily be registered with the Italian tax authorities and are subject to a €200 registration tax; and (ii) private deeds (scritture private) are subject to a €200 registration tax only if they are voluntarily filed for registration with the Italian tax authorities or if the so-called “caso d’uso” or “enunciazione” occurs.
Transfer of the Stellantis Common Shares upon Death or by Gift
Subject to certain exceptions, Italian inheritance and gift tax is generally payable on transfers of assets and rights (including the common shares and the special voting shares in Stellantis) (i) by reason of death or gift by Italian resident persons (or other transfers for no consideration and the creation of liens on such assets for a specific purpose), even if the transferred assets are held outside Italy, and (ii) by reason of death or gift by non-Italian resident persons, but limited to transferred assets held in Italy.
Subject to certain exceptions, transfers of assets and rights (including the common shares and the special voting shares in Stellantis) on death or by gift are generally subject to inheritance and gift tax as follows:
(a)at a rate of 4 percent in case of transfers made to the spouse or relatives in direct line, on the portion of the global net value of the transferred assets, if any, exceeding, for each beneficiary, €1,000,000;
(b)at a rate of six percent in case of transfers made to relatives up to the fourth degree or relatives-in-law up to the third degree on the entire value of the transferred assets (in the case of transfers to brothers or sisters, the six percent rate is applicable only on the portion of the global net value of the transferred assets, if any, exceeding, for each beneficiary, €100,000);
(c)at a rate of eight percent in any other case.

Special, more favorable rules may apply, subject to certain conditions, if the transfer is made in favor of persons with severe disabilities.
Stamp Duty (Imposta di bollo)
Under Article 13(2bis-2-ter) of the Tariff annexed to Decree No. 642 of October 26, 1972 (“Decree 642/72”), a 0.20 percent stamp duty generally applies (save for certain exceptions) on communications and reports that Italian financial intermediaries periodically send to their clients in relation to the financial products that are deposited with such intermediaries. Shares are included in the definition of financial products for these purposes. Communications are deemed to be sent at least once a year even if the Italian financial intermediary is under no obligation to either draft or send such communications and reports. In these cases, the tax should be applied on December 31 of each year and, in any case, when the relationship with the client is terminated.
The stamp duty cannot exceed €14,000 per year for investors other than individuals.
Based on the wording of the law and the implementing Decree issued by the Italian Ministry of Economy and Finance on May 24, 2012, the 0.20 percent stamp duty does not apply to communications that the Italian financial intermediaries send to Italian Holders or Non-Italian Holders who do not qualify as “clients” according to the regulations issued by the Bank of Italy. Communications and reports sent to this type of investor are subject to the ordinary €2 stamp duty for each copy.
The taxable base of the stamp duty is the market value or, in the lack of such market value, the nominal value or the redemption amount of any financial products.
Wealth Tax on Financial Products Held Abroad
Under Article 19(18) and (20) of Law Decree No. 201 of December 6, 2011, adopted by Law No. 214 of December 22, 2011 (as amended by Article 134 of Law Decree No. 34 of May 19, 2020, adopted by Law No. 77 of July 17, 2020), Italian resident individuals, Italian non-profit organizations, Italian nonbusiness partnerships and similar Italian resident persons holding financial products, including Stellantis common shares, outside the Italian territory are required to pay a wealth tax at the rate of 0.2 percent (the tax is determined in proportion to the period of ownership). The wealth tax cannot exceed €14,000 per year for Italian Holders other than individuals.
This tax is calculated on the market value at the end of the relevant year or, in the lack of such market value, on the nominal value or redemption value, or in the case the face or redemption values cannot be determined, on the purchase price of any financial product (including the Stellantis common shares) held abroad by Italian resident individuals. A tax credit is generally granted for foreign wealth taxes levied abroad on such financial products. The tax credit cannot be greater than the amount of the Italian tax due. If there is a double tax treaty in force between Italy and the state where the financial products are held that also covers taxes on capital and the treaty provides that only the state of residence should levy taxes on capital on the financial products, no tax credit is granted. In these cases, the taxpayer should request the refund of the wealth taxes paid abroad to the foreign tax authorities.
The wealth tax is due only in relation to financial assets held outside the Italian territory (and not through an Italian intermediary). If the Stellantis common shares are held through Italian intermediaries, the rules described in subsection “Stamp Duty (Imposta di bollo)” apply.
Certain Reporting Obligations for Italian Holders
Under Law Decree No. 167 of June 28, 1990, as subsequently amended and supplemented, individuals, non-business entities and non-business partnerships that are resident in Italy and, during the tax year, hold investments abroad or have financial assets abroad (including possibly the Stellantis common shares) must, in certain circumstances, disclose these investments or financial assets to the Italian tax authorities in their income tax return (or, in case the income tax return is not due, in a proper form that must be filed within the same time as prescribed for the income tax return), regardless of the value of such assets (save for deposits or bank accounts having an aggregate value not exceeding a €15,000 threshold throughout the year, which per se do not require such disclosure). The requirement applies also where the persons above, being not the direct holders of the financial assets, are the actual economic owners of the financial assets for purposes of anti-money laundering legislation.

No disclosure requirements exist for investments and financial assets (including the Stellantis common shares) under management or administration entrusted to Italian resident intermediaries (e.g., Italian banks, fiduciary companies and certain other professional intermediaries, indicated in Article 1 of Law Decree No. 167 of June 28, 1990) and for contracts concluded through their intervention, provided that the cash flows and the income derived from such activities and contracts have been subjected to Italian withholding or substitute tax by the such intermediaries.
Material French Tax Considerations
General
The following discussion sets forth the material French tax consequences of the merger to French holders (as defined below) and to non-French holders of PSA ordinary shares who exchange their PSA ordinary shares for Stellantis common shares and of the subsequent holding and transfer of Stellantis common shares by such French holders, as well as certain French tax consequences for French holders in respect of Stellantis special voting shares.
The discussion included under “—French Taxation of the Merger (Exchange of PSA Ordinary Shares for Stellantis Common Shares)” represents the opinion of Bredin Prat, acting as counsel to PSA.
This discussion is based on the laws, regulations, practice and applicable tax treaties in force in France as of the date of this prospectus, all of which are subject to change, possibly with retroactive effect, and assumes that (i) the merger will qualify as a merger pursuant to Dutch law, (ii) the sole consideration received by the holders of PSA ordinary shares upon the merger will be Stellantis common shares, (iii) Stellantis common shares are eligible to be held in a share savings plan (plan d’épargne en actions or “PEA”), (iv) Stellantis is treated exclusively as a tax resident of the U.K., under U.K. tax legislation and any applicable tax treaty, on the Effective Time and will be treated exclusively as a tax resident of the Netherlands, under Dutch tax legislation and any applicable tax treaty, as from the Governance Effective Time, (v) all assets and liabilities of PSA will be allocated to a French permanent establishment of Stellantis upon the merger and (vi) any ruling that would be granted by tax authorities to the parties (PSA, FCA or Stellantis) would not be revoked in the future.
For purposes of this discussion, the term “French individual” is used to mean an individual who:
•is domiciled and a resident of France for tax purposes;
•is subject to personal income tax in France (impôt sur le revenu);
•owns the PSA ordinary shares or Stellantis common shares (and, as the case may be, Stellantis special voting shares) as part of the individual’s private portfolio and does not hold PSA ordinary shares or Stellantis common shares (and, as the case may be, Stellantis special voting shares) through a fixed base located outside of France or an enterprise that carries out an industrial, commercial, farming or other professional activity;
•does not carry out stock market transactions under conditions similar to those which define an activity carried out by a person conducting such operations on a professional basis; and
•does not hold and has not acquired the PSA ordinary shares or Stellantis common shares (and, as the case may be, Stellantis special voting shares) through a company savings plan (plan d’épargne d’entreprise) or a group savings plan (plan d’épargne de groupe) or through a stock option plan or a performance share plan.
The term “French legal entity” is used to mean a legal entity that:
•is a French tax resident subject to corporate income tax in France (impôt sur les sociétés);
•does not own its interest in PSA or Stellantis through a permanent establishment outside France; and
•does not hold an interest in PSA or Stellantis that would qualify as participation shares (titres de participation) or represent at least five percent of PSA’s or Stellantis’s share capital or voting rights.

The term “French holder” is used to mean:
•a French individual; or
•a French legal entity.
This discussion is only a summary of the French tax regime applicable under French legislation and does not constitute an exhaustive description of all the French tax consequences that may apply to PSA shareholders. It does not address all aspects of French taxation that may be relevant in light of the specific circumstances of particular investors, some of whom may be subject to special tax rules.
ALL HOLDERS OF PSA ORDINARY SHARES SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY LOCAL, FOREIGN AND OTHER TAX LAWS, AND/OR OF THE HOLDING OR DISPOSAL OF STELLANTIS COMMON SHARES AND/OR STELLANTIS SPECIAL VOTING SHARES.
French Taxation of the Merger (Exchange of PSA Ordinary Shares for Stellantis Common Shares)
Under Articles 115-1 and 121-1 of the French Tax Code, the issuance of Stellantis common shares by Stellantis to PSA shareholders in consideration for their PSA ordinary shares should not be considered as a distribution of income. A ruling has been requested from the French tax authorities to confirm the application of such treatment, which has not been granted yet.
French Holders of PSA Ordinary Shares
The tax treatment with respect to capital gains or losses realized upon the exchange of shares is described below.
French Individuals
Pursuant to Article 150-0 B of the French Tax Code, any capital gain or loss realized by a French individual upon the exchange of their PSA ordinary shares for Stellantis common shares pursuant to the merger should not be taken into account for the purposes of determining such individual’s personal income tax for the calendar year in which the exchange occurs.
A ruling has been requested from the French tax authorities to confirm the application of such treatment, which has not been granted yet.
If you are a French individual, the application of such tax deferral regime will result in the following:
•you will not be required to declare on your tax returns for the relevant year the capital gain or loss realized upon the exchange of your PSA ordinary shares for Stellantis common shares. Any capital gain arising from such exchange will be deferred for French tax purposes. This tax deferral applies automatically; and
•it will not be possible to use any capital loss arising from the exchange of PSA ordinary shares for Stellantis common shares to offset capital gains realized.
This tax deferral will cease upon, notably, disposal, buy-back, redemption or cancellation of the Stellantis common shares received in exchange for PSA ordinary shares pursuant to the merger. The net capital gain or loss realized at the time of a subsequent sale or other disposition of Stellantis common shares will be calculated by reference to the acquisition price or value for tax purposes of the PSA ordinary shares exchanged pursuant to the merger and will be subject to personal income tax and related social levies under the tax regime applicable to sales of securities at the time of the subsequent sale.
When French individuals receive a cash amount in exchange for their fractional entitlement to Stellantis common shares, the transaction will constitute, to the extent of such cash consideration, a taxable transaction. Relevant shareholders are urged to consult their own tax advisors as to the tax treatment for such taxable transaction.

PSA Ordinary Shares Held in a PEA
Provided that the Stellantis common shares are eligible to be held in a PEA, the exchange of PSA ordinary shares held in a PEA for such shares will be considered as taking place within the usual framework of the PEA, if (i) the Stellantis common shares received pursuant to the merger are registered in the PEA and (ii) all other requirements for the application of the PEA regime are met. A ruling has been requested from the French tax authorities to confirm that Stellantis common shares are eligible to be held in a PEA, which has not been granted yet. Should this not be confirmed, such exchange would be considered as a withdrawal leading to the closure of the PEA except if the holder makes, within two months following the merger, a payment in cash into the PEA for an amount equal to the value of the PSA ordinary shares as at the time of the merger (BOI-RPPM-RCM-40-50-50-20170925, n°30). See “—French Tax Consequences of Holding Stellantis Common Shares—Dividend Taxation—Stellantis Common Shares Held in a PEA”. If you currently hold PSA ordinary shares in a PEA, you should consult your own tax advisors (including with respect to the treatment and consequences of any fractional entitlement to Stellantis common shares).
French Legal Entities
Pursuant to Article 38-7 bis of the French Tax Code, any capital gain or loss realized by a French legal entity upon the exchange of its PSA ordinary shares for Dutch common shares pursuant to the merger should, upon election, be deferred and included in the relevant French legal entity’s taxable income for the financial year in which the shares received in exchange are later disposed of.
A ruling has been requested from the French tax authorities to confirm the eligibility to such treatment, which has not been granted yet.
If you are a French legal entity and an election for such tax deferral treatment is made, the application of the said regime will result in any capital gain or loss resulting from the subsequent disposal of Stellantis common shares received pursuant to the merger being computed by reference to the tax basis of your PSA ordinary shares exchanged for the Stellantis common shares. You will then be subject to special reporting requirements on an annual basis pursuant to Article 54 septies of the French Tax Code. Failure to report or to file accurate and complete documents required by the aforementioned article may result in a penalty equal to five percent of the amount not properly reported.
The gain or loss included in your taxable income for the financial year in which the subsequent disposal occurs would be subject to the tax treatment applicable to Stellantis common shares as of that date.
In the absence of an election for the application of the tax deferral treatment provided for by Article 38-7 bis of the French Tax Code, any capital gain realized by a French legal entity upon the exchange of PSA ordinary shares for Stellantis common shares pursuant to the merger will be subject to corporate income tax at the relevant standard rate applicable to such French legal entity, increased, as the case may be, by an additional contribution of 3.3 percent which is assessed on the corporate income tax due, after deduction of an allowance that may not exceed €763,000 per 12-month period (Article 235 ter ZC of the French Tax Code). In such case, any capital loss incurred as a result of the exchange of PSA ordinary shares for Stellantis common shares pursuant to the merger will be deductible from the taxable income subject to corporate income tax.
Regardless of whether the aforementioned election was made or not, when French legal entities receive a cash consideration in exchange for their fractional entitlement to Stellantis common shares, the transaction will constitute, to the extent of such cash consideration, a taxable transaction. Relevant shareholders are urged to consult their own tax advisors as to the tax treatment for such taxable transaction.
Non-French-resident Holders of PSA Ordinary Shares
For purposes of this discussion, the term “Non-French-resident holders” is used to mean holders of PSA ordinary shares that are not resident in France for tax purposes, that do not carry out a trade or operate a business through a branch or agency or permanent establishment or fixed base in France to which their PSA ordinary shares are attributable and that do not hold (and have not held at any time during the past five years), directly or indirectly, alone or together with their spouse, ascendants and descendants, 25 percent or more of the financial rights in PSA.

For non-French-resident holders of PSA ordinary shares, the exchange of PSA ordinary shares for Stellantis common shares pursuant to the merger will not be taxable in France.
Such PSA shareholders should consult their tax advisors as to the tax consequences of the merger to them.
Registration Duties and Financial Transaction Tax
The merger will not trigger any registration duties for the relevant shareholders in France. It is also expected that the merger will be exempt from financial transaction tax under the exemption provided for by Article 235 ter ZD- II- 5° of the French Tax Code. A ruling has been requested from the French tax authorities to confirm this exemption.
French Tax Consequences of Holding Stellantis Common Shares - Dividend Taxation
For the purposes of this section, it is assumed that Stellantis is treated exclusively as a tax resident of the Netherlands, under Dutch tax legislation and any applicable tax treaty.
Pursuant to Article 24-B-b) of the tax treaty dated March 16, 1973 (as amended) concluded between France and the Netherlands (the “France-Netherlands Treaty”), France grants a tax credit for withholding tax levied by the Netherlands on dividends. In the event any tax is withheld in the Netherlands and such tax treaty applies, the amount of such tax credit will be equal to the Dutch withholding tax as reduced by the France-Netherlands Treaty as the case may be (that is, generally, reduced to 15 percent of the gross amount of the dividends pursuant to Article 10§2-b of such treaty), to the extent such amount does not exceed the amount of French tax due with respect to such dividends.
French Individuals
For French individuals who hold Stellantis common shares, the taxation of the dividends will occur in two steps.
First, the gross amount of the dividends (before any Dutch withholding tax, if any) received from Stellantis will be subject to a 12.8 percent withholding in accordance with Article 117 quater of the French Tax Code.
If the paying agent is established in France, the 12.8 percent withholding will be levied by such paying agent. If the paying agent is established outside of France, the 12.8 percent withholding will either (i) be paid directly by the French individual to the French Treasury or (ii) be levied by such paying agent if such paying agent is established in a jurisdiction that is a member of the European Economic Area that has entered into an administrative assistance agreement with France in order to prevent tax fraud and evasion and has been appointed for the levy of such withholding by the French individual.
If the reference taxable income of the household of the French individual for the antepenultimate calendar year would be less than €50,000 (single, divorced or widowed taxpayers) or €75,000 (taxpayers subject to joint taxation), an exemption from the 12.8 percent withholding will be available either (i) automatically, if the paying agent is established outside of France or (ii) upon request and under certain conditions, if the paying agent is established in France.
Second, the gross amount of the dividends (before any Dutch withholding tax, if any) will in principle be subject to French personal income tax at a flat rate of 12.8 percent. Alternatively, pursuant to Article 200 A of the French Tax Code, it would be possible to elect, before the deadline related to the filing of the personal income tax return for the applicable year, that such dividends be taken into account for the purposes of the determination of the net global income subject to the progressive income tax rate scale. The election is global, irrevocable and applies on a yearly basis to all types of income falling within the scope of the 12.8 percent flat tax rate. If such an election is made, the dividends will be taken into account for the purposes of the determination of the net global income subject to the progressive income tax rate scale, with a 40 percent allowance under certain conditions.
The 12.8 percent withholding will be deducted from the personal income tax effectively due by the French individual for the relevant calendar year (if it exceeds the amount of such income tax, the excess could be refunded by the French Treasury).
The gross amount of the dividends (before any Dutch withholding tax, if any) will also be subject to social levies at a global 17.2 percent rate, of which 6.8 percent would be deductible from the aggregate taxable income of the taxpayer for the year during which they are paid, if an election for the taxation based on the progressive income tax rate scale is filed.

In addition, the exceptional contribution on high incomes set forth in Article 223 sexies of the French Tax Code may also apply depending on the reference taxable income of the French individual. This exceptional contribution is calculated by applying a rate of:
•3 percent for the portion of reference taxable income (i) in excess of €250,000 and lower or equal to €500,000 for taxpayers who are single, widowed, separated or divorced, and (ii) in excess of €500,000 and lower or equal to €1,000,000 for taxpayers subject to joint taxation;
•4 percent for the portion of reference taxable income exceeding (i) €500,000 for taxpayers who are single, widowed, separated or divorced and (ii) €1,000,000 for taxpayers subject to joint taxation.
Stellantis Common Shares Held in a PEA
Provided certain conditions and all other requirements for the application of the PEA regime are met (including Stellantis common shares’ eligibility to be held in a PEA), dividends received by French individuals in respect of Stellantis common shares held in a PEA will be exempt from personal income tax (and will also not be subject to the 12.8 percent withholding) and will temporarily be exempt from social levies as long as these dividends remain invested in the PEA. A ruling has been requested from the French tax authorities to confirm that Stellantis common shares are eligible to be held in a PEA, which has not been granted yet.
Subject to certain conditions, the PEA allows:
•during the lifetime of the PEA, to benefit from an exemption from personal income tax and social levies with respect to capital gains and other income (including dividends) generated by the investment made through the PEA, provided, in particular, that such income and capital gains remain invested within the PEA; and
•at the time of the closing of the PEA (if it occurs more than five (5) years after the opening date of the PEA) or at the time of a partial withdrawal from the PEA (if such withdrawal occurs more than five (5) years after the opening date of the PEA), to benefit from an exemption from personal income tax of the net gain earned since the opening of the plan. Such net gain remains, however, subject to social levies at a rate which may vary depending on the date on which the gain is realized or acquired and depending on the opening date of the PEA. Such net gain is not taken into account for the calculation of the exceptional contribution on high incomes described above.
Specific provisions, not described in this prospectus, are applicable in case of realization of capital losses, closing of the plan or withdrawal before the end of the fifth year following the opening date of the PEA or withdrawal from the PEA in the form of a life annuity.
If you own Stellantis common shares in a PEA, you will not be entitled to use any tax credit granted by France in respect of Dutch withholding tax, if any. Furthermore, such tax credit, if any, will not be refundable.
If you intend to hold Stellantis common shares in a PEA, you should consult your own tax advisors.
French Legal Entities
Gross dividends (before any Dutch withholding tax, if any) paid by Stellantis to a French legal entity will be subject to corporate income tax at the relevant applicable standard rate to such French legal entity, increased, as the case may be, by an additional contribution of 3.3 percent which is assessed on the corporate income tax due, after deduction of an allowance that may not exceed €763,000 per 12-month period.
French Tax Consequences of the Transfer of Stellantis Common Shares - Capital Gains Taxation
For the purposes of this section, it is assumed that Stellantis is treated exclusively as a tax resident of the Netherlands, under Dutch tax legislation and any applicable tax treaty.
Capital gains, if any, realized by French holders on the disposal of Stellantis common shares will be taxable in France in accordance with Article 13§4 of the France-Netherlands Treaty.

French Individuals
Pursuant to Articles 150-0 A and s., 158, 6 bis et 200 A of the French Tax Code, net capital gains realized on the sale of Stellantis common shares by a French individual will be subject to personal income tax at a 12.8 percent flat tax, without application of any rebate.
Alternatively, pursuant to Article 200 A of the French Tax Code, it would be possible to elect, before the deadline related to the filing of the personal income tax return for the applicable year, that such capital gains be taken into account for the purposes of the determination of the net global income subject to the progressive personal income tax rate scale. The election is global, irrevocable and applies on a yearly basis to all types of income normally falling within the scope of the 12.8 percent flat tax.
If such an election is made, the net capital gains derived from the sale of Stellantis common shares, provided that the Stellantis common shares or the PSA ordinary shares exchanged for Stellantis common shares under the merger have been acquired or subscribed by the French individual before January 1, 2018 (see below), will be taken into account for the purposes of the determination of the net global income subject to the progressive personal income tax rate scale after application of a rebate in accordance with Article 150-0 D, 1 ter of the French Tax Code equal to, subject to certain exceptions:
•50 percent of their amount if the shares have been held for at least two years but less than eight years at the time of their disposal; and
•65 percent of their amount if the shares have been held for at least eight years at the time of their disposal.
Subject to exceptions, this holding period will be computed as from the subscription date or acquisition date of the Stellantis common shares. In any case, no such rebate will apply to Stellantis common shares acquired or subscribed on or after January 1, 2018. In this respect, the Stellantis common shares which will be received by a French individual in exchange for PSA ordinary shares, acquired or subscribed by the French individual before January 1, 2018, upon the merger under the tax deferral regime provided for by Article 150-0 B of the French Tax Code (see “—French Taxation of the Merger (Exchange of PSA Ordinary Shares for Stellantis Common Shares)—French Holders of PSA Ordinary Shares—French Individuals”) will be considered as having been acquired or subscribed before January 1, 2018.
Capital losses incurred by a French individual during a calendar year may be offset against capital gains of the same nature realized in the same calendar year or the ten following calendar years. French individuals with reportable net capital losses or realizing a loss upon the disposal of Stellantis common shares are invited to consult their own tax advisors in order to analyze the rules governing the use of such losses.
The net capital gains resulting from the sale of Stellantis common shares will also be subject to social levies at an overall rate of 17.2 percent, without any rebate, of which 6.8 percent will be deductible from the aggregate taxable income of the taxpayer of the year during which they are paid, if an election for the taxation based on the progressive income tax rate scale is filed.
In addition, the exceptional contribution on high incomes set forth in Article 223 sexies of the French Tax Code may also apply depending on the reference taxable income of the French individual (see “—French Tax Consequences of Holding Stellantis Common Shares—Dividend Taxation—French Individuals”), it being specified that the reference taxable income will include the capital gains resulting from the disposal of the Stellantis common shares by the French individual before the application of the abovementioned rebate if applicable in case the French individual elects for the taxation at the progressive income tax rate scale.
The disposal of the Stellantis common shares should trigger the termination of tax deferral or rollover regimes from which a French individual may have benefited with respect to prior transactions, including the merger. For additional details, please refer to the sub-section entitled “—French Taxation of the Merger (Exchange of PSA Ordinary Shares for Stellantis Common Shares)—French Holders of PSA Ordinary Shares—French Individuals”.

Stellantis Common Shares Held in a PEA
Provided certain conditions and all other requirements for the application of the PEA regime are met (including Stellantis common shares’ eligibility to be held in a PEA), net capital gains realized by French individuals in respect of Stellantis common shares held in a PEA will be exempt from personal income tax and temporarily exempt from social levies as long as these gains remain invested in the PEA. A ruling has been requested from the French tax authorities to confirm that Stellantis common shares are eligible to be held in a PEA.
See “—French Tax Consequences of Holding Stellantis Common Shares—Dividend Taxation—Stellantis Common Shares Held in a PEA”. If you intend to hold Stellantis common shares in a PEA, you should consult your own tax advisors.
French Legal Entities
Capital gain realized upon the transfer of Stellantis common shares by a French legal entity will generally be subject to corporate income tax at the relevant standard tax rate applicable to such French legal entity, increased, as the case may be, by an additional contribution of 3.3 percent assessed on the corporate income tax due, after deduction of an allowance that may not exceed €763,000 per 12-month period (Article 235 ter ZC of the French Tax Code).
Capital losses incurred as a result of a transfer of Stellantis common shares by a French legal entity will in principle be deductible from taxable income subject to corporate income tax.
Please also note that the disposal of the Stellantis common shares received by a French legal entity in exchange for PSA ordinary shares pursuant to the merger should trigger the termination of tax deferral or rollover regimes from which the French legal entity may have benefited with respect to prior transactions, including the merger. For additional details, please refer to the sub-section entitled “—French Taxation of the Merger (Exchange of PSA Ordinary Shares for Stellantis Common Shares)—French Legal Entities”.
French Tax Consequences of Participating in the Loyalty Voting Structure
For the purposes of this section, it is assumed that Stellantis is treated exclusively as a tax resident of the Netherlands, under Dutch tax legislation and any applicable tax treaty.
Should any withholding tax be levied in the Netherlands on any amount received or deemed to be received by French holders participating in the loyalty voting structure, it is uncertain that any tax credit will be available in France.
THE FRENCH TAX CONSEQUENCES OF THE RECEIPT, OWNERSHIP OR DISPOSAL OF STELLANTIS SPECIAL VOTING SHARES ARE UNCERTAIN. ACCORDINGLY, FRENCH HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE TAX CONSEQUENCES OF THE RECEIPT, OWNERSHIP AND DISPOSAL OF STELLANTIS SPECIAL VOTING SHARES INCLUDING ANY TAX CONSEQUENCES, AS THE CASE MAY BE, ON THE FRENCH TAX TREATMENT OF THE STELLANTIS COMMON SHARES.
Receipt of Stellantis Special Voting Shares
The tax treatment of the receipt of Stellantis special voting shares by a French holder that has requested that all or some of its Stellantis common shares be registered on the Loyalty Register is uncertain. Considering the specificities of the Stellantis special voting shares, such receipt could trigger the recognition of a taxable income for the French holder (up to the value of such special voting shares, if any).
Specific consequences may apply to French individuals who hold their Stellantis common shares (to the extent eligible) in a PEA, as Stellantis special voting shares should not be eligible to be held in a PEA. Such shareholders should consult their tax advisors as to the specific consequences of the receipt of Stellantis special voting shares.

Ownership of Stellantis Special Voting Shares
French holders owning Stellantis special voting shares should not recognize a taxable income in respect of the holding of such shares as long as any amounts transferred to the special voting shares dividend reserve remain allocated to such reserve and are neither available to a shareholder nor paid out as dividends.
Disposal of Stellantis Special Voting Shares
A French holder that has its Stellantis special voting shares redeemed for zero consideration after removing its shares from the Loyalty Register may recognize a loss.
French holders that have their Stellantis special voting shares redeemed for zero consideration or dispose of their Stellantis special voting shares in any other way should consult their own tax advisors.
Inheritance and Gift Tax
Transfers through inheritance or gift of Stellantis common shares (and, as the case may be, Stellantis special voting shares) held by French individuals will be subject to French inheritance tax or gift tax, as applicable.
Registration Taxes
Disposals of Stellantis common shares (and, as the case may be, Stellantis special voting shares) will not be subject to registration taxes in France, provided that they are not implemented by means of a written deed executed in France.
This summary of material French tax consequences to PSA or Stellantis shareholders is not tax advice. The determination of the actual tax consequences to a holder of PSA ordinary shares will depend on the holder’s specific situation. Holders of PSA ordinary shares or Stellantis common shares should consult their own tax advisors as to the tax consequences in their particular circumstances, including the applicability and effect of any local, foreign or other tax laws and of changes in those laws.

LEGAL MATTERS
The validity of the FCA common shares to be issued pursuant to the merger will be passed upon by De Brauw Blackstone Westbroek N.V., Dutch counsel to FCA.

EXPERTS
FCA
The consolidated financial statements of FCA as of December 31, 2019 and 2018 and for the years ended December 31, 2019, 2018 and 2017 appearing in FCA’s Annual Report on Form 20-F for the year ended December 31, 2019, and the effectiveness of FCA’s internal control over financial reporting as of December 31, 2019, have been audited by EY S.p.A., an independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated by reference in this prospectus. Such consolidated financial statements are incorporated by reference in this prospectus in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
PSA
The consolidated financial statements of PSA at December 31, 2019, 2018 and 2017 and for each of the three years in the period ended December 31, 2019, appearing in this prospectus have been audited by Ernst & Young et Autres (“EY France”) and Mazars, independent auditors, as set forth in their report thereon, appearing elsewhere in this prospectus, and are included in this prospectus in reliance upon such report, given on the authority of such firms as experts in accounting and auditing.
During certain periods from January 2017 to October 2019, member firms of Ernst & Young Global Limited (“EYG”) in Germany, India, Russia and Spain provided legal or expert services through five engagements to four downstream affiliates of PSA. These engagements were completed prior to the announcement of the merger. The engagement in India involved the provision of legal representation and expert services in relation to a tax court matter. The other four engagements involved legal advisory services, none of which related to advocacy such as representation in a litigation or other dispute. All of these services comply with the auditor independence rules in France, the International Ethics Standards Board for Accountants Code of Ethics and the American Institute of Certified Public Accountants Code of Professional Conduct. However, these services are inconsistent with the auditor independence rules of the SEC and the Public Company Accounting Oversight Board (United States) (“PCAOB”), which will be applicable for the periods impacted beginning January 1, 2018 upon the consummation of the merger. The services related to matters that did not impact or were not material to the financial statements of PSA. The total fees received by the EYG member firms for these services are not respectively material to PSA, EY France, or the individual EYG member firms that provided the services. The services did not involve EYG member firms making management decisions on behalf of the entities, and no specific audit procedures were performed by EY France or its associated entities related to the results of these services. None of the professionals who provided these services have been or will be members of the EY France audit engagement team for PSA, at a minimum through the 2020 audit.
After careful consideration of the facts and circumstances and the applicable independence rules, EY France has concluded that (i) the aforementioned matters do not impair EY France’s ability to exercise objective and impartial judgment in connection with its audits of PSA’s consolidated financial statements if the merger is consummated, and (ii) a reasonable investor with knowledge of all relevant facts and circumstances would reach the same conclusion. After considering these matters, the Audit Committee of PSA concurred with EY France’s conclusions.

ENFORCEMENT OF CIVIL LIABILITIES
FCA is (and Stellantis will be) a naamloze vennootschap, or N.V., organized under the laws of the Netherlands with its corporate seat in Amsterdam, the Netherlands. A majority of its Directors and senior management, and some of the experts named in this prospectus, currently reside outside the United States. All or a substantial portion of its assets and the assets of these individuals are located outside the United States. As a result, it may not be possible for you to effect service of process within the United States upon non-U.S. resident Directors or upon FCA or Stellantis, or it may be difficult to enforce judgments obtained in U.S. courts based on the civil liability provisions of the U.S. securities laws against FCA or Stellantis.
FCA or Stellantis may comply with a U.S. judgment voluntarily, but, if it were not to do so, you would have to apply to a Dutch, Italian, French or English court for an original judgment. Consequently, it could prove difficult to enforce civil liabilities solely based on U.S. securities law in the Netherlands, Italy, France or England. In addition, awards of punitive damages in actions brought in the United States or elsewhere may not be enforceable in the Netherlands, Italy, France or England.
The Netherlands
A judgment in a civil or commercial matter rendered by a U.S. court cannot be enforced in the Netherlands. However, if a person has obtained a final judgment without appeal in such a matter rendered by a U.S. court which is enforceable in the U.S., the Dutch court will generally recognize and give effect to the judgment insofar as it finds that:
•the jurisdiction of the U.S. court has been based on an internationally accepted ground;
•proper legal procedures have been observed;
•the final judgment does not contravene Dutch public policy; and
•the final judgment is not irreconcilable with a judgment of a Dutch court or an earlier judgment of a foreign court that is capable of being recognized in the Netherlands.
If a Dutch court upholds and regards as conclusive evidence the final judgment, that court generally will grant the same judgment without litigating again on the merits.
Shareholders may originate actions in the Netherlands based upon applicable Dutch laws.
In the event that a third party is liable to FCA or Stellantis, only FCA or Stellantis itself can bring civil action against that party. The individual shareholders do not have the right to bring an action on behalf of FCA or Stellantis. Only in the event that the cause for the liability of a third party to FCA or Stellantis also constitutes a tortious act directly against a shareholder does that shareholder have an individual right of action against such third party in its own name. The Dutch Civil Code does provide for the possibility to initiate such actions collectively. A foundation or an association whose objective is to protect the rights of a group of persons having similar interests can institute a collective action. The collective action itself cannot result in an order for payment of monetary damages but may only result in a declaratory judgment (verklaring voor recht). In order to obtain compensation for damages, the foundation or association and the defendant may reach – often on the basis of such declaratory judgment – a settlement. A Dutch court may declare the settlement agreement binding upon all the injured parties with an opt-out choice for an individual injured party. An individual injured party may also itself institute a civil claim for damages.
Italy
Judgments of U.S. courts may be enforceable in Italy. Final enforceable and conclusive judgments rendered by U.S. courts, even if obtained by default, may not require retrial and will be enforceable in Italy, provided that pursuant to article 64 of Italian Law No. 218 of May 31, 1995 (Riforma del sistema italiano di diritto internazionale privato), the following conditions are met:
•the U.S. court which rendered the final judgment had jurisdiction according to Italian law principles of jurisdiction;

•the relevant summons and complaint was appropriately served on the defendants in accordance with U.S. law and during the proceeding the essential rights of the defendants have not been violated;
•the parties to the proceeding appeared before the court in accordance with U.S. law or, in the event of non-appearance by a party, the U.S. court ruled on such non-appearance in accordance with U.S. law;
•the judgment is final (res iudicata) in accordance with U.S. law;
•there is no conflicting final judgment previously rendered by an Italian court;
•there is no action pending in Italy among the same parties and arising from the same facts and circumstances which commenced prior to the action in the United States; and
•the provisions of such judgment would not violate Italian public policy.
Italian courts may have jurisdiction on actions based on non-Italian law depending on the nature of the claims brought by the relevant shareholder and subject to the requirements set forth under the Regulation (EU) No 1215/2012 of the European Parliament and of the Council of 12 December 2012 on jurisdiction and the recognition and enforcement of judgments in civil and commercial matters.
Italian shareholders should seek advice from their own counsel based on the applicable circumstances.
England
The United States and England currently do not have a treaty providing for the reciprocal recognition and enforcement of judgments (other than arbitration awards) in civil and commercial matters. Consequently, a final judgment for payment rendered by any federal or state court in the United States based on civil liability, whether or not predicated solely upon U.S. federal securities laws, would not automatically be enforceable in England. In order to enforce any U.S. judgment in England, proceedings must be initiated by way of common law action before a court of competent jurisdiction in England. In a common law action, an English court generally will not reinvestigate the merits of the original matter decided by a U.S. court and may order summary judgment on the basis that there is no arguable defense to the claim for payment. The entry of an enforcement order by an English court is conditional, among other things, upon the following:
•the U.S. court having had jurisdiction over the original proceeding according to English conflict of laws principles;
•the judgment being final and conclusive on the merits and being for a debt or a definite sum of money;
•the judgment not contravening English public policy;
•the judgment being not for a sum payable in respect of taxes or other charges of a like nature, or in respect of a fine or penalty;
•the judgment is not arrived at by doubling, trebling or otherwise multiplying a sum assessed as compensation for the loss or damage sustained; and
•the judgment having not been obtained by fraud or in breach of the principles of natural justice.
Enforcement proceedings would normally be required to be commenced within six years of the date of the judgment. In addition, it is questionable whether an English court would accept jurisdiction and impose civil liability if proceedings were commenced in England predicated solely upon U.S. federal securities law.

France
A final judgment for the payment of money rendered by any U.S. federal or state court of competent jurisdiction based on civil liability, whether or not predicated solely upon the U.S. federal securities laws, would be recognized and enforced in France, provided that a French judge considers that this judgment meets the French legal requirements applicable to the recognition and the enforcement of foreign judgments. In particular, a French court would recognize and grant enforcement of a foreign judgment without a review of the merits of the underlying claim thereby adjudicated, only if (1) that judgment is enforceable in the jurisdiction of the U.S. court which rendered it, (2) that judgment was rendered by a court having “indirect” jurisdiction over the matter, as this concept is defined by French courts in the context of enforcement of foreign judgments, meaning that (a) the dispute was clearly connected to the U.S., (b) the choice of the U.S. court was not fraudulent and (c) the French courts did not have exclusive jurisdiction over the matter, and (3) that judgment is not (a) contrary to French international public policy (ordre public international) as applicable in the context of enforcement of foreign judgments or (b) tainted by fraud. A foreign judgment may be found to be contrary to French international public policy in certain situations, for instance, where such foreign judgment is incompatible with a prior judgment relating to the same or similar subject matter rendered by a French court or a foreign court, provided that such prior judgment has been recognized in France. Additionally, awards of punitive damages in actions brought in the United States or elsewhere may be unenforceable in France.
Based on the foregoing, there can be no assurance that U.S. investors will be able to enforce in France any judgments obtained in U.S. courts, including judgments under the U.S. federal securities laws, against FCA or Stellantis. In addition, there may be doubt as to whether a French court would (i) impose civil liability on FCA or Stellantis in an original action predicated solely upon the U.S. federal securities laws brought in a court of competent jurisdiction in France or (ii) have the requisite jurisdiction to grant the remedies sought in such action.
Actions in the United States under the U.S. federal securities laws could also be affected under certain circumstances by French Law No. 68-678 of July 26, 1968, relating to the communication of documents and information of an economic, commercial, industrial, financial or technical nature to foreign persons or entities, as amended from time to time, which may preclude or restrict the obtaining of evidence in France or from French persons in connection with such actions. Similarly, European and French data protection regulations (including Regulation (EU) 2016/679 of the European Parliament and of the Council of April 27, 2016 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data and French Law No. 78-17 of January 6, 1978, as amended from time to time) can limit under certain circumstances the obtaining of evidence in France or from French persons in connection with a judicial or administrative U.S. action.

PSA FINANCIAL STATEMENTS
Contents

Consolidated Financial Statements at December 31, 2019	FIN-2
Unaudited Condensed Interim Consolidated Financial Statements at June 30, 2020	FIN-129

FIN-1

CONSOLIDATED FINANCIAL STATEMENTS AT DECEMBER 31, 2019

The consolidated financial statements of Groupe PSA are presented for the years ended December 31, 2019, 2018 and 2017.
FIN-2

Report of Independent Auditors
To the Shareholders and the Managing Board of Peugeot S.A.
We have audited the accompanying consolidated financial statements of Peugeot S.A. (the Company), which comprise the statements of financial position as of December 31, 2019, 2018 and 2017, the related consolidated statements of income, comprehensive income, changes in stockholder’s equity, and cash flows for each of the three years in the period ended December 31, 2019, and the related notes to the consolidated financial statements.
Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these consolidated financial statements in conformity International Financial Reporting Standards as issued by the International Accounting Standards Board; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free of material misstatement, whether due to fraud or error.
Auditor’s Responsibility
Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2019, 2018 and 2017, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2019 in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.
Change in Accounting Principle
As discussed in Notes 2.2 and 2.3 to the consolidated financial statements, the Company changed its accounting for Leases in 2019 to adopt IFRS 16 “Leases”. Our opinion is not modified with respect to this matter.

/s/ Mazars	/s/ Ernst & Young et Autres
Paris La Défense, France
July 24, 2020

FIN-3

Consolidated Statements of Income

(€ million)	Notes	2019(1)	2018	2017 restated(2)
Continuing operations
Revenue	5.1	€74,731	€74,027	€62,256
Cost of goods and services sold		(59,083)	(59,233)	(49,872)
Selling, general and administrative expenses		(6,472)	(6,623)	(6,253)
Research and development expenses	5.3	(2,852)	(2,482)	(2,153)
Restructuring costs	5.4	(1,531)	(1,051)	(951)
Impairment of CGUs	5.5	(283)	(299)	(96)
Other operating income (expense)	5.6	158	61	143
Operating income (loss)		4,668	4,400	3,074
Financial income		192	188	167
Financial expenses		(536)	(634)	(405)
Net financial income (expense)	12.2	(344)	(446)	(238)
Income (loss) before tax of fully consolidated companies		4,324	3,954	2,836
Current taxes		(816)	(1,008)	(565)
Deferred taxes		100	393	(134)
Income taxes	14	(716)	(615)	(699)
Share in net earnings of equity method investments	11.3	(24)	(44)	217
Consolidated profit (loss) from continuing operations		€3,584	€3,295	€2,354
Attributable to Owners of the parent		3,201	2,827	1,931
Attributable to Non controlling interests		383	468	423
Consolidated profit (loss) from discontinued operations		—	—	(7)
CONSOLIDATED PROFIT (LOSS) FOR THE PERIOD		€3,584	€3,295	€2,347
Attributable to Owners of the parent		3,201	2,827	1,924
Attributable to Non controlling interests		383	468	423

(€)
Basic earnings per €1 par value share of continuing operations - attributable to Owners of the parent		€3.58	€3.16	€2.18
Basic earnings per €1 par value share - attributable to Owners of the parent		€3.58	€3.16	€2.17
Diluted earnings per €1 par value share of continuing operations - attributable to Owners of the parent		€3.40	€3.01	€2.05
Diluted earnings per €1 par value share - attributable to Owners of the parent		€3.40	€3.01	€2.04
______________________________________________________________________________________________________________________________
(1) The effects of IFRS 16 application are described in Note 2.3.
(2) These financial statements have been restated due to first time application of IFRS 15.
FIN-4

Consolidated Comprehensive Income

(€ million)	2019(1)	2018	2017 restated(2)
Consolidated profit (loss) for the period	€3,584	€3,295	€2,347
Fair value remeasurement to cash flow hedges	(56)	16	27
> of which, reclassified to the income statement	3	(10)	—
> of which, recognized in equity during the period	(59)	26	27
Gains and losses from remeasurement of financial assets	—	—	5
> of which, reclassified to the income statement	—	—	—
> of which, recognized in equity during the period	—	—	5
Exchange differences on translating foreign operations	(111)	(187)	(421)
Income tax benefit (expense)	10	—	—
Amounts to be potentially reclassified to profit or loss	(157)	(171)	(389)
Actuarial gains and losses on defined benefits’ pension obligations	212	334	(78)
Income tax benefit (expense)	12	(68)
Amounts not to be reclassified to profit or loss	224	266	(78)
Total other amounts of comprehensive income (loss)	67	95	(467)
> of which, companies at equity	14	(27)	(113)
TOTAL CONSOLIDATED COMPREHENSIVE INCOME (LOSS) FOR THE PERIOD	€3,651	€3,390	€1,880
> of which, attributable to equity holders of the parent	3,261	2,933	1,571
> of which, attributable to minority interests	390	457	309
______________________________________________________________________________________________________________________________
(1) The effects of IFRS 16 application are described in Note 2.3.
(2) These financial statements have been restated due to first time application of IFRS 15.
The income and expenses recognized in comprehensive income correspond to all changes in equity resulting from transactions with non-shareholder third parties.
FIN-5

Consolidated Statements of Financial Position

(€ million)	Notes	December 31, 2019(1)	December 31, 2018	December 31, 2017 restated(2)
Assets
Goodwill	8.1	€4,312	€3,608	€3,321
Intangible assets	8.1	10,288	9,201	8,269
Property, plant and equipment	8.2	16,922	14,136	13,218
Equity method Investments - manufacturing and sales companies	11	719	1,072	1,356
Equity method investments - finance companies	11	2,604	2,372	2,116
Other non-current financial assets - manufacturing and sales companies	12.4.A	652	684	487
Other non-current financial assets - finance companies		11	28	23
Other non-current assets	9.1	1,733	1,669	1,705
Deferred tax assets	14	1,198	1,036	809
Total non-current assets		38,439	33,806	31,304
Loans and receivables - finance companies	13.2.A	85	179	331
Short-term investments - finance companies		78	79	114
Inventories	6.1	6,269	6,710	7,289
Trade receivables	6.2	2,503	1,904	2,426
Current taxes	14	221	376	353
Other receivables	6.3.A	2,922	2,470	2,496
Derivative financial instruments on operating - assets		95	110	274
Operating assets		12,173	11,828	13,283
Current financial assets and Financial investments	12.4.A	1,321	892	1,434
Cash and cash equivalents - manufacturing and sales companies	12.4.B	17,379	14,961	11,582
Cash and cash equivalents - finance companies	13.2.C	454	465	312
Total current assets		31,327	28,146	26,611
TOTAL ASSETS		€69,766	€61,952	€57,915
______________________________________________________________________________________________________________________________
(1) The effects of IFRS 16 application are described in Note 2.3.
(2) These financial statements have been restated due to first time application of IFRS 15.

FIN-6

(€ million)	Notes	December 31, 2019(1)	December 31, 2018	December 31, 2017 restated(2)
Equity and liabilities
Equity	15
Share capital		€905	€905	€905
Treasury shares		(240)	(270)	(270)
Retained earnings and other accumulated equity, excluding non controlling interests		18,409	16,450	13,929
Non controlling interests		2,727	2,509	2,142
Total equity		21,801	19,594	16,706
Non-current financial liabilities	12.5	8,917	5,257	4,778
Other non-current liabilities	9.2	5,173	4,926	4,280
Non-current provisions	10	1,345	1,392	1,596
Deferred tax liabilities	14	830	781	897
Total non-current liabilities		16,265	12,356	11,551
Financing liabilities - finance companies	13.3	272	327	407
Current provisions	10	4,941	5,065	4,782
Trade payables		14,505	13,551	13,362
Current taxes	14	469	525	234
Other payables	6.3.B	8,869	8,293	8,139
Derivative financial instruments on operating - liabilities		124	59	203
Operating liabilities		29,180	27,820	27,127
Current financial liabilities	12.5	2,520	2,182	2,531
Total current liabilities		31,700	30,002	29,658
TOTAL EQUITY AND LIABILITIES		€69,766	€61,952	€57,915
______________________________________________________________________________________________________________________________
(1) The effects of IFRS 16 application are described in Note 2.3.
(2) These financial statements have been restated due to first time application of IFRS 15.
FIN-7

Consolidated Statements of Cash Flows

(€ million)	Notes	2019(1)	2018	2017 restated(2)
Consolidated profit (loss) from continuing operations		€3,584	€3,295	€2,354
Adjustments for non-cash items:
> depreciation, amortization and impairment	16.2	3,717	2,995	2,754
> provisions		(97)	304	220
> changes in deferred and current taxes		(139)	(142)	134
> (gains) losses on disposals and other		(190)	(651)	(377)
Net financial expenses (income)	12.2	344	446	238
Dividends received from, net of share in net result of, equity method investments		274	189	152
Fair value remeasurement of cash flow hedges		30	72	28
Change in carrying amount of leased vehicles		50	226	(90)
Funds from operations		7,573	6,734	5,413
Changes in working capital	6.4.A	1,132	1,661	46
Net cash from (used in) operating activities of continuing operations(3)		8,705	8,395	5,459
Proceeds from disposals of shares in consolidated companies and of investments in non-consolidated companies		51	38	85
Acquisitions of consolidated subsidiaries and equity method investments		(1,293)	(713)	(1,095)
Proceeds from disposals of property, plant and equipment and of intangible assets		298	509	323
Investments in property, plant and equipment	8.2.B	(2,765)	(2,510)	(2,351)
Investments in intangible assets	8.1.B	(2,146)	(2,061)	(1,947)
Change in amounts payable on fixed assets		(160)	(198)	(239)
Other		43	196	68
Net cash from (used in) investing activities of continuing operations		(5,972)	(4,739)	(5,156)
Dividends paid:
> to Peugeot S.A. shareholders		(697)	(474)	(431)
> to minority shareholders of subsidiaries		(133)	(143)	(135)
Proceeds from issuance of shares		4	27	305
(Purchases) sales of treasury shares		(29)	(48)	(137)
Changes in other financial assets and liabilities	16.4	923	631	42
Payment of lease liabilities		(377)	—	—
Other		—	—	2
Net cash from (used in) financing activities of continuing operations		(309)	(7)	(354)
Net cash from the transferred assets and liabilities of operations held for sale		—	—	(7)
Impact of hyperinflation		(28)	22	—
Effect of changes in exchange rates		7	(66)	(121)
Increase (decrease) in cash from continuing operations and held for sale or to be continued in partnership		2,403	3,605	(179)
Net cash and cash equivalents at beginning of period		15,402	11,797	11,976
NET CASH AND CASH EQUIVALENTS AT END OF PERIOD	16.1	€17,805	€15,402	€11,797
______________________________________________________________________________________________________________________________
(1) The effects of IFRS 16 application are described in Note 2.3.
(2) These financial statements have been restated due to first time application of IFRS 15.
(3) Including an impact of tax paid of €854 million (€816 million in 2018 and €687 million in 2017).

FIN-8

Consolidated Statements of Changes in Equity

				Revaluations - excluding non controlling interests
(€ million)	Share capital	Treasury shares	Retained earnings excluding revaluations	Cash flow hedges	Remeasure- ment of the fair value of financial assets	Actuarial gains and losses on pension obligations	Effect of changes in exchange rates	Equity -Attributable to Owners of the parent	Non controlling interests	Total equity
At December 31, 2016	€860	€(238)	€12,108	€6	€18	€(31)	€(66)	€12,657	€1,961	€14,618
1st implementation of IFRS 15	—	—	18	—	—	—	—	18	(24)	(6)
At December 31, 2016 restated (1)	860	(238)	12,126	6	18	(31)	(66)	12,675	1,937	14,612
Comprehensive income	—	—	1,926	22	5	(80)	(302)	1,571	309	1,880
Measurement of stock options and performance share grants	—	—	29	—	—	—	—	29	11	40
Repurchase of treasury shares	—	(116)	(18)	—	—	—	—	(134)	(22)	(156)
Effect of changes in scope of consolidation and other	—	—	(6)	—	—	—	—	(6)	27	21
Issuance of shares	45	—	243	—	—	—	—	288	17	305
Peugeot S.A. equity warrants granted to General Motors	—	—	541	—	—	—	—	541	—	541
Treasury shares delivered to employees	—	84	(53)	—	—	—	—	31	—	31
Dividends paid by Peugeot S.A.	—	—	(431)	—	—	—	—	(431)	—	(431)
Dividends paid by other Group companies	—	—	—	—	—	—	—	—	(137)	(137)
At December 31, 2017 restated (1)	905	(270)	14,357	28	23	(111)	(368)	14,564	2,142	16,706
1st implementation of IFRS 9	—	—	31	—	(23)	—	—	8	—	8
Impact of hyperinflation	—	—	29	—	—	—	—	29	2	31
At January 1, 2018 restated (2)	905	(270)	14,417	28	—	(111)	(368)	14,601	2,144	16,745
Comprehensive income	—	—	2,827	9	—	257	(160)	2,933	457	3,390
Measurement of stock options and performance share grants	—	—	38	—	—	—	—	38	11	49
Dividends linked to equity warrants granted to General Motors	—	—	(12)	—	—	—	—	(12)	—	(12)
Effect of changes in scope of consolidation and other	—	—	21	—	—	—	—	21	46	67
Issuance of shares	—	—	—	—	—	—	—	—	25	25
Treasury shares	—	—	(22)	—	—	—	—	(22)	(25)	(47)
Dividends paid by Peugeot S.A.	—	—	(474)	—	—	—	—	(474)	—	(474)
Dividends paid by other Group companies	—	—	—	—	—	—	—	—	(149)	(149)
At December 31, 2018	905	(270)	16,795	37	—	146	(528)	17,085	2,509	19,594
FIN-9

				Revaluations - excluding non controlling interests
(€ million)	Share capital	Treasury shares	Retained earnings excluding revaluations	Cash flow hedges	Remeasure- ment of the fair value of financial assets	Actuarial gains and losses on pension obligations	Effect of changes in exchange rates	Equity -Attributable to Owners of the parent	Non controlling interests	Total equity
1st implementation of IFRS 16	—	—	2	—	—	—	—	2	—	2
At January 1, 2019 restated (3)	905	(270)	16,797	37	—	146	(528)	17,087	2,509	19,596
Comprehensive income	—	—	3,201	(38)	—	231	(133)	3,261	390	3,651
Impact of hyperinflation	—	—	136	—	—	—	—	136	4	140
Measurement of performance share grants	—	—	44	—	—	—	—	44	8	52
Dividends linked to equity warrants granted to General Motors	—	—	(35)	—	—	—	—	(35)	—	(35)
Dongfeng commitment	—	—	(684)	—	—	—	—	(684)	—	(684)
Effect of changes in scope of consolidation and other	—	5	(33)	—	—	—	—	(28)	(37)	(65)
Treasury shares delivered to employees	—	23	(23)	—	—	—	—	—	—	—
Treasury shares	—	2	(12)	—	—	—	—	(10)	(14)	(24)
Dividends paid by Peugeot S.A.	—	—	(697)	—	—	—	—	(697)	—	(697)
Dividends paid by other Group companies	—	—	—	—	—	—	—	—	(133)	(133)
At December 31, 2019	€905	€(240)	€18,694	€(1)	€—	€377	€(661)	€19,074	€2,727	€21,801
______________________________________________________________________________________________________________________________
(1) Financial statements restated due to the first application of IFRS 15.
(2) Financial statements restated due to the first application of IFRS 9.
(3) Financial statements restated due to the first application of IFRS 16.
FIN-10

Notes to the Consolidated Financial Statements at December 31, 2019

FIN-11

Preliminary note
The consolidated financial statements for 2019 including explanatory notes were authorized for issue by the Managing Board of Peugeot S.A. and endorsed by the PSA Supervisory Board on February 25, 2020.
Note 1 - Significant event
Groupe PSA and FCA agree to merge
On December 17, 2019, Fiat Chrysler Automobiles N.V. (“FCA”) (NYSE: FCAU / MTA: FCA) and Peugeot S.A. (“Groupe PSA”) signed a binding Combination Agreement providing for a 50/50 merger of their businesses to create the 4th largest global automotive Original Equipment Manufacturer (OEM) by volume and 3rd largest by revenue (the “Merger”).
The merged entity will benefit from an efficient governance structure designed to promote effective performance, with a Board comprised of 11 members, 5 out of 9 non-executive directors of which need to be independent. Five Board members will be nominated by FCA and its reference shareholder (including John Elkann as Chairman) and five will be nominated by Groupe PSA and its reference shareholders (including the Senior Non-Executive Director and the Vice Chairman). At closing the Board will include two members representing FCA and Groupe PSA employees. Carlos Tavares will be the Chief Executive Officer for an initial term of five years and will also be a member of the Board.
The new group’s Dutch-domiciled parent company will be listed on Euronext (Paris), the Borsa Italiana (Milan) and the New York Stock Exchange.
Under the proposed by-laws of the combined company, no shareholder would have the power to exercise more than 30% of the votes cast at shareholders’ meetings. It is also foreseen that there will be no carryover of existing double voting rights but that new double voting rights will accrue after a three-year holding period after completion of the merger.
In the context of the contemplated Merger, Dongfeng Group (DFG) will sell 30.7 million shares to PSA (in which case they will be canceled prior to closing) and/or to third parties (including on the market). The accounting for this financial instrument and its impact on the consolidated financial statements at December 31, 2019 of Groupe PSA is discussed in Note 12.3.
Before closing of the Merger, FCA will distribute to its shareholders a special dividend of €5.5 billion while Groupe PSA will distribute to its shareholders its 46% stake in Faurecia. At December 31, Faurecia continues to be consolidated within continuing operations.
In addition, FCA will continue work on the separation of its holding in Comau which will be separated promptly following closing for the benefit of the shareholders of the combined company. Each company intends to distribute a €1.1 billion ordinary dividend in 2020 related to fiscal year 2019, subject to approval by each company’s Board of Directors and shareholders. At closing, Groupe PSA shareholders will receive 1.742 shares of the new combined company for each share of Groupe PSA, while FCA shareholders will have 1 share of the new combined company for each share of FCA.
Preparation of the Merger is progressing as expected and completion of the proposed combination continues to be expected to take place in 12-15 months, subject to customary closing conditions, including approval by both companies’ shareholders at their respective Extraordinary General Meetings and the satisfaction of antitrust and other regulatory requirements.
Otherwise, the proposed Merger has no other impact on the consolidated financial statements at December 31, 2019 than the merger costs for services received from various financial and legal external advisors that have been expensed as incurred for a total amount of €25 million in connection with the negotiation and completion of the proposed Merger.
FIN-12

Note 2 - Accounting Policies
2.1. Accounting standards applied
The PSA Group’s consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (IFRS) as adopted by the European Union and in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board on December 31, 2019. There is no effect on these consolidated financial statements resulting from differences between IFRS as issued by the IASB and IFRS as adopted by the European Union.
International Financial Reporting Standards include IFRSs and IASs (International Accounting Standards) and the related interpretations as prepared by the Standing Interpretations Committee (SIC) and the International Financial Reporting Interpretations Committee (IFRIC).
New standards and amendments
The following new standards or IFRIC interpretations, which were effective from January 1, 2019, were:
•IFRS 16 - Leases (see Notes 2.2 for the first application and 2.3 for the effects on the consolidated financial statements)
•IFRIC 23 - Uncertainty over Income Tax Treatments, whose adoption had no material effect on the consolidated statements.
New standards and amendments not yet effective
The following new IFRS standards, amendments or IFRIC interpretations mandatory for the periods beginning on or after January 1, 2020 (and not early applied) are expected to have no significant impact from January 1, 2020:
•Amendments to IFRS 3 « Definition of a business »
•Amendments to IAS 1 and IAS 8 « Definition of Material »
•Interest rate benchmark reform (Amendments to IFRS 9, IAS 39 and IFRS 7)
•Amendment to conceptual framework
Regarding IFRS 17 Insurance contracts, subject to its adoption by the European Union, it will become effective in 2021, in place of the current IFRS 4 standard. The IASB issued an exposure draft on June 26, 2019 containing a number of amendments to IFRS 17 “Insurance Contracts”. The modifications are intended to facilitate the implementation of the standard. In particular, it is proposed to delay the first date of application by one year, thus postponed to financial years beginning on or after January 1, 2022.
This new accounting standard bases the valuation of insurance contracts on a prospective assessment of insurers’ commitments. Such an approach implies an increased use of complex models, fed by numerous hypotheses, and could require significant changes to existing models, tools and processes. Groupe PSA is currently assessing the impact on Banque PSA Finance.
In 2018, the main new IFRS standards applicable to the Group was as follows (see Note 2.4):
•IFRS 15 – Revenue from Contracts with Customers;
•IFRS 9 – Financial Instruments.
In addition, IAS 29 Hyperinflation had been applied to the operations in Argentina (see Note 2.5).
FIN-13

2.2. First application Impact of IFRS 16 – Accounting principles
Groupe PSA applied IFRS 16 – Leases at January 1, 2019 (mandatory application date). This standard replaces IAS 17 and the IFRIC 4, SIC 15 and SIC 27 interpretations.
For the lessees, recognition is now based on a single model, resulting from the elimination of the distinction between operating leases and finance leases.
IFRS 16 stipulates the recognition of any leases on the balance sheet of the lessees, with the recognition of an asset (representing the right-of-use of the leased asset for the term of the lease) and of a debt (for the obligation to pay rent).
For the lessors, the current distinction between operating leases and finance leases remains, with a mode of recognition that is essentially unchanged.
The assumptions used by Groupe PSA from among the transition and permanent recognition options provided by IFRS 16 are the following:
•Transition measures:
◦Use of the modified retrospective approach. No restatement of the comparative periods.
◦The identical classification of asset and liability balances for finance leases identified under IAS 17 in right-of-use assets and lease liabilities as authorized by the standard;
◦The lease liability is assessed at the present value of the rental payments remaining due. The Group makes use of knowledge acquired after the fact, for example, to determine the term of a lease that contains renewal or termination options;
◦The right-of-use as at the transition date is equal to the liability of the lease, adjusted for the amount of the rent payments paid in advance or to be paid. The initial direct costs are included in the valuation of the right-of-use on the transition date;
◦Exemption of leases whose remaining term is less than 12 months at January 1, 2019, and the low-value leases held by the Group;
◦The discount rate applied on the transition date corresponds to the incremental borrowing rate determined on the remaining term of the leases for the entire Group. The impact reported in the June 30, 2019 interim financial statements has been adjusted as a consequence of Faurecia’s change to incremental borrowing rates on the duration rather than the terms of the leases at 2019 year-end resulting in a €39 million increase in Lease liabilities.
◦The group opted to record deferred taxes for the net amount of temporary differences resulting from the 1st application of IFRS 16.
•Permanent recognition:
◦Exemption of new short-term leases (term of less than 12 months including economic incentive renewal periods) and low-value leases;
FIN-14

◦The lease term corresponds to the non-cancellable period of each lease, to which should be added any renewal option that the Group is reasonably certain to carry out, and any option of termination that the Group is reasonably certain to not carry out. Specifically, in the case of commercial leases in France (3-6-9 years), the Group used a maximum term of 9 years, in accordance with the opinion of the ANC (Autorité des Normes Comptables). However, IFRS Interpretation Committee decided on November 26 2019 that as long as either the lessor or the lessee has an economic incentive not to terminate the lease such that it would incur a penalty on termination that is more than insignificant, the contract is enforceable beyond the date on which the contract can be terminated. The group is currently assessing the impact of this decision on the lease liability and lease assets as of January 1, 2019.
◦The discount rate corresponds to the incremental borrowing rate determined on the lease term of the leases for the entire Group; this rate is defined according to the duration of the contract in order to take into account the payment profiles. The incremental borrowing rate is a default rate, to be used only if the interest rate implicit in the contract cannot be easily determined.
On the date of their entry into force, which corresponds to the date on which the leased asset is made available to the lessee, the leases, as defined by IFRS – 16 Leases are recognized:
•As fixed assets (right-of-use) for the amount of the debt of the rent payments (determined above), increased by advance payments made to the lessor, initial direct costs incurred, less any lease incentives received, as well as an estimation of the costs of decommissioning or of refurbishing the leased asset according to the terms of the lease, if applicable; and
•As financial liabilities for the amount of rent payments over the term of the lease as determined above, discounted at the rate determined above.
These fixed assets are amortized on a straight-line basis, either for the term of the lease, or for their useful life, if it is less than the term of the lease or if the lease transfers ownership of the asset to the lessee, or if there is a purchase option that is reasonably certain to be exercised.
In the consolidated statements of cash flows, the payments of lease liabilities are reported in the cash flows from financing activities, pursuant to IFRS 16 leases.
2.3. Impact of the first-time application of IFRS 16 – Impact on the 2019 Consolidated Financial Statements

A. Consolidated statements of income
The impact of the first-time application of IFRS 16 on the consolidated statement of income of the year 2019 concerns:
•The operating income with a positive net impact of €16 million, stemmed from the positive effect of the non-recognition of the lease expense for €348 million combined with the negative impact of €332 million for the amortization expense of the related rights of use.
•The net financial income (expense) for a negative impact of €62 million.
B. Consolidated statement of financial position
The impact of the first-time application of IFRS 16 on the consolidated statement of financial position at January 1, 2019 concerns:
•For the assets,
◦the rights of use listed in tangible assets for an amount of €1,507 million,
◦the pre-paid expenses in the Other receivables for a negative amount of €7 million
FIN-15

•For the liabilities,
◦the lease liabilities reported under:
▪the non-current financial liabilities for an amount of €1,193 million,
▪the current financial liabilities for an amount of €305 million.
C. Consolidated statement of cash flows
The impact of the first-time application of IFRS 16 on the consolidated statement of cash flows of the year 2019 concerns:
•The net cash from (used in) operating activities of continuing operations for a positive amount of €377 million;
•The net cash from (used in) financing activities of continuing operations (payment of lease liabilities) for a negative amount of €377 million.
D. Reconciliation of the debts on lease obligations and off-balance sheet commitments as at January 1, 2019

(€ million)	At January 1, 2019
Non-cancellable lease commitments	€1,809
Exemptions (less than twelve months and low-value)	(40)
Term	(28)
Discount rate	(221)
Others	(22)
LEASE LIABILITIES	€1,498
2.4. First application of IFRS 15 and IFRS 9 in 2018 – Accounting principles and impacts on the 2017 consolidated financial statements
A. Accounting principles
The Group had chosen to apply IFRS 15 retrospectively. The opening and closing consolidated statements of financial position for 2017, the consolidated statement of income for 2017 as well as the consolidated statement of cash flows for 2017 had been restated.
For IFRS 9, the Group had decided to apply the three phases:
•on a prospective basis for phases 1 and 2, with the cumulative impact of the transition recorded through the adjustment of the opening consolidated equity balance at January 1, 2018, and without restatement of the comparative period, as authorized by the standard;
•on a prospective basis effective January 1, 2018 for phase 3.
The applicable accounting principles for 2018 applying IFRS 15 and IFRS 9 are described in the following Notes:
•5.1.A – Revenue;
•6.2 – Trade receivables;
•10 – Current and non-current provisions;
•12.6.B – Hedging instruments (manufacturing and sales companies);
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•12.7 – Financial instruments (manufacturing and sales companies);
•13.1 – Financing and financial instruments – Finance companies;
B. Impact on the 2017 consolidated financial statements
(1) Consolidated statement of income

(€ million)	Years ended December 31, 2017 Reported in February 2018	IFRS 15 impact in 2017	Years ended December 31, 2017 restated
Continuing operations
Sales and revenue	€65,210	€(2,954)	€62,256
Recurring operating income (loss)	3,991	(13)	3,978
Operating income (loss)	3,087	(13)	3,074
Income (loss) before tax of fully consolidated companies	2,849	(13)	2,836
Consolidated profit (loss) from continuing operations	2,365	(11)	2,354
Operations held for sale or to be continued in partnership
Profit (loss) from operations held for sale or to be continued in partnership	(7)	—	(7)

Consolidated profit (loss) for the period	€2,358	€(11)	€2,347
Attributable to equity holders of the parent	1,929	(5)	1,924
Attributable to minority interests	429	(6)	423
The impact of the first application of IFRS 15 on the consolidated revenue published for 2017 for Groupe PSA was €2,954 million for the Group excluding inter companies’ revenue, and €3,220 million for the Automotive Equipment segment. The impact was only from the Automotive Equipment segment and mainly concerns sales of monoliths(1) by Faurecia, products ordered by customers for whom Faurecia is considered as an agent under IFRS 15. Indeed, these components are used in catalyst and their technical specifications are directly settled between the final customer and monoliths producer. They are bought by Faurecia to be integrated into emission control systems sold to final customers without direct added value.

______________________________________________________________________________________________________________________________
(1) Monoliths are precious metals and ceramics used in emission control systems.
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(2) Consolidated statement of financial position

(€ million)	At December 31, 2017 Reported in February 2018	IFRS 15 impact in 2017	At December 31, 2017 Restated	IFRS 9 impact	At January 1, 2018 IFRS 9 & 15 restated
ASSETS
Total non-current assets	€31,006	€298	€31,304	€11	€31,315
Operating assets	13,171	112	13,283	(3)	13,280
Current financial assets	1,269	—	1,269	—	1,269
Financial investments	165	—	165	—	165
Cash and cash equivalents	11,894	—	11,894	—	11,894
Total current assets	26,499	112	26,611	(3)	26,608
Total assets	€57,505	€410	€57,915	€8	€57,923
EQUITY AND LIABILITIES
Equity
Total equity	€16,720	€(14)	€16,706	€8	€16,714
Total non-current liabilities	11,551	—	11,551	—	11,551
Operating liabilities	26,703	424	27,127	—	27,127
Current financial liabilities	2,531	—	2,531	—	2,531
Total current liabilities	29,234	424	29,658	—	29,658
Total equity and liabilities	€57,505	€410	€57,915	€8	€57,923
The impacts of the application of IFRS 15, at January 1, 2017, were the following:
a.€410 million on assets (€298 million on non-current assets and €112 million on operating assets);
b.€424 million on operating liabilities;
c.(€14) million on equity.
(3) Consolidated statement of Cash Flows

(€ million)	2017 Reported in February 2018	IFRS 15 impact in 2017	Restatement Financing activities(1)	2017 Restated
Funds from operations	€5,350	€63	€—	€5,413
Changes in working capital	(73)	115	4	46
Net cash from (used in) operating activities of continuing operations	5,277	178	4	5,459
Net cash from (used in) investing activities of continuing operations	(4,978)	(178)	—	(5,156)
Net cash from (used in) financing activities of continuing operations	(354)	—	—	(354)
Net cash from the transferred assets and liabilities of operations held for sale or to be continued in partnership	(7)	—	—	(7)
Effect of changes in exchange rates	(121)	—	—	(121)
Increase (decrease) in cash from continuing operations held for sale or to be continued in partnership	(183)	—	4	(179)
Net cash and cash equivalents at beginning of period	11,986	—	(10)	11,976
Net cash and cash equivalents of continuing operations at end of period	€11,803	€—	€(6)	€11,797
________________________________________________________________________________________________________________________________________________
(1) In accordance with ANC recommendation 2017-02 on the format of consolidated financial statements for banking sector institutions, Banque PSA Finance has changed the presentation of the statement of cash flows.
The explanatory notes to the financial statements of the fiscal year 2017 had been restated applying IFRS 15.
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2.5 Impact of hyperinflation in Argentina - Application of IAS 21 and IAS 29
Cumulative inflation over three years in Argentina exceeded the 100% threshold at July 1, 2018, resulting in the retroactive application of IAS 29 at January 1, 2018. This consists in the revaluation of non-monetary assets and liabilities (property, plant and equipment, intangible assets, inventories and equity) by taking into account inflation since their recognition in the consolidated statement of financial position. The offset of this revaluation at January 1, 2018 was recognized in equity. The revaluations for the 2018 financial year are presented under “other financial income / expenses”. The various lines of the statement of income for the financial year are revalued to take into account inflation since the completion of each transaction. The offset is presented under “other financial income / expenses”. Cash flows are also revalued according to the same principles. The offset is presented in a specific line of the statement of cash flows “impact of hyperinflation”.
In application of IAS 21 - The effects of changes in foreign exchange rates, the statement of income and the cash flows are converted at the closing rate.
The main effects of the application of hyperinflation accounting were in 2018 :
•(€114) million in revenue;
•(€96) million on adjusted operating income (loss);
•€79 million in net financial income (expense);
•(€19) million in net profit or loss.
2.6. Use of estimates and assumptions
The preparation of consolidated financial statements in accordance with IFRS requires management to make estimates and assumptions in order to determine the reported amounts of certain assets, liabilities, income and expense items, as well as certain amounts disclosed in the explanatory notes to the financial statements relating to contingent assets and liabilities.
The estimates and assumptions used are those deemed by management to be the most pertinent and accurate in view of the Group’s circumstances and past experience.
Given the uncertainty inherent in any projections, actual results may differ from initial estimates.
For the preparation of the 2019 consolidated annual financial statements, special attention was paid to the following items:
•The recoverable amount of goodwill, intangible assets and property, plant and equipment (see Note 8.3), as well as the recoverable amount of investments in companies accounting for under the equity method (see Note 11.5);
•Recognition of development expenditures as assets (see Note 5.3);
•Provisions (particularly restructuring provisions, pensions, warranty provisions for new cars as well as claims and litigation) (see Note 5.4, Note 7.1 and Note 10);
•Sales incentives (see Note 5.1.A.(1).(a));
•Residual values of vehicles sold with buyback commitment (see Note 8.2.D and Note 9.2);
•Deferred tax assets (see Note 14);
For the preparation of the 2017 annual financial statements, special attention was also paid to the fair value of the assets acquired and liabilities assumed in the course of a business combination relating to the acquisition of the Opel Vauxhall operations.
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Note 3 - Scope of Consolidation
3.1. Accounting policies
A. Consolidation policies
(1) Consolidation methods
The generic name Groupe PSA refers to the Group of companies of which Peugeot S.A. is the parent.
The financial statements of Peugeot S.A. and companies over which Peugeot S.A. directly or indirectly exercises exclusive control are fully consolidated.
Companies over which Peugeot S.A. directly or indirectly exercises a significant influence are included in the consolidated financial statements using the equity method.
Under IFRS 11, with respect to its interests in joint operations, the Group recognizes its assets and its share of the assets held jointly, its liabilities and its share of the liabilities incurred jointly, its revenues and expenses arising from its transactions with the joint operations including its share of the revenue and expenses of the joint operations incurred jointly. Joint arrangements that qualify as joint ventures because the parties have rights to the net assets of the arrangement are accounted for using the equity method.
The securities of companies fulfilling the consolidation criteria and which are not consolidated for materiality or feasibility reasons would not have had a significant impact on the consolidated financial statements as a whole. These securities are registered as equity securities in accordance with the general principles described in Note 12.7.
All significant intragroup transactions and internal margins are eliminated in consolidation.
The Group attributes the profit or loss of a subsidiary between the parent and minority interests based on their respective ownership interests. As a result, if there is no agreement committing the parent to absorbing the losses of the subsidiary, minority interests may be negative.
(2) Changes in scope of consolidation resulting in exclusive control
Business combinations occurring after January 1, 2010 are accounted for using the acquisition method, in accordance with IFRS 3 – Business Combinations.
The identifiable assets acquired and liabilities and contingent liabilities assumed are measured at acquisition-date fair value, provided that they meet the accounting criteria of IFRS 3 (Revised). The residual goodwill represents anticipated post-acquisition cash flows due to synergies in addition to the assets and liabilities recognized on initial consolidation. Acquisition-related costs are recognized as expenses in the period in which the costs are incurred.
In the event of a price adjustment in the 12 months following the acquisition date, the provisional initial assessment is adjusted against goodwill. Any subsequent adjustment is recognized as debt or credit against profit or loss of the Group.
In accordance with IAS 36 – Impairment of Assets, goodwill is not amortized but tested for impairment annually or more frequently if events or changes in circumstances indicate that it might be impaired (see Note 8.3).
(3) Goodwill on equity method investments
Goodwill attributable to acquisitions of equity method investments is the excess of the cost of shares, including directly attributable acquisition costs, over the Group’s equity in the acquisition-date fair value of the identifiable assets and liabilities acquired. It is included in “Equity method Investments” and tested for impairment at the level of the equity method investments concerned.
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(4) Other changes in scope of consolidation
Any change in ownership interests resulting in the loss of control of an entity is recognized in “other operating income (loss)” as a disposal of the whole entity immediately followed by an investment in the remaining interest.
Changes in ownership interests that do not result in a loss of control of the subsidiary are accounted for as equity transactions (transactions with owners in their capacity as owners) and therefore lead to equity, including transaction costs, being reallocated between the parent and the minority interests.
B. Conversion methods
(1) Translation of the financial statements of foreign subsidiaries
(a) Standard method
The parent’s functional currency is the euro (€), which is also the presentation currency of the Group’s consolidated financial statements. The functional currency of most foreign subsidiaries is their local currency, corresponding to the currency in which the majority of their transactions are denominated. The statements of financial position of these subsidiaries are translated at the year–end exchange rate and their income statements are translated on a monthly basis at the average exchange rate for each month. Gains and losses resulting from the translation of financial statements of foreign subsidiaries are recorded in equity under “Translation reserve”. Goodwill arising on the acquisition of subsidiaries is accounted for in the functional currency of the underlying business.
(b) Specific method
Certain subsidiaries outside the euro zone carry out most of their transactions in euros or US dollars, which is accordingly recognized as their functional currency, rather than their local currency. Non-monetary items in these subsidiaries’ accounts are translated at the historical exchange rate and monetary items at the year–end exchange rate. The resulting translation gains and losses are recognized directly in profit or loss.
The Group does not operate in hyperinflationary countries within the meaning of IAS 21 – The Effects of Changes in Foreign Exchange Rates, except Argentina.
(2) Translation of transactions in foreign currencies
In compliance with IAS 21, transactions in foreign currencies are translated into the subsidiary’s functional currency at the exchange rate on the transaction date.
At each statement of financial position date, monetary items are translated at the closing rate and the resulting translation adjustment is recognized in profit or loss, as follows:
•in operating income, for commercial transactions carried out by all Group companies and for financing transactions carried out by the Banque PSA Finance group;
•in interest income or finance costs for financial transactions carried out by the manufacturing and sales companies.
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3.2. Composition of the Group
The Group consists of the Peugeot S.A. holding company, listed on Euronext Paris, and its affiliates consolidated in accordance with Note 3.1.

	December 31, 2019	December 31, 2018	December 31, 2017
Fully consolidated companies
Manufacturing and sales companies	350	325	317
Finance companies	17	18	18
	367	343	335
Joint operations
Manufacturing and sales companies	3	3	3

Companies at equity
Manufacturing and sales companies	42	38	55
Finance companies	44	43	43
	86	81	98
CONSOLIDATED COMPANIES	456	427	436
Business combinations: Acquisition of Clarion by Faurecia
Faurecia, through its subsidiary Hennape Six SAS, has reached on October 26, 2018 binding agreements with Clarion and Hitachi, the controlling shareholder owning 63.8% of Clarion, for a tender offer to acquire 100% of the shares of Clarion, listed on the Tokyo Stock Exchange, for a price of ¥2,500 per clarion share. The tender offer was authorized by antitrust authorities. Clarion shareholders have tendered 95.2% of their shares to the offer launched on January 30, 2019. The tender offer, closed on February 28, 2019, was followed by a squeeze out at the end of which Hennape Six SAS acquired on March 28, 2019 the remaining Clarion shares (excluding treasury shares) which consideration was paid in July 2019.
This acquisition was financed through the issuance by Faurecia SE in December 2018 of a €700 million Schuldscheindarlehen and a €500 million bridge loan. Faurecia SE has successfully issued on March 27, 2019 €500 million of senior notes due 2026 at 3.125% to refinance the bridge loan.
Faurecia thus acquires key competencies in electronics, software, full digital audio systems, human-machine interface and image treatment, which are at the heart of its strategy for Sustainable Mobility and Cockpit of the Future.
This business combination was accounted for provisionally at December 31, 2019 as the fair values assigned to the identifiable assets acquired and liabilities assumed and the related goodwill may be amended within the one-year period following the March 2019 acquisition date. The purchase price allocation is being finalized; as of December 31, 2019, out of the initial purchase price of €1,099 million; €495.6 million has been allocated to the net assets acquired, specifically to customer relationships for €185 million and to technologies for €125 million and €603.9 million to the goodwill. A portion of this goodwill has been reallocated for € 75 million to the other activities of the group as synergies linked to this acquisition.
Clarion’s accounts have been included in the consolidated financial statements since April 1, 2019. Clarion’s total contribution to Faurecia’s consolidated revenue and operating income (before depreciation of acquired intangible assets) was respectively €586.3 million and €17.6 million for the year 2019.
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The table below shows a breakdown of Clarion’s net assets acquired by Faurecia:

(€ million)	Fair Value
Intangible assets	€393
Property, plant and equipment	246
Right-of-use assets	7
Other non current assets	18
Total non current assets	664
Inventories, net	84
Trade accounts receivable	242
Other Current assets	165
Cash & cash equivalents	134
Total current assets	625
TOTAL ASSETS	€1,289
Non controlling interests	€—
Long term provisions and Non current liabilities	52
Non current financial liabilities	119
Non current lease liabilities	7
Total non current liabilities	178
Trade payables	202
Current provisions	103
Current liabilities	196
Current financial liabilities	114
Current portion of lease liabilities	—
Total current liabilities	616
TOTAL LIABILITIES	€794
Net acquired assets	496
Net acquired assets by the Group (100%)	496
Goodwill	(604)
Acquisition cost	€1,099

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Note 4 - Segment Information
In accordance with IFRS 8 – Operating Segments, segment information is presented in line with the indicators used internally by management to measure the performance of the Group’s different business segments and allocate financial resources between them. The Group’s main performance indicator on the business segments is the adjusted operating income.
The Group’s operations are managed and reported in the management reporting around three main segments:
•The Automotive segment, consisting of the historical Peugeot Citroën DS business segment and of the Opel Vauxhall business segment that is still in a process of full integration in terms of manufacturing capacity and commercial distribution with the Peugeot Citroën business segment.
•The Automotive Equipment segment, corresponding to the Faurecia Group comprising :
◦The Interiors business;
◦The Seating business (vehicle seats);
◦The Clean Mobility business and (exhaust systems’ technology) ;
◦The Clarion Electronics business (cockpit electronics and low-speed ADAS).
Faurecia is listed on Euronext Paris. At December 31, 2019, Peugeot S.A. holds 46.34% of Faurecia’s capital and 62.99% of its voting rights which give exclusive control by the Group. The exercise of all the dilutive instruments issued by Faurecia would have no impact on the Group’s exclusive control;
•The Finance segment, corresponding to the Banque PSA Finance group, which provides exclusively retail financing to customers of the Peugeot, Citroën, DS, Opel and Vauxhall brands as well as wholesale financing to the brands’ dealer networks. Banque PSA Finance is classified as a financial institution. This mainly stems from the partnerships between Banque PSA Finance and Santander Consumer Finance for the Peugeot, Citroën and DS brands as well as from the partnerships with BNP Paribas for the Opel and Vauxhall brands.
The Group’s other activities are housed under “Other businesses”, which mainly includes the Peugeot S.A. holding company and the 25% retained interests in Gefco.
4.1. Business Segments
The columns for each business segment shown in the table below are on a stand-alone basis. Faurecia and Banque PSA Finance publish consolidated financial statements, and segment information for these two businesses is therefore presented down to the level of net profit (loss). For the other segments, as cash positions and taxes are managed jointly in some countries, only the adjusted operating income and share in net earnings of equity method investments are presented by segment.
All intersegment transactions are eliminated and, for the purposes of reconciliation with the Group’s financial statements, are shown under the heading “Eliminations and unallocated” together with unallocated amounts.
All intersegment commercial transactions are carried out on an arm’s length basis.
The 100% column under Finance companies represents the data assuming full consolidation of the companies in partnership with Santander and BNP Paribas. This column coupled with the “Reconciliation” column make it possible to calculate the consolidated contribution of the finance companies under IFRS, with the share in net earnings of equity method investments in partnership with Santander and BNP Paribas.

FIN-24

	2019
	Automotive				Finance companies
(€ million)	Peugeot Citroën DS(1)	Opel Vauxhall(1)	Automotive Equipment	Other Businesses	100%	Reconciliation	Eliminations and unallocated	Total
Revenue
> third parties	43,558	15,384	15,738	3	1,920	(1,872)	—	74,731
> intragroup, intersegment	2,538	1,984	2,030	173	243	(232)	(6,736)	—
Total	46,096	17,368	17,768	176	2,163	(2,104)	(6,736)	74,731

Adjusted operating income (loss)	3,923	1,121	1,227	36	1,012	(987)	(8)	6,324
Restructuring costs			(194)		(3)	3	(1,337)	(1,531)
Impairment of CGUs			—		—	—	(283)	(283)
Other operating income (expense)			(19)		(18)	17	178	158
Operating income (loss)			1,013		991	(967)	3,631	4,668
Net financial income (expense)			(219)		3	—	(128)	(344)
Income taxes expense			(167)		(255)	254	(548)	(716)
Share in net earnings of equity method investments	(456)	—	38	22	16	356	—	(24)
Consolidated profit (loss) from continuing operations			665		755	(357)	—	3,584
CONSOLIDATED PROFIT (LOSS) FOR THE PERIOD			665		755	(357)	—	3,584
Attributable to Owners of the parent			272		398	—	—	3,201
Attributable to Non controlling interests			393		357	(358)	—	383

Capital expenditure (excluding sales with a buyback commitment)	3,012	506	1,367	—	48	(22)	—	4,911
Depreciation provision	(2,058)	(133)	(1,177)	(6)	(36)	22	—	(3,388)
_____________________________________________________________________________________________________________________________
(1) The figures of these columns are displayed before elimination of the inter-company operations between PCD and OV segments.
Adjusted operating income (loss) is the measure used by the chief operating decision maker to assess performance, allocate resources to the Group’s operating segments and to view operating trends, perform analytical comparisons and benchmark performance between periods and among the segments. Adjusted operating income (loss) excludes from Operating income certain adjustments comprising Restructuring costs, Impairment of CGU’s and Other operating income (expense) considered rare or discrete events and are infrequent in nature.
In 2019, on a fully consolidated basis, Banque PSA Finance (Finance Companies segment) generated net banking revenue of €1,744 million. Net provision expense (cost of risk) amounted to €82 million.
In 2019, Banque PSA Finance (Finance Companies segment) reported net banking revenue of €50 million. Net provision expense (cost of risk) amounted to €1 million.

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	2018
	Automotive				Finance companies
(€ million)	Peugeot Citroën DS(1)	Opel Vauxhall(1)	Automotive Equipment	Other Businesses	100%	Reconciliation	Eliminations and unallocated	Total
Revenue
> third parties	41,638	16,913	15,418	3	1,807	(1,752)	—	74,027
> intragroup, intersegment	1,389	1,393	2,107	145	182	(166)	(5,050)	—
Total	43,027	18,306	17,525	148	1,989	(1,918)	(5,050)	74,027

Adjusted operating income (loss)	3,617	859	1,263	(19)	939	(962)	(8)	5,689
Restructuring costs			(104)		(4)	4	(947)	(1,051)
Impairment of CGUs			(21)		(1)	—	(277)	(299)
Other operating income (expense)			(23)		(7)	7	84	61
Operating income (loss)			1,115		927	(951)	3,309	4,400
Net financial income (expense)			(163)		24	(14)	(293)	(446)
Income taxes expense			(190)		(290)	288	(423)	(615)
Share in net earnings of equity method investments	(448)	—	31	13	13	347	—	(44)
Consolidated profit (loss) from continuing operations			793		674	(330)		3,295
CONSOLIDATED PROFIT (LOSS) FOR THE PERIOD			793		674	(330)		3,295
Attributable to Owners of the parent			324		336	10		2,827
Attributable to Non controlling interests			469		338	(340)		468

Capital expenditure (excluding sales with a buyback commitment)	2,746	541	1,269	—	40	(23)	—	4,573
Depreciation provision	(1,832)	(90)	(879)	—	(33)	19	—	(2,815)
______________________________________________________________________________________________________________________________
(1) The figures of these columns are displayed before elimination of the inter-company operations between PCD and OV segments.
In 2018, on a fully consolidated basis, Banque PSA Finance (Finance Companies segment) generated net banking revenue of €1,611 million. Net provision expense (cost of risk) amounted to €38 million.
In 2018, Banque PSA Finance (Finance Companies segment) reported net banking revenue of €2 million.

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	2017
	Automotive				Finance companies
(€ million)	Peugeot Citroën DS(1)	Opel Vauxhall(1)	Automotive Equipment	Other Businesses	100%	Reconciliation	Eliminations and unallocated	Total
Revenue
> third parties	40,281	6,864	14,993	2	1,347	(1,231)	—	62,256
> intragroup, intersegment	454	374	1,969	88	129	(106)	(2,908)	—
Total	40,735	7,238	16,962	90	1,476	(1,337)	(2,908)	62,256

Adjusted operating income (loss)	2,966	(179)	1,156	23	632	(618)	(2)	3,978
Restructuring costs			(86)		(1)	1	(865)	(951)
Impairment of CGUs			—		—	—	(96)	(96)
Other operating income (expense)			(10)		(11)	11	153	143
Operating income (loss)			1,060		620	(606)	2,000	3,074
Net financial income (expense)			(131)		4	(1)	(110)	(238)
Income taxes expense			(261)		(204)	194	(428)	(699)
Share in net earnings of equity method investments	(55)	—	35	11	17	209	—	217
Consolidated profit (loss) from continuing operations			703		437	(204)	—	2,354
Consolidated profit (loss) from discontinued operations			(7)		—	—	—	(7)
CONSOLIDATED PROFIT (LOSS) FOR THE PERIOD			696		437	(204)	—	2,347
Attributable to Owners of the parent			279		226	1	—	1,924
Attributable to Non controlling interests			417		211	(205)	—	423

Capital expenditure (excluding sales with a buyback commitment)	2,717	169	1,217	—	30	(13)	—	4,120
Depreciation provision	(1,877)	(25)	(796)	—	(19)	7	—	(2,710)
______________________________________________________________________________________________________________________________
(1) The figures of these columns are displayed before elimination of the inter-company operations between PCD and OV segments.
In 2017, on a fully consolidated basis, Banque PSA Finance (Finance Companies segment) generated net banking revenue of €1,145 million. Net provision expense (cost of risk) amounted to €64 million.
In 2017, Banque PSA Finance (Finance Companies segment) reported net banking revenue of €46 million. Net provision expense (cost of risk) amounted to €5 million.
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4.2. Consolidated Statements of Financial Position

	December 31, 2019
(€ million)	Automotive	Automotive Equipment	Finance companies	Other businesses and Eliminations	Total
Assets
Goodwill	€1,975	€2,318	€—	€19	€4,312
Intangible assets	7,669	2,551	66	2	10,288
Property, plant and equipment	13,055	3,874	3	(10)	16,922
Equity method investments	317	240	2,605	161	3,323
Other non-current financial assets	148	70	11	434	663
Other non-current assets	1,260	137	199	137	1,733
Deferred tax assets	4,052	467	7	(3,328)	1,198
Total non-current assets	28,476	9,657	2,891	(2,585)	38,439
Inventories	4,718	1,551	—	—	6,269
Trade receivables	113	2,861	163	(471)	2,666
Current taxes	75	70	12	64	221
Other receivables	2,045	1,107	96	(326)	2,922
Derivative financial instruments on operating - assets	1	9	—	85	95
Current financial assets and Financial investments	65	15	2	1,239	1,321
Cash and cash equivalents	15,142	2,319	454	(82)	17,833
Total current assets	22,159	7,932	727	509	31,327
TOTAL ASSETS	€50,635	€17,589	€3,618	€(2,076)	€69,766

	December 31, 2019
(€ million)	Automotive	Automotive Equipment	Finance companies	Other businesses and Eliminations	Total
Equity and liabilities
Equity					€21,801
Non-current provisions	€854	€466	€—	€25	€1,345
Non-current financial liabilities	1,292	3,826	2	3,797	8,917
Deferred tax liabilities	2,049	34	7	(1,260)	830
Other non-current liabilities	5,165	2	—	6	5,173
Total non-current liabilities	9,360	4,328	9	2,568	16,265
Current provisions	4,543	255	84	59	4,941
Current financial liabilities	4,998	1,271	—	(3,749)	2,520
Trade payables and Finance companies’ liabilities	9,681	5,334	272	(510)	14,777
Current taxes	797	77	9	(413)	469
Other payables	7,259	1,687	53	(130)	8,869
Derivative financial instruments on operating - liabilities	2	1	—	121	124
Total current financial liabilities	27,280	8,625	418	(4,622)	31,700
TOTAL EQUITY AND LIABILITIES					€69,766
Within the French tax group, each component of the French tax group determines its income tax position on a standalone basis. The impact of the consolidation of the French tax group is reflected in the Other businesses and eliminations.
FIN-28

	December 31, 2018
(€ million)	Automotive	Automotive Equipment	Finance companies	Other businesses and Eliminations	Total
Assets
Goodwill	€1,944	€1,664	€—	€—	€3,608
Intangible assets	7,186	1,959	56	—	9,201
Property, plant and equipment	11,374	2,785	2	(25)	14,136
Equity method investments	762	144	2,372	166	3,444
Other non-current financial assets	208	90	28	386	712
Other non-current assets	1,287	109	129	144	1,669
Deferred tax assets	3,918	356	9	(3,247)	1,036
Total non-current assets	26,679	7,107	2,596	(2,576)	33,806
Inventories	5,280	1,430	—	—	6,710
Trade receivables	131	2,169	258	(396)	2,162
Current taxes	94	140	13	129	376
Other receivables	1,939	740	82	(291)	2,470
Derivative financial instruments on operating - assets	4	30	—	76	110
Current financial assets and Financial investments	49	67	—	776	892
Cash and cash equivalents	13,841	2,105	466	(986)	15,426
Total current assets	21,338	6,681	819	(692)	28,146
TOTAL ASSETS	€48,017	€13,788	€3,415	€(3,268)	€61,952

	December 31, 2018
(€ million)	Automotive	Automotive Equipment	Finance companies	Other businesses and Eliminations	Total
Equity and liabilities
Equity					€19,594
Non-current provisions	€964	€409	€—	€19	€1,392
Non-current financial liabilities	755	1,870	—	2,632	5,257
Deferred tax liabilities	1,745	31	7	(1,002)	781
Other non-current liabilities	4,921	5	—	—	4,926
Total non-current liabilities	8,385	2,315	7	1,649	12,356
Current provisions	4,654	173	144	94	5,065
Current financial liabilities	5,003	936	—	(3,757)	2,182
Trade payables and Finance companies’ liabilities	9,450	4,560	328	(460)	13,878
Current taxes	814	56	3	(348)	525
Other payables	6,839	1,499	55	(100)	8,293
Derivative financial instruments on operating - liabilities	12	7	—	40	59
Total current financial liabilities	26,772	7,231	530	(4,531)	30,002
TOTAL EQUITY AND LIABILITIES					€61,952

FIN-29

	December 31, 2017
(€ million)	Automotive	Automotive Equipment	Finance companies	Other businesses and Eliminations	Total
Assets
Goodwill	€1,932	€1,388	€1	€—	€3,321
Intangible assets	6,581	1,634	54	—	8,269
Property, plant and equipment	10,655	2,591	3	(31)	13,218
Equity method Investments	1,048	151	2,117	156	3,472
Other non-current financial assets	204	54	23	229	510
Other non-current assets	3,434	246	13	(2,884)	809
Deferred tax assets	1,117	327	102	159	1,705
Total non-current assets	24,971	6,391	2,313	(2,371)	31,304
Inventories	5,906	1,383	—	—	7,289
Trade receivables	760	2,134	432	(455)	2,871
Current taxes	303	144	15	(109)	353
Other receivables	1,855	653	(10)	(2)	2,496
Derivative financial instruments on operating - assets	257	4	96	(83)	274
Current financial assets and Financial investments	381	32	12	1,009	1,434
Cash and cash equivalents	10,557	1,563	320	(546)	11,894
Total current assets	20,019	5,913	865	(186)	26,611
TOTAL ASSETS	€44,990	€12,304	€3,178	€(2,557)	€57,915

	December 31, 2017
(€ million)	Automotive	Automotive Equipment	Finance companies	Other businesses and Eliminations	Total
Equity and liabilities
Equity					€16,706
Non-current provisions	€1,152	€413	€—	€31	€1,596
Non-current financial liabilities	771	1,598	—	2,409	4,778
Deferred tax liabilities	1,844	17	7	(971)	897
Other non-current liabilities	4,277	2	—	1	4,280
Total non-current liabilities	8,044	2,030	7	1,470	11,551
Current provisions	4,444	167	119	52	4,782
Current financial liabilities	5,417	697	—	(3,583)	2,531
Trade payables and Finance companies’ liabilities	9,554	4,219	415	(419)	13,769
Current taxes	443	58	9	(276)	234
Other payables	6,571	1,508	(11)	71	8,139
Derivative financial instruments on operating - liabilities	194	—	92	(83)	203
Current financial liabilities	26,623	6,649	624	(4,238)	29,658
TOTAL EQUITY AND LIABILITIES					€57,915
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4.3 Consolidated statements of cash flows

	December 31, 2019
(€ million)	Automotive	Automotive Equipment	Finance companies	Other businesses and eliminations	Total
Funds from operations	€5,489	€1,807	€189	€88	€7,573
Changes in working capital	1,054	32	(42)	88	1,132
Net cash from(using in) operating activities of continuing operations	6,543	1,839	147	176	8,705
Net cash from(using in) investing activities of continuing operations	(3,417)	(2,359)	(63)	(133)	(5,972)
Net cash from(using in) financing activities of continuing operations	(2,767)	729	(97)	1,826	(309)
Effect of changes in exchange rates	(45)	5	1	18	(21)
Increase (Decrease)in net cash from continuing operations and held for sale or to be continued in partnership	314	214	(12)	1,887	2,403
Net cash and cash equivalents at beginning of the period	1,212	2,108	462	11,620	15,402
Net cash and cash equivalents at end of period	€1,526	€2,322	€449	€13,508	€17,805

	December 31, 2018
(€ million)	Automotive	Automotive Equipment	Finance companies	Other businesses and eliminations	Total
Funds from operations	€4,956	€1,604	€118	€56	€6734
Changes in working capital	1,800	112	48	(299)	1,661
Net cash from(using in) operating activities of continuing operations	6,756	1,716	166	(243)	8,395
Net cash from(using in) investing activities of continuing operations	(3,366)	(1,313)	(18)	(42)	(4,739)
Net cash from(using in) financing activities of continuing operations	(3,248)	160	—	3,081	(7)
Effect of changes in exchange rates	(2)	(20)	—	(22)	(44)
Increase (Decrease)in net cash from continuing operations and held for sale or to be continued in partnership	140	543	148	2,774	3,605
Net cash and cash equivalents at beginning of the period	1,072	1,566	314	8,845	11,797
Net cash and cash equivalents at end of period	€1,212	€2,108	€462	€11,620	€15,402

FIN-31

	December 31, 2017
(€ million)	Automotive	Automotive Equipment	Finance companies	Other businesses and eliminations	Total
Funds from operations	€3,765	€1,507	€145	€-4	€5413
Changes in working capital	(202)	232	(78)	94	46
Net cash from(using in) operating activities of continuing operations	3,563	1,739	67	90	5,459
Net cash from(using in) investing activities of continuing operations	(1,639)	(1,613)	(535)	(1,369)	(5,156)
Net cash from(using in) financing activities of continuing operations	(1,945)	(82)	264	1,402	(361)
Effect of changes in exchange rates	(70)	(48)	(2)	(1)	(121)
Increase (Decrease)in net cash from continuing operations and held for sale or to be continued in partnership	(91)	(4)	(206)	122	(179)
Net cash and cash equivalents at beginning of the period	1,166	1,566	520	8,724	11,976
Net cash and cash equivalents at end of period	€1,075	€1,562	€314	€8,846	€11,797
4.4. Geographical information
The indicators provided by region are revenue broken down by customer marketing area and property, plant and equipment broken down by geographic location of the consolidated companies.

	2019
(€ million)	Europe(1)	Eurasia	China & South-Asia	India Pacific	Latin America	Middle East & Africa	North America	Total
Revenue	€58,758	€595	€3,232	€1,705	€3,383	€3,015	€4,043	€74,731
Property, plant and equipment	€14,048	€149	€674	€363	€799	€303	€586	€16,922

	2018
(€ million)	Europe(1)	Eurasia	China & South-Asia	India Pacific	Latin America	Middle East & Africa	North America	Total
Revenue	€58,007	€557	€3,147	€1,478	€3,842	€2,802	€4,194	€74,027
Property, plant and equipment	€12,151	€122	€541	€141	€651	€166	€364	€14,136

	2017
(€ million)	Europe(1)	Eurasia	China & South-Asia	India Pacific	Latin America	Middle East & Africa	North America	Total
Revenue	€46,269	€477	€2,920	€1,226	€4,490	€2,975	€3,899	€62,256
Property, plant and equipment	€11,511	€143	€453	€123	€578	€73	€337	€13,218
FIN-32

(1) of which France:

(€ million)	2019	2018	2017 restated(2)
Revenue	€17,037	€16,306	€14,751
Property, plant and equipment	€6,586	€5,991	€5,779
________________________________________________________________________________________________________________________________________________
(2) Financial statements restated after the first application of IFRS 15

Note 5 - Operating Income
Operating income corresponds to profit (loss) before net financial income or expense, current and deferred taxes and the Group’s share in the net earnings of equity method investment. It includes the revenue, the cost of goods and services sold, the selling, general and administrative expenses (general administrative expenses, indirect selling expenses and warranty costs) as well as the research and development expenses, the restructuring costs, the impairment of CGUs and other operating income and expense.
5.1. Revenue
A. Accounting policies
IFRS 15 – Revenue from contracts with customers bases the recognition of revenue on the transfer of the control of goods and services to the customer, whereas IAS 18 – Revenue based it on the transfer of the risks and rewards.
(1) Manufacturing and sales companies
(a) Automotive segment
The bulk of automotive business revenue is from the sale of new and used vehicles, and the sale of spare parts. The transfer of control takes place at the same time as the transfer of risks and rewards.
For new vehicles, this transfer generally corresponds to the date when the vehicles are made available to independent dealers or the delivery date, in the case of direct sales to end customers.
The cost of current and future sales incentive programs is accounted for in operating income in the period in which the sales are registered. They are provided for country by country on the basis of historical costs for the previous three months. In cases where the cost of the program varies according to sales, it is deducted from revenue. In other cases, it is recognized as an expense in cost of goods and services sold.
The Group’s incentive programs include retail financing granted at a significant discount to market interest rates. The corresponding cost is recognized at the time of the sale, as a deduction from revenue.
Rebilling of expenses incurred as part of operations in which the Group is considered to be an agent are not included in revenue, but as a deduction from costs incurred. The same applies to sales of raw materials, parts, and subassemblies to sub-contractors that are destined to be bought back at cost.
The Group provides services to its customers (mostly servicing and maintenance contracts and warranty extensions), for consideration or free of charge. These represent distinct performance obligations under IFRS 15, for which the associated revenue is recognized over time as and when the service is performed.
The warranties provided to end customers are designed to cover defects in the vehicles sold. Insurance type warranties are subject to provisions in accordance with IAS 37 (see Note 10).
Sales of new vehicles with a buyback commitment are not recognized in revenue at the time of delivery of the vehicle but are accounted for as leases when it is probable that the vehicle will be bought back.
FIN-33

The difference between the sale price and the buyback price is recognized as rental revenue on a straight-line basis over the duration of the buyback commitment. The vehicle is initially recognized at production cost. It is depreciated on a straight-line basis over the term of the lease, less its residual value, representing the estimated resale price on the used vehicle market. Any additional gain made on the final sale of the vehicle is recognized in the period in which it is sold on the used vehicle market. If the net difference is a loss, an allowance is booked when the buyback contract is signed.
The Group acts as a principal for transportation services.
Revenue from engineering product performances is recognized over the term of the license agreement on a straight-line basis, insofar as the Group is required to update the underlying technology it owns, or at the same rate as the sales of vehicles and subassemblies when licensing revenue is conditional on certain volumes.
To date, the Group does not have a significant financial component that would require adjustments between revenue and net financial income (expense) under IFRS 15.
(b) Automotive Equipment segment
The Automotive Equipment segment performs development work and manufactures or purchases specific tooling to produce parts or modules for programs covered by specific customer orders.
For supply of monoliths(1) to customers the Group acts as an agent.
Concerning tools, transfer of control is usually carried out shortly before the launch of production, and the revenue is recognized at that date.
Development work is generally considered as a capitalizable pre-production expense and does not trigger, in this case, a recognition of revenue that is separate from the revenue from the parts. Development assets are recognized under intangible assets (see Note 5.3.A).
(2) Finance companies
IFRS 15 sets the accounting principles for revenue pertaining to contracts entered into with customers. Contracts that concern specific standards are excluded: lease contracts, insurance contracts, and financial instruments. Consequently, most of Banque PSA Finance’s revenues are excluded from the scope of IFRS 15. There has not been a significant change due to the application of IFRS 15.
The Group’s finance companies and the finance companies in partnership with Santander provide wholesale financing to dealer networks and retail financing to customers of the Peugeot Citroën DS automotive business. Since 1 November 2017, the finance companies in partnership with BNP Paribas have been providing wholesale financing to the dealer networks and retail financing to the customers of the Opel – Vauxhall automotive business. Financing may take the form of conventional loans, finance leases, buyback contracts or long-term leasing. Sales financing revenues are recorded using the yield-to-maturity method, so as to recognize a constant rate of interest over the life of the loan.
Most of the finance activities are managed in partnership with Santander and BNP Paribas. The revenue of these operations is not included in the Group’s consolidated revenue as these companies are accounted for using the equity method (see Notes 11.4.B et 11.4.C). The revenue of all financing activities at 100% is presented in Note 4.1.

________________________________________________________________________________________________________________________________________________
(1) Monoliths are precious metals and ceramics used in emission control systems
FIN-34

B. Key figures

(€ million)	2019	2018	2017
Sales of vehicles and other goods	€73,198	€72,417	€60,490
Service revenue	1,485	1,555	1,650
Financial services revenue	48	55	116
TOTAL	€74,731	€74,027	€62,256
Sales of goods consist mainly of sales of vehicles and automobile parts, sub-assemblies and components.
Service revenues primarily comprise auto repairs and servicing by captive dealers, and vehicle leasing services as described in Note 8.2.D.

Financial services revenue corresponds for the most part to gross interest income, insurance premiums and other gross revenues.
5.2. Operating Expenses Analyzed by Nature
Broken down by type, operating expenses include staff costs and the depreciation of intangible assets and property, plant and equipment, explained below. Other operating expenses are analyzed by each segment at its own appropriate level with the result that they may not be presented on a consistent basis at Group level.
Staff costs (excluding restructuring costs)
Group staff costs of the consolidated companies included in the operating income are as follows:

(€ million)	2019	2018	2017
Automotive Division	€(6,531)	€(6,795)	€(5,638)
Automotive Equipment Division	(3,470)	(3,304)	(3,177)
Finance companies	(7)	(6)	(7)
Other businesses	(134)	(137)	(98)
TOTAL	€(10,142)	€(10,242)	€(8,920)
In 2019, the Competitiveness and Employment Tax Credit (CICE) does not apply anymore. The CICE amounted to €83 million in 2018 and €103 million in 2017, and had been deducted from personnel expenses.
Details of pension costs are disclosed in Note 7.
Depreciation expense
Depreciation expense included in operating income breaks down as follows:

(€ million)	2019	2018	2017
Capitalized development expenditure	€(1,182)	€(1,065)	€(939)
Other intangible assets	(180)	(123)	(98)
Specific tooling	(746)	(669)	(616)
Other property, plant and equipment	(1,280)	(958)	(1,057)
TOTAL	€(3,388)	€(2,815)	€(2,710)
FIN-35

5.3. Research and development expenses
A. Accounting policies
Research and development expenses include the cost of scientific and technical activities, industrial property, and the education and training necessary for the development, production or implementation and marketing of new or substantially improved materials, methods, products, processes, systems or services.
Under IAS 38 – Intangible Assets, development expenditure is recognized as an intangible asset if the entity can demonstrate in particular:
•its intention to complete the intangible asset as well as the availability of adequate technical, financial and other resources for this purpose;
•that it is probable that the future economic benefits attributable to the development expenditure will flow to the entity;
•that the cost of the asset can be measured reliably.
Capitalized development costs include related borrowing costs (see Note 12.2.A).
Expenses for the year include research costs, non-capitalized study and development costs under the above criteria, and the depreciation of capitalized development costs.
(1) Automotive segment
Development expenditure on vehicles and mechanical sub-assemblies (engines and gearboxes) incurred between the project launch (corresponding to the styling decision for vehicles) and the start-up of pre-series production is recognized in intangible assets. It is amortized from the start-of-production date over the asset’s useful life, representing up to seven years for vehicles and ten years for mechanical sub-assemblies and modules. The capitalized amount mainly comprises payroll costs of personnel directly assigned to the project, the cost of prototypes and the cost of external services related to the project. No overheads or indirect costs related to research and development activities are included, such as rent, building depreciation and information system utilization costs.
The capitalized amount also includes the portion of qualifying development expenditure incurred by the Group under cooperation agreements that is not billed to the partner.
Generally, development costs billed to the Group by its partners under cooperation agreements are also capitalized, when they meet capitalization criteria. All development expenditure incurred to develop mechanical sub-assemblies compliant with new emissions standards is monitored on a project-by-project basis and capitalized.
(2) Automotive Equipment Division
Development work is undertaken for all programs covered by specific customer orders. Where development costs are paid in proportion to parts delivered to the customer, with their full recovery being subject to an unguaranteed minimum level of orders placed by the customer, the costs incurred during the period between the customer’s acceptance of the commercial offer and the start-of-production date of the parts or modules are recognized in intangible assets. The intangible asset is amortized based on the quantity of parts delivered to the customer, provided that accumulated amortization at each year-end does not represent less than the amount that would be recognized if the asset were amortized on a straight- line basis over five years. If the contract includes a payment guarantee, the development expenditure is recognized in inventories and work-in-progress.
FIN-36

B. Research and development expenses, net

(€ million)	2019	2018	2017
Total expenditure(1)	€(4,290)	€(3,914)	€(3,586)
Capitalized development expenditure(2)	2,179	2,099	2,021
Non-capitalized expenditure	(2,111)	(1,815)	(1,565)
Amortization of capitalized development expenditure	(741)	(667)	(588)
TOTAL	€(2,852)	€(2,482)	€(2,153)
________________________________________________________________________________________________________________________________________________
(1) Including €2,959 million for the Automotive segment (€2,872 million in 2018 and €2,463 million in 2017) .
(2) In addition to this expenditure, borrowing costs are capitalized pursuant to IAS 23 - Borrowing costs (Revised).
The amounts presented in the above table are stated net of research funding received by the Group.
In addition, the depreciation of the capitalized development expenditure is classified in “Cost of goods and services sold” for €439 million in 2019 (€399 million in 2018 and €348 million in 2017).
5.4. Restructuring costs

(€ million)	2019	2018	2017
Automotive segment	€(1,335)	€(944)	€(866)
Automotive Equipment segment	(194)	(104)	(86)
Other businesses segment	(2)	(3)	1
TOTAL	€(1,531)	€(1,051)	€(951)
In 2019, re-engineering costs for plants, R&D and IT systems are mainly linked to restructuring Opel through the transfer of some research and development activities to SEGULA Technologies and the IT convergence between Peugeot Citroën DS and Opel Vauxhall for €328 million. On 15 November 2018, Groupe PSA / Opel and the global engineering group SEGULA Technologies announced the signature of a strategic partnership following their discussions, in accordance with the announcement made on 5 September 2018. In November 2019, under this agreement, the transfer of the OPEL research and development activity took place.
Termination costs for employees

(€ million)	2019	2018	2017
Automotive segment	€(870)	€(654)	€(739)
Automotive Equipment segment	(169)	(97)	(79)
Other businesses segment	(2)	(4)	1
TOTAL	€(1,041)	€(755)	€(817)
Termination costs for employees consist mainly of workforce reductions.
In 2019, the termination costs for employees amounted to €1,041 million. They relate chiefly to the recognition of restructuring plans (voluntary and senior leaves, pre-pensions) covering the industrial Opel Vauxhall’s sites in Europe (€855 million).
5.5. Impairment of CGUs

(€ million)	2019	2018	2017
Impairment of CGUs	€(283)	€(299)	€(96)
The impact in the income statement is disclosed in note of impairment test (note 8.3.B)
FIN-37

5.6. Other operating income (expense)

(€ million)	2019	2018	2017
TOTAL	€158	€61	€143
In 2019, the other operating income (€158 million) stems mainly from the disposals of equity investments (€119 million).
In 2017, the other operating income (€143 million) derived chiefly from the sales of property (€164 million).

Note 6 - Working Capital
6.1. Inventories
Inventories are stated at the lower of cost and net realizable value, in accordance with IAS 2 - Inventories.
Cost is determined by the first-in-first-out (FIFO) method. It includes all direct and indirect variable production expenses, plus fixed expenses based on the normal capacity of each production facility.
The net realizable value of inventories intended to be sold corresponds to their selling price, as estimated based on market conditions and any relevant external information sources, less the estimated costs necessary to complete the sale (such as variable direct selling expenses, refurbishment costs not billed to customers for used vehicles and other goods).
The Automotive Equipment segment performs development work and manufactures or purchases specific tooling to produce parts or modules for programs covered by specific customer orders. When the contract includes a payment guarantee, the development expenditure and the costs of toolings are recognized in inventories and work-in-progress and the corresponding revenue is recognized when the customer signs off on each technical phase.

	December 31, 2019			December 31, 2018			December 31, 2017
(€ million)	Gross	Allowance	Net	Gross	Allowance	Net	Gross	Allowance	Net
Raw materials and supplies	€1,548	€(196)	€1,352	€1,280	€(154)	€1,126	€1,272	€(153)	€1,119
Semi-finished products and work-in-progress	1,083	(30)	1,053	1,028	(33)	995	1,017	(30)	987
Goods for resale and used vehicles	1,078	(97)	981	1,016	(62)	954	1,204	(83)	1,121
Finished products and replacement parts	3,153	(270)	2,883	3,873	(238)	3,635	4,289	(227)	4,062
Total	€6,862	€(593)	€6,269	€7,197	€(487)	€6,710	€7,782	€(493)	€7,289
6.2. Trade Receivables
Following the application of IFRS 9, a provision for expected credit losses is recorded on the trade receivables of manufacturing and sales companies upon their initial recognition, based on an assessment of expected credit losses at maturity. The provision is then reviewed according to the increase in the risk of non-recovery, if applicable. Indications of a provision for expected credit losses include the existence of unresolved claims or litigation, the age of the receivables and the obligor’s significant financial difficulties.
In accordance with IFRS 9 and with no change with IAS 39, the Group derecognizes receivables for which the contractual rights to receive the cash flows have been transferred along with substantially all of the risks and rewards of ownership. In analyzing the transfer of risks, dilution risk is not included inasmuch as it has been defined and correctly segregated notably from the risk of late payment. Transferred receivables are not derecognized when the default risk is retained by the Group. Costs incurred in transferring a receivable are recognized in financial expense.
FIN-38

In segment reporting, this rule also applies to the Peugeot Citroën DS and Opel Vauxhall Automotive segments’ debts transferred to the Group’s finance companies and to the finance companies in partnership.

(€ million)	December 31, 2019	December 31, 2018	December 31, 2017
Trade receivables	€2,837	€2,272	€2,767
Allowances for doubtful accounts	(311)	(343)	(307)
Total - manufacturing and sales companies	2,526	1,929	2,460
Elimination of transactions with the finance companies	(23)	(25)	(34)
Total Trade receivables in the statements of financial position	€2,503	€1,904	€2,426
Assignments of trade receivables to financial institutions are disclosed in Note 12.5.E.
6.3. Other Receivables and Other Payables
A. Other receivables

(€ million)	December 31, 2019	December 31, 2018	December 31, 2017
State, regional and local taxes excluding income tax	€1,358	€1,171	€1,198
Personnel-related receivables	35	39	41
Due from suppliers	258	204	195
Prepaid expenses	738	567	444
Miscellaneous other receivables	439	409	535
Total Manufacturing and sales companies	2,828	2,390	2,413
Finance companies and eliminations	94	80	83
Total Other receivables in the statements of financial position	€2,922	€2,470	€2,496
B. Other payables

(€ million)	December 31, 2019	December 31, 2018	December 31, 2017
Taxes payable other than income taxes	€1,273	€1,162	€1,108
Personnel-related payables	1,323	1,273	1,207
Payroll taxes	334	334	358
Payable on fixed asset purchases	1,074	1,310	1,625
Customer prepayments	3,464	3,105	2,004
Deferred income	938	678	943
Miscellaneous other payables	434	403	849
Total Manufacturing and Sales Companies	8,840	8,265	8,094
Finance companies and eliminations	29	28	45
Total Other payables in the statements of financial position	€8,869	€8,293	€8,139
FIN-39

6.4. Change in Working Capital
A. Analysis of the change in working capital

(€ million)	2019	2018	2017
(Increase) decrease in inventories	€485	€368	€(50)
(Increase) decrease in trade receivables	(197)	1,342	(476)
Increase (decrease) in trade payables	745	294	1,177
Change in income taxes	(11)	(67)	(124)
Other changes	151	(330)	(404)
Total manufacturing and sales companies	1,173	1,607	123
Net cash flows with Group finance companies and eliminations	(41)	54	(77)
Changes in working capital requirements in the statement of cash flows	€1,132	€1,661	€46
B. Analysis of the change in the statement of financial position’s items
(1) Analysis by type

(€ million)	At January 2019	At December 2019
Inventories	€(6,710)	€(6,269)
Trade receivables	(1,929)	(2,526)
Trade payables	13,551	14,505
Income taxes	159	251
Other receivables	(2,390)	(2,827)
Other payables	8,265	8,840
Derivative financial instruments on operating	(51)	29
Total manufacturing and sales companies	10,895	12,003
Finance companies and eliminations	(37)	(46)
Total working capital requirements	€10,858	€11,957
(2) Movements of the year of the manufacturing and sales companies’ working capital

(€ million)	2019	2018	2017
At January 1	€10,895	€9,110	€7,283
Cash flows from operating activities	1,110	2,022	74
Cash flows from investing activities	(108)	(269)	(144)
Changes in scope of consolidation and other	(124)	(120)	1,898
Translation adjustment	193	164	28
Revaluations taken to equity	37	(12)	(29)
At December 31	€12,003	€10,895	€9,110
The change in working capital in the consolidated statement of cash flows at December 31, 2019 (€1,173 million positive effect) corresponds to cash flows from operating activities (€1,110 million positive effect), exchange differences (€40 million negative effect), change in the ineffective portion of currency options (€35 million positive effect) and other movements (€68 million positive effect).
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(€ million)	2019	2018	2017
Cash flows from operating activities of manufacturing and sales companies	€1,110	€2,022	€74
Exchange differences	(40)	(37)	15
Change in the ineffective portion of currency options	35	(97)	28
Other changes	68	(281)	6
Change in working capital - Manufacturing and sales companies	1,173	1,607	123
Finance companies and Eliminations	(41)	54	(77)
Change in working capital in the statement of cash flows	€1,132	€1,661	€46
In 2018, the Other changes (€281 million) mainly resulted from IFRIC 23 for € 264 million (reclassification of provision to corporate tax debt for € 88 million and additional corporate tax debt for uncertain tax position for € 176 million).

Note 7 - Employee Benefits Expense
7.1. Pensions and Other Post-Employment Benefits
In addition to pension benefits paid in accordance with the laws and regulations of the countries in which they operate, Group companies are liable for the payment of supplementary pensions and retirement bonuses. These benefits are paid under defined contribution and defined benefit plans.
For defined contribution plans, contributions made during the year are expensed.
In accordance with IAS 19 - Employee Benefits, obligations under defined benefit plans are measured by independent actuaries using the projected unit credit method. The main assumptions underpinning the measurement of the commitment are the retirement date, wage increases and staff turnover, and a discount rate and an inflation rate.
The projected benefit obligation is measured twice a year for the main plans, at mid-year and at year-end, and every three years for the other plans, except when more frequent valuations are necessary to take into account changes in actuarial assumptions or significant changes in demographic statistics.
Changes in actuarial assumptions and experience adjustments – corresponding to the effects of differences between previous actuarial assumptions and what has actually occurred – give rise to actuarial gains and losses. These actuarial gains and losses are recorded under “Consolidated comprehensive income”, and are not recyclable in the income statement.
In the event of change in the benefits conferred by a pension plan, the effects of changes are recognized in full in the income statement of the period in which they are incurred, in “Operating income” under “Past service cost”.
For each defined benefit plan, the Group records a provision in an amount equal to the projected benefit obligation less the fair value of the plan assets.
These pension surpluses constituted by the Group are recognized in the statement of financial position according to the IFRIC 14 interpretation.
The net cost of defined benefit pension plans for the period therefore corresponds to the sum of the following:
•The service cost and past service cost (recognized in “Operating income”);
•The accretion expense of the net commitment of the return on plan hedging assets (in other financial income and expenses). These two components (accretion and return on assets) are determined based on the discount rate of commitments.
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Other employee benefit obligations recognized in the statement of financial position concern:
•long-service awards payable by French and foreign subsidiaries;
•healthcare costs paid by certain subsidiaries in the United States.
A. Plan descriptions
Group employees in certain countries are entitled to supplementary pension benefits payable annually to retirees, or retirement bonuses representing one-off payments made at the time of retirement. These benefits either are paid under defined contribution or defined benefit plans. The Group’s only obligation under defined contribution plans is to pay fixed contributions into the fund concerned. The payments are recognized in income (loss) for the year. Payments under defined benefit plans concern primarily France, the United Kingdom and Germany.
In France, the existing defined benefit plans covering almost exclusively the Peugeot Citroën DS employees concern:
•the retirement bonuses provided for by collective bargaining agreements;
•the portion of the top-hat pension scheme for engineers and management personnel that was not transferred to an external fund in 2002 and guarantees an aggregate replacement rate from all plans of up to 60% of the employee’s final salary (currently covering 2,400 retired employees);
•the pension plan set up by the former subsidiary of the Chrysler group in France (Talbot), which was closed to new entrants in 1981 and covers 11,100 retired employees at end-2019;
•the closed Citroën supplementary plan (ACC) that covered 4,100 retired employees at end-2019.
In the United Kingdom, the Group has four trustee-administered defined benefit plans for the Peugeot Citroën DS and Opel Vauxhall Automotive segments. These plans have been closed to new Peugeot Citroën DS entrants since May 2002. At December 31, 2019, 17,100 beneficiaries were covered by these plans, including 2,400 active employees, 5,600 former employees not yet retired and 9,100 retired employees. The plans guarantee a replacement rate of up to 66% of the employee’s final salary of the Peugeot Citroën DS Automotive segment’s staff.
In Germany, the main defined benefit plan relates to Opel Automobile GmbH covering beneficiaries in these companies at December 31, 2019 in the form of:
•the retirement bonuses provided for by collective bargaining agreements;
•the supplementary pension plan covering 16,600 employees, 1,700 former employees not yet retired and 600 retired employees.
In Faurecia Group, in France, all managerial employees with a salary in tranche C are granted a defined benefit pension scheme. This scheme enables a yearly acquisition of a rent based on the tranche C part of the salary. Executive Committee members who have an employment contract with Faurecia SE or any of its subsidiaries also benefit from a defined benefit pension scheme for French members and defined contribution pension scheme for foreign members, the schemes having been approved by the Board of Directors on February 11, 2015. In order to comply with the PACTE law from May 22, 2019 and its notification of July 3, 2019 transposing Directive 2014/50/EU, these two defined benefit schemes have been closed, the rights acquired in these schemes being frozen as of December 31, 2019.
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B. Assumptions

	Euro zone	United-Kingdom
Discount Rate
December 2019	1.20%	2.20%
December 2018	1.95%	2.95%
December 2017	1.60%	2.60%

Inflation Rate
December 2019	1.80%	3.10%
December 2018	1.80%	3.30%
December 2017	1.80%	3.20%
At each period-end, the discount rate is determined based on the most representative returns on prime corporate bonds with a life that approximates the duration of the benefit obligation.
Prime corporate bonds are defined as bonds that have been awarded one of the top two ratings by a recognized rating agency (for example, bonds rated AA or AAA by Moody’s or Standard & Poor’s).
The assumptions regarding future salary increases take into account inflation and forecast individual pay rises in each country. The assumption for French plans is inflation plus individual pay raise according to the employee’s age. The assumption for the United Kingdom plans is inflation plus 0.25%. In Germany, the assumption is for inflation plus 2.30% for hourly employees and 2.55% for salaried employees.
Mortality, staff turnover and retirement age assumptions are based on the specific economic conditions of each host country.
Sensitivity of assumptions: a 0.25-point increase or decrease in the discount rate and in the inflation rate in France, the United Kingdom and Germany would lead to the following increases or decreases in projected benefit obligations:

	Discount rate +0,25%	Inflation rate +0,25%
France	(2.90)%	2.07%
United Kingdom	(3.85)%	3.50%
Germany	(5.01)%	(0.11)%
A 1-point increase or decrease in the expected return on external funds would have led to an increase or decrease in the investment income recognized in 2019 of €8 million for French plans, €26 million for the United Kingdom plans and €26 million for the German plans.
In 2012, the Group arranged an interest rate swap for the United Kingdom within the pension fund, making it possible to vary hedging assets in response to changes in the liability at the discount rate.
C. Information on external funds
The projected benefit obligation is partially covered by dedicated external funds.
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The breakdown of external funds is as follows:

	December 31, 2019		December 31, 2018		December 31, 2017
	Equities	Bonds	Equities	Bonds	Equities	Bonds
France	21%	79%	22%	78%	19%	81%
United Kingdom	10%	90%	10%	90%	12%	88%
Germany	5%	95%	—%	100%	—%	100%
The fair value of shares and bonds was at level 1 in 2017, 2018 and 2019.
In 2019, the actual return on external funds managed by the Group in France, in Germany and by the pension trusts in the United Kingdom was +11.2 % for the French funds, +9.4 % for the United Kingdom funds and +23.6% for the German funds. In France, equity funds consist of MSCI EMU Euro index tracker funds and international index tracker funds, while bond funds are invested in prime European government bonds (minimum investment grade), in European corporate bonds rated A or higher and in European inflation-linked government bonds.
In the United Kingdom, all the equities are invested in global equity funds. 64 % of the bond portfolio are comprised of inflation-linked government bonds denominated in pounds sterling. The remaining 36 % are comprised mainly of corporate bonds rated A or higher.
In Germany, all the equities are invested in global equity funds. Bond investments are 82 % in corporate bonds with an average rating of A-, 9 % in EU government bonds (minimum investment grade) and 9 % in short-term money market instruments.
In France, the Group is free to decide the amount of its contributions to the external funds. No decision had been made as to the amount of contributions to be paid in 2020.
In the United Kingdom, the Group’s annual contribution (excluding Faurecia) amounted to £52 million (€62 million) in 2019. It is estimated at £46 million (€57 million) for 2020, although this sum may change in light of the negotiations planned for 2020.
In Germany, the Group’s annual contribution (excluding Faurecia) amounted to €4 million. It is estimated at €3 million for 2020.
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D. Movement for the year
Excluding minimum funding requirement (IFRIC 14)

	2019
(€ million)	France	United Kingdom	Germany	Other	Total
Projected benefit obligation
At beginning of period: Present value	€(1,357)	€(2,136)	€(2,847)	€(505)	€(6,845)
Service cost	(40)	(36)	(96)	(28)	(200)
Interest cost	(26)	(64)	(53)	(8)	(151)
Benefit payments for the year	56	108	21	43	228
Unrecognized actuarial gains and (losses):	—	—	—	—	—
- amount	(82)	(40)	(371)	(50)	(543)
- as a % of projected benefit obligation at beginning of period	6.0%	1.9%	—%	9.7%	7.9%
Past service cost	—	—	—	—	—
Effect of changes in exchange rates	—	(111)	—	(3)	(114)
Effect of changes in scope of consolidation and other	76	—	70	(8)	138
Effect of curtailments and settlements	59	(7)	12	114	178
At period-end: Present value	€(1,314)	€(2,286)	€(3,264)	€(445)	€(7,309)
External fund
At beginning of period: Fair value	€789	€2,567	€2,602	€381	€6,339
Normative return on external funds	14	77	44	7	142
Actuarial gains and (losses):	—	—	—	—	—
- amount	31	131	550	7	719
- as a % of projected benefit obligation at beginning of period	3.9%	5.1%	21.1%	1.8%	11.3%
Effect of changes in exchange rates	—	138	—	(1)	137
Employer contributions	8	64	6	24	102
Benefit payments for the year	(92)	(108)	(21)	(42)	(263)
Effect of changes in scope of consolidation and other	—	—	(98)	(85)	(183)
At period-end: Fair value	€750	€2,869	€3,083	€291	€6,993

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	2018
(€ million)	France	United Kingdom	Germany	Other	Total
Projected benefit obligation
At beginning of period: Present value	€(1,498)	€(2,274)	€(3,024)	€(554)	€(7,350)
Service cost	(42)	(41)	(109)	(14)	(206)
Interest cost	(22)	(59)	(50)	(9)	(140)
Benefit payments for the year	104	178	18	32	332
Unrecognized actuarial gains and (losses):	—	—	—	—	—
- amount	98	55	313	42	508
- as a % of projected benefit obligation at beginning of period	6.5%	2.4%	10.4%	7.6%	6.9%
Past service cost	—	(6)	—	6	—
Effect of changes in exchange rates	—	16	—	3	19
Effect of changes in scope of consolidation and other	(1)	(1)	1	(14)	(15)
Effect of curtailments and settlements	4	(4)	4	3	7
At period-end: Present value	€(1,357)	€(2,136)	€(2,847)	€(505)	€(6,845)
External fund
At beginning of period: Fair value	€859	€2,764	€2,704	€297	€6,624
Normative return on external funds	12	72	45	5	134
Actuarial gains and (losses):	—	—	—	—	—
- amount	(4)	(109)	(51)	(12)	(176)
- as a % of projected benefit obligation at beginning of period	0.5%	3.9%	1.9%	4.0%	2.7%
Effect of changes in exchange rates	—	(22)	—	1	(21)
Employer contributions	33	37	4	24	98
Benefit payments for the year	(114)	(176)	(19)	(31)	(340)
Effect of changes in scope of consolidation and other	3	1	(81)	97	20
At period-end: Fair value	€789	€2,567	€2,602	€381	€6,339

FIN-46

	2017
(€ million)	France	United Kingdom	Germany	Other	Total
Projected benefit obligation
At beginning of period: Present value	€(1,620)	€(2,098)	€(425)	€(270)	€(4,413)
Service cost	(49)	(62)	(48)	(14)	(173)
Interest cost	(24)	(56)	(26)	(7)	(113)
Benefit payments for the year	111	114	11	35	271
Unrecognized actuarial gains and (losses):	—	—	—	—	—
- amount	86	(187)	(151)	3	(249)
- as a % of projected benefit obligation at beginning of period	5.3%	8.9%	5.4%	1.1%	5.6%
Past service cost	—	—	—	—	—
Effect of changes in exchange rates	—	75	—	15	90
Effect of changes in scope of consolidation and other	(3)	(60)	(2385)	(316)	(2764)
Effect of curtailments and settlements	1	—	—	—	1
At period-end: Present value	€(1,498)	€(2,274)	€(3,024)	€(554)	€(7,350)
External fund
At beginning of period: Fair value	€899	€2,777	€130	€140	€3,946
Normative return on external funds	13	75	22	4	114
Actuarial gains and (losses):	—	—	—	—	—
- amount	20	81	46	(3)	144
- as a % of projected benefit obligation at beginning of period	2.2%	2.9%	1.7%	2.1%	3.6%
Effect of changes in exchange rates	—	(97)	—	(8)	(105)
Employer contributions	45	42	15	7	109
Benefit payments for the year	(118)	(114)	(11)	(25)	(268)
Effect of changes in scope of consolidation and other	—	—	2502	182	2684
At period-end: Fair value	€859	€2,764	€2,704	€297	€6,624
E. Reconciliation of statement of financial position’s items

	2019
(€ million)	France	United Kingdom	Germany	Other	Total
Present value of projected benefit obligation	€(1,314)	€(2,286)	€(3,264)	€(445)	€(7,309)
Fair value of external funds	750	2,869	3,083	291	6,993
Net (liability) asset recognized in the statement of financial position before minimum funding requirement (IFRIC 14)	(564)	583	(181)	(154)	(316)
Minimum funding requirement liability (IFRIC 14)	—	—	—	—	—
Net (liability) asset recognized in the balance sheet	€(564)	€583	€(181)	€(154)	€(316)
Of which, liability (Note 10)	(590)	(91)	(305)	(181)	(1,167)
Of which, asset	26	674	124	27	851
Of which, unfunded plans	—%	—%	—%	11.7%	0.7%

FIN-47

	2018
(€ million)	France	United Kingdom	Germany	Other	Total
Present value of projected benefit obligation	€(1,357)	€(2,136)	€(2,847)	€(505)	€(6,845)
Fair value of external funds	789	2,567	2,602	381	6,339
Net (liability) asset recognized in the statement of financial position before minimum funding requirement (IFRIC 14)	(568)	431	(245)	(124)	(506)
Minimum funding requirement liability (IFRIC 14)	—	(37)	—	—	(37)
Net (liability) asset recognized in the statement of financial position	€(568)	€394	€(245)	€(124)	€(543)
Of which, liability (Note 10)	(592)	(159)	(273)	(159)	(1,183)
Of which, asset	24	553	28	35	640
Of which, unfunded plans	—%	—%	—%	10.0%	0.7%

	2017
(€ million)	France	United Kingdom	Germany	Other	Total
Present value of projected benefit obligation	€(1,498)	€(2,274)	€(3,024)	€(554)	€(7,350)
Fair value of external funds	859	2,764	2,704	297	6,624
Net (liability) asset recognized in the statement of financial position before minimum funding requirement (IFRIC 14)	(639)	490	(320)	(257)	(726)
Minimum funding requirement liability (IFRIC 14)	—	(37)	—	—	(37)
Net (liability) asset recognized in the statement of financial position	€(639)	€453	€(320)	€(257)	€(763)
Of which, liability (Note 10)	(663)	(134)	(320)	(276)	(1,393)
Of which, asset	24	587	—	19	630
Of which, unfunded plans	0.3%	—%	—%	15.4%	1.2%
F. Expenses recognized in the statement of income
These expenses are recorded as follows:
•service cost is recorded under “Selling, general and administrative expenses”;
•the impact of restructuring is reported under “Restructuring costs”;
•interest cost and the normative return on external funds are recorded under “Other financial expenses” and “Other financial income” respectively.
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Pension expenses break down as follows:

	2019
(€ million)	France	United Kingdom	Germany	Other	Total
Service cost	€(40)	€(36)	€(96)	€(28)	€(200)
Interest cost	(26)	(64)	(53)	(8)	(151)
Normative return on external funds	14	77	44	7	142
Past service cost	—	—	—	—	—
Effect of curtailments and settlements	59	(7)	12	23	87
Total (before minimum funding requirement liability)	7	(30)	(93)	(6)	(122)
Change in minimum funding requirement liability (IFRIC14)	—	—	—	—	—
Total	€7	€(30)	€(93)	€(6)	€(122)

	2018
(€ million)	France	United Kingdom	Germany	Other	Total
Service cost	€(42)	€(41)	€(109)	€(14)	€(206)
Interest cost	(22)	(59)	(50)	(9)	(140)
Normative return on external funds	12	72	45	5	134
Past service cost	—	(6)	—	6	—
Effect of curtailments and settlements	4	(4)	4	3	7
Total (before minimum funding requirement liability)	(48)	(38)	(110)	(9)	(205)
Change in minimum funding requirement liability (IFRIC14)	—	—	—	—	—
Total	€(48)	€(38)	€(110)	€(9)	€(205)

	2017
(€ million)	France	United Kingdom	Germany	Other	Total
Service cost	€(49)	€(62)	€(48)	€(14)	€(173)
Interest cost	(24)	(56)	(26)	(7)	(113)
Normative return on external funds	13	75	22	4	114
Past service cost	—	—	—	—	—
Effect of curtailments and settlements	1	—	—	—	1
Total (before minimum funding requirement liability)	(59)	(43)	(52)	(17)	(171)
Change in minimum funding requirement liability (IFRIC14)	—	—	—	—	—
Total	€(59)	€(43)	€(52)	€(17)	€(171)

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7.2. Share-Based Payment
Stock options and performance shares are granted to Group management and certain employees under equity-settled share-based payment plans. These plans are recognized in accordance with IFRS 2 – Share-based Payment.
A. Employee stock options
No plan was awarded between 2009 and 2019. The last plan expired on 19 August 2016.
B. Performance share plans
(1) Peugeot S.A. performance share plans
Main features of the performance share plans

	2015 plan	2016 plan	2017 plan	2018 plan	2019 plan	Total
Date of Shareholders’ Meeting	March 24, 2013	April 27, 2016	April 27, 2016	April 27, 2016	April 28, 2018
Managing board meeting date	February 27, 2015	June 2, 2016	April 10, 2017	April 9, 2018	May 20, 2019
Vesting date of shares	March 31, 2017 for French tax residents March 31, 2019 for non-French tax residents	June 30, 2019 (Fraction 1) June 30, 2020 (Fraction 2)	April 14, 2020 (Fraction 1) April 14, 2021 (Fraction 2)	April 10, 2021 (Fraction 1) April 10, 2022 (Fraction 2)	May 23, 2022 (Fraction 1) May 23, 2023 (Fraction 2)
Weighted average fair value at the grant date	€15.13	€11.71	€15.38	€18.48	€17.69
Total number of shares granted
Outstanding shares unvested at January 1 2017	2,438,000	2,200,000	—	—	—	4,638,000
Granted	—	—	2,693,000	—	—	2,693,000
Vested	(2,019,000)	—	—	—	—	(2,019,000)
Cancelled or forfeited	(40,000)	(33,500)	(31,500)	—	—	(105,000)
Outstanding shares unvested at January 1 2018	379,000	2,166,500	2,661,500	—	—	5,207,000
Granted	—	—	—	2,700,000	—	2,700,000
Vested	—	—	—	—	—	—
Cancelled or forfeited	(13,000)	(106,000)	(109,000)	(82,500)	—	(310,500)
Outstanding shares unvested at January 1 2019	366,000	2,060,500	2,552,500	2,617,500	—	7,596,500
Granted	—	—	—	—	3,100,000	3,100,000
Vested	(358,000)	(1,014,000)	—	—	—	(1,372,000)
Cancelled or forfeited	(8,000)	(32,500)	(100,500)	(93,000)	(18,500)	(252,500)
Outstanding shares unvested at December 31 2019	—	1,014,000	2,452,000	2,524,500	3,081,500	9,072,000
The shares previously purchased on the market are definitively acquired at the end of an acquisition period of three or four years from the date of allocation for the 2016 and subsequent plans. This acquisition is subject to a service condition as well as performance conditions.
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Performance share plans – Share-based compensation costs
The expense corresponds to the fair value determined by reference to the instruments allocated. The expense thus calculated is distributed linearly over the vesting period.
For free share allocation plans, the fair value is determined on the basis of the share price on the grant date less the distribution of dividends expected during the vesting period.
(a) 2015 performance share plan
A performance share plan was established in 2015. The vesting period ended on March 31, 2019. As at December 31, 2019, there is no share potentially attributable. The personnel expenses associated with this plan, measured in accordance with IFRS 2, was €1.4 million for 2018, and €4.4 million in 2017, excluding payroll taxes.
(b) 2016 performance share plan
A performance share plan was established in 2016. The allocation of performance shares is subject to a condition of service within the Group at the end of the vesting period. Taking into consideration the performance targets, the shares will vest in two equal parts subject to continued employment on June 3, 2019 and June 3, 2020. The personnel expenses associated with this plan, measured in accordance with IFRS 2, was €4.8 million for 2019, excluding payroll taxes (€7 million in 2018 and €7.1 million in 2017).
(c) 2017 performance share plan
A performance share plan was established in 2017. The allocation of performance shares is subject to a condition of service within the Group at the end of the vesting period. Taking into consideration the performance targets, the shares will vest in two equal parts subject to continued employment on April 14, 2020 and April 14, 2021. The personnel expenses associated with this plan, measured in accordance with IFRS 2, was €11.0 million for 2019, excluding payroll taxes (€11 million in 2018 and €7.5 million in 2017).
(d) 2018 performance share plan
A performance share plan was established in 2018. The allocation of performance shares is subject to a condition of service within the Group at the end of the vesting period. In light of the objectives, the shares will vest in two equal parts subject to service within the company at April 10, 2021 and April 10, 2022. The personnel expense associated with this plan, measured in accordance with IFRS 2, was €13.2 million for 2019, excluding payroll taxes (€9.5 million in 2018).
(e) 2019 performance share plan
Following the authorization given by the Extraordinary Shareholders’ Meeting of April 24, 2018 and the Supervisory Board at its meeting of February 25, 2019, the Peugeot S.A. Managing Board adopted a performance share plan effective at May 20, 2019, subject to performance conditions. This plan covers a maximum total of 3,100,000 shares. The allocation of performance shares is subject to a condition of service within the Group at the end of the vesting period.
The definitive acquisition is subject to achieving the performance objectives related to:
•Profitability through the average percentage of adjusted operating income of the Automotive division;
•Quality through the Group World Automotive quality failure rate;
•Compliance with environmental requirements through the level of CO2 emissions.
Reaching these performance objectives will be evaluated over a period of three years (2019 to 2021).
Given these objectives, the shares will be acquired in two equal portions on May 23, 2022 and May 23, 2023, subject to a condition of service at the date of December 31, that precedes the end of the vesting period concerned.
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The personnel expense associated with the 2019 plan, measured in accordance with IFRS 2, was €8.2 million for the year 2019, excluding payroll taxes.
(2) Faurecia performance share plan
In 2010, Faurecia established a performance share plan for executives of group companies. These shares are subject to service and performance conditions.
The amount recognized in income for the period is an expense of €18.9 million (compared with an expense of €20 million in 2018 and of €21.1 million in 2017).
The details of performance share plans at year-end 2019 are provided in the following table:

	Maximum number of performance shares(1) due if:
	- objective achieved	- objective exceeded
(number of shares)
Date of Managing Board decision:
July 20, 2017	520,181	676,200
July 19, 2018	395,952	501,740
October 9, 2019	899,350	1,169,900
______________________________________________________________________________________________________________________________
(1) Net of free shares granted cancelled.
The performance conditions for the plan attributed by the Board of July 23, 2015 have been met, the corresponding shares, i.e. 594,666 have been definitely distributed in July 2019. The performance conditions for the plan attributed by the Board of July 25, 2016 have been met, the corresponding shares, i.e. 595,201 will be definitely distributed in July 2020.
7.3. Management Compensation
The Group is directly managed by the Managing Board. The Group’s management bodies correspond to the Global Executive Committee, which includes the members of the Managing Board and other members of executive management.
The compensation details provided in the table below do not include payroll taxes. The amount of compensation paid to members of management bodies, including accrued variable compensation, is provisional.

(€ million)	Notes	2019	2018	2017
Number of Executive Committee members at December 31,		19	18	18
Fixed & variable compensation and other short-term benefits (excluding pensions)		€24.2	€21.7	€22.2
Stock option and performance share costs(1)	7.2	€9.1	€9.0	€4.8
______________________________________________________________________________________________________________________________
(1) This is the portion of the IFRS 2 expense for the period relating to the Managing Board’s members and other members of the Executive Committee.
Furthermore, the expense recognized in 2019 for the contribution to the defined contribution pension plan totaled €4.6 million for the members of the Managing Board and the other members of the Executive Committee and breaks down into €2.3 million paid to a pension fund and €2.3 million paid in cash to the beneficiaries (taking into account a scheme based on taxation upon first deposit).
Details of the performance shares granted in 2015, 2016, 2018, and 2019 to members of the managing bodies and still exercisable at period-end, can be found in the following table:

(number of shares)	2019	2018	2017
Performance shares granted at December 31	2,452,100	2,229,000	1,670,000
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Besides, members of the Group’s management bodies are not entitled to any long-term benefits apart from pension benefits and the performance shares under the plans referred to above, or any other forms of share-based payments or any compensation for loss of office.

Note 8 - Goodwill and Intangible Assets – Property, Plant and Equipment
Property, plant and equipment and intangible assets are carried at amortized cost less deductions of impairment losses, pursuant to IAS 36 (see Note 8.3).
8.1. Goodwill and Intangible Assets
A. Accounting policies
Accounting policies relating to goodwill are described in Note 3.1.A. and those related to research and development expenses in Note 5.3.(A).
Other internally-developed or purchased intangible assets, excluding research and development expenditure
The portion of development costs relating to software for internal use that corresponds to directly attributable internal or external costs necessary to create the software or improve its performance is recognized as an intangible asset when it is probable that these costs will generate future economic benefits. The capitalized costs are amortized over the estimated useful life of the software, ranging from four to twelve years. Other software acquisition and development costs are expensed as incurred.
Other intangible assets (consisting principally of patents) are amortized on a straight-line basis over the estimated useful life, not to exceed twenty years.
B. Change in carrying amount

	December 31, 2019
(€ million)	Goodwill	Development expenditure	Brands, software and other intangible assets	Intangible assets
At beginning of period	€3,608	€6,584	€2,617	€9,201
Purchases/additions(1)	—	1,997	149	2,146
Depreciation for the year	(30)	(1,181)	(181)	(1,362)
Impairment losses	—	(160)	(2)	(162)
Disposals	—	(10)	(8)	(18)
Change in scope of consolidation and others(2)	732	54	393	447
Translation adjustment	2	7	29	36
At period-end	€4,312	€7,291	€2,997	€10,288
______________________________________________________________________________________________________________________________
(1) Including borrowing costs of €47 million capitalized in accordance with IAS 23 (Revised) - “Borrowing Costs” (see Note 12.2.A).
(2) Including Clarion impact (see Note 3.2 for €604 million).
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	December 31, 2018
(€ million)	Goodwill	Development expenditure	Brands, software and other intangible assets	Intangible assets
At beginning of period	€3,321	€5,844	€2,425	€8,269
Purchases/additions(1)	—	1,897	134	2,031
Depreciation for the year	—	(1,065)	(123)	(1,188)
Impairment losses	—	(102)	—	(102)
Disposals	—	(10)	(8)	(18)
Change in scope of consolidation and others	282	18	193	211
Translation adjustment	5	2	(4)	(2)
At period-end	€3,608	€6,584	€2,617	€9,201
______________________________________________________________________________________________________________________________
(1) Including borrowing costs of €63 million capitalized in accordance with IAS 23 (Revised) - “Borrowing Costs” (see Note 12.2.A).

	December 31, 2017
(€ million)	Goodwill	Development expenditure	Brands, software and other intangible assets	Intangible assets
At beginning of period	€1,514	€5,133	€594	€5,727
Purchases/additions(1)	—	1,798	150	1,948
Depreciation for the year	—	(939)	(98)	(1037)
Impairment losses	—	(80)	—	(80)
Disposals	—	(1)	(46)	(47)
Change in scope of consolidation and others(2)	1,829	8	1,824	1,832
Translation adjustment	(22)	(75)	1	(74)
At period-end	€3,321	€5,844	€2,425	€8,269
________________________________________________________________________________________________________________________________________________
(1) Including borrowing costs of €88 million capitalized in accordance with IAS 23 (Revised) - “Borrowing Costs” (see Note 12.2.A).
(2) Including €1, 810 million of goodwill and €1, 792 millions of intangible assets related to the acquisition of Opel.
C. Breakdown of goodwill at period-end

(€ million)	December 31, 2019	December 31, 2018	December 31, 2017
Net
Automotive Opel Vauxhall CGU	€1,823	€1,823	€1,810
Automotive Peugeot Citröen DS CGU	151	121	122
Other businesses CGU	20
Faurecia CGUs inside Faurecia Group	2,146	1,492	1,216
Faurecia CGU at PSA level	172	172	172
Financing activities Peugeot Citroën DS CGU	—	—	1
TOTAL	€4,312	€3,608	€3,321
Impairment tests on goodwill allocated to the Automotive Equipment CGUs are discussed in Note 8.3.
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8.2. Property, Plant and Equipment
A. Accounting policies
(1) Gross value
In accordance with IAS 16 - Property, Plant and Equipment, property, plant and equipment are stated at acquisition or production cost. They are not revalued.
Capitalized costs include the portion of specific tooling expenses incurred by the Group under cooperation agreements that is not billed to its partners.
The cost of items of property, plant and equipment that take at least twelve months to get ready for their intended use includes related borrowing costs (see Note 12.2.A).
Government grants are recognized as a reduction in the cost of the corresponding assets.
Maintenance costs are expensed as incurred.
Leased assets include vehicles leased to retail customers by the Group’s companies and vehicles sold with a buyback commitment, which are recognized according to the method described in Note 5.1.A.(1)(a).
Assets used under leases, as defined in IFRS 16 - Leases, are recognized as rights of use at an amount equal to the present value of the future lease payments over the term of the lease (recognized as financial liabilities), plus any lease payments made in advance and any initial direct costs incurred, less any lease incentives received. The cost may also include an estimate of costs to be incurred in dismantling and removing the underlying asset, restoring the site on which it is located or restoring the underlying asset to the condition required by the terms and conditions of the lease.
The assets are depreciated by applying the method and rates indicated below.
(2) Depreciation
(a) Standard method
Depreciation is calculated on a straight-line basis to write off the acquisition or production costs of the assets, less any residual value, over their estimated useful lives. Property, plant and equipment generally have no residual value, except for leased vehicles. The main useful lives of property, plant and equipment are as follows:

(in years)
Buildings	40
Material and toolings	4 - 16
Computer equipment	3 - 4
Vehicles and handling equipment	4 - 7
Fixtures and fittings	10 - 30
The useful lives are reviewed periodically, in particular in the case of decisions to stop manufacturing a vehicle or a mechanical component.
(b) Specific tooling
In the Peugeot Citroën DS and Opel Vauxhall Automotive segments, specific tooling is depreciated over the estimated lives of the corresponding models, which are generally shorter than the useful lives of the tooling concerned due to the frequency of model changes.
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In the Automotive Equipment segment, specific tooling is depreciated based on the quantity of parts delivered to the customer, provided that accumulated depreciation at each year-end does not represent less than the amount that would be recognized if the asset were depreciated on a straight-line basis over five years.
B. Breakdown of property, plant and equipment
The carrying amount of property, plant and equipment can be analyzed as follows:

	December 31, 2019
(€ million)	Land and buildings	Plant and equipment	Leased vehicles(1)	Fixtures, fittings and other	Assets under construction	Total
Net
At beginning of period	€2,203	€6,345	€3,547	€408	€1,633	€14,136
Reclassification of finance leases	(23)	(2)	—	(1)	(14)	(40)
At 1st January 2019	2,180	6,343	3,547	407	1,619	14,096
Purchases/additions	81	1,269	—	47	1,368	2,765
Depreciation for the year	(176)	(1,414)	(5)	(113)	—	(1,708)
Impairment losses	(12)	(103)	—	—	(6)	(121)
Disposals	(201)	(81)	—	(5)	(10)	(297)
Transfers and reclassifications	35	739	—	41	(816)	(1)
Change in scope of consolidation and other(1)	285	510	191	49	(501)	534
Translation adjustment	13	(4)	30	—	(20)	19
AT PERIOD-END	€2,205	€7,259	€3,763	€426	€1,634	€15,287
Gross value	€6,485	€34,372	€4,095	€1,328	€1,664	€47,944
Accumulated depreciation and impairment	€(4,280)	€(27,113)	€(332)	€(902)	€(30)	€(32,657)
______________________________________________________________________________________________________________________________
(1) Change in scope of consolidation and other” movements in “Leased vehicles” includes net changes for the year (additions less disposals).
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	December 31, 2018
(€ million)	Land and buildings	Plant and equipment	Leased vehicles(2)	Fixtures, fittings and other	Assets under construction	Total
Net
At beginning of period	€2,309	€5,654	€3,299	€340	€1,616	€13,218
Purchases/additions(1)	100	1,040	—	99	1,278	2,517
Depreciation for the year	(188)	(1,329)	(14)	(96)	—	(1,627)
Impairment losses	(14)	(27)	—	—	3	(38)
Disposals	(118)	(78)	—	(19)	—	(215)
Transfers and reclassifications	22	546	—	39	(607)	—
Change in scope of consolidation and other(2)	104	559	266	47	(639)	337
Translation adjustment	(12)	(20)	(4)	(2)	(18)	(56)
At period-end	€2,203	€6,345	€3,547	€408	€1,633	€14,136
Gross value	€6,570	€33,014	€3,841	€1,165	€1,657	€46,247
Accumulated depreciation and impairment	€(4,367)	€(26,669)	€(294)	€(757)	€(24)	€(32,111)
______________________________________________________________________________________________________________________________
(1) Including property, plant and equipment acquired under finance leases for €14million. Borrowing costs capitalized in accordance with IAS 23 (Revised) - “Borrowing Costs” amounted to €17 million (see Note 12.2.A).
(2) Change in scope of consolidation and other” movements in “Leased vehicles” includes net changes for the year (additions less disposals).
In 2018, the Group reviewed the useful life of its tangible assets in order to comply with the durations observed. This led to a decrease in depreciation charges of €133 million over the year.

	December 31, 2017
(€ million)	Land and buildings	Plant and equipment	Leased vehicles(2)	Fixtures, fittings and other	Assets under construction	Total
Net
At beginning of period	€2,116	€5,058	€2,475	€327	€1,253	€11,229
Purchases/additions(1)	121	1,052	—	31	1,202	2,406
Depreciation for the year	(253)	(1,323)	(12)	(85)	—	(1,673)
Impairment losses	28	8	—	—	7	43
Disposals	(107)	(38)	—	(7)	—	(152)
Transfers and reclassifications	24	205	—	32	(261)	—
Change in scope of consolidation and other(2)	408	786	850	44	(551)	1,537
Translation adjustment	(28)	(94)	(14)	(2)	(34)	(172)
At period-end	€2,309	€5,654	€3,299	€340	€1,616	€13,218
Gross value	6,766	31,853	3,537	958	1,647	44,761
Accumulated depreciation and impairment	€(4,457)	€(26,199)	€(238)	€(700)	€(31)	€(31,625)
______________________________________________________________________________________________________________________________
(1) Including property, plant and equipment acquired under finance leases for €14million. Borrowing costs capitalized in accordance with IAS 23 (Revised) - “Borrowing Costs” amounted to €31 million (see Note 12.2.A).
(2) Change in scope of consolidation and other” movements in “Leased vehicles” includes net changes for the year (additions less disposals).
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C. Rights of use

	December 31, 2019
(€ million)	Land and buildings	Plant and equipment	Fixtures, fittings and other	Total
Net
Reclassification of finance leases	€23	€2	€15	€40
1st implementation of IFRS 16	1,329	68	110	1,507
At 1st January 2019	1,352	70	125	1,547
Purchases/additions	313	51	63	427
Depreciation for the year	(234)	(33)	(51)	(318)
Impairment losses	(14)	—	—	(14)
Disposals	(39)	—	(9)	(48)
Change in scope of consolidation and other	6	21	3	30
Translation adjustment	11	—	—	11
AT PERIOD-END	€1,395	€109	€131	€1,635
Gross value	1,650	143	183	1,976
Accumulated depreciation and impairment	€(255)	€(34)	€(52)	€(341)
The Right of use of €1,635 million as at December 31, 2019 is composed of €877 million from Faurecia and €758 million for the rest of the Group (at 1st January 2019, the respective figures were €726 million and €781 million).
D. Leased vehicles
Leased vehicles totaling an amount of €3,763 million at December 31, 2019 include vehicles leased to retail customers by the Group’s companies and vehicles sold with a buyback commitment, which are recognized according to the method described in Note 5.1.A.(1)(a).
8.3. Asset Impairment
A. Accounting policies
Under IAS 36 “Impairment of Assets”, the carrying amount of property, plant and equipment and intangible assets is tested for impairment whenever there are indicators of impairment and at least once a year for assets with indefinite useful lives, which are primarily goodwill and brands. Indicators of impairment include a significant fall in volumes, deteriorating profitability, technological or regulatory developments that adversely impact the business.
The recoverable amount of an asset is the higher of its value in use and its fair value less costs to sell. For purpose of impairment testing, the carrying value of the asset or group of assets tested is usually compared with its estimated value in use and, if lower than its carrying value, with its fair value less costs to sell. Value in use is usually measured as the net present value of estimated future cash flows. The recoverable value of brands is estimated by reference to market royalties.
A cash-generating unit is defined as the smallest identifiable group of assets that generates cash inflows that are largely independent of the cash inflows from other assets or groups of assets (a “CGU”).
For purpose of impairment testing, the recoverable amount is determined for an individual asset, unless the asset does not generate cash inflows that are largely independent of those from other assets or groups of assets, in which case the asset is tested as part of the cash-generating unit (“CGU”) to which the asset belongs.
In assessing the value in use of an asset or CGU, the estimated future cash flows are discounted to their present value using a discount rate that reflects current market assessments of the time value of money and the risks specific to the asset or CGU that are not reflected in the estimated future cash flows.
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An impairment loss is recognized if the recoverable amount is lower than the carrying amount of the asset or group of assets tested. For purpose of measuring the carrying amount of the asset or group of assets tested, the IFRS 16 right of use net of lease liabilities related to the assets or group of assets tested is included. The impairment loss is first allocated to any goodwill allocated to the CGU (when applicable), then to other assets of the CGU, on a pro rata basis of the carrying amount of each of the assets in the CGU.
For purpose of impairment testing, CGUs of Groupe PSA are as follows:
•In the Automotive segment, CGUs are based on geography for Peugeot Citroën DS with Opel Vauxhall considered as a separate CGU;
•In the Automotive equipment segment, the four business CGUs are tested separately. The CGU of Faurecia as a whole is considered for the purpose of the Faurecia goodwill testing at PSA level.
•Banque PSA Finance partnerships with Santander Consumer France and with BNP Paribas are each a CGU; and,
•Several CGUs corresponding to other businesses, mainly the goodwill and brands of Celor/Aramis and Free2move.
Furthermore, at a lower level, brands (e.g. Opel and Vauxhall) are tested yearly, and, in case of indication of impairment, technologies (e.g. diesel and electric) and vehicles (including related technology and toolings specific to a vehicle) are tested based on cash flows associated with such assets or group assets through the Automotive segment.
B. Impairment test on the CGU and individual assets of the Automotive segment
Goodwill and intangible assets and property with an indefinite useful life
The Opel Vauxhall goodwill, as well as the Opel and Vauxhall brands, are subject to an annual impairment test. They are allocated to the Opel Vauxhall Automotive CGU. The net carrying amount of all property, plant and equipment, net of IFRS 16 lease debt and of buy back assets, and intangible assets included in this CGU was €5.4 billion, of which non-depreciable assets for €3.6 billion which were not subject to impairment through the test. The net cash generated by the 2020-2022 Medium-Term Plan (MTP), was discounted at an after-tax rate of 9%, with a terminal value discounted at 10% that takes into account a growth rate to infinity of 1%. The discount rates and the growth rate to infinity are reviewed each year and were not changed compared to prior periods 2017 and 2018. The Medium-Term Plan taken as a reference in the test at the end of 2018 covered the years 2019-2022, with an estimated year for 2023.
In the Peugeot Citroën DS business segment CGUs, the Europe CGU is subject to an annual impairment test. The net carrying amount of all property, plant and equipment, net of IFRS 16 lease debt and of buy back assets, and intangible assets included in this CGU was €12.0 billion euros of assets, including non-depreciable assets for 0.1 billion euro which were not subject to impairment through this test. The net cash generated by the 2020-2022 Medium-Term Plan (MTP) was discounted at an after-tax rate of 9% with a terminal value discounted at 10% that takes into account growth rate to infinity of 1%. The discount rates and the growth rates to infinity are reviewed each year and have not been modified compared to the previous periods 2017 and 2018. The Medium-Term Plan referred to in the test at the end of 2018 covered the years 2019-2022, with an estimated year for 2023. The Medium-Term Plan taken as a reference in the test at the end of 2017 covered the years 2018-2022.
The CGU Celor/Aramis was the subject of an impairment test to cover tangible and intangible assets and goodwill of €97 million. The test did not evidence any loss of value.
As for 2018 and 2017, the recoverable value of the assets remained higher than their carrying amount, even when combining the variations of the three assumptions: +0.5% of the discount rate for cash flows, -0.5% for the growth rate to infinity, and -0.5% for the adjusted operating income (loss) for the terminal value.
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Given the indicators of impairment identified, specific impairment tests were performed on the Latin American CGU and the Russian CGU on the basis of the 2020-2022 MTP. The discount rates used were 13.4% (16.5% in 2018 and 2017) for the Latin American plants and 13% (the same in 2018 and 2017) for the Russian plant. These tests identified an additional annual impairment charge of €2 million (€30 million in 2018 and €17 million in 2017) related to capital expenditure during the year in Russia. In Latin America, additional impairments were taken into account in Brazil for €39 million and in Argentina for €29 million due to projections of volumes and profitability. These impairments were recognized under “Impairment of CGUs”.
As at December 31, 2019, total impairments amount respectively to €236 million for the Latin American and to €113 million for the Russian plants.
In addition, the individual R&D assets, held by the integrated companies of the Peugeot Citroën DS business segment, and dedicated to Latin America, were impaired for an amount of €12 million in 2019.
Other assets
In addition, the research and development individual assets held by the fully consolidated companies of the Peugeot Citroën DS business segment and dedicated to the Chinese activities have been impaired by €173 million in 2019, in addition to €78 million in 2018 and €80 million in 2017.
At December 31, 2019, the analyses of the volumes and profitability forecasts did not reveal any indicators of impairment for the specific assets dedicated to the Vehicles.
C. Impairment test on Faurecia group CGUs and other assets
FAURECIA GROUP CGUs
The carrying amount of each CGU was compared with the higher of its fair value and value in use. Value in use is defined as the present value of estimated future cash flows expected to be generated by each cash-generating unit based on the latest projections from the Medium-Term Plan (2020–2022 plan revised at mid-2019).
The main assumption affecting value in use is the level of operating income, particularly for the calculation of terminal value. The calculation was performed by extrapolating to infinity projected cash flows for the last year of the Medium-Term Plan (2022) using a growth rate of 1.4% (1.4% in 2018 and 2017).
The weighted cost of capital used to discount future cash flows is reviewed each year by an independent expert, and is set at 9% for 2019 (the same as 2017 and 2018) for all the CGUs, except Clarion. They all bear the same specific risks relating to the automotive supplier sector and the CGUs multinational operation does not justify using geographically different discount rates except for Clarion Electronics, for which a discount rate of 8% has been considered to take into account a slightly different country exposure.
The test performed at end-2019 confirmed that the goodwill allocated to the CGUs was fairly stated in the statement of financial position.
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The statement of financial position’s values are presented in the table below:

(€ million)	December 31, 2019	December 31, 2018	December 31, 2017
> Seating	€850	€843	€794
> Clean Mobility	465	377	355
> Interior Systems	295	272	67
> Clarion Electronics(1)	536	—	—
TOTAL	€2,146	€1,492	€1,216
______________________________________________________________________________________________________________________________
(1) Following the acquisition of Clarion in March 2019, the Faurecia group now has a fourth operational unit which combines the activities of electronic smart cockpit and software integration
The recoverable amount of the assets is greater than their carrying value, and the combined sensitivity to changes in assumptions (0.5 percentage point increase in the discount rate, 0.5 percentage point reduction in the perpetual growth rate and 0.5 percentage point reduction in the perpetual operating income) did not trigger any impairment of goodwill.
Following the US withdrawal from the JCPOA(1) announced on 8 May 2018, the Group complied with the new applicable regulations by suspending its operations in Iran affected by the sanctions. In this context, Faurecia impaired various assets used in business in Iran for a total amount of €17 million in 2018.
FAURECIA CGU IN THE ACCOUNTS OF PSA GROUP
The stock market value of the Faurecia shares held by Peugeot S.A. at December 31, 2019 was €3,072 million (€2,115 million in 2018 and €4,166 million in 2017) based on a share price of €48.03, representing the price that would be paid in a transaction between minority shareholders not leading to the acquisition of control. The Group’s share of Faurecia’s net assets in the consolidated statement of financial position at December 31, 2019 is valued at € 2,043 million (including a goodwill of €172 million recorded at Peugeot S.A.).
In light of these values, no impairment loss was recognized on the Faurecia goodwill at December 31, 2019. Applying the same approach, no impairment loss was recognized on the Faurecia goodwill at December 31, 2018 and December 31, 2017.
8.4. Off-Balance Sheet Commitments and Contingent Liabilities Related to Operating Activities

(€ million)	December 31, 2019	December 31, 2018	December 31, 2017
Capital commitments for the acquisition of non-current assets	€1,405	€1,350	€1,284
Orders for research and development work	11	10	22
Minimum purchase commitments	—	—	173
Non-cancellable lease commitments(1)	301	1,809	1,867
TOTAL	€1,717	€3,169	€3,346
________________________________________________________________________________________________________________________________________________
(1) IFRS 16 impact (see Note 2.3).
A. Minimum purchase commitments
In order to speed up its growth and reduce costs, the Group has entered into cooperation agreements with other carmakers for the joint development and/or manufacture of mechanical sub-assemblies or vehicles. These joint arrangements enable the partners to share project costs, delivering economies of scale that translate into competitive advantage.

________________________________________________________________________________________________________________________________________________
(1) Joint Comprehensive of Action Plan signed in Vienna
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Under the terms of these agreements, the Group is committed to financing investment in research and development and specific tooling and to taking delivery of a minimum quantity of products manufactured by the joint arrangements. If it fails to honor this minimum purchase commitment, it will be required to pay a penalty designed to cover the related production costs borne by the partner.
Any adverse consequences of these commitments are reflected in the consolidated financial statements as soon as they are considered probable, in the form of asset impairments or, if necessary, provisions for contingencies.
For contracts where the products are manufactured by the Group’s partner, capacity reservation fees are accounted for as off- balance sheet commitments net of any provisions.
B. Capital commitments for the acquisition of non-current assets
This item corresponds mainly to commitments to purchase property, plant and equipment. It also includes the Group’s commitment towards the two “Fonds d’Avenir Automobile” funds (FAA tier 1 and tier 2) set up to support automotive equipment manufacturers. The Group’s total commitment to FAA amounted to €204 million. At December 31, 2019, the Group had already paid €150 million into these two funds.

Note 9 - Other Non-Current Assets and Liabilities
9.1. Other Non-Current Assets

(€ million)	Notes	December 31, 2019	December 31, 2018	December 31, 2017
Excess of payments to external funds over pension obligations	7.1.E	€851	€640	€630
Units in the FAA funds		39	48	69
Derivative instruments		11	8	6
Equity investments		196	409	393
Guarantee deposits and other		636	564	607
TOTAL		€1,733	€1,669	€1,705
The Group has invested in the two funds “Fonds d’Avenir Automobile” (FAA - tier 1 and tier 2). The Group has committed €204 million to these two funds, €150 million of which has been paid to date. These units have been classified as “at fair value through profit or loss” in accordance with IFRS 9 (see Note 12.7.C.(2)). They are reported as non-current assets because of the lock-up applicable to the Group’s investment.
9.2. Other Non-Current Liabilities

(€ million)	Notes	December 31, 2019	December 31, 2018	December 31, 2017
Liabilities related to vehicles sold with a buyback commitment	5.1.A.(1).(a)	€4,932	€4,667	€4,180
Other		241	259	100
TOTAL		€5,173	€4,926	€4,280

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Note 10 - Current and Non-Current Provisions
Accounting Policies
In accordance with IAS 37 – Provisions, Contingent Liabilities and Contingent Assets, a provision is recognized when, at the statement of financial position date, the Group has a present obligation towards a third party, and it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation, and no inflow of resources of an equivalent amount is expected. Provisions for restructuring costs are recognized only when the restructuring has been announced and the Group has drawn up or has started to implement a detailed formal plan.
In application of IFRIC – 21 Levies charged by public authorities, taxes levied by public authorities are recognized as of the date of their tax generating event.
Provisions are discounted only when the effect is material. In this case, the discount rate is based on a risk-free rate.
Warranties
Under IFRS 15, as previously, when warranties provided to customers are designed to cover defects in the vehicles sold, a provision is recorded to cover the estimated cost of vehicle and spare part warranties at the time of sale to independent dealer networks or end-customers.
The provision for warranties mainly concerns sales of new vehicles, where the contractual obligations generally cover two years.
It corresponds to the expected cost of warranty claims related to vehicles and replacement parts. The amount expected to be recovered from suppliers is recognized as an asset, under “Miscellaneous other receivables” (Note 6.3.A).
Provisions for tax claims concern a number of claims on operating taxes primarily outside France notably in Brazil.

(€ million)	December 31, 2018	Additions	Releases (utilizations)	Releases (unused provisions)	Recognized in equity during the period	Change in scope of consolidation and other	December 31, 2019
Pensions (Note 7.1)	€1,183	€212	€(144)	€(87)	€53	€(50)	€1,167
Other employee benefit obligations and others	209	34	(31)	(8)	—	(26)	178
Total non-current provisions	€1,392	€246	€(175)	€(95)	€53	€(76)	€1,345
Warranties	1,563	705	(743)	(130)	—	24	1,419
Commercial and tax claims and litigations	773	148	(224)	(176)	—	421	942
Restructuring plans(1)	1,373	1,076	(663)	(53)	—	29	1,762
Long-term and operating contract losses	504	324	(392)	(22)	—	(141)	273
Others	852	118	(81)	(118)	—	(226)	545
Total current provisions	€5,065	€2,371	€(2,103)	€(499)	€—	€107	€4,941
______________________________________________________________________________________________________________________________
(1) The main additions for restructuring plans in 2019 are discussed in Note 5.4

Note 11 - Equity method investments
The share in earnings of equity method investments represents the Group’s share of the earnings of those companies, plus any impairment of equity method investments.
Gains and losses on disposals of equity method investments are recorded in operating income.
FIN-63

Equity method investments include:
•joint ventures in the automotive activities with Dong Feng Motor Group (see Note 11.4.A) and Changan, located in China;
•finance companies in partnership with:
◦Santander Consumer Finance covering the financing of the Peugeot, Citroën and DS brands’ operations in the following countries: France, the United-Kingdom, Malta, Spain, Switzerland, Italy, the Netherlands, Belgium, Germany, Austria, Brazil and Poland (see Note 11.4.B);
◦BNP Paribas covering the financing of the Opel and Vauxhall brands’ operations in the following countries: Germany, France, the Netherlands, the United-Kingdom, Sweden and Switzerland (see Note 11.4.C);
◦as well as the joint company with Dongfeng Motor Group in China;
•the companies over which the Group has significant influence, mainly Gefco.
11.1. Changes in the Carrying Amount of equity method investments

(€ million)	December 31, 2019	December 31, 2018	December 31, 2017
At beginning of period	€3,444	€3,472	€3,014
Dividends and profit transfers	(251)	(145)	(369)
Share of net earnings	(24)	(44)	217
Newly consolidated companies	182	13	555
Capital increase (reduction)	334	210	57
Changes in scope of consolidation and other	(378)	(37)	108
Translation adjustment	16	(25)	(110)
At period-end	€3,323	€3,444	€3,472
O/w Dongfeng Peugeot Citroën Automobile goodwill	77	76	75
O/w Dongfeng Peugeot Citroën Automobile Finance Company Ltd goodwill	2	3	2
O/w Saipa Citroën Company goodwill	—	—	90
O/w Gefco goodwill	93	57	57
O/w Auto Avaliar and UAP goodwill	€11	€—	€—
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11.2. Share in Net Assets of equity method investments

(€ million)	Latest % interest	December 31, 2019	December 31, 2018	December 31, 2017
Dong Feng Peugeot Citroën Automobile(1) Dong Feng Peugeot Citroën Automobile Sales Co and Dongfeng Peugeot Citroën International Co	50%	€269	€645	€897
Changan PSA Automobiles Co., Ltd	50%	(123)	(65)	(190)
Saipa Citroën Company	50%	—	—	140
Other		49	10	11
Automotive Peugeot Citroën DS		195	590	858
Automotive equipment		240	144	136
Gefco (1)	25%	161	166	156
Peugeot Scooters(2)	49%	—	(11)	—
Other activities		161	155	156
Manufacturing and sales activities		€596	€889	€1,150
Finance companies in partnership with Santander Consumer Finance	50%	1,899	1,685	1,535
Finance companies in partnership with BNP Paribas	50%	590	588	493
Dongfeng Peugeot Citroën Automobile Finance Company Ltd (1)	25%	115	99	88
Finance activities		2,604	2,372	2,116
Total		€3,200	€3,261	€3,266
______________________________________________________________________________________________________________________________
(1) Including goodwill (see Note 11.1)
(2) Peugeot Scooters were sold to the Indian Group Mahindra Two Wheelers Europe in October 2019.
The share in net assets of equity method investments breaks down into €3,323 million (€3,444 million at December 31, 2018 and €3,472 million at December 31, 2017) for companies with positive net equity, reported under “Equity method companies” less €123 million (€183 million at December 31, 2018 and €206 million at December 31, 2017) for companies with negative net equity.
In November 2019, PSA and Chongqing Changan Automobiles signed an agreement with a Chinese company for the disposal of shares. The agreement defines the terms of financing for the joint venture. In December 2019, all of the Group’s commitments, not conditional on closing, were taken into account.
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11.3. Share in Net Earnings of equity method investments

(€ million)	Latest % interest	December 31, 2019	December 31, 2018	December 31, 2017
Dongfeng Motor Company cooperation agreement:		€(383)	€(234)	€(30)
> Dongfeng Peugeot Citroën Automobiles (1)	50%	(225)	(110)	(14)
> Dongfeng Peugeot Citroën Automobiles Sales Co	50%	(158)	(124)	(16)
Changan PSA Automobiles Co., Ltd:	50%	(50)	(68)	(24)
> Iran Khodro Automobiles Peugeot		—		(2)
> Saïpa Citroën Company	50%	—	(148)	—
> Other entities		(24)	2	1
Others		(24)	(146)	(1)
Automotive		(457)	(448)	(55)
Automotive equipment		38	31	35
Gefco (1)	25%	29	24	17
Peugeot Scooters	49%	(6)	(11)	(6)
Other activities		23	13	11
Manufacturing and sales activities		(396)	(404)	(9)
Finance companies in partnership with Santander Consumer Finance	50%	280	241	201
Finance companies in partnership with BNP Paribas	50%	76	106	8
Dongfeng Peugeot Citroën Automobile Finance Company Ltd (1)	25%	16	13	17
Finance activities		372	360	226
Total		€(24)	€(44)	€217
______________________________________________________________________________________________________________________________
(1) Including goodwill (see Note 11.1)
11.4. Key financial data of equity method investments
The detailed data about the equity method investments are the following.
A. Dongfeng Motor Group cooperation agreement in the automotive activities
PSA Group and Dongfeng Motor Group have two joint ventures:
•Dongfeng Peugeot Citroën Automobile (DPCA), based in Wuhan, which is subject to joint control and is qualified for accounting purposes as a joint venture. It manufactures motor vehicles under the Dongfeng Peugeot, Dongfeng Citroën brands in China and Fengshen brand;
•Dongfeng Peugeot Citroën Automobile Sales Co (DPCS), based in Wuhan, over which the Group has significant influence. It markets in China the vehicles produced by DPCA.
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The amounts below represent the combined financial statements of DPCA and DPCS.
Earnings items at 100%

	(€ million)			(Yuan million)
	2019	2018	2017	2019	2018	2017
Revenue	€1,781	€3,652	€5,404	¥13,595	¥28,339	¥41,355
Adjusted operating income (loss)	(315)	(244)	59	(2,441)	(1,918)	498
Operating income (loss) (1)	(463)	(490)	(138)	(3,600)	(3,858)	(1,060)
Of which depreciation and impairment	(406)	(550)	(548)	(3,131)	(4,314)	(4,172)
Net financial income (loss) (1)	(30)	10	51	(240)	75	384
Income taxes, including impairment	(272)	12	26	(2,120)	96	211
Profit (loss) of the period	€(765)	€(468)	€(61)	¥(5,960)	¥(3,687)	¥(465)
Group’s share in the profit (loss) of the period (Share in net earnings of companies at equity)	(383)	(234)	(30)	—	—	—
Income and expenses recognized in equity, net	—	—	—	—	—	—
Other information
Net dividend received from the joint venture(s) by PSA Group	€—	€—	€200	¥—	¥—	¥—
______________________________________________________________________________________________________________________________
(1) No material impact from IFRS 16 application.
Statement of financial position’s items at 100%

	(€ million)			(Yuan million)
	December 31, 2019	December 31, 2018	December 31, 2017	December 31, 2019	December 31, 2018	December 31, 2017
Assets
Non-current assets	€1,848	€2,347	€2,728	¥14,453	¥18,490	¥21,295
Current assets	824	1,040	2,666	6,433	8,185	20,806
Of which cash and cash equivalents	186	213	1,691	1,453	1,675	13,196
Liabilities
Non-current liabilities (excluding equity)	157	35	43	1,229	277	338
Of which non-current financial liabilities	157	35	43	1,229	277	338
Current liabilities	2,127	2,213	3,731	16,637	17,429	29,106
Of which current financial liabilities	766	476	511	5,987	3,749	3,685
Equity	388	1,139	1,620	3,019	8,969	12,657
Transition table
Equity	388	1,139	1,620	—	—	—
% of interest	50%	50%	50%	—	—	—
Group’s share in equity	191	569	810	—	—	—
Goodwill	77	76	75	—	—	—
Investments in company at equity	€268	€645	€885	¥—	¥—	¥—

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B. Santander agreement in the financing activities
The combined financial statements of all the partnerships s with Santander are presented in summary form in the tables below.
The scope of the partnership with Santander includes at December 31, 2019 eleven European countries as well as Brazil.
Earnings items at 100%

(€ million)	2019	2018	2017
Interest revenue	€2,178	€1,975	€1,794
Interest expenses	(951)	(854)	(753)
Net banking revenue	1,227	1,121	1,041
General operating expenses and others	(397)	(384)	(380)
Gross operating income	830	737	661
Cost of risk	(64)	(23)	(58)
Operating income from continuing operations before tax (1)	766	714	603
Non operating items	(6)	(11)	(12)
Income from continuing operations before tax	760	703	591
Income taxes	(199)	(219)	(190)
Profit (loss) for the period	€561	€484	€401
Group’s share in the profit (loss) of the period (Share in net earnings of companies at equity)	281	242	201
Income and expenses recognized in equity, net	(256)	(15)	(3)
Other information
Net dividend received from the joint venture(s) by PSA Group	€136	€105	€136
______________________________________________________________________________________________________________________________
(1) O/w €3 million from IFRS 16 application.
Statement of financial position’s at 100%

(€ million)	December 31, 2019	December 31, 2018	December 31, 2017
Customer loans and receivables	€31,688	€27,940	€24,605
Other assets (1)	3,688	2,916	2,639
Total assets	35,376	30,856	27,244
Financing liabilities (1)	24,765	22,038	18,978
Other liabilities	6,855	5,455	5,199
Equity	3,756	3,363	3,067
Total liabilities	€35,376	€30,856	€27,244
________________________________________________________________________________________________________________________________________________
(1) O/w €25 million as at January 1, 2019 for the first time application of IFRS 16.
C. BNP Paribas agreement in the financing activities
The combined financial statements of all the partnerships with BNP Paribas are presented in summary form in the tables below.
The scope of the partnership with BNP Paribas includes at December 31, 2019 six European countries.
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Earnings items at 100%

(€ million)	2019	2018	2017
Interest revenue	€743	€680	€79
Interest expenses	(277)	(165)	(13)
Net banking revenue	466	515	66
General operating expenses and others	(225)	(249)	(43)
Gross operating income	241	266	23
Cost of risk	(19)	(15)	(1)
Operating income from continuing operations before tax(1)	222	251	22
Non operating items	(13)	28	—
Income from continuing operations before tax	209	279	22
Income taxes	(57)	(68)	(6)
Profit (loss) for the period	€152	€211	€16
Group’s share in the profit (loss) of the period (Share in net earnings of companies at equity)	76	106	8
Income and expenses recognized in equity, net	—	(2)	—
Other information
Net dividend received from the joint venture(s) by PSA Group	€74	€—	€—
________________________________________________________________________________________________________________________________________________
(1) No material impact from IFRS 16 application.
Statement of financial position’s items at 100%

(€ million)	December 31, 2019	December 31, 2018	December 31, 2017
Customer loans and receivables	€11,064	€9,817	€9,157
Other assets (1)	1,593	551	1,020
Total assets	12,657	10,368	10,177
Financing liabilities (1)	9,444	7,549	7,133
Other liabilities	2,033	1,641	2,057
Equity	1,180	1,178	987
Total liabilities	€12,657	€10,368	€10,177
______________________________________________________________________________________________________________________________
(1) O/w €8 million as at January 1, 2019 for the first time application of IFRS 16.
D. Summarized information relating to the investees
Earnings items at 100%

	(€ million)
	2019	2018	2017
Sales	€12,469	€16,283	€16,862
Adjusted operating income (loss)	€819	€982	€950
Income from continuing operations	€(299)	€(119)	€286
Net income	€(299)	€(119)	€286

FIN-69

Statement of financial position’s items at 100%

(€ million)	December 31, 2019	December 31, 2018	December 31, 2017
Assets
Non-current assets	€4,107	€3,876	€4,451
Current assets	52,771	46,529	44,690
Total Assets	€56,877	€50,405	€49,141
Liabilities
Non-current liabilities	€1,664	€1,038	€1,094
Current liabilities	48,747	42,894	41,783
Equity	6,467	6,473	6,264
of which Non controlling interests	—	—	—
Total Equity and Liabilities	€56,877	€50,405	€49,141
11.5. Impairment of equity method investments in the automotive business
The companies accounted for using the equity method in the Automotive business include the companies in partnership with Dongfeng Motor Company Group and the company in partnership with Changan Group, based in China.
The non-current assets of these companies are tested for impairment on the basis of the same principles as applicable to the Automotive business of Groupe PSA (see Note 8.3.B). When there are indicators of impairment, the assets that are specific to the vehicle models are tested separately and all assets (including those that are not specific to the models) are tested in aggregate at the level of each partnership.
Dongfeng
At December 31, 2019, impairment testing at the companies in partnership with the Dongfeng Motor Company Group resulted in the recognition of RMB 1, 364 million in impairment losses (RMB 682 million in PSA share, i.e. €87 million).
At December 31, 2018, impairment testing at the companies in partnership with the Dongfeng Motor Company Group resulted in the recognition of RMB 2, 100 million in impairment losses (RMB 1, 050 million in PSA share, i.e. €133 million).
At December 31, 2017, impairment testing at the companies in partnership with the Dongfeng Motor Group resulted in the recognition of RMB 1,515 million in impairment losses (the Group’s share was RMB 758 million, i.e. €97 million).
In addition, Groupe PSA does additional impairment testing of its other equity method investments when there are indicators of impairment, such as for example a significant fall in volumes or deteriorating profitability. The recoverable amount is determined by looking at the value in use based on cash flow forecasts. These forecasts are taken from the most recent medium-term plan for 2020-2024 approved by the partners. The terminal value is determined with reference to the data in the final years of the plan and having regard to a perpetual growth rate of 2.6% (3.0% in 2018 and in 2017). The future cash flows are discounted using an after-tax rate of 12.5% for 2020-2024 and 13.5% for the terminal value (the same in 2018 and 2017).
Changan
At December 31, 2019, impairment testing on the non-current assets of Changan PSA Automobile Co, Ltd led to maintain the total impairment of equity method investments and recorded provisions of €78 million (including €50 million in 2019) for the Group commitment.
FIN-70

At December 31, 2018, impairment testing on the non-current assets of Changan PSA Automobile Co, Ltd led to maintain the total impairment of equity method investments and recorded provisions of €28 million after taking into account a loss of €40 million over the 2018 financial year.
At December 31, 2017, impairment testing by Changan PSA Automobile Co, Ltd in cooperation with Changan Group did not identify any additional impairment losses.
At December 31, 2019, December 31, 2018 and December 31, 2017, the impairment testing of equity method investments in the automotive business did not identify any impairment losses on top of those already recognized for the assets of these companies.
11.6. Related Party Transactions – equity method investments
Transactions with equity method investments are billed on arm’s length terms.
Sale and purchase transactions carried out by the consolidated manufacturing and sales companies with equity method investments are as follows:

(€ million)	2019	2018	2017
Sales to manufacturing and sales companies(1)	€320	€364	€675
Sales and assignments to companies in partnership with Santander	€5,701	€5,404	€5,171
Purchases(2)	€(2,947)	€(2,630)	€(2,257)
________________________________________________________________________________________________________________________________________________
(1) of which €189 million in sales to companies in partnership with Dongfeng Motor Group (€294 million in 2018 and €546 million in 2017).
(2) of which €2,264 million in purchases from Gefco (€1,942 million in 2018 and €1,856 million in 2017).
Receivables and payables with equity method investments are as follows:

(€ million)	December 31, 2019	December 31, 2018	December 31, 2017
Long-term loans	€—	€—	€48
Loans - due within one year	€78	€16	€116
Accounts receivable	€270	€147	€318
Accounts payable	€(249)	€(176)	€(364)
Dealings between PSA Group and the financial companies are largely unchanged following Santander’s investment in the joint ventures.

FIN-71

Note 12 - Financing and Financial Instruments – Manufacturing and Sales Companies
12.1. Accounting Policies
The principles governing the measurement of financial assets and liabilities within the meaning of IAS 32 and IFRS 9 are described in Note 12.7.
12.2. Net Financial Income (Expense)

(€ million)	2019	2018	2017
Interest income	€81	€19	€42
Finance costs	(290)	(288)	(208)
Other financial income	108	159	121
Other financial expenses	(246)	(346)	(196)
Total manufacturing and sales companies	(347)	(456)	(241)
Finance companies	3	10	3
Net financial income (expense) in the consolidated statement of income	€(344)	€(446)	€(238)
Finance costs include the revaluation of the current financial liability of the obligation to repurchase PSA shares from DFG (see Note 12.3).
A. Finance costs of manufacturing and sales companies
Finance costs are actual expense less the capitalized portion of assets in development.

(€ million)	2019	2018	2017
Interest on borrowings and bank overdrafts	€(248)	€(293)	€(326)
Interest on lease liabilities	(62)	(8)	(11)
Foreign exchange gain (loss) on financial transactions and other	(43)	(72)	2
Finance costs incurred	(353)	(373)	(335)
Of which Automotive Division and Other Businesses	(162)	(249)	(216)
Capitalized borrowing Costs	63	85	127
TOTAL	€(290)	€(288)	€(208)
Capitalized borrowing costs
Borrowing costs that are directly attributable to the acquisition, construction or production of an item of property, plant and equipment or an intangible asset that takes at least twelve months to get ready for its intended use are capitalized as part of the cost of that asset (the “qualifying asset”). Group inventories do not meet the definition of qualifying assets under IAS 23 – Borrowing Costs and their carrying amount does not therefore include any borrowing costs.
When funds are borrowed specifically for the purpose of obtaining a qualifying asset, the amount of borrowing costs eligible for capitalization corresponds to the actual borrowing costs incurred during the period less any investment income on the temporary investment of any borrowed funds not yet used.
When funds borrowed for general corporate purposes are used to obtain a qualifying asset, the amount of borrowing costs eligible for capitalization is determined by applying a capitalization rate equal to the weighted average borrowing costs for the period of the operating segment that obtains the qualifying asset.
FIN-72

Finance costs incurred, net of interest income of manufacturing and sales companies

(€ million)	2019	2018	2017
Finance costs incurred	€(353)	€(373)	€(335)
Of which Automotive Division and Other Businesses	(162)	(249)	(216)
Interest income	81	19	42
Of which Automotive Division and Other Businesses	—	9	31
Total	€(272)	€(354)	€(293)
Of which Automotive Division and Other Businesses	€(162)	€(240)	€(185)
B. Other financial income and expenses of manufacturing and sales companies

(€ million)	2019	2018	2017
Expected return on pension funds	€22	€18	€21
Other financial products	86	141	100
Other financial income	€108	€159	€121
Interest cost on employee benefit obligations	€(32)	€(23)	€(20)
Ineffective portion of the change in fair value of financial instruments	(65)	(97)	(28)
Other financial costs	(149)	(226)	(148)
Other financial expenses	€(246)	€(346)	€(196)
12.3. Current and Non-current financial assets and liabilities excluding derivatives financial instruments on operating
A. Current and Non-current financial assets

(€ million)	December 31, 2018	Net increase in cash and cash equivalent	Change in scope of consolidation	Remeasurement of equity	Exchange rate fluctuations	Other changes	December 31, 2019
Other non-current financial assets	€684	€(106)	€58	€(4)	€8	€12	€652
Current financial assets	842	473	(80)	—	12	22	1,269
Financial investments	50	—	—	—	—	—	50
Cash and cash equivalent	14,961	2,418	—	—	—	—	17,379
Current and non-current financial assets	€16,537	€2,785	€(22)	€(4)	€20	€34	€19,350
B. Current and Non-current financial liabilities

(€ million)	December 31, 2018	Net increase in cash and cash equivalent	Change in scope of consolidation	Remeasurement of equity	Exchange rate fluctuations	Other changes	December 31, 2019
Non-current financial liabilities	€5,257	€2,737	€86	€5	€14	€816	€8,915
Current financial liabilities	2,182	(609)	103	—	(26)	870	2,520
Current and non-current financial liabilities	€7,439	€2,128	€189	€5	€(12)	€1,686	€11,435
In the context of the contemplated Merger with FCA, Dongfeng Group (DFG) has agreed to sell, and Groupe PSA has agreed to buy, 30.7 million shares prior to closing (those shares will be cancelled). See Note 1.
FIN-73

At the date of commitment, a current financial liability of €685 million has been initially recognized against equity. Subsequently, as at December 31, 2019, it has been remeasured at €668 million in net financial income (expense) for €17 million.
12.4. Breakdown of Financial Assets
A. Other non-current and current financial assets

	December 31, 2019		December 31, 2018		December 31, 2017
(€ million)	Non-current	Current	Non-current	Current	Non-current	Current
Financial assets classified as “at amortized cost”	€241	€1,269	€259	€841	€255	€1,261
Financial assets classified as “at fair value through profit or loss”	411	—	425	1	232	8
Financial investments “at amortized cost”(1)	—	50	—	50	—	165
Other non-current financial assets - Manufacturing and sales companies	652	1,319	684	892	487	1,434
Other non-current financial assets - Finance companies	11	2	28	—	23	—
Total Other financial assets in the statement of financial position	€663	€1,321	€712	€892	€510	€1,434
________________________________________________________________________________________________________________________________________________
(1) Short-term investments are investments of surplus cash flows for which the remaining maturity and investment horizon is less than 12 months.
B. Cash and cash equivalents
Cash primarily represents cash in bank current accounts, and excludes bank overdrafts. Cash equivalents consist primarily of cash investments and negotiable debt securities that are readily convertible to known amounts of cash, subject to an insignificant risk of change in value and held in order to meet short-term cash commitments with an original maturity of three months or less according to IAS 7.
Cash and cash equivalents include the following items:

(€ million)	December 31, 2019	December 31, 2018	December 31, 2017
Mutual fund units and money market securities	€12,942	€11,537	€8,719
Cash and current account balances	4,437	3,424	2,863
Total - manufacturing and sales companies	17,379	14,961	11,582
o/w deposits with finance companies	—	(1)	(8)
Finance companies	454	465	312
Cash and cash equivalents in the statement of financial position	€17,833	€15,426	€11,894
Cash includes the proceeds from borrowings arranged to meet future financing needs.
At December 31, 2019, cash equivalents mainly included money mutual funds for €9,649 million (€ 8,676 million at December 31, 2018 and €4,610 million at December 31, 2017), bank deposits and overnight money market notes in the amount of €2,698 million (€1,899 million at December 31, 2018 and €1,489 million at December 31, 2017)and commercial paper for €80 million (€80 million at December 31, 2018 and €104 million at December 31, 2017).
All of these instruments comply with the ‘Committee of European Securities Regulators’ (CESR) definition of Short-Term Money Market Funds.
FIN-74

12.5. Breakdown of Financial Liabilities

	Carrying amount at December 31, 2019		Carrying amount at December 31, 2018		Carrying amount at December 31, 2017
	Amortized cost or fair value		Amortized cost or fair value		Amortized cost or fair value
(€ million)	Non-current	Current	Non-current	Current	Non-current	Current
Other bonds	€5,863	€47	€4,021	€499	€3,835	€651
Other long-term borrowings	1,644	927	1,144	408	795	452
Other short-term financing and overdraft facilities	1	1,222	—	1,239	—	1,399
Derivative financial instruments on financing and others	15	2	2	11	1	2
Total financial liabilities before lease liabilities	7,523	2,198	5,167	2,157	4,631	2,504
Lease liabilities(1)	1,392	322	90	25	147	27
Total financial liabilities	€8,915	€2,520	€5,257	€2,182	€4,778	€2,531
_______________________________________________________________________________________________________________________________________________
(1) In 2017 and 2018, debts from finance leases.
A. Main financing transactions during the year
The financial risk management policy is set out in Note 12.6.A.
The main transactions during the year were as follows:
•In January 2019 upon maturity, Peugeot S.A. repaid the 2013 bonds for €430.4 million;
•On March 13, 2019, Faurecia carried out a bond issue of €500 million due in June 2026, with annual coupon of 3.125%. This loan is intended to refinance the bridge loan of €500 million put in place in 2018 as part of the financing of Faurecia’s acquisition of Clarion. On 31 October 2019, Faurecia drew on its June 2026 bond for €250 million;
•On April 11, 2019, Peugeot S.A. raised €522 million using a private investment under German law, Schuldscheindarlehen. This transaction is structured in several tranches denominated in euros, with maturity of 4.5, 7 and 8 years;
•On September 18, 2019, Peugeot S.A. issued bonds for €600 million maturing in September 2029, bearing an annual coupon of 1.125%.
•On November 27, 2019, Faurecia issued bonds for €700 million maturing in June 2027, bearing an annual coupon of 2.375%; at the same time, Faurecia offered to repurchase bond maturing 2023 (€700 million) which had a success rate of 76%; the residual notes 2023 have been early repaid.
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B. Characteristics of bonds and other borrowings

	Carrying amount at December 31, 2019
(€ million)	Non-current	Current	Issuing currency	Due
Manufacturing and sales companies (excluding Faurecia) - Euro-denominated loans
2003 bond issue - €600m	€797	€10	EUR	Q3/2033
2016 bond issue - €500m	497	9	EUR	Q2/2023
2017 bond issue - €600m	597	9	EUR	Q1/2024
2017 bond issue - €100m	100	2	EUR	Q1/2024
2018 bond issue - €650m	645	10	EUR	Q1/2025
2019 bond issue - €600m	590	1	EUR	Q3/2029
Schuldschein 2019 - €522m	522	3	EUR	2023 to 2027
Faurecia
2018 bond issue - €700m	680	1	EUR	Q2/2025
2019 bond issue - €700m	680	2	EUR	Q2/2027
2019 bond issue - €750m	755	1	EUR	Q2/2025
Total bond issues	€5,863	€48
Peugeot SA
Commitment to buy out (Dongfeng)	€—	€667	EUR
Manufacturing and sales companies (excluding Faurecia) - Euro currency loans
EIB loan (1) - €250m	244	—	EUR	Q1/2024
FDES loan (1) - Zero coupon	—	24	EUR	Q1/2020
Borrowings - Morocco	138	—	EUR	2021 to T4/2025
Borrowings - China	—	1	EUR	2019
Borrowings - Spain	79	20	EUR	2018 to 2026
Borrowings - Other France	72	—	EUR	2021
Borrowings - Other(2)	62	68	EUR	na
Manufacturing and sales companies (excluding Faurecia) - Foreign currency loans
Borrowings - Brazil	37	15	BRL	2019 to 2024
Other borrowings	41	12	na	na
Faurecia
Other borrowings	971	120	EUR/USD	2018 to 2024
Total other long-term borrowings	€1,644	€927
_______________________________________________________________________________________________________________________________________________
(1) EIB: European Investment Bank; FDES: French social and economic development fund.
(2) Concerns notably the Automotive segment Opel Vauxhall
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C. Characteristics of other short-term financing and overdraft facilities

(€ million)	Issuing currency	Carrying amount at December 31, 2019	Carrying amount at December 31, 2018	Carrying amount at December 31, 2017
Commercial paper	EUR	391	411	80
Short-term loans	N/A	512	509	464
Bank overdrafts	N/A	250	212	332
Payments issued (1)	N/A	26	23	93
Factoring liabilities on assets that have not been derecognized	N/A	43	84	430
TOTAL		1,222	1,239	1,399
_______________________________________________________________________________________________________________________________________________
(1) This item corresponds to payments issued but not yet debited from the bank accounts, as the due date was not a bank business day.
D. Lease liabilities
The lease liabilities can be analyzed as follows by maturity:

(€ million)	December 31, 2019
2020	€322
2021	266
2022	215
2023	183
2024	144
2025	141
Subsequent years	443
Total lease liabilities	€1,714
E. Financing by the assignment of receivables
The Automotive sectors and Faurecia meet part of their financing needs by selling receivables to financial institutions. The financing of receivables in the Peugeot Citroën DS and Opel Vauxhall Automotive sectors’ dealer networks by financing companies in partnership with Santander and BNP Paribas totaled €8,383 million (€7,748 million at December 31, 2018 and €6,982 million at December 31, 2017).
The sold receivables are derecognized when they meet the criteria specified in Note 6.2.
Other financing through the sale of receivables is as follows:

	December 31, 2019		December 31, 2018		December 31, 2017
(€ million)	Total receivables sold to non-Group financial institutions	Portion sold but not derecognized	Total receivables sold to non-Group financial institutions	Portion sold but not derecognized	Total receivables sold to non-Group financial institutions	Portion sold but not derecognized
Portion financed by third party financial institution(1)	€3,284	€213	€3,174	€239	€3,094	€456
- of which Faurecia group	€792	€89	€825	€69	€833	€68
_______________________________________________________________________________________________________________________________________________
(1) The financed portion of the receivables corresponds to the portion that gives rise to a cash inflow.
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Faurecia sold and derecognized its French research tax credits (credit d’impôt recherche – CIR) for an amount of €72 million.
The sale of receivables constitutes usual short-term financing.
F. Undrawn syndicated lines of credit
The Group’s manufacturing and sales companies have the following additional borrowing capacity under revolving lines of credit expiring at various dates through 2024:

(€ million)	December 31, 2019	December 31, 2018	December 31, 2017
Peugeot S.A. and GIE PSA Trésorerie	€3,000	€3,000	€3,000
Faurecia	1,200	1,950	1,200
Undrawn confirmed lines of credit	€4,200	€4,950	€4,200
Following the exercise of the first option of extension of the syndicated credit line of Peugeot S.A. and the GIE PSA Trésorerie, which, of a total amount of €3,000 million, is due in May 2023 for €190 million, and May 2024 for an amount of €2,810 million. The Group has a second option of extension for one year (from May 2024 to May 2025), subject to the banks approval.
This credit facility was undrawn at December 31, 2019.
Faurecia’s additional borrowing capacity, independent from that of Peugeot S.A., results from a syndicated line of credit arranged on 15 December 2014. It comprises only one €1,200 million tranche expiring in December 2019. Following the signing of an amendment on 15 June 2018, the maturity of the line was extended to June 2023 with two optional one-year extensions. Following the exercise of the first extension option in June 2019, the maturity of this credit has been extended to June 2024.
This credit facility was undrawn at December 31, 2019.
12.6. Management of Financial Risks
A. Financial risk management policy
In the course of its business, PSA Group is exposed to liquidity risks, as well as interest rate, counterparty, currency and other market risks arising, in particular, from changes in commodity prices and equity prices. The Group’s financial risk management policy applies in full since 2018 to the operations of the Opel Vauxhall entities.
(1) Liquidity risk
In the prevailing economic environment, the Group continued with its diversified, proactive financing strategy and conservative liquidity policy in order to meet its general financing needs, particularly the financing of its business and of its development projects. The financing strategy is defined by the Managing Board, and implemented under the direction of the Chief Financial Officer with the Corporate Finance & Treasury Department and submitted to the Supervisory Board’s Finance and Audit Committee. The Group’s cash forecasts, financing needs and interest income and expenses, as well as the level of financial security are reviewed at monthly meetings of the Treasury and Foreign Exchange Committee chaired by the Chief Financial Officer. The financing plan is implemented by the Corporate Finance & Treasury Department.
Pursuant to this policy, the Group:
•Implement a pro-active management of its debt structure by issuing bonds under an EMTN program or implementing Liability Management transactions;
•has recourse to bank borrowings in France and abroad;
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•sells receivables;
•arranges confirmed lines of credit for its financial security;
•and, where necessary, issues convertible bonds or other debt instruments.
The Group could also raise funds by a capital increase.
This financing policy allows it to seize market opportunities to pre-finance itself and to thereby optimize its financial security.
The repayment schedule of financial liabilities is set out in the table below. In June 2010, Peugeot S.A. put in place a €5 billion EMTN program, €2.45 billion of which had been drawn down at end-December 2019.
Contractual repayment schedule of financial liabilities and derivative instruments – manufacturing and sales companies
The following table shows undiscounted cash flows from financial liabilities and derivative instruments. They include principal repayments as well as accrued interest payments to be paid in 2020. Foreign currency cash flows and variable or indexed cash flows have been determined based on market data at the year-end.

December 31, 2019			Undiscounted contractual cash flows
(€ million)	Assets	Liabilities	2020	2021	2022	2023	2024	> 5 years
Financial liabilities
Bonds - principal repayments
Manufacturing and sales companies - excl. Faurecia	€—	€(3,748)	€(176)	€—	€—	€(700)	€(700)	€(2,172)
Faurecia	—	(2,115)	35	—	—	—	—	(2,150)
Other long-term debt - principal repayments
Manufacturing and sales companies - excl. Faurecia	—	(814)	(251)	(66)	(66)	(67)	(307)	(57)
Faurecia	—	(1,091)	(121)	(66)	(388)	(211)	(213)	(92)
Total bonds and other borrowings
Manufacturing and sales companies - excl. Faurecia	—	(4,562)	(427)	(66)	(66)	(767)	(1,007)	(2,229)
Faurecia	—	(3,206)	(86)	(66)	(388)	(211)	(213)	(2,242)
Total interest on bonds and other borrowings
Manufacturing and sales companies - excl. Faurecia	—	(44)	(44)	—	—	—	—	—
Faurecia	—	(4)	(4)	—	—	—	—	—
Commitment to buy out (Dongfeng)(1)	—	(667)	(667)	—	—	—	—	—
Lease liabilities
Manufacturing and sales companies - excl. Faurecia	—	(808)	(149)	(130)	(104)	(88)	(68)	(269)
Faurecia	—	(906)	(173)	(136)	(111)	(95)	(76)	(315)
Derivative instruments	108	(142)	(142)	—	—	—	—	—
TOTAL	€108	€(10,339)	€(1,692)	€(398)	€(669)	€(1,161)	€(1,364)	€(5,055)
_______________________________________________________________________________________________________________________________________________
(1) See Note 1.
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Covenants
None of the borrowings of the manufacturing and sales companies excluding Faurecia is subject to specific acceleration clauses based on minimum credit ratings. In some cases, the borrowings of manufacturing and sales companies are subject to clauses whereby the borrower gives the lenders certain guarantees that are commonly required within the automotive industry. They include:
•Negative pledge clauses whereby the borrower undertakes not to grant any collateral to any third parties. These clauses nevertheless carry certain exceptions;
•“material adverse changes” clauses, which apply in the event of a major negative change in economic conditions;
•“pari passu” clauses, which ensure that lenders enjoy at least the same treatment as other creditors;
•“cross-default” clauses, whereby if one loan goes into default other loans become repayable immediately;
•clauses whereby the borrower undertakes to provide regular information to the lenders;
•clauses whereby the borrower undertakes to comply with applicable legislation;
•change of control clauses.
In addition, the European Investment Bank (EIB) loans are dependent on the Group carrying out the projects being financed.
All of these clauses were complied with in 2019.
Should Peugeot S.A. lose its “Investment Grade” rating, the drawing of the €3 billion syndicated credit facility established in April 2014 and amended in May 2018 will be subject to compliance with:
•a level of net debt of manufacturing and sales companies of less than of €6 billion;
•a ratio of the net debt of manufacturing and sales companies to consolidated equity of less than 1.
The €1,200 million syndicated line of credit arranged on 15 December 2014 by Faurecia and amended in June 2018, comprising only one €1,200 million tranche expiring in June 2024, contains only one covenant setting limits on debt.

Net Debt(1) / EBITDA(2)	maximum	2.79(3)
_______________________________________________________________________________________________________________________________________________
(1) Consolidated net debt.
(2) EBITDA Faurecia’s Earnings Before Interest, Tax, Depreciation and Amortization for the last 12 months.
(3) In 2019, the ratio was adjusted to take into account the application of IFRS 16 (Leases). It was 2,50 in 2018.
The compliance with this ratio is a condition to the availability of this credit facility. As of December 31, 2019, Faurecia complied with this ratio.
(2) Interest rate risks
Trade receivables and payables are due within one year and their value is not affected by the level of interest rates.
Cash reserves and short-term financing needs of manufacturing and sales companies - excluding Automotive Equipment companies - are mainly centralized at the level of GIE PSA Trésorerie, which invests net cash reserves on the financial markets. These short-term instruments are indexed to variable rates or at fixed rates.
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The mid/long-term gross borrowings of manufacturing and sales companies - excluding Automotive Equipment companies - consist mainly of fixed-rate long-term loans. The proportion of the manufacturing and sales companies’ borrowings - excluding Automotive Equipment companies - at variable rates of interest is now less than 1%, based on the principal borrowed.
The PSA Group’s interest rate risk management policy is designed to neutralize the impact of interest rate fluctuations on adjusted operating income. It is part of the PSA Group’s overall risk management policy. The Management Board defines the governance rules. The Treasury and Foreign Exchange Committee, chaired monthly by the CFO, takes the decisions. PSA International (PSAI) implements and follows up the hedging.
The methodology used consists of comprehensive and systematic hedging of interest rate risk as soon as it is identified by using, where appropriate, appropriate financial instruments to ensure that the interest rate structure matches assets and liabilities. All these transactions are qualified as hedges under accounting standards. In 2019, the Group hedged the Schuldschein loan.
Faurecia independently manages hedging of interest rate risks on a centralized basis. Such management is implemented through Faurecia’s Finance and Treasury Department, which reports to its executive management. Hedging decisions are made by a Market Risk Committee that meets on a monthly basis. A significant part of the gross borrowings (syndicated credit facility for the drawn part, short-term loans and commercial paper as applicable) are at variable rates. The aim of the Faurecia group’s interest rate hedging policy is to reduce the impact of changes in short-term rates on earnings. The hedges arranged comprise mainly euro-denominated interest rate swaps.
Some of Faurecia’s derivative instruments have qualified for hedge accounting under IFRS 9 since 2008. The other derivative instruments purchased by Faurecia represent economic hedges of interest rate risks on borrowings but do not meet the criteria in IFRS 9 for the application of hedge accounting.
Faurecia is the only entity that holds cash flow hedges of interest rate risks.
The net interest rate position of manufacturing and sales companies is as follows:

	December 31, 2019
(€ million)	Intraday to 1 year	2 to 5 years	Beyond 5 years	Total
Total assets
Fixed rate	€1,429	€110	€242	€1,781
Variable rate	17,268	1	—	17,269
Total liabilities
Fixed rate	(818)	(1,915)	(4,392)	(7,125)
Variable rate	(1,379)	(935)	(92)	(2,406)
Net position before hedging
Fixed rate	611	(1,805)	(4,150)	(5,344)
Variable rate	15,889	(934)	(92)	14,863
Derivative financial instruments
Fixed rate	—	(763)	—	(763)
Variable rate	—	763	—	763
Net position after hedging
Fixed rate	611	(2,568)	(4,150)	(6,107)
Variable rate	€15,889	€(171)	€(92)	€15,626

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	December 31, 2018
(€ million)	Intraday to 1 year	2 to 5 years	Beyond 5 years	Total
Total assets
Fixed rate	€939	€135	€235	€1,309
Variable rate	14,908	—	47	14,955
Total liabilities
Fixed rate	(786)	(1,501)	(3,243)	(5,530)
Variable rate	(1,346)	(575)	(10)	(1,931)
Net position before hedging
Fixed rate	153	(1,366)	(3,008)	(4,221)
Variable rate	13,562	(575)	37	13,024
Derivative financial instruments
Fixed rate	(4)	(157)	(25)	(186)
Variable rate	4	157	25	186
Net position after hedging
Fixed rate	149	(1,523)	(3,033)	(4,407)
Variable rate	€13,566	€(418)	€62	€13,210

	December 31, 2017
(€ million)	Intraday to 1 year	2 to 5 years	Beyond 5 years	Total
Total assets
Fixed rate	€1,484	€90	€241	€1,815
Variable rate	11,565	—	—	11,565
Total liabilities
Fixed rate	(2,405)	(1,403)	(3,015)	(6,823)
Variable rate	—	(213)	—	(213)
Net position before hedging
Fixed rate	(921)	(1,313)	(2,774)	(5,008)
Variable rate	11,565	(213)	—	11,352
Derivative financial instruments
Fixed rate	(415)	383	—	(32)
Variable rate	415	(383)	—	32
Net position after hedging
Fixed rate	(1,336)	(930)	(2,774)	(5,040)
Variable rate	€11,980	€(596)	€—	€11,384
(3) Counterparty and credit risks
The Automotive Division places significant emphasis on guaranteeing the security of payments for the goods and services delivered to customers. Relations with Peugeot Citroën, DS, Opel and Vauxhall dealers are managed within the framework of the Banque PSA Finance sales financing system described below. Payments from other customers are secured by arrangements with leading counterparties that are validated by the Group Treasury Committee.
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At Faurecia, the main counterparties are leading carmakers whose creditworthiness is tracked customer-by-customer.
Other counterparty risks concern investments of available cash and transactions involving currency, interest rate and commodity derivatives. These two types of transactions are carried out solely with leading financial partners approved by the Group Treasury Committee. The related counterparty risks are managed through a system of exposure limits by amount and by commitment duration. The limits are determined according to a range of criteria including the results of specific financial analyses by counterparty, the counterparty’s credit rating and the amount of its equity capital.
Available cash is invested either in money market securities issued by approved counterparties, or in mutual funds or deposit accounts. The bulk of money market securities in the portfolio are issued by leading banks and the remainder by non-financial sector issuers. Mutual funds are selected according to guidelines specifying minimum fund credit ratings and maximum maturities of underlying assets. In addition, the amount invested in each fund is capped based on the fund’s total managed assets.
Derivatives transactions are governed by standard ISDA or Fédération Bancaire Française (FBF) agreements and contracts with the most frequently used counterparties provide for weekly margin calls.
(4) Currency risk
The manufacturing and sales companies manage their foreign exchange positions on transactions denominated in foreign currencies with the objective of hedging the risk of fluctuations in exchange rates. Automotive Division currency risks are managed centrally, for the most part by PSA International S.A. (PSAI) under the supervision of executive management. All products used by PSAI are standard products covered by International Swaps and Derivatives Association (ISDA) master agreements.
The goal is to minimize Automotive Division exchange differences by hedging as soon as the foreign currency invoices are booked. This hedging policy is applied systematically in the Peugeot Citroën DS business segment and is being implementing in the Opel Vauxhall business segment.
Currency risks are managed by requiring manufacturing companies to bill sales companies in the latter’s local currency (except in rare cases or where this is not allowed under local regulations). Currency risks on these intragroup billings are also hedged using forward foreign exchange contracts. In most cases, foreign currency intragroup loans of Automotive Division companies are also hedged.
The foreign currency policy includes the hedging of future flows for the Automotive Division. It consists of hedging the main net exposures to currencies of the Group, including Opel Vauxhall. The rules of governance of the cash flow hedging policy are defined by the Group’s Management Board. Implementation is delegated to the Treasury and Foreign Exchange Committee chaired monthly by the CFO. They are classified as cash flow hedges under IFRS 9. The maximum horizon for these hedges is two years. The ratios are maximum 70% at 1 year and 40% at 2 years.
As at December 31, 2019, the hedge ratio are between 20 and 40% depending on the currency. The Automotive Division had cash flow hedges on the following currencies: GBP, JPY, PLN.
The Group does not hedge its net investment in foreign operations.
PSAI also carries out proprietary transactions involving currency instruments. These transactions are subject to very strict exposure limits and are closely monitored. They are the only non-hedging transactions carried out by companies in the PSA Group and have a very limited impact on consolidated profit.
The historical Value at Risk (VaR) method is used to identify and manage market risks. The historical VaR uses volatilities and exchange rates for the various currencies since the beginning of 2011. VaR represents the maximum possible loss on the portfolio, based on the confidence level. The confidence levels measured are 95% and 99%. For both of these confidence levels, applying historical VaR to the portfolio at December 31, 2019 would not have had a material impact on Group earnings. This method assumes that future VaR will follow the same trend as historical VaR. It does not provide an indication of the losses that would be incurred under an extreme stress scenario.
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Currency risks relating to the commercial transactions of the Faurecia’s subsidiaries are managed independently and centrally by Faurecia using forward purchase and sale contracts and options as well as foreign currency financing. Faurecia manages the hedging of currency risks through its Group Finance and Treasury department, which reports to the executive management. Currency risks on forecasted transactions are hedged on the basis of estimated cash flows determined when budgets are prepared, validated by executive management. The related derivatives are classified as cash flow hedges when there is a hedging relationship that satisfies the IFRS 9 criteria. Subsidiaries located outside the euro zone are granted intragroup loans in their functional currency. These loans are refinanced in euros, and the related currency risk is hedged by swaps.
Futures operations and cash flow hedges
The net position being hedged in the foreign currencies versus the euro is €2,955 million as at December 31, 2019 (€2,811 million in 2018 and €3,340 million in 2017).
Net position of the manufacturing and sales companies in the main currencies (open positions at December 31)
The net position, after fair value hedging, of the manufacturing and sales companies in the main foreign currencies versus the euro is as follows:

	December 31, 2019
(€ million)	RUB	GBP	JPY	USD	PLN	CHF	CZK	Others	Total
Total assets	€35	€950	€136	€338	€75	€209	€172	€157	€2,072
Total liabilities	(36)	(821)	(162)	(234)	(17)	(3)	(173)	(288)	(1,734)
Net position before hedging	(1)	129	(26)	104	58	206	(1)	(131)	338
Derivative financial instruments	1	(470)	13	(57)	(25)	(206)	—	(19)	(763)
Net position after hedging	€—	€(341)	€(13)	€47	€33	€—	€(1)	€(150)	€(425)

	December 31, 2018
(€ million)	RUB	GBP	JPY	USD	PLN	CHF	CZK	Others	Total
Total assets	€59	€732	€101	€454	€132	€248	€200	€678	€2,604
Total liabilities	(7)	(725)	(210)	(315)	(174)	(136)	(260)	(364)	(2,191)
Net position before hedging	52	7	(109)	139	(42)	112	(60)	314	413
Derivative financial instruments	(48)	(127)	101	(350)	70	(220)	83	(40)	(531)
Net position after hedging	€4	€(120)	€(8)	€(211)	€28	€(108)	€23	€274	€(118)

	December 31, 2017
(€ million)	RUB	GBP	JPY	USD	PLN	CHF	CZK	Others	Total
Total assets	€93	€225	€81	€917	€43	€243	€140	€580	€2,322
Total liabilities	(23)	(90)	(42)	(37)	(7)	(3)	(215)	(42)	(459)
Net position before hedging	70	135	39	880	36	240	(75)	538	1,863
Derivative financial instruments	(88)	(127)	(41)	(832)	50	(240)	67	(420)	(1,631)
Net position after hedging	€(18)	€8	€(2)	€48	€86	€—	€(8)	€118	€232
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A 5% increase in the year-end exchange rate of the main currencies in which the manufacturing and sales companies had open balance sheet positions at December 31, 2019 (see table below) would have the following direct impact on income before tax and equity :

(€ million)	JPY/EUR	USD/EUR	PLN/EUR	MEX/EUR	CZK/EUR	GBP/EUR	TRY/EUR	RUB/EUR	Others
Hypothetical fluctuation against the euro	5%	5%	5%	5%	5%	5%	5%	5%	5%
Impact on income before tax	0.57	(1.94)	(1.51)	5.40	0.04	16.44	(0.14)	0.09	1.73
Impact on equity	(16.43)	5.02	(15.78)	(0.16)	(2.71)	(111.81)	—	—	(1.67)
The following table shows the net position of the manufacturing and sales companies in the main foreign currencies versus other currencies:

	December 31, 2019
(€ million)	UAH/USD	USD/BRL	USD/ARS	USD/GBP	CNY/USD
Total assets	€—	€5	€11	€—	€—
Total liabilities	(25)	(38)	(13)	—	—
Net position before hedging	(25)	(33)	(2)	—	—
Derivative financial instruments	—	37	4	—	—
Net position after hedging	€(25)	€4	€2	€—	€—

	December 31, 2018
(€ million)	UAH/USD	USD/BRL	USD/ARS	USD/GBP	CNY/USD
Total assets	€—	€78	€37	€—	€3
Total liabilities	(9)	(282)	(293)	(7)	—
Net position before hedging	(9)	(204)	(256)	(7)	3
Derivative financial instruments	—	221	239	—	—
Net position after hedging	€(9)	€17	€(17)	€(7)	€3

	December 31, 2017
(€ million)	UAH/USD	USD/BRL	USD/ARS	USD/GBP	CNY/USD
Total assets	€—	€72	€18	€—	€5
Total liabilities	(11)	(58)	(197)	—	—
Net position before hedging	(11)	14	(179)	—	5
Derivative financial instruments	—	(19)	180	—	—
Net position after hedging	€(11)	€(5)	€1	€—	€5
(5) Commodity risk
The Automotive Division’s exposure to commodity risks is tracked jointly by the Purchasing Department and PSA International S.A. (PSAI), which is responsible for hedging the Group’s currency, rate and commodity risks, while Faurecia’s risks are managed independently.
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The risk of changes in certain raw materials prices expose the production costs of the Automotive Division and Faurecia to either as a result of their direct purchases or indirectly through the impact of these changes on their suppliers’ costs. These raw materials are either industrial products such as steel and plastics whose prices and related adjustments are negotiated between buyers and vendors, or commodities directly traded on organized markets, such as aluminum, copper, lead or precious metals, for which the transaction price of the commodities or components is determined by direct reference to the prices quoted on the commodity market.
Part of the Automotive Division’s exposure to fluctuations in commodity prices is hedged using derivative instruments traded on regulated markets. The aim of these hedges is to minimize the impact of changes in commodity prices on physical deliveries for the Group’s production needs.
The Group Management Board defines the rules of governance (scope, responsibilities, maturities, ratios, etc.). The Metals Committee, chaired by the Chief Financial Officer of the Group, reviews the Automotive Division’s commodity risks at quarterly intervals. This Committee monitors hedging ratios, hedging gains and losses, reviews each quoted commodity that may have a material impact on the Group’s operating income and sets hedging targets in terms of volumes and prices over periods of up to three years on metals and two years on energy. The maximum ratios are: 80% at 1 year, 60% at 2 years and 40% at 3 years. The hedging ratios depend on the maturity. The Cash flow hedges must qualify for hedge accounting under IFRS 9. In 2019, Opel Vauxhall is fully integrated in the scope of the hedging transactions. The commodity hedges concerned purchases of aluminum, copper, lead, platinum and palladium. Hedging for electricity and gas purchases was also established in 2019. The Group was well hedged on precious metals.
For the Automotive segment, in the event of a 19% rise (fall) in base metals’ prices (aluminum, copper and lead), a 21% rise (fall) in precious metals’ prices (platinum and palladium), and a 29% rise (fall) in energy prices (electricity, gas), the impact of the commodity hedges held at December 31, 2019 would have been a decrease/increase of €180 million in consolidated equity at December 31, 2019 (versus €71 million in 2018 and €59 million in 2017). As all commodity hedges qualified as cash flow hedges under IFRS 9, changes in the fair value of these instruments resulting from changes in the prices of the hedged commodities would not have had any impact on 2019 profit.
The commodity price trend assumptions were determined based on the average historical and implicit volatilities observed on the relevant commodity markets in the reporting year.
To the extent that Faurecia’s sales contracts with customers do not include any systematic indexation clause based on commodity prices. The risk of an unfavorable change in commodity prices is attenuated through a policy of permanent price negotiations with customers and tight inventory management. Faurecia does not use derivative instruments to hedge its commodity and energy purchases.
B. Hedging instruments
In IFRS 9, as in IAS 39, derivative instruments are recognized at their fair value on the statement of financial position. They may be classified as hedging instruments if:
•at the inception of the hedge there is formal designation and documentation of the hedging relationship;
•the effectiveness of the hedging relationship is demonstrated at inception. If the hedging relationship ceases to meet the hedge effectiveness requirement relating to the hedge ratio but the risk management objective for that designated hedging relationship remains the same, this ratio must then be rebalanced. Rebalancing consists in adjusting either the designated quantities of the hedged item or the hedging instrument of an already existing hedging relationship.
The Group uses two hedging relationships:
•fair value hedges:
Gains and losses arising from remeasurement at fair value are recognized in profit or loss, and are offset by the effective portion of the loss or gain arising from remeasurement at fair value of the hedging instrument;
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•cash flow hedges:
The effective portion of the change in fair value of the hedging instrument is directly recognized in “other amounts of comprehensive income”. The change in value of the ineffective portion is recognized in “other financial income or expenses”, excluding the time value of options which is now recognized in “other amounts of comprehensive income”. Cumulative gains and losses recognized in equity are reclassified to profit or loss in the same way as the recognition of the hedge items when they affect profit or loss. Given its non-materiality, the effective portion of changes in fair value of hedging for raw materials purchases is not included in the value at which the raw materials are recognized in inventory.
IFRS 9 now allows for recognizing hedging of the raw materials portions, which helps accounting to better correspond to economic reality. Since January 1, 2018, this allows the Group to extend hedging in compliance with its management rules (see Note 12.7.A.(5) to the 2017 consolidated financial statements).
Besides, the Group implements currency hedges to protect against changes in the value of payables and receivables denominated in foreign currencies. Changes in the fair value of these derivatives are recognized in profit or loss, offsetting the change in payables and receivables denominated in foreign currencies, to the extent of hedge effectiveness. The ineffective portion is recognized in net financial income (expense).
(1) Details of values of hedging instruments and notional amounts hedged
Manufacturing and sales companies

	December 31, 2019
	Carrying amount			Maturity
(€ million)	Assets	Liabilities	Notional amount	< 1 year	2 to 5 years	> 5 years
Currency risk
Fair value hedges	€30	€(104)	€3,612	€3,423	€189	€—
Cash flow hedges	9	(1)	3,550	2,647	903	—
Total currency risks	39	(105)	7,162	6,070	1,092	—
Interest rate risk
Fair value hedges	—	—	62	—	62	—
Cash flow hedges	—	(12)	745	31	714	—
Total interest rate risks	—	(12)	807	31	776	—
Commodity risk
Cash flow hedges	68	(35)	910	429	481	—
Total commodity risks	68	(35)	910	429	481	—
TOTAL	€107	€(152)	€8,879	€6,530	€2,349	€—
Of which:
Total fair value hedges	€30	€(104)	€3,674	€3,423	€251	€—
Total cash flow hedges	€77	€(48)	€5,205	€3,107	€2,098	€—

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	December 31, 2018
	Carrying amount			Maturity
(€ million)	Assets	Liabilities	Notional amount	< 1 year	2 to 5 years	> 5 years
Currency risk
Fair value hedges	€69	€(30)	€4,517	€4,410	€107	€—
Cash flow hedges	30	(18)	4,788	4,278	510	—
Total currency risks	99	(48)	9,305	8,688	617	—
Interest rate risk
Fair value hedges	—	(3)	53	—	53	—
Cash flow hedges	—	—	—	—	—	—
Total interest rate risks	—	(3)	53	—	53	—
Commodity risk
Cash flow hedges	23	(30)	389	212	177	—
Total commodity risks	23	(30)	389	212	177	—
TOTAL	€122	€(81)	€9,747	€8,900	€847	€—
Of which:
Total fair value hedges	€69	€(33)	€4,570	€4,410	€160	€—
Total cash flow hedges	€53	€(48)	€5,177	€4,490	€687	€—

	December 31, 2017
	Carrying amount			Maturity
(€ million)	Assets	Liabilities	Notional amount	< 1 year	2 to 5 years	> 5 years
Currency risk
Fair value hedges	€62	€(26)	€2,542	€2,495	€47	€—
Cash flow hedges	194	(176)	3,179	2,516	663	—
Total currency risks	256	(202)	5,721	5,011	710	—
Interest rate risk
Fair value hedges	—	—	—	—	—	—
Cash flow hedges	—	—	2	—	2	—
Total interest rate risks	—	—	2	—	2	—
Commodity risk
Cash flow hedges	41	(8)	254	173	81	—
Total commodity risks	41	(8)	254	173	81	—
TOTAL	€297	€(210)	€5,977	€5,184	€793	€—
Of which:
Total fair value hedges	€62	€(26)	€2,542	€2,495	€47	€—
Total cash flow hedges	€235	€(184)	€3,435	€2,689	€746	€—
Hedging instruments that are not subject to compensation clauses in case of default by either party do not represent a significant amount for the Automotive Division.
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(2) Impact of hedging instruments on income and equity
(a) Impact of cash flow hedges

(€ million)	2019	2018	2017
Change in effective portion recognized in equity	€(59)	€26	€39
Change in ineffective portion recognized in profit or loss	3	15	(5)
Effective portion reclassified to the income statement under “Cost of goods and services sold”	—	(5)	(13)
Effective portion reclassified to the income statement under “Finance costs”	—	(5)	(9)
(b) Impact of fair value hedges

(€ million)	2019	2018	2017
Change in ineffective portion recognized in profit or loss	€(65)	€112	€(23)
Net impact on income	€(65)	€112	€(23)
The “Net gain (loss) on hedges of borrowings” presented in Note 12.2.A also includes gains and losses on economic hedges that do not qualify for hedge accounting under IFRS 9.
12.7. Financial Instruments
A. Financial assets and liabilities - definitions
Financial assets and liabilities within the meaning of IFRS 9 include the items listed in the table in Note 12.7.E.
The event generating the statement of financial position recognition is the transaction (i.e. commitment) date, and not the settlement date.
B. Translation of transactions in foreign currencies
In compliance with IAS 21, transactions in foreign currencies are translated into the subsidiary’s functional currency at the exchange rate on the transaction date. At each statement of financial position date, monetary items are translated at the closing rate and the resulting exchange rate difference is recognized in profit or loss, as follows:
•in operating income, for commercial transactions carried out by all Group companies and for financing transactions carried out by the Banque PSA Finance Group;
•in interest income or finance costs for financial transactions carried out by the manufacturing and sales companies.
C. Recognition and measurement of financial assets
The Group uses two accounting categories that are provided for in IFRS 9. The classification of a financial asset depends on the characteristics of its contractual cash flows and the management methods defined by the company.
(1) Financial assets as “at amortized cost”
The financial assets are classified as “at amortized cost” if their contractual cash flows only represent payments of principal and interest, and if they are held for the purpose of collecting these contractual cash flows. They are recognized at amortized cost calculated using the effective interest method. When their maturities are very short, their fair value corresponds to their carrying amount, including any impairment. In practice, they are receivables that constitute the working capital requirement.
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The assets classified as loans and receivables according to IAS 39 continue to be classified as “at amortized cost”, and from now on, money market securities classified as cash equivalents, or financial investments intended to be held until maturity, are also classified as “at amortized cost”.
Measurement of trade receivables
Following application of IFRS 9, provisions for impairment are now made for trade receivables on initial recognition, based on an assessment of expected credit losses at maturity. The impairment is then reviewed according to the greater risk of non-recovery, if applicable. Indications of impairment include the existence of unresolved claims or litigation, the age of the receivables and the borrower’s significant financial difficulties.
IFRS 9 is unchanged compared with IAS 39 in terms of the derecognition of receivables.
(2) Financial assets as “at fair value through profit or loss”
Assets that do not fit the definition and management objectives of the first category are classified as “at fair value through profit or loss”. They are recognized in the statement of financial position at fair value. Any change in their fair value is recognized in profit or loss for the period.
“Equity investments” that were classified as “assets available-for-sale” according to IAS39 are now classified as “at fair value through profit or loss”, without material impact for the Group. Their initial fair value corresponds to their acquisition cost.
“Other non-current assets” correspond to units in Fonds d’Avenir Automobile (FAA). FAA is a fund to support automotive equipment manufacturers set up at the French government’s initiative under France’s Automotive Industry Pact signed on 9 February 2009. The FAA units were classified as “assets available-for-sale” according to IAS 39 and are now classified as “at fair value through profit or loss”, which brought about a reclassification in reserves of amounts classified in “other amounts of comprehensive income (loss)” at the date of the transition. The units are measured at fair value. This corresponds to their net asset value at the statement of financial position date.
D. Recognition and measurement of financial liabilities
IFRS 9 has not introduced changes to the evaluation and recognition of financial liabilities.
Borrowings and other financial liabilities are generally stated at amortized cost measured using the effective interest method.
When the Group obtains government loans at below-market interest rates, the loans’ amortized cost is calculated through an effective interest rate based on market rates. The subsidy is recognized in accordance with IAS 20 as related either to assets or to income, depending on the purpose for which the funds are used.
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E. Financial instruments reported in the statement of financial position

	December 31, 2019		Analysis by class of instrument
(€ million)	Carrying amount	Fair value	Instruments at fair value through profit or loss	At fair value through other comprehensive income	Instruments at amortized cost
Equity Investments	€193	€193	€193	€—	€—
Other non-current financial assets	652	652	411	—	241
Other non-current assets (1)	490	490	490	—	—
Trade receivables	2,526	2,526	—	—	2,526
Other receivables	2,827	2,827	39	—	2,788
Derivative financial instruments on operating - assets	95	95	95	—	—
Current financial assets	1,269	1,269	2	—	1,267
Financial investments	50	50	—	—	50
Cash and cash equivalents	17,379	17,379	14,534	—	2,845
Assets	€25,481	€25,481	€15,764	€—	€9,717
Non-current financial liabilities	€8,915	€9,284	€13	€—	€8,902
Other non-current liabilities (2)	241	241	15	—	226
Trade payables	14,505	14,505	—	—	14,505
Other payables	8,840	8,840	—	—	8,840
Derivative financial instruments on operating - liabilities	124	124	124	—	—
Current financial liabilities	2,520	2,520	2	—	2,518
Liabilities	€35,145	€35,514	€154	€—	€34,991
________________________________________________________________________________________________________________________________________________
(1) Other non-current assets exclude the amount of pension plan surpluses (see Note 9.1), which are not financial assets as defined by IFRS 9.
(2) Excluding liabilities related to vehicles sold with a buyback commitment.

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	December 31, 2018		Analysis by class of instrument
(€ million)	Carrying amount	Fair value	Instruments at fair value through profit or loss	At fair value through other comprehensive income	Instruments at amortized cost
Equity Investments	€397	€397	€397	€—	€—
Other non-current financial assets	684	684	425	—	259
Other non-current assets (1)	503	503	503	—	—
Trade receivables	1,929	1,929	—	—	1,929
Other receivables	2,390	2,390	—	—	2,390
Derivative financial instruments on operating - assets	110	110	110	—	—
Current financial assets	842	842	1	—	841
Financial investments	50	50	—	—	50
Cash and cash equivalents	14,961	14,961	12,718	—	2,243
Assets	€21,866	€21,866	€14,154	€—	€7,712
Non-current financial liabilities	€5,257	€5,097	€1	€—	€5,256
Other non-current liabilities (2)	259	259	10	—	249
Trade payables	13,551	13,551	—	—	13,551
Other payables	8,265	8,265	—	—	8,265
Derivative financial instruments on operating - liabilities	59	59	59	—	—
Current financial liabilities	2,182	2,157	11	—	2,171
Liabilities	€29,573	€29,388	€81	€—	€29,492
________________________________________________________________________________________________________________________________________________
(1) Other non-current assets exclude the amount of pension plan surpluses (see Note 8.1), which are not financial assets as defined by IFRS 9.
(2) Excluding liabilities related to vehicles sold with a buyback commitment.
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	December 31, 2017		Analysis by class of instrument
(€ million)	Carrying amount	Fair value	Instruments at fair value through profit or loss	At fair value through other comprehensive income	Instruments at amortized cost
Equity Investments	€391	€391	€391	€—	€—
Other non-current financial assets	487	487	232	—	255
Other non-current assets (1)	581	581	75	—	506
Trade receivables	2,454	2,454	—	—	2,454
Other receivables	2,413	2,413	—	—	2,413
Derivative financial instruments on operating - assets	274	274	274	—	—
Current financial assets	1,269	1,269	8	—	1,261
Financial investments	165	165	165	—	—
Cash and cash equivalents	11,582	11,582	11,582	—	—
Assets	€19,616	€19,616	€12,727	€—	€6,889
Non-current financial liabilities	€4,778	€4,906	€—	€—	€4,778
Other non-current liabilities (2)	100	100	5	—	95
Trade payables	13,362	13,362	—	—	13,362
Other payables	8,094	8,094	—	—	8,094
Derivative financial instruments on operating - liabilities	203	203	203	—	—
Current financial liabilities	2,531	2,505	2	—	2,529
Liabilities	€29,068	€29,170	€210	€—	€28,858
________________________________________________________________________________________________________________________________________________
(1) Other non-current assets exclude the amount of pension plan surpluses (see Note 8.1), which are not financial assets as defined by IFRS 9.
(2) Excluding liabilities related to vehicles sold with a buyback commitment.
The fair value of financial instruments held by the Group is calculated whenever it can be estimated reliably based on market data for assets considering that they are not intended to be sold. The fair value of financial instruments traded on an active market is based on the market price at the statement of financial position date. The market price used for financial assets held by the Group is the bid price on the market at the measurement date.
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F. Information about financial assets and liabilities measured at fair value

	December 31, 2019		December 31, 2018		December 31, 2017
(€ million)	At fair value through profit or loss	At fair value through other comprehensive income	At fair value through profit or loss	At fair value through other comprehensive income	At fair value through profit or loss	At fair value through other comprehensive income
Level 1 fair value inputs: quoted prices in active markets
Other non-current financial assets	€411	€—	€422	€—	€223	€—
Financial investments	—	—	—	—	165	—
Cash and cash equivalents	14,534	—	12,718	—	11,582	—
Level 2 fair value inputs: based on observable market data
Other non-current financial assets	—	—	3	—	9	—
Other non-current assets	11	—	8	—	6	—
Derivative financial instruments on operating - assets	134	—	110	—	274	—
Current financial assets	2	—	1	—	8	—
Level 3 fair value inputs: not based on observable market data
Investments in non-consolidated companies	193	—	397	—	391	—
Other non-current assets	479	—	495	—	69	—
Total financial assets measured at fair value	€15,763	€—	€14,154	€—	€12,727	€—
The change in level 3 fair value does not contain any material items.

	December 31, 2019		December 31, 2018		December 31, 2017
(€ million)	At fair value through profit or loss	At fair value through other comprehensive income	At fair value through profit or loss	At fair value through other comprehensive income	At fair value through profit or loss	At fair value through other comprehensive income
Level 1 fair value inputs: quoted prices in active markets
Level 2 fair value inputs: based on observable market data
Non-current financial liabilities	€(13)	€—	€(1)	€—	€—	€—
Other non-current liabilities	(15)	—	(10)	—	(5)	—
Derivative financial instruments on operating - liabilities	(124)	—	(59)	—	(203)	—
Current financial liabilities	(2)	—	(11)	—	(2)	—
Level 3 fair value inputs: not based on observable market data
Total financial liabilities measured at fair value	€(154)	€—	€(81)	€—	€(210)	€—

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G. Information about financial liabilities not measured at fair value

	December 31, 2019		Fair value level
(€ million)	Carrying amount	Fair value	Level 1	Level 2	Level 3
Liabilities
Non-current financial liabilities	€8,902	€9,270	€6,210	€3,060	€—
Current financial liabilities	€2,518	€2,518	€47	€2,471	€—

	December 31, 2018		Fair value level
(€ million)	Carrying amount	Fair value	Level 1	Level 2	Level 3
Liabilities
Non-current financial liabilities	€5,256	€5,096	€3,853	€1,243	€—
Current financial liabilities	€2,171	€2,146	€474	€1,672	€—

	December 31, 2017		Fair value level
(€ million)	Carrying amount	Fair value	Level 1	Level 2	Level 3
Liabilities
Non-current financial liabilities	€4,778	€4,906	€3,881	€1,025	€—
Current financial liabilities	€2,529	€2,503	€625	€1,878	€—
H. Effect of financial instruments on profit or loss

	2019	Analysis by class of instrument
(€ million)	Income Statement Impact	Instruments at fair value through profit or loss	At fair value through other comprehensive income	Instruments at amortized cost
Manufacturing and sales companies
Total interest income	€22	€—	€—	€22
Total interest expense	(247)	—	—	(247)
Remeasurement	(36)	(33)	—	(3)
Disposal gains and dividends	23	23	—	—
Net impairment	11	(30)	—	41
Total - manufacturing and sales companies	€(227)	€(40)	€—	€(187)

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	2018	Analysis by class of instrument
(€ million)	Income Statement Impact	Instruments at fair value through profit or loss	At fair value through other comprehensive income	Instruments at amortized cost
Manufacturing and sales companies
Total interest income	€15	€—	€—	€15
Total interest expense	(215)	—	—	(215)
Remeasurement	(193)	(132)	—	(61)
Disposal gains and dividends	13	13	—	—
Net impairment	(68)	(32)	—	(36)
Total - manufacturing and sales companies	€(448)	€(151)	€—	€(297)

	2017	Analysis by class of instrument
(€ million)	Income Statement Impact	Instruments at fair value through profit or loss	At fair value through other comprehensive income	Instruments at amortized cost
Manufacturing and sales companies
Total interest income	€10	€—	€—	€10
Total interest expense	(210)	—	—	(210)
Remeasurement	(3)	(7)	—	4
Disposal gains and dividends	14	15	—	(1)
Net impairment	(123)	(6)	—	(117)
Total - manufacturing and sales companies	€(312)	€2	€—	€(314)
12.8. Off-Balance Sheet Commitments and Contingent Liabilities

(€ million)	December 31, 2019	December 31, 2018	December 31, 2017
Guarantees given	€724	€610	€406
Pledged or mortgaged assets	177	228	478
	€901	€838	€884

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Total pledged or mortgaged assets
This item notably includes OATs as collateral for loans from the European Investment Bank (EIB).
The following table analyses pledged and mortgaged assets by commitment period:

(€ million)	December 31, 2019	December 31, 2018	December 31, 2017
2018	€—	€—	€391
2019	—	153	6
2020	131	—	38
2021	—	32	—
2022	—	—	—
2023	—	—	—
2024 and after	46	43	43
Total pledged or mortgaged assets	€177	€228	€478
Total assets	€69,766	€61,952	€57,915
Percentage of total assets	0.3%	0.4%	0.8%

Note 13 - Financing and Financial Instruments – Finance Companies
13.1. Accounting Policies
A. Financial assets and liabilities - definitions
The assets and liabilities of finance companies mainly include loans and receivables, marketable securities and debts.
B. Recognition and measurement of financial assets
(1) Financial assets as “at amortized cost”
Financial instruments that were classified as loans and receivables in IAS 39, recognized “at amortized cost” (financing and leasing receivables), continue to fulfil the conditions for being recognized at amortized cost in IFRS 9.
Loans and receivables reported in the statement of financial position correspond to Banque PSA Finance’s net financial commitment to its customers.
Interest income is allocated by the effective interest method, with the effective interest rate being the rate that exactly discounts estimated future cash receipts through the expected life of the loan.
In general, the outstanding principal is hedged for interest rate risk. Application of hedge accounting leads to the remeasurement at fair value of the hedged portion of outstanding amounts. Gains and losses arising from remeasurement at fair value are recognized in profit or loss and are offset by the effective portion of the loss or gain arising from remeasurement at fair value of the hedging instrument. (see Note 12.6.B).
To calculate expected losses under IFRS 9, Banque PSA Finance uses the calculation methods of the different risk parameters (data used, portfolio segmentation, individual or collective evaluation, choice of model - including probability of default (PD) at maturity, current exposure of contracts at the moment of default (EAD) at maturity, etc.), as well as the integration of prospective data: definition of the macroeconomic scenarios and the methods of recognition in expected credit losses.
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The transactions documented in hedge accounting under IAS 39 continue to be documented in hedge accounting in the same way under IFRS 9 starting at January 1, 2018.
(2) Financial assets as “at fair value through profit or loss”
In IFRS 9, marketable securities continue to be recognized at fair value through profit or loss if they are hedged for interest rate risk. Changes in the fair value of the hedge securities are recognized in profit or loss, together with the offsetting change fair value of the economic hedges.
Equity investments in nonconsolidated companies recognized at cost under IAS 39 due to the size of their business not being material are reclassified at fair value through profit or loss under IFRS 9 without impacting the accounts of Banque PSA Finance at December 31, 2019.
C. Recognition and measurement of financial liabilities
See Note 12.7.D.
13.2. Current Financial Assets
A. Loans and receivables - finance companies
(1) Analysis

(€ million)	December 31, 2019	December 31, 2018	December 31, 2017
Total net “Retail, Corporate and Equivalent”	€10	€115	€270
Total net “Corporate Dealers”	75	64	61
TOTAL	€85	€179	€331
Retail, Corporate and Equivalent finance receivables represent loans provided by the finance companies to Peugeot, Citroën and DS customers to purchase or lease vehicles.
Wholesale finance (Corporate Dealers) receivables represent amounts due to Peugeot, Citroën and DS by their dealer networks and certain European importers which have been transferred to Group finance companies, and working capital loans provided by the finance companies to the dealer networks.
(2) Maturities of loans and receivables

	December 31, 2019
(€ million)	Net “Retail, Corporate and Equivalent”	Net “Corporate Dealers”	Total
Unallocated	€—	€—	€—
Less than one year	4	75	79
Two to five years	6	—	6
Beyond five years	—	—	—
Total gross loans and receivables outstanding	10	75	85
Guarantee deposits on leases	—	—	—
Depreciation	—	—	—
Total net loans and receivables outstanding	€10	€75	€85

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(3) Allowances for credit losses

	December 31, 2019		December 31, 2018		December 31, 2017
(€ million)	Retail, Corporate and Equivalent	Corporate Dealer	Retail, Corporate and Equivalent	Corporate Dealer	Retail, Corporate and Equivalent	Corporate Dealer
Performing loans with no past due balances	€9	€74	€126	€62	€288	€64
Performing loans with past due balances and non-performing loans	1	3	5	4	17	2
Total gross loans and receivables outstanding	€10	€77	€131	€66	€305	€66
Items taken into account in amortized cost calculations and guarantee deposits	—	—	(14)	—	(28)	—
Depreciation	—	(2)	(2)	(2)	(7)	(5)
Total net loans and receivables outstanding	€10	€75	€115	€64	€270	€61
B. Short-term investments – Finance companies
Short-term investments consist primarily of certificates of deposit held by the securitization funds. As at December 31, 2019, there is no certificate of deposit.
C. Cash and cash equivalents
Cash and cash equivalents amounted to €454 million at December 31, 2019 (€466 million at December 31, 2018 and €320 million at December 31, 2017), including term loans, central bank deposits, French treasury bonds and investments in mutual funds.
13.3. Financing Liabilities – Finance Companies

(€ million)	December 31, 2019	December 31, 2018	December 31, 2017
Other debt securities and bond debt	€231	€253	€257
Bank borrowings	40	72	150
	271	325	407
Customer deposits	1	3	8
	272	328	415
Amounts due to Group manufacturing and sales companies	—	(1)	(8)
Total	€272	€327	€407
A. Analysis by maturity

(€ million)	December 31, 2019	December 31, 2018	December 31, 2017
Less than one year	€40	€95	€150
Two to five years	226	230	257
Beyond five years	—	—	—
Total	€266	€325	€407
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B. Analysis by repayment currency
All bonds are mainly repayable in euros. Other financial liabilities can be analyzed as follows by repayment currency:

(€ million)	December 31, 2019	December 31, 2018	December 31, 2017
EUR	€—	€—	€2
USD	223	218	209
ARS	—	66	142
Other currencies	43	41	54
TOTAL	€266	€325	€407
C. Credit lines

(€ million)	December 31, 2019	December 31, 2018	December 31, 2017
Undrawn confirmed lines of credit	€150	€235	€301
At December 31, 2019, the credit lines totaling €150 million are detailed as follows:
•€150 million in undrawn revolving bilateral lines.
13.4. Management of Financial Risks
A. Financial risk management policy
Most of the financing activities for the networks and customers of PSA Group brands are now managed by the joint ventures with Santander and with BNP Paribas, which provide the financing and apply their risk management policies to them.
The risk management discussed below relates to the activities of Banque PSA Finance itself.
(1) Liquidity risk
The financing strategy of Banque PSA Finance is defined under the direction of the governing bodies of Banque PSA Finance.
Banque PSA Finance’s capital structure and equity ratio comply with the latest regulatory requirements, reflecting the quality of the bank’s assets.
Its financing is ensured by the broadest possible range of liquidity sources, matching of maturities of assets and liabilities. The implementation of this policy is monitored by the ALM Committee and the Risk Management Committee of Banque PSA Finance with in particular monitoring and forecasting of regulatory liquidity ratios and monitoring of financing plans drawn up by coherent region.
Since the establishment of local partnerships with Santander, Banque PSA Finance is no longer responsible for financing these entities.
Financing strategy implemented in 2019
At December 31, 2019, the only financing of Banque PSA Finance is derived from the bond issues.
The bank also has liquidity reserves of €454 million.
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Renewal of bank facilities
Details of bank facilities are provided in Note 13.3.C.
Covenants
The revolving bilateral lines of credit (for a total outstanding amount of €150 million) signed by Banque PSA Finance have the customary acceleration clauses for such arrangements.
In addition to these covenants representing market practices, these credit facilities continue to require retention of banking status, and the compliance with a “Common Equity Tier One” capital ratio of at least 11%.
(2) Interest rate risk
Banque PSA Finance’s policy aims to measure, ring fence in the context of stress scenarios and if necessary reduce the impact of changes in interest rates using appropriate financial instruments to match interest rates on the loans and the related refinancing.
The implementation of this policy is monitored by the ALM Committee and the Risk Management Committee of Banque PSA Finance.
(3) Counterparty and credit risks
Banque PSA Finance’s exposure to credit risk corresponds to the risk of losses due to borrower default or borrower failure to fulfill their contractual obligations. The counterparties concerned are Peugeot, Citroën and DS dealers and the dealers’ retail customers. In the event of default, Banque PSA Finance generally has the right to repossess the vehicle and sell it on the used vehicle market. The risk that the vehicle’s selling price on the used vehicle market will be less than the outstanding debt is taken into account in determining the amount of the related impairment (see Note 13.1.B).
Wholesale lending decisions for fleet customers and dealers are made based on a detailed risk assessment in accordance with strict rules on lending limits, either by the local Banque PSA Finance credit committees, or by the Group credit committee. The level of credit lines is dependent on the item to be financed, the client’s risk rating and lastly the general level of risk borne by the approving Credit Committee. For its companies operated jointly with a partner, Banque PSA Finance has contractual mechanisms to ensure that it is properly involved in the decision-making and risk-monitoring process.
Retail loan acceptance processes are based on a local credit scoring system. To enhance its effectiveness, the scoring system is adapted according to the specific characteristics of each local market. For partnership subsidiaries, customer selection is the responsibility of the partner which uses the decision-making tools that it has developed. In both cases, the teams at Banque PSA Finance’s headquarters monitor the level of risk of requests and acceptance closely on an on-going basis, as well as the characteristics of files with past due installments.
Defaults with no impairment concern only corporate loans.
Corporate loans with one or more installments that are over 90 days past due and loans to local administrations with one or more installments that are over 270 days past due are not classified as non-performing when the delays are due to payment incidents or claims, and do not reflect a default risk.
Concerning concentration of credit risks, Banque PSA Finance continually monitors its largest exposures to ensure that they remain at reasonable levels and do not exceed the limits set in banking regulations.
Banque PSA Finance’s exposure to financial counterparties is limited to (i) the investment of funds corresponding to the liquidity reserve and of any excess cash, and (ii) the use of derivatives (swaps and options) to hedge currency and interest rate risks.
Available cash is invested in money market securities issued by leading banks, in deposit accounts with leading banks or in monetary mutual funds.
FIN-101

(4) Currency risk
Group policy consists of not entering into any operational currency positions. Liabilities are matched with assets in the same currency, entity-by-entity, using appropriate financial instruments if necessary. The hedging is achieved using cross currency swaps, currency swaps and forward foreign exchange contracts.
The Group does not hedge its net investment in foreign operations.
In view of the Group’s hedging policy of the operational currency positions, a change in exchange rates at the level of the finance companies would not have any material impact on consolidated profit or equity.
B. Hedging instruments: Finance companies
The different types of hedges and their accounting treatment are described in Note 12.6.B.
Impact of hedging instruments on income and equity
Impact of fair value hedges

(€ million)	2019	2018	2017
Gains and losses on remeasurement of financial liabilities recognized in profit or loss	€(1)	€4	€6
Gains and losses on remeasurement of hedges of financial liabilities recognized in profit or loss	(1)	7	(12)
Net impact on income	€(2)	€11	€(6)
The hedging has no effect on equity (other components of comprehensive income).
13.5. Financial Instruments
A. Financial instruments reported in the statement of financial position

	December 31, 2019		Analysis by class of instrument
(€ million)	Carrying amount	Fair value	Instruments at fair value through profit or loss	At fair value through other comprehensive income	Instruments at amortized cost
Investments in unconsolidated companies	€3	€3	€3	€—	€—
Other non-current financial assets	11	11	11	—	—
Other non-current assets	196	196	196	—	—
Loans and receivables - finance companies	85	85	—	—	85
Short-term investments - finance companies	78	78	78	—	—
Other receivables	96	96	1	—	95
Cash and cash equivalents	454	454	454	—	—
Assets	€923	€923	€743	€—	€180
Non current financial liabilities	€2	€2	€—	€—	€2
Financing liabilities - finance companies	272	276	—	—	272
Other payables	53	53	1	—	52
Liabilities	€327	€331	€1	€—	€326

FIN-102

B. Information about financial assets and liabilities measured at fair value
The fair values of the marketable securities held by finance companies are at level 2, except for investments in mutual funds revalued at the published liquidation value (level 1).
C. Information about financial assets and liabilities not measured at fair value

	December 31, 2019		Fair value level
(€ million)	Carrying amount	Fair value	Level 1	Level 2	Level 3
Assets
Loans and receivables - finance companies	€85	€85	€—	€—	€85
Liabilities
Financing liabilities - finance companies	€271	€275	€235	€—	€40
D. Effect of financial instruments on profit or loss

	2019	Analysis by class of instrument
(€ million)	Income Statement Impact	Instruments at fair value through profit or loss	At fair value through other comprehensive income	Instruments at amortized cost
Finance companies
Total interest income	€26	€—	€26	€—
Total interest expense	(14)	—	—	(14)
Remeasurement (1)	10	12	(2)	—
Total - finance companies	€22	€12	€24	€(14)
________________________________________________________________________________________________________________________________________________
(1) For instruments classified as “at fair value through profit or loss”, remeasurement includes interest and dividends received.
Concerning the Finance companies, the impact on the income statement of assets and liabilities pursuant to IFRS 9 is recognized in “operating income”.
13.6. Off-Balance Sheet Commitments and Contingent Liabilities

(€ million)	December 31, 2019	December 31, 2018	December 31, 2017
Financing commitments to customers	€—	€—	€12

Note 14 - Income Taxes
In accordance with IAS 12 - Income Taxes, deferred taxes are calculated for all temporary differences between the tax base of assets and liabilities and their carrying amount. Deferred tax liabilities are systematically recognized, while deferred tax assets are recognized only when there is a reasonable expectation that they will be recovered.
A deferred tax liability is recognized for all taxable temporary differences associated with investments in subsidiaries and equity method investments for the variance between their tax and accounting value, except to the extent that both of the following conditions are satisfied:
•the Group is able to control the timing of the reversal of the temporary difference;
•and it is probable that the temporary difference will not reverse in the foreseeable future.
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In practice:
•for subsidiaries fully consolidated, a deferred tax liability is recognized only in respect of distribution taxes on dividends that will be paid by the subsidiary in the following year by decision of the Group;
•for equity method investments, a deferred tax liability on dividend distributions is recognized for all differences between the tax base of the shares and their carrying amount;
•current tax benefits generated by intragroup provisions and sales are not cancelled by recognizing deferred tax liabilities, except when the difference is considered to be temporary, for example, when the Group plans to divest the subsidiary.
14.1. Income Taxes of Consolidated Companies

(€ million)	2019	2018	2017
Current taxes
Corporate income taxes	€(816)	€(1,008)	€(565)
Deferred taxes
Deferred taxes arising in the year	100	393	(134)
Total	€(716)	€(615)	€(699)
A. Current taxes
Current taxes represent the amounts paid or currently due to the tax authorities for the year, calculated in accordance with the tax regulations and rates in effect in the various countries.
In France, Peugeot S.A. and its French subsidiaries that are at least 95%-owned maintained their election to determine French income taxes on a consolidated basis in accordance with Article 223 A of the French Tax Code.
In addition, the Group applies optional national integration or tax consolidation plans.
When withholding taxes on management fees are used by the recipients to pay tax, income is recognized appropriately in current taxes.
B. Tax rate in France
The French statutory income tax rate is 34.43%, including the additional contribution.
The cap on offsetting tax loss carryforwards against taxable profit for the year is maintained at 50% in 2019.
The Finance Acts for 2018 and 2020 changed the income tax rate in France : From January 1, 2022, the normal tax rate will be 25.83% (including the additional contribution).
C. Deferred taxes
Deferred taxes are determined as described above. Deferred taxes were tested for impairment losses on the basis of tax estimates consistent with the main assumptions of the Group’s Medium-Term Plan, and recorded over the period for which the Group deems their recoverability likely.
Tax loss carryforwards relating to the French tax group available for offsetting against net deferred tax liabilities (subject to the 50% cap) are recognized in the statement of financial position.
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14.2. Reconciliation between Theoretical Income Tax in France and Income Tax in the Consolidated Statement of Income
This reconciliation covers the full results of consolidated companies regardless of their classification in the statement of income.

(€ million)	2019	2018	2017
Income (loss) before tax of fully-consolidated companies	€4,324	€3,954	€2,836
French statutory income tax rate for the period	34.4%	34.4%	34.4%
Theoretical tax expense for the period based on the French statutory income tax rate	€(1,489)	€(1,361)	€(976)
Tax effect of the following items :	—	—	—
Permanent differences	97	(202)	116
Income taxable at reduced rates	4	77	80
Tax credits	16	21	27
Effect of differences in foreign tax rates and other	251	202	133
Income tax before impairment losses on the French tax group	€(1,121)	€(1,263)	€(620)
Effective tax rate applicable to the Group	25.9%	31.9%	21.9%
French tax group of Peugeot S.A.	—	—	—
Utilization during the fiscal year of previously unrecognized losses	90	171	52
Capitalization of deferred taxes on previously unrecognized tax loss carryforwards	254	390	82
Deferred taxes on tax loss carryforwards outside of the Peugeot S.A. French tax group	61	87	(213)
Income tax expense	€(716)	€(615)	€(699)
Effective tax rate applicable to the Group after recognition of deferred taxes losses	16.6%	15.6%	24.6%
Tax credits include research tax credits that do not meet the definition of government grants.
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14.3. Change in tax items on the Statement of Financial Position
A. Analysis by nature

(€ million)	December 31, 2019	December 31, 2018	December 31, 2017
Current taxes
Assets	€221	€376	€353
Liabilities	(469)	(525)	(234)
Net current taxes	€(248)	€(149)	€119

Deferred taxes
Tax credits	€12	€12	€13

Gross value - excluding Faurecia	3,896	4,136	4,274
Impairment of assets or assets originally recognized - excluding Faurecia	(3,062)	(3,256)	(3,719)
Gross amount - Faurecia	734	703	733
Impairment of assets or assets originally recognized - Faurecia	(569)	(564)	(671)
Total deferred tax assets on tax losses carry forward	999	1,019	617

Research and development costs	(1,204)	(1,092)	(979)
Amortization (excluding regulated depreciation)	(7)	81	(11)
Regulated provisions and special amortization	(759)	(739)	(677)
Provisions for pensions	130	159	21
Inventories	95	91	72
Provisions for risks and charges	692	794	782
Other	142	(256)	(80)
Other deferred tax assets and liabilities (excluding Faurecia)	(911)	(962)	(872)

Research and development costs	(464)	(367)	(292)
Amortization (excluding regulated depreciation)	338	234	120
Provisions for pensions	90	66	75
Inventories	129	98	80
Other	175	155	171
Other deferred tax assets and liabilities (Faurecia)	268	186	154
Total other deferred tax assets and liabilities	(643)	(776)	(718)
Total deferred tax assets, net of liabilities	€368	€255	€(88)
Deferred tax assets	€1,198	€1,036	€809
Deferred tax liabilities	(830)	(781)	(897)
Total deferred tax assets and liabilities net in the statements of financial position	€368	€255	€(88)

FIN-106

B. Changes in deferred tax positions by nature

(€ million)	January 1, 2019	Recognized in consolidated Income Statement	Recognized in Other Comprehensive Income	Transferred to Assets/(Liabilities) Held for Sale	Translation differences and other changes	December 31, 2019
Deferred taxes
Tax credits	€12	€(1)	€—	€—	€1	€12
Total deferred tax assets on tax losses carry forward - excluding Faurecia	880	(42)	—	—	(4)	834
Total deferred tax assets on tax losses carry forward - Faurecia	139	25	—	—	1	165
Total deferred tax assets on tax losses carry forward	1,019	(17)	—	—	(3)	999

Provisions for pensions	159	69	—	—	(98)	130
Inventories	91	3	—	—	1	95
Provisions for risks and charges	794	(130)	—	—	28	692
Research and development costs	(1,092)	(124)	—	—	12	(1,204)
Regulated provisions and special amortization	(739)	(26)	—	—	6	(759)
Others	(175)	272	(4)	—	42	135
Other deferred tax assets and liabilities (excluding Faurecia)	(962)	64	(4)	—	(9)	(911)

Research and development costs	(367)	(97)	—	—	—	(464)
Amortization	234	103	—	—	1	338
Provisions for pensions	66	8	16	—	—	90
Inventories	98	32	—	—	(1)	129
Others	155	8	8	—	4	175
Other deferred tax assets and liabilities (Faurecia)	186	54	24	—	4	268

Total other deferred tax assets and liabilities	(776)	118	20	—	(5)	(643)

Deferred tax assets net	€255	€100	€20	€—	€(7)	€368
FIN-107

(€ million)	January 1, 2018	Recognized in consolidated Income Statement	Recognized in Other Comprehensive Income	Transferred to Assets/(Liabilities) Held for Sale	Translation differences and other changes	December 31, 2018
Deferred taxes
Tax credits	€13	€—	€—	€—	€(1)	€12
Total deferred tax assets on tax losses carry forward - excluding Faurecia	555	325	—	—	—	880
Total deferred tax assets on tax losses carry forward - Faurecia	62	77	—	—	—	139
Total deferred tax assets on tax losses carry forward	617	402	—	—	—	1,019

Provisions for pensions	21	151	(38)	—	25	159
Inventories	72	15	—	—	4	91
Provisions for risks and charges	782	28	—	—	(16)	794
Research and development costs	(979)	(86)	—	—	(27)	(1,092)
Regulated provisions and special amortization	(677)	(48)	—	—	(14)	(739)
Others	(91)	(103)	(27)	—	46	(175)
Other deferred tax assets and liabilities (excluding Faurecia)	(872)	(43)	(65)	—	18	(962)

Research and development costs	(292)	(75)	—	—	—	(367)
Amortization	120	114	—	—	—	234
Provisions for pensions	75	(7)	(2)	—	—	66
Inventories	80	17	—	—	1	98
Others	171	(15)	(8)	—	7	155
Other deferred tax assets and liabilities (Faurecia)	154	34	(10)	—	8	186

Total other deferred tax assets and liabilities	(718)	(9)	(75)	—	26	(776)

Deferred tax assets net	€(88)	€393	€(75)	€—	€25	€255
C. Tax losses carry forward
Tax losses carry forward as at December 31, 2019

(€ million, measured by current actual tax rates)	Tax integration France	Tax integration Germany	Opel Spain	Others	Total
Tax losses carry forward	€2,677	€287	€454	€478	€3,896
Tax losses carry forward recognized	(821)	—	—	(13)	(834)
Tax losses carry forward non recognized as at December 31, 2019	€1,856	€287	€454	€465	€3,062

Tax losses carry forward non recognized as at December 31, 2018	€2,066	€271	€484	€435	€3,256
Tax losses carry forward non recognized as at December 31, 2017	€2,511	€316	€491	€401	€3,719

FIN-108

Note 15 - Equity and Earnings per Share
15.1. Equity
A. Capital management policy
The capital management policy relates to equity as defined under IFRS. It is designed to ensure that it has secure long-term capital resources and optimize the Group’s cost of capital. Managing capital essentially involves deciding the level of capital to be held currently or in the future and setting dividend policies.
Equity breaks down into portions attributable to non controlling interests and to Owners of the parent company.
Equity attributable to Owners of the parent company is equal to the share capital of Peugeot S.A. less any treasury shares, plus reserves and retained earnings of the Group’s various business segments.
Non controlling interests mainly represent non-Group shareholders of Faurecia. Equity attributable to non controlling interests varies in line with changes in the Faurecia group’s consolidated equity (in particular net earnings and change in translation reserves) and - exceptionally - in the event of a sale, purchase or any other equity transaction carried out by Peugeot S.A. in respect of Faurecia.
There are no financial covenants based on consolidated equity. The drawdown on the confirmed credit facilities of Peugeot S.A. and GIE PSA Trésorerie is subject to compliance with an equity-based financial ratio.
Banque PSA Finance complies with the capital adequacy ratio and other capital requirements imposed under banking regulations.
Peugeot S.A. shares are held in treasury for the following purposes:
•to award shares to employees, directors and officers of the Company or of companies or groupings that are affiliated with it when the stock options are exercised or when performance plans’ shares are allocated;
•to reduce the company’s share capital.
B. Analysis of share capital and changes in the year
Rights issues
Grants of performance shares by Peugeot S.A.
The performance share plans established in 2015, 2016, 2017, 2018 and 2019 are described in Note 7.2.B.
Analysis of share capital

(in euros)	December 31, 2019	December 31, 2018	December 31, 2017
Share capital at beginning of period	€904,828,213	€904,828,213	€859,924,895
Equity warrants converted into shares	—	—	44,903,318
Share capital at end of period	€904,828,213	€904,828,213	€904,828,213

FIN-109

Situation at December 31, 2019
Share capital amounted to €904,828,213 at December 31, 2019, divided into shares with a par value of €1 each. It is fully paid-up. Shares may be held in registered or bearer form, at the shareholder’s discretion. The stakes of Lions Participation (BPI France), Dongfeng Motor Group and FFP/EPF each stood at 12.23% (12.23 % at December 31, 2018) i.e. 110,622,220 shares each. For Dongfeng Motor Group, this stake accounted for 17.73% of the voting right, including treasury shares, and for 17.59% of the voting rights, excluding treasury shares. For FFP/EPF, this stake accounted for 17.73% of the voting right, including treasury shares, and for 17.59% of the voting rights, excluding treasury shares. For Lion Participation, this stake accounted for 17.73% of the voting right, including treasury shares, and for 17.59% of the voting rights, excluding treasury shares.
The share price on December 31, 2019 was €21.30.
C. Treasury shares
All Peugeot S.A. shares held by the Group are recorded at cost as a deduction from equity. Proceeds from sales of treasury shares are taken to equity, so that any disposal gains or losses have no impact on profit (loss) for the period.
The Group may use the buyback authorizations given at Shareholders’ Meetings to buy back Peugeot S.A. shares.
Changes in treasury shares are presented in the following table:
(1) Number of shares held

(number of shares)		2019 Transactions	2018 Transactions	2017 Transactions
At beginning of period		11,315,735	11,315,735	9,113,263
Purchases (sales) of treasury shares		(65,328)	—	5,729,987
Shares delivered under the 2015 free share plan		(325,792)	—	(2,019,000)
Shares delivered under the 2016 free share plan		(980,880.00)	—	—
Shares delivered as part of the employees’ shareholding plan		—	—	(1,508,515.00)
At period-end		9,943,735	11,315,735	11,315,735
Allocation
Shares held for allocation on exercise of future performance share or stock options plans		871,735	3,333,735	6,033,735
Coverage of the 2015 performance share plan		—	389,000	389,000
Coverage of the 2016 performance share plan	7.2.B	1,014,000	2,200,000	2,200,000
Coverage of the 2017 performance share plan	7.2.B	2,452,000	2,693,000	2,693,000
Coverage of the 2018 performance share plan	7.2.B	2,524,500	2,700,000	—
Coverage of the 2019 performance share plan	7.2.B	3,081,500	—	—
		9,943,735	11,315,735	11,315,735
No cancellation of shares was made neither in 2017, in 2018 nor in 2019. No purchases were made in 2019.
FIN-110

(2) Change in value

(€ million)	2019	2018	2017
At beginning of period	€(270)	€(270)	€(238)
Purchases (sales) during the period	2	—	(116)
Shares delivered under the 2015 free share plan	10	—	53
Shares delivered under the 2016 free share plan	13	—	—
Shares delivered as part of the employees’ shareholding plan	—	—	31
Others	5	—	—
At period-end	€(240)	€(270)	€(270)
Average price per share (in euros)	24.14	23.86	23.86
The purchase price of treasury shares is deducted from equity.
The share price on December 31, 2019 was €21.30.
D. Reserves and retained earnings, excluding non controlling interests
Reserves and retained earnings, including profit for the year, can be analyzed as follows:

(€ million)	December 31, 2019	December 31, 2018	December 31, 2017
Peugeot S.A. legal reserve	€90	€90	€86
Other Peugeot S.A. statutory reserves and retained earnings	14,522	13,631	13,631
Reserves and retained earnings of subsidiaries, excluding Non controlling interests	3,797	2,729	212
Total	€18,409	€16,450	€13,929
Other Peugeot S.A. statutory reserves and retained earnings include:

(€ million)	December 31, 2019	December 31, 2018	December 31, 2017
Reserves available for distribution:
Without any additional corporate tax being due	€13,453	€12,562	€12,562
After deduction of additional tax(1)	1,069	1,069	1,069
Total	€14,522	€13,631	€13,631
Tax on distributed earnings	€149	€149	€149
________________________________________________________________________________________________________________________________________________
(1) Corresponding to the portion of the long-term capital gains reserve that remains subject to additional tax.
E. Non controlling interests
Non controlling interests correspond mainly to the interests of other shareholders of Faurecia.
15.2. Earnings per Share
Basic earnings per share and diluted earnings per share are presented at the bottom of the income statements. They are calculated as follows:
FIN-111

A. Basic earnings per share - Attributable to the Owners of the parent
Basic earnings per share are calculated on the basis of the weighted average number of shares outstanding during the period.
The average number of shares outstanding is calculated by taking into account the number of shares issued and cancelled during the period and changes in the number of shares held in treasury shares.

	2019	2018	2017
Consolidated basic earnings of continuing operations - attributable to the Owners of the parent (€ million)	€3,201.00	€2,827.00	€1,931.00
Consolidated basic earnings - attributable to the Owners of the parent (€ million)	€3,201.00	€2,827.00	€1,924.00
Average number of €1 par value shares outstanding	894,402,311	893,512,478	886,113,459
Basic earnings per €1 par value share of continuing operations - attributable to the Owners of the parent (€)	€3.58	€3.16	€2.18
Basic earnings per €1 par value share - attributable to the Owners of the parent (€)	€3.58	€3.16	€2.17
B. Diluted earnings per share - Attributable to the Owners of the parent
Diluted earnings per share are calculated by the treasury shares method. This consists of taking into account the exercise of stock options, performance share grants to employees and equity warrants.
The performance share grants (see Note 7.2.B) and the equity warrants (see Note 15.1.B) had a potential dilutive effect on December 31, 2019.
The following tables show the effects of the calculation:
(1) Effect on the average number of shares

	Notes	2019	2018	2017
Average number of €1 par value shares outstanding		894,402,311	893,512,478	886,113,459
Dilutive effect, calculated by the treasury shares method, of:
Equity warrants (2014 capital increases)		—	—	10,763,952
Equity warrants delivered to General Motors Group		39,727,324.00	39,727,324	39,727,324
Performance share grants	7.2.B	7,602,712	6,252,094	4,350,427.00
Diluted average number of shares		941,732,347	939,491,896	940,955,162
(2) Effect of Faurecia dilution on consolidated earnings of continuing operations - attributable to the Owners of the parent

(€ million, except for per share amounts)	2019	2018	2017
Consolidated profit (loss) from continuing operations - attributable to the Owners of the parent	€3,201	€2,827	€1,931
Dilutive effect of Faurecia (performance share grants)	(1)	—	—
Consolidated profit (loss) from continuing operations (after Faurecia dilution effect)	€3,200	€2,827	€1,931
Diluted earnings of continuing operations - attributable to the Owners of the parent per €1 par value share (€)	€3.40	€3.01	€2.05
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(3) Effect of Faurecia dilution on consolidated earnings - attributable to the Owners of the parent

(€ million, except for per share amounts)	2019	2018	2017
Consolidated profit (loss) from continuing operations - attributable to the Owners of the parent	€3,201	€2,827	€1,924
Dilutive effect of Faurecia (performance share grants)	(1)	—	—
Consolidated profit (loss) from continuing operations (after Faurecia dilution effect)	€3,200	€2,827	€1,924
Diluted earnings of continuing operations - attributable to the Owners of the parent per €1 par value share (€)	€3.40	€3.01	€2.04
The performance share grants of Faurecia have a potential impact on the total number of Faurecia shares outstanding without affecting the number of shares held by the PSA Group. Consequently, they have a potential dilutive effect on consolidated profit attributable to the PSA Group.
Due to their terms, the Faurecia performance share plans do not have any material dilutive impact in 2017, 2018, nor in 2019.

Note 16 - Notes to the Consolidated Statements of Cash Flows
The statement of cash flows is partitioned into cash flows from operating activities, cash flows from investing activities and cash flows from financing activities depending on the nature of the transactions.
The Group’s main choices as regards presentation were as follows:
•Interest flow are including in cash flows from financing activities;
•Payments received in connection with grants were allocated by function to cash flows from investing activities or cash flows from operating activities depending on the nature of the grant;
•The conversion options of convertible bonds (involving both optional and mandatory conversion) are presented on a capital increase line under cash flows from financing activities;
•Voluntary contributions paid into pension funds are recognized under cash flows from operating activities;
•Payments made on the deferred portion of a fixed asset purchase are presented under cash flows from investing activities for the period (“Change in amounts payable on fixed assets”);
•Tax payments are classified under cash flows from operating activities;
•Bonds’ redemptions are classified under cash flows from financing activities.
FIN-113

16.1. Analysis of net cash and cash equivalents reported in the Statements of Cash Flows

(€ million)	Notes	December 31, 2019	December 31, 2018	December 31, 2017
Cash and cash equivalents	12.4.B	€17,379	€14,961	€11,582
Payments issued		(26)	(23)	(93)
Other		1	3	2
Net cash and cash equivalents - manufacturing and sales companies		17,354	14,941	11,491
Cash and cash equivalents	13.2.C	454	466	320
Other		(3)	(4)	(6)
Net cash and cash equivalents - finance companies		451	462	314
Elimination of intragroup transactions		—	(1)	(8)
Total		€17,805	€15,402	€11,797
16.2. Net charges to depreciation, amortization and impairment in the Statement of Cash Flows

(€ million)	Notes	2019	2018	2017
Depreciation and amortization expense	5.2	€(3,388)	€(2,815)	€(2,710)
Impairment of:		—	—	—
capitalized development costs	8.1.B	(160)	(102)	(80)
property, plant and equipment	8.2.B	(135)	(38)	43
Depreciation of equity investments		2	(33)	(7)
Other		(36)	(7)	—
TOTAL		€(3,717)	€(2,995)	€(2,754)
16.3. Interest received and paid by the manufacturing and sales companies
Interest received and paid by manufacturing and sales companies is included in funds from financing activities, and is as follows:

(€ million)	2019	2018	2017
Interest received	€53	€15	€32
Interest paid	(278)	(292)	(287)
Net interest received (paid)	€(225)	€(277)	€(255)
16.4. Changes in other financial assets and liabilities for the manufacturing and sales companies

(€ million)	2019	2018	2017
Increase in borrowings	€2,512	€1,647	€1,046
Repayment of borrowing and conversion of bonds	(1,079)	(1,258)	(731)
(Increase) decrease in non-current financial assets	17	(232)	169
(Increase) decrease in current financial assets	(475)	557	(548)
Increase (decrease) in current financial liabilities	(52)	(83)	107
	923	631	43
Net cash flows with Group finance companies	—	—	(1)
TOTAL	€923	€631	€42
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Increase in borrowings in the amount of €2,512 million in 2019 notably includes:
•€522 million raised by Peugeot S.A. using a private investment under German law, Schuldscheindarlehen;
•€500 million and €250 million from the Faurecia bond issues, both due in June 2026;
•€600 million from Peugeot S.A. bond issue maturing in September 2029;
Debt repayments in the amount of €1079 million include notably the repayment by Peugeot S.A. of €430 million in 2013 bonds upon maturity in January 2019.

Note 17 - Off-Balance Sheet Commitments and Contingent Liabilities
Off-balance sheet commitments given in the normal course of business were as follows at December 31, 2019:

(€ million)	Notes	December 31, 2019	December 31, 2018	December 31, 2017
Financing commitments	12.8	€901	€838	€884
Operating commitments	8.4	1,717	3,169	3,346
Manufacturing and sales companies		2,618	4,007	4,230
Finance companies	13.6	€16	€—	€12
In 2019, the decrease in operating commitments results from the effect of the application of IFRS 16 Leases (see Note 2.2 and 2.3).
17.1. Contingent liabilities
Automotive equipment
On March 25, 2014, the European Commission and the United States Department of Justice, on November 27, 2014, the Competition Commission of South Africa, and on May 19, 2017, the Brazilian competition authority (CADE), initiated an inquiry covering certain suppliers of emission control systems on the basis for suspicions of anti-competitive practices in this market. Faurecia is one of the companies covered by these inquiries.
On the status of these inquiries :
•The European Commission has decided on April 28, 2017 to terminate the investigation initiated on March 25, 2014;
•An agreement has been reached with the CADE and made public on September 5, 2018 putting an end to the inquiry on Faurecia;
•In December 2018, Faurecia has been informed by the United States Department of Justice that it was no more subject to an inquiry;
•The inquiry of the Competition Commission of South Africa is still ongoing.
Faurecia has reached agreements, for non-material amounts, with the plaintiffs to settle all three class actions which were filed in the United States District Court for the Eastern District of Michigan against several suppliers of emissions control systems, including group affiliates, alleging anticompetitive practices in regard to Exhaust Systems. These agreements have been validated by the court.
Two class actions for similar allegations have also been filed in Canada but are at a very preliminary stage.
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The consequences of still on-going procedures and above mentioned cannot be predicted. Therefore, no accruals were accounted for as of December 31, 2019.
In 2014, the Alliance of Artists and Recording Companies, Inc. (AARC) filed two consolidated cases in the United States District Court for the District of Columbia seeking damages and an injunction against a group of automotive manufacturers and suppliers, including Clarion Corporation of America. AARC alleged that the defendants were distributing in-vehicle navigation systems in violation of the Audio Home Recording Act of 1992, in part, because no royalties were paid pursuant to the Act. The case centers on whether the systems are “digital audio recording devices” that are capable of making “digital audio copied recordings” as defined by the statute. On March 23, 2018, the District Court issued summary judgment in favor of Clarion and ruled that Clarion’s navigation systems are not “digital audio recording devices” because they are not capable of producing a “digital audio copied recording” under the statute’s definitions. The District Court entered final judgment in favor of Clarion and the other defendants and there are no additional claims against Clarion that remain pending at the District Court level. AARC appealed the District Court’s summary judgment opinion to the United States Court of Appeals for the District of Columbia Circuit (“D.C.Circuit”) on similar grounds argued at the District Court.
On January 28, 2020, the D.C. Circuit’s three-judge panel unanimously affirmed the District Court’s summary judgment in Clarion’s favor, ruling that automakers and manufacturers of certain onboard vehicle systems (which include Clarion’s systems), comprised of hard drives, computer programs and databases, were not liable for damages or royalty payments under the Audio Home Recording Act of 1992, 17 U.S.C. §1001, et. Seq. Plaintiffs may petition the D.C. Court for rehearing or request an appeal from the U.S. Supreme Court.
There are no other claims or litigation in progress or pending that are likely to have a material impact on the Group’s consolidated financial position.
Automotive business
The customs agreement governing the automotive industry between Brazil and Argentina provides for the payment of penalties by the Argentine automotive industry should the average ratio of imports to exports vis-à-vis Brazil exceed a certain threshold over the 2015–2029 period. Penalties may be payable by the Group should the automotive industry as a whole and the Group not hit the required ratio. No provision has been funded due to the uncertainties surrounding developments in the automotive markets in Argentina and Brazil between now and 2029 and the steps that the Group could take.
17.2. Commitments connected with the Gefco Group
Representations and warranties were made to JSC Russian Railways (RZD) as part of its acquisition of the Gefco Group from PSA in December 2012. At December 31, 2019, the Group had not identified any material risks associated with these representations and warranties.
Under the logistics and transportation service agreements entered into by the PSA and Gefco groups, the Group gave guarantees regarding the satisfactory performance of the logistics contracts and a five-year exclusivity clause. An amendment signed in November 2016 supplemented these logistics and transportation service agreements. This amendment, which came into effect on January 1, 2017, extends the exclusivity clause until the end of 2021 and confirms the guarantees regarding the satisfactory performance of the logistics contracts given by PSA Group. At December 31, 2019, the Group had not identified any material risks associated with these guarantees.

Note 18 - Related Party Transactions
Details of transactions with related parties, as referred to in the standards adopted in accordance with European Regulation (EC) 1606/2002, concluded by Group companies during the years 2017, 2018 and 2019 are disclosed in Note 11.6 in the notes to the consolidated financial statements. These transactions concern the equity method companies. Other than these transactions, there were no significant transactions with other related parties.

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Note 19 - Subsequent Events
Between December 31, 2019, the closing date, and February 25, 2020, the date of review of the accounts by the Supervisory Board, the coronavirus health crisis occurred.
The situation in China in the current epidemic context remains uncertain. At this stage, it is difficult to measure the impacts on the activity; the Group implements the appropriate measures for its employees and to meet the needs of its customers.

Note 20 - Fees Paid to the Auditors

	Mazars			EY			PWC
(€ million)	2019	2018	2017	2019	2018	2017	2019	2018	2017
Audit
Statutory and contractual audit services
Peugeot S.A.	€0.5	€0.6	€0.7	€0.6	€0.6	€0.7	€—	€—	€—
Fully-consolidated subsidiaries	7.6	3.7	2.1	10.6	9.7	7.6	0.1	4.1	4.4
o/w France	2.1	1.4	1.9	3.5	5.3	2.5	—	4.1	1.1
o/w International	5.5	2.3	0.2	7.1	4.4	5.1	0.1	—	3.3
Sub-total	8.1	4.3	2.8	11.2	10.3	8.3	0.1	4.1	4.4
o/w Faurecia	3.9	—	—	4.8	3.9	4.1	—	4.1	4.4
Excluding Faurecia	4.2	4.3	2.8	6.4	6.4	4.2	0.1	—	—
	93%	98%	97%	93%	89%	89%	50%	80%	83%
Other services provided to subsidiaries
Peugeot S.A.	—	—	—	—	—	—	—	—	—
Fully-consolidated subsidiaries	0.6	0.1	0.1	0.8	1.3	1.0	0.1	1.0	0.9
o/w France	0.2	0.1	0.1	0.5	0.9	0.8	0.1	0.8	0.9
o/w International	0.4	—	—	0.3	0.4	0.2	—	0.2	—
Sub-total	0.6	0.1	0.1	0.8	1.3	1.0	0.1	1.0	0.9
o/w Faurecia	0.1	—	—	0.4	0.8	0.5	—	0.8	0.9
Excluding Faurecia	0.5	0.1	0.1	0.4	0.5	0.5	0.1	0.2	—
	7%	2%	3%	7%	11%	11%	50%	20%	17%
TOTAL	€8.7	€4.4	€2.9	€12.0	€11.6	€9.3	€0.2	€5.1	€5.3
o/w Faurecia	€4.0	€—	€—	€5.2	€4.7	€4.6	€—	€4.9	€5.3
Excluding Faurecia	€4.7	€4.4	€2.9	€6.8	€6.9	€4.7	€0.2	€0.2	€—
Faurecia’s Statutory Auditors are EY and Mazars since 2019.

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Note 21 - Consolidated Companies at December 31, 2019
The Companies listed below are fully consolidated, except those marked with an asterisk*, which are consolidated by the equity method, and those marked with two asterisks**, which are consolidated as joint operations and recognized in proportion to the share of assets, liabilities, revenue and expenses controlled by the Group.

Companies	Country	% share
Other Businesses

Peugeot S.A.	France	100
Financière Pergolèse	France	100
GIE PSA Trésorerie	France	100
Grande Armée Participations	France	100
PSA Ventures	France	100
Sté Anonyme de Réassurance Luxembourgeoise - SARAL	Luxembourg	100
PSA International S.A.	Switzerland	100
Groupe Gefco	France	25	*

Automobile Peugeot Citroën DS

PSA Automobiles SA	France	100
Peugeot Citroën South-Africa	South Africa	100
Peugeot Algérie S.p.A.	Algeria	100
Peugeot Citroën Production Algérie Spa	Algeria	49
Peugeot Deutschland GmbH	Germany	100
Citroën Deutschland AG	Germany	100
PSA Services Deutschland GmbH - DFCA	Germany	100
PSA Retail GmbH	Germany	100
Circulo de Inversiones S.A. - CISA	Argentina	100
Peugeot-Citroën Argentina S.A.	Argentina	100
PCA Asesores de seguros S.A.	Argentina	98
Citroën Österreich GmbH	Austria	100
Peugeot Austria GmbH	Austria	100
PSA Retail Austria GmbH	Austria	100
Peugeot Belgique Luxembourg	Belgium	100
S.A. Peugeot Distribution Service	Belgium	100
Citroën Belux	Belgium	100
Datosco	Belgium	67
DATOS	Belgium	67
PCI do Brasil Limitada	Brazil	100
Peugeot Citroen do Brasil Automoveis	Brazil	100
PSA Ventures Serviços de Mobilidade Urbana Ltda	Brazil	100
PSA Chile S.A.	Chile	100
Automotores Franco Chilena S.A.	Chile	100
PSA Management Co Ltd (Shanghai)	China	100
Peugeot Citroën (CHINA) Automotive Trade Co	China	100
PSA (Wuhan) Management Co., Ltd.	China	100
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Companies	Country	% share
Shanghaï Jianxin Enterprise Management Co. Ltd	China	67
PSAG Automóviles Comercial España, S.A.	Spain	100
Peugeot Citroën Automóviles España	Spain	100
Placas de Piezas y Componentes de Recambios (PPCR)	Spain	100
Plataforma Comercial de Retail, S.A.U.	Spain	97
Clicars Spain SL	Spain	64
Conception d’Equipement Peugeot Citroën - CEPC	France	100
Automobiles Peugeot	France	100
Française de Mécanique	France	100
Mister AUTO	France	100
Automobiles Citroën	France	100
SNC - Société Mécanique Automobile de l’Est - SMAE	France	100
PSA VO France	France	100
SNC Peugeot Poissy	France	100
PSA Retail France SAS	France	100
SEVELNORD	France	100
GEIE Sevelind	France	100
Citroën Dunkerque	France	100
Société Lyonnaise de Pièces et Services Automobile	France	100
Est PR	France	100
Mhiri Innovation	France	100
Autobiz	France	71
CELOR	France	71
ARAMIS SAS	France	71
Peugeot Citroën Sochaux	France	100
Peugeot Citroën Mulhouse	France	100
Peugeot Citroën Rennes	France	100
Mecaniques et Bruts du Nord-Ouest	France	100
Mecaniques et Bruts du Grand est	France	100
Peugeot Media Production	France	100
SNC PC PR	France	100
SCDPRS (Société Commerciale de Distribution Pièces de Rechange et Services)	France	100
SPSAO (Société de Pièces et Services Automobile de l’Ouest)	France	100
D.J. - 56	France	100
Société Lilloise de Services et de Distribution Automobile de Pièces de Rechange	France	100
Pièces et Entretien Automobile Bordelais	France	100
PSA ID	France	100
PCA Motors Private Ltd	India	100
PCA Automobiles India Private Limited	India	87
PSA AVTEC Powertrain Private Ltd	India	57
Peugeot Citroën Retail Italia S.p.A.	Italy	100
Peugeot Automobili Italia	Italy	100
Citroën Italia Spa	Italy	100
PSA Services SRL - DFCI	Italy	100
Peugeot Citroën Japan K.K.	Japan	100
Peugeot Tokyo	Japan	100
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Companies	Country	% share
NAZA Automotive Manufacturing Sdn Bhd	Malaysia	61
Peugeot Citroën Automobiles Maroc	Morocco	95
Peugeot Citroën DS Maroc	Morocco	100
Peugeot Mexico	Mexico	100
Servicios Automotores Franco-Mexicana	Mexico	100
Citroën Nederland B.V.	The Netherlands	100
Peugeot Nederland N.V.	The Netherlands	100
PCMA Holding	The Netherlands	70
PSA Retail Nederland BV	The Netherlands	100
Citroën Polska Sp. z.o.o.	Poland	100
Peugeot Polska Sp.Zo.O.	Poland	100
PSA Retail Rent Poland SP Z.O.O	Poland	100
PSA Manufacturing Poland Sp. z o.o.	Poland	100
Peugeot Portugal Automoveis S.A.	Portugal	100
Peugeot-Citroën Automoveis Portugal	Portugal	99
Automoveis Citroën S.A.	Portugal	100
PSAR Portugal S.A.	Portugal	100
Citroën UK Ltd	United Kingdom	100
Peugeot Motor Company PLC	United Kingdom	100
Peugeot Citroën Retail UK Ltd	United Kingdom	100
Peugeot-Citroên Automobiles UK	United Kingdom	100
Robins and Day Ltd	United Kingdom	100
Melvin Motors (Bishopbriggs) Ltd	United Kingdom	100
WarWick Wright Motors Chiswick Ltd	United Kingdom	100
Rootes Ltd	United Kingdom	100
Go Motor Retailing Ltd	United Kingdom	100
Peugeot Citroën Rus	Russia	100
PSA Automobile International Pte. Ltd	Singapore	100
PSA Services Centre Europe S r o	Slovakia	100
Peugeot Citroen Gestion Internationale	Switzerland	100
PCA Logistika Cz S.r.o.	Czech Republic	100
Groupe PSA Automotiv Pazarlama AS	Turkey	100
Peugeot Citroën Ukraine	Ukraine	100
Auto Avaliar	Brazil	41	*
Shandong UAP Auto Union E-Commerce Co. Ltd	China	15	*
Dongfeng Peugeot-Citroën Automobile Ltd - DPCA	China	50	*
Wuhan Shenlong Hongtai Automotiv	China	10	*
Dongfeng Peugeot Citroën Automobiles Sales Company Ltd	China	50	*
CHANGAN PSA AUTOMOBILE Co Ltd	China	50	*
Nidec PSA emotors	France	50	*
Iran Khodro Automobiles Peugeot	Iran	50	*
Saipa Citroën Automobiles Company	Iran	50	*
FIN-120

Companies	Country	% share
STAFIM	Tunisia	34	*
STAFIM-GROS	Tunisia	34	*
Societa Europea Veicoli Leggeri S.p.A. - SEVEL	Italy	50	**
PCMA Automotiv RUS	Russia	70	**
Toyota Peugeot-Citroën Automobile Czech	Czech Republic	50	**

Automobile Opel Vauxhall

Opel Automobile GmbH	Germany	100
Opel Wien GmbH	Austria	100
Opel South Africa PTY Ltd	South Africa	100
Opel Group Warehousing GmbH	Germany	100
Opel Austria GmbH	Austria	100
Opel Belgium NV	Belgium	100
Opel Automotive Services Belgium NV	Belgium	100
Opel España , SLU	Spain	100
Opel Europe Holdings, SLU	Spain	100
Opel France S.A.S.	France	100
Opel Hellas S.A.	Greece	100
Opel Szentgotthard Automotive Manufacturing Ltd	Hungary	100
Opel Southeast Europe Ltd	Hungary	100
Opel Italia S.r.l.	Italy	100
Opel Nederland B.V.	The Netherlands	100
Opel Manufacturing Poland Sp.z o.o.	Poland	100
Opel Poland Sp.z o.o.	Poland	100
Opel Portugal, Lda	Portugal	100
Opel Sibiu SRL	Romania	100
IBC Vehicles LTD	United Kingdom	100
Vauxhall Motors Limited	United Kingdom	100
Opel Türkiye Otomotiv Ltd. Sirketi	Turkey	100

Equipement automobile

Faurecia (société)	France	46.34
Faurecia Interior Systems South Africa(Pty) Ltd	South Africa	46.34
Faurecia Interior Systems Pretoria (Pty) Ltd	South Africa	46.34
Faurecia Emission Control Technologies South Africa (Cape Town) (Pty) Ltd	South Africa	46.34
Faurecia Autositze GmbH	Germany	46.34
Faurecia Automotive GmbH	Germany	46.34
Faurecia Innenraum Systeme GmbH	Germany	46.34
FIN-121

Companies	Country	% share
Faurecia Abgastechnik GmbH	Germany	46.34
Hug Engineering GmbH	Germany	46.34
Faurecia Emissions Control Technologies, Germany GmbH	Germany	46.34
Clarion Europa GmbH	Germany	46.34
Faurecia Sistemas de Escape Argentina	Argentina	46.34
Faurecia Argentina SA	Argentina	46.34
Faurecia Angell Demmel Ges.m.b.H.	Austria	46.34
Faurecia Automotive Belgium	Belgium	46.34
Faurecia Industrie NV	Belgium	46.34
Faurecia Automotive do Brasil	Brazil	46.34
FMM Pernambuco Componentes Automotivos, Ltda	Brazil	23.63
Clarion do Brasil Ltda.	Brazil	46.34
Faurecia Emissions Control Technologies Canada Ltd	Canada	46.34
Clarion Canada Inc.	Canada	46.34
Faurecia Tongda Exhaust System (Wuhan) Co Ltd	China	23.17
Faurecia Exhaust Systems Changchun Co Ltd	China	23.63
Faurecia Honghu Exhaust Systems Shanghai Co Ltd	China	30.58
Faurecia PowerGreen Emissions Control Technologies Co. Ltd	China	46.34
Faurecia Emissions Control Technologies (Ningbo Hangzhou Bay New District) Co. Ltd	China	30.58
Faurecia (Wuxi) Seatings Components Co Ltd	China	46.34
Changchun Faurecia Xuyang Automotive Seatings (CFXAS)	China	27.80
Faurecia GSK (Wuhan) Automotive Seating Co Ltd	China	23.63
Faurecia (Changchun) Automotive Systems Co	China	46.34
Faurecia Emissions Control Technologies Development (Shanghai) Co Ltd	China	46.34
Faurecia (Quigdao) Exhaust Systems Co Ltd	China	46.34
Faurecia (Shanghai) Automlotive Systems Co Ltd	China	46.34
Faurecia (China) Holding Co	China	46.34
Dongfeng Faurecia Automotive Interior Systems co. ltd	China	23.17
Faurecia (Guangzhou) Automotive Systems Co Ltd	China	46.34
Faurecia Emissions Control Technologies (Chengdu) Co Ltd	China	23.63
Faurecia (Nanjing) Automotive Systems Co Ltd	China	46.34
Faurecia (Wuhan) Automotive Components Systems Co Ltd	China	46.34
Changchung Faurecia Xuyang Interiors Systems Co Ltd	China	27.80
Faurecia (Shenyang) Automotive Systems Co Ltd	China	46.34
Zhesiang Faurecia Limin Interior & Exterior Systems Co Ltd	China	46.34
Chengdu Faurecia Limin Automotive Systems Co Ltd	China	41.79
Faurecia (Yancheng) Automotive Systems Co Ltd	China	46.34
Faurecia Emissions Control Technologies (Beijing) Co Ltd	China	46.34
Faurecia Emissions Control Technologies (Nanchang) Co Ltd	China	23.63
Faurecia Emissions Control Technologies (Ningbo) Co Ltd	China	46.34
Faurecia NHK (Xingyang) Automotive Seating Co Ltd	China	23.63
Foshan Faurecia Xuyang Interior Systems Co Ltd	China	27.80
CSM Faurecia Automotive Parts Co Ltd	China	23.17
Faurecia Emissions Control Technologies (Foshan) Co Ltd	China	23.63
Shanghai Faurecia Automotive Seating Co Ltd	China	25.48
FIN-122

Companies	Country	% share
Changsha Faurecia Emissions Control Technologies Co Ltd	China	46.34
Faurecia (Tianjin) Automotive Systems Co., Ltd.	China	23.63
Faurecia Exhaust Systems Qingpu Co., Ltd.	China	46.34
Faurecia (Jimo) Emissions Control Technologies Co., Ltd.	China	46.34
Faurecia Yinlun Emissions Control Technology (Weifang) Co. Ltd.	China	24.09
Faurecia (Tianjin) Emission Control Technology Co Ltd	China	23.63
Tianjin Faurecia Xuyang Automotive Seat Co Ltd	China	27.80
Faurecia (Changshu) Automotive Systems Co., Ltd	China	25.48
Faurecia Liuzhou Automotive Seating Co., Ltd	China	23.17
Dongfeng Faurecia Emissions Control Technologies Co., Ltd	China	23.17
Jiangxi Faurecia Coagent Electronics Co., Ltd	China	46.34
Faurecia (Hangzhou) Automotive Systems Co., Ltd	China	46.34
Faurecia (Liuzhou) Automotive Interior Systems Co., Ltd	China	23.17
Shenzhen Faurecia Automotive Parts Co., Ltd	China	32.44
Guangdong Coagent Global S&T Co., Ltd	China	46.34
Faurecia Emissions Control Technologies (Chongqing) Co Ltd	China	33.59
Faurecia Emissions Control Technologies (Yantai) Co Ltd	China	46.34
Faurecia Chongqing Zhuotong Automotive Interior System Co., Ltd	China	23.17
Shanghai Faurecia Automotive Seating component Co., Ltd	China	25.48
Parrot Automotive Shenzhen	China	46.34
HUG Engineering Shanghai Co., Ltd	China	46.34
Dongguan Clarion Orient Electronics Co., Ltd.	China	46.34
Xiamen Clarion Electrical Enterprise Co., Ltd.	China	46.34
Chengdu Faurecia Xuyang Automotive Seat Co. Ltd	China	27.80
Faurecia Emissions Control Systems Korea Ltd	Korea	46.34
FCM Yeongcheon	Korea	46.34
FAS Yeongcheon	Korea	46.34
Amminex Emissions Technology AS	Denmark	42.40
Faurecia Sistemas de Escape España SA	Spain	46.34
Faurecia Asientos para Automovil España SA	Spain	46.34
Asientos del Norte SA	Spain	46.34
Asientos de Castilla Leon SA	Spain	46.34
Tecnoconfort	Spain	23.17
Asientos de Galicia SL	Spain	46.34
Faurecia Automotive España SL	Spain	46.34
Faurecia Interior Systems España SA	Spain	46.34
Faurecia Interior Systems SALC España SL	Spain	46.34
Valencia Modulos de Puertas SL	Spain	46.34
Faurecia Holding España S.L.	Spain	46.34
Faurecia Acoustic Spain, S.A.	Spain	46.34
Faurecia Emissions Control Technologies Pamplona SL	Spain	46.34
Incalplas S. L.	Spain	46.34
Faurecia Automotive Seating LLC	United States	46.34
Faurecia Madison Automotive Seating INC	United States	46.34
FIN-123

Companies	Country	% share
Faurecia USA Holdings Inc	United States	46.34
Faurecia Emissions Control Systems Inc	United States	46.34
Faurecia Mexico Holdings LLC	United States	46.34
Faurecia Interior Systems Inc	United States	46.34
Faurecia Interiors Louisville LLC	United States	46.34
Faurecia Interior Systems Saline LLC	United States	46.34
FKN North America Inc	United States	46.34
Faurecia North America Holdings LLC	United States	46.34
Hug Engineering Inc.	United States	46.34
Faurecia DMS	United States	46.34
Faurecia Emissions Control Technologies, USA, LLC	United States	46.34
Clarion Corporation of America	United States	46.34
ECSA - Etudes et Construction de Sièges pour l’Automobile	France	46.34
Faurecia Industries	France	46.34
Faurecia Systèmes d’Echappements	France	46.34
TRECIA	France	46.34
Faurecia Ventures	France	46.34
Faurecia Investments	France	46.34
Faurecia Sièges d’Automobile	France	46.34
Faurecia Seating Flers	France	46.34
SIEMAR	France	46.34
SIEDOUBS	France	46.34
SIELEST	France	46.34
Faurecia Services Groupe	France	46.34
Faurecia Automotive Holdings	France	46.34
Faurecia Automotive Industrie SNC	France	46.34
Faurecia Intérieur Industrie SNC	France	46.34
Faurecia Intérieurs Mornac - France	France	46.34
Faurecia Intérieurs Saint Quentin	France	46.34
Faurecia Exhaust International	France	46.34
Faurecia Exhaust International	France	32.44
Faurecia Automotives Composites	France	46.34
Hanbach Automotive Exteriors	France	46.34
Hennape six	France	46.34
Parrot Faurecia Automotive	France	46.34
Faurecia Smart Surfaces	France	46.34
Clarion Europe S.A.S.	France	46.34
Coagent Global Limited	Hong Kong	46.34
Parrot Automotive Asia Pacific LTD	Hong Kong	46.34
Clarion (H.K.) Industries Co., Ltd.	Hong Kong	46.34
Chang Ming Company Limited	Hong Kong	38.00
Faurecia Emissions Control Technologies Hungary KFT	Hungary	46.34
Clarion Hungary Electronics Kft.	Hungary	46.34
FIN-124

Companies	Country	% share
Faurecia Automotive Seating India Private	India	46.34
Faurecia Interior Systems India Private Ltd	India	46.34
Faurecia Emission Control Technologies India Private Ltd	India	34.29
Clarion India Pvt, Ltd.	India	46.34
Faurecia Security Technologies	Israel	46.34
Hug Engineering Italia S.r.l.	Italy	46.34
Faurecia Emissions Control Technologies, Italy Srl	Italy	46.34
Faurecia Japan K.K.	Japan	46.34
Faurecia Howa Interiors Co Ltd	Japan	23.17
Clarion Co., Ltd.	Japan	46.34
Clarion Sales and Marketing Co., Ltd.	Japan	46.34
Clarion Manufacturing and Service Co., Ltd.	Japan	46.34
Faurecia AST Luxembourg SA	Luxembourg	46.34
Faurecia Acoustic Luxembourg SARL	Luxembourg	46.34
Faurecia Holdings AST Sarl	Luxembourg	46.34
Crystal Precision (M) Sdn. Bhd.	Malaysia	46.34
Faurecia Equipements Automobiles Maroc	Morocco	46.34
Faurecia Automotive Systems Technologies	Morocco	46.34
Faurecia Automotive Industries Morocco	Morocco	46.34
Faurecia Sistemas Automotrices de Mexico SA de CV	Mexico	46.34
Servicios Corporativos de Personal Especializado SA de CV	Mexico	46.34
Exhaust Services Mexicana SA de CV	Mexico	46.34
Faurecia Howa Interiors de Mexico SA de CV	Mexico	23.63
ET Mexico Holdings II, S de RL de CV	Mexico	46.34
Electronica Clarion, S.A. de C.V.	Mexico	46.34
Ultra Industrial, S.A. de C.V.	Mexico	46.34
Hug Engineering B.V.	The Netherlands	46.34
ET Dutch Holdings BV	The Netherlands	46.34
Faurecia Emissions Control Technologies Netherlands BV	The Netherlands	46.34
Faurecia Legnica SA	Poland	46.34
Faurecia Grojec R&D Center SA	Poland	46.34
Faurecia Walbrzych SA	Poland	46.34
Faurecia Automotive Polska SA	Poland	46.34
Faurecia Gorzow SA	Poland	46.34
Faurecia Assentos de Automoveis Ltda	Portugal	46.34
SASAL	Portugal	46.34
EDA - Estofagem de Assentos Ltda	Portugal	46.34
Faurecia Sistemas de Escape Portugal Ltda	Portugal	46.34
Faurecia Sistemas de Interior de Portugal, Componentes Para Automoveis SA	Portugal	46.34
Euro Auto Plastic Systems SRL	Romania	23.17
Faurecia Romania Srl	Romania	46.34
Faurecia Midlands Ltd	United Kingdom	46.34
Faurecia Automotiv Seating UK ltd	United Kingdom	46.34
SAI Automotive Fradley	United Kingdom	46.34
SAI Automotive Washington Ltd	United Kingdom	46.34
FIN-125

Companies	Country	% share
EMCON Technologies UK Ltd	United Kingdom	46.34
OOO Faurecia Interior Luga	Russia	46.34
OOO Faurecia Automotive Development	Russia	46.34
OOO Faurecia Metalloprodukcia Exhaust Systems	Russia	32.44
OOO Faurecia Automotive Exterior Bumpers	Russia	46.34
Clarion RUS LLC	Russia	46.34
Faurecia Automotive Slovakia Sro	Slovakia	46.34
Faurecia Interior Systems Sweden AB	Sweden	46.34
Faurecia CREO	Sweden	33.36
Hug Engineering AG	Switzerland	46.34
Faurecia Switzerland Sàrl	Switzerland	46.34
Clarion (Taiwan) Manufacturing Co., Ltd.	Taiwan	46.34
Covatech Inc.	Taiwan	38.00
Faurecia Exhaust Systems S.r.o.	Czech Republic	46.34
Faurecia Components Pisek Sro	Czech Republic	46.34
Faurecia Interiors Pardubice S.R.O	Czech Republic	46.34
Faurecia Plzen	Czech Republic	46.34
Faurecia Interior Systems Bohemia S.R.O	Czech Republic	46.34
Faurecia Automotive Czech Republic S.R.O	Czech Republic	46.34
Faurecia Emissions Control Technologies Mlada Boleslav S.R.O	Czech Republic	46.34
Faurecia Interior Systems (Thailand) Co Ltd	Thailand	46.34
Faurecia & Summit Interior Systems (Thailand) Co Ltd	Thailand	23.17
Faurecia Emission Control Technologies, Thailand Co Ltd	Thailand	46.34
Clarion Asia (Thailand) Co., Ltd.	Thailand	46.34
Société Tunisienne d’Equipements d’Automobile	Tunisia	46.34
Faurecia Informatique Tunisie	Tunisia	46.34
Faurecia Polifleks Otomotiv Sanayi Ve Ticaret Anonim Sirketi	Turkey	46.34
Faurecia Automotive de Uruguay	Uruguay	46.34
Faurecia Vietnam HAIPHONG	Vietnam	46.34
SAS Autosystemtechnik GmbH & Co KG	Germany	23.17	*
Dongfeng Faurecia Automotive Parts Sales Company Limited	China	23.17	*
Chongqing Guangneng Faurecia Interior Systems Co Ltd	China	23.17	*
Jinan Jidao Automotive Parts Co Ltd	China	23.17	*
Changchun Xuyang Acoustics & Soft Trim Co Ltd	China	18.55	*
Changchun Faurecia Xuyang Automotive Components Technologies R&D Co Ltd	China	20.87	*
Beijing WKW-FAD Automotive Parts Co., Ltd	China	23.17	*
Faurecia Liuzhou Automotive Seating Sales Co., Ltd	China	23.17	*
Dongfeng Faurecia (Xiangyang) Emissions Systems Co., Ltd	China	23.17	*
Hongtai Faurecia Composite (Wuhan) Co., Ltd.	China	23.17	*
Wuhan Clarion Kotei Software Technology Co., Ltd.	China	11.58	*
Faurecia (Liuzhou) Emissions Control Technologies Co., Ltd.	China	23.17	*
Copo Iberica SA	Spain	23.17	*
FIN-126

Companies	Country	% share
Componentes de Vehiculos de Galicia SA	Spain	23.17	*
INDUSTRIAS COUSIN FRERES, S.L.	Spain	23.17	*
Detroit Manufacturing Systems, LLC	United States	22.70	*
DMS LEVERAGE LENDER (LLC)	United States	22.70	*
DMS Toledo, LLC	United States	22.70	*
Total Network Manufacturing, LLC	United States	22.70	*
Automotive Performance Materials (APM)	France	23.17	*
Symbio	France	23.17	*
NHK F. Krishna India Automotive Seating Private Limited	India	8.81	*
Basis Mold India Private Limited	India	17.61	*
LIGNEOS Srl	Italy	23.17	*
Faurecia NHK Co Ltd	Japan	23.19	*
Clarion (Malaysia) Sdn. Bhd.	Malaysia	20.85	*
Steva Mexico SLP, S.A. de C.V.	Mexico	22.70	*
Hitachi Automotive Systems San Juan Del Rio, S.A. de C.V.	Mexico	9.27	*
Vanpro Assentos Ltda	Portugal	23.17	*
Teknik Malzeme Ticaret ve Sanayi A.S.	Turkey	23.17	*

Financement Peugeot Citroën DS

Banque PSA Finance	France	100
BPF Algérie	Algeria	100
PCA Compañía de Seguros S.A	Argentina	70
PSA Recupero S.R.L. in liquidazione	Italy	100
PSA Insurance Solutions Ltd.	Malta	100
PSA Services ltd	Malta	100
PSA Life Insurance Ltd	Malta	100
PSA Insurance Ltd	Malta	100
PSA Insurance Manager Ltd	Malta	100
Banque PSA Finance Mexico SA de CV SOFOM ENR	Mexico	100
PSA Finance Nederland B.V.	The Netherlands	100
PSA Financial Holding B.V.	The Netherlands	100
Economy Drive Cars Ltd	United Kingdom	100
Vernon Wholesale Investments Company Ltd	United Kingdom	100
Bank PSA Finance Rus	Russia	100
Peugeot Citroen Leasing Russie	Russia	100
BPF Pazarlama A.H.A.S.	Turkey	100
PSA Bank Deutschland GmbH	Germany	50	*
Auto ABS German Lease Master 2019	Germany	50	*
PSA Finance Argentina	Argentina	50	*
PSA Finance Belux	Belgium	50	*
Auto ABS Belgium Loans 2019 SA	Belgium	50	*
Banco PSA Finance Brasil SA	Brazil	50	*
PSA Corretora de Seguros e Serviços Ltda. (PFBR)	Brazil	50	*
Dongfeng Peugeot Citroën Automobiles Finance Company	China	25	*
FIN-127

Companies	Country	% share
Dongfeng Peugeot Citroen Financial Leasing Co.	China	25	*
PSA Financial Services Spain E.F.C S.A.	Spain	50	*
FCT Auto ABS Spanish Loans 2016	Spain	50	*
FCT Auto ABS Spanish Loans 2018	Spain	50	*
CREDIPAR	France	50	*
Compagnie pour la Location de Véhicules - CLV	France	50	*
PSA Banque France	France	50	*
Auto ABS DFP Master Compartment France 2013	France	50	*
FCT Auto ABS French Loans Master	France	50	*
FCT Auto ABS French Leases Master	France	50	*
FCT Auto ABS LT Leases Master	France	50	*
FCT Auto ABS German Loans 2018	France	50	*
FCT Auto ABS French Leases 2018 - Fonds E	France	50	*
PSA Renting Italia	Italy	50	*
Banca Italia S.P.A	Italy	50	*
FCT Auto ABS Italian Loans 2018	Italy	50	*
Auto ABS Italian Loans 2019	Italy	50	*
PSA Insurance Europe Ltd	Malta	50	*
PSA Life Insurance Europe Ltd	Malta	50	*
PSA Financial Services Nederland BV	The Netherlands	50	*
PSA Finance Polska	Poland	50	*
PSA Consumer Finance Polska Sp. Z o.o.	Poland	50	*
PSA Finance UK Ltd.	United Kingdom	50	*
Auto ABS UK Loans PLC - Compartiment 2012-5	United Kingdom	50	*
FCT Auto ABS UK Loans 2017	United Kingdom	50	*
Auto ABS UK Loans 2019 – Fonds 4	United Kingdom	50	*
PSA Finance Suisse S.A.	Switzerland	50	*

Finacement Opel Vauxhall

Opel Bank S.A	France	50	*
Opel Leasing GmbH	Germany	50	*
Opel Finance BVBA	Belgium	50	*
Ecarat 10 Germany	France	50	*
Opel Finance International B.V.	The Netherlands	50	*
Opel Finance N.V.	The Netherlands	50	*
Vauxhall Finance plc	United Kingdom	50	*
Ecarat 10 PLC	United Kingdom	50	*
Opel Finance SA	Switzerland	50	*

FIN-128

UNAUDITED CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS AT JUNE 30, 2020
Contents

Unaudited Interim Consolidated Statements of Income	FIN-130
Unaudited Interim Consolidated Comprehensive Income	FIN-131
Unaudited Interim Consolidated Statements of Financial Position	FIN-132
Unaudited Interim Consolidated Statements of Cash Flows	FIN-134
Unaudited Interim Consolidated Statements of Changes in Equity	FIN-135
Notes to the Unaudited Consolidated Financial Statements at June 30, 2020	FIN-136

FIN-129

Unaudited Interim Consolidated Statements of Income

		Six months ended June 30,		Year ended December 31, 2019
(€ million)	Notes	2020	2019
Continuing operations
Revenue	3.1	€25,120	€38,340	€74,731
Cost of goods and services sold		(21,052)	(30,250)	(59,083)
Selling, general and administrative expenses		(2,372)	(3,409)	(6,472)
Research and development expenses	4.2	(1,179)	(1,343)	(2,852)
Restructuring costs	4.3	(132)	(656)	(1,531)
Impairment of CGUs	4.4	(289)	(177)	(283)
Other operating income (expense)	4.5	386	(14)	158
Operating income (loss)		482	2,491	4,668
Financial income		280	104	192
Financial expenses		(228)	(270)	(536)
Net financial income (expense)	11.1	52	(166)	(344)
Income (loss) before tax of fully consolidated companies		534	2,325	4,324
Current taxes		(231)	(384)	(816)
Deferred taxes		9	59	100
Income taxes	13	(222)	(325)	(716)
Share in net earnings of equity method investments	10.3	64	48	(24)
Consolidated profit (loss) from continuing operations		€376	€2,048	€3,584
Attributable to Owners of the parent		595	1,832	3,201
Attributable to Non controlling interests		(219)	216	383
CONSOLIDATED PROFIT (LOSS) FOR THE PERIOD		€376	€2,048	€3,584
Attributable to Owners of the parent		595	1,832	3,201
Attributable to Non controlling interests		(219)	216	383

(€)
Basic earnings per €1 par value share of continuing operations - attributable to Owners of the parent		€0.66	€2.05	€3.58
Basic earnings per €1 par value share - attributable to Owners of the parent		€0.66	€2.05	€3.58
Diluted earnings per €1 par value share of continuing operations - attributable to Owners of the parent		€0.63	€1.95	€3.40
Diluted earnings per €1 par value share - attributable to Owners of the parent		€0.63	€1.95	€3.40
FIN-130

Unaudited Interim Consolidated Comprehensive Income

	Six months ended June 30,		Year ended December 31, 2019
(€ million)	2020	2019
Consolidated profit (loss) for the period	€376	€2,048	€3,584
Fair value remeasurement to cash flow hedges	28	(26)	(56)
> of which, reclassified to the income statement	(30)	(6)	3
> of which, recognized in equity during the period	58	(20)	(59)
Exchange differences on translating foreign operations	(503)	6	(111)
Income tax benefit (expense)	(6)	6	10
Amounts to be potentially reclassified to profit or loss	(481)	(14)	(157)
Actuarial gains and losses on defined benefits' pension obligations	323	(40)	212
Income tax benefit (expense)	(85)	13	12
Amounts not to be reclassified to profit or loss	238	(27)	224
Total other amounts of comprehensive income (loss)	(243)	(41)	67
> of which, companies at equity	(37)	4	14
TOTAL CONSOLIDATED COMPREHENSIVE INCOME (LOSS) FOR THE PERIOD	€133	€2,007	€3,651
> of which, attributable to equity holders of the parent	446	1,815	3,261
> of which, attributable to minority interests	(313)	192	390
The income and expenses recognized in comprehensive income correspond to all changes in equity resulting from transactions with non-shareholder third parties.

FIN-131

Unaudited Interim Consolidated Statements of Financial Position

(€ million)	Notes	June 30, 2020	December 31, 2019	June 30, 2019
Assets
Goodwill	7	€4,385	€4,312	€4,554
Intangible assets		€10,543	€10,288	€9,586
Property, plant and equipment	8	16,530	16,922	17,381
Equity method Investments - manufacturing and sales companies	10	547	719	843
Equity method investments - finance companies	10	2,592	2,604	2,368
Other non-current financial assets - manufacturing and sales companies		667	652	688
Other non-current financial assets - finance companies		1	11	24
Other non-current assets		1,893	1,733	1,624
Deferred tax assets		1,043	1,198	1,052
Total non-current assets		38,201	38,439	38,120
Loans and receivables - finance companies	12.1.A	34	85	174
Short-term investments - finance companies		71	78	78
Inventories	5.1	6,399	6,269	6,703
Trade receivables		2,485	2,503	2,420
Current taxes		245	221	278
Other receivables		3,122	2,922	3,114
Derivative financial instruments on operating - assets		131	95	114
Operating assets		12,487	12,173	12,881
Current financial assets		808	1,321	1,064
Cash and cash equivalents - manufacturing and sales companies	11.3.B	15,283	17,379	16,116
Cash and cash equivalents - finance companies	12.1.B	503	454	500
Total current assets		29,081	31,327	30,561
Assets held for sale		140	—	—
TOTAL ASSETS		€67,422	€69,766	€68,681

FIN-132

(€ million)	Notes	June 30, 2020	December 31, 2019	June 30, 2019
Equity and Liabilities
Equity	14
Share capital		€905	€905	€905
Treasury shares		(183)	(240)	(240)
Retained earnings and other accumulated equity, excluding non controlling interests		18,862	18,409	17,575
Non controlling interests		2,410	2,727	2,538
Total equity		21,994	21,801	20,778
Non-current financial liabilities	11.4	11,565	8,917	7,878
Other non-current liabilities		5,008	5,173	6,406
Non-current provisions	9	1,362	1,345	1,548
Deferred tax liabilities		872	830	710
Total non-current liabilities		18,807	16,265	16,542
Financing liabilities - finance companies	12.2	251	272	334
Current provisions	9	4,332	4,941	4,984
Trade payables		10,280	14,505	14,759
Current taxes		510	469	596
Other payables		8,770	8,869	8,523
Derivative financial instruments on operating - liabilities		95	124	79
Operating liabilities		24,238	29,180	29,275
Current financial liabilities	11.4	2,301	2,520	2,086
Total current liabilities		26,539	31,700	31,361
Liabilities held for sale		82	—	—
TOTAL EQUITY AND LIABILITIES		€67,422	€69,766	€68,681

FIN-133

Unaudited Interim Consolidated Statements of Cash Flows

		Six months ended June 30,		Year ended December 31, 2019
(€ million)	Notes	2020	2019
Consolidated profit (loss) from continuing operations		€376	€2,048	€3,584
Adjustments for non-cash items:
> depreciation, amortization and impairment		2,043	1,788	3,717
> provisions		(430)	(6)	(97)
> changes in deferred and current taxes		23	(84)	(139)
> (gains) losses on disposals and other		(190)	(127)	(190)
Net financial expenses (income)		(52)	166	344
Dividends received from, net of share in net result of, equity method investments		101	170	274
Fair value remeasurement of cash flow hedges		(175)	43	30
Change in carrying amount of leased vehicles		(93)	424	50
Funds from operations		1,603	4,422	7,573
Changes in working capital		(4,343)	575	1,132
Net cash from (used in) operating activities of continuing operations		(2,740)	4,997	8,705
Proceeds from disposals of shares in consolidated companies and of investments in non-consolidated companies		196	26	51
Acquisitions of consolidated subsidiaries and equity method investments		(228)	(1,153)	(1,293)
Proceeds from disposals of property, plant and equipment and of intangible assets		54	82	298
Investments in property, plant and equipment	8	(833)	(1,401)	(2,765)
Investments in intangible assets		(925)	(1,063)	(2,146)
Change in amounts payable on fixed assets		(225)	45	(160)
Other		48	99	43
Net cash from (used in) investing activities of continuing operations		(1,913)	(3,365)	(5,972)
Dividends paid:
> to Peugeot S.A. shareholders		—	(697)	(697)
> to minority shareholders of subsidiaries		(7)	(111)	(133)
Proceeds from issuance of shares		—	—	4
(Purchases) sales of treasury shares		(2)	(31)	(29)
Changes in other financial assets and liabilities		3,033	446	923
Payment of lease liabilities		(186)	(166)	(377)
Net cash from (used in) financing activities of continuing operations		2,838	(559)	(309)
Net cash from the transferred assets and liabilities of operations held for sale		—	—	—
Impact of hyperinflation		4	(80)	(28)
Effect of changes in exchange rates		(239)	86	7
Increase (decrease) in cash from continuing operations and held for sale		(2,050)	1,079	2,403
Net cash and cash equivalents at beginning of period		17,805	15,402	15,402
NET CASH AND CASH EQUIVALENTS AT END OF PERIOD		€15,755	€16,481	€17,805

FIN-134

Unaudited Interim Consolidated Statements of Changes in Equity

				Revaluations - excluding non controlling interests
(€ million)	Share capital	Treasury shares	Retained earnings excluding revaluations	Cash flow hedges	Remeasure- ment of the fair value of financial assets	Actuarial gains and losses on pension obligations	Effect of changes in exchange rates	Equity -Attributable to Owners of the parent	Non controlling interests	Total equity
At December 31, 2018	€905	€(270)	€16,795	€37	€—	€146	€(528)	€17,085	€2,509	€19,594
1st implementation of IFRS 16	—	—	2	—	—	—	—	2	—	2
At January 1, 2019 restated (1)	905	(270)	16,797	37	—	146	(528)	17,087	2,509	19,596
Comprehensive income	—	—	1,832	(8)	—	(4)	(5)	1,815	192	2,007
Impact of hyperinflation	—	—	60	—	—	—	—	60	4	64
Measurement of stock options and performance share grants	—	—	21	—	—	—	—	21	6	27
Repurchase of treasury shares	—	2	(14)	—	—	—	—	(12)	(16)	(28)
Effect of changes in scope of consolidation and other	—	5	(20)	—	—	—	—	(15)	(22)	(37)
Peugeot S.A. equity warrants granted to General Motors	—	—	(19)	—	—	—	—	(19)	—	(19)
Treasury shares delivered to employees	—	23	(23)	—	—	—	—	—	—	—
Dividends paid by Peugeot S.A.	—	—	(697)	—	—	—	—	(697)	—	(697)
Dividends paid by other Group companies	—	—	—	—	—	—	—	—	(135)	(135)
At June 30, 2019	905	(240)	17,937	29	—	142	(533)	18,240	2,538	20,778
Comprehensive income	—	—	1,369	(30)	—	235	(128)	1,446	198	1,644
Impact of hyperinflation	—	—	76	—	—	—	—	76	—	76
Measurement of stock options and performance share grants	—	—	23	—	—	—	—	23	2	25
Dividends linked to equity warrants granted to General Motors	—	—	(16)	—	—	—	—	(16)	—	(16)
Dongfeng commitment	—	—	(684)	—	—	—	—	(684)	—	(684)
Effect of changes in scope of consolidation and other	—	—	(13)	—	—	—	—	(13)	(15)	(28)
Treasury shares	—	—	2	—	—	—	—	2	2	4
Dividends paid by Peugeot S.A.	—	—	—	—	—	—	—	—	—	—
Dividends paid by other Group companies	—	—	—	—	—	—	—	—	2	2
At December 31, 2019	905	(240)	18,694	(1)	—	377	(661)	19,074	2,727	21,801
Comprehensive income	—	—	595	28	—	243	(421)	445	(313)	132
Impact of hyperinflation	—	—	38	—	—	—	—	38	2	40
Measurement of performance share grants	—	—	21	—	—	—	—	21	3	24
Effect of changes in scope of consolidation and other	—	—	3	—	—	—	—	5	(4)	—
Treasury shares delivered to employees	—	54	(54)	—	—	—	—	—	—	—
Treasury shares	—	3	—	—	—	—	—	3	—	3
Dividends paid by Peugeot S.A.	—	—	—	—	—	—	—	—	—	—
Dividends paid by other Group companies	—	—	—	—	—	—	—	—	(5)	(5)
At June 30, 2020	€905	€(183)	€19,297	€27	€—	€620	€(1,082)	€19,584	€2,410	€21,994
________________________________________________________________________________________________________________________________________________
(1) Financial statements restated due to the first application of IFRS 16.
FIN-135

Notes to the Unaudited Consolidated Financial Statements at June 30, 2020

FIN-136

Preliminary note
The interim consolidated financial statements for the six months ended June 30, 2020 and related notes were authorized for issue by the Managing Board of Peugeot S.A. and endorsed by the supervisory board on July 27, 2020.
Note 1 - Significant events
Merger of Groupe PSA and FCA
On May 13, 2020, the board of directors of Fiat Chrysler Automobiles NV (“FCA”) (NYSE: FCAU / MTA: FCA) and the Managing Board of Peugeot S.A. (“Groupe PSA”) each decided, in the light of the impact of the current crisis of the COVID-19, neither FCA nor PSA will pay an ordinary dividend in 2020 related to the fiscal year 2019.
FCA and Groupe PSA confirm that preparations for the 50/50 merger of their businesses announced in December 2019 are advancing well, including with respect to the antitrust and other regulatory filings. Completion of the proposed combination is expected on schedule before the end of Q1 2021, subject to the customary closing conditions.
Before closing of the Merger, FCA intends to distribute to its shareholders a special dividend of €5.5 billion while Groupe PSA intends to distribute to its shareholders its 46% stake in Faurecia, leading to the loss of control of Faurecia. At June 30, 2020, Faurecia is not presented as held for distribution and continues to be consolidated within continuing operations as PSA considered that the distribution of Faurecia does not qualify as highly probable until PSA shareholders approve this distribution.
Impact of COVID-19 pandemic on the Group’s activity
The COVID-19 pandemic and the actions taken in response to it have caused a sharp fall of the demand for cars in Europe, disruptions in its manufacturing operations, lower capacity utilization and shutdowns at nearly all of Groupe PSA’s facilities and unfavorable working capital movements (see note 2.2 Use of estimates and assumptions).
Change in scope of consolidation
During the first half of 2020, the Group has made no significant acquisition, except the acquisition of control of SAS by Faurecia, and has disposed of its investment in CAPSA in May 2020.

Note 2 - Accounting Policies
2.1. Accounting standards applied
The Groupe PSA’s condensed interim financial statements for the six months ended June 30, 2020 have been prepared in accordance with IAS 34 – Interim Financial Reporting, which provides for the presentation of a selected number of explanatory notes. These condensed interim statements should be read and understood in conjunction with the 2019 consolidated financial statements.
The Groupe PSA’s consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (IFRS) as adopted by the European Union and in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board on June 30, 2020. The COVID-19-Related Rent Concessions – amendment to IFRS 16 Leases issued by the IASB on May 28, 2020, and not yet adopted by the European Union, would have no significant impact on the Group’s financial statements. There is no significant effect on these consolidated financial statements resulting from differences between IFRS as issued by the IASB and IFRS as adopted by the European Union.
International Financial Reporting Standards include IFRSs and IASs (International Accounting Standards) and the related interpretations as prepared by the Standing Interpretations Committee (SIC) and the International Financial Reporting Interpretations Committee (IFRIC).
FIN-137

The interim consolidated financial statements for the six months ended June 30, 2020 for Groupe PSA have been prepared using the same accounting policies as those used for the financial year ended 31 December 2019, except for the adoption of the new Amendments to IFRS 3, Definition of a Business, to IFRS 9, IAS 39, IFRS 7, Interest Rate Benchmark Reform, and to IAS 1 and IAS 8, Definition of Material, which were effective from January 1, 2020 and had no material impact on the condensed interim financial statements.
New standards and amendments not yet effective
The following new IFRS standards, amendments or IFRIC interpretations mandatory for the periods beginning on or after January 1, 2021 (and not early applied) are:
•IFRS 17 Insurance contracts, including Amendments to IFRS 17
•Amendments to IFRS 4 Insurance Contracts – Extension of Temporary Exemption from applying IFRS 9
•Amendment to IFRS 16 Leases – COVID-19-Related Rent Concessions (expected to have no significant impact).
Regarding IFRS 16 Leases,
•The lease term corresponds to the non-cancellable period of each lease, to which should be added any renewal option that the Group is reasonably certain to carry out, and any option of termination that the Group is reasonably certain to not carry out. Specifically, in the case of commercial leases in France (3-6-9 years), the Group used a maximum term of 9 years, in accordance with the opinion of the ANC (Autorité des Normes Comptables). However, IFRS Interpretation Committee decided on November 26, 2019 that as long as either the lessor or the lessee has an economic incentive not to terminate the lease such that it would incur a penalty on termination that is more than insignificant, the contract is enforceable beyond the date on which the contract can be terminated. The group is currently assessing the impact of this decision on the lease liability and lease assets as of January 1, 2019.
•On May 28, 2020, the IASB issued COVID-19-Related Rent Concessions - amendment to IFRS 16 Leases. Under these amendments, a lessee may elect not to assess whether a COVID-19 related rent concession from a lessor is a lease modification. A lessee, that makes this election, accounts for any change in lease payments the same way it would account for the change under IFRS 16 if the change were not a lease modification. These amendments are effective from June 1, 2020 under IASB transition provisions but have not been adopted by the European Union to date. For the six months ended June 30, 2020, the Group did not identify any significant impact.
2.2. Use of estimates and assumptions
The preparation of consolidated financial statements in accordance with IFRS requires management to make estimates and assumptions in order to determine the reported amounts of certain assets, liabilities, income and expense items, as well as certain amounts disclosed in the explanatory notes to the financial statements relating to contingent assets and liabilities.
The estimates and assumptions used are those deemed by management to be the most relevant and accurate in view of the Group’s circumstances and past experience.
Given the uncertainty inherent in any projections, actual results may differ from initial estimates.
These interim statements are the first financial statements presented by the Group after the identification of the COVID-19 pandemic. The Group has considered the specific impact on the Group’s financial statements of the COVID-19 pandemic. Specifically, management considered the impacts associated with the following:
•Recoverable amount of goodwill through an impairment test, with the COVID-19 pandemic as a trigger event (see note 4.4);
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•Measurement of deferred tax assets (see note 13 Income taxes);
•Measurement of residual value of vehicles sold with a buy-back commitment. The Group has not identified any significant changes in the residual values of used vehicles.
•Pensions (see note 6 Employee benefits expense).

Note 3 - Segment Information
In accordance with IFRS 8 – Operating Segments, segment information is presented in line with the indicators used internally by management to measure the performance of the Group’s different reporting segments and allocate financial resources between them. The Group’s main performance indicator on the reporting segments is the adjusted operating income.
The Group’s operations are managed and reported in the management reporting around four main reporting segments:
•The Automotive division, consisting of
◦the historical Peugeot Citroën DS reporting segment and,
◦the Opel Vauxhall reporting segment that is still in a process of full integration in terms of manufacturing capacity and commercial distribution with the Peugeot Citroën reporting segment.
•The Automotive Equipment division, corresponding to the Faurecia Group comprising :
◦The Interiors business;
◦The Seating business (vehicle seats);
◦The Clean Mobility business and (exhaust systems’ technology) ;
◦The Clarion Electronics business (cockpit electronics and low-speed ADAS).
Faurecia is listed on Euronext. At June 30, 2020, Peugeot S.A. holds 46.34% of Faurecia’s capital and 62.99% of its voting rights which give exclusive control by the Group. The exercise of all the dilutive instruments issued by Faurecia would have no impact on the Group’s exclusive control;
•The Finance division, corresponding to the Banque PSA Finance group, which provides retail financing to customers of the Peugeot, Citroën, DS, Opel and Vauxhall brands as well as wholesale financing to the brands’ dealer networks. Banque PSA Finance is classified as a financial institution. This mainly stems from the partnerships between Banque PSA Finance and Santander Consumer Finance for the Peugeot, Citroën and DS brands as well as with BNP Paribas for the Opel and Vauxhall brands.
The Group’s other activities are housed under “Other businesses”, which mainly includes the Peugeot S.A. holding company and the 25% retained interests in Gefco.
3.1. Reporting Segments
The columns for each reporting segment shown in the table below are on a stand-alone basis. Faurecia and Banque PSA Finance publish consolidated financial statements, and segment information for these two businesses is therefore presented down to the level of net profit (loss). For the other segments, as cash positions and taxes are managed jointly in some countries, only the adjusted operating income and share in net earnings of equity method investments are presented by segment.
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All intersegment transactions are eliminated and, for the purposes of reconciliation with the Group’s financial statements, are shown under the heading “Eliminations and unallocated” together with unallocated amounts.
All intersegment commercial transactions are carried out on an arm’s length basis.
The 100% column under Finance companies represents the data as if the companies in partnership with Santander and BNP Paribas were fully consolidated. This column coupled with the “Reconciliation” column make it possible to reconcile the consolidated contribution of finance companies, with the share in net earnings of equity method investments in partnership with Santander and BNP Paribas.

	Six months ended June 30, 2020
	Automotive				Finance companies
€ million	Peugeot Citroën DS(1)	Opel Vauxhall(1)	Automotive Equipment	Other Businesses	100%	Reconciliation	Eliminations and unallocated	Total
Revenue
> third parties	15,212	4,382	5,506	6	924	(910)	—	25,120
> intragroup, intersegment	816	1,044	664	64	135	(134)	(2,589)	—
Total	16,028	5,426	6,170	70	1,059	(1,044)	(2,589)	25,120

Adjusted operating income (loss)	629	110	(159)	(52)	463	(465)	(9)	517
Restructuring costs			(90)		(3)	3	(42)	(132)
Impairment of CGUs			(160)		—	—	(129)	(289)
Other operating income (expense)			176		(11)	5	216	386
Operating income (loss)			(233)		449	(457)	723	482
Net financial income (expense)			(108)		1	(1)	160	52
Income taxes expense			(67)		(134)	134	(155)	(222)
Share in net earnings of equity method investments	(97)	—	(12)	5	6	162	—	64
Consolidated profit (loss) from continuing operations			(420)		322	(162)	—	376
CONSOLIDATED PROFIT (LOSS) FOR THE PERIOD			(420)		322	(162)	—	376
Attributable to Owners of the parent			(204)		160	—	—	595
Attributable to Non controlling interests			(216)		162	(162)	—	(219)

Capital expenditure (excluding sales with a buyback commitment)	1,108	100	541	—	17	(8)	1	1,759
Depreciation provision	(1,053)	(121)	(667)	(3)	(15)	9	—	(1,850)
________________________________________________________________________________________________________________________________________________
(1) The figures of these columns are displayed before elimination of the inter-company operations between PCD and OV segments.

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	Six months ended June 30, 2019
	Automotive				Finance companies
€ million	Peugeot Citroën DS(1)	Opel Vauxhall(1)	Automotive Equipment	Other Businesses	100%	Reconciliation	Eliminations and unallocated	Total
Revenue
> third parties	21,948	8,429	7,930	1	955	(923)	—	38,340
> intragroup, intersegment	1,324	889	1,042	71	116	(109)	(3,334)	—
Total	23,272	9,318	8,972	72	1,071	(1,032)	(3,334)	38,340

Adjusted operating income (loss)	1,940	717	634	36	513	(500)	(1)	3,338
Restructuring costs			(71)		—	—	(585)	(656)
Impairment of CGUs			—		—	—	(177)	(177)
Other operating income (expense)			(22)		(7)	7	8	(14)
Operating income (loss)			541		507	(494)	1,937	2,491
Net financial income (expense)			(95)		—	—	(71)	(166)
Income taxes expense			(93)		(151)	144	(225)	(325)
Share in net earnings of equity method investments	(175)	—	25	14	10	174	—	48
Consolidated profit (loss) from continuing operations			378		365	(175)	—	2,048
CONSOLIDATED PROFIT (LOSS) FOR THE PERIOD			378		365	(175)	—	2,048
Attributable to Owners of the parent			161		191	—		1,832
Attributable to Non controlling interests			217		174	(175)		216

Capital expenditure (excluding sales with a buyback commitment)	1,527	323	605	—	17	(8)	—	2,464
Depreciation provision	(1,007)	(58)	(536)	(3)	(18)	11	—	(1,611)
________________________________________________________________________________________________________________________________________________
(1) The figures of these columns are displayed before elimination of the inter-company operations between PCD and OV segments.
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	2019
	Automotive				Finance companies
(€ million)	Peugeot Citroën DS(1)	Opel Vauxhall(1)	Automotive Equipment	Other Businesses	100%	Reconciliation	Eliminations and unallocated	Total
Revenue
> third parties	43,558	15,384	15,738	3	1,920	(1,872)	—	74,731
> intragroup, intersegment	2,538	1,984	2,030	173	243	(232)	(6,736)	—
Total	46,096	17,368	17,768	176	2,163	(2,104)	(6,736)	74,731

Adjusted operating income (loss)	3,923	1,121	1,227	36	1,012	(987)	(8)	6,324
Restructuring costs			(194)		(3)	3	(1,337)	(1,531)
Impairment of CGUs			—		—	—	(283)	(283)
Other operating income (expense)			(19)		(18)	17	178	158
Operating income (loss)			1,013		991	(967)	3,631	4,668
Net financial income (expense)			(219)		3	—	(128)	(344)
Income taxes expense			(167)		(255)	254	(548)	(716)
Share in net earnings of equity method investments	(456)	—	38	22	16	356	—	(24)
Consolidated profit (loss) from continuing operations			665		755	(357)	—	3,584
CONSOLIDATED PROFIT (LOSS) FOR THE PERIOD			665		755	(357)	—	3,584
Attributable to Owners of the parent			272		398	—	—	3,201
Attributable to Non controlling interests			393		357	(358)	—	383

Capital expenditure (excluding sales with a buyback commitment)	3,012	506	1,367	—	48	(22)	—	4,911
Depreciation provision	(2,058)	(133)	(1,177)	(6)	(36)	22	—	(3,388)
________________________________________________________________________________________________________________________________________________
(1) The figures of these columns are displayed before elimination of the inter-company operations between PCD and OV segments.
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3.2. Consolidated Balance Sheets

	June 30, 2020
(€ million)	Automotive	Automotive Equipment	Finance companies	Other businesses and Eliminations	Total
Assets
Goodwill	€1,974	€2,392	€—	€19	€4,385
Intangible assets	7,686	2,787	68	2	10,543
Property, plant and equipment	12,644	3,900	3	(17)	16,530
Equity method investments	224	155	2,592	168	3,139
Other non-current financial assets	150	78	1	438	668
Other non-current assets	1,421	127	234	111	1,893
Deferred tax assets	3,757	467	6	(3,187)	1,043
Total non-current assets	27,856	9,907	2,904	(2,466)	38,201
Inventories	4,666	1,731	—	2	6,399
Trade receivables	82	2,599	106	(196)	2,591
Current taxes	81	77	12	75	245
Other receivables	2,040	1,185	59	(162)	3,122
Derivative financial instruments on operating - assets	—	4	—	127	131
Current financial assets and Financial investments	139	9	8	652	808
Cash and cash equivalents	10,952	2,522	505	1,807	15,786
Total current assets	17,961	8,126	689	2,305	29,081
Assets held for sale	140	—	—	—	140
TOTAL ASSETS	€45,957	€18,033	€3,594	€(161)	€67,422

	June 30, 2020
(€ million)	Automotive	Automotive Equipment	Finance companies	Other businesses and Eliminations	Total
Equity and liabilities
Equity					€21,994
Non-current provisions	€824	€480	€—	€59	€1,363
Non-current financial liabilities	1,322	5,440	1	4,801	11,565
Deferred tax liabilities	2,095	96	5	(1,324)	872
Other non-current liabilities	5,000	5	—	3	5,008
Total non-current liabilities	9,242	6,021	6	3,538	18,807
Current provisions	3,893	268	77	94	4,332
Current financial liabilities	5,092	1,240	—	(4,032)	2,301
Trade payables and Finance companies' liabilities	6,003	4,535	253	(260)	10,531
Current taxes	508	78	9	(86)	510
Other payables	6,837	1,822	47	64	8,770
Derivative financial instruments on operating - liabilities	—	12	—	83	95
Current financial liabilities	22,334	7,954	386	(4,136)	26,539
Liabilities held for sale	82	—	—	—	82
TOTAL EQUITY AND LIABILITIES					€67,422
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The line items Trade receivables and Trade payables and Finance companies’ liabilities comprise in the column Automotive equipment an amount of €221 million eliminated in the column Other businesses and Eliminations. It relates to intersegment positions between trade receivables of the Automotive Equipment and Trade payables of the Automotive division.
Within the French tax group, each company determines its income tax position on a stand alone basis. The impact of the consolidation of the French tax group is reflected in the Other businesses and eliminations.

	December 31, 2019
(€ million)	Automotive	Automotive Equipment	Finance companies	Other businesses and Eliminations	Total
Assets
Goodwill	€1,975	€2,318	€—	€19	€4,312
Intangible assets	7,669	2,551	66	2	10,288
Property, plant and equipment	13,055	3,874	3	(10)	16,922
Equity method investments	317	240	2,605	161	3,323
Other non-current financial assets	148	70	11	434	663
Other non-current assets	1,260	137	199	137	1,733
Deferred tax assets	4,052	467	7	(3,328)	1,198
Total non-current assets	28,476	9,657	2,891	(2,585)	38,439
Inventories	4,718	1,551	—	—	6,269
Trade receivables	113	2,861	163	(471)	2,666
Current taxes	75	70	12	64	221
Other receivables	2,045	1,107	96	(326)	2,922
Derivative financial instruments on operating - assets	1	9	—	85	95
Current financial assets and Financial investments	65	15	2	1,239	1,321
Cash and cash equivalents	15,142	2,319	454	(82)	17,833
Total current assets	22,159	7,932	727	509	31,327
TOTAL ASSETS	€50,635	€17,589	€3,618	€(2,076)	€69,766

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	December 31, 2019
(€ million)	Automotive	Automotive Equipment	Finance companies	Other businesses and Eliminations	Total
Equity and liabilities
Equity					€21,801
Non-current provisions	€854	€466	€—	€25	€1,345
Non-current financial liabilities	1,292	3,826	2	3,797	8,917
Deferred tax liabilities	2,049	34	7	(1,260)	830
Other non-current liabilities	5,165	2	—	6	5,173
Total non-current liabilities	9,360	4,328	9	2,568	16,265
Current provisions	4,543	255	84	59	4,941
Current financial liabilities	4,998	1,271	—	(3,749)	2,520
Trade payables and Finance companies’ liabilities	9,681	5,334	272	(510)	14,777
Current taxes	797	77	9	(413)	469
Other payables	7,259	1,687	53	(130)	8,869
Derivative financial instruments on operating - liabilities	2	1	—	121	124
Total current financial liabilities	27,280	8,625	418	(4,622)	31,700
TOTAL EQUITY AND LIABILITIES					€69,766
The line items Trade receivables and Trade payables and Finance companies’ liabilities comprise in the column Automotive equipment an amount of €435 million eliminated in the column Other businesses and Eliminations. It relates to intersegment positions between trade receivables of the Automotive Equipment and Trade payables of the Automotive division.
3.3. Consolidated statements of cash flows

	June 30, 2020
(€ million)	Automotive	Automotive Equipment	Finance companies	Other businesses and eliminations	Total
Funds from operations	€1,133	€324	€151	€(4)	€1,603
Changes in working capital	(4,049)	(609)	23	293	(4,343)
Net cash from (using in) operating activities of continuing operations	(2,917)	(285)	174	288	(2,740)
Net cash from (using in) investing activities of continuing operations	(1,085)	(818)	(8)	(2)	(1,913)
Net cash from (using in) financing activities of continuing operations	4,012	1,363	(112)	(2,425)	2,838
Effect of changes in exchange rates	(132)	(58)	(1)	(44)	(235)
Increase (Decrease) in net cash from continuing operations	(122)	202	53	(2,182)	(2,050)
Net cash and cash equivalents at beginning of the period	1,526	2,322	449	13,508	17,805
Net cash and cash equivalents at end of period	€1,404	€2,524	€502	€11,325	€15,755

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	June 30, 2019
(€ million)	Automotive	Automotive Equipment	Finance companies	Other businesses and eliminations	Total
Funds from operations	€3,329	€920	€148	€25	€4,422
Changes in working capital	330	12	(9)	243	575
Net cash from (using in) operating activities of continuing operations	3,659	931	139	268	4,997
Net cash from (using in) investing activities of continuing operations	(1,696)	(1,620)	(7)	(42)	(3,365)
Net cash from (using in) financing activities of continuing operations	(1,190)	463	(97)	266	(559)
Effect of changes in exchange rates	7	2	—	(3)	6
Increase (Decrease) in net cash from continuing operations	779	(223)	35	488	1,079
Net cash and cash equivalents at beginning of the period	1,212	2,108	462	11,620	15,402
Net cash and cash equivalents at end of period	€1,991	€1,885	€497	€12,108	€16,481

	December 31, 2019
(€ million)	Automotive	Automotive Equipment	Finance companies	Other businesses and eliminations	Total
Funds from operations	€5,489	€1,807	€189	€88	€7,573
Changes in working capital	1,054	32	(42)	88	1,132
Net cash from (using in) operating activities of continuing operations	6,543	1,839	147	176	8,705
Net cash from (using in) investing activities of continuing operations	(3,417)	(2,359)	(63)	(133)	(5,972)
Net cash from (using in) financing activities of continuing operations	(2,767)	729	(97)	1,826	(309)
Effect of changes in exchange rates	(45)	5	1	18	(21)
Increase (Decrease) in net cash from continuing operations	314	214	(12)	1,887	2,403
Net cash and cash equivalents at beginning of the period	1,212	2,108	462	11,620	15,402
Net cash and cash equivalents at end of period	€1,526	€2,322	€449	€13,508	€17,805

Note 4 - Operating Income
4.1. Staff costs (excluding restructuring costs)

	Six months ended June 30,		Year ended December 31, 2019
(€ million)	2020	2019
Automotive Division	€(2,687)	€(3,421)	€(6,531)
Automotive Equipment Division	(1,561)	(1,775)	(3,470)
Finance companies	(3)	(4)	(7)
Other businesses	(53)	(64)	(134)
TOTAL	€(4,304)	€(5,264)	€(10,142)
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4.2. Research and Development Expenses

	Six months ended June 30,		Year ended December 31, 2019
(€ million)	2020	2019
Total expenditure(1)	€(1,714)	€(2,064)	€(4,290)
Capitalized development expenditure(2)	951	1,087	2,179
Non-capitalized expenditure	(763)	(977)	(2,111)
Amortization of capitalized development expenditure	(416)	(366)	(741)
TOTAL	€(1,179)	€(1,343)	€(2,852)
________________________________________________________________________________________________________________________________________________
(1) Including €1,117 million for the Automotive segment (€1,426 million in first-half 2019).
(2) In addition to this expenditure, borrowing costs are capitalized pursuant to IAS 23 - Borrowing costs (Revised).
Regarding Faurecia, the total of research and development expenses includes €183 million expenses of Faurecia Group for the six months ended June 30, 2020 (€198 million for the six months ended June 30, 2019 and €420 million in 2019). The development cost recognized in the cost of sales (inventories decrease and R&D assets depreciation) amount to €345 million as of June 30, 2020 (€306 million as of June 30, 2019 and €658 million as of December 31, 2019).
4.3. Restructuring costs

	Six months ended June 30,		Year ended December 31, 2019
(€ million)	2020	2019
Termination costs for employees	€(28)	€(549)	€(1,041)
Reengineering costs for plants, R&D and IT systems	(104)	(107)	(490)
TOTAL	€(132)	€(656)	€(1,531)
Termination costs for employees

	Six months ended June 30,		Year ended December 31, 2019
(€ million)	2020	2019
Automotive segment	€47	€(483)	€(870)
Automotive Equipment segment	(75)	(60)	(169)
Other businesses segment	—	(6)	(2)
TOTAL	€(28)	€(549)	€(1,041)
In the first half of 2020, the positive amount of €47 million results from the impact of the health crisis on the 2020 voluntary departure plan at Opel Vauxhall, which was revised downwards.
4.4. Impairment of CGUs

	Six months ended June 30,		Year ended December 31, 2019
(€ million)	2020	2019
Impairment of CGUs	€(289)	€(177)	€(283)
In the first half of 2020, the impairment of CGUs mainly relates to R&D and tooling assets dedicated to the business in China (€80 million) and UGT Clarion Electronics (€150 million).
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Impairment losses on fixed assets
a. Impairment test on the CGU and individual assets of the Automotive segment
Goodwill and intangible assets with indefinite useful lives
Under IAS 36 “Impairment of Assets”, the carrying amount of property, plant and equipment and intangible assets is tested for impairment whenever there are indicators of impairment and at least once a year for assets with indefinite useful lives, which are primarily goodwill and brands. Indicators of impairment include a significant decrease in volumes, deteriorating profitability, and technological or regulatory developments that adversely impact the business.
The economic consequences of the COVID-19 health crisis are an indicator of impairment. In this context, the Group carried out impairment tests as of June 30, 2020 for all of its Cash Generating Units (CGUs).
As of June 30, 2020, the forecasts used in the context of the impairment tests are derived from the Medium-Term Plan (« MTP ») 2020-2022, approved in December 2019, which has been subject to adjustments taking into account the consequences of the COVID-19 crisis and of Group estimates concerning developments in the automotive market and the Group’s profitability. For the Opel Vauxhall CGU and the Europe CGU of the Peugeot Citroën DS business segment, the impairment tests were performed by extrapolating to infinity projected cash flows for the terminal value of the 2020-2022 MTP. For the other CGUs, the projections were extended after 2022.
These forecasts take into account the consequences of the COVID-19 crisis and their expected impacts on the volumes of the automotive market, the Group’s sales prices as well as the savings plans undertaken by the latter. The projected cash flows were discounted using a discount rate determined as of June 30, 2020 based on the last known market parameters.
These forecasts are based on external sources, notably for sales volumes.
The Group has carried out sensitivity tests of the results with the following assumptions:
• +0.5% of the discount rate for cash flows,
•-0.5% of the current operating profit rate of the terminal value,
• -5% on the volume of vehicle sales up to 2023.
The impairment test results are presented for each of the CGUs. The results of the sensitivity tests are disclosed only if they would result in an additional impairment.
Impairment test results by CGU
Opel Vauxhall CGU
The Opel Vauxhall goodwill, as well as the Opel and Vauxhall brands are allocated to the Opel Vauxhall Automotive CGU. The net carrying amount of property, plant and equipment, intangible assets and goodwill included in this CGU is €5.9 billion as of June 30, 2020, of which non amortizable assets represents €3.6 billion.
The CGU was subject to an impairment test at the end of the first half of 2020.
The projected cash flows were discounted at an after-tax rate of 9% (the same as of December 31, 2019), with a terminal value discounted at 10% (the same as of December 31, 2019) that takes into account a growth rate to infinity of 1% (the same as of December 31, 2019). The sale volumes reflected in the terminal value of the test are below the ones used for the initial MTP 2020-2022.
The test did not result in an impairment.
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Europe CGU
The net carrying amount of property, plant and equipment and intangible assets included in the Europe CGU of the Peugeot Citroën DS business segment amounts to €11.5 billion as of June 30, 2020.
The Europe CGU was subject to an impairment test at the end of the first half of 2020.
The projected cash flows were discounted at an after-tax rate of 9% (the same as of December 31, 2019) with a terminal value discounted at 10% (the same as of December 31, 2019). The growth rate to infinity used was 1% (the same as of December 31, 2019). The sale volumes reflected in the terminal value of the test are below the ones used for the initial MTP 2020-2022.
The test did not result in an impairment.
Celor/Aramis CGU
The Celor/Aramis CGU was subject to an impairment test as of June 30, 2020 to cover tangible and intangible assets and a goodwill of €97 million. The net projected cash flows were discounted with an after-tax rate of 12% (the same as of December 31, 2019), and a growth rate to infinity of 1% (the same as of December 31, 2019).
The test did not result in an impairment.
The sensitivity test on volumes would not lead to the recognition of any impairment loss. However, the sensitivity tests on a variation in the discount rate of + 0.5% and a variation in operating profit of -0.5% would lead to an impairment of €15 million and €40 million respectively.
Latin America CGU
For the Latin America CGU, the discount rate applied was 14.5% (13.4% as of December 31, 2019) and the growth rate to infinity was 3.5% (the same as of December 31, 2019).
Impairments were recorded for €18 million due to revised projections of volumes and profitability.
Sensitivity tests on a change in volumes of -5%, a change in the discount rate of + 0.5% and a change in operating profit of -0.5% would lead to an additional impairment loss of, respectively, €20 million, €21 million and €45 million.
Eurasia CGU
For the Eurasia CGU, the discount rate applied was 13% (the same as of December 31, 2019).
Impairments were recorded for €26 million due to revised projections of volumes and profitability.
Other assets:
Specific assets for China
The Group’s research and development assets dedicated to the Chinese operations have been impaired by €80 million in the first half-year of 2020.
The impairment tests for these specific assets are based on cash flow projections from the sale of parts and royalties to Chinese JVs over the expected useful life of the assets and discounted at a rate of 12.5% (rate unchanged compared to December 31, 2019). After impairment, the residual booked value of these assets amounts to €60 million.
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Other specific assets outside China
As of June 30, 2020, impairment tests on specific assets dedicated to vehicles results in an impairment loss of €6 million. These tests are based on volume and profitability projections and are discounted at a rate of 9% (discount rate unchanged compared to December 31, 2019).
The sensitivity tests performed on the three criteria would not result in a significant additional impairment.
b. Impairment test on Faurecia group CGUs and other assets
Faurecia Group CGUs
The carrying amount of each CGU was compared with the higher of its fair value and value in use. Value in use is defined as the present value of estimated future cash flows expected to be generated by each cash-generating unit based on the latest projections (2020-2022 plan established in 2019 incorporating new assumptions on the level of activity for each of the years considered). For Clarion Electronics, the same process was followed with future cash flows used for this activity over the period 2020-2025.
The calculation was performed by extrapolating to infinity projected cash flows for the last year of the Medium-Term Plan (2022) using a growth rate of 1.4% (the same as in 2019), with the exception of Clarion Electronics for which a rate of 2% was used (the same as in 2019).
The weighted average cost of capital used to discount future cash flows is reviewed each year by an independent expert, and is set at 9.5% for 2020 (9% in 2019) for all the CGUs, except Clarion using a weighted cost of capital at 8.75% (8% in 2019).
The test performed at June 30, 2020 confirmed that the goodwill allocated to the CGUs Seating, Interiors and Clean Mobility was fairly stated in the statement of financial position. The test for the Clarion Electronics CGU leads to an impairment loss of €150 million as of June 30, 2020.
Concerning the Clarion Electronics CGU, the sensitivity to the Cash flow discount rate (+0.5%), Growth rate to infinity (-0.5%) and Operating margin rate for terminal value (-0.5%) would lead to the recognition of an additional impairment loss, respectively, of €108 million, €89 million and €92 million.
FAURECIA CGU IN THE ACCOUNTS OF PSA GROUP
The stock market value of the Faurecia shares held by Peugeot S.A. at June 30, 2020 was €2,224 million (€3,072 million in 2019) based on a share price of €34.77, representing the price that would be paid in a transaction between minority shareholders not leading to the acquisition of control. The Group’s share of Faurecia’s net assets in the consolidated statement of financial position is valued at € 1,777 million (including a goodwill of €172 million recorded at Peugeot S.A.).
In light of these facts, no additional impairment test was performed on the Faurecia goodwill as of June 30, 2020.
4.5. Other operating income (expenses)

	Six months ended June 30,		Year ended December 31, 2019
(€ million)	2020	2019
TOTAL	€386	€(14)	€158
In the first half of 2020, other operating income mainly results from the disposal of CAPSA (€204 million) and the revaluation of SAS (€178 million), following its takeover by Faurecia and now recognized as a fully consolidated company.

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Note 5 - Working Capital
5.1. Inventories

	June 30,		December 31, 2019
	2020	2019
(€ million)	Net	Net	Net
Raw materials and supplies	€1,523	€1,344	€1,352
Semi-finished products and work-in-progress	1,175	1,129	1,053
Goods for resale and used vehicles	1,171	820	981
Finished products and replacement parts	2,530	3,410	2,883
Total	€6,399	€6,703	€6,269
Gross value	€7,157	€7,207	€6,862
Accumulated depreciation	€(758)	€(504)	€(593)

5.2. Change in Working Capital

	Six months ended June 30,		Year ended December 31, 2019
(€ million)	2020	2019
(Increase) decrease in inventories	€(192)	€166	€485
(Increase) decrease in trade receivables	(73)	(895)	(197)
Increase (decrease) in trade payables	(4,502)	958	745
Change in income taxes	(16)	56	(11)
Other changes	419	301	151
Total manufacturing and sales companies	(4,364)	586	1,173
Net cash flows with Group finance companies and eliminations	21	(11)	(41)
Changes in working capital requirements in the statement of cash flows	€(4,343)	€575	€1,132
In the first half of 2020, the decline in working capital requirement stems from the decrease in activity linked to the COVID-19 health crisis.

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Note 6 - Employee Benefits Expense
6.1. Pensions and Other Post-Employment Benefits
A. Assumptions

	Euro zone	United-Kingdom
Discount Rate
June 2020	1.20%	1.65%
December 2019	1.20%	2.20%
June 2019	1.60%	2.45%

Inflation Rate
June 2020	1.80%	2.90%
December 2019	1.80%	3.10%
June 2019	1.80%	3.30%

The impact of changes in assumptions is reported under the consolidated comprehensive income.
B. Reconciliation of statement of financial position’s items

	June 30, 2020
(€ million)	France	United Kingdom	Germany	Other	Total
Present value of projected benefit obligation	€(1,291)	€(2,221)	€(3,315)	€(443)	€(7,270)
Fair value of external funds	725	2,917	3,287	276	7,205
Net (liability) asset recognized in the balance sheet before minimum funding requirement (IFRIC 14)	(566)	696	(28)	(167)	(65)
Minimum funding requirement liability (IFRIC 14)	—	—	—	—	—
Net (liability) asset recognized in the balance sheet	€(566)	€696	€(28)	€(167)	€(65)
Of which, liability (Note 9)	(592)	(61)	(305)	(192)	(1,150)
Of which, asset	26	757	277	25	1,085
Of which, unfunded plans	—%	—%	—%	11.7%	0.7%

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	December 31, 2019
(€ million)	France	United Kingdom	Germany	Other	Total
Present value of projected benefit obligation	€(1,314)	€(2,286)	€(3,264)	€(445)	€(7,309)
Fair value of external funds	750	2,869	3,083	291	6,993
Net (liability) asset recognized in the balance sheet before minimum funding requirement (IFRIC 14)	(564)	583	(181)	(154)	(316)
Minimum funding requirement liability (IFRIC 14)	—	—	—	—	—
Net (liability) asset recognized in the balance sheet	€(564)	€583	€(181)	€(154)	€(316)
Of which, liability (Note 9)	(590)	(91)	(305)	(181)	(1,167)
Of which, asset	26	674	124	27	851
Of which, unfunded plans	—%	—%	—%	11.7%	0.7%

As of June 30, the projected benefit obligation has been updated for the main plans in France, the United Kingdom and Germany, representing approximately 86% of the total commitment (89% excluding Faurecia).
6.2. Share-Based Payment
A. Peugeot S.A. performance share plans
(1) Performance share plans 2016, 2017, 2018 and 2019
The personnel expense associated with the 2016, 2017, 2018 and 2019 plans, measured in accordance with IFRS 2 was €17.8 million for the first-half 2020, excluding payroll taxes (€37.2 million in 2019).
(2) 2020 performance share plan
Following the authorization given by the Extraordinary Shareholders’ Meeting of April 24, 2018 and the Supervisory Board at its meeting of February 25, 2020, the Peugeot S.A. Managing Board adopted a performance share plan effective at May 11, 2020, subject to performance conditions. This plan covers a maximum total of 3,100,000 shares. The allocation of performance shares is subject to a condition of service within the Group at the end of the vesting period.
The definitive acquisition is subject to achieving the performance objectives related to:
•Profitability through the average percentage of adjusted operating income of the Automotive division;
•Quality through the Group World Automotive quality failure rate; and
•Compliance with environmental requirements through the level of CO2 emissions.
Reaching these performance objectives will be evaluated over a period of three years (2020 to 2022).
Given these objectives, the shares will be acquired on May 11, 2023, subject to a condition of service at the date of December 31 that precedes the vesting period concerned.
As of June 30, 2020, 2,740,165 shares are potentially attributable to the beneficiaries of the plan. The personnel expense associated with the 2020 plan, measured in accordance with IFRS 2, was €1.1 million for the first half-year of 2020, excluding payroll taxes.
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B. Faurecia performance share plan
In 2010 Faurecia implemented a share grant plan for executives of Group companies. These shares are subject to service and performance conditions.
The amount recognized for the first half of 2020 is an expense of €5.4 million, compared to €11.2 million in the first half-year of 2019.
The performance conditions for the plan attributed by the Board of July 25, 2016 have been met, and the corresponding shares, i.e. 631,721 will be definitely distributed in July 2020. The performance conditions for the plan attributed by the Board of July 20, 2017 have been met, and the corresponding shares, i.e. 453,423 will be definitely distributed in July 2021.

Note 7 - Goodwill

(€ million)	June 30, 2020	December 31, 2019
Net
Automotive Opel Vauxhall CGU	€1,823	€1,823
Automotive Peugeot Citröen DS CGU	150	151
Other businesses CGU	20	20
Faurecia CGUs inside Faurecia Group	2,220	2,146
Faurecia CGU at PSA level	172	172
TOTAL	€4,385	€4,312

The impairment tests for goodwill allocated to the Automotive Equipment CGUs are discussed in Note 4.4.
Business combination – Clarion
The one-year period, during which the amounts of assets acquired and liabilities assumed, and the related goodwill, may be amended has ended on March 31, 2020. The adjustments to purchase accounting since the December 31, 2019 closing are not significant.

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Note 8 - Property, plant and equipment
A. Directly-owned Property, Plant and Equipment

	June 30, 2020
(€ million)	Land and buildings	Plant and equipment	Leased vehicles(1)	Fixtures, fittings and other	Assets under construction	Total
Net
At beginning of period	€2,205	€7,259	€3,763	€426	€1,634	€15,287
Purchases/additions	19	219	—	18	577	833
Depreciation for the year	(77)	(747)	—	(58)	—	(882)
Impairment losses	(5)	(35)	—	—	—	(40)
Disposals	(7)	(12)	—	(4)	—	(23)
Transfers and reclassifications	13	215	—	7	(235)	—
Change in scope of consolidation and other(1)	9	134	(213)	57	(222)	(235)
Translation adjustment	(33)	(55)	(38)	(5)	(37)	(168)
AT PERIOD-END	€2,123	€6,978	€3,512	€440	€1,718	€14,771
Gross value	6,317	33,993	3,835	1,399	1,745	47,289
Accumulated depreciation and impairment	(4,194)	(27,015)	(323)	(959)	(27)	(32,518)
________________________________________________________________________________________________________________________________________________
(1) “Change in scope of consolidation and other” movements in “Leased vehicles” includes net changes for the year (additions less disposals).

	December 31, 2019
(€ million)	Land and buildings	Plant and equipment	Leased vehicles(1)	Fixtures, fittings and other	Assets under construction	Total
Net
At beginning of period	€2,203	€6,345	€3,547	€408	€1,633	€14,136
Reclassification of finance leases	(23)	(2)	—	(1)	(14)	(40)
At January 1, 2019	2,180	6,343	3,547	407	1,619	14,096
Purchases/additions	81	1,269	—	47	1,368	2,765
Depreciation for the year	(176)	(1,414)	(5)	(113)	—	(1,708)
Impairment losses	(12)	(103)	—	—	(6)	(121)
Disposals	(201)	(81)	—	(5)	(10)	(297)
Transfers and reclassifications	35	739	—	41	(816)	(1)
Change in scope of consolidation and other(1)	285	510	191	49	(501)	534
Translation adjustment	13	(4)	30	—	(20)	19
At period-end	€2,205	€7,259	€3,763	€426	€1,634	€15,287
Gross value	€6,485	€34,372	€4,095	€1,328	€1,664	€47,944
Accumulated depreciation and impairment	€(4,280)	€(27,113)	€(332)	€(902)	€(30)	€(32,657)
________________________________________________________________________________________________________________________________________________
(1) “Change in scope of consolidation and other” movements in “Leased vehicles” includes net changes for the year (additions less disposals).
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B. Rights of use

	June 30, 2020
(€ million)	Land and buildings	Plant and equipment	Fixtures, fittings and other	Total
Net
At beginning of period	€1,395	€109	€131	€1,635
Purchases/additions	85	168	19	272
Depreciation for the year	(122)	(29)	(27)	(178)
Impairment losses	—	—	(1)	(1)
Disposals	(7)	(9)	(1)	(17)
Change in scope of consolidation and other	80	(1)	(5)	74
Translation adjustment	(25)	(1)	(1)	(27)
AT PERIOD-END	€1,406	€237	€116	€1,759
Gross value	1,781	290	194	2,265
Accumulated depreciation and impairment	(375)	(53)	(78)	(505)

	December 31, 2019
(€ million)	Land and buildings	Plant and equipment	Fixtures, fittings and other	Total
Net
Reclassification of finance leases	€23	€2	€15	€40
1st implementation of IFRS 16	1,329	68	110	1,507
At January 1, 2019	1,352	70	125	1,547
Purchases/additions	313	51	63	427
Depreciation for the year	(234)	(33)	(51)	(318)
Impairment losses	(14)	—	—	(14)
Disposals	(39)	—	(9)	(48)
Change in scope of consolidation and other	6	21	3	30
Translation adjustment	11	—	—	11
AT PERIOD-END	€1,395	€109	€131	€1,635
Gross value	1,650	143	183	1,976
Accumulated depreciation and impairment	(255)	(34)	(52)	(341)

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Note 9 - Current and Non-Current Provisions

(€ million)	December 31, 2019	Additions	Releases (utilizations)	Releases (unused provisions)	Recognized in equity during the period	Change in scope of consolidation and other	June 30, 2020
Pensions (Note 6.1)	€1,167	€89	€(61)	€—	€1	€(47)	€1,149
Other employee benefit obligations and others	178	50	(15)	(1)	(1)	2	213
Total non-current provisions	€1,345	€139	€(76)	€(1)	€—	€(45)	€1,362
Warranties	1,419	159	(257)	(13)	—	(29)	1,279
Commercial and tax claims and litigations	942	22	(50)	(62)	—	(79)	773
Restructuring plans	1,762	301	(435)	(253)	—	(5)	1,370
Long-term and operating contract losses	273	128	(147)	(3)	—	(5)	246
Others	545	156	(22)	(16)	—	1	664
Total current provisions	€4,941	€766	€(911)	€(347)	€—	€(117)	€4,332

Expected maturity

		Expected to be settled			Expected to be settled
(€ million)	June 30, 2020	within twelve months	beyond twelve months	December 31, 2019	within twelve months	beyond twelve months
Pensions	€1,149	€6	€1,143	€1,167	€62	€1,105
Other employee benefit obligations and others	213	3	210	178	2	176
Total non-current provisions	€1,362	€9	€1,353	€1,345	€64	€1,281
Warranties	1,279	705	574	1,419	719	700
Commercial and tax claims and litigations	773	273	500	942	625	317
Restructuring plans	1,370	534	836	1,762	977	785
Long-term and operating contract losses	246	140	106	273	155	118
Others	664	419	245	545	339	206
Total current provisions	€4,332	€2,071	€2,261	€4,941	€2,815	€2,126

Note 10 - Equity method investments
Equity method investments include:
•Joint ventures in the automotive activities with Dong Feng Motor Group (see Note 10.4.A), located in China. The joint venture with Changan (CAPSA) has been disposed during the half-year 2020.
•finance companies in partnership with:
◦Santander Consumer Finance covering the financing and insurance of the Peugeot, Citroën and DS brands’ operations in the following countries: France, the United-Kingdom, Malta, Spain, Switzerland (disposed as at June 2020), Italy, the Netherlands, Belgium, Germany, Austria, Poland, and Brazil (see Note 10.4.B);
◦BNP Paribas covering the financing of the Opel and Vauxhall brands’ operations in the following countries: Germany, France, the Netherlands, the United-Kingdom, Sweden and Switzerland (see Note 10.4.C);
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◦as well as the joint company with Dongfeng Motor Group in China;
•the companies over which the Group has significant influence, mainly Gefco.
10.1. Changes in the Carrying Amount of Equity Method Investments

(€ million)	June 30, 2020	December 31, 2019
At beginning of period	€3,323	€3,444
Dividends and profit transfers	(165)	(251)
Share of net earnings	64	(24)
Newly consolidated companies	4	182
Capital increase (reduction)	—	334
Changes in scope of consolidation and other	(55)	(378)
Translation adjustment	(32)	16
At period-end	€3,139	€3,323
O/w Dongfeng Peugeot Citroën Automobile goodwill	76	77
O/w Dongfeng Peugeot Citroën Automobile Finance Company Ltd goodwill	2	2
O/w Gefco goodwill	93	93
O/w Auto Avaliar and UAP goodwill	10	11

10.2. Share in Net Assets of Equity Method Investments

(€ million)	Latest % interest	June 30, 2020	December 31, 2019
Dong Feng Peugeot Citroën Automobile Dong Feng Peugeot Citroën Automobile Sales Co and Dongfeng Peugeot Citroën International Co	50%	€183	€269
Changan PSA Automobiles Co., Ltd	50%	—	(123)
Other		33	49
Automotive Peugeot Citroën DS		216	195
Automotive equipment		155	240
Gefco	25%	167	161
Shandong UAP	15%	9	—
Other activities		176	161
Manufacturing and sales activities		547	596
Finance companies in partnership with Santander Consumer Finance	50%	1,884	1,899
Finance companies in partnership with BNP Paribas	50%	588	590
Dongfeng Peugeot Citroën Automobile Finance Company Ltd	25%	120	115
Finance activities		2,592	2,604
Total		€3,139	€3,200

The share in net assets of equity method investments breaks down into €3,139 million (€3,323 million at December 31, 2019) for companies with positive net equity, reported under “Equity method companies” without any companies with negative net equity as of June 30, 2020 (€123 million at December 31, 2019).
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10.3. Share in Net Earnings of Equity Method Investment

		Six months ended June 30,		Year ended December 31, 2019
(€ million)	Latest % interest	2020	2019
Dongfeng Motor Company cooperation agreement:		€(83)	€(163)	€(383)
> Dongfeng Peugeot Citroën Automobiles	50%	(41)	(138)	(225)
> Dongfeng Peugeot Citroën Automobiles Sales Co	50%	(42)	(25)	(158)
Changan PSA Automobiles Co., Ltd:	50%	(9)	—	(50)
> Other Entities		(5)	(13)	(24)
Others		(5)	(13)	(24)
Automotive		(97)	(176)	(457)
Automotive equipment		(12)	25	38
Gefco	25%	4	18	29
Peugeot Scooters	49%	—	(4)	(6)
Other activities		4	14	23
Manufacturing and sales activities		(105)	(137)	(396)
Finance companies in partnership with Santander Consumer Finance	50%	138	132	280
Finance companies in partnership with BNP Paribas	50%	25	43	76
Dongfeng Peugeot Citroën Automobile Finance Company Ltd	25%	6	10	16
Finance activities		169	185	372
Total		€64	€48	€(24)

10.4. Key Financial Data of Equity Method Investments
The detailed data about the equity method investments are the following.
A. Dongfeng Motor Group cooperation agreement in the automotive activities
Groupe PSA and Dongfeng Motor Group have two joint ventures:
•Dongfeng Peugeot Citroën Automobile (DPCA), based in Wuhan, which is subject to joint control and is qualified for accounting purposes as a joint venture. It manufactures motor vehicles under the Dongfeng Peugeot, Dongfeng Citroën brands in China and Fengshen brand;
•Dongfeng Peugeot Citroën Automobile Sales Co (DPCS), based in Wuhan, over which the Group has significant influence. It markets in China the vehicles produced by DPCA.
The amounts below represent the combined financial statements of DPCA and DPCS.
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Earnings items at 100%

	(€ million)			(Yuan million)
	Six months ended June 30,		Year ended December 31, 2019	Six months ended June 30,		Year ended December 31, 2019
	2020	2019		2020	2019
Revenue	€386	€921	€1,781	¥2,999	¥7,053	¥13,595
Adjusted operating income (loss)	(156)	(110)	(315)	(1,206)	(853)	(2,441)
Operating income (loss)	(150)	(129)	(463)	(1,159)	(1,004)	(3,600)
Of which depreciation and impairment	(100)	(197)	(406)	(767)	(1,517)	(3,131)
Net financial income (loss)	(18)	(11)	(30)	(138)	(89)	(240)
Income taxes, including impairment	—	(184)	(272)	(3)	(1,439)	(2,120)
Profit (loss) of the period	€(168)	€(325)	€(765)	¥(1,300)	¥(2,532)	¥(5,960)
Group's share in the profit (loss) of the period (Share in net earnings of companies at equity)	(84)	(163)	(383)
Income and expenses recognized in equity, net	—	—	—
Other information
Net dividend received from the joint venture(s) by PSA Group	€—	€—	€—

B. Santander agreement in the financing activities
The combined financial statements of all the partnerships s with Santander are presented in summary form in the tables below.
The scope of the partnership with Santander includes at June 30, 2020 ten European countries as well as Brazil.
Earnings items at 100%

	Six months ended June 30,		Year ended December 31, 2019
(€ million)	2020	2019
Interest revenue	€1,142	€1,089	€2,178
Interest expenses	(505)	(492)	(951)
Net banking revenue	637	597	1,227
General operating expenses and others	(193)	(198)	(397)
Gross operating income	444	399	830
Cost of risk	(60)	(24)	(64)
Operating income from continuing operations before tax	384	375	766
Non operating items	(5)	—	(6)
Income from continuing operations before tax	379	375	760
Income taxes	(104)	(112)	(199)
Profit (loss) for the period	€275	€263	€561
Group's share in the profit (loss) of the period (Share in net earnings of companies at equity)	138	132	280
Income and expenses recognized in equity, net	(48)	(2)	(256)
Other information
Net dividend received from the joint venture(s) by PSA Group	€128	€108	€136
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Statement of financial position items at 100%

(€ million)	June 30, 2020	December 31, 2019
Customer loans and receivables	€29,449	€31,688
Other assets	3,958	3,688
Total assets	33,407	35,376
Financing liabilities	22,724	24,765
Other liabilities	6,960	6,855
Equity	3,723	3,756
Total liabilities	€33,407	€35,376

C. BNP Paribas agreement in the financing activities
The combined financial statements of all the partnerships with BNP Paribas are presented in summary form in the tables below.
The scope of the partnership with BNP Paribas includes six European countries as of June 30, 2020.
Earnings items at 100%

	Six months ended June 30,		Year ended December 31, 2019
(€ million)	2020	2019
Interest revenue	€373	€371	€743
Interest expenses	(170)	(127)	(277)
Net banking revenue	203	244	466
General operating expenses and others	(100)	(117)	(225)
Gross operating income	103	127	241
Cost of risk	(22)	(2)	(19)
Operating income from continuing operations before tax	81	125	222
Non operating items	(2)	(7)	(13)
Income from continuing operations before tax	79	118	209
Income taxes	(23)	(32)	(57)
Profit (loss) for the period	€56	€86	€152
Group's share in the profit (loss) of the period (Share in net earnings of companies at equity)	27	43	76
Income and expenses recognized in equity, net	(11)	(10)	—
Other information
Net dividend received from the joint venture(s) by PSA Group	€21	€74	€74

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Statement of financial position items at 100%

(€ million)	June 30, 2020	December 31, 2019
Customer loans and receivables	€10,478	€11,064
Other assets	1,484	1,593
Total assets	11,962	12,657
Financing liabilities	8,879	9,444
Other liabilities	1,902	2,033
Equity	1,181	1,180
Total liabilities	€11,962	€12,657

10.5. Impairment of Equity Method Investments in the Automotive Business
The companies accounted for using the equity method in the Automotive business include the companies in partnership with Dong Feng Motor Company Group, based in China.
The non-current assets of these companies are tested for impairment on the basis of the same principles as applicable to the Automotive business of Groupe PSA (cf. note 4.4). When there are indicators of impairment, the assets that are specific to the vehicle models are tested separately and all assets (including those that are not specific to the models) are tested in aggregate at the level of each partnership. The COVID-19 crisis is an indicator of impairment which resulted in updating the tests at June 30, 2020.
Dongfeng
At June 30, 2020, impairment testing at the companies in partnership with the Dong Feng Motor Company Group resulted in the recognition of RMB 47 million in impairment losses (RMB 23 million in PSA share, i.e. €3 million). In 2019, an impairment loss for RMB 1,364 million had been recorded (RMB 682 million in PSA share, i.e. €87 million).
In addition to these tests, Groupe PSA has performed an impairment test of its other equity method investments in the companies in partnership with the Dong Feng Motor Company Group. The recoverable amount was determined by evaluating the value in use based on cash flow forecasts. These forecasts are taken from the most recent estimations for 2020 to June 30, 2025 agreed by the partners. The terminal value is determined with reference to the data in the final years of the plan considering a growth rate to infinity of 2.6% (the same as in 2019). The future cash flows are discounted using an after-tax rate of 12.5% for 2020 to June 30, 2025 (12.5% in 2019) and 12.5% for the terminal value.
The sensitivity tests on volumes (-5% for the years 2021 to 2023), on change in operating profit (-0.5%) and on discount rate (+0.5%) would not result in the recognition of any additional impairment loss.

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Note 11 - Financing and Financial Instruments – Manufacturing and Sales Companies
11.1. Net Financial Income (Expense)

	Six months ended June 30,		Year ended December 31, 2019
(€ million)	2020	2019
Interest income	€250	€45	€81
Finance costs	(135)	(150)	(290)
Other financial income	30	59	108
Other financial expenses	(93)	(120)	(246)
Total manufacturing and sales companies	52	(166)	(347)
Finance companies	—	—	3
Net financial income (expense) in the consolidated statement of income	€52	€(166)	€(344)
Interest income include the revaluation of the current financial liability of the obligation to repurchase shares of DFG for €216 million (see Note 11.2).
Finance costs of manufacturing and sales companies
Finance costs are actual expense less the capitalized portion of assets in development.

	Six months ended June 30,		Year ended December 31, 2019
(€ million)	2020	2019
Interest on borrowings and bank overdrafts	€(125)	€(130)	€(248)
Interest on finance lease liabilities	(32)	(33)	(62)
Foreign exchange gain (loss) on financial transactions and other	(5)	(23)	(43)
Finance costs incurred	(162)	(186)	(353)
Of which Automotive Division and Other Businesses	(54)	(101)	(162)
Capitalized borrowing Costs	27	36	63
TOTAL	€(135)	€(150)	€(290)

Finance costs incurred, net of interest income

	Six months ended June 30,		Year ended December 31, 2019
(€ million)	2020	2019
Finance costs incurred(1)	€(162)	€(186)	€(353)
Of which Automotive Division and Other Businesses	(54)	(101)	(162)
Interest income	250	45	81
Of which Automotive Division and Other Businesses	—	35	—
Total	€88	€(141)	€(272)
Of which Automotive Division and Other Businesses	€(54)	€(66)	€(162)
________________________________________________________________________________________________________________________________________________
(1) Finance costs before capitalization of borrowing costs.
FIN-163

11.2. Current And Non-Current Financial Assets And Liabilities Excluding Derivatives Financial Instruments On Operating
A. Current and Non-current financial assets

(€ million)	December 31, 2019	Net increase in cash and cash equivalent	Change in scope of consolidation	Remeasure of equity	Exchange rate fluctuations	Other changes	June 30, 2020
Other non-current financial assets	€652	€12	€—	€—	€3	€—	€667
Current financial assets	1,269	(535)	(9)	—	5	40	770
Financial investments	50	(20)	—	—	—	—	30
Cash and cash equivalent	17,379	(2,096)	—	—			15,283
Current and non-current financial assets	€19,350	€(2,640)	€(9)	€—	€8	€40	€16,749

B. Current and Non-current financial liabilities

(€ million)	December 31, 2019	Net increase in cash and cash equivalent	Change in scope of consolidation	Remeasure of equity	Exchange rate fluctuations	Other changes	June 30, 2020
Non-current financial liabilities	€8,915	€2,872	€13	€—	€(37)	€(198)	€11,565
Current financial liabilities	2,520	(518)	80	—	(25)	244	2,301
Current and non-current financial liabilities	€11,435	€2,354	€93	€—	€(62)	€46	€13,866

In the context of the contemplated Merger with FCA, Dongfeng Group (DFG) has agreed to sell, and Groupe PSA has agreed to buy, 30.7 million shares prior to closing (those shares will be cancelled).
At the date of commitment, a current financial liability of €685 million was initially recognized against equity. Subsequently, as at December 31, 2019, it was remeasured to €667 million against 2019 net financial income (expense) for €17 million. As at June 30, 2020, the commitment remains the same in terms of number of shares.
The current financial liability has been remeasured to €451 million against the net financial income (expense) for €216 million.
FIN-164

11.3. Breakdown of Financial Assets
A. Other non-current and current financial assets and Financial investments

	June 30, 2020		December 31, 2019
(€ million)	Non-current	Current	Non-current	Current
Financial assets classified as “at amortized cost”	€256	€770	€241	€1,269
Financial assets classified as “at fair value through profit or loss”	411	—	411	—
Financial investments “at amortized cost”(1)	—	30	—	50
Other non-current financial assets - Manufacturing and sales companies	667	800	652	1,319
Other non-current financial assets - Finance companies	1	8	11	2
Total Other financial assets in the statement of financial position	€668	€808	€663	€1,321
________________________________________________________________________________________________________________________________________________
(1) Short-term investments are investments of surplus cash flows for which the remaining maturity and investment horizon is less than 12 months.
B. Cash and cash equivalents
Cash and cash equivalents include the following items:

(€ million)	June 30, 2020	December 31, 2019
Mutual fund units and money market securities	€10,754	€12,942
Cash and current account balances	4,529	4,437
Total - manufacturing and sales companies	15,283	17,379
o/w deposits with finance companies	(2)	—
Finance companies	503	454
Cash and cash equivalent in the statement of financial position	€15,786	€17,833

11.4. Breakdown of Financial Liabilities

	Carrying amount at June 30, 2020		Carrying amount at December 31, 2019
	Amortized cost or fair value		Amortized cost or fair value
(€ million)	Non-current	Current	Non-current	Current
Bonds	€6,852	€51	€5,863	€47
Other long-term borrowings	3,190	587	1,644	927
Other short-term financing and overdraft facilities	—	1,299	1	1,222
Derivative financial instruments on financing and others	19	6	15	2
Total financial liabilities before lease liabilities	10,061	1,943	7,523	2,198
Finance lease liabilities	1,504	358	1,392	322
Total financial liabilities	€11,565	€2,301	€8,915	€2,520

FIN-165

A. Main financing transactions during the first half-year of 2020
The main transactions during the first half-year of 2020 were as follows:
•On February 7, 2020, Faurecia signed a ¥30 billion credit facility (equivalent to approximately €247 million as of June 30, 2020, converted at a rate of €1: ¥121.24) with a maturity of 5 years, aiming at refinancing on a long-term basis the debt of Clarion Co Ltd. This credit facility comprises two tranches of ¥15 billion each (equivalent to approximately €123 million as of June 30, 2020, converted at a rate of €1: ¥121.24), one being a loan and the other one a renewable credit line. The proceeds of this credit line enabled Clarion Co Ltd to reimburse most of its bank debts. As of June 30, 2020, the drawn amount was at ¥20 billion (equivalent to approximately €165 million as of June 30, 2020, converted at a rate of €1: ¥121.24). This credit facility includes the same covenants as the €1.2 billion credit facility.
•In May 2020, Peugeot SA issued bonds for €1 billion maturing in May 2026, bearing an annual coupon of 2.75%.
•In response to the COVID-19 pandemic, in April 2020, PSA signed a new €3 billion syndicated line of credit maturing in April 2021 with 2 three-month extension options. This credit facility was undrawn as of June 30, 2020. In addition, in April 2020, Faurecia signed a new €800 million term loan with four banks with a maturity of 18 months, fully drawn in April 2020. The outstanding balance as of June 30, 2020 is €800 million. This loan includes covenants similar to those of the €1.2 billion syndicated loan. It is not guaranteed by the French State. This €800 million liquidity is in addition to the €600 million not drawn from the €1.2 billion syndicated credit line (maturity: June 2024) of which half was drawn in March 2020.
B. Lease liabilities
The lease liabilities can be analyzed as follows by maturity:

(€ million)	June 30, 2020
2021	€358
2022	302
2023	267
2024	221
2025	165
2026	144
Subsequent years	405
Total lease liabilities	€1,862

C. Financing by the assignment of receivables
The Automotive sectors and Faurecia meet part of their financing needs by selling receivables to financial institutions. The financing of receivables in the Peugeot Citroën DS and Opel Vauxhall Automotive sectors’ dealer networks by financing companies in partnership with Santander and BNP Paribas totaled €6,648 million (€8,383 million at December 31, 2019).
FIN-166

Other financing through the sale of receivables is as follows:

	June 30, 2020		December 31, 2019
(€ million)	Total receivables sold to non-Group financial institutions	Portion sold but not derecognized	Total receivables sold to non-Group financial institutions	Portion sold but not derecognized
Portion financed by third party financial institution(1)	€2,842	€174	€3,284	€213
- of which Faurecia group	€771	€7	€792	€89
________________________________________________________________________________________________________________________________________________
(1) The financed portion of the receivables corresponds to the portion that gives rise to a cash inflow.
The sale of receivables constitutes usual short-term financing.
D. Undrawn syndicated lines of credit
The Group’s manufacturing and sales companies have the following additional borrowing capacity under revolving lines of credit expiring at various dates through to 2024:

(€ million)	June 30, 2020	December 31, 2019
Peugeot S.A. and GIE PSA Trésorerie	€6,000	€3,000
Faurecia	600	1,200
Undrawn confirmed lines of credit	€6,600	€4,200

In April 2020, PSA signed a new €3 billion syndicated line of credit maturing in April 2021 with 2 three-month extension options. This credit facility was undrawn as of June 30, 2020. There are no financial covenants in connection with this revolving credit facility.
In addition, the pre-existing credit line of PSA S.A. and GIE PSA Trésorerie was extended for its total amount of 3 billion, maturing in May 2023 for €190 million, and May 2024 for an amount of €2,810 million.
The Group has a second option of extension for one year, subject to the banks’ approval. This credit facility was undrawn at June 30, 2020. Should Peugeot S.A. lose its “Investment Grade” rating, the drawing of this line will be subject to:
•a level of net debt of manufacturing and sales companies of less than €6 billion;
•a ratio of the net debt of manufacturing and sales companies to consolidated equity of less than 1.
Faurecia’s additional borrowing capacity, independent from that of Peugeot S.A., results from a syndicated line of credit arranged on December 15, 2014. It comprises only one €1,200 million tranche. Following the signing of an amendment on June 15, 2018, the maturity of the line was extended to June 2023 with two optional one-year extensions. Following the exercise of the first extension option in June 2019, the maturity of this credit was extended to June 2024. This credit facility was partially drawn in March 2020. The amount used as at June 30, 2020 was €600 million. This credit facility includes only one covenant related to consolidated financial ratios: Net debt/EBITDA must be lower than 2.79. Compliance with this ratio is a condition affecting the availability of this credit facility. As of June 30, 2020, the Group complied with this ratio. The credit facility includes some restrictive clauses on asset disposals (disposal representing over 35% of the Group’s total consolidated assets requires the prior approval of banks representing two-third of the syndicate) and on the debt of some subsidiaries.

FIN-167

Note 12 - Financing and Financial Instruments – Finance Companies
12.1. Current Financial Assets
A. Loans and receivables - finance companies

(€ million)	June 30, 2020	December 31, 2019
Total net “Retail, Corporate and Equivalent”	€2	€10
Total net “Corporate Dealers”	32	75
TOTAL	€34	€85

B. Cash and cash equivalents
Cash and cash equivalents amounted to €503 million at June 30, 2020 (€454 million at December 31, 2019), including term loans, central bank deposits, French treasury bonds and investments in mutual funds.
12.2. Financing Liabilities – Finance Companies

(€ million)	June 30, 2020	December 31, 2019
Debt securities and bond debt	€232	€231
Bank borrowings	19	40
	251	271
Customer deposits	2	1
	253	272
Amounts due to Group manufacturing and sales companies	(2)	—
Total	€251	€272

Undrawn lines of credit
At June 30, 2020, the €140 million of revolving bilateral credit lines were undrawn.

Note 13 - Income taxes
Income taxes for the half-year period are calculated on the basis of pre-tax profit by tax jurisdiction, multiplied by the estimated effective tax rate for the full year. The tax impacts of specific transactions are recorded on the period during which the transactions occur.
Deferred taxes were tested for recoverability on the basis of tax estimates and recoverability periods consistent with the main assumptions used for CGUs impairment tests.
This reconciliation covers the full results of consolidated companies regardless of their classification in the statement of income.

FIN-168

	Six months ended June 30,		Year ended December 31, 2019
(€ million)	2020	2019
Income (loss) before tax of fully-consolidated companies	€534	€2,325	€4,324
French statutory income tax rate for the period	32.0%	32.0%	34.4%
Theoretical tax expense for the period based on the French statutory income tax rate	€(171)	€(744)	€(1,489)
Tax effect of the following items :
Permanent differences	(33)	78	97
Income taxable at reduced rates	(3)	11	4
Tax credits	10	11	16
Effect of differences in foreign tax rates and other	25	102	251
Income tax before impairment losses on the French tax group	€(172)	€(542)	€(1,121)
Effective tax rate applicable to the Group	32.2%	23.3%	25.9%
French tax group of Peugeot S.A.
Capitalization of deferred taxes on previously unrecognized tax loss carryforwards	45	205	344
Deferred taxes on tax loss carryforwards outside of the Peugeot S.A. French tax group	(95)	12	61
Income tax expense	(222)	(325)	(716)
Effective tax rate applicable to the Group after recognition of deferred taxes losses	41.6%	14.0%	16.6%

Tax credits include research tax credits that do not meet the definition of government grants.

Note 14 - Equity and Earnings per Share
14.1. Equity
A. Analysis of share capital

(in euros)	June 30, 2020	December 31, 2019
Share capital at beginning of period	€904,828,213	€904,828,213
Equity warrants converted into shares	—	—
Share capital at end of period	€904,828,213	€904,828,213

Situation at June 30, 2020
Share capital amounted to €904,828,213 at June 30, 2020, divided into shares with a par value of €1 each. It is fully paid-up. Shares may be held in registered or bearer form, at the shareholder’s discretion. The stakes of Lions Participation (BPI France), Dongfeng Motor Group and FFP/Etablissements Peugeot Frères each stood at 12.23% (12.23% at December 31, 2019) i.e. 110,622,220 shares each. For Dongfeng Motor Group, this stake accounted for 17.73% of the voting right, including treasury shares, and for 17.59% of the voting rights, excluding treasury shares. For the FFP/Etablissements Peugeot Frères, this stake accounted for 17.73% of the voting rights, including treasury shares, and for 17.59% of the voting rights, excluding treasury shares. For Lion Participation, this stake accounted for 17.73% of the voting rights, including treasury shares, and for 17.59% of the voting rights, excluding treasury shares.
The share price on June 30, 2020 was €14.48.
FIN-169

B. Treasury shares
The Group may use the buyback authorizations given at Shareholders’ Meetings to buy back Peugeot S.A. shares.
Changes in treasury shares are presented in the following table:

(number of shares)	Six months ended June 30, 2020 Transactions	2019 Transactions
At beginning of period	9,943,735	11,315,735
Purchases (sales) of treasury shares	—	(65,328)
Shares delivered under the 2015 free share plan	—	(325,792)
Shares delivered under the 2016 free share plan	(965,500)	(980,880)
Shares delivered under the 2017 free share plan	(1,188,000)	—
At period-end	7,790,235	9,943,735
Allocation
Shares held for allocation on exercise of future performance share or stock options plans	—	871,735
Coverage of the 2016 performance share plan	—	1,014,000
Coverage of the 2017 performance share plan	1,172,500	2,452,000
Coverage of the 2018 performance share plan	2,448,500	2,524,500
Coverage of the 2019 performance share plan	2,992,500	3,081,500
Coverage of the 2020 performance share plan	1,176,735
	7,790,235	9,943,735
14.2. Earnings per Share
Basic earnings per share and diluted earnings per share are presented at the bottom of the income statements. They are calculated as follows:
A. Basic earnings per share - Attributable to equity holders of the parent
Basic earnings per share are calculated on the basis of the weighted average number of shares outstanding during the period.
The average number of shares outstanding is calculated by taking into account the number of shares issued and cancelled during the period and changes in the number of shares held in treasury shares.

	Six months ended June 30,		Year ended December 31, 2019
	2020	2019
Consolidated basic earnings of continuing operations - attributable to the Owners of the parent (in million euros)	€595	€1,832	€3,201
Consolidated basic earnings - attributable to the Owners of the parent (in million euros)	€595	€1,832	€3,201
Average number of €1 par value shares outstanding	895,639,395	893,920,145	894,402,311
Basic earnings per €1 par value share of continuing operations - attributable to the Owners of the parent (in euros)	€0.66	€2.05	€3.58
Basic earnings per €1 par value share (in euros) - attributable to the Owners of the parent	€0.66	€2.05	€3.58

B. Diluted earnings per share - Attributable to equity holders of the parent
Diluted earnings per share are calculated by the treasury shares method. This consists of taking into account the exercise of stock options, performance share grants to employees and equity warrants.
FIN-170

The performance share grants (see Note 6.2) and the equity warrants had a potential dilutive effect on June 30, 2020.
The following tables show the effects of the calculation:
(1) Effect on the average number of shares

	Six months ended June 30,		Year ended December 31, 2019
	2020	2019
Average number of €1 par value shares outstanding	895,639,395	893,920,145	894,402,311
Dilutive effect, calculated by the treasury shares method, of:
Equity warrants delivered to General Motors Group	39,727,324	39,727,324	39,727,324
Performance share grants	8,243,422	6,976,692	7,602,712
Diluted average number of shares	943,610,141	940,624,161	941,732,347

(2) Effect of Faurecia dilution on consolidated earnings of continuing operations - attributable to equity holders of the parent

	Six months ended June 30,		Year ended December 31, 2019
(€ million, except for per share amounts)	2020	2019
Consolidated profit (loss) from continuing operations - attributable to the Owners of the parent	€595	€1,832	€3,201
Dilutive effect of Faurecia (performance share grants)	—	—	(1)
Consolidated profit (loss) from continuing operations (after Faurecia dilution effect)	€595	€1,832	€3,200
Diluted earnings of continuing operations - attributable to the Owners of the parent per €1 par value share (in euros)	€0.63	€1.95	€3.40

(3) Effect of Faurecia dilution on consolidated earnings - attributable to equity holders of the parent

	Six months ended June 30,		Year ended December 31, 2019
(€ million, except for per share amounts)	2020	2019
Consolidated profit (loss) - attributable to the Owners of the parent	€595	€1,832	€3,201
Dilutive effect of Faurecia (performance share grants)	—	—	(1)
Consolidated profit (loss) (after Faurecia dilution effect)	€595	€1,832	€3,200
Diluted earnings - attributable to the Owners of the parent per €1 par value share (in euros)	€0.63	€1.95	€3.40

FIN-171

Note 15 - Notes to the Consolidated Statements of Cash Flows
Analysis of Net Cash and Cash Equivalents Reported in the Statements of Cash Flows

(€ million)	Notes	June 30, 2020	June 30, 2019	December 31, 2019
Cash and cash equivalents	11.3.B	€15,283	€16,116	€17,379
Payments issued		(29)	(132)	(26)
Other		1	3	1
Net cash and cash equivalents - manufacturing and sales companies		15,255	15,987	17,354
Cash and cash equivalents	12.1.B	505	503	454
Other		(2)	(6)	(3)
Net cash and cash equivalents - finance companies		503	497	451
Elimination of intragroup transactions		(3)	(3)	—
Total		€15,755	€16,481	€17,805

Note 16 - Off-Balance Sheet Commitments and Contingent Liabilities
16.1. Automotive business
The customs agreement governing the automotive industry between Brazil and Argentina provides for the payment of penalties by the Argentine automotive industry should the average ratio of imports to exports vis-à-vis Brazil exceed a certain threshold over the 2015–2029 period. Penalties may be payable by the Group should the automotive industry as a whole and the Group not hit the required ratio. No provision has been funded due to the uncertainties surrounding developments in the automotive markets in Argentina and Brazil between now and 2029 and the steps that the Group could take.
As part of the partnership with Toyota Motor Europe, PSA has undertaken to cover the costs arising from commercial disputes, for commercial vehicles marketed under the Toyota brand, for a maximum amount of €205 million, over 20.5 years.
16.2. Automotive equipment
As a reminder, on March 25, 2014, the European Commission and the United States Department of Justice, on November 27, 2014, the Competition Commission of South Africa, and on May 19, 2017, the Brazilian competition authority (CADE), initiated inquiries covering certain suppliers of emission control systems on the basis for suspicions of anticompetitive practices in this market. Faurecia is one of the companies covered by these inquiries.
On the status of these inquiries:
•The European Commission has announced to close the case, as communicated by Faurecia on May 2, 2017;
•An agreement has been reached with the CADE for a non-material amount and made public on September 5, 2018 putting an end to the inquiry on Faurecia;
•In December 2018, Faurecia has been informed by the United States Department of Justice that it was no longer subject to an inquiry;
•An agreement has been reached with the Competition Commission of South Africa for a non material amount and made public on May 18, 2020, putting an end to this enquiry related to Faurecia.
FIN-172

Moreover, the Group has reached agreements, for non material amounts, with the plaintiffs to settle all three class actions which were filed in the United States District Court for the Eastern District of Michigan against several suppliers of emissions control systems, including group affiliates, alleging anticompetitive practices in regard to Exhaust Systems. These agreements have been validated by the court.
Two class actions for similar allegations have also been filed in Canada.
The consequences of remaining procedures and above mentioned can not be predicted.
In 2014, the Alliance of Artists and Recording Companies, Inc. (AARC) filed two consolidated cases in the United States District Court for the District of Columbia seeking damages and an injunction against a group of automotive manufacturers and suppliers, including Clarion Corporation of America for one of the cases (the “Case”). In the Case, AARC alleged that the defendants were distributing in-vehicle navigation systems in violation of the Audio Home Recording Act of 1992, in part, because no royalties were paid pursuant to the Act. The Case centers on whether the systems are “digital audio recording devices” that are capable of making “digital audio copied recordings” as defined by the statute.
On March 23, 2018, the District Court issued summary judgment in favor of Clarion and ruled that Clarion’s navigation systems are not “digital audio recording devices” because they are not capable of producing a “digital audio copied recording” under the statute’s definitions. The District Court entered final judgment in favor of Clarion and the other defendants and there are no additional claims against Clarion that remain pending at the District Court level.
In September 2018, AARC appealed the District Court’s summary judgment opinion to the United States Court of Appeals for the District of Columbia Circuit (“D.C. Circuit”) on similar grounds argued at the District Court. Clarion along with the other defendants filed an opposing appeal brief supporting affirmance of the District Court’s opinion.
On January 28, 2020, the D.C. Circuit’s three-judge panel unanimously affirmed the District Court’s summary judgment in Clarion’s favor, ruling that automakers and manufacturers of certain onboard vehicle systems (which include Clarion’s systems), comprised of hard drives, computer programs and databases, were not liable for damages or royalty payments under the Audio Home Recording Act of 1992, 17 U.S.C. §1001, et. Seq.
In the absence of petition to the D.C. Court for a rehearing or appeal to the U.S. Supreme Court from the plaintiffs within the adequate timeframe which fell on June 26, 2020, the Case is considered as being definitively concluded.
There are no other claims or litigation in progress or pending that are likely to have a material impact on the Group’s consolidated financial position.
16.3. Commitments connected with the Gefco Group
Representations and warranties were made to JSC Russian Railways (RZD) as part of its acquisition of the Gefco Group from PSA in December 2012. At June 30, 2020, the Group had not identified any material risks associated with these representations and warranties.
Under the logistics and transportation service agreements entered into by the PSA and Gefco groups, the Group gave guarantees regarding the satisfactory performance of the logistics contracts and a five-year exclusivity clause. An amendment signed in November 2016 supplemented these logistics and transportation service agreements. This amendment, which came into effect on January 1, 2017, extends the exclusivity clause until the end of 2021 and confirms the guarantees regarding the satisfactory performance of the logistics contracts given by Groupe PSA. At June 30, 2020 the Group had not identified any material risks associated with these guarantees.

FIN-173

Note 17 - Related Party Transactions
These are transactions with related parties, as referred to in the standards adopted in accordance with European Regulation (EC) 1606/2002, concluded by Group companies during the 2019 and 2020 financial years.
These transactions concern the equity method companies and fleet sales to the French administration and the companies under its control.
The transactions with these companies are billed on arm’s length terms.
The sale and purchase transactions carried out by the consolidated manufacturing and sales companies with the companies are as follows:

	Six months ended June 30,		Year ended December 31, 2019
(€ million)	2020	2019
Sales to manufacturing and sales companies(1)	€329	€582	€1,298
Net sales of fleets to the French administration and to companies under its control	€84	€123	€253
Sales and assignments to companies in partnership with Santander, incl. buy-back sales(2)	€1,895	€2,812	€5,138
Purchases(3)	€(1,198)	€(1,355)	€(2,947)
________________________________________________________________________________________________________________________________________________
(1) Of which Faurecia sales to equity method investments of Faurecia and PSA, and to Dong Feng Motor partner for €237 million in the first half of 2020 (€417 million in the first half of 2019 and €981 million as of December 31, 2019)
(2) Before buy-back restatement (cancellation of net sales, recognized over the duration of the contract
(3) Of which €848 million in purchases from Gefco (€984 million in the first half 2019 and €2,264 million in 2019).
The receivables and payables with these companies are as follows:

	Six months ended June 30,		Year ended December 31, 2019
(€ million)	2020	2019
Long-term loans(1)	€231	€162	€196
Loans - due within one year	€98	€31	€78
Accounts receivable(2)	€401	€412	€579
Accounts payable(3)	€(366)	€(434)	€(434)
________________________________________________________________________________________________________________________________________________
(1) Subordinated loans granted by BPF holding to its financial joint ventures.
(2) Of which Faurecia’s receivables for €136 million at June 30, 2020 (€141 million at June 30, 2019 and €308 at December 31, 2019)
(3) Of which Faurecia’s payables for €17 million (€11 million at June 30, 2019 and €29 million at December 31, 2019).

Note 18 - Subsequent Event
Between June 30, 2020 and July 27, 2020, the date on which the financial statements were approved by the Managing Board, no event likely to significantly impact the economic decisions made on the basis of these consolidated financial statements occurred.
FIN-174

Appendix A - COMBINATION AGREEMENT

A-1

Execution Version

COMBINATION AGREEMENT

by and between

FIAT CHRYSLER AUTOMOBILES N.V.

and

PEUGEOT S.A.

Dated as of December 17, 2019

TABLE OF CONTENTS
Page
ARTICLE I
THE COMBINATION

Section 1.1	The Combination	1

ARTICLE II
GOVERNING DOCUMENTS AND
ADDITIONAL MATTERS CONCERNING DUTCHCO

Section 2.1	Governing Documents	1
Section 2.2	DutchCo Voting	2
Section 2.3	Additional Matters Concerning DutchCo	2

ARTICLE III
BOARD OF DUTCHCO

ARTICLE IV
INITIAL GOVERNANCE OF DUTCHCO

Section 4.1	Initial Management of DutchCo	6
Section 4.2	Term	6
Section 4.3	Powers and Authority	6

ARTICLE V
REPRESENTATIONS AND WARRANTIES

Section 5.1	Representation and Warranties	6

ARTICLE VI
COVENANTS

ARTICLE VII
CONDITIONS PRECEDENT

Section 7.1	Conditions Precedent	11
Section 7.2	No Material Adverse Effect	11

ARTICLE VIII
TERMINATION

Section 8.1	Termination	11

ARTICLE IX
MISCELLANEOUS

EXHIBITS, ANNEXES AND SCHEDULES

Exhibit A-1	Form of DutchCo Articles of Association
Exhibit A-2	Form of Terms and Conditions of Special Voting Shares of DutchCo
Exhibit B	Form of Regulations for the DutchCo Board

Annex I	Combination Mechanics
Annex II	Powers and Authority
Annex III	Representations and Warranties
Annex IV	Interim Operating Covenants
Annex V	Covenants Related to Consents
Annex VI	Preparation of Prospectus and Other Filings
Annex VII	Acquisition Proposals
Annex VIII	Employee-Related Matters; Indemnification
Annex IX	Conditions Precedent
Annex X	Termination

Schedule I	Defined Terms

COMBINATION AGREEMENT
    This COMBINATION AGREEMENT (this “Agreement”), dated as of December 17, 2019, is by and between FIAT CHRYSLER AUTOMOBILES N.V., a Dutch public limited liability company (naamloze vennootschap) (“FCA”), and PEUGEOT S.A., a French société anonyme (“PSA” and, together with FCA, the “Parties” and each, individually, a “Party”).
RECITALS
    WHEREAS, each of FCA and PSA desire to effect a strategic combination of their businesses through a combination transaction involving a cross-border merger of PSA into FCA, with the resulting company as from the consummation of the cross-border merger being referred to as “DutchCo” (the “Combination”);
    WHEREAS, following consultation with the applicable employee representative bodies required to be informed and consulted by FCA or PSA, as applicable, prior to execution and delivery of this Agreement (collectively, the “Works Councils”), the last of the opinions, whether positive or negative, of each of the Works Councils with respect to the Combination and the other transactions contemplated by this Agreement (collectively, the “Transactions”) has been obtained; and
    WHEREAS, capitalized terms used but not otherwise defined in this Agreement or in the Annexes hereto have the meanings ascribed to such terms in Schedule I (Defined Terms).
    NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the Parties agree as follows:
ARTICLE I
THE COMBINATION
    Section 1.1     The Combination. Simultaneously at the Effective Time (i) each issued and outstanding ordinary share, par value €1.00 per share, of PSA (each, a “PSA Share”) shall be exchanged for 1.742 (the “Exchange Ratio”) common shares, par value €0.01 per share, of DutchCo (each, a “DutchCo Share”) in the Combination, (ii) each issued and outstanding common share, par value €0.01 per share, of FCA (each, a “FCA Share”) shall remain unchanged as a DutchCo Share, and (iii) the FCA Special Voting Shares held by Exor N.V. (“Exor”) shall be purchased by FCA for no consideration (om niet). The Combination shall otherwise be carried out as and shall have the effects set forth in Annex I (Combination Mechanics).

ARTICLE II
GOVERNING DOCUMENTS AND
ADDITIONAL MATTERS CONCERNING DUTCHCO
    Section 2.1.    Governing Documents In each case effective at 01.00 Central European Time on the day immediately following the day in which the Combination occurs, unless a later time or date is mutually agreed upon in writing by PSA and FCA (the “Governance Effective Time”), DutchCo shall take all necessary action to adopt:
        (a)    the Articles of Association of DutchCo by notarial deed, substantially in the form attached hereto as Exhibit A-1 and as otherwise set forth in this Agreement (the “DutchCo Articles of Association”);

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        (b)    the terms and conditions of the special voting shares of DutchCo in the form attached hereto as Exhibit A-2, which shall be on terms equivalent to those currently in place at FCA as a result of which DutchCo’s shareholders would be eligible to exercise one (1) additional vote for each eligible DutchCo Share held without interruption for a three (3)-year period (subject to the limitations set forth in Section 2.2); and
        (c)    the Regulations for the Board of Directors of DutchCo (the “DutchCo Board”), substantially in the form attached hereto as Exhibit B.
            Without limiting the generality of the foregoing, FCA shall submit to the next general meeting of the shareholders of FCA a decision to suspend the right of any such shareholders to register additional DutchCo Shares in the loyalty register of FCA.
    Section 2.2    DutchCo Voting. The DutchCo Articles of Association shall provide that no shareholder, acting alone or in concert, together with votes exercised by affiliates of such shareholder or pursuant to proxies or other arrangements conferring the right to vote, may cast 30% or more of the votes cast at any general meeting of shareholders of DutchCo, including after giving effect to any voting rights exercisable through DutchCo special voting shares (any such shares at or in excess of the 30% voting cap, “Excess Shares”); provided, that (i) this restriction may be removed by the affirmative vote of the holders of two-thirds of the issued and outstanding DutchCo Shares (for the avoidance of doubt, without giving effect to any voting rights exercisable through DutchCo special voting shares, and subject to the aforementioned 30% voting cap) and (ii) this restriction shall lapse upon any Person holding more than 50% of the issued and outstanding DutchCo Shares (other than DutchCo special voting shares) as a result of a tender offer for DutchCo Shares, it being specified that Bpifrance Participations S.A. (“BPI”), Dongfeng Motor Group Co. Ltd. (“Dongfeng Motor”), Établissements Peugeot Frères and FFP (together, “EPF/FFP”) or Exor, or any Person affiliated with, or acting in concert with, any such shareholders, shall only be entitled to launch a tender offer for DutchCo Shares in accordance with the terms of the applicable Letter Agreement. The aforementioned 30% voting cap shall be implemented in the DutchCo Articles of Association through a suspension of the votes attached to any Excess Shares.
    Section 2.3    Additional Matters Concerning DutchCo.
        (a)    Exchange Listings. FCA and PSA shall cause the DutchCo Shares to be approved for listing on the Euronext Paris, the New York Stock Exchange (“NYSE”), and the Mercato Telematico Azionario managed by the Borsa Italiana S.p.A. (“Borsa Italiana”) prior to the closing of the Combination (the “Closing”).
        (b)    Inclusion in Indices. FCA and PSA shall seek the inclusion of the DutchCo Shares in the CAC 40, the FTSE MIB and any other leading stock indices to be agreed between the Parties, in each case to the extent eligible.
        (c)    DutchCo Name. DutchCo shall be named by mutual agreement of the Parties with effect from the Governance Effective Time. The existing names of FCA and PSA and their constituent parts as well as FCA’s and PSA’s respective brands shall not form part of the name of DutchCo.
        (d)    Headquarters and Residency. DutchCo shall have its place of effective management and tax residency in The Netherlands, with effect from the Governance Effective Time (or such other date as the Parties may agree sufficiently in advance of the Closing). DutchCo shall have operational headquarters in the greater Paris Area (France) for EMEA, in Auburn Hills (Michigan, USA) for North America, and in Turin (Italy) for premium and luxury vehicles. The parties intend that each of

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the historical major automotive brands of the parties shall continue to be managed primarily from the country of origin of each such brand.
        (e)    Other Operational Matters. No plant closures in any of the principal jurisdictions where the Parties operate are expected to result from the Combination. DutchCo shall remain committed to working with trade unions around the world in a cooperative manner and shall otherwise respect the existing rights and benefits of PSA and FCA employees as required under applicable Law.
ARTICLE III
BOARD OF DUTCHCO
    Section 3.1    Board of Directors.
        (a)    Unless otherwise agreed by FCA and PSA, the DutchCo Board (single tier) shall initially be composed of 11 members, including the following initial directors as of the Governance Effective Time:
        (i)    the CEO of DutchCo;
        (ii)    two (2) Independent Directors nominated by FCA;
        (iii)    two (2) Independent Directors nominated by PSA;
        (iv)    two (2) directors nominated by Exor;
        (v)    one (1) director nominated by BPI (or EPF/FFP, as contemplated by Section 3.2(c));
        (vi)    one (1) director nominated by EPF/FFP; and
        (vii)    two (2) employee representatives as contemplated by Section 3.4.
        (b)    The foregoing nominations of the initial directors of DutchCo shall be (i) made prior to the date of each of the FCA Shareholders’ Meeting and PSA Shareholders’ Meeting and (ii) set forth in each of the FCA Shareholder Circular and PSA Information Document. For purposes of this Agreement, “Independent Director” shall mean a director meeting the independence requirements under the Dutch Corporate Governance Code and, with respect to members of the Audit Committee, also meeting the independence requirements of Rule 10A-3 under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), and NYSE.
        (c)    DutchCo shall follow the Dutch Corporate Governance Code and applicable international best practices (except, in each case, as otherwise agreed by the Parties), and shall ensure that (i) a majority of the non-executive members of the DutchCo Board qualifies as Independent Directors, and (ii) the members of the DutchCo Board have appropriate diversity in expertise, geography and gender.
    Section 3.2    Binding Nominations
        (a)    Subject to the remainder of this Section 3.2, the Parties intend that the rights of Exor, EPF/FFP and BPI to nominate the number of directors in Section 3.1 based on their shareholding in DutchCo shall also apply to the future and successive terms of office of the DutchCo Board and be reflected in the DutchCo Articles of Association through a binding nomination mechanism pursuant to Article 2:133 of the Dutch Civil Code. The rights set forth in this Section 3.2 are personal to the applicable shareholder receiving such rights and are not transferable and may not be cancelled or terminated other than pursuant to the terms of this Agreement or the DutchCo Articles of Association without the approval of the beneficiary thereof, and there shall be no reinstatement of any such rights once lost pursuant to the terms of this Section 3.2.

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        (b)    If the number of DutchCo Shares held by BPI, and/or any of its Reference Affiliate, or EPF/FFP, and/or any of its Reference Affiliates, falls below the number of shares corresponding to 5% of the issued and outstanding DutchCo Shares, such shareholder shall no longer be entitled to nominate a director. In such event, any director nominated by BPI or EPF/FFP, as the case may be, shall be required to resign as promptly as reasonably practicable after the number of DutchCo Shares held by such shareholder falls below such threshold.
        (c)    If, at Closing, at any time within the six (6) years following the Closing or on the sixth (6th) anniversary of the Closing, both (i) the number of DutchCo Shares held by EPF/FFP and/or their Reference Affiliates increases to a number of shares corresponding to 8% or more of the issued and outstanding DutchCo Shares and (ii) the number of DutchCo Shares held by BPI and/or its Reference Affiliates falls below the number of shares corresponding to 5% of the issued and outstanding DutchCo Shares, then EPF/FFP shall be entitled to nominate a second director to the DutchCo Board in replacement of the BPI nominee (after which the provisions of Section 3.2(e) shall apply mutatis mutandis).
        (d)    As an exception to Section 3.2(b) and Section 3.2(c), if, at Closing or at any time within the six (6) years following the Closing:
    (i)    the number of DutchCo Shares held by BPI and its Reference Affiliates, on the one hand, or EPF/FFP and its Reference Affiliates, on the other hand, represents between 4% and 5% of the issued and outstanding DutchCo Shares;
    (ii)    either BPI or EPF/FFP has not lost its right to nominate a director in accordance with Section 3.2(b); and
    (iii)    the number of DutchCo Shares held by BPI, EPF/FFP and their respective Reference Affiliates represents, in aggregate, 8% or more of the issued and outstanding DutchCo Shares, the shareholder which holds the stake referred to in (i) shall maintain its right to nominate a director to the DutchCo Board until the sixth (6th) anniversary of the Closing, it being specified that such director shall be required to resign on such sixth (6th) anniversary; provided that, while BPI is entitled to nominate a director pursuant to this Section 3.2(d), EPF/FFP shall not be entitled to nominate a second director pursuant to Section 3.2(c). For the avoidance of doubt, if on the sixth (6th) anniversary of the Closing the conditions set forth in subparagraphs (i) and (ii) of Section 3.2(c) are satisfied, EPF/FFP shall be entitled to nominate a second director to the DutchCo Board in replacement of the BPI nominee (after which the provisions of Section 3.2(e) shall apply mutatis mutandis).
        (e)    Exor’s right to nominate representative(s) within the DutchCo Board shall decrease in the event Exor and/or its Reference Affiliates reduce their equity ownership in DutchCo as follows:
    (i)    if the number of shares held by Exor and/or its Reference Affiliates falls below the number of shares corresponding to 8% of the issued and outstanding DutchCo Shares, Exor shall be entitled to nominate one (1) director instead of two (2);
    (ii)    if the number of shares held by Exor and/or its Reference Affiliates falls below the number of shares corresponding to 5% of the issued and outstanding DutchCo Shares, Exor shall no longer be entitled to nominate a director; and

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    (iii)    in each case, the director designated by Exor (in its sole discretion) for resignation from amongst the directors nominated by Exor shall be required to resign as promptly as reasonably practicable after the number of DutchCo Shares held by Exor and/or its Reference Affiliates falls below the applicable threshold.
        (f)    Any event or series of events (including any issue of new shares) other than a transfer (including transfer under universal title) of PSA Shares or DutchCo Shares, such event or series of events shall be disregarded for the purpose of determining whether the applicable shareholder reaches the relevant threshold(s).
    Section 3.3    Term of the DutchCo Board. Except as provided otherwise in Section 4.2 with respect to the Chairman, the CEO, the Senior Independent Director and the Vice-Chairman, the initial term of office of the DutchCo Board members shall be four (4) years (ending at the first annual general meeting of shareholders of DutchCo held after the 4th anniversary of the Closing). Following the applicable initial term, the members of the DutchCo Board shall be elected for successive two (2)-year terms.
    Section 3.4    Employee Representatives. The Parties intend that each of the FCA Shareholders’ Meeting and PSA Shareholders’ Meeting will decide, in accordance with applicable Law, to waive the setting up of and negotiation with the special negotiating body and to be subject to the standard rules for employee participation on the DutchCo Board as applied under Dutch Law. The two (2) employee representatives on the initial DutchCo Board shall be appointed in accordance with the procedure provided in the DutchCo Articles of Association and shall meet established standards of experience appropriate for service on the board of directors of a global automaker. The employee representatives on the DutchCo Board shall not hold a mandate within an employee representative body or be an officer or a representative of any labor or union organization and, if applicable, shall resign from any such position prior to their appointment. For the first term of office commencing on the Governance Effective Time, one such employee representative shall be nominated through a process involving one or more bodies representing FCA employees prior to the Closing and one such employee representative shall be nominated by a body representing PSA employees prior to the Closing. In case of vacancy during such initial term, the same process will be used to nominate his/her replacement, unless a global body representing all employees of DutchCo and its Subsidiaries is in place and may nominate the replacement. Following the first term of office, the Parties and DutchCo intend that the employee representation on the DutchCo Board shall be determined through nomination by a global body representing all employees of DutchCo and its Subsidiaries with representation that meets established standards appropriate for service on the board of directors of a global automaker, as determined by the Governance Committee of the DutchCo Board in consultation with such body.
    Section 3.5    Vacancy.
        (a)    In case of a vacancy of any director nominated by Exor, EPF/FFP or BPI, as applicable, at any time, the subsequent director shall be designated by such shareholder for the remainder of such term (in accordance with the nomination rules set forth in the DutchCo Articles of Association) at the next meeting of the shareholders of DutchCo.
        (b)    PSA and FCA shall each be permitted prior to Closing to designate prior to the Governance Effective Time one board alternate who would qualify as an Independent Director (which individual designated as such an alternate may be substituted by PSA or FCA, as applicable, from time to time prior to the Governance Effective Time). In the event of a vacancy on the DutchCo Board during the initial term of office caused by the departure of an Independent Director originally nominated by PSA or FCA, as the case may be, the applicable board alternate designated by PSA or FCA, as the case may be, would fill such vacancy on the DutchCo Board and each committee of the DutchCo Board of which the

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departing Independent Director was a member. If the applicable alternate is no longer available to be substituted for the departing Independent Director pursuant to the foregoing during the initial term of office, the remaining member of the DutchCo Board who is an Independent Director originally nominated by PSA or FCA (including any Independent Director who was substituted for any such departing Independent Director during the initial term of office), as applicable, together with the director(s) appointed by the former shareholders of the Party that initially nominated the departing Independent Director, shall nominate the person whose appointment will be submitted to the general meeting of the shareholders of DutchCo to replace the departing Independent Director originally nominated by PSA or FCA.
    Section 3.6    Board Committees. The committees of the DutchCo Board shall consist of the Governance Committee and the Remuneration Committee, each of which shall be chaired by an Independent Director, and the Audit Committee, which shall be comprised solely of Independent Directors. The Parties shall mutually agree upon the members of each of the Governance Committee, Remuneration Committee and Audit Committee, as well as the chairs of each such committee. The Chair of the Governance Committee shall be selected from among the Independent Directors nominated by PSA (or his or her replacement) and the Chair of the Remuneration Committee shall be selected from among the Independent Directors nominated by FCA (as his or her replacement), in each case after consultation between the Parties.
ARTICLE IV
INITIAL GOVERNANCE OF DUTCHCO
    Section 4.1    Initial Management of DutchCo. The Parties agree that the following positions shall be filled by the following individuals from the Governance Effective Time:
        (a)    Chairman: John Elkann;
        (b)    CEO: Carlos Tavares;
        (c)    Vice Chairman: a director nominated by EPF/FFP; and
        (d)    Senior Independent Director: an Independent Director nominated by PSA.
    Section 4.2    Term. The initial term of office of each of the Chairman, CEO, Senior Independent Director and Vice Chairman shall be five (5) years, in each case beginning at the Governance Effective Time.
    Section 4.3    Powers and Authority. The Chairman, CEO and Senior Independent Director shall have the respective powers and delegations of authority set forth on Annex II (Powers and Authority). The Vice Chairman shall act as a non-executive director with no additional power or authority.
ARTICLE V
REPRESENTATIONS AND WARRANTIES
    Section 5.1    Representation and Warranties.
        (a)    Each Party hereby represents and warrants to the other Party that the representations and warranties contained in (i) Annex III (Representations and Warranties) (other than as set forth in Sections 1.1(a), (b) and (c) of Annex III) are true and accurate (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) on the date hereof (except to the extent that any such representation and warranty expressly refers to an earlier date, in which case such statement shall be true and correct as of such earlier date), except for any failures to be true and accurate that would not, individually or in the aggregate, constitute or would reasonably be expected to constitute, a Material Adverse Effect with respect to the PSA Group, the FCA Group or Combined Group, as applicable;

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(ii) Sections 1.1(a) and (b) of Annex III are true and accurate on the date hereof (except to the extent any such representation and warranty expressly speaks as of an earlier date, in which case such statement shall be true and correct as of such earlier date) in all material respects; and (iii) Section 1.1(c)(i) or (ii), as applicable, of Annex III is true and accurate on the date hereof (except to the extent any such representation and warranty expressly speaks as of an earlier date, in which case such statement shall be true and correct as of such earlier date) in all but de minimis respects.
        (b)    Each Party shall be deemed to reiterate such representations and warranties on the Closing Date (giving effect to the foregoing exceptions) as a condition to the Closing.
        (c)    The representations and warranties shall not survive the Closing.
ARTICLE VI
COVENANTS
    Section 6.1    Interim Covenants.
        (a)    Between the date hereof and the Closing, each Party shall, and shall cause each of its Subsidiaries and, to the extent reasonably permitted pursuant to applicable governance rights (by Law or Contract), each of its Non-Consolidated Ventures to:
    (i)    conduct its activities in all material respects in the ordinary course of business consistent with past practice (the “Ordinary Course”);
    (ii)    without limiting the generality of the immediately preceding subparagraph, not take any of the actions listed in Section 1.1 of Annex IV (Interim Operating Covenants), except (A) as otherwise expressly contemplated by this Agreement or expressly agreed in writing between the Parties, (B) as set forth in Section 1.2 of Annex IV (Interim Operating Covenants), or (C) as publicly announced by such Party prior to the date hereof (except with respect to the Comau Spin-Off), without the consent of the other Party (which shall not unreasonably be withheld, delayed or conditioned), such consent to be requested in accordance with the notice provisions of Section 9.10 of this Agreement;
    (iii)    use its commercially reasonable efforts to preserve intact its business organizations and maintain in all material respects its relationships with material customers, suppliers and others having significant business dealings with it; and
    (iv)    not take any action that would reasonably be likely to cause any of its representations and warranties in Annex III (Representations and Warranties) to be untrue in any material respect as of any date any such representations and warranties are made or deemed to be made, or prevent, impair or materially delay the consummation of the Combination and the other Transactions.
        (b)    As an exception to the provisions of paragraph (a) above, the Parties agree that Faurecia shall not be treated as a Subsidiary of PSA for the purpose of this Section 6.1.
        (c)    Notwithstanding the foregoing, each Party may undertake any action contemplated by this Agreement, to the extent required by applicable Law, or to the extent required by an enforceable decision of a Regulatory Authority. Subject to applicable Law, the relevant Party shall promptly inform the other Party in advance of taking any such action, reasonably consult with and consider in good faith the

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input of the other Party prior to taking such action and comply with the foregoing and Annex IV (Interim Operating Covenants) to the greatest extent reasonably practicable in taking such action.
        (d)    Nothing contained in this Agreement shall be interpreted to give FCA, directly or indirectly, the right to control PSA or any of its Subsidiaries or direct the business or operation of PSA or any of its Subsidiaries prior to the Effective Time. Nothing contained in this Agreement shall be interpreted to give PSA, directly or indirectly, the right to control FCA or any of its Subsidiaries or direct the business or operation of FCA or any of its Subsidiaries prior to the Effective Time.
    Section 6.2    Consents. As promptly as reasonably practicable following the execution of this Agreement, the Parties shall initiate the processes relating to the Consents, and comply with the other undertakings, set forth in Annex V (Covenants Related to Consents).
    Section 6.3    Support for the Combination. The Parties shall seek to obtain required shareholder votes as promptly as reasonably practicable (taking into consideration legal, tax and accounting constraints), align their respective shareholder meeting dates to the maximum extent possible, and comply with the other undertakings set forth in Annex VI (Preparation of Prospectus and Other Filings). EPF/FFP, BPI and Dongfeng Motor, each in its capacity as a shareholder of PSA, and Exor, in its capacity as a shareholder of FCA, have each entered into a letter agreement with PSA or FCA, as applicable, setting forth certain undertakings by each such shareholder in connection with the Combination and the governance of DutchCo (each, a “Letter Agreement”).
    Section 6.4    Exclusivity; Acquisition Proposals. From the date of this Agreement until the earlier of (i) the Closing Date and (ii) the termination of this Agreement in accordance with the terms hereof, each Party shall comply with the provisions set forth in Annex VII (Acquisition Proposals).
    Section 6.5    Permitted Distributions.
        (a)    FCA Dividend. FCA intends to make a cash distribution of €5.50 billion (the “FCA Dividend”) payable to its shareholders prior to the Closing.
        (b)    Faurecia Distribution. PSA intends to distribute to its shareholders by special or interim dividend all of the shares held by PSA in Faurecia (“Faurecia”) prior to the Closing (the “Faurecia Distribution”) with no material changes in any currently existing commercial arrangements between PSA and Faurecia, other than amendments to commercial arrangements between PSA and Faurecia in the Ordinary Course.
        (c)    Comau. Promptly following the Closing, DutchCo intends to allocate to its shareholders through a demerger or similar transaction all the shares held by DutchCo in Comau (the “Comau Spin-Off”) or implement other value-creating alternative structures, including the sale of all the shares held by DutchCo in Comau (the “Comau Alternative Transaction”). In connection with the Comau Spin-Off, Comau shares shall be listed on a single appropriate securities exchange. FCA shall, prior to the Closing, work diligently to prepare for the Comau Spin-Off and the Comau Alternative Transaction to enable the Comau Spin-Off or the Comau Alternative Transaction to be completed promptly following the Closing, including by establishing the perimeter, capital structure and governance of Comau in consultation with PSA and, in the context of the Comau Spin-Off, preparing all necessary documentation for the listing of Comau shares on the appropriate securities exchange.
        (d)    Ordinary Dividends. The 2020 Ordinary Dividend paid by each Party to its shareholders shall be equal to €1.1 billion; provided, that if the amount actually available for distribution by either Party as an ordinary dividend (the “Distributable Amount”) is less than €1.1 billion, then the 2020

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Ordinary Dividend to be paid by each Party to its shareholders shall be reduced to the lowest maximum Distributable Amount of either Party. The Parties acknowledge that a portion of the amount which would otherwise have been paid by PSA as part of the 2020 Ordinary Dividend or the 2021 Ordinary Dividend pursuant to this paragraph may be paid at the time of the Faurecia Distribution. If the Closing has not occurred or if this Agreement has not been terminated before the 2021 annual general meetings of PSA and FCA, the Parties shall agree to pay the same 2021 Ordinary Dividend, such dividend, which may be different from the 2020 Ordinary Dividend, being determined on the basis of the respective Distributable Amount of the Parties.
    Section 6.6    Employee-Related Matters; Indemnification. Each Party shall, and shall cause each of its Subsidiaries to, comply with the specific undertakings relating to the current and former directors and employees of PSA and FCA set forth in Annex VIII (Employee-Related Matters; Indemnification).
    Section 6.7    Implementation; Cooperation.
        (a)    The Parties shall negotiate in good faith and use their reasonable best efforts to finalize all agreements, take all actions, and do all things necessary to implement the Combination in accordance with this Agreement. Without limiting the generality of the foregoing, the Parties shall (i) comply with the undertakings set forth in Annex VI (Preparation of Prospectus and Other Filings) in relation with the preparation of the cross-border merger terms, and required prospectus and other filings, and the convening of required shareholders’ meetings and (ii) appoint one or more independent accountants to issue the statements as required pursuant to section 2:328 and section 2:333g of the Dutch Civil Code and Article L. 236-10 of the French Commercial Code, which shall include a statement on the fairness of the Exchange Ratio and a report assessing the value of the net assets transferred to DutchCo.
        (b)    Each Party shall cooperate to keep the other Party reasonably and timely informed about any material matters, facts or events relating to such Party or its Subsidiaries and provide the other Party or its advisors with any documents (including internal reports) that may be reasonably requested by the other Party or its advisors, provided that any sensitive information relating to any material litigation shall be shared on a confidential basis.
    Section 6.8    Confidentiality/Announcement.
        (a)    Except as otherwise expressly set forth herein or as required by applicable Law, the existence and content of this Agreement are strictly confidential and subject to the confidentiality agreement between the Parties in effect as of the date hereof (the “Confidentiality Agreement”). As an exception to the foregoing, the existence or content of this Agreement may be disclosed:
        (i)    by a Party to the extent required to allow it to satisfy its commitments under this Agreement;
    (ii)    by a Party to the extent strictly necessary to allow it to comply with any applicable legal or statutory requirement to make any announcement or to provide information to any competent authority, any Self-Regulatory Organization, or any of its labor representatives or committees;
    (iii)    by a Party to its affiliates, managers, employees, advisors and statutory auditors on a need-to-know basis (provided that such Party shall be responsible for any such Person’s compliance with the terms of the Confidentiality Agreement as if such Person was a party thereto);

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(iv)    in case of a dispute arising out of or in connection with this Agreement, by the Parties to the extent reasonably necessary to the arbiter of such dispute;
    (v)    by PSA to EPF/FFP, BPI and Dongfeng Motor (provided that each such Party is subject to confidentiality obligations consistent with this Section 6.8); and
    (vi)    by FCA to Exor (provided that such Party is subject to confidentiality obligations consistent with this Section 6.8);
    in each case, such disclosure being made in a manner that, to the extent feasible, preserves the confidentiality of this Agreement.
        (b)    If a Party is required by any applicable Law to make any announcement or to provide information to any authority, such Party shall (to the extent permitted by Law) promptly notify the other Party in writing, which notification shall include the nature of the legal requirement and the extent of the required disclosure, and shall cooperate with the other Party’s reasonable requests to preserve the confidentiality of this Agreement consistent with applicable Law.
        (c)    FCA and PSA shall jointly announce the entry into this Agreement on the basis of a mutually agreed press statement and cooperate with one another in good faith in connection with any public statements and investor relations activities regarding the Combination, as further set forth in, and subject to the terms of, the Confidentiality Agreement.
    Section 6.9    Financing and Indebtedness. The Parties shall cooperate to mutually determine and implement any necessary or appropriate arrangements, in anticipation of the consummation of the Combination, regarding each Party’s financing agreements, indentures and other documents relating to indebtedness of the Parties, including arrangements by way of amendments, consents, redemption, payoff, new financing or otherwise, with respect to retaining or refinancing a Party’s indebtedness.
    Section 6.10    Incentive Plans. The Parties shall enter into a separate agreement with respect to any future grants of equity or other long-term cash incentive awards with the objective being that any grants of equity or other long-term cash incentive awards between the date hereof and the Closing will be consistent (including in value) with those issued by the respective Parties in the Ordinary Course. For the avoidance of doubt, such separate agreement shall not require either Party to grant equity incentive awards for any year that have an aggregate grant date value that is less than the aggregate grant date value awarded by such Party under the most recent incentive program.
    Section 6.11    Tax Matters. The Parties shall cooperate to cause the Tax treatment of the Transactions for Tax purposes to be the Intended Tax Treatments and to efficiently migrate the tax residency of DutchCo to The Netherlands (including any preparatory step in that respect) in accordance with Section 2.3(d) above. Each of FCA and PSA shall notably exchange any information reasonably necessary and participate in any discussion with any Tax authority relating to the Intended Tax Treatments, the migration of the tax residence of DutchCo to the Netherlands (and preparatory steps) and more generally any aspect of the Transactions which requires a discussion with a Tax authority. Prior to the date hereof, FCA has established a branch in France and shall maintain until the Effective Time such branch to which the PSA assets and liabilities shall be allocated for income Tax purposes as a result of the Combination, and each of FCA and PSA shall cooperate to that effect.
    Section 6.12    Transaction Litigation. In the event that any stockholder litigation related to this Agreement or the Transactions is brought against FCA or PSA or any members of the FCA Board or PSA Board, as applicable, from and following the date of this Agreement and prior to the Closing (such litigation,

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“Transaction Litigation”), each Party shall as promptly as reasonably practicable notify the other Party of such Transaction Litigation and shall keep the other Party reasonably informed with respect to the status thereof. Without limiting in any way the Parties’ obligations under Annex V (Covenants Related to Consents), each of FCA and PSA shall give the other the opportunity to participate in the defense or settlement of any Transaction Litigation, and no such settlement shall be agreed to without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed). Without limiting the Parties’ obligations under Annex V (Covenants Related to Consents), each of FCA and PSA shall cooperate, shall cause their respective Subsidiaries to cooperate, and shall use its commercially reasonable efforts to cause its Representatives to cooperate, in the defense of such Transaction Litigation.
    Section 6.13    European Company. PSA shall cease the process of transforming PSA into a European Company (Société Européenne) as promptly as reasonably practicable following the date hereof.
ARTICLE VII
CONDITIONS PRECEDENT
    Section 7.1    Conditions Precedent. The respective obligations of FCA and PSA to effect the Combination are subject to the satisfaction or, to the extent permitted by applicable Law, waiver (by both Parties in writing) prior to the Closing of the conditions set forth in Annex IX (Conditions Precedent), in accordance with the provisions of such Annex.
    Section 7.2    No Material Adverse Effect. Each of FCA and PSA shall not be required to effect the Combination if a Material Adverse Effect has occurred with respect to the other Party prior to the Closing which continues to exist as of the Closing. Such condition may be waived in writing only by FCA in the event of a Material Adverse Effect with respect to PSA and only by PSA in the event of a Material Adverse Effect with respect to FCA.
ARTICLE VIII
TERMINATION
    Section 8.1    Termination. This Agreement may only be terminated as set forth in Annex X (Termination), with the effect of any such termination being as set forth in such Annex. In the event a Party envisages to terminate this Agreement in accordance with the terms of this Section 8.1 and Annex X, the officers at the highest level of both Parties shall meet in person to discuss, in good faith, and seek to find any alternative solution before the delivery of any termination notice by a Party.
ARTICLE IX
MISCELLANEOUS
    Section 9.1    Costs. Each Party shall bear its own financial, legal, accounting and other costs in connection with the Combination and the other Transactions. The Parties shall share equally in any material filing or similar fees in connection with any governmental or self-regulatory review, registration, approval, permit or license, stock exchange listing or similar requirements with respect to the Combination and the other Transactions.
    Section 9.2    Specific Performance. Each Party agrees and acknowledges the right of the other Party to seek and obtain any remedy that may be available to it under applicable law, including damages, it being specified that each Party shall always be entitled to the remedies of injunction and specific performance for any threatened or actual breach of the provisions of this Agreement. Without limiting the generality of the foregoing, each Party agrees and acknowledges that the provisions of Annex VII

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(Acquisition Proposals) and Annex X (Termination) shall in no way limit the ability of a Party to require the other Party to comply with its obligations under this Agreement.
    Section 9.3    Governing Law. This Agreement and any matter, claim or dispute arising out of or relating to this Agreement, whether contractual or non-contractual, shall be governed by and construed in accordance with the Laws of The Netherlands.
    Section 9.4    Jurisdiction. Any dispute or claim arising out of or relating to this Agreement shall be referred to and finally resolved by three (3) arbitrators under the Rules of Arbitration of the International Chamber of Commerce; provided, that the foregoing shall be without prejudice to the right of each Party to seek interim or conservatory relief before a competent court in The Netherlands, whether before or after the commencement of any arbitration. Each Party shall appoint one arbitrator and such two (2) arbitrators appointed by the Parties shall appoint the presiding arbitrator upon consultation of the Parties. The place of arbitration shall be Geneva, Switzerland, and the language of arbitration shall be English.
    Section 9.5    Counterparts. This Agreement may be executed in separate counterparts, each such counterpart being deemed to be an original instrument, and both such counterparts shall together constitute the same agreement. A signed copy of this Agreement delivered by email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy.
    Section 9.6    Modification or Amendment. Subject to applicable Law, and except as otherwise provided in this Agreement, this Agreement may be amended, modified or supplemented only by a written instrument executed and delivered by the Parties, whether before or after approval of the matters presented in connection with the Transactions to the PSA or FCA shareholders, as applicable; provided that, after any such approval, no amendment shall be made for which applicable law or the rules of any relevant stock exchange requires further approval by such shareholders without such further approval.
    Section 9.7    Extension; Waiver. At any time prior to the Closing, subject to applicable Law, the Parties may (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement, (c) waive compliance with any covenants and agreements contained in this Agreement or (d) waive the satisfaction of any of the conditions contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.
    Section 9.8    No Third-Party Beneficiaries. Except as provided in Section 1.2 of Annex VIII (Employee-Related Matters; Indemnification), this Agreement is not intended to, and does not, confer upon any Person other than the Parties who are signatories hereto any rights or remedies hereunder. The Parties further agree that the rights of third-party beneficiaries under Section 1.2 of Annex VIII (Employee-Related Matters; Indemnification) shall not arise unless and until the Closing occurs.
    Section 9.9    Fulfillment of Obligations. Whenever this Agreement requires a Subsidiary of FCA or PSA to take any action, such requirement shall be deemed to include an undertaking on the part of FCA or PSA, as appropriate, to cause such Subsidiary to take such action. Any obligation of one Party to any other Party under this Agreement which obligation is performed, satisfied or properly fulfilled by an affiliate of such Party shall be deemed to have been performed, satisfied or fulfilled by such Party.
    Section 9.10    Notice. All notices or other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the Party for whom it is intended, if delivered by registered or certified mail, return receipt requested, or by an international courier

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service, or if sent by email (provided confirmation of receipt of the email is issued to the sender of the notice):
    if to PSA:
    Peugeot S.A.
    Rueil Management Centre
    7, rue Henri Ste Claire Deville
    92563 Rueil-Malmaison
    Attention: Grégoire Olivier / Mark Rollinger
    Email: gregoire.olivier@mpsa.com / mark.rollinger@mpsa.com with a copy (which shall not constitute notice) to:
    Bredin Prat S.A.S.
    53 Quai d’Orsay
    75007 Paris, France
    Attention: Benjamin Kanovitch / Kate Romain
    Email: bk@bredinprat.com / kateromain@bredinprat.com
    if to FCA:
    Fiat Chrysler Automobiles N.V.
    25 St. James’s Street
    London SW1A 1HA
    United Kingdom
    Attention: Richard Palmer / Giorgio Fossati
    Email: richard.palmer@fcagroup.com / giorgio.fossati@fcagroup.com with a copy (which shall not constitute notice) to:
    Sullivan & Cromwell LLP
    125 Broad Street
    New York, New York 10004
    51 Rue la Boétie
    75008 Paris, France
    Attention: Scott D. Miller / Olivier de Vilmorin
    Email: millersc@sullcrom.com / devilmorino@sullcrom.com
    Any notice given by mail or international courier service shall be effective when delivered. Any notice given by email after 17:00 (in the place of receipt) on a Business Day or on a day that is not a Business Day shall be deemed received on the following Business Day.
    Section 9.11    Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to

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other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.
    Section 9.12    Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by a Party without the prior written consent of the other Party. Any attempted or purported assignment in violation of the preceding sentence shall be null and void and of no effect whatsoever. Subject to the preceding two sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.
    Section 9.13    Entire Agreement. This Agreement (including the Exhibits, Annexes and Schedule hereto) and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the Parties, with respect to the subject matter hereof. The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

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    IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the Parties as of the date first written above.

FIAT CHRYSLER AUTOMOBILES N.V.

By:	/s/ Mike Manley
	Name:	Mike Manley
	Title:	Chief Executive Officer

PEUGEOT S.A.

By:	/s/ Carlos Tavares
	Name:	Carlos Tavares
	Title:	President of the Management Board

[Signature Page to the Combination Agreement]

EXHIBIT A-1

FORM OF DUTCHCO ARTICLES OF ASSOCIATION
UNOFFICIAL TRANSLATION
DRAFT DEED OF AMENDMENT
ARTICLES OF ASSOCIATION
[DUTCHCO]

ARTICLES OF ASSOCIATION
1.Definitions
1.1    In these Articles of Association the following words shall have the following meanings:
accountant: a chartered accountant (registeraccountant) or other accountant referred to in Section 2:393 DCC, or an organisation in which such accountants work together;
Affiliate: with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract (including as management or advisory company of a Person, it being further specified for the avoidance of doubt that a fund shall be deemed to be controlled by its management company) or otherwise; and the terms "controlling" and "controlled" have meanings correlative of the foregoing;
Board of Directors: the board of directors of the company;
Bpifrance: Bpifrance Participations S.A.;
Chairman: an executive Director designated as chairman;
Change of Control: in respect of any shareholder that is not an individual, any direct or indirect transfer of shares in the capital of such shareholder in one or a series of related transactions as a result of which (i) a majority of the voting rights of such shareholder, (ii) the de facto ability to direct the casting of a majority of the votes exercisable at general meetings of such shareholder and/or (iii) the ability to appoint or remove a majority of the directors, executive directors or board members or executive officers of such shareholder or to direct the casting of a majority of the voting rights at meetings of the board of directors, management board or similar governing body of such shareholder, has been transferred to the transferee of such shares, provided that no change of control shall be deemed to have occurred if (a) the transfer of ownership and/or control is an intragroup transfer under the same controlling person, (b) the transfer of ownership and/or control is the result of the succession or the liquidation of assets between spouses or the inheritance, inter vivo donation or other transfer to a spouse or a relative up to and including the fourth degree, (c) the fair market value of the Qualifying Common Shares held by such shareholder represents less than twenty percent (20%) of the total assets of the Transferred Group at the time of the transfer and the Qualifying Common Shares held by such shareholder, in the sole judgment of the company, are not otherwise material to the Transferred Group or the Change of Control transaction;

Chief Executive Officer: an executive Director designated as chief executive officer / CEO;
class A special voting share: a class A special voting share in the share capital of the company;
class B special voting share: a class B special voting share in the share capital of the company;
common share: a common share in the share capital of the company;
Concert: a group of Persons comprising (i) a Person and (ii) any Person(s) Acting in Concert with such Person;
Director: a member of the Board of Directors;
DCC: the Dutch Civil Code;
Defaulting Person: has the meaning ascribed to it in Article 15.4;
Effective Date: the date on which the cross-border statutory merger (grensoverschrijdende juridische fusie) pursuant to which Peugeot S.A. (as disappearing entity) has merged into the company became effective;
Excess Concert: any Concert holding Excess Shares;
Excess Shares: has the meaning ascribed to it in Article 16.2;
electing common shares: common shares registered in the Loyalty Register for the purpose of becoming Qualifying Common Shares;
EPF: Establissements Peugeot Freres S.A.;
EPF/FFP: EPF and FFP taken together, provided that, if EPF ceases to be an Affiliate of FFP, EPF/FFP shall refer to FFP only;
Exor: EXOR N.V.;
FFP: FFP S.A.;
Final Registration Date: the seventh (7th) day prior to the day of the general meeting, unless determined otherwise by the Board of Directors;
general meeting: the body of the company consisting of shareholders entitled to vote, together with usufructuaries and pledgees to whom voting rights attributable to shares accrue or a meeting of shareholders and other Persons entitled to attend meetings of shareholders (as the case may be);
group company: a group company as referred to in Section 2:24b DCC;
Global Works Council: the global employee representation body to be set up by the company after the Effective Date;
Information Request Notice: has the meaning ascribed to it in Article 15.3;
Interest: a percentage of the company's issued share capital and/or voting rights in respect thereof held by the relevant Person or Concert, or at the relevant Person's or Concert's disposal, or deemed to be at such Person's or Concert's disposal ((geacht) te beschikken) within the meaning of Chapter 5.3.4 WFT, for the purpose of this definition including but not limited to shares and voting rights as defined in Section 5:33(1) WFT, but not taking into account such part of the Interest of a Person in respect of which such Person is exempt under Section 5:46 WFT (including, for the avoidance of doubt, the Interest of Cede & Co), and provided that in calculating the percentage of the Interest of a Concert the various interests referred to in Section 5:45

WFT of the members of such Concert related to shares in the company's capital or voting rights will be counted only once to the extent they relate to the same share(s) or voting right(s);
in writing: by letter, by telecopier, by e-mail, or by a legible and reproducible message otherwise sent (including electronically), provided that the identity of the sender can be reasonably established;
Loyalty Register: the register kept by or on behalf of the company for the registration of electing common shares, including any Qualifying Common Shares;
Loyalty Transferee: (i) with respect to any shareholder that is not an individual, any Affiliate of such shareholder (including any successor of such shareholder) that is beneficially owned in substantially the same manner (including percentage) as the beneficial ownership of the transferring shareholder or the beneficiary company as part of a statutory demerger (splitsing) of such shareholder and (ii) with respect to any shareholder that is an individual, any transferee of common shares following succession or the liquidation of assets between spouses or the inheritance, inter vivo donation or other transfer to a spouse or a relative up to and including the fourth degree;
Maximum Voting Threshold: thirty percent (30%) of votes that could be cast at a general meeting, calculated and based solely on the registrations for that general meeting on the day following the Final Registration Date for that general meeting as included in the notice convening that general meeting;
Person: any individual (natuurlijk persoon), firm, legal entity (in whatever form and wherever formed or incorporated), governmental entity, joint venture, association or partnership (including, without limitation, any shareholder);
Person Acting in Concert: any Person with whom another Person: (a) is (or is deemed to be) acting in concert in relation to the company according to the definition of persons acting in concert of Section 1:1 WFT, and/or (b) has a relationship as described in Section 5:45 (1 through 10) WFT in relation to shares in the company's capital and/or voting rights in respect thereof, and in respect of whom Section 5:45 (1 through 10) WFT applies, for the purpose of this subparagraph b. including Persons exempt under Section 5:45(11) WFT and excluding Persons to the extent they are exempt under Section 5:46 WFT;
Person(s) with Voting Rights: has the meaning assigned thereto in Article 24.12;
Qualifying Common Shares: with respect to any shareholder, the number of electing common shares that has for an uninterrupted period of at least three (3) years rightfully been registered in the Loyalty Register in the name of such shareholder or its Loyalty Transferee(s), and continue to be so registered. For the avoidance of doubt, it is not necessary that specific common shares satisfy the requirements as referred to in the previous sentence in order for a number of common shares to qualify as Qualifying Common Shares; accordingly, it is permissible for common shares to be substituted into the Loyalty Register for different common shares without affecting the total number of Qualifying Common Shares or the total number of common shares that would become Qualifying Common Shares after an uninterrupted period of at least three (3) years after registration in the Loyalty Register held by the shareholder or its Loyalty Transferee(s);
Qualifying Shareholder: a holder of one or more Qualifying Common Shares;
Record Date: has the meaning assigned thereto in Article 24.12;
Reference Affiliate: means, (i) with respect to Exor, any Affiliate thereof, (ii) with respect to EPF, any Affiliate of EPF or FFP and (iii), with respect to Bpifrance, Lion Participations S.A.S. and any Affiliate of Bpifrance SA that is controlled by Bpifrance SA, in each case including only such Affiliates (x) to which Exor, EPF, FFP, Bpifrance or Lion Participations S.A.S., as the case may be, had transferred shares of Peugeot S.A. or common shares, or (y) which have acquired shares of Peugeot S.A. or shares, in both (x) and (y) after December 17, 2019; it being specified that (i) if EPF ceases to control FFP, FFP and its Affiliates shall no longer be Reference Affiliates of EPF and (ii) if Bpifrance SA ceases to control Lion Participations S.A.S., Lion Participations S.A.S and its affiliates shall no longer be Reference Affiliates of Bpifrance;
Senior Independent Director: the non-executive Director designated as senior independent Director and who shall serve as the chair of the Board of Directors referred to under Dutch law;
share: a share in the share capital of the company; unless the contrary is apparent, this shall include each common share and each special voting share;
shareholder: a holder of one or more shares; unless the contrary is apparent, this shall include each holder of common shares and/or special voting shares;
special voting share: a class A special voting share or class B special voting share in the share capital of the company;
subsidiary: a subsidiary of the company as referred to in Section 2:24a DCC;
Suspended Rights: has the meaning ascribed to it in Article 16.3;
SVS Conditions: has the meaning ascribed to it in Article 5.2;
SVS Foundation: [Stichting [•] SVS] Note to draft: Name of the SVS Foundation to be determined.;
Transferor: has the meaning ascribed to it in Article 16.5;
Transferor Excess Shares: has the meaning ascribed to it in Article 16.5;
Transferred Group: the relevant shareholder together with its Affiliates, if any, over which control was transferred as part of the same change of control transaction within the meaning of the definition of Change of Control;
Voting Restriction Notice: has the meaning ascribed to it in Article 16.2;
WFT: the Financial Supervision Act (Wet op het financieel toezicht).
1.1    References to Articles shall be deemed to refer to articles of these Articles of Association, unless the contrary is apparent. References to a "Concert" shall, where applicable, be interpreted as referring to all members of such Concert jointly; similar phrases and references shall be interpreted accordingly.
1.2    Any reference to a gender includes all genders.
2.    Name and corporate seat
2.1    The name of the company is: [[•] N.V.]

2.2    The company may also be referred to as [•].
2.3    The company has its corporate seat in Amsterdam, the Netherlands.
2.4    The place of effective management of the company shall be a place in the Netherlands, unless another place outside the Netherlands is designated as the place of effective management by resolution of the general meeting approved in accordance with the provision of Article 30.1.
3.    Objects
3.1    The objects for which the company is established are to carry on, either directly or through wholly or partially-owned companies and entities, activities relating in whole or in any part to passenger and commercial vehicles, transport, mechanical engineering, energy, engines, capital machinery and equipment and related goods and propulsion, as well as any other manufacturing, commercial, financial or service activity.
3.2    Within the scope and for the achievement of the purposes mentioned in Article 3.1, the company may:
(a)operate in, among other areas, the mechanical, electrical, electro mechanical, thermo mechanical, electronic, nuclear, chemical, mining, steel and metallurgical industries, as well as in telecommunications, civil, industrial and agricultural engineering, publishing, information services, tourism and other service industries;
(b)acquire shareholdings and interests in companies and enterprises of any kind or form and purchase, sell or place shares, debentures, bonds, promissory notes or other securities or evidence of indebtedness;
(c)provide financing to companies and entities it wholly or partially owns and carry on the technical, commercial, financial and administrative coordination of their activities;
(d)provide or arrange for the provision (including through partially owned entities) of financing for distributors, dealers, retail customers, vendors and other business partners and carry on the technical, commercial, financial and administrative coordination of their activities;
(e)purchase or otherwise acquire, on its own behalf or on behalf of companies and entities it wholly or partially owns, the ownership or right of use of intangible assets providing them for use by those companies and entities;
(f)promote and ensure the performance of research and development activities, as well as the use and exploitation of the results thereof;
(g)undertake, on its own behalf or on behalf of companies and entities it wholly or partially owns, any investment, real estate, financial, commercial, or partnership transaction whatsoever, including the assumption of loans and financing in general and the granting to third parties of endorsements, surety ships and other guarantees, including real security; and
(h)undertake and perform any management or support services or any other activity ancillary, preparatory or complementary to any of the above.
4.    Share capital and shares

4.1    The authorized share capital of the company amounts to [ninety] million euro (EUR [90,000,000]), [divided into [four] billion five hundred million ([4,500,000,000]) common shares, [[•]] [([•])] class A special voting shares with a nominal value of one eurocent (EUR 0.01) each and [[•]] ([[•]]) class B special voting shares with a nominal value of one eurocent (EUR 0.01) each]. Note to draft: This draft assumes that only Exor will retransfer its special voting shares to the company on the Effective Date. Accordingly, some special voting shares remain outstanding after the Effective Date. To include the additional flexibility with respect to special voting shares to be issued after the Effective Date, we have incorporated two classes of special voting shares, being the class A special voting shares and the class B special voting shares. Class A special voting shares will be SVS issued under the new terms and conditions, and, accordingly, can be cancelled in accordance with Clause 10. As this has not been stipulated with respect to the existing special voting shares, these shares will be converted into Class B special voting shares (which cannot be cancelled in accordance with Clause 10).
4.2    When shares are subscribed for, the nominal value thereof and, if the shares are subscribed at a higher amount, the difference between such amounts, shall be paid-up, without prejudice to the provision of Section 2:80 paragraph 2 DCC. Where shares of a particular class are subscribed at a higher amount than the nominal value, the difference between such amounts shall be carried to the share premium reserve of that class of shares.
4.3    Upon the establishment of a right of pledge on a common share or the creation or transfer of a right of usufruct on a common share, the right to vote may be vested in the pledgee or the usufructuary, with due observance of the relevant provisions of Dutch law.
4.4    Both the holder of one or more common shares without voting right and the pledgee or usufructuary of one or more common shares with voting right shall have the rights conferred by law upon holders of depositary receipts issued with a company’s cooperation for shares in its share capital.
4.5    No right of pledge can be established on a special voting share.
4.6    The voting rights attributable to a special voting share that is subject to an usufruct vest in the shareholder concerned.
4.7    The usufructuary of one or more special voting shares shall not have the rights conferred by law upon holders of depositary receipts issued with a company's cooperation for shares in its share capital.
4.8    The company may cooperate in the issuance of registered depositary receipts for common shares, but only pursuant to a resolution to that effect of the Board of Directors. Each holder of such depositary receipts shall have the rights conferred by law or by the applicable depositary agreement upon holders of depositary receipts issued with a company’s cooperation for shares in its share capital.
5.    Option right SVS Foundation
5.1    The SVS Foundation has the right to subscribe for a number of special voting shares up to the number of special voting shares included in the company's authorized share capital from time to time.
5.2    Pursuant to Article 28.1, special voting shares issued to the SVS Foundation are issued out of the special capital reserve.

5.3    The Board of Directors may implement Article 5.1 in further detail through an agreement, instrument or otherwise and the terms of such implementation may be amended by the Board of Directors.
6.    Holding requirement in respect of special voting shares
6.1    Special voting shares may only be held by a Qualifying Shareholder, the SVS Foundation and the company itself. A Qualifying Shareholder cannot hold more than one (1) special voting share for each Qualifying Common Share held by such shareholder. Other than as provided in the Articles 9.8 and 9.9, there shall be no limit on the number of special voting shares that may be held by the SVS Foundation and the company.
6.2    The Board of Directors shall set the terms and conditions relating to the issuance, allocation, acquisition, holding, repurchase and transfer of special voting shares (the "SVS Conditions"). The SVS Conditions may be amended pursuant to a resolution by the Board of Directors, provided, however, that any amendment that is not merely technical and is material to shareholders that are registered in the Loyalty Register, will be subject to the approval of the general meeting unless such amendment is required to ensure compliance with applicable law or regulations or the listing rules of any securities exchange on which the common shares are listed.
6.3    In the event of a Change of Control in respect of a Qualifying Shareholder or in the event that a Qualifying Shareholder requests that some or all of its Qualifying Common Shares be de-registered from the Loyalty Register in accordance with Article 12.5, or transfers some or all of its Qualifying Common Shares to any other party (other than a Loyalty Transferee):
(a)a corresponding number of Qualifying Common Shares of such shareholder shall be de-registered from the Loyalty Register with immediate effect and as a consequence shall no longer qualify as Qualifying Common Shares;
(b)such shareholder shall be obliged to immediately offer and transfer a number of special voting shares equal to the number of Qualifying Common Shares referred to in Article 6.3(a) to the company and any and all voting rights attached to such special voting shares will be suspended upon the issue of a notice by the company.
6.4    In the event of a Change of Control in respect of a shareholder who is registered in the Loyalty Register but is not yet a Qualifying Shareholder with respect to one or more of its common shares, a corresponding number of common shares of such shareholder shall be de-registered from the Loyalty Register with immediate effect.
6.5    In respect of special voting shares offered to the company pursuant to Article 6.3, the offering shareholder and the company shall determine the consideration, if any. Pursuant to Section 2:87a(3) DCC, a shareholder may request the company to engage an independent expert to determine the consideration, if any, for the offered special voting shares. The independent expert shall be selected by the company.
7.    Issuance of shares
7.1    The general meeting or alternatively the Board of Directors, if it has previously been designated to do so by the general meeting, shall have authority to resolve on any issuance of shares. The general meeting shall, for as long as any such designation of the Board of Directors for this purpose is in force, no longer have authority to decide on the issuance of shares. For a period of three (3) years effective as per the Effective Date, the Board of Directors shall irrevocably be authorized to issue common shares or to grant rights to subscribe for common shares up to in aggregate (i) ten percent (10%) of the issued common shares for general corporate purposes as of the Effective Date, plus (ii) an additional ten percent (10%) of the issued common shares shares as of such date, if the issuance and/or the granting of rights to subscribe for common shares occurs in connection with of the acquisition of an enterprise or a corporation, or, if such issuance and/or the granting of rights to subscribe for common shares is otherwise necessary in the opinion of the Board of Directors.
7.2    The general meeting or the Board of Directors if so designated in accordance with Article 7.1, shall decide on the price and the further terms and conditions of issuance, with due observance of what is required in relation thereto in the law and in these Articles of Association.
7.3    If the Board of Directors is designated to have authority to decide on the issuance of shares by the general meeting, such designation shall specify the class of shares and the maximum number of shares that can be issued under such designation. When making such designation the duration thereof, which shall not be for more than five (5) years, shall be resolved upon at the same time. The designation may be extended from time to time for periods not exceeding five (5) years from the date of such extension. The designation may not be withdrawn unless otherwise provided in the resolution in which the designation is made.
7.4    Within eight (8) days after the passing of a resolution of the general meeting to issue shares or to designate the Board of Directors as provided in Article 7.1, the company shall deposit the complete text of such resolution at the office of the Dutch trade register. Within eight (8) days after the end of each quarter of the financial year, the company shall notify the Dutch trade register of each issuance of shares which occurred during such quarter. Such notification shall state the number of shares issued and their class. Failure to duly make such notification shall neither affect the authority of the general meeting or the Board of Directors to issue shares nor the validity of the shares issued.
7.5    What has been provided in Articles 7.1 up to and including 7.4 shall mutatis mutandis be applicable to the granting of rights to subscribe for shares, but shall not be applicable to the issuance of shares to Persons exercising a previously granted right to subscribe for shares.
7.6    Payment for shares shall be made in cash unless another form of contribution has been agreed. Payment in a currency other than euro may only be made with the consent of the company. Payment in a currency other than euro will discharge the obligation to pay up the nominal value to the extent that the amount paid can be freely exchanged into an amount in euro equal to the nominal value of the relevant shares. The rate of exchange on the day of payment will be decisive, unless the company requires payment against the rate of exchange on a specified date which is not more than two (2) months before the last day on which payment for such shares is required to be made, provided that such shares will be admitted to trading on a regulated market or multilateral trading facility as referred to in Section 1:1 of the Dutch Financial Supervision Act (Wet op het financieel toezicht) or a regulated market or multilateral trading facility of a state, which is not a European Union member state, which is comparable thereto.
7.7    The Board of Directors is expressly authorized to enter into the legal acts referred to in Section 2:94 DCC, without the prior consent of the general meeting.
8.    Right of pre-emption
8.1    Subject to Article 8.9 and the remainder of this Article 8, in the event of an issuance of common shares, every holder of common shares shall have a right of pre-emption with regard to the common shares to be issued in proportion to the aggregate nominal value of his common shares, provided however that no such right of pre-emption shall exist in respect of shares to be issued to employees of the company or of a group company pursuant to any option plan of the company.
8.2    A shareholder shall have no right of pre-emption for shares that are issued against a non-cash contribution.
8.3    In the event of an issuance of special voting shares, shareholders shall not have any right of pre-emption.
8.4    The general meeting or the Board of Directors, as the case may be, shall decide when passing the resolution to issue shares in which manner the shares shall be issued and, to the extent that rights of pre-emption apply, within what period those rights may be exercised.
8.5    The company shall give notice of an issuance of shares that is subject to a right of pre-emption and of the period during which such right may be exercised by announcement in the Dutch State Gazette and in a nationally distributed newspaper.
8.6    The right of pre-emption may be exercised during a period of at least two (2) weeks after the announcement in the Dutch State Gazette.
8.7    Subject to Article 8.9, the right of pre-emption may be limited or excluded by a resolution of the general meeting or a resolution of the Board of Directors if the Board of Directors has been designated to do so by the general meeting and provided the Board of Directors has also been authorized to resolve on the issuance of shares. In the proposal to the general meeting to limit or exclude pre-emption rights the reasons for the proposal and a substantiation of the proposed issuance price shall be explained in writing. With respect to designation of the Board of Directors the provisions of the last three sentences of Article 7.3 shall apply mutatis mutandis.
8.8    For a resolution of the general meeting to limit or exclude the right of pre-emption or to designate the Board of Directors as authorized to do so, an absolute majority of the votes cast is required to approve such resolution, provided, however, that if less than one half of the issued share capital is represented at the meeting, then a majority of at least two thirds of the votes cast is required to adopt such resolution. Within eight (8) days from the resolution the company shall deposit a complete text thereof at the office of the Dutch trade register.

8.9    For a period of three (3) years as of the Effective Date, the Board of Directors shall irrevocably be authorized to limit or exclude the right of pre-emption as set out in this Article 8 (including Article 8.10) in connection with the authorization of the Board of Directors as set out in Article 7.1.
8.10    When rights are granted to subscribe for common shares the shareholders shall also have a right of pre-emption with respect to such rights; what has been provided hereinbefore in this Article 8 shall apply mutatis mutandis. Shareholders shall have no right of pre-emption in respect of shares that are issued to anyone who exercises a previously acquired right.
9.    Acquisition or disposal by the company of shares in its own share capital
9.1    The company shall at all times have the authority to acquire fully paid-up shares in its own share capital, provided that such acquisition is made for no consideration (om niet).
9.2    The company shall also have authority to acquire fully paid-up shares in its own share capital or depositary receipts thereof for consideration, if:
(a)the general meeting has authorized the Board of Directors to make such acquisition - which authorization shall be valid for no more than eighteen (18) months and has specified the number of shares which may be acquired, the manner in which they may be acquired and the (criteria to establish the) limits within which the price must be set;
(b)the company's equity, after deduction of the acquisition price of the relevant shares, is not less than the sum of the paid-in and called up portions of the share capital and the reserves that have to be maintained pursuant to Dutch law and these Articles of Association; and
(c)the aggregate nominal value of the shares to be acquired and the shares in its share capital the company already holds, holds as pledgee or are held by a subsidiary, does not amount to more than one half of the issued share capital.
9.3    The company's equity as shown in the last confirmed and adopted balance sheet, after deduction of the acquisition price for shares in the share capital of the company, the amount of the loans as referred to in Section 2:98c DCC and distributions from profits or reserves to any other Persons that became due by the company and its subsidiaries after the date of the balance sheet, shall be decisive for purposes of Article 9.2 subs (b) and (c). If more than six (6) months have elapsed since the end of a financial year without the annual accounts having been adopted, an acquisition in accordance with Article 9.2 shall not be allowed until such time as the annual accounts shall be adopted.
9.4    No authorization shall be required if the company acquires its own shares for the purpose of transferring the same to employees of the company or a group company under a scheme applicable to such employees. Such own shares must be officially listed on a price list of a stock exchange.
9.5    Articles 9.1 and 9.2 shall not apply to shares which the company acquires under universal title of succession (algemene titel).
9.6    Any acquisition by the company of shares that have not been fully paid up shall be void, unless such shares are acquired under universal title of succession (algemene titel).

9.7    Any disposal of shares held by the company will require a resolution of the Board of Directors. Such resolution shall also stipulate any conditions of the disposal.
9.8    The company may, jointly with its subsidiaries, hold shares in its own capital exceeding one-tenth of its issued capital for no more than three years after acquisition of shares for no consideration or under universal title of succession. Any shares held by the company in excess of the amount permitted shall transfer to the Directors jointly at the end of the last day of such three year period. Each Director shall be jointly and severally liable to compensate the company for the value of the shares at such time, with interest at the statutory rate thereon from such time. For the purpose of this Article 9.8 the term shares shall include depositary receipts for shares and shares in respect of which the company holds a right of pledge.
9.9    Article 9.8 shall apply correspondingly to shares and depositary receipt for shares acquired by the company in accordance with Article 9.4 without the authorization of the general meeting and held by the company for more than one year after acquisition thereof.
10.    Reduction of the issued share capital
10.1    The general meeting shall have the authority to pass a resolution to reduce the issued share capital by:
(a)cancelling (i) shares which the company holds in its own share capital or of which the company holds the issued depositary receipts or (ii) all issued class A special voting shares; or
(b)reducing the nominal value of the shares by means of an amendment to these Articles of Association. The shares to which such resolution relates shall be stated in the resolution and it shall also be stated therein how the resolution shall be implemented.
10.2    Subject to Article 10.3, a resolution to reduce the share capital shall require an absolute majority of the votes cast in a general meeting, provided, however, that such resolution shall require a majority of at least two-thirds of the votes cast in a general meeting if less than one half of the issued capital is represented at the meeting.
10.3    A resolution to cancel all issued class A special voting shares shall require a majority of at least two-thirds of the votes cast in a general meeting, subject to approval of the meeting of holders of the class A special voting shares.
10.4    Cancellation of class A special voting shares shall take place without the repayment of the nominal value of the special voting shares, which nominal value shall be added to the special capital reserve.
10.5    Any reduction of the nominal value of the common shares without repayment must be made pro rata on all common shares. Any reduction of the nominal value of the special voting shares shall take place without repayment.
10.6    A partial repayment on common shares shall only be allowed in implementation of a resolution to reduce the nominal value of the common shares. Such a repayment must be made in respect of all common shares on a pro rata basis. The pro rata requirement may be waived with the consent of all the holders of common shares.
10.7    The notice convening a general meeting at which a resolution to reduce the share capital is to be passed shall state the purpose of the reduction of the share capital and the manner in which effect is to be given thereto. Section 2:123 paragraphs 1 and 2 DCC shall apply mutatis mutandis.
10.8    The company shall deposit the resolutions referred to in Article 10.1 at the office of the Dutch trade register and shall publish a notice of such deposit in a nationally distributed daily newspaper; what has been provided in Section 2:100 paragraphs 2 up to and including 6 DCC shall be applicable to the company.
11.    Shares and share certificates
11.1    The shares shall be registered shares and they shall for each class be numbered as the Board of Directors shall determine.
11.2    The Board of Directors may resolve that, at the request of the shareholder, share certificates shall be issued in respect of common shares in such denominations as the Board of Directors shall determine, which certificates are exchangeable at the request of the shareholder.
11.3    Share certificates shall not be provided with dividend coupons or a talon.
11.4    Each share certificate carries the number(s), if any, of the common share(s) in respect of which they were issued.
11.5    The exchange referred to in Article 11.2 shall be free of charge.
11.6    Share certificates shall be signed by a Director. The Board of Directors may resolve that the signature shall be replaced by a facsimile signature.
11.7    The Board of Directors may determine that for the purpose of trading and transfer of common shares at a foreign stock exchange, share certificates shall be issued in such form as shall comply with the requirements of such foreign stock exchange.
11.8    On a request in writing by the party concerned and upon provision of satisfactory evidence as to title, replacement share certificates may be issued in respect of share certificates which have been mislaid, stolen or damaged, on such conditions, including, without limitation, the provision of indemnity to the company as the Board of Directors shall determine.
11.9    The costs of the issuance of replacement share certificates may be charged to the applicant. As a result of the issuance of replacement share certificates the original share certificates will become void and the company will have no further obligation with respect to such original share certificates. Replacement share certificates will bear the numbers of the documents they replace.
12.    Register of shareholders and Loyalty Register
12.1    The Board of Directors shall appoint a registrar who shall keep a register of shareholders in which the name and address of each shareholder shall be entered, the number and class of shares held by each of them, and, in so far as applicable, the further particulars referred to in Section 2:85 DCC.
12.2    The registrar shall be authorized to keep the register of shareholders in an electronic form and to keep a part of the register of shareholders outside the Netherlands if required to comply with applicable foreign legislation or the rules of a stock exchange where the common shares are listed.
12.3    The Board of Directors shall determine the form and contents of the register of shareholders with due observance of the provisions of Articles 12.1 and 12.2 and Section 2:85 DCC.
12.4    The registrar shall separately administer a Loyalty Register which does not form part of the company’s register of shareholders. The registrar shall enter in the Loyalty Register the name and address of shareholders who have requested the Board of Directors to be registered in such register in order to become eligible to acquire special voting shares, recording the entry date and number and amount of common shares in respect of which the relevant request was made.
12.5    A holder of common shares that are included in the Loyalty Register may at any time request to de-register from the Loyalty Register some or all of its common shares included therein.
12.6    The register of shareholders and Loyalty Register shall be kept up to date regularly.
12.7    Upon request and free of charge, the registrar shall provide shareholders and those who have a right of usufruct or pledge in respect of such shares with an extract from the register of shareholders and Loyalty Register in respect of their registration.
12.8    The registrar shall be authorized to disclose information and data contained in the register of shareholders and Loyalty Register and/or have the same inspected to the extent that this is requested to comply with applicable legislation or rules of a stock exchange where the shares are listed from time to time.
13.    Transfer of shares
13.1    The transfer of shares or of a restricted right thereto shall require an instrument intended for such purpose and, save when the company itself is a party to such legal act, the written acknowledgement by the company of the transfer. The acknowledgement shall be made in the instrument or by a dated statement on the instrument or on a copy or extract thereof mentioning the acknowledgement signed as a true copy by the notary or the transferor, or in the manner referred to in Article 13.2 Service of such instrument or such copy or extract on the company shall be considered to have the same effect as an acknowledgement.
13.2    Without prejudice to Article 12.1, if a share certificate has been issued for a common share, the shareholder must surrender such share certificate to the company before transferring such common shares.
The company may acknowledge the transfer by making an annotation on such share certificate as proof of the acknowledgement or by replacing the surrendered certificate by a new share certificate registered in the name of the transferee.
13.3    The Board of Directors may resolve, with due observation of the statutory requirements, that Article 13.1 shall not apply to the common shares that are registered in the part of the shareholders register which is kept outside the Netherlands by a registrar appointed by the Board of Directors, and that the property law aspects of such common shares are governed by the requirements of the relevant foreign stock exchange.
14.    Transfer restrictions in respect of special voting shares

14.1    Common shares are freely transferable. A transfer of special voting shares other than pursuant to Article 6.3 may only be effected with due observance of Articles 6.1 and 14.
14.2    A shareholder who wishes to transfer one or more special voting shares shall require the approval of the Board of Directors, except (i) if the corresponding Qualifying Common Shares are transferred to a Loyalty Transferee, in which case the corresponding special voting shares must be transferred to such Loyalty Transferee, (ii) for any transfer of special voting shares from the SVS Foundation to a Qualifying Shareholder or (iii) for any transfer of special voting shares from a shareholder to the company.
14.3    If the Board of Directors grants the approval, or if approval is deemed to have been granted as provided for in Article 14.4, the transfer must be effected within three (3) months of the date of such approval or deemed approval.
14.4    If the Board of Directors does not grant the approval, then the Board of Directors should at the same time provide the requesting shareholder with the names of one or more prospective purchasers who are prepared to purchase all the special voting shares referred to in the request for approval, against payment in cash. If the Board of Directors does not grant the approval but at the same time fails to designate prospective purchasers, then approval shall be deemed to have been granted. The approval shall likewise be deemed granted if the Board of Directors has not made a decision in respect of the request for approval within six (6) weeks upon receipt of such request.
14.5    The requesting shareholder and the prospective purchaser accepted by him shall determine the purchase price referred to in Article 14.4 by mutual agreement. If they do not reach agreement on the purchase price, Article 6.5 shall apply mutatis mutandis.
15.    Notification obligation
15.1    The Maximum Voting Threshold for a general meeting shall be published by the company on its website the day following the Final Registration Date for that general meeting as mentioned in the notice convening that general meeting. Each Person with Voting Rights shall, following the publication of the Maximum Voting Threshold for a general meeting, be required to notify the company in writing if such Person with Voting Rights, alone or together with any Person(s) Acting in Concert with him, would be able to exercise, directly or indirectly, voting rights on shares reaching or exceeding the Maximum Voting Threshold.
15.2    Notifications pursuant to Article 15.1 must be made forthwith (onverwijld).
15.3    Upon written request of the company to a Person with Voting Rights required to notify the company pursuant to Article 15.1 (for the purpose of this Article, an "Information Request Notice"), that Person with Voting Rights must, within three (3) days after the date of the Information Request Notice, provide the company with such information and/or documentation which the company may reasonably request in order to ascertain the composition, nature and size of the Interest of that Person with Voting Rights and the Person(s) Acting in Concert with him (if any).

15.4    If the company becomes aware that a Person with Voting Rights has failed to comply with any obligation imposed by this Article 14, the company may issue a written notice setting out that the Person with Voting Rights is in default under this Article 14 (the "Defaulting Person"). For as long as the Defaulting Person has not complied with its obligations under this Article 14, the right to attend and vote at general meetings with respect to all of such Person's shares shall be suspended. Article 16.5 shall apply mutatis mutandis with respect to the common shares held by such Person with Voting Rights.
15.5    For the purpose of Articles 15.3 and 15.4 the reference to "written" also includes the posting of a notice on the company's website.
16.    Voting restrictions
16.1    No Person with Voting Rights, alone or together with any Person(s) Acting in Concert with him, may be able to exercise, directly or indirectly, voting rights on shares at a general meeting reaching or exceeding the Maximum Voting Threshold for that general meeting.
16.2    If a Person with Voting Rights, alone or together with any Person(s) Acting in Concert with him, would be able to exercise, directly or indirectly, voting rights on shares reaching or exceeding the Maximum Voting Threshold (the "Excess Shares"), the company shall prior to that general meeting issue a written voting restriction notice to such Person with Voting Rights (the "Voting Restriction Notice").
16.3    Upon receipt of a Voting Restriction Notice, the right of the relevant Person with Voting Rights to attend and vote at the relevant general meeting with respect to such Person's Excess Shares (the "Suspended Rights") shall automatically be suspended. The Voting Restriction Notice shall identify the shares of the Person with Voting Rights that qualify as Excess Shares.
16.4    The Suspended Rights will resume immediately after closing of the relevant general meeting, provided that the company shall determine prior to the next general meeting whether each Person with Voting Rights complies with the obligations set out in Article 16.1.
The company shall be entitled to take all appropriate actions to ensure that the suspension of the Suspended Rights is effective until the Suspended Rights resume in accordance with the provisions above.
If Excess Shares are held by Persons that are a member of an Excess Concert, the suspension of the Suspended Rights shall, to the extent possible, be effective proportional to their respective holdings, which proportionality will be discretionally determined by the company based on the information available to the company (and the company may rely on the available information without further investigation).
16.5    If a Person with Voting Rights wishes to dispose of all or part of its common shares that qualify as Excess Shares (such a Person, a "Transferor" and the common shares that qualify as Excess Shares, the "Transferor Excess Shares"), it will be able to do so through the public market as long as the common shares are admitted to trading on a regulated market or multilateral trading facility, as referred to in Section 1:1 WFT or an exchange or system of a non-member state that is comparable to a regulated market or multilateral trading facility. Each Person that wish to acquire all or part of the Transferor Excess Shares through the public market shall qualify as a candidate purchaser (gegadigde) as referred to Section 2:87b(2) DCC. A Transferor that intends to dispose of its Transferor Excess Shares may request the company to engage an independent expert to determine and confirm that the sale price that can be realised through the public market for the Transferor Excess Shares is equal to the value of the Transferor Excess Shares. The independent expert shall be selected by the company. In addition, if (i) the common shares are no longer admitted to trading on a regulated market or multilateral trading facility, as referred to in Section 1:1 WFT or an exchange or system of a non-member state that is comparable to a regulated market or multilateral trading facility or (ii) the Transferor prefers to engage the company in the disposal process, a Transferor may request the company to assist that Transferor in connection with the disposal of the Transferor Excess Shares. Upon receipt of such request, the company shall be authorized to engage one or more professionals (including, without limitation, brokers and placement agents) in connection with such proposed disposal of the Transferor Excess Shares. The company shall designate within a period of three (3) months following the request of the Transferor one or more candidate purchaser (gegadigde) as referred to Section 2:87b(2) DCC (which may include the company) that are willing to acquire the Transferor Excess Shares for a price equal to the value of the Transferor Excess Shares determined by one or more independent experts selected by the company.
16.6    For the purpose of Article 16.2 the reference to "written" also includes the posting of a notice on the company's website.
17.    Exemption
17.1    Article 15, 16, 17 and 18 shall lapse following a resolution passed to that effect by the meeting of holders of common shares with a majority of at least two-thirds of the votes cast (for the avoidance of doubt, without giving effect to any votes exercisable through special voting shares).
17.2    Articles 15, 16, 17 and 18 shall lapse if a Person has made a public offer for the common shares, in accordance with applicable laws, and acquired more than fifty percent (50%) of the issued common shares as a result of such public offer. The percentage referred to in the previous sentence shall be deemed to include any common shares already held by such Person taken together with its Affiliates.
18.    Legal title shareholder voting restrictions
18.1    In this Article 18, the following words shall have the following meanings:
Excess Shareholder: a Person that, alone or together with any Person Acting in Concert with him, may be able to exercise, directly or indirectly, voting rights on shares at a general meeting reaching or exceeding the Maximum Voting Threshold for that general meeting;
Excess Shareholder Shares: shares held by a shareholder that are part of the Interest of an Excess Shareholder that would qualify as Excess Shares (as defined in Article 16), if (i) Articles 16 and 17 would have been applicable with respect to such

Excess Shareholder and (ii) with respect to all shares that are part of the Interest of that Excess Shareholder;
Exempted Excess Shareholder Shares: Excess Shareholder Shares that are part of the Interest of an Excess Shareholder that would be exempted from Article 16 based on the exemption referred to in Article 17.1, if (i) Articles 16 and 17 would have been applicable with respect to such Excess Shareholder and (ii) with respect to all shares that are part of the Interest of that Excess Shareholder;
Legal Title Excess Shareholder: a shareholder holding common shares that qualify as LTES Excess Shares;
LTES Excess Shares: Excess Shareholder Shares excluding any Exempted Excess Shareholder Shares;
LTES Suspended Rights: has the meaning ascribed to it in Article 18.5; and
LTES Voting Restriction Notice: has the meaning ascribed to it in Article 18.4.
18.2    A shareholder is not allowed to be a Legal Title Excess Shareholder.
18.3    If a shareholder qualifies as a Legal Title Excess Shareholder, the Company may issue a voting restriction notice to such Legal Title Excess Shareholder (the "LTES Voting Restriction Notice").
18.4    Upon receipt of the Voting Restriction Notice by a Legal Title Excess Shareholder, the right of that Legal Title Excess Shareholder to attend and vote at general meetings with respect to the common shares that qualify as LTES Excess Shares shall automatically be suspended (the suspended rights, the "LTES Suspended Rights").
18.5    Once the relevant Legal Title Excess Shareholder has complied with his obligations under Article 18.3, as determined by the company, the LTES Suspended Rights will resume as of such moment.
18.6    The company shall be entitled to take all appropriate actions to ensure that the suspension of the LTES Suspended Rights is effective until the LTES Suspended Rights resume in accordance with Article 18.5.
19.    Board of Directors: appointment, suspension and dismissal
19.1    The company shall have a Board of Directors, consisting of three (3) or more Directors, comprising both Directors having responsibility for the day-to-day management of the company (executive Directors) and Directors not having such day-to-day responsibility (non-executive Directors), in each case subject to the allocation of tasks among executive Directors and non-executive Directors in accordance with article 20.3. The Board of Directors as a whole will be responsible for the strategy of the company. The majority of the Directors shall consist of non-executive Directors.
19.2    Subject to Articles 19.1 and 19.3, the Board of Directors shall determine the number of Directors.
19.3    The general meeting shall appoint the Directors and takes into account the following, subject to Articles 19.5, 19.6 and 19.7:
(a)    two (2) Directors shall be appointed upon a binding nomination by Exor, provided that if, (i) Exor and its Reference Affiliates jointly hold less than eight percent (8%) but no less than five percent (5%) of the issued and outstanding common shares, one (1) Director shall be appointed upon a binding nomination by Exor and (ii) Exor and its Reference Affiliates jointly hold less than five percent (5%) of the issued and outstanding common shares, Exor shall not have a right to make any binding nomination of Directors and the rigths of Exor under this Article 19.3(a) shall lapse;
(b)    one (1) Director shall be appointed upon a binding nomination by EPF/FFP, provided that if, within six (6) years after the Effective Date or on the sixth (6th) anniversary of the Effective Date, (i) EPF, FFP and their respective Reference Affiliates jointly hold eight percent (8%) or more of the issued and outstanding common shares and (ii) the rights of Bpifrance under Article 19.3(c) and (d) have lapsed, two (2) Directors shall be appointed upon a binding nomination by EPF/FFP and provided further that if, (A) EPF, FFP and their respective Reference Affiliates jointly cease to hold eight percent (8%) or more, but still hold no less than five percent (5%) of the issued and outstanding common shares, one (1) Director shall be appointed upon a binding nomination by EPF/FFP and (B) EPF, FFP and their respective Reference Affiliates jointly hold less than five percent (5%) of the issued and outstanding common shares, EPF/FFP shall not have a right to make any binding nomination of Directors and the rights of EPF/FFP under this Article 19.3(b) shall lapse;
(c)    one (1) Director shall be appointed upon a binding nomination by Bpifrance, provided that if, Bpifrance and its Reference Affiliates jointly hold less than five percent (5%) of the issued and outstanding common shares, Bpifrance shall not have a right to make any binding nomination of Directors and the rights of Bpifrance under this Article 19.3(c) shall lapse;
(d)    one (1) Director shall be appointed upon a binding nomination by (i) EPF/FFP, provided that EPF, FFP and their Reference Affiliates jointly hold more than four percent (4%) but less than five percent (5%) of the issued and outstanding common shares or (ii) Bpifrance, provided that Bpifrance and its Reference Affiliates jointly hold more than four percent (4%) but less than five percent (5%) of the issued and outstanding common shares, if:
(a)(i) the rights of EPF/FFP under Article 19.3(b) or (ii) the rights of Bpifrance under Article 19.3(c) have not lapsed; and
(b)EPF/FFP, Bpifrance and their respective Reference Affiliates jointly hold eight percent (8%) or more of the issued and outstanding common shares.
provided that, while a director is nominated by Bpifrance pursuant to this Article 19.3(d), EPF/FFP shall not have the right to nominate a second director pursuant to Article 19.3(b). For the avoidance of doubt, if on the sixth (6th) anniversary of the Effective Date, the conditions set forth in Article 19.3(b) are satisfied, EPF/FFP shall be entitled to nominate a second director in replacement of the Bpifrance nominee in accordance with Article 19.3(b).
(e)    two (2) non-executive Directors shall be appointed upon a nomination by the Global Works Council for a term of four (4) years starting from the Effective

Date. In the event of a vacancy during the term referred to in the previous sentence, the Global Works Council may make a nomination for a person to fill the vacancy for the remainder of the term aforementioned.
19.4    Upon written request of the company, and in order to make the binding nominations, each Person as referred to under Article 19.3(a) up to (d) must - within ten (10) days upon written request of the company, which request must be received by the Person concerned at least fifteen (15) days prior to the deadline for making a binding nomination - provide the Board of Directors with:
(a)documentation evidencing the ownership of common shares by the Person concerned and its Reference Affiliates (and, in case of EPF, or FFP and its Reference Affiliates), if and to the extent the common shares of that Person or Reference Affiliates are not registered in the shareholders register or Loyalty Register of the company in the name of that Person or Reference Affiliate; and
(b)such other information and/or documentation which the company may reasonably request in order to ascertain that a Person is indeed a Reference Affiliate of the Person concerned as well as the nature of the interest in the common shares held by the Person concerned and its Reference Affiliates.
For as long as the Person concerned has not complied with providing the information referred to under this Article 19.4, the right to make a binding nomination for the appointment of one or more Directors shall be suspended. If the previous sentence applies, the Board of Directors shall make a binding nomination in lieu of the persons listed in Article 19.3.
19.5    The binding nomination right of a Person as referred to under Article 19.3(a) up to (d) lapses upon a Change of Control of such Person.
19.6    If a Person and its Reference Affiliates (and, in case of EPF, FFP and their Reference Affiliates) no longer reach the relevant threshold(s) as referred to under Article 19.3(a) up to (d) as a result of any event or series of events (including any issue of new shares) other than a transfer (including transfer under universal title) of common shares held by such Person or its Reference Affiliates (and, in case of EPF, FFP and their Reference Affiliates) such event or series of events shall be disregarded for the purpose of determining whether that Person reaches the relevant threshold(s).
    The binding nomination right of Bpifrance or EPF/FFP, if applicable, as referred to in Article 19.3(d) shall lapse six (6) years after the Effective Date.
19.7    Once lapsed in accordance with this Article 19, the binding nomination right of a Person as referred to under Article 19.3(a) up to (d) cannot be reinstated.
19.8     The general meeting may at all times overrule a binding nomination for the appointment of a Director by a two-thirds majority of the votes cast, with such two-thirds majority of the votes cast representing more than half of the issued share capital. If the nomination comprises one candidate for a vacancy, a resolution concerning the nomination shall result in the appointment of the candidate, unless the nomination is overruled. A second meeting as referred to in Section 2:120(3) DCC cannot be convened. Each time a binding nomination is overruled, the relevant shareholder(s)

of the company, as referred to under Article 19.3(a) up to (d), or the Board of Directors, as the case may be, may make a new binding nomination for such vacancy.
19.9    The general meeting shall at all times have power to suspend or to dismiss any Director. A resolution of the general meeting to suspend or dismiss a Director appointed upon a binding nomination shall require a majority of at least two-thirds of the votes cast, with such two-thirds majority of the votes cast representing more than half of the issued share capital, unless the person who made the binding nomination for such director supports the suspension or dismissal (as the case may be). A second meeting as referred to in Section 2:120(3) of the Dutch Civil Code cannot be convened.
19.10    Subject to Article 19.3(e) and the second sentence of this Article 19.10, the term of office of Directors will be for a period of two (2) years, unless the board of directors determines otherwise, provided that his term of office shall lapse immediately after the close of the first annual general meeting held after two (2) years have lapsed since his appointment.
    A Director appointed upon a binding nomination by a Person as referred to under Article 19.3(a) up to (d) will resign at the earlier of (i) the end of the term referred to in the previous sentence, (ii) ten (10) days after the date that Person and its Reference Affiliates (and, in case of EPF, FFP and their Reference Affiliates) no longer reach the relevant threshold(s) as referred to under Article 19.3(a) up to (c) or (iii) only with respect to a Director appointed upon a binding nomination as referred to under Article 19.3(d), six years after the Effective Date.
    If as a result of resignations or other reasons the majority of the Directors appointed is no longer in office, a general meeting will be convened on an urgent basis by the Directors still in office for the purpose of appointing a new Board of Directors. In such case, the term of office of all Directors in office that are not reappointed at that general meeting will be deemed to have expired at the end of the relevant meeting. Each Director may be reappointed for an unlimited number of terms.
19.11    The company shall have a policy in respect of the remuneration of the Directors. Such remuneration policy shall be adopted by the general meeting with an absolute majority of the votes cast.
19.12    With due observation of the remuneration policy referred to in Article 19.11 and the provisions of law, including those in respect of allocation of responsibilities between executive and non-executive Directors, the Board of Directors may determine the remuneration for the Directors in respect of the performance of their duties, provided that nothing herein contained shall preclude any Directors from serving the company or any subsidiary or related company thereof in any other capacity and receiving compensation therefor and provided further that the executive Directors may not participate in the decision-making regarding the determination of the remuneration for the executive Directors.
19.13    The Board of Directors shall submit to the general meeting for its approval plans to award shares or the right to subscribe for shares. The plans shall at least set out the number of shares and rights to subscribe for shares that may be awarded to the Board of Directors and the criteria that shall apply to the award or any change thereto.
19.14    Failure to obtain the approval of the general meeting required under Article 19.13 shall not affect the powers of representation of the Board of Directors.
20.    Management, regulations and decision-making
20.1    The Board of Directors shall exercise its duties, including the oversight of the company, subject to the limitations contained in these Articles of Association.
20.2    The chairman of the Board of Directors as referred to by law shall be a non-executive Director and shall have the title Senior Independent Director. The Board of Directors may grant other titles to the Directors. The Board of Directors may furthermore appoint or delegate the appointment of a Secretary, who need not be selected from among its members.
    The Board of Directors shall draw up board regulations to deal with matters that concern the Board of Directors internally.
20.3    The regulations shall include an allocation of tasks amongst the executive Directors and non-executive Directors and may provide for general or specific delegation of powers.
    The regulations shall contain provisions concerning the manner in which meetings of the Board of Directors are called and held, including the decision-making process. Subject to Article 2.4, these regulations may provide that meetings may be held by telephone conference or video conference, provided that all participating Directors can follow the proceedings and participate in real time discussion of the items on the agenda.
20.4    The Board of Directors can only adopt valid resolutions when the majority of the Directors in office shall be present or represented at the meeting of the Board of Directors.
20.5    A Director may be represented by a co-Director if authorized in writing; provided that a Director may not act as proxy for more than one co-Director.
20.6    All resolutions shall be adopted by the favorable vote of the majority of the Directors present or represented at the meeting, unless provided otherwise in the regulations. Each Director shall have one (1) vote.
20.7    The Board of Directors shall be authorized to adopt resolutions without convening a meeting if all Directors shall have expressed their opinions in writing, unless one or more Directors shall object in writing to the resolution being adopted in this way prior to the adoption of the resolution.
20.8    The Board of Directors shall require the approval of the general meeting for resolutions concerning an important change in the company's identity or character, including in any case:
(a)the transfer to a third party of the business of the company or practically the entire business of the company;
(b)the entry into or breaking off of any long-term cooperation of the company or a subsidiary with another legal entity or company or as a fully liable partner of a general partnership or limited partnership, where such entry or breaking off is of far-reaching importance to the company;

(c)the acquisition or disposal by the company or a subsidiary of an interest in the share capital of a company with a value of at least one/third of the company's assets according to the consolidated balance sheet with explanatory notes included in the last adopted annual accounts of the company.
20.9    Failure to obtain the approval required under Article 20.8 shall not affect the powers of representation of the Board of Directors.
20.10    In the event of receipt by the Board of Directors of a third party offer to acquire a business or one or more subsidiaries for an amount in excess of the threshold referred to in Article 20.8 sub (c), the Board of Directors shall, if and when such bid is made public, at its earliest convenience or otherwise in compliance with applicable law issue a public position statement in respect of such offer.
20.11    Subject to Article 19.10, if the office(s) of one or more Directors be vacated or if one or more Directors be otherwise unavailable, the remaining Directors or the remaining Director shall have the full power of the Board of Directors without interruption, provided however that in such event the Board of Directors shall have power to designate one or more Persons to temporarily assist the remaining Director(s) to manage the company. If the offices of all Directors be vacated or if all Directors be otherwise unable to act, the management shall temporarily be vested in the Person or Persons whom the general meeting shall appoint for that purpose.
20.12    A Director shall not participate in deliberations and the decision-making process in the event of a direct or indirect personal conflict of interest between that Director and the company and the enterprise connected with it. If there is such personal conflict of interest in respect of all Directors, the preceding sentence does not apply and the Board of Directors shall maintain its authority, subject to the approval of the general meeting.
21.    Committees
21.1    The Board of Directors shall have power to appoint any committees, composed of Directors and officers of the company and of group companies.
21.2    The Board of Directors shall determine the specific functions, tasks and procedures, as well as the duration of any of the committees referred to in this Article 21.
22.    Representation
22.1    The general authority to represent the company shall be vested in the Board of Directors and the Chief Executive Officer acting individually.
22.2    The Board of Directors or the Chief Executive Officer may also confer authority to represent the company, jointly or severally, to one or more individuals (procuratiehouders) who would thereby be granted powers of representation with respect to such acts or categories of acts as the Board of Directors or the Chief Executive Officer may determine and shall notify to the Dutch trade register. Such authority may be revoked provided that any authority conferred by the Board of Directors may be revoked only by the Board of Directors.
23.    Indemnity
23.1    The company shall indemnify any and all of its Directors, officers, former Directors, former officers (including former directors and officers of Peugeot S.A., which has merged into the company) and any Person who may have served at its request as a director or officer of another company in which it owns shares or of which it is a creditor, who were or are made a party or are threatened to be made a party to or are involved in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative (each a Proceeding), or any appeal in such a Proceeding or any inquiry or investigation that could lead to such a Proceeding, against any and all liabilities, damages, reasonable and documented expenses (including reasonably incurred and substantiated attorneys’ fees), financial effects of judgments, fines, penalties (including excise and similar taxes and punitive damages) and amounts paid in settlement in connection with such Proceeding by any of them. Such indemnification shall not be deemed exclusive of any other rights to which those indemnified may be entitled otherwise.
23.2    Indemnification under this Article 23 shall continue as to any Person who has ceased to serve in the capacity which initially entitled such Person to indemnity under Article 23.1 related to and arising from such Person's activities while acting in such capacity. No amendment, modification or repeal of this Article 23 shall have the effect of limiting or denying any such rights with respect to actions taken or Proceedings arising prior to any such amendment, modification or repeal.
23.3    Notwithstanding Article 23.1 hereof, no indemnification shall be made in respect of any claim, issue or matter as to which such Person shall be adjudged by the competent court or, in the event of arbitration, by an arbiter, in a final and non-appealable decision, to be liable for gross negligence or wilful misconduct in the performance of such Person’s duty to the company.
23.4    The right to indemnification conferred in this Article 23 shall include a right to be paid or reimbursed by the company for any and all reasonable and documented expenses incurred by any Person entitled to be indemnified under this Article 23 who was, or is threatened, to be made a named defendant or respondent in a Proceeding in advance of the final disposition of the Proceeding and without any determination as to such Person's ultimate entitlement to indemnification; provided, however, that such Person shall undertake to repay all amounts so advanced if it shall ultimately be determined that such Person is not entitled to be indemnified under this Article 23.
24.    General meeting
24.1    At least one (1) general meeting shall be held every year, which meeting shall be held within six (6) months after the close of the financial year.
24.2    Furthermore, general meetings shall be held in the case referred to in Section 2:108a DCC and as often as the Board of Directors, the Chairman, the Senior Independent Director or the Chief Executive Officer deems it necessary to hold them, without prejudice to what has been provided in Article 24.3.
24.3    Shareholders solely or jointly representing at least ten percent (10%) of the issued share capital may request the Board of Directors, in writing, to call a general meeting, stating the matters to be dealt with.
    If the Board of Directors fails to call a meeting, then such shareholders may, on their application, be authorized by the interim provisions judge of the court

(voorzieningenrechter van de rechtbank) to convene a general meeting. The interim provisions judge shall reject the application if he is not satisfied that the applicants have previously requested the Board of Directors in writing, stating the exact subjects to be discussed, to convene a general meeting.
24.4    General meetings shall be held in Amsterdam or Haarlemmermeer (Schiphol Airport), the Netherlands, and shall be called by the Board of Directors, the Chairman or the Chief Executive Officer, in such manner as is required to comply with the law and the applicable stock exchange regulations, no later than on the forty-second (42nd) day before the day of the meeting.
24.5    All convocations of general meetings and all announcements, notifications and communications to shareholders and other Persons entitled to attend the meeting shall be made by means of an announcement on the company’s corporate website and such announcement shall remain accessible until the relevant general meeting. Any communication to be addressed to the general meeting by virtue of law or these Articles of Association, may be either included in the notice, referred to in the preceding sentence or, to the extent provided for in such notice, on the company’s corporate website and/or in a document made available for inspection at the office of the company and such other place(s) as the Board of Directors shall determine.
24.6    In addition to Article 24.5, convocations of general meetings may be sent to shareholders and other Persons entitled to attend the meeting through the use of an electronic means of communication to the address provided by such shareholders and other Persons to the company for this purpose.
24.7    The notice shall state the place, date and hour of the meeting and the agenda of the meeting as well as the other data required by law.
24.8    An item proposed in writing by such number of shareholders and other Persons entitled to attend the meeting who, by law, are entitled to make such proposal, shall be included in the notice or shall be announced in a manner similar to the announcement of the notice, provided that the company has received the relevant request or a proposed resolution, including the reasons for putting the relevant item on the agenda, no later than on the sixtieth (60th) day before the day of the meeting.
24.9    The agenda of the annual general meeting shall contain, inter alia, the following items:
(a)non-binding advisory vote on the remuneration report;
(b)adoption of the annual accounts;
(c)granting of discharge to the Directors in respect of the performance of their duties in the relevant financial year;
(d)if applicable, the appointment of Directors;
(e)discussion of the policy of the company on additions to reserves and on dividends, if any;
(f)if applicable, the proposal to pay a dividend;
(g)if applicable, discussion of any substantial change in the corporate governance structure of the company; and
(h)any matters decided upon by the Person(s) convening the meeting and any matters placed on the agenda with due observance of Article 24.8.

24.10    The Board of Directors shall provide the general meeting with all requested information, unless this would be contrary to an overriding interest of the company. If the Board of Directors invokes an overriding interest, it must give reasons.
24.11    If a right of approval is granted to the general meeting by law or these Articles of Association (for instance as referred to in Article 19.13 and Article 20.8) or the Board of Directors requests a delegation of powers or authorization (for instance as referred to in Article 7), the Board of Directors shall inform the general meeting by means of a circular or explanatory notes to the agenda of all facts and circumstances relevant to the approval, delegation or authorization to be granted.
24.12    For the purpose of Articles 24 and 25, Persons with the right to vote or attend meetings shall be considered those Persons who have these rights at the twenty-eighth day prior to the day of the meeting (the "Record Date") and are registered as such in a register to be designated by the Board of Directors for such purpose, irrespective whether they will have these rights at the date of the meeting (such Persons with the right to vote (including, for the avoidance of doubt, shareholders with voting rights), "Persons with Voting Rights" and each a "Person with Voting Rights"). In addition to the Record Date, the notice of the meeting shall further state the manner in which shareholders and other Persons entitled to attend the meeting may have themselves registered, the Final Registration Date for that general meeting and the manner in which the right to vote or attend the meeting can be exercised.
24.13    If a proposal to amend these Articles of Association is to be dealt with, a copy of that proposal, in which the proposed amendments are stated verbatim, shall be made available for inspection to the shareholders and other Persons entitled to attend the meeting, at the office of the company and on the website of the company, as from the day the general meeting is called until after the close of that meeting. Upon request, each of them shall be entitled to obtain a copy thereof, without charge.
25.    Meetings of holders of shares of a specific class
25.1    Meetings of holders of a specific class must be held as frequently and whenever such a meeting is required by virtue of any statutory regulation or any regulation in these Articles of Association.
25.2    In deviation of Article 24.4, meetings of holders of a specific class may be convened no later than on the sixth (6th) day before the day of the meeting.
25.3    The provisions of Article 24, except for Articles 24.1, 24.4 (when it concerns the notice period) and 24.9, apply mutatis mutandis to the meeting of holders of shares of a specific class.
26.    Chairman, minutes, rights, admittance and voting
26.1    The general meeting shall be presided over by the Chairman or, in his absence, by the Senior Independent Director, or in the absence of both the Chairman and the Senior Independent Director, by the Person chosen by the Board of Directors to act as chairman for such meeting.
26.2    One of the Persons present designated for that purpose by the chairman of the meeting shall act as secretary of the meeting and take minutes of the business transacted. The minutes shall be adopted by the chairman of the meeting and the secretary of the meeting and signed by them in witness thereof.
26.3    The minutes of the general meeting shall be made available, on request, to the shareholders no later than three (3) months after the end of the meeting, after which the shareholders shall have the opportunity to react to the minutes in the following three (3) months. The minutes shall then be adopted in the manner as described in Article 26.2.
26.4    If an official notarial record is made of the business transacted at the meeting then minutes need not be drawn up and it shall suffice that the official notarial record be signed by the notary.
26.5    As a prerequisite to attending the meeting and, to the extent applicable, exercising voting rights, the shareholders and other Persons entitled to attend the meeting shall be obliged to inform the Board of Directors in writing within the time frame mentioned in the convening notice. At the latest this notice must be received by the Board of Directors on the day mentioned in the convening notice.
26.6    Shareholders and other Persons entitled to attend the meetings may procure to be represented at any meeting by a proxy duly authorized in writing, provided they shall notify the company in writing of their wish to be represented at such time and place as shall be stated in the notice of the meetings. For the avoidance of doubt, such attorney is also authorized in writing if the proxy is documented electronically. The Board of Directors may determine further rules concerning the deposit of the powers of attorney; these shall be mentioned in the notice of the meeting.
26.7    The chairman of the meeting shall decide on the admittance to the meeting of Persons other than those who are entitled to attend.
26.8    For each general meeting, the Board of Directors may decide that shareholders and other Persons entitled to attend the meeting shall be entitled to attend, address and exercise voting rights at such meeting through the use of electronic means of communication, provided that shareholders and other Persons who participate in the meeting are capable of being identified through the electronic means of communication and have direct cognizance of the discussions at the meeting and the exercising of voting rights (if applicable). The Board of Directors may set requirements for the use of electronic means of communication and state these in the convening notice. Furthermore, the Board of Directors may for each general meeting decide that votes cast by the use of electronic means of communication prior to the meeting and received by the Board of Directors shall be considered to be votes cast at the meeting. Such votes may not be cast prior to the Record Date. Whether the provision of the foregoing two sentences applies and the procedure for exercising the rights referred to in that sentence shall be stated in the notice.
26.9    Prior to being allowed admittance to a meeting, a shareholder and each other Person entitled to attend the meeting, or their attorney, shall sign an attendance list, while stating his name and, to the extent applicable, the number of votes to which he is entitled. Each shareholder and other Person attending a meeting by the use of electronic means of communication and identified in accordance with Article 26.8 shall be registered on the attendance list by the Board of Directors. In the event that it concerns an attorney of a shareholder or another Person entitled to attend the meeting, the name(s) of the Person(s) on whose behalf the attorney is acting, shall also be stated. The chairman of the meeting may decide that the attendance list must also be signed by other Persons present at the meeting.
26.10    The chairman of the meeting may determine the time for which shareholders and others entitled to attend the general meeting may speak if he considers this desirable with a view to the order by conduct of the meeting as well as other procedures that the chairman considers desirable for the efficient and orderly conduct of the business of the meeting.
26.11    Every share (whether common or special voting) shall confer the right to cast one (1) vote.
    Shares in respect of which the law determines that no votes may be cast shall be disregarded for the purposes of determining the proportion of shareholders voting, present or represented or the proportion of the share capital present or represented.
26.12    All resolutions shall be passed with an absolute majority of the votes validly cast unless otherwise specified in these Articles of Association or the DCC.
    Blank votes shall not be counted as votes cast.
26.13    All votes shall be cast in writing or electronically. The chairman of the meeting may, however, determine that voting by raising hands or in another manner shall be permitted.
26.14    Voting by acclamation shall be permitted if none of the shareholders present or represented objects.
26.15    No voting rights shall be exercised in the general meeting for shares or depositary receipts thereof owned by the company or by a subsidiary. Pledgees and usufructuaries of shares owned by the company and its subsidiaries shall however not be excluded from exercising their voting rights, if the right of pledge or usufruct was created before the shares were owned by the company or a subsidiary. Neither the company nor any of its subsidiaries may exercise voting rights for shares in respect of which it holds a right of pledge or usufruct.
26.16    Without prejudice to the other provisions of this Article 26, the company shall determine for each resolution passed:
(a)the number of shares on which valid votes have been cast;
(b)the percentage that the number of shares as referred to under (a) represents in the issued share capital;
(c)the aggregate number of votes validly cast; and
(d)the aggregate number of votes cast in favour of and against a resolution, as well as the number of abstentions.
27.    Audit
27.1    The general meeting shall appoint an accountant to examine the annual accounts drawn up by the Board of Directors, to report thereon to the Board of Directors, and to express an opinion with regard thereto.
27.2    If the general meeting fails to appoint the accountant as referred to in Article 27.1, this appointment shall be made by the Board of Directors.

27.3    To the extent permitted by law, the appointment provided for in Article 27.1 may be cancelled by the general meeting and if the appointment has been made by the Board of Directors, by the Board of Directors.
27.4    If present, the accountant may be questioned by the general meeting in relation to the accountant’s statement on the fairness of the annual accounts. The accountant shall therefore be invited to attend the general meeting convened for the adoption of the annual accounts.
28.    Financial year, annual accounts and distribution of profits
28.1    The financial year of the company shall coincide with the calendar year.
28.2    The Board of Directors shall annually close the books of the company as at the last day of every financial year and shall within four (4) months thereafter draw up annual accounts consisting of a balance sheet, a profit and loss account and explanatory notes. Within such four (4) month period the Board of Directors shall publish the annual accounts, including the accountant’s certificate, the management report and any other information that would need to be made public in accordance with the applicable provisions of law and the requirements of any stock exchange on which common shares are listed.
28.3    The company shall publish its annual accounts and management report and the other documents referred to in Section 2:392 DCC in the English language and in accordance with Section 2:394 DCC.
28.4    If the activity of the company or the international structure of its group justifies the same as determined by the Board of Directors, its annual accounts or its consolidated accounts may be prepared in a foreign currency.
28.5    The annual accounts shall be signed by all the Directors; should any signature be missing, then this shall be mentioned in the annual accounts, stating the reason.
28.6    The company shall ensure that the annual accounts, the management report and the other data referred to in Article 28.2 and the statements are available at its office as from the date on which the general meeting at which they are intended to be dealt with is called, as well as on the website of the company. The shareholders and those entitled to attend general meetings shall be permitted to inspect these documents at the company’s office and to obtain copies thereof free of charge.
28.7    The general meeting shall adopt the annual accounts.
29.    Reserves and profits
29.1    The company shall maintain a special capital reserve to be credited against the share premium exclusively for the purpose of facilitating any issuance or cancellation of special voting shares. Without prejudice to the next sentence, no distribution shall be made from the special capital reserve. The Board of Directors shall be authorized to resolve upon (i) any distribution out of the special capital reserve to pay up special voting shares or (ii) re-allocation of amounts to credit or debit the special capital reserve against or in favour of the share premium reserve.
29.2    The company shall maintain a separate dividend reserve for the special voting shares. The special voting shares shall not carry any entitlement to any other reserve of the company. Distributions from the special dividend reserve shall be made exclusively to the holders of special voting shares in proportion to the aggregate nominal value of their special voting shares. Any distribution out of the special voting rights dividend reserve or the partial or full release of such reserve will require a prior proposal from the Board of Directors and a subsequent resolution of the meeting of holders of special voting shares.
29.3    From the profits, shown in the annual accounts, as adopted, such amounts shall be reserved as the Board of Directors may determine.
29.4    The profits remaining thereafter shall first be applied to allocate and add to the special voting shares dividend reserve an amount equal to one percent (1%) of the aggregate nominal value of all special voting shares outstanding at the end of the financial year to which the annual accounts pertain. The calculation of the amount to be allocated and added to the special voting shares dividend reserve shall occur on a time-proportionate basis. If special voting shares are issued during the financial year to which the allocation and addition pertains, then the amount to be allocated and added to the special voting shares dividend reserve in respect of these newly issued special voting shares shall be calculated as from the date on which such special voting shares were issued until the last day of the financial year concerned. The special voting shares shall not carry any other entitlement to the profits.
29.5    Any profits remaining thereafter shall be at the disposal of the general meeting for distribution of profits on the common shares only, subject to the provision of Article 29.8.
29.6    Subject to a prior proposal of the Board of Directors, the general meeting may declare and pay distributions of profits and other distributions in United States Dollars. Furthermore, subject to the approval of the general meeting and the Board of Directors having been designated as the body competent to pass a resolution for the issuance of shares in accordance with Article 7, the Board of Directors may decide that a distribution shall be made other than in cash, including, without limitation, in the form of shares or that shareholders shall be given the option to receive a distribution either in cash or other than in cash.
29.7    The company shall only have power to make distributions to shareholders and other Persons entitled to distributable profits to the extent the company's equity exceeds the sum of the paid in and called up part of the share capital and the reserves that must be maintained pursuant to Dutch law and these Articles of Association. No distribution of profits or other distributions may be made to the company itself for shares that the company holds in its own share capital.
29.8    The distribution of profits shall be made after the adoption of the annual accounts, from which it appears that the same is permitted.
29.9    The Board of Directors shall have power to declare one or more interim distributions, provided that the requirements of Article 29.7 are duly observed as evidenced by an interim statement of assets and liabilities as referred to in Section 2:105 paragraph 4 DCC, taking into account Article 29.4, and provided further that the policy of the company on additions to reserves and distributions of profits is duly observed. The provisions of Articles 29.2 and 29.3 shall apply mutatis mutandis.

29.10    The Board of Directors may determine that distributions are made from the company's share premium reserve or from any other reserve (other than the special capital reserve, to which Article 25.2 applies), provided that payments from the reserves other than the special dividend reserve may only be made to the holders of common shares.
29.11    Distributions of profits and other distributions shall be made payable in the manner and at such date(s) - within four (4) weeks after declaration thereof - and notice thereof shall be given, as the general meeting, or in the case of interim distributions, the Board of Directors shall determine.
29.12    Distributions of profits and other distributions, which have not been collected within five (5) years and one (1) day after the same have become payable, shall become the property of the company.
30.    Amendment of the Articles of Association
30.1    A resolution to amend these Articles of Association can only be passed by a general meeting pursuant to a prior proposal of the Board of Directors with an absolute majority of the votes cast, provided that a resolution to amend Articles 2.3 or 2.4 of these Articles of Association shall require a majority of at least two-thirds of the votes cast.
30.2    A specific right of Exor, EPF/FFP, and/or Bpifrance, as the case may be, set out in these Articles of Association, cannot be amended without the prior written approval of Exor, EPF/FFP, and/or Bpifrance, as the case may be, until the date such right has lapsed as described in these Articles of Association. For so long as any of Exor, EPF/FFP, or Bpifrance benefits from any specific right under these Articles of Association, any amendment of this Article 30.2 shall require its prior written consent.
31.    Dissolution and winding-up
31.1    A resolution to dissolve the company can only be passed by a general meeting pursuant to a prior proposal of the Board of Directors. In the event a resolution is passed to dissolve the company, the Directors shall become liquidators (vereffenaars) of the dissolved company’s property, unless the general meeting resolves otherwise.
31.2    The general meeting shall appoint and decide on the remuneration of the liquidators.
31.3    Until the winding-up of the company has been completed, these Articles of Association shall to the extent possible, remain in full force and effect.
31.4    Whatever remains of the company's equity after all its debts have been discharged:
(a)shall first be applied to distribute the aggregate balance of share premium reserves and other reserves than the special voting shares dividend reserve of the company to the holders of common shares in proportion to the aggregate nominal value of the common shares held by each of them;
(b)secondly, from any balance remaining, an amount equal to the aggregate amount of the nominal value of the common shares will be distributed to the holders of common shares in proportion to the aggregate nominal value of common shares held by each of them;
(c)thirdly, from any balance remaining, an amount equal to the aggregate amount of the special voting shares dividend reserve will be distributed to the holders of special voting shares in proportion to the aggregate nominal value of the special voting shares held by each of them;

(d)    fourthly, from any balance remaining, the aggregate amount of the nominal value of the special voting shares will be distributed to the holders of special voting shares in proportion to the aggregate nominal value of the special voting shares held by each of them; and
(e)    lastly, the balance remaining will be distributed to the holders of the common shares in proportion to the aggregate nominal value of common shares held by each of them.
31.5    After the company has ceased to exist the books and records of the company shall remain in the custody of the Person designated for that purpose by the liquidators for the period provided by law.
31.6    In addition, the liquidation shall be subject to the relevant provisions of Book 2, Title 1, DCC.
32.    Transitional provision.
Until the Board of Directors has deposited a declaration at the Dutch Trade Register that the Global Works Council has been installed, Article 19.3 paragraph (e) shall read as follows:
19.3 (e)     one (1) non-executive Director shall be appointed upon a nomination by the [•] and one (1) non-executive Director shall be appointed upon a nomination by the [•], each for a term of four (4) years as of the Effective Date. In the event of a vacancy during the term referred to in the previous sentence, the relevant works council may make a nomination for a person to fill the vacancy for the remainder of the term aforementioned.
33.    Transitional provision.
33.1    If Exor and its Reference Affiliates jointly held less than five percent (5%) of the issued and outstanding common shares at the Effective Date, Exor shall not have any rights under Article 19.3(a).
33.2    If EPF, FFP and their respective Reference Affiliates jointly held less than five percent (5%) of the issued and outstanding common shares at the Effective Date, EPF/FFP shall not have any rights under Article 19.3(b).
33.3    If Bpifrance and its Reference Affiliates jointly held less than five percent (5%) of the issued and outstanding common shares at the Effective Date, Bpifrance shall not have any rights under Article 19.3(c).

EXHIBIT A-2

FORM OF TERMS AND CONDITIONS OF SPECIAL VOTING SHARES OF DUTCHCO

[•] N.V.
SPECIAL VOTING SHARES - TERMS AND CONDITIONS [ TBD any amendments in connection with the listing on Euronext (Paris).]
These terms and conditions will apply to the issuance, allocation, acquisition, holding, repurchase and transfer of special voting and common shares in the share capital of [•] N.V., a public company with limited liability (naamloze vennootschap) incorporated under the laws of the Netherlands, having its corporate seat in Amsterdam, the Netherlands, and its address at [•].
1.DEFINITIONS AND INTERPRETATION
1.1    In these terms and conditions the following words and expressions shall have the following meanings, except if the context requires otherwise:

Affiliate
with respect to any specified person, any other person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative of the foregoing;

Agent	the bank, depositary or trust appointed by the Board from time to time and in relation to the relevant jurisdiction in which Company’s shares are listed for trading;
Articles of Association	the articles of association of the Company as in effect from time to time;
Board	the board of directors of the Company;
Broker	the financial institution or broker at which the relevant Shareholder operates his securities account;
Business Day	a calendar day which is not a Saturday or a Sunday or a public holiday in the State of New York, France, the Netherlands or any jurisdiction in which the Company’s shares are listed for trading;
Change of Control	has the meaning set out in the Articles of Association;
Change of Control Notification	a notification to be made by a Qualifying Shareholder in respect of whom a Change of Control has occurred,

in accordance with the form annexed hereto as Exhibit E;
Class A Special Voting Shares	class A special voting shares in the share capital of the company;
Class B Special Voting Shares	class B special voting shares in the share capital of the company;
Common Shares	common shares in the share capital of the Company;
Company
[•] N.V., a public company with limited liability (naamloze vennootschap) incorporated under the laws of the Netherlands, having its corporate seat in Amsterdam, the Netherlands, and its address at [•];

Compensation Amount	has the meaning set out in clause 10;
Deed of Allocation	a private deed of allocation (onderhandse akte van toekenning) of Special Voting Shares, substantially in the form as annexed hereto as Exhibit B;
Deed of Withdrawal	a private deed of repurchase and transfer (onderhandse akte van inkoop en overdracht) of Special Voting Shares, substantially in the form as annexed hereto as Exhibit D;
De-Registration Form	a form to be completed by a Shareholder requesting to de-register some or all of his Common Shares from the Loyalty Register, substantially in the form as annexed hereto as Exhibit C;
De-Registration Request	has the meaning set out in clause 7.1;
DTC	The Depository Trust Company;
Effective Date	the date on which the cross border statutory merger (grensoverschrijdende juridische fusie) pursuant to which PSA (as disappearing entity) has merged into the Company became effective;
Electing Common Shares	Common Shares registered in the Loyalty Register for the purpose of becoming Qualifying Common Shares in accordance with the Articles of Association;
Election Forms	a form to be completed by a Shareholder requesting the Company to register some or all of his Common Shares in the Loyalty Register, substantially in the form as annexed hereto as Exhibit A;

Euronext (Paris)	[•];
Loyalty Intermediary Account	any securities account designated by the Company for the purpose of keeping in custody the Common Shares registered in the Loyalty Register;
Loyalty Register	has the meaning set out in the Articles of Association;
Loyalty Transferee	has the meaning set out in the Articles of Association;
MT	Monte Titoli S.p.A., the Italian central securities depositary;
Power of Attorney
a power of attorney pursuant to which a Shareholder irrevocably authorizes and instructs the Agent to represent such Shareholder and act on such Shareholder’s behalf in connection with any issuance, allocation, acquisition, transfer and/or repurchase of any Special Voting Shares and/or Common Shares in accordance with and pursuant to these Terms and Conditions, as referred to in clause 4.4;

PSA	Peugeot S.A.;
Qualifying Common Shares
with respect to any Shareholder, the number of Electing Common Shares that has for an uninterrupted period of at least three (3) years, been registered in the Loyalty Register in the name of such Shareholder or its Loyalty Transferee(s) and continue to be so registered. For the avoidance of doubt, it is not necessary that specific Common Shares satisfy the requirements as referred to in the preceding sentence in order for a number of Common Shares to qualify as Qualifying Common Shares; accordingly, it is permissible for Common Shares to be substituted into the Loyalty Register for different Common Shares without affecting the total number of Qualifying Common Shares or the total number of Common Shares that would become Qualifying Common Shares after an uninterrupted period of at least three (3) years after registration in the Loyalty Register, held by the Shareholder or its Loyalty Transferee(s);

Qualification Date	has the meaning as set out in clause 5.1;
Qualifying Shareholder	a holder of one or more Qualifying Common Shares;
Reference Price	the average closing price of a Common Share on the New York Stock Exchange calculated on the basis of the period of 20 trading days prior to the day of the breach as referred to in clause 10 or, if such day is not a Business Day, the preceding Business Day;
Regular Trading System	the system maintained and operated by DTC or the direct registration system maintained by the Agent, as applicable;
Request	has the meaning as set out in clause 4.1;
Shareholder	a holder of one or more Common Shares;
Special Voting Shares	Class A Special Voting Shares and Class B Special Voting Shares in the share capital of the Company;
SVS Foundation	[Stichting [•] SVS]; Note to draft: Name of SVS Foundation to be determined.
Terms and Conditions	the terms and conditions established by this deed as they currently read and may be amended from time to time.
1.2    In these Terms and Conditions, unless the context requires otherwise:
(a)references to a person shall be construed so as to include any individual, firm, legal entity (wherever formed or incorporated), governmental entity, joint venture, association or partnership;
(b)the headings are inserted for convenience only and shall not affect the construction of this agreement;
(c)the singular shall include the plural and vice versa;
(d)references to one gender include all genders; and
(e)references to times of the day are to local time in the relevant jurisdiction unless otherwise stated.
2    PURPOSE OF SPECIAL VOTING SHARES
The purpose of the Special Voting Shares is to reward long-term ownership of Common Shares and to promote stability of the Company’s shareholder base.
3    ROLE OF AGENT
3.1    The Agent shall on behalf of the Company and the SVS Foundation manage, organize and administer the Loyalty Register and process the issuance, allocation, acquisition, sale, repurchase and transfer of Special Voting Shares and the transfer of Common Shares in accordance with these Terms and Conditions. In this respect, the Agent will represent the Company and the SVS Foundation and process and sign on behalf of the Company and the SVS Foundation all relevant documentation in respect of the Loyalty Intermediary Account, the Loyalty Register, the Special Voting Shares and the Common Shares, including - without limitation - deeds, confirmations, acknowledgements, transfer forms and entries in the Company’s register of shareholders.
3.2    In accordance with the Power of Attorney (as referred to in clause 4.4), the Agent shall accept instructions from Shareholders to act on their behalf in connection with the issuance, allocation, acquisition, sale, repurchase and transfer of Special Voting Shares and the transfer of Common Shares in accordance with these Terms and Conditions.
3.3    The Board shall ensure that up-to-date contact details of the Agent will be published on the Company’s corporate website.
4    APPLICATION FOR SPECIAL VOTING SHARES - LOYALTY REGISTER
4.1    Subject to clause 4.2, a Shareholder may at any time opt to become eligible for Special Voting Shares by requesting the Agent, acting on behalf of the Company, to register all or some of his Common Shares in the Loyalty Register. Such a request (a Request) will need to be made by the relevant Shareholder through its Broker, by submitting (i) a duly completed Election Form and (ii) a confirmation from the relevant Shareholder’s Broker that such Shareholder holds title to the number of Common Shares included in the Request.
4.2    During the period starting the day after the annual general meeting of the Company to be held in 2020 until the Effective Date, no Shareholder can opt to become eligible for Special Voting Shares, nor the Agent, acting on behalf of the Company can register all or some of the Common Shares in the Loyalty Register as set out in clause 4.1. [Note to draft: Subject to shareholder approval to be voted on at the AGM 2020.]
4.3    In respect of any number of Common Shares which are registered in the direct registration system maintained by the Agent, a Request may also be made by a Shareholder directly to the Agent, acting on behalf of the Company (i.e. not through the intermediary services of a Broker), provided, however, that the Agent may in such case set additional rules and procedures to validate any such Request, including - without limitation - the verification of the identity of the relevant Shareholder, the evidence with respect to such Shareholder’s title to the number of Common Shares, included in the Request and the authenticity of such Shareholder’s submission.
4.4    Together with the Election Form, the relevant Shareholder must submit a duly signed Power of Attorney, irrevocably instructing and authorizing the Agent to act on his behalf and to represent him in connection with the issuance, allocation, acquisition, sale, transfer and repurchase of Special Voting Shares and the transfer of a designated number of Common Shares from the Regular Trading System or to the Loyalty Intermediary Account (as applicable), and vice versa, in accordance with and pursuant to these Terms and Conditions, and to sign on behalf of the relevant Shareholder all relevant documentation in respect of the Loyalty Intermediary Account, the Loyalty Register, the Special Voting Shares and the Common Shares, including - without limitation - deeds, confirmations, acknowledgements, transfer forms and entries in the Company’s register of shareholders.
4.5    The Company and the Agent may establish an electronic registration system in order to allow for the submission of Requests by email or other electronic means of communication. The Company will publish the procedure and details of any such electronic facility, including registration instructions, on its corporate website.
4.6    Upon receipt of the Election Form, the Broker confirmation, if applicable, as referred to in clause 4.1 and the Power of Attorney, the Agent will examine the same and use its reasonable efforts to inform the relevant Shareholder, through his Broker, as to whether the Request is accepted or rejected (and, if rejected, the reasons why) within ten Business Days of receipt of the above-mentioned documents. The Agent may reject a Request for reasons of incompleteness or incorrectness of the Election Form, the Power of Attorney or the Broker confirmation, if applicable, as referred to in clause 4.1 or in case of serious doubts with respect to the validity or authenticity of such documents. If the Agent requires further information from the relevant Shareholder in order to process the Request, then such Shareholder shall provide all necessary information and assistance required by the Agent in connection therewith.
4.7    If the Request is accepted, then the designated number of Common Shares will be taken out of the Regular Trading System or transferred to the Loyalty Intermediary Account (as applicable) and will be registered in the Loyalty Register in the name of the requesting Shareholder (and not in the name of any custodian, Broker, bank or nominee).
4.8    Without prejudice to clause 4.9, the transfer of Common Shares from the Regular Trading System or to the Loyalty Intermediary Account (as applicable) and the registration of Common Shares in the Loyalty Register will not affect the nature of such shares, nor any of the rights attached thereto. All Common Shares will continue to be part of the class of common shares in which they were issued, and any stock exchange listing or registration with the U.S. Securities and Exchange Commission shall continue to apply to such shares. All Common Shares shall be identical in all respects.
4.9    Once any number of Common Shares is included in the Loyalty Register by a Shareholder:
(a)such Shareholder shall not, directly or indirectly, sell, dispose of, trade or transfer such number of Common Shares, or otherwise grant any right or interest therein (other than to a Loyalty Transferee of such Shareholder);
(b)    such Shareholder may create or permit to exist any pledge, lien, fixed or floating charge or other encumbrance over such Common Shares or any interest in any such Common Shares, provided that the voting rights in respect of such Common Shares remain with such Shareholder at all times; and
(c)    such Shareholder wanting to, directly or indirectly, sell, dispose of, trade or transfer such number of Common Shares (other than to a Loyalty Transferee), or create or permit to exist any pledge, lien, fixed or floating charge or other encumbrance over such Common Shares or any interest in any such Common Shares without maintaining the voting rights in respect of such Common Shares, will need, either directly or through such Shareholder’s Broker pursuant to a power of attorney, to submit a De-Registration Request as referred to in clause 7.1.
4.10    In addition to the procedures referred to in clauses 3.1 and 4.4, the Company and the Agent will establish a procedure with DTC and MT to facilitate the transfer of Common Shares in accordance with these Terms and Conditions.
5    SVS FOUNDATION
5.1    The SVS Foundation has the right to subscribe for newly issued Special Voting Shares up to the number of Special Voting Shares included in the Company's authorized share capital from time to time.
5.2    The SVS Foundation shall not exercise its option right or hold Special Voting Shares other than to facilitate the arrangement of Special Voting Shares as set forth in the Articles of Association and these Terms and Conditions.
6    ALLOCATION OF SPECIAL VOTING SHARES
6.1    As per the date on which a number of Common Shares has been registered in the Loyalty Register in the name of one and the same Shareholder or a Loyalty Transferee of such Shareholder for an uninterrupted period of three years (the Qualification Date), such number of Common Shares will become Qualifying Common Shares and the holder thereof will be entitled to receive one Special Voting Share in respect of each of such Qualifying Common Shares and therefore any transfer of such number of Common Shares between such Shareholder and any Loyalty Transferee shall not be deemed to interrupt the three year period referred to in this clause 5.1.
6.2    On the Qualification Date, the Agent will, on behalf of both the Company, the SVS Foundation and the relevant Qualifying Shareholder, process the execution of a Deed of Allocation pursuant to which such number of Special Voting Shares will be allocated to the Qualifying Shareholder as will correspond to the number of newly Qualifying Common Shares.
6.3    Any allocation of Special Voting Shares to a Qualifying Shareholder will be effectuated for no consideration (om niet) and be subject to these Terms and Conditions. The par value of newly issued Special Voting Shares will be funded out of, and debited to, the part of the reserves of the Company that is labelled “Special Capital Reserve”.

6.4    [As per the Effective Date, only Class A Special Voting Shares will be allocated to a Qualifying Shareholder.]
7    CANCELLATION OF ALL SPECIAL VOTING SHARES
7.1    Subject to clause 7.2, all Class A Special Voting Shares may be cancelled by the Company at any time.
7.2    Cancellation of the Class A Special Voting Shares requires a resolution of the general meeting of the Company. The resolution of the general meeting of the Company is subject to the approval of the meeting of holders of Class A Special Voting Shares, as further set out in the articles of association of the Company.
7.3    Cancellation of all Class A Special Voting Shares shall take place without the repayment of the nominal value of the Class A Special Voting Shares.
8    DE-REGISTRATION - WITHDRAWAL OF SPECIAL VOTING SHARES
8.1    A Shareholder with Common Shares registered in the Loyalty Register may at any time request the Agent acting on behalf of the Company to de-register some or all of such Common Shares registered in the Loyalty Register and, to the extent that the relevant Common Shares are held outside the Regular Trading System, to transfer such Common Shares back to the Regular Trading Register. Such a request (a De-Registration Request) must be made by the relevant Shareholder through its Broker, by submitting a duly completed De-Registration Form.
8.2    A De-Registration Request may also be made by a Shareholder directly to the Agent acting on behalf of the Company (i.e. not through the intermediary services of a Broker); provided, however, that the Agent may in such case set additional rules and procedures to validate any such De-Registration Request, including - without limitation - the verification of the identity of the relevant Shareholder and the authenticity of such Shareholder’s submission.
8.3    By means of and immediately upon a Shareholder submitting the De-Registration Form, such Shareholder shall have waived all rights to cast any votes that accrue to the Special Voting Shares concerned in the De-Registration Form.
8.4    Upon receipt of the duly completed De-Registration Form, the Agent will examine the same and procure that such number of Common Shares as specified in the De-Registration Form will be transferred from the Loyalty Intermediary Account, or, if the relevant Common Shares are held outside the Regular Trading System, to the Regular Trading System, as promptly as practicable, but in any event within three Business Days of receipt of the De-Registration Form.
8.5    Upon de-registration from the Loyalty Register, such Common Shares will no longer qualify as Electing Common Shares or Qualifying Common Shares, as the case may be, and the holder of the relevant shares will no longer be entitled to hold a corresponding number of Special Voting Shares allocated in respect of any such Common Shares which qualify as Qualifying Common Shares and will be bound to offer and transfer such number of Special Voting Shares to the Company, and the Company will accept and acquire such number of Special Voting Shares, for no consideration (om niet).
8.6    The offering and transfer of the Special Voting Shares referred to in clause 8.5 by the relevant Shareholder to the Company and the repurchase and acquisition of such shares by the Company will be processed by the Agent on behalf of both the Company and the relevant Shareholder, by execution of a Deed of Withdrawal.
8.7    Upon completion of the repurchase of Special Voting Shares as referred to in clauses 8.5 and 8.6, the Company may proceed with the withdrawal and cancellation of such shares or, alternatively, continue to hold such shares as treasury stock until their disposal in accordance with the Articles of Association and these Terms and Conditions.
8.8    If the Company determines (in its discretion) that a Shareholder has taken any action a principal purpose of which is to avoid the application of clause 4.9 under (b) regarding transfer restrictions, clause 9 regarding transfer restrictions or clause 10 regarding a Change of Control of such Shareholder, the Company may instruct the Agent to transfer such Shareholder’s number of Common Shares registered in the Loyalty Register from the Loyalty Intermediary Account, or, if the relevant Common Shares are held outside the Regular Trading System, to the Regular Trading System and such Shareholder shall immediately be deemed to have (i) waived all rights to cast any votes that accrue to any Special Voting Shares allocated in respect of such number of Common Shares and (ii) transferred such Special Voting Shares allocated in respect thereof to the Company for no consideration (om niet).
8.9    For the avoidance of doubt, no Shareholder required to transfer Special Voting Shares pursuant to clause 8.5 or clause 8.8 shall be entitled to any purchase price referred to in the articles 6.5 or 14.5 of the Articles of Association for such Special Voting Shares and each Shareholder waives its rights in that respect, which waiver the Company hereby accepts and authorizes the Agent to take any and all actions in respect of the Common Shares and Special Voting Shares to give effect to the Terms and Conditions.
9    TRANSFER RESTRICTIONS
9.1    In view of the purpose of the Special Voting Shares (as set out in clause 2) and the obligation of a Shareholder to re-transfer his Special Voting Shares to the Company as referred to in clauses 8.5, 8.8 and 10, no Shareholder shall, directly or indirectly:
(a)    sell, dispose of or transfer any Special Voting Share or otherwise grant any right or interest therein; or
(b)    create or permit to exist any pledge, lien, fixed or floating charge or other encumbrance over any Special Voting Share or any interest in any Special Voting Share.

Notwithstanding the foregoing, upon any transfer of Qualifying Common Shares to a Loyalty Transferee in accordance with the terms hereof, the associated Special Voting Shares shall also be transferred to such Loyalty Transferee.
10    CHANGE OF CONTROL
10.1    Upon the occurrence of a Change of Control in respect of a Qualifying Shareholder or a Shareholder with Common Shares registered in the Loyalty Register, such Shareholder must promptly notify the Agent and the Company thereof, by submitting a Change of Control Notification, and must make a De-Registration Request as referred to in clauses 8.1 and 8.2.
10.2    The procedures described in clauses, 8.3, 8.4, 8.5, 8.6, 8.7 and 8.9 will apply accordingly to the De-Registration Request submitted pursuant to clause 10.1.
10.3    Notwithstanding that the Agent and the Company have not received a Change of Control Notification, upon the Company becoming aware that a Change of Control has occurred, the Company may provide the Agent with notice thereof and instruct the Agent to transfer such Shareholder’s shares registered in the Loyalty Register from the Loyalty Intermediary Account, or, if the relevant Common Shares are held outside the Regular Trading System, to the Regular Trading System, in which case the procedures of clauses 8.8 and 8.9 will apply mutatis mutandis.
11    BREACH, COMPENSATION PAYMENT
In the event of a breach of any of the covenants set out in clauses 4.9, 8.3, 8.5, 9.1 and 10.1, the relevant Shareholder shall without prejudice to the Company’s right to request specific performance, be bound to pay to the Company an amount equal to the Reference Price multiplied by the number of Special Voting Shares that are affected by the relevant breach (the Compensation Amount).
The above-mentioned obligation to pay the Compensation Amount shall constitute a penalty clause (boetebeding) as referred to in article 6:91 of the Dutch Civil Code. The Compensation Amount payment shall be deemed to be in lieu of, and not in addition to, any liability (schadevergoedingsplicht) of the relevant Shareholder towards the Company in respect of the relevant breach - so that the provisions of this clause 10 shall be deemed to be a "liquidated damages" clause (schadevergoedingsbeding) and not a "punitive damages" clause (strafbeding).
The provisions of article 6:92, paragraphs 1 and 3 of the Dutch Civil Code shall, to the maximum extent possible, not apply.
12    LOYALTY REGISTER
The Agent, acting on behalf of the Company, shall keep the Loyalty Register up to date.

13    AMENDMENT OF THESE TERMS AND CONDITIONS
13.1    These Terms and Conditions have been set by the Board on [•] and have been approved by the general meeting of the Company on [•] and became effective on the Effective Date.
13.2    These Terms and Conditions may be amended pursuant to a resolution by the Board, provided, however, that any amendment that is not merely technical and is material to Shareholders that are registered in the Loyalty Register, will be subject to the approval of the general meeting of the Company unless such amendment is required to ensure compliance with applicable law or regulations or the listing rules of any securities exchange on which the Common Shares are listed.
13.3    Any amendment of the Terms and Conditions shall require a private deed to that effect.
13.4    The Company shall publish any amendment of these Terms and Conditions on the Company’s corporate website and notify the Qualifying Shareholders of any such amendment through their Brokers.
14    COSTS
All costs of the Agent in connection with these Terms and Conditions, any Power of Attorney and any Deed of Allocation and Deed of Withdrawal, shall be for the account of the Company. Any other costs shall be for the account of the relevant Shareholder.
15    GOVERNING LAW, DISPUTES
15.1    These Terms and Conditions are governed by and construed in accordance with the laws of the Netherlands.
15.2    Any dispute in connection with these Terms and Conditions and/or the Special Voting Shares and/or Common Shares and/or Qualifying Common Shares will be brought before the courts of Amsterdam, the Netherlands.

EXHIBIT A
ELECTION FORM

-    Election Form with regard to Common Share traded on New York Stock Exchange (NYSE)
-    Election Form with regard to Common Share traded on Mercato Telematico Azionario (MTA)
-    Election Form with regard to Common Share traded on Euronext (Paris) [To be included]
•
PO BOX •
•

Date:

Company:        [•] N.V. Registration:
Holder Account:
Number:
Document I.D.:
Our Reference:

Dear Shareholder:

Please read, complete and sign this Election Form in accordance with the instructions contained herein, to elect to receive special voting shares in the capital of [•] N.V. (the Company).

This Election Form should be read in conjunction with the Special Voting Shares Terms and Conditions, which documentation is available on the investor relations page on the corporate website of the Company www.•.com.

Please send the completed Election Form to: Computershare
PO Box •
•

By submitting this Election Form you are hereby requesting to obtain special voting shares in the share capital of the Company.
If you do not correctly complete this Election Form or if this Election Form is not received by Computershare, the common shares in the share capital of the Company for which you elect registration will not be registered in the loyalty register of the Company.

Questions can be directed to toll free within the US: [855-807-3164] or outside the US: [732-491-0514]. Our telephone representatives are available on business days between the hours of 8:30 a.m. and 5:00 p.m. EST. Our automated phone system is available 24 hours a day, 7 days a week, but it is only appropriate for getting routine information.

Sincerely,

Service Representative

Enclosure: Election form (Form code)

ELECTION FORM
FOR THE REGISTRATION OF COMMON SHARES IN THE SHARE CAPITAL OF [•] N.V. (THE ‘COMPANY’)
ON THE UNITED STATES LOYALTY REGISTER

Return this completed Election Form accompanied by your DRS Statement to:
Computershare
P.O. Box •
•

Registered Owner:
Registered Owner Address:
Account Number:
Issue ID:

NUMBER OF COMMON SHARES IN THE SHARE CAPITAL OF THE COMPANY FOR WHICH YOU ELECT TO RECEIVE SPECIAL VOTING SHARES IN THE SHARE CAPITAL OF THE COMPANY

Please print the number of common shares in the share capital of the Company held in your name as to which you elect to be registered in the loyalty register (the Loyalty Register) of the Company.

Number of common shares: …………………… (the Electing Common Shares).

If this form is completed improperly, then such holder(s) will not be considered to have made a proper election.

If the Electing Common Shares are currently held with a broker in DTC the broker must first withdraw the Electing Common Shares from DTC and register the Electing Common Shares in the shareholder’s name. The shareholder will be sent a DRS statement. The shareholder must then send the DRS statement and this completed election form to Computershare Inc.

If the number of Electing Common Shares is less than the number of common shares in the share capital of the Company in your account a new DRS statement will be generated reflecting the transaction.

DECLARATION AND POWER OF ATTORNEY

By returning this Election Form, duly completed, you irrevocably and unconditionally:

(a)agree to be bound by the Special Voting Shares Terms and Conditions, as may be amended from time to time, as published on the Company’s website; and
(b)authorize and instruct Computershare Inc. to represent you and act on your behalf in connection with any issuance, allocation, acquisition, transfer and/or repurchase of any special voting share in the capital of the Company and the registration in the Loyalty Register and the Company’s shareholders’ register of the Electing Common Shares in the name of the shareholder in accordance with and pursuant to the Special Voting Shares Terms and Conditions.
GOVERNING LAW, DISPUTES

This Election Form is governed by and construed in accordance with the laws of the Netherlands. Any dispute in connection with this Election Form will be brought before the courts of Amsterdam, the Netherlands.
DIRECTION TO DIRECTLY REGISTER COMMON SHARES IN THE SHARE CAPITAL OF THE COMPANY UPON ELECTION

The Electing Common Shares as to which registration in the Loyalty Register is requested and the special voting shares in the share capital of the Company WILL NOT be DTC eligible. All such Electing Common Shares and special voting shares in the share capital of the Company will be uncertificated and registered only in the books of the Company in accordance with the instructions below. A statement of holdings will be sent to the Loyalty Register shareholder.

_________________________________	_________________________________
Signature of holder(s)	Capacity if applicable

_________________________________	_________________________________
Name of holder(s)	Date

This form must be signed by the registered holder(s) exactly as such name(s) appear on the Company’s shareholder register. If signature is by a trustee, executor, administrator, guardian, attorney-in-fact, agent, officer of a corporation or other person acting in a fiduciary or representative capacity, please provide the necessary documentation and information above, including full title.

Return this completed Election Form accompanied by your DRS Statement to:
Computershare
P.O. Box •
•

ELECTION FORM
FOR THE REGISTRATION OF COMMON SHARES IN THE SHARE CAPITAL OF [•] N.V. (THE ‘COMPANY’)
IN THE LOYALTY REGISTER (ITALIAN BRANCH)

To: Computershare S.p.A., [Via Nizza 262/73, Torino, Italy,] as Agent for the Company. To be advanced by fax:•
or by e-mail to •.

Disclaimer

This Election Form shall be completed and signed in accordance with the instructions contained herein, to elect to receive special voting shares (the Special Voting Shares) in the share capital of the Company.
This Election Form should be read in conjunction with the Special Voting Shares - Terms and Conditions, which documentation is available on the corporate website of the Company (www.•.com).

By submitting this Election Form duly completed and signed to the Agent above, you are hereby electing to obtain Special Voting Shares and the common shares (the Common Shares) in the share capital of the Company for which you elect registration will be registered in the loyalty register (the Loyalty Register) of the Company.

Data of electing shareholder who requests registration of his Common Shares in the Loyalty Register (Italian Branch) in order to receive Special Voting Shares

Name and surname or Corporate name .........................................................................................................................................
Date of birth .../..../...... Place of birth .................................................................................. Tax code ..........................................
Address or registered seat ..............................................................................................................................................................
Tel. .................................. Email ................................................................................................ (the Electing Shareholder).
(if the signing party acts on behalf of the Electing Shareholder, please fill in the following table including data relating to the signing party)
Name and surname or ............................................................................................In the quality of..............................................
Date of birth .../..../...... Place of birth ............................................................................................................................................
Address or registered seat ..............................................................................................................................................................
Tel. .................................. Email ............................................................................................................

Number of Common Shares in relation to which the registration in the Loyalty Register is requested in order to receive Special Voting Shares

No. of Common Shares .................................................Average book value (for Italian residents tax purposes).................
Depositary Intermediary................................................................................... Security Account no, ...................................
Refer for payment of dividends (bank) ..................................................................................................................................
IBAN ....................................................................................... BIC/SWIFT Code ................................................................

Declaration and power of attorney

The Electing Shareholder, through the transmission of this Election Form, duly completed, irrevocably and unconditionally:
a) agrees to be bound by the Special Voting Terms and Conditions, as may be amended from time to time, published on the Company's website;
b) authorizes and irrevocably instructs Computershare S.p.A. as Agent who acts also behalf of the Company, to represent the Electing Shareholder and acts on his/her/its behalf in connection with any issuance, allocation, acquisition, transfer and/or repurchase of any Special Voting Share, the transfer of the Common Shares to the Loyalty Intermediary Account (as defined in the Special Voting Shares Terms and Conditions) and the registration in the Loyalty Register in the name of the Electing Shareholder of the Common Shares as to which such registration is requested in accordance with and pursuant to the Special Voting Shares Terms and Conditions:

Governing law and disputes

This Election Form is governed by and construed in accordance with the laws of the Netherlands. Any dispute in connection with this Election Form will be brought before the courts of Amsterdam, the Netherlands, as provided by Special Voting Shares Terms and Conditions.

The Electing Shareholder	(signature)	_________________________________

Depositary intermediary

The depositary intermediary:
a) confirms the number of Company Shares owned by the Electing Shareholder at the date of this Election Form;
b) accepts that the Common Shares will be registered in the Loyalty Intermediary Account managed by the Company and the Special Voting Shares will be uncertificated and registered only on the books of the Company.
Tel. .................................................... e-mail ...........................................................................................................

The Depositary Intermediary	(Stamp and signature)	_________________________________

EXHIBIT B

DEED OF ALLOCATION
[insert date]

PRIVATE DEED OF ALLOCATION relating to the allocation of special voting shares in the capital of [•] N.V.

PRIVATE DEED OF ALLOCATION OF SPECIAL VOTING SHARES IN THE CAPITAL OF [•] N.V. ON ACCOUNT OF THE SPECIAL CAPITAL RESERVE

dated [•]

PARTIES:

(1)[[insert name], a company [organised/incorporated] under the laws of [*], having its office address [*] (the Shareholder)] [OR] [[insert first name, last name], born in [city, country] on [date], residing at [address] (the Shareholder)];
(2)Stichting [•] SVS (the SVS Foundation); and
(3)[•] N.V., a company with limited liability (naamloze vennootschap) incorporated under the laws of the Netherlands having its corporate seat in Amsterdam, the Netherlands, and its office address at [•], (the Company).
WHEREAS:
(A)This deed concerns an issue of Class A Special Voting Shares in the share capital of the Company as described in clause 6 of the terms and conditions with respect to the special voting shares published on the website of the Company (www.•.com) (the Special Voting Shares Terms and Conditions). Capitalized terms used but not defined in this deed will have the meaning as set out in the Special Voting Shares Terms and Conditions.
(B)[*] [(*)] of the Shareholder’s Common Shares have been registered in the Loyalty Register for an uninterrupted period of three (3) years in accordance with clause 6.1 of the Special Voting Shares Terms and Conditions and therefore such Common Shares have become Qualifying Common Shares as per this date.
(C)The SVS Foundation has the right, based on the Company's articles of association, [as further described in the option agreement between the SVS Foundation and the Company], to subscribe for newly issued Special Voting Shares and, in connection with [•] Shareholder's Common Shares becoming Qualifying Common Shares, it has exercised the right to acquire [•] Class A Special Voting Shares (the Shareholder Special Voting Shares).
(D)In order to implement the Special Voting Shares Terms and Conditions, the Company now wishes to issue the Shareholder Special Voting Shares to the SVS Foundation and, subsequently, the SVS Foundation wishes to transfer the Shareholder Special Voting Shares to the Shareholder.
(E)The Company, the SVS Foundation and the Shareholder will hereby effect the issue and allocation of the Shareholder Special Voting Shares on the terms set out below.

IT IS AGREED:
1    ISSUE
1.1    The Company hereby issues the Shareholder Special Voting Shares to the SVS Foundation on the terms set out in the Special Voting Shares Terms and Conditions (as may be amended from time to time) and in this deed. The SVS Foundation hereby accepts the Shareholder Special Voting Shares from the Company.
1.2    The Company shall register the Shareholder Special Voting Shares in its shareholders’ register. No share certificates shall be issued for the Shareholder Special Voting Shares.
1.3    The Company shall make note of this issuance in the Loyalty Register.
2    OBLIGATION TO PAY
The Shareholder Special Voting Shares are issued at par and therefore against an obligation to pay in the aggregate of [€0.01 x the Shareholder Special Voting Shares] euro (€ [*]) and will be fully paid up in cash on account of the special capital reserve of the Company.
3    TRANSFER
The SVS Foundation hereby transfers the Shareholder Special Voting Shares to the Shareholder on the terms set out in the Special Voting Shares Terms and Conditions and in this deed and the Shareholder accepts the same.
4    SHARE TRANSFER RESTRICTIONS
The transfer of the Shareholder Special Voting Shares from the SVS Foundation to the Shareholders is not restricted under the Company's articles of association.
5    RESCISSION
The Company and the Shareholder waive their right to rescind the agreement contained in this deed or to demand rescission thereof in accordance with Section 6:265 of the Dutch Civil Code.
6    ACKNOWLEDGEMENT
The Company acknowledges the transfer of the Shareholder Special Voting Shares and shall register the transfer in its shareholders’ register.
7    GOVERNING LAW
This deed shall be governed by, and interpreted in accordance with, the laws of the Netherlands.

SIGNATURE

This deed is signed by duly authorised representatives of the parties:

SIGNED by [insert name Agent] for and on behalf of	) SIGNATURE: )	_______________________________________
[*]	) ) ) ) ) NAME:	_______________________________________

SIGNED	) SIGNATURE:	_______________________________________
for and on behalf of	)
SVS Foundation	) ) ) ) ) NAME:	_______________________________________

SIGNED	) SIGNATURE:	_______________________________________
for and on behalf of	)
[•] N.V.	) ) ) ) ) NAME:	_______________________________________

EXHIBIT C

DE-REGISTRATION FORM

-    De-Registration Form with regard to Common Shares registered through Computershare Trust Company N.A.

-    De-Registration Form with regard to Common Shares registered through Computershare S.p.A. (previously named Servizio Titoli S.p.A.)

-    De-Registration Form with regard to Common Shares registered through [•]
    Note to draft: Euronext (Paris) De-registration form to be included.

●
PO BOX ●
●

Date:

Company:        [•] N.V.
Registration:
Holder Account:
Number:
Document I.D.:
Our Reference:

Dear Shareholder:

Please read, complete and sign this De-Registration Form in accordance with the instructions contained herein, to request de-registration of your common shares in the share capital of N.V. (the Company) registered in the loyalty register of the Company.

This De-Registration Form should be read in conjunction with the Special Voting Shares Terms and Conditions, which documentation is available on the investor relations page on the corporate website of the Company www.•.com.

Please send the completed De-Registration Form to: Computershare
PO Box ●
●

Questions can be directed to toll free within the US: [855-807-3164] or outside the US: [732-491-0514]. Our telephone representatives are available on business days between the hours of 8:30 a.m. and 5:00 p.m. EST. Our automated phone system is available 24 hours a day, 7 days a week, but it is only appropriate for getting routine information.

Sincerely,

Service Representative

Enclosure: De-Registration form (Form code)

DE-REGISTRATION FORM
RELATING TO A REQUEST FOR DE-REGISTRATION OF COMMON SHARES IN THE SHARE CAPITAL OF
[•] N.V. (THE ‘COMPANY’) FROM THE LOYALTY REGISTER

Return this completed De-Registration Form to:
Computershare
P.O. Box ●
●

Registered Owner:
Registered Owner Address:
Account Number:
Issue ID:

NUMBER OF COMMON SHARES IN THE SHARE CAPITAL OF THE COMPANY THAT YOU REQUEST TO BE DE-REGISTERED FROM THE LOYALTY REGISTER OF THE COMPANY

Please print the number of common shares in the share capital of the Company that you request to be de-registered from the loyalty register (the Loyalty Register) of the Company.

Number of common shares to be de-registered: ……...........................................… (the De-Registration Common Shares).

The name(s) of holder(s) must be exactly as the registered name(s) that appear(s) on the Loyalty Register.

If this form is completed improperly, then such holder(s) will not be considered to have made a proper de-registration.

DECLARATION AND POWER OF ATTORNEY

By returning this De-Registration Form, duly completed, you irrevocably and unconditionally instruct and authorize Computershare Inc., acting on behalf of the Company, to transfer the De-Registration Common Shares registered in the Loyalty Register back to the system maintained and operated by the Depository Trust Company or the direct registration system maintained by the bank, depositary or trust appointed by the board of directors of the Company from time to time and in relation to the relevant jurisdiction in which Company’s shares are listed for trading, as applicable, and to sign any documentation required to effect such transfer.

ACKNOWLEDGEMENT

By returning this De-Registration Form, duly signed, you acknowledge that pursuant to the Special Voting Shares Terms and Conditions:

(a)as from the date hereof, your De-Registration Common Shares included in this De-Registration Form will no longer be registered in the Loyalty Register;
(b)you are no longer entitled to hold or acquire the special voting shares in the share capital of the Company in respect of your De-Registration Common Shares included in this De-Registration Form;
(c)Computershare Inc. shall transfer to the Company such number of special voting shares in the share capital of the Company as equals the number of De-Registration Common Shares included in this De-Registration Form for no consideration; and

(d)as from the date hereof, to the extent you hold special voting shares in the share capital of the Company, you are considered to have waived the voting rights attached to these special voting shares, effected by this De-Registration Form.
GOVERNING LAW, DISPUTES

This De-Registration Form is governed by and construed in accordance with the laws of the Netherlands. Any dispute in connection with this De-Registration Form will be brought before the courts of Amsterdam, the Netherlands.

_________________________________	_________________________________
Signature of holder(s)	Capacity if applicable

_________________________________	_________________________________
Name of holder(s)	Date

This form must be signed by the registered holder(s) exactly as such name(s) appear on the Company’s Loyalty Register. If signature is by a trustee, executor, administrator, guardian, attorney-in-fact, agent, officer of a corporation or other person acting in a fiduciary or representative capacity, please provide the necessary documentation and information above, including full title.

Return this completed De-Registration Form to:
Computershare
P.O. Box ●
●

DE-REGISTRATION FORM
FOR DE-REGISTRATION OF COMMON SHARES IN THE SHARE CAPITAL OF [•] N.V. (THE ‘COMPANY’)
FROM THE LOYALTY REGISTER (ITALIAN BRANCH)

To: Computershare S.p.A., [Via Nizza 262/73, Torino, Italy,] as Agent for the Company
To be advanced by fax: • or by e-mail to “•”.

Disclaimer

This De-Registration Form shall be completed and signed in accordance with the instructions contained herein, to request deregistration of the common shares (the Common Shares) in the share capital of the Company registered in the loyalty register (the Loyalty Register) of the Company.
This De-Registration Form should be read in conjunction with the Special Voting Shares - Terms and Conditions, which documentation is available on the corporate website of the Company (www.•.com).

1.Data of registered shareholder in the Loyalty Register (Italian Branch)

Name and surname or Corporate name ……………………………………………………………………………….….……….. Date of birth …/.…/…… Place of birth ……………………………………………. Tax code ………………………………… Address or registered seat ………………………………………………………………………………………………….…… Tel. ………………….…… E-mail ……………….………………………………………… (the Registered Shareholder).
(if the signing party acts on behalf of the Registered Shareholder, please fill in the following table including data relating to the signing party) Name and surname ………………………………..……………….…… In the quality of …………………………………… Date of birth …/.…/…... Place of birth …………………………………………… Tax code …………………….…………… Tel. ………………….…… E-mail ……………….…………………………………………..

2.    Number of Common Shares in relation to which the De-Registration from the Loyalty Register is requested

No. of Common Shares …………………………. Average book value (for Italian residents tax purpose) ………………….. Depositary intermediary to whom crediting the shares …….……………………………..……………………………………. ABI ……………. CAB …………. Shareholder Security Account ……………………………..……. MT Account………….
3.    Acknowledgment, representations and undertakings

The Registered Shareholder, through the submission of this De-Registration Form duly completed, irrevocably and unconditionally instructs and authorizes the Agent Computershare S.p.A., who acts also on behalf of the Company, to transfer from the Loyalty Intermediary Account (as defined in the Special Voting Shares Terms and Conditions) to and credit the above indicated intermediary with the Common Shares to be de-registered, and pursuant the Special Voting Shares Terms and Conditions, acknowledges:
a) as from the date hereof, the Common Shares included in this De-Registration Form will no longer be registered in the Loyalty Register;
b) to be no longer entitled to hold or acquire the special voting shares in the share capital of the Company in respect of the Common Shares included in this De-Registration Form;
c) the Agent, who acts also on behalf of the Company, shall transfer to the Company such number of special voting shares in the share capital of the Company as equals the number of Common Shares included in this De-Registration Form for no consideration; and
d) as from the date hereof, to the extent you hold special voting shares in the share capital of the Company, you are considered to have waived the voting rights attached to these special voting shares, effected by this De-Registration Form.

4.    Governing law and disputes

This Election Form is governed by and construed in accordance with the laws of the Netherlands. Any dispute in connection with this Election Form will be brought before the courts of Amsterdam, the Netherlands, as provided by Special Voting Shares Terms and Conditions.

The Registered Shareholder	(signature)	_________________________________
The Depositary Intermediary	(stamp and signature)	_________________________________

EXHIBIT D

DEED OF WITHDRAWAL
[insert date]

PRIVATE DEED OF REPURCHASE AND TRANSFER relating to the repurchase and transfer of Special Voting Shares in the capital of [•] N.V.

PRIVATE DEED OF REPURCHASE AND TRANSFER OF SPECIAL VOTING SHARES IN THE CAPITAL OF [•] N.V.

dated [*]

PARTIES:

(1)[[insert name], a company [organised/incorporated] under the laws of [*], having its office address [*] (the Shareholder)] [OR] [[insert first name, last name], born in [city, country] on [date], residing at [address] (the Shareholder)]; and
(2)[•] N.V., a company with limited liability (naamloze vennootschap) incorporated under the laws of the Netherlands having its corporate seat in Amsterdam, the Netherlands, and its office address at ● (the Company).
WHEREAS:
(A)The Shareholder has acquired [*] [(*)] [Class A][Class B] Special Voting Shares by private deed on [insert date], pursuant to and in accordance with the terms and conditions with respect to the special voting shares published on the website of the Company (www.●.com) (the Special Voting Shares Terms and Conditions). Capitalized terms used but not defined in this deed will have the meaning as set out in the Special Voting Shares Terms and Conditions.
(B)Based on the Special Voting Shares Terms and Conditions, the Shareholder is bound to offer and transfer [•] [Class A][Class B] Special Voting Shares (the Repurchased Shares) to the Company, and the Company will accept and acquire such number of [Class A][Class B] Special Voting Shares, for no consideration (om niet).]
(C)On [*], the board of directors of the Company approved and authorised the repurchase of the Repurchased Shares by the Company (the Resolution).
(D)The Company and the Shareholder will hereby effect the repurchase and transfer of the Repurchased Shares for no consideration (om niet) in accordance with Section 2:98 and Section 2:86c of the Dutch Civil Code (DCC) on the terms set out below.
IT IS AGREED:
1.REPURCHASE AND TRANSFER
The Company hereby repurchases the Repurchased Shares from the Shareholder on the terms set out in the Special Voting Shares Terms and Conditions, the Resolution and in this deed and the Shareholder accepts the same. The Shareholder hereby transfers the Repurchased Shares to the Company for no consideration (om niet) and the Company accepts the same.

2    SHARE TRANSFER RESTRICTIONS
The transfer of the Repurchased Shares from a shareholder to the Company is not restricted under the Company's articles of association.
3    WARRANTY
3.1    The Shareholder warrants to the Company that it is the sole owner of the Repurchased Shares, that the Repurchased Shares are unencumbered, and that it has full power, right and authority to transfer the Repurchased Shares to the Company.
3.2    The Company accepts the warranty given in the previous paragraph.
4    NACHGRÜNDUNG
Section 2:94c of the DCC does not apply to the transfer of the Repurchased Shares.
5    RESCISSION
The Company and the Shareholder waive their right to rescind the agreement contained in this deed or to demand rescission thereof in accordance with Section 6:265 of the DCC.
6    ACKNOWLEDGEMENT
The Company acknowledges the transfer of the Repurchased Shares and shall register the transfer in its shareholders’ register.
7    GOVERNING LAW
This deed shall be governed by, and interpreted in accordance with, the laws of the Netherlands.

SIGNATURE

This deed is signed by duly authorised representatives of the parties:

SIGNED by [insert name Agent]	) SIGNATURE:	________________________
for and on behalf of	)
[*]	) ) ) ) ) NAME:	________________________

SIGNED by [insert name	) SIGNATURE:	________________________
Agent] for and on behalf of [*]	)
[•] N.V.	) ) ) ) ) NAME:	________________________

EXHIBIT E

CHANGE OF CONTROL NOTIFICATION
CHANGE OF CONTROL NOTIFICATION

TO NOTIFY [•] N.V. OF THE OCCURRENCE OF A CHANGE OF CONTROL RELATING TO THE HOLDER OF COMMON SHARES REGISTERED IN THE LOYALTY REGISTER

Please read, complete and sign this Change of Control Notification in accordance with the instructions contained herein.
This Change of Control Notification should be read in conjunction with the Special Voting Shares Terms and Conditions, which are available on the corporate website of N.V. (the Company), www.●.com. Capitalized terms used but not defined in this notification will have the same meaning as set out in the Special Voting Shares Terms and Conditions.
Please send the duly completed Change of Control Notification together with a duly completed De-Registration Form, which is available on the corporate website of the Company, www.●.com, to [insert name Agent].

1.DECLARATION OF CHANGE OF CONTROL

I hereby declare that a Change of Control has occurred in relation to the undersigned, as holder of Common Shares registered in the Loyalty Register of the Company. This Change of Control Notification is accompanied by the attached duly completed De-Registration Form in relation to all Common Shares as stated under Paragraph 4 of this Change of Control Notification.
DATE AND CAUSE OF CHANGE OF CONTROL

Date on which the Change of Control occurred.	Date: __________________________________

Cause of Change of Control.	_______________________________________
_______________________________________
_______________________________________

PERSONAL DETAILS OF HOLDER

Name(s) of Holder(s):
_____________________________________________________________________________________________________
_____________________________________________________________________________________________________
Address: _____________________________________________________________________________________________
City: ________________________________________________ Zip Code:________________________________

Country:
____________________________________________________________________________________________________
Capacity, if applicable (full title):
____________________________________________________________________________________________________
Phone Number:
____________________________________________________________________________________________________
E-mail address:
____________________________________________________________________________________________________
(This change of control notification must be signed by the registered holder(s) exactly as such name(s) appear(s) in the Loyalty Register of the Company).

If signature is by a trustee, executor, administrator, guardian, attorney-in-fact, agent, officer of a corporation or other person acting in a fiduciary or representative capacity, please provide the necessary information above, including full title.

NUMBER OF COMMON SHARES REGISTERED IN THE LOYALTY REGISTER

Aggregate number of Common Shares registered in the Loyalty Register of the Company in your name.	Common Shares:

GOVERNING LAW, DISPUTES
This Change of Control Notification is governed by and construed in accordance with the laws of the Netherlands. Any dispute in connection with this Change of Control Notification will be brought before the courts of Amsterdam, the Netherlands.

SIGNATURE

___________________________
Shareholder’s signature

___________________________
Name of shareholder

Date: ______________________

PLEASE RETURN THIS CHANGE OF CONTROL NOTIFICATION TO
____________ [insert name of Agent] AT THE BELOW MENTIONED ADDRESS

[INSERT ADDRESS [AND FACSIMILE NUMBER] FOR AGENT]

EXHIBIT B

FORM OF REGULATIONS FOR THE DUTCHCO BOARD

[•] N.V.
Regulations of the Board of Directors

Article 20.2 of the articles of association of [•] N.V. (the “Company”) requires that the board of directors of the Company (the “Board of Directors”) establishes board regulations to deal with matters that concern the Board of Directors internally.

Therefore, the Board of Directors has adopted these regulations on [•].

Capitalized terms used but not defined in these regulations shall have the meaning set forth in the articles of association of the Company.

I.MEETINGS OF THE BOARD OF DIRECTORS

i.Time and Place of Meetings
Meetings of the Board of Directors may be held at such time and place as the Board of Directors, the Chairman, the Chief Executive Officer or the Senior Independent Director may from time to time determine.

The person or persons authorized to call meetings of the Board of Directors may establish the time and place of any such meeting, provided that meetings of the Board of Directors will be held in The Netherlands except if, due to good cause, such meeting cannot take place in The Netherlands.

ii.Notice of Meetings
Notice of each meeting of the Board of Directors shall be given by the Chairman, the Chief Executive Officer, the Senior Independent Director or the Secretary, to each Director at his or her usual place of business or residence. The notice of the meeting shall state the time and place of the meeting and the business expected to be considered at the meeting.

Notice of regular meetings shall be given at least three days before the date of the meeting. Notice of special meetings may be given 24 hours prior to such meeting in case of emergency. Any such notice period may be shortened at the discretion of the Chairman, the Senior Independent Director or the Chief Executive Officer for good cause, and the taking of any such action by such individual shall be conclusive evidence that it was taken for good cause.

A meeting of the Board of Directors may be held at any time without notice if all the Directors are present or if those not present waive notice either before or after the meeting.

Notice of each meeting of the Board of Directors shall be given either by (i) personal delivery, (ii) postal delivery in the form of first-class or overnight mail (with postage or other charges thereon prepaid) or other equivalent service available at the point of mailing, (iii) courier service, or (iv) telecopy, electronic mail or other similar transmission. If sent by first-class mail or other equivalent service, such notice shall be deemed adequately delivered when deposited in the mails at least three days before the first day of the required period of notice. If by overnight mail

1

or courier service, such notice shall be deemed adequately delivered when the notice is delivered to the overnight mail or courier service at least 24 hours before the first day of the required period of notice. If by telecopy, electronic mail or other similar transmission, such notice shall be deemed adequately delivered when the notice is transmitted.
3.    Organization and Responsibilities
(a)General
The Board of Directors shall appoint one of its non-executive Directors who is also an Independent Director as referred to in Section I.8 as “voorzitter” of the Board of Directors. That person shall be referred to as the “Senior Independent Director”. The Senior Independent Director, or in his or her absence, any other non-executive Director chosen by a majority of the Directors present at a meeting, shall preside at meetings of the Board of Directors.

The Board of Directors shall determine the number of Directors, taking into account 2 executive Directors.

The Board of Directors may grant to any individual Directors, whether executive or non-executive, the titles of Chairman, Chief Executive Officer and Vice Chairman.

During the first 5-year period after the Effective Date, the Chairman will be John Elkann, the CEO will be Carlos Tavares and the Vice Chairman will be [•].

It is the responsibility of the non-executive Directors to oversee the policies carried out by the executive Directors and the general affairs of the Company and its affiliated enterprise. In so doing, the non-executive Directors should also focus on the effectiveness of the Company’s internal risk management and control systems and the integrity and quality of the financial reporting. It is also the responsibility of the non-executive Directors to determine the remuneration of the executive Directors and to nominate candidates for the Director appointments (excluding candidates that will be nominated in accordance with article 19.3 of the articles of association of the Company). Furthermore, the Board of Directors may allocate certain specific responsibilities to one or more individual Directors or to a committee comprised of eligible Directors of the Company and subsidiaries of the Company.

The Board of Directors may determine an allocation of responsibilities among Directors, provided that non-executive Directors will not be involved in the day-to-day management of the business. If the Chairman is an executive Director, his/her role as executive Director will be exclusively as described in paragraph 3(b) below. The Board of Directors may also determine, in accordance with article 20.3 of the articles of association of the Company, that one or more Directors can lawfully adopt resolutions (rechtsgeldig besluiten) concerning matters belonging to his or their duties within the meaning of Section 2:129a paragraph 3 of the Dutch Civil Code, such duties to be determined by a resolution of the Board of Directors, and that the provisions of the Sections I.6, I.9 and I.10 of these regulations shall apply correspondingly to such resolutions, provided that any Directors that adopt any resolutions within the meaning of Section 2:129a paragraph 3 of the Dutch Civil Code will have to inform the other Directors thereof within a reasonable time.

For avoidance of doubt, nothing in these regulations is intended or shall be interpreted to

2

restrict the direct access that any shareholder entitled to nominate board representatives in accordance with article 19.3 of the articles of association of the Company shall have to any of the Chairman, the Senior Independent Director and the CEO.

The Secretary or, in his or her absence, any person designated by the Senior Independent Director or the Chairman shall act as secretary of any meeting of the Board of Directors.

The minutes of meetings of the Board of Directors shall be confirmed by the Senior Independent Director or the Chairman and by the Secretary, signed by them and filed with the minutes of the proceedings of the Board of Directors.

The original copies of such minutes shall be kept in the Netherlands.

    (b)    Specific powers of the Chairman

In addition to the Chairman’s powers set out in these regulations, if the Chairman is an executive director, s/he will be consulted and work together with the CEO on that basis on important strategic matters affecting the Company:

1.Budget/long-term strategic planning;
2.Mergers and acquisition transactions, including significant joint-ventures, investments and divestments;
3.Strategic evolution of the brand portfolio and significant product investment;
4.Appointments, succession planning and compensation for key positions in the Global Executive Committee;
5.Institutional relationships, including relationships with key governmental stakeholders, particularly on matters of strategic significance;
6.Significant public relations matters and major communication events/topics;
7.Interaction with principal shareholders and key partners; and
8.Providing leadership to the Board of Directors and, in crisis circumstances, to the executive management on governance matters and ad hoc crisis management,

in each case, without prejudice to the powers of the Board of Directors.

If the Chairman is an executive director, he/she shall not carry the title of “Executive Chairman”.

(c)    Specific powers of the CEO

In addition to his/her powers set out in the Articles of Association and these regulations, the CEO will be responsible for the management of the Company in accordance with the Dutch Civil Code and will be vested with full authority to represent the Company individually.

4.    Replacement of the independent Directors originally nominated by PSA or FCA

If, during the first 4-year period following the Effective Date, an alternate director appointed by the general meeting upon designation by Peugeot S.A. (“PSA”) or Fiat Chrysler Automobiles

3

N.V. (“FCA”) cannot replace a departing director originally nominated by PSA or FCA respectively, the remaining member of the Board of Directors who was originally nominated by PSA or FCA (including any independent director who was substituted for any such departing independent director during the initial term of office), as applicable, together with the director(s) appointed by the former shareholders of the entity that initially nominated the departing independent director, shall nominate the person whose appointment will be submitted to the general meeting to replace the departing independent director originally nominated by PSA or FCA.

5.    Proxy
A Director may be represented at a meeting of the Board of Directors only by another Director duly authorized in writing, and such authorization shall constitute presence by proxy at such meeting. A Director may not act as a proxy for more than one other Director.

6.    Participation
Directors in office shall use their best efforts to be physically present at the meetings of the Board of Directors.
By exception, Directors may participate in a meeting of the Board of Directors by means of telephone or video conference or similar communications equipment, provided that all persons participating in the meeting can hear, and be heard by, one another, and participation in a meeting in such a manner shall constitute presence in person at such meeting.
The person or persons authorized to call meetings of the Board of Directors shall ensure that such meetings are scheduled sufficiently in advance to enable a majority of Directors to be physically present at the place of such meetings.

7.    Conflict of Interest
A Director shall not participate in discussions and decision making with respect to a matter in relation to which he or she has a direct or indirect personal interest which is in conflict with the interests of the Company and the business associated with the Company (“Conflict of Interest”), which shall be determined outside the presence of the Director concerned. All transactions, where there is a Conflict of Interest, must be concluded on terms that are customary in the branch concerned and approved in the Board of Directors. In addition, the Board of Directors as a whole may determine that there is such a strong appearance of a Conflict of Interest of a Director in relation to a specific matter, that it would be inappropriate for such Director to participate in discussions and the decision making process with respect to such matter.

A Director shall promptly report any Conflict of Interest to the Chairman (or to the Senior Independent Director or another Director in case of the Chairman) and shall provide all relevant information concerning such Conflict of Interest.

8.    Determination of independence
At least annually, each Director shall assess in good faith whether he or she is independent under (A) best practice provision 2.1.8 of the Dutch Corporate Governance Code, (B) the requirements of Rule 10A-3 under the Exchange Act and (C) Section 303A of the NYSE Listed

4

Company Manual.

Each Director shall inform the Board of Directors through the Senior Independent Director or the Secretary as to all material information regarding any circumstances or relationships that may impact their characterization as “independent,” or impact the assessment of their interests, including by responding promptly to an annual questionnaire circulated by or on behalf of the Secretary that is designed to elicit information regarding such Director’s business and other relationships relevant to the independence determination.

Based on each Director’s assessment described above and such Director’s responses to the annual D&O questionnaires, the Board of Directors shall make a determination annually regarding whether such Director is “independent” under the Dutch Corporate Governance Code and the applicable rules of the Euronext Paris, New York Stock Exchange and the Mercato Telematico Azionario managed by the Borsa Italiana S.p.A. (each Director that, based on the determination of the Board of Directors, qualifies as "independent", an "Independent Director"). These annual determinations shall be conclusive, absent a change in circumstances from those disclosed to the Board of Directors or a material omission from such disclosures, that necessitates a change in such determination and each Director shall promptly inform the Senior Independent Director (or another Director in the case of the Senior Independent Director) of any such change in circumstances that is material to such determination.

9.    Quorum
Except as otherwise required by applicable law or the Company’s articles of association, the presence either in person or by proxy of a majority of the total number of Directors then in office shall be required and constitute a quorum for the transaction of business, including the adoption of resolutions. If at any meeting of the Board of Directors a quorum is not present, the Directors present or the presiding Director may adjourn the meeting, without notice other than adjournment at the meeting, until a quorum shall be present.

10.    Board Action at Meeting
The vote of the majority of the Directors present at any meeting at which a quorum is present shall be the act of the Board of Directors.
As an exception to the foregoing, the approval of any amendment of the regulations of the Board of Directors or any decision of the Board of Directors that relates to the powers and authority of the Chairman, the CEO, the Senior Independent Director or the Vice-Chairman, including to amend the provisions of this paragraph, requires a two-third majority of the votes cast at a meeting at which a quorum is present.
Each Director shall have one vote and no Director shall have a casting vote on any decision.
Resolutions shall be recorded in the minutes of a meeting pursuant to the last paragraph of Section I.3 above.

11.    Board Action Without Meeting
Resolutions may be adopted by the Board of Directors without convening a meeting if all Directors shall have expressed their opinions in writing, unless one or more Directors shall object in writing against a resolution being adopted in this way prior to the adoption of the resolution. A resolution shall in this case be adopted if the majority of all Directors then in office shall have

5

executed a written consent in favor of the adoption of the resolution concerned. The Secretary, or, in his or her absence, any assistant secretary shall file any such resolution with the minutes of the proceedings of the Board of Directors.

12.    Agenda for Meetings
The Senior Independent Director and the Chairman, in consultation with the Chief Executive Officer, will establish the agenda for each meeting of the Board of Directors. Each Director may suggest the inclusion of items of business on the agenda.

13.    Materials Distributed in Advance
Information material to the understanding of the items of business to be considered at a meeting of the Board of Directors shall generally be distributed to Directors in advance of the meeting to allow reasonable time for review prior to the meeting. The Directors acknowledge, however, that in exceptional circumstances the distribution of such materials prior to a meeting may not be practicable or advisable.

14.    “In Writing” Defined
The expression “in writing” as used herein shall include any message transmitted by letter, by telecopier, by e-mail, or by a legible and reproducible message otherwise sent (including electronically), provided that the identity of the sender can be reasonably established.

II.    MEETINGS OF COMMITTEES OF THE BOARD OF DIRECTORS

1.    Board Committees
The Board of Directors shall appoint from among its qualified members an audit committee (the "Audit Committee"), a governance committee (the "Governance Committee"), and a remuneration committee (the "Remuneration Committee") provided that the Audit Committee shall be composed solely of Independent Directors as referred to in Section I.8. Each of the Governance Committee and the Remuneration Committee shall be chaired by an independent Director. The Board of Directors may also establish any other standing or ad hoc committees as it may deem appropriate from time to time.

2.    Time and Place of Meetings
Meetings of committees of the Board of Directors shall be held at such time and place as the chairperson of the committee or a majority of the members of the committee may from time to time determine, provided that meetings of each committee of the Board of Directors will be held in The Netherlands except if, due to good cause, such meeting cannot take place in The Netherlands.

3.    Notice of Meetings
Notice of each meeting of a committee of the Board of Directors shall be given by the chairperson of the committee or by the Secretary to each committee member at his or her usual place of business or residence. The notice of the meeting shall state the time and place of the meeting and the business expected to be considered at the meeting.

Notice of meetings of committees of the Board of Directors shall be given at least three days

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before the date of the meeting. Notice of special meetings may be given at least 24 hours prior to such meeting in case of emergency. Such notice period may be shortened at the discretion of the chairperson of the committee for good cause and the taking of any such action shall be conclusive evidence that it was for good cause.

A meeting of a committee of the Board of Directors may be held at any time without notice if all committee members are present or if those not present waive notice either before or after the meeting.

Notice of each meeting of a committee of the Board of Directors shall be given either by (i) personal delivery, (ii) postal delivery in the form of first-class or overnight mail (with postage or other charges thereon prepaid) or other equivalent service available at the point of mailing, (iii) courier service or (iv) telecopy, electronic mail or other similar transmission. If sent by first- class mail or other equivalent service, such notice shall be deemed adequately delivered when deposited in the mails at least three days before the first day of the required period of notice. If by overnight mail or courier service, such notice shall be deemed adequately delivered when the notice is delivered to the overnight mail or courier service at least 24 hours prior to the required period of notice. If by telecopy, electronic mail or other similar transmission, such notice shall be deemed adequately delivered when the notice is transmitted.

4.    Organization
The chairperson of a committee of the Board of Directors or, in his or her absence, a committee member chosen by a majority of the committee members present at a meeting shall preside at, and act as chairperson of, any meeting of such committee, provided that (i) the Audit Committee, the Governance Committee and the Remuneration Committee will each be chaired by an Independent Director and (ii) the Senior Independent Director or a former executive Director cannot serve as chairman of the Audit Committee.

The minutes of meetings of a committee of the Board of Directors shall be confirmed by the chairperson and the secretary of the meeting (if any), signed by them and filed with the minutes of the proceedings of the committee.

The original copies of such minutes shall be kept in The Netherlands.

5.    Participation

Members of a committee of the Board of Directors shall use their best efforts to be physically present at the meetings of such committee.
By exception, members of a committee of the Board of Directors may participate in a meeting of such committee by means of telephone or video conference or similar communications equipment by means of which all persons participating in the meeting can hear, and be heard by, one another, and participation in such a manner in a meeting shall constitute presence in person at such meeting.

The person or persons authorized to call meetings of a committee shall ensure that such meetings are scheduled sufficiently in advance to enable a majority of the members of the committee

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to be physically present at the place of such meetings.

6.    Quorum
Except as otherwise required by applicable law, the articles of association of the Company or the resolution of the Board of Directors designating the committee, the presence in person of a majority of the total number of members of a committee of the Board of Directors (and if the committee consists of an even number of members, at least one-half) shall be required and constitute a quorum for the transaction of business, including the adoption of resolutions. If any meeting of a committee of the Board of Directors a quorum is not present, the committee members present or the chairperson may adjourn the meeting, without notice other than adjournment at the meeting, until a quorum shall be present.

Whenever a quorum cannot be secured for any meeting of a committee of the Board of Directors from the members of such committee, the member or members thereof present and not disqualified from voting may unanimously appoint one or more non-executive Directors who are not regular members of the committee to act at the meeting in the place of any absent or disqualified member or members of the committee.

7.    Committee Action at Meeting
The vote of the majority of the members of a committee of the Board of Directors present at any meeting at which a quorum is present shall be the act of the committee. Each committee member shall have one vote.

Resolutions shall be recorded in the minutes of a meeting pursuant to the last paragraph of Section II.4 above.

8.    Committee Action Without Meeting
Resolutions may be adopted by a committee of the Board of Directors without convening a meeting if all committee members shall have expressed their opinions in writing, unless one or more committee members shall object against a resolution being adopted in this way prior to the adoption of the resolution. A resolution shall in this case be adopted if the majority of all committee members shall have executed a written consent in favor of the adoption of the resolution concerned. The Secretary or, in his or her absence, any assistant secretary shall file any such resolution with the minutes of the proceedings of the committee.

9.    Agenda for Meetings
The chairperson of a committee of the Board of Directors, in consultation with other committee members and appropriate members of management, will establish the agenda for each meeting of the committee.

10.    Materials Distributed in Advance
Information material to the understanding of the items of business to be considered at a meeting of a committee of the Board of Directors shall generally be distributed to committee members in advance of the meeting to allow reasonable time for review prior to the meeting. The committee members acknowledge, however, that from time to time the distribution of such

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materials prior to a meeting may not be practicable or advisable.

11.    “In Writing” Defined
The expression “in writing” as used herein shall include any message transmitted by letter, by telecopier, by e-mail, or by a legible and reproducible message otherwise sent (including electronically), provided that the identity of the sender can be reasonably established.

III.    RELATIONSHIP WITH THE GENERAL MEETING OF SHAREHOLDERS

1.    Convocation
General meetings of shareholders shall be held in Amsterdam or Haarlemmermeer (Schiphol Airport), the Netherlands, and shall be called by the Board of Directors, the Chairman, the Senior Independent Director or the Chief Executive Officer, in such manner as is required to comply with the law and the applicable stock exchange regulations and in accordance with the articles of association of the Company.

2.    Information to be provided to the general meeting of shareholders
The agenda of the annual general meeting of shareholders shall contain, inter alia, the items specifically included in the articles of association of the Company. The Board of Directors shall provide the general meeting of shareholders with all requested information, unless this would be contrary to an overriding interest of the Company. If the Board of Directors invokes an overriding interest, it must give reasons.
If a right of approval is granted to the general meeting of shareholders by law or the articles of association of the Company or the Board of Directors requests a delegation of powers or authorization, the Board of Directors shall inform the general meeting of shareholders by means of a circular or explanatory notes to the agenda of the material facts relevant to the approval, delegation or authorization to be granted.
The Board of Directors is responsible for the corporate governance structure of the Company and must give account to the general meeting of shareholders in relation to such structure. The Board of Directors shall adopt a policy in respect of bilateral contacts with the general meeting of shareholders and the Company’s shareholders.

IV.    EMPLOYEE REPRESENTATIVES ON THE BOARD OF DIRECTORS
The employee representatives on the Board of Directors shall be appointed in accordance with the procedure provided in the Company's articles of association and shall meet established standards of experience appropriate for service on the Board of Directors of a global automaker. The employee representatives on the Board of Directors shall not hold a mandate within an employee representative body or be an officer or a representative of any labor or union organization and, if applicable, shall resign from any such position prior to their appointment.

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ANNEX I

COMBINATION MECHANICS

Section 1.1    The Combination. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Dutch law (“Dutch Law”) and French law (“French Law”), as applicable, at the Effective Time, the Combination shall occur pursuant to which PSA shall be merged with and into FCA, the separate existence of PSA shall thereupon cease and FCA shall be the surviving entity in the Combination (which, from and after the Combination, shall be referred to in this Agreement as DutchCo). The Combination shall have the effects set forth in this Agreement, the Cross-Border Merger Terms and the applicable provisions of the Dutch Merger Regulations and the French Merger Regulations. In particular and without prejudice to applicable French Law and Dutch Law, the Cross-Border Merger Terms shall provide that the Combination will enter into effect retroactively as from the first day of the calendar year during which the Effective Time occurs (the “Retroactive Effective Date”), so that (i) DutchCo will be deemed to have had the use of all the assets (genot) of PSA as from the Retroactive Effective Date, (ii) all transactions of PSA as from the Retroactive Effective Date will be treated as being those of DutchCo and (iii) all of the profits and losses derived from such transactions for the period starting as from the Retroactive Effective Date will be deemed realized by DutchCo.
Section 1.2    Closing. The Closing shall take place on the second Friday after satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in this Agreement (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by applicable Law) waiver of such conditions) (such date, the “Closing Date”), at De Brauw Blackstone Westbroek, Amsterdam office, before a Dutch Civil Law Notary selected by PSA and FCA (the “Dutch Civil Law Notary”), unless another time, date or place is mutually agreed upon in writing by PSA and FCA.
Section 1.3    Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing on the Closing Date, FCA and PSA shall have the Dutch Civil Law Notary execute a deed of cross-border merger with respect to the Combination (the “Deed of Merger”). The Parties shall make or cause to be made all filings and recordings required by Dutch Law and French Law in connection with the Combination, including the filing of the Deed of Merger with the Trade Register in the Netherlands (Handelsregister), as required in accordance with applicable Law as promptly as practicable following the effectiveness of the Combination. The Combination shall become effective with the time of 00.00 Central European Time (unless another time is mutually agreed upon in writing by PSA and FCA) following the date on which the Deed of Merger is executed (such time being the “Effective Time”).
Section 1.4    Effect of the Combination on PSA Shares.
        (a)    As of the Effective Time, as a result of the Combination and without any action on the part of FCA, PSA, or the holders of any capital stock of FCA or PSA:
(i)    DutchCo shall allot, for each issued and outstanding PSA Share at the Effective Time, the Exchange Ratio of a fully paid and non-assessable DutchCo Share (the “Merger Consideration”), other than PSA Shares held by PSA, which shall not receive the Merger Consideration; and
(ii)    all such PSA Shares shall no longer be outstanding, shall be automatically canceled and retired and shall cease to exist, and each book-entry position with depositary intermediaries (including Société Générale Securities Services, the PSA Group registrar) participating in the centralized depositary and clearing system managed by Euroclear (the “PSA Depositary”) previously representing the PSA Shares shall thereafter represent the DutchCo Shares allotted for such PSA Shares in the Combination in accordance with Section 1.4 of this Annex I. The holders of such book-entry positions with depositary intermediaries participating in the PSA Depositary previously evidencing such PSA Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to PSA and such PSA Shares as of the Effective Time, except the right to receive upon the surrender thereof the Merger Consideration in accordance with this Section 1.4 of this Annex I and except as otherwise provided by Law. Such book-entry positions previously representing PSA Shares shall be exchanged for book-entry positions representing whole DutchCo Shares issued as Merger Consideration, without interest. As of the Effective Time, each DutchCo Share allotted as Merger Consideration shall be entitled to the same rights, preferences and privileges as other DutchCo Shares, including dividend rights, and no special voting shares of DutchCo shall be allotted by DutchCo as Merger Consideration in the Combination. No fractional DutchCo Shares shall be issued for PSA Shares, but in lieu thereof, the provisions of Section 1.7 of this Annex I shall apply.
(b)    In the event that between the date of this Agreement and the Effective Time the outstanding PSA Shares or FCA Shares shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination, consolidation or exchange of shares, or any similar event shall have occurred, then any number or amount contained herein (including the Exchange Ratio) which is based upon the number of PSA Shares or FCA Shares, as the case may be, shall be appropriately adjusted to provide to the shareholders of both PSA and FCA the same economic effect as contemplated by this Agreement prior to such event.
Section 1.5    Effect of the Combination on Equity Awards.
(a)    Effect of the Combination on PSA Equity Warrants. At the Effective Time, each of the 39,727,324 outstanding equity warrants giving entitlement to subscribe for PSA Shares, on the basis of one PSA Share for one equity warrant, at an exercise price of €1.00 per PSA Share, between July 31, 2022 and July 31, 2026 (the “PSA Equity Warrants”), shall, except to the extent they have been cancelled prior to the Effective Time, automatically and without any required action on the part of the holder thereof, cease to represent an equity warrant giving entitlement to subscribe PSA Shares and shall be converted into one (1) equity warrant (a “DutchCo Equity Warrant”) giving entitlement to subscribe a number of DutchCo Shares equal to the exercise ratio of the PSA Equity Warrant in effect immediately prior to the Effective Time, multiplied by the Exchange Ratio, at an exercise price per DutchCo Equity Warrant equal to €1.00. Except as specifically set forth above, following the Effective Time, each such DutchCo Equity Warrant shall continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to such PSA Equity Warrant immediately prior to the Effective Time.
(b)    Effect of the Combination on PSA Performance Shares. At the Effective Time, each outstanding equity incentive award with respect to PSA Shares that is subject to performance conditions, vesting or other restrictions under the PSA Share Plans (a “PSA Performance Share”) shall, automatically and without any required action on the part of the holder thereof, cease to represent an equity incentive award denominated in PSA Shares and shall be converted into a restricted stock unit award denominated in DutchCo Shares (a “DutchCo RSU”). The number of DutchCo Shares that will be subject to each such DutchCo RSU shall be equal to the product (with the number of DutchCo Shares underlying the DutchCo RSUs for each individual rounded down to the nearest whole number without any cash compensation paid or due to the relevant beneficiaries for fractional units) of (x) the number of PSA Shares subject to such PSA Performance Share immediately prior to the Effective Time (the “PSA Granted Shares”) multiplied by (y) the Exchange Ratio. Except as specifically provided herein or otherwise agreed between the Parties, following the Effective Time, each DutchCo RSU exchanged for such PSA Performance Shares shall continue to be governed by the same terms and conditions (including service-based vesting terms, but not performance-based vesting terms) as were applicable to the relevant PSA Share Plan immediately prior to the Effective Time.

(c)    Actions Regarding PSA Equity Awards.
(i)    PSA Actions. The management board of PSA and PSA Board, as applicable, shall adopt any resolutions and take any actions that are necessary to (x) at or prior to the Effective Time, effectuate the treatment of the PSA Equity Warrants and PSA Performance Shares (together, the “PSA Equity Awards”) pursuant to Section 1.5(a) and (b) of this Annex I and (y) as from the date hereof, cease to allocate new PSA Equity Awards under the PSA Share Plans in effect on the date hereof except as agreed by the Parties. Such actions shall include seeking the consent of the holders of PSA Performance Shares to the extent reasonably required in order to effectuate the treatment of such awards pursuant to Section 1.5(b) of this Annex I in compliance with the terms of the applicable PSA Share Plans. More generally, PSA shall take all actions necessary to ensure that from and after the Effective Time, DutchCo shall not be required to deliver PSA Shares or other capital stock of PSA to any Person pursuant to or in settlement of PSA Equity Awards.
(ii)    FCA Actions. FCA (including, for the avoidance of doubt, as DutchCo) shall take all actions that are necessary for the assumption of the PSA Equity Awards pursuant to Section 1.5(a) and (b) of this Annex I, including the reservation, issuance and listing of DutchCo Shares as necessary to effect the transactions contemplated by Section 1.5 of this Annex I.
(d)    Effect of the Combination on FCA Equity Awards. Except as specifically provided herein or otherwise agreed between the Parties, following the Effective Time, each FCA Equity Award shall continue to be governed by the same terms and conditions (including service-based vesting terms, but not performance-based vesting terms) as were applicable to the relevant FCA Equity Award immediately prior to the Effective Time.
(e)    Actions Regarding FCA Equity Awards. At or prior to the Effective Time, the FCA Board (or a committee thereof) shall adopt any resolutions and take any actions that are necessary to effectuate the treatment of the FCA Equity Awards contemplated by Section 1.5(d) of this Annex I. FCA shall take all actions necessary to ensure that from and after the Effective Time, DutchCo will not be required to deliver FCA Shares or other capital stock of FCA to any Person pursuant to or in settlement of FCA Equity Awards.
Section 1.6    Exchange of Shares. PSA Shares shall be exchanged for DutchCo Shares in accordance with the Cross-Border Merger Terms, the rules and procedures of any depositary or clearing agency through which such shares are held or traded, and applicable Law.
Section 1.7    No Fractional Shares. No fractional DutchCo Shares shall be allotted to shareholders of PSA as part of the Merger Consideration. As soon as reasonably practicable after the Effective Time, with respect to each holder of PSA Shares that would, but for this Section 1.7 of this Annex I, otherwise receive a fractional entitlement to a DutchCo Share as part of the Merger Consideration (after taking into account all PSA Shares then held by such holder), an intermediary appointed by DutchCo shall aggregate all such fractional entitlements and sell such shares in the market for cash. Following such sale, such intermediary shall deliver or cause to be delivered to each such holder a share of the cash consideration received net of transaction costs in respect of such sale proportionate to the amount of fractional entitlements of such holder. The Parties agree that each holder who benefits from a fractional entitlement to a DutchCo Share may waive this right or any cash consideration in respect thereto.
Section 1.8    No Further Ownership Rights in PSA Shares. All DutchCo Shares allotted in the Combination in accordance with the terms of this Annex I (including any cash paid pursuant to Section 1.7 of this Annex I) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to PSA Shares. At the Effective Time, the share transfer books of PSA shall be closed, and there shall be no further registrations of transfers of PSA Shares thereafter on the records of PSA.

Section 1.9    Withholding. Each of FCA (including, for the avoidance of doubt, as DutchCo) and PSA shall be entitled to deduct and withhold from any amount payable pursuant to this Agreement (except as provided in Section 1.5 of Annex X (Effect of Termination and Abandonment)) such amounts as it is required to deduct and withhold with respect to the making of such payment under applicable Tax Law. To the extent that amounts are so withheld and paid over to the appropriate Tax authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the recipient in respect of which such deduction and withholding was made.

ANNEX II

POWERS AND AUTHORITY

1.Chairman
a.In addition to the Chairman’s powers set out in the Regulations for the DutchCo Board, if the Chairman is an executive director, he/she will be consulted and work together with the CEO on that basis on important strategic matters affecting DutchCo:
i.budget/long-term strategic planning;
ii.Mergers and acquisition transactions, including significant joint-ventures, investments and divestments;
iii.Strategic evolution of the brand portfolio and significant product investment;
iv.Appointments, succession planning and compensation for key positions in the Global Executive Committee;
v.Institutional relationships, including relationships with key governmental stakeholders, particularly on matters of strategic significance;
vi.Significant public relations matters and major communication events/topics;
vii.Interaction with principal shareholders and key partners; and
viii.Providing leadership to the DutchCo Board and, in crisis circumstances, to the executive management on governance matters and ad hoc crisis management, in each case, without prejudice to the powers of the DutchCo Board.
If the Chairman is an executive director, he/she shall not carry the title of “Executive Chairman”.

2.CEO
i.In addition to his/her powers set out in the DutchCo Articles of Association and the Regulations for the DutchCo Board, the CEO will be responsible for the management of DutchCo in accordance with the Dutch Civil Code and will be vested with full authority to represent DutchCo individually.

3.Senior Independent Director
ii.The DutchCo Board will designate a Senior Independent Director who shall act as the voorzitter under Dutch Law.
iii.The Senior Independent Director shall be vested with the powers to convene the DutchCo Board and the general meetings of shareholders of DutchCo.
iv.The Senior Independent Director will preside over the meetings of the DutchCo Board. He/she shall also be entitled to choose the secretary in the absence of the statutory secretary, sign the minutes of the meetings of the DutchCo Board and determine the agenda of board meetings after consultation with the Chairman and the CEO.

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ANNEX III

REPRESENTATIONS AND WARRANTIES

Section 1.1    Representations and Warranties of FCA and PSA. (1) Except as fairly disclosed in any report, schedule, form, statement or other document of FCA filed with or furnished to the U.S. Securities and Exchange Commission (the “SEC”) on or prior to the Business Day immediately preceding the date hereof and publicly available on the date hereof and on or after December 31, 2018 on the SEC’s Electronic Data Gathering, Analysis and Retrieval System (EDGAR) (collectively, the “FCA Reports”) (other than disclosures in the “Risk Factors” or “Forward Looking Statements” sections of any FCA Reports or any other disclosure in any FCA Report to the extent that such disclosure is predictive or forward-looking in nature), and (2) except as fairly disclosed in any report, schedule, form, statement or other document of PSA, whether or not filed with the French financial markets authority (Autorité des marchés financiers) (the “AMF”) and made publicly available pursuant to Regulation (EU) No 596/2014 of the European Parliament and of the Council of 16 April 2014 or the laws and regulations implementing Directive 2004/109/CE of the European Parliament and of the Council of 15 December 2004 (as amended notably by Directive 2013/50/EU of the European Parliament and of the Council of 22 October 2013) on or prior to the Business Day immediately preceding the date hereof and on or after December 31, 2018 (collectively, the “PSA Reports”) (other than disclosures in the “Risk Factors” section of any PSA Report or any other disclosure in any PSA Report to the extent that such disclosure is predictive or forward-looking in nature), each of FCA and PSA hereby represents and warrants to the other as set forth in this Section 1.1 of this Annex III; provided that any representation or warranty in this Section 1.1 of this Annex III that relates (i) specifically to FCA or its Subsidiaries shall be deemed to be a representation or warranty made only by FCA to PSA or (ii) specifically to PSA or its Subsidiaries shall be deemed to be a representation or warranty made only by PSA to FCA.
(a)    Organization, Standing and Power. Such Party and each of its Subsidiaries is duly organized and validly existing under the Laws of its jurisdiction of organization and has all requisite corporate, limited liability company or partnership power and authority to own, lease or otherwise hold its properties and assets and to conduct its business as presently conducted. Such Party and its each of its Subsidiaries is duly qualified or licensed to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction where the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary.
(b)    Authority; Execution and Delivery; Enforceability. Such Party and each of its Subsidiaries has all requisite power and authority to execute, deliver and perform this Agreement and the other agreements contemplated in connection with the Combination (the “Transaction Agreements”), to which such Party is, or will be, a party and to consummate the Combination and comply with the provisions of the Transaction Agreements. The execution, delivery and performance by such Party and its Subsidiaries of the Transaction Agreements to which it is, or will be, a party and the consummation by each of it and its Subsidiaries of the Combination and compliance with the provisions of the Transaction Agreements has been or will be duly authorized by all requisite action on its part and the part of its equity holders. This Agreement has been duly executed and delivered by such Party, and each other Transaction Agreement to which it and any of its Subsidiaries will be a party will have been duly executed and delivered by it or such Subsidiary on or prior to the Closing, and, assuming the due authorization, execution and delivery by each of the other Parties hereto other than it and its Subsidiaries (or, in the case of any other Transaction Agreement, applicable parties thereto other than it and its Subsidiaries), this Agreement constitutes, and each other Transaction Agreement to which such Party is, or will be, a party will constitute after the Closing the legal, valid and binding obligation of it and its applicable Subsidiaries, enforceable against it and each applicable Subsidiary in accordance with its terms, except as may be limited by the applicable bankruptcy and insolvency rules.

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(c)    Capitalization.
(i)    The authorized capital stock of FCA consists of 2,000,000,000 FCA Shares and 2,000,000,000 special voting shares, par value €0.01 per share, of FCA (the “FCA Special Voting Shares”). At the close of business on November 30, 2019, (A) 1,567,519,274 FCA Shares were issued and outstanding, (B) 408,941,767 FCA Special Voting Shares were issued and outstanding (and 73,614,605 FCA Special Voting Shares were issuable upon completion of the uninterrupted three (3) year period for a corresponding number of FCA Shares), (C) no FCA Shares were held in treasury by FCA, and (D) 25,343,654 FCA Shares were reserved and remaining available for issuance pursuant to the FCA Equity Incentive Plan (the “FCA Share Plan”), of which (1) 11,480,574 and 17,924,667 shares were issuable upon the settlement or vesting of outstanding FCA PSUs (assuming achievement of applicable performance goals at target and maximum value, respectively), and (2) 7,418,987 shares were issuable upon the settlement or vesting of outstanding FCA RSUs. From the close of business on November 30, 2019 to the date of this Agreement, there have been no issuances by FCA of shares of capital stock or voting securities of, or other equity interests in, FCA, other than the issuance of FCA Shares upon the vesting or settlement of FCA PSUs and FCA RSUs, in each case outstanding at the close of business on November 30, 2019 or granted in accordance with this Agreement and in accordance with their terms. Each of the outstanding shares of capital stock or other equity interests in FCA are duly authorized, validly issued, fully paid and non-assessable. Except as set forth in this Section 1.1(c)(i) of this Annex III, there are no preemptive rights, options or other commitments or rights of any kind that obligate FCA to issue or sell any shares of capital stock or other equity interests of FCA or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any shares of capital stock or other equity interests of FCA, and no securities or obligations evidencing such rights are authorized, issued or outstanding.
(ii)    The capital stock of PSA consists of 904,828,213 PSA Shares. At the close of business on November 30, 2019, (A) 904,828,213 PSA Shares were issued and outstanding, (B) 353,254,072 PSA Shares have accrued double voting rights pursuant to Article L. 225-123 of the French Commercial Code, and the maximum number of votes entitled to be exercised at a meeting of PSA shareholders at which the holders of all outstanding PSA Shares are present is 1,248,138,550, (C) 9,943,735 PSA Shares were held in treasury by PSA, (D) 39,727,324 PSA Shares were issuable upon exercise of the PSA Equity Warrants and 8,578,500 PSA Shares were issuable upon settlement of outstanding PSA Performance Shares (assuming achievement of applicable performance goals at target value), and (E) 9,943,735 PSA Shares were reserved and remaining available for delivery pursuant to the PSA Share Plans (including future PSA share plans). From the close of business on November 30, 2019 to the date of this Agreement, there have been no issuances by PSA of shares of capital stock or voting securities of, or other equity interests in, PSA other than the issuance of PSA Shares upon the vesting or settlement of PSA Equity Awards in accordance with their terms. Each of the outstanding shares of capital stock or other equity interests in PSA are duly authorized, validly issued, fully paid and non-assessable. Except as set forth in this Section 1.1(c)(ii) of this Annex III or pursuant to the PSA Equity Awards, there are no preemptive rights, options or other commitments or rights of any kind that obligate PSA to issue or sell any shares of capital stock or other equity interests of PSA or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any shares of capital stock or other equity interests of PSA, and no securities or obligations evidencing such rights are authorized, issued or outstanding.
(d)    No Contravention; Consents. The execution, delivery and performance by such Party and its Subsidiaries of each Transaction Agreement to which it is, or will be, a party do not, and the consummation of the Combination and compliance with the provisions of such Transaction Agreements will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the
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loss of a benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements (including any penalty or increased payment obligations) of any person under any provision of (w) the certificate of incorporation, articles of association, limited liability company agreement, bylaws or similar organizational documents (“Organizational Documents”) of it and its Subsidiaries, (x) any Law or order promulgated by any Governmental Entity or (y) any Contract to which such Party or any of its Subsidiaries is a party or bound, in each case applicable to it or any of its Subsidiaries or their respective properties or assets, other than, in the case of clauses (x) and (y) above, any such conflicts, violations, defaults, rights, losses or entitlements, individually or in the aggregate, as have not had and would not reasonably be expected to have a Material Adverse Effect.
(e)    Public Information. As of their respective dates (or if amended prior to the date hereof, as of the date of such amendment), the latest Annual Report on Form 20-F (in the case of FCA) and the latest Document de Reference (in the case of PSA) complied in all material respects with the requirements under applicable Law and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Since the date of such Party’s latest audited financial statements, there has been no Material Adverse Effect with respect to such Party.
(f)    Financial Statements; Internal Controls.
(i)    Such Party’s last annual and interim consolidated financial statements (x) have been prepared on the basis of IFRS and in accordance with the accounting policy of the group applied on a consistent basis during the periods involved (except as may be expressly disclosed in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments), and (y) give a true and fair view of the financial position and of the profit, loss, cash flow and changes in equity of it and its consolidated subsidiaries at the dates and for the periods indicated therein.
(ii)    Such Party and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (w) transactions are executed in accordance with management’s general or specific authorizations, (x) transactions are recorded as necessary to permit preparation of financial statements in conformity with IFRS and to maintain asset accountability, (y) access to assets is permitted only in accordance with management’s general or specific authorization, and (z) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
(g)    Compliance with Laws. Such Party and each of its Subsidiaries is and has been since January 1, 2017 in compliance with all applicable Laws, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.
(h)    Litigation. There is no action or group of actions in any national, federal, state or local court pending or, to such Party’s knowledge, threatened in writing against or affecting such Party or any of its Subsidiaries that, individually or in the aggregate, has had or would be reasonably expected to have a Material Adverse Effect, nor is there any order promulgated by any Governmental Entity outstanding against it or any of its Subsidiaries that, individually or in the aggregate, has had or would be reasonably expected to have a Material Adverse Effect.
(i)    Suppliers. To such Party’s knowledge, the benefits of any relationship with any of the suppliers of it and its Subsidiaries will continue following the Closing in substantially the same manner as prior to the date of this Agreement, except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

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(j)    Compliance with Contracts. Neither such Party nor any of its Subsidiaries is in breach or in default of, nor has it violated, any Contract to which it or any of its Subsidiaries is a party or by which it or any of its Subsidiaries or any of their respective properties is bound or affected, except for any such conflicts, defaults or violations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.
(k)    Labor Disputes and Compliance. No employment dispute, slowdown, work stoppage or disturbance involving the employees of such Party or any of its Subsidiaries exists or, to its knowledge, is imminent or threatened in writing, in each case, which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect. Since January 1, 2017, such Party and its Subsidiaries have complied with applicable employment legislation, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.
(l)    Anti-Bribery. To such Party’s knowledge, since January 1, 2017, neither such Party nor any of its Subsidiaries, nor any director, officer, employee or agent thereof, acting on its, his or her own behalf or on behalf of any of the foregoing persons, (A) has offered, promised, authorized the payment of, or paid, any money, or the transfer of anything of value, directly or indirectly, to or for the benefit of: (x) any employee, official, agent or other representative of any foreign government or department, agency or instrumentality thereof, or of any public international organization; or (y) any foreign political party or official thereof or candidate for foreign political office for the purpose of influencing any act or decision of such recipient in the recipient’s official capacity, or inducing such recipient to use his, her or its influence to affect any act or decision of such foreign government or department, agency or instrumentality thereof or of such public international organization, or securing any improper advantage, in the case of both (x) and (y) above in order to assist it or any of its Subsidiaries to obtain or retain business for, or to direct business to, either it or any of its Subsidiaries and under circumstances that would subject it or any of its Subsidiaries to material liability under any applicable Laws relating to corruption, bribery, ethical business conduct, money laundering, political contributions, gifts and gratuities, or lawful expenses; or (B) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act 2010 or any other applicable anti-bribery or anti-corruption Laws, including, but not limited to, any applicable Law or regulation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, or any other applicable anti-bribery or anti-corruption Laws of jurisdictions in which the Parties or any of its Subsidiaries operate. Such Party and each of its Subsidiaries have instituted and maintain and enforce policies and procedures designed to promote and achieve compliance with anti-corruption Laws.
(m)    Anti-Money Laundering. Such Party’s operations, to such Party’s knowledge, are and have been conducted at all times since January 1, 2017 in compliance in all material respects with applicable financial recordkeeping and reporting requirements of the applicable money laundering statutes of all jurisdictions where it and its Subsidiaries conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines issued, administered or enforced by any Governmental Entity.
(n)    Sanctions. Neither such Party nor its Subsidiaries, their respective directors and senior executive or any officers with the ability to control the operation of such Party or any of such Subsidiaries, is currently the subject or the target of any sanctions administered or enforced by the U.S. government, the United Nations Security Council, the European Union and its member States or Her Majesty’s Treasury (collectively, “Sanctions”) applicable to such Party or its Subsidiaries, nor is it or any of its Subsidiaries located, incorporated, organized, resident or engaged in any business or dealings in a country or territory that is the subject or the target of Sanctions or with any Person who is subject to or the target of Sanctions, in each case in respect of Sanctions that are applicable to such Party or its relevant Subsidiaries.
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(o)    Brokers and Other Advisors; Transaction Compensation. No broker, finder, other investment banker or financial advisor, other than (x) FCA’s obligations to Goldman Sachs International, UBS, JPMorgan, Citi, Bank of America Merrill Lynch, Barclays and d’Angelin & Co, and (y) PSA’s obligations to Messier Maris & Associés, Morgan Stanley and Perella Weinberg Partners, the fees and expenses of which shall be paid by the relevant Party, is entitled to any broker’s, finder’s or financial advisor’s fee or commission in connection with the Combination based upon arrangements made by or on behalf of such Party. No director, officer or employee of PSA or FCA (or their respective Subsidiaries) is entitled to receive any bonus or other compensation payable directly as a result of the Combination, in each case other than as disclosed to and/or agreed between the Parties in a separate agreement.
(p)    Products. Since January 1, 2017, there has not been, and there is no pending or, to such Party’s knowledge, threatened in writing, and there are no facts or circumstances which would reasonably be expected to result in, any recall or investigation of, or with respect to, the use of or exposure to any its products (including any part or component thereof, a “Product”) required by any Governmental Entity, except, in each case, which, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. Since January 1, 2017, neither it nor any of its Subsidiaries has received any notice of any actual or alleged violation of any applicable Law in connection with Product recall, Product safety, Product defect or the content of Product materials, or of any actual or alleged failure of any Product to meet applicable manufacturing, quality or labeling standards established by applicable Law, except, in each case, which, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.
(q)    Tax Matters.
(i)    Neither FCA nor PSA directly (or through one or more entities treated as partnerships or disregarded entities for U.S. federal income tax purposes) owns shares or other equity interests in any Subsidiary that is considered as a U.S. person within the meaning of Section 7701 of the Internal Revenue Code of 1986, as amended (the “IR Code”).
(ii)    No Tax liability has arisen or will arise as a result of (i) one or several entities of the FCA Group or one or several entities of the PSA Group not having timely and duly paid Taxes due in accordance with applicable Laws or (ii) any tax audit or litigation with a Tax authority with respect to one or several entities of the FCA Group or one or several entities of the PSA Group, in each case (unless specifically reserved for in FCA or PSA, as applicable, last annual and interim consolidated financial statements) which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.
(r)    Environmental Matters. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, (i) the Party and its Subsidiaries are, and since January 1, 2017, have been, in compliance with, and hold, and since January 1, 2017, have held, all Permits required for it and its Subsidiaries to conduct their respective operations as currently conducted under all applicable Laws relating to contamination, pollution, the protection of human health from exposure to hazardous substances, natural resources or the environment (“Environmental Laws”), (ii) the Party and its Subsidiaries have not received any written notice, claim, demand, action, suit, complaint, proceeding or other communication by any Person alleging any violation of, or any liability under, any Environmental Laws (an “Environmental Claim”), and have no knowledge of any pending or threatened Environmental Claim, (iii) no hazardous, dangerous or toxic substance, has been generated, transported, treated, stored, installed, disposed of, arranged to be disposed of, released or threatened to be released at, on, from or under any of the properties or facilities currently or formerly owned, leased or otherwise used by the Party or its Subsidiaries, or otherwise in connection with its or its Subsidiaries’ operations, in each case in violation of, or in a manner or to a location that could reasonably be expected to give rise to liability under, Environmental Laws, and (iv) to such Party’s knowledge, in respect of vehicles

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produced since January 1, 2017, no fines or other costs are reasonably expected to be required to comply with vehicle emissions standards or fuel efficiency standards under Environmental Laws.
(s)    Intellectual Property and IT Systems.
(i)    Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, any registered intellectual property owned or purported to be owned by the Party and its Subsidiaries is subsisting and to such Party’s knowledge, is valid and enforceable.
(ii)    To such Party’s knowledge, it owns and controls, or otherwise possesses adequate rights to use, all intellectual property used in the conduct of its business as of the date hereof, except where the failure to own and control or have the right to use, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect. To such Party’s knowledge, neither it nor any of its Subsidiaries is now infringing any intellectual property rights of others in any respect, except for such infringements that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect. Neither such Party nor any of its Subsidiaries has received any written notice that it is violating or has violated the trademarks, patents, copyrights, inventions, trade secrets, proprietary information and technology, know-how, formulae, rights of publicity or other intellectual property rights of any third party, except for such matters which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.
(iii)    Each material license to which such Party or any of its Subsidiaries is a party is the legal, valid and binding obligation of the parties thereto, enforceable against such parties in accordance with its terms, except for any unenforceability that, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. To its knowledge, no default thereunder by any such Party has occurred, nor does any defense, offset, deduction, or counterclaim exist thereunder in favor of any such Party which has had or would reasonably be expected to have a Material Adverse Effect.
(iv)    Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, all employees and independent contractors of such Party and its Subsidiaries who have developed or created intellectual property within the scope of their employment or engagement have entered into appropriate written assignment agreements, assigning all of their right, title and interest in any such intellectual property to such Party or its Subsidiaries.
(v)    Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, (i) such Party takes reasonable actions to maintain, enforce and protect its material intellectual property in accordance with customary industry practice, (ii) such Party takes reasonable actions in accordance with customary industry practice to protect the confidentiality of non-public information relating to its material intellectual property, (iii) such Party takes reasonable actions in accordance with customary industry practice to protect its material software, websites and other systems (and the information therein) from unauthorized access or use, and (iv) such Party takes reasonable actions in accordance with customary industry practice to implement backup and disaster recovery technology processes and a business continuity plan.
(vi)    Except as, individually or in the aggregate, have not had and would not be reasonably expected to have a Material Adverse Effect, to such Party’s knowledge, the IT systems (i) operate and perform in accordance with their documentation and functional specification and otherwise as required by such Party and its Subsidiaries in connection with the conduct of their

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businesses, and (ii) since January 1, 2017, have not malfunctioned or failed in a manner that has had an adverse impact on such Party.
Section 1.2    No Other Representations or Warranties. Except for the representations and warranties in this Annex III, none of FCA, PSA, or any other Person makes any express or implied representation or warranty with respect to FCA, PSA, or any of their respective affiliates or any of their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects in connection with this Agreement or the Transactions, and each Party hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing, and except for the representations and warranties made by such Party in this Annex III, neither Party nor any other Person makes or has made any representation or warranty to the other Party or any of its affiliates or Representatives with respect to (and shall have no indemnification obligation or other liability in respect of) (i) any financial projection, forecast, estimate, budget or prospect information relating to such Party, any of its affiliates or any of their respective businesses, or (ii) any oral or written information made available to the other Party or any of its affiliates or Representatives in the course of their evaluation of such Party, the negotiation of this Agreement or in the course of the Transactions.

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ANNEX IV

INTERIM OPERATING COVENANTS

Section 1.1    Interim Covenants.
(a)    set aside or make any dividend, distribution or other payments (whether in cash, securities or other property) related to capital events or in respect of capital stock or other equity interests (other than the payment of the ordinary dividends in accordance with this Agreement or payable by direct or indirect Subsidiaries of such Party to such Party or between such Subsidiaries in the Ordinary Course);
(b)    amend its Organizational Documents, except as otherwise required by applicable Law or ministerial changes, or effect a split or reclassification or other adjustment of its capital stock or other equity interests or a recapitalization thereof (other than internal reorganizations of such Party’s Subsidiaries (including dissolutions or liquidations thereof) that do not adversely impact the Transactions (including by preventing, impairing or delaying the Closing) or the Intended Tax Treatments);
(c)    make or change any material Tax election or adopt or change any material method of Tax accounting, or settle or compromise any Tax claim or proceeding resulting in a Tax liability (including as a result of the loss or reduction of Tax attributes and including via surrender of a tax refund) if such Tax liability is in excess of €250 million, unless and to the extent such Tax liability (or loss or reduction of Tax attributes) is specifically reserved for in the financial statements of the relevant Party (or Subsidiary) for the fiscal year ending December 31, 2018 or any subsequently published interim financial statements on or prior to the date hereof;
(d)    except for the withholding or disposition of shares of capital stock or other equity interests (i) in connection with the forfeiture of FCA Equity Awards or PSA Equity Awards, as applicable, or (ii) to satisfy withholding Tax obligations with respect to the FCA Equity Awards or PSA Equity Awards, as applicable, in each case, outstanding on or awarded prior to the date hereof or otherwise granted in accordance with this Agreement and, in accordance with the terms of such awards, repurchase, redeem or otherwise acquire any shares of its capital stock or other equity interests, as applicable, or any securities convertible into or exchangeable or exercisable for any shares of its capital stock or other equity interests, as applicable;
(e)    acquire (including by merger, consolidation, combination or acquisition of equity interests or assets) any entity, business or division thereof, or any equity interest (other than acquisitions of portfolio assets and acquisitions in the Ordinary Course) in a transaction (or series of related transactions) that would be reasonably likely, individually or in the aggregate, to prevent, impair or materially delay the Closing, or where the consideration paid or received (including non-cash equity consideration and indebtedness assumed) represents an individual amount exceeding €250 million and in aggregate €500 million, other than transactions solely among wholly owned Subsidiaries of a Party;
(f)    except in connection with internal reorganizations entered into in the Ordinary Course solely among such Party’s Subsidiaries or otherwise pursuant to contracts in existence as of the date hereof, which, in each case, will not adversely affect the Intended Tax Treatments, issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of any (i) equity interest or securities convertible into or exchangeable or exercisable for, (ii) options, warrants, calls, commitments or rights of any kind to acquire, capital stock or other equity interests, (iii) any bonds, debentures, notes or other obligations, or (iv) any equity interest of, or similar interest in, a joint venture or similar arrangement to which it is a party, in each case, except (A) in respect of capital stock or securities convertible into or exchangeable or exercisable for capital stock with a fair value or sale price in excess of €250 million of any Subsidiary of a Party, or (B) shares issuable or transferable pursuant to the FCA Equity

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Awards or PSA Equity Awards outstanding on or awarded prior to the date hereof or otherwise granted in accordance with this Agreement;
(g)    sell, lease, license, transfer, exchange, mortgage (including securitizations), pledge, dispose of (whether by way of merger, consolidation, sale of stock or assets, or otherwise) or encumber any material portion of its assets, including the capital stock or other equity securities of its Subsidiaries, not in the Ordinary Course and with a fair value or sale price, individually or in the aggregate, in excess of €250 million (other than transactions between such Party and any of its direct or indirect wholly owned Subsidiaries or transaction between such Subsidiaries);
(h)    sell, lease, license, transfer, exchange, mortgage (including securitizations), pledge, dispose of (whether by way of merger, consolidation, sale of stock or assets, or otherwise), let lapse, abandon or encumber any material intellectual property, other than non-exclusive licenses, covenants not to sue, releases, waivers or other rights under intellectual property rights, in each case, granted in the Ordinary Course (other than transactions solely between a Party and any of its direct or indirect wholly owned Subsidiaries or transactions solely between such Subsidiaries);
(i)    discharge or satisfy any indebtedness in excess of €500 million, other than the discharge or satisfaction of any indebtedness when due in accordance with its terms as of the date hereof or indebtedness by and between a Party and a direct or indirect Subsidiary thereof or between such Subsidiaries;
(j)    except (i) in connection with refinancings of existing indebtedness for borrowed money upon market terms and conditions, (ii) for drawdowns of credit facilities outstanding as of the date hereof (or refinancings of such credit facilities permitted under clause (i)) in the Ordinary Course, including working capital needs and capital expenditure requirements, (iii) for an amount not to exceed €1,000 million, (iv) as to FCA, for the purpose of financing the FCA Dividend, or (v) by and between a Party and a direct or indirect Subsidiary thereof or between such Subsidiaries, incur, create, assume or otherwise become liable for any indebtedness for borrowed money (including any guarantee of such indebtedness) or issue any debt securities or change the material terms of any existing indebtedness for borrowed money;
(k)    other than as (x) is required by the terms of a Benefit Plan or Collective Bargaining Agreement, in each case, as outstanding on the date hereof or as adopted or modified in accordance with this Agreement, as may be required by applicable Law or under any enhanced restrictions on executive compensation agreed to with a Regulatory Authority or (y) is agreed between the Parties in a separate agreement, (i) increase the compensation or benefits of any of its employees (except for increases in salary or wages in the Ordinary Course with respect to employees who are not legal representatives, directors or officers) or grant or pay any bonus or other compensation to any directors, officers or employees in relation to the Transaction, (ii) grant any severance, retention or termination pay to any of its employee not provided under any Benefit Plan, (iii) establish, adopt, enter into, amend or terminate any Benefit Plan (including any change to any actuarial or other assumption used to calculate funding obligations with respect to any Benefit Plan or change to the manner in which contributions to any Benefit Plan are made or the basis on which such contributions are determined), (iv) grant any awards under any Benefit Plan (including any equity or equity-based awards), (v) increase or promise to increase or provide for the funding under any Benefit Plan, (vi) forgive any loans to any of its employees or (vii) exercise any discretion to accelerate the time of payment or vesting of any compensation or benefits under any Benefit Plan;
(l)    petition any competent court or other authority, propose or recommend the passing of a resolution for the liquidation, dissolution or winding-up of it or any of its Subsidiaries;
(m)    except in the Ordinary Course (including as a result of the expiration of any such agreements) or as required by applicable Law, adopt, enter into, amend or terminate in any material respect any material Collective Bargaining Agreement (it being agreed that, for the purpose of this clause (m), the

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Parties shall each inform and consult with one another regarding any Collective Bargaining Agreement that it (or its Subsidiaries) negotiates, enters into, amends, or terminates in respect of (i) any bargaining union that represents more than 10,000 employees or (ii) any Collective Bargaining Agreement that covers more than 10,000 employees, in each case as relevant under applicable Law);
(n)    enter into any agreement or arrangement that grants “most favored nation” status to any counterparty or contains “exclusivity,” “non-compete” or other similar provisions outside of the Ordinary Course or, in any case, that would materially restrict following the Closing the business of DutchCo or any of its successors and its Subsidiaries taken as a whole;
(o)    enter into any purchase orders, commitments or agreements, in each case for capital expenditures, outside of the Ordinary Course exceeding €250 million in the aggregate in connection with any single project or group of related projects (other than those contemplated in the applicable Company’s current business plan or budget);
(p)    enter into any Contract with any of its shareholders or their affiliates, other than (i) in the Ordinary Course and (ii) transactions solely between a Party and any of its direct or indirect wholly owned Subsidiaries or transactions solely between such Subsidiaries;
(q)    enter into or amend any Contract with Faurecia, or have any other dealing with Faurecia, other than in the Ordinary Course;
(r)    adopt any change in financial accounting principles, policies or practices, except to the extent that any such changes are required by IFRS;
(s)    agree to any settlement or compromise of any liability, dispute, proceeding or litigation which would result in a payment or liability by the Party or any of its Subsidiaries in excess of €500 million, unless and to the extent such payment or liability is specifically reserved for in the financial statements of the relevant Party (or Subsidiary) for the fiscal year ending December 31, 2018 or any subsequently published interim financial statements on or prior to the date hereof;
(t)    take any action that is reasonably expected to prevent, impair or materially delay the consummation of the Combination or any of the other Transactions (including the satisfaction of the conditions set forth in Annex IX (Conditions Precedent)); and
(u)    authorize or enter into an agreement, arrangement or understanding to do any of the foregoing set forth in Section 1.1(a) through (t) of this Annex IV if FCA or PSA, as applicable, would be prohibited by the terms of Section 1.1(a) through (t) of this Annex IV from doing the foregoing.
Section 1.2    Exceptions to Interim Covenants. Notwithstanding anything herein to the contrary, the following actions shall be permitted to be taken by FCA or PSA, as applicable, between the date hereof and the Closing:
(a)    FCA.
(i)    The FCA Dividend may be paid.
(ii)    FCA may take all actions necessary or desirable to prepare for the Comau Spin-Off or the Comau Alternative Transaction in accordance with the terms of this Agreement, including establishing the perimeter, capital structure and governance of Comau, preparing all documentation and Permits (including, in connection with the Comau Spin-Off, for the listing of Comau shares on a single appropriate securities exchange), obtaining any approvals, authorizations

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or other Permits, adopting resolutions, and entering into Contracts, in each case, with respect to the Comau Spin-Off.
(iii)    FCA may implement the transactions and other actions referred to as Project A, Project B, Project C, Project D, Project E, Project F, Project G and Project H in a separate letter communicated by FCA to PSA on the date hereof.
(b)    PSA.
(i)    The Faurecia Distribution may be made (provided that there shall be no material changes in any currently existing commercial arrangements between PSA and Faurecia as a result of the Faurecia Distribution, other than amendments to commercial arrangements between PSA and Faurecia in the Ordinary Course).
(ii)    PSA may sell its interest in Gefco or in CAPSA (provided that the proceeds of any such sale shall not be distributed by PSA prior to the Closing).
(iii)    PSA may repurchase from Dongfeng Motor or its Affiliates 32,000,000 PSA Shares and cancel such PSA Shares (provided that PSA may substitute one or several third parties for the purchase of all or part of such PSA Shares held by Dongfeng Motor, in which case it may cancel only the portion of such PSA Shares it shall have acquired itself).
(iv)    PSA may take all actions necessary or desirable to cease the process of transforming PSA into a European Company (Société Européenne) in accordance with this Agreement, including submitting a resolution to such effect to the next annual general meeting of shareholders of PSA.
(v)    PSA may acquire an interest (including a majority interest) in a joint venture company established with Punch Powertrain in the sector of power transmission for MHEV/PHEV vehicles.
(vi)    PSA may acquire an interest (including a majority interest) in ACC, a European battery company.
(vii)    PSA may acquire the entire share capital or a majority interest in a Canadian entity involved in the business of the distribution spare parts (Project Apollo).
(viii)    PSA may acquire an interest (including a majority interest) in a French company involved autonomous shuttle (Project Cab).
(ix)    PSA may sell two plants in China producing vehicles (Project F99).
(x)    PSA may amend its existing coexistence agreement with EPF/FFP relating to the PSA name.

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ANNEX V

COVENANTS RELATED TO CONSENTS

Section 1.1    Regulatory Filings and Other Actions.
(a)    Regulatory Filings. Other than with respect to the ECB Clearance (which is covered in Section 1.2 of this Annex V), FCA and PSA shall take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part to consummate and make effective the Combination and the other Transactions as soon as reasonably practicable, including (i) preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, authorizations and other Permits (including the Competition Approvals) (collectively, “Consents”) necessary to be obtained (if any) in order to consummate the Combination and the other Transactions, (ii) subject to Section 1.1(b) of this Annex V, offering and complying with such commitments to the relevant Regulatory Authorities as would be necessary to enable the Regulatory Authorities to grant the Consents and (iii) subject to Section 1.1(b) of this Annex VI, the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement.
(b)    No Substantial Detriment. Nothing in this Agreement shall require FCA or PSA to, and neither FCA nor PSA may, without the consent of the other Party, offer or comply with any commitment to any Person, Governmental Entity or Self-Regulatory Organization, or take any action (i) with respect to any assets, businesses or interests other than those of DutchCo, FCA, PSA or their respective Subsidiaries and Non-Consolidated Ventures; (ii) if any such commitment or action, individually or in the aggregate, would, or would reasonably be expected to, result in a Substantial Detriment; or (iii) without limiting clause (ii) above, unless any such commitment or action is conditioned on the consummation of the Combination and the other Transactions.
(c)    Prior Review of Certain Information. Subject to applicable Law relating to the sharing of information and to the extent practicable, and other than with respect to the ECB Clearance (which is covered in Section 1.2 of this Annex V), FCA and PSA shall cooperate with each other and provide the other or its counsel with a reasonable advance opportunity to review and comment upon, and shall consider in good faith the views of the other Party in connection with, all submissions, filings and written or verbal communications (and any documents submitted therewith) intended to be submitted to, any Governmental Entity or Self-Regulatory Organization (if applicable), in connection with the Combination and the other Transactions. Each of the Parties agrees not to participate in any substantive meeting or discussion with any Governmental Entity or Self-Regulatory Organization in connection with the Combination or the other Transactions unless it has provided the other Party with reasonable advance notice of the discussion or meeting and the opportunity to participate therein unless prohibited by the Governmental Entity or Self-Regulatory Organization, as applicable. FCA and PSA shall keep each other apprised of all material written and verbal discussions with any Governmental Entity or Self-Regulatory Organization in respect of any filings, investigation or other inquiry in connection with the Combination and the other Transactions.
(d)    Furnishing of Information. FCA and PSA each shall, upon request by the other and subject to applicable Laws relating to the sharing of information and other than with respect to the ECB Clearance (which is covered in Section 1.2 of this Annex V), promptly furnish the other with a copy of all notices or other communications received or provided by FCA or PSA, as the case may be, from or to any Governmental Entity or Self-Regulatory Organization (if applicable) (or a description thereof, in the case of oral communications), and shall promptly furnish the other with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of FCA or

PSA or any of their respective Subsidiaries to any Person or any Governmental Entity or Self-Regulatory Organization in connection with the Transactions.
(e)    Status Updates and Notice. Subject to applicable Law and the instructions of any Governmental Entity or any Self-Regulatory Organization (if applicable) and other than with respect to the ECB Clearance (which is covered in Section 1.2 of this Annex V), each of FCA and PSA shall keep the other apprised of the status of matters relating to completion of the Transactions and promptly notify the other Party of any development which is material or potentially material to the issuance of any Consent. FCA and PSA shall regularly review with each other the progress of any filings, investigation or other inquiry by a Governmental Entity or Self-Regulatory Organization, and discuss with each other the scope, timing and tactics of any such actions in relation thereto with a view to obtaining approval from (or expiration or termination of any applicable waiting period with regard to or any investigation by) the applicable Governmental Entity or Self-Regulatory Organization at the earliest reasonable opportunity. Without limiting the foregoing, each of FCA and PSA shall give notice to the other Party within one (1) Business Day after becoming aware of the same, of the issuance of any Consents (including non-confidential copies, if any, of the Consent as soon as received from the relevant Regulatory Authority).
(f)    Treatment of Sensitive/Privileged Information. Notwithstanding anything to the contrary contained herein, for any information exchanged under Section 1.1 of this Annex V, it is understood that FCA and PSA may, as each deems advisable and necessary, reasonably designate any commercially or competitively sensitive material provided to the other Party under Section 1.1 of this Annex V or any subsection thereof as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and shall not be disclosed by such outside counsel to employees, officers, or directors of the recipient unless express permission (in writing) is obtained in advance from the source of the materials (FCA or PSA, as the case may be) or its legal counsel; provided, further, that materials provided pursuant to Section 1.1 of this Annex V or any subsection thereof may, to the extent permitted by Law or the Governmental Entity or Self-Regulatory Organization concerned, be redacted (i) to remove references concerning the valuation of the Transactions, (ii) as necessary to comply with contractual arrangements with third parties, and (iii) as necessary to address reasonable privilege concerns. The Parties agree to treat information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to Section 1.1 of this Annex V in a manner so as to preserve the applicable privilege.
Section 1.2    ECB Clearance.
(a)    Subject to Section 1.1(b) of this Annex V, FCA and PSA shall cooperate with each other and shall (and cause their respective Subsidiaries to) take or cause to be taken all actions, and do or cause to be done, as promptly as practicable, all things, necessary, proper or advisable under this Agreement and applicable Law, in particular pursuant to the Arrêté du 4 décembre 2017 relatif à l'agrément, aux modifications de situation et au retrait de l'agrément des établissements de crédit, to obtain the approval of the Transactions from the European Central Bank (including as a result of the expiration of the applicable waiting periods) (the “ECB Clearance”).
(b)    Without limiting the obligations imposed by Section 1.2(a) of this Annex V:
(i)    Each of FCA and PSA shall submit or cause to be submitted no later than fifty (50) Business Days following the execution and delivery of this Agreement, a joint notice of the Transactions to the French banking regulator (L'Autorité de contrôle prudentiel et de resolution) (“ACPR”).
(ii)    Subject to applicable Law (including regarding restricted disclosure of information on classified contracts), each of FCA and PSA shall (A) permit counsel for the other Party reasonable opportunity to review in advance, and consider in good faith the views of each other

Party in connection with, any proposed written or verbal communication to the ACPR or the European Central Bank; and (B) not participate in any substantive meeting or discussion, either in person or by telephone, with the ACPR or the European Central Bank in connection with the Transactions without consulting with the other Party in advance and, to the extent not prohibited by such Governmental Entity, giving the other Party the opportunity to attend and participate.
(iii)    Each of FCA and PSA shall provide the ACPR or the European Central Bank with any additional or supplemental information that they request during the ECB Clearance review process as promptly as practicable, and in all cases within the amount of time allowed by the ACPR or the European Central Bank.
(iv)    PSA and FCA shall, and shall cause their Subsidiaries to, take any and all actions necessary to avoid, eliminate and resolve any and all impediments under applicable Law that may be asserted by the European Central Bank, the ACPR or any other Person or Governmental Entity with respect to the ECB Clearance and to obtain all consents, approvals and waivers in connection with the ECB Clearance; provided that PSA and FCA shall not be obligated to take any action (i) unless such action is expressly conditioned upon the consummation of the Transactions and (ii) if such action is reasonably expected to have, individually or in the aggregate, a Substantial Detriment.
(v)    In addition, if any action or proceeding is instituted (or threatened) challenging the granting of the ECB Clearance or otherwise delay or prohibit the consummation of the Transactions, PSA, FCA and their Subsidiaries shall take any and all actions necessary to contest and defend any such claim, cause of action, or proceeding to avoid entry of, or to have vacated, lifted, reversed, repealed, rescinded, or terminated, any decree, order, judgment, or injunction (whether temporary, preliminary, or permanent) that prohibits, prevents, or restricts consummation of the Transactions.
Section 1.3    Access. Subject to the Confidentiality Agreement and applicable Law, each of FCA and PSA shall (and shall cause its Subsidiaries to) afford the other and the other’s authorized representatives (“Representatives”) reasonable access, during normal business hours throughout the period prior to the Closing, to its employees, properties, books and records and, during such period, each shall (and shall cause its Subsidiaries to) furnish promptly to the other all information concerning its business, properties and personnel as may reasonably be requested in order to facilitate the Parties’ integration and operational transition efforts or as otherwise deemed appropriate by the Parties; provided that no investigation pursuant to this Section 1.3 of this Annex V shall affect or be deemed to modify any representation or warranty made by FCA or PSA in this Agreement; provided, further, that the foregoing shall not require FCA or PSA to disclose (i) any privileged information of FCA or PSA, as applicable, or any of its Subsidiaries that would, as determined in good faith by the relevant Party after consultation with outside counsel, waive the protection of attorney-client privilege, (ii) any information that FCA or PSA, as applicable, determines, in good faith (in their sole discretion), is subject to an obligation of confidentiality, commercially or competitively sensitive or otherwise inappropriate to disclose to the other Party (such as the disclosure of trade secrets of third parties), (iii) any information that would result in a violation of applicable Law, or (iv) result in the disclosure of any Personal Information that would expose the Party to a material risk of liability. In the event that a Party objects to any request submitted pursuant to and in accordance with this Section 1.3 of this Annex V and withholds information on the basis of the foregoing clauses (i) through (iv), the applicable Party shall inform the other Party as to the general nature of what is being withheld and the Parties shall use commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable disclosure that does not suffer from any of the foregoing impediments, including through the use of commercially reasonable efforts to (A) obtain the required consent or waiver of any third party required to provide such information and (B) implement appropriate and mutually agreeable measures to permit the disclosure of such information in a manner to remove the basis for the objection, including by arrangement of appropriate clean room procedures, redaction or entry into a customary joint defense agreement with respect to any information to be so provided, if the Parties determine that doing so would reasonably permit the disclosure of such information without violating applicable Law or jeopardizing such privilege. All requests for information made pursuant to this Section 1.3 of this Annex V shall be directed to the individual(s) designated by FCA or PSA, as applicable. All such information shall be governed by the terms of the Confidentiality Agreement.

ANNEX VI

PREPARATION OF PROSPECTUS AND OTHER FILINGS

Section 1.1    Preparation of Required Documentation.
(a)    As promptly as practicable after the date of this Agreement, FCA and PSA shall prepare or cause to be prepared the Cross-Border Merger Terms for the Combination in accordance with Directive (EU) 2017/1132 of 14 June 2017 relating to certain aspects of company law (codification), as amended from time to time, and, in the case of FCA, the Dutch Merger Regulations and, in the case of PSA, the French Merger Regulations (the “Cross-Border Merger Terms”) for the approval by the PSA Board and the FCA Board in accordance with Dutch Law and French Law, as applicable. The Cross-Border Merger Terms shall be in English, French and Dutch (unless French or Dutch is not required under applicable Law) and give effect to the Combination on the terms and subject to the conditions set forth in this Agreement as may be required under the Dutch Merger Regulations and the French Merger Regulations, and shall include such other provisions consistent with this Agreement to the extent customary or legally required for transactions of the type of the Combination under Dutch Law and French Law, and any other applicable Law in the European Economic Area, as applicable.
(b)    As promptly as practicable following the completion of the Cross-Border Merger Terms, and in accordance with applicable Law, the PSA Board and the FCA Board shall approve the Cross-Border Merger Terms and the transactions contemplated thereby. Contemporaneously with the filing and publishing of the PSA Information Document pursuant to Section 1.1(d) of this Annex VI, but not earlier than six months prior to the then reasonably expected Closing Date, the Parties shall publish the information required pursuant to Article R. 236-15 of the French Commercial Code (Code de Commerce) and Article 2:333e of the Dutch Civil Code, respectively, in the Bulletin officiel des annonces civiles et commerciales in France, in a legal gazette in the department of the registered office of PSA and in the Staatscourant in the Netherlands, and cause the Cross-Border Merger Terms (and any other document required by applicable Law) to be filed with each of the Clerk of the Commercial Court of Nanterre (Greffe du Tribunal de Commerce de Nanterre) and Trade Registry in the Netherlands and made available at their registered office, and thereafter make a public announcement of the filings in a Dutch daily newspaper, all before the date that is at least one month before the date of the PSA Shareholders’ Meeting (collectively, the “Merger Terms Publication”). Following the Merger Terms Publication, PSA or FCA, as applicable, shall promptly notify the other Party upon receipt of notice of any pending or threatened opposition rights proceeding initiated by any creditors, holders of bonds (obligations), whether or not redeemable or convertible, or warrants (collectively, “Creditors”) of PSA or FCA pursuant to French Law or Dutch Law (whether during the one-month period following the Merger Terms Publication or otherwise). Such notice shall describe in reasonable detail the nature of such opposition rights proceeding. With respect to any such opposition rights proceeding, the provisions of Section 6.12 of this Agreement shall apply mutatis mutandis.
(c)    As promptly as practicable following after the date of this Agreement, PSA and FCA shall each appoint one or more independent accountants to issue the statements as required pursuant to section 2:328 and section 2:333g of the Dutch Civil Code and Article L. 236-10 of the French Commercial Code, which includes a statement on the fairness of the Exchange Ratio and a report assessing the value of the net assets transferred to DutchCo.
(d)    As promptly as practicable after the date of this Agreement, FCA and PSA shall prepare, and FCA shall file with the SEC, a registration statement on Form F-4 (together with any supplements or amendments thereto, the “Registration Statement”) to register the offer and sale of the DutchCo Shares pursuant to the Combination. PSA and FCA shall each cause the Registration Statement to become effective under the Securities Act of 1933, as amended, and rules and regulations promulgated thereunder (the “Securities Act”) as promptly as practicable following such filing (including by responding to comments of the SEC), and shall also satisfy prior to the effective date of the Registration Statement any applicable French, Dutch, Italian, U.S. or other applicable securities Laws in connection with the issuance of DutchCo Shares pursuant to the Combination. As promptly as reasonably practicable in accordance with applicable Law: (w) FCA and PSA shall prepare, and PSA shall file and publish as may be required by the AMF and in accordance with applicable French Law, an information document (document d’information) (which may be based on the Registration Statement or consist of the passported Admission Prospectus) relating to the Combination and which shall be presented to the PSA Shareholders’ Meeting (together with any amendments thereof or supplements thereto, the “PSA Information Document”); (x) FCA and PSA shall prepare and FCA shall make available at FCA’s registered office in Amsterdam, the Netherlands, Explanatory Notes to the Agenda of the FCA Shareholders’ Meeting, including any documentation required or conducive for the shareholders of FCA (which may be based on the Registration Statement or consist of the Admission Prospectus) to be adequately informed about the Transactions (together with any amendments thereof or supplements thereto, the “FCA Shareholder Circular”); (y) FCA shall prepare, and file with the NYSE, a listing application (the “NYSE Listing Application”) for the listing of DutchCo Shares on the NYSE; and (z) FCA and PSA shall prepare, and FCA shall file for the purpose of admission of the DutchCo Shares to trading on the regulated markets of Euronext Paris and the Borsa Italiana, (i) a listing prospectus (the “Admission Prospectus”) with the Netherlands Authority for the Financial Markets (Autoriteit Financiële Markten) (the “AFM”) in accordance with applicable Law, (ii) an application with the AFM for notification of the Admission Prospectus and “passport” procedure of the Admission Prospectus to the relevant authority in each of France and Italy and (iii) an application with Euronext Paris and the Borsa Italiana for admission to listing on the regulated market of Euronext Paris and the Borsa Italiana, to the extent required (the applications referenced in clauses (ii) and (iii), collectively the “EU Listing Applications”). Subject to applicable Law, each of FCA and PSA shall furnish all information concerning itself (including its Subsidiaries and Non-Consolidated Ventures) as may be reasonably necessary or appropriate in connection with such actions and the preparation of the Registration Statement, the PSA Information Document, the FCA Shareholder Circular, the NYSE Listing Application, the Admission Prospectus and the EU Listing Applications (collectively the “Securities Filings”), provided that neither Party shall use any such information for any other purpose without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed) or if doing so would violate or cause a violation of applicable securities Laws. Each of FCA and PSA shall provide each other with a reasonable opportunity to review each Security Filing and any amendments or supplements thereto (which comments shall be reasonably considered by the Party making such Security Filing) prior to their filing. No filing of, or amendment or supplement to, such Security Filing shall be made by FCA or PSA, without the prior written consent of FCA and PSA, as applicable (which consent shall not be unreasonably withheld, conditioned or delayed). Subject to applicable Law, FCA and PSA agree that the information relating to FCA and PSA and their respective businesses (including their respective Subsidiaries and Non-Consolidated Ventures) included in the Securities Filings shall be identical in terms of content to the maximum practicable extent. Each Party agrees to correct promptly any information provided by it for use in the Securities Filings if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by applicable Law. The Parties shall notify each other promptly of the receipt of any comments from the SEC or its staff or any request by any other Governmental Entity for amendments or supplements to any Security Filing, and will supply each other with copies of any related correspondence to the extent permitted by applicable Law. FCA shall promptly advise PSA of the time of effectiveness of the Form F-4 (and of any supplements or amendments thereto), the issuance of any stop order relating thereto or the suspension of the qualification of the DutchCo Shares for offering or sale in any jurisdiction, and each of FCA and PSA shall use its commercially reasonable efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. FCA and PSA also agree to cooperate in connection with any financing or treasury activities including with respect to the preparation of any prospectus, registration statement, offering memoranda or similar information document necessary or appropriate for any financings.
(e)    Each of FCA and PSA shall also take any other action (other than qualifying to do business generally in any jurisdiction in which it is not now so qualified) required to be taken under the Securities Act, the Exchange Act, any applicable French, Dutch, Italian or other applicable securities Laws or any applicable state securities or “blue sky” laws and the rules and regulations thereunder, in connection with the Transactions and the issuance and listing of the DutchCo Shares.
(f)    FCA shall take, in accordance with applicable Law, the applicable rules and regulations of the SEC, the NYSE, the Borsa Italiana, and the Organizational Documents of FCA, all actions necessary to convene a meeting of its shareholders (the “FCA Shareholders’ Meeting”) as promptly as practicable after the later of (x) the expiration of any Creditor rights opposition period following the Merger Terms Publication under Dutch Law and (y) the date which is forty (40) Business Days after the date on which the Registration Statement is declared effective. The FCA Board shall make the FCA Recommendation, use its best efforts to obtain the FCA Requisite Vote (including recommending through the FCA Board the obtaining of the FCA Requisite Vote), and include the FCA Recommendation in the FCA Shareholder Circular and the Registration Statement. In the event that, on or subsequent to the date hereof and prior to the FCA Shareholders’ Meeting (including any adjournment thereof in accordance with this Agreement), the FCA Board (1) determines to make no recommendation for the Combination, (2) fails to include the FCA Recommendation in the FCA Shareholder Circular or the Registration Statement, (3) withdraws, modifies or qualifies (or publicly proposes or publicly resolves to withdraw, modify or qualify) its recommendation for the Combination in a manner that is adverse to PSA, or (4) fails to recommend against any Acquisition Proposal structured as a public offer (openbaar bod) (or any material modification thereto) within five Business Days after commencement of such offer (or such material modification) (any of the actions set forth in the foregoing clauses (1) through (4), a “Change in FCA Recommendation”), which Change in FCA Recommendation shall be made only in accordance with Section 1.1(d) of Annex VII (Acquisition Proposals), then PSA shall have a right to terminate this Agreement in accordance with Section 1.4(a) of Annex X (Termination by PSA). Any Change in FCA Recommendation shall not limit or modify the obligation of FCA to convene the FCA Shareholders’ Meeting pursuant to this Section 1.1(f) of this Annex VI, and, if this Agreement is not otherwise terminated by either FCA or PSA in accordance with the terms hereof, the Cross-Border Merger Terms and the transactions contemplated thereby and by this Agreement shall be submitted to the shareholders of FCA at the FCA Shareholders’ Meeting for the purpose of obtaining the FCA Requisite Vote.
(g)    PSA shall take, in accordance with applicable Law, the applicable rules and regulations of the AMF and Euronext Paris and the Organizational Documents of PSA, all action necessary to convene a meeting of its shareholders (the “PSA Shareholders’ Meeting”) as promptly as practicable after the later of (x) the expiration of any Creditor rights opposition period following the Merger Terms Publication under French Law or Dutch Law and (y) the date which is forty (40) Business Days after the date on which the Registration Statement is declared effective. The PSA Board shall make the PSA Recommendation and include the PSA Recommendation in the PSA Information Document and the Registration Statement. In the event that on or subsequent to the date hereof and prior to the PSA Shareholders’ Meeting (including any adjournment thereof in accordance with this Agreement), the PSA Board (1) determines to make no recommendation for the Combination, (2) fails to include the PSA Recommendation in the PSA Information Document or the Registration Statement, (3) withdraws, modifies or qualifies (or publicly proposes or publicly resolves to withdraw, modify or qualify) its recommendation for the Combination in a manner that is adverse to FCA, or (4) fails to recommend against any Acquisition Proposal structured as a tender or exchange offer (or any material modification thereto) within five Business Days after the “déclaration de conformité” of the AMF in respect of such offer (any of the actions set forth in the foregoing clauses (1) through (4), a “Change in PSA Recommendation”), which Change in PSA Recommendation shall be made only in accordance with Section 1.1(d) of Annex VII (Acquisition Proposals), then FCA shall have a right to terminate this Agreement in accordance with Section 1.3(a) of Annex X (Termination by FCA). Any Change in PSA Recommendation shall not limit or modify the obligation of PSA to convene the PSA Shareholders’ Meeting pursuant to this Section 1.1(g) of this Annex VI, and, if this Agreement is not otherwise terminated by either FCA or PSA in accordance with the terms hereof, the Cross-Border Merger Terms and the transactions contemplated thereby and by this Agreement shall be submitted to the shareholders of PSA at the PSA Shareholders’ Meeting for the purpose of obtaining the PSA Requisite Vote.

(h)    FCA and PSA shall each use their best efforts to cause the FCA Shareholders’ Meeting and the PSA Shareholders’ Meeting to be held on or near the same date. Each Party agrees (i) to provide the other reasonably detailed periodic updates concerning results of voting or proxy solicitation, on a timely basis and (ii) to give written notice to the other Party one day prior to the FCA Shareholders’ Meeting or the PSA Shareholders’ Meeting, as applicable, and on the day of, but prior to the FCA Shareholders’ Meeting or the PSA Shareholders’ Meeting, as applicable, indicating whether as of such date the FCA Requisite Vote or the PSA Requisite Vote, as applicable, have been obtained.

ANNEX VII

ACQUISITION PROPOSALS

Section 1.1    Acquisition Proposals.
(a)    Without limiting any of such Party’s other obligations under this Agreement, each of FCA and PSA agrees that, from and after the date hereof until the earlier of the Closing and the termination of this Agreement in accordance with its terms, neither it nor any of its Subsidiaries nor any of their respective officers, directors or employees, and each of them shall instruct and cause its and its Subsidiaries’ Representatives not to, directly or indirectly, (i) initiate, solicit, encourage, facilitate, or induce any inquiry or the making, submission or announcement of, any proposal or offer that constitutes, or could reasonably be expected to result in, an Acquisition Proposal, (ii) subject to Section 1.1(b) of this Annex VII, have any discussion with any Person relating to any Acquisition Proposal (other than to decline to engage in discussions), engage in any negotiations concerning an Acquisition Proposal, or facilitate any effort or attempt to make an Acquisition Proposal, (iii) subject to Section 1.1(b) of this Annex VII, provide any information or data to any Person in relation to an Acquisition Proposal, (iv) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal, or (v) approve or recommend, propose publicly to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, memorandum of understanding, merger agreement, acquisition agreement, business combination agreement or other similar agreement or propose publicly or agree to do any of the foregoing related to any Acquisition Proposal.
(b)    Notwithstanding anything in this Agreement to the contrary, (I) each of FCA and PSA or their respective Boards shall be permitted to (x) in the case of FCA, comply with Rule 14d-9 and Rule 14e-2 of the Exchange Act and the applicable rules and regulations of the AFM and Borsa Italiana, and (y) in the case of PSA, comply with the General Regulations (Règlement général) of the AMF, provided that neither clause (x) nor clause (y) shall in any way eliminate or modify the effect that any such action would otherwise have under this Agreement (it being understood that a “stop, look and listen” or similar communication suggesting to stockholders to await further information shall not be deemed to be a Change in FCA Recommendation or Change in PSA Recommendation, as applicable), and (II) if at any time following the date hereof and (x) in the case of FCA, prior to the receipt of the FCA Requisite Vote and (y) in the case of PSA, prior to the receipt of the PSA Requisite Vote, (i) FCA or PSA, as applicable, has received a bona fide written Acquisition Proposal from a third party that did not result from a violation of Section 1.1 of this Annex VII, which the FCA Board or the PSA Board, as applicable, determines in good faith constitutes, or could reasonably be expected to result in, a Superior Proposal and (ii) the FCA Board or the PSA Board, as applicable, determines in good faith that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law, then FCA or PSA, as applicable, may (A) furnish information (including non-public information) to such Person that has delivered the bona fide written Acquisition Proposal and (B) engage in discussions or negotiations with such Person with respect to the Acquisition Proposal; provided that (1) prior to so furnishing such information or engaging in any such discussion or negotiations, as the case may be, the applicable Party receives from such Person an executed confidentiality agreement on terms no less restrictive, in the aggregate, than those contained in the Confidentiality Agreement and (2) any non-public information concerning FCA or PSA, as applicable, provided or made available to such Person shall, to the extent not previously provided or made available to FCA or PSA, as applicable, be provided or made available to such Party as promptly as reasonably practicable (and in no event later than 24 hours) after it is provided or made available to such Person. For purposes of Section 1.1 of this Annex VII, references to “Board” means, in relation to FCA, the FCA Board and, in relation to PSA, the PSA Board.
(c)    From and after the date hereof, FCA or PSA, as applicable, shall promptly (and in any event within 24 hours), notify the other Party in the event that it receives (i) any Acquisition Proposal or a written indication by any Person that it is considering making an Acquisition Proposal, or (ii) any
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inquiry or request for discussions or negotiations regarding any Acquisition Proposal. FCA or PSA, as applicable, shall notify the other Party (orally and in writing) as promptly as reasonably practicable (and in any event within 24 hours) of the identity of such Person and provide a copy of such Acquisition Proposal, indication, inquiry or request or any amendments thereto (or, where no such copy is available, a reasonably detailed description of such Acquisition Proposal, indication, inquiry or request). Subject to applicable Law, FCA or PSA, as applicable, shall keep the other Party informed on a reasonably current basis of the status of any Acquisition Proposal, indication, inquiry or request, and any material developments, discussions and negotiations related thereto.
(d)    Notwithstanding anything in this Agreement to the contrary, at any time prior to the earlier of (i) receipt of the FCA Requisite Vote or the PSA Requisite Vote as the case may be, and (ii) the termination of this Agreement in accordance with its terms, the FCA Board shall be entitled to effect a Change in FCA Recommendation and the PSA Board shall be entitled to effect a Change in PSA Recommendation, in each case, if such Party receives an Acquisition Proposal that did not result from a breach of Section 1.1(a) of this Annex VII (and as to which the Party recipient of the Acquisition Proposal complied with Section 1.1(b) and Section 1.1(c) of this Annex VII) which the applicable Board reasonably determines in good faith constitutes a Superior Proposal; provided, however, that the FCA Board shall be entitled to effect a Change in FCA Recommendation or the PSA Board shall be entitled to effect a Change in PSA Recommendation, in each case, only to the extent such Board has first complied with its obligations under Section 1.1(e) of this Annex VII and then reasonably determines in good faith that the failure to effect such a Change in FCA Recommendation or Change in PSA Recommendation, as applicable, would be inconsistent with the directors’ fiduciary duties under applicable Law.
(e)    The FCA Board shall not be entitled to effect a Change in FCA Recommendation unless FCA has provided PSA with a written notice (the “Change in FCA Recommendation Notice”) that FCA intends to take such action, which notice includes, as applicable, an un-redacted copy of the Superior Proposal that is the basis of such action (including the identity of the Person making the Superior Proposal). During the five Business Day period following PSA’s receipt of the Change in FCA Recommendation Notice, FCA shall, and shall cause its Representatives to, negotiate with PSA in good faith (to the extent PSA desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute a Superior Proposal; and following the end of the five Business Day period, the FCA Board shall determine in good faith, taking into account any changes to this Agreement proposed in writing by PSA in response to the Change in FCA Recommendation Notice or otherwise, whether the Superior Proposal giving rise to the Change in FCA Recommendation Notice continues to constitute a Superior Proposal. Any amendment to the financial terms or any other material amendment of such Superior Proposal shall require a new Change in FCA Recommendation Notice and FCA shall be required to comply again with the requirements of this Section 1.1(e) of this Annex VII; provided, however, that for purposes of this sentence, references to the five (5) Business Day period above shall be deemed to be references to a three Business Day period. The PSA Board shall not be entitled to effect a Change in PSA Recommendation unless PSA has provided FCA with a written notice (the “Change in PSA Recommendation Notice”) that PSA intends to take such action, which notice includes, as applicable, an un-redacted copy of the Superior Proposal that is the basis of such action (including the identity of the Person making the Superior Proposal). During the five Business Day period following FCA’s receipt of the Change in PSA Recommendation Notice, PSA shall, and shall cause its Representatives to, negotiate with FCA in good faith (to the extent FCA desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute a Superior Proposal; and following the five Business Day period, the PSA Board shall determine in good faith, taking into account any changes to this Agreement proposed in writing by FCA in response to the Change in PSA Recommendation Notice or otherwise, whether the Superior Proposal giving rise to the Change in PSA Recommendation Notice continues to constitute a Superior Proposal. Any amendment to the financial terms or any other material amendment of such Superior Proposal shall require a new Change in PSA Recommendation Notice and PSA shall be required to comply again with the requirements of this Section

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1.1(e) of this Annex VII; provided, however, that for purposes of this sentence, references to the five Business Day period above shall be deemed to be references to a three Business Day period.
(f)    Each of FCA and PSA agrees that it will, and will cause its Representatives and its Subsidiaries and such Subsidiaries’ Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations existing as of the date of this Agreement with any parties with respect to any Acquisition Proposal. Nothing in Section 1.1 of this Annex VII shall (x) permit FCA or PSA to terminate this Agreement (except as specifically provided in Annex X (Termination)) or (y) affect any other obligation of FCA or PSA under this Agreement, except as otherwise expressly set forth in this Agreement. Unless this Agreement shall have been earlier terminated, neither FCA nor PSA shall submit to the vote of its shareholders or recommend to its shareholders any Acquisition Proposal (other than the Transactions).
(g)    During the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement in accordance with its terms and the Closing, FCA and PSA, as applicable, shall not terminate, amend, modify or waive any provision of any confidentiality, “standstill” or similar agreement to which FCA and PSA, as applicable, or any of their respective Subsidiaries is a party and shall fully enforce such provisions (provided that the foregoing shall not prohibit PSA from waiving compliance with the “standstill” provision of the existing shareholders agreement between EPF/FFP and PSA consistent with the terms of the applicable Letter Agreement).

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ANNEX VIII

EMPLOYEE-RELATED MATTERS; INDEMNIFICATION

Section 1.1    Employee Matters.
(a)    The Parties agree that (i) the employees of FCA and its Subsidiaries at the Closing who continue to remain employed with DutchCo (the “FCA Continuing Employees”) and (ii) the employees of PSA and its Subsidiaries at the Closing who continue to remain employed with DutchCo (the “PSA Continuing Employees”) shall, during the period commencing at the Closing and ending on December 31, 2021, be provided with a base salary or base wage, severance benefit protections, and pension and welfare benefits that are no less favorable, in the aggregate, than those provided to such FCA Continuing Employees or PSA Continuing Employees, as applicable, immediately prior to the Closing.
(b)    Prior to making any material written communications to the employees of FCA or PSA pertaining to compensation or benefit matters that are affected by the Transactions, each Party shall provide the other Party with a copy of the intended communication, the other Party shall have a reasonable period of time to review and comment on the communication, and the relevant Party shall consider any such comments in good faith.
(c)    Nothing contained in this Agreement is intended to (i) be treated as an amendment of any particular Benefit Plan or Collective Bargaining Agreement, (ii) prevent FCA, PSA, DutchCo or any of their respective affiliates from amending or terminating any of their respective Benefit Plans in accordance with their terms, (iii) prevent FCA, PSA, DutchCo or any of their respective affiliates, after the Closing, from terminating the employment of any FCA Continuing Employee or PSA Continuing Employee or (iv) create any third-party beneficiary rights in any employee of FCA, PSA or any of their Subsidiaries, any beneficiary or dependent thereof, or any collective bargaining or other representative thereof, with respect to the compensation, terms and conditions of employment or benefits that may be provided to any FCA Continuing Employee or PSA Continuing Employee by FCA, PSA, DutchCo or any of their respective affiliates or under any Benefit Plan which FCA, PSA, DutchCo or any of their respective affiliates may maintain.
Section 1.2    Indemnification; Directors’ and Officers’ Insurance.
(a)    From and after the Closing, DutchCo shall indemnify and hold harmless each present and former director and officer of each Party or any of its Subsidiaries (in each case, when acting in such capacity), determined as of the Closing (the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Closing and related to their respective roles as director or officer of the relevant Party or its relevant Subsidiary, whether asserted or claimed prior to, at or after the Closing; provided that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification.
(b)    Any Indemnified Party wishing to claim indemnification under Section 1.2(a) of this Annex VIII, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify DutchCo thereof, but the failure to so notify shall not relieve DutchCo of any liability it may have to such Indemnified Party except to the extent such failure materially prejudices DutchCo. The existing procedural requirements with respect to any indemnification claims shall continue to apply.
(c)    Prior to the Closing, each Party shall (and if such Party is unable to, DutchCo shall) effective as of the Effective Time, obtain and fully pay for “tail” insurance policies with a claims period of
VIII-1

at least six years from and after the Closing from an insurance carrier with the same or better credit rating as such Party’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with benefits and levels of coverage at least as favorable as such Party’s existing policies with respect to matters existing or occurring at or prior to the Closing (including in connection with this Agreement or the Transactions). If such Party and DutchCo for any reason fail to obtain such “tail” insurance policies as of the Closing, DutchCo shall continue to maintain in effect for a period of at least six years from and after the Closing the D&O Insurance in place as of the date of this Agreement with benefits and levels of coverage at least as favorable as provided in such Party’s existing policies as of the date of this Agreement.
(d)    The provisions of Section 1.2 of this Annex VIII are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties. The rights of the Indemnified Parties under Section 1.2 of this Annex VIII shall be in addition to any rights such Indemnified Parties may have under any applicable Organizational Documents, Contract or Law.

VIII-2

ANNEX IX

CONDITIONS PRECEDENT

Section 1.1    Conditions Precedent.
(a)    Shareholder Approvals. The FCA Requisite Vote shall have been obtained at the FCA Shareholders’ Meeting and the PSA Requisite Vote shall have been obtained at the PSA Shareholders’ Meeting.
(b)    Exchange Listings. The DutchCo Shares to be issued to the holders of the PSA Shares pursuant to this Agreement and otherwise in connection with the Combination pursuant to this Agreement (including the DutchCo Shares to be reserved for issuance in connection with the Combination) shall have been authorized for listing on Euronext Paris, the NYSE, and the Borsa Italiana (to the extent applicable).
(c)    Registration Statement and Admission Prospectus. The Registration Statement shall have been declared effective by the SEC under the Securities Act, and shall not be the subject of any stop order suspending the effectiveness of the Registration Statement. All necessary Consents of the AFM with respect to the Admission Prospectus shall have been obtained, and the AFM, upon request of FCA or DutchCo, shall have validly provided notice of the Admission Prospectus (as well as a translation into Italian and French of the summary of the Admission Prospectus, to the extent required by applicable Laws) to each of the AMF, the Commissione Nazionale per le Società e la Borsa and the European Securities and Markets Authority pursuant to Article 25 of the Regulation (EU) 2017/1129 of the European Parliament and the Council of 14 June 2017.
(d)    Competition Approvals and Other Approvals.
(i)    All waiting periods (and any extension thereof) in connection with the Competition Approvals shall have expired or been terminated and (to the extent applicable) all of the Competition Approvals shall have been granted, and shall be in full force and effect.
(ii)    There shall have been obtained or made the Consents (other than (i) the Competition Approvals that are governed by paragraph (d)(i) above and (ii) such Consents, including competition clearances other than the Competition Approvals, for which the failure to be obtained or made would not, individually or in the aggregate, have a Substantial Detriment) of any Governmental Entity required of PSA, FCA or any of their respective Subsidiaries to consummate the Transactions and such Consents shall (1) have been obtained on terms that, individually or in the aggregate, would not reasonably be expected to have a Substantial Detriment, and (2) be in full force and effect.
(e)    ECB Clearance. The ECB Clearance shall have been obtained.
(f)    Pre-Combination Items. Each of the Pre-Combination Certificates shall have been issued.
(g)    No Injunctions or Restraints. No Governmental Entity having jurisdiction over the Parties or their respective businesses or assets shall have enacted, issued, promulgated, enforced or entered any Law that prohibits or makes illegal the consummation of the Combination or the other Transactions but only to the extent failure to comply with such prohibition(s) or decision(s), individually or in the aggregate, would reasonably be expected to have a Substantial Detriment.

IX-1

ANNEX X

TERMINATION

Section 1.1    Termination by Mutual Consent. This Agreement may be terminated by mutual written consent of FCA and PSA at any time prior to the Closing.
Section 1.2    Termination by Either Party. This Agreement may be terminated by either FCA or PSA at any time prior to the Closing:
(a)    if the Closing shall not have occurred by June 30, 2021 (such date, the “Longstop Date”), whether such date is before or after the date of the receipt of the FCA Requisite Vote or the PSA Requisite Vote; provided, however, that the Longstop Date may be extended for only one (1) additional 90-day period at the option of either FCA and PSA (each in its sole discretion) if the only conditions that have not been satisfied (other than those conditions that have been waived in writing, and those conditions that by their nature can only be satisfied at or immediately prior to the Closing) at the Longstop Date are one or more of the conditions set forth in Section 1.1(g) of Annex IX (Conditions Precedent) (solely as it relates to any Competition Approvals or the ECB Clearance) and Section 1.1(d)(i) or (e) of Annex IX (Conditions Precedent); provided, further, that neither (x) the right to extend the Longstop Date pursuant to this Section 1.2(a) of this Annex X nor (y) the right to terminate this Agreement pursuant to this Section 1.2(a) of this Annex X, may be exercised by any Party whose failure to perform any material covenant or obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of a condition to the consummation of the Combination to be satisfied on or before the Longstop Date;
(b)    if (i) the FCA Requisite Vote shall not have been obtained after a vote of the FCA shareholders has been taken and completed at the FCA Shareholders’ Meeting or at any adjournment or postponement thereof in accordance with this Agreement, or (ii) the PSA Requisite Vote shall not have been obtained after a vote of the PSA shareholders has been taken and completed at the PSA Shareholders’ Meeting or at any adjournment or postponement thereof in accordance with this Agreement; provided that the right to terminate this Agreement pursuant to this paragraph (b) may not be exercised by any Party whose failure to perform any material covenant or obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure to obtain the FCA Requisite Vote or PSA Requisite Vote on or before the Longstop Date;
(c)    if any Governmental Entity responsible for granting a Consent required under Section 1.1(d) of Annex IX (Conditions Precedent) has (1) denied such Consent in writing and such denial has become final, binding and non-appealable, or (2) issued, promulgated, enforced or entered any order or decision permanently restraining, enjoining or otherwise prohibiting consummation of the Combination that has become final and non-appealable, or (3) enacted, issued, promulgated, enforced or entered any order or decision that requires a Party or any of its Subsidiaries to take or commit to take any actions constituting, or that would reasonably be expected to result in, a Substantial Detriment, or would otherwise constitute or reasonably be expected to result in a Substantial Detriment, in each case, that has become final and non-appealable, or (4) indicated to the Parties definitively that it will grant the relevant Consent only if a Party or any of its Subsidiaries takes, or commits to take, any actions constituting, or that would reasonably be expected to result in, a Substantial Detriment; provided that the Party seeking to terminate this Agreement pursuant to this Section 1.2(c) of this Annex X shall have complied with its obligations under Annex V (Covenants Related to the Consents) to (x) prevent the denial of such Consent, (y) prevent the entry of and to remove such order or decision, or (z) cause the relevant Regulatory Authority to grant the relevant Consent without a Party or any of its Subsidiaries taking, or committing to take, any actions constituting, or that would reasonably be expected to result in, a Substantial Detriment, as applicable; provided, further, that the right to terminate this Agreement pursuant to this Section 1.2(c) of this Annex X may not be exercised by any Party whose failure to perform any material covenant or obligation under this

Agreement has been the primary cause of, or primarily resulted in, such denial or order or decision, as applicable.
Section 1.3    Termination by FCA. This Agreement may be terminated by FCA by written notice to PSA at any time prior to the Closing:
(a)    if the PSA Board shall have effected a Change in PSA Recommendation;
(b)    if the PSA Board shall have failed to hold a vote of the shareholders of PSA in order to obtain the PSA Requisite Vote prior to March 31, 2021;
(c)    (i) if PSA (A) willfully breaches or fails to perform any of its covenants or agreements contained in this Agreement in any material respect (and such breach is not curable prior to the Longstop Date, or if curable prior to the Longstop Date, has not been cured within the earlier of (x) thirty (30) days after the giving of notice thereof by FCA to PSA or (y) three (3) Business Days prior to the Longstop Date) or (B) breaches or fails to perform any of its covenants or agreements in this Agreement in a manner that would be reasonably likely to prevent or materially delay completion of the Transactions or result in a Substantial Detriment; or (ii) if any of the representations or warranties of PSA contained in (A) Annex III (other than as set forth in Sections 1.1(a), (b) and (c) of Annex III) fails to be true and correct where such failure to be true and correct, individually or in the aggregate, (x) constitutes a Material Adverse Effect with respect to PSA or a Substantial Detriment or (y) would reasonably be expected to prevent, impair or materially delay the consummation of the Combination, (B) Section 1.1(a) or (b) of Annex III fails to be true and correct in any material respect (and such failure to be true and correct is not curable prior to the Longstop Date, or if curable prior to the Longstop Date, has not been cured within the earlier of (x) thirty (30) days after the giving of notice thereof by FCA to PSA or (y) three (3) Business Days prior to the Longstop Date), or (C) Section 1.1(c)(ii) of Annex III fails to be true and correct in all but de minimis respects; provided, however, that the right to terminate this Agreement pursuant to this Section 1.3(c) of this Annex X shall not be available if FCA is then in material breach of any of its representations, warranties, covenants or other agreements hereunder; or
(d)    in the event of a Material Adverse Effect with respect to PSA.
Section 1.4    Termination by PSA. This Agreement may be terminated by PSA by written notice to FCA at any time prior to the Closing:
(a)    if the FCA Board shall have effected a Change in FCA Recommendation;
(b)    if the FCA Board shall have failed to hold a vote of the shareholders of FCA in order to obtain the FCA Requisite Vote prior to March 31, 2021;
(c)    (i) if FCA (A) willfully breaches or fails to perform any of its covenants or agreements contained in this Agreement in any material respect (and such breach is not curable prior to the Longstop Date, or if curable prior to the Longstop Date, has not been cured within the earlier of (x) thirty (30) days after the giving of notice thereof by PSA to FCA or (y) three (3) Business Days prior to the Longstop Date) or (B) breaches or fails to perform any of its covenants or agreements in this Agreement in a manner that would be reasonably likely to prevent or materially delay completion of the Transactions or result in a Substantial Detriment; or (ii) if any of the representations or warranties of FCA contained in (A) Annex III (other than as set forth in Sections 1.1(a), (b) and (c) of Annex III) fails to be true and correct where such failure to be true and correct, individually or in the aggregate, (x) constitutes a Material Adverse Effect with respect to PSA or a Substantial Detriment or (y) would reasonably be expected to prevent, impair or materially delay the consummation of the Combination, (B) Section 1.1(a) or (b) of Annex III fails to be true and correct in any material respect (and such failure to be true and correct is not curable prior to the Longstop Date, or if curable prior to the Longstop Date, has not been cured within the earlier of (x) thirty (30) days after the giving of notice thereof by PSA to FCA or (y) three (3) Business Days prior to the Longstop Date), or (C) Section 1.1(c)(i) of Annex III fails to be true and correct in all but de minimis respects; provided, however, that the right to terminate this Agreement pursuant to this Section 1.4(c) of this Annex X shall not be available if PSA is then in material breach of any of its representations, warranties, covenants or other agreements hereunder; or
(d)    in the event of a Material Adverse Effect with respect to FCA.
Section 1.5    Effect of Termination and Abandonment.
(a)    Effect of Termination and Abandonment. In the event of termination of this Agreement pursuant to this Annex X, this Agreement (other than as set forth in this Section 1.5(a) of this Annex X and other than the provisions of Article IX (Miscellaneous)) shall become void and of no effect with no liability on the part of any Party (or of any of its directors, officers, employees, agents, legal and financial advisors or other Representatives); provided, however, that no such termination shall relieve any PSA or FCA, as the case may be, from paying the FCA Termination Payment or the PSA Termination Payment and shall be without prejudice to any and all remedies available at law (including, for the avoidance of doubt, any breach of this Agreement leading to such FCA Termination Payment or PSA Termination Payment, as applicable); provided, further, that in the event of termination, the Parties shall cooperate with each other in connection with the withdrawal of any applications to or termination of proceedings before any Governmental Entity in connection with the Transactions. The Parties agree that the provisions of article 6:92, paragraphs 1, 2 and 3 of the Dutch Civil Code shall, to the maximum extent possible, not apply. Each Party hereby waives any (potential) right it may have to request mitigation of such liability in any manner (in legal proceedings or otherwise).
(b)    Termination Payment Payable by FCA.
(i)    In the event that this Agreement is terminated by PSA pursuant to Section 1.4(a) of this Annex X (Change in FCA Recommendation), then FCA shall, within two (2) Business Days of such termination, pay or cause to be paid to PSA an amount equal to €500 million (exclusive of any applicable value-added tax) (the “FCA Termination Payment”) by wire transfer of same-day funds.
(ii)    In the event that this Agreement is terminated by either FCA or PSA pursuant to Section 1.2(b)(i) of this Annex X (FCA Requisite Vote Not Obtained), then FCA shall, within two (2) Business Days of such termination, pay or cause to be paid to PSA €250 million (exclusive of any applicable value-added tax) by wire transfer of same-day funds.
(iii)    In the event that this Agreement is terminated by PSA pursuant to Section 1.4(b) of this Annex X (FCA Shareholders’ Meeting Longstop Date), then FCA shall, within two (2) Business Days of such termination, pay or cause to be paid to PSA the FCA Termination Payment by wire transfer of same-day funds.
(iv)    In the event that this Agreement is terminated by PSA pursuant to Section 1.3(c) of this Annex X (FCA Material Breach) as a result of a material breach of FCA’s obligations set forth in this Agreement, then FCA shall, within two (2) Business Days of such termination, pay or cause to be paid to PSA the FCA Termination Payment by wire transfer of same-day funds.
(c)    Termination Payment Payable by PSA.
(i)    In the event that this Agreement is terminated by FCA pursuant to Section 1.3(a) of this Annex X (Change in PSA Recommendation), then PSA shall, within two (2) Business Days of such termination, pay or cause to be paid to FCA an amount equal to €500 million (exclusive of any applicable value-added tax) (the “PSA Termination Payment”) by wire transfer of same-day funds.
(ii)    In the event that this Agreement is terminated by either FCA or PSA pursuant to Section 1.2(b)(ii) of this Annex X (PSA Requisite Vote Not Obtained), then PSA shall, within two (2) Business Days of such termination, pay or cause to be paid to FCA €250 million (exclusive of any applicable value-added tax) by wire transfer of same-day funds.
(iii)    In the event that this Agreement is terminated by FCA pursuant to Section 1.3(b) of this Annex X (PSA Shareholders’ Meeting Longstop Date), then PSA shall, within two (2) Business Days of such termination, pay or cause to be paid to FCA the PSA Termination Payment by wire transfer of same-day funds.
(iv)    In the event that this Agreement is terminated by FCA pursuant to Section 1.3(c) of this Annex X (PSA Material Breach) as a result of a material breach of PSA’s obligations set forth in this Agreement, then PSA shall, within two (2) Business Days of such termination, pay or cause to be paid to FCA the PSA Termination Payment by wire transfer of same-day funds.
(d)    Taxation of Payments. If a Party is liable to account for value-added tax in connection with any payment by the other Party under Section 1.5 of this Annex X, the other Party shall pay an amount equal to that value-added tax to the first Party in addition on receipt of a valid value-added tax invoice. If, at any time, any applicable Law requires a Party to this Agreement to make any deduction or withholding from any sums payable under Section 1.5 of this Annex X, the amount so due shall be increased to the extent necessary to ensure that, after the making of that deduction or withholding, the recipient of the payment receives, on the due date for the payment, a net sum equal to the sum which it would have received had no such deduction or withholding been required to be made, provided that Section 1.5(d) of this Annex X shall not require an increased payment to be made to the extent that (i) the requirement to make such deduction or withholding would not have arisen but for the recipient of the payment only being entitled to the payment as a result of an assignment to it of rights under this Agreement and (ii) the recipient of the payment does not benefit from the provisions of an applicable tax treaty. To the extent permitted by applicable Laws, the Parties shall reasonably cooperate in mitigating any deduction or withholding required in respect of any payment under Section 1.5 of this Annex X, including by issuing any valid exemption certificate or other applicable valid documentation that should eliminate or reduce such deduction or withholding. If a Party is required in accordance with the foregoing to make an increased payment and the Party that is the recipient of the increased payment subsequently determines in good faith that it has effectively obtained and utilized a Tax credit corresponding to such increased payment, the Party that is the recipient of the increased payment shall pay an amount to the other Party, which it determines will leave it in the same after-Tax position it would have been in, had the payment of the increased amount not been required to be made.

SCHEDULE I

DEFINED TERMS

“2020 Ordinary Dividend” means the total amount of ordinary dividend (taking into account any advance payment of dividends if applicable) paid by a Party with respect to the fiscal year of such Party ending on December 31, 2019.
“2021 Ordinary Dividend” means the total amount of ordinary dividend (taking into account any advance payment of dividends if applicable) paid by a Party with respect to the fiscal year of such Party ending on December 31, 2020.
“ACPR” has the meaning set forth in Section 1.2(b)(i) of Annex V.
“Acquisition Proposal”, with respect to FCA or PSA, as applicable, means any offer or proposal for, or any indication of interest in, (i) any combination, sale, transfer, tender offer, share exchange, merger, consolidation, or similar transaction involving all or a substantial portion of the shares or assets of FCA, PSA or any of their respective material Subsidiaries, (ii) an acquisition or purchase by any third party of the voting securities of, or equity interest in, FCA, PSA or any of their respective material Subsidiaries or significant investees, and (iii) any other transaction that would reasonably be expected to prevent, impair or delay the consummation of the Combination or any of the other Transactions.
“Admission Prospectus” has the meaning set forth in Section 1.1(d) of Annex VI.
“AFM” has the meaning set forth in Section 1.1(d) of Annex VI.
“Agreement” has the meaning set forth in the Preamble to this Agreement.
“AMF” has the meaning set forth in Section 1.1 of Annex III.
“Benefit Plan” means any benefit and compensation plan, contract, policy or arrangement covering current or former employees of a Party and its Subsidiaries and current or former directors or consultants of such Party and its Subsidiaries, whether or not in writing and whether or not funded, in each case, that is sponsored or maintained by, or required to be contributed to, or with respect to any potential liability is borne by such Party and its Subsidiaries. Benefit Plans include, but are not limited to, health, welfare, pension, retirement, profit-sharing, deferred compensation, stock option, change in control, retention, equity or equity-based compensation, stock purchase, employee stock ownership, severance pay, vacation, bonus or other incentive plans, medical, retiree medical, vision, dental or other health plans, life insurance plans, other employee benefit plans or fringe benefit plans.
“Borsa Italiana” has the meaning set forth in Section 2.3(a) of this Agreement.
“BPI” has the meaning set forth in Section 2.2 of this Agreement.
“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in (i) Amsterdam, the Netherlands, (ii) Paris, France, (iii) London, England, (iv) New York, State of New York, and (v) Milan, Italy.
“Change in FCA Recommendation” has the meaning set forth in Section 1.1(f) of Annex VI.

5

“Change in FCA Recommendation Notice” has the meaning set forth in Section 1.1(e) of Annex VII.
“Change in PSA Recommendation” has the meaning set forth in Section 1.1(g) of Annex VI.
“Change in PSA Recommendation Notice” has the meaning set forth in Section 1.1(e) of Annex VII.
“Closing” has the meaning set forth in Section 2.3(a) of this Agreement.
“Closing Date” has the meaning set forth in Section 1.2 of Annex I.
“Collective Bargaining Agreement” means any collective bargaining agreement or other agreement with a labor union, works council or similar labor organization or other representative of any employees of a Party or such Party’s Subsidiaries.
“Comau Alternative Transaction” has the meaning set forth in Section 6.5(c) of this Agreement.
“Comau Spin-Off” has the meaning set forth in Section 6.5(c) of this Agreement.
“Combination” has the meaning set forth in the Recitals to this Agreement.
“Combined Group” means, collectively, following the consummation of the Combination, DutchCo and its Subsidiaries and Non-Consolidated Ventures.
“Competition Approvals” means, collectively, (i) approval or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, (ii) approval under the EUMR or the relevant national competition authorities in the European Union in the event of referral of all or any part of the Combination pursuant to Article 9 of the EUMR, and (iii) the merger control or competition law approvals in the following jurisdictions: the Federative Republic of Brazil, the Republic of Chile, the United States of Mexico, the People’s Republic of China, Japan, the Republic of India, the Republic of South Africa, People’s Democratic Republic of Algeria, Kingdom of Morocco, Israel, the Swiss Confederation, Ukraine, the Russian Federation, the Republic of Serbia, the Republic of Turkey, the United Kingdom (in the event that the UK Competition and Markets Authority considers that the approval of the Combination under the EUMR does not apply with respect to the United Kingdom), and, if prior to Closing the antitrust pre-merger approval in the Argentine Republic is mandatory so that the consummation of the Combination without the prior approval of the Argentine Antitrust Authority would breach the Argentina Antitrust Law, the Argentine Republic.
“Confidentiality Agreement” has the meaning set forth in Section 6.8(a) of this Agreement.
“Consents” has the meaning set forth in Section 1.1(a) of Annex V.
“Contract” means, with respect to any Person, any agreement, indenture, loan agreement, undertaking, note or other debt instrument, contract, lease, mortgage, deed of trust, permit, license, understanding, arrangement, commitment or other obligation, written or oral, to which such Person or any of its Subsidiaries is a party or by which any of them may be bound or to which any of their properties may be subject, other than any Benefit Plan.
“Creditors” has the meaning set forth in Section 1.1(b) of Annex VI.

6

“Cross-Border Merger Terms” has the meaning set forth in Section 1.1(a) of Annex VI.
“D&O Insurance” has the meaning set forth in Section 1.2(c) of Annex VIII.
“Deed of Merger” has the meaning set forth in Section 1.3 of Annex I.
“Distributable Amount” has the meaning set forth in Section 6.5(d) of this Agreement.
“Dongfeng Motor” has the meaning set forth in Section 2.2 of this Agreement.
“Dutch Civil Law Notary” has the meaning set forth in Section 1.2 of Annex I.
“Dutch Law” has the meaning set forth in Section 1.1 of Annex I.
“Dutch Merger Regulations” means Sections 2:333b et seq. of the Dutch Civil Code.
“DutchCo” has the meaning set forth in the Recitals to this Agreement.
“DutchCo Articles of Association” has the meaning set forth in Section 2.1(a) of this Agreement.
“DutchCo Board” has the meaning set forth in Section 2.1(c) of this Agreement.
“DutchCo Equity Warrant” has the meaning set forth in Section 1.5(a) of Annex I.
“DutchCo RSU” has the meaning set forth in Section 1.5(b) of Annex I.
“DutchCo Share” has the meaning set forth in Section 1.1 of this Agreement and shall exclude, for the avoidance of doubt, any special voting shares issued by DutchCo.
“ECB Clearance” has the meaning set forth in Section 1.2(a) of Annex V.
“Effective Time” has the meaning set forth in Section 1.3 of Annex I.
“EMEA” means Europe, the Middle East and Africa.
“Environmental Claim” has the meaning set forth in Section 1.1(r) of Annex III.
“Environmental Laws” has the meaning set forth in Section 1.1(r) of Annex III.
“EPF/FFP” has the meaning set forth in Section 2.2 of this Agreement.
“EU Listing Applications” has the meaning set forth in Section 1.1(d) of Annex VI.
“EUMR” means Council Regulation (EC) 139/2004 of the European Union.
“Excess Shares” has the meaning set forth in Section 2.2 of this Agreement.
“Exchange Act” has the meaning set forth in Section 3.1(b) of this Agreement.
“Exchange Ratio” has the meaning set forth in Section 1.1 of this Agreement.
“Exor” has the meaning set forth in Section 1.1 of this Agreement.

7

“Faurecia” has the meaning set forth in Section 6.5(b) of this Agreement.
“Faurecia Distribution” has the meaning set forth in Section 6.5(b) of this Agreement.
“FCA” has the meaning set forth in the Preamble to this Agreement.
“FCA Board” means the Board of Directors of FCA.
“FCA Continuing Employees” has the meaning set forth in Section 1.1(a) of Annex VIII.
“FCA Dividend” has the meaning set forth in Section 6.5(a) of this Agreement.
“FCA Equity Awards” means, together, the FCA RSUs and FCA PSUs.
“FCA Group” means FCA and its Subsidiaries and its Non-Consolidated Ventures, taken as a whole.
“FCA PSU” means each FCA performance share unit under the FCA Share Plan.
“FCA Recommendation” means the recommendation of the FCA Board that the FCA shareholders approve the Cross-Border Merger Terms and the transactions contemplated thereby and by this Agreement.
“FCA Reports” has the meaning set forth in Section 1.1 of Annex III.
“FCA Requisite Vote” means the approval of (A) the Cross-Border Merger Terms and the Combination by the affirmative vote of the holders of (i) a majority of the votes cast at the FCA Shareholders’ Meeting (provided that one half or more of the issued share capital of FCA is represented at the FCA Shareholders’ Meeting) or (ii) if less than one half of the issued share capital of FCA is represented at the FCA Shareholders’ Meeting, at least two-thirds of the votes cast at the FCA Shareholders’ Meeting, (B) any amendment of the Organizational Documents of FCA by the holders of FCA Shares required to implement the Transactions, including the approval of any changes and amendments to the articles of association of FCA contemplated by this Agreement, (C) any decision by the holders of FCA Shares required to appoint the members of the DutchCo Board whose appointment is contemplated by this Agreement and (D) any other actions required by applicable Law or the Organizational Documents of FCA to implement the Transactions.
“FCA RSU” means each outstanding FCA restricted share unit under the FCA Share Plan.
“FCA Share” has the meaning set forth in Section 1.1 of this Agreement.
“FCA Share Plan” has the meaning set forth in Section 1.1(c)(i) of Annex III.
“FCA Shareholder Circular” has the meaning set forth in Section 1.1(d) of Annex VI.
“FCA Shareholders’ Meeting” has the meaning set forth in Section 1.1(f) of Annex VI.
“FCA Special Voting Shares” has the meaning set forth in Section 1.1(c)(i) of Annex III.
“FCA Termination Payment” has the meaning set forth in Section 1.5(b)(i) of Annex X.
“French Law” has the meaning set forth in Section 1.1 of Annex I.

8

“French Merger Regulations” means Articles L. 236-25 et seq. of the French Commercial Code.
“Governance Effective Time” has the meaning set forth in the Section 2.1 of this Agreement.
“Governmental Entity” means any governmental or regulatory authority, agency, commission or body, any court, or any other governmental or regulatory entity, whether French, Dutch, Italian, U.S., European, national or supra-national, state or local, including Regulatory Authorities.
“IFRS” means the International Financial Reporting Standards issued by the International Accounting Standards Board, as well as adopted by the European Union.
“Indemnified Parties” has the meaning set forth in Section 1.2(a) of Annex VIII.
“Independent Director” has the meaning set forth in Section 3.1(b) of this Agreement.
“Intended French Tax Treatment” means, collectively, (a) the favorable corporate income tax merger regime provided for by Article 210 A of the French Tax Code, (b) the transfer tax regime applying to mergers pursuant to Article 816 of the French Tax Code, (c) the roll-over regime provided for by Articles 38-7 bis and 150-0 B of the French Tax Code, (d) the regime provided for by Article 115-1 and 121 of the French Tax Code, (e) the VAT regime provided for by Article 257 bis of the French Tax Code or similar VAT regime in any relevant country, (f) the exemption from financial transaction tax as set forth by Article 235 ter ZD II 5° of the French Tax Code, (g) the benefit of article 223 L-6-c and 223-I-5 of the French Tax Code and (h) the transfer of the French Tax losses carried forward of the existing PSA French Tax consolidated group pursuant to Article 223 I-6 and 1649 nonies of the French Tax Code.
“Intended Tax Treatments” means the Intended French Tax Treatment and the Intended U.S. Tax Treatment.
“Intended U.S. Tax Treatment” means that DutchCo is not treated as a domestic corporation or a “surrogate foreign corporation”, as such term is defined in Section 7874(a)(2)(B) of the IR Code, for U.S. federal income Tax purposes as a result of the Transactions.
“IR Code” has the meaning set forth in Section 1.1(q)(i) of Annex III.
“Law” (and, collectively, “Laws”) means any supra-national, national, federal, state or local law, constitution, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, writ, franchise, variance, exemption, approval, license or permit in force in the Netherlands, France, Italy, the U.S. or elsewhere, together with applicable treaty or directive.
“Letter Agreement” has the meaning set forth in Section 6.3 of this Agreement.
“Longstop Date” has the meaning set forth in Section 1.2(a) of Annex X.
“Material Adverse Effect” on FCA or PSA, as applicable, means any facts, circumstances, changes, events or developments (including any material worsenings of any existing fact, circumstance or event) that, individually or in the aggregate, materially adversely affect (or is reasonably likely to materially adversely affect) the business, financial condition or results of operations, taken as a whole, of the FCA Group or the PSA Group (or in each case the Combined

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Group), respectively; provided that the following, alone or in combination, shall not in and of itself or themselves constitute a Material Adverse Effect:
(A)    any change or development in general economic or regulatory, legislative or political conditions or securities, credit, financial or other capital markets conditions, in each case in any jurisdiction;
(B)    any change or development affecting the global automotive industry generally;
(C)    any change or development to the extent resulting from any failure of the FCA Group, the PSA Group or the Combined Group, respectively, to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts and circumstances giving rise to such failure may be deemed to constitute, and may be taken into account in determining whether there has been, a Material Adverse Effect);
(D)    any change in the market price, credit rating (with respect to such Party or its securities) or trading volume of such Party’s securities (it being understood that the facts and circumstances giving rise to such change may be deemed to constitute, and may be taken into account in determining whether there has been, a Material Adverse Effect);
(E)    any change in applicable Law, regulation or IFRS (or any authoritative interpretation thereof) of general applicability;
(F)     geopolitical conditions, the outbreak or escalation of hostilities, any acts of war (whether or not declared) or terrorism, or any escalation or worsening of any such acts of war or terrorism threatened or underway as of the date of this Agreement; or
(G)    any hurricane, tornado, flood, earthquake or other weather or natural disaster;
provided, further, that, with respect to clauses (A), (B), (E), (F) and (G), such change or development shall be taken into account in determining whether a Material Adverse Effect has occurred or is reasonably likely to occur to the extent (and only to the extent) it disproportionately affects the FCA Group or the PSA Group (or in each case the Combined Group), respectively.
“Merger Consideration” has the meaning set forth in Section 1.4(a)(i) of Annex I.
“Merger Terms Publication” has the meaning set forth in Section 1.1(b) of Annex VI.
“Non-Consolidated Ventures” means, as to FCA or PSA, the entities that are accounted for in the consolidated financial statement of the relevant Party by the equity method or as joint operations and recognized in proportion to the share of assets, liabilities, revenue and expenses controlled by the relevant Party.
“North America” means the United States, Canada and Mexico.
“NYSE” has the meaning set forth in Section 2.3(a) of this Agreement.
“NYSE Listing Application” has the meaning set forth in Section 1.1(d) of Annex VI.
“Ordinary Course” has the meaning set forth in Section 6.1(a)(i) of this Agreement.

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“Organizational Documents” has the meaning set forth in Section 1.1(d) of Annex III.
“Party” or “Parties” has the meaning set forth in the Preamble to this Agreement.
“Permits” means, collectively, the permits, registrations, licenses, filings, notices, reports, franchises, variances, classifications, qualifications, exemptions, orders and other authorizations, consents and approvals.
“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or Self-Regulatory Organization or other entity of any kind or nature.
“Personal Information” means any information that identifies or could reasonably be used to identify an individual and any other personal information that is subject to any applicable Law or privacy policies and includes “personal data” as defined in Article 4(1) of Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016.
“Pre-Combination Certificates” means (i) a “pre-merger” certificate (such certificate being the attestation de conformité pursuant to Articles L. 236-29 and R. 236-17 of the French Code de Commerce) from the Clerk of the Commercial Court of Nanterre (greffe du Tribunal de Commerce de Nanterre) attesting to the proper completion of the pre-Combination acts and formalities under French Law and (ii) a “pre-merger” certificate, to the extent required, from the Dutch Civil Law Notary attesting to the proper completion of the pre-Combination acts and formalities under Dutch Law.
“Product” has the meaning set forth in Section 1.1(p) of Annex III.
“PSA” has the meaning set forth in the Preamble to this Agreement.
“PSA Board” means the Supervisory Board of PSA.
“PSA Continuing Employees” has the meaning set forth in Section 1.1(a) of Annex VIII.
“PSA Depositary” has the meaning set forth in Section 1.4(a)(ii) of Annex I.
“PSA Equity Awards” has the meaning set forth in Section 1.5(c)(i) of Annex I.
“PSA Equity Warrants” has the meaning set forth in Section 1.5(a) of Annex I.
“PSA Granted Shares” has the meaning set forth in Section 1.5(b) of Annex I.
“PSA Group” means PSA and its Subsidiaries and its Non-Consolidated Ventures, taken as a whole.
“PSA Information Document” has the meaning set forth in Section 1.1(d) of Annex VI.
“PSA Performance Share” has the meaning set forth in Section 1.5(b) of Annex I.
“PSA Recommendation” means the recommendation of the PSA Board that the PSA shareholders approve the Cross-Border Merger Terms and the transactions contemplated thereby and by this Agreement.
“PSA Reports” has the meaning set forth in Section 1.1 of Annex III.

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“PSA Requisite Vote” means the approval of (A) the Cross-Border Merger Terms and the Combination by the affirmative vote of the holders of two-thirds of the voting rights attached to the PSA Shares present or represented at a meeting of the shareholders of PSA at which at least twenty-five percent of the PSA Shares are present or represented upon first convening, or one-fifth of the PSA Shares are present or represented upon second convening and (B) any other actions required by applicable Law and the Organizational Documents of PSA to be approved by the holders of PSA Shares to implement the Transactions.
“PSA Share” has the meaning set forth in Section 1.1 of this Agreement.
“PSA Share Plans” means (i) the PSA Performance Share Plan of June 2, 2016, (ii) the PSA Performance Share Plan of April 10, 2017, (iii) the PSA Performance Share Plan of April 9, 2018, (iv) the PSA Performance Share Plan of May 20, 2019 and (v) any similar performance share plan implemented prior to the Closing in accordance with this Agreement.
“PSA Shareholders’ Meeting” has the meaning set forth in Section 1.1(g) of Annex VI.
“PSA Termination Payment” has the meaning set forth in Section 1.5(c)(i) of Annex X.
“Reference Affiliate” means the affiliates of any party to a Letter Agreement to which such party has transferred FCA shares or PSA shares (after the date hereof and prior to the Closing) or DutchCo Shares (following the Closing) or which have acquired FCA Shares, PSA Shares or DutchCo Shares after the date hereof, in each case in accordance with the terms of the applicable Letter Agreement.
“Registration Statement” has the meaning set forth in Section 1.1(d) of Annex VI.
“Regulatory Authority” means any and all relevant Dutch, French, Italian, U.S., European Union and other regulatory agencies or authorities, in each case only to the extent that such agency or authority has authority and jurisdiction in the particular context.
“Representatives” has the meaning set forth in Section 1.3 of Annex V.
“Retroactive Effective Date” has the meaning set forth in Section 1.1 of Annex I.
“Sanctions” has the meaning set forth in Section 1.1(n) of Annex III.
“SEC” has the meaning set forth in Section 1.1 of Annex III.
“Securities Act” has the meaning set forth in Section 1.1(d) of Annex VI.
“Securities Filings” has the meaning set forth in Section 1.1(d) of Annex VI.
“Self-Regulatory Organization” means any Dutch, French, Italian, U.S. or other jurisdiction’s commission, board, agency or body that is not a Governmental Entity but is charged with the supervision or regulation of brokers, dealers, securities underwriting or trading, stock exchanges, commodities exchanges, electronic communication networks, insurance companies or agents, investment companies or investment advisers, including the NYSE, Euronext Paris and the Borsa Italiana.
“Subsidiary” means, with respect to any Person, any entity, whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms voting power to elect a majority of the board of directors or other Persons performing similar

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functions is directly or indirectly owned or controlled by such Person or by one or more of its respective Subsidiaries (including a subsidiary (dochtermaatschappij) within the meaning of Section 2:24a of the Dutch Civil Code).
“Substantial Detriment” means, individually or in the aggregate, a material adverse impact (or is reasonably likely to have a material adverse impact) on the value of the Combined Group after the Closing (taking into account the Parties’ contemplated plans for combining the businesses of PSA and FCA after the Closing and the value reasonably expected to be realized in connection with the Combination) or the imposition (or the reasonably likely imposition) of criminal penalties or sanctions.
“Superior Proposal” means, with respect to FCA or PSA, as applicable, a bona fide written Acquisition Proposal that did not result from a breach of Section 1.1(a) of Annex VII (Acquisition Proposals) for or in respect of two-thirds or more of the outstanding issued share capital of FCA or PSA, as applicable, or all or substantially all of the assets of FCA and its Subsidiaries, on a consolidated basis, or PSA and its Subsidiaries, on a consolidated basis, as applicable, in each case on terms that the FCA Board or the PSA Board, as applicable, determines in good faith, taking into account, among other things, (i) all legal, financial, regulatory, timing and other aspects of the Acquisition Proposal and this Agreement reasonably deemed relevant by the FCA Board or the PSA Board, as applicable (including conditions to, expected timing and risks of consummation of, and the ability of the Party making such proposal to obtain financing for such Acquisition Proposal, if applicable), (ii) in the case of FCA, all other factors that the FCA Board is permitted to consider pursuant to Dutch Law, (iii) in the case of PSA, the corporate interest (intérêt social) of PSA and all other factors that the PSA Board is permitted to consider pursuant to French Law, and (iv) any improved terms that the other Party may have offered pursuant to Section 1.1 of Annex VII (Acquisition Proposals), are substantially more favorable to FCA and PSA and their respective shareholders and other stakeholders, as the case may be, than the Transactions (after taking into account any such improved terms), if applicable; provided that the PSA Board and FCA Board, as applicable, may not, given the substantial strategic benefits of the Transactions, so determine an Acquisition Proposal to be substantially more favorable unless it constitutes at least a 10% premium to the value reasonably expected to be realized by such Party’s shareholders through the Transactions.
“Tax” (including the plural form “Taxes” and, with correlative meaning, the terms “Taxable” and “Taxation”) means all taxes, customs, tariffs, imposts, levies, duties, fees or other like assessments or charges of any kind imposed by a Governmental Entity, together with all interest, penalties and additions imposed with respect to such amounts.
“Transaction Agreements” has the meaning set forth in Section 1.1(b) of Annex III.
“Transaction Litigation” has the meaning set forth in Section 6.12 of this Agreement.
“Transactions” has the meaning set forth in the Recitals to this Agreement.
“Works Councils” has the meaning set forth in the Recitals to this Agreement.

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Appendix B - COMBINATION AGREEMENT AMENDMENT
AMENDMENT TO COMBINATION AGREEMENT
This AMENDMENT TO COMBINATION AGREEMENT (this “Amendment”) is entered into as of September 14, 2020 by and between FIAT CHRYSLER AUTOMOBILES N.V., a Dutch public limited liability company (naamloze vennootschap) (“FCA”), and PEUGEOT S.A., a French société anonyme (“PSA” and, together with FCA, the “Parties” and each, individually, a “Party”).
RECITALS
WHEREAS, FCA and PSA are parties to that certain Combination Agreement (the “Combination Agreement”), dated as of December 17, 2019, pursuant to which FCA and PSA agreed to effect a strategic combination of their businesses through a cross-border merger of PSA into FCA, with the resulting company as from the consummation of the cross-border merger being referred to as “DutchCo” or “Stellantis” (the “Combination”);
WHEREAS, FCA and PSA jointly desire to amend the Combination Agreement as set forth below in order to support the capital structure and optimize the operations of Stellantis following completion of the Combination while maintaining the careful balance reflected in the Combination and the relative benefits of the Combination to the shareholders in each company; and
WHEREAS, capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in the Combination Agreement.
NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the Parties agree as follows:
1. Amendments to Combination Agreement. The Combination Agreement is hereby amended as follows:
(a) Section 2.3(c) of the Combination Agreement is hereby amended and restated in its entirety as set forth below:
“New Name. The company resulting from the Combination shall be named “Stellantis N.V.” with effect from the Governance Effective Time.”
(b) Section 6.1(b) of the Combination Agreement is hereby amended and restated in its entirety as set forth below; provided for the avoidance of doubt that the following shall apply from the date of this Amendment to the Combination Agreement:
“(b) As an exception to the provisions of paragraph (a) above, the Parties agree that Faurecia shall not be treated as a Subsidiary of PSA for the purpose of this Section 6.1; provided, that PSA shall take any and all actions in its capacity as a shareholder of Faurecia (and through its representatives on the board of directors of Faurecia), and otherwise use commercially reasonable efforts, to avoid any action by Faurecia that could reasonably be expected to result in a breach of paragraph (a) above (treating Faurecia as if it were a Subsidiary of PSA).”
(c) Section 6.5(a) of the Combination Agreement is hereby amended and restated in its entirety as set forth below:
“FCA Dividend. FCA intends to make a cash distribution of €2.90 billion (the “FCA Dividend”) payable to its shareholders prior to the Closing.”

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(d) Section 6.5(b) of the Combination Agreement is hereby amended and restated in its entirety as set forth below:
“Faurecia Distribution. The Parties intend that, promptly following the Closing, DutchCo will distribute to its shareholders by dividend or other form of distribution (the “Faurecia Distribution”) all of the shares held by DutchCo in Faurecia S.E. (“Faurecia”), and that any corporate approvals required in relation thereto (to include approvals by the DutchCo Board and the DutchCo shareholders) will be sought promptly following the Closing. PSA covenants and agrees that, prior to the Closing, there will be no material changes in any currently existing commercial arrangements between PSA and Faurecia, other than amendments to commercial arrangements between PSA and Faurecia in the Ordinary Course, and PSA shall not effect the Faurecia Distribution, or sell, transfer or in any way dispose of, pledge or encumber any of its shares in Faurecia, prior to the Closing. The Parties shall, prior to the Closing, each work diligently to prepare for the Faurecia Distribution in order to enable the Faurecia Distribution to be completed promptly following the Closing in accordance with the terms of this Agreement, including making any filings, seeking any consents, authorizations or other Permits, in each case, as necessary or desirable with respect to the Faurecia Distribution (but in all events subject to the aforementioned corporate approvals).”
(e) Section 6.5(d) of the Combination Agreement is hereby amended and restated in its entirety as set forth below:
“Additional Distribution. PSA will review with its management board and the PSA Board and FCA will review with the FCA Board a potential distribution of €500 million to be paid by each Party to its shareholders prior to the Closing (provided, that such distribution shall be paid only if it is paid by both Parties) or, in the alternative, a potential cash distribution of €1.0 billion to be paid by DutchCo following the Closing to shareholders of DutchCo.”
(f) Section 1.2(b)(i) of Annex IV (Interim Operating Covenants) of the Combination Agreement is hereby amended and restated in its entirety as set forth below:
“(i) [Reserved].”
2. Additional Agreements.
(a) Agreements. For purposes of any representations, warranties or covenants under the Combination Agreement, each Party hereby confirms that no facts or circumstances occurring or existing on or prior to the date of this Amendment of which it is aware or has received notice on or prior to such date will give rise to a claim of breach of any representation, warranty or covenant under the Combination Agreement and consents to and ratifies any actions taken or failed to be taken by the other Party notice of which has been given or of which it is otherwise aware prior to the date of this Amendment. For the avoidance of doubt, the preceding sentence does not preclude any claim of breach of any representation, warranty or covenant in accordance with the Combination Agreement based on any event or circumstance arising after the date of this Amendment. Each Party hereby agrees that any reference to a “Material Adverse Effect” in the Combination Agreement, including for purposes of Section 7.2 of the Combination Agreement, shall take into account facts and circumstances occurring or existing subsequent to the date of the Agreement and prior to the date of this Amendment only to the extent to which a Party invoking a Material Adverse Effect had not received notice of and was not otherwise aware of such facts or circumstances on or prior to the date of the Amendment, but shall otherwise be measured from the date of this Amendment.

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(b) Approvals.
i.FCA represents and warrants to PSA that this Amendment has been approved by a unanimous vote of the FCA Board, including the affirmative vote of the representatives of Exor N.V. PSA represents and warrants to FCA that the Amendment has been approved by a unanimous vote of the PSA Board, including the affirmative vote of the representatives of EPF/FFP, BPI and Dongfeng Motor.
ii.The defined term “Competition Approvals” in Schedule I to the Combination Agreement is hereby amended to delete the words: “People’s Democratic Republic of Algeria”.
iii.As contemplated by Section 1.1 of Annex V of the Combination Agreement, FCA and PSA shall take or cause to be taken any and all actions necessary, proper or advisable in light of the Amendment to obtain or confirm to the extent necessary all Consents, including those obtained prior to the date of this Amendment required in order to consummate the Combination and the other Transactions.
iv.In connection with any approvals or filing made in connection with the Transactions, each Party shall be responsible to the other Party for any information related to or otherwise supplied by such Person for inclusion in any registration statement, prospectus or other publicly available document prepared in connection with the Combination and the Transactions.
(c) No Further Amendments. The Parties each intend and commit to one another that this Amendment represents the final modifications to the terms of the Combination and they each will use best efforts to complete the Combination on the terms set forth in the Combination Agreement as amended by the Amendment with no further proposals to amend the terms thereof, subject to Section 8.1 of the Combination Agreement.
(d) Announcements. FCA and PSA will jointly announce this Amendment by means of a mutually agreed press release that describes this Amendment as a joint decision of the Parties to strengthen Stellantis’ balance sheet following completion of the Combination and the Parties will cooperate with one another in good faith in connection with any public statements and investor relations activities regarding the Amendment on that basis.
3. Miscellaneous.
(a) Governing Law. This Amendment and any matter, claim or dispute arising out of or relating to this Amendment, whether contractual or non-contractual, shall be governed by and construed in accordance with the Laws of The Netherlands.
(b) Counterparts. This Amendment may be executed in separate counterparts, each such counterpart being deemed to be an original instrument, and both such counterparts shall together constitute the same agreement. A signed copy of this instrument delivered by email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy.
(c) No Other Amendments. Except as expressly modified by this Amendment, all of the provisions of the Combination Agreement remain unchanged and continue in full force and effect. Unless the context otherwise requires, after the date hereof, any reference to the Combination Agreement shall mean the Combination Agreement as amended hereby.

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the Parties as of the date first written above.

FIAT CHRYSLER AUTOMOBILES N.V.

By:	/s/ Mike Manley
	Name:	Mike Manley
	Title:	Chief Executive Officer

PEUGEOT S.A.

By:	/s/ Carlos Tavares
	Name:	Carlos Tavares
	Title:	President of the Management Board

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Appendix C - OPINION OF GOLDMAN SACHS INTERNATIONAL
PERSONAL AND CONFIDENTIAL

December 17, 2019

Board of Directors
Fiat Chrysler Automobiles N.V.
25 St. James’s Street
London SW1A 1HA
United Kingdom

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to Fiat Chrysler Automobiles N.V. (the “Company”), taking into account the payment of the FCA Dividend (as defined below), of the exchange ratio (the “Exchange Ratio”) of 1.742 common shares, par value €0.01 per share (the “Shares”), of the Company to be issued in exchange for each ordinary share, par value €1.00 per share (the “Groupe PSA Shares”), of Peugeot S.A. (“Groupe PSA”) (other than the Groupe PSA Shares held by Groupe PSA as treasury shares), pursuant to the definitive cross-border merger documentation (collectively, the “Definitive Documentation”) pursuant to the Combination Agreement dated as of December 17, 2019 (the “Agreement”), by and between the Company and Groupe PSA. The Agreement provides, among other things, that (a) the Company and Groupe PSA will combine their respective businesses through a combination transaction (the “Combination”) involving a cross-border merger of Groupe PSA into the Company and (b) prior to the closing of the Combination (i) the Company intends to make a cash distribution to its shareholders of €5.50 billion (the “FCA Dividend”), and (ii) Groupe PSA intends to distribute to its shareholders by way of a special or interim dividend (the “PSA Distribution”) all of the shares held by Groupe PSA in Faurecia S.A. (“Faurecia”).

Goldman Sachs International and its affiliates (“Goldman Sachs”) are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Groupe PSA, any of their respective affiliates and third parties, including Exor N.V., a significant shareholder of the Company (“Exor”), Peugeot Family / FFP / Établissements Peugeot Frères S.A., a significant shareholder of Groupe PSA (“Peugeot Family”), Dongfeng Motor Group / Dongfeng Motor (Hong Kong) International Co. Ltd., a significant shareholder of Groupe PSA (“Dongfeng”), and Bpifrance Participations S.A. / Lions Participation, a significant shareholder of Groupe PSA (“Bpifrance”), and their respective affiliates and, as applicable, portfolio companies, or any currency or commodity that may be involved in the transaction contemplated by the Agreement and the Definitive Documentation (the “Transaction”). We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, the principal portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse certain of our expenses arising, and to indemnify us against certain liabilities that may arise, out of our engagement. We have provided certain financial advisory and/or underwriting services to the Company and/or its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as financial advisor to the Company with respect to its sale of Magneti Marelli S.p.A. in May 2019. We also have provided certain financial advisory and/or underwriting services to Groupe PSA and/or its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as book runner to Faurecia with respect to its public offering of 3.125% senior notes due 2026 (aggregate principal amount €500,000,000) in March 2019. We also have provided certain financial advisory and/or underwriting services to Exor and/or its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as book runner to CNH Industrial Capital LLC, an affiliate of Exor, with respect to the public offering of its 4.200% notes due 2024 (aggregate principal amount $500,000,000) in August 2018; as book runner to PartnerRe Limited, an affiliate of Exor, with respect to the public offering of its 3.700% senior notes due 2029 (aggregate principal amount $500,000,000); and as book runner to CNH Industrial NV, an affiliate of Exor, with respect to the public offering of its 1.625% notes due 2029 (aggregate principal amount €500,000,000) in June 2019. We also have provided certain financial advisory and/or underwriting services to Bpifrance and/or its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as book runner to Bpifrance Financement SA, an affiliate of Bpifrance, in connection with the public offering of its 0.250% notes due 2023 (aggregate principal amount €1,000,000,000) in February 2018; as book runner to Bpifrance Financement S.A. in connection with the public offering of its 0.625% notes due 2026 (aggregate principal amount €750,000,000) in July 2019; and as book runner to BPI France Investissement, an affiliate of Bpifrance, with respect to the public offering of its 0.875% notes due 2028 (aggregate principal amount €50,000,000) in July 2019. We have also provided certain financial advisory and/or underwriting services to the Government of the People’s Republic of China (including its agencies and instrumentalities), a significant shareholder of Dongfeng, and their respective affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation. We may also in the future provide financial advisory and/or underwriting services to the Company, Groupe PSA, Exor, Peugeot Family, Dongfeng, Bpifrance, the Government of the People’s Republic of China (including its agencies and instrumentalities) and their respective affiliates and, as applicable, portfolio companies, for which our Investment Banking Division may receive compensation. Affiliates of Goldman Sachs & Co. LLC also may have co-invested with Exor and its affiliates from time to time and may have invested in limited partnership units of affiliates of Exor from time to time and may do so in the future.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to shareholders and Annual Reports on Form 20-F of the Company and the Registration Documents of Groupe PSA and Faurecia, in each case for the three years ended December 31, 2018; interim reports to shareholders of the Company, Groupe PSA and Faurecia for the periods ended June 30, 2019 and September 30, 2019; certain other communications from the Company and Groupe PSA to their respective shareholders; certain publicly available research analyst reports for the Company; certain publicly available research analyst reports and publicly available management guidance for Groupe PSA and Faurecia; certain internal financial analyses and forecasts for Groupe PSA (excluding Faurecia) on a standalone basis, as prepared by the management of Groupe PSA and approved for our use by the Company (the “Groupe PSA Forecasts”); and certain internal financial analyses and forecasts for the Company on a standalone basis and pro forma for the Transaction, in each case as prepared by the management of the Company and approved for our use by the Company (the “FCA Forecasts”), including certain operating synergies, net of implementation costs, projected to result from the Transaction, as prepared by third party consultants engaged by the Company and approved for our use by the Company (the “Synergies”). We have also held discussions with members of the senior managements of the Company and Groupe PSA regarding their assessment of the strategic rationale for, and the potential benefits of, the Transaction and the past and current business operations, financial condition and future prospects of Groupe PSA and with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for the Shares, the Groupe PSA Shares and the ordinary shares of Faurecia; compared certain financial and stock market information for the Company and Groupe PSA with similar information for certain other companies the securities of which are publicly traded; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Groupe PSA Forecasts, the FCA Forecasts, including the Synergies, have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company, Groupe PSA or Faurecia or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or Groupe PSA or on the expected benefits of the Transaction in any way meaningful to our analysis. We have also assumed that the Transaction will be consummated on the terms set forth in the Agreement, in each case without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis. We have also assumed that the terms set forth in the Definitive Documentation will not differ from those set forth in the Agreement in any way meaningful to our analysis. In addition, we have assumed with your consent that the FCA Dividend will have been paid in an amount of €5.50 billion, and that the PSA Distribution will have been completed, in each case prior to the closing of the Combination.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view to the Company, as of the date hereof and taking into account the payment of the FCA Dividend, of the Exchange Ratio pursuant to the Definitive Documentation to be entered into pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or the Definitive Documentation or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or the Definitive Documentation or entered into or amended in connection with the Transaction, any of the modifications to the voting rights of the Shares as a result of the Transaction, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company or Groupe PSA, or class of such persons, in connection with the Transaction, whether relative to the Exchange Ratio pursuant to the Definitive Documentation to be entered into pursuant to the Agreement or otherwise. We are not expressing any opinion as to the prices at which the Shares will trade at any time or as to the impact of the Transaction on the solvency or viability of the Company or Groupe PSA or the ability of the Company or Groupe PSA to pay its obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to the Combination or any other matter. This opinion has been approved by a fairness committee of Goldman Sachs.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof and, taking into account the payment of the FCA Dividend, the Exchange Ratio pursuant to the Agreement and the Definitive Documentation is fair from a financial point of view to the Company.

Very truly yours,

Goldman Sachs International

Appendix D - OPINION OF D’ANGELIN & CO. LTD.
December 18, 2019

The Board of Directors
Fiat Chrysler Automobiles N.V.
25 St James’s Street
London SW1A 1HA
United Kingdom

Ladies and Gentlemen:

You have asked us to advise you with respect to the fairness, from a financial perspective, of the Exchange Ratio (defined below) to the holders of FCA Shares (as defined below) in connection with the proposed combination (the “Merger”) of Groupe PSA, a French société anonyme (“PSA”) into Fiat Chrysler Automobiles N.V., a Dutch public limited liability company (naamloze vennootschap) (“FCA”) pursuant to that certain Combination Agreement dated December 18, 2019 between FCA and PSA (the “Agreement”).

We understand that in the Merger FCA and PSA will effect a strategic combination of their businesses, with the surviving company being referred to as “DutchCo” such that at the effective time of the Merger, among other things (i) each issued and outstanding ordinary share, par value €1.00 per share, of PSA (each, a “PSA Share”) shall be exchanged for 1.742 (the “Exchange Ratio”) common shares, par value €0.01 per share, of DutchCo in the Merger, and (ii) each issued and outstanding common share, par value €0.01 per share, of FCA (each, an “FCA Share”) shall remain unchanged as a share of DutchCo, all as contemplated in the Agreement. The Agreement further contemplates, among other things, that prior to the Merger the FCA shareholders will receive a special cash dividend totaling €5.5 billion (representing approximately €3.50 per share) (the “FCA Distribution”) and the PSA shareholders will receive a distribution of all of the shares (the “Faurecia Shares”) in Faurecia S.E. (“Faurecia”) held prior to the Merger by PSA, representing approximately 46.3% of the outstanding share capital in Faurecia (the “Faurecia Distribution” and, with the FCA Distribution, the “Distributions”).

For purposes of our opinion expressed at the end hereof (our “Opinion”), we have:

i.reviewed a draft of the Agreement dated December 18, 2019 in the form provided to us;
ii.reviewed certain publicly available financial statements and other business and financial information of FCA, PSA, and Faurecia;
iii.reviewed FCA and PSA internal business plan financial projections for the period 2019 through 2022, which were provided to us, and approved for our use, by FCA’s management;
iv.reviewed certain publicly available research analysts’ consensus financial forecasts for FCA, PSA, and Faurecia for the period 2019 through 20122;
v.reviewed certain estimates relating to certain strategic, financial and operational benefits anticipated from the Merger, which were provided to us, and approved for our use, by FCA’s management;
vi.discussed the past and current operations and financial condition and the prospects of FCA with senior executives of FCA;
vii.reviewed the pro forma impact of the transaction on earnings per share to the holders of FCA Shares and certain other financial metrics, including the potential value creation and investment returns;
viii.reviewed the reported prices and trading activity for the listed and or reported trading of the FCA Shares, PSA Shares and Faurecia Shares;
ix.compared, to the extent publicly available, the financial performance of FCA and PSA and the prices and trading activity of the FCA Shares and PSA Shares, with those of certain other publicly-traded companies that we deemed relevant, and their securities; and
x.performed such other analyses and reviewed such other material and information as we have deemed appropriate.

We have assumed and relied upon the accuracy and completeness of the information reviewed by us for the purposes of our Opinion and we have not assumed any responsibility for independent verification of such information and have relied on such information being complete and correct. We have relied on assurances of the management of FCA that they are not aware of any facts or circumstances that would make such information inaccurate or misleading in any respect material to our Opinion. With respect to any and all financial projections, we have assumed that the financial projections were reasonably prepared on bases reflecting the best currently available estimates and judgments of respective management of the future financial performance of the respective entities. We express no views as to the reasonableness of any such financial projections or the assumptions on which they are based. We have not conducted a physical inspection of the facilities or property of any person or entity. We have not assumed any responsibility for or performed any independent valuation or appraisal of the assets or liabilities of any person or entity, nor have we been furnished with any such valuation or appraisal. In arriving at our Opinion, we have not considered, among other things, any legal, fiscal, accounting and other implications for any person or entity and its shareholders deriving from the implementation of the Merger, the implications associated with the structure of the Merger, any potential or contingent liabilities of any person or entity, or any transaction costs arising from the execution of the Merger. Further, we have not been provided with, obtained or reviewed any specialist advice, including but not limited to, legal, accounting, actuarial, technical, environmental, commercial, information technology or tax advice, and accordingly our Opinion does not take into account the possible implications of any such specialist advice. We are unaware of, and have therefore not assessed, the impact of facts occurred or the effects subsequent to other potential contingencies, including those of regulatory or normative nature, or those connected to the operating sector or specific situations pertaining to FCA and PSA that entail a revision of economic and financial forecasts and of other financial, economic or balance sheet information provided to us on which our Opinion based.

We have assumed that the final Agreement will be substantially the same form as the draft reviewed by us and will not vary in any respect material to our analysis. We have also assumed that the Merger will be consummated in accordance with the terms of the Agreement, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on any party or the contemplated benefits of the Merger. We have further assumed that all representations and warranties set forth in the Agreement are and will be true and correct as of all the dates made or deemed made and that all parties to the Agreement will comply with all covenants of such parties thereunder. We note in particular that under the terms of the Agreement, the Distributions and other transactions contemplated by the Agreement will be consummated and we assume that such consummations will be fully on the terms as described in the Agreement without delay, limitation, restriction, condition or variation.

Our Opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, December 12, 2019. In particular, we do not express any opinion as to the prices at which the FCA Shares, PSA Shares and Faurecia Shares may trade at any future time or as to the impact of the Merger on the solvency or viability of any person or entity or the ability of any person or entity to pay their respective obligations when they come due. Furthermore, our Opinion does not address any person’s or entity’s underlying business decision to undertake the Merger, and our Opinion does not address the relative merits of the Merger as compared to any alternative transactions or business strategies that might be available to any person or entity. Our Opinion does not address any other aspect or implication of the Merger or any other agreement, arrangement or understanding entered into in connection with the Merger or otherwise except as expressly identified herein.

In arriving at our Opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to a merger or other business combination transaction involving any person or entity or any of their respective assets and we were not authorized to evaluate and did not evaluate any other merger or other business combination transaction involving any person or entity or any other strategic or financial transaction.

We have acted as financial advisor to FCA in connection with the Merger and will receive a fee for our services. In addition, FCA has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement. In the past we have provided financial advisory services to FCA and/or its affiliates. We have not during the two years prior to the date hereof provided any financial advisory services to PSA or any of its affiliates for which we received payment.

This letter and our advisory services are provided solely for the information and assistance of the Board of Directors of FCA (in its capacity as such) in connection with their consideration of the Merger. This letter may not be reproduced, summarized, described, referred to or used for any other purpose without our prior written consent, except as part of a proxy statement that is required to be filed by FCA in connection with the Merger. We express no view as to, and our Opinion does not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation to any officers, directors or employees of any parties to the Merger, or any class of such persons, whether relative to the Exchange Ratio to be paid pursuant to the Agreement or otherwise. This letter does not constitute a recommendation to any holder of FCA Shares or PSA Shares as to how any such holder should vote on the Merger or act on any matter relating to the Merger.

Based on, and subject to, the foregoing, we are of the opinion that on the date hereof, the Exchange Ratio is fair from a financial point of view to the holders of FCA Shares.

Very truly yours,

d’Angelin & Co. Ltd.

Appendix E - OPINION OF PERELLA WEINBERG UK LIMITED
September 14, 2020

Peugeot S.A.
Route de Gisy
78140 Vélizy-Villacoublay, France

Members of the Supervisory Board:

We understand that Peugeot S.A., a French société anonyme (the “Company”), is considering entering into an Amendment to Combination Agreement (the “Amendment”) by and between the Company and Fiat Chrysler Automobiles N.V., a Dutch public limited liability company (“FCA”), with respect to the Combination Agreement dated as of December 17, 2019 (the “Original Agreement” and, as amended by the Amendment, the “Amended Agreement”), by and between the Company and FCA, pursuant to which, among other things, the Company and FCA will effect a strategic combination of their businesses through a combination transaction involving a crossborder merger of the Company into FCA, with the resulting company being renamed as “Stellantis” (the “Amended Transaction”). Pursuant to the Amended Transaction, each issued and outstanding ordinary share, par value €1.00 per share, of the Company (each, a “Company Share”) shall be exchanged for 1.742 (the “Exchange Ratio”) common shares, par value €0.01 per share, of Stellantis, while each issued and outstanding common share, par value €0.01 per share, of FCA (each, a “FCA Share”) shall remain unchanged as a share in Stellantis. Prior to the closing of the Amended Transaction, FCA intends to make a cash distribution to its shareholders of €2.90 billion (the “FCA Dividend”). The terms and conditions of the Amended Transaction are more fully set forth in the Amended Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the Company Shares, of the Exchange Ratio provided for in the Amended Agreement.

For purposes of the opinion set forth herein, we have, among other things:

1.reviewed certain publicly available financial statements and other business and financial information with respect to the Company, Faurecia S.A., a listed French société anonyme controlled by the Company (“Faurecia”), and FCA, including research analyst reports;
2.reviewed certain publicly available financial forecasts prepared by research analysts relating to the Company and FCA (the “Public Forecasts”);
3.reviewed estimates of synergies anticipated by the Company’s management to result from the Amended Transaction (collectively, the “Anticipated Synergies”);
4.discussed the past and current business, operations, financial condition and prospects of the Company, including the Anticipated Synergies and matters relating to Faurecia, with members of the supervisory board of the Company (the “Supervisory Board”), and discussed the past and current business, operations, financial condition and prospects of FCA with the Supervisory Board;
5.reviewed the relative financial contributions of the Company and FCA to the future financial performance of Stellantis on a pro forma basis;
6.compared the financial performance of the Company and FCA with that of certain publicly-traded companies which we believe to be generally relevant;
7.compared the financial terms of the Amended Transaction with the publicly available financial terms of certain transactions which we believe to be generally relevant;
8.reviewed the historical trading prices and trading activity for the Company Shares and the FCA Shares, and compared such price and trading activity of the shares of Company Shares and FCA Shares with each other and with that of securities of certain publicly-traded companies which we believe to be generally relevant;
9.participated in discussions with certain representatives of the Company and the Supervisory Board, and their respective advisors;
10.reviewed the Original Agreement and a draft, dated September 10, 2020, of the Amendment (the “Draft Amendment”); and
11.conducted such other financial studies, analyses and investigations, and considered such other factors, as we have deemed appropriate.

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information supplied or otherwise made available to us (including information that is available from generally recognized public sources) for purposes of this opinion and have further relied upon the assurances of the Supervisory Board that, to its knowledge, the information furnished, or approved for our use, by them for purposes of our analysis does not contain any material omissions or misstatements of material fact. We have assumed with your consent that there are no material undisclosed liabilities of the Company or FCA for which adequate reserves or other provisions have not been made. As you are aware, we have not been provided with, and we did not have access to, financial forecasts relating to the Company or FCA, prepared either by the management of the Company or FCA. In that regard, we have been advised by the Supervisory Board and have assumed, with your consent, that the Public Forecasts are a reasonable basis upon which to evaluate the future financial performance of the Company and FCA and we have used the Public Forecasts in performing our analysis. We have assumed, with your consent, that the Anticipated Synergies and potential strategic implications and operational benefits (including the amount, timing and achievability thereof) anticipated by the management of the Company to result from the Amended Transaction will be realized in the amounts and at the times projected by the management of the Company, and we express no view as to the assumptions on which they are based. We have relied without independent verification upon the assessment by the management of the Company and the Supervisory Board of the timing and risks associated with the integration of the Company and FCA. In arriving at our opinion, we have not made any independent valuation or appraisal of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company or FCA, nor have we been furnished with any such valuations or appraisals, nor have we assumed any obligation to conduct, nor have we conducted, any physical inspection of the properties or facilities of the Company or FCA. In addition, we have not evaluated the solvency of any party to the Amended Agreement, including under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We have assumed that the final Amendment will not differ in any material respect from the Draft Amendment reviewed by us and that the Amended Transaction will be consummated in accordance with the terms set forth in the Amended Agreement, without material modification, waiver or delay, in particular regarding the FCA Dividend, and that all representations and warranties in the Original Agreement were true and correct when made and that all representations and warranties in the Amended Agreement will be true and correct as of the closing of the Amended Transaction. In addition, we have assumed that in connection with the receipt of all the necessary approvals of the proposed Amended Transaction, no delays, limitations, conditions or restrictions will be imposed that could have an adverse effect on the Company, FCA or the contemplated benefits expected to be derived in the proposed Amended Transaction. We have relied as to all legal matters relevant to rendering our opinion upon the advice of counsel.

This opinion addresses only the fairness from a financial point of view, as of the date hereof, of the Exchange Ratio provided for in the Amended Agreement to the holders of the Company Shares. We have not been asked to, nor do we, offer any opinion as to any other term of the Amended Agreement or any other document contemplated by or entered into in connection with the Amended Agreement or the form or structure of the Amended Transaction or the likely timeframe in which the Amended Transaction will be consummated. In addition, we express no opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Amended Agreement, or any class of such persons, whether relative to the Exchange Ratio or otherwise. We do not express any opinion as to any tax or other consequences that may result from the transactions contemplated by the Amended Agreement or any other related document, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand the Company has received such advice as it deems necessary from qualified professionals. Our opinion does not address the underlying business decision of the Company to enter into the Amended Transaction or the relative merits of the Amended Transaction as compared with any other strategic alternative which may be available to the Company. We have not been authorized to solicit, and have not solicited, indications of interest in a transaction with the Company from any party.

We have acted since August 2019 as financial advisor to the Company in connection with the transaction contemplated by the Original Agreement and subsequently in connection with the Amended Transaction and have and will receive fees for our services, (i) a portion of which we received as monthly retainer fees, as well as an announcement fee, due pursuant to the official announcement by the Company of this contemplated transaction on October 31, 2019, (ii) a portion of which is payable upon the rendering of this opinion and (iii) a significant portion of which is contingent upon the consummation of the Amended Transaction. In addition, the Company has agreed to reimburse us for certain expenses, and indemnify us for certain liabilities and other items, that may arise out of our engagement. Perella Weinberg UK Limited and its affiliates have in the past provided to the Company and FCA and their respective affiliates, currently are providing to the Company and its respective affiliates, and in the future may provide to the Company and FCA and their respective affiliates, investment banking and other financial services to the Company and FCA and their respective affiliates for which they have received, or would expect to receive, compensation for the rendering of these services. Except as described above or previously disclosed, during the two-year period prior to the date hereof, no material relationship existed between Perella Weinberg UK Limited and its affiliates and the Company or FCA pursuant to which compensation was received by Perella Weinberg UK Limited or its affiliates. In the ordinary course of our business activities, Perella Weinberg UK Limited or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for their own account or the accounts of customers or clients, in debt or equity or other securities (or related derivative securities) or financial instruments (including bank loans or other obligations) of the Company or FCA or any of their respective affiliates. The issuance of this opinion was approved by a fairness opinion committee of Perella Weinberg UK Limited.

This opinion is for the information and assistance of the Supervisory Board in connection with, and for the purposes of its evaluation of, the Amended Transaction. This opinion is not intended to be and does not constitute a recommendation to any holder of Company Shares or FCA Shares as to how such holders should vote or otherwise act with respect to the proposed Amended Transaction or any other matter and does not in any manner address the prices at which shares of Company Shares or FCA Shares will trade at any time. In addition, we express no opinion as to the fairness of the Amended Transaction to, or any consideration received in connection with the Amended Transaction by, the holders of any other class of securities, creditors or other constituencies of the Company. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. In particular, the financial, credit and stock markets have been experiencing unusual volatility and we express no view or opinion as to the potential effects of such volatility on the Company, FCA or the Amended Transaction. It should be understood that subsequent developments may affect this opinion and the assumptions used in preparing it, and we do not have any obligation to update, revise, or reaffirm this opinion.

For the avoidance of doubt, this opinion is not being delivered pursuant to Article 261-1 of the Règlement général of the French Autorité des marchés financiers (the “RG-AMF”) and should not be considered a “rapport d’expert indépendant” nor an “expertise indépendante” or “attestation d’équité”, nor shall Perella Weinberg UK Limited or its affiliates be considered an “expert indépendant”, in each case within the meaning of the RG-AMF (in particular Book II, Title VI thereof).

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion that, as of the date hereof, the Exchange Ratio provided for in the Amended Agreement is fair from a financial point of view to the holders of the Company Shares.

Very truly yours,

PERELLA WEINBERG UK LIMITED

Appendix F - FORM OF STELLANTIS ARTICLES OF ASSOCIATION
PROPOSED TEXT OF THE
ARTICLES OF ASSOCIATION
of
Fiat Chrysler Automobiles N.V.
at the Governance Effective Time
(to be renamed: Stellantis N.V.)

ARTICLES OF ASSOCIATION
1.Definitions
1.1    In these Articles of Association the following words shall have the following meanings:
accountant: a chartered accountant (registeraccountant) or other accountant referred to in Section 2:393 DCC, or an organisation in which such accountants work together;
Affiliate: with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract (including as management or advisory company of a Person, it being further specified for the avoidance of doubt that a fund shall be deemed to be controlled by its management company) or otherwise; and the terms "controlling" and "controlled" have meanings correlative of the foregoing;
Board of Directors: the board of directors of the company;
Bpifrance: Bpifrance Participations S.A., a company incorporated under the laws of France (société anonyme) registered with Créteil’s trade and company register under number 509 584 074, or any legal successor thereof (including by way of merger); Bpifrance SA: Bpifrance S.A., a company incorporated under the laws of France (société anonyme) registered with Créteil’s trade and company register under number 507 523 678, or any legal successor thereof (including by way of merger);
Chairman: an executive Director with the title chairman;
Change of Control: in respect of any shareholder that is not an individual, any direct or indirect transfer of shares in the capital of such shareholder in one or a series of related transactions as a result of which (i) a majority of the voting rights of such shareholder, (ii) the de facto ability to direct the casting of a majority of the votes exercisable at general meetings of such shareholder and/or (iii) the ability to appoint or remove a majority of the directors, executive directors or board members or executive officers of such shareholder or to direct the casting of a majority of the voting rights at meetings of the board of directors, management board or similar governing body of such shareholder, has been transferred to the transferee of such shares, provided that no change of control shall be deemed to have occurred if (a) the transfer of ownership and/or control is an intragroup transfer under the same controlling Person, (b) the transfer of ownership and/or control is the result of the succession or the liquidation of assets between spouses or the inheritance, inter vivo donation or other transfer to a spouse or a relative up to and including the fourth degree, (c) the fair market value of the Qualifying Common Shares held by such shareholder represents less than twenty percent (20%) of the total assets of the Transferred Group at the time of the transfer and the Qualifying Common Shares held by such shareholder, in the sole judgment of the company, are not otherwise material to the Transferred Group or the Change of Control transaction;
Chief Executive Officer: an executive Director designated as chief executive officer / CEO;
class A special voting share: a class A special voting share in the share capital of the company;
class B special voting share: a class B special voting share in the share capital of the company;
common share: a common share in the share capital of the company;
Concert: a group of Persons comprising (i) a Person and (ii) any Person(s) Acting in Concert with such Person;
Director: a member of the Board of Directors;
DCC: the Dutch Civil Code;
Defaulting Person: has the meaning ascribed to it in Article 15.4;

Effective Date: the date on which the cross-border legal merger (grensoverschrijdende juridische fusie) pursuant to which Peugeot S.A. (as disappearing entity) has merged into the company became effective;
Excess Concert: any Concert holding Excess Shares;
Excess Shares: has the meaning ascribed to it in Article 16.2;
electing common shares: common shares registered in the Loyalty Register for the purpose of becoming Qualifying Common Shares;
EPF: Établissements Peugeot Frères S.A., a company incorporated under the laws of France (société anonyme) registered with Nanterre's trade and company register under number 875 750 317, or any legal successor thereof (including by way of merger);
EPF/FFP: EPF and FFP taken together, provided that, if EPF ceases to be an Affiliate of FFP, EPF/FFP shall refer to FFP only;
Exor: EXOR N.V., a public limited liability company (naamloze vennootschap), registered with the Dutch Trade Register under number 64236277, or any legal successor thereof (including by way of merger);
FFP: FFP S.A., a company registered under the laws of France (société anonyme) registered with Nanterre's trade and company register under number 562 075 390, or any legal successor thereof (including by way of merger);
Final Registration Date: the seventh (7th) day prior to the day of the general meeting, unless determined otherwise by the Board of Directors;
general meeting: the body of the company consisting of shareholders entitled to vote, together with usufructuaries and pledgees to whom voting rights attributable to shares accrue or a meeting of shareholders and other Persons entitled to attend meetings of shareholders (as the case may be);
group company: a group company as referred to in Section 2:24b DCC;
Global Works Council: the global employee representation body to be set up by the company after the Effective Date;
Information Request Notice: has the meaning ascribed to it in Article 15.3;
Interest: a percentage of the company's issued share capital and/or voting rights in respect thereof held by the relevant Person or Concert, or at the relevant Person's or Concert's disposal, or deemed to be at such Person's or Concert's disposal ((geacht) te beschikken) within the meaning of Chapter 5.3.4 WFT, for the purpose of this definition including but not limited to shares and voting rights as defined in Section 5:33(1) WFT, but not taking into account such part of the Interest of a Person in respect of which such Person is exempt under Section 5:46 WFT (including, for the avoidance of doubt, the Interest of Cede & Co), and provided that in calculating the percentage of the Interest of a Concert the various interests referred to in Section 5:45 WFT of the members of such Concert related to shares in the company's capital or voting rights will be counted only once to the extent they relate to the same share(s) or voting right(s);
in writing: by letter, by telecopier, by email, or by a legible and reproducible message otherwise sent (including electronically), provided that the identity of the sender can be reasonably established;
Loyalty Register: the register kept by or on behalf of the company for the registration of electing common shares, including any Qualifying Common Shares;
Loyalty Transferee: (i) with respect to any shareholder that is not an individual, any Affiliate of such shareholder (including any successor of such shareholder) that is beneficially owned in substantially the same manner (including percentage) as the beneficial ownership of the transferring shareholder or the beneficiary company as part of a statutory demerger (splitsing) of such shareholder and (ii) with respect to any shareholder that is an individual, any transferee of common shares following succession or the liquidation of assets between spouses or the inheritance, inter vivo donation or other transfer to a spouse or a relative up to and including the fourth degree;
Maximum Voting Threshold: thirty percent (30%) of votes that could be cast at a general meeting, calculated and based solely on the registrations for that general meeting on the day following the Final Registration Date for that general meeting as included in the notice convening that general meeting;
Person: any individual (natuurlijk persoon), firm, legal entity (in whatever form and wherever formed or incorporated), governmental entity, joint venture, association or partnership (including, without limitation, any shareholder);

Person Acting in Concert: any Person with whom another Person: (a) is (or is deemed to be) acting in concert in relation to the company according to the definition of persons acting in concert ("personen met wie in onderling overleg wordt gehandeld") of Section 1:1 WFT, and/or (b) has a relationship as described in Section 5:45 (1 through 10) WFT in relation to shares in the company's capital and/or voting rights in respect thereof, and in respect of whom Section 5:45 (1 through 10) WFT applies, for the purpose of this subparagraph (b) including Persons exempt under Section 5:45(11) WFT and excluding Persons to the extent they are exempt under Section 5:46 WFT;
Person with Voting Rights: has the meaning ascribed to it in Article 24.12;
Qualifying Common Shares: with respect to any shareholder, the number of electing common shares that has for an uninterrupted period of at least three (3) years rightfully been registered in the Loyalty Register in the name of such shareholder or its Loyalty Transferee(s), and continue to be so registered. For the avoidance of doubt, it is not necessary that specific common shares satisfy the requirements as referred to in the previous sentence in order for a number of common shares to qualify as Qualifying Common Shares; accordingly, it is permissible for common shares to be substituted into the Loyalty Register for different common shares without affecting the total number of Qualifying Common Shares or the total number of common shares that would become Qualifying Common Shares after an uninterrupted period of at least three (3) years after registration in the Loyalty Register held by the shareholder or its Loyalty Transferee(s);
Qualifying Shareholder: a holder of one (1) or more Qualifying Common Shares;
Record Date: has the meaning ascribed to it in Article 24.12;
Reference Affiliate: means, (i) with respect to Exor, any Affiliate thereof, (ii) with respect to EPF, any Affiliate of EPF or FFP and (iii), with respect to Bpifrance, Lion Participations S.A.S. and any Affiliate of Bpifrance SA that is controlled by Bpifrance SA, in each case including only such Affiliates (x) to which Exor, EPF, FFP, Bpifrance or Lion Participations S.A.S., as the case may be, had transferred shares of Peugeot S.A. or common shares, or (y) which have acquired shares of Peugeot S.A. or common shares, in both (x) and (y) after the seventeenth day of December two thousand and nineteen; it being specified that (i) if EPF ceases to control FFP, FFP and its Affiliates shall no longer be Reference Affiliates of EPF and (ii) if Bpifrance SA ceases to control Lion Participations S.A.S., Lion Participations S.A.S and its affiliates shall no longer be Reference Affiliates of Bpifrance;
Senior Independent Director: the non-executive Director designated as senior independent Director and who shall serve as the chair of the Board of Directors referred to under Dutch law;
share: a share in the share capital of the company; unless the contrary is apparent, this shall include each common share and each special voting share;
shareholder: a holder of one (1) or more shares; unless the contrary is apparent, this shall include each holder of common shares and/or special voting shares;
special capital reserve: has the meaning ascribed to it in article 29.1;
special voting share: a class A special voting share or class B special voting share in the share capital of the company;
special voting shares dividend reserve: has the meaning ascribed to it in article 29.2;
subsidiary: a subsidiary of the company as referred to in Section 2:24a DCC;
Suspended Rights: has the meaning ascribed to it in Article 16.3;
SVS Conditions: has the meaning ascribed to it in Article 6.2;
SVS Foundation: Stichting Stellantis SVS;
Transferor: has the meaning ascribed to it in Article 16.5;
Transferor Excess Shares: has the meaning ascribed to it in Article 16.5;
Transferred Group: the relevant shareholder together with its Affiliates, if any, over which control was transferred as part of the same change of control transaction within the meaning of the definition of Change of Control;
Voting Restriction Notice: has the meaning ascribed to it in Article 16.2; and
WFT: the Financial Supervision Act (Wet op het financieel toezicht).
1.2    References to Articles shall be deemed to refer to articles of these Articles of Association, unless the contrary is apparent. References to a "Concert" shall, where applicable, be interpreted as referring to all members of such Concert jointly; similar phrases and references shall be interpreted accordingly.
1.3    Any reference to a gender includes all genders.

2.    Name and corporate seat
2.1    The name of the company is: Stellantis N.V.
2.2    The company has its corporate seat in Amsterdam, the Netherlands.
2.3    The place of effective management of the company shall be a place in the Netherlands, unless another place outside the Netherlands is designated as the place of effective management by resolution of the general meeting approved in accordance with the provision of Article 30.1.
3.    Objects
3.1    The objects for which the company is established are to carry on, either directly or through wholly or partially-owned companies and entities, activities relating in whole or in any part to passenger and commercial vehicles, transport, mechanical engineering, energy, engines, capital machinery and equipment and related goods and propulsion, as well as any other manufacturing, commercial, financial or service activity.
3.2    Within the scope and for the achievement of the purposes mentioned in Article 3.1, the company may:
(a)operate in, among other areas, the mechanical, electrical, electro mechanical, thermo mechanical, electronic, nuclear, chemical, mining, steel and metallurgical industries, as well as in telecommunications, civil, industrial and agricultural engineering, publishing, information services, tourism and other service industries;
(b)acquire shareholdings and interests in companies and enterprises of any kind or form and purchase, sell or place shares, debentures, bonds, promissory notes or other securities or evidence of indebtedness;
(c)provide financing to companies and entities it wholly or partially owns and carry on the technical, commercial, financial and administrative coordination of their activities;
(d)provide or arrange for the provision (including through partially owned entities) of financing for distributors, dealers, retail customers, vendors and other business partners and carry on the technical, commercial, financial and administrative coordination of their activities;
(e)purchase or otherwise acquire, on its own behalf or on behalf of companies and entities it wholly or partially owns, the ownership or right of use of intangible assets providing them for use by those companies and entities;
(f)promote and ensure the performance of research and development activities, as well as the use and exploitation of the results thereof;
(g)undertake, on its own behalf or on behalf of companies and entities it wholly or partially owns, any investment, real estate, financial, commercial, or partnership transaction whatsoever, including the assumption of loans and financing in general and the granting to third parties of endorsements, surety ships and other guarantees, including real security; and
(h)undertake and perform any management or support services or any other activity ancillary, preparatory or complementary to any of the above.
4.    Share capital and shares
4.1    The authorized share capital of the company amounts to ninety million euro (EUR 90,000,000), divided into four billion five hundred million (4,500,000,000) common shares with a nominal value of one eurocent (EUR 0.01) each, four billion four hundred ninety-nine million seven hundred and fifty thousand (4,499,750,000) class A special voting shares with a nominal value of one eurocent (EUR 0.01) each and two hundred and fifty thousand (250,000) class B special voting shares with a nominal value of one eurocent (EUR 0.01) each.
4.2    When shares are subscribed for, the nominal value thereof and, if the shares are subscribed at a higher amount, the difference between such amounts, shall be paid-up, without prejudice to the provision of Section 2:80 paragraph 2 DCC. Where shares of a particular class are subscribed at a higher amount than the nominal value, the difference between such amounts shall be carried to the share premium reserve of that class of shares.
4.3    Upon the establishment of a right of pledge on a common share or the creation or transfer of a right of usufruct on a common share, the right to vote may be vested in the pledgee or the usufructuary, with due observance of the relevant provisions of Dutch law.

4.4    Both the holder of one or more common shares without voting right and the pledgee or usufructuary of one or more common shares with voting right shall have the rights conferred by law upon holders of depositary receipts issued with a company’s cooperation for shares in its share capital.
4.5    No right of pledge can be established on a special voting share.
4.6    The voting rights attributable to a special voting share that is subject to an usufruct vest in the shareholder concerned.
4.7    The usufructuary of one or more special voting shares shall not have the rights conferred by law upon holders of depositary receipts issued with a company's cooperation for shares in its share capital.
4.8    The company may cooperate in the issuance of registered depositary receipts for common shares, but only pursuant to a resolution to that effect of the Board of Directors. Each holder of such depositary receipts shall have the rights conferred by law or by the applicable depositary agreement upon holders of depositary receipts issued with a company’s cooperation for shares in its share capital.
5.    Option right SVS Foundation
5.1    The SVS Foundation has the right to subscribe for a number of class A special voting shares up to the number of class A special voting shares included in the company's authorized share capital from time to time.
5.2    Pursuant to Article 29.1, class A special voting shares issued to the SVS Foundation are paid-up out of the special capital reserve.
5.3    The Board of Directors may implement Article 5.1 in further detail through an agreement, instrument or otherwise and the terms of such implementation may be amended by the Board of Directors.
6.    Holding requirement in respect of special voting shares
6.1    Special voting shares may only be held by a Qualifying Shareholder, the SVS Foundation and the company itself. A Qualifying Shareholder cannot hold more than one (1) special voting share for each Qualifying Common Share held by such shareholder. Other than as provided in Articles 9.8 and 9.9, there shall be no limit on the number of special voting shares that may be held by the SVS Foundation and the company.
6.2    The Board of Directors shall set the terms and conditions relating to the issuance, allocation, acquisition, holding, repurchase and transfer of special voting shares (the "SVS Conditions"). The SVS Conditions may be amended pursuant to a resolution by the Board of Directors, provided, however, that any amendment that is not merely technical and is material to shareholders that are registered in the Loyalty Register, will be subject to the approval of the general meeting unless such amendment is required to ensure compliance with applicable law or regulations or the listing rules of any securities exchange on which the common shares are listed.
6.3    In the event of a Change of Control in respect of a Qualifying Shareholder or in the event that a Qualifying Shareholder requests that some or all of its Qualifying Common Shares be de-registered from the Loyalty Register in accordance with Article 12.5, or transfers some or all of its Qualifying Common Shares to any other party (other than a Loyalty Transferee):
(a)a corresponding number of Qualifying Common Shares of such shareholder shall be de-registered from the Loyalty Register with immediate effect and as a consequence shall no longer qualify as Qualifying Common Shares; and
(b)such shareholder shall be obliged to immediately offer and transfer a number of special voting shares equal to the number of Qualifying Common Shares referred to in Article 6.3(a) to the company and any and all voting rights attached to such special voting shares will be suspended upon the issue of a notice by the company.
6.4    In the event of a Change of Control in respect of a shareholder who is registered in the Loyalty Register but is not yet a Qualifying Shareholder with respect to one or more of its common shares, a corresponding number of common shares of such shareholder shall be de-registered from the Loyalty Register with immediate effect.
6.5    In respect of special voting shares offered to the company pursuant to Article 6.3, the offering shareholder and the company shall determine the consideration, if any. Pursuant to Section 2:87a(3) DCC, a shareholder may request the company to engage an independent expert to determine the consideration, if any, for the offered special voting shares. The independent expert shall be selected by the company.

7.    Issuance of shares
7.1    The general meeting or alternatively the Board of Directors, if it has previously been designated to do so by the general meeting, shall have authority to resolve on any issuance of shares.
7.2    The general meeting or the Board of Directors if so designated in accordance with Article 7.1, shall decide on the price and the further terms and conditions of issuance, with due observance of what is required in relation thereto in the law and in these Articles of Association.
7.3    If the Board of Directors is designated to have authority to decide on the issuance of shares by the general meeting, such designation shall specify the class of shares and the maximum number of shares that can be issued under such designation. When making such designation the duration thereof, which shall not be for more than five (5) years, shall be resolved upon at the same time. The designation may be extended from time to time for periods not exceeding five (5) years from the date of such extension. The designation may not be withdrawn unless otherwise provided in the resolution in which the designation is made.
7.4    Within eight (8) days after the passing of a resolution of the general meeting to issue shares or to designate the Board of Directors as provided in Article 7.1, the company shall deposit the complete text of such resolution at the office of the Dutch trade register. Within eight (8) days after the end of each quarter of the financial year, the company shall notify the Dutch trade register of each issuance of shares which occurred during such quarter. Such notification shall state the number of shares issued and their class. Failure to duly make such notification shall neither affect the authority of the general meeting or the Board of Directors to issue shares nor the validity of the shares issued.
7.5    What has been provided in Articles 7.1 up to and including 7.4 shall mutatis mutandis be applicable to the granting of rights to subscribe for shares, but shall not be applicable to the issuance of shares to Persons exercising a previously granted right to subscribe for shares.
7.6    Payment for shares shall be made in cash unless another form of contribution has been agreed. Payment in a currency other than euro may only be made with the consent of the company. Payment in a currency other than euro will discharge the obligation to pay up the nominal value to the extent that the amount paid can be freely exchanged into an amount in euro equal to the nominal value of the relevant shares. The rate of exchange on the day of payment will be decisive, unless the company requires payment against the rate of exchange on a specified date which is not more than two (2) months before the last day on which payment for such shares is required to be made, provided that such shares will be admitted to trading on a regulated market or multilateral trading facility as referred to in Section 1:1 of the Dutch Financial Supervision Act (Wet op het financieel toezicht) or a regulated market or multilateral trading facility of a state, which is not a European Union member state, which is comparable thereto.
7.7    The Board of Directors is expressly authorized to enter into the legal acts referred to in Section 2:94 DCC, without the prior consent of the general meeting.
8.    Right of pre-emption
8.1    Subject to this Article 8, in the event of an issuance of common shares, every holder of common shares shall have a right of pre-emption with regard to the common shares to be issued in proportion to the aggregate nominal value of his common shares, provided however that no such right of pre-emption shall exist in respect of shares to be issued to employees of the company or of a group company pursuant to any option plan of the company.
8.2    A shareholder shall have no right of pre-emption for shares that are issued against a non-cash contribution.
8.3    In the event of an issuance of special voting shares, shareholders shall not have any right of pre-emption.
8.4    The general meeting or the Board of Directors, as the case may be, shall decide when passing the resolution to issue shares in which manner the shares shall be issued and, to the extent that rights of pre-emption apply, within what period those rights may be exercised.
8.5    The company shall give notice of an issuance of shares that is subject to a right of pre-emption and of the period during which such right may be exercised by announcement in the Dutch State Gazette and in a nationally distributed newspaper.
8.6    The right of pre-emption may be exercised during a period of at least two (2) weeks after the announcement in the Dutch State Gazette.

8.7    Subject to this Article 8, the right of pre-emption may be limited or excluded by a resolution of the general meeting or a resolution of the Board of Directors if the Board of Directors has been designated to do so by the general meeting and provided the Board of Directors has also been authorized to resolve on the issuance of shares. In the proposal to the general meeting to limit or exclude pre-emption rights the reasons for the proposal and a substantiation of the proposed issuance price shall be explained in writing. With respect to designation of the Board of Directors the provisions of the last three sentences of Article 7.3 shall apply mutatis mutandis.
8.8    For a resolution of the general meeting to limit or exclude the right of pre-emption or to designate the Board of Directors as authorized to do so, an absolute majority of the votes cast is required to approve such resolution, provided, however, that if less than one half of the issued share capital is represented at the meeting, then a majority of at least two thirds of the votes cast is required to adopt such resolution. Within eight (8) days from the resolution the company shall deposit a complete text thereof at the office of the Dutch trade register.
8.9    When rights are granted to subscribe for common shares the shareholders shall also have a right of pre-emption with respect to such rights; what has been provided hereinbefore in this Article 8 shall apply mutatis mutandis. Shareholders shall have no right of pre-emption in respect of shares that are issued to anyone who exercises a previously acquired right.
9.    Acquisition or disposal by the company of shares in its own share capital
9.1    The company shall at all times have the authority to acquire fully paid-up shares in its own share capital, provided that such acquisition is made for no consideration (om niet).
9.2    The company shall also have authority to acquire fully paid-up shares in its own share capital or depositary receipts thereof for consideration, if:
(a)the general meeting has authorized the Board of Directors to make such acquisition - which authorization shall be valid for no more than eighteen (18) months - and has specified the number of shares which may be acquired, the manner in which they may be acquired and the (criteria to establish the) limits within which the price must be set;
(b)the company's equity, after deduction of the acquisition price of the relevant shares, is not less than the sum of the paid-in and called up portions of the share capital and the reserves that have to be maintained pursuant to Dutch law and these Articles of Association; and
(c)the aggregate nominal value of the shares to be acquired and the shares in its share capital the company already holds, holds as pledgee or are held by a subsidiary, does not amount to more than one half of the issued share capital.
9.3    The company's equity as shown in the last confirmed and adopted balance sheet, after deduction of the acquisition price for shares in the share capital of the company, the amount of the loans as referred to in Section 2:98c DCC and distributions from profits or reserves to any other Persons that became due by the company and its subsidiaries after the date of the balance sheet, shall be decisive for purposes of Article 9.2 subs (b) and (c). If more than six (6) months have elapsed since the end of a financial year without the annual accounts having been adopted, an acquisition in accordance with Article 9.2 shall not be allowed until such time as the annual accounts shall be adopted.
9.4    No authorization shall be required if the company acquires its own shares for the purpose of transferring the same to employees of the company or a group company under a scheme applicable to such employees. Such own shares must be officially listed on a price list of a stock exchange.
9.5    Articles 9.1, 9.2 and 9.3 shall not apply to shares which the company acquires under universal title of succession (algemene titel).
9.6    Any acquisition by the company of shares that have not been fully paid up shall be void, unless such shares are acquired under universal title of succession (algemene titel).
9.7    Any disposal of shares held by the company will require a resolution of the Board of Directors. Such resolution shall also stipulate any conditions of the disposal.

9.8    The company may, jointly with its subsidiaries, hold shares in its own capital exceeding one-tenth (10%) of its issued capital for no more than three (3) years after acquisition of shares for no consideration or under universal title of succession. Any shares held by the company in excess of the amount permitted shall transfer to the Directors jointly at the end of the last day of such three (3) year period. Each Director shall be jointly and severally liable to compensate the company for the value of the shares at such time, with interest at the statutory rate thereon from such time. For the purpose of this Article 9.8 the term shares shall include depositary receipts for shares and shares in respect of which the company holds a right of pledge.
9.9    Article 9.8 shall apply correspondingly to shares and depositary receipt for shares acquired by the company in accordance with Article 9.4 without the authorization of the general meeting and held by the company for more than one (1) year after acquisition thereof.
10.    Reduction of the issued share capital
10.1    The general meeting shall have the authority to pass a resolution to reduce the issued share capital by:
(a)cancelling (i) shares which the company holds in its own share capital or of which the company holds the issued depositary receipts or (ii) all issued class A special voting shares; or
(b)reducing the nominal value of the shares by means of an amendment to these Articles of Association. The shares to which such resolution relates shall be stated in the resolution and it shall also be stated therein how the resolution shall be implemented.
10.2    Subject to Article 10.3, a resolution to reduce the share capital shall require an absolute majority of the votes cast in a general meeting, provided, however, that such resolution shall require a majority of at least two-thirds of the votes cast in a general meeting if less than one half of the issued capital is represented at the meeting.
10.3    A resolution to cancel all issued class A special voting shares shall require a majority of at least two-thirds of the votes cast in a general meeting, subject to approval of the meeting of holders of the class A special voting shares.
10.4    Cancellation of class A special voting shares shall take place without the repayment of the nominal value of the special voting shares, which nominal value shall be added to the special capital reserve.
10.5    Any reduction of the nominal value of the common shares without repayment must be made pro rata on all common shares. Any reduction of the nominal value of the special voting shares shall take place without repayment.
10.6    A partial repayment on common shares shall only be allowed in implementation of a resolution to reduce the nominal value of the common shares. Such a repayment must be made in respect of all common shares on a pro rata basis. The pro rata requirement may be waived with the consent of all the holders of common shares.
10.7    The notice convening a general meeting at which a resolution to reduce the share capital is to be passed shall state the purpose of the reduction of the share capital and the manner in which effect is to be given thereto. Section 2:123 paragraphs 1 and 2 DCC shall apply mutatis mutandis.
10.8    The company shall deposit the resolutions referred to in Article 10.1 at the office of the Dutch trade register and shall publish a notice of such deposit in a nationally distributed daily newspaper; what has been provided in Section 2:100 paragraphs 2 up to and including 6 DCC shall be applicable to the company.
11.    Shares and share certificates
11.1    The shares shall be registered shares and they shall for each class be numbered as the Board of Directors shall determine.
11.2    The Board of Directors may resolve that, at the request of the shareholder, share certificates shall be issued in respect of common shares in such denominations as the Board of Directors shall determine, which certificates are exchangeable at the request of the shareholder.
11.3    Share certificates shall not be provided with dividend coupons or a talon.
11.4    Each share certificate carries the number(s), if any, of the common share(s) in respect of which they were issued.
11.5    The exchange referred to in Article 11.2 shall be free of charge.
11.6    Share certificates shall be signed by a Director. The Board of Directors may resolve that the signature shall be replaced by a facsimile signature.

11.7    The Board of Directors may determine that for the purpose of trading and transfer of common shares at a foreign stock exchange, share certificates shall be issued in such form as shall comply with the requirements of such foreign stock exchange.
11.8    On a request in writing by the party concerned and upon provision of satisfactory evidence as to title, replacement share certificates may be issued in respect of share certificates which have been mislaid, stolen or damaged, on such conditions, including, without limitation, the provision of indemnity to the company as the Board of Directors shall determine.
11.9    The costs of the issuance of replacement share certificates may be charged to the applicant. As a result of the issuance of replacement share certificates the original share certificates will become void and the company will have no further obligation with respect to such original share certificates. Replacement share certificates will bear the numbers of the documents they replace.
12.    Register of shareholders and Loyalty Register
12.1    The Board of Directors shall appoint a registrar who shall keep a register of shareholders in which the name and address of each shareholder shall be entered, the number and class of shares held by each of them, and, in so far as applicable, the further particulars referred to in Section 2:85 DCC.
12.2    The registrar shall be authorized to keep the register of shareholders in an electronic form and to keep a part of the register of shareholders outside the Netherlands if required to comply with applicable foreign legislation or the rules of a stock exchange where the common shares are listed.
12.3    The Board of Directors shall determine the form and contents of the register of shareholders with due observance of the provisions of Articles 12.1 and 12.2 and Section 2:85 DCC.
12.4    The registrar shall separately administer a Loyalty Register which does not form part of the company’s register of shareholders. The registrar shall enter in the Loyalty Register the name and address of shareholders who have requested the Board of Directors to be registered in such register in order to become eligible to acquire special voting shares, recording the entry date and number and amount of common shares in respect of which the relevant request was made.
12.5    A holder of common shares that are included in the Loyalty Register may at any time request to de-register from the Loyalty Register some or all of its common shares included therein.
12.6    The register of shareholders and Loyalty Register shall be kept up to date regularly.
12.7    Upon request and free of charge, the registrar shall provide shareholders and those who have a right of usufruct or pledge in respect of such shares with an extract from the register of shareholders and Loyalty Register in respect of their registration.
12.8    The registrar shall be authorized to disclose information and data contained in the register of shareholders and Loyalty Register and/or have the same inspected to the extent that this is requested to comply with applicable legislation or rules of a stock exchange where the shares are listed from time to time.
13.    Transfer of shares
13.1    The transfer of shares or of a restricted right thereto shall require an instrument intended for such purpose and, save when the company itself is a party to such legal act, the written acknowledgement by the company of the transfer. The acknowledgement shall be made in the instrument or by a dated statement on the instrument or on a copy or extract thereof mentioning the acknowledgement signed as a true copy by the notary or the transferor, or in the manner referred to in Article 13.2 Service of such instrument or such copy or extract on the company shall be considered to have the same effect as an acknowledgement.
13.2    Without prejudice to Article 13.1, if a share certificate has been issued for a common share, the shareholder must surrender such share certificate to the company before transferring such common shares.
The company may acknowledge the transfer by making an annotation on such share certificate as proof of the acknowledgement or by replacing the surrendered certificate by a new share certificate registered in the name of the transferee.
13.3    The Board of Directors may resolve, with due observation of the statutory requirements, that Article 13.1 shall not apply to the common shares that are registered in the part of the shareholders register which is kept outside the Netherlands by a registrar appointed by the Board of Directors, and that the property law aspects of such common shares are governed by the requirements of the relevant foreign stock exchange.
14.    Transfer restrictions in respect of special voting shares
14.1    Common shares are freely transferable. A transfer of special voting shares other than pursuant to Article 6.3 may only be effected with due observance of Articles 6.1 and 14.

14.2    A shareholder who wishes to transfer one or more special voting shares shall require the approval of the Board of Directors, except (i) if the corresponding Qualifying Common Shares are transferred to a Loyalty Transferee, in which case the corresponding special voting shares must be transferred to such Loyalty Transferee, (ii) for any transfer of special voting shares from the SVS Foundation to a Qualifying Shareholder or (iii) for any transfer of special voting shares from a shareholder to the company.
14.3    If the Board of Directors grants the approval, or if approval is deemed to have been granted as provided for in Article 14.4, the transfer must be effected within three (3) months of the date of such approval or deemed approval.
14.4    If the Board of Directors does not grant the approval, then the Board of Directors should at the same time provide the requesting shareholder with the names of one (1) or more prospective purchasers who are prepared to purchase all the special voting shares referred to in the request for approval, against payment in cash. If the Board of Directors does not grant the approval but at the same time fails to designate prospective purchasers, then approval shall be deemed to have been granted. The approval shall likewise be deemed granted if the Board of Directors has not made a decision in respect of the request for approval within six (6) weeks upon receipt of such request.
14.5    The requesting shareholder and the prospective purchaser accepted by him shall determine the purchase price referred to in Article 14.4 by mutual agreement. If they do not reach agreement on the purchase price, Article 6.5 shall apply mutatis mutandis.
15.    Notification obligation
15.1    The Maximum Voting Threshold for a general meeting shall be published by the company on its website the day following the Final Registration Date for that general meeting as mentioned in the notice convening that general meeting. Each Person with Voting Rights shall, following the publication of the Maximum Voting Threshold for a general meeting, be required to notify the company in writing if such Person with Voting Rights, alone or together with any Person(s) Acting in Concert with him, would be able to exercise, directly or indirectly, voting rights on shares reaching or exceeding the Maximum Voting Threshold.
15.2    Notifications pursuant to Article 15.1 must be made forthwith (onverwijld).
15.3    Upon written request of the company to a Person with Voting Rights required to notify the company pursuant to Article 15.1 (for the purpose of this Article, an "Information Request Notice"), that Person with Voting Rights must, within three (3) days after the date of the Information Request Notice, provide the company with such information and/or documentation which the company may reasonably request in order to ascertain the composition, nature and size of the Interest of that Person with Voting Rights and the Person(s) Acting in Concert with him (if any).
15.4    If the company becomes aware that a Person with Voting Rights has failed to comply with any obligation imposed by this Article 15, the company may issue a written notice setting out that the Person with Voting Rights is in default under this Article 15 (the "Defaulting Person"). For as long as the Defaulting Person has not complied with its obligations under this Article 15, the right to attend and vote at general meetings with respect to all of such Person's shares shall be suspended. Article 16.5 shall apply mutatis mutandis with respect to the common shares held by such Person with Voting Rights.
15.5    For the purpose of Articles 15.3 and 15.4 the reference to "written" also includes the posting of a notice on the company's website.
16.    Voting restrictions
16.1    No Person with Voting Rights, alone or together with any Person(s) Acting in Concert with him, may be able to exercise, directly or indirectly, voting rights on shares at a general meeting reaching or exceeding the Maximum Voting Threshold for that general meeting.
16.2    If a Person with Voting Rights, alone or together with any Person(s) Acting in Concert with him, would be able to exercise, directly or indirectly, voting rights on shares reaching or exceeding the Maximum Voting Threshold (the "Excess Shares"), the company shall prior to that general meeting issue a written voting restriction notice to such Person with Voting Rights (the "Voting Restriction Notice").
16.3    Upon receipt of a Voting Restriction Notice, the right of the relevant Person with Voting Rights to attend and vote at the relevant general meeting with respect to such Person's Excess Shares (the "Suspended Rights") shall automatically be suspended. The Voting Restriction Notice shall identify the shares of the Person with Voting Rights that qualify as Excess Shares.

16.4    The Suspended Rights will resume immediately after closing of the relevant general meeting, provided that the company shall determine prior to the next general meeting whether each Person with Voting Rights complies with the obligations set out in Article 16.1.
The company shall be entitled to take all appropriate actions to ensure that the suspension of the Suspended Rights is effective until the Suspended Rights resume in accordance with the provisions above.
If Excess Shares are held by Persons that are a member of an Excess Concert, the suspension of the Suspended Rights shall, to the extent possible, be effective proportional to their respective holdings, which proportionality will be discretionally determined by the company based on the information available to the company (and the company may rely on the available information without further investigation).
16.5    If a Person with Voting Rights wishes to dispose of all or part of its common shares that qualify as Excess Shares (such a Person, a "Transferor" and the common shares that qualify as Excess Shares, the "Transferor Excess Shares"), it will be able to do so through the public market as long as the common shares are admitted to trading on a regulated market or multilateral trading facility, as referred to in Section 1:1 WFT or an exchange or system of a non-member state that is comparable to a regulated market or multilateral trading facility. Each Person that wishes to acquire all or part of the Transferor Excess Shares through the public market shall qualify as a candidate purchaser (gegadigde) as referred to Section 2:87b(2) DCC. A Transferor that intends to dispose of its Transferor Excess Shares may request the company to engage an independent expert to determine and confirm that the sale price that can be realised through the public market for the Transferor Excess Shares is equal to the value of the Transferor Excess Shares. The independent expert shall be selected by the company. In addition, if (i) the common shares are no longer admitted to trading on a regulated market or multilateral trading facility, as referred to in Section 1:1 WFT or an exchange or system of a non-member state that is comparable to a regulated market or multilateral trading facility or (ii) the Transferor prefers to engage the company in the disposal process, a Transferor may request the company to assist that Transferor in connection with the disposal of the Transferor Excess Shares. Upon receipt of such request, the company shall be authorized to engage one or more professionals (including, without limitation, brokers and placement agents) in connection with such proposed disposal of the Transferor Excess Shares. The company shall designate within a period of three (3) months following the request of the Transferor one or more candidate purchaser (gegadigde) as referred to Section 2:87b(2) DCC (which may include the company) that are willing to acquire the Transferor Excess Shares for a price equal to the value of the Transferor Excess Shares determined by one or more independent experts selected by the company.
16.6    For the purpose of Article 16.2 the reference to "written" also includes the posting of a notice on the company's website.
17.    Exemption
17.1    Articles 15, 16, 17 and 18 shall lapse following a resolution passed to that effect by the meeting of holders of common shares with a majority of at least two-thirds of the votes cast (for the avoidance of doubt, without giving effect to any votes exercisable through special voting shares).
17.2    Articles 15, 16, 17 and 18 shall lapse if a Person has made a public offer for the common shares, in accordance with applicable laws, and acquired more than fifty percent (50%) of the issued common shares as a result of such public offer. The percentage referred to in the previous sentence shall be deemed to include any common shares already held by such Person taken together with its Affiliates.
18.    Legal title shareholder voting restrictions
18.1    In this Article 18, the following words shall have the following meanings:
Excess Shareholder: a Person that, alone or together with any Person Acting in Concert with him, may be able to exercise, directly or indirectly, voting rights on shares at a general meeting reaching or exceeding the Maximum Voting Threshold for that general meeting;
Excess Shareholder Shares: shares that are part of the Interest of an Excess Shareholder that qualify as Excess Shares (as defined in Article 16.2) of that Excess Shareholder;
Legal Title Excess Shareholder: a shareholder holding common shares that qualify as Excess Shareholder Shares;
LTES Suspended Rights: has the meaning ascribed to it in Article 18.4; and
LTES Voting Restriction Notice: has the meaning ascribed to it in Article 18.3.

18.2    A shareholder is not allowed to be a Legal Title Excess Shareholder.
18.3    If a shareholder qualifies as a Legal Title Excess Shareholder, the Company may issue a voting restriction notice to such Legal Title Excess Shareholder (the "LTES Voting Restriction Notice").
18.4    Upon receipt of the Voting Restriction Notice by a Legal Title Excess Shareholder, the right of that Legal Title Excess Shareholder to attend and vote at general meetings with respect to the common shares that qualify as Excess Shareholder Shares shall automatically be suspended (the suspended rights, the "LTES Suspended Rights").
18.5    Once the relevant Legal Title Excess Shareholder has complied with his obligations under Article 18.2, as determined by the company, the LTES Suspended Rights will resume as of such moment.
18.6    The company shall be entitled to take all appropriate actions to ensure that the suspension of the LTES Suspended Rights is effective until the LTES Suspended Rights resume in accordance with Article 18.5.
19.    Board of Directors: appointment, suspension and dismissal
19.1    The company shall have a Board of Directors, consisting of three (3) or more Directors, comprising both Directors having responsibility for the day-to-day management of the company (executive Directors) and Directors not having such day-to-day responsibility (non-executive Directors), in each case subject to the allocation of tasks among executive Directors and non-executive Directors in accordance with article 20.3. The Board of Directors as a whole will be responsible for the strategy of the company. The majority of the Directors shall consist of non-executive Directors.
19.2    Subject to Articles 19.1 and 19.3, the Board of Directors shall determine the number of Directors.
19.3    The general meeting shall appoint the Directors and takes into account the following, subject to Articles 19.5, 19.6 and 19.7:
(a)    two (2) Directors shall be appointed upon a binding nomination by Exor, provided that if, (i) Exor and its Reference Affiliates jointly hold less than eight percent (8%) but no less than five percent (5%) of the issued and outstanding common shares, one (1) Director shall be appointed upon a binding nomination by Exor and (ii) Exor and its Reference Affiliates jointly hold less than five percent (5%) of the issued and outstanding common shares, Exor shall not have a right to make any binding nomination of Directors and the rights of Exor under this Article 19.3(a) shall lapse;
(b)    one (1) Director shall be appointed upon a binding nomination by EPF/FFP, provided that if, within six (6) years after the Effective Date or on the sixth (6th) anniversary of the Effective Date, (i) EPF, FFP and their respective Reference Affiliates jointly hold eight percent (8%) or more of the issued and outstanding common shares and (ii) the rights of Bpifrance under Articles 19.3(c) and 19.3(d) have lapsed, two (2) Directors shall be appointed upon a binding nomination by EPF/FFP and provided further that if, (A) EPF, FFP and their respective Reference Affiliates jointly cease to hold eight percent (8%) or more, but still hold no less than five percent (5%) of the issued and outstanding common shares, one (1) Director shall be appointed upon a binding nomination by EPF/FFP and (B) EPF, FFP and their respective Reference Affiliates jointly hold less than five percent (5%) of the issued and outstanding common shares, EPF/FFP shall not have a right to make any binding nomination of Directors and the rights of EPF/FFP under this Article 19.3(b) shall lapse;
(c)    one (1) Director shall be appointed upon a binding nomination by Bpifrance, provided that if, Bpifrance and its Reference Affiliates jointly hold less than five percent (5%) of the issued and outstanding common shares, Bpifrance shall not have a right to make any binding nomination of Directors and the rights of Bpifrance under this Article 19.3(c) shall lapse;
(d)    one (1) Director shall be appointed upon a binding nomination by (i) EPF/FFP, provided that EPF, FFP and their Reference Affiliates jointly hold more than four percent (4%) but less than five percent (5%) of the issued and outstanding common shares or (ii) Bpifrance, provided that Bpifrance and its Reference Affiliates jointly hold more than four percent (4%) but less than five percent (5%) of the issued and outstanding common shares, if:
(a)(i) the rights of EPF/FFP under Article 19.3(b) or (ii) the rights of Bpifrance under Article 19.3(c) have not lapsed; and

(b)EPF/FFP, Bpifrance and their respective Reference Affiliates jointly hold eight percent (8%) or more of the issued and outstanding common shares, provided that, while a director is nominated by Bpifrance pursuant to this Article 19.3(d), EPF/FFP shall not have the right to nominate a second director pursuant to Article 19.3(b). For the avoidance of doubt, if on the sixth (6th) anniversary of the Effective Date, the conditions set forth in Article 19.3(b) are satisfied, EPF/FFP shall be entitled to nominate a second director in replacement of the Bpifrance nominee in accordance with Article 19.3(b); and
(e)    two (2) non-executive Directors shall be appointed upon a nomination by the Global Works Council for a term of four (4) years starting from the Effective Date. In the event of a vacancy during the term referred to in the previous sentence, the Global Works Council may make a nomination for a person to fill the vacancy for the remainder of the term aforementioned.
19.4    Upon written request of the company, and in order to make the binding nominations, each Person as referred to under Article 19.3(a) up to 19.3(d) must - within ten (10) days upon written request of the company, which request must be received by the Person concerned at least fifteen (15) days prior to the deadline for making a binding nomination - provide the Board of Directors with:
(a)documentation evidencing the ownership of common shares by the Person concerned and its Reference Affiliates (and, in case of EPF, FFP and their Reference Affiliates), if and to the extent the common shares of that Person or Reference Affiliates are not registered in the shareholders register or Loyalty Register of the company in the name of that Person or Reference Affiliate; and
(b)such other information and/or documentation which the company may reasonably request in order to ascertain that a Person is indeed a Reference Affiliate of the Person concerned as well as the nature of the interest in the common shares held by the Person concerned and its Reference Affiliates.
For as long as the Person concerned has not complied with providing the information referred to under this Article 19.4, the right to make a binding nomination for the appointment of one or more Directors shall be suspended. If the previous sentence applies, the Board of Directors shall make a binding nomination in lieu of the Persons listed in Article 19.3.
19.5    The binding nomination right of a Person as referred to under Article 19.3(a) up to 19.3(d) lapses upon a Change of Control of such Person.
19.6    If a Person and its Reference Affiliates (and, in case of EPF, FFP and their Reference Affiliates) no longer reach the relevant threshold(s) as referred to under Article 19.3(a) up to 19.3(d) as a result of any event or series of events (including any issue of new shares) other than a transfer (including transfer under universal title) of common shares held by such Person or its Reference Affiliates (and, in case of EPF, FFP and their Reference Affiliates) such event or series of events shall be disregarded for the purpose of determining whether that Person reaches the relevant threshold(s).
    The binding nomination right of Bpifrance or EPF/FFP, if applicable, as referred to in Article 19.3(d) shall lapse six (6) years after the Effective Date.
19.7    Once lapsed in accordance with this Article 19, the binding nomination right of a Person as referred to under Article 19.3(a) up to 19.3(d) cannot be reinstated.
19.8     The general meeting may at all times overrule a binding nomination for the appointment of a Director by a two-thirds majority of the votes cast, with such two-thirds majority of the votes cast representing more than half of the issued share capital. If the nomination comprises one candidate for a vacancy, a resolution concerning the nomination shall result in the appointment of the candidate, unless the nomination is overruled. A second meeting as referred to in Section 2:120(3) DCC cannot be convened. Each time a binding nomination is overruled, the relevant shareholder(s) of the company, as referred to under Article 19.3(a) up to 19.3(d), or the Board of Directors, as the case may be, may make a new binding nomination for such vacancy.

19.9    The general meeting shall at all times have power to suspend or to dismiss any Director. A resolution of the general meeting to suspend or dismiss a Director appointed upon a binding nomination shall require a majority of at least two-thirds of the votes cast, with such two-thirds majority of the votes cast representing more than half of the issued share capital, unless the Person who made the binding nomination for such director supports the suspension or dismissal (as the case may be). A second meeting as referred to in Section 2:120(3) of the Dutch Civil Code cannot be convened.
19.10    Without prejudice to Article 19.3(e) and the second sentence of this Article 19.10, the term of office of Directors will be for a period of two (2) years, provided however that unless such Director has resigned at an earlier date the term of office shall lapse immediately after the close of the first annual general meeting held after two (2) years have lapsed since his appointment. By a resolution of the general meeting, at the proposal of the Board of Directors, the period of two (2) years referred to in the preceding sentence may be deviated from.
    A Director appointed upon a binding nomination by a Person as referred to under Article 19.3(a) up to 19.3(d) will resign at the earlier of (i) the end of the term referred to in the previous sentence, (ii) ten (10) days after the date that Person and its Reference Affiliates (and, in case of EPF, FFP and their Reference Affiliates) no longer reach the relevant threshold(s) as referred to under Article 19.3(a) up to 19.3(c) or (iii) only with respect to a Director appointed upon a binding nomination as referred to under Article 19.3(d), six years after the Effective Date.
    If as a result of resignations or other reasons the majority of the Directors appointed is no longer in office, a general meeting will be convened on an urgent basis by the Directors still in office for the purpose of appointing new Directors. In such case, the term of office of all Directors in office that are not reappointed at that general meeting will be deemed to have expired at the end of the relevant meeting. Each Director may be reappointed for an unlimited number of terms.
19.11    The company shall have a policy in respect of the remuneration of the Directors. Such remuneration policy shall be adopted by the general meeting with an absolute majority of the votes cast.
19.12    With due observation of the remuneration policy referred to in Article 19.11 and the provisions of law, including those in respect of allocation of responsibilities between executive and non-executive Directors, the Board of Directors may determine the remuneration for the Directors in respect of the performance of their duties, provided that nothing therein contained shall preclude any Directors from serving the company or any subsidiary or related company thereof in any other capacity and receiving compensation therefor and provided further that the executive Directors may not participate in the decision-making regarding the determination of the remuneration for the executive Directors.
19.13    The Board of Directors shall submit to the general meeting for its approval plans to award shares or the right to subscribe for shares. The plans shall at least set out the number of shares and rights to subscribe for shares that may be awarded to the Board of Directors and the criteria that shall apply to the award or any change thereto.
19.14    Failure to obtain the approval of the general meeting required under Article 19.13 shall not affect the powers of representation of the Board of Directors.
20.    Management, regulations and decision-making
20.1    The Board of Directors shall exercise its duties, including but not limited to the oversight of the company, subject to the limitations contained in these Articles of Association.
20.2    The chairman of the Board of Directors as referred to by law shall be a non-executive Director and shall have the title Senior Independent Director. The Board of Directors may grant other titles to the Directors. The Board of Directors may furthermore appoint or delegate the appointment of a Secretary, who need not be selected from among the Directors.
20.3    The Board of Directors shall draw up board regulations to deal with matters that concern the Board of Directors internally.
    The regulations shall include an allocation of tasks amongst the executive Directors and non-executive Directors and may provide for general or specific delegation of powers.
    The regulations shall contain provisions concerning the manner in which meetings of the Board of Directors are called and held, including the decision-making process. Subject to Article 2.3, these regulations may provide that meetings may be held by telephone conference or video conference, provided that all participating Directors can follow the proceedings and participate in real time discussion of the items on the agenda.

20.4    The Board of Directors can only adopt valid resolutions when the majority of the Directors in office shall be present or represented at the meeting of the Board of Directors.
20.5    A Director may be represented by a co-Director if authorized in writing; provided that a Director may not act as proxy for more than one co-Director.
20.6    All resolutions shall be adopted by the favorable vote of the majority of the Directors present or represented at the meeting, unless provided otherwise in the regulations. Each Director shall have one (1) vote.
20.7    The Board of Directors shall be authorized to adopt resolutions without convening a meeting if all Directors shall have expressed their opinions in writing, unless one or more Directors shall object in writing to the resolution being adopted in this way prior to the adoption of the resolution.
20.8    The Board of Directors requires the approval of the general meeting for resolutions concerning an important change in the company's identity or character, including in any case:
(a)the transfer to a third party of the business of the company or practically the entire business of the company;
(b)the entry into or breaking off of any long-term cooperation of the company or a subsidiary with another legal entity or company or as a fully liable partner of a general partnership or limited partnership, where such entry or breaking off is of far-reaching importance to the company; and
(c)the acquisition or disposal by the company or a subsidiary of an interest in the share capital of a company with a value of at least one/third (1/3) of the company's assets according to the consolidated balance sheet with explanatory notes included in the last adopted annual accounts of the company.
20.9    Failure to obtain the approval required under Article 20.8 shall not affect the powers of representation of the Board of Directors.
20.10    In the event of receipt by the Board of Directors of a third party offer to acquire a business or one or more subsidiaries for an amount in excess of the threshold referred to in Article 20.8(c), the Board of Directors shall, if and when such bid is made public, at its earliest convenience or otherwise in compliance with applicable law issue a public position statement in respect of such offer.
20.11    Subject to Article 19.10, if the office(s) of one or more Directors be vacated or if one or more Directors be otherwise unavailable, the remaining Directors or the remaining Director shall have the full power of the Board of Directors without interruption, provided however that in such event the Board of Directors shall have power to designate one or more Persons to temporarily assist the remaining Director(s) to manage the company. If the offices of all Directors be vacated or if all Directors be otherwise unable to act, the management shall temporarily be vested in the Person or Persons whom the general meeting shall appoint for that purpose.
20.12    A Director shall not participate in deliberations and the decision-making process in the event of a direct or indirect personal conflict of interest between that Director and the company and the enterprise connected with it. If there is such personal conflict of interest in respect of all Directors, the preceding sentence does not apply and the Board of Directors shall maintain its authority, subject to the approval of the general meeting.
21.    Committees
21.1    The Board of Directors shall have power to appoint any committees, composed of Directors and officers of the company and of group companies.
21.2    The Board of Directors shall determine the specific functions, tasks and procedures, as well as the duration of any of the committees referred to in this Article 21.
22.    Representation
22.1    The general authority to represent the company shall be vested in the Board of Directors and the Chief Executive Officer acting individually.
22.2    The Board of Directors or the Chief Executive Officer may also confer authority to represent the company, jointly or severally, to one or more individuals (procuratiehouders) who would thereby be granted powers of representation with respect to such acts or categories of acts as the Board of Directors or the Chief Executive Officer may determine and shall notify to the Dutch trade register. Such authority may be revoked provided that any authority conferred by the Board of Directors may be revoked only by the Board of Directors.
23.    Indemnity

23.1    The company shall indemnify any and all of its Directors, officers, former Directors, former officers (including former directors and officers of Peugeot S.A., which has merged into the company) and any Person who may have served at its request as a director or officer of another company in which it owns shares or of which it is a creditor, who were or are made a party or are threatened to be made a party to or are involved in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative (each a Proceeding), or any appeal in such a Proceeding or any inquiry or investigation that could lead to such a Proceeding, against any and all liabilities, damages, reasonable and documented expenses (including reasonably incurred and substantiated attorneys’ fees), financial effects of judgments, fines, penalties (including excise and similar taxes and punitive damages) and amounts paid in settlement in connection with such Proceeding by any of them. Such indemnification shall not be deemed exclusive of any other rights to which those indemnified may be entitled otherwise.
23.2    Indemnification under this Article 23 shall continue as to any Person who has ceased to serve in the capacity which initially entitled such Person to indemnity under Article 23.1 related to and arising from such Person's activities while acting in such capacity. No amendment, modification or repeal of this Article 23 shall have the effect of limiting or denying any such rights with respect to actions taken or Proceedings arising prior to any such amendment, modification or repeal.
23.3    Notwithstanding Article 23.1 hereof, no indemnification shall be made in respect of any claim, issue or matter as to which such Person shall be adjudged by the competent court or, in the event of arbitration, by an arbiter, in a final and non-appealable decision, to be liable for gross negligence or wilful misconduct in the performance of such Person’s duty to the company.
23.4    The right to indemnification conferred in this Article 23 shall include a right to be paid or reimbursed by the company for any and all reasonable and documented expenses incurred by any Person entitled to be indemnified under this Article 23 who was, or is threatened, to be made a named defendant or respondent in a Proceeding in advance of the final disposition of the Proceeding and without any determination as to such Person's ultimate entitlement to indemnification; provided, however, that such Person shall undertake to repay all amounts so advanced if it shall ultimately be determined that such Person is not entitled to be indemnified under this Article 23.
24.    General meeting
24.1    At least one (1) general meeting shall be held every year, which meeting shall be held within six (6) months after the close of the financial year.
24.2    Furthermore, general meetings shall be held in the case referred to in Section 2:108a DCC and as often as the Board of Directors, the Chairman, the Senior Independent Director or the Chief Executive Officer deems it necessary to hold them, without prejudice to what has been provided in Article 24.3.
24.3    Shareholders solely or jointly representing at least ten percent (10%) of the issued share capital may request the Board of Directors, in writing, to call a general meeting, stating the matters to be dealt with.
    If the Board of Directors fails to call a meeting, then such shareholders may, on their application, be authorized by the interim provisions judge of the court (voorzieningenrechter van de rechtbank) to convene a general meeting. The interim provisions judge shall reject the application if he is not satisfied that the applicants have previously requested the Board of Directors in writing, stating the exact subjects to be discussed, to convene a general meeting.
24.4    General meetings shall be held in Amsterdam or Haarlemmermeer (Schiphol Airport), the Netherlands, and shall be called by the Board of Directors, the Chairman, the Senior Independent Director or the Chief Executive Officer, in such manner as is required to comply with the law and the applicable stock exchange regulations, no later than on the forty-second (42nd) day before the day of the meeting.
24.5    All convocations of general meetings and all announcements, notifications and communications to shareholders and other Persons entitled to attend the meeting shall be made by means of an announcement on the company’s corporate website and such announcement shall remain accessible until the relevant general meeting. Any communication to be addressed to the general meeting by virtue of law or these Articles of Association, may be either included in the notice, referred to in the preceding sentence or, to the extent provided for in such notice, on the company’s corporate website and/or in a document made available for inspection at the office of the company and such other place(s) as the Board of Directors shall determine.

24.6    In addition to Article 24.5, convocations of general meetings may be sent to shareholders and other Persons entitled to attend the meeting through the use of an electronic means of communication to the address provided by such shareholders and other Persons to the company for this purpose.
24.7    The notice shall state the place, date and hour of the meeting and the agenda of the meeting as well as the other data required by law.
24.8    An item proposed in writing by such number of shareholders and other Persons entitled to attend the meeting who, by law, are entitled to make such proposal, shall be included in the notice or shall be announced in a manner similar to the announcement of the notice, provided that the company has received the relevant request or a proposed resolution, including the reasons for putting the relevant item on the agenda, no later than on the sixtieth (60th) day before the day of the meeting.
24.9    The agenda of the annual general meeting shall contain, inter alia, the following items:
(a)non-binding advisory vote on the remuneration report;
(b)adoption of the annual accounts;
(c)granting of discharge to the Directors in respect of the performance of their duties in the relevant financial year;
(d)if applicable, the appointment of Directors;
(e)discussion of the policy of the company on additions to reserves and on dividends, if any;
(f)if applicable, the proposal to pay a dividend;
(g)if applicable, discussion of any substantial change in the corporate governance structure of the company; and
(h)any matters decided upon by the Person(s) convening the meeting and any matters placed on the agenda with due observance of Article 24.8.
24.10    The Board of Directors shall provide the general meeting with all requested information, unless this would be contrary to an overriding interest of the company. If the Board of Directors invokes an overriding interest, it must give reasons.
24.11    If a right of approval is granted to the general meeting by law or these Articles of Association (for instance as referred to in Article 19.13 and Article 20.8) or the Board of Directors requests a delegation of powers or authorization (for instance as referred to in Article 7), the Board of Directors shall inform the general meeting by means of a circular or explanatory notes to the agenda of all facts and circumstances relevant to the approval, delegation or authorization to be granted.
24.12    For the purpose of Articles 24 and 26, Persons with the right to vote or attend meetings shall be considered those Persons who have these rights at the twenty-eighth day prior to the day of the meeting (the "Record Date") and are registered as such in a register to be designated by the Board of Directors for such purpose, irrespective whether they will have these rights at the date of the meeting (each such Person with the right to vote (including, for the avoidance of doubt, a shareholder with voting rights), a "Person with Voting Rights"). In addition to the Record Date, the notice of the meeting shall further state the manner in which shareholders and other Persons entitled to attend the meeting may have themselves registered, the Final Registration Date for that general meeting and the manner in which the right to vote or attend the meeting can be exercised.
24.13    If a proposal to amend these Articles of Association is to be dealt with, a copy of that proposal, in which the proposed amendments are stated verbatim, shall be made available for inspection to the shareholders and other Persons entitled to attend the meeting, at the office of the company and on the website of the company, as from the day the general meeting is called until after the close of that meeting. Upon request, each of them shall be entitled to obtain a copy thereof, without charge.
25.    Meetings of holders of shares of a specific class
25.1    Meetings of holders of a specific class must be held as frequently and whenever such a meeting is required by virtue of any statutory regulation or any regulation in these Articles of Association.
25.2    In deviation of Article 24.4, meetings of holders of a specific class may be convened no later than on the sixth (6th) day before the day of the meeting.
25.3    The provisions of Article 24, except for Articles 24.1, 24.4 (when it concerns the notice period), 24.8 and 24.9 apply mutatis mutandis to the meeting of holders of shares of a specific class.
26.    Chairman, minutes, rights, admittance and voting

26.1    The general meeting shall be presided over by the Chairman or, in his absence, by the Senior Independent Director, or in the absence of both the Chairman and the Senior Independent Director, by the Person chosen by the Board of Directors to act as chairman for such meeting.
26.2    One of the Persons present designated for that purpose by the chairman of the meeting shall act as secretary of the meeting and take minutes of the business transacted. The minutes shall be adopted by the chairman of the meeting and the secretary of the meeting and signed by them in witness thereof.
26.3    The minutes of the general meeting shall be made available, on request, to the shareholders no later than three (3) months after the end of the meeting, after which the shareholders shall have the opportunity to react to the minutes in the following three (3) months. The minutes shall then be adopted in the manner as described in Article 26.2.
26.4    If an official notarial record is made of the business transacted at the meeting then minutes need not be drawn up and it shall suffice that the official notarial record be signed by the notary.
26.5    As a prerequisite to attending the meeting and, to the extent applicable, exercising voting rights, the shareholders and other Persons entitled to attend the meeting shall be obliged to inform the Board of Directors in writing within the time frame mentioned in the convening notice. At the latest this notice must be received by the Board of Directors on the day mentioned in the convening notice.
26.6    Shareholders and other Persons entitled to attend the meetings may procure to be represented at any meeting by a proxy duly authorized in writing, provided they shall notify the company in writing of their wish to be represented at such time and place as shall be stated in the notice of the meetings. For the avoidance of doubt, such attorney is also authorized in writing if the proxy is documented electronically. The Board of Directors may determine further rules concerning the deposit of the powers of attorney; these shall be mentioned in the notice of the meeting.
26.7    The chairman of the meeting shall decide on the admittance to the meeting of Persons other than those who are entitled to attend.
26.8    For each general meeting, the Board of Directors may decide that shareholders and other Persons entitled to attend the meeting shall be entitled to attend, address and exercise voting rights at such meeting through the use of electronic means of communication, provided that shareholders and other Persons who participate in the meeting are capable of being identified through the electronic means of communication and have direct cognizance of the discussions at the meeting and the exercising of voting rights (if applicable). The Board of Directors may set requirements for the use of electronic means of communication and state these in the convening notice. Furthermore, the Board of Directors may for each general meeting decide that votes cast by the use of electronic means of communication prior to the meeting and received by the Board of Directors shall be considered to be votes cast at the meeting. Such votes may not be cast prior to the Record Date. Whether the provision of the foregoing two sentences applies and the procedure for exercising the rights referred to in that sentence shall be stated in the notice.
26.9    Prior to being allowed admittance to a meeting, a shareholder and each other Person entitled to attend the meeting, or their attorney, shall sign an attendance list, while stating his name and, to the extent applicable, the number of votes to which he is entitled. Each shareholder and other Person attending a meeting by the use of electronic means of communication and identified in accordance with Article 26.8 shall be registered on the attendance list by the Board of Directors. In the event that it concerns an attorney of a shareholder or another Person entitled to attend the meeting, the name(s) of the Person(s) on whose behalf the attorney is acting, shall also be stated. The chairman of the meeting may decide that the attendance list must also be signed by other Persons present at the meeting.
26.10    The chairman of the meeting may determine the time for which shareholders and others entitled to attend the general meeting may speak if he considers this desirable with a view to the order by conduct of the meeting as well as other procedures that the chairman considers desirable for the efficient and orderly conduct of the business of the meeting.
26.11    Every share (whether common or special voting) shall confer the right to cast one (1) vote.
    Shares in respect of which the law determines that no votes may be cast shall be disregarded for the purposes of determining the proportion of shareholders voting, present or represented or the proportion of the share capital present or represented.
26.12    All resolutions shall be passed with an absolute majority of the votes validly cast unless otherwise specified in these Articles of Association or the DCC.

    Blank votes shall not be counted as votes cast.
26.13    All votes shall be cast in writing or electronically. The chairman of the meeting may, however, determine that voting by raising hands or in another manner shall be permitted.
26.14    Voting by acclamation shall be permitted if none of the shareholders present or represented objects.
26.15    No voting rights shall be exercised in the general meeting for shares or depositary receipts thereof owned by the company or by a subsidiary. Pledgees and usufructuaries of shares owned by the company and its subsidiaries shall however not be excluded from exercising their voting rights, if the right of pledge or usufruct was created before the shares were owned by the company or a subsidiary. Neither the company nor any of its subsidiaries may exercise voting rights for shares in respect of which it holds a right of pledge or usufruct.
26.16    Without prejudice to the other provisions of this Article 26, the company shall determine for each resolution passed:
(a)the number of shares on which valid votes have been cast;
(b)the percentage that the number of shares as referred to under (a) represents in the issued share capital;
(c)the aggregate number of votes validly cast; and
(d)the aggregate number of votes cast in favour of and against a resolution, as well as the number of abstentions.
27.    Audit
27.1    The general meeting shall appoint an accountant to examine the annual accounts drawn up by the Board of Directors, to report thereon to the Board of Directors, and to express an opinion with regard thereto.
27.2    If the general meeting fails to appoint the accountant as referred to in Article 27.1, this appointment shall be made by the Board of Directors.
27.3    To the extent permitted by law, the appointment provided for in Article 27.1 may be cancelled by the general meeting and if the appointment has been made by the Board of Directors, by the Board of Directors.
27.4    If present, the accountant may be questioned by the general meeting in relation to the accountant’s statement on the fairness of the annual accounts. The accountant shall therefore be invited to attend the general meeting convened for the adoption of the annual accounts.
28.    Financial year, annual accounts and distribution of profits
28.1    The financial year of the company shall coincide with the calendar year.
28.2    The Board of Directors shall annually close the books of the company as at the last day of every financial year and shall within four (4) months thereafter draw up annual accounts consisting of a balance sheet, a profit and loss account and explanatory notes. Within such four (4) month period the Board of Directors shall publish the annual accounts, including the accountant’s certificate, the management report and any other information that would need to be made public in accordance with the applicable provisions of law and the requirements of any stock exchange on which common shares are listed.
28.3    The company shall publish its annual accounts and management report and the other documents referred to in Section 2:392 DCC in the English language and in accordance with Section 2:394 DCC.
28.4    If it is justified in view of the activities of the company or the international structure of its group, as determined by the Board of Directors, the company’s annual accounts or its consolidated accounts may be prepared in a foreign currency.
28.5    The annual accounts shall be signed by all the Directors; should any signature be missing, then this shall be mentioned in the annual accounts, stating the reason.
28.6    The company shall ensure that the annual accounts, the management report and the other data referred to in Article 28.2 are available at its office as from the date on which the general meeting at which they are intended to be dealt with is called, as well as on the website of the company. The shareholders and those entitled to attend general meetings shall be permitted to inspect these documents at the company’s office and to obtain copies thereof free of charge.
28.7    The general meeting shall adopt the annual accounts.
29.    Reserves and profits

29.1    The company shall maintain a special capital reserve to be credited against the share premium reserve exclusively for the purpose of facilitating any issuance or cancellation of special voting shares (the “special capital reserve”). Without prejudice to the next sentence, no distribution shall be made from the special capital reserve. The Board of Directors shall be authorized to resolve upon (i) any distribution out of the special capital reserve to pay up special voting shares or (ii) re-allocation of amounts to credit or debit the special capital reserve against or in favour of the share premium reserve.
29.2    The company shall maintain a separate dividend reserve for the special voting shares (the “special voting shares dividend reserve”). The special voting shares shall not carry any entitlement to any other reserve of the company. Distributions from the special voting shares dividend reserve shall be made exclusively to the holders of special voting shares in proportion to the aggregate nominal value of their special voting shares. Any distribution out of the special voting shares dividend reserve or the partial or full release of such reserve will require a prior proposal from the Board of Directors and a subsequent resolution of the meeting of holders of special voting shares.
29.3    From the profits, shown in the annual accounts, as adopted, such amounts shall be reserved as the Board of Directors may determine.
29.4    The profits remaining thereafter shall first be applied to allocate and add to the special voting shares dividend reserve an amount equal to one percent (1%) of the aggregate nominal value of all special voting shares outstanding at the end of the financial year to which the annual accounts pertain. The calculation of the amount to be allocated and added to the special voting shares dividend reserve shall occur on a time-proportionate basis. If special voting shares are issued during the financial year to which the allocation and addition pertains, then the amount to be allocated and added to the special voting shares dividend reserve in respect of these newly issued special voting shares shall be calculated as from the date on which such special voting shares were issued until the last day of the financial year concerned. The special voting shares shall not carry any other entitlement to the profits.
29.5    Any profits remaining thereafter shall be at the disposal of the general meeting for distribution of profits on the common shares only, subject to the provision of Article 29.6.
29.6    The distribution of profits shall be made after the adoption of the annual accounts, from which it appears that the same is permitted.
29.7    The company shall only have power to make distributions to shareholders and other Persons entitled to distributions to the extent the company's equity exceeds the sum of the paid in and called up part of the share capital and the reserves that must be maintained pursuant to Dutch law and these Articles of Association. No distribution of profits or other distributions may be made to the company itself for shares that the company holds in its own share capital.
29.8    The Board of Directors, or the general meeting upon a proposal of the Board of Directors, may resolve to make distributions from the company's share premium reserve or from any other reserve (other than the special capital reserve, to which Article 29.1 applies), provided that payments from the reserves other than the special voting shares dividend reserve may only be made to the holders of common shares.
29.9    The Board of Directors may resolve to make one or more interim distributions, provided that the requirements of Article 29.7 are duly observed as evidenced by an interim statement of assets and liabilities as referred to in Section 2:105 paragraph 4 DCC, taking into account Article 29.4. The provisions of Articles 29.2 and 29.3 shall apply mutatis mutandis.
29.10    The Board of Directors, or the general meeting upon a proposal of the Board of Directors, may resolve that distributions shall be made other than in cash, including, without limitation, in the form of common shares or shares in another listed company, provided that, in case of a distribution of common shares, the Board of Directors is designated as the body competent to pass a resolution for the issuance of common shares in accordance with Article 7. The Board of Directors may also resolve that distributions will be made payable either in euro or in another currency.
29.11    Distributions of profits and other distributions shall be made payable in the manner and at such date(s) and notice thereof shall be given as the Board of Directors, or the general meeting upon a proposal of the Board of Directors shall determine.
29.12    Distributions of profits and other distributions, which have not been collected within five (5) years and one (1) day after the same have become payable, shall become the property of the company.
30.    Amendment of the Articles of Association

30.1    A resolution to amend these Articles of Association can only be passed by the general meeting pursuant to a prior proposal of the Board of Directors with an absolute majority of the votes cast, provided that a resolution to amend Articles 2.2 or 2.3 of these Articles of Association shall require a majority of at least two-thirds of the votes cast.
30.2    A specific right of Exor, EPF/FFP, and/or Bpifrance, as the case may be, set out in these Articles of Association, cannot be amended without the prior written approval of Exor, EPF/FFP, and/or Bpifrance, as the case may be, until the date such right has lapsed as described in these Articles of Association. For so long as any of Exor, EPF/FFP, or Bpifrance benefits from any specific right under these Articles of Association, any amendment of this Article 30.2 shall require its prior written consent.
31.    Dissolution and winding-up
31.1    A resolution to dissolve the company can only be passed by a general meeting pursuant to a prior proposal of the Board of Directors. In the event a resolution is passed to dissolve the company, the Directors shall become liquidators (vereffenaars) of the dissolved company’s property, unless the general meeting resolves otherwise.
31.2    The general meeting shall appoint and decide on the remuneration of the liquidators.
31.3    Until the winding-up of the company has been completed, these Articles of Association shall to the extent possible, remain in full force and effect.
31.4    Whatever remains of the company's equity after all its debts have been discharged:
(a)shall first be applied to distribute the aggregate balance of the share premium reserve and other reserves other than the special voting shares dividend reserve of the company to the holders of common shares in proportion to the aggregate nominal value of the common shares held by each of them;
(b)secondly, from any balance remaining, an amount equal to the aggregate amount of the nominal value of the common shares will be distributed to the holders of common shares in proportion to the aggregate nominal value of common shares held by each of them;
(c)thirdly, from any balance remaining, an amount equal to the aggregate amount of the special voting shares dividend reserve will be distributed to the holders of special voting shares in proportion to the aggregate nominal value of the special voting shares held by each of them;
(d)    fourthly, from any balance remaining, the aggregate amount of the nominal value of the special voting shares will be distributed to the holders of special voting shares in proportion to the aggregate nominal value of the special voting shares held by each of them; and
(e)    lastly, the balance remaining will be distributed to the holders of the common shares in proportion to the aggregate nominal value of common shares held by each of them.
31.5    After the company has ceased to exist the books and records of the company shall remain in the custody of the Person designated for that purpose by the liquidators for the period provided by law.
31.6    The liquidation shall be subject to the relevant provisions of Book 2, Title 1, DCC.
32.    Transitional provision regarding the authorised share capital
Until the Board of Directors has deposited a declaration at the Dutch Trade Register that the class B special voting shares held by the Company on the Effective Date have been cancelled, Article 4.1 will read as follows:
4.1    The authorized share capital of the company amounts to ninety million euro (EUR 90,000,000), divided into four billion five hundred million (4,500,000,000) common shares with a nominal value of one eurocent (EUR 0.01) each, four billion and fifty million (4,050,000,000) class A special voting shares with a nominal value of one eurocent (EUR 0.01) each and four hundred and fifty million (450,000,000) class B special voting shares with a nominal value of one eurocent (EUR 0.01) each.
33.    Transitional provision regarding the issue of shares and exclusion or limitation of pre-emptive rights
For a period of three (3) years effective as per the Effective Date, Articles 7.1 and 8.10 will read as follows:

7.1     The general meeting or alternatively the Board of Directors, if it has previously been designated to do so by the general meeting, shall have authority to resolve on any issuance of shares. For a period of three (3) years effective as per the Effective Date, the Board of Directors shall irrevocably be authorized to issue common shares or to grant rights to subscribe for common shares up to in aggregate (i) ten percent (10%) of the issued common shares for general corporate purposes as of the Effective Date, plus (ii) an additional ten percent (10%) of the issued common shares as of such date, if the issuance and/or the granting of rights to subscribe for common shares occurs in connection with of the acquisition of an enterprise or a corporation, or, if such issuance and/or the granting of rights to subscribe for common shares is otherwise necessary in the opinion of the Board of Directors.
8.10    For a period of three (3) years as of the Effective Date, the Board of Directors shall irrevocably be authorized to limit or exclude the right of pre-emption as set out in this Article 8 (including Article 8.9) in connection with the authorization of the Board of Directors as set out in Article 7.1.
34.    Transitional provision regarding the composition of the Board of Directors
Articles 19.3(a), 19.3(b) and 19.3(c) must be interpreted taking into account the following:
19.3(a)    If Exor and its Reference Affiliates jointly held less than five percent (5%) of the issued and outstanding common shares at the Effective Date, Exor shall not have any rights under Article 19.3(a).
19.3(b)    If EPF, FFP and their respective Reference Affiliates jointly held less than five percent (5%) of the issued and outstanding common shares at the Effective Date, EPF/FFP shall not have any rights under Article 19.3(b).
19.3(c)    If Bpifrance and its Reference Affiliates jointly held less than five percent (5%) of the issued and outstanding common shares at the Effective Date, Bpifrance shall not have any rights under Article 19.3(c).
35.    Transitional provision regarding the composition of the Board of Directors
Until the Board of Directors has deposited a declaration at the Dutch Trade Register that the Global Works Council has been installed, Article 19.3(e) will read as follows:
19.3(e)    two (2) non-executive Directors shall be appointed upon nomination through a process involving one or more bodies representing the Stellantis N.V. employees, as determined by the Board of Directors, each for a term of four (4) years as of the Effective Date. In the event of a vacancy during the term referred to in the previous sentence, a nomination for a person to fill the vacancy for the remainder of the aforementioned term may be made through the same process referred to in the previous sentence.

Appendix G - FORM OF STELLANTIS TERMS AND CONDITIONS OF SPECIAL VOTING SHARES
STELLANTIS N.V.
SPECIAL VOTING SHARES - TERMS AND CONDITIONS
These Terms and Conditions will apply to the issuance, allocation, acquisition, holding, repurchase and transfer of Special Voting Shares and Common Shares in the share capital of Stellantis N.V., a public company with limited liability (naamloze vennootschap) incorporated under the laws of the Netherlands, having its corporate seat in Amsterdam, the Netherlands.
1.DEFINITIONS AND INTERPRETATION
1.1    In these Terms and Conditions the following words and expressions shall have the following meanings, except if the context requires otherwise:

Agent	the bank, depositary or trust appointed by the Board from time to time and in relation to the relevant jurisdiction in which the Company’s shares are listed for trading;
Articles of Association	the articles of association of the Company as in effect from time to time;
Board	the board of directors of the Company;
Broker	the financial institution or broker at which the relevant Shareholder operates his securities account;
Business Day	a calendar day which is not a Saturday or a Sunday or a public holiday in the State of New York, France, the Netherlands or any jurisdiction in which the Company’s shares are listed for trading;
Change of Control	has the meaning set out in the Articles of Association;
Change of Control Notification	a notification to be made by a Qualifying Shareholder in respect of whom a Change of Control has occurred,

in accordance with the form annexed hereto as Exhibit E;
Class A Special Voting Shares	class A special voting shares in the share capital of the Company;
Class B Special Voting Shares	class B special voting shares in the share capital of the Company;
Common Shares	common shares in the share capital of the Company;
Company
Stellantis N.V., a public company with limited liability (naamloze vennootschap) incorporated under the laws of the Netherlands, having its corporate seat in Amsterdam, the Netherlands, and its address at [•];

Compensation Amount	has the meaning set out in clause 11.1;
Deed of Allocation	a private deed of allocation (onderhandse akte van toekenning) of Special Voting Shares, substantially in the form as annexed hereto as Exhibit B;
Deed of Withdrawal	a private deed of repurchase and transfer (onderhandse akte van inkoop en overdracht) of Special Voting Shares, substantially in the form as annexed hereto as Exhibit D;
De-Registration Form	a form to be completed by a Shareholder requesting to de-register some or all of his Common Shares from the Loyalty Register, substantially in the form as annexed hereto as Exhibit C;
De-Registration Request	has the meaning set out in clause 8.1;
DTC	the Depository Trust Company;
Effective Date	the date on which the cross border legal merger (grensoverschrijdende juridische fusie) pursuant to which PSA (as disappearing entity) has merged into the Company became effective;
Electing Common Shares	Common Shares registered in the Loyalty Register for the purpose of becoming Qualifying Common Shares in accordance with the Articles of Association;
Election Forms	a form to be completed by a Shareholder requesting the Company to register some or all of his Common Shares in the Loyalty Register, substantially in the form as annexed hereto as Exhibit A;

Loyalty Intermediary Account	any securities account designated by the Company for the purpose of keeping in custody the Common Shares registered in the Loyalty Register;
Loyalty Register	has the meaning set out in the Articles of Association;
Loyalty Transferee	has the meaning set out in the Articles of Association;
MT	Monte Titoli S.p.A., the Italian central securities depositary;
Power of Attorney
a power of attorney pursuant to which a Shareholder irrevocably authorizes and instructs the Agent to represent such Shareholder and act on such Shareholder’s behalf in connection with any issuance, allocation, acquisition, transfer and/or repurchase of any Special Voting Shares and/or Common Shares in accordance with and pursuant to these Terms and Conditions, as referred to in clause 4.3;

PSA	Peugeot S.A.;
Qualifying Common Shares
with respect to any Shareholder, the number of Electing Common Shares that has for an uninterrupted period of at least three years rightfully been registered in the Loyalty Register in the name of such Shareholder or its Loyalty Transferee(s) and continue to be so registered. For the avoidance of doubt, it is not necessary that specific Common Shares satisfy the requirements as referred to in the preceding sentence in order for a number of Common Shares to qualify as Qualifying Common Shares; accordingly, it is permissible for Common Shares to be substituted into the Loyalty Register for different Common Shares without affecting the total number of Qualifying Common Shares or the total number of Common Shares that would become Qualifying Common Shares after an uninterrupted period of at least three years after registration in the Loyalty Register, held by the Shareholder or its Loyalty Transferee(s);

Qualification Date	has the meaning as set out in clause 6.1;
Qualifying Shareholder	a holder of one or more Qualifying Common Shares;
Reference Price	the average closing price of a Common Share on the New York Stock Exchange calculated on the basis of the period of twenty trading days prior to the day of the breach as referred to in clause 11.1 or, if such day is not a Business Day, the preceding Business Day;
Regular Trading System	the system maintained and operated by DTC;
Request	has the meaning as set out in clause 4.1;
Shareholder	a holder of one or more Common Shares, excluding the SVS Foundation, if applicable;
Special Voting Shares	Class A Special Voting Shares and Class B Special Voting Shares;
SVS Foundation	Stichting Stellantis SVS; and
Terms and Conditions	the terms and conditions established by this deed as they currently read and may be amended from time to time.
1.2    In these Terms and Conditions, unless the context requires otherwise:
(a)references to a person shall be construed so as to include any individual, firm, legal entity (wherever formed or incorporated), governmental entity, joint venture, association or partnership;
(b)the headings are inserted for convenience only and shall not affect the construction of this agreement;
(c)the singular shall include the plural and vice versa;
(d)references to one gender include all genders; and
(e)references to times of the day are to local time in the relevant jurisdiction unless otherwise stated.
2    PURPOSE OF SPECIAL VOTING SHARES
The purpose of the Special Voting Shares is to reward long-term ownership of Common Shares and to promote stability of the Company’s shareholder base.
3    ROLE OF AGENT
3.1    The Agent shall on behalf of the Company and the SVS Foundation manage, organize and administer the Loyalty Register and process the issuance, allocation, acquisition, sale, repurchase and transfer of Special Voting Shares and the transfer of Common Shares in accordance with these Terms and Conditions. In this respect, the Agent will represent the Company and the SVS Foundation and process and sign on behalf of the Company and the SVS Foundation all relevant documentation in respect of the Loyalty Intermediary Account, the Loyalty Register, the Special Voting Shares and the Common Shares, including - without limitation - deeds, confirmations, acknowledgements, transfer forms and entries in the Company’s register of shareholders.

3.2    In accordance with the Power of Attorney (as referred to in clause 4.3), the Agent shall accept instructions from Shareholders to act on their behalf in connection with the issuance, allocation, acquisition, sale, repurchase and transfer of Special Voting Shares and the transfer of Common Shares in accordance with these Terms and Conditions.

3.3    The Board shall ensure that up-to-date contact details of the Agent will be published on the Company’s corporate website.
4    APPLICATION FOR SPECIAL VOTING SHARES - LOYALTY REGISTER
4.1    A Shareholder may at any time opt to become eligible for Class A Special Voting Shares by requesting the Agent, acting on behalf of the Company, to register all or some of his Common Shares in the Loyalty Register. Such a request (a Request) will need to be made by the relevant Shareholder through its Broker, by submitting (i) a duly completed Election Form and (ii) a confirmation from the relevant Shareholder’s Broker that such Shareholder holds title to the number of Common Shares included in the Request.
4.2    In respect of any number of Common Shares which are registered in the direct registration system maintained by the Agent, a Request may also be made by a Shareholder directly to the Agent, acting on behalf of the Company (i.e. not through the intermediary services of a Broker), provided, however, that the Agent may in such case set additional rules and procedures to validate any such Request, including - without limitation - the verification of the identity of the relevant Shareholder, the evidence with respect to such Shareholder’s title to the number of Common Shares, included in the Request and the authenticity of such Shareholder’s submission.
4.3    Together with the Election Form, the relevant Shareholder must submit a duly signed Power of Attorney, irrevocably instructing and authorizing the Agent to act on his behalf and to represent him in connection with the issuance, allocation, acquisition, sale, transfer and repurchase of Special Voting Shares and the transfer of a designated number of Common Shares from the Regular Trading System or to the Loyalty Intermediary Account (as applicable), and vice versa, in accordance with and pursuant to these Terms and Conditions, and to sign on behalf of the relevant Shareholder all relevant documentation in respect of the Loyalty Intermediary Account, the Loyalty Register, the Special Voting Shares and the Common Shares, including - without limitation - deeds, confirmations, acknowledgements, transfer forms and entries in the Company’s register of shareholders.
4.4    The Company and the Agent may establish an electronic registration system in order to allow for the submission of Requests by email or other electronic means of communication. The Company will publish the procedure and details of any such electronic facility, including registration instructions, on its corporate website.
4.5    Upon receipt of the Election Form, the Broker confirmation, if applicable, as referred to in clause 4.1 and the Power of Attorney, the Agent will examine the same and use its reasonable efforts to inform the relevant Shareholder, through his Broker, as to whether the Request is accepted or rejected (and, if rejected, the reasons why) within ten Business Days of receipt of the above-mentioned documents. The Agent may reject a Request for reasons of incompleteness or incorrectness of the Election Form, the Power of Attorney or the Broker confirmation, if applicable, as referred to in clause 4.1 or in case of serious doubts with respect to the validity or authenticity of such documents. If the Agent requires further information from the relevant Shareholder in order to process the Request, then such Shareholder shall provide all necessary information and assistance required by the Agent in connection therewith.
4.6    If the Request is accepted, then the designated number of Common Shares will be taken out of the Regular Trading System or transferred to the Loyalty Intermediary Account (as applicable) and will be registered in the Loyalty Register in the name of the requesting Shareholder (and not in the name of any custodian, Broker, bank or nominee).
4.7    Without prejudice to clause 4.8, the transfer of Common Shares from the Regular Trading System or to the Loyalty Intermediary Account (as applicable) and the registration of Common Shares in the Loyalty Register will not affect the nature of such shares, nor any of the rights attached thereto. All Common Shares will continue to be part of the class of common shares in which they were issued, and any stock exchange listing or registration with the U.S. Securities and Exchange Commission shall continue to apply to such shares. All Common Shares shall be identical in all respects.
4.8    Once any number of Common Shares is included in the Loyalty Register by a Shareholder:
(a)such Shareholder shall not, directly or indirectly, sell, dispose of, trade or transfer such number of Common Shares, or otherwise grant any right or interest therein (other than to a Loyalty Transferee of such Shareholder);
(b)    such Shareholder may create or permit to exist any pledge, lien, fixed or floating charge or other encumbrance over such Common Shares or any interest in any such Common Shares, provided that the voting rights in respect of such Common Shares remain with such Shareholder at all times; and
(c)    such Shareholder wanting to, directly or indirectly, sell, dispose of, trade or transfer such number of Common Shares (other than to a Loyalty Transferee), or create or permit to exist any pledge, lien, fixed or floating charge or other encumbrance over such Common Shares or any interest in any such Common Shares without maintaining the voting rights in respect of such Common Shares, will need, either directly or through such Shareholder’s Broker pursuant to a power of attorney, to submit a De-Registration Request as referred to in clause 7.1.
4.9    In addition to the procedures referred to in clauses 3.1 and 4.3, the Company and the Agent will establish a procedure with DTC, MT and Euroclear France to facilitate the transfer of Common Shares in accordance with these Terms and Conditions.
5    SVS FOUNDATION
5.1    The SVS Foundation has the right to subscribe for newly issued Class A Special Voting Shares up to the number of Special Voting Shares included in the Company's authorized share capital from time to time.
5.2    The SVS Foundation shall not exercise its option right or hold Special Voting Shares other than to facilitate the arrangement of Special Voting Shares as set forth in the Articles of Association and these Terms and Conditions.
6    ALLOCATION OF SPECIAL VOTING SHARES
6.1    As per the date on which a number of Common Shares has been registered in the Loyalty Register in the name of one and the same Shareholder or a Loyalty Transferee of such Shareholder for an uninterrupted period of three years (the Qualification Date), such number of Common Shares will become Qualifying Common Shares and the holder thereof will be entitled to receive one Class A Special Voting Share in respect of each of such Qualifying Common Shares and any transfer of such number of Common Shares between such Shareholder and any Loyalty Transferee shall not be deemed to interrupt the three year period referred to in this clause 6.1.
6.2    On the Qualification Date, the Agent will, on behalf of the Company and the SVS Foundation and the relevant Qualifying Shareholder, process the execution of a Deed of Allocation pursuant to which such number of Class A Special Voting Shares will be allocated to the Qualifying Shareholder as will correspond to the number of newly Qualifying Common Shares.
6.3    Any allocation of Class A Special Voting Shares to a Qualifying Shareholder will be effectuated for no consideration (om niet) and be subject to these Terms and Conditions. The par value of newly issued Class A Special Voting Shares will be funded out of, and debited to, the part of the reserves of the Company that is labelled “special capital reserve”.

7    CANCELLATION OF ALL SPECIAL VOTING SHARES; EXCHANGE OF CLASS B SPECIAL VOTING SHARES
7.1    Subject to clause 7.2, all Class A Special Voting Shares may be cancelled by the Company at any time.
7.2    Cancellation of the Class A Special Voting Shares requires a resolution of the majority of at least two-thirds of the votes cast in a general meeting of the Company. The resolution of the general meeting of the Company is subject to the approval of the meeting of holders of Class A Special Voting Shares, as further set out in the Articles of Association.
7.3    Cancellation of all Class A Special Voting Shares shall take place without the repayment of the nominal value of the Class A Special Voting Shares. The nominal value will be added to the special capital reserve.
7.4    Cancellation of any Class B Special Voting Share is only possible if the Company holds such shares in treasury.
7.5    The Board may resolve at any time that Class B Special Voting Shares shall be exchanged for Class A Special Voting Shares. The Agent is authorized to implement the exchange on behalf of the Company, the SVS Foundation and the relevant Shareholder(s).
8    DE-REGISTRATION - WITHDRAWAL OF SPECIAL VOTING SHARES
8.1    A Shareholder with Common Shares registered in the Loyalty Register may at any time request the Agent acting on behalf of the Company to de-register some or all of such Common Shares registered in the Loyalty Register and, to the extent that the relevant Common Shares are held outside the Regular Trading System, to transfer such Common Shares back to the Regular Trading Register. Such a request (a De-Registration Request) must be made by the relevant Shareholder through its Broker, by submitting a duly completed De-Registration Form.
8.2    A De-Registration Request may also be made by a Shareholder directly to the Agent acting on behalf of the Company (i.e. not through the intermediary services of a Broker); provided, however, that the Agent may in such case set additional rules and procedures to validate any such De-Registration Request, including - without limitation - the verification of the identity of the relevant Shareholder and the authenticity of such Shareholder’s submission.
8.3    By means of and immediately upon a Shareholder submitting the De-Registration Form, such Shareholder shall have waived all rights to cast any votes that accrue to the Special Voting Shares concerned in the De-Registration Form.
8.4    Upon receipt of the duly completed De-Registration Form, the Agent will examine the same and procure that such number of Common Shares as specified in the De-Registration Form will be transferred from the Loyalty Intermediary Account, or, if the relevant Common Shares are held outside the Regular Trading System, to the Regular Trading System, as promptly as practicable, but in any event within three Business Days of receipt of the De-Registration Form.
8.5    Upon de-registration from the Loyalty Register, such Common Shares will no longer qualify as Electing Common Shares or Qualifying Common Shares, as the case may be, and the holder of the relevant shares will no longer be entitled to hold a corresponding number of Special Voting Shares allocated in respect of any such Common Shares which qualify as Qualifying Common Shares and will be bound to offer and transfer such number of Special Voting Shares to the Company, and the Company will accept and acquire such number of Special Voting Shares, for no consideration (om niet).
8.6    The offering and transfer of the Special Voting Shares, as referred to in clause 8.5, by the relevant Shareholder to the Company and the repurchase and acquisition of such shares by the Company will be processed by the Agent on behalf of both the Company and the relevant Shareholder, by execution of a Deed of Withdrawal.
8.7    Upon completion of the repurchase of Special Voting Shares as referred to in clauses 8.5 and 8.6, the Company may proceed with the withdrawal and cancellation of such shares or, alternatively, continue to hold such shares as treasury stock until their disposal in accordance with the Articles of Association and these Terms and Conditions.
8.8    If the Company determines (in its discretion) that a Shareholder has taken any action a principal purpose of which is to avoid the application of clause 4.8(b) regarding transfer restrictions, clause 9 regarding transfer restrictions or clause 10 regarding a Change of Control of such Shareholder, the Company may instruct the Agent to transfer such Shareholder’s number of Common Shares registered in the Loyalty Register from the Loyalty Intermediary Account, or, if the relevant Common Shares are held outside the Regular Trading System, to the Regular Trading System and such Shareholder shall immediately be deemed to have (i) waived all rights to cast any votes that accrue to any Special Voting Shares allocated in respect of such number of Common Shares and (ii) transferred such Special Voting Shares allocated in respect thereof to the Company for no consideration (om niet).
8.9    For the avoidance of doubt, no Shareholder required to transfer Special Voting Shares pursuant to clause 8.5 or clause 8.8 shall be entitled to any purchase price referred to in the articles 6.5 or 14.5 of the Articles of Association for such Special Voting Shares and each Shareholder waives its rights in that respect, which waiver the Company hereby accepts and authorizes the Agent to take any and all actions in respect of the Common Shares and Special Voting Shares to give effect to the Terms and Conditions.
9    TRANSFER RESTRICTIONS
9.1    In view of the purpose of the Special Voting Shares (as set out in clause 2) and the obligation of a Shareholder to re-transfer his Special Voting Shares to the Company as referred to in clauses 8.5, 8.8 and 10, no Shareholder shall, directly or indirectly:
(a)    sell, dispose of or transfer any Special Voting Share or otherwise grant any right or interest therein; or
(b)    create or permit to exist any pledge, lien, fixed or floating charge or other encumbrance over any Special Voting Share or any interest in any Special Voting Share.

Notwithstanding the foregoing, upon any transfer of Qualifying Common Shares to a Loyalty Transferee in accordance with these Terms and Conditions, the associated Special Voting Shares shall also be transferred to such Loyalty Transferee.
10    CHANGE OF CONTROL
10.1    Upon the occurrence of a Change of Control in respect of a Qualifying Shareholder or a Shareholder with Common Shares registered in the Loyalty Register, such Shareholder must promptly notify the Agent and the Company thereof, by submitting a Change of Control Notification, and must make a De-Registration Request as referred to in clauses 8.1 and 8.2.
10.2    The procedures described in clauses, 8.3, 8.4, 8.5, 8.6, 8.7 and 8.9 will apply accordingly to the De-Registration Request submitted pursuant to clause 10.1.
10.3    Notwithstanding that the Agent and the Company have not received a Change of Control Notification, upon the Company becoming aware that a Change of Control has occurred, the Company may provide the Agent with notice thereof and instruct the Agent to transfer such Shareholder’s shares registered in the Loyalty Register from the Loyalty Intermediary Account, or, if the relevant Common Shares are held outside the Regular Trading System, to the Regular Trading System, in which case the procedures of clauses 8.8 and 8.9 will apply mutatis mutandis.
11    BREACH, COMPENSATION PAYMENT
In the event of a breach of any of the covenants set out in clauses 4.8, 8.3, 8.5, 9 and 10.1, the relevant Shareholder shall without prejudice to the Company’s right to request specific performance, be bound to pay to the Company an amount equal to the Reference Price multiplied by the number of Special Voting Shares that are affected by the relevant breach (the Compensation Amount).
The above-mentioned obligation to pay the Compensation Amount shall constitute a penalty clause (boetebeding) as referred to in article 6:91 of the Dutch Civil Code. The Compensation Amount payment shall be deemed to be in lieu of, and not in addition to, any liability (schadevergoedingsplicht) of the relevant Shareholder towards the Company in respect of the relevant breach - so that the provisions of this clause 10 shall be deemed to be a "liquidated damages" clause (schadevergoedingsbeding) and not a "punitive damages" clause (strafbeding).
The provisions of article 6:92, paragraphs 1 and 3 of the Dutch Civil Code shall, to the maximum extent possible, not apply.
12    LOYALTY REGISTER
The Agent, acting on behalf of the Company, shall keep the Loyalty Register up to date.

13    AMENDMENT OF THESE TERMS AND CONDITIONS
13.1    These Terms and Conditions have been set by the Board on [•] 2020 and have been approved by the general meeting of the Company on [•] 2020 and became effective on the Effective Date.
13.2    These Terms and Conditions may be amended pursuant to a resolution by the Board, provided, however, that any amendment that is not merely technical and is material to Shareholders that are registered in the Loyalty Register, will be subject to the approval of the general meeting of the Company unless such amendment is required to ensure compliance with applicable law or regulations or the listing rules of any securities exchange on which the Common Shares are listed.
13.3    Any amendment of the Terms and Conditions shall require a private deed to that effect.
13.4    The Company shall publish any amendment of these Terms and Conditions on the Company’s corporate website and notify the Qualifying Shareholders of any such amendment through their Brokers.
14    COSTS
All costs of the Agent in connection with these Terms and Conditions, any Power of Attorney and any Deed of Allocation and Deed of Withdrawal, shall be for the account of the Company. Any other costs shall be for the account of the relevant Shareholder.
15    GOVERNING LAW, DISPUTES
15.1    These Terms and Conditions are governed by and construed in accordance with the laws of the Netherlands.
15.2    Any dispute in connection with these Terms and Conditions and/or the Special Voting Shares and/or Common Shares and/or Electing Common Shares and/or Qualifying Common Shares will be brought before the courts of Amsterdam, the Netherlands.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20. Indemnification of Directors and Officers
Pursuant to Dutch law, Stellantis’s Directors and officers may be liable to Stellantis for improper or negligent performance of their duties. They may in certain circumstances also be liable to third parties for damages in the event of bankruptcy, default on the payment of taxes, improper or negligent performance of their duties, or tort. In certain circumstances, Directors or officers may also incur criminal liability.
Stellantis Articles of Association provide that Stellantis will indemnify any and all of its current and former officers and Directors (including former directors and officers of PSA) who were or are made a party or are threatened to be made a party to or are involved in, any threatened, pending or completed Proceeding by reason of their position as a Director or officer of the company against any and all liabilities, damages, reasonable and documented expenses (including reasonably incurred and substantiated attorneys’ fees), financial effects of judgments, fines, penalties (including excise and similar taxes and punitive damages) and amounts paid in settlement in connection with such Proceeding. The indemnification also applies to any person who has served as the director or officer of another company of which Stellantis owns shares or is a creditor. Stellantis Articles of Association limit the right to indemnification if the director or officer is adjudged by a competent court in a final, non-appealable decision to be liable for gross negligence or willful misconduct in the performance of its duty to Stellantis.
The provisions of Dutch law governing the liability of directors and officers are mandatory in nature. Although Dutch law does not provide for any provisions with respect to the indemnification of directors and officers, the concept of indemnification of directors and officers of a company for liabilities arising from actions undertaken because of their position in the company is, in principle, accepted in the Netherlands.
FCA and PSA expect Stellantis to purchase and maintain insurance for the benefit of its Directors and officers which, subject to policy terms and limitations, includes coverage to reimburse Directors and officers of Stellantis for all costs that are incurred in the defense of any action, suit or proceeding to which such Directors or officers are made party in their capacity as such or as director or officer of a company in which Stellantis owns shares or is a creditor.
Pursuant to the combination agreement, prior to the closing of the merger, each of FCA and PSA will (and if FCA and PSA are unable to, Stellantis will), effective as of the Effective Time, obtain and fully pay for “tail” insurance policies with a claims period of at least six years from and after the closing of the merger from an insurance carrier with the same or better credit rating as FCA’s and PSA’s insurance carrier as of the date of the combination agreement with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with benefits and levels of coverage at least as favorable as FCA’s and PSA’s existing policies as of the date of the combination agreement with respect to matters existing or occurring at or prior to the closing of the merger (including in connection with the combination agreement and the other transactions contemplated by the combination agreement). If FCA, PSA and Stellantis for any reason fail to obtain such “tail” insurance policies as of the closing of the merger, Stellantis will continue to maintain in effect for a period of at least six years from and after the closing of the merger the D&O Insurance in place as of the date of the combination agreement with benefits and levels of coverage at least as favorable as provided in FCA’s and PSA’s existing policies as of the date of the combination agreement.
Item 21. Exhibits and Financial Statement Schedules
(a) Exhibits
The following exhibits are filed as part of this Registration Statement, unless otherwise indicated.

2.1	Combination Agreement by and between Fiat Chrysler Automobiles N.V. and Peugeot S.A., dated as of December 17, 2019 (included as Appendix A to the prospectus forming part of this registration statement)
2.2	Amendment to Combination Agreement by and between Fiat Chrysler Automobiles N.V. and Peugeot S.A., dated as of September 14, 2020 (included as Appendix B to the prospectus forming part of this registration statement)
2.3***	English version of the Common Draft Terms of the Cross-Border Merger, between Fiat Chrysler Automobiles N.V. and Peugeot S.A., dated as of October 27, 2020

3.1
English translation of the Articles of Association of Fiat Chrysler Automobiles N.V. (incorporated by reference to Exhibit 3.1 to Amendment No. 3 to Registration Statement on Form F-1, filed with the SEC on December 4, 2014, File No. 333-199285)

3.2
English translation of the Deed of Incorporation of Fiat Chrysler Automobiles N.V. (incorporated by reference to Exhibit 3.2 to Registration Statement on Form F-4, filed with the SEC on July 3, 2014, File No. 333-197229)

3.3	English translation of the Form of Articles of Association of Stellantis at the Governance Effective Time (included as Appendix F to the prospectus forming part of this registration statement)
3.4***	Form of Regulations of the Board of Directors of Stellantis
4.1	Terms and Conditions of the Global Medium Term Notes (incorporated by reference to Exhibit 4.1 to Registration Statement on Form F-4, filed with the SEC on July 3, 2014, File No. 333-197229)
4.2
Deed of Guarantee, dated as of March 19, 2013, by Fiat S.p.A. in favor of the Relevant Account Holders and the holders for the time being of the Global Medium Term Notes and the interest coupons appertaining to the Global Medium Term Notes (incorporated by reference to Exhibit 4.2 to Registration Statement on Form F-4, filed with the SEC on July 3, 2014, File No. 333-197229)

4.3
Indenture, dated as of April 14, 2015, between Fiat Chrysler Automobiles N.V. and The Bank of New York Mellon, as Trustee, relating to senior debt securities (incorporated by reference to Exhibit 4.1 to Report on Form 6-K, filed with the SEC on April 16, 2015, File No. 001-36675)

4.4	Form of 5.250% Global Security for Exchange Notes due 2023 (incorporated by reference to Exhibit 4.4 to Registration Statement on Form F-4, filed with the SEC on May 19, 2015, File No. 333-204303)
There have not been filed as exhibits to this Form F-4 certain long-term debt instruments, none of which relates to indebtedness that exceeds 10% of the consolidated assets of Fiat Chrysler Automobiles N.V. Fiat Chrysler Automobiles N.V. agrees to furnish the Securities and Exchange Commission, upon its request, a copy of any instrument defining the rights of holders of long-term debt of Fiat Chrysler Automobiles N.V. and its consolidated subsidiaries.
5.1***	Form of Opinion of De Brauw Blackstone Westroek N.V. as to the legality of the securities being registered
8.1**	Form of Opinion of Loyens & Loeff N.V. with respect to material Dutch tax consequences of the transaction
8.2**	Form of Opinion of Bredin Prat S.A.S. with respect to material French tax consequences of the transaction
8.3*	Form of Opinion of Cravath, Swaine & Moore LLP with respect to material U.S. tax consequences of the transaction
8.4**	Form of Opinion of Sullivan & Cromwell LLP with respect to material U.K. tax consequences of the transaction
8.5**	Form of Opinion of Maisto e Associati with respect to material Italian tax consequences of the transaction
10.1	Fiat Chrysler Automobiles N.V. Equity Incentive Plan (incorporated by reference to Exhibit 4.2 to Registration Statement on Form S-8, filed with the SEC on January 12, 2015, File No. 33-201440)
10.2	Fiat Chrysler Automobiles N.V. Remuneration Policy (incorporated by reference to Exhibit 4.3 to Registration Statement on Form S-8, filed with the SEC on January 12, 2015, File No. 333-201440)
10.3
Undertaking letter, dated December 17, 2019, by and between Exor N.V. and Fiat Chrysler Automobiles N.V. (incorporated by reference to Exhibit 4.4 to Annual Report on Form 20-F, filed with the SEC February 25, 2020, File No. 001-36675)

10.4
Undertaking letter, dated December 17, 2019, by and among Bpifrance Participations S.A., Lion Participations S.A.S. and Peugeot S.A. (incorporated by reference to Exhibit 4.7 to Annual Report on Form 20-F, filed with the SEC February 25, 2020, File No. 001-36675)

10.5
Undertaking letter, dated December 17, 2019, by and among Dongfeng Motor Group Co. Ltd., Dongfeng Motor (Hong Kong) International Co Ltd. and Peugeot S.A. (incorporated by reference to Exhibit 4.6 to Annual Report on Form 20-F, filed with the SEC February 25, 2020, File No. 001-36675)

10.6
Undertaking letter, dated December 17, 2019, by and among Établissements Peugeot Frères S.A., FFP S.A. and Peugeot S.A. (incorporated by reference to Exhibit 4.5 to Annual Report on Form 20-F, filed with the SEC February 25, 2020, File No. 001-36675)

10.7**	Undertaking letter, dated September 14, 2020, by and between Exor N.V. and Fiat Chrysler Automobiles N.V.
10.8**	Undertaking letter, dated September 17, 2020, by and among Bpifrance Participations S.A., Lion Participations S.A.S. and Peugeot S.A.

10.9**	Undertaking letter, dated September 14, 2020, by and among Dongfeng Motor Group Co. Ltd., Dongfeng Motor (Hong Kong) International Co Ltd. and Peugeot S.A.
10.10**	Undertaking letter, dated September 14, 2020, by and among Établissements Peugeot Frères S.A., FFP S.A. and Peugeot S.A.
21.1	Subsidiaries (incorporated by reference to Exhibit 8.1 to Annual Report on Form 20-F, filed with the SEC on February 25, 2020, File No. 001-36675)
23.1	Consent of EY S.p.A.
23.2	Consent of Ernst & Young et Autres and Mazars
23.3***	Consent of De Brauw Blackstone Westroek N.V. (included in Exhibit 5.1)
23.4**	Consent of Loyens & Loeff N.V. (included in Exhibit 8.1)
23.5**	Consent of Bredin Prat S.A.S. (included in Exhibit 8.2)
23.6*	Consent of Cravath, Swaine & Moore LLP (included in Exhibit 8.3)
23.7**	Consent of Sullivan & Cromwell LLP (included in Exhibit 8.4)
23.8**	Consent of Maisto e Associati (included in Exhibit 8.5)
24.1*	Power of Attorney
99.1*	Consent of Carlos Tavares
99.2	Consent of Goldman Sachs International
99.3*	Consent of d’Angelin & Co.
99.4**	Consent of Perella Weinberg UK Limited
99.5**	Consent of Fiona Clare Cicconi
99.6**	Consent of Wan Ling Martello
99.7**	Consent of James Kevin Scott
99.8***	Consent of Henri de Castries
99.9***	Consent of Jacques de Saint-Exupéry
99.10***	Consent of Nicolas Dufourcq
99.11***	Consent of Ann Frances Godbehere
99.12***	Consent of Robert Peugeot
99.13	Board Report of Fiat Chrysler Automobiles N.V. with respect to the Common Draft Terms of the Cross-Border Merger between Fiat Chrysler Automobiles N.V. and Peugeot S.A.
________________________________________________________________________________________________________________________________________________
*    Previously filed with the SEC with the Form F-4 filed on July 24, 2020.
**    Previously filed with the SEC with Amendment No. 1 to Form F-4 filed on September 28, 2020.
***    Previously filed with the SEC with Amendment No. 2 to Form F-4 filed on November 5, 2020.

Item 22. Undertakings
a.The undersigned Registrant hereby undertakes: (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means; and (ii) to arrange or provide for a facility in the United States for the purpose of responding to such requests. The undertaking in subparagraph (i) above includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.
b.The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

c.The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
d.The undersigned Registrant hereby undertakes:
1.To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
i.To include any prospectus required by Section 10(a)(3) of the Securities Act;
ii.To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;
iii.To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.
2.That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
3.To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
4.To file a post-effective amendment to the Registration Statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering.
5.That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed by the Registrant pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the Registration Statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the Registration Statement or made in a document incorporated or deemed incorporated by reference into the Registration Statement or prospectus that is part of the Registration Statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the Registration Statement or prospectus that was part of the Registration Statement or made in any such document immediately prior to such date of first use.
6.That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
i.any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

ii.any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;
iii.the portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and
iv.any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.
7.The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.
8.The Registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
9.Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in London, United Kingdom on this 16th day of November, 2020.

Fiat Chrysler Automobiles N.V.

By:	/s/ Richard K. Palmer
Name:	Richard K. Palmer
Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on November 16, 2020:

Name	Title
*
John Elkann	Chairman and Director
*
Michael Manley	Principal Executive Officer and Director
/s/ Richard K. Palmer
Richard K. Palmer	Principal Financial Officer and Director
*
Jon K. Nelson	Controller
*
John Abbott	Director
*
Andrea Agnelli	Director
*
Tiberto Brandolini d’Adda	Director
*
Glenn Earle	Director
*
Valerie A. Mars	Director
*
Ronald L. Thompson	Director
*
Michelangelo A. Volpi	Director
*
Patience Wheatcroft	Director
*
Ermenegildo Zegna	Director
*
Christopher J. Pardi	Authorized Representative in the United States

By:	/s/ Richard K. Palmer
Richard K. Palmer
Attorney-in-Fact